Form 10-K405, Exhibit 13
period 1996-12-31
WILSON BANK HOLDING CO
filed 1997-03-31
CIK 885275

                                  EXHIBIT 13.1


                           Wilson Bank Holding Company
                         Common Stock Market Information

         The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at December 31, 1996 was 1,068. Based solely on information made available to the Company from limited number of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company's stock during the years 1996 and 1995.

                                  STOCK PRICES

                       1996                    HIGH                 LOW
                  First Quarter               $27.50               $27.00
                  Second Quarter               28.00                27.50
                  Third Quarter                28.50                28.00
                  Fourth Quarter               29.50                28.50

                      1995
                  First Quarter               $25.00               $25.00
                  Second Quarter               25.50                25.00
                  Third Quarter                26.50                26.00
                  Fourth Quarter               27.00                26.50

         On January 1, 1995 and July 1, 1995 a $.35 per share cash dividend was declared and paid to shareholders of record of that date. On January 1, 1996 and July 1, 1996 a $.35 per share cash dividend was declared and paid to shareholders of record of that date. Future dividends will be dependent upon the Company's profitability, its capital needs and overall financial condition, and economic and regulatory consideration.

                      WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS UNAUDITED


                                              In Thousands, Except Per Share Information
                                                          As of December 31,
                                        ----------------------------------------------------
                                          1996        1995       1994       1993       1992
                                        ----------------------------------------------------
CONSOLIDATED
BALANCE SHEETS:
---------------

Total assets end of year                $275,304    226,689    192,406    170,737    154,117
Loans, net                              $183,642    146,738    123,177     89,730     73,846
Securities                              $ 55,545     52,023     43,128     58,186     64,231
Deposits                                $243,250    200,037    171,517    152,425    138,228
Stockholders' equity                    $ 21,252     18,398     15,618     13,996     12,014


                                                         Years Ended December 31
                                        ----------------------------------------------------
CONSOLIDATED STATEMENT                    1996        1995       1994       1993       1992
OF EARNINGS:                            ----------------------------------------------------
------------
Interest income                         $ 19,448     16,366     12,470     10,889     10,476
Interest expense                           9,797      8,425      5,604      5,074      5,306
                                        ----------------------------------------------------
  Net interest expense                     9,651      7,941      6,866      5,815      5,170

Provision for possible
 loan losses                                 685        527        298        434        439
                                        ----------------------------------------------------
Net interest income after
 provision for possible
 loan losses                               8,986      7,414      6,568      5,381      4,731
Non-interest income                        2,781      1,874      1,497      1,374      1,093
Non-interest expense                       7,254      5,871      5,287      4,015      3,165
                                        ----------------------------------------------------

Earnings before income taxes
 and cumulative effect of a change
 in accounting principle                   4,513      3,417      2,778      2,740      2,659

Income taxes                               1,406        996        678        683        670
                                        ----------------------------------------------------

  Net earnings before cumulative
   effect of a change in
   accounting principle                    3,107      2,421      2,100      2,057      1,989

Cumulative effect of a change
 in accounting principle                      --         --         --         19         --
                                        ----------------------------------------------------

  Net earnings                          $  3,107      2,421      2,100      2,076      1,989
                                        ====================================================

Cash dividends declared                 $    950        929        651        322        633
                                        ====================================================

PER SHARE DATA:
---------------

Earnings before cumulative effect
 of a change in accounting principle*   $   2.27       1.81       1.60       1.60       1.56
Net earnings*                           $   2.27       1.81       1.60       1.61       1.56
Cash dividends*                         $   0.70       0.70       0.50       0.25       0.50
Book value*                             $  15.42      13.63      11.84      10.79       9.34

RATIOS:
-------

Return on average
 stockholders' equity                      16.87%     14.33%     14.09%     16.01%     17.98%
Return on average assets                    1.27%      1.16%      1.18%      1.29%      1.44%
Capital to assets                           7.72%      8.12%      8.12%      8.20%      7.80%
Dividends declared as percentage
 of earnings                               30.58%     38.67%     31.25%     15.53%     32.05%

*On March 1, 1993 a 2 for 1 stock split in the form of a 100% stock dividend was declared. All data with respect to earnings per share has been adjusted to reflect this transaction.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS



GENERAL

         Effective November 17, 1992, Wilson Bank Holding Company (the "Company") acquired 100% of the common stock of Wilson Bank and Trust, and accordingly, became a bank holding company. Management believes that the holding company structure permits greater flexibility in the expansion of the Company's present business and will allow the Company to be more responsive to its customers' broadening and changing financial needs.

         During 1996, the Company and other organizers consisting primarily of residents of DeKalb and Smith Counties formed DeKalb Community Bank and Community Bank of Smith County. The Company acquired 50% of the common stock of each bank. Each of the banks were capitalized with $3,500,000; and accordingly, the Company's investment in each bank was $1,750,000. DeKalb Community Bank and Community Bank of Smith County are accounted for as consolidated subsidiaries of the Company and their accounts are included in the consolidated financial statements. The equity and earnings applicable to the minority stockholders are shown as minority interest in the consolidated financial statements.

         The Company's subsidiary bank are community banks headquartered in Lebanon, Smithville and Carthage, Tennessee, serving Wilson County, DeKalb County and Smith County, Tennessee as their primary market areas. The subsidiary banks have nine locations including their three main offices. DeKalb and Smith Counties adjoin Wilson County. Management believes that these counties offer an environment for continued growth, and the Company's target market is local consumers, professionals and small businesses. The banks offer a wide range of banking services, including checking, savings, and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers custodial and trust services and an investment center which offers a full line of investment services to its customers.

         During 1997, Wilson Bank and Trust plans to open a branch facility in Hartsville, Trousdale County, Tennessee which also adjoins Wilson County. DeKalb Community Bank also plans a branch expansion in Alexandria, DeKalb County, Tennessee.

         The following discussion and analysis is designed to assist readers in their analysis of the Company's consolidated financial statements and must be read in conjunction with such consolidated financial statements.

RESULTS OF OPERATIONS

         Net earnings for the year ended December 31, 1996 were $3,107,000 an increase of $686,000 or 28.3% over 1995. Net earnings for the year ended December 31, 1995 totaled $2,421,000 which was an increase of $321,000 or 15.3% from $2,100,000 for 1994. On a per share basis, net income equaled $2.27 in 1996, $1.81 in 1995 and $1.60 in 1994.

NET INTEREST INCOME

         Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company's earnings. Total interest income in 1996 was $19,448,000 compared with $16,366,000 in 1995 and $12,470,000 in 1994. The increase in total interest income in 1996 was primarily due to a $34.8 million or 17.9% increase in average earning assets over 1995. Average earning assets increased $28.9 million from December 31, 1994 to December 31, 1995. The average interest rate earned on earning assets was 8.73% in 1996 compared with 8.68% in 1995 and 7.90% in 1994.

         Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on nonaccrual loans totaled $12,000 in 1996 and $7,000 in 1995.

         Total interest expense for 1996 was $9,797,000, an increase of $1,372,000 or 16.3%, compared to total interest expense of $8,425,000 in 1995. The increase in total interest expense was due

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


to an increase in average interest bearing liabilities of approximately $30,642,000 offset by a decrease in the weighted average cost of funds from 4.44% to 4.38%. Interest expense increased from $5,604,000 in 1994 to $8,425,000 in 1995 or an increase of $2,821,000 or 50.3%. The increase in 1995 was due to a $27,763,000 increase in average interest bearing liabilities and an increase in the weighted average cost of funds from 3.46% to 4.44%.

         Net interest income for 1996 totaled $9,651,000 as compared to $7,941,000 and $6,866,000 in 1995 and 1994, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), increased to 4.35% for 1996 as compared to 4.24% in 1995. The net interest spread was 4.44% in 1994. The net interest yield, which is net interest income expressed as a percentage of average earning assets, increased to 4.46% for 1996 compared to 4.35% in 1995 and 4.52% in 1994. Interest rates in general decreased slightly during 1996 but are expected to remain stable in 1997. The Company is in a position to reprice its liabilities faster than the assets are repricing. Accordingly, management expects the projected stable interest rates to have an insignificant impact on the net interest yield and net interest income.

PROVISION FOR POSSIBLE LOAN LOSSES

         The provision for loan losses represents a charge to earnings necessary to establish an allowance for possible loan losses that, in management's evaluation, is adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 1996 provision for loan losses was $665,000, an increase of $138,000 from the provision of $527,000 in 1995. Net charge-offs increased to $157,000 in 1996 from $139,000 in 1995. Net charge-offs in 1994 totaled $45,000. The ratio of net charge-offs to average total outstanding loans in 1996 was .09% and in 1995 was .10%. The provision for loan losses in 1996 exceeded net charge-offs by $508,000 compared to $388,000 in 1995 and $253,000 in 1994.

         The provision for loan losses raised the allowance for possible loan losses (net of charge-offs and recoveries) to $2,452,000 at December 31, 1996 from $1,944,000 and $1,556,000 at December 31, 1995 and 1994, respectively.
This represents a 26.1% increase in the allowance at December 31, 1996 over December 31, 1995. The allowance for possible loan losses was 1.32% of total loans outstanding at December 31, 1996 compared to 1.31% at December 31, 1995 and 1.25% at December 31, 1994. Additionally, as a percentage of nonperforming loans at year end 1996, 1995 and 1994, the allowance for loan losses represented 235%, 675% and 362%, respectively.

         The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. Management believes the allowance for possible loan losses at December 31, 1996 to be adequate.

NON-INTEREST INCOME

         The components of the Company's non-interest income include service charges on deposit accounts, other fees, gains on sale of loans, net gains on sale of fixed assets and minority interest in net losses of subsidiaries. Total non-interest income for 1996 was $2,781,000 compared with $1,874,000 in 1995 and $1,497,000 in 1994. The 48.4% increase over 1995 was primarily due to increases in service charges on deposit accounts (which increased $277,000), other fees (which increased $436,000), net gains on sales of loans (which increased $122,000) and minority interest in net losses of subsidiaries (which increased $77,000). Management projects that gains on sales of loans will increase in 1997 due to increases in loan demand in the existing market, improved marketing plans and expansion into a broader market area. Management intends to continue to aggressively market the services of the trust department; however, trust income is not expected to have a significant impact on earnings in the immediate future.


NON-INTEREST EXPENSES

         Non-interest expenses consist primarily of employee costs, occupancy expenses, furniture and equipment expenses, loss on sale of other real estate,

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


FDIC insurance, Directors' fees, other operating expenses and security losses. Total non-interest expenses for 1996 increased 23.6% to $7,254,000 from $5,871,000 in 1995. The 1995 non-interest expense was up 11.0% over 1994 which totaled $5,287,000. The increases in non-interest expenses resulted primarily from increases in employee salaries and related benefits. This increase was principally due to an increase in the number of employees necessary to support the Company's expanded operations including the two new bank subsidiaries. The FDIC insurance premiums decreased from $198,000 in 1995 to $3,000 in 1996 or $195,000. The decrease from 1994 to 1995 was $148,000. The decrease in 1996 resulted from a suspension of premiums as of January 1, 1996 due to full capitalization of the FDIC insurance fund. The decrease in 1995 FDIC premiums resulted from a reduction in the assessment rate from .23% to .04% of eligible deposits (the lowest rate under the newly enacted risk based assessment regulations) effective June 1, 1995. Other operating expenses increased to $1,810,000 in 1996 from $1,397,000 in 1995. These expenses included data processing, supplies and general operating expenses, which increased as a result of continued growth of the Company and expansion into new market areas.

INCOME TAXES

         The Company's income tax expense was $1,406,000 for 1996 an increase of $410,000 from 1995. The percentage of income tax expense to earnings before taxes increased to 31.2% in 1996 from 29.1% in 1995. The percentage was 24.4% in 1994. The percentage for 1996 as compared to 1995 increased as a result of a $137,000 in net operating losses of 50% owned bank subsidiaries not recognized for Federal tax purposes and a decrease in the percentage of interest income exempt from Federal income taxes to earnings before taxes from 30.8% in 1995 to 25.7% in 1996. The increase from 1994 to 1995 is due to a decrease of $172,000 in interest income which is exempt from Federal income taxes.


FINANCIAL CONDITION


         BALANCE SHEET SUMMARY. The Company's total assets increased $48,615,000 or 21.4% to $275,304,000 at December 31, 1996, after increasing 17.8% in 1995 to
$226,689,000 at December 31, 1995. Loans, net of allowance for possible loan losses, totaled $183,642,000 at December 31, 1996, a 25.1% increase compared to December 31, 1995. Investment securities increased in 1996, primarily as a result of the increased deposits. At year end 1996 securities totaled $55,545,000, an increase of 6.8% from $52,023,000 at December 31, 1995. The increase in securities in 1996 is net of a $160,000 decrease in unrealized gains on securities available-for-sale.


         Total liabilities increased $45,761,000 at December 31, 1996 to $254,052,000 compared to $208,291,000 at December 31, 1995. This increase was composed primarily of the $43,213,000 increase in total deposits to $243,250,000 (a 21.6% increase). Securities sold under repurchase agreements decreased to $5,616,000 from $6,693,000 at the respective year ends 1996 and 1995.


         Stockholders' equity increased $2,854,000 or 15.5% due to net earnings and sales of stock pursuant to the Company's Dividend Reinvestment Plan, net of dividends paid on the Company's common stock and $100,000 decrease in net unrealized gains on available-for-sale securities. A more detailed discussion of assets, liabilities and capital follows.


         The Company currently expects to open two new branch facilities during 1997. The estimated cost for the physical assets is currently estimated to be $1,000,000.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


LOANS:

Loan categories are as follows:

                                      1996                    1995
                              AMOUNT     PERCENTAGE     AMOUNT    PERCENTAGE
                             --------    ----------    --------   ----------
                                 (In Thousands)            (In Thousands)
Commercial, financial,
 and agricultural            $ 57,449       30.6%      $ 55,081       36.7%
Installment                    32,558       17.3         23,615       15.7
Real estate-
 mortgage                      80,955       43.1         62,349       41.5
Real estate-
 construction                  16,828        9.0          9,022        6.1
                             --------      -----       --------      -----


TOTAL                        $187,790      100.0%      $150,067      100.0%
                             ========      =====       ========      =====

         Loans are the largest component of the Company's assets and are its primary source of income. The Company's loan portfolio, net of allowance for loan loses, increased 25.1% by year end 1996. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31 1996 and 1995.


         As represented in the table, primary loan growth was in real estate mortgage loans and installment loans. Real estate mortgage loans increased 29.8% in 1996 and at December 31, 1996 comprised 43.1% of total loans compared to 41.5% of total loans at December 31, 1995. This increase was primarily due to the favorable interest rate environment and the Company's ability to increase its market share of such loans while maintaining its loan underwriting standards. Installment loans increased 37.9% in 1996 and comprise 17.3% of the total loan portfolio at December 31, 1996, compared to 15.7% at December 31, 1995. Real estate construction loans increased 86.5% from December 31, 1996 to December 31, 1995 and as a percentage of the total loan portfolio they increased from 6.1% to 9.0%.

         Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans, and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 1996, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.

         Non-performing loans, which include non-accrual loans and loans 90 days past due, totaled $1,054,000 at December 31, 1996, an increase from $288,000 at December 31, 1995. Non-accrual loans are loans on which accrual of interest is stopped when management believes collection of such interest is doubtful due to management's evaluation of the borrower's financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower's ability to

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


pay. Non-accrual loans totaled $260,000 at December 31, 1996 compared to $117,000 at December 31, 1995. Loans 90 days past due, as a component of non-performing loans, increased to $794,000 at December 31, 1996 from $171,000 at December 31, 1995. This increase is primarily a result of a corresponding increase in real estate mortgage loans and installment loans that are 90 days past due. The Bank had no renegotiated loans, which would have been included in non-performing loans.

         The Company also internally classifies loans about which management questions the borrower's ability to comply with the repayment terms of the loan agreement. These internally classified loans, inclusive of certain non-performing loans, totaled $561,000 at December 31, 1996 as compared to $1,631,000 at December 31, 1995. Of the internally classified loans at December 31, 1996, $165,000 are real estate related loans and $396,000 are various other types of loans. The internally classified loans as a percentage of the allowance for possible loan losses were 22.9% and 83.9%, respectively, at December 31, 1996 and 1995.

         The allowance for possible loan losses is discussed under "Provision for Possible Loan Losses." The Company maintains its allowance for possible loan losses at an amount deemed by management to be adequate to provide for the possibility of loan losses in the loan portfolio.

         Essentially all of the Company's loans were from the Wilson County and adjoining county area. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment (at December 31, 1996 no single industry segment accounted for more than 10% of the Company's portfolio), as well as by identification of credit risks.

         The Company's management believes there is a significant opportunity to continue to increase the loan portfolio in the Company's primary market area. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending. Although it is the Company's objective to achieve a loan portfolio equal to approximately 75% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will determine the size of the loan portfolio in a given economic climate. This is reflected in the past two years when the Company's average loan to average deposit ratio was 77.0% and 73.3%. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company will sell loans it generates to other financial institutions if the transaction profits the Company and improves the liquidity of the loan portfolio. The Company seeks to build a loan portfolio which is capable of adjusting to swings in the interest rate market, and it is the Company's policy to maintain a diverse loan portfolio not dependent on any particular market or industrial segment.


SECURITIES


         Securities increased 6.8% to $55,545,000 at year end 1996 from $52,023,000 at December 31, 1995, and comprised the second largest and other primary component of the Company's earning assets. This increase followed a 20.6% securities portfolio decrease from year end 1994 to 1995. The growth in securities in 1996 resulted from continued deposit growth in excess of funds necessary to fund loan growth.

         The primary increase in the Company's securities portfolio was in obligations of state and political subdivisions which increased $2,491,000 or 13.7% in 1996. Mortgage-backed securities decreased $1,376,000 or 12.7%. The average yield of the securities portfolio at December 31, 1996 was 6.9% with an average maturity of 2.9 years, as compared to an average yield of 7.0% and an average maturity of 3.8 years at December 31, 1995.

         Effective January 1, 1994 the Company adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


Equity Securities". Under the provisions of the Statement, securities are to be classified in three categories and accounted for as follows:


- Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

- Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

- Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity.

The Company's classification of securities as of December 31, 1996 is as follows:

                                                 (In Thousands)
                                 ------------------------------------------------
                                    HELD-TO-MATURITY         AVAILABLE-FOR-SALE
                                    ----------------         ------------------
                                              Estimated                 Estimated
                                 Amortized      Market     Amortized      Market
                                    Cost        Value         Cost        Value
                                 ---------    ---------    ---------    ---------
 U.S. Treasury and
   other U.S.
   Government
   agencies and
   Corporations                   $ 3,097        3,088       22,317       22,267
 Obligations of
   states and
   political
   subdivisions                    15,961       16,173        4,561        4,727
 Mortgage-backed
   securities                       7,477        7,441        2,010        2,016
                                  -------       ------       ------       ------

                                  $26,535       26,702       28,888       29,010
                                  =======       ======       ======       ======


No securities have been classified as trading securities.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         The classification of a portion of the securities portfolio as available for sale was made to provide for more flexibility in asset/liability management and capital management.

         The effect of the adoption of SFAS No. 115 was to increase the capital of the Company as of January 1, 1994 by $595,000 which represents the unrealized appreciation in securities available-for-sale of $959,000 less applicable taxes of $364,000. The net increase in capital for the year ended December 31, 1995 totaled $519,000 which represents the unrealized appreciation in securities available-for-sale of $836,000 less applicable tax expense of $317,000. During the year ended December 31, 1996, the net decrease in capital totaled $100,000 which represents a decrease in the unrealized appreciation in securities available-for-sale of $161,000 less applicable tax benefit of $61,000.

         In November, 1995 the Financial Accounting Standards Board issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" which permits the reassessment of the appropriateness of the classifications of all securities by December 31, 1995. Reclassifications from the held-to-maturity classification that result from this one-time reassessment will not call into question the intent of an entity to hold other debt securities to maturity in the future. The Company transferred securities with an amortized cost of $1,095,000 (market value - $1,088,000) to the available-to-sale classification in December 1995 pursuant to these provisions.

DEPOSITS

         The increases in assets in 1996 and 1995 were funded primarily by increases in deposits. Total deposits, which are the principal source of funds for the Company, totaled $243,250,000 at December 31, 1996 compared to $200,037,000 and $171,566,000 at December 31, 1995 and 1994, respectively. The
Company has targeted local consumers, professionals, and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, DeKalb County and Smith County areas are growing economic markets offering growth opportunities for the Company; however, the Company competes with several of the larger bank holding companies that have bank offices in these counties; and therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management believes that the market share will be maintained or expanded.

         The $43,213,000 or 21.6% growth in deposits in 1996 consisted of changes in several deposit categories: savings accounts decreased $202,000 (2.1%) to $9,413,000; total certificates of deposit increased $28,067,000 (27.5%) to $130,267,000; money market demand accounts increased $7,294,000 (19.5%) to $44,649,000 and demand deposits increased $6,411,000 (30.8%) to
$27,205,000.

         The average rate paid on average total interest-bearing deposits was 4.85% for 1996, compared to 4.91% for 1995. The average rate paid in 1994 was 3.83%.

         The ratio of average loans to average deposits was 77.0% in 1996 compared with 73.3% and 67.8% in 1995 and 1994, respectively.

LIQUIDITY AND ASSET MANAGEMENT

         The Company's management seeks to maximize net interest income by managing the Company's assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents and investment securities and money market instruments that will mature within one year. At December 31, 1996, the Company's liquid assets approximated $31 million.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         The Company's primary source of liquidity is a stable core deposit base. In addition short-term investments, loan payments and investment security maturities provide a secondary source.

         Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Company's rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments.

         At December 31, 1996, the Company had a liability sensitive position (a negative gap) for 1997. Liability sensitivity means that more of the Company's liabilities are capable of repricing over certain time frames than assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing. The 1996 net earnings would have deteriorated in a rising rate environment as compared with the fairly stable rate environment. The 1995 and 1994 earnings were reduced by the rising interest rates experienced in 1995 and 1994.


The following table shows the rate sensitivity gaps for different time periods as of December 31, 1996:


 INTEREST RATE SENSITIVITY GAPS                                             One Year
 December 31, 1996:                    1-90         91-180      181-365       and
 (In Thousands)                        Days          Days         Days       Longer       Total
------------------------------      ------------------------------------------------------------
 Interest-earning assets            $  67,083       27,855       30,986      128,560     254,484
 Interest-earning liabilities         113,083       40,927       39,780       27,871     221,661
                                    ------------------------------------------------------------
 Interest-rate sensitivity gap      $ (46,000)     (13,072)      (8,794)     100,689      32,823
                                    ============================================================

   Cumulative gap                   $ (46,000)     (59,072)     (67,866)      32,823
                                    ------------------------------------------------------------


         At the present time there are no known trends or any known commitments, demands, events or uncertainties that will result in or that are reasonably likely to result in the Company's liquidity changing in any material way.

CAPITAL POSITION AND DIVIDENDS

         CAPITAL. At December 31, 1996, total stockholders' equity was $21,252,000 or 7.7% of total assets, which compares with $18,398,000 or 8.1% of total assets at December 31, 1995, and $15,618,000 or 8.1% of total assets at December 31, 1994. The dollar increase in stockholders' equity during 1996 reflects (i) the Company's net income of $3,107,000 less cash dividends of $.70 per share totaling $950,000, (ii) the issuance of 28,458 shares of common stock for $797,000 in lieu of payment of cash dividends and (iii) reduction in the net unrealized gains on available-for-sale securities of $100,000.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         The Company's principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Company and its subsidiary banks. These guidelines classify capital into two categories of Tier I and Tier II capital. Total capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which the Company and subsidiary banks have none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. The risk-based capital guidelines require the subsidiary banks and the Company to have a total risk-based capital ratio of 8.0% and a Tier I risk-based capital ratio of 4.0%. At December 31, 1996 the Company's total risk-based capital ratio was 15.0% and its Tier I risk-based capital ratio was 13.7%, respectively, compared to a ratios of 13.8% and 12.5%, respectively at December 31, 1995. The required Tier I leverage capital ratio (Tier I capital to average assets for the most recent quarter) for the Company is 4%. At December 31, 1996, the Company had a leverage ratio of 9.2% compared to 8.2% at December 31, 1995.


SUPERVISION AND REGULATION

         Bank Holding Company Act of 1956. As a Bank Holding Company, the Company is subject to regulation under the Bank Holding Company Act of 1956 (the "Act"), and the regulations adopted by the Board of Governors of the Federal Reserve System (the "Board") under the Act. The Company is required to file reports with, and is subject to examination to by, the Board. The subsidiary banks are Tennessee state chartered banks, and are therefore subject to the supervision of and is regularly examined by the Tennessee Department of Financial Institutions (the "TDFI") and the Federal Deposit Insurance Corporation ("FDIC").

         Under the Act, a bank holding company may not directly or indirectly acquire the ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Board. In addition, bank holding companies are generally prohibited under the Act from engaging in non-banking activities, subject to certain exceptions. Under the Act, the Board is authorized to approve the ownership by a bank holding company of shares of any company whose activities have been determined by the Board to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto.

         Under the Tennessee Bank Structure Act, a bank holding company which controls 30% or more of the total deposits (excluding certain deposits) in all federally insured financial institutions in Tennessee is prohibited from acquiring any bank in Tennessee. Furthermore, no bank holding company may acquire any bank in Tennessee that has been in operation less than five years or organize a new bank in Tennessee, except in the case of certain interim bank mergers and acquisitions of banks in financial difficulty. State banks and national banks in Tennessee, however, may establish branches anywhere in the state.

         Recently, Congress enacted the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") which authorizes interstate acquisitions of banks and bank holding companies without geographic limitation beginning June 1, 1997. In addition, on that date, the IBBEA authorizes a bank to merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of the IBBEA and May 1, 1997. Tennessee has enacted interstate branching laws in response to the federal law which, effective June 1, 1997, will prohibit the establishment or acquisition in Tennessee by any bank of a branch office, branch bank or other branch facility in Tennessee except (i) a Tennessee-chartered Bank (ii) a national bank which has its main office in Tennessee, or (iii) a bank which merges or consolidates with a Tennessee-chartered bank or a national bank with its main office in Tennessee.

         The Company and the subsidiary banks are subject to certain restrictions imposed by the Federal Reserve Act and the Federal Deposit Insurance Act, respectively, on any extensions of credit to the

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


Company or the subsidiary banks, on investments in the stock or other securities of the Company or the subsidiary banks, and on taking such stock or other securities as collateral for loans of any borrower.

         FDICIA. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking regulators have assigned each insured institution to one of five categories ("well capitalized," "adequately capitalized" or one of three under capitalized categories) based upon the three measures of capital adequacy discussed above. Institutions which have a Tier I leverage capital ratio of 5%, a Tier I risk based capital ratio of 5% and a total risk based capital ratio of 10% are defined as "well capitalized". All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any of its capital requirements for "adequately capitalized" status. The subsidiary banks currently meet the requirements for "well capitalized" status.


         An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized institution") may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days (which must be guaranteed by the institution's holding company); (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The bank regulatory agencies have discretionary authority to reclassify a well capitalized institution as adequately capitalized or to impose on an adequately capitalized institution requirements or actions specified for undercapitalized institutions if the agency determines that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice.

         A "significantly undercapitalized" institution may be subject to a number of additional requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized," requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.


         Under FDICIA, bank regulatory agencies have prescribed standards for all insured depository institutions and their holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares and such other standards as the agencies deem appropriate.


         As a result of a federal law enacted in 1991 requiring each federal banking agency to revise its risk-based capital standards to insure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, each of the federal banking agencies has revised the risk-based capital guidelines described above to take account of concentration of credit risk and risk of non-traditional activities. In addition, the Board and the FDIC recently adopted a new rule that amended, effective September 1, 1995, the capital standards to include explicitly a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor to be considered in evaluating a bank's capital adequacy. This rule does not codify a measurement framework for assessing the level of a bank's interest rate exposure. These agencies, together with the Office of the Comptroller of the Currency have issued for comment a joint policy statement that describes the process to be used to measure and assess the exposure of a bank's net economic value to changes in interest rates. These agencies have indicated that they intend to issue a proposed rule that would establish an explicit minimum capital charge for interest rate risk based on the level of a bank's measured interest rate exposure. The agencies intend to implement the proposed rule after they and the banking industry have had more experience with the proposed supervisory and measurement process.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         Pursuant to FDICIA, the FDIC has established a risk-based assessment system for deposit insurance. Under the risk-based assessment regulations, insured institutions such as the Bank, are assigned an assessment risk classification based upon capital levels and supervisory evaluations. On August 8, 1995, the FDIC voted to reduce the assessment rates paid by most banks. Under the revised rate structure, the best-rated banks would pay an assessment at 0.04% of insured deposits, while the weakest banks would continue to pay at a 0.31% rate. The revised rate structure became effective on a retroactive basis as of June 1, 1995. As a result of the revised rate structure, the Company received a refund of $111,000 in the third quarter of 1995. On November 14, 1995, the FDIC further reduced the rate structure starting in January, 1996. Under the 1996 rate structure, the best rated banks will pay only the statutory minimum assessment of $2,000 per year while the weakest banks will pay at a rate of 0.27% of insured deposits. Wilson Bank and Trust paid the statutory annual minimum assessment of $2,000 per year and DeKalb Community Bank paid $1,000 for the half year it was in operation. Effective January 1, 1997 the banks will be required to pay an annual assessment of .01296% of insured deposits.


         Management is not aware of any current recommendations by the regulatory authorities which, if implemented, would have a material effect on the Registrant's liquidity, capital resources or operations.

         Monetary Policy. The subsidiary banks are affected by commercial bank credit policies of regulatory authorities, including the Board. An important function of the Board is to regulate the national supply of bank credit in order to attempt to combat recessionary and curb inflationary pressures. Among the instruments of monetary policy used by the Board to implement these objectives are: open market operations in U.S. Government securities, changes in discount rates on member borrowings, changes in reserve requirements against bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. These means are used in varying combinations to influence overall growth of bank loans, investments and deposits, and may also affect interest rates charged on loans or paid on deposits. The monetary policies of the Board have had a significant effect on the operating results of commercial banks, including nonmembers as well as members, in the past and are expected to continue to do so in the future.

IMPACT OF INFLATION

         Although interest rates are significantly affected by inflation, the inflation rate is immaterial when reviewing the Company's results of operations.

                           WILSON BANK HOLDING COMPANY

                        Consolidated Financial Statements

                           December 31, 1996 and 1995

                   (With Independent Auditor's Report Thereon)

                    [LETTERHEAD] MAGGART & ASSOCIATES, P.C.


                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Wilson Bank Holding Company


We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, effective January 1, 1994, the Company changed its method of accounting for debt and equity securities to comply with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities".


                                    /s/ Maggart & Associates, P.C.


Nashville, Tennessee
January 10, 1997

                           WILSON BANK HOLDING COMPANY

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995


                                                                             In Thousands
                                                                          ------------------
                                                                            1996       1995
                                                                          --------   -------
             ASSETS
             ------

Loans, net of allowance for possible loan losses of $2,452,000
  and $1,944,000, respectively                                            $183,642   146,738
Securities:
  Held-to-maturity, at amortized cost (market value $26,702,000
   and $25,558,000, respectively)                                           26,535    25,391
  Available-for-sale, at market (amortized cost $28,888,000 and
   $26,350,000, respectively)                                               29,010    26,632
                                                                          --------   -------
      Total securities                                                      55,545    52,023
                                                                          --------   -------

Loans held for sale                                                          2,219     1,715
Interest-bearing deposits in financial institutions                             --       100
Federal funds sold                                                          10,626     8,042
                                                                          --------   -------
      Total earning assets                                                 252,032   208,618
                                                                          --------   -------

Cash and due from banks                                                      9,938     9,147
Premises and equipment, net                                                  9,614     6,121
Accrued interest receivable                                                  2,063     1,896
Organizational costs, net of accumulated amortization
  of $32,000 and $16,000, respectively                                         104         9
Deferred income taxes                                                          612       349
Other assets                                                                   941       549
                                                                          --------   -------

                                                                          $275,304   226,689
                                                                          ========   =======

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------

Deposits                                                                  $243,250   200,037
Securities sold under repurchase agreements                                  5,616     6,693
Accrued interest and other liabilities                                       1,761     1,561
Minority interest                                                            3,425        --
                                                                          --------   -------
      Total liabilities                                                    254,052   208,291
                                                                          --------   -------

Stockholders' equity:
  Common stock, par value $2.00 per share, authorized 5,000,000,
   1,378,074, and 1,349,616 shares issued and outstanding, respectively      2,756     2,699
  Additional paid-in capital                                                 6,684     5,944
  Retained earnings                                                         11,737     9,580
  Net unrealized gains on available-for-sale securities net of taxes
   of $46,000 and $107,000, respectively                                        75       175
                                                                          --------   -------
      Total stockholders' equity                                            21,252    18,398
                                                                          --------   -------

COMMITMENTS AND CONTINGENCIES
                                                                          $275,304   226,689
                                                                          ========   =======



See accompanying notes to consolidated financial statements.

                          WILSON BANK HOLDING COMPANY

                       CONSOLIDATED STATEMENTS OF EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 1996


                                                                         In Thousands
                                                                   Except Per Share Amounts
                                                           ---------------------------------------
                                                               1996           1995          1994
                                                               ----           ----          ----
Interest income:
  Interest and fees on loans                               $    15,725        12,763         9,139
  Interest and dividends on securities:
   Taxable securities                                            1,934         1,792         1,769
   Exempt from Federal income taxes                              1,161         1,054         1,226
  Interest on loans held for sale                                  106           126            97
  Interest on Federal funds sold                                   517           622           213
  Interest on interest-bearing deposits in financial
   institutions                                                      5             9            26
                                                           -----------     ---------     ---------
       Total interest income                                    19,448        16,366        12,470
                                                           -----------     ---------     ---------

Interest expense:
  Interest on negotiable order of withdrawal accounts              479           471           389
  Interest on money market accounts and savings accounts         1,885         1,465           907
  Interest on certificates of deposit                            7,011         6,142         4,159
  Interest on securities sold under repurchase
   agreements                                                      422           347           149
                                                           -----------     ---------     ---------
       Total interest expense                                    9,797         8,425         5,604
                                                           -----------     ---------     ---------

Net interest income before provision for loan losses             9,651         7,941         6,866
Provision for possible loan losses                                (665)         (527)         (298)
                                                           -----------     ---------     ---------
Net interest income after provision for possible loan
  losses                                                         8,986         7,414         6,568
Non-interest income                                              2,781         1,874         1,497
Non-interest expense                                            (7,254)       (5,871)       (5,287)
                                                           -----------     ---------     ---------

       Earnings before income taxes                              4,513         3,417         2,778

Income taxes                                                     1,406           996           678
                                                           -----------     ---------     ---------

       Net earnings                                        $     3,107         2,421         2,100
                                                           ===========     =========     =========

  Net earnings per common share                            $      2.27          1.81          1.60
                                                           ===========     =========     =========

Weighted average number of shares outstanding                1,368,675     1,339,070     1,310,795
                                                           ===========     =========     =========




See accompanying notes to consolidated financial statements.

                          WILSON BANK HOLDING COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                      THREE YEARS ENDED DECEMBER 31, 1996

                                                                                                  Net
                                                                                               Unrealized
                                                                                               Gain (Loss)
                                                                Additional                     On Available
                                                  Common          Paid-In       Retained         For-Sale
                                                   Stock          Capital       Earnings        Securities        Total
                                                  -------        ----------     --------       ------------      ------
Balance December 31, 1993                         $ 2,594          4,763          6,639              --          13,996

Cash dividends declared,
   $.50 per share                                      --             --           (651)             --            (651)

Issuance of 21,993 shares of stock
   pursuant to dividend reinvestment
   plan                                                44            473             --              --             517

Effect of change to market value method
   of accounting for debt and equity
   securities as of January 1, 1994                    --             --             --             595             595

Net change in unrealized gain (loss) on
   available-for-sale securities during
   the year, net of tax benefits
   of $574,000                                         --             --             --            (939)           (939)

Net earnings for year                                  --             --          2,100              --           2,100
                                                  -------          -----         ------            ----          ------

Balance December 31, 1994                           2,638          5,236          8,088            (344)         15,618

Cash dividends declared,
   $.70 per share                                      --             --           (929)             --            (929)

Issuance of 30,482 shares of stock
   pursuant to dividend reinvestment
   plan                                                61            708             --              --             769

Net change in unrealized gain (loss) on
   available-for-sale securities during
   the year, net of taxes of $317,000                  --             --             --             519             519

Net earnings for year                                  --             --          2,421              --           2,421
                                                  -------          -----         ------            ----          ------

Balance December 31, 1995                           2,699          5,944          9,580             175          18,398

Cash dividends declared,
   $.70 per share                                      --             --           (950)             --            (950)

Issuance of 28,458 shares of stock
   pursuant to dividend reinvestment
   plan                                                57            740             --              --             797

Net change in unrealized gain on
   available-for-sale securities during
   the year, net of taxes of $61,000                   --             --             --            (100)           (100)

Net earnings for year                                  --             --          3,107              --           3,107
                                                  -------          -----         ------            ----          ------

Balance December 31, 1996                         $ 2,756          6,684         11,737              75          21,252
                                                  =======          =====         ======            ====          ======


See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 1996

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                             In Thousands
                                                                    ------------------------------
                                                                      1996        1995       1994
                                                                      ----        ----       ----
Cash flows from operating activities:
  Interest received                                                 $ 19,236     15,731     12,556
  Fees received                                                        2,213      1,328      1,098
  Proceeds from sale of loans                                         31,803     24,018     28,314
  Origination of loans held for sale                                 (31,816)   (24,356)   (25,703)
  Interest paid                                                       (9,814)    (7,883)    (5,397)
  Cash paid to suppliers and employees                                (6,756)    (5,320)    (4,680)
  Income taxes paid                                                   (1,595)    (1,018)      (755)
                                                                    --------    -------    -------
       Net cash provided by operating activities                       3,271      2,500      5,433
                                                                    --------    -------    -------

Cash flows from investing activities:
  Purchase of available-for-sale securities                           (9,757)   (16,241)   (21,768)
  Proceeds from sales of available-for-sale securities                    --      4,542     17,104
  Proceeds from maturities of available-for-sale securities            7,264      1,914     12,784
  Purchase of held-to-maturity securities                             (4,143)    (1,090)    (1,411)
  Proceeds from maturities of held-to-maturity securities              2,999      2,825      7,813
  Loans made to customers, net of repayments                         (37,569)   (24,088)   (33,615)
  Purchase of bank premise and equipment                              (4,162)    (1,127)    (2,123)
  Proceeds from maturities of interest-bearing deposits in
   financial institutions                                                100         --        300
  Proceeds from sale of fixed assets                                      --         14        130
  Proceeds from sales of other real estate                                --         20          9
  Payments for organization costs                                       (111)        --         --
                                                                    --------    -------    -------
       Net cash used in investing activities                         (45,379)   (33,231)   (20,777)
                                                                    --------    -------    -------

Cash flows from financing activities:
  Net increase in non-interest bearing, savings and NOW deposit
   accounts                                                           14,302     12,311      8,804
  Net increase in time deposits                                       28,911     16,210     10,288
  Proceeds from sale of securities under agreements to repurchase         --      2,384        803
  Payments on securities under agreements to repurchase               (1,077)        --         --
  Dividends paid                                                        (950)      (929)      (651)
  Proceeds from sale of common stock                                     797        769        517
  Proceeds from sale of subsidiaries stock to minority
   shareholders                                                        3,500         --         --
                                                                    --------    -------    -------
       Net cash provided by financing activities                      45,483     30,745     19,761
                                                                    --------    -------    -------

Net increase in cash and cash equivalents                              3,375         14      4,417

Cash and cash equivalents at beginning of year                        17,189     17,175     12,758
                                                                    --------    -------    -------

Cash and cash equivalents at end of year                            $ 20,564     17,189     17,175
                                                                    ========    =======    =======


See accompanying notes to consolidated financial statements.

                          WILSON BANK HOLDING COMPANY

                       THREE YEARS ENDED DECEMBER 31, 1996

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS




                                                                                           In Thousands
                                                                                   ----------------------------
                                                                                     1996       1995      1994
                                                                                     ----       ----      ----
Reconciliation of net earnings to net cash provided by operating activities:
   Net earnings                                                                    $ 3,107     2,421      2,100
   Adjustments to reconcile net earnings to net cash
    provided by operating activities:
     Depreciation and amortization                                                     682       542        461
     Provision for possible loan losses                                                665       527        298
     Provision for deferred taxes                                                     (202)     (112)       (19)
     Securities losses related to available-for-sale securities                         --        26          9
     Loss on sale of other real estate                                                  --        11          9
     Loss (gain) on sale of fixed assets                                                 3        (5)        (9)
     FHLB dividend reinvestment                                                        (45)      (37)       (26)
     Decrease (increase) in loans held for sale                                       (504)     (707)     2,220
     Decrease (increase) in refundable income taxes                                    (57)        6        (10)
     Increase (decrease) in taxes payable                                               69        84        (48)
     Decrease (increase) in accrued interest receivable                               (167)     (598)       121
     Increase (decrease) in interest payable                                           (17)      542        207
     Decrease (increase) in other assets                                              (334)     (172)       127
     Increase (decrease) in accrued expenses                                           148       (28)        (7)
     Net losses of minority interests of commercial bank
      subsidiaries                                                                     (77)       --         --
                                                                                   -------     -----     ------
           Total adjustments                                                           164        79      3,333
                                                                                   -------     -----     ------

           Net cash provided by operating activities                               $ 3,271     2,500      5,433
                                                                                   =======     =====     ======



Supplemental Schedule of Non-Cash Activities:

  Investment securities transferred to available-for-sale                          $    --     1,095     23,589
                                                                                   =======     =====     ======

  Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $61,000 in 1996, $317,000 in 1995 and $210,000
   in 1994                                                                         $  (100)      519       (344)
                                                                                   =======     =====     ======


See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of Wilson Bank Holding Company and Subsidiaries are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The following is a brief summary of the significant policies.

         (a)      PRINCIPLES OF CONSOLIDATION

                  The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, Wilson Bank & Trust, Hometown Finance Company, a wholly-owned subsidiary of Wilson Bank & Trust, DeKalb Community Bank, a 50% owned subsidiary, and Community Bank of Smith County, a 50% owned subsidiary. DeKalb Community Bank and Community Bank of Smith County were organized in 1996. All significant intercompany accounts and transactions have been eliminated in consolidation.

         (b)      NATURE OF OPERATIONS

                  Wilson Bank & Trust, DeKalb Community Bank and Community Bank of Smith County operate under state bank charters and provide full banking services. Wilson Bank & Trust also provides trust services. As state banks, the subsidiary banks are subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation. The areas served by the banks include Wilson County, DeKalb County, and Smith County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the three main offices and six branch locations.

         (c)      ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (d)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

                  Loans are stated at the principal amount outstanding. Unearned interest on loans, which relates principally to installment loans, is shown as a reduction of loans. Interest income on certain installment loans is recognized by the sum of the months' digits method, which approximates the interest method. Interest on all other loans is computed on the outstanding loan balance. Fees and incremental direct costs in excess of the direct cost associated with the loan origination and pricing process are deferred and amortized as yield adjustments over the respective loan lives.

                  The allowance method is used by the Company to provide for possible loan losses. Accordingly, all loan losses are charged to the reserve for possible loan losses and all recoveries are credited to it. Management's periodic evaluation of the allowance is based on past loan experience and other factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such other factors considered by management include growth and composition of the loan portfolio, the relationship of the allowance for possible loan losses to outstanding loans, adverse situations that may effect the borrowers' ability to repay, the estimated value of underlying collateral and current

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994

                                                         1
(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (d)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

                  economic conditions that may affect the borrower's ability to repay. Impaired loans that are within the scope of Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

                  Accrual of interest is discontinued, and previously accrued interest is reversed, on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest.

         (e)      DEBT AND EQUITY SECURITIES

                  The Company adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities", effective January 1, 1994. Under the provisions of the Statement, securities are classified in three categories and accounted for as follows:

                  -        Securities Held-to-Maturity

                           Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Amortization of premiums and accretion of discounts are recognized by the interest method.

                  -        Trading Securities

                           Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

                  -        Securities Available-for-Sale

                           Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at estimated fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. Premiums and discounts are recognized by the interest method.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (e)      DEBT AND EQUITY SECURITIES, CONTINUED

                  No securities have been classified as trading securities. On January 1, 1994 the Company transferred $23,589,000 (market value - $24,548,000) of investment securities to the available-for-sale classification. The effect of the adoption of SFAS No. 115 was to increase the capital of the Company by $595,000 which represents the unrealized appreciation in available-for-sale securities of $959,000 less applicable taxes of $364,000.

                  In November, 1995 the Financial Accounting Standards Board issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" which permits the reassessment of the appropriateness of the classifications of all securities by December 31, 1995. Reclassifications from the held-to-maturity classification that result from this one-time reassessment will not call into question the intent of an entity to hold other debt securities to maturity in the future. The Company transferred securities with an amortized cost of $1,095,000 (market value - $1,088,000) to the available-to-sale classification in December, 1995 pursuant to the provisions of this pronouncement.

                  Realized gains or losses from the sale of debt and equity securities are recognized based upon the specific identification method.

         (f)      LOANS HELD FOR SALE

                  Mortgage loans held for sale are reported at the lower of cost or market value, determined by outstanding commitments from investors at the balance sheet date. These loans are valued on an aggregate basis.

         (g)      PREMISES AND EQUIPMENT

                  Premises and equipment are stated at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the related assets. Gain or loss on items retired and otherwise disposed of is credited or charged to operations and cost and related accumulated depreciation are removed from the asset and accumulated depreciation accounts.

                  Expenditures for major renewals and improvements of premises and equipment are capitalized and those for maintenance and repairs are charged to earnings as incurred.

         (h)      LONG-LIVED ASSETS

                  In March, 1995, Statement of Financial Accounting Standards
                  (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was issued. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During 1996, the company adopted this statement and determined that no impairment loss need be recognized for its long-lived assets.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (i)      CASH AND CASH EQUIVALENTS

                  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds sold are purchased and sold for one-day periods. The Bank maintains deposits with other financial institutions in excess of the Federal insurance amounts. Management makes deposits only with financial institutions it considers to be financially sound.

         (j)      INCOME TAXES

                  Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax asset and liabilities are expected to be realized or settled as prescribed in SFAS No. 109, "Accounting for Income Taxes." As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision of income taxes.

                  The Company and its wholly-owned subsidiaries file a consolidated Federal income tax return. The 50% owned subsidiaries file a separate Federal income tax return but are included in the Company's consolidated state income tax return. Each subsidiary provides for income taxes on a separate-return basis.

         (k)      EARNINGS PER SHARE

                  Earnings per share is computed based upon the weighted average number of common shares outstanding during the year.

         (l)      OTHER REAL ESTATE

                  Real estate acquired in settlement of loans is initially recorded at the lower of cost (loan value of real estate acquired in settlement of loans plus incidental expense) or estimated fair value, less estimated cost to sell. Based on periodic evaluations by management, the carrying values are reduced by a direct charge to earnings when they exceed net realizable value. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

         (m)      RECLASSIFICATIONS

                  Certain reclassifications have been made to the 1995 and 1994 figures to conform to the presentation for 1996.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (n)      OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

                  In the ordinary course of business the subsidiary bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The classifications of loans at December 31, 1996 and 1995 is as follows:

                                                                In Thousands
                                                          ----------------------
                                                             1996         1995
                                                             ----         ----
                 Commercial, financial and agricultural   $  57,449      55,081
                 Installment                                 32,558      23,615
                 Real estate - construction                  16,828       9,022
                 Real estate - mortgage                      80,955      62,349
                                                          ---------     -------
                                                            187,790     150,067
                 Unearned interest                           (1,696)     (1,385)
                 Allowance for possible loan losses          (2,452)     (1,944)
                                                          ---------     -------
                                                          $ 183,642     146,738
                                                          =========     =======

         The principal maturities on loans at December 31, 1996 are as follows:

                                                             In Thousands
                             ---------------------------------------------------------------------------
                             Commercial
                              Financial
                                 and                         Real Estate-     Real Estate-
                             Agricultural     Installment    Construction       Mortgage          Total
                             ------------     -----------    ------------     ------------       -------
         3 months or less      $13,389           1,674           6,273            1,029           22,365
         3 to 12 months         18,863           2,832          10,555            2,798           35,048
         1 to 5 years           16,359          27,230              --           23,521           67,110
         Over 5 years            8,838             822              --           53,607           63,267
                               -------          ------          ------           ------          -------

                               $57,449          32,558          16,828           80,955          187,790
                               =======          ======          ======           ======          =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         At December 31, 1996, variable rate and fixed rate loans total $71,874,000 and $114,220,000, respectively. At December 31, 1995, variable rate loans were $64,938,000 and fixed rate loans totaled $83,744,000.

         In the normal course of business, the Company's subsidiary has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $3,105,000 and $2,286,000 at December 31, 1996 and 1995, respectively. As of December 31, 1996 none of these loans were restructured, nor were any related party loans charged-off during the past three years.

         An analysis of the activity with respect to such loans to related parties is as follows:

                                                               In Thousands
                                                          ---------------------
                                                               December 31,
                                                          ---------------------
                                                            1996          1995
                                                            ----          ----
               Balance, January 1                         $ 2,286         2,205
               New loans during the year                    3,547         2,336
               Repayments during the year                  (2,728)       (2,255)
                                                          -------         -----
               Balance, December 31                       $ 3,105         2,286
                                                          =======         =====

         Loans which had been placed on non-accrual status totaled $260,000 and $117,000 at December 31, 1996 and 1995, respectively. Had interest on these loans been accrued, interest income would have been increased by approximately $12,000 in 1996 and $7,000 in 1995.

         Transactions in the allowance for possible loan losses for the years ended December 31, 1996, 1995 and 1994 are summarized as follows:

                                                               In Thousands
                                                        ---------------------------
                                                          1996      1995      1994
                                                          ----      ----      ----
               Balance, beginning of year               $ 1,944     1,556     1,303
               Provision charged to operating expense       665       527       298
               Loans charged off                           (174)     (165)      (59)
               Recoveries on losses                          17        26        14
                                                        -------     -----     -----
               Balance, end of year                     $ 2,452     1,944     1,556
                                                        =======     =====     =====

         The Company's principal customers are basically in the Middle Tennessee area with a concentration in Wilson County, Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral varies depending upon the purpose of the credit and the borrower's financial condition.

         In 1996, 1995 and 1994, the Company originated and sold loans in the secondary market of $31,816,000, $24,356,000, and $25,703,000, respectively. At December 31, 1996, the wholly-owned subsidiary Bank had not been required to repurchase any of the loans originated by the Bank and sold in the secondary market. The gain on sale of these loans totaled $491,000, $369,000 and $391,000 in 1996, 1995 and 1994,
         respectively.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         Of the loans sold in the secondary market, the recourse to the wholly-owned subsidiary Bank is limited. On loans sold to the Federal Home Loan Mortgage Corporation, the Bank has a recourse obligation for one year from the purchase date. At December 31, 1996, loans sold to the Federal Home Loan Mortgage Corporation with existing recourse totaled $2,659,000. All other loans sold in the secondary market provide the purchase recourse to the Bank for a period of 90 days from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. At December 31, 1996, total loans sold with recourse to the Bank, including those sold to the Federal Home Loan Mortgage Corporation, aggregated $17,122,000. Management expects no loss to result from these recourse provisions.

(3)      DEBT AND EQUITY SECURITIES

         Debt and equity securities have been classified in the balance sheet according to management's intent. The Bank's classification of securities at December 31, 1996 is as follows:

                                                                   Securities Held-To-Maturity
                                                       -------------------------------------------------------
                                                                           In Thousands
                                                       -------------------------------------------------------
                                                                        Gross          Gross         Estimated
                                                       Amortized      Unrealized    Unrealized         Market
                                                          Cost          Gains         Losses           Value
                                                       ---------      ----------    ----------       ---------
              U.S. Treasury and other U.S.
               Government agencies and
               corporations                             $ 3,097            3              12           3,088
              Obligations of states and political
               subdivision                               15,961          263              51          16,173
              Mortgage backed securities                  7,477           33              69           7,441
                                                        -------          ---          ------          ------

                                                        $26,535          299             132          26,702
                                                        =======          ===          ======          ======


                                                                   Securities Available-For-Sale
                                                       -------------------------------------------------------
                                                                           In Thousands
                                                       -------------------------------------------------------
                                                                        Gross          Gross         Estimated
                                                       Amortized      Unrealized    Unrealized         Market
                                                          Cost          Gains         Losses           Value
                                                       ---------      ----------    ----------       ---------
              U.S. Treasury and other U.S.
               Government agencies and
               corporations                             $22,317           34              84          22,267
              Obligations of states and political
               subdivision                                4,561          169               3           4,727
              Mortgage backed securities                  2,010           25              19           2,016
                                                        -------          ---          ------          ------

                                                        $28,888          228             106          29,010
                                                        =======          ===          ======          ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         Debt and equity securities at December 31, 1995 consist of the following:

                                                                   Securities Held-To-Maturity
                                                       -------------------------------------------------------
                                                                           In Thousands
                                                       -------------------------------------------------------
                                                                        Gross          Gross         Estimated
                                                       Amortized      Unrealized    Unrealized         Market
                                                          Cost          Gains         Losses           Value
                                                       ---------      ----------    ----------       ---------
              U.S. Treasury and other U.S.
               Government agencies and
               corporations                             $ 3,550            4              42           3,512
              Obligations of states and political
               subdivision                               13,509          307              31          13,785
              Mortgage backed securities                  8,332           33             104           8,261
                                                        -------          ---             ---          ------

                                                        $25,391          344             177          25,558
                                                        =======          ===             ===          ======

                                                                   Securities Available-For-Sale
                                                       -------------------------------------------------------
                                                                           In Thousands
                                                       -------------------------------------------------------
                                                                        Gross          Gross         Estimated
                                                       Amortized      Unrealized    Unrealized         Market
                                                          Cost          Gains         Losses           Value
                                                       ---------      ----------    ----------       ---------
              U.S. Treasury and other U.S.
               Government agencies and
               corporations                             $19,376           84             53            19,407
               Obligations of states and political
               subdivision                                4,447          255             14             4,688
               Mortgage backed securities                 2,527           26             16             2,537
                                                        -------          ---            ---            ------

                                                        $26,350          365             83            26,632
                                                        =======          ===            ===            ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The amortized cost and estimated market value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                         Estimated
                                                              Amortized    Market
               Securities Held-To-Maturity                       Cost      Value
               ---------------------------                    ---------  ---------
               Due in one year or less                         $ 6,002     5,981
               Due after one year through five years             7,580     7,706
               Due after five years through ten years            3,026     3,087
               Due after ten years                               2,450     2,487
                                                               -------    ------
                                                                19,058    19,261
               Mortgage-backed securities                        7,477     7,441
                                                               -------    ------
                                                               $26,535    26,702
                                                               =======    ======

                                                                         Estimated
                                                              Amortized    Market
               Securities Available-For-Sale                     Cost      Value
               -----------------------------                  ---------  ---------
               Due in one year or less                         $ 4,612     4,604
               Due after one year through five years            17,016    17,068
               Due after five years through ten years            3,909     3,966
               Due after ten years                                 633       648
                                                               -------    ------
                                                                26,170    26,286
               Mortgage-backed securities                        2,010     2,016
               Federal Home Loan Bank stock                        708       708
                                                               -------    ------
                                                               $28,888    29,010
                                                               =======    ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         Results from sales of debt and equity securities are as follows:

                                                         In Thousands
                                                 -------------------------------
                                                 For the Year Ended December 31,
                                                 1996       1995          1994
                                                 ----       ----          ----
               Gross proceeds                    $ --       4,542        17,104
                                                 ====       =====        ======

               Gross realized gains              $ --          20           104
               Gross realized losses               --         (46)         (113)
                                                 ----       -----        ------
                  Net realized losses            $ --         (26)           (9)
                                                 ====       =====        ======

         The Company periodically applies the stress test to its securities portfolio. To satisfy the stress test a security's estimated market value should not decline more than certain percentages given certain assumed interest rate increases. The Company had no securities that failed to meet the stress test.

         Securities carried in the balance sheet of approximately $41,451,000 (approximate market value of $41,546,000) and $36,109,000 (approximate market value of $36,318,000), were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 1996 and 1995, respectively.

         Included in the securities above are $16,220,000 (market value of $16,399,000) and $13,996,000 (market value of $14,283,000) at December
         31, 1996 and 1995, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

         Securities that have rates that adjust prior to maturity totaled $8,690,000 (market value $8,657,000) at December 31, 1996.

         Included in the securities portfolio is stock of the Federal Home Loan Bank amounting to $708,000 at December 31, 1996 and 1995. The stock can be sold back at par and only to the Federal Home Loan Bank or to another member institution.

(4)      PREMISES AND EQUIPMENT

         The detail of premises and equipment at December 31, 1996 and 1995 is as follows:

                                                                      In Thousands
                                                               ------------------------
                                                                 1996             1995
                                                                 ----             ----
               Land                                            $ 1,506            1,214
               Buildings                                         6,152            3,147
               Leasehold improvements                              151              148
               Furniture and equipment                           4,154            2,940
               Automobiles                                          75               --
               Construction in progress                             57              494
                                                               -------           ------
                                                                12,095            7,943
               Less accumulated depreciation                    (2,481)          (1,822)
                                                               -------           ------
                                                               $ 9,614            6,121
                                                               =======           ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(5)      DEPOSITS

         Deposits at December 31, 1996 and 1995 are summarized as follows:

                                                                       In Thousands
                                                                    ------------------
                                                                      1996       1995
               Demand deposits                                      $ 27,205    20,794
               Savings accounts                                        9,413     9,615
               Negotiable order of withdrawal                         20,138    19,339
               Money market demand accounts                           44,649    37,355
               Certificates of deposit $100,000 or greater            39,712    30,479
               Other certificates of deposit                          90,555    71,721
               Individual retirement accounts $100,000 or greater      1,898     2,045
               Other individual retirement accounts                    9,680     8,689
                                                                    --------   -------
                                                                    $243,250   200,037
                                                                    ========   =======

         Principal maturities of certificates of deposit and individual retirement accounts at December 31, 1996 are as follows:

                                                                In Thousands
                                            -----------------------------------------------
                                            Single Deposits    Single Deposits
                         Maturity           Under $100,000      Over $100,000         Total
                         --------           --------------      -------------         -----
                     3 months or less         $ 19,642              13,625           33,267
                     3 to 6 months              29,155              11,773           40,928
                     6 to 12 months             30,077               9,703           39,780
                     1 to 5 years               21,361               6,509           27,870
                                              $100,235              41,610          141,845

         The subsidiary banks are required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 1996 and 1995 were approximately $1,049,000 and $970,000, respectively.

(6)      SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         The maximum amounts of outstanding repurchase agreements at any month end during 1996 and 1995 was $11,552,000 and $10,661,000, respectively.
         The average daily balance outstanding during 1996, 1995 and 1994 was $8,224,000, $6,411,000 and $3,870,000, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(7)      NON-INTEREST INCOME AND NON-INTEREST EXPENSE

         The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

                                                               In Thousands
                                                          ----------------------
                                                           1996     1995    1994
                                                           ----     ----    ----
             Non-interest income:
              Service charges on deposits                 $1,251     974     714
              Other fees                                     962     526     383
              Gains on sales of loans                        491     369     391
              Gains on sales of fixed assets                  --       5       9
              Minority interest in net losses
               of subsidiaries                                77      --      --
                                                          ------   -----   -----
                                                          $2,781   1,874   1,497
                                                          ======   =====   =====

             Non-interest expense:
              Employee salaries and benefits              $3,805   3,009   2,623
              Employee benefit plan                          194     127     117
              Occupancy expenses                             469     290     280
              Furniture and equipment expenses               624     568     442
              Loss on sale of other real estate               --      11       9
              FDIC insurance                                   3     198     346
              Directors' fees                                349     245     225
              Other operating expenses                     1,810   1,397   1,236
              Security losses related to available-
               for-sale securities                            --      26       9
                                                          ------   -----   -----
                                                          $7,254   5,871   5,287
                                                          ======   =====   =====

(8)      INCOME TAXES

         The components of the net deferred tax asset are as follows:

                                                              In Thousands
                                                           -------------------
                                                               December 31,
                                                               ------------
                                                           1996           1995
                                                           ----           ----
             Deferred tax asset:
              Federal                                      $691            546
              State                                         139            102
                                                           ----           ----
                                                            830            648
                                                           ----           ----

             Deferred tax liability:
              Federal                                      (183)          (252)
              State                                         (35)           (47)
                                                           ----           ----
                                                           (218)          (299)
                                                           ----           ----

                                                           $612            349
                                                           ====           ====

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(8)      INCOME TAXES, CONTINUED

         The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                                         In Thousands
                                                                        -------------
                                                                         December 31,
                                                                         ------------
                                                                        1996     1995
                                                                        ----     ----
             Financial statement allowance for loan losses
              in excess of tax allowance                                $ 835     645

             Excess of depreciation deducted for tax purposes
              over the amounts deducted in the financial statements      (177)   (192)

             Financial statement deduction for deferred compensation
              in excess of deduction for tax purposes                       9       3

             Financial statement deduction for preopening expenses in
              excess of the amounts deducted for tax purposes              40      --

             Unrealized gain on securities available-for-sale             (46)   (107)
                                                                        -----    ----
                                                                          661     349

             Benefit of 50% owned bank subsidiaries' Federal net
              operating loss not recognized                               (49)     --
                                                                        -----    ----

                                                                        $ 612     349
                                                                        =====    ====


         The components of income tax expense (benefit) are summarized as follows:

                                            In Thousands
                                   --------------------------------
                                   Federal       State       Total
                                   -------       -----       -----
            1996
            ----
             Current               $ 1,304        304        1,608
             Deferred                 (162)       (40)        (202)
                                   -------        ---        -----
                 Total             $ 1,142        264        1,406
                                   =======        ===        =====

            1995
            ----
             Current               $   887        221        1,108
             Deferred                  (95)       (17)        (112)
                                   -------        ---        -----
                 Total             $   792        204          996
                                   =======        ===        =====

            1994
            ----
             Current               $   528        169          697
             Deferred                  (16)        (3)         (19)
                                   -------        ---        -----
                 Total             $   512        166          678
                                   =======        ===        =====

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(8)      INCOME TAXES, CONTINUED

         A reconciliation of actual income tax expense of $1,406,000, $996,000 and $678,000 for the years ended December 31, 1996, 1995 and 1994, respectively, to the "expected" tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

                                                                       In Thousands
                                                               --------------------------
                                                                 1996       1995     1994
                                                                 ----       ----     ----
               Computed "expected" tax expense                 $ 1,534      1,162     945
               State income taxes, net of Federal income
                tax benefit                                        175        134     109
               Tax exempt interest, net of interest expense
                exclusion                                         (331)      (306)   (371)
               Tax expense related to minority interest loss
                in subsidiaries                                    (26)        --      --
               Net operating losses of 50% owned bank
                subsidiaries not recognized                         52         --      --
               Other                                                 2          6      (5)
                                                               -------      -----    ----
                                                               $ 1,406        996     678
                                                               =======      =====    ====

         Total income tax expense for 1995 and 1994 includes an income tax benefit of $10,000 and $3,000, respectively related to the loss on sale of securities. There were no sales of securities in 1996.

(9)      COMMITMENTS AND CONTINGENT LIABILITIES

         The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.

         During the year ended December 31, 1993, a subsidiary bank entered into an operating lease agreement for the land on which a branch facility is located. The agreement is for a period of five years and can be renewed for up to ten additional terms of five years each. In the fourth year, the lease is to be adjusted for the annual rate of inflation as determined by the Consumer Price Index. In August, 1994, the wholly-owned subsidiary of the bank subsidiary entered into an operating lease agreement for a building. The agreement is for a period of three years and can be renewed for an additional term of five years. During the year ending December 31, 1995, the subsidiary entered into an operating lease agreement for facilities related to the operation of a new branch. The agreement is for a period of five years and can be renewed for up to two consecutive five year terms. During 1996, one of the 50% owned bank subsidiaries entered into an operating lease agreement for a building. The agreement is for one year with a six month renewal option. The subsidiary bank also leases land on which a stand-alone automatic teller machine is located. Future minimum rental payments required under the terms of the noncancellable leases are as follows:


               Years Ending December 31,                    In Thousands
               -------------------------                    ------------
                    1997                                          $ 50
                    1998                                            34
                    1999                                            26
                    2000                                            13
                    2001                                             2
                                                                  ----
                                                                  $125
                                                                  ====

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(9)      Commitments and Contingent Liabilities, Continued

         Total rent expense amounted to $59,000, $40,000 and $31,000, respectively, during the years ended December 31, 1996, 1995 and 1994.

(10)     Financial Instruments with Off-Balance-Sheet Risk

         The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                                            In Thousands
                                                                      -------------------------
                                                                             Contract or
                                                                           Notional Amount
                                                                      -------------------------
                                                                        1996             1995
                                                                        ----             ----
               Financial instruments whose contract
                amounts represent credit risk:
                 Commercial loan commitments                           $20,022           15,958
                 Unfunded lines-of-credit                                5,461            4,431
                 Letters of credit                                         826            1,687
                                                                       -------           ------
                    Total                                              $26,309           22,076
                                                                       =======           ======

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral normally consists of real property.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(11)     CONCENTRATION OF CREDIT RISK

         Practically all of the Company's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Company's market area. Practically all such customers are depositors of the subsidiary banks. Investment in state and municipal securities also include governmental entities within the Company's market area. The concentrations of credit by type of loan are set forth in note 2 to the consolidated financial statements.

         At December 31, 1996, the Company's cash and due from banks included commercial bank deposit accounts aggregating $96,000 in excess of the Federal Deposit Insurance Corporation limit of $100,000 per institution.

         In addition, Federal funds sold were deposited with five banks.

(12)     EMPLOYEE BENEFIT PLAN

         The Company has in effect a 401(k) plan which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the plan provide for both employee and employer contributions. For the years ended December 31, 1996, 1995 and 1994, the Bank contributed $188,000, $127,000, and $117,000, respectively, to this plan.

(13)     DIVIDEND REINVESTMENT PLAN

         Under the terms of the Company's dividend reinvestment plan holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 28,458 in 1996, 30,482 in 1995 and 21,993 in 1994 were sold to participants under the terms of the plan.

(14)     REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS

         The Company and its bank subsidiaries are subject to regulatory capital requirements administered by the Federal Deposit Insurance Corporation, the Federal Reserve and the Tennessee Department of Financial Institutions. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The Company's capital classification is also subject to qualitative judgments about components, risk weightings and other factors. Those qualitative judgments could also affect the Bank's capital status and the amount of dividends the subsidiary may distribute. At December 31, 1996, management believes that the Company and all of its subsidiaries meet all such capital requirements to which they are subject.

         The Company and its subsidiary banks are required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1996, the Company and its bank subsidiaries are required to have minimum Tier I and Tier II (total capital) ratios of 4% and 8%, respectively. The Company's actual ratios at that date were 13.72% and 14.96%, respectively. The leverage ratio at December 31, 1996 was 9.24% and the minimum requirements was 4%.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(15)     DEFERRED COMPENSATION PLAN

         Beginning in 1995, the Company's wholly-owned subsidiary bank provides its executive officers a deferred compensation plan, which also provides for death and disability benefits. The plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were four employees participating in the plan at December 31, 1996.

         The plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65. This benefit can be reduced if the wholly-owned subsidiaries Bank's average return on assets falls below 1%. The plan also provides benefits in the event the executive should die or become disabled prior to reaching retirement. The wholly-owned subsidiary bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of the wholly-owned subsidiary bank and are payable to the Bank. At December 31, 1996 and 1995, the deferred compensation liability totaled $24,000 and $9,000, respectively, the cash surrender value of life insurance was $122,000 and $56,000, respectively, and the face amount of the insurance policies in force approximated $1,480,000 and $1,290,000, respectively. The deferred compensation plan is not qualified under Section 401 of the Internal Revenue Code.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(16)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION


                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995



                                                                    In Thousands
                                                                 ------------------
                                                                   1996      1995
                                                                   ----      ----
                      ASSETS
                      ------
         Cash on hand                                            $    61*       55*
         Organizational costs, net                                     4         9
         Investment in wholly-owned commercial bank subsidiary    17,698*   18,277*
         Investment in 50% owned commercial bank subsidiaries      3,425*       --
         Refundable income taxes                                      58        41
         Other assets                                                  6        16
                                                                 -------    ------

                 Total assets                                    $21,252    18,398
                                                                 =======    ======


          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------

         Stockholders' equity:
          Common stock, par value $2.00 per share authorized
            5,000,000 shares, issued and outstanding 1,378,074
            and 1,349,616 shares, respectively                   $ 2,756     2,699
          Additional paid-in capital                               6,684     5,944
          Retained earnings                                       11,737     9,580
          Unrealized gain on available-for-sale securities,
            net of taxes of $46,000 and $107,000,
            respectively                                              75       175
                                                                 -------    ------
                                                                  21,252    18,398
                                                                 -------    ------
                 Total liabilities and
                   stockholders equity                           $21,252    18,398
                                                                 =======    ======




         *Eliminated in consolidation.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(16)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION


                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                             STATEMENTS OF EARNINGS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1996


                                                                In Thousands
                                                      -------------------------------
                                                        1996         1995        1994
                                                        ----         ----        ----
Expenses:
  Employee salary and benefits                        $     9          14          --
  Amortization of organizational costs                      5           5           5
  Directors fees                                          129          48          44
  Other                                                    11           4           6
                                                      -------       -----       -----

      Loss before Federal income tax benefits and
       equity in undistributed earnings of
       commercial bank subsidiaries                      (154)        (71)        (55)

Federal income tax benefits                                58          27          21
                                                      -------       -----       -----
                                                          (96)        (44)        (34)

Equity in undistributed earnings of commercial bank
  subsidiaries                                          3,203*      2,465*      2,134*
                                                      -------       -----       -----

      Net earnings                                    $ 3,107       2,421       2,100
                                                      =======       =====       =====






*Eliminated in consolidation.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994

(16)     WILSON BANK HOLDING COMPANY -
          PARENT COMPANY FINANCIAL INFORMATION

                          WILSON BANK HOLDING COMPANY
                             (PARENT COMPANY ONLY)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996


                                                                                                    Net
                                                                                                Unrealized
                                                                                               (Loss) Gain
                                                                   Additional                  On Available
                                                      Common        Paid-In       Retained       For-Sale
                                                       Stock        Capital       Earnings      Securities       Total
                                                      -------      ----------     --------     ------------     -------
Balance December 31, 1993                             $ 2,594         4,763         6,639             --         13,996

Cash dividends declared                                    --            --          (651)            --           (651)

Issuance of stock pursuant to dividend
   reinvestment plan                                       44           473            --             --            517

Effect of change to market value method of
   accounting for debt and equity securities
   as of January 1, 1994                                   --            --            --            595            595

Net change in unrealized gain (loss) on
   available-for-sale securities during the
   year, net of tax benefits of $574,000                   --            --            --           (939)          (939)

Net earnings for year                                      --            --         2,100             --          2,100
                                                      -------       -------       -------        -------        -------

Balance December 31, 1994                               2,638         5,236         8,088           (344)        15,618

Cash dividends declared                                    --            --          (929)            --           (929)

Issuance of stock pursuant to dividend
   reinvestment plan                                       61           708            --             --            769

Net change in unrealized gain (loss) on
   available-for-sale securities during the
   year, net of taxes of $317,000                          --            --            --            519            519

Net earnings for year                                      --            --         2,421             --          2,421
                                                      -------       -------       -------        -------        -------

Balance December 31, 1995                               2,699         5,944         9,580            175         18,398

Cash dividends declared                                    --            --          (950)            --           (950)

Issuance of stock pursuant to dividend
   reinvestment plan                                       57           740            --             --            797

Net change in unrealized gain on
   available-for-sale securities during the
   year, net of taxes of $61,000                           --            --            --           (100)          (100)

Net earnings for year                                      --            --         3,107             --          3,107
                                                      -------       -------       -------        -------        -------

Balance December 31, 1996                             $ 2,756         6,684        11,737             75         21,252
                                                      =======       =======       =======        =======        =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994



(16)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1996

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                               In Thousands
                                                      ------------------------------
                                                        1996        1995        1994
                                                        ----        ----        ----
Cash flows from operating activities:
  Cash paid to suppliers and other                    $   114         55         50
                                                      -------       ----       ----
      Net cash used in operating activities              (114)       (55)       (50)
                                                      -------       ----       ----

Cash flows from investing activities:
  Purchase of stock in minority owned subsidiaries     (3,500)        --         --
  Decrease in due from subsidiaries                        16         --         --
  Dividend received from commercial bank subsidiary     3,757        257        187
                                                      -------       ----       ----
      Net cash provided by investing activities           273        257        187
                                                      -------       ----       ----

Cash flows from financing activities:
  Dividends paid                                         (950)      (929)      (651)
  Proceeds from sale of stock                             797        769        517
                                                      -------       ----       ----
      Net cash used in financing activities              (153)      (160)      (134)
                                                      -------       ----       ----

      Net increase in cash and cash equivalents             6         42          3

Cash and cash equivalents at beginning of period           55         13         10
                                                      -------       ----       ----

Cash and cash equivalents at end of year              $    61         55         13
                                                      =======       ====       ====

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(16)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED


                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                       STATEMENTS OF CASH FLOWS, CONTINUED

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1996

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS



                                                                         In Thousands
                                                                 -----------------------------
                                                                   1996       1995       1994
                                                                   ----       ----       ----
   Reconciliation of net earnings to net cash used in
     operating activities:
      Net earnings                                               $ 3,107      2,421      2,100

   Adjustments to reconcile net earnings to net cash
     used in operating
     activities:
      Equity in earnings of commercial bank subsidiaries          (3,203)    (2,465)    (2,134)
      Amortization of organization costs                               5          5          5
      Increase in other assets                                        (6)       (16)        --
      Increase in refundable income taxes                            (17)        --        (21)
                                                                 -------     ------     ------
         Total adjustments                                        (3,221)    (2,476)    (2,150)
                                                                 -------     ------     ------

         Net cash used in operating activities                   $  (114)       (55)       (50)
                                                                 =======     ======     ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(17)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS No. 107), requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

                 Cash and short-term investments

                    For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

                 Securities

                    The carrying amounts for short-term securities approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer-term securities and mortgage-backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

                    SFAS No. 107 specifies that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. Accordingly, these considerations have not been incorporated into the fair value estimates.

                 Loans

                    Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, mortgage, credit card and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(17)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

                 Loans, Continued

                    The fair value of the various categories of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining average estimated maturities.

                    The estimated maturity for mortgages is modified from the contractual terms to give consideration to management's experience with prepayments. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented below would be indicative of the value negotiated in an actual sale.

                    The value of the loan portfolio is also discounted in consideration of the credit quality of the loan portfolio as would be the case between willing buyers and sellers. Particular emphasis has been given to loans on the subsidiary bank's internal watch list. Valuation of these loans is based upon borrower performance, collateral values (including external appraisals), etc.

                 Deposit Liabilities

                    The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. Under the provision of SFAS No. 107 the fair value estimates for deposits does not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

                 Securities Sold Under Repurchase Agreements

                    The securities sold under repurchase agreements are payable upon demand. For this reason the carrying amount is a reasonable estimate of fair value.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(17)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

                  Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

                    Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods up to three years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 1996 are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

                    The carrying value and estimated fair values of the Company's financial instruments at December 31, 1996 and 1995 are as follows:

                                                                                     In Thousands
                                                          ----------------------------------------------------------------
                                                                       1996                                1995
                                                          -----------------------------        ---------------------------
                                                           Carrying                            Carrying
                                                            Amount          Fair Value           Value          Fair Value
                                                           --------         ----------         --------         ----------
                     Financial assets:
                      Cash and short-term
                       investments                         $ 20,564            20,564            17,289           17,289
                      Securities                             55,545            55,712            52,023           52,190
                      Loans                                 186,094           148,682
                      Less: allowance for
                       loan losses                           (2,452)           (1,944)
                                                           --------           -------           -------          -------
                      Loans, net of
                       allowance                            183,642           183,263           146,738          147,386
                                                           --------           -------           -------          -------

                      Loans held for sale                     2,219             2,219             1,715            1,715
                                                           --------           -------           -------          -------

                     Financial liabilities:
                      Deposits                              243,250           243,962           200,037          200,900
                      Securities sold
                       under repurchase
                       agreements                             5,616             5,616             6,693            6,693

                     Unrecognized financial
                      instruments:
                       Commitments to extend
                          credit                                 --                --                --               --
                       Standby letters of credit                 --                --                --               --

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1996, 1995 AND 1994


(17)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

                 Limitations

                    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                    Fair value estimates are based on estimating on-and-off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, a subsidiary Bank has a mortgage department that contributes net fee income annually. The mortgage department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and liabilities and property, plant and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.