Form 10-K, Exhibit 13
period 1997-12-31
WILSON BANK HOLDING CO
filed 1998-03-31
CIK 885275

                                                                    EXHIBIT 13.1


                           WILSON BANK HOLDING COMPANY
                         COMMON STOCK MARKET INFORMATION

         The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at December 31, 1997 was 1,153. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company's stock during the years 1997 and 1996.

                                  Stock Prices

                         1997                   HIGH                LOW
                  First Quarter                $30.25             $29.50
                  Second Quarter                31.00              30.25
                  Third Quarter                 31.75              31.00
                  Fourth Quarter                32.50              31.75

                        1996
                  First Quarter                $27.50             $27.00
                  Second Quarter                28.00              27.50
                  Third Quarter                 28.50              28.00
                  Fourth Quarter                29.50              28.50

         On January 1, 1997 a $.35 per share cash dividend was declared and on July 1, 1997 a $.40 per share cash dividend was declared and paid to shareholders of record of those dates. On January 1, 1996 and July 1, 1996 a $.35 per share cash dividend was declared and paid to shareholders of record of that date. Future dividends will be dependent upon the Company's profitability, its capital needs and overall financial condition, and economic and regulatory consideration.

          WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)


                                                               IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                                                           AS OF DECEMBER 31,
                                                   --------------------------------------------------------------------
                                                     1997           1996           1995           1994           1993
                                                   --------       --------       --------       --------       --------
CONSOLIDATED BALANCE SHEETS:
----------------------------
Total assets end of year                           $351,709        275,304        226,689        192,406        170,737
Loans, net                                         $237,666        183,642        146,738        123,177         89,730
Securities                                         $ 61,497         55,545         52,023         43,128         58,186
Deposits                                           $316,641        243,250        200,037        171,517        152,425
Stockholders' equity                               $ 24,817         21,252         18,398         15,618         13,996

CONSOLIDATED STATEMENT OF EARNINGS:                                       Years Ended December 31
-----------------------------------                --------------------------------------------------------------------
                                                     1997           1996           1995           1994           1993
                                                   --------       --------       --------       --------       --------
Interest income                                    $ 25,141         19,448         16,366         12,470         10,889
Interest expense                                     12,675          9,797          8,425          5,604          5,074
                                                   --------       --------       --------       --------       --------
       Net interest income                           12,466          9,651          7,941          6,866          5,815

Provision for possible loan losses                      828            665            527            298            434
                                                   --------       --------       --------       --------       --------
Net interest income after provision for
   possible loan losses                              11,638          8,986          7,414          6,568          5,381
Non-interest income                                   3,410          2,781          1,874          1,497          1,374
None-interest expense                                 9,618          7,254          5,871          5,287          4,015
                                                   --------       --------       --------       --------       --------

Earnings before income taxes and
   cumulative effect of a change in
   accounting principle                               5,430          4,513          3,417          2,778          2,740

Income taxes                                          1,766          1,406            996            678            683
                                                   --------       --------       --------       --------       --------

          Net earnings before cumulative
             effect of a change in accounting
             principle                                3,664          3,107          2,421          2,100          2,057

Cumulative effect of a change in
   accounting principle                                  --             --             --             --             19
                                                   --------       --------       --------       --------       --------

          Net earnings                             $  3,664          3,107          2,421          2,100          2,076
                                                   ========       ========       ========       ========       ========

Cash dividends declared                            $  1,039            950            929            651            322
                                                   ========       ========       ========       ========       ========

PER SHARE DATA:
---------------
Earnings before cumulative effect
   of a change in accounting principle             $   2.62           2.27           1.81           1.60           1.60
Net earnings                                       $   2.62           2.27           1.81           1.60           1.61
Cash dividends                                     $   0.75           0.70           0.70           0.50           0.25
Book value                                         $  17.63          15.42          13.63          11.84          10.79

RATIOS:
-------
Return on average stockholders'
   equity                                             16.02%         16.87%         14.33%         14.09%         16.01%
Return on average assets                               1.16%          1.27%          1.16%          1.18%          1.29%
Capital to assets                                      7.06%          7.72%          8.12%          8.12%          8.20%
Dividends declared as percentage
   of earnings                                        28.63%            31%         38.67%         31.25%         15.53%

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

         The Company's subsidiary banks are community banks headquartered in Lebanon, Smithville and Carthage, Tennessee, serving Wilson County, DeKalb County, Smith County and Trousdale County, Tennessee as their primary market areas. The subsidiary banks have eleven locations including their three main offices. DeKalb, Smith and Trousdale Counties adjoin Wilson County. Management believes that these counties offer an environment for continued growth, and the Company's target market is local consumers, professionals and small businesses. The banks offer a wide range of banking services, including checking, savings, and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers custodial and trust services and an investment center which offers a full line of investment services to its customers.

         During 1997, Wilson Bank and Trust opened a branch facility in Hartsville, Trousdale County, Tennessee which also adjoins Wilson County. DeKalb Community Bank opened a branch in Alexandria, DeKalb County, Tennessee.

         The following discussion and analysis is designed to assist readers in their analysis of the Company's consolidated financial statements and must be read in conjunction with such consolidated financial statements.

RESULTS OF OPERATIONS

         Net earnings for the year ended December 31, 1997 were $3,664,000 an increase of $557,000 or 17.9% over 1996. Net earnings for the year ended December 31, 1996 totaled $3,107,000 which was an increase of $686,000 or 28.3% from $2,421,000 for 1995. On a per share basis, net income equaled $2.62 in 1997, $2.27 in 1996 and $1.81 in 1995.

NET INTEREST INCOME

         Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company's earnings. Total interest income in 1997 was $25,141,000 compared with $19,448,000 in 1996 and $16,366,000 in 1995. The increase in total interest income in 1997 was primarily due to a $64.7 million or 28.2% increase in average earning assets over 1996. Average earning assets increased $34.8 million from December 31, 1995 to December 31, 1996. The average interest rate earned on earning assets was 8.74% in 1997 compared with 8.73% in 1996 and 8.68% in 1995.

         Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


on nonaccrual loans totaled $11,000 in 1997, $12,000 in 1996 and $7,000 in 1995.

         Total interest expense for 1997 was $12,675,000, an increase of $2,878,000 or 29.4%, compared to total interest expense of $9,797,000 in 1996. The increase in total interest expense was due to an increase in average interest bearing liabilities of approximately $56,792,000 and an increase in the weighted average cost of funds from 4.38% to 4.41%. Interest expense increased from $8,425,000 in 1995 to $9,797,000 in 1996 or an increase of $1,372,000 or
16.3%. The increase in 1996 was due to a $30,642,000 increase in average interest bearing liabilities offset by a decrease in the weighted average cost of funds from 4.44% to 4.38%..

         Net interest income for 1997 totaled $12,466,000 as compared to $9,651,000 and $7,941,000 in 1996 and 1995, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), decreased to 4.33% for 1997 as compared to 4.35% in 1996. The net interest spread was 4.24% in 1995. The net interest yield, which is net interest income expressed as a percentage of average earning assets, decreased to 4.44% for 1997 compared to 4.46% in 1996 and 4.35% in 1995. Interest rates remained stable during 1997 and are expected to remain stable or decline slightly in 1998. The Company is in a position to reprice its liabilities faster than the assets are repricing. Accordingly, management expects the projected stable interest rates to have an insignificant impact on the net interest yield and net interest income. A significant increase in interest rates could have an adverse impact on net interest yields and earnings.

PROVISION FOR POSSIBLE LOAN LOSSES

         The provision for loan losses represents a charge to earnings necessary to establish an allowance for possible loan losses that, in management's evaluation, is adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 1997 provision for loan losses was $828,000, an increase of $163,000 from the provision of $665,000 in 1996. The provision for loan losses was $527,000 in 1995. Net charge-offs increased to $390,000 in 1997 from $157,000 in 1996. Net charge-offs in 1995 totaled $139,000. The ratio of net charge-offs to average total outstanding loans in 1997 was .18% and in 1996 was .09%. The provision for loan losses in 1997 exceeded net charge-offs by $438,000 compared to $508,000 in 1996 and $388,000 in 1995.

         The provision for loan losses raised the allowance for possible loan losses (net of charge-offs and recoveries) to $2,890,000 at December 31, 1997 from $2,452,000 and $1,944,000 at December 31, 1996 and 1995, respectively. This represents a 17.9% increase in the allowance at December 31, 1997 over December 31, 1996. The allowance for possible loan losses was 1.20% of total loans outstanding at December 31, 1997 compared to 1.32% at December 31, 1996 and 1.31% at December 31, 1995. Additionally, as a percentage of nonperforming loans at year end 1997, 1996 and 1995, the allowance for loan losses represented 210%, 233% and 675%, respectively.

         The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. Management believes the allowance for possible loan losses at December 31, 1997 to be adequate.

NON-INTEREST INCOME

         The components of the Company's non-interest income include service charges on deposit accounts, other fees, gains on sale of loans, net gains on sale of fixed assets and minority interest in net losses of subsidiaries. Total non-interest income for 1997 was $3,410,000 compared with $2,781,000 in 1996 and $1,874,000 in 1995. The 22.6% increase over 1996 was primarily due to increases in service charges on deposit accounts (which increased $179,000), other fees (which increased $389,000) and net gains on sales of loans (which increased $125,000). Management projects that gains on sales of loans will increase in 1998 due to increases in loan demand in the existing market, improved marketing plans and expansion into a broader market area. Management intends to continue to aggressively market the services of the trust department; however,

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


trust income is not expected to have a significant impact on earnings in the immediate future.

NON-INTEREST EXPENSES

         Non-interest expenses consist primarily of employee costs, occupancy expenses, furniture and equipment expenses, loss on sale of other real estate, FDIC insurance, Directors' fees, other operating expenses and security losses. Total non-interest expenses for 1997 increased 32.6% to $9,618,000 from $7,254,000 in 1996. The 1996 non-interest expense was up 23.6% over 1995 which totaled $5,871,000. The increases in non-interest expenses resulted primarily from increases in employee salaries and related benefits. This increase was principally due to an increase in the number of employees necessary to support the Company's expanded operations including the two new bank subsidiaries which were opened in 1996 and the two new branches which were opened in 1997. The FDIC insurance premiums increased from $3,000 in 1996 to $30,000 in 1997 or $27,000. The decrease from 1995 to 1996 was $195,000. The decrease in 1996 resulted from a suspension of premiums as of January 1, 1996 due to full capitalization of the FDIC insurance fund. Other operating expenses increased to $2,781,000 in 1997 from $1,810,000 in 1996. These expenses included data processing, supplies and general operating expenses, which increased as a result of continued growth of the Company and expansion into new market areas.

INCOME TAXES

         The Company's income tax expense was $1,766,000 for 1997 an increase of $360,000 from 1996. The percentage of income tax expense to earnings before taxes increased to 32.5% in 1997 from 31.2% in 1996. The percentage was 29.1% in 1995. The percentage for 1997 as compared to 1996 increased primarily as a result of a decrease in the percentage of interest income exempt from Federal income taxes to earnings before taxes from 25.7% in 1996 to 21.5% in 1997. The increase from 1995 to 1996 is due to net operating losses of 50% owned bank subsidiaries not recognized for Federal tax purposes and a decrease in the percentage of interest income exempt from Federal income taxes from 30.8% in 1995 to 25.7% in 1996.

FINANCIAL CONDITION

         BALANCE SHEET SUMMARY. The Company's total assets increased $76,405,000 or 27.8% to $351,709,000 at December 31, 1997, after increasing 21.4% in 1996 to
$275,304,000 at December 31, 1996. Loans, net of allowance for possible loan losses, totaled $237,666,000 at December 31, 1997, a 29.4% increase compared to December 31, 1996. Investment securities increased in 1997, primarily as a result of the increased deposits. At year end 1997 securities totaled $61,497,000, an increase of 10.7% from $55,545,000 at December 31, 1996. The increase in securities in 1997 includes a $72,000 increase in unrealized gains on securities available-for-sale.

         Total liabilities increased $72,840,000 at December 31, 1997 to $326,892,000 compared to $254,052,000 at December 31, 1996. This increase was composed primarily of the $73,391,000 increase in total deposits to $316,641,000 (a 30.2% increase). Securities sold under repurchase agreements decreased to $4,560,000 from $5,616,000 at the respective year ends 1997 and 1996.

         Stockholders' equity increased $3,565,000 or 16.8% due to net earnings, sales of stock pursuant to the Company's Dividend Reinvestment Plan, net of dividends paid on the Company's common stock and a $38,000 increase in net unrealized gains on available-for-sale securities. A more detailed discussion of assets, liabilities and capital follows.

         A subsidiary bank currently expects to construct a new main office facility during 1998. The cost of the construction is currently estimated to be $750,000.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS




LOANS:

Loan categories are as follows:


                                                 1997                      1996
                                          AMOUNT     PERCENTAGE     AMOUNT     PERCENTAGE
                                         --------    ----------    --------    ----------
                                            (In Thousands)            (In Thousands)
       Commercial, financial,
         and agricultural                $ 82,515       34.1%      $ 57,449       30.6%
       Installment                         38,423       15.9         32,558       17.3
       Real estate - mortgage             103,155       42.6         80,955       43.1
       Real estate - construction          18,159        7.4         16,828        9.0
                                         --------      -----       --------      -----

       TOTAL                             $242,252      100.0%      $187,790      100.0%
                                         ========      =====       ========      =====



         Loans are the largest component of the Company's assets and are its primary source of income. The Company's loan portfolio, net of allowance for loan loses, increased 29.4% by year end 1997. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31 1997 and 1996.

         As represented in the table, primary loan growth was in real estate mortgage loans and commercial loans. Real estate mortgage loans increased 27.4% in 1997 and at December 31, 1997 comprised 42.6% of total loans compared to 43.1% of total loans at December 31, 1996. This increase was primarily due to the favorable interest rate environment and the Company's ability to increase its market share of such loans while maintaining its loan underwriting standards. Commercial loans increased 43.6% in 1997 and comprised 34.1% of the total loan portfolio at December 31, 1997, compared to 30.6% at December 31, 1996.

         Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans, and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 1997, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.

         Non-performing loans, which include non-accrual loans and loans 90 days past due, totaled $1,379,000 at December 31, 1997, an increase from $1,054,000 at December 31, 1996. Non-accrual loans are loans on which accrual of interest is stopped when management believes collection of such interest is doubtful due to management's evaluation of the borrower's financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower's ability to pay. Non-accrual loans totaled $160,000 at

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


December 31, 1997 compared to $260,000 at December 31, 1996. Loans 90 days past due, as a component of non-performing loans, increased to $1,219,000 at December 31, 1997 from $794,000 at December 31, 1996. This increase is primarily a result of increases in installment loans that are 90 days past due offset by a reduction of real estate mortgage loans 90 days past due. The Bank had no renegotiated loans, which would have been included in non-performing loans.

         The Company also internally classifies loans about which management questions the borrower's ability to comply with the repayment terms of the loan agreement. These internally classified loans, inclusive of certain non-performing loans, totaled $1,162,000 at December 31, 1997 as compared to $561,000 at December 31, 1996. Of the internally classified loans at December 31, 1997, $306,000 are real estate related loans and $856,000 are various other types of loans. The internally classified loans as a percentage of the allowance for possible loan losses were 40.2% and 22.9%, respectively, at December 31, 1997 and 1996.

         The allowance for possible loan losses is discussed under "Provision for Possible Loan Losses." The Company maintains its allowance for possible loan losses at an amount deemed by management to be adequate to provide for the possibility of loan losses in the loan portfolio.

         Essentially all of the Company's loans were from Wilson County and adjoining counties. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment (at December 31, 1997 no single industry segment accounted for more than 10% of the Company's portfolio), as well as by identification of credit risks.

         The Company's management believes there is a significant opportunity to continue to increase the loan portfolio in the Company's primary market area. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending. Although it is the Company's objective to achieve a loan portfolio equal to approximately 75% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will determine the size of the loan portfolio in a given economic climate. This is reflected in the past two years when the Company's average loan to average deposit ratio was 76.8% and 77.0%. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company will sell loans it generates to other financial institutions if the transaction profits the Company and improves the liquidity of the loan portfolio. The subsidiary banks sell loan participations within the consolidated group. The Company seeks to build a loan portfolio which is capable of adjusting to swings in the interest rate market, and it is the Company's policy to maintain a diverse loan portfolio not dependent on any particular market or industrial segment.

SECURITIES

         Securities increased 10.7% to $61,497,000 at year end 1997 from $55,545,000 at December 31, 1996, and comprised the second largest and other primary component of the Company's earning assets. This increase followed a 6.8% securities portfolio increase from year end 1995 to 1996. The growth in securities resulted from continued deposit growth in excess of funds necessary to fund loan growth.

         The primary increase in the Company's securities portfolio was in U.S. Treasury and other U.S. Government agencies which increased $6,872,000 or 27.1% in 1997. Mortgage-backed securities decreased $2,124,000 or 22.4%. The average yield of the securities portfolio at December 31, 1997 was 7.09% with an average maturity of 5.33 years, as compared to an average yield of 6.9% and an average maturity of 4.2 years at December 31, 1996. Management has extended the average maturity of securities to increase or maintain the average yield.

         The Company has adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


Investments in Debt and Equity Securities". Under the provisions of the Statement, securities are to be classified in three categories and accounted for as follows:

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



The Company's classification of securities as of December 31, 1997 is as follows:



                                                  (In Thousands)
                                 ------------------------------------------------
                                    HELD-TO-MATURITY        AVAILABLE-FOR-SALE
                                    ----------------        ------------------
                                              Estimated                 Estimated
                                 Amortized      Market     Amortized      Market
                                    Cost        Value         Cost        Value
                                 ---------    ---------    ---------    ---------
U.S. Treasury and other
   U.S. Government agencies
   and Corporations               $ 1,197        1,213       30,977       31,039
Obligations of states and
   political subdivisions          16,989       17,314        4,781        4,903
Mortgage-backed
   securities                       6,065        6,020        1,294        1,304
                                  -------      -------      -------      -------

                                  $24,251       24,547       37,052       37,246
                                  =======      =======      =======      =======




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

         A component of the net increase in capital for the year ended December 31, 1995 totaling $519,000 represents the unrealized appreciation in securities available-for-sale of $836,000 less applicable tax expense of $317,000. The net decrease in capital for the year ended December 31, 1996 totaled $100,000 which represents the unrealized appreciation in securities available-for-sale of $161,000 less applicable tax expense of $61,000. During the year ended December 31, 1997, the net increase in capital totaled $38,000 which represents an increase in the unrealized appreciation in securities available-for-sale of $57,000 less applicable tax benefit of $19,000.

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

DEPOSITS

         The increases in assets in 1997 and 1996 were funded primarily by increases in deposits. Total deposits, which are the principal source of funds for the Company, totaled $316,641,000 at December 31, 1997 compared to $243,250,000 and $200,037,000 at December 31, 1996 and 1995, respectively. The
Company has targeted local consumers, professionals, and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, DeKalb County, Smith County and Trousdale County areas are growing economic markets offering growth opportunities for the Company; however, the Company competes with several of the larger bank holding companies that have bank offices in these counties; and therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management believes that the market share will be maintained or expanded.

         The $73,391,000 or 30.2% growth in deposits in 1997 consisted of changes in several deposit categories: savings accounts increased $7,558,000 (80.3%) to $16,971,000; total certificates of deposit (including individual retirement accounts) increased $36,067,000 (25.4%) to $177,912,000, money market demand accounts increased $18,381,000 (41.2%) to $63,030,000 and demand deposits increased $5,168,000 (19.0%) to $32,373,000.

         The average rate paid on average total interest-bearing deposits was 4.9% for 1997, compared to 4.8% for 1996. The average rate paid in 1995 was 4.9%.

         The ratio of average loans to average deposits was 76.8% in 1997 compared with 77.0% and 73.3% in 1996 and 1995, respectively.


LIQUIDITY AND ASSET MANAGEMENT

         The Company's management seeks to maximize net interest income by managing the Company's assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents and investment securities and money market instruments that will mature

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


within one year. At December 31, 1997, the Company's liquid assets approximated $32.1 million.

         The Company's primary source of liquidity is a stable core deposit base. In addition short-term investments, loan payments and investment security maturities provide a secondary source.

         Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Company's rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze the rate sensitivity position. These meetings focus the spread between the cost of funds and interest yields generated primarily through loans and investments.

         At December 31, 1997, the Company had a liability sensitive position (a negative gap) for 1997. Liability sensitivity means that more of the Company's liabilities are capable of repricing over certain time frames than assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing. The 1997 net earnings would have deteriorated in a rising rate environment as compared with the fairly stable rate environment. The 1996 earnings were enhanced by the stable rate environment. The 1995 earnings were reduced by the rising interest rates experienced in 1995.



The following table shows the rate sensitivity gaps for different time periods as of December 31, 1997:

      INTEREST RATE SENSITIVITY GAPS                                     One Year
      December 31, 1997                   1-90       91-180   181-365      and
      (In Thousands)                      Days        Days      Days      Longer    Total
      ------------------------------   ---------    -------   -------    --------  --------
      Interest-earning assets          $  81,308     32,229    43,842    166,423    323,802
      Interest-earning liabilities       161,799     28,447    56,292     42,290    288,828
                                       ---------    -------   -------    -------    -------
      Interest-rate sensitivity gap    $ (80,491)     3,782   (12,450)   124,133     34,974
                                       =========    =======   =======    =======    =======

        Cumulative gap                 $ (80,491)   (76,709)  (89,159)    34,974
                                       =========    =======   =======    =======



         At the present time there are no known trends or any known commitments, demands, events or uncertainties that will result in or that are reasonably likely to result in the Company's liquidity changing in any material way.

CAPITAL POSITION AND DIVIDENDS

         CAPITAL. At December 31, 1997, total stockholders' equity was $24,817,000 or 7.1% of total assets, which compares with $21,252,000 or 7.7% of total assets at December 31, 1996, and $18,398,000 or 8.1% of total assets at December 31, 1995. The dollar increase in stockholders' equity during 1997 reflects (i) the Company's net income of $3,664,000 less cash dividends of $.75 per share totaling $1,039,000, (ii) the issuance of 29,393 shares of common stock for $902,000 in lieu of payment of cash dividends and (iii) increase in the net unrealized gains on available-for-sale securities of $38,000.

         The Company's principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Company and its subsidiary banks. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which the Company and subsidiary banks have none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. The risk-based capital guidelines require the subsidiary banks and the Company to have a total risk-based capital ratio of 8.0% and a Tier I risk-based capital ratio of 4.0%. At December 31, 1997 the Company's total risk-based capital ratio was 13.4% and its Tier I risk-based capital ratio was 12.2%, respectively, compared to a ratios of 15.0% and 13.7%, respectively at December 31, 1996. The required Tier I leverage capital ratio (Tier I capital to average assets for the most recent quarter) for the Company is 4%. At December 31, 1997, the Company had a leverage ratio of 8.2% compared to 9.2% at December 31, 1996.

SUPERVISION AND REGULATION

         Bank Holding Company Act of 1956. As a Bank Holding Company, the Company is subject to regulation under the Bank Holding Company Act of 1956 (the "Act"), and the regulations adopted by the Board of Governors of the Federal Reserve System (the "Board") under the Act. The Company is required to file reports with, and is subject to examination by, the Board. The subsidiary banks are Tennessee state chartered banks, and are therefore subject to the supervision of and is regularly examined by the Tennessee Department of Financial Institutions (the "TDFI") and the Federal Deposit Insurance Corporation ("FDIC").

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

         The Company and the subsidiary banks are subject to certain restrictions imposed by the Federal Reserve Act and the Federal Deposit Insurance Act, respectively, on any extensions of credit to the Company or the subsidiary banks, on investments in the stock or other securities of the Company or the subsidiary banks, and on taking such stock or other securities as collateral for loans of any borrower.

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

         A "significantly undercapitalized" institu-tion may be subject to a number of additional requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized," requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.

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

         Pursuant to FDICIA, the FDIC has established a risk-based assessment system for deposit insurance. Under the risk-based assessment regulations, insured institutions such as the Subsidiary Banks, are assigned an assessment risk classification based upon capital levels and supervisory evaluations. On August 8, 1995, the FDIC voted to reduce the assessment rates paid by

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


most banks. Under the revised rate structure, the best-rated banks would pay an assessment at 0.04% of insured deposits, while the weakest banks would continue to pay at a 0.31% rate. The revised rate structure became effective on a retroactive basis as of June 1, 1995. As a result of the revised rate structure, the Company received a refund of $111,000 in the third quarter of 1995. On November 14, 1995, the FDIC further reduced the rate structure starting in January, 1996. Under the 1996 rate structure, the best rated banks will pay only the statutory minimum assessment of $2,000 per year while the weakest banks will pay at a rate of 0.27% of insured deposits. Wilson Bank and Trust paid the statutory annual minimum assessment of $2,000 per year and DeKalb Community Bank paid $1,000 for the half year it was in operation. Effective January 1, 1997 the banks were assessed an annual assessment of .01296% of insured deposits.

         Management is not aware of any current recommendations by the regulatory authorities which, if implemented, would have a material effect on the Registrant's liquidity, capital resources or operations.

         The Company plans to adopt Statement of Financial Accounting Standards No. 130 (SFAS 130) "Reporting Comprehensive Income" during the first quarter of 1998. The Company plans to present an additional financial statement which reports comprehensive income. The primary difference between reported earnings and comprehensive income will be unrealized gains and losses related to certain investment securities.

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

                           WILSON BANK HOLDING COMPANY

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

                   (WITH INDEPENDENT AUDITOR'S REPORT THEREON)

                    [MAGGART & ASSOCIATES, P.C. LETTERHEAD]




                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Wilson Bank Holding Company

We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                             /s/ Maggart & Associates, P.C.



Nashville, Tennessee
January 10, 1998

                           WILSON BANK HOLDING COMPANY

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996


                                                                                   In Thousands
                                                                              ----------------------
                                                                                1997          1996
                                                                                ----          ----
                                     ASSETS
                                     ------

Loans, net of allowance for possible loan losses of $2,890,000
   and $2,452,000, respectively                                               $237,666       183,642
Securities:
   Held-to-maturity, at amortized cost (market value $24,547,000
     and $26,702,000, respectively)                                             24,251        26,535
   Available-for-sale, at market (amortized cost $37,052,000 and
     $28,888,000, respectively)                                                 37,246        29,010
                                                                              --------      --------
                  Total securities                                              61,497        55,545

Loans held for sale                                                              4,092         2,219
Federal funds sold                                                              17,657        10,626
                                                                              --------      --------
                  Total earning assets                                         320,912       252,032
                                                                              --------      --------

Cash and due from banks                                                         14,123         9,938
Premises and equipment, net                                                     11,929         9,614
Accrued interest receivable                                                      2,715         2,063
Organizational costs, net of accumulated amortization
   of $58,000 and $32,000, respectively                                             78           104
Deferred income taxes                                                              695           612
Other real estate                                                                   63            --
Other assets                                                                     1,194           941
                                                                              --------      --------

                                                                              $351,709       275,304
                                                                              ========      ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Deposits                                                                      $316,641       243,250
Securities sold under repurchase agreements                                      4,560         5,616
Accrued interest and other liabilities                                           2,236         1,761
Minority interest                                                                3,455         3,425
                                                                              --------      --------
                  Total liabilities                                            326,892       254,052
                                                                              --------      --------

Stockholders' equity:

   Common stock, par value $2.00 per share, authorized 5,000,000,
     1,407,467 and 1,378,074 shares issued and outstanding, respectively         2,815         2,756
   Additional paid-in capital                                                    7,527         6,684
   Retained earnings                                                            14,362        11,737
   Net unrealized gains on available-for-sale securities, net of taxes
     of $65,000 and $46,000, respectively                                          113            75
                                                                              --------      --------
                  Total stockholders' equity                                    24,817        21,252
                                                                              --------      --------

COMMITMENTS AND CONTINGENCIES
                                                                              $351,709       275,304
                                                                              ========      ========


See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                       CONSOLIDATED STATEMENTS OF EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 1997


                                                                                         In Thousands
                                                                        -----------------------------------------------
                                                                            1997              1996              1995
                                                                            ----              ----              ----
Interest income:
   Interest and fees on loans                                           $    20,466            15,725            12,763
   Interest and dividends on securities:
     Taxable securities                                                       2,457             1,934             1,792
     Exempt from Federal income taxes                                         1,166             1,161             1,054
   Interest on loans held for sale                                              111               106               126
   Interest on Federal funds sold                                               941               517               622
   Interest on interest-bearing deposits in financial institutions               --                 5                 9
                                                                        -----------       -----------       -----------
                  Total interest income                                      25,141            19,448            16,366
                                                                        -----------       -----------       -----------

Interest expense:
   Interest on negotiable order of withdrawal accounts                          515               479               471
   Interest on money market accounts and other
     savings accounts                                                         2,652             1,885             1,465
   Interest on certificates of deposit                                        9,155             7,011             6,142
   Interest on securities sold under repurchase agreements                      353               422               347
                                                                        -----------       -----------       -----------
                  Total interest expense                                     12,675             9,797             8,425
                                                                        -----------       -----------       -----------

Net interest income before provision for loan losses                         12,466             9,651             7,941
Provision for possible loan losses                                             (828)             (665)             (527)
                                                                        -----------       -----------       -----------
Net  interest income after provision for possible loan losses                11,638             8,986             7,414
Non-interest income                                                           3,410             2,781             1,874
Non-interest expense                                                         (9,618)           (7,254)           (5,871)
                                                                        -----------       -----------       -----------

                  Earnings before income taxes                                5,430             4,513             3,417

Income taxes                                                                  1,766             1,406               996
                                                                        -----------       -----------       -----------

                  Net earnings                                          $     3,664             3,107             2,421
                                                                        ===========       ===========       ===========

Net earnings per common share                                           $      2.62              2.27              1.81
                                                                        ===========       ===========       ===========

Weighted average number of shares outstanding                             1,397,471         1,368,675         1,339,070
                                                                        ===========       ===========       ===========




See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 1997


                                                                                         Net
                                                                                     Unrealized
                                                                                     Gain (Loss)
                                                           Additional               On Available-
                                                Common      Paid-In      Retained     For-Sale
                                                Stock       Capital      Earnings     Securities      Total
                                               -------     ----------    --------   -------------    -------
Balance December 31, 1994                      $ 2,638        5,236        8,088          (344)       15,618

Cash dividends declared, $.70 per share             --           --         (929)           --          (929)

Issuance of 30,482 shares of stock
   pursuant to dividend reinvestment plan           61          708           --            --           769

Net change in unrealized gain (loss) on
   available-for-sale securities during
   the year, net of taxes of $317,000               --           --           --           519           519

Net earnings for year                               --           --        2,421            --         2,421
                                               -------      -------      -------       -------       -------

Balance December 31, 1995                        2,699        5,944        9,580           175        18,398

Cash dividends declared, $.70 per share             --           --         (950)           --          (950)

Issuance of 28,458 shares of stock
   pursuant to dividend reinvestment plan           57          740           --            --           797

Net change in unrealized gain on
   available-for-sale securities during
   the year, net of taxes of $61,000                --           --           --          (100)         (100)

Net earnings for year                               --           --        3,107            --         3,107
                                               -------      -------      -------       -------       -------

Balance December 31, 1996                        2,756        6,684       11,737            75        21,252

Cash dividends declared, $.75 per share             --           --       (1,039)           --        (1,039)

Issuance of 29,393 shares of stock
   pursuant to dividend reinvestment plan           59          843           --            --           902

Net change in unrealized gain on
   available-for-sale securities during
   the year, net of taxes of $19,000                --           --           --            38            38

Net earnings for year                               --           --        3,664            --         3,664
                                               -------      -------      -------       -------       -------

Balance December 31, 1997                      $ 2,815        7,527       14,362           113        24,817
                                               =======      =======      =======       =======       =======


See accompanying notes to consolidated financial statements.

                          WILSON BANK HOLDING COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 1997

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                      In Thousands
                                                                          --------------------------------------
                                                                            1997           1996           1995
                                                                            ----           ----           ----
Cash flows from operating activities:
   Interest received                                                      $ 24,434         19,236         15,731
   Fees received                                                             2,789          2,213          1,328
   Proceeds from sale of loans                                              39,406         31,803         24,018
   Origination of loans held for sale                                      (40,663)       (31,816)       (24,356)
   Interest paid                                                           (12,206)        (9,814)        (7,883)
   Cash paid to suppliers and employees                                     (8,734)        (6,756)        (5,320)
   Income taxes paid                                                        (1,939)        (1,595)        (1,018)
                                                                          --------       --------       --------
                  Net cash provided by operating activities                  3,087          3,271          2,500
                                                                          --------       --------       --------

Cash flows from investing activities:
   Purchase of available-for-sale securities                               (22,813)        (9,757)       (16,241)
   Proceeds from sales of available-for-sale securities                         --             --          4,542
   Proceeds from maturities of available-for-sale securities                14,704          7,264          1,914
   Purchase of held-to-maturity securities                                  (5,133)        (4,143)        (1,090)
   Proceeds from maturities of held-to-maturity securities                   7,417          2,999          2,825
   Loans made to customers, net of repayments                              (54,915)       (37,569)       (24,088)
   Purchase of bank premise and equipment                                   (3,335)        (4,162)        (1,127)
   Proceeds from maturities of interest-bearing deposits
     in financial institutions                                                  --            100             --
   Proceeds from sale of fixed assets                                            6             --             14
   Proceeds from sales of other real estate                                     --             --             20
   Payments of organizational costs                                             --           (111)            --
                                                                          --------       --------       --------
                  Net cash used in investing activities                    (64,069)       (45,379)       (33,231)
                                                                          --------       --------       --------

Cash flows from financing activities:
   Net increase in non-interest bearing savings and
     NOW deposit accounts                                                   37,323         14,302         12,311
   Net increase in time deposits                                            36,068         28,911         16,210
   Proceeds from sale of securities under agreements to repurchase              --             --          2,384
   Payments on securities under agreements to repurchase                    (1,056)        (1,077)            --
   Dividends paid                                                           (1,039)          (950)          (929)
   Proceeds from sale of common stock                                          902            797            769
   Proceeds from sale of subsidiaries stock to minority shareholders            --          3,500             --
                                                                          --------       --------       --------
                  Net cash provided by financing activities                 72,198         45,483         30,745
                                                                          --------       --------       --------

Net increase in cash and cash equivalents                                   11,216          3,375             14

Cash and cash equivalents at beginning of year                              20,564         17,189         17,175
                                                                          --------       --------       --------

Cash and cash equivalents at end of year                                  $ 31,780         20,564         17,189
                                                                          ========       ========       ========



See accompanying notes to consolidated financial statements.

                          WILSON BANK HOLDING COMPANY

                       THREE YEARS ENDED DECEMBER 31, 1997

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                    In Thousands
                                                                         -----------------------------------
                                                                           1997          1996          1995
                                                                         -------       -------       -------
Reconciliation of net earnings to net cash
  provided by operating activities:
     Net earnings                                                        $ 3,664         3,107         2,421
     Adjustments to reconcile net earnings to net cash
       provided by operating activities:
         Depreciation and amortization                                     1,045           682           542
         Provision for possible loan losses                                  828           665           527
         Provision for deferred taxes                                       (106)         (202)         (112)
         Securities losses related to available-for-sale securities           --            --            26
         Loss on sale of other real estate                                    --            --            11
         Gain on sale of fixed assets                                         (5)           --            (5)
         FHLB dividend reinvestment                                          (55)          (45)          (37)
         Increase in loans held for sale                                  (1,873)         (504)         (707)
         Decrease (increase) in refundable income taxes                      (38)          (57)            6
         Increase (decrease) in taxes payable                                (28)           69            84
         Increase in accrued interest receivable                            (652)         (167)         (598)
         Increase (decrease) in interest payable                             469           (17)          542
         Increase in other assets                                           (216)         (331)         (172)
         Increase (decrease) in accrued expenses                              34           148           (28)
         Net gains (losses) of minority interests of commercial
           bank subsidiaries                                                  20           (77)           --
                                                                         -------       -------       -------
                  Total adjustments                                         (577)          164            79
                                                                         -------       -------       -------

                  Net cash provided by operating activities              $ 3,087         3,271         2,500
                                                                         =======       =======       =======



Supplemental Schedule of Non-Cash Activities:

   Investment securities transferred to available-for-sale               $    --            --         1,095
                                                                         =======       =======       =======

   Unrealized gain (loss) in value of securities available-for-sale net of taxes of $19,000 in 1997, $61,000 in 1996,
     and $317,000 in 1995                                                $    38          (100)          519
                                                                         =======       =======       =======

   Non-cash transfers from loans to other real estate                    $    63            --            --
                                                                         =======       =======       =======


See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1997, 1996 AND 1995

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

         (b)      NATURE OF OPERATIONS

                  Wilson Bank & Trust, DeKalb Community Bank and Community Bank of Smith County operate under state bank charters and provide full banking services. Wilson Bank & Trust also provides trust services. As state banks, the subsidiary banks are subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation. The areas served by the banks include Wilson County, DeKalb County, Smith County and Trousdale County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the three main offices and eight branch locations.

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

         (d)      LOANS

                  Loans are stated at the principal amount outstanding. Unearned discount, deferred loan fees net of loan acquisition costs, and the allowance for possible loan losses are shown as reductions of loans. Loan origination and commitment fees and certain loan-related costs are being deferred and the net amount amortized as an adjustment of the related loan's yield over the contractual life of the loan. Unearned discount represents the unamortized amount of finance charges, principally related to certain installment loans. Interest income on most loans is accrued based on the principal amount outstanding.

                  The Company adopted, on a prospective basis effective January 1, 1995, Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These pronouncements apply to impaired loans except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including residential mortgage and installment loans.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (d)      LOANS, CONTINUED

                  A loan is impaired when it is probable that the Company will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. Impaired loans are measured at the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company shall recognize an impairment by creating a valuation allowance with a corresponding charge to the provision for possible loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for possible loan losses.

                  The Company's installment loans are divided into various groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and, thus, are not subject to the provisions of SFAS Nos. 114 and 118. Substantially all other loans of the Company are evaluated for impairment under the provisions of SFAS Nos. 114 and 118.

                  The Company considers all loans on nonaccrual status to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Delays or shortfalls in loan payments are evaluated along with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower's financial condition, collateral, liquidation value, and other factors that affect the borrower's ability to pay.

                  Generally, at the time a loan is placed on nonaccrual status, all interest accrued and uncollected on the loan in the current fiscal year is reversed from income, and all interest accrued and uncollected from the prior year is charged off against the allowance for possible loan losses. Thereafter, interest on nonaccrual loans is recognized as interest income only to the extent that cash is received and future collection of principal is not in doubt. If the collectibility of outstanding principal is doubtful, such cash received is applied as a reduction of principal. A nonaccrual loan may be restored to an accruing status when principal and interest are no longer past due and unpaid and future collection of principal and interest on a timely basis is not in doubt.

                  Loans not on nonaccrual status are classified as impaired in certain cases when there is inadequate protection by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Company will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Company's criteria for nonaccrual status.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (d)      LOANS, CONTINUED

                  Generally, the Company also classifies as impaired any loans the terms of which have been modified in a troubled debt restructuring. Interest is generally accrued on such loans that continue to meet the modified terms of their loan agreements.

                  The Company's charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged off in the month when they are considered uncollectible.

         (e)      ALLOWANCE FOR POSSIBLE LOAN LOSSES

                  The provision for possible loan losses represents a charge to earnings necessary, after loan charge-offs and recoveries, to maintain the allowance for possible loan losses at an appropriate level which is adequate to absorb estimated losses inherent in the loan portfolio. Such estimated losses arise primarily from the loan portfolio but may also be derived from other sources, including commitments to extend credit and standby letters of credit. The level of the allowance is determined on a quarterly basis using procedures which include: (1) categorizing commercial and commercial real estate loans into risk categories to estimate loss probabilities based primarily on the historical loss experience of those risk categories and current economic conditions; (2) analyzing significant commercial and commercial real estate credits and calculating specific reserves as necessary; (3) assessing various homogeneous consumer loan categories to estimate loss probabilities based primarily on historical loss experience; (4) reviewing unfunded commitments; and (5) considering various other factors, such as changes in credit concentrations, loan mix, and economic conditions which may not be specifically quantified in the loan analysis process.

                  The allowance for possible loan losses consists of an allocated portion and an unallocated, or general portion. The allocated portion is maintained to cover estimated losses applicable to specific segments of the loan portfolio. The unallocated portion is maintained to absorb losses which probably exist as of the evaluation date but are not identified by the more objective processes used for the allocated portion of the allowance due to risk of errors or imprecision. While the total allowance consists of an allocated portion and an unallocated portion, these terms are primarily used to describe a process. Both portions of the allowance are available to provide for inherent loss in the entire portfolio.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (e)      ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

                  The allowance for possible loan losses is increased by provisions for possible loan losses charged to expense and is reduced (increased) by loans charged off net of recoveries on loans previously charged off. The provision is based on management's determination of the amount of the allowance necessary to provide for estimated loan losses based on its evaluation of the loan portfolio. Determining the appropriate level of the allowance and the amount of the provision involves uncertainties and matters of judgment and therefore cannot be determined with precision.

         (f)      DEBT AND EQUITY SECURITIES

                  The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", effective January 1, 1994. Under the provisions of the Statement, securities are classified in three categories and accounted for as follows:

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

                  No securities have been classified as trading securities.

                  Realized gains or losses from the sale of debt and equity securities are recognized based upon the specific identification method.

         (g)      LOANS HELD FOR SALE

                  Mortgage loans held for sale are reported at the lower of cost or market value, determined by outstanding commitments from investors at the balance sheet date. These loans are valued on an aggregate basis.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (h)      PREMISES AND EQUIPMENT

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

         (i)      LONG-LIVED ASSETS

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

         (j)      CASH AND CASH EQUIVALENTS

                  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds sold are purchased and sold for one-day periods. The Company maintains deposits with other financial institutions in excess of the Federal insurance amounts. Management makes deposits only with financial institutions it considers to be financially sound.

         (k)      INCOME TAXES

                  Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax asset and liabilities are expected to be realized or settled as prescribed in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                  The Company and its wholly-owned subsidiaries file a consolidated Federal income tax return. The 50% owned subsidiaries file a separate Federal income tax return but are included in the Company's consolidated state income tax return. Each subsidiary provides for income taxes on a separate-return basis.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (l)      EARNINGS PER COMMON SHARE

                  Earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding during each year.

         (m)      OTHER REAL ESTATE

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

         (n)      RECLASSIFICATIONS

                  Certain reclassifications have been made to the 1996 and 1995 figures to conform to the presentation for 1997.

         (o)      OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

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

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The classifications of loans at December 31, 1997 and 1996 is as follows:

                                                                      In Thousands
                                                                 --------------------
                                                                    1997        1996
                                                                    ----        ----
                  Commercial, financial and agricultural         $   82,515     57,449
                  Installment                                        38,423     32,558
                  Real estate - construction                         18,159     16,828
                  Real estate - mortgage                            103,155     80,955
                                                                 ----------    -------
                                                                    242,252    187,790

                  Unearned interest                                  (1,696)    (1,696)
                  Allowance for possible loan losses                 (2,890)    (2,452)
                                                                 ----------    -------
                                                                 $  237,666    183,642
                                                                 ==========    =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         The principal maturities on loans at December 31, 1997 are as follows:

                                                        In Thousands
                             ------------------------------------------------------------------
                             Commercial
                              Financial
                                 and                     Real Estate -  Real Estate-
                             Agricultural   Installment   Construction     Mortgage      Total
                             ------------   -----------  -------------  ------------    -------
         3 months or less      $17,289          1,928         8,435            981       28,633
         3 to 12 months         28,873          2,650         8,548          2,222       42,293
         1 to 5 years           22,755         32,725           199         28,356       84,035
         Over 5 Years           13,598          1,120           977         71,596       87,291
                               -------        -------       -------        -------      -------

                               $82,515         38,423        18,159        103,155      242,252
                               =======        =======       =======        =======      =======

         At December 31, 1997, variable rate and fixed rate loans total $99,020,000 and $143,232,000, respectively. At December 31, 1996, variable rate loans were $71,874,000 and fixed rate loans totaled $115,916,000.

         In the normal course of business, the Company's subsidiary has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $4,494,000 and $3,105,000 at December 31, 1997 and 1996, respectively. As of December 31, 1997 none of these loans were restructured, nor were any related party loans charged-off during the past three years.

         An analysis of the activity with respect to such loans to related parties is as follows:

                                                                 In Thousands
                                                              -----------------
                                                                 December 31,
                                                              -----------------
                                                                1997      1996
                                                                ----      ----
                  Balance January 1                           $ 3,105     2,286
                  New loans during the year                     6,085     3,547
                  Repayments during the year                   (4,696)   (2,728)
                                                              -------   -------
                  Balance, December 31                        $ 4,494     3,105
                                                              =======   =======

         A director of the Company performs appraisals related to certain loan customers. Fees paid to the director for these services were $225,000 in 1997, $250,000 in 1996 and $162,000 in 1995.

         Loans which had been placed on non-accrual status totaled $160,000 and $260,000 at December 31, 1997 and 1996, respectively. Had interest on these loans been accrued, interest income would have been increased by approximately $11,000 in 1997, $12,000 in 1996 and $7,000 in 1995.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995




(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         Transactions in the allowance for possible loan losses for the years ended December 31, 1997, 1997 and 1996 are summarized as follows:


                                                                         In Thousands
                                                              -----------------------------------
                                                                1997          1996          1995
                                                                ----          ----          ----
                  Balance, beginning of year                  $ 2,452         1,944         1,556
                  Provision charged to operating expense          828           665           527
                  Loans charged off                              (486)         (174)         (165)
                  Recoveries on losses                             96            17            26
                                                              -------       -------       -------

                  Balance, end of year                        $ 2,890         2,452         1,944
                                                              =======       =======       =======

         The Company's principal customers are basically in the Middle Tennessee area with a concentration in Wilson County, Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral varies depending upon the purpose of the credit and the borrower's financial condition.

         Impaired loans and related loan loss reserve amounts at December 31, 1997 and 1996 were as follows:

                                                          In Thousands
                                                       ------------------
                                                           December 31,
                                                       ------------------
                                                        1997         1996
                                                        ----         ----
                  Recorded investment                  $1,025         264
                  Loan loss reserve                    $  227         113

         The average recorded investment in impaired loans for the years ended December 31, 1997 and 1996 was $543,000 and $270,000, respectively.

         The related total amount of interest income recognized on the accrual basis for the period that such loans were impaired was $23,000 and $9,000 for 1997 and 1996, respectively.

         In 1997, 1996 and 1995, the Company originated and sold loans in the secondary market of $40,663,000, $31,816,000, and $24,356,000, respectively. At December 31, 1997, the wholly-owned subsidiary Bank had not been required to repurchase any of the loans originated by the Bank and sold in the secondary market. The gain on sale of these loans totaled $616,000, $491,000, and $369,000 in 1997, 1996 and 1995,
         respectively.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         Of the loans sold in the secondary market, the recourse to the wholly-owned subsidiary Bank is limited. On loans sold to the Federal Home Loan Mortgage Corporation, the Bank has a recourse obligation for one year from the purchase date. At December 31, 1997, loans sold to the Federal Home Loan Mortgage Corporation with existing recourse totaled $2,443,000. All other loans sold in the secondary market provide the purchase recourse to the Bank for a period of 90 days from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. At December 31, 1997, total loans sold with recourse to the Bank, including those sold to the Federal Home Loan Mortgage Corporation, aggregated $14,348,000. Management expects no loss to result from these recourse provisions.

(3)      DEBT AND EQUITY SECURITIES

         Debt and equity securities have been classified in the consolidated balance sheet according to management's intent. The Company's classification of securities at December 31, 1997 is as follows:


                                                              Securities Held-To-Maturity
                                                    ------------------------------------------------
                                                                      In Thousands
                                                    ------------------------------------------------
                                                                   Gross        Gross      Estimated
                                                    Amortized    Unrealized   Unrealized     Market
                                                       Cost        Gains        Losses       Value
                                                    ---------    ----------   ----------   ---------
            U.S. Treasury and other U.S.
              Government agencies and
              corporations                           $ 1,197           16           --        1,213
            Obligations of states and political
              subdivision                             16,989          332            7       17,314
            Mortgage-backed securities                 6,065           12           57        6,020
                                                     -------      -------      -------      -------

                                                     $24,251          360           64       24,547
                                                     =======      =======      =======      =======

                                                             Securities Available-For-Sale
                                                    ------------------------------------------------
                                                                      In Thousands
                                                    ------------------------------------------------
                                                                   Gross        Gross      Estimated
                                                    Amortized    Unrealized   Unrealized     Market
                                                       Cost        Gains        Losses       Value
                                                    ---------    ----------   ----------   ---------
            U.S. Treasury and other U.S.
              Government agencies and
              corporations                           $30,977           82           20       31,039
            Obligations of states and political
              subdivision                              4,781          123            1        4,903
            Mortgage-backed securities                 1,294           19            9        1,304
                                                     -------      -------      -------      -------

                                                     $37,052          224           30       37,246
                                                     =======      =======      =======      =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995




(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         Debt and equity securities at December 31, 1996 consist of the following:


                                                              Securities Held-To-Maturity
                                                    ------------------------------------------------
                                                                      In Thousands
                                                    ------------------------------------------------
                                                                   Gross        Gross      Estimated
                                                    Amortized    Unrealized   Unrealized     Market
                                                       Cost        Gains        Losses       Value
                                                    ---------    ----------   ----------   ---------
            U.S. Treasury and other U.S.
              Government agencies and
              corporations                           $ 3,097            3           12        3,088
            Obligations of states and political
              subdivision                             15,961          263           51       16,173
            Mortgage-backed securities                 7,477           33           69        7,441
                                                     -------      -------      -------      -------

                                                     $26,535          299          132       26,702
                                                     =======      =======      =======      =======

                                                             Securities Available-For-Sale
                                                    ------------------------------------------------
                                                                      In Thousands
                                                    ------------------------------------------------
                                                                   Gross        Gross      Estimated
                                                    Amortized    Unrealized   Unrealized     Market
                                                       Cost        Gains        Losses       Value
                                                    ---------    ----------   ----------   ---------
            U.S. Treasury and other U.S.
              Government agencies and
              corporations                           $22,317           34           84       22,267
            Obligations of states and political
              subdivision                              4,561          169            3        4,727
            Mortgage-backed securities                 2,010           25           19        2,016
                                                     -------      -------      -------      -------

                                                     $28,888          228          106       29,010
                                                     =======      =======      =======      =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                  Securities Held-To-Maturity                             Estimated
                  ---------------------------                Amortized      Market
                                                                Cost        Value
                                                             ---------    ---------
                  Due in one year or less                     $ 1,949        1,960
                  Due after one year through five years         7,377        7,485
                  Due after five years through ten years        4,775        4,878
                  Due after ten years                           4,085        4,204
                                                              -------      -------
                                                               18,186       18,527
                  Mortgage-backed securities                    6,065        6,020
                                                              -------      -------
                                                              $24,251       24,547
                                                              =======      =======

                  Securities Available-for-Sale                           Estimated
                  -----------------------------              Amortized      Market
                                                                Cost        Value
                                                             ---------    ---------
                  Due in one year or less                     $ 4,702        4,726
                  Due after one year through five years        17,969       18,081
                  Due after five years through ten years       11,021       11,064
                  Due after ten years                           1,219        1,224
                                                              -------      -------
                                                               34,911       35,095
                  Mortgage-backed securities                    1,294        1,304
                  Federal Home Loan Bank stock                    847          847
                                                              -------      -------
                                                              $37,052       37,246
                                                              =======      =======


         Results from sales of debt and equity securities are as follows:

                                                             In Thousands
                                                      -------------------------
                                                       1997      1996      1995
                                                       ----      ----      ----
                  Gross proceeds                      $   --        --     4,542
                                                      ======    ======    ======

                  Gross realized gains                $   --        --        20
                  Gross realized losses                   --        --       (46)
                                                      ------    ------    ------

                        Net realized losses           $   --        --       (26)
                                                      ======    ======    ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The Company periodically applies the stress test to its securities portfolio. To satisfy the stress test a security's estimated market value should not decline more than certain percentages given certain assumed interest rate increases. The Company had no securities that failed to meet the stress test.

         Securities carried in the balance sheet of approximately $41,803,000 (approximate market value of $42,037,000) and $41,451,000 (approximate market value of $41,546,000), were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 1997 and 1996, respectively.

         Included in the securities above are $18,547,000 (market value of $18,819,000) and $16,220,000 (market value of $16,399,000) at December
         31, 1997 and 1996, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

         Securities that have rates that adjust prior to maturity totaled $5,742,000 (market value $5,755,000) at December 31, 1997.

         Included in the securities portfolio is stock of the Federal Home Loan Bank amounting to $847,000 and $708,000 at December 31, 1997 and 1996, respectively. The stock can be sold back at par and only to the Federal Home Loan Bank or to another member institution.

(4)      PREMISES AND EQUIPMENT

         The detail of premises and equipment at December 31, 1997 and 1996 is as follows:

                                                                 In Thousands
                                                           -----------------------
                                                             1997           1996
                                                             ----           ----
                  Land                                     $  2,153          1,506
                  Buildings                                   7,314          6,152
                  Leasehold improvements                        153            151
                  Furniture and equipment                     5,029          4,154
                  Automobiles                                   114             75
                  Construction in progress                      647             57
                                                           --------       --------
                                                             15,410         12,095
                  Less accumulated depreciation              (3,481)        (2,481)
                                                           --------       --------
                                                           $ 11,929          9,614
                                                           ========       ========


         Building additions during 1997 include payments of $716,000 to a construction company owned by a director of the Company.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(5)      DEPOSITS

         Deposits at December 31, 1997 and 1996 are summarized as follows:

                                                                                In Thousands
                                                                          ----------------------
                                                                            1997          1996
                                                                            ----          ----
                  Demand deposits                                         $ 32,373        27,205
                  Savings accounts                                          16,971         9,413
                  Negotiable order of withdrawal                            26,355        20,138
                  Money market demand accounts                              63,030        44,649
                  Certificates of deposit $100,000 or greater               56,560        39,712
                  Other certificates of deposit                            105,976        90,555
                  Individual retirement accounts $100,000 or greater         4,386         1,898
                  Other individual retirement accounts                      10,990         9,680
                                                                          --------      --------
                                                                          $316,641       243,250
                                                                          ========      ========

         Principal maturities of certificates of deposit and individual retirement accounts at December 31, 1997 are as follows:

                                                               In Thousands
                                               ---------------------------------------------
                                               Single Deposits   Single Deposits
                          Maturity              Under $100,000    Over $100,000       Total
                          --------              --------------    -------------       -----
                 3 months or less                    $ 25,480         19,186          44,666
                 3 to 6 months                         19,530          9,717          29,247
                 6 to 12 months                        40,735         18,333          59,068
                 1 to 5 years                          31,221         13,710          44,931
                                                     --------       --------        --------

                                                     $116,966         60,946         177,912
                                                     ========       ========        ========

         The subsidiary banks are required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 1997 and 1996 were approximately $1,328,000 and $1,049,000, respectively.

(6)      SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         The maximum amounts of outstanding repurchase agreements at any month end during 1997 and 1996 was $9,632,000 and $11,552,000, respectively.
         The average daily balance outstanding during 1997, 1996 and 1995 was $7,327,000, $8,224,000, and $6,411,000, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(7)      NON-INTEREST INCOME AND NON-INTEREST EXPENSE

         The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

                                                                                 In Thousands
                                                                         ------------------------------
                                                                          1997        1996        1995
                                                                          ----        ----        ----
                  Non-interest income:
                    Service charges on deposits                          $1,430       1,251         974
                    Other fees                                            1,351         962         526
                    Gains on sales of loans                                 616         491         369
                    Gains on sales of fixed assets                            5          --           5
                    Other income                                              8          --          --
                    Minority interest in net losses of subsidiaries          --          77          --
                                                                         ------      ------      ------
                                                                         $3,410       2,781       1,874
                                                                         ======      ======      ======

                  Non-interest expense:
                    Employee salaries and benefits                       $4,583       3,811       3,009
                    Employee benefit plan                                   271         188         127
                    Occupancy expenses                                      725         469         290
                    Furniture and equipment expenses                        811         624         568
                    Loss on sale of other real estate                        --          --          11
                    FDIC insurance                                           30           3         198
                    Directors' fees                                         397         349         245
                    Other operating expenses                              2,781       1,810       1,397
                    Security losses related to available-for-sale
                       securities                                            --          --          26
                    Minority interest in net income of
                       subsidiaries                                          20          --          --
                                                                         ------      ------      ------

                                                                         $9,618       7,254       5,871
                                                                         ======      ======      ======


(8)      INCOME TAXES

         The components of the net deferred tax asset are as follows:

                                                                  In Thousands
                                                              --------------------
                                                                1997          1996
                                                                ----          ----
                  Deferred tax asset:                         $   871           691
                    Federal                                       164           139
                                                              -------       -------
                    State                                       1,035           830
                                                              -------       -------

                  Deferred tax liability:

                    Federal                                      (286)         (183)
                    State                                         (54)          (35)
                                                              -------       -------
                                                                 (340)         (218)
                                                              -------       -------

                                                              $   695           612
                                                              =======       =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(8)      INCOME TAXES, CONTINUED

         The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                                                  In Thousands
                                                                               -----------------
                                                                                1997        1996
                                                                                ----        ----
                  Financial statement allowance for loan losses
                    in excess of tax allowance                                 $ 999         835

                  Excess of depreciation deducted for tax purposes
                    over the amounts deducted in the financial statements       (192)       (177)

                  Financial statement deduction for deferred compensation
                    in excess of deduction for tax purposes                       16           9

                  Financial statement deduction for preopening expenses
                    in excess of the amounts deducted for tax purposes            20          40

                  Financial statement income on FHLB stock dividends
                    not recognized for tax purposes                              (38)         --

                  Unrealized gain on securities available-for-sale               (74)        (46)
                                                                               -----       -----
                                                                                 731         661
                  Benefit of 50% owned bank subsidiaries' Federal net
                    operating loss not recognized                                (36)        (49)
                                                                               -----       -----

                                                                               $ 695         612
                                                                               =====       =====

         The components of income tax expense (benefit) are summarized as follows:

                                                         In Thousands
                                              -----------------------------------
                                              Federal        State         Total
                  1997
                  ----
                    Current                   $ 1,524           348         1,872
                    Deferred                      (91)          (15)         (106)
                                              -------       -------       -------
                         Total                $ 1,433           333         1,766
                                              =======       =======       =======
                  1996
                  ----
                    Current                   $ 1,304           304         1,608
                    Deferred                     (162)          (40)         (202)
                                              -------       -------       -------
                         Total                $ 1,142           264         1,406
                                              =======       =======       =======

                  1995
                  ----
                    Current                   $   887           221         1,108
                    Deferred                      (95)          (17)         (112)
                                              -------       -------       -------
                         Total                $   792           204           996
                                              =======       =======       =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(8)      INCOME TAXES, CONTINUED

         A reconciliation of actual income tax expense of $1,766,000, $1,406,000 and $996,000 for the years ended December 31, 1997, 1996 and 1995, respectively, to the "expected" tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

                                                                                  In Thousands
                                                                       -----------------------------------
                                                                         1997          1996          1995
                                                                         ----          ----          ----
           Computed "expected" tax expense                             $ 1,846         1,534         1,162
           State income taxes, net of Federal income tax benefit           220           175           134
           Tax exempt interest, net of interest expense exclusion         (335)         (331)         (306)
           Tax expense related to minority interest income (loss)
             in subsidiaries                                                 7           (26)           --
           Tax benefits of net operating losses of 50% owned
             bank subsidiaries not recognized                               31            52            --
           Tax benefits of net operating losses of 50% owned
             bank subsidiaries not previously recognized                   (33)           --            --
           Other                                                            30             2             6
                                                                       -------       -------       -------
                                                                       $ 1,766         1,406           996
                                                                       =======       =======       =======

         Total income tax expense for 1995 includes an income tax benefit of $10,000 related to the loss on sale of securities. There were no sales of securities in 1997 and 1996.

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

                 Years Ending December 31,                   In Thousands
                 -------------------------                   ------------
                            1998                             $     50,456
                            1999                                   34,356
                            2000                                   20,790
                            2001                                   10,100
                            2002                                    4,725
                                                             ------------
                                                             $    120,427
                                                             ============

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(9)      COMMITMENTS AND CONTINGENT LIABILITIES, CONTINUED

         Total rent expense amounted to $80,000, $59,000 and $40,000, respectively, during the years ended December 31, 1997, 1996 and 1995.

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

                                                                         In Thousands
                                                                    --------------------
                                                                         Contract or
                                                                       Notional Amount
                                                                    --------------------
                                                                      1997         1996
                                                                      ----         ----
                  Financial instruments whose contract
                   amounts represent credit risk:
                    Commercial loan commitments                     $25,212       20,022
                    Unfunded lines-of-credit                          7,726        5,461
                    Letters of credit                                 1,730          826
                                                                    -------      -------

                        Total                                       $34,668       26,309
                                                                    =======      =======

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

                        DECEMBER 31, 1997, 1996 AND 1995



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

         At December 31, 1997 and 1996, the Company's cash and due from banks included commercial bank deposit accounts aggregating $78,000 and $96,000, respectively in excess of the Federal Deposit Insurance Corporation limit of $100,000 per institution.

         In addition, Federal funds sold were deposited with five banks.

(12)     EMPLOYEE BENEFIT PLAN

         The Company has in effect a 401(k) plan which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the plan provide for both employee and employer contributions. For the years ended December 31, 1997, 1996 and 1995, the Bank contributed $271,000, $188,000 and $127,000, respectively, to this plan.

(13)     DIVIDEND REINVESTMENT PLAN

         Under the terms of the Company's dividend reinvestment plan holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 29,393 in 1997, 28,458 in 1996 and 30,482 in 1995 were sold to participants under the terms of the plan.

(14)     REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS

         The Company and its bank subsidiaries are subject to regulatory capital requirements administered by the Federal Deposit Insurance Corporation, the Federal Reserve and the Tennessee Department of Financial Institutions. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The Company's capital classification is also subject to qualitative judgments about components, risk weightings and other factors. Those qualitative judgments could also affect the Bank's capital status and the amount of dividends the subsidiary may distribute. At December 31, 1997, management believes that the Company and all of its subsidiaries meet all such capital requirements to which they are subject.

         The Company and its subsidiary banks are required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1997, the Company and its bank subsidiaries are required to have minimum Tier I and total risk-based capital ratios of 4% and 8%, respectively. The Company's actual ratios at that date were 12.15% and 13.40%, respectively. The leverage ratio at December 31, 1997 was 8.21% and the minimum requirements was 4%.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(15)     DEFERRED COMPENSATION PLAN

         The Company's wholly-owned subsidiary bank provides its executive officers a deferred compensation plan, which also provides for death and disability benefits. The plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were four employees participating in the plan at December 31, 1997.

         The plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65. This benefit can be reduced if the wholly-owned subsidiaries Bank's average return on assets falls below 1%. The plan also provides benefits in the event the executive should die or become disabled prior to reaching retirement. The wholly-owned subsidiary bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of the wholly-owned subsidiary bank and are payable to the Bank. At December 31, 1997 and 1996, the deferred compensation liability totaled $43,000 and $24,000, respectively, the cash surrender value of life insurance was $181,000 and $122,000, respectively, and the face amount of the insurance policies in force approximated $1,480,000 in 1997 and 1996. The deferred compensation plan is not qualified under Section 401 of the Internal Revenue Code.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(16)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION


                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996


                                                                          In Thousands
                                                                          ------------
                                                                        1997          1996
                                                                        ----          ----
                                     ASSETS
                                     ------

         Cash                                                         $    16*           61*
         Organizational costs, net                                         --             4
         Investment in wholly-owned commercial bank subsidiary         21,266*       17,698*
         Investment in 50% owned commercial bank subsidiaries           3,455*        3,425*
         Refundable income taxes                                           80            58
         Other assets                                                      --             6
                                                                      -------       -------

              Total assets                                            $24,817        21,252
                                                                      =======       =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

         Stockholders equity:
           Common stock, par value $2.00 per share, authorized
              5,000,000 shares, issued and outstanding 1,407,467
              and 1,378,074 shares, respectively                      $ 2,815         2,756
           Additional paid-in capital                                   7,527         6,684
           Retained earnings                                           14,362        11,737
           Unrealized gain on available-for-sale securities,
              net of taxes of $65,000 and $46,000, respectively           113            75
                                                                      -------       -------
                                                                       24,817        21,252
                                                                      -------       -------

                  Total liabilities and stockholders' equity          $24,817        21,252
                                                                      =======       =======

         *Eliminated in consolidation.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995





(16)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION


                           WILSON BANK HOLDING COMPANY

                              (PARENT COMPANY ONLY)

                             STATEMENTS OF EARNINGS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1997


                                                               -------------------------------------
                                                                           In Thousands
                                                               -------------------------------------
                                                                 1997           1996           1995
                                                                 ----           ----           ----
         Expenses:
           Employee salary and benefits                        $    20              9             14
           Amortization of organizational costs                      4              5              5
           Directors fees                                          167            129             48
           Other                                                    20             11              4
                                                               -------        -------        -------

                Loss before Federal income tax benefits
                  and equity in undistributed earnings of
                  commercial bank subsidiaries                    (211)          (154)           (71)

         Federal income tax benefits                                80             58             27
                                                               -------        -------        -------
                                                                  (131)           (96)           (44)

         Equity in undistributed earnings of commercial
           bank subsidiaries                                     3,795*         3,203*         2,465*
                                                               -------        -------        -------

                Net earnings                                   $ 3,664          3,107          2,421
                                                               =======        =======        =======


         *Eliminated in consolidation.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(16)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION


                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1997


                                                                                    Net Unrealized
                                                                                     Gain (Loss)
                                                           Additional               On Available-
                                               Common       Paid-In      Retained     For-Sale
                                                Stock       Capital      Earnings     Securities      Total
                                               -------     ----------    --------   --------------   -------
Balance December 31, 1994                      $ 2,638        5,236        8,088          (344)       15,618

Cash dividends declared, $.70 per share             --           --         (929)           --          (929)

Issuance of stock pursuant to dividend
   reinvestment plan                                61          708           --            --           769

Net change in unrealized gain (loss) on
   available-for-sale securities during
   the year, net of taxes of $317,000               --           --           --           519           519

Net earnings for year                               --           --        2,421            --         2,421
                                               -------      -------      -------       -------       -------

Balance December 31, 1995                        2,699        5,944        9,580           175        18,398

Cash dividends declared, $.70 per share             --           --         (950)           --          (950)

Issuance of stock pursuant to dividend
   reinvestment plan                                57          740           --            --           797

Net change in unrealized gain on
   available-for-sale securities during
   the year, net of taxes of $61,000                --           --           --          (100)         (100)

Net earnings for year                               --           --        3,107            --         3,107
                                               -------      -------      -------       -------       -------

Balance December 31, 1996                        2,756        6,684       11,737            75        21,252

Cash dividends declared, $.75 per share             --           --       (1,039)           --        (1,039)

Issuance of 29,393 shares of stock
   pursuant to dividend reinvestment plan           59          843           --            --           902

Net change in unrealized gain on
   available-for-sale securities during
   the year, net of taxes of $19,000                --           --           --            38            38

Net earnings for year                               --           --        3,664            --         3,664
                                               -------      -------      -------       -------       -------

Balance December 31, 1997                      $ 2,815        7,527       14,362           113        24,817
                                               =======      =======      =======       =======       =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(16)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION


                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1997

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS



                                                                               In Thousands
                                                                    -----------------------------------
                                                                      1997          1996          1995
                                                                      ----          ----          ----
           Cash flows from operating activities:
             Cash paid to suppliers and other                       $  (201)         (155)          (82)
             Tax benefits received                                       58            41            27
                                                                    -------       -------       -------
                  Net cash used in operating activities                (143)         (114)          (55)
                                                                    -------       -------       -------

           Cash flows from investing activities:
             Purchase of stock in minority owned subsidiaries            --        (3,500)           --
             Decrease in due from subsidiaries                           --            16            --
             Dividend received from commercial bank subsidiary          235         3,757           257
                                                                    -------       -------       -------
                  Net cash provided by investing activities             235           273           257
                                                                    -------       -------       -------

           Cash flows from financing activities:
             Dividends paid                                          (1,039)         (950)         (929)
             Proceeds from sale of stock                                902           797           769
                                                                    -------       -------       -------
                  Net cash used in financing activities                (137)         (153)         (160)
                                                                    -------       -------       -------

                  Net increase (decrease) in cash and cash
                    equivalents                                         (45)            6            42

           Cash and cash equivalents at beginning of period              61            55            13
                                                                    -------       -------       -------

           Cash and cash equivalents at end of year                 $    16            61            55
                                                                    =======       =======       =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



(16)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED


                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                       STATEMENTS OF CASH FLOWS, CONTINUED

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1997

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                             In Thousands
                                                                  -----------------------------------
                                                                    1997          1996          1995
                                                                    ----          ----          ----
           Reconciliation of net earnings to net cash used in
             operating activities:

                Net earnings                                      $ 3,664         3,107         2,421

           Adjustments to reconcile net earnings to net cash used in operating activities:

                Equity in earnings of commercial bank
                  subsidiaries                                     (3,795)       (3,203)       (2,465)
                Amortization of organization costs                      4             5             5
                (Increase) decrease in other assets                     6            (6)          (16)
                Increase in refundable income taxes                   (22)          (17)           --
                                                                  -------       -------       -------
                  Total adjustments                                (3,807)       (3,221)       (2,476)
                                                                  -------       -------       -------

                  Net cash used in operating activities           $  (143)         (114)          (55)
                                                                  =======       =======       =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



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

                        DECEMBER 31, 1997, 1996 AND 1995



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

                  The value of the loan portfolio is also discounted in consideration of the credit quality of the loan portfolio as would be the case between willing buyers and sellers. Particular emphasis has been given to loans on the subsidiary banks' internal watch list. Valuation of these loans is based upon borrower performance, collateral values (including external appraisals), etc.

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

                        DECEMBER 31, 1997, 1996 AND 1995



(17)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

                Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

                  Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods up to three years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 1997 are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

                  The carrying value and estimated fair values of the Company's financial instruments at December 31, 1997 and 1996 are as follows:

                                                                                In Thousands
                                                           --------------------------------------------------------
                                                                     1997                            1996
                                                           --------------------------------------------------------
                                                           Carrying                        Carrying
                                                            Amount        Fair Value         Amount      Fair Value
                                                            ------        ----------         ------      ----------
                      Financial assets:
                        Cash and short-term
                           investments                     $ 31,780          31,780          20,564         20,564
                        Securities                           61,497          61,793          55,545         55,712
                        Loans                               240,556                         186,094
                        Less: allowance for
                           loan losses                       (2,890)                         (2,452)
                                                           --------                         -------
                        Loans, net of allowance             237,666         237,398         183,642        183,263
                                                           --------                         -------

                        Loans held for sale                   4,092           4,092           2,219          2,219
                                                           --------                         -------

                      Financial liabilities:
                        Deposits                            316,641         317,766         243,250        243,962
                        Securities sold
                           under repurchase
                           agreements                         4,560           4,560           5,616          5,616

                      Unrecognized financial
                        instruments:
                           Commitments to
                             extend credit                       --              --              --             --
                           Standby letters of credit             --              --              --             --

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1997, 1996 AND 1995



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