Form 10-K, Exhibit 13
period 1998-12-31
WILSON BANK HOLDING CO
filed 1999-03-26
CIK 885275

                                  EXHIBIT 13.1

                           WILSON BANK HOLDING COMPANY
                         COMMON STOCK MARKET INFORMATION

         The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at December 31, 1998 was 1,193. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company's stock during the years 1998 and 1997.



                                                      STOCK PRICES

                       1997                    HIGH                   LOW
                  First Quarter               $30.25                $29.50
                  Second Quarter               31.00                 30.25
                  Third Quarter                31.75                 31.00
                  Fourth Quarter               32.50                 31.75

                      1998
                  First Quarter               $32.50                $32.50
                  Second Quarter               33.25                 32.50
                  Third Quarter                34.75                 33.25
                  Fourth Quarter               35.50                 34.75


         On January 1, 1998 a $.40 per share cash dividend was declared and on July 1, 1998 a $.45 per share cash dividend was declared and paid to shareholders of record on those dates. On January 1, 1997 a $.35 per share cash dividend was declared and on July 1, 1997 a $.40 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent upon the Company's profitability, its capital needs, overall financial condition and economic and regulatory consideration.

          WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

                                                       IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                                                   AS OF DECEMBER 31,

                                            ------------------------------------------------------------------
                                               1998         1997          1996          1995          1994
                                            -----------   ----------    ----------   -----------   -----------
CONSOLIDATED
BALANCE SHEETS:
Total assets end of year                      $431,975      351,709       275,304       226,689       192,406
Loans, net                                    $292,686      237,666       183,642       146,738       123,177
Securities                                    $ 73,588       61,497        55,545        52,023        43,128
Deposits                                      $389,105      316,641       243,250       200,037       171,517
Stockholders' equity                          $ 29,265       24,817        21,252        18,398        15,618

                                                                 Years Ended December 31
                                            ------------------------------------------------------------------
                                               1998          1997          1996         1995          1994
                                            -----------   ----------    ----------   -----------   -----------
CONSOLIDATED STATEMENT
OF EARNINGS:
Interest income                               $ 30,950       25,141        19,448        16,366        12,470
Interest expense                                16,003       12,675         9,797         8,425         5,604
                                            -----------   ----------    ----------   -----------   -----------
       Net interest income                      14,947       12,466         9,651         7,941         6,866

Provision for possible loan losses               1,010          828           665           527           298
                                            -----------   ----------    ----------   -----------   -----------
Net interest income after provision for
   possible loan losses                         13,937       11,638         8,986         7,414         6,568
Non-interest income                              4,200        3,410         2,781         1,874         1,497
Non-interest expense                            11,376        9,618         7,254         5,871         5,287
                                            -----------   ----------    ----------   -----------   -----------
Earnings before income taxes                     6,761        5,430         4,513         3,417         2,778

Income taxes                                     2,257        1,766         1,406           996           678
                                            -----------   ----------    ----------   -----------   -----------
Net earnings                                  $  4,504        3,664         3,107         2,421         2,100
                                            ===========   ==========    ==========   ===========   ===========
Comprehensive earnings                        $  4,586        3,702         3,007         2,940         1,161
                                            ===========   ==========    ==========   ===========   ===========
Cash dividends declared                       $  1,203        1,039           950           929           651
                                            ===========   ==========    ==========   ===========   ===========
PER SHARE DATA:
Net earnings                                  $   3.15         2.62          2.27          1.81          1.60
Cash dividends                                $   0.85         0.75          0.70          0.70          0.50
Book value                                    $  20.34        17.63         15.42         13.63         11.84

RATIOS:
Return on average stockholders'
   equity                                        16.72%       16.02%        16.87%        14.33%        14.09%
Return on average assets                          1.15%        1.16%         1.27%         1.16%         1.18%
Capital to assets                                 6.78%        7.06%         7.72%         8.12%         8.12%
Dividends declared as percentage
   of earnings                                   26.98%       28.63%        30.84%        38.67%        31.25%

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

         Wilson Bank Holding Company (the "Company") is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust, a state bank headquartered in Lebanon, Tennessee. The Company was formed in 1992.

         During 1996, the Company and other organizers consisting primarily of residents of DeKalb and Smith Counties, Tennessee formed DeKalb Community Bank and Community Bank of Smith County. The Company acquired 50% of the common stock of each bank. Each of the banks were capitalized with $3,500,000; and accordingly, the Company's investment in each bank was $1,750,000. DeKalb Community Bank and Community Bank of Smith County are accounted for as consolidated subsidiaries of the Company and their accounts are included in the consolidated financial statements. The equity and earnings applicable to the minority stockholders are shown as minority interest in the consolidated financial statements.

         The Company's subsidiary banks are community banks headquartered in Lebanon, Smithville and Carthage, Tennessee, respectively, serving Wilson County, DeKalb County, Smith County and Trousdale County, Tennessee as their primary market areas. The subsidiary banks have twelve locations including their three main offices. DeKalb, Smith and Trousdale Counties adjoin Wilson County. Management believes that these counties offer an environment for continued growth, and the Company's target market is local consumers, professionals and small businesses. The banks offer a wide range of banking services, including checking, savings, and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers custodial and trust services and an investment center which offers a full line of investment services to its customers.

         During 1998, Wilson Bank and Trust opened an additional branch facility in Lebanon, Wilson County, Tennessee. During 1997, Wilson Bank and Trust opened a branch facility in Hartsville, Trousdale County, Tennessee which also adjoins Wilson County. DeKalb Community Bank opened a branch in Alexandria, DeKalb County, Tennessee.

         The following discussion and analysis is designed to assist readers in their analysis of the Company's consolidated financial statements and must be read in conjunction with such consolidated financial statements.

RESULTS OF OPERATIONS

         Net earnings for the year ended December 31, 1998 were $4,504,000 an increase of $840,000 or 22.9% over 1997. Net earnings for the year ended December 31, 1997 totaled $3,664,000 which was an increase of $557,000 or 17.9% from $3,107,000 for 1996. On a per share basis, net income equaled $3.15 in 1998, $2.62 in 1997 and $2.27 in 1996.

NET INTEREST INCOME

         Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company's earnings. Total interest income in 1998 was $30,950,000 compared with $25,141,000 in 1997 and $19,448,000 in 1996. The increase in total interest income in 1998 was primarily due to a $71.5 million or 24.3% increase in average earning assets over 1997. Average earning assets increased $64.7 million from December 31, 1996 to December 31, 1997. The average interest rate earned on earning assets was 8.62% in 1998 compared with 8.74% in 1997 and 8.73% in 1996.

         Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on nonaccrual loans totaled $16,000 in 1998, $11,000 in 1997 and $12,000 in 1996.

         Total interest expense for 1998 was $16,003,000, an increase of $3,328,000 or 26.3%, compared to total interest expense of $12,675,000 in 1997. The increase in total interest expense was due

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


to an increase in average interest bearing deposits of approximately $62,580,000 and a slight increase in the weighted average cost of funds from 4.41% to 4.46%. Interest expense increased from $9,797,000 in 1996 to $12,675,000 in 1997 or an increase of $2,878,000 or 29.4%. The increase in 1997 was due to a $56,792,000 increase in average interest bearing deposits and an increase in the weighted average cost of funds from 4.38% to 4.41%.

         Net interest income for 1998 totaled $14,947,000 as compared to $12,466,000 and $9,651,000 in 1997 and 1996, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), decreased to 4.16% for 1998 as compared to 4.33% in 1997, primarily as a result of the decrease in the yield on earning assets. The net interest spread was 4.35% in 1996. The net interest yield, which is net interest income expressed as a percentage of average earning assets, decreased to 4.24% for 1998 compared to 4.44% in 1997 and 4.46% in 1996. Interest rates declined slightly during 1998 and are expected to remain stable or increase slightly in 1999. The Company is in a position to reprice its liabilities faster than the assets are repricing. Accordingly, management expects the projected stable interest rates to have an insignificant impact on the net interest yield and net interest income. A significant increase in interest rates could have an adverse impact on net interest yields and earnings.

PROVISION FOR POSSIBLE LOAN LOSSES

         The provision for loan losses represents a charge to earnings necessary to establish an allowance for possible loan losses that, in management's evaluation, is adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 1998 provision for loan losses was $1,010,000, an increase of $182,000 from the provision of $828,000 in 1997. The increase in the provision was primarily a result of increases in the loans and increased net charge-offs. The provision for loan losses was $665,000 in 1996. Net charge-offs increased to $656,000 in 1998 from $390,000 in 1997. Net charge-offs in 1996 totaled $157,000. The ratio of net charge-offs to average total outstanding loans in 1998 was .25% and in 1997 was
 .18%. The provision for loan losses in 1998 exceeded net charge-offs by $354,000 compared to $438,000 in 1997 and $508,000 in 1996.

         The provision for loan losses raised the allowance for possible loan losses (net of charge-offs and recoveries) to $3,244,000 at December 31, 1998 from $2,890,000 and $2,452,000 at December 31, 1997 and 1996, respectively. This represents a 12.2% increase in the allowance at December 31, 1998 over December 31, 1997. The allowance for possible loan losses was 1.10% of total loans outstanding at December 31, 1998 compared to 1.20% at December 31, 1997 and 1.32% at December 31, 1996. Additionally, as a percentage of nonperforming loans at year end 1998, 1997 and 1996, the allowance for loan losses represented 416%, 210% and 233%, respectively.

         The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. Management believes the allowance for possible loan losses at December 31, 1998 to be adequate.

NON-INTEREST INCOME

         The components of the Company's non-interest income include service charges on deposit accounts, other fees, gains on sale of loans, net gains on sale of fixed assets and minority interest in net losses of subsidiaries. Total non-interest income for 1998 was $4,200,000 compared with $3,410,000 in 1997 and $2,781,000 in 1996. The 23.2% increase over 1997 was primarily due to increases in service charges on deposit accounts (which increased $290,000), other fees (which increased $142,000) and net gains on sales of loans (which increased $350,000). Management projects that gains on sales of loans will increase in 1999 due to increases in loan demand in the existing market, improved marketing plans and expansion into a broader market area. Management intends to continue to aggressively market the services of the trust department; however, trust income is not expected to have a significant impact on earnings in the immediate future. The Company has recently entered into a commission participation arrangement with a local insurance

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


agency to sell insurance products. Management does not anticipate that this arrangement will materially impact 1999 non-interest income.

NON-INTEREST EXPENSES

         Non-interest expenses consist primarily of employee costs, occupancy expenses, furniture and equipment expenses, loss on sale of other real estate, FDIC insurance, Directors' fees and other operating expenses. Total non-interest expenses for 1998 increased 18.3% to $11,376,000 from $9,618,000 in 1997. The
1997 non-interest expense was up 32.6% over 1996 which totaled $7,254,000. The increases in non-interest expenses resulted primarily from increases in employee salaries and related benefits. This increase was principally due to an increase in the number of employees necessary to support the Company's expanded operations, including the new branch which was opened in 1998. Other operating expenses increased to $2,921,000 in 1998 from $2,781,000 in 1997. These expenses included data processing, supplies and general operating expenses, which increased as a result of continued growth of the Company and expansion into new market areas.

INCOME TAXES

         The Company's income tax expense was $2,257,000 for 1998 an increase of $491,000 from 1997. The percentage of income tax expense to earnings before taxes increased to 33.4% in 1998 from 32.5% in 1997. The percentage was 31.2% in 1996. The percentage for 1998 as compared to 1997 increased primarily as a result of a decrease in the percentage of interest income exempt from Federal income taxes to earnings before taxes from 21.5% in 1997 to 16.7% in 1998. The increase from 1996 to 1997 is due to a decrease in the percentage of interest income exempt from Federal income taxes from 25.7% in 1996 to 21.5% in 1997.

FINANCIAL CONDITION

         BALANCE SHEET SUMMARY. The Company's total assets increased $80,266,000 or 22.8% to $431,975,000 at December 31, 1998, after increasing 27.8% in 1997 to
$351,709,000 at December 31, 1997. Loans, net of allowance for possible loan losses, totaled $292,686,000 at December 31, 1998, a 23.2% increase compared to December 31, 1997. Investment securities increased in 1998, primarily as a result of increased deposits. At year end 1998 securities totaled $73,588,000, an increase of 19.7% from $61,497,000 at December 31, 1997. The increase in securities in 1998 includes a $143,000 increase in unrealized gains on securities available-for-sale.

         Total liabilities increased $75,818,000 at December 31, 1998 to $402,710,000 compared to $326,892,000 at December 31, 1997. This increase was composed primarily of the $72,464,000 increase in total deposits to $389,105,000 (a 22.9% increase). Securities sold under repurchase agreements increased to $7,258,000 from $4,560,000 at the respective year ends 1998 and 1997.

         Stockholders' equity increased $4,448,000 or 17.9% due to net earnings and sales of stock pursuant to the Company's Dividend Reinvestment Plan, net of dividends paid on the Company's common stock and a $82,000 increase in net unrealized gains on available-for-sale securities. A more detailed discussion of assets, liabilities and capital follows.

--------------------------------------------------------------------------------

LOANS:
Loan categories are as follows:

                                               1998                     1997
                                      ----------------------    ----------------------
                                      AMOUNT      PERCENTAGE    AMOUNT      PERCENTAGE
                                      ------      ----------    ------      ----------
     (In Thousands)
     Commercial, financial,
       and agricultural               $100,217        33.7%     $ 82,515       34.1%
     Installment                        44,299        14.9        38,423       15.8
     Real estate - mortgage            130,927        44.1       103,155       42.6
     Real estate - construction         21,809         7.3        18,159        7.5
                                      --------       -----      --------      -----
     TOTAL                            $297,252       100.0%     $242,252      100.0%
                                      ========       =====      ========      =====

--------------------------------------------------------------------------------

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         Loans are the largest component of the Company's assets and are its primary source of income. The Company's loan portfolio, net of allowance for loan loses, increased 23.2% by year end 1998. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31 1998 and 1997.

         As represented in the table, primary loan growth was in real estate mortgage loans and commercial loans. Real estate mortgage loans increased 26.9% in 1998 and at December 31, 1998 comprised 44.1% of total loans compared to 42.6% of total loans at December 31, 1997. This increase was primarily due to the favorable interest rate environment and the Company's ability to increase its market share of such loans while maintaining its loan underwriting standards. Commercial loans increased 21.5% in 1998 and comprised 33.7% of the total loan portfolio at December 31, 1998, compared to 34.1% at December 31, 1997.

         Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans, and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 1998, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.

         Non-performing loans, which include non-accrual loans and loans 90 days past due, totaled $779,000 at December 31, 1998, a decrease from $1,379,000 at December 31, 1997. Non-accrual loans are loans on which accrual of interest is stopped when management believes collection of such interest is doubtful due to management's evaluation of the borrower's financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower's ability to pay. Non-accrual loans totaled $223,000 at December 31, 1998 compared to $160,000 at December 31, 1997. Loans 90 days past due, as a component of non-performing loans, decreased to $556,000 at December 31, 1998 from $1,219,000 at December 31, 1997. This decrease is primarily a result of decreases in installment loans that are 90 days past due offset by an increase of real estate mortgage loans 90 days past due. The Bank had no renegotiated loans, which would have been included in non-performing loans.

         The Company also internally classifies loans about which management questions the borrower's ability to comply with the repayment terms of the loan agreement. These internally classified loans, inclusive of certain non-performing loans, totaled $1,603,000 at December 31, 1998 as compared to $1,162,000 at December 31, 1997. Of the internally classified loans at December 31, 1998, $1,186,000 are real estate related loans and $417,000 are various other types of loans. The internally classified loans as a percentage of the allowance for possible loan losses were 49.4% and 40.2%, respectively, at December 31, 1998 and 1997.

         The allowance for possible loan losses is discussed under "Provision for Possible Loan Losses." The Company maintains its allowance for possible loan losses at an amount deemed by management to be adequate to provide for the possibility of loan losses in the loan portfolio.

         Essentially all of the Company's loans were from Wilson County, DeKalb, Smith, Trousdale and adjacent counties. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment (at December 31, 1998 no single industry segment accounted for more than 10% of the Company's portfolio other than real estate loans), as well as by identification of credit risks.

         The Company's management believes there is a significant opportunity to continue to increase the loan portfolio in the Company's primary market area. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending. Although it is the Company's objective to achieve a loan portfolio equal to approximately 75% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will determine the size of the loan portfolio in a given economic climate. This is reflected in the past two years when the Company's average loan to average deposit ratio was 75.3% and 76.8%. As a practice, the Company generates its

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


own loans and does not buy participations from other institutions. The Company may sell some of the loans it generates to other financial institutions if the transaction profits the Company and improves the liquidity of the loan portfolio. The subsidiary banks sell loan participations to other banks within the consolidated group. The Company seeks to build a loan portfolio which is capable of adjusting to swings in the interest rate market, and it is the Company's policy to maintain a diverse loan portfolio not dependent on any particular market or industrial segment.

SECURITIES

         Securities increased 19.7% to $73,588,000 at year end 1998 from $61,497,000 at December 31, 1997, and comprised the second largest and other primary component of the Company's earning assets. This increase followed a 10.7% securities portfolio increase from year end 1996 to 1997. The growth in securities resulted from continued deposit growth in excess of funds necessary to fund loan growth.

         The primary increase in the Company's securities portfolio was in U.S. Treasury and other U.S. Government agencies which increased $18,290,000 or 56.7% in 1998. Mortgage-backed securities decreased $2,332,000 or 31.6%. The average yield of the securities portfolio at December 31, 1998 was 6.93% with an average maturity of 7.42 years, as compared to an average yield of 7.09% and an average maturity of 5.33 years at December 31, 1997. Management has extended the average maturity of securities to increase or maintain the average yield.

         The Company has adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities". Under the provisions of the Statement, securities are to be classified in three categories and accounted for as follows:

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


The Company's classification of securities as of December 31, 1998 is as follows:

--------------------------------------------------------------------------------

(In Thousands)                              HELD-TO-MATURITY                   AVAILABLE-FOR-SALE
                                      ---------------------------         --------------------------
                                                        Estimated                          Estimated
                                      Amortized           Market           Amortized         Market
                                        Cost               Value             Cost             Value
                                       -------            ------            ------            ------
U.S. Treasury and other
   U.S. Government agencies
   and Corporations                    $ 1,097             1,104            49,189            49,429
Obligations of states and
   political subdivisions               15,202            15,681             2,732             2,823
Mortgage-backed
   securities                            4,109             4,085               922               928
                                       -------            ------            ------            ------
                                       $20,408            20,870            52,843            53,180
                                       =======            ======            ======            ======

No securities have been classified as trading securities.

--------------------------------------------------------------------------------

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The classification of a portion of the securities portfolio as available for sale was made to provide for more flexibility in asset/liability management and capital management.

         Net unrealized gain on securities available-for-sale decreased $100,000 during the year ended December 31, 1996 and represents the unrealized depreciation in securities available-for-sale of $161,000 less applicable tax benefit of $61,000. The net increase for the year ended December 31, 1997 totaled $38,000 which represents the unrealized appreciation in securities available-for-sale of $57,000 less applicable income taxes of $19,000. During the year ended December 31, 1998, the net increase totaled $82,000 which represents an increase in the unrealized appreciation in securities available-for-sale of $138,000 less applicable income taxes of $56,000.

DEPOSITS

         The increases in assets in 1998 and 1997 were funded primarily by increases in deposits. Total deposits, which are the principal source of funds for the Company, totaled $389,105,000 at December 31, 1998 compared to $316,641,000 and $243,250,000 at December 31, 1997 and 1996, respectively. The
Company has targeted local consumers, professionals, and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, DeKalb County, Smith County and Trousdale County areas are growing economic markets offering growth opportunities for the Company; however, the Company competes with several of the larger bank holding companies that have bank offices in these counties; and therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management currently believes that its market share will be maintained or expanded.

         The $72,464,000 or 22.9% growth in deposits in 1998 consisted of changes in several deposit categories: savings accounts increased $2,500,000 (14.7%) to $19,471,000; total certificates of deposit (including individual retirement accounts) increased $41,158,000 (23.1%) to $219,070,000, money market demand accounts increased $18,608,000 (29.5%) to $81,638,000 and demand deposits increased $10,972,000 (33.9%) to $43,345,000.

         The average rate paid on average total interest-bearing deposits was 5.0% for 1998, compared to 4.9% for 1997. The average rate paid in 1996 was 4.8%.

         The ratio of average loans to average deposits was 75.3% in 1998 compared with 76.8% and 77.0% in 1997 and 1996, respectively.


LIQUIDITY AND ASSET MANAGEMENT

         The Company's management seeks to maximize net interest income by managing the Company's assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents and investment securities and money market instruments that will mature within one year. At December 31, 1998, the Company's liquid assets approximated $67.1 million.

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

         At December 31, 1998, the Company had a liability sensitive position (a negative gap) for 1998. Liability sensitivity means that more of the Company's liabilities are capable of repricing over certain time frames than assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing. The 1998 net earnings would have deteriorated in a rising rate environment as compared with the fairly stable rate environment that existed for most of 1998. The 1997 earnings would have deteriorated in a rising rate environment as compared with the fairly stable rate environment that existed during most of 1997. The 1996 earnings were enhanced by the stable rate environment.

--------------------------------------------------------------------------------

The following table shows the rate sensitivity gaps for different time periods as of December 31, 1998:

    INTEREST RATE SENSITIVITY GAPS                                             One Year
    December 31, 1998                     1-90         91-180      181-365        and
    (In Thousands)                        Days          Days         Days       Longer       Total
    ------------------------------     ---------      -------      -------      -------     -------
     Interest-earning assets           $ 147,049       29,395       40,925      181,006     398,375
     Interest-earning liabilities        186,698       36,606       62,798       66,916     353,018
                                       ---------      -------      -------      -------     -------
     Interest-rate sensitivity gap     $ (39,649)      (7,211)     (21,873)     114,090      45,357
                                       =========      =======      =======      =======     =======

       Cumulative gap                  $ (39,649)     (46,860)     (68,733)      45,357
                                       =========      =======      =======      =======

--------------------------------------------------------------------------------

         At the present time there are no known trends or any known commitments, demands, events or uncertainties that will result in or that are reasonably likely to result in the Company's liquidity changing in any material way.

CAPITAL POSITION AND DIVIDENDS

         CAPITAL. At December 31, 1998, total stockholders' equity was $29,265,000 or 6.8% of total assets, which compares with $24,817,000 or 7.1% of total assets at December 31, 1997, and $21,252,000 or 7.7% of total assets at December 31, 1996. The dollar increase in stockholders' equity during 1998 reflects (i) the Company's net income of $4,504,000 less cash dividends of $.85 per share totaling $1,203,000, (ii) the issuance of 31,314 shares of common stock for $1,065,000 in lieu of payment of cash dividends and (iii) increase in the net unrealized gains on available-for-sale securities of $82,000.

         The Company's principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Company and its subsidiary banks. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which the Company and subsidiary banks have none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. The risk-based capital guidelines require the subsidiary banks and the Company to have a total risk-based capital ratio of 8.0% and a Tier I risk-based capital ratio of 4.0%. At December 31, 1998 the Company's total risk-based capital ratio was 12.3% and its Tier I risk-based capital ratio was 11.2%, respectively, compared to a ratios of 13.4% and 12.2%, respectively at December 31, 1997. The required Tier I leverage capital ratio (Tier I capital to average assets for the most recent quarter) for the Company is 4%. At December 31, 1998, the Company had a leverage ratio of 7.8% compared to 8.2% at December 31, 1997.

                          WILSON BANK HOLDING COMPANY
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS



ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Company's assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which possess a short term to maturity. Based upon the nature of the Company's operations, the Company is not subject to foreign currency exchange or commodity price risk.

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

The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 1998.

-------------------------------------------------------------------------------

                              EXPECTED MATURITY DATE - YEAR ENDING DECEMBER 31,
                              -------------------------------------------------                           FAIR
                                1999       2000      2001      2002      2003    THEREAFTER    TOTAL      VALUE
                                ----       ----      ----      ----      ----    ----------    -----      -----
EARNING ASSETS:

Loans, net of unearned
interest:

  Variable rate              $  65,330     8,752     13,107    8,130      8,144     2,429     105,892     105,892
    Average interest rate         8.68%     8.83%      8.51%    8.83%      8.83%     7.75%       8.72%

  Fixed rate                   117,847    11,381     16,915   13,479     13,415    17,001     190,038     190,460
    Average interest rate         9.06%    10.48%     10.15%   10.16%     10.16%     7.74%       9.10%

Securities                       3,910     5,674      1,880    3,354      1,909    56,861      73,588      74,050
  Average interest rate           8.07%     7.05%      7.39%    6.86%      7.52%     6.87%       6.86%

Loans held for sale              3,881        -          -         -         -         -        3,881       3,881
  Average interest rate           6.20%       -          -         -         -         -         6.20%

Federal funds sold              24,976        -          -         -         -         -       24,976      24,976
  Average interest rate           5.11%       -          -         -         -         -         5.11%

Interest-bearing deposits      266,373    68,653      9,812      336        408       178     345,760     348,375
  Average interest rate           4.98%     5.80%      5.79%    6.02%      5.97%     5.73%       5.23%

Short-term borrowings            7,258        -          -         -         -         -        7,258       7,258
  Average interest rate           4.54%       -          -         -         -         -         4.82%

-------------------------------------------------------------------------------

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

         Under the Tennessee Bank Structure Act, a bank holding company which controls 30% or more of the total deposits (excluding certain deposits) in all federally insured financial institutions in Tennessee is prohibited from acquiring any bank in Tennessee. State banks and national banks in Tennessee may establish branches anywhere in the state.

         Congress enacted the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") which authorizes interstate acquisitions of banks and bank holding companies without geographic limitation beginning June 1, 1997. In addition, on that date, the IBBEA authorizes a bank to merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of the IBBEA and May 1, 1997. Tennessee has enacted interstate branching laws in response to federal law which, effective June 1, 1997, will prohibit the establishment or acquisition in Tennessee by any bank of a branch office, branch bank or other branch facility in Tennessee except (i) a Tennessee-chartered Bank (ii) a national bank which has its main office in Tennessee, or (iii) a bank which merges or consolidates with a Tennessee-chartered bank or a national bank with its main office in Tennessee.

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

         As a result of a federal law enacted in 1991 requiring each federal banking agency to revise its risk-based capital standards to insure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, each of the federal banking agencies have revised the risk-based capital guidelines described above to take account of concentration of credit risk and risk of non-traditional activities. In addition, the Board and the FDIC recently adopted a new rule that amended, effective September 1, 1995, the capital standards to include explicitly a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor to be considered in evaluating a bank's capital adequacy. This rules does not codify a measurement framework for assessing the level of a bank's interest rate exposure. These agencies, together with the Office of the Comptroller of the Currency have issued for comment a joint policy statement that describes the process to be used to measure and assess the exposure of a bank's net economic value to changes in interest rates. These agencies have indicated that they intend to issue a proposed rule that would establish an explicit minimum capital charge for interest rate risk based on the level of a bank's measured interest rate exposure. The agencies intend to implement the proposed rule after they and the banking industry have had more experience with the proposed supervisory and measurement process.

         Pursuant to FDICIA, the FDIC has established a risk-based assessment system for deposit insurance. Under the risk-based assessment regulations, insured institutions such as the Subsidiary Banks, are assigned an assessment risk classification based upon capital levels and supervisory evaluations. On August 8, 1995, the FDIC voted to reduce the assessment rates paid by most banks. Under the revised rate structure, the best-rated banks would pay an assessment at 0.04% of insured deposits, while the weakest banks would continue to pay at a 0.31% rate. The revised rate structure became effective on a retroactive basis as of June 1, 1995. As a result of the revised rate structure, the Company received a refund of $111,000 in the third quarter of 1995. On November 14, 1995, the FDIC further reduced the rate structure starting in January, 1996. Under the 1996 rate structure, the best rated banks will pay only the statutory minimum assessment of $2,000 per year while the weakest banks will pay at a rate of 0.27% of insured deposits. Wilson Bank and Trust paid the statutory annual minimum assessment of $2,000 per year and DeKalb Community Bank paid $1,000 for the half year it was in operation. Effective January 1, 1998 the banks were assessed an annual assessment of .0122% of insured deposits.

         Management is not aware of any current recommendations by the regulatory authorities which, if implemented, would have a material effect on the Registrant's liquidity, capital resources or operations.

         Monetary Policy. The subsidiary banks are affected by commercial bank credit policies of regulatory authorities, including the Board. An important function of the Board is to regulate the national supply of bank credit in order to attempt to

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


combat recessionary and curb inflationary pressures. Among the instruments of monetary policy used by the Board of implement these objectives are: open market operations in U.S. Government securities, changes in discount rates on member borrowings, changes in reserve requirements against bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. These means are used in varying combinations to influence overall growth of bank loans, investments and deposits, and may also affect interest rates changed on loans or paid on deposits. The monetary policies of the Board have had a significant effect on the operating results of commercial banks, including nonmembers as well as members, in the past and are expected to continue to do so in the future.

IMPACT OF INFLATION

         Although interest rates are significantly affected by inflation, the inflation rate is immaterial when reviewing the Company's results of operations.

YEAR 2000 ISSUES

         The term "Year 2000 issue" refers to the necessity of converting computer information systems so that such systems recognize more than two digits to identify a year in any given date field, and are thereby able to differentiate between years in the twentieth and twenty-first centuries ending with the same two digits (e.g., 1900 and 2000). To address the Year 2000 issue, the Company has adopted a broad-based approach designed to encompass the Company's total environment.

         The Company has appointed a Year 2000 committee which was established in mid-1997. The Y2K Committee has representation from all affected areas for the purpose of managing the process of assessing and correcting non-compliance throughout the organization. Areas being addressed by the Y2K Committee include:

- Subsidiary banks' primary data processing system. Jack Henry, a major data processor, provides the primary software and hardware for the data processing system of the subsidiary banks. This software and hardware is of the highest priority for day to day operations, accounting and success of the subsidiary banks.

- Government systems, such as the Federal Reserve Bank for check clearing, wire transfers, and the free flow and exchange of funds between institutions are absolutely critical.

- The internal PC hardware and software systems within the subsidiary banks, along with telecommunications systems.

- The primary securities portfolio accounting and safekeeping system for the subsidiary banks.

- Credit administration - the committee is reviewing the risk associated with Year 2000 status of the subsidiary banks' loan customers and depositors.

         The Company's Y2K Committee is using a 4-phase approach in its Year 2000 project made up of awareness, assessment, renovation, and validation-testing. The Company is currently in the final phase of the Y2K Plan.

         The purpose of the Y2K committee is to assess, test and correct the Company's hardware, software and equipment to ensure these systems operate properly in the Year 2000. The Committee has substantially completed its assessment of the company's systems, has identified the Company's hardware, software and equipment that will not operate properly in the Year 2000 and has remedied the problem with the replacement of hardware that is compliant. As of December 31, 1998 the Y2K committee has determined that substantially all of the Company's systems will operate properly in the Year 2000.

         The Company expects that programming changes and software replacement for systems that are not Year 2000 compliant will be completed during the first quarter of 1999. The Jack Henry Company has tested the Jack Henry Silver Lake Operating system and the Company has documentation on file that the operating system is

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


Y2K compliant. However, the Company tested the software using its own database to ensure the readiness of the Company to service its customer base into the Year 2000. The testing was completed the week of December 7, 1998 and the results are currently being evaluated.

         The Company has requested written documentation from vendors and suppliers with whom the Company has a material relationship regarding their ability to operate properly in the Year 2000. The Company will consider alternatives related to vendors and suppliers that do not confirm their Year 2000 readiness. There can be no assurance however, that all of the Company's significant vendors and suppliers will have remedied their Year 2000 issues. The Company will continue to monitor its significant vendors and suppliers to seek to minimize the Company's risk.

         The Company is requiring Y2K readiness information from all of its major borrowers. The Company believes commercial borrowers must realize the impact that the Y2K could have on their respective businesses. Seminars, questionnaires and individual contact with loan customers will be continued as an ongoing prevention measure during the 1999 year. The Company realizes the materially adverse impact that the lack of Y2K preparation of loan customers would have on the Company during the Year 2000.

         Customer awareness of the Company's Y2K readiness is critical. The steps taken by the Company to prepare for the Year 2000 will be shared with customers through Quarterly Newsletters, statement stuffers and the Y2K training of employees. The Company believes customers must have a high confidence level in the Company at the end of 1999 to avoid mass withdrawals of funds from the Company. The Company is working toward a comprehensive customer awareness program during the 1999 year.

         Based on the Company's current estimates, the Company has allocated $250,000 in its 1999 budget to fund testing and replacement costs. Included in the Company's cost estimates are the cost of replacing hardware and software of approximately $100,000, which will be capitalized and amortized over their estimated useful lives. The remaining costs are expensed as incurred. These projected costs are based upon management's best estimates, which are derived utilizing numerous assumptions of future events. As of December 31, 1998, the only cost that has been incurred on the Year 2000 issue is the cost of the Company's personnel. Their time was used to effectively gather and organize the information used to assess the Company's hardware and software compliance. Using an estimate of the hours worked on this project, the cost would be $55,000 to date. This cost has been expensed through the regular salary structure. This cost has been minimal because there have not been any major renovations, upgrades or software conversions needed.

         The Board of Directors is aware of the Y2K problem and is receiving monthly updates on the Y2K Committee's progress. The board has approved the Company's written contingency plan. The plan addresses all aspects of the Company's operation systems identifying alternative solutions. The contingency plan identifies all of the subsidiary banks' major processing systems as critical, semi-critical and non-critical. A processing solution is in place on each of these applications detailing information on alternative processors and their capabilities. This plan will continually be updated as each critical and semi-critical application has completed its final testing phase.

         The foregoing notwithstanding, management does not currently believe that the costs of assessment, remediation, or replacement of the Company's systems, or the potential failure of third parties' systems will have a material adverse effect on the Company's business, financial condition, results of operations, or liquidity.

                           WILSON BANK HOLDING COMPANY

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

                   (WITH INDEPENDENT AUDITOR'S REPORT THEREON)

                           MAGGART & ASSOCIATES, P.C.

                          Certified Public Accountants
                               FIRST UNION TOWER
                                   SUITE 2150
                            150 FOURTH AVENUE, NORTH
                         NASHVILLE, TENNESSEE 37219-2417
                            Telephone (615) 252-6100
                            Facsimile (615) 252-6105


                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Wilson Bank Holding Company

We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                                  Maggart & Associates, P.C.

Nashville, Tennessee
January 14, 1999

                           WILSON BANK HOLDING COMPANY

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997


                                                                                     In Thousands
                                                                            ----------------------------
                                                                              1998               1997
                                                                              ----               ----
                             ASSETS

Loans, net of allowance for possible loan losses of $3,244,000
   and $2,890,000, respectively                                             $   292,686          237,666
Securities:
   Held-to-maturity, at amortized cost (market value $20,870,000
     and $24,547,000, respectively)                                              20,408           24,251
   Available-for-sale, at market (amortized cost $52,843,000 and
     $37,052,000, respectively)                                                  53,180           37,246
                                                                            -----------      -----------
                  Total securities                                               73,588           61,497

Loans held for sale                                                               3,881            4,092
Federal funds sold                                                               24,976           17,657
                                                                            -----------      -----------
                  Total earning assets                                          395,131          320,912
                                                                            -----------      -----------

Cash and due from banks                                                          16,024           14,123
Premises and equipment, net                                                      14,807           11,929
Accrued interest receivable                                                       3,373            2,715
Organizational costs, net of accumulated amortization
   of $108,000 and $58,000, respectively                                             28               78
Deferred income taxes                                                               714              695
Other real estate                                                                   138               63
Other assets                                                                      1,760            1,194
                                                                            -----------      -----------

                                                                            $   431,975          351,709
                                                                            ===========      ===========

             LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                    $   389,105          316,641
Securities sold under repurchase agreements                                       7,258            4,560
Accrued interest and other liabilities                                            2,760            2,236
Minority interest                                                                 3,587            3,455
                                                                            -----------      -----------
                  Total liabilities                                             402,710          326,892
                                                                            -----------      -----------
Stockholders' equity:

   Common stock, par value $2.00 per share, authorized 5,000,000,
     1,438,781 and 1,407,467 shares issued and outstanding, respectively          2,877            2,815
   Additional paid-in capital                                                     8,530            7,527
   Retained earnings                                                             17,663           14,362
   Net unrealized gains on available-for-sale securities, net of taxes
     of $121,000 and $65,000, respectively                                          195              113
                                                                            -----------      -----------
                  Total stockholders' equity                                     29,265           24,817
                                                                            -----------      -----------

COMMITMENTS AND CONTINGENCIES
                                                                            $   431,975          351,709
                                                                            ===========      ===========


See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                       CONSOLIDATED STATEMENTS OF EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 1998



                                                                                   In Thousands
                                                                   --------------------------------------------
                                                                      1998               1997            1996
                                                                      ----               ----            ----
Interest income:
   Interest and fees on loans                                     $    24,790           20,466           15,725
   Interest and dividends on securities:
     Taxable securities                                                 3,480            2,457            1,934
     Exempt from Federal income taxes                                   1,126            1,166            1,161
   Interest on loans held for sale                                        219              111              106
   Interest on Federal funds sold                                       1,335              941              517
   Interest on interest-bearing deposits in financial
     institutions                                                        --               --                  5
                                                                  -----------      -----------      -----------
                  Total interest income                                30,950           25,141           19,448
                                                                  -----------      -----------      -----------
Interest expense:
   Interest on negotiable order of withdrawal accounts                    423              515              479
   Interest on money market accounts and other
     savings accounts                                                   3,591            2,652            1,885
   Interest on certificates of deposit                                 11,601            9,155            7,011
   Interest on securities sold under repurchase agreements                386              353              422
   Interest on Federal funds purchased                                      2             --               --
                                                                  -----------      -----------      -----------
                  Total interest expense                               16,003           12,675            9,797
                                                                  -----------      -----------      -----------

Net interest income before provision for possible loan losses          14,947           12,466            9,651
Provision for possible loan losses                                     (1,010)            (828)            (665)
                                                                  -----------      -----------      -----------
Net interest income after provision for possible loan losses           13,937           11,638            8,986
Non-interest income                                                     4,200            3,410            2,781
Non-interest expense                                                  (11,376)          (9,618)          (7,254)
                                                                  -----------      -----------      -----------

                  Earnings before income taxes                          6,761            5,430            4,513

Income taxes                                                            2,257            1,766            1,406
                                                                  -----------      -----------      -----------

                  Net earnings                                    $     4,504            3,664            3,107
                                                                  ===========      ===========      ===========

Net earnings per common share                                     $      3.15             2.62             2.27
                                                                  ===========      ===========      ===========

Weighted average number of shares outstanding                       1,428,175        1,397,471        1,368,675
                                                                  ===========      ===========      ===========




See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 1998



                                                                       In Thousands
                                                            ---------------------------------
                                                              1998         1997        1996
                                                              ----         ----        ----

Net earnings:                                               $ 4,504        3,664       3,107
                                                            -------       ------      ------
Other comprehensive earnings, net of tax:
   Unrealized gains on available-for-sale securities
     arising during period, net of tax expense of
     $53,000 and $19,000 and tax benefits of
     $61,000, respectively                                       87           38        (100)
   Less: reclassification adjustment for gains included
     in net earnings, net of tax expense of $3,000               (5)        --          --
                                                            -------       ------      ------
                  Other comprehensive earnings                   82           38        (100)
                                                            -------       ------      ------

                  Comprehensive earnings                    $ 4,586        3,702       3,007
                                                            =======       ======      ======






See accompanying notes to consolidated financial statements.

                          WILSON BANK HOLDING COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 1998



                                                                       In Thousands
                                               ------------------------------------------------------------
                                                                                           Net
                                                                                       Unrealized
                                                                                        Gain (Loss)
                                                           Additional                  On Available-
                                               Common       Paid-In       Retained       For-Sale
                                               Stock        Capital       Earnings      Securities    Total
                                               -----        -------       --------      ----------    -----
Balance December 31, 1995                      $ 2,699        5,944        9,580           175        18,398

Cash dividends declared, $.70 per share           --           --           (950)         --            (950)

Issuance of 28,458 shares of stock
   pursuant to dividend reinvestment plan           57          740         --            --             797

Net change in unrealized gain on
   available-for-sale securities during
   the year, net of taxes of $61,000              --           --           --            (100)         (100)

Net earnings for year                             --           --          3,107          --           3,107
                                               -------      -------      -------       -------       -------

Balance December 31, 1996                        2,756        6,684       11,737            75        21,252

Cash dividends declared, $.75 per share           --           --         (1,039)         --          (1,039)

Issuance of 29,393 shares of stock
   pursuant to dividend reinvestment plan           59          843         --            --             902


Net change in unrealized gain on
   available-for-sale securities during
   the year, net of taxes of $19,000              --           --           --              38            38

Net earnings for year                             --           --          3,664          --           3,664
                                               -------      -------      -------       -------       -------

Balance December 31, 1997                        2,815        7,527       14,362           113        24,817

Cash dividends declared, $.85 per share           --           --         (1,203)         --          (1,203)

Issuance of 31,314 shares of stock
   pursuant to dividend reinvestment plan           62        1,003         --            --           1,065


Net change in unrealized gain on
   available-for-sale securities during
   the year, net of taxes of $56,000              --           --           --              82            82

Net earnings for year                             --           --          4,504          --           4,504
                                               -------      -------      -------       -------       -------

Balance December 31, 1998                      $ 2,877        8,530       17,663           195        29,265
                                               =======      =======      =======       =======       =======





See accompanying notes to consolidated financial statements.

                          WILSON BANK HOLDING COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 1998

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                  In Thousands
                                                                      -------------------------------------
                                                                         1998          1997          1996
                                                                         ----          ----          ----
Cash flows from operating activities:
   Interest received                                                   $ 30,226        24,434        19,236
   Fees received                                                          3,214         2,789         2,213
   Proceeds from sale of loans                                           66,623        39,406        31,803
   Origination of loans held for sale                                   (65,446)      (40,663)      (31,816)
   Interest paid                                                        (15,714)      (12,206)       (9,814)
   Cash paid to suppliers and employees                                 (10,134)       (8,734)       (6,756)
   Income taxes paid                                                     (2,459)       (1,939)       (1,595)
                                                                       --------      --------      --------
                  Net cash provided by operating activities               6,310         3,087         3,271
                                                                       --------      --------      --------

Cash flows from investing activities:
   Purchase of available-for-sale securities                            (60,182)      (22,813)       (9,757)
   Proceeds from sales of available-for-sale securities                   1,507          --            --
   Proceeds from maturities of available-for-sale securities             42,753        14,704         7,264
   Purchase of held-to-maturity securities                               (3,439)       (5,133)       (4,143)
   Proceeds from maturities of held-to-maturity securities                7,487         7,417         2,999
   Loans made to customers, net of repayments                           (56,424)      (54,915)      (37,569)
   Purchase of bank premises and equipment                               (4,113)       (3,335)       (4,162)
   Proceeds from maturities of interest-bearing deposits
     in financial institutions                                             --            --             100
   Proceeds from sale of fixed assets                                        35             6          --
   Proceeds from sales of other real estate                                 262          --            --
   Payments of organizational costs                                        --            --            (111)
                                                                       --------      --------      --------
                  Net cash used in investing activities                 (72,114)      (64,069)      (45,379)
                                                                       --------      --------      --------

Cash flows from financing activities:
   Net increase in non-interest bearing savings and
     NOW deposit accounts                                                31,307        37,323        14,302
   Net increase in time deposits                                         41,157        36,068        28,911
   Proceeds from sale of securities under agreements to repurchase        2,698          --            --
   Payments on securities under agreements to repurchase                   --          (1,056)       (1,077)
   Dividends paid                                                        (1,203)       (1,039)         (950)
   Proceeds from sale of common stock                                     1,065           902           797
   Proceeds from sale of subsidiaries' stock to minority
     shareholders                                                          --            --           3,500
                                                                       --------      --------      --------
                  Net cash provided by financing activities              75,024        72,198        45,483
                                                                       --------      --------      --------

Net increase in cash and cash equivalents                                 9,220        11,216         3,375

Cash and cash equivalents at beginning of year                           31,780        20,564        17,189
                                                                       --------      --------      --------

Cash and cash equivalents at end of year                               $ 41,000        31,780        20,564
                                                                       ========      ========      ========




See accompanying notes to consolidated financial statements.

                          WILSON BANK HOLDING COMPANY

                       THREE YEARS ENDED DECEMBER 31, 1998

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS



                                                                                    In Thousands
                                                                        -----------------------------------
                                                                          1998         1997         1996
                                                                          ----         ----         ----
Reconciliation of net earnings to net cash
  provided by operating activities:
     Net earnings                                                        $ 4,504        3,664        3,107
     Adjustments to reconcile net earnings to net cash
       provided by operating activities:
         Depreciation and amortization                                     1,247        1,045          682
         Provision for possible loan losses                                1,010          828          665
         Provision for deferred taxes                                        (78)        (106)        (202)
         Security gains related to available-for-sale securities              (8)        --           --
         Loss on sale of other real estate                                    57         --           --
         Gain on sale of fixed assets                                        (12)          (5)        --
         FHLB dividend reinvestment                                          (66)         (55)         (45)
         Decrease (increase) in loans held for sale                          211       (1,873)        (504)
         Write-off of temporary facilities                                    15         --           --
         Increase in refundable income taxes                                (172)         (38)         (57)
         Increase (decrease) in taxes payable                                 49          (28)          69
         Increase in accrued interest receivable                            (658)        (652)        (167)
         Increase (decrease) in interest payable                             289          469          (17)
         Increase in other assets                                           (395)        (216)        (331)
         Increase in accrued expenses                                        186           34          148
         Net gains (losses) of minority interests of commercial
           bank subsidiaries                                                 131           20          (77)
                                                                         -------      -------      -------
                  Total adjustments                                        1,806         (577)         164
                                                                         -------      -------      -------

                  Net cash provided by operating activities              $ 6,310        3,087        3,271
                                                                         =======      =======      =======


Supplemental Schedule of Non-Cash Activities:

   Investment securities transferred to held-to-maturity                 $   205         --           --
                                                                         =======      =======      =======

   Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $56,000 in 1998, $19,000 in 1997,
     and $61,000 in 1996                                                 $    82           38         (100)
                                                                         =======      =======      =======

   Non-cash transfers from loans to other real estate                    $   394           63         --
                                                                         =======      =======      =======




See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996


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

         (B)      NATURE OF OPERATIONS

                  Wilson Bank & Trust, DeKalb Community Bank and Community Bank of Smith County operate under state bank charters and provide full banking services. Wilson Bank & Trust also provides trust services. As state banks, the subsidiary banks are subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation. The areas served by the banks include Wilson County, DeKalb County, Smith County and Trousdale County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the three main offices and nine branch locations.

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

                  The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These pronouncements apply to impaired loans except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including residential mortgage and installment loans.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1998, 1997 AND 1996


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

                        DECEMBER 31, 1998, 1997 AND 1996



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

                        DECEMBER 31, 1998, 1997 AND 1996


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (E)      ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

                  The allowance for possible loan losses is increased by provisions for possible loan losses charged to expense and is reduced by loans charged off net of recoveries on loans previously charged off. The provision is based on management's determination of the amount of the allowance necessary to provide for estimated loan losses based on its evaluation of the loan portfolio. Determining the appropriate level of the allowance and the amount of the provision involves uncertainties and matters of judgment and therefore cannot be determined with precision.

         (F)      DEBT AND EQUITY SECURITIES

                  The Company applies the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under the provisions of the Statement, securities are classified in three categories and accounted for as follows:

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

                        DECEMBER 31, 1998, 1997 AND 1996


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

         (I)      LONG-LIVED ASSETS

                  Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has determined that no impairment loss need be recognized for its long-lived assets.

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

                           WILSON BANK HOLDING COMPANY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                        DECEMBER 31, 1998, 1997 AND 1996


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (L)      ADVERTISING COSTS

                  Advertising costs are expensed when incurred.

         (M)      EARNINGS PER COMMON SHARE

                  Earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding during each year.

         (N)      OTHER REAL ESTATE

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

         (O)      RECLASSIFICATIONS

                  Certain reclassifications have been made to the 1997 and 1996 figures to conform to the presentation for 1998.

         (P)      OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

                  In the ordinary course of business the subsidiary banks have entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The classification of loans at December 31, 1998 and 1997 is as follows:


                                                                 In Thousands
                                                        --------------------------
                                                             1998           1997
                                                             ----           ----
          Commercial, financial and agricultural         $  100,217         82,515
          Installment                                        44,299         38,423
          Real estate - construction                         21,809         18,159
          Real estate - mortgage                            130,927        103,155
                                                         ----------     ----------
                                                            297,252        242,252
          Unearned interest                                  (1,322)        (1,696)
          Allowance for possible loan losses                 (3,244)        (2,890)
                                                         ----------     ----------
                                                         $  292,686        237,666
                                                         ==========     ==========


                           WILSON BANK HOLDING COMPANY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                        DECEMBER 31, 1998, 1997 AND 1996


(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         The principal maturities on loans at December 31, 1998 are as follows:


                                                                     In Thousands
                               --------------------------------------------------------------------------------
                                  Commercial
                                  Financial
                                     and                          Real Estate -     Real Estate-
                                 Agricultural     Installment     Construction        Mortgage          Total
                                 ------------     -----------     ------------        --------          -----
         3 months or less        $    25,329           2,503             9,891          1,179           38,902
         3 to 12 months               35,432           2,730            10,675          1,500           50,337
         1 to 5 years                 20,780          37,691               240         33,663           92,374
         Over 5 Years                 18,676           1,375             1,003         94,585          115,639
                                 -----------       ---------       -----------      ---------        ---------

                                 $   100,217          44,299            21,809        130,927          297,252
                                 ===========       =========       ===========      =========        =========


         At December 31, 1998, variable rate and fixed rate loans total $105,365,000 and $191,887,000, respectively. At December 31, 1997, variable rate loans were $99,020,000 and fixed rate loans totaled $143,232,000.

         In the normal course of business, the Company's subsidiaries have made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $4,657,000 and $6,387,000 at December 31, 1998 and 1997, respectively. As of December 31, 1998 none of these loans were restructured, nor were any related party loans charged-off during the past three years.

         An analysis of the activity with respect to such loans to related parties is as follows:


                                                                 In Thousands
                                                        ---------------------------
                                                                 December 31,
                                                        ---------------------------
                                                             1998            1997
                                                             ----            ----
                Balance January 1                        $    6,387          3,105
                New loans during the year                     5,534          7,978
                Repayments during the year                   (7,264)        (4,696)
                                                         ----------     ----------
                Balance, December 31                     $    4,657          6,387
                                                         ==========     ==========


         A director of the Company performs appraisals related to certain loan customers. Fees paid to the director for these services were $273,000 in 1998, $225,000 in 1997 and $250,000 in 1996.

         Loans which had been placed on non-accrual status totaled $223,000 and $160,000 at December 31, 1998 and 1997, respectively. Had interest on these loans been accrued, interest income would have been increased by approximately $16,000 in 1998 and $11,000 in 1997. In 1996, interest income that would have been earned had there been no non-accrual loans totaled approximately $12,000.

                           WILSON BANK HOLDING COMPANY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                        DECEMBER 31, 1998, 1997 AND 1996



(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         Transactions in the allowance for possible loan losses for the years ended December 31, 1998, 1997 and 1996 are summarized as follows:


                                                                       In Thousands
                                                       -------------------------------------------
                                                           1998            1997            1996
                                                           ----            ----            ----
               Balance, beginning of year                $    2,890          2,452           1,944
               Provision charged to operating expense         1,010            828             665
               Loans charged off                               (705)          (486)           (174)
               Recoveries on losses                              49             96              17
                                                         ----------      ---------       ---------

               Balance, end of year                      $    3,244          2,890           2,452
                                                         ==========      =========       =========


         The Company's principal customers are basically in the Middle Tennessee area with a concentration in Wilson County, Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral varies depending upon the purpose of the credit and the borrower's financial condition.

         Impaired loans and related loan loss reserve amounts at December 31, 1998 and 1997 were as follows:

                                                                  In Thousands
                                                          -------------------------
                                                                  December 31,
                                                          -------------------------
                                                             1998             1997
                                                             ----             ----
               Recorded investment                        $      241          1,025
               Loan loss reserve                          $      156            227


         The average recorded investment in impaired loans for the years ended December 31, 1998 and 1997 was $219,000 and $543,000, respectively. There was no interest income recognized on these loans during 1998. The related total amount of interest income recognized on the accrual basis for the period that such loans were impaired was $23,000 for 1997.

         In 1998, 1997 and 1996, the Company originated and sold loans in the secondary market of $65,446,000, $40,663,000, and $31,816,000, respectively. At December 31, 1998, the wholly-owned subsidiary Bank had not been required to repurchase any of the loans originated by the Bank and sold in the secondary market. The gain on sale of these loans totaled $966,000, $616,000, and $491,000 in 1998, 1997 and 1996,
         respectively.

                           WILSON BANK HOLDING COMPANY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                        DECEMBER 31, 1998, 1997 AND 1996


(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         Of the loans sold in the secondary market, the recourse to the wholly-owned subsidiary Bank is limited. On loans sold to the Federal Home Loan Mortgage Corporation, the Bank has a recourse obligation for one year from the purchase date. At December 31, 1998, loans sold to the Federal Home Loan Mortgage Corporation with existing recourse totaled $7,326,000. All other loans sold in the secondary market provide the purchase recourse to the Bank for a period of 90 days from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. At December 31, 1998, total loans sold with recourse to the Bank, including those sold to the Federal Home Loan Mortgage Corporation, aggregated $24,360,000. Management expects no loss to result from these recourse provisions.

(3)      DEBT AND EQUITY SECURITIES

         Debt and equity securities have been classified in the consolidated balance sheet according to management's intent. Debt and equity securities at December 31, 1998 consist of the following:


                                                                     Securities Held-To-Maturity
                                                  ---------------------------------------------------------------
                                                                            In Thousands
                                                  ---------------------------------------------------------------
                                                                      Gross            Gross          Estimated
                                                   Amortized       Unrealized       Unrealized          Market
                                                     Cost             Gains           Losses            Value
                                                     ----             -----           ------            -----
          U.S. Treasury and other U.S.
            Government agencies and
            corporations                          $    1,097                7          --                 1,104
          Obligations of states and political
            subdivision                               15,202              479          --                15,681
          Mortgage-backed securities                   4,109               15               39            4,085
                                                  ----------       ----------       ----------       ----------

                                                  $   20,408              501               39           20,870
                                                  ==========       ==========       ==========       ==========


                                                                    Securities Available-For-Sale
                                                  ---------------------------------------------------------------
                                                                            In Thousands
                                                  ---------------------------------------------------------------
                                                                        Gross            Gross         Estimated
                                                     Amortized       Unrealized       Unrealized         Market
                                                       Cost             Gains           Losses            Value
                                                       ----             -----           ------            -----
          U.S. Treasury and other U.S.
            Government agencies and
            corporations                          $   49,189              283               43           49,429
          Obligations of states and political
            subdivision                                2,732               91           --                2,823
          Mortgage-backed securities                     922                7                1              928
                                                  ----------       ----------       ----------       ----------

                                                  $   52,843              381               44           53,180
                                                  ==========       ==========       ==========       ==========


                           WILSON BANK HOLDING COMPANY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                        DECEMBER 31, 1998, 1997 AND 1996



(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The Company's classification of securities at December 31, 1997 is as follows:


                                                                     Securities Held-To-Maturity
                                                  ----------------------------------------------------------
                                                                             In Thousands
                                                  ----------------------------------------------------------
                                                                       Gross          Gross      Estimated
                                                     Amortized      Unrealized     Unrealized      Market
                                                       Cost            Gains         Losses        Value
                                                       ----            -----         ------        -----
          U.S. Treasury and other U.S.
            Government agencies and
            corporations                          $      1,197             16        --              1,213
          Obligations of states and political
            subdivision                                 16,989            332             7         17,314
          Mortgage-backed securities                     6,065             12            57          6,020
                                                  ------------     ----------     ---------     ----------

                                                  $     24,251            360            64         24,547
                                                  ============     ==========     =========     ==========


                                                                    Securities Available-For-Sale
                                                  ----------------------------------------------------------
                                                                            In Thousands
                                                  ----------------------------------------------------------
                                                                      Gross         Gross        Estimated
                                                     Amortized     Unrealized     Unrealized       Market
                                                       Cost           Gains         Losses         Value
                                                       ----           -----         ------         -----
          U.S. Treasury and other U.S.
            Government agencies and
            corporations                          $     30,977             82            20           31,039
          Obligations of states and political
            subdivision                                  4,781            123             1            4,903
          Mortgage-backed securities                     1,294             19             9            1,304
                                                  ------------     ----------     ---------     ------------

                                                  $     37,052            224            30           37,246
                                                  ============     ==========     =========     ============


                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1998, 1997 AND 1996


(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The amortized cost and estimated market value of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


               Securities Held-To-Maturity                                          Estimated
                                                                    Amortized         Market
                                                                      Cost            Value
                                                                  ------------      ---------
               Due in one year or less                            $      2,304           2,312
               Due after one year through five years                     5,078           5,187
               Due after five years through ten years                    5,089           5,308
               Due after ten years                                       3,828           3,978
                                                                  ------------      ----------
                                                                        16,299          16,785
               Mortgage-backed securities                                4,109           4,085
                                                                  ------------      ----------
                                                                  $     20,408          20,870
                                                                  ============      ==========

               Securities Available-For-Sale                                       Estimated
                                                                    Amortized        Market
                                                                      Cost           Value
                                                                  ------------     -----------
               Due in one year or less                            $      1,446           1,459
               Due after one year through five years                     7,418           7,575
               Due after five years through ten years                   35,997          36,126
               Due after ten years                                       6,048           6,080
                                                                  ------------      ----------
                                                                        50,909          51,240
               Mortgage-backed securities                                  922             928
               Federal Home Loan Bank stock                              1,012           1,012
                                                                  ------------      ----------
                                                                  $     52,843          53,180
                                                                  ============      ==========

         Results from sales of debt and equity securities are as follows:


                                                                           In Thousands
                                                           ---------------------------------------
                                                             1998            1997           1996
                                                             ----            ----           ----
               Gross proceeds                              $    1,507         --             --
                                                           ==========    ===========     ==========

               Gross realized gains                        $        8         --             --
               Gross realized losses                            --            --             --
                                                           ----------    ------------    ----------

                      Net realized gains                   $        8         --             --
                                                           ==========    ==============  ==========

                           WILSON BANK HOLDING COMPANY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                        DECEMBER 31, 1998, 1997 AND 1996


(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The Company periodically applies the stress test to its securities portfolio. To satisfy the stress test a security's estimated market value should not decline more than certain percentages given certain assumed interest rate increases. The Company had no securities that failed to meet the stress test.

         Securities carried in the balance sheet of approximately $46,076,000 (approximate market value of $46,626,000) and $41,803,000 (approximate market value of $42,037,000), were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 1998 and 1997, respectively.

         Included in the securities above are $14,751,000 (market value of $15,159,000) and $18,547,000 (market value of $18,819,000) at December
         31, 1998 and 1997, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

         Securities that have rates that adjust prior to maturity totaled $4,750,000 (market value $4,726,000) at December 31, 1998.

         Included in the securities portfolio is stock of the Federal Home Loan Bank amounting to $1,012,000 and $847,000 at December 31, 1998 and 1997, respectively. The stock can be sold back at par and only to the Federal Home Loan Bank or to another member institution.

(4)      PREMISES AND EQUIPMENT

         The detail of premises and equipment at December 31, 1998 and 1997 is as follows:


                                                               In Thousands
                                                        ------------------------
                                                          1998            1997
                                                          ----            ----
                 Land                                   $   2,898          2,153
                 Buildings                                  9,815          7,314
                 Leasehold improvements                       137            153
                 Furniture and equipment                    6,466          5,029
                 Automobiles                                  106            114
                 Construction in progress                      24            647
                                                        ---------      ---------
                                                           19,446         15,410
                 Less accumulated depreciation             (4,639)        (3,481)
                                                        ---------      ---------
                                                        $  14,807         11,929
                                                        =========      =========


         Building additions during 1998 and 1997 include payments of $1,281,000 and $716,000, respectively, to a construction company owned by a director of the Company.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1998, 1997 AND 1996



(5)      DEPOSITS

         Deposits at December 31, 1998 and 1997 are summarized as follows:



                                                                                  In Thousands
                                                                          ---------------------------
                                                                              1998            1997
                                                                              ----            ----
                 Demand deposits                                          $     43,345         32,373
                 Savings accounts                                               19,471         16,971
                 Negotiable order of withdrawal                                 25,581         26,355
                 Money market demand accounts                                   81,638         63,030
                 Certificates of deposit $100,000 or greater                    74,596         56,560
                 Other certificates of deposit                                 126,674        105,976
                 Individual retirement accounts $100,000 or greater              4,619          4,386
                 Other individual retirement accounts                           13,181         10,990
                                                                          ------------   ------------
                                                                          $    389,105        316,641
                                                                          ============   ============


         Principal maturities of certificates of deposit and individual retirement accounts at December 31, 1998 are as follows:


                                                               In Thousands
                                            ---------------------------------------------------
                                             Single Deposits     Single Deposits
                        Maturity             Under $100,000      Over $100,000        Total
                        --------             ---------------     --------------       -----
               3 months or less             $     24,258             23,525           47,783
               3 to 6 months                      21,270             15,691           36,961
               6 to 12 months                     44,155             19,567           63,722
               1 to 5 years                       50,172             20,432           70,604
                                            ------------         ----------       ----------

                                            $    139,855             79,215          219,070
                                            ============         ==========       ==========


         The subsidiary banks are required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 1998 and 1997 were approximately $2,091,000 and $1,328,000, respectively.

(6)      SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         The maximum amounts of outstanding repurchase agreements at any month end during 1998 and 1997 was $12,399,000 and $9,632,000, respectively.
         The average daily balance outstanding during 1998, 1997 and 1996 was $8,503,000, $7,327,000, and $8,224,000, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1998, 1997 AND 1996



(7)      NON-INTEREST INCOME AND NON-INTEREST EXPENSE

         The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

                                                                                       In Thousands
                                                                       ------------------------------------------
                                                                           1998            1997            1996
                                                                           ----            ----            ----
               Non-interest income:
                 Service charges on deposits                           $    1,720          1,430            1,251
                 Other fees                                                 1,493          1,351              962
                 Gains on sales of loans                                      966            616              491
                 Security gains                                                 8           --                --
                 Gains on sales of fixed assets                                12              5              --
                 Other income                                                   1              8              --
                 Minority interest in net losses of subsidiaries             --             --                77
                                                                       ----------     ----------      ----------
                                                                       $    4,200         3,410            2,781
                                                                       ==========     ==========      ==========

               Non-interest expense:
                 Employee salaries and benefits                        $    5,605          4,583            3,811
                 Employee benefit plan                                        334            271              188
                 Occupancy expenses                                           775            725              469
                 Furniture and equipment expenses                           1,039            811              624
                 Loss on sale of other real estate                             57           --                --
                 FDIC insurance                                                39             30                3
                 Directors' fees                                              475            397              349
                 Other operating expenses                                   2,921          2,781            1,810
                 Minority interest in net income of
                    subsidiaries                                              131             20              --
                                                                       ----------     ----------      -----------

                                                                       $   11,376          9,618            7,254
                                                                       ==========     ==========      ===========


(8)      INCOME TAXES

         The components of the net deferred tax asset are as follows:

                                                                               In Thousands
                                                                       ----------------------------
                                                                            1998            1997
                                                                            ----            ----
               Deferred tax asset:
                 Federal                                               $        964             871
                 State                                                          181             164
                                                                       ------------    ------------
                                                                              1,145           1,035
                                                                       ------------    ------------

               Deferred tax liability:
                 Federal                                                       (363)           (286)
                 State                                                          (68)            (54)
                                                                       ------------    ------------
                                                                               (431)           (340)
                                                                       ------------    ------------

                                                                       $        714             695
                                                                       ============    ============

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1998, 1997 AND 1996



(8)      INCOME TAXES, CONTINUED

         The tax effects of each type of significant item that gave rise to deferred taxes are:


                                                                                    In Thousands
                                                                             -------------------------
                                                                                1998           1997
                                                                                ----           ----
             Financial statement allowance for loan losses
               in excess of tax allowance                                    $    1,094           999

             Excess of depreciation deducted for tax purposes
               over the amounts deducted in the financial statements               (224)         (192)

             Financial statement deduction for deferred compensation
               in excess of deduction for tax purposes                               26            16

             Financial statement deduction for preopening expenses and
               organizational costs in excess of the amounts deducted
               for tax purposes                                                      24            20

             Financial statement income on FHLB stock dividends
               not recognized for tax purposes                                      (78)          (38)

             Unrealized gain on securities available-for-sale                      (128)          (74)
                                                                             ----------      --------
                                                                                    714           731
             Benefit of 50% owned bank subsidiaries' Federal net
               operating loss not recognized                                       --             (36)
                                                                             ----------      --------

                                                                             $      714           695
                                                                             ==========      ========


         The components of income tax expense (benefit) are summarized as follows:

                                                                  In Thousands
                                                    -------------------------------------
                                                      Federal         State       Total
                                                      -------         -----       -----
             1998
               Current                              $     1,913          422        2,335
               Deferred                                     (72)          (6)         (78)
                                                    -----------    ---------    ---------
                    Total                           $     1,841          416        2,257
                                                    ===========    =========    =========

             1997
               Current                              $     1,524          348        1,872
               Deferred                                     (91)         (15)        (106)
                                                    -----------    ---------    ---------
                    Total                           $     1,433          333        1,766
                                                    ===========    =========    =========

             1996
               Current                              $     1,304          304        1,608
               Deferred                                    (162)         (40)        (202)
                                                    -----------    ---------    ---------
                    Total                           $     1,142          264        1,406
                                                    ===========    =========    =========


                           WILSON BANK HOLDING COMPANY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                        DECEMBER 31, 1998, 1997 AND 1996



(8)      INCOME TAXES, CONTINUED

         A reconciliation of actual income tax expense of $2,257,000, $1,766,000 and $1,406,000 for the years ended December 31, 1998, 1997 and 1996, respectively, to the "expected" tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

                                                                                     In Thousands
                                                                      ----------------------------------------
                                                                           1998          1997          1996
                                                                           ----          ----          ----
          Computed "expected" tax expense                             $    2,299         1,846        1,534
          State income taxes, net of Federal income tax benefit              276           220          175
          Tax exempt interest, net of interest expense exclusion            (315)         (335)        (331)
          Tax expense (benefit) related to minority interest
            income (loss) in subsidiaries                                     45             7          (26)
          Tax benefits of net operating losses of 50% owned
            bank subsidiaries not recognized                                 --             31           52
          Tax benefits of net operating losses of 50% owned
            bank subsidiaries not previously recognized                      (46)          (33)         --
          Other                                                               (2)           30            2
                                                                      ----------    ----------    ---------
                                                                      $    2,257         1,766        1,406
                                                                      ==========    ==========    =========


         Total income tax expense for 1998 includes income tax expense of $3,000 related to the gain on sale of securities. There were no sales of securities in 1997 and 1996.

(9)      COMMITMENTS AND CONTINGENT LIABILITIES

         The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.

         The subsidiary banks lease land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:


               Years Ending December 31,                      In Thousands
               -------------------------                      ------------
                          1999                                $      59
                          2000                                       43
                          2001                                       33
                          2002                                       28
                          2003                                       12
                                                              ---------
                                                              $     175
                                                              =========


         Total rent expense amounted to $85,000, $80,000 and $59,000, respectively, during the years ended December 31, 1998, 1997 and 1996.

                           WILSON BANK HOLDING COMPANY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                        DECEMBER 31, 1998, 1997 AND 1996



(9)      COMMITMENTS AND CONTINGENT LIABILITIES, CONTINUED

         The term "Year 2000 issue" refers to the necessity of converting computer information systems so that such systems recognize more than two digits to identify a year in any given date field, and are thereby able to differentiate between years in the twentieth and twenty-first centuries ending with the same two digits (e.g., 1900 and 2000). To address the Year 2000 issue, the subsidiary banks have appointed a Year 2000 Committee to coordinate the identification, evaluation and implementation of changes to computer systems and applications necessary to achieve Year 2000 compliance.

         Areas being addressed by the Committee include:

               - Subsidiary banks' primary data processing system. A major data processor provides the primary software and hardware for the data processing system of the subsidiary banks. This is of the highest priority for day to day operations, accounting and success of the subsidiary banks.

               - Government systems, such as the Federal Reserve Bank for check clearing, wire transfers, and the free flow and exchange of funds between institutions are absolutely critical.

               - The internal PC hardware and software systems within the subsidiary banks, along with telecommunications systems.

               - The primary securities portfolio accounting and safekeeping system for the subsidiary banks.

               - Credit administration - the committee is reviewing the risk associated with Year 2000 status of the subsidiary banks' loan customers and depositors.

               - Status of subsidiary banks' primary vendors' Year 2000 compliance.

         Management does not currently believe that the costs of assessment, remediation, or replacement of the subsidiary banks' systems, or the potential failure of third parties' systems will have a material adverse effect on the subsidiary banks' business, financial condition, results of operations, or liquidity.

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

                           WILSON BANK HOLDING COMPANY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                        DECEMBER 31, 1998, 1997 AND 1996



(10)     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK, CONTINUED

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                                In Thousands
                                                         --------------------------
                                                                 Contract or
                                                                Notional Amount
                                                         ---------------------------
                                                            1998            1997
                                                            ----            ----
             Financial instruments whose contract
                amounts represent credit risk:
                  Commercial loan commitments            $    28,327        25,212
                  Unfunded lines-of-credit                     9,929         7,726
                  Letters of credit                            1,277         1,730
                                                         -----------    ----------

                      Total                              $    39,533        34,668
                                                         ===========    ==========


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

         At December 31, 1998 and 1997, the Company's cash and due from banks included commercial bank deposit accounts aggregating $100,000 and $78,000, respectively in excess of the Federal Deposit Insurance Corporation limit of $100,000 per institution.

         In addition, Federal funds sold were deposited with six banks.

(12)     EMPLOYEE BENEFIT PLAN

         The Company has in effect a 401(k) plan which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the plan provide for both employee and employer contributions. For the years ended December 31, 1998, 1997 and 1996, the subsidiary banks contributed $334,000, $271,000 and $188,000, respectively, to this plan.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1998, 1997 AND 1996



(13)     DIVIDEND REINVESTMENT PLAN

         Under the terms of the Company's dividend reinvestment plan holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 31,314 in 1998, 29,393 in 1997 and 28,458 in 1996 were sold to participants under the terms of the plan.

(14)     REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS

         The Company and its bank subsidiaries are subject to regulatory capital requirements administered by the Federal Deposit Insurance Corporation, the Federal Reserve and the Tennessee Department of Financial Institutions. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The Company's capital classification is also subject to qualitative judgments about components, risk weightings and other factors. Those qualitative judgments could also affect the subsidiary banks' capital status and the amount of dividends the subsidiaries may distribute. At December 31, 1998, management believes that the Company and all of its subsidiaries meet all such capital requirements to which they are subject.

         The Company and its subsidiary banks are required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1998, the Company and its bank subsidiaries are required to have minimum Tier I and total risk-based capital ratios of 4% and 8%, respectively. The Company's actual ratios at that date were 11.20% and 12.31%, respectively. The leverage ratio at December 31, 1998 was 7.78% and the minimum requirement was 4%.

(15)     DEFERRED COMPENSATION PLAN

         The Company's wholly-owned subsidiary bank provides its executive officers a deferred compensation plan, which also provides for death and disability benefits. The plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were five employees participating in the plan at December 31, 1998.

         The plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65. This benefit can be reduced if the wholly-owned subsidiary bank's average return on assets falls below 1%. The plan also provides benefits in the event the executive should die or become disabled prior to reaching retirement. The wholly-owned subsidiary bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of the wholly-owned subsidiary bank and are payable to the Bank. At December 31, 1998 and 1997, the deferred compensation liability totaled $69,000 and $43,000, respectively, the cash surrender value of life insurance was $283,000 and $181,000, respectively, and the face amount of the insurance policies in force approximated $2,280,000 and $1,480,000 in 1998 and 1997, respectively. The deferred compensation plan is not qualified under Section 401 of the Internal Revenue Code.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1998, 1997 AND 1996



(16)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION


                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                                 BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                                                                   In Thousands
                                                                                   ------------
                                                                               1998             1997
                                                                               ----             ----
                                        ASSETS

         Cash                                                              $         1*             16*
         Investment in wholly-owned commercial bank subsidiary                  25,596*         21,266*
         Investment in 50% owned commercial bank subsidiaries                    3,587*          3,455*
         Refundable income taxes                                                    81              80
                                                                           -----------       ---------

              Total assets                                                 $    29,265          24,817
                                                                           ===========       =========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

         Stockholders' equity:
           Common stock, par value $2.00 per share, authorized
              5,000,000 shares, issued and outstanding 1,438,781
              and 1,407,467 shares, respectively                           $     2,877           2,815
           Additional paid-in capital                                            8,530           7,527
           Retained earnings                                                    17,663          14,362
           Unrealized gain on available-for-sale securities,
              net of taxes of $121,000 and $65,000, respectively                   195             113
                                                                           -----------       ---------
                                                                                29,265          24,817
                                                                           -----------       ---------
                  Total liabilities and stockholders' equity               $    29,265          24,817
                                                                           ===========       =========

         *Eliminated in consolidation.

                           WILSON BANK HOLDING COMPANY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                        DECEMBER 31, 1998, 1997 AND 1996



(16)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION


                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                STATEMENTS OF EARNINGS AND COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 1998

                                                                  -------------------------------------------
                                                                                   In Thousands
                                                                  -------------------------------------------
                                                                       1998            1997           1996
                                                                       ----            ----           ----
         Expenses:
           Employee salary and benefits                           $     --                20               9
           Amortization of organizational costs                         --                 4               5
           Directors fees                                                 198            167             129
           Other                                                           15             20              11
                                                                  -----------   ------------    ------------

              Loss before Federal income tax benefits
                and equity in undistributed earnings of
                commercial bank subsidiaries                             (213)          (211)           (154)

         Federal income tax benefits                                       81             80              58
                                                                  -----------   ------------    ------------
                                                                         (132)          (131)            (96)

         Equity in undistributed earnings of commercial
           bank subsidiaries                                            4,636*         3,795*          3,203*
                                                                  -----------   ------------    ------------

              Net earnings                                              4,504          3,664           3,107
                                                                  -----------   ------------    ------------
         Other comprehensive earnings, net of tax:
           Unrealized gains on available-for-sale securities
              arising during period, net of tax expense of
              $53,000 and $19,000, and tax benefits of
              $61,000, respectively                                        87             38            (100)
         Less: reclassification adjustment for gains included
           in net earnings, net of tax expense of $3,000                   (5)        --              --
                                                                  -----------   ------------    ------------
                      Other comprehensive earnings                         82             38            (100)
                                                                  -----------   ------------    ------------

                      Comprehensive earnings                      $     4,586          3,702           3,007
                                                                  ===========   ============    ============



         *Eliminated in consolidation.

                           WILSON BANK HOLDING COMPANY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                        DECEMBER 31, 1998, 1997 AND 1996



(16)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION


                          WILSON BANK HOLDING COMPANY
                             (PARENT COMPANY ONLY)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                      THREE YEARS ENDED DECEMBER 31, 1998


                                                                     In Thousands
                                             -----------------------------------------------------------
                                                                                   Net Unrealized
                                                                                     Gain (Loss)
                                                           Additional               On Available-
                                              Common        Paid-In    Retained       For-Sale
                                              Stock         Capital    Earnings      Securities   Total
                                              -----         -------    --------      ----------   -----
Balance December 31, 1995                     $ 2,699       5,944       9,580          175       18,398

Cash dividends declared, $.70 per share          --          --          (950)        --           (950)

Issuance of stock pursuant to dividend
   reinvestment plan                               57         740        --           --            797

Net change in unrealized gain on
   available-for-sale securities during
   the year, net of taxes of $61,000             --          --          --           (100)        (100)

Net earnings for year                            --          --         3,107         --          3,107
                                              -------     -------     -------      -------      -------

Balance December 31, 1996                       2,756       6,684      11,737           75       21,252

Cash dividends declared, $.75 per share          --          --        (1,039)        --         (1,039)

Issuance of 29,393 shares of stock
   pursuant to dividend reinvestment plan          59         843        --           --            902


Net change in unrealized gain on
   available-for-sale securities during
   the year, net of taxes of $19,000             --          --          --             38           38

Net earnings for year                            --          --         3,664         --          3,664
                                              -------     -------     -------      -------      -------

Balance December 31, 1997                       2,815       7,527      14,362          113       24,817

Cash dividends declared, $.85 per share          --          --        (1,203)        --         (1,203)

Issuance of 31,314 shares of stock
   pursuant to dividend reinvestment plan          62       1,003        --           --          1,065

Net change in unrealized gain on
   available-for-sale securities during
   the year, net of taxes of $56,000             --          --          --             82           82

Net earnings for year                            --          --         4,504         --          4,504
                                              -------     -------     -------      -------      -------

Balance December 31, 1998                     $ 2,877       8,530      17,663          195       29,265
                                              =======     =======     =======      =======      =======


                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1998, 1997 AND 1996



(16)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION


                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 1998

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                  In Thousands
                                                                    ---------------------------------------
                                                                        1998           1997          1996
                                                                        ----           ----          ----
         Cash flows from operating activities:
           Cash paid to suppliers and other                         $     (213)          (201)        (155)
           Tax benefits received                                            80             58           41
                                                                    ----------    -----------   ----------
                Net cash used in operating activities                     (133)          (143)        (114)
                                                                    ----------    -----------   ----------
         Cash flows from investing activities:
           Purchase of stock in minority owned subsidiaries              --             --          (3,500)
           Decrease in due from subsidiaries                             --             --              16
           Dividend received from commercial bank subsidiary               256            235        3,757
                                                                    ----------    -----------   ----------
                Net cash provided by investing activities                  256            235          273
                                                                    ----------    -----------   ----------

         Cash flows from financing activities:
           Dividends paid                                               (1,203)        (1,039)        (950)
           Proceeds from sale of stock                                   1,065            902          797
                                                                    ----------    -----------   ----------
                Net cash used in financing activities                     (138)          (137)        (153)
                                                                    ----------    -----------   ----------

                Net increase (decrease) in cash and cash
                  equivalents                                              (15)           (45)           6

         Cash and cash equivalents at beginning of period                   16             61           55
                                                                    ----------    -----------   ----------

         Cash and cash equivalents at end of year                   $        1             16           61
                                                                    ==========    ===========   ==========


                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1998, 1997 AND 1996



(16)     WILSON BANK HOLDING COMPANY -
           PARENT COMPANY FINANCIAL INFORMATION, CONTINUED


                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                       STATEMENTS OF CASH FLOWS, CONTINUED

                       THREE YEARS ENDED DECEMBER 31, 1998

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                            In Thousands
                                                             ----------------------------------------
                                                                  1998           1997          1996
                                                                  ----           ----          ----
         Reconciliation of net earnings to net cash used
           in operating activities:
              Net earnings                                    $    4,504         3,664         3,107

         Adjustments to reconcile net earnings to net cash
           used in operating activities:
              Equity in earnings of commercial bank
                subsidiaries                                      (4,636)       (3,795)       (3,203)
              Amortization of organization costs                    --               4             5
               (Increase) decrease in other assets                  --               6            (6)
              Increase in refundable income taxes                     (1)          (22)          (17)
                                                              ----------    ----------   -----------
                Total adjustments                                 (4,637)       (3,807)       (3,221)
                                                              ----------    ----------   -----------

                Net cash used in operating activities         $     (133)         (143)         (114)
                                                              ==========    ==========   ===========

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1998, 1997 AND 1996



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

                        DECEMBER 31, 1998, 1997 AND 1996



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

                        DECEMBER 31, 1998, 1997 AND 1996



(17)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

                 Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

                    Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods up to three years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 1998 are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

                    The carrying value and estimated fair values of the Company's financial instruments at December 31, 1998 and 1997 are as follows:


                                                                               In Thousands
                                                      --------------------------------------------------------------
                                                                    1998                            1997
                                                      --------------------------------------------------------------
                                                        Carrying                         Carrying
                                                         Amount          Fair Value       Amount         Fair Value
                                                         ------          ----------       ------         ----------
                    Financial assets:
                      Cash and short-term
                         investments                  $    41,000          41,000           31,780         31,780
                      Securities                           73,588          74,050           61,497         61,793
                      Loans                               295,930                          240,556
                      Less: allowance for
                         loan losses                        3,244                            2,890
                                                      -----------                      -----------
                      Loans, net of allowance             292,686         293,108          237,666        237,398
                                                      -----------                      -----------
                      Loans held for sale                   3,881           3,881            4,092          4,092
                                                      -----------                      -----------

                    Financial liabilities:
                      Deposits                            389,105         391,720          316,641        317,766
                      Securities sold
                         under repurchase
                         agreements                         7,258           7,258            4,560          4,560

                    Unrecognized financial
                      instruments:
                         Commitments to
                           extend credit                   --                --               --              --
                         Standby letters of credit         --                --               --              --


                        WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1998, 1997 AND 1996



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