Form 10-K, Exhibit 13
period 1999-12-31
WILSON BANK HOLDING CO
filed 2000-03-29
CIK 885275

                                                                    EXHIBIT 13.1


                           WILSON BANK HOLDING COMPANY
                         COMMON STOCK MARKET INFORMATION

The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at December 31, 1999 was 1,253. Based solely on information made available to the Company from limited number of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company's stock during the years 1999 and 1998.

                                STOCK PRICES (1)


                       1999              HIGH          LOW
                 First Quarter          $24.38        $24.38
                 Second Quarter          24.94         24.58
                 Third Quarter           26.06         24.94
                 Fourth Quarter          26.63         26.06

                       1998              HIGH          LOW
                 First Quarter          $28.57        $26.63
                 Second Quarter          30.56         28.87
                 Third Quarter           31.13         30.56
                 Fourth Quarter          32.00         31.00

------------------

(1) Stock prices and cash dividend per share information have been retroactively adjusted to reflect a 4 for 3 split which occurred September 30, 1999.

      On January 1, 1999 a $.375 per share cash dividend was declared and on July 1, 1999 a $.375 per share cash dividend was declared and paid to shareholders of record on those dates. On January 1, 1998 a $.30 per share cash dividend was declared and on July 1, 1998 a $.34 per share cash dividend was declared and paid to shareholders of record on those dates, and on September 30, 1999 the stock split 4-for-3. Future dividends will be dependent upon the Company's profitability, its capital needs, overall financial condition and economic and regulatory consideration.

          WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)


                                                           IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                                                       AS OF DECEMBER 31,
                                                 ----------------------------------------------------------------
                                                  1999           1998          1997          1996          1995
                                                 --------       -------       -------       -------       -------
CONSOLIDATED
BALANCE SHEETS:
Total assets end of year                         $495,218       431,975       351,709       275,304       226,689
Loans, net                                       $354,758       292,686       237,666       183,642       146,738
Securities                                       $ 83,780        73,588        61,497        55,545        52,023
Deposits                                         $447,792       389,105       316,641       243,250       200,037
Stockholders' equity                             $ 32,250        29,265        24,817        21,252        18,398

CONSOLIDATED STATEMENT                                                Years Ended December 31
                                                 ---------------------------------------------------------------
OF EARNINGS:                                      1999           1998          1997          1996          1995
                                                 -------        ------        ------        ------        ------
Interest income                                  $35,193        30,950        25,141        19,448        16,366
Interest expense                                  17,457        16,003        12,675         9,797         8,425
                                                 -------        ------        ------        ------        ------
       Net interest income                        17,736        14,947        12,466         9,651         7,941

Provision for possible loan losses                 1,103         1,010           828           665           527
                                                 -------        ------        ------        ------        ------
Net interest income after provision for
   possible loan losses                           16,633        13,937        11,638         8,986         7,414
Non-interest income                                4,350         4,200         3,410         2,781         1,874
Non-interest expense                              13,265        11,376         9,618         7,254         5,871
                                                 -------        ------        ------        ------        ------

Earnings before income taxes                       7,718         6,761         5,430         4,513         3,417

Income taxes                                       2,816         2,257         1,766         1,406           996
                                                 -------        ------        ------        ------        ------

Net earnings                                     $ 4,902         4,504         3,664         3,107         2,421
                                                 =======        ======        ======        ======        ======

Comprehensive earnings                           $ 3,091         4,586         3,702         3,007         2,940
                                                 =======        ======        ======        ======        ======

Cash dividends declared                          $ 1,447         1,203         1,039           950           929
                                                 =======        ======        ======        ======        ======

PER SHARE DATA: (1)
Basic earnings per common share                  $  2.52          2.37          1.97          1.70          1.36
Diluted earnings per common share                $  2.52          2.37          1.97          1.70          1.36
Cash dividends                                   $  0.75          0.64          0.56          0.53          0.53
Book value                                       $ 16.43         15.26         13.22         11.57         10.22

RATIOS:
Return on average stockholders'
   equity                                          16.04%        16.72%        16.02%        16.87%        14.33%
Return on average assets (2)                        1.12%         1.18%         1.17%         1.24%         1.16%
Capital to assets (3)                               7.25%         7.61%         8.04%         8.96%         8.12%
Dividends declared per share as percentage
   of basic earnings per share                     29.76%        27.00%        28.43%        31.18%        38.97%


(1) Per share data has been retroactively adjusted to reflect a 4 for 3 stock split which occurred effective September 30, 1999.

(2) Includes minority interest earnings of consolidated subsidiaries in numerator.

(3)  Includes minority interest of consolidated subsidiaries in numerator.

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

      The Company's subsidiary banks are community banks headquartered in Lebanon, Smithville and Carthage, Tennessee, respectively, serving Wilson County, DeKalb County, Smith County, Trousdale County, and the eastern part of Davidson County, Tennessee as their primary market areas. The subsidiary banks have thirteen locations including their three main offices. Davidson, DeKalb, Smith and Trousdale Counties adjoin Wilson County. Management believes that these counties offer an environment for continued growth, and the Company's target market is local consumers, professionals and small businesses. The banks offer a wide range of banking services, including checking, savings, and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers custodial and trust services and an investment center which offers a full line of investment services to its customers.

      During 1999, Wilson Bank and Trust opened an additional branch facility in Davidson County, Tennessee. Management believes that the opportunity for growth in western Wilson County and eastern Davidson County, Tennessee is exceptionally good for two reasons. First, the area is a very high growth area. Secondly, two key competitors were acquired by larger banks during 1999.

      The following discussion and analysis is designed to assist readers in their analysis of the Company's consolidated financial statements and must be read in conjunction with such consolidated financial statements.

RESULTS OF OPERATIONS

      Net earnings for the year ended December 31, 1999 were $4,902,000 an increase of $398,000 or 8.8% over 1998. Net earnings for the year ended December 31, 1998 totaled $4,504,000 which was an increase of $840,000 or 22.9% from $3,664,000 for 1997. On a per share basis, net income equaled $2.52 in 1999, $2.37 in 1998 and $1.97 in 1997. The Company's Board of Directors voted in favor of a 4 for 3 stock split effective September 30, 1999. The per share data has been restated to reflect the stock split.


NET INTEREST INCOME

      Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company's earnings. Total interest income in 1999 was $35,193,000 compared with $30,950,000 in 1998 and $25,141,000 in 1997. The increase in total interest income in 1999 was primarily due to a $64.7 million or 17.7% increase in average earning assets over 1998. Average earning assets increased $71.5 million from December 31, 1997 to December 31, 1998. The average interest rate earned on earning assets was 8.27% in 1999 compared with 8.62% in 1998 and 8.74% in 1997.

      Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized

                           WILSON BANK HOLDING COMPANY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


on nonaccrual loans totaled $8,000 in 1999, $16,000 in 1998 and $11,000 in 1997.

      Total interest expense for 1999 was $17,457,000, an increase of $1,454,000 or 9.1%, compared to total interest expense of $16,003,000 in 1998. The increase in total interest expense was due to an increase in average interest bearing deposits of approximately $57,294,000 and offset by a decrease in the weighted average cost of funds from 4.46% to 4.11%. Interest expense increased from $12,675,000 in 1997 to $16,003,000 in 1998 or an increase of $3,328,000 or
26.3%. The increase in 1998 was due to a $62,580,000 increase in average interest bearing deposits and an increase in the weighted average cost of funds from 4.41% to 4.46%.

      Net interest income for 1999 totaled $17,736,000 as compared to $14,947,000 and $12,466,000 in 1998 and 1997, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), remained unchanged for 1999 at 4.16% primarily as a result of a relatively small decrease in the yield on earning assets. The net interest spread was 4.33% in 1997. The net interest yield, which is net interest income expressed as a percentage of average earning assets, decreased to 4.22% for 1999 compared to 4.24% in 1998 and 4.44% in 1997. Interest rates declined during 1998 but began to increase in 1999. They are expected to remain stable or increase slightly in 2000. The Company is in a position to reprice its liabilities faster than the assets are repricing. Management believes that it will be particularly difficult to maintain an interest spread of over 4% during periods of higher interest rates because the subsidiary banks' deposits tend to reprice more quickly that the loans and investments securities. Management believes that the profit levels can be maintained by maintaining significant growth. A significant increase in interest rates could have an adverse impact on net interest yields and earnings.

PROVISION FOR POSSIBLE LOAN LOSSES

      The provision for loan losses represents a charge to earnings necessary to establish an allowance for possible loan losses that, in management's evaluation, is adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 1999 provision for loan losses was $1,103,000, an increase of $93,000 from the provision of $1,010,000 in 1998. The increase in the provision was primarily a result of increases in the loans. The provision for loan losses was $828,000 in 1997. Net charge-offs decreased to $500,000 in 1999 from $656,000 in 1998. Net charge-offs in 1997 totaled $390,000. The ratio of net charge-offs to average total outstanding loans in 1999 was .15% and in 1998 was .25%. The provision for loan losses in 1999 exceeded net charge-offs by $603,000 compared to $354,000 in 1998 and $438,000 in 1997.

      The provision for loan losses raised the allowance for possible loan losses (net of charge-offs and recoveries) to $3,847,000 at December 31, 1999 from $3,244,000 and $2,890,000 at December 31, 1998 and 1997, respectively. This represents a 18.6% increase in the allowance at December 31, 1999 over December 31, 1998 as compared to a 21.2% increase in total loans. The allowance for possible loan losses was 1.07% of total loans outstanding at December 31, 1999 compared to 1.10% at December 31, 1998 and 1.20% at December 31, 1997. Additionally, as a percentage of nonperforming loans at year end 1999, 1998 and 1997, the allowance for loan losses represented 760%, 416% and 210%, respectively.

      The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. Management believes the allowance for possible loan losses at December 31, 1999 to be adequate.

NON-INTEREST INCOME

      The components of the Company's non-interest income include service charges on deposit accounts, other fees, gains on sale of loans, net gains on sale of fixed assets. Total non-interest income for 1999 was $4,350,000 compared with $4,200,000 in 1998 and $3,410,000 in 1997. The 3.6% increase over 1998 was primarily due to increases in service charges on deposit accounts (which increased $385,000), other fees (which increased $182,000) and a decrease in net gains on sales of loans (which

                           WILSON BANK HOLDING COMPANY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


decreased $406,000). Management believes that the decrease in the gain on sale of loans was caused by a reduction in the number of refinancings as compared to 1998 and by the increases in interest rates in 1999. Management projects that gains on sales of loans will increase in 2000 due to increases in loan demand in the existing market, improved marketing plans and expansion into a broader market area. Increases in interest rates could have a negative impact on gains on sales of loans. Management intends to continue to aggressively market the services of the trust department; however, trust income is not expected to have a significant impact on earnings in the immediate future. The Company has recently entered into a commission participation arrangement with a local insurance agency to sell insurance products. Management does not anticipate that this arrangement will materially impact 2000 non-interest income.

NON-INTEREST EXPENSES

      Non-interest expenses consist primarily of employee costs, occupancy expenses, furniture and equipment expenses, loss on sale of other real estate, FDIC insurance, Directors' fees and other operating expenses. Total non-interest expenses for 1999 increased 16.6% to $13,265,000 from $11,376,000 in 1998. The
1998 non-interest expense was up 18.3% over 1997 which totaled $9,618,000. The increases in non-interest expenses resulted primarily from increases in employee salaries and related benefits. This increase was principally due to an increase in the number of employees necessary to support the Company's expanded operations, including the new branch which was opened in 1999. Other operating expenses increased to $3,474,000 in 1999 from $2,921,000 in 1998. These expenses included data processing, supplies and general operating expenses, which increased as a result of continued growth of the Company and expansion into new market areas.

INCOME TAXES

      The Company's income tax expense was $2,816,000 for 1999 an increase of $559,000 from 1998. The percentage of income tax expense to earnings before taxes increased to 36.5% in 1999 from 33.4% in 1998. The percentage was 32.5% in 1997. The percentage for 1999 as compared to 1998 increased primarily as a result of a decrease in the percentage of interest income exempt from Federal income taxes to earnings before taxes from 16.7% in 1998 to 10.8% in 1999. The increase from 1997 to 1998 is also due to a decrease in the percentage of interest income exempt from Federal income taxes from 21.5% in 1997 to 16.7% in 1998. Management continues to evaluate the increases in the effective income tax rate and has determined that the after tax yields on taxable securities are generally higher than the yields presently available on non-taxable securities.


FINANCIAL CONDITION

      BALANCE SHEET SUMMARY. The Company's total assets increased $63,243,000 or 14.6% to $495,218,000 at December 31, 1999, after increasing 22.8% in 1998 to
$431,975,000 at December 31, 1998. Loans, net of allowance for possible loan losses, totaled $354,758,000 at December 31, 1999, a 21.2% increase compared to December 31, 1998. Investment securities increased in 1999, primarily as a result of increased deposits. At year end 1999 securities totaled $83,780,000, an increase of 13.9% from $73,588,000 at December 31, 1998. The increase in securities in 1999 is net of a $3,225,000 decrease in unrealized gains and losses on securities available-for-sale.


      Total liabilities increased $60,258,000 at December 31, 1999 to $462,968,000 compared to $402,710,000 at December 31, 1998. This increase was composed primarily of the $58,687,000 increase in total deposits to $447,792,000 (a 15.1% increase). Securities sold under repurchase agreements increased to $8,543,000 from $7,258,000 at the respective year ends 1999 and 1998.


      Stockholders' equity increased $2,985,000 or 10.2% due to net earnings and sales of stock pursuant to the Company's Dividend Reinvestment Plan, net of dividends paid on the Company's common stock. The increase is net of a $1,811,000 decrease in unrealized gains and losses on available-for-sale securities, net of taxes. A more detailed discussion of assets, liabilities and capital follows.

                           WILSON BANK HOLDING COMPANY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


LOANS:

Loan categories are as follows:

                                         1999                       1998
                                -----------------------     -----------------------
   (In Thousands)                AMOUNT      PERCENTAGE      AMOUNT      PERCENTAGE
                                --------     ----------     --------     ----------
Commercial, financial,
  and agricultural               $121,438        33.8%       $100,217        33.7%
Installment                        45,710        12.7          44,299        14.9
Real estate - mortgage            164,852        45.9         130,927        44.1
Real estate - construction         27,184         7.6          21,809         7.3
                                 --------       -----        --------       -----

TOTAL                            $359,184       100.0%       $297,252       100.0%
                                 ========       =====        ========       =====

      Loans are the largest component of the Company's assets and are its primary source of income. The Company's loan portfolio, net of allowance for loan loses, increased 21.2% by year end 1999. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31 1999 and 1998.

      As represented in the table, primary loan growth was in real estate mortgage loans and commercial loans. Real estate mortgage loans increased 25.9% in 1999 and at December 31, 1999 comprised 45.9% of total loans compared to 44.1% of total loans at December 31, 1998. This increase was primarily due to the favorable interest rate environment and the Company's ability to increase its market share of such loans while maintaining its loan underwriting standards. Commercial loans increased 21.2% in 1999 and comprised 33.8% of the total loan portfolio at December 31, 1999, compared to 33.7% at December 31, 1998.

      Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans, and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 1999, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.

      Non-performing loans, which include non-accrual loans, loans 90 days past due, and renegotiated loans totaled $506,000 at December 31, 1999, a decrease from $779,000 at December 31, 1998. Non-accrual loans are loans on which accrual of interest is stopped when management believes collection of such interest is doubtful due to management's evaluation of the borrower's financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower's ability to pay. Non-accrual loans totaled $84,000 at December 31, 1999 compared to $223,000 at December 31, 1998. Loans 90 days past due, as a component of non-performing loans, decreased to $422,000 at December 31, 1999 from $556,000 at December 31, 1998. This decrease is primarily a result of decreases in installment loans that are 90 days past due offset by an increase of real estate mortgage loans 90 days past due. The Company had no renegotiated loans, which would have been included in non-performing loans.

      The Company also internally classifies loans about which management questions the borrower's ability to comply with the repayment terms of the loan agreement. These internally classified loans, inclusive of certain non-performing loans, totaled $738,000 at December 31, 1999 as compared to $1,603,000 at December 31, 1998. Of the internally classified loans at December 31, 1999, $388,000 are real estate related loans and $350,000 are various other types of loans. The internally classified loans as a percentage of the allowance for possible loan losses were 19.2% and 49.4%, respectively, at December 31, 1999 and 1998.

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

      Essentially all of the Company's loans were from Wilson, DeKalb, Smith, Trousdale and adjacent counties. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment (at December 31, 1999 no single industry segment accounted for more than 10% of the Company's portfolio other than real estate loans), as well as by identification of credit risks.

      The Company's management believes there is a significant opportunity to continue to increase the loan portfolio in the Company's primary market area which has been expanded in 1999 to include eastern Davidson County, Tennessee. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending. Although it is the Company's objective to achieve a loan portfolio equal to approximately 75% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will determine the size of the loan portfolio in a given economic climate. This is reflected in the past two years when the Company's average loan to average deposit ratio was 78.6% and 75.3%. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell some of the loans it generates to other financial institutions if the transaction profits the Company and improves the liquidity of the loan portfolio. The subsidiary banks sell loan participations to other banks within the consolidated group. The Company seeks to build a loan portfolio which is capable of adjusting to swings in the interest rate market, and it is the Company's policy to maintain a diverse loan portfolio not dependent on any particular market or industrial segment.

SECURITIES

      Securities increased 13.9% to $83,780,000 at year end 1999 from $73,588,000 at December 31, 1998, and comprised the second largest and other primary component of the Company's earning assets. The growth in the carrying value of securities for 1999 was net of a $3,225,000 decrease in market value of securities classified as available-for-sale. This increase followed a 19.7% securities portfolio increase from year end 1997 to 1998. The growth in securities resulted from continued deposit growth in excess of funds necessary to fund loan growth.


      The primary increase in the Company's securities portfolio was in U.S. Treasury and other U.S. Government agencies which increased $13,452,000 or 26.6% in 1999. Mortgage-backed securities decreased $870,000 or 17.3%. The average yield of the securities portfolio at December 31, 1999 was 6.40% with an average maturity of 7.42 years, as compared to an average yield of 6.93% and an average maturity of 7.42 years at December 31, 1998. During 1998 management extended the average maturity of securities to increase or maintain the average yield.

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

                           WILSON BANK HOLDING COMPANY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS





The Company's classification of securities as of December 31, 1999 is as follows:


(In Thousands)                         HELD-TO-MATURITY             AVAILABLE-FOR-SALE
                                   -------------------------    ----------------------------
                                   Amortized     Estimated      Amortized        Estimated
                                      Cost      Market Value      Cost          Market Value
                                   ---------    ------------    ---------       ------------
U.S. Treasury and other
  U.S. Government agencies
  and Corporations                  $    --           --          66,859          63,978
Obligations of states and
political subdivisions               13,398       13,159           2,232           2,237
Mortgage-backed securities            3,339        3,316             840             828
                                    -------       ------          ------          ------
                                    $16,737       16,475          69,931          67,043
                                    =======       ======          ======          ======

No securities have been classified as trading securities

      The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.

      The increase in net unrealized gain on securities available-for-sale for the year ended December 31, 1997 totaled $38,000 which represents the unrealized appreciation in securities available-for-sale of $57,000 less applicable income taxes of $19,000. During the year ended December 31, 1998, the increase totaled $82,000 which represents an increase in the unrealized appreciation in securities available-for-sale of $138,000 less applicable income taxes of $56,000. During the year ended December 31, 1999, the decrease totaled $1,811,000 which represents a decrease in the unrealized appreciation in securities available-for-sale of $2,920,000 less applicable income taxes of $1,109,000.

DEPOSITS

      The increases in assets in 1999 and 1998 were funded primarily by increases in deposits. Total deposits, which are the principal source of funds for the Company, totaled $447,792,000 at December 31, 1999 compared to $389,105,000 and $316,641,000 at December 31, 1998 and 1997, respectively. The
Company has targeted local consumers, professionals, and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Smith County and Trousdale County areas are growing economic markets offering growth opportunities for the Company; however, the Company competes with several of the larger bank holding companies that have bank offices in these counties; and therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management currently believes that its market share will be maintained or expanded. Management believes that the acquisition of two of its primary competitors by larger bank holding companies during 1999 will provide greater opportunity to expand the Company's market share.

      The $58,687,000 or 15.1% growth in deposits in 1999 consisted of changes in several deposit categories: savings accounts increased $2,139,000 (11.0%) to $21,610,000, total certificates of deposit (including individual retirement accounts) increased $36,879,000 (16.8%) to $255,949,000, money market demand accounts increased $17,818,000 (21.8%) to $99,456,000 and demand deposits increased $1,086,000 (2.5%) to $44,431,000.

                           WILSON BANK HOLDING COMPANY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


      The average rate paid on average total interest-bearing deposits was 4.6% for 1999, compared to 5.0% for 1998. The average rate paid in 1997 was 4.9 %.

      The ratio of average loans to average deposits was 78.6% in 1999 compared with 75.3% and 76.8% in 1998 and 1997, respectively.

LIQUIDITY AND ASSET MANAGEMENT

      The Company's management seeks to maximize net interest income by managing the Company's assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents and investment securities and money market instruments that will mature within one year. At December 31, 1999, the Company's liquid assets approximated $49.6 million.

      The Company's primary source of liquidity is a stable core deposit base. In addition, short-term investments, loan payments and investment security maturities provide a secondary source.

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

      At December 31, 1999, the Company had a liability sensitive position (a negative gap) for 1999. Liability sensitivity means that more of the Company's liabilities are capable of repricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing. The 1999 net earnings would have deteriorated in a rising rate environment as compared with the fairly stable rate environment that existed for most of 1999. The 1998 and 1997 earnings would have also deteriorated in a rising rate environment as compared with the fairly stable rate environment that existed during most of 1998.

The following table shows the rate sensitivity gaps for different time periods as of December 31, 1999:

   INTEREST RATE SENSITIVITY GAPS                                                 One Year
   December 31, 1999                   1-90           91-180         181-365         and
   (In Thousands)                      Days            Days            Days         Longer        Total
                                    ---------        -------        --------        -------       -------

Interest-earning assets             $ 187,997         29,885          47,125        193,141       458,148
Interest-bearing liabilities          225,500         63,023          77,712         45,669       411,904
                                    ---------        -------        --------        -------       -------

Interest-rate sensitivity gap       $ (37,503)       (33,138)        (30,587)       147,472        46,244
                                    =========        =======        ========        =======       =======
  Cumulative gap                    $ (37,503)       (70,641)       (101,228)        46,244
                                    =========        ========        =======        =======

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

CAPITAL POSITION AND DIVIDENDS

      CAPITAL. At December 31, 1999, total stockholders' equity was $32,250,000 or 6.5% of total assets, which compares with $29,265,000 or 6.8% of total assets at December 31, 1998, and $24,817,000 or 7.1% of total assets at December 31, 1997. The dollar increase in stockholders' equity during 1999 reflects (i) the Company's net income of $4,902,000 less cash dividends of $.75 per share totaling $1,447,000, (ii) the issuance of 32,363 shares of common stock for $1,281,000 in lieu of payment of cash dividends, (iii) sale of 2,000 shares of common stock for $60,000 and (iv) decrease in the net unrealized gain (loss) on available-for-sale securities of $1,811,000.

      The Company's principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Company and its subsidiary banks. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which the Company and subsidiary banks have none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. The risk-based capital guidelines require the subsidiary banks and the Company to have a total risk-based capital ratio of 8.0% and a Tier I risk-based capital ratio of 4.0%. At December 31, 1999 the Company's total risk-based capital ratio was 12.0% and its Tier I risk-based capital ratio was 10.9%, respectively, compared to ratios of 12.3% and 11.2%, respectively at December 31, 1998. The required Tier I leverage capital ratio (Tier I capital to average assets for the most recent quarter) for the Company is 4%. At December 31, 1999, the Company had a leverage ratio of 7.7% compared to 7.8% at December 31, 1998. Management believes it can adequately capitalize its growth for the next few years with earnings.

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

    Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Company's rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments. The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 1999.

                           WILSON BANK HOLDING COMPANY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                                                      (DOLLARS IN THOUSANDS)
                                         EXPECTED MATURITY DATE - YEAR ENDING DECEMBER 31,                           FAIR
                                       --------------------------------------------------
                                         2000         2001      2002       2003     2004    THEREAFTER    TOTAL      VALUE
                                       --------      ------    ------      -----    -----   ----------   -------     -------
EARNING ASSETS:

Loans, net of unearned interest:
  Variable rate                        $ 75,596      11,015    15,780      8,694    6,765     22,265     140,115     140,115
    Average interest rate                  8.61%       8.35%     8.44%      8.44%    7.71%      7.72%       8.40%

  Fixed rate                            109,905      27,015    20,187     18,175   16,115     27,093     218,490     215,185
    Average interest rate                  8.81%       8.59%     9.31%      8.28%    7.94%      7.79%       8.52%

Securities                                4,745       1,390     1,700      2,244    7,285     66,416      83,780      83,518
  Average interest rate                    7.17%       6.32%     6.60%      7.41%    6.54%      6.70%       6.70%

Loans held for sale                       1,835          --        --         --       --         --       1,835       1,835
  Average interest rate                    5.64%         --        --         --       --         --        5.64%

Federal funds sold                       13,928          --        --         --       --         --      13,928      13,928
  Average interest rate                    4.60%         --        --         --       --         --        4.60%

Interest-bearing deposits               354,893      37,099    10,483        320      566         --     403,361     403,970
  Average interest rate                    4.18%       5.63%     5.92%      5.87%    6.05%        --        4.29%

Short-term borrowings                     8,543          --        --         --       --         --       8,543       8,543
  Average interest rate                    4.35%         --        --         --       --         --        4.35%



SUPERVISION AND REGULATION

      Bank Holding Company Act of 1956. As a Bank Holding Company, the Company is subject to regulation under the Bank Holding Company Act of 1956 (the "Act"), and the regulations adopted by the Board of Governors of the Federal Reserve System (the "Board") under the Act. The Company is required to file reports with, and is subject to examination by, the Board. The subsidiary banks are Tennessee state chartered banks, and are therefore subject to the supervision of and are regularly examined by the Tennessee Department of Financial Institutions (the "TDFI") and the Federal Deposit Insurance Corporation ("FDIC").

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

      In November, 1999, the Gramm-Leach-Bliley Act of 1999 (the "GLB Act") became law. Under the GLB Act, a "financial holding company" may engage in activities the Board determines to be financial in nature or incidental to such financial activity or complementary to a financial activity and not a substantial risk to the safety and soundness of such depository institutions or the financial system. Generally, such companies may engage in a wide range of securities activities and insurance underwriting and agency activities.

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

      The subsidiary banks are assessed annually at the rate of .0212% of insured deposits for deposit insurance. The assessments are paid quarterly.

      Management is not aware of any current recommendations by the regulatory authorities which, if implemented, would have a material effect on the Company's liquidity, capital resources or operations.

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

YEAR 2000 ISSUES

      The term "Year 2000 issue" refers to the necessity of converting computer information systems so that such systems recognize more than two digits to identify a year in any given date field, and are thereby able to differentiate between years in the twentieth and twenty-first centuries ending with the same two digits (e.g., 1900 and 2000). The Company experienced no significant problems upon the change to Year 2000. The Company estimates its cost for becoming Year 2000 compliant totaled $184,000. Of this amount, $49,000 represented costs incurred for testing the operating system and computers and promotion of the Customer Awareness Program. The cost of renovations was minimal because there were not any major renovations, upgrades, or software conversions needed. One of the more costly aspects of the Y2K project was the personnel cost. The personnel cost incurred was approximately $135,000, of which $80,000 was incurred in 1999 and $55,000 was incurred in 1998. The personnel costs were expensed through the regular salary structure.

      Management is not aware of any of the Company's customers that have experienced significant problems related to the Year 2000 Issue.

                           WILSON BANK HOLDING COMPANY

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998

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



                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Wilson Bank Holding Company:


We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                                  /s/ Maggart & Associates, P.C.


Nashville, Tennessee
January 11, 2000

                           WILSON BANK HOLDING COMPANY

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998




                                                                                             In Thousands
                                                                                       ------------------------
                                                                                         1999           1998
                                                                                       ---------        -------
                                      ASSETS

Loans, net of allowance for possible loan losses of $3,847,000
   and $3,244,000, respectively                                                        $ 354,758        292,686
Securities:
   Held-to-maturity, at amortized cost (market value $16,475,000
     and $20,870,000, respectively)                                                       16,737         20,408
   Available-for-sale, at market (amortized cost $69,931,000 and
     $52,843,000, respectively)                                                           67,043         53,180
                                                                                       ---------        -------
                  Total securities                                                        83,780         73,588

Loans held for sale                                                                        1,835          3,881
Federal funds sold                                                                        13,928         24,976
                                                                                       ---------        -------
                  Total earning assets                                                   454,301        395,131
                                                                                       ---------        -------

Cash and due from banks                                                                   16,721         16,024
Premises and equipment, net                                                               16,259         14,807
Accrued interest receivable                                                                3,894          3,373
Organizational costs, net of accumulated amortization
   of $136,000 and $108,000, respectively                                                     --             28
Deferred income taxes                                                                      2,077            714
Other real estate                                                                            221            138
Other assets                                                                               1,745          1,760
                                                                                       ---------        -------

                  Total assets                                                         $ 495,218        431,975
                                                                                       =========        =======

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                               $ 447,792        389,105
Securities sold under repurchase agreements                                                8,543          7,258
Accrued interest and other liabilities                                                     2,965          2,760
Minority interest                                                                          3,668          3,587
                                                                                       ---------        -------
                  Total liabilities                                                      462,968        402,710
                                                                                       ---------        -------

Stockholders' equity:
   Common stock, par value $2.00 per share, authorized 5,000,000,
     1,963,163 and 1,438,781 shares issued and outstanding, respectively                   3,926          2,877
   Additional paid-in capital                                                              8,822          8,530
   Retained earnings                                                                      21,118         17,663
   Net unrealized gains (losses) on available-for-sale securities, net of income
     tax benefit of $988,000 and income taxes of $121,000, respectively                   (1,616)           195
                                                                                       ---------        -------
                  Total stockholders' equity                                              32,250         29,265
                                                                                       ---------        -------

COMMITMENTS AND CONTINGENCIES
                  Total liabilities and stockholders' equity                           $ 495,218        431,975
                                                                                       =========        =======


See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                       CONSOLIDATED STATEMENTS OF EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 1999




                                                                                 In Thousands
                                                                    --------------------------------------
                                                                      1999           1998           1997
                                                                    --------        -------        -------
Interest income:
   Interest and fees on loans                                       $ 28,937         24,790         20,466
   Interest and dividends on securities:
     Taxable securities                                                4,371          3,480          2,457
     Exempt from Federal income taxes                                    830          1,126          1,166
   Interest on loans held for sale                                       128            219            111
   Interest on Federal funds sold                                        927          1,335            941
                                                                    --------        -------        -------
                  Total interest income                               35,193         30,950         25,141
                                                                    --------        -------        -------

Interest expense:
   Interest on negotiable order of withdrawal accounts                   406            423            515
   Interest on money market accounts and other
     savings accounts                                                  3,967          3,591          2,652
   Interest on certificates of deposit                                12,674         11,601          9,155
   Interest on securities sold under repurchase agreements               408            386            353
   Interest on Federal funds purchased                                     2              2             --
                                                                    --------        -------        -------
                  Total interest expense                              17,457         16,003         12,675
                                                                    --------        -------        -------

Net interest income before provision for possible loan losses         17,736         14,947         12,466
Provision for possible loan losses                                    (1,103)        (1,010)          (828)
                                                                    --------        -------        -------
Net  interest income after provision for possible loan losses         16,633         13,937         11,638
Non-interest income                                                    4,350          4,200          3,410
Non-interest expense                                                 (13,265)       (11,376)        (9,618)
                                                                    --------        -------        -------

                  Earnings before income taxes                         7,718          6,761          5,430

Income taxes                                                           2,816          2,257          1,766
                                                                    --------        -------        -------

                  Net earnings                                      $  4,902          4,504          3,664
                                                                    ========        =======        =======

Basic earnings per common share                                     $   2.52           2.37           1.97
                                                                    ========        =======        =======

Diluted earnings per common share                                   $   2.52           2.37           1.97
                                                                    ========        =======        =======


See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 1999







                                                                                In Thousands
                                                                    ----------------------------------
                                                                     1999           1998         1997
                                                                    -------        ------        -----

Net earnings:                                                       $ 4,902         4,504        3,664
                                                                    -------        ------        -----
Other comprehensive earnings (loss), net of tax:
   Unrealized gains (losses) on available-for-sale securities arising during period, net of tax benefit of $1,109,000,
     and tax expenses of $53,000 and $19,000, respectively           (1,811)           87           38
   Less:  reclassification adjustment for gains included
     in net earnings, net of tax expense of $3,000                       --            (5)          --
                                                                                   ------        -----
                  Other comprehensive earnings (loss)                (1,811)           82           38
                                                                    -------        ------        -----

                  Comprehensive earnings                            $ 3,091         4,586        3,702
                                                                    =======        ======        =====


See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 1999


                                                                      In Thousands
                                              ---------------------------------------------------------------
                                                                                    Net Unrealized
                                                          Additional                Gain (Loss) On
                                              Common       Paid-In       Retained   Available-For-
                                              Stock        Capital       Earnings   Sale Securities    Total
                                              ------      ----------     --------   ---------------   -------
Balance December 31, 1996                     $2,756        6,684         11,737            75         21,252

Cash dividends declared, $.56 per share           --           --         (1,039)           --         (1,039)

Issuance of 29,393 shares of stock
pursuant to dividend reinvestment plan            59          843             --            --            902

Net change in unrealized gain on
available-for-sale securities during the
year, net of taxes of $19,000                     --           --             --            38             38

Net earnings for year                             --           --          3,664            --          3,664
                                              ------       ------        -------        ------        -------
Balance December 31, 1997                      2,815        7,527         14,362           113         24,817

Cash dividends declared, $.64 per share           --           --         (1,203)           --         (1,203)

Issuance of 31,314 shares of stock
pursuant to dividend reinvestment plan            62        1,003             --            --          1,065

Net change in unrealized gain on
available-for-sale securities during the
year, net of taxes of $56,000                     --           --             --            82             82

Net earnings for year                             --           --          4,504            --          4,504
                                              ------       ------        -------        ------        -------
Balance December 31, 1998                      2,877        8,530         17,663           195         29,265

Cash dividends declared, $.75 per share           --           --         (1,447)           --         (1,447)

Issuance of 32,363 shares of stock
pursuant to dividend reinvestment
plan                                              65        1,216             --            --          1,281

Sale of 2,000 shares of stock                      4           56             --            --             60

Issuance of 490,019 shares of stock
pursuant to a 4 for 3 stock split                980         (980)            --            --             --

Net change in unrealized gain on
available-for-sale securities during the
year, net of taxes of $1,109,000                  --           --             --        (1,811)        (1,811)

Net earnings for year                             --           --          4,902            --          4,902
                                              ------       ------        -------        ------        -------
Balance December 31, 1999                     $3,926        8,822         21,118        (1,616)        32,250
                                              ======       ======        =======        ======        =======


See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 1999

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                       In Thousands
                                                                         --------------------------------------
                                                                           1999           1998           1997
                                                                         --------        -------        -------
Cash flows from operating activities:
   Interest received                                                     $ 34,597         30,226         24,434
   Fees received                                                            3,781          3,214          2,789
   Proceeds from sale of loans                                             42,392         66,623         39,406
   Origination of loans held for sale                                     (39,786)       (65,446)       (40,663)
   Interest paid                                                          (17,298)       (15,714)       (12,206)
   Cash paid to suppliers and employees                                   (11,960)       (10,134)        (8,734)
   Income taxes paid                                                       (2,601)        (2,459)        (1,939)
                                                                         --------        -------        -------
                  Net cash provided by operating activities                 9,125          6,310          3,087
                                                                         --------        -------        -------

Cash flows from investing activities:
   Purchase of available-for-sale securities                              (31,619)       (60,182)       (22,813)
   Proceeds from sales of available-for-sale securities                        --          1,507             --
   Proceeds from maturities of available-for-sale securities               14,606         42,753         14,704
   Purchase of held-to-maturity securities                                   (861)        (3,439)        (5,133)
   Proceeds from maturities of held-to-maturity securities                  4,532          7,487          7,417
   Loans made to customers, net of repayments                             (63,706)       (56,424)       (54,915)
   Purchase of bank premises and equipment                                 (2,699)        (4,113)        (3,335)
   Proceeds from sale of fixed assets                                           1             35              6
   Proceeds from sales of other real estate                                   404            262             --
                                                                         --------        -------        -------
                  Net cash used in investing activities                   (79,342)       (72,114)       (64,069)
                                                                         --------        -------        -------

Cash flows from financing activities:
   Net increase in non-interest bearing savings and
     NOW deposit accounts                                                  21,808         31,307         37,323
   Net increase in time deposits                                           36,879         41,157         36,068
   Proceeds from sale of securities under agreements to repurchase          1,285          2,698             --
   Payments on securities under agreements to repurchase                       --             --         (1,056)
   Dividends paid                                                          (1,447)        (1,203)        (1,039)
   Proceeds from sale of common stock                                       1,341          1,065            902
                                                                         --------        -------        -------
                  Net cash provided by financing activities                59,866         75,024         72,198
                                                                         --------        -------        -------

Net increase (decrease) in cash and cash equivalents                      (10,351)         9,220         11,216

Cash and cash equivalents at beginning of year                             41,000         31,780         20,564
                                                                         --------        -------        -------

Cash and cash equivalents at end of year                                 $ 30,649         41,000         31,780
                                                                         ========        =======        =======


See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                       THREE YEARS ENDED DECEMBER 31, 1999

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                            In Thousands
                                                                                  ------------------------------------
                                                                                    1999          1998          1997
                                                                                   -------        ------        ------
Reconciliation of net earnings to net cash provided by operating activities:
     Net earnings                                                                  $ 4,902         4,504         3,664
     Adjustments to reconcile net earnings to net cash
       provided by operating activities:
         Depreciation and amortization                                               1,265         1,247         1,045
         Provision for possible loan losses                                          1,103         1,010           828
         Provision for deferred taxes                                                 (137)          (78)         (106)
         Security gains related to available-for-sale securities                        --            (8)           --
         Loss on sale of other real estate                                               2            57            --
         Net loss (gain) on sale of fixed assets                                         9           (12)           (5)
         FHLB dividend reinvestment                                                    (75)          (66)          (55)
         Decrease (increase) in loans held for sale                                  2,046           211        (1,873)
         Write-off of temporary facilities                                              --            15            --
         Decrease (increase) in refundable income taxes                                321          (172)          (38)
         Increase (decrease) in taxes payable                                           33            49           (28)
         Increase in accrued interest receivable                                      (521)         (658)         (652)
         Increase in interest payable                                                  159           289           469
         Increase in other assets                                                     (266)         (395)         (216)
         Increase in accrued expenses                                                   13           186            34
         Net gains of minority interests of commercial
           bank subsidiaries                                                           271           131            20
                                                                                   -------        ------        ------
                  Total adjustments                                                  4,223         1,806          (577)
                                                                                   -------        ------        ------

                  Net cash provided by operating activities                        $ 9,125         6,310         3,087
                                                                                   =======        ======        ======



Supplemental Schedule of Non-Cash Activities:

   Investment securities transferred to held-to-maturity                           $    --           205            --
                                                                                   =======        ======        ======

   Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $1,109,000 in 1999, $56,000 in 1998,
     and $19,000 in 1997                                                           $(1,811)           82            38
                                                                                   =======        ======        ======

   Non-cash transfers from loans to other real estate                              $   403           394            63
                                                                                   =======        ======        ======


See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1999, 1998 AND 1997


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of Wilson Bank Holding Company and Subsidiaries ("the Company") are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The following is a brief summary of the significant policies.

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

         (b)      NATURE OF OPERATIONS

                  Wilson Bank & Trust, DeKalb Community Bank and Community Bank of Smith County operate under state bank charters and provide full banking services. Wilson Bank & Trust also provides trust services. As state banks, the subsidiary banks are subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation. The areas served by the banks include Wilson County, DeKalb County, Smith County and Trousdale County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the three main offices and ten branch locations.

         (c)      ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to determination of the allowance for possible loan losses and the valuation of debt and equity securities and the related deferred taxes.

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (d)      LOANS, CONTINUED

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (d)      LOANS, CONTINUED

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

                        DECEMBER 31, 1999, 1998 AND 1997


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

                        DECEMBER 31, 1999, 1998 AND 1997


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

                        DECEMBER 31, 1999, 1998 AND 1997


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (l)      ADVERTISING COSTS

                  Advertising costs are expensed when incurred.

         (m)      STOCK SPLIT

                  The Company's Board of Directors voted a 4 for 3 stock split for stockholders of record as of September 30, 1999. Each stockholder received one (1) additional share for each three
                  (3) shares owned with no allowance for fractional shares. Per share data included in these financial statements has been restated to give effect to the stock split.

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

         (o)      RECLASSIFICATIONS

                  Certain reclassifications have been made to the 1998 and 1997 figures to conform to the presentation for 1999.

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

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The classification of loans at December 31, 1999 and 1998 is as follows:


                                                  In Thousands
                                             -------------------------
                                               1999            1998
                                             ---------        --------

Commercial, financial and agricultural       $ 121,438         100,217
Installment                                     45,710          44,299
Real estate - construction                      27,184          21,809
Real estate - mortgage                         164,852         130,927
                                             ---------        --------
                                               359,184         297,252
Unearned interest                                 (579)         (1,322)
Allowance for possible loan losses              (3,847)         (3,244)
                                             ---------        --------
                                             $ 354,758         292,686
                                             =========        ========

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997


(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         The principal maturities on loans at December 31, 1999 are as follows:

                                                     In Thousands
                        ------------------------------------------------------------------------
                        Commercial,
                         Financial
                            and                        Real Estate -   Real Estate-
                        Agricultural    Installment    Construction      Mortgage          Total
                        ------------    -----------    ------------    ------------      --------
3 months or less         $ 19,142          2,276          10,811             893          33,122
3 to 12 months             44,666          2,866          14,943           2,212          64,687
1 to 5 years               35,480         39,075             159          32,274         106,988
Over 5 Years               22,150          1,493           1,271         129,473         154,387
                         --------         ------         -------         -------         -------

                         $121,438         45,710          27,184         164,852         359,184
                         ========         ======         =======         =======         =======


         At December 31, 1999, variable rate and fixed rate loans total $140,413,000 and $218,771,000, respectively. At December 31, 1998, variable rate loans were $105,365,000 and fixed rate loans totaled $191,887,000.

         In the normal course of business, the Company's subsidiaries have made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $9,433,000 and $4,657,000 at December 31, 1999 and 1998, respectively. As of December 31, 1999 none of these loans were restructured, nor were any related party loans charged-off during the past three years.

         An analysis of the activity with respect to such loans to related parties is as follows:

                                        In Thousands
                                   ------------------------
                                        December 31,
                                   ------------------------
                                     1999            1998
                                   --------          ------

Balance January 1                  $  4,657           6,387
New loans during the year            12,025           5,534
Repayments during the year           (7,249)         (7,264)
                                   --------          ------
Balance, December 31               $  9,433           4,657
                                   ========          ======


         A director of the Company performs appraisals related to certain loan customers. Fees paid to the director for these services were $239,000 in 1999, $273,000 in 1998 and $225,000 in 1997.

         Loans which had been placed on non-accrual status totaled $84,000 and $223,000 at December 31, 1999 and 1998, respectively. Had interest on these loans been accrued, interest income would have been increased by approximately $8,000 in 1999 and $16,000 in 1998. In 1997, interest income that would have been earned had there been no non-accrual loans totaled approximately $11,000.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         Transactions in the allowance for possible loan losses for the years ended December 31, 1999, 1998 and 1997 are summarized as follows:

                                                            In Thousands
                                               ---------------------------------------
                                                 1999            1998            1997
                                               -------          ------          ------

Balance, beginning of year                     $ 3,244           2,890           2,452
Provision charged to operating expense           1,103           1,010             828
Loans charged off                                 (589)           (705)           (486)
Recoveries on losses                                89              49              96
                                               -------          ------          ------

Balance, end of year                           $ 3,847           3,244           2,890
                                               =======          ======          ======


         The Company's principal customers are basically in the Middle Tennessee area with a concentration in Wilson County, Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral varies depending upon the purpose of the credit and the borrower's financial condition.

         Impaired loans and related loan loss reserve amounts at December 31, 1999 and 1998 were as follows:

                             In Thousands
                           ----------------
                             December 31,
                           ----------------
                           1999        1998
                           ----        ----

Recorded investment         $84         241
Loan loss reserve           $30         156

         The average recorded investment in impaired loans for the years ended December 31, 1999 and 1998 was $41,000 and $219,000, respectively. There was no interest income recognized on these loans during 1999 or 1998.

         In 1999, 1998 and 1997, the Company originated and sold loans in the secondary market of $39,786,000, $65,446,000, and $40,663,000, respectively. At December 31, 1999, the wholly-owned subsidiary Bank had not been required to repurchase any of the loans originated by the Bank and sold in the secondary market. The gain on sale of these loans totaled $560,000, $966,000, and $616,000 in 1999, 1998 and 1997,
         respectively.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997


(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         Of the loans sold in the secondary market, the recourse to the wholly-owned subsidiary Bank is limited. On loans sold to the Federal Home Loan Mortgage Corporation, the Bank has a recourse obligation for one year from the purchase date. At December 31, 1999, loans sold to the Federal Home Loan Mortgage Corporation with existing recourse totaled $525,000. All other loans sold in the secondary market provide the purchase recourse to the Bank for a period of 90 days from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. At December 31, 1999, total loans sold with recourse to the Bank, including those sold to the Federal Home Loan Mortgage Corporation, aggregated $8,444,000. Management expects no loss to result from these recourse provisions.

(3)      DEBT AND EQUITY SECURITIES

         Debt and equity securities have been classified in the consolidated balance sheet according to management's intent. Debt and equity securities at December 31, 1999 consist of the following:

                                                        Securities Held-To-Maturity
                                           ---------------------------------------------------
                                                              In Thousands
                                           ---------------------------------------------------
                                                           Gross         Gross       Estimated
                                           Amortized    Unrealized    Unrealized       Market
                                             Cost         Gains         Losses         Value
                                           ---------    ----------    ----------     ---------
Obligations of states and political
  subdivisions                              $13,398          59            298         13,159
Mortgage-backed securities                    3,339          14             37          3,316
                                            -------         ---         ------         ------

                                            $16,737          73            335         16,475
                                            =======         ===         ======         ======



                                                      Securities Available-For-Sale
                                           ---------------------------------------------------
                                                             In Thousands
                                           ---------------------------------------------------
                                                          Gross         Gross        Estimated
                                           Amortized    Unrealized    Unrealized      Market
                                             Cost         Gains         Losses        Value
                                           ---------    ----------    ----------     ---------

U.S. Treasury and other U.S.
  Government agencies and
  Corporations                              $66,859             1          2,882         63,978
Obligations of states and political
  subdivisions                                2,232            13              8          2,237
Mortgage-backed securities                      840             2             14            828
                                            -------         -----         ------         ------

                                            $69,931            16          2,904         67,043
                                            =======         =====         ======         ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The Company's classification of securities at December 31, 1998 is as follows:

                                                            Securities Held-To-Maturity
                                                 ------------------------------------------------
                                                                   In Thousands
                                                 ------------------------------------------------
                                                                Gross        Gross      Estimated
                                                 Amortized    Unrealized   Unrealized     Market
                                                   Cost         Gains        Losses       Value
                                                 ---------    ----------   ----------   ---------
         U.S. Treasury and other U.S.
           Government agencies and
           corporations                           $ 1,097            7           --        1,104
         Obligations of states and political
           subdivisions                            15,202          479           --       15,681
         Mortgage-backed securities                 4,109           15           39        4,085
                                                  -------      -------      -------      -------

                                                  $20,408          501           39       20,870
                                                  =======      =======      =======      =======


                                                           Securities Available-For-Sale
                                                 ------------------------------------------------
                                                                   In Thousands
                                                 ------------------------------------------------
                                                                Gross        Gross      Estimated
                                                 Amortized    Unrealized   Unrealized     Market
                                                   Cost         Gains        Losses       Value
                                                 ---------    ----------   ----------   ---------
         U.S. Treasury and other U.S.
           Government agencies and
           corporations                           $49,189          283           43       49,429
         Obligations of states and political
           subdivisions                             2,732           91           --        2,823
         Mortgage-backed securities                   922            7            1          928
                                                  -------      -------      -------      -------

                                                  $52,843          381           44       53,180
                                                  =======      =======      =======      =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The amortized cost and estimated market value of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

               Securities Held-To-Maturity                               Estimated
               ---------------------------                 Amortized      Market
                                                             Cost         Value
                                                           ---------     ---------
               Due in one year or less                      $ 1,521        1,527
               Due after one year through five years          3,228        3,252
               Due after five years through ten years         4,503        4,444
               Due after ten years                            4,146        3,936
                                                            -------      -------
                                                             13,398       13,159
               Mortgage-backed securities                     3,339        3,316
                                                            -------      -------
                                                            $16,737       16,475
                                                            =======      =======


               Securities Available-For-Sale                             Estimated
               -----------------------------               Amortized      Market
                                                             Cost         Value
                                                           ---------     ---------
               Due in one year or less                      $ 2,978        2,978
               Due after one year through five years          7,590        7,436
               Due after five years through ten years        51,419       48,992
               Due after ten years                            5,949        5,654
                                                            -------      -------
                                                             67,936       65,060
               Mortgage-backed securities                       840          828
               Federal Home Loan Bank stock                   1,155        1,155
                                                            -------      -------
                                                            $69,931       67,043
                                                            =======      =======


         Results from sales of debt and equity securities are as follows:

                                                        In Thousands
                                                ---------------------------
                                                 1999       1998       1997
                                                -----      -----      -----
               Gross proceeds                   $  --      1,507         --
                                                =====      =====      =====

               Gross realized gains             $  --          8         --
               Gross realized losses               --         --         --
                                                -----      -----      -----

                      Net realized gains        $  --          8         --
                                                =====      =====      =====

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The Company periodically applies the stress test to its securities portfolio. To satisfy the stress test a security's estimated market value should not decline more than certain percentages given certain assumed interest rate increases. The Company had no securities that failed to meet the stress test.

         Securities carried in the balance sheet of approximately $68,885,000 (approximate market value of $64,416,000) and $46,076,000 (approximate market value of $46,626,000), were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 1999 and 1998, respectively.

         Included in the securities above are $13,185,000 (market value of $12,898,000) and $14,751,000 (market value of $15,159,000) at December
         31, 1999 and 1998, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

         Securities that have rates that adjust prior to maturity totaled $3,650,000 (market value $3,627,000) and $4,750,000 (market value
         $4,726,000) at December 31, 1999 and 1998, respectively.

         Included in the securities portfolio is stock of the Federal Home Loan Bank amounting to $1,155,000 and $1,012,000 at December 31, 1999 and 1998, respectively. The stock can be sold back at par and only to the Federal Home Loan Bank or to another member institution.

(4)      PREMISES AND EQUIPMENT

         The detail of premises and equipment at December 31, 1999 and 1998 is as follows:

                                                              In Thousands
                                                        -----------------------
                                                          1999           1998
                                                        --------       --------
                 Land                                   $  3,398          2,898
                 Buildings                                11,194          9,815
                 Leasehold improvements                      137            137
                 Furniture and equipment                   7,293          6,466
                 Automobiles                                 106            106
                 Construction in progress                     --             24
                                                        --------       --------
                                                          22,128         19,446
                 Less accumulated depreciation            (5,869)        (4,639)
                                                        --------       --------
                                                        $ 16,259         14,807
                                                        ========       ========


         Building additions during 1999 and 1998 include payments of $1,059,000 and $1,281,000, respectively, to a construction company owned by a director of the Company.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(5)      DEPOSITS

         Deposits at December 31, 1999 and 1998 are summarized as follows:

                                                                              In Thousands
                                                                         ----------------------
                                                                           1999          1998
                                                                         --------      --------
                 Demand deposits                                         $ 44,431        43,345
                 Savings accounts                                          21,610        19,471
                 Negotiable order of withdrawal                            26,346        25,581
                 Money market demand accounts                              99,456        81,638
                 Certificates of deposit $100,000 or greater               85,415        74,596
                 Other certificates of deposit                            149,760       126,674
                 Individual retirement accounts $100,000 or greater         5,207         4,619
                 Other individual retirement accounts                      15,567        13,181
                                                                         --------      --------
                                                                         $447,792       389,105
                                                                         ========      ========


         Principal maturities of certificates of deposit and individual retirement accounts at December 31, 1999 are as follows:

                                                      In Thousands
                                     ---------------------------------------------
                                     Single Deposits  Single Deposits
                   Maturity          Under $100,000    Over $100,000        Total
                   --------          ---------------  ---------------       -----
               3 months or less         $ 36,328           28,143           64,471
               3 to 6 months              39,603           25,114           64,717
               6 to 12 months             53,678           25,552           79,230
               1 to 5 years               35,718           11,813           47,531
                                        --------         --------         --------

                                        $165,327           90,622          255,949
                                        ========         ========         ========


         The subsidiary banks are required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 1999 and 1998 were approximately $2,834,000 and $2,091,000, respectively.

(6)      SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         The maximum amounts of outstanding repurchase agreements at any month end during 1999 and 1998 was $11,568,000 and $12,399,000, respectively.
         The average daily balance outstanding during 1999, 1998 and 1997 was $9,374,000, $8,503,000, and $7,327,000, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(7)      NON-INTEREST INCOME AND NON-INTEREST EXPENSE

         The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

                                                                    In Thousands
                                                         ---------------------------------
                                                           1999         1998         1997
                                                         -------      -------      -------
               Non-interest income:
                 Service charges on deposits             $ 2,105        1,720        1,430
                 Other fees                                1,675        1,493        1,351
                 Gains on sales of loans                     560          966          616
                 Security gains                               --            8           --
                 Gains on sales of fixed assets                1           12            5
                 Other income                                  9            1            8
                                                         -------      -------      -------
                                                         $ 4,350        4,200        3,410
                                                         =======      =======      =======

               Non-interest expense:
                 Employee salaries and benefits          $ 6,466        5,605        4,583
                 Employee benefit plan                       404          334          271
                 Occupancy expenses                          917          775          725
                 Furniture and equipment expenses          1,115        1,039          811
                 Loss on sales of fixed assets                10           --           --
                 Loss on sale of other real estate             2           57           --
                 FDIC insurance                               46           39           30
                 Directors' fees                             560          475          397
                 Other operating expenses                  3,474        2,921        2,781
                 Minority interest in net income of
                    subsidiaries                             271          131           20
                                                         -------      -------      -------

                                                         $13,265       11,376        9,618
                                                         =======      =======      =======


(8)      INCOME TAXES

         The components of the net deferred tax asset are as follows:

                                                              In Thousands
                                                        -----------------------
                                                          1999            1998
                                                        -------         -------

               Deferred tax asset:
                 Federal                                $ 2,070             964
                 State                                      389             181
                                                        -------         -------
                                                          2,459           1,145
                                                        -------         -------

               Deferred tax liability:
                 Federal                                   (322)           (363)
                 State                                      (60)            (68)
                                                        -------         -------
                                                           (382)           (431)
                                                        -------         -------

                                                        $ 2,077             714
                                                        =======         =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(8)      INCOME TAXES, CONTINUED

         The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                                                 In Thousands
                                                                            ---------------------
                                                                              1999          1998
                                                                            -------       -------
             Financial statement allowance for loan losses
               in excess of tax allowance                                   $ 1,301         1,094

             Excess of depreciation deducted for tax purposes
               over the amounts deducted in the financial statements           (261)         (224)

             Financial statement deduction for deferred compensation
               in excess of deduction for tax purposes                           38            26

             Financial statement deduction for preopening expenses and
               organizational costs in excess of the amounts deducted
               for tax purposes                                                  22            24

             Financial statement income on FHLB stock dividends
               not recognized for tax purposes                                 (121)          (78)

             Unrealized loss (gain) on securities available-for-sale          1,098          (128)
                                                                            -------       -------

                                                                            $ 2,077           714
                                                                            =======       =======


         The components of income tax expense (benefit) are summarized as follows:

                                                                                    In Thousands
                                                                   ---------------------------------------------
                                                                      Federal           State           Total
             1999
               Current                                             $       2,448              505          2,953
               Deferred                                                     (115)             (22)          (137)
                                                                   -------------    -------------    -----------
                    Total                                          $       2,333              483          2,816
                                                                   =============    =============    ===========

             1998
               Current                                             $       1,913              422          2,335
               Deferred                                                      (72)              (6)           (78)
                                                                   -------------    -------------    -----------
                    Total                                          $       1,841              416          2,257
                                                                   =============    =============    ===========

             1997
               Current                                             $       1,524              348          1,872
               Deferred                                                      (91)             (15)          (106)
                                                                   -------------    -------------    -----------
                    Total                                          $       1,433              333          1,766
                                                                   =============    =============    ===========

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(8)      INCOME TAXES, CONTINUED

         A reconciliation of actual income tax expense of $2,816,000, $2,257,000 and $1,766,000 for the years ended December 31, 1999, 1998 and 1997, respectively, to the "expected" tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

                                                                                  In Thousands
                                                                      -----------------------------------
                                                                        1999          1998          1997
                                                                      -------       -------       -------
          Computed "expected" tax expense                             $ 2,624         2,299         1,846
          State income taxes, net of Federal income tax benefit           319           276           220
          Tax exempt interest, net of interest expense exclusion         (239)         (315)         (335)
          Tax expense related to minority interest income in
            subsidiaries                                                   92            45             7
          Tax benefits of net operating losses of 50% owned
            bank subsidiaries not recognized                               --            --            31
          Tax benefits of net operating losses of 50% owned
            bank subsidiaries not previously recognized                    --           (46)          (33)
          Other                                                            20            (2)           30
                                                                      -------       -------       -------
                                                                      $ 2,816         2,257         1,766
                                                                      =======       =======       =======


         Total income tax expense for 1998 includes income tax expense of $3,000 related to the gain on sale of securities. There were no sales of securities in 1999 or 1997.

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

         The subsidiary banks lease land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

               Years Ending December 31,                                    In Thousands
               -------------------------                                    ------------
                          2000                                              $         32
                          2001                                                        24
                          2002                                                        24
                          2003                                                        12
                                                                            ------------
                                                                            $         92
                                                                            ============


         Total rent expense amounted to $74,000, $85,000 and $80,000, respectively, during the years ended December 31, 1999, 1998 and 1997.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




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

                                                                                          In Thousands
                                                                                      --------------------
                                                                                           Contract or
                                                                                         Notional Amount
                                                                                      --------------------
                                                                                        1999         1998
                                                                                      -------      -------
             Financial instruments whose contract amounts represent credit risk:
                  Commercial loan commitments                                         $40,504       28,327
                  Unfunded lines-of-credit                                             13,226        9,929
                  Letters of credit                                                     2,627        1,277
                                                                                      -------      -------

                      Total                                                           $56,357       39,533
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

         At December 31, 1998, the Company's cash and due from banks included commercial bank deposit accounts aggregating $100,000 in excess of the Federal Deposit Insurance Corporation limit of $100,000 per institution.

         In addition, Federal funds sold were deposited with six banks.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(12)     EMPLOYEE BENEFIT PLAN

         The Company has in effect a 401(k) plan which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the plan provide for both employee and employer contributions. For the years ended December 31, 1999, 1998 and 1997, the subsidiary banks contributed $404,000, $334,000 and $271,000, respectively, to this plan.

(13)     DIVIDEND REINVESTMENT PLAN

         Under the terms of the Company's dividend reinvestment plan holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 32,363 in 1999, 31,314 in 1998 and 29,393 in 1997 were sold to participants under the terms of the plan.

(14)     REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS

         The Company and its bank subsidiaries are subject to regulatory capital requirements administered by the Federal Deposit Insurance Corporation, the Federal Reserve and the Tennessee Department of Financial Institutions. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The Company's capital classification is also subject to qualitative judgments about components, risk weightings and other factors. Those qualitative judgments could also affect the subsidiary banks' capital statuses and the amount of dividends the subsidiaries may distribute.

         The Company and its subsidiary banks are required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1999, the Company and its bank subsidiaries are required to have minimum Tier I and total risk-based capital ratios of 4% and 8%, respectively. The Company's actual ratios at that date were 10.87% and 11.99%, respectively, compared to ratios of 11.20% and 12.31%, respectively, at December 31, 1998. The leverage ratio at December 31, 1999 was 7.67%, compared to 7.78% at December 31, 1998. The minimum requirement was 4%. At December 31, 1999, management believes that the Company and all of its subsidiaries meet all capital requirements to which they are subject.

         As of December 31, 1999, the most recent notification from the banking regulators categorized the Company and its subsidiaries as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank's category.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(15)     DEFERRED COMPENSATION PLAN

         The Company's wholly-owned subsidiary bank provides its executive officers a deferred compensation plan, which also provides for death and disability benefits. The plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were five employees participating in the plan at December 31, 1999.

         The plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65. This benefit can be reduced if the wholly-owned subsidiary bank's average return on assets falls below 1%. The plan also provides benefits in the event the executive should die or become disabled prior to reaching retirement. The wholly-owned subsidiary bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of the wholly-owned subsidiary bank and are payable to the Bank. At December 31, 1999 and 1998, the deferred compensation liability totaled $100,000 and $69,000, respectively, the cash surrender value of life insurance was $364,000 and $283,000, respectively, and the face amount of the insurance policies in force approximated $2,280,000 in 1999 and 1998. The deferred compensation plan is not qualified under Section 401 of the Internal Revenue Code.

(16)     STOCK OPTION PLAN

         In April, 1999, the stockholders of the Company approved the Wilson Bank Holding Company 1999 Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options, for up to 100,000 shares of common stock, to officers and other key employees of the Company and its subsidiaries. Furthermore, the Company may issue additional shares under the Stock Option Plan as needed in order that the aggregate number of shares that may be issued during the term of the Plan is equal to five percent (5%) of the shares of common stock then issued and outstanding.

         Under the Stock Option Plan, stock option awards may be granted in the form of incentive stock options or nonstatutory stock options, and are generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(16)     STOCK OPTION PLAN, CONTINUED

         Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock Based Compensation" sets forth the method for recognition of cost of plans similar to those of the Company. As is permitted, management has elected to account for the plan under APB Opinion 25 and related Interpretations. However, under SFAS No. 123, the Company is required to make proforma disclosures as if cost had been recognized in accordance with the pronouncement. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Company's net earnings, basic earnings per common share and diluted earnings per common share would have not been affected as indicated in the proforma amounts below:

                                                                              In Thousands
                                                                        Except Per Share Amounts
                                                             ----------------------------------------------
                                                               1999                1998                1997
                                                               ----                ----                ----
           Net earnings                   As Reported        $ 4,902              4,504               3,664
                                          Proforma           $ 4,902              4,504               3,664

           Basic earnings per             As Reported        $  2.52               2.37                1.97
               common share               Proforma           $  2.52               2.37                1.97

           Diluted earnings per           As Reported        $  2.52               2.37                1.97
               common share               Proforma           $  2.52               2.37                1.97

         A summary of the stock option activity for 1999, 1998, and 1997 is as follows:

                                              1999                      1998                      1997
                                     ---------------------     ---------------------     ---------------------
                                                  Weighted                  Weighted                  Weighted
                                                  Average                   Average                   Average
                                                  Exercise                  Exercise                  Exercise
                                      Shares       Price        Shares       Price        Shares       Price
                                     -------      -------      -------      -------      -------      -------
         Outstanding at
           beginning of year              --      $    --           --           --           --           --
         Granted                      48,311        30.56           --           --           --           --
         Exercised                        --           --           --           --           --           --
         Forfeited                        --           --           --           --           --           --
                                     -------      -------      -------      -------      -------      -------

         Outstanding at end of
           year                       48,311      $ 30.56           --           --           --           --
                                     =======      =======      =======      =======      =======      =======

         Options exercisable at
           Year end                       --                        --                        --
                                     =======                   =======                   =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(16)     STOCK OPTION PLAN, CONTINUED

         The following table summarizes information about fixed stock options outstanding at December 31, 1999:

                                            Options Outstanding                      Options Exercisable
                                --------------------------------------------     --------------------------
                                                                  Weighted
                                                  Weighted         Average                         Weighted
                Range of           Number          Average        Remaining         Number         Average
                Exercise        Outstanding       Exercise       Contractual     Exercisable       Exercise
                 Prices         at 12/31/99         Price           Life         at 12/31/99        Price
                 ------         -----------         -----           ----         -----------        -----
                 $30.56            48,311         $  30.56        10 years            --            $   --

(17)     EARNINGS PER SHARE

         In 1997, Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share" established uniform standards for computing and presenting earnings per share. SFAS No. 128 replaces the presentation of primary earnings per share with the presentation of basic earnings per share and diluted earnings per share. The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. For the Company the computation of diluted earnings per share begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options.

         The following is a summary of the components comprising basic and diluted earnings per share (EPS):

                                                                   1999            1998            1997
                                                                ----------      ----------      ----------
               Basic EPS Computation:
                 Numerator - Earnings available to
                    common stockholders                         $    4,902           4,504           3,664
                                                                ----------      ----------      ----------
                 Denominator - Weighted average number
                    of common shares outstanding                 1,947,404       1,904,233       1,863,295
                                                                ----------      ----------      ----------
                          Basic earnings per common share       $     2.52            2.37            1.97
                                                                ==========      ==========      ==========

               Diluted EPS Computation:
                 Numerator - Earnings available to
                    common stockholders                         $    4,902           4,504           3,664
                                                                ----------      ----------      ----------
                 Denominator:
                    Weighted average number of common
                      shares outstanding                         1,947,404       1,904,233       1,863,295
                    Dilutive effect of stock options (none
                      exercisable at December 31, 1999)                 --              --              --
                                                                ----------      ----------      ----------
                                                                 1,947,404       1,904,233       1,863,295
                                                                ----------      ----------      ----------
                          Diluted earnings per common
                            share                               $     2.52            2.37            1.97
                                                                ==========      ==========      ==========

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(18)     WILSON BANK HOLDING COMPANY -

            PARENT COMPANY FINANCIAL INFORMATION


                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                                 BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998


                                                                                 In Thousands
                                                                                 ------------
                                                                             1999            1998
                                                                           --------        --------
                                        ASSETS

         Cash                                                              $     77*              1*
         Investment in wholly-owned commercial bank subsidiary               28,393*         25,596*
         Investment in 50% owned commercial bank subsidiaries                 3,668*          3,587*
         Refundable income taxes                                                112              81
                                                                           --------        --------

              Total assets                                                 $ 32,250          29,265
                                                                           ========        ========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

         Stockholders' equity:
           Common stock, par value $2.00 per share, authorized
              5,000,000 shares, issued and outstanding 1,963,163
              and 1,438,781 shares, respectively                           $  3,926           2,877
           Additional paid-in capital                                         8,822           8,530
           Retained earnings                                                 21,118          17,663
           Unrealized gain (losses) on available-for-sale securities, net of income tax benefit  of $988,000 and income
              taxes of  $121,000, respectively                               (1,616)            195
                                                                           --------        --------
                                                                             32,250          29,265
                                                                           --------        --------

                  Total liabilities and stockholders' equity               $ 32,250          29,265
                                                                           ========        ========

         *Eliminated in consolidation.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(18)     WILSON BANK HOLDING COMPANY -

            PARENT COMPANY FINANCIAL INFORMATION


                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                STATEMENTS OF EARNINGS AND COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 1999



                                                                   -------------------------------------
                                                                               In Thousands
                                                                   -------------------------------------
                                                                     1999           1998           1997
                                                                   -------        -------        -------
         Expenses:
           Employee salary and benefits                            $    --             --             20
           Amortization of organizational costs                         --             --              4
           Directors fees                                              267            198            167
           Other                                                        27             15             20
                                                                   -------        -------        -------

              Loss before Federal income tax benefits
                and equity in undistributed earnings of
                commercial bank subsidiaries                          (294)          (213)          (211)

         Federal income tax benefits                                   112             81             80
                                                                   -------        -------        -------
                                                                      (182)          (132)          (131)

         Equity in undistributed earnings of commercial
           bank subsidiaries                                         5,084*         4,636*         3,795*
                                                                   -------        -------        -------

              Net earnings                                           4,902          4,504          3,664
                                                                   -------        -------        -------

         Other comprehensive earnings (loss), net of tax:
           Unrealized gains (losses) on available-for-sale
              Securities arising during period, net of tax
              benefit of $1,109,000 and tax expense of
              $53,000 and $19,000, respectively                     (1,811)            87             38
         Less: reclassification adjustment for gains included
           in net earnings, net of tax expense of $3,000                --             (5)            --
                                                                   -------        -------        -------
                      Other comprehensive earnings (loss)           (1,811)            82             38
                                                                   -------        -------        -------

                      Comprehensive earnings                       $ 3,091          4,586          3,702
                                                                   =======        =======        =======



         *Eliminated in consolidation.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(18)     WILSON BANK HOLDING COMPANY -

            PARENT COMPANY FINANCIAL INFORMATION

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 1999

                                                                             In Thousands
                                                    --------------------------------------------------------------
                                                                                          Net Unrealized
                                                                Additional                Gain (Loss) On
                                                     Common      Paid-In       Retained   Available-For-
                                                     Stock       Capital       Earnings   Sale Securities   Total
                                                    -------     ----------     -------    ---------------  -------
Balance December 31, 1996                           $ 2,756        6,684        11,737            75        21,252

Cash dividends declared, $.56 per share                  --           --        (1,039)           --        (1,039)

Issuance of 29,393 shares of stock pursuant
   to dividend reinvestment plan                         59          843            --            --           902

Net change in unrealized gain on available-
   for-sale securities during the year, net of
   taxes of $19,000                                      --           --            --            38            38

Net earnings for year                                    --           --         3,664            --         3,664
                                                    -------      -------       -------       -------       -------

Balance December 31, 1997                             2,815        7,527        14,362           113        24,817

Cash dividends declared, $.64 per share                  --           --        (1,203)           --        (1,203)

Issuance of 31,314 shares of stock pursuant
   to dividend reinvestment plan                         62        1,003            --            --         1,065


Net change in unrealized gain on available-
   for-sale securities during the year, net of
   taxes of $56,000                                      --           --            --            82            82

Net earnings for year                                    --           --         4,504            --         4,504
                                                    -------      -------       -------       -------       -------

Balance December 31, 1998                             2,877        8,530        17,663           195        29,265

Cash dividends declared, $.75 per share                  --           --        (1,447)           --        (1,447)

Issuance of 32,363 shares of stock pursuant
   to dividend reinvestment plan                         65        1,216            --            --         1,281

Issuance of 2,000 shares of stock                         4           56            --            --            60

Issuance of 490,019 shares of stock pursuant
   to a 4 for 3 stock split                             980         (980)           --            --            --

Net change in unrealized gain on available-
   for-sale securities during the year, net of
   taxes of $1,109,000                                   --           --            --        (1,811)       (1,811)

Net earnings for year                                    --           --         4,902            --         4,902
                                                    -------      -------       -------       -------       -------

Balance December 31, 1999                           $ 3,926        8,822        21,118        (1,616)       32,250
                                                    =======      =======       =======       =======       =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(18)     WILSON BANK HOLDING COMPANY -

            PARENT COMPANY FINANCIAL INFORMATION

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 1999

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS




                                                                             In Thousands
                                                                  -----------------------------------
                                                                    1999          1998          1997
                                                                  -------       -------       -------
         Cash flows from operating activities:
           Cash paid to suppliers and other                       $  (294)         (213)         (201)
           Tax benefits received                                       81            80            58
                                                                  -------       -------       -------
                Net cash used in operating activities                (213)         (133)         (143)
                                                                  -------       -------       -------

         Cash flows from investing activities:
           Dividend received from commercial bank subsidiary          395           256           235
                                                                  -------       -------       -------
                Net cash provided by investing activities             395           256           235
                                                                  -------       -------       -------

         Cash flows from financing activities:
           Dividends paid                                          (1,447)       (1,203)       (1,039)
           Proceeds from sale of stock                              1,341         1,065           902
                                                                  -------       -------       -------
                Net cash used in financing activities                (106)         (138)         (137)
                                                                  -------       -------       -------

                Net increase (decrease) in cash and cash
                  equivalents                                          76           (15)          (45)

         Cash and cash equivalents at beginning of period               1            16            61
                                                                  -------       -------       -------

         Cash and cash equivalents at end of year                 $    77             1            16
                                                                  =======       =======       =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(18)     WILSON BANK HOLDING COMPANY -

            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED


                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                       STATEMENTS OF CASH FLOWS, CONTINUED

                       THREE YEARS ENDED DECEMBER 31, 1999

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS




                                                                                              In Thousands
                                                                                  -----------------------------------
                                                                                    1999          1998          1997
                                                                                  -------       -------       -------
         Reconciliation of net earnings to net cash used in operating activities:
              Net earnings                                                        $ 4,902         4,504         3,664

         Adjustments to reconcile net earnings to net cash used in operating activities:
              Equity in earnings of commercial bank
                subsidiaries                                                       (5,084)       (4,636)       (3,795)
              Amortization of organization costs                                       --            --             4
              Decrease in other assets                                                 --            --             6
              Increase in refundable income taxes                                     (31)           (1)          (22)
                                                                                  -------       -------       -------
                Total adjustments                                                  (5,115)       (4,637)       (3,807)
                                                                                  -------       -------       -------

                Net cash used in operating activities                             $  (213)         (133)         (143)
                                                                                  =======       =======       =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(19)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(19)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(19)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

                  Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

                    Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods up to three years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 1999 are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

                    The carrying value and estimated fair values of the Company's financial instruments at December 31, 1999 and 1998 are as follows:

                                                                            In Thousands
                                                        ---------------------------------------------------
                                                                  1999                        1998
                                                        ---------------------------------------------------
                                                        Carrying                    Carrying
                                                         Amount       Fair Value     Amount      Fair Value
                                                         ------       ----------     ------      ----------
                    Financial assets:
                      Cash and short-term
                         investments                    $ 30,649        30,649        41,000        41,000
                      Securities                          83,780        83,518        73,588        74,050
                      Loans                              358,605                     295,930
                      Less: allowance for
                         loan losses                       3,847                       3,244
                                                        --------                    --------
                      Loans, net of allowance            354,758       351,453       292,686       293,108
                                                        --------                    --------

                      Loans held for sale                  1,835         1,835         3,881         3,881
                                                        --------                    --------

                    Financial liabilities:
                      Deposits                           447,792       448,401       389,105       391,720
                      Securities sold
                         under repurchase
                         agreements                        8,543         8,543         7,258         7,258

                    Unrecognized financial
                      instruments:
                         Commitments to
                           extend credit                      --            --            --            --
                         Standby letters of credit            --            --            --            --

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 1999, 1998 AND 1997




(19)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

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