Form 10-K, Exhibit 13
period 2000-12-31
WILSON BANK HOLDING CO
filed 2001-04-02
CIK 885275

                                                                    EXHIBIT 13.1

                           WILSON BANK HOLDING COMPANY
                         COMMON STOCK MARKET INFORMATION

The number of stockholders of record at December 31, 2000 was 1,324. Based solely on information made available to the Company from limited number of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company's stock during the years 2000 and 1999.

                                STOCK PRICES (1)

             1999                  HIGH               LOW
         First Quarter            $24.38            $24.38
        Second Quarter             24.94             24.58
         Third Quarter             26.06             24.94
        Fourth Quarter             26.63             26.06

             2000                  HIGH               LOW
         First Quarter            $33.00            $32.00
        Second Quarter             34.00             33.00
         Third Quarter             34.75             34.00
        Fourth Quarter             35.50             34.75



------------------

(1) The amounts per share have been adjusted for a 4-for-3 stock split effective September 30, 1999.

         On January 1, 2000, a $.40 per share cash dividend was declared and on July 1, 2000 a $.40 per share cash dividend was declared and paid to shareholders of record as of those dates. On January 1, 1999 a $.375 per share cash dividend was declared and on July 1, 1999 a $.375 per share cash dividend was declared and paid to shareholders of record on those dates. On September 30, 1999, the stock split 4 for 3. Future dividends will be dependent on the Company's profitability, its capital needs, overall financial condition, economic and regulatory consideration.

          WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

                                                                      IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                                                                 AS OF DECEMBER 31,
                                                     -----------------------------------------------------------------------
                                                       2000            1999            1998            1997            1996
                                                     --------        --------        --------        --------        --------
CONSOLIDATED
BALANCE SHEETS:
Total assets end of year                             $602,218         495,218         431,975         351,709         275,304
Loans, net                                           $427,764         354,758         292,686         237,666         183,642
Securities                                           $ 91,064          83,780          73,588          61,497          55,545
Deposits                                             $543,583         447,792         389,105         316,641         243,250
Stockholders' equity                                 $ 38,735          32,250          29,265          24,817          21,252

                                                                               Years Ended December 31
                                                     -----------------------------------------------------------------------
                                                       2000            1999            1998            1997            1996
                                                     --------        --------        --------        --------        --------
CONSOLIDATED STATEMENT
OF EARNINGS:
Interest income                                      $ 42,426          35,193          30,950          25,141          19,448
Interest expense                                       22,860          17,457          16,003          12,675           9,797
                                                     --------        --------        --------        --------        --------
       Net interest income                             19,566          17,736          14,947          12,466           9,651

Provision for possible loan losses                      1,417           1,103           1,010             828             665
                                                     --------        --------        --------        --------        --------
Net interest income after provision for
   possible loan losses                                18,149          16,633          13,937          11,638           8,986
Non-interest income                                     5,752           4,350           4,200           3,410           2,781
Non-interest expense                                   14,871          13,265          11,376           9,618           7,254
                                                     --------        --------        --------        --------        --------

Earnings before income taxes                            9,030           7,718           6,761           5,430           4,513

Income taxes                                            3,397           2,816           2,257           1,766           1,406
                                                     --------        --------        --------        --------        --------

Net earnings                                         $  5,633           4,902           4,504           3,664           3,107
                                                     ========        ========        ========        ========        ========

Cash dividends declared                              $  1,579           1,447           1,203           1,039             950
                                                     ========        ========        ========        ========        ========

PER SHARE DATA: (1)
Basic earnings per common share                      $   2.83            2.52            2.37            1.97            1.70
Diluted earnings per common share                    $   2.83            2.52            2.37            1.97            1.70
Cash dividends                                       $   0.80            0.75            0.64            0.56            0.53
Book value                                           $  19.31           16.43           15.26           13.22           11.57

RATIOS:
Return on average stockholders'
   equity                                               16.39%          16.04%          16.72%          16.02%          16.87%
Return on average assets (2)                             1.14%           1.12%           1.18%           1.17%           1.24%
Capital to assets (3)                                    7.13%           7.25%           7.61%           8.04%           8.96%
Dividends declared per share as percentage
   of basic earnings per share                          28.27%          29.76%          27.00%          28.43%          31.18%

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

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


GENERAL

         Certain of the statements in this discussion may constitute forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended (the "Securities Act"), as amended. The words "expect," "anticipate," "intend," "should," "may," "could," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts of that may cause the actual results, performance or achievements of the Company to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, (i) increased competition with other financial institutions, (ii) lack of sustained growth in the economy in the Company's market area, (iii) rapid fluctuations in interest rates, (iv) significant downturns in the businesses of one or more large customers, and (v) changes in the legislative and regulatory environment. Many of such factors are beyond the Company's ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements contained in this discussion, whether as a result of new information, future events or otherwise.

         Wilson Bank Holding Company (the "Company") is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust, a state bank headquartered in Lebanon, Tennessee. The Company was formed in 1992.

         During 1996, the Company and other organizers consisting primarily of residents of DeKalb and Smith Counties, Tennessee formed DeKalb Community Bank and Community Bank of Smith County. The Company acquired 50% of the common stock of each bank. Each of the banks were capitalized with $3,500,000; and accordingly, the Company's initial investment in each bank was $1,750,000. Each of the Banks have a dividend reinvestment plan whereby the stockholders are given the opportunity to reinvest all or a portion of their dividends in the Bank's stock. The Company reinvests its dividends in the amount necessary to maintain a 50% ownership. DeKalb Community Bank and Community Bank of Smith County are accounted for as consolidated subsidiaries of the Company and their accounts are included in the consolidated financial statements. The equity and earnings applicable to the minority stockholders are shown as minority interest in the consolidated financial statements.

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

RESULTS OF OPERATIONS

         Net earnings for the year ended December 31, 2000 were $5,633,000 an increase of $731,000 or 14.9% over 1999. Net earnings for the year ended December 31, 1999 were $4,902,000 an increase of $398,000 or 8.8% over 1998. On a per share basis, net income equaled $2.83 in 2000, $2.52 in 1999 and $2.37 in 1998. The Company's Board of Directors voted in favor of a 4 for 3 stock split effective September 30, 1999. The per share data prior to that date has been restated to reflect the stock split.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


NET INTEREST INCOME

         Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company's earnings. Total interest income in 2000 was $42,426,000 compared with $35,193,000 in 1999 and $30,950,000 in 1998. The increase in total interest income in 2000 was primarily due to a $68.4 million or 15.9% increase in average earning assets over 1999. Average earning assets increased $64.7 million from December 31, 1998 to December 31, 1999. The average interest rate earned on earning assets was 8.59% in 2000 compared with 8.27% in 1999 and 8.62% in 1998.

         Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on nonaccrual loans totaled $17,000 in 2000, $8,000 in 1999 and $16,000 in 1998.

         Total interest expense for 2000 was $22,860,000, an increase of $5,403,000 or 31.0%, compared to total interest expense of $17,457,000 in 1999. The increase in total interest expense was due to an increase in average interest bearing deposits of approximately $59,546,000 and an increase in the weighted average cost of funds from 4.11% to 4.67%. Interest expense increased from $16,003,000 in 1998 to $17,457,000 in 1999 or an increase of $1,454,000 or
9.1%. The increase in 1999 was due to a $57,294,000 increase in average interest bearing deposits and offset by a decrease in the weighted average cost of funds from 4.46% to 4.11%.

         Net interest income for 2000 totaled $19,566,000 as compared to $17,736,000 and $14,947,000 in 1999 and 1998, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), decreased to 3.92% from 4.16% in 1999. The net interest spread was 4.16% in 1998. The net interest yield, which is net interest income expressed as a percentage of average earning assets, decreased to 4.01% for 2000 compared to 4.22% in 1999 and 4.24% in 1998. Interest rates increased in 2000 but the Company believes that interest rates will decrease in 2001. The Company is in a position to reprice its liabilities faster than the assets are repricing. In a declining interest rate environment, the net interest spread should increase because deposits will reprice more quickly than the loans and investment securities. Management also believes that growth will level off in 2001. A significant increase in interest rates could have an adverse impact on net interest yields and earnings.

PROVISION FOR POSSIBLE LOAN LOSSES

         The provision for loan losses represents a charge to earnings necessary to establish an allowance for possible loan losses that, in management's evaluation, should be adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2000 provision for loan losses was $1,417,000, an increase of $314,000 from the provision of $1,103,000 in 1999. The increase in the provision was primarily a result of increases in the loans. The provision for loan losses was $1,010,000 in 1998. Net charge-offs increased to $739,000 in 2000 from $500,000 in 1999. Net charge-offs in 1998 totaled $656,000. The ratio of net charge-offs to average total outstanding loans in 2000 was .19% and in 1999 was .15%. The provision for loan losses in 2000 exceeded net charge-offs by $678,000 compared to $603,000 in 1999 and $354,000 in 1998.

         The provision for loan losses raised the allowance for possible loan losses (net of charge-offs and recoveries) to $4,525,000 at December 31, 2000 from $3,847,000 and $3,244,000 at December 31, 1999 and 1998, respectively. This represents a 17.6% increase in the allowance at December 31, 2000 over December 31, 1999 as compared to a 20.5% increase in total loans. The allowance for possible loan losses was 1.05% of total loans outstanding at December 31, 2000 compared to 1.07% at December 31, 1999 and 1.10% at December 31, 1998. Additionally, as a percentage of nonperforming loans at year end 2000, 1999 and 1998, the allowance for possible loan losses represented 1,160%, 760% and 416%, respectively.

         The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. Management believes the allowance for possible loan losses at December 31, 2000 to be adequate.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


NON-INTEREST INCOME

         The components of the Company's non-interest income include service charges on deposit accounts, other fees, gains on sales of loans, gains on sales of fixed assets and other income. Total non-interest income for 2000 was $5,752,000 compared with $4,350,000 in 1999 and $4,200,000 in 1998. The 32.2%
increase over 1999 was primarily due to increases in service charges on deposit accounts (which increased $983,000) and other fees (which increased $409,000). Management intends to continue to aggressively market the services of the trust department; however, trust income is not expected to have a significant impact on earnings in the immediate future. The Company has entered into a commission participation arrangement with a local insurance agency to sell insurance products. Management does not anticipate that this arrangement will materially impact 2001 non-interest income.

NON-INTEREST EXPENSES

         Non-interest expenses consist primarily of employee costs, occupancy expenses, furniture and equipment expenses, loss on sales of other real estate, FDIC insurance, Directors' fees and other operating expenses. Total non-interest expenses for 2000 increased 12.1% to $14,871,000 from $13,265,000 in 1999. The
1999 non-interest expense was up 16.6% over non-interest expense in 1998 which totaled $11,376,000. The increases in non-interest expenses resulted primarily from increases in employee salaries and related benefits. This increase was principally due to an increase in the number of employees necessary to support the Company's expanded operations. Other operating expenses increased to $3,719,000 in 2000 from $3,474,000 in 1999. These expenses included data processing, supplies and general operating expenses, which increased as a result of continued growth of the Company.

INCOME TAXES

         The Company's income tax expense was $3,397,000 for 2000 an increase of $581,000 from 1999. The percentage of income tax expense to earnings before taxes increased to 37.6% in 2000 from 36.5% in 1999. The percentage was 33.4% in 1998. The percentage for 2000 as compared to 1999 increased primarily as a result of a decrease in the percentage of interest income exempt from Federal income taxes to earnings before taxes from 10.8% in 1999 to 9.2% in 2000. The increase from 1998 to 1999 is also due to a decrease in the percentage of interest income exempt from Federal income taxes from 16.7% in 1998 to 10.8% in 1999. Management continues to evaluate the increases in the effective income tax rate and has determined that the after tax yields on taxable securities are generally, it believes, higher than the yields presently available on non-taxable securities.

FINANCIAL CONDITION

         BALANCE SHEET SUMMARY. The Company's total assets increased $107,000,000 or 21.6% to $602,218,000 at December 31, 2000, after increasing
14.6% in 1999 to $495,218,000 at December 31, 1999. Loans, net of allowance for possible loan losses, totaled $427,764,000 at December 31, 2000, a 20.6% increase compared to December 31, 1999. Investment securities increased in 2000, primarily as a result of increased deposits. At year end 2000 securities totaled $91,064,000, an increase of 8.7% from $83,780,000 at December 31, 1999. The increase in securities in 2000 includes a $1,790,000 decrease in unrealized losses on securities available-for-sale.

         Total liabilities increased $100,515,000 at December 31, 2000 to $563,483,000 compared to $462,968,000 at December 31, 1999. This increase was composed primarily of the $95,791,000 increase in total deposits to $563,483,000 (a 21.4% increase). Securities sold under repurchase agreements increased to $9,710,000 from $8,543,000 at the respective year ends 2000 and 1999. During 2000 the Company obtained net advances from the Federal Home Loan Bank of $1,857,000.

         Stockholders' equity increased $6,485,000 or 20.1% due to net earnings and sales of stock pursuant to the Company's Dividend Reinvestment Plan, net of dividends paid on the Company's common stock. The increase includes a $1,005,000 decrease in unrealized losses on available-for-sale securities, net of taxes. A more detailed discussion of assets, liabilities and capital follows.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


LOANS:

Loan categories are as follows:

                                                     2000                         1999
                                            ------------------------      ------------------------
           (In Thousands)                    AMOUNT       PERCENTAGE       AMOUNT       PERCENTAGE
                                            --------      ----------      --------      ----------
          Commercial, financial
            and agricultural                $157,254         36.4%        $121,438         33.8%
          Installment                         48,198         11.1           45,710         12.7
          Real estate - mortgage             195,480         45.2          164,852         45.9
          Real estate - construction          31,531          7.3           27,184          7.6
                                            --------        -----         --------        -----
          TOTAL                             $432,463        100.0%        $359,184        100.0%
                                            ========        =====         ========        =====

         Loans are the largest component of the Company's assets and are its primary source of income. The Company's loan portfolio, net of allowance for possible loan losses, increased 20.6% by year end 2000. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31, 2000 and 1999.

         As represented in the table, primary loan growth was in real estate mortgage loans and commercial loans. Real estate mortgage loans increased 18.6% in 2000 and at December 31, 2000 comprised 45.2% of total loans compared to 45.9% of total loans at December 31, 1999. Management believes this increase was primarily due to the favorable interest rate environment and the Company's ability to increase its market share of such loans while maintaining its loan underwriting standards. Commercial loans increased 29.5% in 2000 and comprised 36.4% of the total loan portfolio at December 31, 2000, compared to 33.8% at December 31, 1999.

         Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans, and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2000, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.

         Non-performing loans, which include non-accrual loans, loans 90 days past due, and renegotiated loans totaled $390,000 at December 31, 2000, a decrease from $506,000 at December 31, 1999. Non-accrual loans are loans on which accrual of interest is stopped when management believes collection of such interest is doubtful due to management's evaluation of the borrower's financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower's ability to pay. Non-accrual loans totaled $100,000 at December 31, 2000 compared to $84,000 at December 31, 1999. Loans 90 days past due, as a component of non-performing loans, decreased to $290,000 at December 31, 2000 from $422,000 at December 31, 1999. This decrease is primarily a result of decreases in installment loans and real estate mortgage loans that are 90 days past due. The Company had no renegotiated loans, which would have been included in non-performing loans.

         The Company also internally classifies loans about which management questions the borrower's ability to comply with the repayment terms of the loan agreement. These internally classified loans, inclusive of certain non-performing loans, totaled $1,271,000 at December 31, 2000 as compared to $738,000 at December 31, 1999. Of the internally classified loans at December 31, 2000, $858,000 are real estate related loans and $413,000 are various other types of loans. The internally classified loans as a percentage of the allowance for possible loan losses were 28.1% and 19.2%, respectively, at December 31, 2000 and 1999.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         The allowance for possible loan losses is discussed under "Provision for Possible Loan Losses." The Company maintains its allowance for possible loan losses at an amount believed by management to be adequate to provide for the possibility of loan losses in the loan portfolio.

         Essentially all of the Company's loans were from Wilson, DeKalb, Smith, Trousdale and adjacent counties. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment (at December 31, 2000 no single industry segment accounted for more than 10% of the Company's portfolio other than real estate loans), as well as by identification of credit risks.

         The Company's management believes there is a significant opportunity to continue to increase the loan portfolio in the Company's primary market area which was expanded in 1999 to include eastern Davidson County, Tennessee. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending. Although it is the Company's objective to achieve a loan portfolio equal to approximately 75% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will likely determine the size of the loan portfolio in a given economic climate. This is reflected in the past two years when the Company's average loan to average deposit ratio was 82.4% and 78.6%, respectively. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell some of the loans it generates to other financial institutions if the transaction profits the Company and improves the liquidity of the loan portfolio. The subsidiary banks sell loan participations to other banks within the consolidated group. The Company seeks to build a loan portfolio which is capable of adjusting to swings in the interest rate market, and it is the Company's policy to maintain a diverse loan portfolio not dependent on any particular market or industrial segment.

SECURITIES

         Securities increased 8.7% to $91,064,000 at year end 2000 from $83,780,000 at December 31, 1999, and comprised the second largest and other primary component of the Company's earning assets. The growth in the carrying value of securities for 2000 includes a $6,972,000 increase in market value of securities classified as available-for-sale. This increase followed a 13.9% securities portfolio increase from year end 1998 to 1999. The growth in securities resulted from continued deposit growth in excess of funds necessary to fund loan growth.

         The primary increase in the Company's securities portfolio was in U.S. Treasury and other U.S. Government agencies which increased $7,641,000 or 11.9% in 2000. The average yield of the securities portfolio at December 31, 2000 was 6.86% with an average maturity of 6.75 years, as compared to an average yield of 6.40% and an average maturity of 7.42 years at December 31, 1999. During 1999 management extended the average maturity of securities to increase or maintain the average yield.

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

The Company's classification of securities as of December 31, 2000 is as follows:

(In Thousands)                                          HELD-TO-MATURITY                      AVAILABLE-FOR-SALE
                                                ------------------------------         ------------------------------
                                                Amortized           Estimated          Amortized           Estimated
                                                  Cost            Market Value            Cost           Market Value
                                                --------          ------------         ----------        ------------
U.S. Treasury and other
   U.S. Government agencies
   and Corporations                             $     --                  --              72,732              71,619
Obligations of states and political
   subdivisions                                   13,966              14,008               1,851               1,865
Mortgage-backed securities                         3,083               3,044                 530                 531
                                                --------            --------            --------            --------
                                                $ 17,049              17,052              75,113              74,015
                                                ========            ========            ========            ========

No securities have been classified as trading securities.

         The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.

         The increase in net unrealized gain on securities available-for-sale for the year ended December 31, 1998 totaled $82,000 which represents an increase in the unrealized appreciation in securities available-for-sale of $138,000 less applicable income taxes of $56,000. During the year ended December 31, 1999, the decrease totaled $1,811,000 which represents a decrease in the unrealized appreciation in securities available-for-sale of $2,920,000 less applicable income taxes of $1,109,000. During the year ended December 31, 2000, the increase totaled $1,005,000 which represents a decrease in the unrealized loss in securities available-for-sale of $1,620,000 less applicable income taxes of $615,000.

DEPOSITS

         The increases in assets in 2000 and 1999 were funded primarily by increases in deposits. Total deposits, which are the principal source of funds for the Company, totaled $543,583,000 at December 31, 2000 compared to $447,792,000 and $389,105,000 at December 31, 1999 and 1998, respectively. The
Company has targeted local consumers, professionals, and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Smith County and Trousdale County areas are growing economic markets offering growth opportunities for the Company; however, the Company competes with several of the larger bank holding companies that have bank offices in these counties; and therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management currently believes that its market share will be maintained or expanded. Management believes that the acquisition of two of its primary competitors by larger bank holding companies during 1999 resulted in an expansion of the Company's market share in 2000.

         The $95,791,000 or 21.4% growth in deposits in 2000 consisted of changes in several deposit categories: savings accounts increased $6,177,000 (28.6%) to $27,787,000, total certificates of deposit (including individual retirement accounts) increased $62,282,000 (24.4%) to $318,231,000,

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


NOW accounts increased $11,548,000 (43.8%) to $37,894,000 and demand deposits increased $8,745,000 (19.7%) to $53,176,000. The acquisition of two of its primary competitors by larger regional banks in 1999 resulted in significant deposit growth in the Company's deposits in 2000. Management does not anticipate such a large deposit growth rate in 2001.

         The average rate paid on average total interest-bearing deposits was 5.2% for 2000, compared to 4.6% for 1999. The average rate paid in 1998 was 5.0 %.

         The ratio of average loans to average deposits was 82.4% in 2000 compared with 78.6% and 75.3% in 1999 and 1998, respectively.

LIQUIDITY AND ASSET MANAGEMENT

         The Company's management seeks to maximize net interest income by managing the Company's assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents and investment securities and money market instruments that will mature within one year. At December 31, 2000, the Company's liquid assets approximated $59.9 million.

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

         At December 31, 2000, the Company had a liability sensitive position (a negative gap) for 2000. Liability sensitivity means that more of the Company's liabilities are capable of repricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing. The 2000 net earnings deteriorated in the rising rate environment as compared with a fairly stable rate environment in 1999. The 1999 and 1998 earnings would have also deteriorated in a rising rate environment as compared with the fairly stable rate environment that existed during most of 1999 and 1998.

The following table shows the rate sensitivity gaps for different time periods as of December 31, 2000:

       INTEREST RATE SENSITIVITY GAPS                                                             One Year
       December 31, 2000                             1-90           91-180         181-365           and
       (In Thousands)                                Days            Days            Days           Longer          Total
       ------------------------------             ---------       ---------       ---------       ---------       ---------
       Interest-earning assets                    $ 129,282          43,218          70,339         316,474         559,313
       Interest-bearing liabilities                 253,950          74,276         126,989          46,759         501,974
                                                  ---------       ---------       ---------       ---------       ---------
       Interest-rate sensitivity gap              $(124,668)        (31,058)        (56,650)        269,715          57,339
                                                  =========       =========       =========       =========       =========

          Cumulative gap                          $(124,668)       (155,726)       (212,376)         57,339
                                                  =========       =========       =========       =========

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

CAPITAL POSITION AND DIVIDENDS

         CAPITAL. At December 31, 2000, total stockholders' equity was $38,735,000 or 6.4% of total assets, which compares with $32,250,000 or 6.5% of total assets at December 31, 1999, and $29,265,000 or 6.8% of total assets at December 31, 1998. The dollar increase in stockholders' equity during 2000 reflects (i) the Company's net income of $5,633,000 less cash dividends of $.80 per share totaling $1,579,000, (ii) the issuance of 42,795 shares of common stock for $1,426,000 in lieu of payment of cash dividends and (iii) decrease in the net unrealized loss on available-for-sale securities of $1,005,000.

         The Company's principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Company and its subsidiary banks. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which the Company and subsidiary banks have none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. The risk-based capital guidelines require the subsidiary banks and the Company to have a total risk-based capital ratio of 8.0% and a Tier I risk-based capital ratio of 4.0%. At December 31, 2000 the Company's total risk-based capital ratio was 10.5% and its Tier I risk-based capital ratio was 11.6%, respectively, compared to ratios of 12.0% and 10.9%, respectively at December 31, 1999. The required Tier I leverage capital ratio (Tier I capital to average assets for the most recent quarter) for the Company is 4%. At December 31, 2000, the Company had a leverage ratio of 7.3% compared to 7.7% at December 31, 1999. Management believes it can adequately capitalize its growth for the next few years with earnings.

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

         Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Company's rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments. The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 2000.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                                             (DOLLARS IN THOUSANDS)
                                 EXPECTED MATURITY DATE - YEAR ENDING DECEMBER 31,
                             ---------------------------------------------------------
                                                                                                                     FAIR
                                2001        2002        2003        2004        2005     THEREAFTER      TOTAL       VALUE
                             ---------    --------    --------    --------    --------   ----------    ---------   ---------
EARNING ASSETS:

Loans, net of unearned
interest:
  Variable rate              $ 17,253       3,838       4,732       4,989       5,696      144,224      180,732     180,732
    Average interest rate       10.30%       9.99%       9.98%       9.97%      10.01%        8.78%        9.03%

  Fixed rate                  108,876      23,407      24,383      25,180      26,502       43,209      251,557     247,900
    Average interest rate        8.81%       8.59%       9.31%       8.28%       7.94%        7.79%        8.52%

Securities                      2,518       3,965       2,757       7,357       9,295       65,172       91,064      91,067
  Average interest rate          5.74%       6.24%       7.30%       6.63%       6.56%        6.60%        6.70%

Loans held for sale             1,295          --          --          --          --           --        1,295       1,295
  Average interest rate          5.78%         --          --          --          --           --         5.78%

Federal funds sold             34,665          --          --          --          --           --       34,665      34,665
  Average interest rate          5.70%         --          --          --          --           --         5.70%

Interest-bearing deposits     431,324      39,427      17,291       1,395         970           --      490,407     492,369
  Average interest rate          5.32%       6.59%       6.69%       6.68%       7.14%          --         5.46%

Short-term borrowings           9,710          --          --          --          --           --        9,710       9,710
  Average interest rate          5.40%         --          --          --          --           --         5.40%


Advances from Federal
  Home Loan Bank                   --          --          --          --          --        1,857        1,857       1,895
  Average interest rate            --          --          --          --          --         7.21%        7.21%

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

         Under FDICIA, bank regulatory agencies have prescribed safety and soundness guidelines for all insured depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation.

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

IMPACT OF INFLATION

         Although interest rates are significantly affected by inflation, the inflation rate is believed to be immaterial when reviewing the Company's results of operations.

                           WILSON BANK HOLDING COMPANY

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999

                   (WITH INDEPENDENT AUDITOR'S REPORT THEREON)

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Wilson Bank Holding Company:


We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



                                    /s/ MAGGART & ASSOCIATES, P.C.

Nashville, Tennessee
January 12, 2001

                           WILSON BANK HOLDING COMPANY

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                                                                             In Thousands
                                                                                     ---------------------------
                                                                                        2000              1999
                                                                                     ---------         --------
                                      ASSETS
Loans, net of allowance for possible loan losses of $4,525,000
   and $3,847,000, respectively                                                      $ 427,764          354,758
Securities:
   Held-to-maturity, at amortized cost (market value $17,052,000
     and $16,475,000, respectively)                                                     17,049           16,737
   Available-for-sale, at market (amortized cost $75,113,000 and
     $69,931,000, respectively)                                                         74,015           67,043
                                                                                     ---------         --------
                  Total securities                                                      91,064           83,780

Loans held for sale                                                                      1,295            1,835
Federal funds sold                                                                      34,665           13,928
                                                                                     ---------         --------
                  Total earning assets                                                 554,788          454,301
                                                                                     ---------         --------

Cash and due from banks                                                                 23,201           16,721
Premises and equipment, net                                                             15,499           16,259
Accrued interest receivable                                                              4,934            3,894
Deferred income taxes                                                                    1,555            2,077
Other real estate                                                                          425              221
Other assets                                                                             1,816            1,745
                                                                                     ---------         --------

                  Total assets                                                       $ 602,218          495,218
                                                                                     =========         ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                             $ 543,583          447,792
Securities sold under repurchase agreements                                              9,710            8,543
Advances from Federal Home Loan Bank                                                     1,857               --
Accrued interest and other liabilities                                                   4,112            2,965
Minority interest                                                                        4,221            3,668
                                                                                     ---------         --------
                  Total liabilities                                                    563,483          462,968
                                                                                     ---------         --------

Stockholders' equity:
   Common stock, par value $2.00 per share, authorized 5,000,000 shares,
     2,005,958 and 1,963,163 shares issued and outstanding, respectively                 4,012            3,926
   Additional paid-in capital                                                           10,162            8,822
   Retained earnings                                                                    25,172           21,118
   Net unrealized losses on available-for-sale securities, net of income
     tax benefits of $373,000 and $988,000, respectively                                  (611)          (1,616)
                                                                                     ---------         --------
                  Total stockholders' equity                                            38,735           32,250
                                                                                     ---------         --------

COMMITMENTS AND CONTINGENCIES
                  Total liabilities and stockholders' equity                         $ 602,218          495,218
                                                                                     =========         ========


See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                       CONSOLIDATED STATEMENTS OF EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2000



                                                                         In Thousands (except per share data)
                                                                     -----------------------------------------
                                                                       2000             1999            1998
                                                                     --------         --------        --------
Interest income:
   Interest and fees on loans                                        $ 35,743           28,937          24,790
   Interest and dividends on securities:
     Taxable securities                                                 4,727            4,371           3,480
     Exempt from Federal income taxes                                     829              830           1,126
   Interest on loans held for sale                                         94              128             219
   Interest on Federal funds sold                                       1,033              927           1,335
                                                                     --------         --------        --------
                  Total interest income                                42,426           35,193          30,950
                                                                     --------         --------        --------

Interest expense:
   Interest on negotiable order of withdrawal accounts                    577              406             423
   Interest on money market accounts and other
     savings accounts                                                   4,724            3,967           3,591
   Interest on certificates of deposit                                 16,960           12,674          11,601
   Interest on securities sold under repurchase agreements                502              408             386
   Interest on advances from Federal Home Loan Bank                        89
   Interest on Federal funds purchased                                      8                2               2
                                                                     --------         --------        --------
                  Total interest expense                               22,860           17,457          16,003
                                                                     --------         --------        --------

Net interest income before provision for possible loan losses          19,566           17,736          14,947
Provision for possible loan losses                                     (1,417)          (1,103)         (1,010)
                                                                     --------         --------        --------
Net interest income after provision for possible loan losses           18,149           16,633          13,937
Non-interest income                                                     5,752            4,350           4,200
Non-interest expense                                                  (14,871)         (13,265)        (11,376)
                                                                     --------         --------        --------

                  Earnings before income taxes                          9,030            7,718           6,761

Income taxes                                                            3,397            2,816           2,257
                                                                     --------         --------        --------

                  Net earnings                                       $  5,633            4,902           4,504
                                                                     ========         ========        ========

Basic earnings per common share                                      $   2.83             2.52            2.37
                                                                     ========         ========        ========

Diluted earnings per common share                                    $   2.83             2.52            2.37
                                                                     ========         ========        ========

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2000

                                                                                    In Thousands
                                                                     -----------------------------------------
                                                                       2000             1999            1998
                                                                     --------         --------        --------
Net earnings                                                         $  5,633            4,902           4,504
                                                                     --------         --------        --------
Other comprehensive earnings (loss), net of tax:
   Unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $615,000
     $1,109,000 and $53,000, respectively                               1,005           (1,811)             87
   Less:  reclassification adjustment for gains included
     in net earnings, net of tax expense of $3,000                         --               --              (5)
                                                                     --------         --------        --------
                  Other comprehensive earnings (loss)                   1,005           (1,811)             82
                                                                     --------         --------        --------

                  Comprehensive earnings                             $  6,638            3,091           4,586
                                                                     ========         ========        ========

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 2000


                                                                             In Thousands
                                               --------------------------------------------------------------------------
                                                                                           Net Unrealized
                                                            Additional                     Gain (Loss) On
                                                Common       Paid-In          Retained      Available-For-
                                                Stock        Capital          Earnings      Sale Securities        Total
                                               --------     ----------       -----------   ----------------       -------
Balance December 31, 1997                       $ 2,815           7,527           14,362              113           24,817

Cash dividends declared, $.64 per share              --              --           (1,203)              --           (1,203)

Issuance of 31,314 shares of stock
  pursuant to dividend reinvestment plan             62           1,003               --               --            1,065

Net change in unrealized gain (loss) on
  available-for-sale securities during
  the year, net of taxes of $56,000                  --              --               --               82               82

Net earnings for the year                            --              --            4,504               --            4,504
                                                -------         -------          -------          -------          -------

Balance December 31, 1998                         2,877           8,530           17,663              195           29,265

Cash dividends declared, $.75 per share              --              --           (1,447)              --           (1,447)

Issuance of 32,363 shares of stock
  pursuant to dividend reinvestment plan             65           1,216               --               --            1,281

Sale of 2,000 shares of stock                         4              56               --               --               60

Issuance of 490,019 shares of stock
  pursuant to a 4 for 3 stock split                 980            (980)              --               --               --

Net change in unrealized gain (loss) on
  available-for-sale securities during
  the year, net of taxes of $1,109,000               --              --               --           (1,811)          (1,811)

Net earnings for the year                            --              --            4,902               --            4,902
                                                -------         -------          -------          -------          -------

Balance December 31, 1999                         3,926           8,822           21,118           (1,616)          32,250

Cash dividends declared, $.80 per share              --              --           (1,579)              --           (1,579)

Issuance of 42,795 shares of stock
  pursuant to dividend reinvestment plan             86           1,340               --               --            1,426

Net change in unrealized gain (loss) on
  available-for-sale securities during
  the year, net of taxes of $615,000                 --              --               --            1,005            1,005

Net earnings for the year                            --              --            5,633               --            5,633
                                                -------         -------          -------          -------          -------

Balance December 31, 2000                       $ 4,012          10,162           25,172             (611)          38,735
                                                =======         =======          =======          =======          =======

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 2000

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                    In Thousands
                                                                     -----------------------------------------
                                                                       2000             1999            1998
                                                                     --------         --------        --------
Cash flows from operating activities:
   Interest received                                                 $ 41,290           34,597          30,226
   Fees received                                                        5,172            3,781           3,214
   Proceeds from sales of loans                                        37,249           42,392          66,623
   Origination of loans held for sale                                 (36,135)         (39,786)        (65,446)
   Interest paid                                                      (21,806)         (17,298)        (15,714)
   Cash paid to suppliers and employees                               (13,090)         (11,960)        (10,134)
   Income taxes paid                                                   (3,616)          (2,601)         (2,459)
                                                                     --------         --------        --------
                  Net cash provided by operating activities             9,064            9,125           6,310
                                                                     --------         --------        --------

Cash flows from investing activities:
   Purchase of available-for-sale securities                           (9,664)         (31,619)        (60,182)
   Proceeds from sales of available-for-sale securities                    --               --           1,507
   Proceeds from maturities of available-for-sale securities            4,578           14,606          42,753
   Purchase of held-to-maturity securities                             (2,293)            (861)         (3,439)
   Proceeds from maturities of held-to-maturity securities              1,981            4,532           7,487
   Loans made to customers, net of repayments                         (75,068)         (63,706)        (56,424)
   Purchase of bank premises and equipment                               (516)          (2,699)         (4,113)
   Proceeds from sales of fixed assets                                     26                1              35
   Proceeds from sales of other real estate                               459              404             262
                                                                     --------         --------        --------
                  Net cash used in investing activities               (80,497)         (79,342)        (72,114)
                                                                     --------         --------        --------

Cash flows from financing activities:
   Net increase in non-interest bearing, savings, NOW
     and money market deposit accounts                                 33,509           21,808          31,307
   Net increase in time deposits                                       62,282           36,879          41,157
   Proceeds from sale of securities under agreements to repurchase      1,167            1,285           2,698
   Advances from Federal Home Loan Bank, net                            1,857               --              --
   Dividends paid                                                      (1,579)          (1,447)         (1,203)
   Dividends paid to minority shareholders                                (87)              --              --
   Proceeds from sale of stock to minority shareholders                    75               --              --
   Proceeds from sale of common stock                                   1,426            1,341           1,065
                                                                     --------         --------        --------
                  Net cash provided by financing activities            98,650           59,866          75,024
                                                                     --------         --------        --------

Net increase (decrease) in cash and cash equivalents                   27,217          (10,351)          9,220

Cash and cash equivalents at beginning of year                         30,649           41,000          31,780
                                                                     --------         --------        --------

Cash and cash equivalents at end of year                             $ 57,866           30,649          41,000
                                                                     ========         ========        ========

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                       THREE YEARS ENDED DECEMBER 31, 2000

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                     In Thousands
                                                                     -----------------------------------------
                                                                       2000             1999            1998
                                                                     --------         --------        --------
Reconciliation of net earnings to net cash
  provided by operating activities:
     Net earnings                                                    $  5,633            4,902           4,504
     Adjustments to reconcile net earnings to net cash
       provided by operating activities:
         Depreciation and amortization                                  1,255            1,265           1,247
         Provision for possible loan losses                             1,417            1,103           1,010
         Provision for deferred taxes                                    (158)            (137)            (78)
         Security gains related to available-for-sale securities           --               --              (8)
         Loss on sales of other real estate                                21                2              57
         Net loss (gain) on sales of fixed assets                          (5)               9             (12)
         FHLB dividend reinvestment                                       (96)             (75)            (66)
         Decrease in loans held for sale                                  540            2,046             211
         Write-off of temporary facilities                                 --               --              15
         Decrease (increase) in refundable income taxes                    26              321            (172)
         Increase (decrease) in taxes payable                             (87)              33              49
         Increase in accrued interest receivable                       (1,040)            (521)           (658)
         Increase in interest payable                                   1,054              159             289
         Increase in other assets                                        (136)            (266)           (395)
         Increase in accrued expenses                                     180               13             186
         Net gains of minority interests of commercial
           bank subsidiaries                                              460              271             131
                                                                     --------         --------        --------
                  Total adjustments                                     3,431            4,223           1,806
                                                                     --------         --------        --------

                  Net cash provided by operating activities          $  9,064            9,125           6,310
                                                                     ========         ========        ========



Supplemental Schedule of Non-Cash Activities:

   Investment securities transferred to held-to-maturity             $     --               --             205
                                                                     ========         ========        ========

   Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $615,000 in 2000, $1,109,000 in 1999,
     and $56,000 in 1998                                             $  1,005           (1,811)             82
                                                                     ========         ========        ========

   Non-cash transfers from loans to other real estate                $    551              403             394
                                                                     ========         ========        ========

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of Wilson Bank Holding Company and Subsidiaries ("the Company") are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The following is a brief summary of the significant policies.

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (D)      LOANS, CONTINUED

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (F)      DEBT AND EQUITY SECURITIES, CONTINUED

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

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

         (L)      ADVERTISING COSTS

                  Advertising costs are expensed when incurred.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

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

         (O)      RECLASSIFICATIONS

                  Certain reclassifications have been made to the 1999 and 1998 figures to conform to the presentation for 2000.

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The classification of loans at December 31, 2000 and 1999 is as follows:


                                                                                            In Thousands
                                                                                   -----------------------------
                                                                                        2000            1999
                                                                                        ----            ----

                 Commercial, financial and agricultural                            $    157,254         121,438
                 Installment                                                             48,198          45,710
                 Real estate - construction                                              31,531          27,184
                 Real estate - mortgage                                                 195,480         164,852
                                                                                   ------------    ------------
                                                                                        432,463         359,184
                 Unearned interest                                                         (174)           (579)
                 Allowance for possible loan losses                                      (4,525)         (3,847)
                                                                                   ------------    ------------
                                                                                   $    427,764         354,758
                                                                                   ============    ============


         The principal maturities on loans at December 31, 2000 are as follows:

                                                                  In Thousands
                               ---------------------------------------------------------------------------------
                                 Commercial,
                                  Financial
                                     and                          Real Estate -     Real Estate-
                                 Agricultural     Installment     Construction        Mortgage          Total
                                 ------------     -----------     ------------        --------          -----
         3 months or less      $      24,427           3,204             17,908          1,948           47,487
         3 to 12 months               56,776           3,654             13,512          4,528           78,470
         1 to 5 years                 45,661          40,009                 95         33,174          118,939
         Over 5 Years                 30,390           1,331                 16        155,830          187,567
                               -------------     -----------      -------------    -----------      -----------

                               $     157,254          48,198             31,531        195,480          432,463
                               =============     ===========      =============    ===========      ===========


         At December 31, 2000, variable rate and fixed rate loans total $180,732,000 and $251,731,000, respectively. At December 31, 1999, variable rate loans were $140,413,000 and fixed rate loans totaled $218,771,000.

         In the normal course of business, the Company's subsidiaries have made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $13,472,000 and $9,433,000 at December 31, 2000 and 1999, respectively. As of December 31, 2000 none of these loans were restructured, nor were any related party loans charged-off during the past three years.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         An analysis of the activity with respect to such loans to related parties is as follows:

                                                                               In Thousands
                                                                       --------------------------
                                                                               December 31,
                                                                       --------------------------
                                                                           2000          1999
                                                                           ----          ----

                Balance, January 1                                     $      9,433         4,657
                New loans during the year                                    12,160        12,025
                Repayments during the year                                   (8,121)       (7,249)
                                                                       ------------  ------------
                Balance, December 31                                   $     13,472         9,433
                                                                       ============  ============


         A director of the Company performs appraisals related to certain loan customers. Fees paid to the director for these services were $278,000 in 2000, $239,000 in 1999 and $273,000 in 1998.

         Loans which had been placed on non-accrual status totaled $100,000 and $84,000 at December 31, 2000 and 1999, respectively. Had interest on these loans been accrued, interest income would have been increased by approximately $17,000 in 2000 and $8,000 in 1999. In 1998, interest income that would have been earned had there been no non-accrual loans totaled approximately $16,000.

         Transactions in the allowance for possible loan losses for the years ended December 31, 2000, 1999 and 1998 are summarized as follows:


                                                                                  In Thousands
                                                                 ---------------------------------------------
                                                                      2000             1999            1998
                                                                      ----             ----            ----
               Balance, beginning of year                        $      3,847            3,244           2,890
               Provision charged to operating expense                   1,417            1,103           1,010
               Loans charged off                                         (873)            (589)           (705)
               Recoveries on losses                                       134               89              49
                                                                 ------------     ------------    ------------

               Balance, end of year                              $      4,525            3,847           3,244
                                                                 ============     ============    ============


         The Company's principal customers are basically in the Middle Tennessee area with a concentration in Wilson County, Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral varies depending upon the purpose of the credit and the borrower's financial condition.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         Impaired loans and related loan loss reserve amounts at December 31, 2000 and 1999 were as follows:

                                                                              In Thousands
                                                                       ------------------------
                                                                              December 31,
                                                                       ------------------------
                                                                           2000            1999
                                                                           ----            ----

               Recorded investment                                     $        100          84
               Loan loss reserve                                       $         48          30

         The average recorded investment in impaired loans for the years ended December 31, 2000 and 1999 was $52,000 and $41,000, respectively. There was no interest income recognized on these loans during 2000 or 1999.

         In 2000, 1999 and 1998, the Company originated and sold loans in the secondary market of $36,135,000, $39,786,000, and $65,446,000, respectively. At December 31, 2000, the wholly-owned subsidiary Bank had not been required to repurchase any of the loans originated by the Bank and sold in the secondary market. The gain on sale of these loans totaled $574,000, $560,000, and $966,000 in 2000, 1999 and 1998,
         respectively.

         Of the loans sold in the secondary market, the recourse to the wholly-owned subsidiary Bank is limited. On loans sold to the Federal Home Loan Mortgage Corporation, the Bank has a recourse obligation for one year from the purchase date. At December 31, 2000, loans sold to the Federal Home Loan Mortgage Corporation with existing recourse totaled $370,000. All other loans sold in the secondary market provide the purchase recourse to the Bank for a period of 90 days from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. At December 31, 2000, total loans sold with recourse to the Bank, including those sold to the Federal Home Loan Mortgage Corporation, aggregated $15,425,000. Management expects no loss to result from these recourse provisions.

(3)      DEBT AND EQUITY SECURITIES

         Debt and equity securities have been classified in the consolidated balance sheet according to management's intent. Debt and equity securities at December 31, 2000 consist of the following:

                                                                    Securities Held-To-Maturity
                                                  ---------------------------------------------------------------
                                                                            In Thousands
                                                  ---------------------------------------------------------------
                                                                        Gross            Gross          Estimated
                                                     Amortized       Unrealized       Unrealized         Market
                                                       Cost             Gains           Losses            Value
                                                  ------------     ------------     ------------     ------------
          Obligations of states and political
            subdivisions                          $     13,966              132               90           14,008
          Mortgage-backed securities                     3,083               13               52            3,044
                                                  ------------     ------------     ------------     ------------

                                                  $     17,049              145              142           17,052
                                                  ============     ============     ============     ============

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(3)      DEBT AND EQUITY SECURITIES, CONTINUED


                                                                      Securities Available-For-Sale
                                                  ---------------------------------------------------------------
                                                                            In Thousands
                                                  ---------------------------------------------------------------
                                                                        Gross            Gross          Estimated
                                                     Amortized       Unrealized       Unrealized         Market
                                                       Cost             Gains           Losses            Value
                                                  ------------     ------------     ------------     ------------
          U.S. Treasury and other U.S.
            Government agencies and
            corporations                          $     72,732               38            1,151           71,619
          Obligations of states and political
            subdivisions                                 1,851               16                2            1,865
          Mortgage-backed securities                       530                5                4              531
                                                  ------------     ------------     ------------     ------------

                                                  $     75,113               59            1,157           74,015
                                                  ============     ============     ============     ============


         The Company's classification of securities at December 31, 1999 is as follows:

                                                                        Securities Held-To-Maturity
                                                  ---------------------------------------------------------------
                                                                            In Thousands
                                                  ---------------------------------------------------------------
                                                                        Gross            Gross          Estimated
                                                     Amortized       Unrealized       Unrealized         Market
                                                       Cost             Gains           Losses            Value
                                                  ------------     ------------     ------------     ------------
          Obligations of states and political
            subdivisions                          $     13,398               59              298           13,159
          Mortgage-backed securities                     3,339               14               37            3,316
                                                  ------------     ------------     ------------     ------------

                                                  $     16,737               73              335           16,475
                                                  ============     ============     ============     ============


                                                                       Securities Available-For-Sale
                                                  ---------------------------------------------------------------
                                                                            In Thousands
                                                  ---------------------------------------------------------------
                                                                        Gross            Gross          Estimated
                                                     Amortized       Unrealized       Unrealized         Market
                                                       Cost             Gains           Losses            Value
                                                  ------------     ------------     ------------     ------------
          U.S. Treasury and other U.S.
            Government agencies and
            corporations                          $     66,859                1            2,882           63,978
          Obligations of states and political
            subdivisions                                 2,232               13                8            2,237
          Mortgage-backed securities                       840                2               14              828
                                                  ------------     ------------     ------------     ------------

                                                  $     69,931               16            2,904           67,043
                                                  ============     ============     ============     ============

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The amortized cost and estimated market value of debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                     In Thousands
                                                                         ----------------------------------
               Securities Held-To-Maturity                                                       Estimated
                                                                            Amortized             Market
                                                                              Cost                 Value
                                                                         ----------------     -------------

               Due in one year or less                                   $         1,105              1,106
               Due after one year through five years                               4,261              4,305
               Due after five years through ten years                              4,495              4,535
               Due after ten years                                                 4,105              4,062
                                                                         ---------------      -------------
                                                                                  13,966             14,008
               Mortgage-backed securities                                          3,083              3,044
                                                                         ---------------      -------------
                                                                         $        17,049             17,052
                                                                         ===============      =============


                                                                                     In Thousands
                                                                         ----------------------------------
               Securities Available-For-Sale                                                     Estimated
                                                                            Amortized             Market
                                                                              Cost                 Value
                                                                         ----------------     -------------

               Due in one year or less                                   $           952                952
               Due after one year through five years                              18,373             18,261
               Due after five years through ten years                             47,666             46,804
               Due after ten years                                                 5,952              5,827
                                                                         ---------------      -------------
                                                                                  72,943             71,844
               Mortgage-backed securities                                            530                531
               Federal Home Loan Bank stock                                        1,552              1,552
               Bankers Bank stock                                                     88                 88
                                                                         ---------------      -------------
                                                                         $        75,113             74,015
                                                                         ===============      =============


         Results from sales of debt and equity securities are as follows:

                                                                               In Thousands
                                                               -------------------------------------------
                                                                   2000            1999            1998
                                                                   ----            ----            ----

               Gross proceeds                                  $         --             --           1,507
                                                               ============   ============       =========

               Gross realized gains                            $         --             --               8
               Gross realized losses                                     --             --              --
                                                               ------------   ------------       ---------

                      Net realized gains                       $         -              --               8
                                                               ============   ============       =========



                            WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The Company periodically applies the stress test to its securities portfolio. To satisfy the stress test a security's estimated market value should not decline more than certain percentages given certain assumed interest rate increases. The Company had no securities that failed to meet the stress test.

         Securities carried in the balance sheet of approximately $70,218,000 (approximate market value of $69,224,000) and $68,886,000 (approximate market value of $64,416,000), were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2000 and 1999, respectively.

         Included in the securities above are $13,033,000 (approximate market value of $14,766,000) and $13,185,000 (approximate market value of $12,898,000) at December 31, 2000 and 1999, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

         Securities that have rates that adjust prior to maturity totaled $3,404,000 (approximate market value of $3,370,000) and $3,650,000
         (approximate market value of $3,627,000) at December 31, 2000 and 1999, respectively.

         Included in the securities portfolio is stock of the Federal Home Loan Bank and Bankers Bank amounting to $1,552,000 and $88,000 at December 31, 2000. At December 31, 1999 the Federal Home Loan Bank stock amounted to $1,155,000. The stock can be sold back at par and only to the Federal Home Loan Bank or to another member institution or to Bankers Bank, respectively.

(4)      PREMISES AND EQUIPMENT

         The detail of premises and equipment at December 31, 2000 and 1999 is as follows:

                                                                                        In Thousands
                                                                                ------------------------------
                                                                                     2000           1999
                                                                                     ----           ----

                 Land                                                           $      3,400           3,398
                 Buildings                                                            11,232          11,194
                 Leasehold improvements                                                  137             137
                 Furniture and equipment                                               7,687           7,293
                 Automobiles                                                             122             106
                                                                                ------------    ------------
                                                                                      22,578          22,128
                 Less accumulated depreciation                                        (7,079)         (5,869)
                                                                                ------------    ------------
                                                                                $     15,499          16,259
                                                                                ============    ============


         Building additions during 1999 include payments of $1,059,000 to a construction company owned by a director of the Company.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(5)      DEPOSITS

         Deposits at December 31, 2000 and 1999 are summarized as follows:

                                                                                        In Thousands
                                                                                ----------------------------
                                                                                     2000           1999
                                                                                     ----           ----

                 Demand deposits                                                $     53,176          44,431
                 Savings accounts                                                     27,787          21,610
                 Negotiable order of withdrawal accounts                              37,894          26,346
                 Money market demand accounts                                        106,495          99,456
                 Certificates of deposit $100,000 or greater                         107,190          85,415
                 Other certificates of deposit                                       187,445         149,760
                 Individual retirement accounts $100,000 or greater                    4,641           5,207
                 Other individual retirement accounts                                 18,955          15,567
                                                                                ------------    ------------
                                                                                $    543,583         447,792
                                                                                ============    ============


         Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2000 are as follows:


                                                                           In Thousands
                                                     -------------------------------------------------------
                                                      Single Deposits      Single Deposits
                    Maturity                           Under $100,000       Over $100,000           Total
                    --------                         ---------------     -----------------     -------------
               3 months or less                      $        34,138                33,772            67,910
               3 to 6 months                                  47,153                27,724            74,877
               6 to 12 months                                 92,111                36,914           129,025
               1 to 5 years                                   32,998                13,421            46,419
                                                     ---------------     -----------------     -------------
                                                     $       206,400               111,831           318,231
                                                     ===============     =================     =============


         The subsidiary banks are required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2000 and 1999 were approximately $3,624,000 and $2,834,000, respectively.

(6)      SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         The maximum amounts of outstanding repurchase agreements at any month end during 2000 and 1999 was $11,804,000 and $11,568,000, respectively.
         The average daily balance outstanding during 2000, 1999 and 1998 was $7,791,000, $9,374,000, and $8,503,000, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(7)      ADVANCES FROM FEDERAL HOME LOAN BANK

         The advances from the Federal Home Loan Bank at December 31, 2000 and 1999 consist of the following:


                                                                                               In Thousands
                                                                                      ----------------------------
                                                                                               December 31,
                                                                                      ------------    ------------
               Interest Rate                                                               2000            1999
               -------------                                                               ----            ----
                 6.90%                                                                $        436              --
                 7.25%                                                                       1,421              --
                                                                                      ------------    ------------
                                                                                      $      1,857              --
                                                                                      ============    ============


         Advances from the Federal Home Loan Bank are to mature as follows at December 31, 2000:

                        Year Ending                                                   In Thousands
                        December 31,                                                     Amount
                        ------------                                                ---------------
                            2010                                                    $         1,857
                                                                                    ===============


         These advances are collateralized by approximately $2,523,000 of the Company's mortgage loan portfolio.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(8)      NON-INTEREST INCOME AND NON-INTEREST EXPENSE

         The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:


                                                                                       In Thousands
                                                                       ----------------------------------------------
                                                                           2000            1999            1998
                                                                       ------------   ------------    ------------
               Non-interest income:
                 Service charges on deposits                           $      3,088          2,105           1,720
                 Other fees                                                   2,084          1,675           1,493
                 Gains on sales of loans                                        574            560             966
                 Security gains                                                  --             --               8
                 Gains on sales of fixed assets                                   5              1              12
                 Other income                                                     1              9               1
                                                                       ------------   ------------    ------------
                                                                       $      5,752          4,350           4,200
                                                                       ============   ============    ============
               Non-interest expense:
                 Employee salaries and benefits                        $      7,461          6,466           5,605
                 Employee benefit plan                                          461            404             334
                 Occupancy expenses                                             925            917             775
                 Furniture and equipment expenses                             1,166          1,115           1,039
                 Loss on sales of fixed assets                                   --             10              --
                 Loss on sales of other real estate                              21              2              57
                 FDIC insurance                                                  91             46              39
                 Directors' fees                                                567            560             475
                 Other operating expenses                                     3,719          3,474           2,921
                 Minority interest in net income of
                    subsidiaries                                                460            271             131
                                                                       ------------   ------------    ------------
                                                                       $     14,871         13,265          11,376
                                                                       ============   ============    ============

(9)      INCOME TAXES

         The components of the net deferred tax asset are as follows:


                                                                                               In Thousands
                                                                                      ----------------------------
                                                                                           2000            1999
                                                                                      ------------    ------------
               Deferred tax asset:
                 Federal                                                              $      1,659           2,070
                 State                                                                         312             389
                                                                                      ------------    ------------
                                                                                             1,971           2,459
                                                                                      ------------    ------------
               Deferred tax liability:
                 Federal                                                                      (350)           (322)
                 State                                                                         (66)            (60)
                                                                                      ------------    ------------
                                                                                              (416)           (382)
                                                                                      ------------    ------------

                                                                                      $      1,555           2,077
                                                                                      ============    ============

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(9)      INCOME TAXES, CONTINUED

         The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                                                               In Thousands
                                                                                      -----------------------------
                                                                                           2000            1999
                                                                                      -------------   -------------
             Financial statement allowance for loan losses
               in excess of tax allowance                                             $       1,495           1,301

             Excess of depreciation deducted for tax purposes
               over the amounts deducted in the financial statements                           (248)           (261)

             Financial statement deduction for deferred compensation
               in excess of deduction for tax purposes                                           51              38

             Financial statement deduction for preopening expenses and
               organizational costs in excess of the amounts deducted
               for tax purposes                                                                   8              22

             Financial statement income on FHLB stock dividends
               not recognized for tax purposes                                                 (168)           (121)

             Unrealized loss on securities available-for-sale                                   417           1,098
                                                                                      -------------   -------------

                                                                                      $       1,555           2,077
                                                                                      =============   =============


         The components of income tax expense (benefit) are summarized as follows:

                                                                                     In Thousands
                                                                   -------------------------------------------------
                                                                       Federal           State           Total
                                                                   -------------    -------------    -----------
             2000
               Current                                             $       2,959              596          3,555
               Deferred                                                     (133)             (25)          (158)
                                                                   -------------    -------------    -----------
                    Total                                          $       2,826              571          3,397
                                                                   =============    =============    ===========

             1999
               Current                                             $       2,448              505          2,953
               Deferred                                                     (115)             (22)          (137)
                                                                   -------------    -------------    -----------
                    Total                                          $       2,333              483          2,816
                                                                   =============    =============    ===========

             1998
               Current                                             $       1,913              422          2,335
               Deferred                                                      (72)              (6)           (78)
                                                                   -------------    -------------    -----------
                    Total                                          $       1,841              416          2,257
                                                                   =============    =============    ===========

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(9)      INCOME TAXES, CONTINUED

         A reconciliation of actual income tax expense of $3,397,000, $2,816,000 and $2,257,000 for the years ended December 31, 2000, 1999 and 1998, respectively, to the "expected" tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:


                                                                                        In Thousands
                                                                          -----------------------------------------
                                                                              2000          1999          1998
                                                                          ----------    ----------    ----------
          Computed "expected" tax expense                                 $    3,070         2,624         2,299
          State income taxes, net of Federal income tax benefit                  377           319           276
          Tax exempt interest, net of interest expense exclusion                (226)         (239)         (315)
          Tax expense related to minority interest income in
            subsidiaries                                                         157            92            45
          Tax benefits of net operating losses of 50% owned
            bank subsidiaries not previously recognized                           --            --           (46)
          Other                                                                   19            20            (2)
                                                                          ----------    ----------    ----------
                                                                          $    3,397         2,816         2,257
                                                                          ==========    ==========    ==========


         Total income tax expense for 1998 includes income tax expense of $3,000 related to the gain on sale of securities. There were no sales of securities in 1999 or 2000.

(10)     COMMITMENTS AND CONTINGENT LIABILITIES

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

         The subsidiary banks lease land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

               Years Ending December 31,                                    In Thousands
               -------------------------                                    ------------
                          2001                                              $         48
                          2002                                                        48
                          2003                                                        36
                          2004                                                        24
                          2005                                                        10
                                                                            ------------
                                                                            $        166
                                                                            ============

         Total rent expense amounted to $58,000, $74,000 and $85,000, respectively, during the years ended December 31, 2000, 1999 and 1998.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(11)     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

                                                                           In Thousands
                                                                 -------------------------------
                                                                           Contract or
                                                                         Notional Amount
                                                                 -------------------------------
                                                                       2000             1999
                                                                       ----             ----
             Financial instruments whose contract
               amounts represent credit risk:
                  Commercial loan commitments                    $      56,478            40,504
                  Unfunded lines-of-credit                              16,612            13,226
                  Letters of credit                                      8,019             2,627
                                                                 -------------     -------------

                      Total                                      $      81,109            56,357
                                                                 =============     =============


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

(12)     CONCENTRATION OF CREDIT RISK

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

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(12)     CONCENTRATION OF CREDIT RISK, CONTINUED

         At December 31, 2000, the Company's cash and due from banks included commercial bank deposit accounts aggregating $142,000 in excess of the Federal Deposit Insurance Corporation limit of $100,000 per institution.

         In addition, Federal funds sold were deposited with six banks.

(13)     EMPLOYEE BENEFIT PLAN

         The Company has in effect a 401(k) plan which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the plan provide for both employee and employer contributions. For the years ended December 31, 2000, 1999 and 1998, the subsidiary banks contributed $461,000, $404,000 and $334,000, respectively, to this plan.

(14)     DIVIDEND REINVESTMENT PLAN

         Under the terms of the Company's dividend reinvestment plan holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 42,795 in 2000, 32,363 in 1999 and 31,314 in 1998 were sold to participants under the terms of the plan.

(15)     REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS

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

         The Company and its subsidiary banks are required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 2000, the Company and its bank subsidiaries are required to have minimum Tier I and total risk-based capital ratios of 4% and 8%, respectively. The Company's actual ratios at that date were 10.48% and 11.57%, respectively, compared to ratios of 10.87% and 11.99%, respectively, at December 31, 1999. The leverage ratio at December 31, 2000 was 7.32%, compared to 7.67% at December 31, 1999. The minimum requirement was 4%. At December 31, 2000, management believes that the Company and all of its subsidiaries meet all capital requirements to which they are subject.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(15)     REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS, CONTINUED

         As of December 31, 2000, the most recent notification from the banking regulators categorized the Company and its subsidiaries as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Company's category.

(16)     DEFERRED COMPENSATION PLAN

         The Company's wholly-owned subsidiary bank provides its executive officers a deferred compensation plan, which also provides for death and disability benefits. The plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were five employees participating in the plan at December 31, 2000.

         The plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65. This benefit can be reduced if the wholly-owned subsidiary bank's average return on assets falls below 1%. The plan also provides benefits in the event the executive should die or become disabled prior to reaching retirement. The wholly-owned subsidiary bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of the wholly-owned subsidiary bank and are payable to the Bank. At December 31, 2000 and 1999, the deferred compensation liability totaled $135,000 and $100,000, respectively, the cash surrender value of life insurance was $468,000 and $364,000, respectively, and the face amount of the insurance policies in force approximated $2,280,000 in 2000 and 1999. The deferred compensation plan is not qualified under Section 401 of the Internal Revenue Code.

(17)     STOCK OPTION PLAN

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

                        DECEMBER 31, 2000, 1999 AND 1998


(17)     STOCK OPTION PLAN, CONTINUED

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

                                                                                   In Thousands
                                                                             Except Per Share Amounts
                                                             ------------------------------------------------------
                                                                   2000                1999               1998
                                                                   ----                ----               ----
           Net earnings                   As Reported        $   5,633                 4,902              4,504
                                          Proforma           $   5,610                 4,902              4,504

           Basic earnings per             As Reported        $    2.83                  2.52               2.37
               common share               Proforma           $    2.82                  2.52               2.37

           Diluted earnings per           As Reported        $    2.83                  2.52               2.37
               common share               Proforma           $    2.82                  2.52               2.37

         A summary of the stock option activity for 2000, 1999, and 1998 is as follows:

                                                  2000                          1999                          1998
                                        -----------------------      ------------------------       -------------------------
                                                      Weighted                       Weighted                      Weighted
                                                       Average                       Average                       Average
                                                      Exercise                       Exercise                      Exercise
                                          Shares        Price          Shares          Price          Shares         Price
                                        ----------   ----------      -----------   ----------       ----------   ------------
         Outstanding at
           beginning of year                48,311   $    30.56              --            --               --             --
         Granted                             2,500        32.00          48,311         30.56               --             --
         Exercised                              --           --              --            --               --             --
         Forfeited                          (3,330)      (30.56)             --            --               --             --
                                        ----------   ----------      -----------   ----------       ----------   ------------
         Outstanding at end of
           year                             47,481   $    30.64          48,311         30.56               --             --
                                        ==========   ==========      ==========    ==========       ==========   ============

         Options exercisable at
           year end                          4,498                           --                             --
                                        ==========                   ===========                    ==========

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(17)     STOCK OPTION PLAN, CONTINUED

         The following table summarizes information about fixed stock options outstanding at December 31, 2000:

                                            Options Outstanding                     Options Exercisable
                                --------------------------------------------     --------------------------
                                                                  Weighted
                                                  Weighted         Average                         Weighted
                Range of           Number          Average        Remaining         Number         Average
                Exercise        Outstanding       Exercise       Contractual     Exercisable       Exercise
                 Prices         at 12/31/00         Price           Life         at 12/31/00        Price
                --------        -----------       --------       -----------     -----------       --------
                $ 30.56 -
                $ 32.00            47,481         $  30.64         9 years          4,498          $ 30.56


(18)     EARNINGS PER SHARE

         Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share" establishes uniform standards for computing and presenting earnings per share. The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. For the Company the computation of diluted earnings per share begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options.

         The following is a summary of the components comprising basic and diluted earnings per share (EPS):


                                                                              In Thousands (except share data)
                                                                   -----------------------------------------------------
                                                                         2000               1999               1998
                                                                         ----               ----               ----
               Basic EPS Computation:
                 Numerator - Earnings available to
                    common stockholders                            $         5,633              4,902              4,504
                                                                   ---------------    ---------------    ---------------
                 Denominator - Weighted average number
                    of common shares outstanding                         1,992,149          1,947,404          1,904,233
                                                                   ---------------    ---------------    ---------------
                          Basic earnings per common share          $          2.83               2.52               2.37
                                                                   ===============    ===============    ===============

               Diluted EPS Computation:
                 Numerator - Earnings available to
                    common stockholders                            $         5,633              4,902              4,504
                                                                   ---------------    ---------------    ---------------
                 Denominator:
                    Weighted average number of common
                      shares outstanding                                 1,992,149          1,947,404          1,904,233
                    Dilutive effect of stock options                           380                 --                 --
                                                                   ---------------    ---------------    ---------------
                                                                         1,992,529          1,947,404          1,904,233
                                                                   ---------------    ---------------    ---------------
                           Diluted earnings per common
                            share                                  $          2.83               2.52               2.37
                                                                   ===============    ===============    ===============

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION


                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                                 BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999


                                                                                           In Thousands
                                                                                           ------------
                                                                                      2000               1999
                                                                                      ----               ----
                                        ASSETS
         Cash                                                                   $            27*                77*
         Investment in wholly-owned commercial bank subsidiary                           34,378*            28,393*
         Investment in 50% owned commercial bank subsidiaries                             4,221*             3,668*
         Refundable income taxes                                                            109                112
                                                                                ---------------    ---------------

              Total assets                                                      $        38,735             32,250
                                                                                ===============    ===============

                         LIABILITIES AND STOCKHOLDERS' EQUITY

         Stockholders' equity:
           Common stock, par value $2.00 per share, authorized
              5,000,000 shares, issued and outstanding 2,005,958
              and 1,963,163 shares, respectively                                $         4,012              3,926
           Additional paid-in capital                                                    10,162              8,822
           Retained earnings                                                             25,172             21,118
           Unrealized losses on available-for-sale securities, net of
              income tax benefits of $373,000 and $988,000, respectively                   (611)            (1,616)
                                                                                ---------------    ---------------
                  Total stockholders' equity                                             38,735             32,250
                                                                                ---------------    ---------------

                  Total liabilities and stockholders' equity                    $        38,735             32,250
                                                                                ===============    ===============

         *Eliminated in consolidation.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION


                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                STATEMENTS OF EARNINGS AND COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2000


                                                                  ------------------------------------------------
                                                                                     In Thousands
                                                                  ------------------------------------------------
                                                                       2000              1999             1998
                                                                       ----              ----             ----
         Expenses:
           Directors fees                                         $          272              267               198
           Other                                                              15               27                15
                                                                  --------------   --------------    --------------

              Loss before Federal income tax benefits
                and equity in undistributed earnings of
                commercial bank subsidiaries                                (287)            (294)             (213)

         Federal income tax benefits                                         109              112                81
                                                                  --------------   --------------    --------------
                                                                            (178)            (182)             (132)

         Equity in undistributed earnings of commercial
           bank subsidiaries                                               5,811*           5,084*            4,636*
                                                                  --------------   --------------    --------------

              Net earnings                                                 5,633            4,902             4,504
                                                                  --------------   --------------    --------------

         Other comprehensive earnings (loss), net of tax:
           Unrealized gains (losses) on available-for-sale
              securities arising during period, net of taxes
              of $615,000, $1,109,000 and $53,000,
              respectively                                                 1,005           (1,811)               87
         Less:  reclassification adjustment for gains included
           in net earnings, net of tax expense of $3,000                      --               --                (5)
                                                                  --------------   --------------    --------------
                      Other comprehensive earnings (loss)                  1,005           (1,811)               82
                                                                  --------------   --------------    --------------

                      Comprehensive earnings                      $        6,638            3,091             4,586
                                                                  ==============   ==============    ==============

         *Eliminated in consolidation.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 2000


                                                                              In Thousands
                                                    --------------------------------------------------------------------
                                                                                               Net Unrealized
                                                                  Additional                   Gain (Loss) On
                                                    Common         Paid-In        Retained      Available-For-
                                                     Stock         Capital        Earnings     Sale  Securities    Total
                                                    ------         -------        --------     ----------------    -----
Balance December 31, 1997                           $2,815          7,527          14,362            113          24,817
Cash dividends declared, $.64 per share                 --             --          (1,203)            --          (1,203)
Issuance of 31,314 shares of stock pursuant
   to dividend reinvestment plan                        62          1,003              --             --           1,065
Net change in unrealized gain (loss) on
   available-for-sale securities during the
   year, net of taxes of $56,000                        --             --              --             82              82
Net earnings for the year                               --             --           4,504             --           4,504
                                                    ------         ------         -------           ----         -------
Balance December 31, 1998                            2,877          8,530          17,663            195          29,265
Cash dividends declared, $.75 per share                 --             --          (1,447)            --          (1,447)
Issuance of 32,363 shares of stock pursuant
   to dividend reinvestment plan                        65          1,216              --             --           1,281
Issuance of 2,000 shares of stock                        4             56              --             --              60
Issuance of 490,019 shares of stock pursuant
   to a 4 for 3 stock split                            980           (980)             --             --              --
Net change in unrealized gain (loss) on
   available-for-sale securities during the
   year, net of taxes of $1,109,000                     --             --              --         (1,811)         (1,811)
Net earnings for the year                               --             --           4,902             --           4,902
                                                    ------         ------         -------           ----         -------
Balance December 31, 1999                            3,926          8,822          21,118         (1,616)         32,250
Cash dividends declared, $.80 per share                 --             --          (1,579)            --          (1,579)
Issuance of 42,795 shares of stock pursuant
   to dividend reinvestment plan                        86          1,340              --             --           1,426
Net change in unrealized gain (loss) on
   available-for-sale securities during the
   year, net of taxes of $615,000                       --             --              --          1,005           1,005
Net earnings for the year                               --             --           5,633             --           5,633
                                                    ------         ------         -------           ----         -------
Balance December 31, 2000                           $4,012         10,162          25,172           (611)         38,735
                                                    ======        =======         =======         ======         =======

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 2000

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                    In Thousands
                                                                    --------------------------------------------
                                                                         2000             1999            1998
                                                                         ----             ----            ----
         Cash flows from operating activities:
           Cash paid to suppliers and other                         $        (287)            (294)         (213)
           Tax benefits received                                              112               81            80
                                                                    -------------    -------------   -----------
                    Net cash used in operating activities                    (175)            (213)         (133)
                                                                    -------------    -------------   -----------

         Cash flows from investing activities:
           Dividends received from commercial bank
              subsidiaries                                                    351              395           256
           Dividends reinvested in commercial bank
              subsidiaries                                                    (73)              --            --
                                                                    -------------    -------------   -----------
                    Net cash provided by investing activities                 278              395           256
                                                                    -------------    -------------   -----------

         Cash flows from financing activities:
           Dividends paid                                                  (1,579)          (1,447)       (1,203)
           Proceeds from sale of stock                                      1,426            1,341         1,065
                                                                    -------------    -------------   -----------
                  Net cash used in financing activities                      (153)            (106)         (138)
                                                                    -------------    -------------   -----------

                  Net increase (decrease) in cash and cash
                    equivalents                                               (50)              76           (15)

         Cash and cash equivalents at beginning of period                      77                1            16
                                                                    -------------    -------------   -----------

         Cash and cash equivalents at end of year                   $          27               77             1
                                                                    =============    =============   ===========

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED


                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                       STATEMENTS OF CASH FLOWS, CONTINUED

                       THREE YEARS ENDED DECEMBER 31, 2000

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                      In Thousands
                                                                    -----------------------------------------------
                                                                         2000             1999            1998
                                                                         ----             ----            ----
         Reconciliation of net earnings to net cash used in
           operating activities:
              Net earnings                                          $       5,633            4,902           4,504

         Adjustments to reconcile net earnings to net cash
           used in operating activities:
              Equity in earnings of commercial bank
                subsidiaries                                               (5,811)          (5,084)         (4,636)
              Decrease (increase) in refundable income taxes                    3              (31)             (1)
                                                                    -------------    -------------   -------------
                Total adjustments                                          (5,808)          (5,115)         (4,637)
                                                                    -------------    -------------   -------------

                Net cash used in operating activities               $        (175)            (213)           (133)
                                                                    =============    =============   =============

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(20)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(20)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

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

                 Advances from Federal Home Loan Bank

                           The fair value of the advances from the Federal Home Loan Bank are estimated by discounting the future cash outflows using the current market rates.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(20)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

                  Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

                           Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods up to three years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 2000 are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

                           The carrying value and estimated fair values of the Company's financial instruments at December 31, 2000 and 1999 are as follows:

                                                                     In Thousands
                                           ---------------------------------------------------------------------
                                                      2000                                   1999
                                           ---------------------------------------------------------------------
                                           Carrying                                Carrying
                                            Amount             Fair Value           Amount           Fair Value
                                           -------             ----------          --------          ----------

Financial assets:
  Cash and short-term
     investments                           $ 57,866             57,866             30,649             30,649
  Securities                                 91,064             91,067             83,780             83,518
  Loans                                     432,289                               358,605
  Less:  allowance for possible
     loan losses                              4,525                                 3,847
                                           --------                               -------
  Loans, net of allowance                   427,764            424,107            354,758            351,453
                                           --------                               -------
  Loans held for sale                         1,295              1,295              1,835              1,835
                                           --------                               -------
Financial liabilities:
  Deposits                                  543,583            545,545            447,792            448,401
  Securities sold
     under repurchase
     agreements                               9,710              9,710              8,543              8,543
  Advances from Federal Home
     Loan Bank                                1,857              1,895                 --                 --

Unrecognized financial
  instruments:
     Commitments to
       extend credit                             --                 --                 --                 --
     Standby letters of credit                   --                 --                 --                 --

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998



(20)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

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