Form 10-K, Exhibit 13
period 2001-12-31
WILSON BANK HOLDING CO
filed 2002-03-29
CIK 885275

                                                                    EXHIBIT 13.1

                           Wilson Bank Holding Company
                         Common Stock Market Information

The number of stockholders of record at December 31, 2001 was 1,389. Based solely on information made available to the Company from limited number of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company's stock during the years 2001 and 2000.

                                  Stock Prices

                 2000                   High               Low
             First Quarter            $33.00            $32.00
            Second Quarter             34.00             33.00
             Third Quarter             34.75             34.00
            Fourth Quarter             35.50             34.75

                 2001                   High               Low
             First Quarter            $36.25            $35.50
            Second Quarter             37.00             36.25
             Third Quarter             38.00             37.00
            Fourth Quarter             38.75             38.00

------------------

         On January 1, 2001, a $.45 per share cash dividend was declared and on July 1, 2001 a $.50 per share cash dividend was declared and paid to shareholders of record as of those dates. On January 1, 2000, a $.40 per share cash dividend was declared and on July 1, 2000 a $.40 per share cash dividend was declared and paid to shareholders of record as of those dates. Future dividends will be dependent on the Company's profitability, its capital needs, overall financial condition, economic and regulatory consideration.

          WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

                                                      IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                                                  AS OF DECEMBER 31,
                                            ------------------------------------------------------------
                                              2001          2000         1999         1998         1997
                                            --------      -------      -------      -------      -------
CONSOLIDATED
BALANCE SHEETS:
Total assets end of year                    $667,804      602,218      495,218      431,975      351,709
Loans, net                                  $489,277      427,764      354,758      292,686      237,666
Securities                                   $98,561       91,064       83,780       73,588       61,497
Deposits                                    $602,576      543,583      447,792      389,105      316,641
Stockholders' equity                         $45,971       38,735       32,250       29,265       24,817

                                                                Years Ended December 31
                                             -----------------------------------------------------------
                                               2001         2000         1999         1998         1997
                                             -------       ------       ------       ------       ------
CONSOLIDATED STATEMENTS
OF EARNINGS:
Interest income                              $47,883       42,426       35,193       30,950       25,141
Interest expense                              25,633       22,860       17,457       16,003       12,675
                                             -------       ------       ------       ------       ------
       Net interest income                    22,250       19,566       17,736       14,947       12,466

Provision for possible loan losses             1,976        1,417        1,103        1,010          828
                                             -------       ------       ------       ------       ------
Net interest income after provision for
   possible loan losses                       20,274       18,149       16,633       13,937       11,638
Non-interest income                            7,732        5,752        4,350        4,200        3,410
Non-interest expense                          17,314       14,871       13,265       11,376        9,618
                                             -------       ------       ------       ------       ------

Earnings before income taxes                  10,692        9,030        7,718        6,761        5,430

Income taxes                                   4,041        3,397        2,816        2,257        1,766
                                             -------       ------       ------       ------       ------

Net earnings                                 $ 6,651        5,633        4,902        4,504        3,664
                                             =======       ======       ======       ======       ======
Minority interest in net earnings of
   subsidiaries                                $ 587          460          271          131           20
                                             =======       ======       ======       ======       ======

Cash dividends declared                      $ 1,920        1,579        1,447        1,203        1,039
                                             =======       ======       ======       ======       ======

PER SHARE DATA: (1)
Basic earnings per common share               $ 3.26         2.83         2.52         2.37         1.97
Diluted earnings per common share             $ 3.26         2.83         2.52         2.37         1.97
Cash dividends                                $ 0.95         0.80         0.75         0.64         0.56
Book value                                   $ 22.38        19.31        16.43        15.26        13.22

RATIOS:
Return on average stockholders'
   equity                                      15.70%       16.39%       16.04%       16.72%       16.02%
Return on average assets (2)                    1.14%        1.14%        1.12%        1.18%        1.17%
Capital to assets (3)                           7.61%        7.13%        7.25%        7.61%        8.04%
Dividends declared per share as percentage
   of basic earnings per share                 29.14%       28.27%       29.76%       27.00%       28.43%

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

                           WILSON BANK HOLDING COMPANY
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

         This report includes certain forward-looking statements (any statement other than those made solely with respect to historical fact) based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "intend," "should," "may," "could," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Wilson Bank Holding Company (the "Company") to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, (i) increased competition with other financial institutions, (ii) lack of sustained growth in the economy in the Company's market area, (iii) rapid fluctuations in interest rates, (iv) significant downturns in the businesses of one or more large customers, (v) changes in the legislative and regulatory environment, (vi) inadequate allowance for loan losses, and (vii) loss of key personnel. Many of such factors are beyond the Company's ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements contained in this discussion, whether as a result of new information, future events or otherwise.

         The Company is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust, a state bank headquartered in Lebanon, Tennessee. The Company was formed in 1992.

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

         The Company's three subsidiary banks are community banks headquartered in Lebanon, Smithville and Carthage, Tennessee, respectively, serving Wilson County, DeKalb County, Smith County, Trousdale County, and the eastern part of Davidson County, Tennessee as their primary market areas. The subsidiary banks have thirteen locations including their three main offices. Davidson, DeKalb, Smith and Trousdale Counties adjoin Wilson County. Management believes that these counties offer an environment for continued growth, and the Company's target market is local consumers, professionals and small businesses. The banks offer a wide range of banking services, including checking, savings, and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers custodial and trust services and an investment center which offers a full line of investment services to its customers.

         The following discussion and analysis is designed to assist readers in their analysis of the Company's consolidated financial statements and must be read in conjunction with such consolidated financial statements.

RESULTS OF OPERATIONS

         Net earnings for the year ended December 31, 2001 were $6,651,000, an increase of $1,018,000, or 18.1%, over 2000. Net earnings for the year ended December 31, 2000 were $5,633,000, an increase of $731,000, or 14.9%, over 1999.
On a per share basis, net income equaled $3.26 in 2001, compared with $2.83 in 2000 and $2.52 in 1999.

NET INTEREST INCOME

         Net interest income represents the amount by which interest earned on various earning assets exceeds

                           WILSON BANK HOLDING COMPANY
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

interest paid on deposits and other interest- bearing liabilities and is the most significant component of the Company's earnings. Total interest income in 2001 was $47,883,000 compared with $42,426,000 in 2000 and $35,193,000 in
1999. The increase in total interest income in 2001 was primarily due to a $103.0 million or 20.6% increase in average earning assets over 2000. Average earning assets increased $68.4 million from December 31, 1999 to December 31, 2000. The average interest rate earned on earning assets was 8.03% in 2001 compared with 8.59% in 2000 and 8.27% in 1999.

         Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on nonaccrual loans totaled $12,000 in 2001, compared with $17,000 in 2000 and $8,000 in 1999.

         Total interest expense for 2001 was $25,633,000, an increase of $2,773,000, or 12.1%, compared to total interest expense of $22,860,000 in 2000. The increase in total interest expense was due to an increase in average interest bearing deposits of approximately $86,205,000, offset by a decrease in the weighted average cost of funds from 4.67% to 4.39%. Interest expense increased from $17,457,000 in 1999 to $22,860,000 in 2000 or an increase of $5,403,000 or 31.0%. The increase in 2000 was due to a $59,546,000 increase in average interest bearing deposits and an increase in the weighted average cost of funds from 4.11% to 4.67%.

         Net interest income for 2001 totaled $22,250,000 as compared to $19,566,000 and $17,736,000 in 2000 and 1999, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), decreased to 3.64% from 3.92% in 2000. The net interest spread was 4.16% in 1999. The net interest yield, which is net interest income expressed as a percentage of average earning assets, decreased to 3.77% for 2001 compared to 4.01% in 2000 and 4.22% in 1999. Interest rates decreased in 2001 as a result of the Federal Reserve Bank's decision to lower the discount rate to stimulate the economy. The Company believes that interest rates will stabilize in 2002. The Company is in a position to reprice its liabilities faster than the assets are repricing. However, due to the very low interest rate environment, the Company may have to pay more for deposits to compete with the customers' other investment opportunities. Management also believes that growth in 2002 will approximate the growth experienced in 2001. A significant increase in interest rates could have an adverse impact on net interest yields and earnings.

PROVISION FOR POSSIBLE LOAN LOSSES

         The provision for loan losses represents a charge to earnings necessary to establish an allowance for possible loan losses that, in management's evaluation, should be adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2001 provision for loan losses was $1,976,000, an increase of $559,000 from the provision of $1,417,000 in 2000. The increase in the provision was primarily a result of increases in loans and general economic conditions. The provision for loan losses was $1,103,000 in 1999. Net charge-offs increased to $1,012,000 in 2001 from $739,000 in 2000. Net charge-offs in 1999 totaled $500,000. The ratio of net charge-offs to average total outstanding loans in 2001 was .22% and in 2000 was .19% and in 1999 was .15%. The provision for loan losses in 2001 exceeded net charge-offs by $964,000 compared to $678,000 in 2000 and $603,000 in 1999. Charge-offs increased due to the general economic conditions.

         The provision for loan losses raised the allowance for possible loan losses (net of charge-offs and recoveries) to $5,489,000 at December 31, 2001 from $4,525,000 and $3,847,000 at December 31, 2000 and 1999, respectively. This represents a 21.3% increase in the allowance at December 31, 2001 over December 31, 2000 as compared to a 14.4% increase in total loans. The allowance for possible loan losses was 1.11% of total loans outstanding at December 31, 2001 compared to 1.05% at December 31, 2000 and 1.07% at December 31, 1999. Additionally, as a percentage of nonperforming loans at year end 2001, 2000 and 1999, the allowance for possible loan losses represented 725%, 1,160% and 760%, respectively.

         The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. Management believes the allowance for possible loan losses at December 31, 2001 to be adequate.

                           WILSON BANK HOLDING COMPANY
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

NON-INTEREST INCOME

         The components of the Company's non-interest income include service charges on deposit accounts, other fees, gains on sales of loans, gains on sales of fixed assets and other income. Total non-interest income for 2001 was $7,732,000 compared with $5,752,000 in 2000 and $4,350,000 in 1999. The 34.4%
increase over 2000 was primarily due to increases in the volume of service charges on deposit accounts (which increased $775,000), other fees (which increased $736,000) and gains on sales of loans (which increased $466,000). Management intends to continue to aggressively market the services of the trust department; however, trust income is not expected to have a material impact on earnings in the immediate future. The Company has entered into a commission participation arrangement with a local insurance agency to sell insurance products. Management does not anticipate that this arrangement will materially impact 2002 non-interest income.

NON-INTEREST EXPENSES

         Non-interest expenses consist primarily of employee costs, occupancy expenses, furniture and equipment expenses, loss on sales of other real estate, FDIC insurance, Directors' fees and other operating expenses. Total non-interest expenses for 2001 increased 16.4% to $17,314,000 from $14,871,000 in 2000. The
2000 non-interest expense was up 12.1% over non-interest expense in 1999 which totaled $13,265,000. The increases in non-interest expenses in 2001 resulted primarily from increases in employee salaries and related benefits. This increase was principally due to an increase in the number of employees necessary to support the Company's expanded operations. Other operating expenses increased to $4,790,000 in 2001 from $3,719,000 in 2000. These expenses included data processing, supplies and general operating expenses, which increased as a result of continued growth of the Company.

INCOME TAXES

         The Company's income tax expense was $4,041,000 for 2001 an increase of $744,000 from $3,397,000 from 2000. The percentage of income tax expense to earnings before taxes increased to 37.8% in 2001 from 37.6% in 2000. The percentage was 36.5% in 1999. The percentage for 2001 as compared to 2000 increased primarily as a result of a decrease in the percentage of interest income exempt from Federal income taxes to earnings before taxes from 9.2% in 2000 to 7.9% in 2001. The increase from 1999 to 2000 is also due to a decrease in the percentage of interest income exempt from Federal income taxes from 10.8% in 1999 to 9.2% in 2000. Management continues to evaluate the increases in the effective income tax rate and believes that the after tax yields on taxable securities are generally higher than the yields presently available on non-taxable securities.

FINANCIAL CONDITION

         BALANCE SHEET SUMMARY. The Company's total assets increased $65,586,000 or 10.9% to $667,804,000 at December 31, 2001, after increasing 21.6% in 2000 to
$602,218,000 at December 31, 2000. Loans, net of allowance for possible loan losses, totaled $489,277,000 at December 31, 2001, a 14.4% increase compared to December 31, 2000. Investment securities increased in 2001, primarily as a result of increased deposits. At year end 2001 securities totaled $98,561,000, an increase of 8.2% from $91,064,000 at December 31, 2000. The increase in securities in 2001 includes a $1,287,000 increase in unrealized gains and losses on securities available-for-sale.

         Total liabilities increased $58,350,000 at December 31, 2001 to $621,833,000 compared to $563,483,000 at December 31, 2000. This increase was composed primarily of the $58,993,000 increase in total deposits to $602,576,000 (a 10.9% increase). Securities sold under repurchase agreements decreased to $8,551,000 from $9,710,000 at the respective year ends 2001 and 2000. Advances from the Federal Home Loan Bank decreased from $1,857,000 at December 31, 2000 to $1,370,000 at December 31, 2001.

         Stockholders' equity increased $7,236,000 or 18.7% due to net earnings and sales of stock pursuant to the Company's Dividend Reinvestment Plan, net of dividends paid on the Company's common stock. The increase includes a $724,000 increase in unrealized gains and losses on available-for-sale securities, net of taxes. A more detailed discussion of assets, liabilities and capital follows.

                           WILSON BANK HOLDING COMPANY
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

LOANS:
Loan categories are as follows:

                                                 2001                             2000
                                      --------------------------       --------------------------
(In Thousands)                         AMOUNT         PERCENTAGE        AMOUNT         PERCENTAGE
                                      --------        ----------       --------        ----------
Commercial, financial
   and agricultural                   $190,700            38.5%        $157,254            36.4%
Installment                             50,741            10.3           48,198            11.1
Real estate - mortgage                 228,316            46.1          195,480            45.2
Real estate - construction              25,044             5.1           31,531             7.3
                                      --------           -----         --------           -----
TOTAL                                 $494,801           100.0%        $432,463           100.0%
                                      ========           =====         ========           =====

         Loans are the largest component of the Company's assets and are its primary source of income. The Company's loan portfolio, net of allowance for possible loan losses, increased 14.4% as of year end 2001. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment; real estate-mortgage; and real estate- construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31, 2001 and 2000.

         As represented in the table, primary loan growth was in real estate mortgage loans and commercial loans. Real estate mortgage loans increased 16.8% in 2001 and at December 31, 2001 comprised 46.1% of total loans compared to 45.2% of total loans at December 31, 2000. Management believes this increase was primarily due to the favorable interest rate environment and the Company's ability to increase its market share of such loans while maintaining its loan underwriting standards. Commercial loans increased 21.3% in 2001 and comprised 38.5% of the total loan portfolio at December 31, 2001, compared to 36.4% at December 31, 2000.

         Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans, and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2001, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.

         Non-performing loans, which include non-accrual loans, loans 90 days past due, and renegotiated loans totaled $757,000 at December 31, 2001, an increase from $390,000 at December 31, 2000. Non-accrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management's evaluation of the borrower's financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower's ability to pay. Non-accrual loans totaled $169,000 at December 31, 2001 compared to $100,000 at December 31, 2000. Loans 90 days past due, as a component of non-performing loans, increased to $588,000 at December 31, 2001 from $290,000 at December 31, 2000. This increase is primarily a result of increases in installment loans and real estate mortgage and construction loans that are 90 days past due. The Company had no renegotiated loans, which would have been included in non-performing loans.

         The Company also internally classifies loans about which management questions the borrower's ability to comply with the repayment terms of the loan agreement. These internally classified loans, inclusive of certain non-performing loans, totaled $3,153,000 at December 31, 2001 as compared to $1,271,000 at December 31, 2000. Of the internally classified loans at December 31, 2001, $2,441,000 are real estate related loans and $712,000 are various other types of loans. The internally classified loans as a percentage of the allowance for possible loan losses were 57.4% and 28.1%, respectively, at December 31, 2001 and 2000.

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

                           WILSON BANK HOLDING COMPANY
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         Essentially all of the Company's loans were from Wilson, DeKalb, Smith, Trousdale and adjacent counties. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment (at December 31, 2001 no single industry segment accounted for more than 10% of the Company's portfolio other than real estate loans), as well as by identification of credit risks.

         The Company's management believes there is a significant opportunity to continue to increase the loan portfolio in the Company's primary market area which was expanded in 1999 to include eastern Davidson County, Tennessee. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending. Although it is the Company's objective to achieve a loan portfolio equal to approximately 75% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will likely determine the size of the loan portfolio in a given economic climate. This is reflected in the past two years when the Company's average loan to average deposit ratio was 80.7% and 82.4%, respectively. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell some of the loans it generates to other financial institutions if the transaction profits the Company and improves the liquidity of the loan portfolio. The subsidiary banks sell loan participations to other banks within the consolidated group. The Company seeks to build a loan portfolio which is capable of adjusting to swings in the interest rate market, and it is the Company's policy to maintain a diverse loan portfolio not dependent on any particular market or industrial segment.

SECURITIES

         Securities increased 8.2% to $98,561,000 at year end 2001 from $91,064,000 at December 31, 2000, and comprised the second largest and other primary component of the Company's earning assets. The growth in the carrying value of securities for 2001 includes a $8,416,000 increase in market value of securities classified as available-for-sale. This increase followed a 8.7% securities portfolio increase from year end 1999 to 2000. The growth in securities resulted from continued deposit growth in excess of funds necessary to fund loan growth.

         The primary increase in the Company's securities portfolio was in U.S. Treasury and other U.S. Government agencies which increased $8,093,000 or 11.3% in 2001. The average yield of the securities portfolio at December 31, 2001 was 5.64% with an average maturity of 5.33 years, as compared to an average yield of 6.86% and an average maturity of 6.75 years at December 31, 2000. Due to falling interest rates in 2001, payoffs in the securities portfolio increased. Management reinvested in lower yielding securities, with shorter maturities, which resulted in the decrease in both average yields and average maturities from 2000 to 2001.

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

- Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value with unrealized gains and losses included in earnings.

- Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity.

                           WILSON BANK HOLDING COMPANY
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The Company's classification of securities as of December 31, 2001 is as follows:

(In Thousands)                            HELD-TO-MATURITY                AVAILABLE-FOR-SALE
                                     ----------------------------     ---------------------------
                                     Amortized        Estimated       Amortized       Estimated
                                        Cost         Market Value        Cost        Market Value
                                     ---------       ------------     ---------      ------------
U.S. Treasury and other
   U.S. Government agencies
   and Corporations                   $     --              --          79,561          79,712
Obligations of states and political
   subdivisions                         13,273          13,538           2,258           2,291
Mortgage-backed securities               2,857           2,849             423             428
                                      --------          ------          ------          ------
                                      $ 16,130          16,387          82,242          82,431
                                      ========          ======          ======          ======

No securities have been classified as trading securities.

         The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.

DEPOSITS

         The increases in assets in 2001 and 2000 were funded primarily by increases in deposits. Total deposits, which are the principal source of funds for the Company, totaled $602,576,000 at December 31, 2001 compared to $543,583,000 and $447,792,000 at December 31, 2000 and 1999, respectively. The
Company has targeted local consumers, professionals, and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Smith County and Trousdale County areas are growing economic markets offering growth opportunities for the Company; however, the Company competes with several of the larger bank holding companies that have bank offices in these counties; and therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management currently believes that its market share will be maintained or expanded. Management believes that the acquisition of two of its primary competitors by larger bank holding companies during 1999 resulted in an expansion of the Company's market share in 2000 and 2001.

         The $58,993,000, or 10.9%, growth in deposits in 2001 consisted of changes in several deposit categories: savings accounts increased $2,968,000 (10.7%) to $30,755,000, total certificates of deposit (including individual retirement accounts) increased $14,633,000 (4.6%) to $332,864,000, NOW accounts increased $7,880,000 (20.8%) to $45,774,000, money market accounts increased $25,620,000 (24.0%) to $132,115,000 and demand deposits increased $7,892,000
(14.8%) to $61,068,000.

         The average rate paid on average total interest- bearing deposits was 4.9% for 2001, compared to 5.2% for 2000. The average rate paid in 1999 was 4.6%.

         The ratio of average loans to average deposits was 80.7% in 2001 compared with 82.4% and 78.6% in 2000 and 1999, respectively.

LIQUIDITY AND ASSET MANAGEMENT

         The Company's management seeks to maximize net interest income by managing the Company's assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense associated with extending liability maturities. Liquid assets include cash and cash equivalents and investment securities and money market instruments that will mature within one year. At December 31, 2001, the Company's liquid assets approximated $67.9 million.

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

         At December 31, 2001, the Company had a liability sensitive position (a negative gap) for 2002 Liability sensitivity means that more of the Company's liabilities are capable of repricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing. The 2001 net earnings increased in the declining rate environment primarily due to a 20.6% growth in earning assets. The 2000 earnings deteriorated in the rising rate environment, and the 1999 earnings would have also deteriorated in a rising rate environment as compared with the fairly stable rate environment that existed during most of 1999.

The following table shows the rate sensitivity gaps for different time periods as of December 31, 2001:

INTEREST RATE SENSITIVITY GAPS                                                               One Year
December 31, 2001                           1-90            91-180          181-365            and
(In Thousands)                              Days             Days             Days            Longer            Total
------------------------------           ---------         --------         --------          -------          -------
Interest-earning assets                  $ 139,011           44,877           71,120          374,194          629,202
Interest-bearing liabilities               308,316           90,790          101,613           50,710          551,429
                                         ---------         --------         --------          -------          -------
Interest-rate sensitivity gap            $(169,305)         (45,913)         (30,493)         323,484           77,773
                                         =========         ========         ========          =======          =======
   Cumulative gap                        $(169,305)        (215,218)        (245,711)          77,773
                                         =========         ========         ========          =======

         At the present time there are no known trends or any known commitments, demands, events or uncertainties that will result in, or that are reasonably likely to result in, the Company's liquidity changing in any material way.

CAPITAL POSITION AND DIVIDENDS

         CAPITAL. At December 31, 2001, total stockholders' equity was $45,971,000, or 6.9% of total assets, which compares with $38,735,000, or 6.4% of total assets at December 31, 2000, and $32,250,000, or 6.5% of total assets, at December 31, 1999. The dollar increase in stockholders' equity during 2001 reflects (i) the Company's net income of $6,651,000 less cash dividends of $.95 per share totaling $1,920,000, (ii) the issuance of 46,865 shares of common stock for $1,743,000 in lieu of payment of cash dividends, (iii) the issuance of 1,266 shares of common stock pursuant to exercise of stock options for $38,000 and (iv) the decrease in the net unrealized loss on available-for-sale securities of $724,000.

         The Company's principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Company and its subsidiary banks. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which the Company and subsidiary banks have none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. The risk-based capital guidelines require the subsidiary banks and the Company to have a total risk- based capital ratio of 8.0% and a Tier I risk-based capital ratio of 4.0%. At December 31, 2001 the Company's total risk-based capital ratio was 12.2% and its Tier I risk- based capital ratio was 11.0%, respectively, compared to ratios of 10.5% and 11.6%,

                           WILSON BANK HOLDING COMPANY
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

respectively at December 31, 2000. The required Tier I leverage capital ratio (Tier I capital to average assets for the most recent quarter) for the Company is 4.0%. At December 31, 2001, the Company had a leverage ratio of 7.4% compared to 7.3% at December 31, 2000. Management believes it can adequately capitalize its growth for the next few years with earnings.

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

         Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Company's rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments. The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 2001.

                                                      (DOLLARS IN THOUSANDS)
                                         EXPECTED MATURITY DATE - YEAR ENDING DECEMBER 31,                             FAIR
                                         2002       2003        2004      2005       2006     THEREAFTER    TOTAL      VALUE
EARNING ASSETS:

Loans, net of unearned interest:
  Variable rate                       $ 21,124      3,453      3,711      6,587      6,437     179,687     220,999     220,999
     Average interest rate                6.53%      6.68%      6.54%      6.74%      6.74%       7.69%       7.55%

  Fixed rate                           112,424     28,854     21,454     30,734     30,566      49,735     273,767     279,173
     Average interest rate                7.77%      8.92%      8.96%      8.06%      8.06%       7.70%       8.03%

Securities                               3,424      5,225     13,363     23,550      6,592      46,407      98,561      98,818
  Average interest rate                   6.06%      4.60%      4.38%      4.88%      5.61%       6.27%       5.53%

Loans held for sale                      4,369         --         --         --         --          --       4,369       4,369
  Average interest rate                   4.66%                   --         --         --          --        4.66%

Federal funds sold                      31,506         --         --         --         --          --      31,506      31,506
  Average interest rate                   3.89%                   --         --         --          --        3.89%

Interest-bearing deposits              475,389     39,698     23,220      1,325      1,570         306     541,508     546,240
  Average interest rate                   3.89%      5.83%      5.00%      6.59%      5.74%       4.38%       4.07%

Short-term borrowings                    8,551         --         --         --         --          --       8,551       8,551
  Average interest rate                   3.40%                   --         --         --          --        3.40%

Advances from Federal
  Home Loan Bank                            --         --         --         --         --       1,370       1,370       1,582
  Average interest rate                                --         --         --         --        7.18%       7.18%

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

         Congress enacted the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") which authorizes interstate acquisitions of banks and bank holding companies without geographic limitation beginning June 1, 1997. In addition, on that date, the IBBEA authorizes a bank to merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of the IBBEA and May 1, 1997. In response to IBBEA, Tennessee enacted interstate banking and branching laws that generally prohibit (i) out-of-state banks and bank holding companies from directly or indirectly acquiring control of, merging, or consolidating with any Tennessee bank that has been in operation for less than five years, and (ii) an out-of-state bank from acquiring a bank branch located in Tennessee or establishing a de novo branch in Tennessee unless the laws of the such bank's home state reciprocally permit Tennessee banks to acquire, or establish de novo, bank branches.

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

         The subsidiary banks are assessed quarterly at the rate of .00455% of insured deposits for deposit insurance.

         Management is not aware of any current recommendations by the regulatory authorities which, if implemented, would have a material effect on the Company's liquidity, capital resources or operations.

         Monetary Policy. The subsidiary banks are affected by commercial bank credit policies of regulatory authorities, including the Board. An important function of the Board is to regulate the national supply of bank credit in order to attempt to combat recessionary and curb inflationary pressures. Among the instruments of monetary policy used by the Board of implement these objectives are: open market operations in U.S. Government securities, changes in discount rates on member borrowings, changes in reserve requirements against bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. These means are used in varying combinations to influence overall growth of bank loans, investments and deposits, and may also affect interest rates charged on loans or paid on deposits. The monetary policies of the Board have had a significant effect on the operating results of commercial banks, including nonmembers (such as the Company's bank subsidiaries) as well as members, in the past and are expected to continue to do so in the future.

IMPACT OF INFLATION

         Although interest rates are significantly affected by inflation, the inflation rate is believed to be immaterial when reviewing the Company's results of operations.

                           WILSON BANK HOLDING COMPANY

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 AND 2000

                   (WITH INDEPENDENT AUDITOR'S REPORT THEREON)

                           MAGGART & ASSOCIATES, P.C.
                          Certified Public Accountants

                            150 FOURTH AVENUE, NORTH
                                   SUITE 2150
                        NASHVILLE, TENNESSEE 37219-2417
                            Telephone (615) 252-6100
                            Facsimile (615) 252-6105



                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Wilson Bank Holding Company:


We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                         /s/ Maggart & Associates, P.C.


Nashville, Tennessee
January 17, 2002

                           WILSON BANK HOLDING COMPANY

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000

                                                                                           In Thousands
                                                                                      ----------------------
                                                                                        2001          2000
                                                                                        ----          ----
                                      ASSETS

Loans, net of allowance for possible loan losses of $5,489,000
   and $4,525,000, respectively                                                       $489,277       427,764
Securities:
   Held-to-maturity, at amortized cost (market value $16,387,000
     and $17,052,000, respectively)                                                     16,130        17,049
   Available-for-sale, at market (amortized cost $82,242,000 and
     $75,113,000, respectively)                                                         82,431        74,015
                                                                                      --------      --------
                  Total securities                                                      98,561        91,064

Loans held for sale                                                                      4,369         1,295
Federal funds sold                                                                      31,506        34,665
                                                                                      --------      --------
                  Total earning assets                                                 623,713       554,788
                                                                                      --------      --------

Cash and due from banks                                                                 20,154        23,201
Premises and equipment, net                                                             15,139        15,499
Accrued interest receivable                                                              4,648         4,934
Deferred income taxes                                                                    1,579         1,555
Other real estate                                                                          415           425
Other assets                                                                             2,156         1,816
                                                                                      --------      --------
                  Total assets                                                        $667,804       602,218
                                                                                      ========      ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                              $602,576       543,583
Securities sold under repurchase agreements                                              8,551         9,710
Advances from Federal Home Loan Bank                                                     1,370         1,857
Accrued interest and other liabilities                                                   4,466         4,112
Minority interest                                                                        4,870         4,221
                                                                                      --------      --------
                  Total liabilities                                                    621,833       563,483
                                                                                      --------      --------

Stockholders' equity:
   Common stock, par value $2.00 per share, authorized 5,000,000 shares,
     2,054,089 and 2,005,958 shares issued and outstanding, respectively                 4,108         4,012
   Additional paid-in capital                                                           11,847        10,162
   Retained earnings                                                                    29,903        25,172
   Net unrealized gains (losses) on available-for-sale securities, net of income
     tax expense of $69,000 and income tax benefit of $373,000, respectively               113          (611)
                                                                                      --------      --------
                  Total stockholders' equity                                            45,971        38,735
                                                                                      --------      --------

COMMITMENTS AND CONTINGENCIES
                  Total liabilities and stockholders' equity                          $667,804       602,218
                                                                                      ========      ========

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                       CONSOLIDATED STATEMENTS OF EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2001

                                                                   In Thousands (except per share data)
                                                                   ------------------------------------
                                                                     2001           2000          1999
                                                                     ----           ----          ----
Interest income:
   Interest and fees on loans                                      $ 40,262        35,743        28,937
   Interest and dividends on securities:
     Taxable securities                                               5,136         4,727         4,371
     Exempt from Federal income taxes                                   850           829           830
   Interest on loans held for sale                                      182            94           128
   Interest on Federal funds sold                                     1,453         1,033           927
                                                                   --------       -------       -------
                  Total interest income                              47,883        42,426        35,193
                                                                   --------       -------       -------

Interest expense:
   Interest on negotiable order of withdrawal accounts                  515           577           406
   Interest on money market accounts and other
     savings accounts                                                 4,610         4,724         3,967
   Interest on certificates of deposit                               20,000        16,960        12,674
   Interest on securities sold under repurchase agreements              392           502           408
   Interest on advances from Federal Home Loan Bank                     112            89            --
   Interest on Federal funds purchased                                    4             8             2
                                                                   --------       -------       -------
                  Total interest expense                             25,633        22,860        17,457
                                                                   --------       -------       -------

Net interest income before provision for possible loan losses        22,250        19,566        17,736
Provision for possible loan losses                                   (1,976)       (1,417)       (1,103)
                                                                   --------       -------       -------
Net interest income after provision for possible loan losses         20,274        18,149        16,633
Non-interest income                                                   7,732         5,752         4,350
Non-interest expense                                                (17,314)      (14,871)      (13,265)
                                                                   --------       -------       -------

                  Earnings before income taxes                       10,692         9,030         7,718

Income taxes                                                          4,041         3,397         2,816
                                                                   --------       -------       -------

                  Net earnings                                     $  6,651         5,633         4,902
                                                                   ========       =======       =======

Basic earnings per common share                                    $   3.26          2.83          2.52
                                                                   ========       =======       =======

Diluted earnings per common share                                  $   3.26          2.83          2.52
                                                                   ========       =======       =======


See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2001

                                                                           In Thousands
                                                                   -----------------------------
                                                                    2001       2000        1999
                                                                    ----       ----        ----
Net earnings                                                       $6,651      5,633       4,902
                                                                   ------      -----      ------
Other comprehensive earnings (loss), net of tax:
   Unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $442,000
     $615,000 and $1,109,000, respectively                            724      1,005      (1,811)
                                                                   ------      -----      ------
                  Other comprehensive earnings (loss)                 724      1,005      (1,811)
                                                                   ------      -----      ------

                  Comprehensive earnings                           $7,375      6,638       3,091
                                                                   ======      =====      ======


See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 2001

                                                                             In Thousands
                                                  ------------------------------------------------------------
                                                                                       Net Unrealized
                                                             Additional               Gain (Loss) On
                                                  Common      Paid-In       Retained   Available-For-
                                                  Stock       Capital       Earnings  Sale Securities   Total
                                                  ------     ----------     -------   ---------------  -------
Balance December 31, 1998                         $2,877        8,530        17,663          195        29,265

Cash dividends declared, $.75 per share               --           --        (1,447)          --        (1,447)

Issuance of 32,363 shares of stock pursuant
   to dividend reinvestment plan                      65        1,216            --           --         1,281

Sale of 2,000 shares of stock                          4           56            --           --            60

Issuance of 490,019 shares of stock pursuant
   to a 4 for 3 stock split                          980         (980)           --           --            --

Net change in unrealized gain (loss) on
   available-for-sale securities during
   the year, net of taxes of $1,109,000               --           --            --       (1,811)       (1,811)

Net earnings for the year                             --           --         4,902           --         4,902
                                                  ------      -------       -------       ------       -------

Balance December 31, 1999                          3,926        8,822        21,118       (1,616)       32,250

Cash dividends declared, $.80 per share               --           --        (1,579)          --        (1,579)

Issuance of 42,795 shares of stock pursuant
   to dividend reinvestment plan                      86        1,340            --           --         1,426

Net change in unrealized gain (loss) on
   available-for-sale securities during
   the year, net of taxes of $615,000                 --           --            --        1,005         1,005

Net earnings for the year                             --           --         5,633           --         5,633
                                                  ------      -------       -------       ------       -------

Balance December 31, 2000                          4,012       10,162        25,172         (611)       38,735

Cash dividends declared, $.95 per share               --           --        (1,920)          --        (1,920)

Issuance of 46,865 shares of stock pursuant
   to dividend reinvestment plan                      94        1,649            --           --         1,743

Issuance of 1,266 shares of stock pursuant
   to exercise of stock options                        2           36            --           --            38

Net change in unrealized gain (loss) on
   available-for-sale securities during
   the year, net of taxes of $442,000                 --           --            --          724           724

Net earnings for the year                             --           --         6,651           --         6,651
                                                  ------      -------       -------       ------       -------

Balance December 31, 2001                         $4,108       11,847        29,903          113        45,971
                                                  ======      =======       =======       ======       =======

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 2001

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                              In Thousands
                                                                  ------------------------------------
                                                                    2001          2000          1999
                                                                    ----          ----          ----
Cash flows from operating activities:
   Interest received                                              $ 48,046        41,290        34,597
   Fees received                                                     6,692         5,172         3,781
   Proceeds from sales of loans                                     62,005        37,249        42,392
   Origination of loans held for sale                              (64,039)      (36,135)      (39,786)
   Interest paid                                                   (26,027)      (21,806)      (17,298)
   Cash paid to suppliers and employees                            (15,193)      (13,090)      (11,960)
   Income taxes paid                                                (4,422)       (3,616)       (2,601)
                                                                  --------       -------       -------
                  Net cash provided by operating activities          7,062         9,064         9,125
                                                                  --------       -------       -------

Cash flows from investing activities:
   Purchase of available-for-sale securities                       (96,899)       (9,664)      (31,619)
   Proceeds from maturities of available-for-sale securities        89,893         4,578        14,606
   Purchase of held-to-maturity securities                          (1,475)       (2,293)         (861)
   Proceeds from maturities of held-to-maturity securities           2,394         1,981         4,532
   Loans made to customers, net of repayments                      (64,379)      (75,068)      (63,706)
   Purchase of bank premises and equipment                            (870)         (516)       (2,699)
   Proceeds from sales of fixed assets                                  --            26             1
   Proceeds from sales of other real estate                            875           459           404
                                                                  --------       -------       -------
                  Net cash used in investing activities            (70,461)      (80,497)      (79,342)
                                                                  --------       -------       -------

Cash flows from financing activities:
   Net increase in non-interest bearing, savings, NOW
     and money market deposit accounts                              44,361        33,509        21,808
   Net increase in time deposits                                    14,632        62,282        36,879
   Proceeds from (purchase of) sale of securities under
     agreements to repurchase                                       (1,159)        1,167         1,285
   Advances from (repayments to) Federal Home Loan Bank, net          (487)        1,857            --
   Dividends paid                                                   (1,920)       (1,579)       (1,447)
   Dividends paid to minority shareholders                            (120)          (87)           --
   Proceeds from sale of stock to minority shareholders                105            75            --
   Proceeds from sale of common stock dividend reinvestment          1,743         1,426         1,341
   Proceeds from sale of common stock pursuant to exercise
     of stock options                                                   38            --            --
                                                                  --------       -------       -------
                  Net cash provided by financing activities         57,193        98,650        59,866
                                                                  --------       -------       -------

Net increase (decrease) in cash and cash equivalents                (6,206)       27,217       (10,351)

Cash and cash equivalents at beginning of year                      57,866        30,649        41,000
                                                                  --------       -------       -------

Cash and cash equivalents at end of year                          $ 51,660        57,866        30,649
                                                                  ========       =======       =======

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                       THREE YEARS ENDED DECEMBER 31, 2001

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                    In Thousands
                                                                          ---------------------------------
                                                                           2001          2000         1999
                                                                           ----          ----         ----
Reconciliation of net earnings to net cash
   provided by operating activities:
     Net earnings                                                         $ 6,651        5,633        4,902
     Adjustments to reconcile net earnings to net cash
       provided by operating activities:
         Depreciation and amortization                                      1,230        1,255        1,265
         Provision for possible loan losses                                 1,976        1,417        1,103
         Provision for deferred taxes                                        (512)        (158)        (137)
         Loss on sales of other real estate                                    27           21            2
         Net loss (gain) on sales of fixed assets                              --           (5)           9
         FHLB dividend reinvestment                                          (123)         (96)         (75)
         Decrease (increase) in loans held for sale                        (3,074)         540        2,046
         Decrease in refundable income taxes                                   --           26          321
         Increase (decrease) in taxes payable                                 131          (87)          33
         Decrease (increase) in accrued interest receivable                   286       (1,040)        (521)
         Increase (decrease) in interest payable                             (394)       1,054          159
         Increase in other assets                                            (342)        (136)        (266)
         Increase in accrued expenses                                         619          180           13
         Net gains of minority interests of commercial
           bank subsidiaries                                                  587          460          271
                                                                          -------       ------       ------
                  Total adjustments                                           411        3,431        4,223
                                                                          -------       ------       ------
                  Net cash provided by operating activities               $ 7,062        9,064        9,125
                                                                          =======       ======       ======



Supplemental Schedule of Non-Cash Activities:

   Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $442,000 in 2001, $615,000 in 2000,
     and $1,109,000 in 1999                                               $   724        1,005       (1,811)
                                                                          =======       ======       ======
   Non-cash transfers from loans to other real estate                     $   890          551          403
                                                                          =======       ======       ======

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2001, 2000 AND 1999


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of Wilson Bank Holding Company and Subsidiaries ("the Company") are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The following is a brief summary of the significant policies.

         (A)      PRINCIPLES OF CONSOLIDATION

                  The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, Wilson Bank & Trust, Hometown Finance Company, a wholly-owned subsidiary of Wilson Bank & Trust, DeKalb Community Bank, a 50% owned subsidiary, and Community Bank of Smith County, a 50% owned subsidiary. The assets and liabilities of Hometown were distributed to Wilson Bank and Trust in December, 2001. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

                        DECEMBER 31, 2001, 2000 AND 1999


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

                        DECEMBER 31, 2001, 2000 AND 1999


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

                        DECEMBER 31, 2001, 2000 AND 1999


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

                        DECEMBER 31, 2001, 2000 AND 1999


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

                        DECEMBER 31, 2001, 2000 AND 1999


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

                        DECEMBER 31, 2001, 2000 AND 1999


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

         (O)      RECLASSIFICATIONS

                  Certain reclassifications have been made to the 2000 and 1999 figures to conform to the presentation for 2001.

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

                        DECEMBER 31, 2001, 2000 AND 1999


(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The classification of loans at December 31, 2001 and 2000 is as follows:

                                                                   In Thousands
                                                             ------------------------
                                                                2001           2000
                                                                ----           ----
                 Commercial, financial and agricultural      $ 190,700        157,254
                 Installment                                    50,741         48,198
                 Real estate - construction                     25,044         31,531
                 Real estate - mortgage                        228,316        195,480
                                                             ---------       --------
                                                               494,801        432,463
                 Unearned interest                                 (35)          (174)
                 Allowance for possible loan losses             (5,489)        (4,525)
                                                             ---------       --------
                                                             $ 489,277        427,764
                                                             =========       ========



         The principal maturities on loans at December 31, 2001 are as follows:

                                                                  In Thousands
                                 -----------------------------------------------------------------------------
                                 Commercial,
                                  Financial
                                     and                          Real Estate -     Real Estate -
                                 Agricultural     Installment     Construction        Mortgage          Total
                                 ------------     -----------     -------------     -------------       -----
         3 months or less          $ 31,146           3,381           11,712            3,002           49,241
         3 to 12 months              67,222           4,123           13,028            2,400           86,773
         1 to 5 years                61,757          40,965              197           29,196          132,115
         Over 5 Years                30,575           2,272              107          193,718          226,672
                                   --------          ------          -------          -------          -------
                                   $190,700          50,741           25,044          228,316          494,801
                                   ========          ======          =======          =======          =======

         At December 31, 2001, variable rate and fixed rate loans total $220,999,000 and $273,802,000, respectively. At December 31, 2000, variable rate loans were $180,732,000 and fixed rate loans totaled $251,731,000.

         In the normal course of business, the Company's subsidiaries have made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $12,471,000 and $13,472,000 at December 31, 2001 and 2000, respectively. As of December 31, 2001 none of these loans were restructured, nor were any related party loans charged-off during the past three years.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         An analysis of the activity with respect to such loans to related parties is as follows:

                                                                            In Thousands
                                                                       ----------------------
                                                                             December 31,
                                                                       ----------------------
                                                                          2001          2000
                                                                          ----          ----
                Balance, January 1                                     $   13,472       9,433
                New loans during the year                                  15,345      12,160
                Repayments during the year                                (16,346)     (8,121)
                                                                       ----------      ------
                Balance, December 31                                   $   12,471      13,472
                                                                       ==========      ======


         A director of the Company performs appraisals related to certain loan customers. Fees paid to the director for these services were $208,000 in 2001, $278,000 in 2000 and $239,000 in 1999.

         Loans which had been placed on non-accrual status totaled $169,000 and $100,000 at December 31, 2001 and 2000, respectively. Had interest on these loans been accrued, interest income would have been increased by approximately $12,000 in 2001 and $17,000 in 2000. In 1999, interest income that would have been earned had there been no non-accrual loans totaled approximately $8,000.

         Transactions in the allowance for possible loan losses for the years ended December 31, 2001, 2000 and 1999 are summarized as follows:

                                                                         In Thousands
                                                              -------------------------------------
                                                                2001           2000           1999
                                                                ----           ----           ----
                Balance, beginning of year                    $ 4,525          3,847          3,244
                Provision charged to operating expense          1,976          1,417          1,103
                Loans charged off                              (1,251)          (873)          (589)
                Recoveries on losses                              239            134             89
                                                              -------         ------         ------
                Balance, end of year                          $ 5,489          4,525          3,847
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

                        DECEMBER 31, 2001, 2000 AND 1999


(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         Impaired loans and related loan loss reserve amounts at December 31, 2001 and 2000 were as follows:

                                                       In Thousands
                                                     ---------------
                                                       December 31,
                                                     ---------------
                                                     2001       2000
                                                     ----       ----
                Recorded investment                  $168        100
                Loan loss reserve                    $ 55         48

         The average recorded investment in impaired loans for the years ended December 31, 2001 and 2000 was $111,000 and $52,000, respectively. There was no interest income recognized on these loans during 2001 or 2000.

         In 2001, 2000 and 1999, the Company originated and sold loans in the secondary market of $64,039,000, $36,135,000, and $39,786,000, respectively. At December 31, 2001, the wholly-owned subsidiary Bank had not been required to repurchase any of the loans originated by the Bank and sold in the secondary market. The gain on sale of these loans totaled $1,040,000, $574,000, and $560,000 in 2001, 2000 and 1999,
         respectively.

         Of the loans sold in the secondary market, the recourse to the wholly-owned subsidiary Bank is limited. On loans sold to the Federal Home Loan Mortgage Corporation, the Bank has a recourse obligation for one year from the purchase date. At December 31, 2001, loans sold to the Federal Home Loan Mortgage Corporation with existing recourse totaled $159,000. All other loans sold in the secondary market provide the purchase recourse to the Bank for a period of 90 days from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. At December 31, 2001, total loans sold with recourse to the Bank, including those sold to the Federal Home Loan Mortgage Corporation, aggregated $23,883,000. Management expects no loss to result from these recourse provisions.

(3)      DEBT AND EQUITY SECURITIES

         Debt and equity securities have been classified in the consolidated balance sheet according to management's intent. Debt and equity securities at December 31, 2001 consist of the following:

                                                                     Securities Held-To-Maturity
                                                     -------------------------------------------------------
                                                                            In Thousands
                                                     -------------------------------------------------------
                                                                       Gross          Gross        Estimated
                                                     Amortized      Unrealized      Unrealized       Market
                                                        Cost           Gains         Losses          Value
                                                     ---------      ----------      ----------     ---------
          Obligations of states and political
            subdivisions                               $13,273          292            27           13,538
          Mortgage-backed securities                     2,857            8            16            2,849
                                                       -------          ---            --           ------
                                                       $16,130          300            43           16,387
                                                       =======          ===            ==           ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


(3)      DEBT AND EQUITY SECURITIES, CONTINUED

                                                                   Securities Available-For-Sale
                                                     -------------------------------------------------------
                                                                          In Thousands
                                                     -------------------------------------------------------
                                                                       Gross         Gross        Estimated
                                                     Amortized       Unrealized    Unrealized      Market
                                                        Cost           Gains         Losses         Value
                                                     ---------       ----------    ----------     ---------
          U.S. Treasury and other U.S.
            Government agencies and
            corporations                               $79,561          451             300          79,712
          Obligations of states and political
            subdivisions                                 2,258           40               7           2,291
          Mortgage-backed securities                       423            5              --             428
                                                       -------          ---          ------          ------
                                                       $82,242          496             307          82,431
                                                       =======          ===          ======          ======

         The Company's classification of securities at December 31, 2000 is as follows:

                                                                     Securities Held-To-Maturity
                                                      ------------------------------------------------------
                                                                           In Thousands
                                                      ------------------------------------------------------
                                                                       Gross         Gross         Estimated
                                                      Amortized     Unrealized     Unrealized        Market
                                                        Cost           Gains         Losses          Value
                                                      ---------     ----------     ----------      ---------
          Obligations of states and political
            subdivisions                               $13,966          132              90          14,008
          Mortgage-backed securities                     3,083           13              52           3,044
                                                       -------          ---          ------          ------
                                                       $17,049          145             142          17,052
                                                       =======          ===          ======          ======



                                                                    Securities Available-For-Sale
                                                     ----------------------------------------------------------
                                                                            In Thousands
                                                     ----------------------------------------------------------
                                                                        Gross            Gross        Estimated
                                                     Amortized       Unrealized       Unrealized        Market
                                                       Cost             Gains           Losses          Value
                                                     ---------       ----------       ----------      ---------
          U.S. Treasury and other U.S.
            Government agencies and
            corporations                               $72,732             38           1,151          71,619
          Obligations of states and political
            subdivisions                                 1,851             16               2           1,865
          Mortgage-backed securities                       530              5               4             531
                                                       -------          -----          ------          ------
                                                       $75,113             59           1,157          74,015
                                                       =======          =====          ======          ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The amortized cost and estimated market value of debt securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                    In Thousands
               Securities Held-To-Maturity                   --------------------------
               ---------------------------                                    Estimated
                                                             Amortized          Market
                                                                Cost            Value
                                                             ---------        ---------
               Due in one year or less                         $   665             669
               Due after one year through five years             4,063           4,187
               Due after five years through ten years            4,341           4,426
               Due after ten years                               4,204           4,256
                                                               -------          ------
                                                                13,273          13,538
               Mortgage-backed securities                        2,857           2,849
                                                               -------          ------
                                                               $16,130          16,387
                                                               =======          ======


                                                                    In Thousands
               Securities Available-For-Sale                 --------------------------
               -----------------------------                                  Estimated
                                                             Amortized          Market
                                                                Cost            Value
                                                             ---------        ---------
               Due in one year or less                         $ 2,755           2,828
               Due after one year through five years            43,455          43,482
               Due after five years through ten years           32,108          32,190
               Due after ten years                               1,498           1,500
                                                               -------          ------
                                                                79,816          80,000
               Mortgage-backed securities                          423             428
               Federal Home Loan Bank stock                      1,915           1,915
               Bankers Bank stock                                   88              88
                                                               -------          ------
                                                               $82,242          82,431
                                                               =======          ======


         The Company periodically applies the stress test to its securities portfolio. To satisfy the stress test a security's estimated market value should not decline more than certain percentages given certain assumed interest rate increases. The Company had no securities that failed to meet the stress test.

         Securities carried in the balance sheet of approximately $74,839,000 (approximate market value of $75,297,000) and $70,218,000 (approximate market value of $69,224,000), were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2001 and 2000, respectively.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         Included in the securities above are $14,574,000 (approximate market value of $14,827,000) and $13,033,000 (approximate market value of $14,766,000) at December 31, 2001 and 2000, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

         Securities that have rates that adjust prior to maturity totaled $3,098,000 (approximate market value of $3,094,000) and $3,404,000
         (approximate market value of $3,370,000) at December 31, 2001 and 2000, respectively.

         Included in the securities portfolio is stock of the Federal Home Loan Bank and Bankers Bank amounting to $1,915,000 and $88,000 at December 31, 2001. Included in the securities portfolio is stock of the Federal Home Loan Bank and Bankers Bank amounting to $1,552,000 and $88,000 at December 31, 2000. The stock can be sold back at par and only to the Federal Home Loan Bank or to another member institution or to Bankers Bank, respectively.

(4)      PREMISES AND EQUIPMENT

         The detail of premises and equipment at December 31, 2001 and 2000 is as follows:

                                                            In Thousands
                                                     -------------------------
                                                       2001             2000
                                                       ----             ----
                Land                                 $  3,287           3,400
                Buildings                              11,718          11,232
                Leasehold improvements                    137             137
                Furniture and equipment                 8,183           7,687
                Automobiles                               122             122
                                                     --------         -------
                                                       23,447          22,578
                Less accumulated depreciation          (8,308)         (7,079)
                                                     --------         -------
                                                     $ 15,139          15,499
                                                     ========         =======


         Building additions during 2001 include payments of $464,000 to a construction company owned by a director of the Company.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


(5)      DEPOSITS

         Deposits at December 31, 2001 and 2000 are summarized as follows:

                                                                             In Thousands
                                                                        ---------------------
                                                                          2001         2000
                                                                          ----         ----
                Demand deposits                                         $ 61,068       53,176
                Savings accounts                                          30,755       27,787
                Negotiable order of withdrawal accounts                   45,774       37,894
                Money market demand accounts                             132,115      106,495
                Certificates of deposit $100,000 or greater              115,197      107,190
                Other certificates of deposit                            188,986      187,445
                Individual retirement accounts $100,000 or greater         5,164        4,641
                Other individual retirement accounts                      23,517       18,955
                                                                        --------      -------
                                                                        $602,576      543,583
                                                                        ========      =======


         Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2001 are as follows:

                                                       In Thousands
                                       ---------------------------------------------
                                       Single Deposits  Single Deposits
                     Maturity          Under $100,000    Over $100,000        Total
                     --------          --------------    -------------        -----
                3 months or less          $ 52,318           37,082           89,400
                3 to 6 months               52,269           36,899           89,168
                6 to 12 months              69,907           32,672          102,579
                1 to 5 years                38,009           13,708           51,717
                                          --------          -------          -------
                                          $212,503          120,361          332,864
                                          ========          =======          =======


         The subsidiary banks are required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2001 and 2000 were approximately $4,552,000 and $3,624,000, respectively.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


(6)      SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         The maximum amounts of outstanding repurchase agreements at any month end during 2001 and 2000 was $14,201,000 and $11,804,000, respectively.
         The average daily balance outstanding during 2001, 2000 and 1999 was $11,540,000, $7,791,000 and $9,374,000, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

(7)      ADVANCES FROM FEDERAL HOME LOAN BANK

         The advances from the Federal Home Loan Bank at December 31, 2001 and 2000 consist of the following:

                                                            In Thousands
                                                         ------------------
                                                            December 31,
                                                         ------------------
               Interest Rate                              2001        2000
               -------------                              ----        ----
                  6.90%                                  $  323         436
                  7.25%                                   1,047       1,421
                                                         ------       -----
                                                         $1,370       1,857
                                                         ======       =====


         Advances from the Federal Home Loan Bank are to mature as follows at December 31, 2001:


                                                             In Thousands
                        Year Ending                          ------------
                        December 31,                            Amount
                        ------------                           --------
                            2010                               $  1,370
                                                               ========


         These advances are collateralized by approximately $1,863,000 of the Company's mortgage loan portfolio.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


(8)      NON-INTEREST INCOME AND NON-INTEREST EXPENSE

         The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

                                                                         In Thousands
                                                             -----------------------------------
                                                              2001           2000          1999
                                                              ----           ----          ----
               Non-interest income:
                 Service charges on deposits                 $ 3,863         3,088         2,105
                 Other fees                                    2,820         2,084         1,675
                 Gains on sales of loans                       1,040           574           560
                 Gains on sales of fixed assets                   --             5             1
                 Other income                                      9             1             9
                                                             -------        ------        ------
                                                             $ 7,732         5,752         4,350
                                                             =======        ======        ======
               Non-interest expense:
                 Employee salaries and benefits              $ 8,553         7,461         6,466
                 Employee benefit plan                           508           461           404
                 Occupancy expenses                              991           925           917
                 Furniture and equipment expenses              1,154         1,166         1,115
                 Loss on sales of fixed assets                    --            --            10
                 Loss on sales of other real estate               27            21             2
                 FDIC insurance                                  103            91            46
                 Directors' fees                                 601           567           560
                 Other operating expenses                      4,790         3,719         3,474
                 Minority interest in net earnings of
                    subsidiaries                                 587           460           271
                                                             -------        ------        ------
                                                             $17,314        14,871        13,265
                                                             =======        ======        ======


(9)      INCOME TAXES

         The components of the net deferred tax asset are as follows:

                                                     In Thousands
                                                ----------------------
                                                 2001            2000
                                                 ----            ----
               Deferred tax asset:
                 Federal                        $ 1,726          1,659
                 State                              325            312
                                                -------         ------
                                                  2,051          1,971
                                                -------         ------
               Deferred tax liability:
                 Federal                           (398)          (350)
                 State                              (74)           (66)
                                                -------         ------
                                                   (472)          (416)
                                                -------         ------
                                                $ 1,579          1,555
                                                =======         ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


(9)      INCOME TAXES, CONTINUED

         The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                                                    In Thousands
                                                                              -----------------------
                                                                                2001           2000
                                                                                ----           ----
             Financial statement allowance for loan losses
               in excess of tax allowance                                     $ 1,854          1,495

             Excess of depreciation deducted for tax purposes
               over the amounts deducted in the financial statements             (185)          (248)

             Financial statement deduction for deferred compensation
               in excess of deduction for tax purposes                            196             51

             Financial statement deduction for preopening expenses and
               organizational costs in excess of the amounts deducted
               for tax purposes                                                    --              8

             Financial statement income on FHLB stock dividends
               not recognized for tax purposes                                   (215)          (168)

             Unrealized (gain) loss on securities available-for-sale              (71)           417
                                                                              -------         ------
                                                                              $ 1,579          1,555
                                                                              =======         ======



         The components of income tax expense (benefit) are summarized as follows:

                                              In Thousands
                                   -----------------------------------
                                   Federal        State         Total
                                   -------        -----         -----
             2001
               Current             $ 3,808          745          4,553
               Deferred               (431)         (81)          (512)
                                   -------         ----         ------
                    Total          $ 3,377          664          4,041
                                   =======         ====         ======

             2000
               Current             $ 2,959          596          3,555
               Deferred               (133)         (25)          (158)
                                   -------         ----         ------
                    Total          $ 2,826          571          3,397
                                   =======         ====         ======

             1999
               Current             $ 2,448          505          2,953
               Deferred               (115)         (22)          (137)
                                   -------         ----         ------
                    Total          $ 2,333          483          2,816
                                   =======         ====         ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


(9)      INCOME TAXES, CONTINUED

         A reconciliation of actual income tax expense of $4,041,000, $3,397,000 and $2,816,000 for the years ended December 31, 2001, 2000 and 1999, respectively, to the "expected" tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

                                                                                        In Thousands
                                                                         ------------------------------------
                                                                         2001            2000            1999
                                                                         ----            ----            ----
          Computed "expected" tax expense                               $ 3,635          3,070          2,624
          State income taxes, net of Federal income tax benefit             439            377            319
          Tax exempt interest, net of interest expense exclusion           (225)          (226)          (239)
          Tax expense related to minority interest income in
            subsidiaries                                                    200            157             92
          Other                                                              (8)            19             20
                                                                        -------         ------         ------
                                                                        $ 4,041          3,397          2,816
                                                                        =======         ======         ======

         There were no sales of securities in 1999, 2000 or 2001.

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

         The subsidiary banks lease land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

               Years Ending December 31,                     In Thousands
               -------------------------                     ------------
                          2002                                 $     46
                          2003                                       34
                          2004                                       25
                          2005                                       11
                                                               --------
                                                               $    116
                                                               ========

         Total rent expense amounted to $58,000, $58,000 and $74,000, respectively, during the years ended December 31, 2001, 2000 and 1999.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


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

                                                                 In Thousands
                                                           -------------------------
                                                                  Contract or
                                                                Notional Amount
                                                           -------------------------
                                                             2001             2000
                                                             ----             ----
             Financial instruments whose contract
               amounts represent credit risk:
                  Commercial loan commitments              $ 80,030          56,478
                  Unfunded lines-of-credit                   18,107          16,612
                  Letters of credit                           6,079           8,019
                                                           --------          ------
                      Total                                $104,216          81,109
                                                           ========          ======


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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


(12)     CONCENTRATION OF CREDIT RISK, CONTINUED

         At December 31, 2001, the Company's cash and due from banks included commercial bank deposit accounts aggregating $215,000 in excess of the Federal Deposit Insurance Corporation limit of $100,000 per institution.

         In addition, Federal funds sold were deposited with six banks.

(13)     EMPLOYEE BENEFIT PLAN

         The Company has in effect a 401(k) plan which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the plan provide for both employee and employer contributions. For the years ended December 31, 2001, 2000 and 1999, the subsidiary banks contributed $527,000, $461,000 and $404,000, respectively, to this plan.

(14)     DIVIDEND REINVESTMENT PLAN

         Under the terms of the Company's dividend reinvestment plan holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 46,865 in 2001, 42,795 in 2000 and 32,363 in 1999 were sold to participants under the terms of the plan.

(15)     REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS

         The Company and its bank subsidiaries are subject to regulatory capital requirements administered by the Federal Deposit Insurance Corporation, the Federal Reserve and the Tennessee Department of Financial Institutions. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The Company's capital classification is also subject to qualitative judgments about components, risk weightings and other factors. Those qualitative judgments could also affect the subsidiary banks' capital statuses and the amount of dividends the subsidiaries may distribute.

         The Company and its subsidiary banks are required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 2001, the Company and its bank subsidiaries are required to have minimum Tier I and total risk-based capital ratios of 4% and 8%, respectively. The Company's actual ratios at that date were 10.97% and 12.15%, respectively, compared to ratios of 10.48% and 11.57%, respectively, at December 31, 2000. The leverage ratio at December 31, 2001 was 7.42%, compared to 7.32% at December 31, 2000. The minimum requirement was 4%. At December 31, 2001, management believes that the Company and all of its subsidiaries meet all capital requirements to which they are subject.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


(15)     REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS, CONTINUED

         As of December 31, 2001, the most recent notification from the banking regulators categorized the Company and its subsidiaries as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Company's category.

(16)     DEFERRED COMPENSATION PLAN

         The Company's wholly-owned subsidiary bank provides its executive officers a deferred compensation plan, which also provides for death and disability benefits. The plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were six employees participating in the plan at December 31, 2001.

         The plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65. This benefit can be reduced if the wholly-owned subsidiary bank's average return on assets falls below 1%. The plan also provides benefits in the event the executive should die or become disabled prior to reaching retirement. The wholly-owned subsidiary bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of the wholly-owned subsidiary bank and are payable to the Bank. At December 31, 2001 and 2000, the deferred compensation liability totaled $516,000 and $135,000, respectively, the cash surrender value of life insurance was $669,000 and $468,000, respectively, and the face amount of the insurance policies in force approximated $2,939,000 and $2,280,000 in 2001 and 2000, respectively. The deferred compensation plan is not qualified under Section 401 of the Internal Revenue Code.

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

                        DECEMBER 31, 2001, 2000 AND 1999


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

                                                                    In Thousands
                                                               Except Per Share Amounts
                                                             ---------------------------
                                                              2001       2000      1999
                                                              ----       ----      ----
           Net earnings                   As Reported        $6,651     5,633      4,902
                                          Proforma           $6,628     5,610      4,902

           Basic earnings per             As Reported        $ 3.26      2.83       2.52
               common share               Proforma           $ 3.25      2.82       2.52

           Diluted earnings per           As Reported        $ 3.26      2.83       2.52
               common share               Proforma           $ 3.25      2.82       2.52

         A summary of the stock option activity for 2001, 2000 and 1999 is as follows:

                                                  2001                          2000                          1999
                                           --------------------         ---------------------          --------------------
                                                      Weighted                      Weighted                      Weighted
                                                       Average                      Average                       Average
                                                      Exercise                      Exercise                      Exercise
                                           Shares       Price           Shares        Price            Shares       Price
                                           ------    ----------         ------     ----------          ------    ----------
         Outstanding at
           beginning of year               47,481    $    30.64         48,311     $    30.56              --    $       --
         Granted                            2,250         36.25          2,500          32.00          48,311         30.56
         Exercised                         (1,266)        30.56             --             --              --            --
         Forfeited                         (1,316)        30.56         (3,330)        (30.56)             --            --
                                           ------    ----------         ------     ----------          ------    ----------
         Outstanding at end of
           year                            47,149    $    30.90         47,481     $    30.64          48,311    $    30.56
                                           ======    ==========         ======     ==========          ======    ==========

         Options exercisable at
           year end                         8,755                        4,498                               -
                                           ======                       ======                         =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


(17)     STOCK OPTION PLAN, CONTINUED

         The following table summarizes information about fixed stock options outstanding at December 31, 2001:

                                            Options Outstanding                      Options Exercisable
                                --------------------------------------------     --------------------------
                                                                  Weighted
                                                  Weighted         Average                         Weighted
                Range of           Number          Average        Remaining         Number         Average
                Exercise        Outstanding       Exercise       Contractual     Exercisable       Exercise
                 Prices         at 12/31/01         Price           Life         at 12/31/01        Price
                --------        -----------       --------       ----------      -----------       --------
                $ 30.56 -
                $ 36.25           47,149          $  30.90        8.0 years         8,755          $ 30.60

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

         The following is a summary of the components comprising basic and diluted earnings per share (EPS):

                                                                          In Thousands (except share data)
                                                                   ------------------------------------------------
                                                                     2001                2000               1999
                                                                     ----                ----               ----
               Basic EPS Computation:
                 Numerator - Earnings available to
                    common stockholders                            $    6,651              5,633              4,902
                                                                   ----------          ---------          ---------
                 Denominator - Weighted average number
                    of common shares outstanding                    2,037,896          1,992,149          1,947,404
                                                                   ----------          ---------          ---------
                          Basic earnings per common share          $     3.26               2.83               2.52
                                                                   ==========          =========          =========

               Diluted EPS Computation:
                 Numerator - Earnings available to
                    common stockholders                            $    6,651              5,633              4,902
                                                                   ----------          ---------          ---------
                 Denominator:
                    Weighted average number of common
                      shares outstanding                            2,037,896          1,992,149          1,947,404
                    Dilutive effect of stock options                    1,539                380                 --
                                                                   ----------          ---------          ---------
                                                                    2,039,435          1,992,529          1,947,404
                                                                   ----------          ---------          ---------
                          Diluted earnings per common
                            share                                  $     3.26               2.83               2.52
                                                                   ==========          =========          =========

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                                 BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000

                                                                                           In Thousands
                                                                                           ------------
                                                                                      2001               2000
                                                                                      ----               ----
                                        ASSETS

          Cash                                                                       $    26*               27*
          Investment in wholly-owned commercial bank subsidiary                       40,971*           34,378*
          Investment in 50% owned commercial bank subsidiaries                         4,870*            4,221*
          Refundable income taxes                                                        104               109
                                                                                     -------           -------
               Total assets                                                          $45,971            38,735
                                                                                     =======           =======

                          LIABILITIES AND STOCKHOLDERS' EQUITY

          Stockholders' equity:
            Common stock, par value $2.00 per share, authorized
               5,000,000 shares, 2,054,089 and 2,005,958 shares
               issued and outstanding, respectively                                  $ 4,108             4,012
            Additional paid-in capital                                                11,847            10,162
            Retained earnings                                                         29,903            25,172
            Unrealized gains (losses) on available-for-sale securities, net
               of income taxes of $69,000 and $373,000, respectively                     113              (611)
                                                                                     -------           -------
                   Total stockholders' equity                                         45,971            38,735
                                                                                     -------           -------
                   Total liabilities and stockholders' equity                        $45,971            38,735
                                                                                     =======           =======

         *Eliminated in consolidation.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                STATEMENTS OF EARNINGS AND COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2001

                                                                       -------------------------------------------
                                                                                      In Thousands
                                                                       -------------------------------------------
                                                                        2001               2000              1999
                                                                        ----               ----              ----
          Expenses:
            Directors' fees                                            $   272               272               267
            Other                                                            1                15                27
                                                                       -------            ------            ------

               Loss before Federal income tax benefits
                 and equity in undistributed earnings of
                 commercial bank subsidiaries                             (273)             (287)             (294)

          Federal income tax benefits                                      104               109               112
                                                                       -------            ------            ------
                                                                          (169)             (178)             (182)

          Equity in undistributed earnings of commercial
            bank subsidiaries                                            6,820*            5,811*            5,084*
                                                                       -------            ------            ------

               Net earnings                                              6,651             5,633             4,902
                                                                       -------            ------            ------

          Other comprehensive earnings (loss), net of tax:
            Unrealized gains (losses) on available-for-sale
               securities arising during period, net of taxes
               of $442,000, $615,000 and $1,109,000,
               respectively                                                724             1,005            (1,811)
                                                                       -------            ------            ------
                       Other comprehensive earnings (loss)                 724             1,005            (1,811)
                                                                       -------            ------            ------

                       Comprehensive earnings                          $ 7,375             6,638             3,091
                                                                       =======            ======            ======



         *Eliminated in consolidation.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999



(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 2001

                                                                                     In Thousands
                                                    -----------------------------------------------------------------------------
                                                                                                     Net Unrealized
                                                                   Additional                        Gain (Loss) On
                                                    Common           Paid-In           Retained       Available-For-
                                                     Stock           Capital           Earnings      Sale Securities       Total
                                                     -----         ----------          --------      ----------------     -------
Balance December 31, 1998                            $2,877            8,530            17,663              195            29,265

Cash dividends declared, $.75 per share                  --               --            (1,447)              --            (1,447)

Issuance of 32,363 shares of stock pursuant
   to dividend reinvestment plan                         65            1,216                --               --             1,281

Issuance of 2,000 shares of stock                         4               56                --               --                60

Issuance of 490,019 shares of stock
   pursuant to a 4 for 3 stock split                    980             (980)               --               --                --

Net change in unrealized gain (loss) on
   available-for-sale securities during the
   year, net of taxes of $1,109,000                      --               --                --           (1,811)           (1,811)

Net earnings for the year                                --               --             4,902               --             4,902
                                                     ------          -------           -------           ------           -------

Balance December 31, 1999                             3,926            8,822            21,118           (1,616)           32,250

Cash dividends declared, $.80 per share                  --               --            (1,579)              --            (1,579)

Issuance of 42,795 shares of stock pursuant
   to dividend reinvestment plan                         86            1,340                --               --             1,426

Net change in unrealized gain (loss) on
   available-for-sale securities during the
   year, net of taxes of $615,000                        --               --                --            1,005             1,005


Net earnings for the year                                --               --             5,633               --             5,633
                                                     ------          -------           -------           ------           -------

Balance December 31, 2000                             4,012           10,162            25,172             (611)           38,735

Cash dividends declared, $.95 per share                  --               --            (1,920)              --            (1,920)

Issuance of 46,865 shares of stock pursuant
   to dividend reinvestment plan                         94            1,649                --               --             1,743

Issuance of 1,266 shares of stock pursuant
   to exercise of stock options                           2               36                --               --                38

Net change in unrealized gain (loss) on
   available-for-sale securities during the
   year, net of taxes of $442,000                        --               --                --              724               724

Net earnings for the year                                --               --             6,651               --             6,651
                                                     ------          -------           -------           ------           -------
Balance December 31, 2001                            $4,108           11,847            29,903              113            45,971
                                                     ======          =======           =======           ======           =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 2001

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                  In Thousands
                                                                     --------------------------------------
                                                                       2001           2000            1999
                                                                       ----           ----            ----
         Cash flows from operating activities:
           Cash paid to suppliers and other                          $  (273)          (287)          (294)
           Tax benefits received                                         109            112             81
                                                                     -------         ------         ------
                    Net cash used in operating activities               (164)          (175)          (213)
                                                                     -------         ------         ------

         Cash flows from investing activities:
           Dividends received from commercial bank
              subsidiaries                                               445            351            395
           Dividends reinvested in commercial bank
              subsidiaries                                              (105)           (73)            --
           Capital contribution to bank subsidiary                       (38)            --             --
                                                                     -------         ------         ------
                    Net cash provided by investing activities            302            278            395
                                                                     -------         ------         ------

         Cash flows from financing activities:
           Dividends paid                                             (1,920)        (1,579)        (1,447)
           Proceeds from sale of stock                                 1,743          1,426          1,341
           Proceeds from exercise of stock options                        38             --             --
                                                                     -------         ------         ------
                  Net cash used in financing activities                 (139)          (153)          (106)
                                                                     -------         ------         ------

                  Net increase (decrease) in cash and cash
                    equivalents                                           (1)           (50)            76

         Cash and cash equivalents at beginning of year                   27             77              1
                                                                     -------         ------         ------

         Cash and cash equivalents at end of year                    $    26             27             77
                                                                     =======         ======         ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                       STATEMENTS OF CASH FLOWS, CONTINUED

                       THREE YEARS ENDED DECEMBER 31, 2001

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                In Thousands
                                                                    -------------------------------------
                                                                      2001           2000           1999
                                                                      ----           ----           ----
         Reconciliation of net earnings to net cash used in
           operating activities:
              Net earnings                                          $ 6,651          5,633          4,902

         Adjustments to reconcile net earnings to net cash
           used in operating activities:
              Equity in earnings of commercial bank
                subsidiaries                                         (6,820)        (5,811)        (5,084)
              Decrease (increase) in refundable income taxes              5              3            (31)
                                                                    -------         ------         ------
                Total adjustments                                    (6,815)        (5,808)        (5,115)
                                                                    -------         ------         ------

                Net cash used in operating activities               $  (164)          (175)          (213)
                                                                    =======         ======         ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


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

                        DECEMBER 31, 2001, 2000 AND 1999


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

                        DECEMBER 31, 2001, 2000 AND 1999


(20)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

                 Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

                    Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods up to three years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 2001 are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

                    The carrying value and estimated fair values of the Company's financial instruments at December 31, 2001 and 2000 are as follows:

                                                                               In Thousands
                                                          -------------------------------------------------------
                                                                     2001                         2000
                                                          -------------------------------------------------------
                                                          Carrying                       Carrying
                                                           Amount        Fair Value       Amount       Fair Value
                                                           ------        ----------       ------       ----------
                   Financial assets:
                     Cash and short-term
                        investments                       $ 51,660         51,660         57,866         57,866
                     Securities                             98,561         98,818         91,064         91,067
                     Loans, net of unearned
                        interest                           494,766                       432,289
                     Less:  allowance for possible
                        loan losses                          5,489                         4,525
                                                          --------                       -------
                     Loans, net of allowance               489,277        494,683        427,764        424,107
                                                          --------                       -------

                     Loans held for sale                     4,369          4,369          1,295          1,295
                                                          --------                       -------

                   Financial liabilities:
                     Deposits                              602,576        607,308        543,583        545,545
                     Securities sold
                        under repurchase
                        agreements                           8,551          8,551          9,710          9,710
                     Advances from Federal Home
                        Loan Bank                            1,370          1,582          1,857          1,895

                   Unrecognized financial
                     instruments:
                        Commitments to
                          extend credit                         --             --             --             --
                        Standby letters of credit               --             --             --             --

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2001, 2000 AND 1999


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