Form 10-K, Exhibit 13
period 2002-12-31
WILSON BANK HOLDING CO
filed 2003-03-26
CIK 885275

                                                                  EXHIBIT 13.1

                           WILSON BANK HOLDING COMPANY
                         COMMON STOCK MARKET INFORMATION

The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at February 1, 2003 was 1,452. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company's common stock during the years 2001 and 2002.

                                  Stock Prices

    2001                                 HIGH                   LOW
First Quarter                           $36.25                 $35.50
Second Quarter                           37.00                  36.25
Third Quarter                            38.00                  37.00
Fourth Quarter                           38.75                  38.00

    2002                                 HIGH                   LOW
First Quarter                           $39.50                 $38.75
Second Quarter                           40.75                  39.50
Third Quarter                            42.25                  40.75
Fourth Quarter                           43.50                  42.25

         On January 1, 2002, a $.55 per share cash dividend was declared and on July 1, 2002, a $.60 per share cash dividend was declared and paid to shareholders of record as of those dates. On January 1, 2001, a $.45 per share cash dividend was declared and on July 1, 2001, a $.50 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent on the Company's profitability, its capital needs, overall financial condition, economic and regulatory consideration.

          WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

                                                                   IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                                                               AS OF DECEMBER 31,
                                                  ------------------------------------------------------------------------------
                                                    2002             2001              2000              1999             1998
                                                  --------         ---------          -------          -------           -------
CONSOLIDATED
BALANCE SHEETS:
Total assets end of year                          $752,786           667,804          602,218          495,218           431,975
Loans, net                                        $543,658           489,277          427,764          354,758           292,686
Securities                                        $118,342            98,561           91,064           83,780            73,588
Deposits                                          $679,408           602,576          543,583          447,792           389,105
Stockholders' equity                              $ 55,031            45,971           38,735           32,250            29,265

                                                                             Years Ended December 31,
                                                  ------------------------------------------------------------------------------
                                                    2002              2001             2000             1999              1998
                                                  --------         ---------          -------          -------           -------
CONSOLIDATED STATEMENTS
OF EARNINGS:
Interest income                                   $ 45,090          47,883            42,426           35,193            30,950
Interest expense                                    18,215          25,633            22,860           17,457            16,003
                                                  --------          ------            ------           ------            ------
         Net interest income                        26,875          22,250            19,566           17,736            14,947

Provision for possible loan losses                   2,344           1,976             1,417            1,103             1,010
                                                  --------          ------            ------           ------            ------
Net interest income after provision for
   possible loan losses                             24,531          20,274            18,149           16,633            13,937
Non-interest income                                  8,076           7,732             5,752            4,350             4,200
Non-interest expense                                18,685          17,314            14,871           13,265            11,376
                                                  --------          ------            ------           ------            ------

Earnings before income taxes                        13,922          10,692             9,030            7,718             6,761

Income taxes                                         5,393           4,041             3,397            2,816             2,257
                                                  --------          ------            ------           ------             -----

Net earnings                                      $  8,529           6,651             5,633            4,902             4,504
                                                  ========          ======            ======           ======             =====

Minority interest in net earnings of
   subsidiaries                                   $    866             587               460              271               131
                                                  ========          ======            ======           ======            ======

Cash dividends declared                           $  2,378           1,920             1,579            1,447             1,203
                                                  ========          ======            ======           ======            ======

PER SHARE DATA: (1)
Basic earnings per common share                   $   4.08            3.26              2.83             2.52              2.37
Diluted earnings per common share                 $   4.08            3.26              2.83             2.52              2.37
Cash dividends                                    $   1.15            0.95              0.80             0.75              0.64
Book value                                        $  26.11           22.38             19.31            16.43             15.26

RATIOS:
Return on average stockholders'
   equity                                            16.98%          15.70%            16.39%           16.04%            16.72%
Return on average assets (2)                          1.33%           1.14%             1.14%            1.12%             1.18%
Capital to assets (3)                                 8.08%           7.61%             7.13%            7.25%             7.61%
Dividends declared per share as percentage
   of basic earnings per share                       28.19%          29.14%            28.27%           29.76%            27.00%

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

         During 1996, the Company and other organizers consisting primarily of residents of DeKalb and Smith Counties, Tennessee formed DeKalb Community Bank and Community Bank of Smith County. The Company acquired 50% of the common stock of each bank. Each of the banks were capitalized with $3,500,000; and accordingly, the Company's initial investment in each bank was $1,750,000. Each of the banks have a dividend reinvestment plan whereby the stockholders are given the opportunity to reinvest all or a portion of their dividends in the bank's stock. The Company reinvests its dividends in the amount necessary to maintain a 50% ownership interest. DeKalb Community Bank and Community Bank of Smith County are accounted for as consolidated subsidiaries of the Company and their accounts are included in the consolidated financial statements. The equity and earnings applicable to the minority stockholders are shown as minority interest in the consolidated financial statements.

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

CRITICAL ACCOUNTING POLICIES

         The accounting principles we follow and our methods of applying these principles conform with accounting principles generally accepted in the United States and with general practices within the banking industry. In connection with the application of those principles to the determination of our allowance for loan losses (ALL), we have made judgments and estimates which have significantly impacted our financial position and results of operations.

         Our management assesses the adequacy of the ALL on a regular basis. This assessment include

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

procedures to estimate the ALL and test the adequacy and appropriateness of the resulting balance. The ALL consists of two portions (1) an allocated amount representative of specifically identified credit exposure and exposures readily predictable by historical or comparative experience; (2) an unallocated amount representative of inherent loss which is not readily identifiable. Even though the ALL is composed of two components, the entire allowance is available to absorb any credit losses.

         We establish the allocated amount separately for two different risk groups (1) unique loans (commercial loans, including those loans considered impaired); and (2) homogenous loans (generally consumer loans). We base the allocation for unique loans primarily on risk rating grades assigned to each of these loans as a result of our loan management and review processes. Each risk-rating grade is assigned an estimated loss ratio, which is determined based on the experience of management, discussions with banking regulators, historical and current economic conditions and our independent loan review process. We estimate losses on impaired loans based on estimated cash flows discounted at the loan's original effective interest rate or the underlying collateral value. We also assign estimated loss ratios to our consumer portfolio. However, we base the estimated loss ratios for these homogenous loans on the category of consumer credit (e.g., automobile, residential mortgage, home equity) and not on the results of individual loan reviews.

         The unallocated amount is particularly subjective and does not lend itself to the exact mathematical calculation. We use the unallocated amount to absorb inherent losses which may exist as of the balance sheet date for such matters as changes in the local or national economy, the depth or experience of the lending staff, any concentrations of credit in any particular industry group, and new banking laws or regulations. After we assess applicable factors, we evaluate the aggregate unallocated amount based on our management's experience.

         We then test the resulting ALL balance by comparing the balance in the allowance account to historical trends and peer information. Our management then evaluates the result of the procedures performed, including the result of our testing, and concludes on the appropriateness of the balance of the ALL in its entirety. The loan review and the finance committee of our board of directors review the assessment prior to the filing of financial information.

RESULTS OF OPERATIONS

         Net earnings for the year ended December 31, 2002 were $8,529,000, an increase of $1,878,000, or 28.2%, over 2001. Net earnings for the year ended December 31, 2001 were $6,651,000, an increase of $1,018,000, or 18.1%, over
2000. On a per share basis, net income equaled $4.08 in 2002, compared with $3.26 in 2001 and $2.83 in 2000.

NET INTEREST INCOME

         Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company's earnings. Total interest income in 2002 was $45,090,000, compared with $47,883,000 in 2001 and $42,426,000 in 2000. The decrease in total interest income in 2002 was primarily due to a decrease in the average interest rate of 1.25% offset by a $69 million or 11.5% increase in average earning assets over 2001. Average earning assets increased $103 million from December 31, 2000 to December 31, 2001. The average interest rate earned on earning assets was 6.78% in 2002 compared with 8.03% in 2001 and 8.59% in 2000.

         Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on nonaccrual loans totaled $12,000 in 2002, compared with $12,000 in 2001 and $17,000 in 2000.

         Total interest expense for 2002 was $18,215,000, a decrease of $7,418,000, or 28.9%, compared to total interest expense of $25,633,000 in 2001. The decrease in total interest expense was due to a decrease in the weighted average cost of funds from 4.39% to 2.83%, offset by an increase in average interest bearing deposits of approximately $55,011,000. Interest expense increased from $22,860,000 in 2000 to $25,633,000 in 2001 or an increase of $2,773,000, or 12.1%. The increase in 2001 was due to a $86,205,000 increase in average interest bearing deposits and a decrease in the weighted average cost of funds from 4.67% to 4.39%.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         Net interest income for 2002 totaled $26,875,000 as compared to $22,250,000 and $19,566,000 in 2001 and 2000, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), increased to 3.95% from 3.64% in 2001. The net interest spread was 3.92% in 2000. The net interest yield, which is net interest income expressed as a percentage of average earning assets, increased to 4.07% for 2002 compared to 3.77% in 2001 and 4.01% in 2000. Interest rates decreased in 2002 as a result of the Federal Reserve Bank's decision to lower the discount rate to stimulate the economy. The Company believes that interest rates will remain stable in 2003. The Company is in a position to reprice its liabilities faster than the assets are repricing. However, due to the very low interest rate environment, the Company may have to pay more for deposits to compete with the customers' other investment opportunities. Management also believes that growth in 2003 will generally approximate the growth experienced in 2002. A significant increase in interest rates could have an adverse impact on net interest yields and earnings.

PROVISION FOR POSSIBLE LOAN LOSSES

         The provision for loan losses represents a charge to earnings necessary to establish an allowance for possible loan losses that, in management's evaluation, should be adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2002 provision for loan losses was $2,344,000, an increase of $368,000 from the provision of $1,976,000 in 2001. The increase in the provision was primarily a result of increases in loans and general economic conditions. The provision for loan losses was $1,417,000 in 2000. Net charge-offs decreased to $890,000 in 2002 from $1,012,000 in 2001. Net charge-offs in 2000 totaled $739,000. The ratio of net charge-offs to average total outstanding loans in 2002 was .17% and in 2001 was .22% and in 2000 was .19%. The provision for loan losses in 2002 exceeded net charge-offs by $1,454,000 compared to $964,000 in 2001 and $678,000 in 2000.

         The provision for loan losses raised the allowance for possible loan losses (net of charge-offs and recoveries) to $6,943,000 at December 31, 2002 from $5,489,000 and $4,525,000 at December 31, 2001 and 2000, respectively. This represents a 26.5% increase in the allowance at December 31, 2002 over December 31, 2001 as compared to a 11.3% increase in total loans. The allowance for possible loan losses was 1.26% of total loans outstanding at December 31, 2002 compared to 1.11% at December 31, 2001 and 1.05% at December 31, 2000. Additionally, as a percentage of nonperforming loans at year end 2002, 2001 and 2000, the allowance for possible loan losses represented 564%, 725% and 1,160%, respectively. Although net charge-offs decreased, the level of nonperforming loans increased as discussed under "Loans".

         The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared bi-monthly by the Loan Review Officer to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Loan Review Officer, consideration of current economic conditions, and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this bi-monthly assessment. The review is presented to the Finance Committee and subsequently approved by the Board of Directors. See the discussion under "Critical Accounting Policies" for more information. Management believes the allowance for possible loan losses at December 31, 2002 to be adequate.

NON-INTEREST INCOME

         The components of the Company's non-interest income include service charges on deposit accounts, other fees, gains on sales of loans, gains on sales of fixed assets and other income. Total non-interest income for 2002 was $8,076,000 compared with $7,732,000 in 2001 and $5,752,000 in 2000. The 4.4%
increase over 2001 was primarily due to increases in the volume of service charges on deposit accounts (which increased $371,000) and gains on sales of loans (which increased $334,000). The Company has entered into a commission participation

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

arrangement with a local insurance agency to sell insurance products. Management does not anticipate that this arrangement will materially impact 2003 non-interest income.

NON-INTEREST EXPENSES

         Non-interest expenses consist primarily of employee costs, occupancy expenses, furniture and equipment expenses and other operating expenses. Total non-interest expenses for 2002 increased 7.9% to $18,685,000 from $17,314,000 in 2001. The 2001 non-interest expense was up 16.4% over non-interest expense in 2000 which totaled $14,871,000. The increases in non-interest expenses in 2002 resulted primarily from increases in employee salaries and related benefits. This increase was principally due to an increase in the number of employees necessary to support the Company's expanded operations. Other operating expenses increased to $4,854,000 in 2002 from $4,790,000 in 2001. These expenses included data processing, supplies and general operating expenses, which increased as a result of continued growth of the Company.

INCOME TAXES

         The Company's income tax expense was $5,393,000 for 2002 an increase of $1,352,000 from $4,041,000 from 2001. The percentage of income tax expense to earnings before taxes increased to 38.7% in 2002 from 37.8% in 2001. The percentage was 37.6% in 2000. The percentage for 2002 as compared to 2001 increased primarily as a result of a decrease in the percentage of interest income exempt from Federal income taxes to earnings before taxes from 7.9% in 2001 to 5.7% in 2002 and an increase in the state tax rate from 6% to 6.5% in 2002. The increase from 2000 to 2001 is also due to a decrease in the percentage of interest income exempt from Federal income taxes from 9.2% in 2000 to 7.9% in 2001.

FINANCIAL CONDITION

         BALANCE SHEET SUMMARY. The Company's total assets increased $84,982,000 or 12.7% to $752,786,000 at December 31, 2002, after increasing 10.9% in 2001 to
$667,804,000 at December 31, 2001. Loans, net of allowance for possible loan losses, totaled $543,658,000 at December 31, 2002, a 11.1% increase compared to December 31, 2001. Investment securities increased in 2002, primarily as a result of increased deposits. At year end 2002 securities totaled $118,342,000, an increase of 20.1% from $98,561,000 at December 31, 2001. The increase in securities in 2002 includes a $1,250,000 increase in unrealized gains and losses on securities available-for-sale.

         Total liabilities increased $75,922,000 at December 31, 2002 to $697,775,000 compared to $621,833,000 at December 31, 2001. This increase was composed primarily of the $76,832,000 increase in total deposits to $679,408,000 (a 12.8% increase). Securities sold under repurchase agreements decreased to $7,868,000 from $8,551,000 at the respective year ends 2002 and 2001. Advances from the Federal Home Loan Bank decreased from $1,370,000 at December 31, 2001 to $997,000 at December 31, 2002.

         Stockholders' equity increased $9,060,000 or 19.7% due to net earnings and sales of stock pursuant to the Company's Dividend Reinvestment Plan, net of dividends paid on the Company's common stock. The increase includes a $717,000 increase in unrealized gains and losses on available-for-sale securities, net of taxes. A more detailed discussion of assets, liabilities and capital follows.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

LOANS:

Loan categories are as follows:

                                               2002                                     2001
                                ---------------------------------       ----------------------------------
(In Thousands)                       AMOUNT            PERCENTAGE            AMOUNT             PERCENTAGE
                                     ------            ----------            ------             ----------
Commercial, financial
  and agricultural              $        192,945          35.1%         $        190,700           38.5%
Installment                               59,721          10.8                    50,741           10.3
Real estate - mortgage                   267,145          48.5                   228,316           46.1
Real estate - construction                30,794           5.6                    25,044            5.1
                                ----------------         -----          ----------------          -----
TOTAL                           $        550,605         100.0%         $        494,801          100.0%
                                ================         =====          ================          =====

         Loans are the largest component of the Company's assets and are its primary source of income. The Company's loan portfolio, net of allowance for possible loan losses, increased 11.1% as of year end 2002. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31, 2002 and 2001.

         As represented in the table, primary loan growth was in real estate mortgage loans and installment loans. Real estate mortgage loans increased 17.0% in 2002 and at December 31, 2002 comprised 48.5% of total loans compared to 46.1% of total loans at December 31, 2001. Management believes this increase was primarily due to the favorable interest rate environment and the Company's ability to increase its market share of such loans while maintaining its loan underwriting standards. Installment loans increased 17.7% in 2002 and comprised 10.8% of the total loan portfolio at December 31, 2002, compared to 10.3% at December 31, 2001.

         Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans, and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2002, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.

         Non-performing loans, which include non-accrual loans, loans 90 days past due, and renegotiated loans totaled $1,230,000 at December 31, 2002, an increase from $757,000 at December 31, 2001. Non-accrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management's evaluation of the borrower's financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower's ability to pay. Non-accrual loans totaled $483,000 at December 31, 2002 compared to $169,000 at December 31, 2001. Loans 90 days past due, as a component of non-performing loans, increased to $747,000 at December 31, 2002 from $588,000 at December 31, 2001. This increase is primarily a result of increases in installment loans and real estate mortgage loans that are 90 days past due. The Company had no renegotiated loans, which would have been included in non-performing loans.

         The Company also internally classifies loans about which management questions the borrower's ability to comply with the present repayment terms of the loan agreement. These internally classified loans, inclusive of certain non-performing loans, totaled $4,038,000 at December 31, 2002 as compared to $3,153,000 at December 31, 2001. Of the internally classified loans at December 31, 2002, $2,046,000 are real estate related loans and $1,992,000 are various other types of loans. The internally classified loans as a percentage of the allowance for possible loan losses were 58.2% and 57.4%, respectively, at December 31, 2002 and 2001.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The allowance for possible loan losses is discussed under "Critical Accounting Policies" and "Provision for Possible Loan Losses." The Company maintains its allowance for possible loan losses at an amount believed by management to be adequate to provide for the possibility of loan losses in the loan portfolio.

         Essentially all of the Company's loans were from Wilson, DeKalb, Smith, Trousdale and adjacent counties. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment as well as by identification of credit risks. At December 31, 2002 no single industry segment accounted for more than 10% of the Company's portfolio other than real estate loans.

         The Company's management believes there is a significant opportunity to continue to increase the loan portfolio in the Company's primary market area which was expanded in 1999 to include eastern Davidson County, Tennessee. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending. Although it is the Company's objective to achieve a loan portfolio equal to approximately 85% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will likely determine the size of the loan portfolio in a given economic climate. This loan demand is reflected in the past two years when the Company's average loan to average deposit ratio was 82.7% and 80.7%, respectively, despite significant deposit growth. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell some of the loans it generates to other financial institutions if the transaction profits the Company and improves the liquidity of the loan portfolio. The subsidiary banks also sell loan participations to other banks within the consolidated group.

SECURITIES

         Securities increased 20.1% to $118,342,000 at year end 2002 from $98,561,000 at December 31, 2001, and comprised the second largest and other primary component of the Company's earning assets. This increase followed a 8.2% securities portfolio increase from year end 2000 to 2001. The growth in securities resulted from continued deposit growth in excess of funds necessary to fund loan growth.

         The primary increase in the Company's securities portfolio was in U.S. Treasury and other U.S. Government agencies which increased $20,456,000 or 25.7% in 2002. The average yield of the securities portfolio at December 31, 2002 was 4.18% with an average maturity of 3.92 years, as compared to an average yield of 5.64% and an average maturity of 5.33 years at December 31, 2001. Due to falling interest rates in 2002, payoffs in the securities portfolio increased. Management reinvested in lower yielding securities, with shorter maturities, which resulted in the decrease in both average yields and average maturities from 2001 to 2002.

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

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The Company's classification of securities as of December 31, 2002 is as follows:

(In Thousands)                                     HELD-TO-MATURITY                    AVAILABLE-FOR-SALE
                                                   ----------------                    ------------------
                                              Amortized         Estimated         Amortized         Estimated
                                                Cost          Market Value           Cost          Market Value
                                                ----          ------------           ----          ------------
U.S. Treasury and other
   U.S. Government agencies
   and Corporations                         $          -              -             98,835           100,168
Obligations of states and political
   subdivisions                                   12,877         13,503              1,804             1,884
Corporate bonds                                        -              -              1,705             1,721
Mortgage-backed securities                         1,336          1,335                346               356
                                            ------------         ------            -------           -------
                                            $     14,213         14,838            102,690           104,129
                                            ============         ======            =======           =======

No securities have been classified as trading securities.

         The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.

DEPOSITS

         The increases in assets in 2002 and 2001 were funded primarily by increases in deposits. Total deposits, which are the principal source of funds for the Company, totaled $679,408,000 at December 31, 2002 compared to $602,576,000 and $543,583,000 at December 31, 2001 and 2000, respectively. The
Company has targeted local consumers, professionals, and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Smith County and Trousdale County areas are growing economic markets offering growth opportunities for the Company; however, the Company competes with several of the larger bank holding companies that have bank offices in these counties; and therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded. Management believes that the acquisition of two of its primary competitors by larger bank holding companies during 2000 resulted in an expansion of the Company's market share in 2001 and 2002.

         The $76,832,000, or 12.8%, growth in deposits in 2002 consisted of changes in several deposit categories: savings accounts increased $8,355,000 (27.2%) to $39,110,000, total certificates of deposit (including individual retirement accounts) increased $28,482,000 (8.6%) to $361,346,000, NOW accounts increased $9,536,000 (20.8%) to $55,310,000, money market accounts increased $25,929,000 (19.6%) to $158,044,000 and demand deposits increased $4,530,000
(7.4%) to $65,598,000.

         The average rate paid on average total interest-bearing deposits was 3.1% for 2002, compared to 4.9% for 2001. The average rate paid in 2000 was 5.2%.

         The ratio of average loans to average deposits was 82.7% in 2002 compared with 80.7% and 82.4% in 2001 and 2000, respectively.

LIQUIDITY AND ASSET MANAGEMENT

         The Company's management seeks to maximize net interest income by managing the Company's assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense associated with extending liability maturities. Liquid assets include cash and cash equivalents and investment securities and money market instruments that will mature

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

within one year. At December 31, 2002, the Company's liquid assets approximated $84.5 million.

         The Company's primary source of liquidity is a stable core deposit base. In addition, short-term investments, loan payments and investment security maturities provide a secondary source.

         At December 31, 2002, the Company had unfunded loan commitments outstanding of $68.2 million, unfunded lines of credit of $22.8 million and outstanding standby letters of credit of $5.0 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Company's bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company's bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned above, the Company's bank subsidiary has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, its investment security maturities and short-term borrowings.

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

         At December 31, 2002, the Company had a liability sensitive position (a negative gap) for 2003. Liability sensitivity means that more of the Company's liabilities are capable of repricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing. The 2002 net earnings increased in the declining rate environment primarily due to a $7,418,000 reduction in interest cost which resulted from savings related to rate declines of $10,087,000 net of additional interest cost of $2,669,000 related to increased volume. The declining rates resulted in a reduction of interest income of $8,372,000 which was offset by an increase in income related to volume of $5,552,000. The 2001 net earnings increased in the declining rate environment primarily due to a 20.6% growth in earning assets. The 2000 earnings deteriorated in the rising rate environment.

The following table shows the rate sensitivity gaps for different time periods as of December 31, 2002:

INTEREST RATE SENSITIVITY GAPS                                                         One Year
      December 31, 2002                  1-90           91-180           181-365         and
       (In Thousands)                    Days            Days             Days          Longer           Total
------------------------------           ----           ------           -------        ------           -----
Interest-earning assets             $    135,958        48,048            82,580        440,582          707,168
Interest-bearing liabilities            (345,568)      (74,679)          (86,772)      (115,656)        (622,675)
                                    ------------      --------          --------       --------         --------
Interest-rate sensitivity gap       $   (209,610)      (26,631)           (4,192)       324,926           84,493
                                    ============      ========          ========       ========         ========

  Cumulative gap                    $   (209,610)     (236,241)         (240,433)        84,493
                                    ============      ========          ========       ========

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

CAPITAL POSITION AND DIVIDENDS

         CAPITAL. At December 31, 2002, total stockholders' equity was $55,031,000, or 7.3% of total assets, which compares with $45,971,000, or 6.9% of total assets at December 31, 2001, and $38,735,000, or 6.4% of total assets, at December 31, 2000. The dollar increase in stockholders' equity during 2002 reflects (i) the Company's net income of $8,529,000 less cash dividends of $1.15 per share totaling $2,378,000, (ii) the issuance of 52,597 shares of common stock for $2,151,000 in lieu of payment of cash dividends, (iii) the issuance of 1,333 shares of common stock pursuant to exercise of stock options for $41,000 and (iv) the increase in the net unrealized gain on available-for-sale securities of $717,000.

         The Company's principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Company and its subsidiary banks. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which the Company and subsidiary banks have none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. The risk-based capital guidelines require the subsidiary banks and the Company to have a total risk-based capital ratio of 8.0% and a Tier I risk-based capital ratio of 4.0%. At December 31, 2002 the Company's total risk-based capital ratio was 12.9% and its Tier I risk-based capital ratio was 11.7%, respectively, compared to ratios of 12.2% and 11.0%, respectively at December 31, 2001. The required Tier I leverage capital ratio (Tier I capital to average assets for the most recent quarter) for the Company is 4.0%. At December 31, 2002, the Company had a leverage ratio of 7.6% compared to 7.4% at December 31, 2001. Management believes it can adequately capitalize its growth for the next few years with earnings.

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

         Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Company's rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments. The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 2002.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                                           (DOLLARS IN THOUSANDS)
                              EXPECTED MATURITY DATE - YEAR ENDING DECEMBER 31,
                             --------------------------------------------------                            FAIR
                                2003       2004      2005      2006       2007   THEREAFTER    TOTAL       VALUE
                                ----       ----      ----      ----       ----   ----------    -----       -----
EARNING ASSETS:

Loans, net of unearned
interest:
  Variable rate              $ 20,466      2,368     3,859     7,909      4,713   215,914     255,229     255,229
    Average interest rate        6.43%      5.98%     5.98%     5.87%      5.90%     6.65%       6.86%

  Fixed rate                  126,823     22,343    34,776    36,810     23,310    51,310     295,372     298,837
    Average interest rate        6.25%      7.97%     7.95%     7.37%      7.46%     7.03%       6.94%

Securities                      5,142      7,239    37,556    26,007     14,786    27,612     118,342     118,967
  Average interest rate          4.19%      3.73%     3.76%     3.73%      4.39%     5.09%       4.16%

Loans held for sale            10,859          -         -         -          -         -      10,859      10,859
  Average interest rate          5.10%         -         -         -          -         -        5.10%

Federal funds sold             27,366          -         -         -          -         -      27,366      27,366
  Average interest rate          1.25%         -         -         -          -         -        1.25%

Interest-bearing deposits     494,239     87,102    15,329     3,451     12,990       699     613,810     618,777
  Average interest rate          2.10%      3.81%     3.94%     4.72%      4.71%     3.99%       2.50%

Short-term borrowings           7,868          -         -         -          -         -       7,868       7,868
  Average interest rate          2.00%         -         -         -          -         -        2.00%

Advances from Federal
  Home Loan Bank                    -          -         -         -          -       997         997       1,160
  Average interest rate             -          -         -         -          -      7.17%       7.17%

IMPACT OF NEW ACCOUNTING STANDARDS

         In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS 133 requires all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transactions and, if it is, the type of hedge transaction. In June of 1999 the FASB issued Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 (SFAS 137). SFAS 137 delays the effective date of SFAS 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. The adoption of SFAS 133 did not have a significant impact on the Company's results of operations or its financial position.

         In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133." SFAS No. 138 provides several technical amendments to SFAS No. 133. Since the Company does not hold any derivative instruments or engagement in hedging activities, SFAS No. 138 has not had a significant impact on the Company's financial position and results of operations.

         In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 requires that goodwill and other intangible

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

assets with indefinite useful lives no longer be amortized, but instead be tested for impairment annually. SFAS No. 142 is effective on January 1, 2002. These statements are not expected to have any impact on the Company's financial position or results of operations.

         In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Since the Company does not have any legal obligations as described above, this statement is not expected to have any impact on the Company's financial position or results of operations.

         In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, SFAS 144. This statement supersedes SFAS No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. This statement is not expected to have a significant impact on the Company's financial position or results of operations.

         In October 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 147, Acquisitions of Certain Financial Institutions. SFAS No. 147 amends SFAS No. 72 and FASB Interpretation No. 9 to eliminate all acquisitions of financial institutions other than transactions between mutual enterprises from their scope. Accordingly, the excess of the purchase price paid to acquire a financial institution over the fair value of the identifiable tangible and intangible assets and liabilities acquired now must be recorded as goodwill following SFAS No. 141 and assessed for impairment following SFAS No. 142, Goodwill and Other Intangible Assets. Furthermore, any previously recognized unidentifiable intangible assets resulting from prior business combinations that do not meet SFAS No. 141's criteria for separate recognition must be reclassified to goodwill. The Company will adopt SFAS 147 immediately, but it is not expected to have any current impact on the Company's financial position or results of operations.

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

                           WILSON BANK HOLDING COMPANY

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2002 AND 2001

                   (WITH INDEPENDENT AUDITOR'S REPORT THEREON)

                   [LETTERHEAD OF MAGGART & ASSOCIATES, P.C.]

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Wilson Bank Holding Company:

We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                                  /s/ Maggart & Associates, P.C.
                                                  ------------------------------

Nashville, Tennessee
January 10, 2003

                           WILSON BANK HOLDING COMPANY

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2002 AND 2001

                                                                                           In Thousands
                                                                                  -----------------------------
                                                                                        2002             2001
                                                                                        ----             ----
                                     ASSETS

Loans, net of allowance for possible loan losses of $6,943,000
   and $5,489,000, respectively                                                   $       543,658       489,277
Securities:
   Held-to-maturity, at amortized cost (market value $14,838,000
     and $16,387,000, respectively)                                                        14,213        16,130
   Available-for-sale, at market (amortized cost $102,690,000 and
     $82,242,000, respectively)                                                           104,129        82,431
                                                                                  ---------------       -------
                  Total securities                                                        118,342        98,561

Loans held for sale                                                                        10,859         4,369
Federal funds sold                                                                         27,366        31,506
                                                                                  ---------------       -------
                  Total earning assets                                                    700,225       623,713
                                                                                  ---------------       -------

Cash and due from banks                                                                    27,797        20,154
Premises and equipment, net                                                                15,409        15,139
Accrued interest receivable                                                                 4,625         4,648
Deferred income taxes                                                                       1,582         1,579
Other real estate                                                                             818           415
Other assets                                                                                2,330         2,156
                                                                                  ---------------       -------

                  Total assets                                                    $       752,786       667,804
                                                                                  ===============       =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                          $       679,408       602,576
Securities sold under repurchase agreements                                                 7,868         8,551
Advances from Federal Home Loan Bank                                                          997         1,370
Accrued interest and other liabilities                                                      3,713         4,466
                                                                                  ---------------       -------
                  Total liabilities                                                       691,986       616,963
                                                                                  ---------------       -------

Minority interest                                                                           5,769         4,870
                                                                                  ---------------       -------

Stockholders' equity:
   Common stock, par value $2.00 per share, authorized 5,000,000 shares,
     2,108,019 and 2,054,089 shares issued and outstanding, respectively                    4,216         4,108
   Additional paid-in capital                                                              13,931        11,847
   Retained earnings                                                                       36,054        29,903
   Net unrealized gains on available-for-sale securities, net of income
     taxes of $514,000 and $69,000, respectively                                              830           113
                                                                                  ---------------       -------
                  Total stockholders' equity                                               55,031        45,971
                                                                                  ---------------       -------

COMMITMENTS AND CONTINGENCIES
                  Total liabilities and stockholders' equity                      $       752,786       667,804
                                                                                  ===============       =======

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                       CONSOLIDATED STATEMENTS OF EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2002

                                                                           In Thousands (except per share data)
                                                                   ---------------------------------------------------
                                                                          2002               2001               2000
                                                                          ----               ----               ----
Interest income:
   Interest and fees on loans                                      $         39,120          40,262             35,743
   Interest and dividends on securities:
     Taxable securities                                                       4,390           5,136              4,727
     Exempt from Federal income taxes                                           798             850                829
   Interest on loans held for sale                                              197             182                 94
   Interest on Federal funds sold                                               585           1,453              1,033
                                                                   ----------------         -------            -------
                  Total interest income                                      45,090          47,883             42,426
                                                                   ----------------         -------            -------

Interest expense:
   Interest on negotiable order of withdrawal accounts                          378             515                577
   Interest on money market accounts and other
     savings accounts                                                         3,879           4,610              4,724
   Interest on certificates of deposit                                       13,621          20,000             16,960
   Interest on securities sold under repurchase agreements                      249             392                502
   Interest on advances from Federal Home Loan Bank                              82             112                 89
   Interest on Federal funds purchased                                            6               4                  8
                                                                   ----------------         -------            -------
                  Total interest expense                                     18,215          25,633             22,860
                                                                   ----------------         -------            -------

Net interest income before provision for possible loan losses                26,875          22,250             19,566
Provision for possible loan losses                                           (2,344)         (1,976)            (1,417)
                                                                   ----------------         -------            -------
Net interest income after provision for possible loan losses                 24,531          20,274             18,149
Non-interest income                                                           8,076           7,732              5,752
Non-interest expense                                                        (18,685)        (17,314)           (14,871)
                                                                   ----------------         -------            -------
                  Earnings before income taxes                               13,922          10,692              9,030

Income taxes                                                                  5,393           4,041              3,397
                                                                   ----------------         -------            -------

                  Net earnings                                     $          8,529           6,651              5,633
                                                                   ================         =======            =======

Basic earnings per common share                                    $           4.08            3.26               2.83
                                                                   ================         =======            =======

Diluted earnings per common share                                  $           4.08            3.26               2.83
                                                                   ================         =======            =======

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2002

                                                                                       In Thousands
                                                                   ---------------------------------------------------
                                                                          2002               2001               2000
                                                                          ----               ----               ----
Net earnings                                                       $          8,529          6,651              5,633
                                                                   ----------------         ------             ------
Other comprehensive earnings, net of tax:
   Net unrealized gains on available-for-sale securities
     arising during period, net of taxes of $445,000,
     $442,000 and $615,000, respectively                                        717            724              1,005
   Less: reclassification adjustment for net gains included
     in net earnings, net of taxes                                               (1)             -                  -
                                                                   ----------------         ------
                  Other comprehensive earnings                                  716            724              1,005
                                                                   ----------------         ------             ------

                  Comprehensive earnings                           $          9,245          7,375              6,638
                                                                   ================         ======             ======

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 2002

                                                                             In Thousands
                                               ------------------------------------------------------------------------
                                                                                             Net Unrealized
                                                               Additional                    Gain (Loss) On
                                                  Common        Paid-In        Retained      Available-For-
                                                  Stock         Capital        Earnings      Sale Securities     Total
                                                  -----         -------        --------      ---------------     ------
Balance December 31, 1999                      $       3,926      8,822         21,118            (1,616)        32,250

Cash dividends declared, $.80 per share                    -          -         (1,579)                -         (1,579)

Issuance of 42,795 shares of stock pursuant
   to dividend reinvestment plan                          86      1,340              -                 -          1,426

Net change in unrealized gain (loss) on
   available-for-sale securities during the
   year, net of taxes of $615,000                          -          -              -             1,005          1,005

Net earnings for the year                                  -          -          5,633                 -          5,633
                                               -------------     ------         ------             -----         ------
Balance December 31, 2000                              4,012     10,162         25,172              (611)        38,735

Cash dividends declared, $.95 per share                    -          -         (1,920)                -         (1,920)

Issuance of 46,865 shares of stock pursuant
   to dividend reinvestment plan                          94      1,649              -                 -          1,743

Issuance of 1,266 shares of stock pursuant
   to exercise of stock options                            2         36              -                 -             38

Net change in unrealized gain (loss) on
   available-for-sale securities during the
   year, net of taxes of $442,000                          -          -              -               724            724

Net earnings for the year                                  -          -          6,651                 -          6,651
                                               -------------     ------         ------             -----         ------
Balance December 31, 2001                              4,108     11,847         29,903               113         45,971

Cash dividends declared, $1.15 per share                   -          -         (2,378)                -         (2,378)

Issuance of 52,597 shares of stock pursuant
   to dividend reinvestment plan                         105      2,046              -                 -          2,151

Issuance of 1,333 shares of stock pursuant
   to exercise of stock options                            3         38              -                 -             41

Net change in unrealized gain on
   available-for-sale securities during the
   year, net of taxes of $445,000                          -          -              -               717            717

Net earnings for the year                                  -          -          8,529                 -          8,529
                                               -------------     ------         ------             -----         ------
Balance December 31, 2002                      $       4,216     13,931         36,054               830         55,031
                                               =============     ======         ======             =====         ======

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 2002

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                        In Thousands
                                                                        ---------------------------------------------
                                                                              2002            2001             2000
                                                                              ----            ----             ----
Cash flows from operating activities:
   Interest received                                                    $      45,010        48,046            41,290
   Fees received                                                                6,697         6,692             5,172
   Proceeds from sales of loans                                                84,817        62,005            37,249
   Origination of loans held for sale                                         (89,933)      (64,039)          (36,135)
   Interest paid                                                              (18,967)      (26,027)          (21,806)
   Cash paid to suppliers and employees                                       (16,678)      (15,193)          (13,090)
   Income taxes paid                                                           (5,815)       (4,422)           (3,616)
                                                                        -------------       -------           -------
                  Net cash provided by operating activities                     5,131         7,062             9,064
                                                                        -------------       -------           -------
Cash flows from investing activities:
   Purchase of available-for-sale securities                                 (100,513)      (96,899)           (9,664)
   Proceeds from maturities of available-for-sale securities                   79,668        89,893             4,578
   Proceeds from sale of available-for-sale securities                            501             -                 -
   Purchase of held-to-maturity securities                                     (1,076)       (1,475)           (2,293)
   Proceeds from maturities of held-to-maturity securities                      2,993         2,394             1,981
   Loans made to customers, net of repayments                                 (58,135)      (64,379)          (75,068)
   Purchase of bank premises and equipment                                     (1,504)         (870)             (516)
   Proceeds from sales of fixed assets                                              3             -                26
   Proceeds from sales of other assets                                            105             -                 -
   Proceeds from sales of other real estate                                       761           875               459
                                                                        -------------       -------           -------
                  Net cash used in investing activities                       (77,197)      (70,461)          (80,497)
                                                                        -------------       -------           -------
Cash flows from financing activities:
   Net increase in non-interest bearing, savings, NOW
     and money market deposit accounts                                         48,349        44,361            33,509
   Net increase in time deposits                                               28,483        14,632            62,282
   Proceeds from (purchase of) sale of securities under
     agreements to repurchase                                                    (683)       (1,159)            1,167
   Advances from (repayments to) Federal Home Loan Bank, net                     (373)         (487)            1,857
   Dividends paid                                                              (2,378)       (1,920)           (1,579)
   Dividends paid to minority shareholders                                       (207)         (120)              (87)
   Proceeds from sale of stock to minority shareholders                           186           105                75
   Proceeds from sale of common stock dividend reinvestment                     2,151         1,743             1,426
   Proceeds from sale of common stock pursuant to exercise
     of stock options                                                              41            38                 -
                                                                        -------------       -------           -------
                  Net cash provided by financing activities                    75,569        57,193            98,650
                                                                        -------------       -------           -------

Net increase (decrease) in cash and cash equivalents                            3,503        (6,206)           27,217

Cash and cash equivalents at beginning of year                                 51,660        57,866            30,649
                                                                        -------------       -------           -------

Cash and cash equivalents at end of year                                $      55,163        51,660            57,866
                                                                        =============       =======           =======

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                       THREE YEARS ENDED DECEMBER 31, 2002

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                         In Thousands
                                                                        ---------------------------------------------
                                                                              2002            2001             2000
                                                                              ----            ----             ----
Reconciliation of net earnings to net cash
   provided by operating activities:
     Net earnings                                                       $       8,529        6,651             5,633
     Adjustments to reconcile net earnings to net cash
       provided by operating activities:
         Depreciation and amortization                                          1,234        1,230             1,255
         Provision for possible loan losses                                     2,344        1,976             1,417
         Provision for deferred taxes                                            (482)        (512)             (158)
         Loss on sales of other real estate                                        68           27                21
         Loss on sales of other assets                                             21            -                 -
         Security gains                                                            (1)           -                 -
         Gain on sales of fixed assets                                             (3)           -                (5)
         FHLB dividend reinvestment                                              (103)        (123)              (96)
         Decrease (increase) in loans held for sale                            (6,490)      (3,074)              540
         Decrease in refundable income taxes                                        -            -                26
         Increase (decrease) in taxes payable                                      60          131               (87)
         Decrease (increase) in accrued interest receivable                        23          286            (1,040)
         Increase (decrease) in interest payable                                 (752)        (394)            1,054
         Increase in other assets                                                (122)        (342)             (136)
         Increase (decrease) in accrued expenses                                  (61)         619               180
         Net gains of minority interests of commercial
           bank subsidiaries                                                      866          587               460
                                                                        -------------       ------            ------
                  Total adjustments                                            (3,398)         411             3,431
                                                                        -------------       ------            ------

                  Net cash provided by operating activities             $       5,131        7,062             9,064
                                                                        =============       ======            ======

Supplemental Schedule of Non-Cash Activities:

   Unrealized gain in value of securities available-for-sale, net of taxes of $445,000 in 2002, $442,000 in 2001,
     and $615,000 in 2000                                               $         717          724             1,005
                                                                        =============       ======            ======

   Non-cash transfers from loans to other real estate                   $       1,232          890               551
                                                                        =============       ======            ======

   Non-cash transfers from loans to other assets                        $         178            -                 -
                                                                        =============       ======            ======

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2002, 2001 AND 2000

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of Wilson Bank Holding Company and Subsidiaries ("the Company") are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The following is a brief summary of the significant policies.

         (a)      PRINCIPLES OF CONSOLIDATION

                  The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, Wilson Bank & Trust, DeKalb Community Bank, a 50% owned subsidiary, and Community Bank of Smith County, a 50% owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

                        DECEMBER 31, 2002, 2001 AND 2000

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

                        DECEMBER 31, 2002, 2001 AND 2000

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

                        DECEMBER 31, 2002, 2001 AND 2000

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

                        DECEMBER 31, 2002, 2001 AND 2000

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

         (g)      LOANS HELD FOR SALE

                  Mortgage loans held for sale are reported at the lower of cost or market value determined by outstanding commitments from investors at the balance sheet date. These loans are valued on an aggregate basis.

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

                        DECEMBER 31, 2002, 2001 AND 2000

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

         (k)      STOCK OPTIONS

                  The Company uses the fair value method to calculate the compensation reported in the proforma earnings in note 17 to the consolidated financial statements.

         (l)      ADVERTISING COSTS

                  Advertising costs are expensed when incurred by the Company.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

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

         (n)      RECLASSIFICATIONS

                  Certain reclassifications have been made to the 2001 and 2000 figures to conform to the presentation for 2002.

         (o)      OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

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

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The classification of loans at December 31, 2002 and 2001 is as follows:

                                                        In Thousands
                                                ----------------------------
                                                     2002             2001
                                                     ----             ----
Commercial, financial and agricultural          $    192,945         190,700
Installment                                           59,721          50,741
Real estate - construction                            30,794          25,044
Real estate - mortgage                               267,145         228,316
                                                ------------         -------
                                                     550,605         494,801
Unearned interest                                         (4)            (35)
Allowance for possible loan losses                    (6,943)         (5,489)
                                                ------------         -------
                                                $    543,658         489,277
                                                ============         =======

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         The principal maturities on loans at December 31, 2002 are as follows:

                                                         In Thousands
                        -----------------------------------------------------------------------------
                         Commercial,
                         Financial
                            and                          Real Estate-      Real Estate-
                        Agricultural     Installment     Construction        Mortgage          Total
                        ------------     -----------     ------------        --------          -----
3 months or less         $   26,312          4,075          13,087             3,045           46,519
3 to 12 months               76,416          4,251          17,298             3,150          101,115
1 to 5 years                 56,549         47,117             406            32,011          136,083
Over 5 Years                 33,668          4,278               3           228,939          266,888
                         ----------         ------          ------           -------          -------

                         $  192,945         59,721          30,794           267,145          550,605
                         ==========         ======          ======           =======          =======

         At December 31, 2002, variable rate and fixed rate loans total $255,229,000 and $295,376,000, respectively. At December 31, 2001, variable rate loans were $220,999,000 and fixed rate loans totaled $273,802,000.

         In the normal course of business, the Company's subsidiaries have made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $11,589,000 and $12,471,000 at December 31, 2002 and 2001, respectively. As of December 31, 2002 none of these loans were restructured, nor were any related party loans charged-off during the past three years.

         An analysis of the activity with respect to such loans to related parties is as follows:

                                                              In Thousands
                                                       ------------------------
                                                              December 31,
                                                       ------------------------
                                                          2002            2001
                                                          ----            ----
Balance, January 1                                     $   12,471        13,472
New loans during the year                                  13,756        15,345
Repayments during the year                                (14,638)      (16,346)
                                                       ----------       -------
Balance, December 31                                   $   11,589        12,471
                                                       ==========       =======

         A director of the Company performs appraisals related to certain loan customers. Fees paid to the director for these services were $314,000 in 2002, $208,000 in 2001 and $278,000 in 2000.

         Loans which had been placed on non-accrual status totaled $483,000 and $169,000 at December 31, 2002 and 2001, respectively. Had interest on these loans been accrued, interest income would have been increased by approximately $12,000 in 2002 and $12,000 in 2001. In 2000, interest income that would have been earned had there been no non-accrual loans totaled approximately $17,000.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         Transactions in the allowance for possible loan losses for the years ended December 31, 2002, 2001 and 2000 are summarized as follows:

                                                                   In Thousands
                                                     ------------------------------------------
                                                       2002               2001            2000
                                                       ----               ----            ----
Balance, beginning of year                           $   5,489            4,525           3,847
Provision charged to operating expense                   2,344            1,976           1,417
Loans charged off                                       (1,099)          (1,251)           (873)
Recoveries on losses                                       209              239             134
                                                     ---------           ------           -----

Balance, end of year                                 $   6,943            5,489           4,525
                                                     =========           ======           =====

         The Company's principal customers are basically in the Middle Tennessee area with a concentration in Wilson County, Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral varies depending upon the purpose of the credit and the borrower's financial condition.

         Impaired loans and related loan loss reserve amounts at December 31, 2002 and 2001 were as follows:

                                                             In Thousands
                                                        ----------------------
                                                             December 31,
                                                        ----------------------
                                                         2002             2001
                                                         ----             ----
Recorded investment                                     $  483            168
Loan loss reserve                                       $  108             55

         The average recorded investment in impaired loans for the years ended December 31, 2002 and 2001 was $133,000 and $111,000, respectively. There was no interest income recognized on these loans during 2002 or 2001.

         In 2002, 2001 and 2000, the Company originated and sold loans in the secondary market of $89,933,000, $64,039,000 and $36,135,000, respectively. At December 31, 2002, the wholly-owned subsidiary Bank had not been required to repurchase any of the loans originated by the Bank and sold in the secondary market. The gain on sale of these loans totaled $1,374,000, $1,040,000 and $574,000 in 2002, 2001 and 2000,
         respectively.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         Of the loans sold in the secondary market, the recourse to the wholly-owned subsidiary Bank is limited. On loans sold to the Federal Home Loan Mortgage Corporation, the Bank has a recourse obligation for one year from the purchase date. At December 31, 2002, loans sold to the Federal Home Loan Mortgage Corporation with existing recourse totaled $198,000. All other loans sold in the secondary market provide the purchase recourse to the Bank for a period of 90 days from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. At December 31, 2002, total loans sold with recourse to the Bank, including those sold to the Federal Home Loan Mortgage Corporation, aggregated $57,365,000. Management expects no loss to result from these recourse provisions.

(3)      DEBT AND EQUITY SECURITIES

         Debt and equity securities have been classified in the consolidated balance sheet according to management's intent. Debt and equity securities at December 31, 2002 consist of the following:

                                                             Securities Held-To-Maturity
                                           ------------------------------------------------------------
                                                                   In Thousands
                                           ------------------------------------------------------------
                                                              Gross            Gross          Estimated
                                           Amortized       Unrealized       Unrealized         Market
                                             Cost             Gains           Losses            Value
                                           ---------       ----------       ----------        ---------
Obligations of states and political
  subdivisions                             $  12,877           626              -               13,503
Mortgage-backed securities                     1,336             3              4                1,335
                                           ---------           ---             --             --------

                                           $  14,213           629              4               14,838
                                           =========           ===             ==             ========

                                                          Securities Available-For-Sale
                                           ------------------------------------------------------------
                                                                  In Thousands
                                           ------------------------------------------------------------
                                                              Gross            Gross          Estimated
                                           Amortized       Unrealized       Unrealized         Market
                                             Cost             Gains           Losses            Value
                                           ---------       ----------       ----------        ---------
U.S. Treasury and other U.S.
  Government agencies and
  corporations                             $  98,835          1,359             26             100,168
Obligations of states and political
  subdivisions                                 1,804             80              -               1,884
Corporate bonds                                1,705             16              -               1,721
Mortgage-backed securities                       346             10              -                 356
                                           ---------          -----             --             -------

                                           $ 102,690          1,465             26             104,129
                                           =========          =====             ==             =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The Company's classification of securities at December 31, 2001 is as follows:

                                                           Securities Held-To-Maturity
                                         ---------------------------------------------------------------
                                                                  In Thousands
                                         ---------------------------------------------------------------
                                                              Gross           Gross          Estimated
                                           Amortized       Unrealized       Unrealized         Market
                                             Cost             Gains           Losses           Value
                                           ---------       ----------       ----------       ---------
Obligations of states and political
  subdivisions                            $  13,273            292               27             13,538
Mortgage-backed securities                    2,857              8               16              2,849
                                          ---------        -------          -------             ------

                                          $  16,130            300               43             16,387
                                          =========        =======          =======             ======

                                                          Securities Available-For-Sale
                                        ------------------------------------------------------------------
                                                                  In Thousands
                                        ------------------------------------------------------------------
                                                             Gross            Gross          Estimated
                                          Amortized       Unrealized       Unrealized          Market
                                            Cost            Gains            Losses            Value
                                         -----------      -----------      -----------       ---------
U.S. Treasury and other U.S.
  Government agencies and
  corporations                          $     79,561           451              300           79,712
Obligations of states and political
  subdivisions                                 2,258            40                7            2,291
Mortgage-backed securities                       423             5                -              428
                                        ------------           ---           ------           ------

                                        $     82,242           496              307           82,431
                                        ============           ===           ======           ======

         The amortized cost and estimated market value of debt securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   In Thousands
                                           ---------------------------
Securities Held-To-Maturity                                  Estimated
                                              Amortized        Market
                                                Cost           Value
                                           ------------      ---------
Due in one year or less                    $        975          983
Due after one year through five years             4,420        4,619
Due after five years through ten years            3,836        4,039
Due after ten years                               3,646        3,862
                                           ------------       ------
                                                 12,877       13,503
Mortgage-backed securities                        1,336        1,335
                                           ------------       ------
                                           $     14,213       14,838
                                           ============       ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

(3)      DEBT AND EQUITY SECURITIES, CONTINUED

                                                     In Thousands
                                            -----------------------------
Securities Available-For-Sale                                   Estimated
                                               Amortized          Market
                                                 Cost             Value
                                            ---------------     ---------
Due in one year or less                     $         1,693        1,702
Due after one year through five years                79,575       80,538
Due after five years through ten years               18,118       18,550
Due after ten years                                     498          523
                                            ---------------     --------
                                                     99,884      101,313
Mortgage-backed securities                              346          356
Federal Home Loan Bank stock                          2,372        2,372
Bankers Bank stock                                       88           88
                                            ---------------     --------
                                            $       102,690      104,129
                                            ===============     ========

         The Company periodically applies the stress test to its securities portfolio. To satisfy the stress test a security's estimated market value should not decline more than certain percentages given certain assumed interest rate increases. The Company had no securities that failed to meet the stress test.

         Results from sales of debt and equity securities are as follows:

                                                   In Thousands
                                             -----------------------
                                              2002     2001     2000
                                              ----     ----     ----
Gross proceeds                               $ 501        -        -
                                             =====     ====     ====

Gross realized gains                         $   1        -        -
Gross realized losses                            -        -        -
                                             -----     ----     ----
               Net realized gains            $   1        -        -
                                             =====     ====     ====

         Securities carried in the balance sheet of approximately $90,834,000 (approximate market value of $92,681,000) and $74,839,000 (approximate market value of $75,297,000), were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2002 and 2001, respectively.

         Included in the securities above are $13,724,000 (approximate market value of $14,378,000) and $14,574,000 (approximate market value of $14,827,000) at December 31, 2002 and 2001, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

         Securities that have rates that adjust prior to maturity totaled $1,521,000 (approximate market value of $1,525,000) and $3,098,000
         (approximate market value of $3,094,000) at December 31, 2002 and 2001, respectively.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         Included in the securities portfolio is stock of the Federal Home Loan Bank and Bankers Bank amounting to $2,372,000 and $88,000 at December 31, 2002. Included in the securities portfolio is stock of the Federal Home Loan Bank and Bankers Bank amounting to $1,915,000 and $88,000 at December 31, 2001. The stock can be sold back at par and only to the Federal Home Loan Bank or to another member institution or to Bankers Bank, respectively.

(4)      PREMISES AND EQUIPMENT

         The detail of premises and equipment at December 31, 2002 and 2001 is as follows:

                                           In Thousands
                                   ----------------------------
                                        2002              2001
                                        ----              ----
Land                               $      3,413           3,287
Buildings                                11,918          11,718
Construction in progress                      4               -
Leasehold improvements                      137             137
Furniture and equipment                   9,300           8,183
Automobiles                                 153             122
                                   ------------         -------
                                         24,925          23,447
Less accumulated depreciation            (9,516)         (8,308)
                                   ------------         -------
                                   $     15,409          15,139
                                   ============         =======

         Building additions during 2002 include payments of $171,000 to a construction company owned by a director of the Company.

(5)      DEPOSITS

         Deposits at December 31, 2002 and 2001 are summarized as follows:

                                                             In Thousands
                                                        -----------------------
                                                             2002         2001
                                                             ----         ----
Demand deposits                                         $     65,598     61,068
Savings accounts                                              39,110     30,755
Negotiable order of withdrawal accounts                       55,310     45,774
Money market demand accounts                                 158,044    132,115
Certificates of deposit $100,000 or greater                  136,220    115,197
Other certificates of deposit                                193,377    188,986
Individual retirement accounts $100,000 or greater             9,331      5,164
Other individual retirement accounts                          22,418     23,517
                                                        ------------    -------
                                                        $    679,408    602,576
                                                        ============    =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

(5)      DEPOSITS, CONTINUED

         Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2002 are as follows:

                                                            In Thousands
                                      ---------------------------------------------------
                                       Single Deposits      Single Deposits
    Maturity                            Under $100,000       Over $100,000         Total
    --------                           ---------------      ----------------       -----
3 months or less                      $        41,765            43,272            85,037
3 to 6 months                                  43,217            31,909            75,126
6 to 12 months                                 58,955            27,131            86,086
1 to 5 years                                   71,858            43,239           115,097
                                      ---------------           -------           -------
                                      $       215,795           145,551           361,346
                                      ===============           =======           =======

         The subsidiary banks are required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2002 and 2001 were approximately $8,458,000 and $6,242,000, respectively.

(6)      SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         The maximum amounts of outstanding repurchase agreements at any month end during 2002 and 2001 was $15,804,000 and $14,201,000, respectively.
         The average daily balance outstanding during 2002, 2001 and 2000 was $13,700,000, $11,540,000 and $7,791,000, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

(7)      ADVANCES FROM FEDERAL HOME LOAN BANK

         The advances from the Federal Home Loan Bank at December 31, 2002 and 2001 consist of the following:

                          In Thousands
                   -------------------------
                          December 31,
                   -------------------------
Interest Rate           2002            2001
-------------           ----            ----
  6.90%            $        236          323
  7.25%                     761        1,047
                   ------------        -----
                   $        997        1,370
                   ============        =====

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

(7)      ADVANCES FROM FEDERAL HOME LOAN BANK, CONTINUED

         Advances from the Federal Home Loan Bank are to mature as follows at December 31, 2002:

                    In Thousands
Year Ending         ------------
December 31,           Amount
------------        ------------
    2010            $        997
                    ============

         These advances are collateralized by approximately $1,357,000 of the Company's mortgage loan portfolio.

(8)      NON-INTEREST INCOME AND NON-INTEREST EXPENSE

         The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

                                                              In Thousands
                                              ----------------------------------------------
                                                  2002              2001            2000
                                                  ----              ----            ----
Non-interest income:
  Service charges on deposits                 $      4,234          3,863           3,088
  Other fees                                         2,463          2,820           2,084
  Gains on sales of loans                            1,374          1,040             574
  Security gains                                         1              -               -
  Gains on sales of fixed assets                         3              -               5
  Other income                                           1              9               1
                                              ------------         ------           -----
                                              $      8,076          7,732           5,752
                                              ============         ======           =====
Non-interest expense:
  Employee salaries and benefits              $      9,308          8,553           7,461
  Employee benefit plan                                529            508             461
  Occupancy expenses                                 1,162            991             925
  Furniture and equipment expenses                   1,106          1,154           1,166
  Loss on sales of other assets                         21              -               -
  Loss on sales of other real estate                    68             27              21
  FDIC insurance                                       106            103              91
  Directors' fees                                      665            601             567
  Other operating expenses                           4,854          4,790           3,719
  Minority interest in net earnings of
     subsidiaries                                      866            587             460
                                              ------------         ------          ------
                                              $     18,685         17,314          14,871
                                              ============         ======          ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

(9)      INCOME TAXES

         The components of the net deferred tax asset are as follows:

                                 In Thousands
                            ----------------------
                                 2002         2001
                                 ----         ----
Deferred tax asset:
  Federal                   $      2,194     1,726
  State                              448       325
                            ------------     -----
                                   2,642     2,051
                            ------------     -----
Deferred tax liability:
  Federal                           (880)    (398)
  State                             (180)     (74)
                            ------------     -----
                                  (1,060)    (472)
                            ------------     -----

                            $      1,582     1,579
                            ============     =====

         The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                                    In Thousands
                                                             --------------------------
                                                                  2002         2001
                                                                  ----         ----
Financial statement allowance for loan losses
  in excess of tax allowance                                 $       2,427     1,854

Excess of depreciation deducted for tax purposes
  over the amounts deducted in the financial statements               (255)     (185)

Financial statement deduction for deferred compensation
  in excess of deduction for tax purposes                              215       196

Financial statement income on FHLB stock dividends
  not recognized for tax purposes                                     (254)     (215)

Unrealized gain on securities available-for-sale                      (551)      (71)
                                                             -------------     -----

                                                             $       1,582     1,579
                                                             =============     =====

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

(9)      INCOME TAXES, CONTINUED

         The components of income tax expense (benefit) are summarized as follows:

                                     In Thousands
                   --------------------------------------------
                       Federal            State           Total
                   -------------          -----          ------
2002
  Current          $       4,850          1,025          5,875
  Deferred                  (389)           (93)          (482)
                   -------------          -----          -----
       Total       $       4,461            932          5,393
                   =============          =====          =====

2001
  Current          $       3,808            745          4,553
  Deferred                  (431)           (81)          (512)
                   -------------          -----          -----
       Total       $       3,377            664          4,041
                   =============          =====          =====

2000
  Current          $       2,959            596          3,555
  Deferred                  (133)           (25)          (158)
                   -------------          -----          -----
       Total       $       2,826            571          3,397
                   =============          =====          =====

         A reconciliation of actual income tax expense of $5,393,000, $4,041,000 and $3,397,000 for the years ended December 31, 2002, 2001 and 2000, respectively, to the "expected" tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

                                                                          In Thousands
                                                                -------------------------------
                                                                    2002       2001       2000
                                                                    ----       ----       ----
Computed "expected" tax expense                                 $    4,733     3,635      3,070
State income taxes, net of Federal income tax benefit                  624       439        377
State deferred income taxes related to state income tax
  rate increase                                                        (14)        -          -
Tax exempt interest, net of interest expense exclusion                (237)     (225)      (226)
Tax expense related to minority interest income in
  subsidiaries                                                         294       200        157
Other                                                                   (7)       (8)        19
                                                                ----------     -----      -----
                                                                $    5,393     4,041      3,397
                                                                ==========     =====      =====

         Total income tax expense for 2002 includes tax expense of less than $1,000 related to the gain on sale of securities. There were no sales of securities in 2001 and 2000.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

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

         The subsidiary banks lease land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

Years Ending December 31,     In Thousands
-------------------------     ------------
         2003                 $         39
         2004                           27
         2005                           10
                              ------------
                              $         76
                              ============

         Total rent expense amounted to $52,000, $58,000 and $58,000, respectively, during the years ended December 31, 2002, 2001 and 2000.

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

                                                          In Thousands
                                                    ------------------------
                                                           Contract or
                                                         Notional Amount
                                                    ------------------------
                                                          2002          2001
                                                          ----          ----
Financial instruments whose contract
  amounts represent credit risk:
     Commercial loan commitments                    $      68,267      80,030
     Unfunded lines-of-credit                              22,840      18,107
     Letters of credit                                      5,016       6,079
                                                    -------------     -------
         Total                                      $      96,123     104,216
                                                    =============     =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

(11)     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK, CONTINUED

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

(13)     EMPLOYEE BENEFIT PLAN

         The Company has in effect a 401(k) plan which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the plan provide for both employee and employer contributions. For the years ended December 31, 2002, 2001 and 2000, the subsidiary banks contributed $529,000, $508,000 and $461,000, respectively, to this plan.

(14)     DIVIDEND REINVESTMENT PLAN

         Under the terms of the Company's dividend reinvestment plan holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 52,597 in 2002, 46,865 in 2001 and 42,795 in 2000 were sold to participants under the terms of the plan.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

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

         The Company and its subsidiary banks are required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 2002, the Company and its bank subsidiaries are required to have minimum Tier I and total risk-based capital ratios of 4% and 8%, respectively. The Company's actual ratios at that date were 11.65% and 12.90%, respectively, compared to ratios of 10.97% and 12.15%, respectively, at December 31, 2001. The leverage ratio at December 31, 2002 was 7.57%, compared to 7.42% at December 31, 2001. The minimum requirement was 4%. At December 31, 2002, management believes that the Company and all of its subsidiaries meet all capital requirements to which they are subject.

         As of December 31, 2002, the most recent notification from the banking regulators categorized the Company and its subsidiaries as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Company's category.

(16)     DEFERRED COMPENSATION PLAN

         The Company's wholly-owned subsidiary bank provides its executive officers a deferred compensation plan, which also provides for death and disability benefits. The plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were six employees participating in the plan at December 31, 2002.

         The plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65. This benefit can be reduced if the wholly-owned subsidiary bank's average return on assets falls below 1%. The plan also provides benefits in the event the executive should die or become disabled prior to reaching retirement. The wholly-owned subsidiary bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of the wholly-owned subsidiary bank and are payable to the Bank. At December 31, 2002 and 2001, the deferred compensation liability totaled $561,000 and $516,000, respectively, the cash surrender value of life insurance was $710,000 and $669,000, respectively, and the face amount of the insurance policies in force approximated $3,892,000 and $2,939,000 in 2002 and 2001, respectively. The deferred compensation plan is not qualified under Section 401 of the Internal Revenue Code.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

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

         Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock Based Compensation", as amended by SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure", sets forth the method for recognition of cost of plans similar to those of the Company. As is permitted, management has elected to account for the plan under APB Opinion 25 and related Interpretations. However, under SFAS No. 123, the Company is required to make proforma disclosures as if cost had been recognized in accordance with the pronouncement. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Company's net earnings, basic earnings per common share and diluted earnings per common share would have not been affected as indicated in the proforma amounts below:

                                                      In Thousands
                                               Except Per Share Amounts
                                           -------------------------------
                                              2002         2001       2000
                                              ----         ----       ----
Net earnings            As Reported        $    8,529      6,651     5,633
                        Proforma           $    8,507      6,628     5,610

Basic earnings per      As Reported        $     4.08       3.26      2.83
    common share        Proforma           $     4.07       3.25      2.82

Diluted earnings per    As Reported        $     4.08       3.26      2.83
    common share        Proforma           $     4.07       3.25      2.82

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

(17)     STOCK OPTION PLAN, CONTINUED

         A summary of the stock option activity for 2002, 2001 and 2000 is as follows:

                                         2002                          2001                          2000
                                 ---------------------        ----------------------         --------------------
                                             Weighted                      Weighted                      Weighted
                                              Average                      Average                       Average
                                             Exercise                      Exercise                      Exercise
                                 Shares       Price           Shares        Price            Shares       Price
                                 ------     ----------        ------      ----------         ------     ---------
Outstanding at
  beginning of year               47,149    $    30.90         47,481     $    30.64          48,311    $    30.56
Granted                            4,000         39.50          2,250          36.25           2,500         32.00
Exercised                         (1,333)       (30.56)        (1,266)        (30.56)              -             -
Forfeited                         (2,999)       (31.75)        (1,316)        (30.56)         (3,330)       (30.56)
                                  ------    ----------         ------     ----------          ------    ----------
Outstanding at end of
  year                            46,817    $    31.59         47,149     $    30.90          47,481    $    30.64
                                  ======    ==========         ======     ==========          ======    ==========

Options exercisable at
  year end                        12,321                        8,755                          4,498
                                  ======                       ======                         ======

         The following table summarizes information about fixed stock options outstanding at December 31, 2002:

                            Options Outstanding                      Options Exercisable
                ---------------------------------------------    -------------------------
                                                  Weighted
                                  Weighted         Average                         Weighted
Range of           Number          Average        Remaining         Number         Average
Exercise        Outstanding       Exercise       Contractual     Exercisable       Exercise
 Prices         at 12/31/02         Price           Life         at 12/31/02        Price
--------        -----------       --------       -----------     -----------       --------
$ 30.56-
$ 39.50           46,817        $    31.59       7.0 years         12,321          $  30.68
                  =======       ==========                         ======          ========

         The fair value of options granted in 2002, 2001 and 2000 was $1.86, $7.18 and $9.86, respectively, for each option. The fair value was estimated using the minimum value methodology as permitted by SFAS 123 for securities not publicly trading. The weighted average assumptions used to calculate the minimum value were as follows for 2002, 2001 and 2000, respectively: risk free interest rate of 3.43%, 5.11% and 6.68%; expected life of ten years; and dividend yield of 2.91%, 2.62% and 2.50%. The dividend yield was computed assuming a dividend payout of $1.15, $0.95 and $0.80, respectively.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

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

         The following is a summary of the components comprising basic and diluted earnings per share (EPS):

                                                              In Thousands (except share data)
                                                    ---------------------------------------------------
                                                          2002               2001               2000
                                                          ----               ----               ----
Basic EPS Computation:
  Numerator - Earnings available to
     common stockholders                            $         8,529            6,651              5,633
                                                    ---------------        ---------          ---------
  Denominator - Weighted average number
     of common shares outstanding                         2,089,488        2,037,896          1,992,149
                                                    ---------------        ---------          ---------
           Basic earnings per common share          $          4.08             3.26               2.83
                                                    ===============        =========          =========

Diluted EPS Computation:
  Numerator - Earnings available to
     common stockholders                            $         8,529            6,651              5,633
                                                    ---------------        ---------          ---------
  Denominator:
     Weighted average number of common
       shares outstanding                                 2,089,488        2,037,896          1,992,149
     Dilutive effect of stock options                         3,073            1,539                380
                                                    ---------------        ---------          ---------
                                                          2,092,561        2,039,435          1,992,529
                                                    ---------------        ---------          ---------
           Diluted earnings per common
             share                                  $          4.08             3.26               2.83
                                                    ===============        =========          =========

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                                 BALANCE SHEETS

                           DECEMBER 31, 2002 AND 2001

                                                                                In Thousands
                                                                                ------------
                                                                             2002                2001
                                                                             ----                ----
                               ASSETS
Cash                                                                   $            54*             26*
Investment in wholly-owned commercial bank subsidiary                           49,085*         40,971*
Investment in 50% owned commercial bank subsidiaries                             5,769*          4,870*
Refundable income taxes                                                            123             104
                                                                       ---------------          ------

     Total assets                                                      $        55,031          45,971
                                                                       ===============          ======

                LIABILITIES AND STOCKHOLDERS' EQUITY

Stockholders' equity:
  Common stock, par value $2.00 per share, authorized
     5,000,000 shares, 2,108,019 and 2,054,089 shares
     issued and outstanding, respectively                              $         4,216           4,108
  Additional paid-in capital                                                    13,931          11,847
  Retained earnings                                                             36,054          29,903
  Unrealized gains on available-for-sale securities, net
     of income taxes of $514,000 and $69,000, respectively                         830             113
                                                                       ---------------          ------
         Total stockholders' equity                                             55,031          45,971
                                                                       ---------------          ------

         Total liabilities and stockholders' equity                    $        55,031          45,971
                                                                       ===============          ======

         * Eliminated in consolidation.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                STATEMENTS OF EARNINGS AND COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2002

                                                         --------------------------------------------
                                                                         In Thousands
                                                         --------------------------------------------
                                                            2002              2001              2000
                                                            ----              ----              ----
Expenses:
  Directors' fees                                        $     299              272               272
  Other                                                         21                1                15
                                                         ---------            -----             -----

     Loss before Federal income tax benefits
       and equity in undistributed earnings of
       commercial bank subsidiaries                           (320)            (273)             (287)

Federal income tax benefits                                    123              104               109
                                                         ---------            -----             -----
                                                              (197)            (169)             (178)

Equity in undistributed earnings of commercial
  bank subsidiaries                                          8,726*           6,820*            5,811*
                                                         ---------            -----             -----

     Net earnings                                            8,529            6,651             5,633
                                                         ---------            -----             -----

Other comprehensive earnings, net of tax:
  Unrealized gains on available-for-sale securities
     arising during period, net of taxes of $445,000,
     $442,000 and $615,000, respectively                       717              724             1,005
  Less reclassification adjustments for net gains
     included in net earnings, net of taxes                     (1)               -                 -
                                                         ---------            -----             -----
             Other comprehensive earnings                      716              724             1,005
                                                         ---------            -----             -----

             Comprehensive earnings                      $   9,245            7,375             6,638
                                                         =========            =====             =====

         * Eliminated in consolidation.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 2002

                                                                           In Thousands
                                                 ----------------------------------------------------------------------
                                                                                             Net Unrealized
                                                                 Additional                  Gain (Loss) On
                                                  Common          Paid-In        Retained    Available-For-
                                                   Stock          Capital        Earnings    Sale Securities      Total
                                                 --------        ----------      --------    ---------------      -----
Balance December 31, 1999                        $  3,926          8,822          21,118         (1,616)          32,250

Cash dividends declared, $.80 per share                 -              -          (1,579)             -           (1,579)

Issuance of 42,795 shares of stock pursuant
   to dividend reinvestment plan                       86          1,340               -              -            1,426

Net change in unrealized gain (loss) on
   available-for-sale securities during the
   year, net of taxes of $615,000                       -              -               -          1,005            1,005

Net earnings for the year                               -              -           5,633              -            5,633
                                                 --------         ------          ------          -----           ------
Balance December 31, 2000                           4,012         10,162          25,172           (611)          38,735

Cash dividends declared, $.95 per share                 -              -          (1,920)             -           (1,920)

Issuance of 46,865 shares of stock pursuant
   to dividend reinvestment plan                       94          1,649               -              -            1,743

Issuance of 1,266 shares of stock pursuant
   to exercise of stock options                         2             36               -              -               38

Net change in unrealized gain (loss) on
   available-for-sale securities during the
   year, net of taxes of $442,000                       -              -               -            724              724

Net earnings for the year                               -              -           6,651              -            6,651
                                                 --------         ------          ------          -----           ------
Balance December 31, 2001                           4,108         11,847          29,903            113           45,971

Cash dividends declared, $1.15 per share                -              -          (2,378)             -           (2,378)

Issuance of 52,597 shares of stock pursuant
   to dividend reinvestment plan                      105          2,046               -              -            2,151

Issuance of 1,333 shares of stock pursuant
   to exercise of stock options                         3             38               -              -               41

Net change in unrealized gain on
   available-for-sale securities during the
   year, net of taxes of $445,000                       -              -               -            717              717

Net earnings for the year                               -              -           8,529              -            8,529
                                                 --------         ------          ------          -----           ------
Balance December 31, 2002                        $  4,216         13,931          36,054            830           55,031
                                                 ========         ======          ======          =====           ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 2002

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                            In Thousands
                                                                ---------------------------------------
                                                                  2002              2001          2000
                                                                  ----              ----          ----
Cash flows from operating activities:
  Cash paid to suppliers and other                              $   (320)            (273)         (287)
  Tax benefits received                                              104              109           112
                                                                --------           ------        ------
           Net cash used in operating activities                    (216)            (164)         (175)
                                                                --------           ------        ------

Cash flows from investing activities:
  Dividends received from commercial bank
     subsidiaries                                                    616              445           351
  Dividends reinvested in commercial bank
     subsidiaries                                                   (186)            (105)          (73)
  Capital contribution to bank subsidiary                              -              (38)            -
                                                                --------           ------        ------
           Net cash provided by investing activities                 430              302           278
                                                                --------           ------        ------

Cash flows from financing activities:
  Dividends paid                                                  (2,378)          (1,920)       (1,579)
  Proceeds from sale of stock                                      2,151            1,743         1,426
  Proceeds from exercise of stock options                             41               38             -
                                                                --------           ------        ------
         Net cash used in financing activities                      (186)            (139)         (153)
                                                                --------           ------        ------

         Net increase (decrease) in cash and cash
           equivalents                                                28               (1)          (50)

Cash and cash equivalents at beginning of year                        26               27            77
                                                                --------           ------        ------
Cash and cash equivalents at end of year                        $     54               26            27
                                                                ========           ======        ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                       STATEMENTS OF CASH FLOWS, CONTINUED

                       THREE YEARS ENDED DECEMBER 31, 2002

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                         In Thousands
                                                           ------------------------------------------
                                                               2002              2001            2000
                                                               ----              ----            ----
Reconciliation of net earnings to net cash used in
  operating activities:
     Net earnings                                          $    8,529            6,651           5,633

Adjustments to reconcile net earnings to net cash
  used in operating activities:
     Equity in earnings of commercial bank
       subsidiaries                                            (8,726)          (6,820)         (5,811)
     Decrease (increase) in refundable income taxes               (19)               5               3
                                                           ----------            -----           -----
       Total adjustments                                       (8,745)          (6,815)         (5,808)
                                                           ----------            -----           -----

       Net cash used in operating activities               $     (216)            (164)           (175)
                                                           ==========            =====           =====

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

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

                        DECEMBER 31, 2002, 2001 AND 2000

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

                        DECEMBER 31, 2002, 2001 AND 2000

(20)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

                 Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

                    Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods up to three years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 2002 are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

                    The carrying value and estimated fair values of the Company's financial instruments at December 31, 2002 and 2001 are as follows:

                                                                In Thousands
                                      -----------------------------------------------------------------
                                                  2002                                 2001
                                      -----------------------------------------------------------------
                                      Carrying                              Carrying
                                       Amount           Fair Value           Amount          Fair Value
                                       ------           ----------           ------          ----------
Financial assets:
  Cash and short-term
     investments                      $  55,163            55,163             51,660            51,660
  Securities                            118,342           118,967             98,561            98,818
  Loans, net of unearned
     interest                           550,601                              494,766
  Less:  allowance for possible
     loan losses                          6,943                                5,489
                                      ---------                              -------
  Loans, net of allowance               543,658           547,123            489,277           494,683
                                      ---------                              -------

  Loans held for sale                    10,859            10,859              4,369             4,369

Financial liabilities:
  Deposits                              679,408           684,375            602,576           607,308
  Securities sold
     under repurchase
     agreements                           7,868             7,868              8,551             8,551
  Advances from Federal Home
     Loan Bank                              997             1,160              1,370             1,582

Unrecognized financial
  instruments:
     Commitments to
       extend credit                          -                 -                  -                 -
     Standby letters of credit                -                 -                  -                 -

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2002, 2001 AND 2000

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