Form 10-K, Exhibit 13
period 2003-12-31
WILSON BANK HOLDING CO
filed 2004-03-15
CIK 885275

                                                                    EXHIBIT 13.1

                           WILSON BANK HOLDING COMPANY
                         COMMON STOCK MARKET INFORMATION

The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record February 1, 2004 was 1,551. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company's common stock during the years 2002 and 2003. The information set forth below has been adjusted to reflect a 2-for-1 stock split paid by the Company on October 30, 2003.

                                  Stock Prices

    2002                                 HIGH                    LOW
First Quarter                           $19.75                 $19.38
Second Quarter                           20.38                  19.75
Third Quarter                            21.13                  20.38
Fourth Quarter                           21.75                  21.13

    2003                                 HIGH                    LOW
First Quarter                           $22.50                 $21.75
Second Quarter                           23.25                  22.50
Third Quarter                            24.12                  23.25
Fourth Quarter                           27.50                  24.12

 -----------------

         On January 1, 2002, a $.28 per share cash dividend was declared and on July 1, 2002, a $.30 per share cash dividend was declared and paid to shareholders of record as of those dates. On January 1, 2003, a $.30 per share cash dividend was declared and on July 1, 2003, a $.33 per share cash dividend was declared and paid to stockholders of record as of those dates. Future dividends will be dependent on the Company's profitability, its capital needs, overall financial condition, economic and regulatory consideration.

          WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

                                                          IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                                                       AS OF DECEMBER 31,
                                            ------------------------------------------------------------------------
                                              2003             2002              2001            2000         1999
                                            --------          -------          -------          -------      -------
CONSOLIDATED
BALANCE SHEETS:
Total assets end of year                    $852,619          752,786          667,804          602,218      495,218
Loans, net                                  $584,714          543,658          489,277          427,764      354,758
Securities                                  $152,095          118,342           98,561           91,064       83,780
Deposits                                    $770,419          679,408          602,576          543,583      447,792
Stockholders' equity                        $ 63,323           55,031           45,971           38,735       32,250

                                                                    Years Ended December 31,
                                            ------------------------------------------------------------------------
                                              2003             2002              2001            2000         1999
                                            --------          -------          -------          -------      -------
CONSOLIDATED STATEMENTS
OF EARNINGS:
Interest income                             $44,115            45,090           47,883           42,426       35,193
Interest expense                             15,217            18,215           25,633           22,860       17,457
                                            -------           -------          -------          -------      -------
         Net interest income                 28,898            26,875           22,250           19,566       17,736

Provision for possible loan losses            1,904             2,344            1,976            1,417        1,103
                                            -------           -------          -------          -------      -------
Net interest income after provision for
   possible loan losses                      26,994            24,531           20,274           18,149       16,633
Non-interest income                           9,060             8,076            7,732            5,752        4,350
Non-interest expense                         20,377            18,685           17,314           14,871       13,265
                                            -------           -------          -------          -------      -------

Earnings before income taxes                 15,677            13,922           10,692            9,030        7,718

Income taxes                                  6,242             5,393            4,041            3,397        2,816
                                            -------           -------          -------          -------      -------

Net earnings                                $ 9,435             8,529            6,651            5,633        4,902
                                            =======           =======          =======          =======      =======

Minority interest in net earnings of
   subsidiaries                               $ 916               866              587              460          271
                                            =======           =======          =======          =======      =======

Cash dividends declared                     $ 2,651             2,378            1,920            1,579        1,447
                                            =======           =======          =======          =======      =======

PER SHARE DATA: (1)
Basic earnings per common share             $  2.20              2.04             1.63             1.42         1.26
Diluted earnings per common share           $  2.20              2.04             1.63             1.42         1.26
Cash dividends                              $  0.63              0.58             0.48             0.40         0.38
Book value                                  $ 14.66             13.05            11.19             9.66         8.22

RATIOS:
Return on average stockholders'
   equity                                     16.00%            16.98%           15.70%           16.39%       16.04%
Return on average assets (2)                   1.31%             1.33%            1.14%            1.14%        1.12%
Capital to assets (3)                          8.19%             8.08%            7.61%            7.13%        7.25%
Dividends declared per share as percentage
   of basic earnings per share                26.36%            28.19%           29.14%           28.27%       29.76%

(1) Per share data has been retroactively adjusted to reflect a 2 for 1 split which occurred effective October 31, 2003.

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

         The Company's three subsidiary banks are community banks headquartered in Lebanon, Smithville and Carthage, Tennessee, respectively, serving Wilson County, DeKalb County, Smith County, Trousdale County, and the eastern part of Davidson County, Tennessee as their primary market areas. The subsidiary banks have fourteen locations including their three main offices. Davidson, DeKalb, Smith and Trousdale Counties adjoin Wilson County. Management believes that these counties offer an environment for continued growth, and the Company's target market is local consumers, professionals and small businesses. The banks offer a wide range of banking services, including checking, savings, and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers custodial and trust services and an investment center which offers a full line of investment services to its customers.

         The following discussion and analysis is designed to assist readers in their analysis of the Company's consolidated financial statements and must be read in conjunction with such consolidated financial statements. The Company's Board of Directors voted a 2 for 1 stock split for stockholders of record as of October 1, 2003 payable October 30, 2003. Each stockholder received one (1) additional share for each one (1) share owned with allowance for fractional shares. Per share data included in these consolidated financial statements has been restated to give effect to the stock split.

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

         Our management assesses the adequacy of the ALL on a regular basis. This assessment includes procedures to estimate the ALL and test the adequacy and appropriateness of the resulting balance. The ALL consists of two portions
(1) an allocated amount representative of specifically identified credit exposure and exposures readily predictable by historical or comparative experience, and (2)an unallocated amount representative of inherent loss which is not readily identifiable. Even though the ALL is composed of two components, the entire allowance is available to absorb any credit losses.

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

RESULTS OF OPERATIONS

         Net earnings for the year ended December 31, 2003 were $9,435,000, an increase of $906,000, or 10.6%, over 2002. Net earnings for the year ended December 31, 2002 were $8,529,000, an increase of $1,878,000, or 28.2%, over
2001. On a per share basis, net income equaled $2.20 in 2003, compared with $2.04 in 2002 and $1.63 in 2001.

NET INTEREST INCOME

         Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company's earnings. Total interest income in 2003 was $44,115,000, compared with $45,090,000 in 2002 and $47,833,000 in 2001. The decrease in total interest income in 2003 was primarily due to a decrease in the average interest rate of ..9% offset by a $85 million or 12.7% increase in average earning assets over 2002. Average earning assets increased $69 million from December 31, 2001 to December 31, 2002. The average interest rate earned on earning assets was 5.88% in 2003 compared with 6.78% in 2002 and 8.03% in 2001.

         Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on nonaccrual loans totaled $8,000 in 2003, compared with $12,000 in 2002 and $12,000 in 2001.

         Total interest expense for 2003 was $15,217,000, a decrease of $2,998,000, or 16.5%, compared to total interest expense of $18,215,000 in 2002. The decrease in total interest expense was due to a decrease in the weighted average cost of funds from 2.83% to 2.11%, offset by an increase in average interest bearing deposits of approximately $69,218,000. Interest expense decreased from $25,633,000 in 2001 to $18,215,000 in 2002 or a decrease of $7,418,000, or 28.9%. The decrease in 2002 was due to a decrease in the weighted average cost of funds from 4.39% to

                          WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

2.83% net of the effect of a $60,718,000 increase in average interest bearing deposits.

         Net interest income for 2003 totaled $28,898,000 as compared to $26,875,000 and $22,250,000 in 2002 and 2001, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), decreased to 3.77% from 3.94% in 2002. The net interest spread was 3.64% in 2001. The net interest yield, which is net interest income expressed as a percentage of average earning assets, decreased to 3.87% for 2003 compared to 4.07% in 2002 and 3.77% in 2001. Interest rates decreased in 2003 as a result of the Federal Reserve Bank's decision to lower the discount rate to stimulate the economy. The Company believes that interest rates will remain stable in 2004. The Company is in a position to reprice its liabilities faster than the assets are repricing. However, due to the very low interest rate environment, the Company may have to pay more for deposits to compete with the customers' other investment opportunities. Management also believes that growth in 2004 will generally approximate the growth experienced in 2003. A significant increase in interest rates could have an adverse impact on net interest yields and earnings.

PROVISION FOR POSSIBLE LOAN LOSSES

         The provision for loan losses represents a charge to earnings necessary to establish an allowance for possible loan losses that, in management's evaluation, should be adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2003 provision for loan losses was $1,904,000, a decrease of $440,000 from the provision of $2,344,000 in 2002. The decrease in the provision was primarily a result of smaller increases in loans, a decrease in net charge-offs, and the Company's perception that the general economic conditions were improving. The provision for loan losses was $1,976,000 in 2001. Net charge-offs decreased to $770,000 in 2003 from $890,000 in 2002. Net charge-offs in 2001 totaled $1,012,000. The ratio of net charge-offs to average total outstanding loans in 2003 was .14% and in 2002 was .17% and in 2001 was .22%. The provision for loan losses in 2003 exceeded net charge-offs by $1,134,000 compared to $1,454,000 in 2002 and $964,000 in 2001.

         The provision for loan losses raised the allowance for possible loan losses (net of charge-offs and recoveries) to $8,077,000 at December 31, 2003 from $6,943,000 and $5,489,000 at December 31, 2002 and 2001, respectively. This represents a 16.3% increase in the allowance at December 31, 2003 over December 31, 2002 as compared to a 7.7% increase in total loans. The allowance for possible loan losses was 1.36% of total loans outstanding at December 31, 2003 compared to 1.26% at December 31, 2002 and 1.11% at December 31, 2001. Additionally, as a percentage of nonperforming loans at year end 2003, 2002 and 2001, the allowance for possible loan losses represented 363%, 564% and 725%, respectively. Although net charge-offs decreased, the level of nonperforming loans increased as discussed under "Loans".

         The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared bi-monthly by the Loan Review Officer to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Loan Review Officer, consideration of current economic conditions, and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this bi-monthly assessment. The review is presented to the Finance Committee and subsequently approved by the Board of Directors. See the discussion under "Critical Accounting Policies" for more information. Management believes the allowance for possible loan losses at December 31, 2003 to be adequate.

NON-INTEREST INCOME

         The components of the Company's non-interest income include service charges on deposit accounts, other fees, gains on sales of loans, gains on sales of fixed assets and other income. Total non-interest income for 2003 was $9,060,000 compared with $8,076,000 in 2002 and $7,732,000 in 2001. The 12.2%
increase over 2002 was primarily due to increases in the volume of service charges on deposit accounts (which increased $199,000) and gains on sales of loans (which increased $741,000). The Company

                          WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

has entered into a commission participation arrangement with a local insurance agency to sell insurance products. Management does not anticipate that this arrangement will materially impact 2004 non-interest income.

NON-INTEREST EXPENSES

         Non-interest expenses consist primarily of employee costs, occupancy expenses, furniture and equipment expenses and other operating expenses. Total non-interest expenses for 2003 increased 9.1% to $20,377,000 from $18,685,000 in 2002. The 2002 non-interest expense was up 7.3% over non-interest expense in 2001 which totaled $17,314,000. The increases in non-interest expenses in 2003 resulted primarily from increases in employee salaries and related benefits. This increase was principally due to an increase in the number of employees necessary to support the Company's expanded operations. Other operating expenses increased to $4,868,000 in 2003 from $4,854,000 in 2002. These expenses included data processing, supplies and general operating expenses, which increased as a result of continued growth of the Company.

INCOME TAXES

         The Company's income tax expense was $6,242,000 for 2003 an increase of $849,000 from $5,393,000 for 2002. The percentage of income tax expense to earnings before taxes increased to 39.8% in 2003 from 38.7% in 2002. The percentage was 37.8% in 2001. The percentage for 2003 as compared to 2002 increased primarily as a result of a decrease in the percentage of interest income exempt from Federal income taxes to earnings before taxes from 5.7% in 2002 to 4.6% in 2003 and an increase in the Federal income tax rate from 34% to 35% for taxable earnings over $10 million. The increase from 2001 to 2002 is also due to a decrease in the percentage of interest income exempt from Federal income taxes from 7.9% in 2001 to 5.7% in 2002 and an increase in the state tax rate from 6% to 6.5% in 2002.

FINANCIAL CONDITION

BALANCE SHEET SUMMARY. The Company's total assets increased $99,833,000 or 13.3% to $852,619,000 at December 31, 2003, after increasing 12.7% in 2002 to $752,786,000 at December 31, 2002. Loans, net of allowance for possible loan losses, totaled $584,714,000 at December 31, 2003, a 7.6% increase compared to December 31, 2002. Investment securities increased in 2003, primarily as a result of increased deposits in excess of funds necessary to fund loan growth. At year end 2003 securities totaled $152,095,000, an increase of 28.5% from $118,342,000 at December 31, 2002. The increase in securities in 2003 includes a $1,663,000 decrease in unrealized gains and losses on securities available-for-sale.

         Total liabilities increased $90,761,000 at December 31, 2003 to $782,747,000 compared to $691,986,000 at December 31, 2002. This increase was composed primarily of the $91,011,000 increase in total deposits to $770,419,000 (a 13.4% increase) which was offset by a decrease in advances from the Federal Home Loan Bank from $997,000 at December 31, 2002 to $712,000 at December 31, 2003. Securities sold under repurchase agreements increased to $8,606,000 from $7,868,000 at the respective year ends 2003 and 2002.

         Stockholders' equity increased $8,292,000 or 15.1% due to net earnings and sales of stock pursuant to the Company's Dividend Reinvestment Plan, net of dividends paid on the Company's common stock. The increase includes a $915,000 increase in unrealized gains and losses on available-for-sale securities, net of taxes. A more detailed discussion of assets, liabilities and capital follows.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

LOANS:

Loan category amounts and the percentage of loans in each category to total loans are as follows:

                                                 2003                             2002
                                ---------------------------------  ----------------------------------
(In Thousands)                       AMOUNT            PERCENTAGE       AMOUNT           PERCENTAGE
                                     ------            ----------       ------           ----------
Commercial, financial
  and agricultural              $        174,235          29.4%    $        192,945          35.1%
Installment                               64,880          10.9               59,721          10.8
Real estate - mortgage                   314,168          53.0              267,145          48.5
Real estate - construction                39,508           6.7               30,794           5.6
                                ----------------         -----     ----------------         -----
TOTAL                           $        592,791         100.0%    $        550,605         100.0%
                                ================         =====     ================         =====

         Loans are the largest component of the Company's assets and are its primary source of income. The Company's loan portfolio, net of allowance for possible loan losses, increased 7.6% as of year end 2003. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31, 2003 and 2002.

         As represented in the table, primary loan growth was in real estate mortgage loans and installment loans. Real estate mortgage loans increased 17.6% in 2003 and at December 31, 2003 comprised 53.0% of total loans compared to 48.5% of total loans at December 31, 2002. Management believes this increase was primarily due to the favorable interest rate environment and the Company's ability to increase its market share of such loans while maintaining its loan underwriting standards. Installment loans increased 8.6% in 2003 and comprised 10.9% of the total loan portfolio at December 31, 2003, compared to 10.8% at December 31, 2002.

         Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans, and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2003, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.

         Non-performing loans, which include non-accrual loans, loans 90 days past due, and renegotiated loans totaled $2,228,000 at December 31, 2003, an increase from $1,230,000 at December 31, 2002. Non-accrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management's evaluation of the borrower's financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower's ability to pay. Non-accrual loans totaled $462,000 at December 31, 2003 compared to $483,000 at December 31, 2002. Loans 90 days past due, as a component of non-performing loans, increased to $1,766,000 at December 31, 2003 from $747,000 at December 31, 2002. This increase is primarily a result of increases in installment loans and real estate mortgage loans that are 90 days past due. The Company had no renegotiated loans, which would have been included in non-performing loans.

         The Company also internally classifies loans about which management questions the borrower's ability to comply with the present repayment terms of the loan agreement. These internally classified loans, inclusive of certain non-performing loans, totaled $6,656,000 at December 31, 2003 as compared to $4,038,000 at December 31, 2002. Of the internally classified loans at December 31, 2003, $5,280,000 are real estate related loans and $1,376,000 are various other types of loans. The internally classified loans as a percentage of the allowance for possible loan losses were 82.4% and 58.2%, respectively, at December 31, 2003 and 2002.

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

         Essentially all of the Company's loans were from Wilson, DeKalb, Smith, Trousdale and adjacent counties. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment as well as by identification of credit risks. At December 31, 2003 no single industry segment accounted for more than 10% of the Company's portfolio other than real estate loans.

         The Company's management believes there is a significant opportunity to continue to increase the loan portfolio in the Company's primary market area which was expanded in 1999 to include eastern Davidson County, Tennessee. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending. Although it is the Company's objective to achieve a loan portfolio equal to approximately 85% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will likely determine the size of the loan portfolio in a given economic climate. This loan demand is reflected in the past two years when the Company's average loan to average deposit ratio was 79.9% and 82.7%, respectively, despite significant deposit growth. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell some of the loans it generates to other financial institutions if the transaction profits the Company and improves the liquidity of the loan portfolio. The subsidiary banks also sell loan participations to other banks within the consolidated group.

SECURITIES

         Securities increased 28.5% to $152,095,000 at year end 2003 from $118,342,000 at December 31, 2002, and comprised the second largest and other primary component of the Company's earning assets. This increase followed a 20.1% securities portfolio increase from year end 2001 to 2002. The growth in securities resulted from continued deposit growth in excess of funds necessary to fund loan growth.

         The primary increase in the Company's securities portfolio was in U.S. Treasury and other U.S. Government agencies which increased $24,172,000 or 24.1% in 2003 and in mortgage backed securities which increased $8,252,000 or 487% in 2003. The average yield of the securities portfolio at December 31, 2003 was 3.51% with an average maturity of 3.92 years, as compared to an average yield of 4.18% and an average maturity of 3.92 years at December 31, 2002. Due to falling interest rates in 2003, payoffs in the securities portfolio increased. Management reinvested in lower yielding securities, with shorter maturities, which resulted in the decrease in both average yields and average maturities from 2002 to 2003.

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

                          WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The Company's classification of securities as of December 31, 2003 is as follows:

(In Thousands)                                                  HELD-TO-MATURITY        AVAILABLE-FOR-SALE
                                                             ----------------------   -----------------------
                                                             Amortized   Estimated    Amortized   Estimated
                                                               Cost      Market Val     Cost     Market Value
                                                             ---------   ----------   ---------  ------------
U.S. Treasury and other U.S. Government agencies
   and Corporations                                           $     -           -      124,605      124,340
Obligations of states and political
   Subdivisions                                                15,851      16,534        1,380        1,461
Corporate bonds                                                     -           -          500          499
Mortgage-backed securities                                        792         792        9,191        9,152
                                                              -------      ------      -------      -------
                                                              $16,643      17,326      135,676      135,452
                                                              =======      ======      =======      =======

No securities have been classified as trading securities.

         The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.

DEPOSITS

         The increases in assets in 2003 and 2002 were funded primarily by increases in deposits. Total deposits, which are the principal source of funds for the Company, totaled $770,419,000 at December 31, 2003 compared to $679,408,000 and $602,576,000 at December 31, 2002 and 2001, respectively. The
Company has targeted local consumers, professionals, and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Smith County and Trousdale County areas are growing economic markets offering growth opportunities for the Company; however, the Company competes with several of the larger bank holding companies that have bank offices in these counties; and therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.

         The $91,011,000, or 13.4%, growth in deposits in 2003 consisted of changes in several deposit categories: savings accounts increased $4,890,000(11.7%) to $44,000,000, total certificates of deposit (including individual retirement accounts) increased $13,594,000 (3.8%) to $374,940,000, NOW accounts increased $10,886,000 (19.7%) to $66,196,000, money market accounts increased $40,509,000 (25.6%) to $198,553,000 and demand deposits increased $21,132,000 (32.2%) to $86,730,000.

         The average rate paid on average total interest-bearing deposits was 2.3% for 2003, compared to 3.1% for 2002. The average rate paid in 2001 was 4.9%.

         The ratio of average loans to average deposits was 79.9% in 2003 compared with 82.7% and 80.7% in 2002 and 2001, respectively.

CONTRACTUAL OBLIGATIONS

The Company has the following contractual obligations as of December 31, 2003:

                  Less                     More
   (In            than    1 -3     3-5    than 5
Thousands)       1 Year   Years   Years   Years    Total
                 ------- ------- ------- -------- -------
Long-Term
Debt                -       -       -      712      712
Capital
Leases              -       -       -        -        -
Operating          51      10       -        -       61
Leases
Purchases           -       -       -        -        -
Other               -       -       -        -        -
Long-Term
Liabilities
                   --      --      --      ---      ---
Total              51      10       -      712      773
                   ==      ==      ==      ===      ===

                          WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Long-term debt contractual obligations consist of advances from the Federal Home Loan Bank. The Company leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of these noncancellable leases are included in operating lease obligations.

OFF BALANCE SHEET ARRANGEMENTS

         At December 31, 2003, the Company had unfunded loan commitments outstanding of $74.7 million, unfunded lines of credit of $23.9 million and outstanding standby letters of credit of $4.8 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Company's bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company's bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned above, the Company's bank subsidiary has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, its investment security maturities and short-term borrowings.

LIQUIDITY AND ASSET MANAGEMENT

         The Company's management seeks to maximize net interest income by managing the Company's assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense associated with extending liability maturities. Liquid assets include cash and cash equivalents and investment securities and money market instruments that will mature within one year. At December 31, 2003, the Company's liquid assets approximated $134.2 million.

         The Company's primary source of liquidity is a stable core deposit base. In addition, short-term investments, loan payments and investment security maturities provide a secondary source.

         At December 31, 2003, the Company had a liability sensitive position (a negative gap) for 2004. Liability sensitivity means that more of the Company's liabilities are capable of repricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing. The 2003 net earnings increased in the slightly declining rate environment primarily due to a $2,998,000 reduction in interest cost which resulted from savings related to rate declines of $5,208,000 net of additional interest cost of $2,210,000 related to increased volume. The declining rates resulted in a reduction of interest income of $6,791,000 which was offset by an increase in income related to volume of $5,782,000. The 2002 and 2001 net earnings increased in the declining rate environment primarily due to a 11.5% growth in earning assets in 2002 and a 20.6% growth in earnings assets in 2001.

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

                          WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following table shows the rate sensitivity gaps for different time periods as of December 31, 2003:

INTEREST RATE SENSITIVITY GAPS                                              One Year
       December 31, 2003                 1-90         91-180      181-365     and
        (In Thousands)                   Days          Days         Days     Longer      Total
-------------------------------          ----         ------      -------    ------      -----
Interest-earning assets             $    175,677       51,546      89,977    485,567    802,767
Interest-bearing liabilities             377,758       75,391      82,797    157,061    693,007
                                    ------------     --------    --------    -------    -------
Interest-rate sensitivity gap       $   (202,081)     (23,845)      7,180    328,506    109,760
                                    ============     ========    ========    =======    =======
  Cumulative gap                    $   (202,081)    (225,926)   (218,746)   109,760
                                    ============     ========    ========    =======

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

CAPITAL POSITION AND DIVIDENDS

         CAPITAL. At December 31, 2003, total stockholders' equity was $63,323,000, or 7.4% of total assets, which compares with $55,031,000, or 7.3% of total assets at December 31, 2002, and $45,971,000, or 6.9% of total assets, at December 31, 2001. The dollar increase in stockholders' equity during 2003 reflects (i) the Company's net income of $9,435,000 less cash dividends of $.58 per share totaling $2,651,000, (ii) the issuance of 51,284 shares of common stock for $2,392,000 in lieu of payment of cash dividends, (iii) the issuance of 1,275 shares of common stock pursuant to exercise of stock options for $31,000 and (iv) the decrease in the net unrealized gain on available-for-sale securities of $915,000. In addition the Company approved a two for one stock split effective October 30, 2003. Pursuant to this split 2,160,028 shares of stock were issued. All share and per share data have been restated to reflect this two for one stock split.

         The Company's principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Company and its subsidiary banks. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which the Company and subsidiary banks have none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. The risk-based capital guidelines require the subsidiary banks and the Company to have a total risk-based capital ratio of 8.0% and a Tier I risk-based capital ratio of 4.0%. At December 31, 2003 the Company's total risk-based capital ratio was 13.6% and its Tier I risk-based capital ratio was 12.4%, respectively, compared to ratios of 12.9% and 11.7%, respectively at December 31, 2002. The required Tier I leverage capital ratio (Tier I capital to average assets for the most recent quarter) for the Company is 4.0%. At December 31, 2003, the Company had a leverage ratio of 8.8% compared to 7.6% at December 31, 2002. Management believes it can adequately capitalize its growth for the next few years with earnings.

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

      Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Company's rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments. The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 2003.

                          WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                                                       (DOLLARS IN THOUSANDS)
                                          EXPECTED MATURITY DATE - YEAR ENDING DECEMBER 31,
                                  -------------------------------------------------------------                              FAIR
                                    2004           2005         2006        2007          2008    THEREAFTER      TOTAL      VALUE
                                    ----           ----         ----        ----          ----    ----------      -----      -----
EARNING ASSETS:

Loans, net of unearned interest:
  Variable rate                   $  23,544        4,606        4,326       5,292        10,808     249,032      297,608    297,608
    Average interest rate              4.48%        6.16%        6.24%       6.15%         5.78%       6.92%        6.13%

  Fixed rate                        114,379       30,785       37,626      45,137        19,344      47,912      295,183    286,048
    Average interest rate              5.90%        7.04%        6.97%       6.40%         6.35%       6.75%        6.51%

Securities                            4,314       15,786       25,839      35,933        27,040      43,183      152,095    152,778
  Average interest rate                3.71%        3.25%        2.83%       3.34%         3.76%       3.79%        3.35%

Loans held for sale                   3,972            -            -           -             -           -        3,972      3,972
  Average interest rate                5.39%           -            -           -             -           -         5.39%

Federal funds sold                   53,909            -            -           -             -           -       53,909     53,909
  Average interest rate                1.04%           -            -           -             -           -         1.04%

Interest-bearing deposits           570,663       47,241       47,231       9,115         9,349           -      683,689    690,208
  Average interest rate                2.73%        3.39%        3.54%       3.95%         3.98%          -         2.33%

Short-term borrowings                 8,606            -            -           -             -           -        8,606      8,606
  Average interest rate                1.92%           -            -           -             -           -         1.92%

Advances from Federal
  Home Loan Bank                          -            -            -           -             -         712          712        819
  Average interest rate                   -            -            -           -             -        7.13%        7.13%

IMPACT OF NEW ACCOUNTING STANDARDS

         In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Since the Company does not have any legal obligations as described above, this statement has not had any impact on the Company's financial position or results of operations.

         In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, SFAS 144. This statement supersedes SFAS No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. This statement has not had a significant impact on the Company's financial position or results of operations.

         In October 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 147, Acquisitions of Certain Financial Institutions. SFAS No. 147 amends SFAS No. 72 and FASB Interpretation No. 9 to eliminate all acquisitions of financial institutions other than transactions between mutual enterprises from their scope. Accordingly, the excess of the purchase price

                          WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

paid to acquire a financial institution over the fair value of the identifiable tangible and intangible assets and liabilities acquired now must be recorded as goodwill following SFAS No. 141 and assessed for impairment following SFAS No. 142, Goodwill and Other Intangible Assets. Furthermore, any previously recognized unidentifiable intangible assets resulting from prior business combinations that do not meet SFAS No. 141's criteria for separate recognition must be reclassified to goodwill. The Company has adopted SFAS 147, but it is not expected to have any current impact on the Company's financial position or results of operations.

         In June 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard NO. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, (SFAS 149). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. Under SFAS 149 loan commitments that relate to the origination of mortgage loans that will be held for sale, commonly referred to as interest rate lock commitments, must be accounted for as derivatives by the issuer of the commitment. Commitments to originate mortgage loans that will be held for investment purposes and commitments to originate other types of loans are not considered derivatives. The Company has adopted SFAS 149, but it is not expected to have any impact on the Company's financial position or results of operations.

         In June 2003 the American Institute of Certified Public Accountants issued an exposure draft on a Proposed Statement of Position (SOP) on Allowance for Credit Losses. If approved the Proposed SOP would significantly change the way the allowance for possible loan losses is calculated. Under the Proposed SOP, any loans determined to be impaired, as defined in FASB Statement No. 114, would be assigned a specific reserve based on facts and circumstances surrounding the particular loan and no loss percentage would be assigned. If a loan is determined not to be impaired, it would be assigned to a pool of similar homogeneous loans. A loss percentage would then be assigned to the pool based on historical charge-offs adjusted for internal or external factors such as the economy, changes in underwriting standards, etc. Management has not yet determined the impact this Proposed SOP would have on their consolidated financial statements, but anticipates that it could result in a significant reduction in the allowance for loan loss. Under the Proposal, any changes resulting from the initial application of this Proposed SOP would be treated as a change in accounting estimate.

SUPERVISION AND REGULATION

         Bank Holding Company Act of 1956. As a bank holding company, the Company is subject to regulation under the Bank Holding Company Act of 1956 (the "Act"), and the regulations adopted by the Board of Governors of the Federal Reserve System (the "Board") under the Act. The Company is required to file reports with, and is subject to examination by, the Board. The subsidiary banks are Tennessee state chartered non member banks, and are therefore subject to the supervision of and are regularly examined by the Tennessee Department of Financial Institutions (the "TDFI") and the Federal Deposit Insurance Corporation ("FDIC").

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

         Under the Tennessee Bank Structure Act, a bank holding company which controls 30% or more of the total deposits (excluding certain deposits) in all federally insured financial institutions in Tennessee is prohibited from acquiring any bank in Tennessee. State

                          WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

banks and national banks in Tennessee may establish branches anywhere in the state and generally may branch across state lines either through interstate merger or branch acquisition , provided the other state's law affords reciprocity.

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

         FDICIA. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking regulators have assigned each insured institution to one of five categories ("well capitalized," "adequately capitalized" or one of three under capitalized categories) based upon the three measures of capital adequacy discussed above, see "Capital Position and Dividends". Institutions which have a Tier I leverage capital ratio of 5%, a Tier I risk based capital ratio of 5% and a total risk based capital ratio of 10% are defined as "well capitalized". All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any of its capital requirements for "adequately capitalized" status. All of the subsidiary banks currently meet the requirements for "well capitalized" status.

         An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized institution") may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days (which must be guaranteed by the institution's holding company); (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The bank regulatory agencies have discretionary authority to reclassify a "well capitalized" institution as "adequately capitalized" or to impose on an "adequately capitalized" institution requirements or actions specified for undercapitalized institutions if the agency determines that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice.

         A "significantly undercapitalized" institution may be subject to a number of additional requirements and restrictions, including (1) orders to sell sufficient voting stock to become "adequately capitalized," (2) requirements to reduce total assets and (3) cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.

         Under FDICIA, bank regulatory agencies have prescribed safety and soundness guidelines for all insured depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation.

         The subsidiary banks are assessed quarterly at the rate of .00385% of insured deposits for deposit insurance.

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

IMPACT OF INFLATION

         Although interest rates are significantly affected by inflation, the inflation rate is believed to be material when reviewing the Company's results of operations.

                           WILSON BANK HOLDING COMPANY

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002

                   (WITH INDEPENDENT AUDITOR'S REPORT THEREON)

                           MAGGART & ASSOCIATES, P.C.
                          Certified Public Accountants

                            150 FOURTH AVENUE, NORTH
                                   SUITE 2150
                         NASHVILLE, TENNESSEE 37219-2417
                            Telephone (615) 252-6100
                            Facsimile (615) 252-6105

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Wilson Bank Holding Company:

We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


                                        /s/ MAGGART & ASSOCIATES, P.C.

Nashville, Tennessee
January 9, 2004

                           WILSON BANK HOLDING COMPANY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2003 AND 2002

                                                                                            In Thousands
                                                                                  ------------------------------
                                                                                      2003               2002
                                                                                      ----               ----
                                      ASSETS

Loans, net of allowance for possible loan losses of $8,077,000
   and $6,943,000, respectively                                                   $    584,714          543,658
Securities:
   Held-to-maturity, at amortized cost (market value $17,326,000
     and $14,838,000, respectively)                                                     16,643           14,213
   Available-for-sale, at market (amortized cost $135,676,000 and
     $102,690,000, respectively)                                                       135,452          104,129
                                                                                  ------------          -------
                  Total securities                                                     152,095          118,342

Loans held for sale                                                                      3,972           10,859
Federal funds sold                                                                      53,909           27,366
                                                                                  ------------          -------
                  Total earning assets                                                 794,690          700,225
                                                                                  ------------          -------

Cash and due from banks                                                                 28,414           27,797
Premises and equipment, net                                                             19,166           15,409
Accrued interest receivable                                                              4,740            4,625
Deferred income taxes                                                                    2,483            1,582
Other real estate                                                                          417              818
Other assets                                                                             2,709            2,330
                                                                                  ------------          -------

                  Total assets                                                    $    852,619          752,786
                                                                                  ============          =======

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                          $    770,419          679,408
Securities sold under repurchase agreements                                              8,606            7,868
Advances from Federal Home Loan Bank                                                       712              997
Accrued interest and other liabilities                                                   3,010            3,713
                                                                                  ------------          -------
                  Total liabilities                                                    782,747          691,986
                                                                                  ------------          -------

Minority interest                                                                        6,549            5,769
                                                                                  ------------          -------

Stockholders' equity:
   Common stock, par value $2.00 per share, authorized 5,000,000 shares,
     4,320,606 and 2,108,019 shares issued and outstanding, respectively                 8,642            4,216
   Additional paid-in capital                                                           11,928           13,931
   Retained earnings                                                                    42,838           36,054
   Net unrealized gains (losses) on available-for-sale securities, net of
     income taxes of $53,000 and $514,000, respectively                                    (85)             830
                                                                                  ------------          -------
                  Total stockholders' equity                                            63,323           55,031
                                                                                  ------------          -------

COMMITMENTS AND CONTINGENCIES
                  Total liabilities and stockholders' equity                      $    852,619          752,786
                                                                                  ============          =======

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                       CONSOLIDATED STATEMENTS OF EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2003

                                                                          In Thousands (except per share data)
                                                                      --------------------------------------------
                                                                      2003                  2002              2001
                                                                      ----                  ----              ----
Interest income:
   Interest and fees on loans                                      $   38,687              39,120             40,262
   Interest and dividends on securities:
     Taxable securities                                                 3,755               4,390              5,136
     Exempt from Federal income taxes                                     731                 798                850
   Interest on loans held for sale                                        358                 197                182
   Interest on Federal funds sold                                         584                 585              1,453
                                                                   ----------             -------            -------
                  Total interest income                                44,115              45,090             47,883
                                                                   ----------             -------            -------
Interest expense:
   Interest on negotiable order of withdrawal accounts                    234                 378                515
   Interest on money market accounts and other
     savings accounts                                                   2,920               3,879              4,610
   Interest on certificates of deposit                                 11,799              13,621             20,000
   Interest on securities sold under repurchase agreements                203                 249                392
   Interest on advances from Federal Home Loan Bank                        59                  82                112
   Interest on Federal funds purchased                                      2                   6                  4
                                                                   ----------             -------            -------
                  Total interest expense                               15,217              18,215             25,633
                                                                   ----------             -------            -------

Net interest income before provision for possible loan losses          28,898              26,875             22,250
Provision for possible loan losses                                     (1,904)             (2,344)            (1,976)
                                                                   ----------             -------            -------
Net  interest income after provision for possible loan losses          26,994              24,531             20,274
Non-interest income                                                     9,060               8,076              7,732
Non-interest expense                                                  (20,377)            (18,685)           (17,314)
                                                                   ----------             -------            -------

                  Earnings before income taxes                         15,677              13,922             10,692

Income taxes                                                            6,242               5,393              4,041
                                                                   ----------             -------            -------

                  Net earnings                                     $    9,435               8,529              6,651
                                                                   ==========             =======            =======

Basic earnings per common share                                    $     2.20                2.04               1.63
                                                                   ==========             =======            =======

Diluted earnings per common share                                  $     2.20                2.04               1.63
                                                                   ==========             =======            =======

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2003

                                                                                In Thousands
                                                                       ------------------------------
                                                                       2003        2002          2001
                                                                       ----        ----          ----
Net earnings                                                       $    9,435        8,529       6,651
                                                                   ----------    ---------       -----
Other comprehensive earnings (losses), net of tax:
   Net unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $567,000
     $445,000 and $442,000, respectively                                 (915)         717         724
   Less:  reclassification adjustment for net gains included
     in net earnings, net of taxes                                          -           (1)          -
                                                                   ----------    ---------       -----
                  Other comprehensive earnings (losses)                  (915)         716         724
                                                                   ----------    ---------       -----

                  Comprehensive earnings                           $    8,520    $   9,245       7,375
                                                                   ==========    =========       =====

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 2003

                                                                             In Thousands
                                           -------------------------------------------------------------------------------
                                                                                             Net Unrealized
                                                              Additional                     Gain (Loss) On
                                              Common            Paid-In         Retained      Available-For-
                                              Stock             Capital         Earnings     Sale Securities        Total
                                           -------------      ----------        --------     ---------------       -------
Balance December 31, 2000                  $       4,012         10,162          25,172            (611)           38,735

Cash dividends declared, $.48 per share                -              -          (1,920)              -            (1,920)

Issuance of 93,730 shares of stock
  pursuant to dividend reinvestment plan              94          1,649               -               -             1,743

Issuance of 2,532 shares of stock pursuant
  to exercise of stock options                         2             36               -               -                38

Net change in unrealized gain (loss) on
  available-for-sale securities during
  the year, net of taxes of $442,000                   -              -               -             724               724

Net earnings for the year                              -              -           6,651               -             6,651
                                           -------------      ---------         -------      ----------            ------
Balance December 31, 2001                          4,108         11,847          29,903             113            45,971

Cash dividends declared, $.58 per share                -              -          (2,378)              -            (2,378)

Issuance of 105,194 shares of stock
  pursuant to dividend reinvestment plan             105          2,046               -               -             2,151

Issuance of 2,666 shares of stock pursuant
  to exercise of stock options                         3             38               -               -                41

Net change in unrealized gain on
  available-for-sale securities during
  the year, net of taxes of $445,000                   -              -               -             717               717

Net earnings for the year                              -              -           8,529               -             8,529
                                           -------------      ---------         -------      ----------            ------
Balance December 31, 2002                          4,216         13,931          36,054             830            55,031

Cash dividends declared, $.63 per share                -              -          (2,651)              -            (2,651)

Issuance of 102,568 shares of stock
  pursuant to dividend reinvestment plan             103          2,289               -               -             2,392

Issuance of 2,000 shares of stock pursuant
  to exercise of stock options                         3             28               -               -                31

Issuance of 2,160,028 shares of stock
  pursuant to a 2 for 1 stock split                4,320         (4,320)              -               -                 -

Net change in unrealized gain (loss) on
  available-for-sale securities during
  the year, net of taxes of $567,000                   -              -               -            (915)             (915)

Net earnings for the year                              -              -           9,435               -             9,435
                                           -------------      ---------         -------      ----------            ------
Balance December 31, 2003                  $       8,642         11,928          42,838             (85)           63,323
                                           =============      =========         =======      ==========            ======

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 2003

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                            In Thousands
                                                                             -------------------------------------------
                                                                             2003                2002               2001
                                                                             ----                ----               ----
Cash flows from operating activities:
   Interest received                                                    $      43,901            45,010            48,046
   Fees received                                                                6,924             6,697             6,692
   Proceeds from sales of loans                                               129,706            84,817            62,005
   Origination of loans held for sale                                        (120,704)          (89,933)          (64,039)
   Interest paid                                                              (15,499)          (18,967)          (26,027)
   Cash paid to suppliers and employees                                       (18,206)          (16,678)          (15,193)
   Income taxes paid                                                           (7,108)           (5,815)           (4,422)
                                                                        -------------           -------           -------
                  Net cash provided by operating activities                    19,014             5,131             7,062
                                                                        -------------           -------           -------

Cash flows from investing activities:
   Purchase of available-for-sale securities                                 (166,265)         (100,513)          (96,899)
   Proceeds from maturities of available-for-sale securities                  133,378            79,668            89,893
   Proceeds from sale of available-for-sale securities                              -               501                 -
   Purchase of held-to-maturity securities                                     (5,211)           (1,076)           (1,475)
   Proceeds from maturities of held-to-maturity securities                      2,781             2,993             2,394
   Loans made to customers, net of repayments                                 (43,980)          (58,135)          (64,379)
   Purchase of bank premises and equipment                                     (5,160)           (1,504)             (870)
   Proceeds from sales of fixed assets                                            137                 3                 -
   Proceeds from sales of other assets                                            188               105                 -
   Proceeds from sales of other real estate                                     1,067               761               875
                                                                        -------------           -------           -------
                  Net cash used in investing activities                       (83,065)          (77,197)          (70,461)
                                                                        -------------           -------           -------

Cash flows from financing activities:
   Net increase in non-interest bearing, savings, NOW
     and money market deposit accounts                                         77,416            48,349            44,361
   Net increase in time deposits                                               13,595            28,483            14,632
   Proceeds from (purchase of) sale of securities under
     agreements to repurchase                                                     738              (683)           (1,159)
   Repayments to Federal Home Loan Bank, net                                     (285)             (373)             (487)
   Dividends paid                                                              (2,651)           (2,378)           (1,920)
   Dividends paid to minority shareholders                                       (249)             (207)             (120)
   Proceeds from sale of stock to minority shareholders                           224               186               105
   Proceeds from sale of common stock dividend reinvestment                     2,392             2,151             1,743
   Proceeds from sale of common stock pursuant to exercise
     of stock options                                                              31                41                38
                                                                        -------------           -------           -------
                  Net cash provided by financing activities                    91,211            75,569            57,193
                                                                        -------------           -------           -------

Net increase (decrease) in cash and cash equivalents                           27,160             3,503            (6,206)

Cash and cash equivalents at beginning of year                                 55,163            51,660            57,866
                                                                        -------------           -------           -------

Cash and cash equivalents at end of year                                $      82,323            55,163            51,660
                                                                        =============            ======           =======

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                       THREE YEARS ENDED DECEMBER 31, 2003

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                             In Thousands
                                                                            --------------------------------------------
                                                                            2003                  2002              2001
                                                                            ----                  ----              ----
Reconciliation of net earnings to net cash provided by
  operating activities:
     Net earnings                                                       $       9,435             8,529             6,651
     Adjustments to reconcile net earnings to net cash
       provided by operating activities:
         Depreciation and amortization                                          1,287             1,234             1,230
         Provision for possible loan losses                                     1,904             2,344             1,976
         Provision for deferred taxes                                            (266)             (482)             (512)
         Loss on sales of other real estate                                       112                68                27
         Loss on sales of other assets                                             35                21                 -
         Security gains                                                             -                (1)                -
         Gain on sales of fixed assets                                            (21)               (3)                -
         FHLB dividend reinvestment                                               (99)             (103)             (123)
         Decrease (increase) in loans held for sale                             6,887            (6,490)           (3,074)
         Increase (decrease) in taxes payable                                    (602)               60               131
         Decrease (increase) in accrued interest receivable                      (115)               23               286
         Decrease in interest payable                                            (282)             (752)             (394)
         Increase in other assets                                                (358)             (122)             (342)
         Increase (decrease) in accrued expenses                                  181               (61)              619
         Net gains of minority interests of commercial
           bank subsidiaries                                                      916               866               587
                                                                        -------------            ------            ------
                  Total adjustments                                             9,579            (3,398)              411
                                                                        -------------            ------            ------

                  Net cash provided by operating activities             $      19,014             5,131             7,062
                                                                        =============            ======            ======

Supplemental Schedule of Non-Cash Activities:

   Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $567,000 in 2003, $445,000 in 2002,
     and $442,000 in 2001                                               $        (915)              717               724
                                                                        =============            ======            ======

   Non-cash transfers from loans to other real estate                   $         778             1,232               890
                                                                        =============            ======            ======

   Non-cash transfers from loans to other assets                        $         242               178                 -
                                                                        =============            ======            ======

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2003, 2002 AND 2001

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

         (b)      NATURE OF OPERATIONS

                  Wilson Bank & Trust, DeKalb Community Bank and Community Bank of Smith County operate under state bank charters and provide full banking services. As state banks, the subsidiary banks are subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation. The areas served by the banks include Wilson County, DeKalb County, Smith County and Trousdale County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the three main offices and eleven branch locations.

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

                        DECEMBER 31, 2003, 2002 AND 2001

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

                  The Company considers all loans on nonaccrual status that are subject to the provisions of SFAS Nos. 114 and 118 to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Delays or shortfalls in loan payments are evaluated along with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower's financial condition, collateral, liquidation value, and other factors that affect the borrower's ability to pay.

                  Generally, at the time a loan is placed on nonaccrual status, all interest accrued and uncollected on the loan in the current fiscal year is reversed from income, and all interest accrued and uncollected from the prior year is charged off against the allowance for possible loan losses. Thereafter, interest on nonaccrual loans is recognized as interest income only to the extent that cash is received and future collection of principal is not in

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (d)      LOANS, CONTINUED

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

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

         (f)      DEBT AND EQUITY SECURITIES, CONTINUED

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (j)      SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

                  Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

         (k)      LONG-TERM ASSETS

                  Premises and equipment, intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

         (l)      INCOME TAXES

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

         (m)      STOCK OPTIONS

                  The Company uses the fair value method to calculate the compensation reported in the proforma earnings in note 17 to the consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (n)      ADVERTISING COSTS

                  Advertising costs are expensed when incurred by the Company.

         (o)      STOCK SPLIT

                  The Company's Board of Directors voted a 2 for 1 stock split for stockholders of record as of October 1, 2003 payable October 31, 2003. Each stockholder received one (1) additional share for each one (1) share owned with no allowance for fractional shares. Per share data included in these consolidated financial statements has been restated to give effect to the stock split.

         (p)      OTHER REAL ESTATE

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

         (q)      RECLASSIFICATIONS

                  Certain reclassifications have been made to the 2002 and 2001 figures to conform to the presentation for 2003.

         (r)      OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

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

                        DECEMBER 31, 2003, 2002 AND 2001

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The classification of loans at December 31, 2003 and 2002 is as follows:

                                                                         In Thousands
                                                                  ---------------------------
                                                                       2003             2002
                                                                       ----             ----
Commercial, financial and agricultural                            $    174,235         192,945
Installment                                                             64,880          59,721
Real estate - construction                                              39,508          30,794
Real estate - mortgage                                                 314,168         267,145
                                                                  ------------         -------
                                                                       592,791         550,605
Unearned interest                                                            -              (4)
Allowance for possible loan losses                                      (8,077)         (6,943)
                                                                  ------------         -------
                                                                  $    584,714         543,658
                                                                  ============         =======

         The principal maturities on loans at December 31, 2003 are as follows:

                                                         In Thousands
                      ---------------------------------------------------------------------------------
                        Commercial,
                         Financial
                            and                             Real Estate -    Real Estate-
                        Agricultural       Installment      Construction       Mortgage         Total
                      --------------       -----------      ------------     ------------       -----
3 months or less      $      30,162           4,662             18,885          3,337           57,046
3 to 12 months               67,983           4,481             19,262          3,559           95,285
1 to 5 years                 53,249          51,468              1,361         51,205          157,283
Over 5 Years                 22,841           4,269                  -        256,067          283,177
                      -------------          ------             ------        -------          -------

                      $     174,235          64,880             39,508        314,168          592,791
                      =============          ======             ======        =======          =======

         At December 31, 2003, variable rate loans were $297,608,000 and fixed rate loans totaled $295,183,000. At December 31, 2002, variable rate and fixed rate loans total $255,229,000 and $295,376,000, respectively.

         In the normal course of business, the Company's subsidiaries have made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $14,092,000 and $11,589,000 at December 31, 2003 and 2002, respectively. As of December 31, 2003 none of these loans were restructured, nor were any related party loans charged-off during the past three years.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         An analysis of the activity with respect to such loans to related parties is as follows:

                                                               In Thousands
                                                        -------------------------
                                                               December 31,
                                                        -------------------------
                                                           2003          2002
                                                           ----          ----
Balance, January 1                                      $  11,589        12,471
New loans during the year                                  19,112        13,756
Repayments during the year                                (16,609)      (14,638)
                                                        ---------       -------
Balance, December 31                                    $  14,092        11,589
                                                        =========       =======

         A director of the Company performs appraisals related to certain loan customers. Fees paid to the director for these services were $493,000 in 2003, $314,000 in 2002 and $208,000 in 2001.

         Loans which had been placed on non-accrual status totaled $462,000 and $483,000 at December 31, 2003 and 2002, respectively. Had interest on these loans been accrued, interest income would have been increased by approximately $8,000 in 2003 and $12,000 in 2002. In 2001, interest income that would have been earned had there been no non-accrual loans totaled approximately $12,000.

         Transactions in the allowance for possible loan losses for the years ended December 31, 2003, 2002 and 2001 are summarized as follows:

                                                                   In Thousands
                                                  -----------------------------------------------
                                                     2003                 2002            2001
                                                     ----                 ----            ----
Balance, beginning of year                        $      6,943            5,489           4,525
Provision charged to operating expense                   1,904            2,344           1,976
Loans charged off                                         (966)          (1,099)         (1,251)
Recoveries on losses                                       196              209             239
                                                  ------------           ------          ------

Balance, end of year                              $      8,077            6,943           5,489
                                                  ============           ======          ======

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

                        DECEMBER 31, 2003, 2002 AND 2001

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         Impaired loans and related loan loss reserve amounts at December 31, 2003 and 2002 were as follows:

                                                              In Thousands
                                                        ------------------------
                                                               December 31,
                                                        ------------------------
                                                          2003            2002
                                                          ----            ----
Recorded investment                                     $   3,364          483
Loan loss reserve                                       $     121          108

         The average recorded investment in impaired loans for the years ended December 31, 2003, 2002 and 2001 was $1,006,000, $133,000 and $111,000,
         respectively. The related total amount of interest income recognized on the accrual basis for the period that such loans were impaired was $69,000 during 2003. There was no interest income recognized on these loans during 2002 or 2001.

         In 2003, 2002 and 2001, the Company originated and sold loans in the secondary market of $120,704,000, $89,933,000 and $64,039,000, respectively. At December 31, 2003, the wholly-owned subsidiary Bank had not been required to repurchase any of the loans originated by the Bank and sold in the secondary market. The gain on sale of these loans totaled $2,115,000, $1,374,000 and $1,040,000 in 2003, 2002 and 2001,
         respectively.

         Of the loans sold in the secondary market, the recourse to the wholly-owned subsidiary Bank is limited. On loans sold to the Federal Home Loan Mortgage Corporation, the Bank has a recourse obligation for one year from the purchase date. At December 31, 2003, loans sold to the Federal Home Loan Mortgage Corporation with existing recourse totaled $246,000. All other loans sold in the secondary market provide the purchase recourse to the Bank for a period of 90 days from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. At December 31, 2003, total loans sold with recourse to the Bank, including those sold to the Federal Home Loan Mortgage Corporation, aggregated $47,522,000. Management expects no loss to result from these recourse provisions.

(3)      DEBT AND EQUITY SECURITIES

         Debt and equity securities have been classified in the consolidated balance sheet according to management's intent. Debt and equity securities at December 31, 2003 consist of the following:

                                                           Securities Held-To-Maturity
                                        -----------------------------------------------------------------
                                                                  In Thousands
                                        -----------------------------------------------------------------
                                                                Gross            Gross         Estimated
                                          Amortized          Unrealized       Unrealized         Market
                                            Cost                Gains           Losses           Value
                                        ------------         ----------       ----------       ---------
Obligations of states and political
  subdivisions                          $     15,851             709               26           16,534
Mortgage-backed securities                       792               1                1              792
                                        ------------             ---               --           ------
                                        $     16,643             710               27           17,326
                                        ============             ===               ==           ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(3)      DEBT AND EQUITY SECURITIES, CONTINUED

                                                            Securities Available-For-Sale
                                        -----------------------------------------------------------------
                                                                    In Thousands
                                        -----------------------------------------------------------------
                                                                Gross            Gross          Estimated
                                           Amortized         Unrealized       Unrealized         Market
                                             Cost               Gains           Losses            Value
                                        --------------       ----------       ----------        ---------
U.S. Treasury and other
  U.S. Government agencies and
  corporations                          $    124,605              621              886          124,340
Obligations of states and political
  subdivisions                                 1,380               81                -            1,461
Corporate bonds                                  500                -                1              499
Mortgage-backed securities                     9,191                6               45            9,152
                                        ------------              ---              ---          -------
                                        $    135,676              708              932          135,452
                                        ============              ===              ===          =======

         The Company's classification of securities at December 31, 2002 is as follows:

                                                             Securities Held-To-Maturity
                                        -----------------------------------------------------------------
                                                                    In Thousands
                                        -----------------------------------------------------------------
                                                                Gross            Gross          Estimated
                                           Amortized         Unrealized       Unrealized         Market
                                             Cost               Gains           Losses            Value
                                        --------------       ----------       ----------        ---------
Obligations of states and political
  subdivisions                          $     12,877              626                -           13,503
Mortgage-backed securities                     1,336                3                4            1,335
                                        ------------              ---               --           ------
                                        $     14,213              629                4           14,838
                                        ============              ===               ==           ======

                                                            Securities Available-For-Sale
                                        -----------------------------------------------------------------
                                                                    In Thousands
                                        -----------------------------------------------------------------
                                                                Gross            Gross          Estimated
                                           Amortized         Unrealized       Unrealized         Market
                                             Cost               Gains           Losses            Value
                                        --------------       ----------       ----------        ---------
U.S. Treasury and other U.S.
  Government agencies and
  corporations                          $     98,835            1,359               26          100,168
Obligations of states and political
  subdivisions                                 1,804               80                -            1,884
Corporate bonds                                1,705               16                -            1,721
Mortgage-backed securities                       346               10                -              356
                                        ------------            -----               --          -------
                                        $    102,690            1,465               26          104,129
                                        ============            =====               ==          =======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The amortized cost and estimated market value of debt securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                      In Thousands
                                                          ----------------------------------
                                                                                  Estimated
                                                             Amortized              Market
Securities Held-To-Maturity                                    Cost                 Value
---------------------------                               ---------------        -----------
Due in one year or less                                    $      1,114              1,134
Due after one year through five years                             3,241              3,420
Due after five years through ten years                            7,644              7,921
Due after ten years                                               3,852              4,059
                                                           ------------             ------
                                                                 15,851             16,534
Mortgage-backed securities                                          792                792
                                                           ------------             ------
                                                           $     16,643             17,326
                                                           ============             ======

                                                                    In Thousands
                                                          ----------------------------------
                                                                                  Estimated
                                                             Amortized              Market
Securities Available-For-Sale                                  Cost                 Value
---------------------------                               ---------------        -----------
Due in one year or less                                     $    3,201              3,231
Due after one year through five years                          101,031            101,201
Due after five years through ten years                          19,196             18,798
Due after ten years                                                498                511
                                                            ----------            -------
                                                               123,926            123,741
Mortgage-backed securities                                       9,191              9,152
Federal Home Loan Bank stock                                     2,471              2,471
Bankers Bank stock                                                  88                 88
                                                            ----------            -------
                                                            $  135,676            135,452
                                                            ==========            =======

         The Company periodically applies the stress test to its securities portfolio. To satisfy the stress test a security's estimated market value should not decline more than certain percentages given certain assumed interest rate increases. The Company had no securities that failed to meet the stress test.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         Results from sales of debt and equity securities are as follows:

                                                                   In Thousands
                                                      --------------------------------------
                                                       2003             2002            2001
                                                       ----             ----            ----
Gross proceeds                                        $   -              501              -
                                                      =====              ===            ===
Gross realized gains                                  $   -                1              -
Gross realized losses                                     -                -              -
                                                      -----              ---            ---
               Net realized gains                     $   -                1              -
                                                      =====              ===            ===

         Securities carried in the balance sheet of approximately $98,302,000 (approximate market value of $98,802,000) and $90,834,000 (approximate market value of $92,681,000), were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2003 and 2002, respectively.

         Included in the securities above are $16,695,000 (approximate market value of $17,427,000) and $13,724,000 (approximate market value of $14,378,000) at December 31, 2003 and 2002, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

         Securities that have rates that adjust prior to maturity totaled $912,000 (approximate market value of $912,000) and $1,521,000
         (approximate market value of $1,525,000) at December 31, 2003 and 2002, respectively.

         Included in the securities portfolio is stock of the Federal Home Loan Bank and Bankers Bank amounting to $2,471,000 and $88,000, respectively, at December 31, 2003. Included in the securities portfolio is stock of the Federal Home Loan Bank and Bankers Bank amounting to $2,372,000 and $88,000, respectively, at December 31, 2002. The stock can be sold back at par and only to the Federal Home Loan Bank or to another member institution or to Bankers Bank, respectively.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(4)      PREMISES AND EQUIPMENT

         The detail of premises and equipment at December 31, 2003 and 2002 is as follows:

                                                                       In Thousands
                                                               ---------------------------
                                                                    2003             2002
                                                                    ----             ----
Land                                                           $      4,522          3,413
Buildings                                                            13,699         11,918
Construction in progress                                                993              4
Leasehold improvements                                                  140            137
Furniture and equipment                                               6,179          9,300
Automobiles                                                             134            153
                                                               ------------         ------
                                                                     25,667         24,925
Less accumulated depreciation                                        (6,501)        (9,516)
                                                               ------------         ------
                                                               $     19,166         15,409
                                                               ============         ======

         Building additions during 2003 and 2002 include payments of $1,844,000 and $171,000, respectively, to a construction company owned by a director of the Company.

(5)      DEPOSITS

         Deposits at December 31, 2003 and 2002 are summarized as follows:


                                                                       In Thousands
                                                               ---------------------------
                                                                    2003              2002
                                                                    ----              ----
Demand deposits                                                $     86,730          65,598
Savings accounts                                                     44,000          39,110
Negotiable order of withdrawal accounts                              66,196          55,310
Money market demand accounts                                        198,553         158,044
Certificates of deposit $100,000 or greater                         127,083         136,220
Other certificates of deposit                                       208,846         193,377
Individual retirement accounts $100,000 or greater                   12,006           9,331
Other individual retirement accounts                                 27,005          22,418
                                                               ------------         -------
                                                               $    770,419         679,408
                                                               ============         =======

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(5)      DEPOSITS, CONTINUED

         Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2003 are as follows:

                                                                         (In Thousands)
                                                                        ----------------
Maturity                                                                      Total
--------                                                                      -----
2004                                                                    $    206,191
2005                                                                          74,947
2006                                                                          64,309
2007                                                                          18,995
2008                                                                          10,263
Thereafter                                                                       235
                                                                        ------------
                                                                        $    374,940
                                                                        ============

         The subsidiary banks are required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2003 and 2002 were approximately $10,900,000 and $8,458,000, respectively.

(6)      SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         The maximum amounts of outstanding repurchase agreements at any month end during 2003 and 2002 was $14,691,000 and $15,804,000, respectively.
         The average daily balance outstanding during 2003, 2002 and 2001 was $14,460,000, $13,700,000 and $11,540,000, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

(7)      ADVANCES FROM FEDERAL HOME LOAN BANK

         The advances from the Federal Home Loan Bank at December 31, 2003 and 2002 consist of the following:

                                                                                In Thousands
                                                                       -----------------------------
                                                                                December 31,
                                                                       -----------------------------
Interest Rate                                                               2003            2002
-------------                                                               ----            ----
  6.90%                                                                   $   170            236
  7.25%                                                                       542            761
                                                                          -------            ---
                                                                          $   712            997
                                                                          =======            ===

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(7)      ADVANCES FROM FEDERAL HOME LOAN BANK, CONTINUED

         Advances from the Federal Home Loan Bank are to mature as follows at December 31, 2003:

Year Ending                                                   In Thousands
December 31,                                                     Amount
------------                                                ---------------
   2010                                                     $           712
                                                            ===============

         These advances are collateralized by approximately $971,000 of the Company's mortgage loan portfolio.

(8)      NON-INTEREST INCOME AND NON-INTEREST EXPENSE

         The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

                                                                         In Thousands
                                                         -------------------------------------------
                                                             2003              2002            2001
                                                             ----              ----            ----
 Non-interest income:
   Service charges on deposits                           $      4,433          4,234           3,863
   Other fees                                                   2,491          2,463           2,820
   Gains on sales of loans                                      2,115          1,374           1,040
   Security gains                                                   -              1               -
   Gains on sales of fixed assets                                  21              3               -
   Other income                                                     -              1               9
                                                         -------------        ------          ------
                                                         $      9,060          8,076           7,732
                                                         ============         ======          ======
 Non-interest expense:
   Employee salaries and benefits                        $     10,468          9,308           8,553
   Employee benefit plan                                          614            529             508
   Occupancy expenses                                           1,152          1,162             991
   Furniture and equipment expenses                             1,421          1,106           1,154
   Loss on sales of other assets                                   35             21               -
   Loss on sales of other real estate                             112             68              27
   FDIC insurance                                                 108            106             103
   Directors' fees                                                683            665             601
   Other operating expenses                                     4,868          4,854           4,790
   Minority interest in net earnings of
      subsidiaries                                                916            866             587
                                                         -------------        ------          ------
                                                         $     20,377         18,685          17,314
                                                         ============         ======          ======

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(9)      INCOME TAXES

         The components of the net deferred tax asset are as follows:

                                                                                In Thousands
                                                                       ----------------------------
                                                                           2003              2002
                                                                           ----              ----
Deferred tax asset:
  Federal                                                              $      2,641           2,194
  State                                                                         540             448
                                                                       ------------          ------
                                                                              3,181           2,642
                                                                       ------------          ------
Deferred tax liability:
  Federal                                                                      (580)           (880)
  State                                                                        (118)           (180)
                                                                       ------------          ------
                                                                               (698)         (1,060)
                                                                       ------------          ------
                                                                       $      2,483           1,582
                                                                       ============          ======

         The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                                                  In Thousands
                                                                         -----------------------------
                                                                              2003               2002
                                                                              ----               ----
Financial statement allowance for loan losses
  in excess of tax allowance                                             $       2,857           2,427
Excess of depreciation deducted for tax purposes
  over the amounts deducted in the financial statements                           (406)           (255)
Financial statement deduction for deferred compensation
  in excess of deduction for tax purposes                                          238             215
Financial statement income on FHLB stock dividends
  not recognized for tax purposes                                                 (292)           (254)
Unrealized (gain) loss on securities available-for-sale                             86            (551)
                                                                         -------------           -----
                                                                         $       2,483           1,582
                                                                         =============           =====

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(9)      INCOME TAXES, CONTINUED

         The components of income tax expense (benefit) are summarized as follows:

                                                                       In Thousands
                                                      ---------------------------------------------
                                                        Federal            State            Total
                                                      -------------       --------        ---------
2003
  Current                                             $       5,369            1,139          6,508
  Deferred                                                     (221)             (45)          (266)
                                                      -------------            -----          -----
       Total                                          $       5,148            1,094          6,242
                                                      =============            =====          =====
2002
  Current                                             $       4,850            1,025          5,875
  Deferred                                                     (389)             (93)          (482)
                                                      -------------            -----          -----
       Total                                          $       4,461              932          5,393
                                                      =============            =====          =====
2001
  Current                                             $       3,808              745          4,553
  Deferred                                                     (431)             (81)          (512)
                                                      -------------            -----          -----
       Total                                          $       3,377              664          4,041
                                                      =============            =====          =====

         A reconciliation of actual income tax expense of $6,242,000, $5,393,000 and $4,041,000 for the years ended December 31, 2003, 2002 and 2001, respectively, to the "expected" tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

                                                                              In Thousands
                                                                ---------------------------------------
                                                                    2003           2002          2001
                                                                    ----           ----          ----
Computed "expected" tax expense                                 $    5,330         4,733         3,635
State income taxes, net of Federal income tax benefit                  722           624           439
State deferred income taxes related to state income tax
  rate increase                                                          -           (14)            -
Tax exempt interest, net of interest expense exclusion                (213)         (237)         (225)
Tax expense related to minority interest income in
  subsidiaries                                                         311           294           200
Federal income tax expense above statutory
  rate related to taxable income over $10 million                       32             -             -
Other                                                                   60            (7)           (8)
                                                                ----------         -----         -----
                                                                $    6,242         5,393         4,041
                                                                ==========         =====         =====

         Total income tax expense for 2002 includes tax expense of less than $1,000 related to the gain on sale of securities. There were no sales of securities in 2003 and 2001.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

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

         The subsidiary banks lease land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

Years Ending December 31,                                    In Thousands
-------------------------                                    ------------
       2004                                                  $         51
       2005                                                            10
                                                             ------------
                                                             $         61
                                                             ============

         Total rent expense amounted to $52,000, $52,000 and $58,000, respectively, during the years ended December 31, 2003, 2002 and 2001.

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

                                                              In Thousands
                                                    -------------------------------
                                                               Contract or
                                                             Notional Amount
                                                    -------------------------------
                                                          2003                2002
                                                          ----                ----
Financial instruments whose contract amounts
   represent credit risk:
     Commercial loan commitments                    $      74,760            68,267
     Unfunded lines-of-credit                              23,896            22,840
     Letters of credit                                      4,772             5,016
                                                    -------------            ------
         Total                                      $     103,428            96,123
                                                    =============            ======

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

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

(13)     EMPLOYEE BENEFIT PLAN

         The Company has in effect a 401(k) plan which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the plan provide for both employee and employer contributions. For the years ended December 31, 2003, 2002 and 2001, the subsidiary banks contributed $614,000, $529,000 and $508,000, respectively, to this plan.

(14)     DIVIDEND REINVESTMENT PLAN

         Under the terms of the Company's dividend reinvestment plan holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 102,568 in 2003, 105,194 in 2002 and 93,730 in 2001 were sold to participants under the terms of the plan after giving effect to the 2 for 1 stock split.

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

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(15)     REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS, CONTINUED

         The Company and its subsidiary banks are required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 2003, the Company and its bank subsidiaries are required to have minimum Tier I and total risk-based capital ratios of 4% and 8%, respectively and a leverage ratio of 4%. The actual ratios of the Company and each of its bank subsidiaries were as follows:

                        Wilson Bank            Wilson               DeKalb          Community Bank
                      Holding Company       Bank & Trust        Community Bank      of Smith County
                      ---------------      ---------------     ---------------      ---------------
                       2003      2002      2003       2002     2003      2002       2003      2002
                       ----      ----      ----       ----     ----      ----       ----      ----
Tier I ratio          12.36%    11.65%     12.48%    11.55%    11.74%    11.85%    11.77%     11.88%
Total risk-based
   ratio              12.61%    12.90%     13.73%    12.80%    12.99%    13.11%    13.02%     13.13%
Leverage ratio         8.83%     7.57%      8.89%     7.47%     7.89%     7.24%     9.38%      8.74%

         As of December 31, 2003, the most recent notification from the banking regulators categorized the Company and its subsidiaries as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Company's category.

(16)     DEFERRED COMPENSATION PLAN

         The Company's wholly-owned subsidiary bank provides its executive officers a deferred compensation plan, which also provides for death and disability benefits. The plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were six employees participating in the plan at December 31, 2003.

         The plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65. This benefit can be reduced if the wholly-owned subsidiary bank's average return on assets falls below 1%. The plan also provides benefits in the event the executive should die or become disabled prior to reaching retirement. The wholly-owned subsidiary bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of the wholly-owned subsidiary bank and are payable to the Bank. At December 31, 2003 and 2002, the deferred compensation liability totaled $622,000 and $561,000, respectively, the cash surrender value of life insurance was $802,000 and $710,000, respectively, and the face amount of the insurance policies in force approximated $3,892,000 in 2003 and 2002, respectively. The deferred compensation plan is not qualified under Section 401 of the Internal Revenue Code.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(17)     STOCK OPTION PLAN

         In April, 1999, the stockholders of the Company approved the Wilson Bank Holding Company 1999 Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options, for up to 200,000 shares of common stock, to officers and other key employees of the Company and its subsidiaries. Furthermore, the Company may issue additional shares under the Stock Option Plan as needed in order that the aggregate number of shares that may be issued during the term of the Plan is equal to five percent (5%) of the shares of common stock then issued and outstanding.

         Under the Stock Option Plan, stock option awards may be granted in the form of incentive stock options or nonstatutory stock options, and are generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.

         Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock Based Compensation", as amended by SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure", sets forth the method for recognition of cost of plans similar to those of the Company. As is permitted, management has elected to continue accounting for the plan under APB Opinion 25 and related Interpretations. However, under SFAS No. 123, the Company is required to make proforma disclosures as if cost had been recognized in accordance with the pronouncement. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Company's net earnings, basic earnings per common share and diluted earnings per common share would have been reduced to the proforma amounts indicated below:

                                                                        In Thousands
                                                                  Except Per Share Amounts
                                                  -------------------------------------------------------
                                                        2003                    2002                2001
                                                        ----                    ----                ----
Net earnings                   As Reported        $          9,435              8,529               6,651
                               Proforma           $          9,375              8,465               6,573

Basic earnings per             As Reported        $           2.20               2.04                1.63
    common share               Proforma           $           2.19               2.03                1.61

Diluted earnings per           As Reported        $           2.20               2.04                1.63
    common share               Proforma           $           2.18               2.02                1.61

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(17)     STOCK OPTION PLAN, CONTINUED

         A summary of the stock option activity for 2003, 2002 and 2001 is as follows:

                                         2003                          2002                          2001
                               -----------------------      -------------------------      -------------------------
                                             Weighted                       Weighted                      Weighted
                                              Average                       Average                       Average
                                             Exercise                       Exercise                      Exercise
                                 Shares        Price          Shares          Price          Shares         Price
                                 ------     ----------        ------      ----------         ------     ---------
Outstanding at
  beginning of year               93,634    $    15.80         94,298     $    15.45          94,962    $    15.32
Granted                           10,500         22.50          8,000          19.75           4,500         18.13
Exercised                         (2,000)       (15.32)        (2,666)        (15.28)         (2,532)       (15.28)
Forfeited                         (1,400)       (15.28)        (5,998)        (15.88)         (2,632)       (15.28)
                               ---------    ----------         ------     ----------          ------    ----------
Outstanding at end of
  year                           100,734    $    16.50         93,634     $    15.80          94,298    $    15.45
                               =========    ==========         ======     ==========          ======    ==========
Options exercisable at
  year end                        31,852                       24,642                         17,510
                               =========                       ======                         ======

         The following table summarizes information about fixed stock options outstanding at December 31, 2003:

                             Options Outstanding                      Options Exercisable
                --------------------------------------------     ---------------------------
                                                   Weighted
                                  Weighted         Average                        Weighted
Range of           Number          Average        Remaining         Number         Average
Exercise        Outstanding       Exercise       Contractual     Exercisable      Exercise
 Prices         at 12/31/03         Price           Life         at 12/31/03        Price
--------        -----------       --------       -----------     -----------      --------
 $ 15.28 -
 $ 19.75             90,734       $    15.84       6.4 years         31,852       $    15.49
 $ 22.50             10,000       $    22.50      10.0 years              -       $        -

         Share and per share data above for 2002 and 2001 have been restated to reflect a 2 for 1 stock split effective October 31, 2003.

         The fair value of options granted in 2003, 2002 and 2001 was $2.69, $.93 and $3.59, respectively, for each option. The fair value was estimated using the Black-Scholes option-pricing model. The weighted average assumptions used to calculate the minimum value were as follows for 2003, 2002 and 2001, respectively: risk free interest rate of 3.97%, 3.43% and 5.11%, expected life of ten years; and dividend yield of 2.56%, 2.91% and 2.62%. The dividend yield was computed assuming a dividend payout of $.58, $.58 and $.48 per share, respectively.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(18)     EARNINGS PER SHARE

         Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share" establishes uniform standards for computing and presenting earnings per share. The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. For the Company the computation of diluted earnings per share begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options. Share and per share data for 2002 and 2001 have been restated to reflect a 2 for 1 stock split effective October 31, 2003.

         The following is a summary of the components comprising basic and diluted earnings per share (EPS):

                                                               In Thousands (except share data)
                                                    ------------------------------------------------------
                                                          2003                 2002               2001
                                                          ----                 ----               ----
Basic EPS Computation:
  Numerator - Earnings available to
     common stockholders                            $         9,435              8,529              6,651
                                                    ---------------          ---------          ---------
  Denominator - Weighted average number
     of common shares outstanding                         4,285,000          4,178,976          4,075,792
                                                    ---------------          ---------          ---------
           Basic earnings per common share          $          2.20               2.04               1.63
                                                    ===============          =========          =========
Diluted EPS Computation:
  Numerator - Earnings available to
     common stockholders                            $         9,435              8,529              6,651
                                                    ---------------          ---------          ---------
  Denominator:
     Weighted average number of common
       shares outstanding                                 4,285,000          4,178,976          4,075,792
     Dilutive effect of stock options                         9,844              6,146              3,078
                                                    ---------------          ---------          ---------
                                                          4,294,844          4,185,122          4,078,870
                                                    ---------------          ---------          ---------
           Diluted earnings per common
             share                                  $          2.20               2.04               1.63
                                                    ===============          =========          =========

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                                 BALANCE SHEETS

                           DECEMBER 31, 2003 AND 2002

                                                                                  In Thousands
                                                                       -------------------------------
                                                                             2003               2002
                                                                             ----               ----
                               ASSETS
Cash                                                                   $            61*            54*
Investment in wholly-owned commercial bank subsidiary                           56,598*        49,085*
Investment in 50% owned commercial bank subsidiaries                             6,549*         5,769*
Refundable income taxes                                                            115            123
                                                                       ---------------         ------
     Total assets                                                      $        63,323         55,031
                                                                       ===============         ======
                LIABILITIES AND STOCKHOLDERS' EQUITY

Stockholders' equity:
  Common stock, par value $2.00 per share, authorized
     5,000,000 shares, 4,320,606 and 2,108,019 shares
     issued and outstanding, respectively                              $         8,642          4,216
  Additional paid-in capital                                                    11,928         13,931
  Retained earnings                                                             42,838         36,054
  Unrealized gains (losses) on available-for-sale securities, net
     of income taxes of $53,000 and $514,000, respectively                         (85)           830
                                                                       ---------------         ------
         Total stockholders' equity                                             63,323         55,031
                                                                       ---------------         ------
         Total liabilities and stockholders' equity                    $        63,323         55,031
                                                                       ===============         ======

* Eliminated in consolidation.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                STATEMENTS OF EARNINGS AND COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2003

                                                                            In Thousands
                                                         ---------------------------------------------------
                                                              2003                  2002              2001
                                                              ----                  ----              ----
Expenses:
  Directors' fees                                        $          301              299               272
  Other                                                               -               21                 1
                                                         --------------            -----             -----
     Loss before Federal income tax benefits
       and equity in undistributed earnings of
       commercial bank subsidiaries                                (301)            (320)             (273)
Federal income tax benefits                                         115              123               104
                                                         --------------            -----             -----
                                                                   (186)            (197)             (169)
Equity in undistributed earnings of commercial
  bank subsidiaries                                               9,621*           8,726*            6,820*
                                                         --------------            -----             -----
     Net earnings                                                 9,435            8,529             6,651
                                                         --------------            -----             -----
Other comprehensive earnings (losses), net of tax:
  Unrealized gains (losses) on available-for-sale-
     securities arising during period, net of taxes
     of $567,000, $445,000 and $442,000,
     respectively                                                  (915)             717               724
  Less reclassification adjustments for net gains
     included in net earnings, net of taxes                           -               (1)                -
             Other comprehensive earnings (losses)                 (915)             716               724
                                                         --------------            -----             -----
             Comprehensive earnings                      $        8,520            9,245             7,375
                                                         --------------            =====             =====

* Eliminated in consolidation.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 2003

                                                                             In Thousands
                                                ----------------------------------------------------------------------
                                                                                           Net Unrealized
                                                             Additional                    Gain (Loss) On
                                                  Common      Paid-In        Retained      Available-For-
                                                  Stock       Capital        Earnings      Sale Securities     Total
                                                ---------    ----------      --------     ----------------    --------
Balance December 31, 2000                       $   4,012      10,162          25,172           (611)          38,735
Cash dividends declared, $.48 per share                 -           -          (1,920)             -           (1,920)
Issuance of 93,730 shares of stock pursuant
   to dividend reinvestment plan                       94       1,649               -              -            1,743
Issuance of 2,532 shares of stock pursuant
   to exercise of stock options                         2          36               -              -               38
Net change in unrealized gain (loss) on
   available-for-sale securities during the
   year, net of taxes of $442,000                       -           -               -            724              724
Net earnings for the year                               -           -           6,651              -            6,651
                                                ---------      ------          ------           ----           ------
Balance December 31, 2001                           4,108      11,847          29,903            113           45,971
Cash dividends declared, $.58 per share                 -           -          (2,378)             -           (2,378)
Issuance of 105,194 shares of stock
  pursuant to dividend reinvestment plan              105       2,046               -              -            2,151
Issuance of 2,666 shares of stock pursuant
   to exercise of stock options                         3          38               -              -               41
Net change in unrealized gain on
   available-for-sale securities during the
   year, net of taxes of $445,000                       -           -               -            717              717
Net earnings for the year                               -           -           8,529              -            8,529
                                                ---------      ------          ------           ----           ------
Balance December 31, 2002                           4,216      13,931          36,054            830           55,031
Cash dividends declared, $.63 per share                                        (2,651)                         (2,651)
Issuance of 102,568 shares of stock
   pursuant to dividend reinvestment plan             103       2,289               -              -            2,392
Issuance of 2,000 shares of stock pursuant
   to exercise of stock options                         3          28               -              -               31
Issuance of 2,160,028 shares of stock
   pursuant to a 2 for 1 stock split                4,320      (4,320)              -              -                -
Net change in unrealized gain (loss) on
   available-for-sale securities during the
   year, net of taxes of $567,000                       -           -               -           (915)            (915)
Net earnings for the year                               -           -           9,435              -            9,435
                                                ---------      ------          ------           ----           ------
Balance December 31, 2003                       $   8,642      11,928          42,838            (85)          63,323
                                                =========      ======          ======           ====           ======

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 2003

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                            In Thousands
                                                           --------------------------------------------
                                                                2003                2002          2001
                                                                ----                ----          ----
Cash flows from operating activities:
  Cash paid to suppliers and other                         $        (301)            (320)         (273)
  Tax benefits received                                              123              104           109
                                                           -------------           ------        ------
           Net cash used in operating activities                    (178)            (216)         (164)
                                                           -------------           ------        ------
Cash flows from investing activities:
  Dividends received from commercial bank
     subsidiaries                                                    639              616           445
  Dividends reinvested in commercial bank
     subsidiaries                                                   (226)            (186)         (105)
  Capital contribution to bank subsidiary                              -                -           (38)
                                                           -------------           ------        ------
           Net cash provided by investing activities                 413              430           302
                                                           -------------           ------        ------
Cash flows from financing activities:
  Dividends paid                                                  (2,651)          (2,378)       (1,920)
  Proceeds from sale of stock                                      2,392            2,151         1,743
  Proceeds from exercise of stock options                             31               41            38
                                                           -------------           ------        ------
         Net cash used in financing activities                      (228)            (186)         (139)
                                                           -------------           ------        ------
         Net increase (decrease) in cash and cash
           equivalents                                                 7               28            (1)
Cash and cash equivalents at beginning of year                        54               26            27
                                                           -------------           ------        ------
Cash and cash equivalents at end of year                   $          61               54            26
                                                           -------------           ======        ======

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

(19)     WILSON BANK HOLDING COMPANY -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                       STATEMENTS OF CASH FLOWS, CONTINUED

                       THREE YEARS ENDED DECEMBER 31, 2003

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                             In Thousands
                                                           -------------------------------------------------
                                                                2003               2002            2001
                                                                ----               ----            ----
Reconciliation of net earnings to net cash used in
  operating activities:
     Net earnings                                          $       9,435            8,529           6,651
Adjustments to reconcile net earnings to net cash used
  in operating activities:
     Equity in earnings of commercial bank
       subsidiaries                                               (9,621)          (8,726)         (6,820)
     Decrease (increase) in refundable income taxes                    8              (19)              5
                                                           -------------           ------          ------
       Total adjustments                                          (9,613)          (8,745)         (6,815)
                                                           -------------           ------          ------
       Net cash used in operating activities               $        (178)            (216)           (164)
                                                           =============           ======          ======

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

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

                        DECEMBER 31, 2003, 2002 AND 2001

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

                        DECEMBER 31, 2003, 2002 AND 2001

(20)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

                 Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

                    Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods up to three years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 2003 and 2002 are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

                    The carrying value and estimated fair values of the Company's financial instruments at December 31, 2003 and 2002 are as follows:

                                                              In Thousands
                                  ----------------------------------------------------------------------
                                                 2003                                 2002
                                  ----------------------------------------------------------------------
                                      Carrying                             Carrying
                                       Amount          Fair Value           Amount          Fair Value
                                  --------------       ----------         ----------        ----------
Financial assets:
  Cash and short-term
     investments                  $      82,323            82,323             55,163            55,163
  Securities                            152,095           152,778            118,342           118,967
  Loans, net of unearned
     interest                           592,791                              550,601
  Less:  allowance for possible
     loan losses                          8,077                                6,943
                                  -------------                              -------
  Loans, net of allowance               584,714           591,733            543,658           547,123
                                  -------------                              -------

  Loans held for sale                     3,972             3,972             10,859            10,859
Financial liabilities:
  Deposits                              770,419           776,938            679,408           684,375
  Securities sold
     under repurchase
     agreements                           8,606             8,606              7,868             7,868
  Advances from Federal Home
     Loan Bank                              712               819                997             1,160
Unrecognized financial
  instruments:
     Commitments to
       extend credit                          -                 -                  -                 -
     Standby letters of credit                -                 -                  -                 -

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2003, 2002 AND 2001

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