Form 10-K, Exhibit 13
period 2004-12-31
WILSON BANK HOLDING CO
filed 2005-03-16
CIK 885275

                                                                 EXHIBIT 13.1


                         COMMON STOCK MARKET INFORMATION

         The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record on February 1, 2005 was 1,649. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company's stock during the years 2003 and 2004. The information set forth below has been adjusted to reflect a 2-for-1 stock split paid by the Company on October 30, 2003.

                               STOCK PRICES



            2003                         HIGH                    LOW
       First Quarter                    $22.50                 $21.75
       Second Quarter                    23.25                  22.50
       Third Quarter                     24.12                  23.25
       Fourth Quarter                    27.50                  24.12



            2004
       First Quarter                    $28.50                 $27.50
       Second Quarter                    29.50                  28.50
       Third Quarter                     30.50                  29.50
       Fourth Quarter                    30.50                  29.50


------------------

         On January 1, 2003, a $.30 per share cash dividend was declared and on July 1, 2003, a $.33 per share cash dividend was declared and subsequently paid to shareholders of record of the Company as of those dates. On January 1, 2004, a $.35 per share cash dividend was declared and on July 1, 2004, a $.40 per share cash dividend was declared and subsequently paid to shareholders of record of the Company as of those dates. Future dividends will be dependent on the Company's profitability, its capital needs, overall financial condition, economic and regulatory consideration.

                          WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


FORWARD-LOOKING STATEMENTS

         This report includes certain forward-looking statements (any statement other than those made solely with respect to historical fact) based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "intend," "should," "may," "could," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Wilson Bank Holding Company (the "Company") to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, (i) increased competition with other financial institutions, (ii) lack of sustained growth in the economy in the Company's market area, (iii) rapid fluctuations in interest rates, (iv) significant downturns in the businesses of one or more large customers, (v) changes in the legislative and regulatory environment, (vi) inadequate allowance for loan losses, (vii) consummation of the merger of Dekalb Community Bank and Community Bank of Smith County with Wilson Bank & Trust and (viii) loss of key personnel. Many of such factors are beyond the Company's ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements contained in this discussion, whether as a result of new information, future events or otherwise.

GENERAL

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

         The Company's three subsidiary banks are community banks headquartered in Lebanon, Smithville and Carthage, Tennessee, respectively, serving Wilson County, DeKalb County, Smith County, Trousdale County, and the eastern part of Davidson County, Tennessee as their primary market areas. The subsidiary banks have seventeen locations including their three main offices. Davidson, DeKalb, Smith, Rutherford and Trousdale Counties adjoin Wilson County. Management believes that these counties offer an environment for continued growth, and the Company's target market is local consumers, professionals and small businesses. The banks offer a wide range of banking services, including checking, savings, and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers custodial and trust services and an investment center which offers a full line of investment services to its customers.

         Since July 2002, the Company and its three bank subsidiaries have incurred significantly higher internal control, auditing and accounting costs related to their compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the related rules and regulations imposed by the Securities and Exchange Commission as a result of that act. These costs, which have increased substantially during 2004 as a result of the requirement that the Company document, and have its registered public accounting firm attest to, the effectiveness of its internal control over financial reporting, are increased over bank holding companies of similar size, by the fact that the company maintains three separate bank subsidiaries. Prompted by these elevating costs, management of the Company began consideration of combining Wilson Bank & Trust, Dekalb Community Bank and Community Bank of

                          WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


Smith County. The boards of directors of the Company, Wilson Bank & Trust, Dekalb Community Bank and Community Bank of Smith County thereafter agreed that it was in the best interests of each of the company's respective shareholders to merge Dekalb Community Bank and Community Bank of Smith County with and into Wilson Bank & Trust. The Company believes that combining these entities will result in cost savings to the combined companies related to both Sarbanes-Oxley compliance and the centralization of certain back office functions.

         As a result, in November 2004, DeKalb Community Bank and Community Bank of Smith County entered into agreements with Wilson Bank Holding Company and Wilson Bank and Trust that provide for the merger of the two banks into Wilson Bank and Trust subject to shareholder and regulatory approvals. The minority shareholders of DeKalb Community Bank and Community Bank of Smith County will receive stock of Wilson Bank Holding Company for their shares in the community banks except for those that dissent and choose to be paid in cash. The expected impact of the transactions on the books of the Company, based on December 31, 2004 data, would be an increase to stockholders' equity of $13,692,000, a decrease to minority interest of $6,959,000 and an increase to total assets of $6,733,000. In addition the Company is expected to issue approximately 438,000 shares of its common stock in connection with the mergers.

         The following discussion and analysis is designed to assist readers in their analysis of the Company's consolidated financial statements and must be read in conjunction with such consolidated financial statements. The Company's Board of Directors approved a 2 for 1 stock split for stockholders of record as of October 1, 2003 payable October 30, 2003. Each stockholder received one (1) additional share for each one (1) share owned with allowance for fractional shares. Per share data included in these consolidated financial statements has been restated to give effect to the stock split.

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

         Our management assesses the adequacy of the ALL on a regular basis. This assessment includes procedures to estimate the ALL and test the adequacy and appropriateness of the resulting balance. The ALL consists of two portions
(1) an allocated amount representative of specifically identified credit exposure and exposures readily predictable by historical or comparative experience, and (2) an unallocated amount representative of inherent loss which is not readily identifiable. Even though the ALL is composed of two components, the entire allowance is available to absorb any credit losses.

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

RESULTS OF OPERATIONS

         Net earnings for the year ended December 31, 2004 were $9,112,000, a decrease of $323,000, or 3.4%, compared to 2003. The decrease in net earnings for the year ended December 31, 2004 was primarily the result of a decrease in mortgage refinancing due to a higher rate environment. Net earnings for the year ended December 31, 2003 were $9,435,000, an increase of $906,000, or 10.6%, over 2002. On a per share basis, net income equaled $2.07 in 2004, compared with $2.20 in 2003 and $2.04 in 2002.

NET INTEREST INCOME

         Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company's earnings. Total interest income in 2004 was $47,263,000, compared with $44,115,000 in 2003 and $45,090,000 in 2002. The increase in total interest income in 2004 was primarily due to an increase in the average earning assets of $80 million. Average earning assets increased $85 million from December 31, 2002 to December 31, 2003. As interest rates for 2004 remained at historically low levels for 2004, the average interest rate earned on earning assets was 5.70% in 2004 compared with 5.88% in 2003 and 6.78% in 2002.

         Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on nonaccrual loans totaled $13,000 in 2004, compared with $8,000 in 2003 and $12,000 in 2002.

         Total interest expense for 2004 was $15,751,000, an increase of $534,000, or 3.5%, compared to total interest expense of $15,217,000 in 2003. The increase in total interest expense was due to an increase in average interest bearing liabilities of approximately $65,715,000, offset by a decrease in the weighted average cost of funds from 2.33% to 2.19%. Interest expense decreased from $18,215,000 in 2002 to $15,217,000 in 2003 or a decrease of $2,998,000, or 16.5%. The decrease in 2003 was due to a decrease in the weighted average cost of funds from 3.11% to 2.33% net of the effect of a $67,389,000 increase in average interest bearing liabilities.

         Net interest income for 2004 totaled $31,512,000 as compared to $28,898,000 and $26,875,000 in 2003 and 2002, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), decreased to 3.51% from 3.55% in 2003. The net interest spread was 3.67% in 2002. The decrease in the interest spread for 2004 and 2003 as compared to the prior period is a result of a lower interest rate environment. The net interest yield, which is net interest income expressed as a percentage of average earning assets, decreased to 3.81% for 2004 compared to 3.87% in 2003 and 4.07% in 2002. Interest rates decreased during the first six months of 2004 and during 2003 as a result of the Federal Reserve Bank's decision to lower the discount rate to stimulate the economy. Since June 30, 2004, the Federal Reserve has raised short term interest rates 1.25 basis points and the Company believes that interest rates will continue to rise or remain stable in 2005. The Company is in a position to reprice its liabilities faster than the assets are repricing such that in the short term a rising rate environment may have a negative impact on the Company's earnings as its interest expense increases faster than interest income. Management also believes that growth in 2005 will generally approximate the growth experienced in 2004. A significant increase in interest rates could have an adverse impact on net interest yields and earnings.

PROVISION FOR POSSIBLE LOAN LOSSES

         The provision for loan losses represents a charge to earnings necessary to establish an allowance for possible loan losses that, in management's evaluation, should be adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2004 provision for loan losses was $3,273,000, an increase of $1,369,000 from the provision of $1,904,000 in 2003. The increase in the provision was primarily a result of additional provision determined necessary by management during 2004 after performing a detailed

                          WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


evaluation of one of the Company's 50% owned subsidiary's loan officer's portfolios. The provision for loan losses was $2,344,000 in 2002. Net charge-offs increased to $1,980,000 in 2004 from $770,000 in 2003. The increase in net charge-offs is also due to the loan officer portfolio analysis conducted on one of the Company's 50% owned subsidiaries. Net charge-offs in 2002 totaled $890,000. The ratio of net charge-offs to average total outstanding loans in 2004 was .30% in 2003 was .14% and .17% in 2002. The provision for loan losses in 2004 exceeded net charge-offs by $1,293,000 compared to $1,134,000 in 2003 and $1,454,000 in 2002.

         The provision for loan losses raised the allowance for possible loan losses (net of charge-offs and recoveries) to $9,370,000 at December 31, 2004 from $8,077,000 and $6,943,000 at December 31, 2003 and 2002, respectively. This represents a 16.0% increase in the allowance at December 31, 2004 over December 31, 2003 as compared to a 22.1% increase in total loans. The allowance for possible loan losses was 1.29% of total loans outstanding at December 31, 2004 compared to 1.36% at December 31, 2003 and 1.26% at December 31, 2002. Additionally, as a percentage of nonperforming loans at year end 2004, 2003 and 2002, the allowance for possible loan losses represented 297%, 363% and 564%, respectively.

         The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared bi-monthly by the Loan Review Officer to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Loan Review Officer, consideration of current economic conditions, and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this bi-monthly assessment. The review is presented to the Finance Committee and subsequently approved by the Board of Directors. See the discussion under "Critical Accounting Policies" for more information. Management believes the allowance for possible loan losses at December 31, 2004 to be adequate.

NON-INTEREST INCOME

         The components of the Company's non-interest income include service charges on deposit accounts, other fees, gains on sales of loans, gains on sales of fixed assets and other income. Total non-interest income for 2004 was $8,898,000 compared with $9,060,000 in 2003 and $8,076,000 in 2002. The 1.8%
decrease over 2003 was primarily due to gains on sales of loans (which decreased $1,109,000), offset by increases in the volume of service charges on deposit accounts (which increased $527,000) and other fees (which increased $377,000). The reduction in gains on loans was the result of a reduction in mortgage refinancing as interest rates stabilized and subsequently rose during the second half of 2004. The Company has entered into a commission participation arrangement with a local insurance agency to sell insurance products. Management does not anticipate that this arrangement will materially impact 2005 non-interest income.

NON-INTEREST EXPENSES

         Non-interest expenses consist primarily of employee costs, occupancy expenses, furniture and equipment expenses and other operating expenses. Total non-interest expenses for 2004 increased 9.6% to $22,336,000 from $20,377,000 in 2003. The 2003 non-interest expense was up 9.1% over non-interest expense in 2002 which totaled $18,685,000. The increases in non-interest expenses in 2004 resulted primarily from increases in employee salaries and related benefits. This increase was principally due to an increase in the number of employees necessary to support the Company's expanded operations. Other operating expenses increased to $5,376,000 in 2004 from $4,868,000 in 2003. These expenses included data processing, supplies and general operating expenses, which increased as a result of continued growth of the Company.

INCOME TAXES

         The Company's income tax expense was $5,689,000 for 2004, a decrease of $553,000 from $6,242,000 for 2003. The percentage of income tax expense to earnings before taxes decreased to 38.4% in 2004 from 39.8% in 2003. The percentage was 38.7% in 2002.

                          WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


FINANCIAL CONDITION

BALANCE SHEET SUMMARY. The Company's total assets increased $84,629,000 or 9.9% to $937,248,000 at December 31, 2004, after increasing 13.3% in 2003 to $852,619,000 at December 31, 2003. Loans, net of allowance for possible loan losses, totaled $714,631,000 at December 31, 2004, a 22.2% increase compared to December 31, 2003. At year end 2004 securities totaled $133,072,000, a decrease of 11.0% from $149,536,000 at December 31, 2003. The decrease in securities in 2004 includes a $1,329,000 increase in net unrealized losses on securities available-for-sale. Securities also decreased in 2004, as the company liquidated available for sale securities to fund loan growth in the second half of 2004.

         Total liabilities increased $75,981,000 at December 31, 2004 to $858,728,000 compared to $782,747,000 at December 31, 2003. This increase was composed primarily of the $62,503,000 increase in total deposits to $832,922,000 (a 8.1% increase) and an increase in advances from the Federal Home Loan Bank from $712,000 at December 31, 2003 to $15,263,000 at December 31, 2004.
Securities sold under repurchase agreements decreased to $6,679,000 from $8,606,000 at the respective year ends 2004 and 2003.

         Stockholders' equity increased $8,238,000 or 13.0% due to net earnings and sales of stock pursuant to the Company's Dividend Reinvestment Plan, net of dividends paid on the Company's common stock. The increase includes a $771,000 decrease in net unrealized losses on available-for-sale securities, net of taxes. A more detailed discussion of assets, liabilities and capital follows.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


--------------------------------------------------------------------------------

LOANS:

Loan category amounts and the percentage of loans in each category to total loans are as follows:

                                                2004                            2003
                                     ---------------------------    -----------------------------
     (In Thousands)                     AMOUNT        PERCENTAGE       AMOUNT          PERCENTAGE
                                        ------        ----------       ------          ----------
    Commercial, financial
       and agricultural              $   217,372           30.0%    $    174,235            29.4%
     Installment                          73,482            6.8           64,880            10.9
     Real estate - mortgage              384,062           53.0          314,168            53.0
     Real estate - construction           49,085           10.2           39,508             6.7
                                     -----------     ----------     ------------     -----------
     TOTAL                           $   724,001          100.0%    $    592,791           100.0%
                                     ===========     ==========     ============     ===========



--------------------------------------------------------------------------------

         Loans are the largest component of the Company's assets and are its primary source of income. The Company's loan portfolio, net of allowance for possible loan losses, increased 22.2% as of year end 2004 as the Company deployed available capital in higher earning loans rather than securities. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31, 2004 and 2003.

         As represented in the table, primary loan growth was in real estate mortgage loans and commercial, financial and agricultural loans. Real estate mortgage loans increased 22.2% in 2004 and at December 31, 2004 and 2003 comprised 53.0% of total loans outstanding. Management believes this increase was primarily due to the favorable interest rate environment during the first half of 2004 and the Company's ability to increase its market share of such loans while maintaining its loan underwriting standards. Commercial, financial and agricultural loans increased 24.8% in 2004 and comprised 30.0% of the total loan portfolio at December 31, 2004, compared to 29.4% at December 31, 2003.

         Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans, and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2004, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.

         Non-performing loans, which include non-accrual loans, loans 90 days past due, and renegotiated loans totaled $3,157,000 at December 31, 2004, an increase from $2,228,000 at December 31, 2003. Non-accrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management's evaluation of the borrower's financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower's ability to pay. Non-accrual loans totaled $624,000 at December 31, 2004 compared to $462,000 at December 31, 2003. Loans 90 days past due, as a component of non-performing loans, increased to $2,533,000 at December 31, 2004 from $1,766,000 at December 31, 2003. This increase is primarily a result of increases in real estate mortgage loans that are 90 days past due. The Company had no renegotiated loans, which would have been included in non-performing loans.

         The Company also internally classifies loans about which management questions the borrower's ability to comply with the present repayment terms of the loan agreement. These internally classified loans totaled $9,686,000 at December 31, 2004 as compared to $6,656,000 at December 31, 2003. Of the internally classified loans at December 31, 2004, $5,509,000 are real estate related loans and $4,177,000 are various other types of loans. The internally classified loans as a percentage of the allowance for possible loan losses were 103.4% and 82.4%, respectively, at December 31, 2004 and 2003.

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

         Essentially all of the Company's loans were from Wilson, DeKalb, Smith, Trousdale and adjacent counties. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment as well as by identification of credit risks. At December 31, 2004 no single industry segment accounted for more than 10% of the Company's portfolio other than real estate loans.

         The Company's management believes there is a significant opportunity to continue to increase the loan portfolio in the Company's primary market area which was expanded in 1999 to include eastern Davidson County, Tennessee. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending. Although it is the Company's objective to achieve a loan portfolio equal to approximately 85% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will likely determine the size of the loan portfolio in a given economic climate. This loan demand is reflected in the past two years when the Company's average loan to average deposit ratio was 83.6% and 79.9%, respectively, despite significant deposit growth. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell some of the loans it generates to other financial institutions if the transaction profits the Company and improves the liquidity of the loan portfolio. The subsidiary banks also sell loan participations to other banks within the consolidated group.


SECURITIES

         Securities decreased 11.0% to $133,072,000 at year end 2004 from $149,536,000 at December 31, 2003, and comprised the second largest and other primary component of the Company's earning assets. This decrease followed a 29.0% securities portfolio increase from year end 2002 to 2003.

         The primary decrease in the Company's securities portfolio was in U.S. Treasury and other U.S. Government agencies which decreased $13,398,000 or 11.0% in 2004. The average yield of the securities portfolio at December 31, 2004 was 3.25% with an average maturity of 3.5 years, as compared to an average yield of 3.51% and an average maturity of 3.92 years at December 31, 2003. Due to falling interest rates in 2003, payoffs in the securities portfolio increased. Management reinvested in lower yielding securities, with shorter maturities, which resulted in the decrease in both average yields and average maturities from 2003 to 2004.

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

                          WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


The Company's classification of securities as of December 31, 2004 is as follows:

--------------------------------------------------------------------------------

(In Thousands)                                  HELD-TO-MATURITY            AVAILABLE-FOR-SALE
                                                ----------------            ------------------
                                          Amortized      Estimated       Amortized      Estimated
                                             Cost       Market Value        Cost       Market Value
                                             ----       ------------        ----       ------------
U.S. Treasury and other
   U.S. Government agencies
   and Corporations                      $        --             --         109,945         108,383
Obligations of states and political
   Subdivisions                               14,202         14,705           1,035           1,096
Mortgage-backed securities                       235            235           9,208           9,156
                                         -----------      ---------      ----------   -------------
                                         $    14,437         14,940         120,188         118,635
                                         ===========      =========      ==========   =============


No securities have been classified as trading securities.
--------------------------------------------------------------------------------

         The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.

         As of December 31, 2004, the Company had forty-three temporarily impaired securities with a market value of $30,904,000 and unrealized losses totaling $342,000. The impaired securities are considered high quality investments in line with normal industry investing practices. The unrealized losses are primarily the result of changes in the interest rate and sector environments. Consistent with the original classification as available for sale, the Company intends and has the ability to hold the above securities until the value is realized. The Company may sell the above or other securities in the ordinary course of business in response to unexpected and significant changes in liquidity needs, unexpected and significant increases in interest rates and /or sector spreads that significantly extend the security's holding period, or conducting a small volume of security transactions.

DEPOSITS

         The increases in assets in 2004 and 2003 were funded primarily by increases in deposits. Total deposits, which are the principal source of funds for the Company, totaled $832,922,000 at December 31, 2004 compared to $770,419,000 and $679,408,000 at December 31, 2003 and 2002, respectively. The
Company has targeted local consumers, professionals, and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Smith County, Rutherford County and Trousdale County areas are growing economic markets offering growth opportunities for the Company; however, the Company competes with several of the larger bank holding companies that have bank offices in these counties; and therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.

         The $62,503,000, or 8.1%, growth in deposits in 2004 consisted of changes in several deposit categories: savings accounts decreased
$5,658,000 (12.9%) to $38,342,000, total certificates of deposit (including individual retirement accounts) increased $60,495,000 (16.1%) to $435,435,000, NOW accounts increased $2,032,000 (3.1%) to $68,228,000, money market accounts decreased $10,118,000 (5.1%) to $188,435,000 and demand deposits increased $15,752,000 (18.2%) to $102,482,000.

         The average rate paid on average total interest-bearing deposits was 2.2% for 2004, compared to 2.3% for 2003. The average rate paid in 2002 was 3.1%.

         The ratio of average loans to average deposits was 83.6% in 2004 compared with 79.9% and 82.7% in 2003 and 2002, respectively.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


CONTRACTUAL OBLIGATIONS

The Company has the following contractual obligations as of December 31, 2004:


                                Less
                                than                           More
   (In                           1          1-3      3-5       than 5
Thousands)                      Year       Years    Years      Years      Total
                                ----       -----    -----      -----      -----
Long-Term Debt                $   --         --        --     15,263     15,263

Capital Leases                    --         --        --         --         --

Operating Leases                  34         24        15         --         73

Purchases                         --         --        --         --         --

Other Long-Term Liabilities       --         --        --         --         --
                              ------     ------    ------     ------     ------

Total                         $   34         24        15     15,263     15,263
                              ======     ======    ======     ======     ======


Long-term debt contractual obligations consist of advances from the Federal Home Loan Bank. The Company leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of these noncancellable leases are included in operating lease obligations.

OFF BALANCE SHEET ARRANGEMENTS

         At December 31, 2004, the Company had unfunded loan commitments outstanding of $101.7 million, unfunded lines of credit of $31.3 million and outstanding standby letters of credit of $9.5 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Company's bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company's bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned below, the Company's bank subsidiary has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, its investment security maturities and short-term borrowings.

LIQUIDITY AND ASSET MANAGEMENT

         The Company's management seeks to maximize net interest income by managing the Company's assets and liabilities within appropriate

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense associated with extending liability maturities. Liquid assets include cash and cash equivalents and investment securities and money market instruments that will mature within one year. At December 31, 2004, the Company's liquid assets approximated $90.1 million.

         The Company's primary source of liquidity is a stable core deposit base. In addition, short-term investments, loan payments and investment security maturities provide a secondary source.

         At December 31, 2004, the Company had a liability sensitive position (a negative gap) for 2005. Liability sensitivity means that more of the Company's liabilities are capable of repricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing.

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


--------------------------------------------------------------------------------

The following table shows the rate sensitivity gaps for different time periods as of December 31, 2004:

     INTEREST RATE SENSITIVITY GAPS                                                  One Year
     December 31, 2004                    1-90         91-180         181-365          and
     (In Thousands)                       Days          Days            Days          Longer        Total
                                       ---------      ---------      ---------       --------     ---------
     Interest-earning assets           $ 173,919         62,472        104,021        548,353       888,765
     Interest-bearing liabilities        369,388         63,440         74,453        245,101       752,382
                                       ---------      ---------      ---------      ---------     ---------
     Interest-rate sensitivity gap     $(195,469)          (968)        29,568        303,252       136,383
                                       =========      =========      =========      =========     =========

       Cumulative gap                  $(195,469)      (196,437)      (166,869)       136,383
                                       =========      =========      =========      =========

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

         Simulation modeling is used to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. Important elements in this modeling process include a mix of floating rate versus fixed rate assets and liabilities; the repricing/maturing volumes and rates of the existing balance sheet; and assumptions regarding future volumes, maturity patterns and pricing under varying interest rate scenarios. As of December 31, 2004, a +200 basis point shock was estimated to decrease net income by approximately $1,110,000 or 8.7%, over the next twelve months, and would decrease the current present value of the Company's equity to 8.2% as compared to rates remaining stable. Also, a -200 basis point shock would decrease net income by approximately $1,884,000 or 14.7%, and would increase the current present value of the Company's equity to 8.5% over the next twelve months as compared to rates remaining stable. This simulation analysis takes into account the call features of certain investments securities based upon the rate shock, as well as estimated prepayments on loans. The simulation also takes into account the budgeted growth of the asses/liability composition.

CAPITAL RESOURCES, CAPITAL POSITION AND DIVIDENDS

         CAPITAL. At December 31, 2004, total shareholders' equity was $71,561,000, or 7.6% of total assets, which compares with $63,323,000, or 7.4% of total assets at December 31, 2003, and $55,031,000, or 7.3% of total assets, at December 31, 2002. The dollar increase in shareholders' equity during 2004 reflects (i) the Company's net income of $9,112,000 less cash dividends of $.75 per share totaling $3,262,000, (ii) the issuance of 104,388 shares of common stock for $2,978,000 in lieu of payment of cash dividends, (iii) the issuance of 11,613 shares of common stock pursuant to exercise of stock options for $181,000 and (iv) the increase in the net unrealized loss on available-for-sale securities of $771,000.

         The Company's principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Company and its subsidiary banks. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which the Company and subsidiary banks have none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. The risk-based capital guidelines require the subsidiary banks and the Company to have a total risk-based capital ratio of 8.0% and a Tier I risk-based capital ratio of 4.0%. At December 31, 2004 the Company's total risk-based capital ratio was 12.4% and its Tier I risk-based capital ratio was 11.1%, respectively, compared to ratios of 12.6%

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


and 12.4%, respectively at December 31, 2003. The required Tier I leverage capital ratio (Tier I capital to average assets for the most recent quarter) for the Company is 4.0%. At December 31, 2004, the Company had a leverage ratio of 8.7% compared to 8.8% at December 31, 2003. Management believes it can adequately capitalize its growth for the next few years with earnings.

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

      Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Company's rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments. The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 2004.

--------------------------------------------------------------------------------

                                                  (DOLLARS IN THOUSANDS)
                                      EXPECTED MATURITY DATE - YEAR ENDING DECEMBER 31,
                                      ------------------------------------------------------                                 FAIR
                                      2005         2006       2007          2008       2009     THEREAFTER     TOTAL        VALUE
                                      ----         ----       ----          ----       ----     ----------     -----        -----
EARNING ASSETS:

Loans, net of unearned interest:
  Variable rate                    $  38,792        5,877       5,482       7,531      18,051      315,827      391,560     391,560
    Average interest rate               5.74%        6.67%       6.11%       6.44%       6.30%        6.86%        6.35%

  Fixed rate                         135,704       38,911      27,560      39,899      51,346       38,721      332,141     330,522
    Average interest rate               8.34%        9.38%       8.90%       8.24%       7.44%        7.42%        8.28%

Securities                             1,652       21,974      33,830      21,128      26,368       28,120      133,072     133,575
  Average interest rate                 3.68%        2.79%       3.34%       3.64%       2.63%        4.68%        3.46%

Loans held for sale                    3,515           --          --          --          --           --        3,515       3,515
  Average interest rate                 4.43%          --          --          --          --           --         4.43%

Federal funds sold                    25,516           --          --          --          --           --       25,516      25,516
  Average interest rate                 1.08%          --          --          --          --           --         1.08%

Interest-bearing deposits            500,050      117,476      58,307      16,615      37,766          226      730,440     730,786
  Average interest rate                 2.52%        3.22%       3.73%       3.90%       4.72%        4.30%        3.73%

Short-term borrowings                  6,679           --          --          --          --           --        6,679       6,679
  Average interest rate                 1.75%          --          --          --          --           --         1.75%



                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


--------------------------------------------------------------------------------


Advances from Federal
  Home Loan Bank                        --          --         --          --         --       15,263      15,263    15,588
  Average interest rate                 --          --         --          --         --         4.68%       4.68%

--------------------------------------------------------------------------------

SUPERVISION AND REGULATION

         Bank Holding Company Act of 1956. As a bank holding company, the Company is subject to regulation under the Bank Holding Company Act of 1956 (the "Act"), and the regulations adopted by the Board of Governors of the Federal Reserve System (the "Board") under the Act. The Company is required to file reports with, and is subject to examination by, the Board. The subsidiary banks are Tennessee state chartered nonmember banks, and are therefore subject to the supervision of and are regularly examined by the Tennessee Department of Financial Institutions (the "TDFI") and the Federal Deposit Insurance Corporation ("FDIC").

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

         Under the Gramm-Leach-Bliley Act of 1999 (the "GLB Act"), a "financial holding company" may engage in activities the Board determines to be financial in nature or incidental to such financial activity or complementary to a financial activity and not a substantial risk to the safety and soundness of depository institutions or the financial system. Generally, such companies may engage in a wide range of securities activities and insurance underwriting and agency activities.

         Under the Tennessee Bank Structure Act, a bank holding company which controls 30% or more of the total deposits (excluding certain deposits) in all federally insured financial institutions in Tennessee is prohibited from acquiring any bank in Tennessee. State banks and national banks in Tennessee may establish branches anywhere in the state and generally may branch across state lines either through interstate merger or branch acquisition, provided the other state's law affords reciprocity.

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

         FDICIA. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking regulators have assigned each insured institution to one of five categories ("well capitalized," "adequately capitalized" or one of three under capitalized categories) based upon the three measures of capital adequacy discussed above, (see "Capital Position and Dividends"). Institutions which have a Tier I leverage capital ratio of 5%, a Tier I risk-based capital ratio of 5% and a total risk-based capital ratio of 10% are defined as "well capitalized". All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any of its capital requirements for "adequately capitalized" status. Wilson Bank & Trust and Community Bank of Smith County currently meet the requirements for "well capitalized" status, while Dekalb Community Bank has an "adequate" status.

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

         The subsidiary banks are assessed quarterly at the rate of .00367% of insured deposits for deposit insurance.

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

          WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

                                                IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                                            AS OF DECEMBER 31,
                                           ---------------------------------------------------
                                             2004      2003       2002       2001        2000
                                           --------   -------    -------    -------    -------
CONSOLIDATED
BALANCE SHEETS:
Total assets end of year                   $937,248   852,619    752,786    667,804    602,218
Loans, net                                 $714,631   584,714    543,658    489,277    427,764
Securities                                 $133,072   149,536    115,882     96,558     89,424
Deposits                                   $832,922   770,419    679,408    602,576    543,583
Stockholders' equity                       $ 71,561    63,323     55,031     45,971     38,735

                                                        YEARS ENDED DECEMBER 31,
                                           ---------------------------------------------------
                                            2004        2003       2002       2001       2000
                                           -------     ------     ------     ------     ------
CONSOLIDATED STATEMENTS
OF EARNINGS:

Interest income                            $47,263     44,115     45,090     47,883     42,426
Interest expense                            15,751     15,217     18,215     25,633     22,860
                                           -------     ------     ------     ------     ------
         Net interest income                31,512     28,898     26,875     22,250     19,566

Provision for possible loan losses           3,273      1,904      2,344      1,976      1,417
                                           -------     ------     ------     ------     ------
Net interest income after provision for
   possible loan losses                     28,239     26,994     24,531     20,274     18,149
Non-interest income                          8,898      9,060      8,076      7,732      5,752
Non-interest expense                        22,336     20,377     18,685     17,314     14,871
                                           -------     ------     ------     ------    -------

Earnings before income taxes                14,801     15,677     13,922     10,692      9,030

Income taxes                                 5,689      6,242      5,393      4,041      3,397
                                           -------     ------     ------     ------    -------

Net earnings                               $ 9,112      9,435      8,529      6,651      5,633
                                           =======     ======     ======     ======    =======

Minority interest in net earnings of
   subsidiaries                            $   475        916        866        587        460
                                           =======     ======     ======     ======    =======

Cash dividends declared                    $ 3,262      2,651      2,378      1,920      1,579
                                           =======     ======     ======     ======    =======
PER SHARE DATA: (1)
Basic earnings per common share            $  2.07       2.20       2.04       1.63       1.42
Diluted earnings per common share          $  2.07       2.20       2.04       1.63       1.42
Cash dividends                             $  0.75       0.63       0.58       0.48       0.40
Book value                                 $ 16.13      14.66      13.05      11.19       9.66

RATIOS:

Return on average stockholders'
   equity                                    13.61%     16.00%     16.98%     15.70%     16.39%
Return on average assets (2)                  1.04%      1.31%      1.33%      1.14%      1.14%
Capital to assets (3)                         8.38%      8.19%      8.08%      7.61%      7.13%
Dividends declared per share as
   percentage of basic earnings
   per share                                 36.23%     26.36%     28.19%     29.14%     28.27%

(1) Per share data has been retroactively adjusted to reflect a 2 for 1 split which occurred effective October 31, 2003.

(2) Includes minority interest earnings of consolidated subsidiaries in numerator.

(3)   Includes minority interest of consolidated subsidiaries in numerator.

                           WILSON BANK HOLDING COMPANY

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2004 AND 2003

                   (WITH INDEPENDENT AUDITOR'S REPORT THEREON)

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Wilson Bank Holding Company:

We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.


                                       /s/ Maggart & Associates, P.C.


Nashville, Tennessee
January 7, 2005

                           WILSON BANK HOLDING COMPANY

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2004 AND 2003

                                                                                              In Thousands
                                                                                  --------------------------------
                                                                                        2004                 2003
                                                                                  ---------------          -------
                        ASSETS

Loans, net of allowance for possible loan losses of $9,370,000
   and $8,077,000, respectively                                                   $       714,631          584,714
Securities:
   Held-to-maturity, at amortized cost (market value $14,940,000
     and $17,326,000, respectively)                                                        14,437           16,643
   Available-for-sale, at market (amortized cost $120,188,000 and
     $133,117,000, respectively)                                                          118,635          132,893
                                                                                  ---------------          -------
                  Total securities                                                        133,072          149,536

Loans held for sale                                                                         3,515            3,972
Federal funds sold                                                                         25,516           53,909
Restricted equity securities                                                                2,661            2,559
                                                                                  ---------------          -------
                  Total earning assets                                                    879,395          794,690
                                                                                  ---------------          -------

Cash and due from banks                                                                    23,799           28,414
Premises and equipment, net                                                                21,830           19,166
Accrued interest receivable                                                                 4,944            4,740
Deferred income taxes                                                                       3,194            2,483
Other real estate                                                                             580              417
Other assets                                                                                3,506            2,709
                                                                                  ---------------          -------
                  Total assets                                                    $       937,248          852,619
                                                                                  ===============          =======
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                          $       832,922          770,419
Securities sold under repurchase agreements                                                 6,679            8,606
Advances from Federal Home Loan Bank                                                       15,263              712
Accrued interest and other liabilities                                                      3,864            3,010
                                                                                  ---------------          -------
                  Total liabilities                                                       858,728          782,747
                                                                                  ---------------          -------
Minority interest                                                                           6,959            6,549
                                                                                  ---------------          -------
Stockholders' equity:
   Common stock, par value $2.00 per share, authorized 10,000,000 shares,
     4,436,607 and 4,320,606 shares issued and outstanding, respectively                    8,873            8,642
   Additional paid-in capital                                                              14,856           11,928
   Retained earnings                                                                       48,688           42,838
   Net unrealized losses on available-for-sale securities, net of income
     taxes of $531,000 and $53,000, respectively                                             (856)             (85)
                                                                                  ---------------          -------
                  Total stockholders' equity                                               71,561           63,323
                                                                                  ---------------          -------
COMMITMENTS AND CONTINGENCIES
                  Total liabilities and stockholders' equity                      $       937,248          852,619
                                                                                  ===============          =======

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                       CONSOLIDATED STATEMENTS OF EARNINGS
                       THREE YEARS ENDED DECEMBER 31, 2004

                                                                             In Thousands (except per share data)
                                                                   ----------------------------------------------------
                                                                        2004                     2003             2002
                                                                   ----------------             -------          ------
Interest income:
   Interest and fees on loans                                      $         42,037              38,687          39,120
   Interest and dividends on securities:
     Taxable securities                                                       3,971               3,654           4,292
     Exempt from Federal income taxes                                           671                 731             798
   Interest on loans held for sale                                              161                 358             197
   Interest on Federal funds sold                                               319                 584             585
   Interest and dividends on restricted equity securities                       104                 101              98
                                                                   ----------------             -------          ------
                  Total interest income                                      47,263              44,115          45,090
                                                                   ----------------             -------          ------
Interest expense:
   Interest on negotiable order of withdrawal accounts                          223                 234             378
   Interest on money market accounts and other
     savings accounts                                                         2,880               2,920           3,879
   Interest on certificates of deposit                                       12,215              11,799          13,621
   Interest on securities sold under repurchase agreements                      162                 203             249
   Interest on advances from Federal Home Loan Bank                             250                  59              82
   Interest on Federal funds purchased                                           21                   2               6
                                                                   ----------------             -------          ------
                  Total interest expense                                     15,751              15,217          18,215
                                                                   ----------------             -------          ------

Net interest income before provision for possible loan losses                31,512              28,898          26,875
Provision for possible loan losses                                           (3,273)             (1,904)         (2,344)
                                                                   ----------------             -------          ------
Net  interest income after provision for possible loan losses                28,239              26,994          24,531
Non-interest income                                                           8,898               9,060           8,076
Non-interest expense                                                        (22,336)            (20,377)         18,685)
                                                                   ----------------             -------          ------

                  Earnings before income taxes                               14,801              15,677          13,922

Income taxes                                                                  5,689               6,242           5,393
                                                                   ----------------             -------          ------
                  Net earnings                                     $          9,112               9,435           8,529
                                                                   ================             =======          ======
Basic earnings per common share                                    $           2.07                2.20            2.04
                                                                   ================             =======          ======
Diluted earnings per common share                                  $           2.07                2.20            2.04
                                                                   ================             =======          ======

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2004

                                                                                   In Thousands
                                                                   ----------------------------------------------
                                                                          2004           2003          2002
                                                                   ----------------     ------   ----------------
Net earnings                                                       $          9,112      9,435              8,529
                                                                   ----------------     ------   ----------------
Other comprehensive earnings (losses), net of tax:
   Net unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $504,000
     $567,000 and $445,000, respectively                                       (813)      (915)               717
   Less:  reclassification adjustment for net (gains) losses
     included in net earnings, net of taxes of $26,000 in 2004                   42          -                 (1)
                                                                   ----------------     -------- ----------------

                  Other comprehensive earnings (losses)                        (771)      (915)               716
                                                                   ----------------     ------   ----------------
                  Comprehensive earnings                           $          8,341      8,520   $          9,245
                                                                   ================     ======   ================

See accompanying notes to consolidated financial statements.

                          WILSON BANK HOLDING COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 2004

                                                                             In Thousands
                                               ------------------------------------------------------------------------------
                                                                                                  Net Unrealized
                                                                  Additional                      Gain (Loss) On
                                                   Common          Paid-In          Retained      Available-For-
                                                   Stock           Capital          Earnings      Sale Securities       Total
                                               -------------      ----------       ---------      ---------------      ------
Balance December 31, 2001                      $       4,108         11,847          29,903                114         45,972

Cash dividends declared, $.58 per share                    -              -          (2,378)                 -         (2,378)

Issuance of 105,194 shares of stock pursuant
   to dividend reinvestment plan                         105          2,046               -                  -          2,151

Issuance of 2,666 shares of stock pursuant
   to exercise of stock options                            3             38               -                  -             41

Net change in unrealized gain on
   available-for-sale securities during the
   year, net of taxes of $445,000                          -              -               -                716            716

Net earnings for the year                                  -              -           8,529                  -          8,529
                                               -------------      ---------        --------          ---------         ------

Balance December 31, 2002                              4,216         13,931          36,054                830         55,031

Cash dividends declared, $.63 per share                    -              -          (2,651)                 -         (2,651)

Issuance of 102,568 shares of stock pursuant
   to dividend reinvestment plan                         103          2,289               -                  -          2,392

Issuance of 2,000 shares of stock pursuant
   to exercise of stock options                            3             28               -                  -             31

Issuance of 2,160,028 shares of stock
   pursuant to a 2 for 1 stock split                   4,320         (4,320)              -                  -              -

Net change in unrealized gain (loss) on
   available-for-sale securities during the
   year, net of taxes of $567,000                          -              -               -               (915)          (915)

Net earnings for the year                                  -              -           9,435                  -          9,435
                                               -------------      ---------        --------          ---------         ------
Balance December 31, 2003                              8,642         11,928          42,838                (85)        63,323

Cash dividends declared, $.75 per share                    -              -          (3,262)                 -         (3,262)

Issuance of 104,388 shares of stock pursuant
   to dividend reinvestment plan                         208          2,770               -                  -          2,978

Issuance of 11,613 shares of stock pursuant
   to exercise of stock options                           23            158               -                  -            181

Net change in unrealized loss on
   available-for-sale securities during the
   year, net of taxes of $478,000                          -              -               -               (771)          (771)

Net earnings for the year                                  -              -           9,112                  -          9,112
                                               -------------      ---------        --------          ---------         ------
Balance December 31, 2004                      $       8,873         14,856          48,688               (856)        71,561
                                               =============      =========        ========          =========         ======

See accompanying notes to consolidated financial statements.

                          WILSON BANK HOLDING COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 2004

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                             In Thousands
                                                                -------------------------------------
                                                                  2004           2003          2002
                                                                ---------      --------      --------
Cash flows from operating activities:
   Interest received                                            $  46,957        43,901        45,010
   Fees received                                                    7,828         6,924         6,697
   Other income received                                               35             -             -
   Proceeds from sales of loans                                    72,317       129,706        84,817
   Origination of loans held for sale                             (70,854)     (120,704)      (89,933)
   Interest paid                                                  (15,274)      (15,499)      (18,967)
   Cash paid to suppliers and employees                           (20,346)      (18,206)      (16,678)
   Income taxes paid                                               (6,217)       (7,108)       (5,815)
                                                                ---------      --------     ---------
                  Net cash provided by operating activities        14,446        19,014         5,131
                                                                ---------      --------     ---------
Cash flows from investing activities:
   Purchase of available-for-sale securities                      (75,268)     (166,265)     (100,513)
   Proceeds from maturities of available-for-sale securities       63,792       133,378        79,668
   Proceeds from sale of available-for-sale securities             24,337            --           501
   Purchase of held-to-maturity securities                           (250)       (5,211)       (1,076)
   Proceeds from maturities of held-to-maturity securities          2,456         2,781         2,993
   Loans made to customers, net of repayments                    (135,024)      (43,980)      (58,135)
   Purchase of bank premises and equipment                         (4,186)       (5,160)       (1,504)
   Proceeds from sales of fixed assets                                 40           137             3
   Proceeds from sales of other assets                                220           188           105
   Proceeds from sales of other real estate                         1,421         1,067           761
                                                                ---------      --------     ---------
                  Net cash used in investing activities          (122,462)      (83,065)      (77,197)
                                                                ---------      --------     ---------
Cash flows from financing activities:
   Net increase in non-interest bearing, savings, NOW
     and money market deposit accounts                              2,009        77,416        48,349
   Net increase in time deposits                                   60,494        13,595        28,483
   Proceeds from (purchase of) sale of securities under
     agreements to repurchase                                      (1,927)          738          (683)
   Proceeds from (repayments to) Federal Home Loan Bank, net       14,551          (285)         (373)
   Dividends paid                                                  (3,262)       (2,651)       (2,378)
   Dividends paid to minority shareholders                           (141)         (249)         (207)
   Proceeds from sale of stock to minority shareholders               125           224           186
   Proceeds from sale of common stock dividend reinvestment         2,978         2,392         2,151
   Proceeds from sale of common stock pursuant to exercise
     of stock options                                                 181            31            41
                                                                ---------      --------     ---------
                  Net cash provided by financing activities        75,008        91,211        75,569
                                                                ---------      --------     ---------
Net increase (decrease) in cash and cash equivalents              (33,008)       27,160         3,503
Cash and cash equivalents at beginning of year                     82,323        55,163        51,660
                                                                ---------      --------     ---------
Cash and cash equivalents at end of year                        $  49,315        82,323        55,163
                                                                =========      ========     =========

See accompanying notes to consolidated financial statements.

                          WILSON BANK HOLDING COMPANY

                       THREE YEARS ENDED DECEMBER 31, 2004

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                    In Thousands
                                                                        ----------------------------------
                                                                          2004          2003         2002
                                                                        --------       ------       ------
Reconciliation of net earnings to net cash
 provided by operating activities:
     Net earnings                                                       $  9,112        9,435        8,529
     Adjustments to reconcile net earnings to net cash
       provided by operating activities:
         Depreciation and amortization                                     1,511        1,287        1,234
         Provision for possible loan losses                                3,273        1,904        2,344
         Provision for deferred taxes                                       (201)        (266)        (482)
         Loss on sales of other real estate                                   18          112           68
         Loss on sales of other assets                                        64           35           21
         Security losses (gains)                                              68            -           (1)
         Gain on sales of fixed assets                                       (29)         (21)          (3)
         FHLB dividend reinvestment                                         (102)         (99)        (103)
         Decrease (increase) in loans held for sale                          457        6,887       (6,490)
         Increase (decrease) in taxes payable                               (325)        (602)          60
         Decrease (increase) in accrued interest receivable                 (204)        (115)          23
         Increase (decrease) in interest payable                             477         (282)        (752)
         Increase in other assets                                           (352)        (358)        (122)
         Increase (decrease) in accrued expenses                             204          181          (61)
         Net gains of minority interests of commercial
           bank subsidiaries                                                 475          916          866
                                                                        --------       ------       ------
                  Total adjustments                                        5,334        9,579       (3,398)
                                                                        --------       ------       ------


                  Net cash provided by operating activities             $ 14,446       19,014        5,131
                                                                        ========       ======       ======
Supplemental Schedule of Non-Cash Activities:
   Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $478,000 in 2004, $567,000 in 2003,
     and $445,000 in 2002                                               $   (771)        (915)         716
                                                                        ========       ======       ======
   Non-cash transfers from loans to other real estate                   $  1,602          778        1,232
                                                                        ========       ======       ======
   Non-cash transfers from loans to other assets                        $    232          242          178
                                                                        ========       ======       ======

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2004, 2003 AND 2002

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accounting and reporting policies of Wilson Bank Holding Company and Subsidiaries ("the Company") are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The following is a brief summary of the significant policies.

      (a)   PRINCIPLES OF CONSOLIDATION

            The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, Wilson Bank & Trust, DeKalb Community Bank, a 50% owned subsidiary, and Community Bank of Smith County, a 50% owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. In November, 2004 DeKalb Community Bank and Community Bank of Smith County entered into agreements with Wilson Bank Holding Company and Wilson Bank and Trust that provide for the merger of the two banks into Wilson Bank and Trust subject to shareholder and regulatory approvals. The minority shareholders of DeKalb Community Bank and Community Bank of Smith County will receive stock of Wilson Bank Holding Company for their shares in the community banks except for those that dissent and choose to be paid in cash.

      (b)   NATURE OF OPERATIONS

            Wilson Bank & Trust, DeKalb Community Bank and Community Bank of Smith County operate under state bank charters and provide full banking services. As state banks, the subsidiary banks are subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation. The areas served by the banks include Wilson County, DeKalb County, Smith County and Trousdale County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the three main offices, thirteen branch locations and one loan production office.

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

                        DECEMBER 31, 2004, 2003 AND 2002

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

            The Company considers all loans on nonaccrual status that are subject to the provisions of SFAS Nos. 114 and 118 to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Past due status of loans is based on the contractual terms of the loan. Delays or shortfalls in loan payments are evaluated along with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      (d)   LOANS, CONTINUED

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

      (e)   ALLOWANCE FOR POSSIBLE LOAN LOSSES

            The provision for possible loan losses represents a charge to earnings necessary, after loan charge-offs and recoveries, to maintain the allowance for possible loan losses at an appropriate level which is adequate to absorb estimated losses inherent in the loan portfolio. Such estimated losses arise primarily from the loan portfolio but may also be derived from other sources, including commitments to extend credit and standby letters of credit. The level of the allowance is determined on a monthly basis using procedures which include: (1) categorizing commercial and commercial real estate loans into risk categories to estimate loss probabilities based primarily on the historical loss experience

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      (e)   ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

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

                        DECEMBER 31, 2004, 2003 AND 2002

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

                        DECEMBER 31, 2004, 2003 AND 2002

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

      (m)   STOCK OPTIONS

            The Company uses the fair value method to calculate the compensation reported in the proforma earnings in note 18 to the consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

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

      (q)   RECLASSIFICATIONS

            Certain reclassifications have been made to the 2003 and 2002 figures to conform to the presentation for 2004.

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      (s)   IMPACT OF NEW ACCOUNTING STANDARDS

            In June, 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of the Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 did not have a material impact on the Company's financial position or results of operations.

            In October, 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 147, "Acquisitions of Certain Financial Institutions". SFAS No. 147 amends SFAS No. 72 and FASB Interpretation No. 9 to eliminate all acquisitions of financial institutions other than transactions between mutual enterprises from their scope. Accordingly, the excess of the purchase price paid to acquire a financial institution over the fair value of the identifiable tangible and intangible assets and liabilities acquired now must be recorded as goodwill following SFAS No. 141 and assessed for impairment following SFAS No. 142, "Goodwill and Other Intangible Assets". Furthermore, any previously recognized unidentifiable intangible assets resulting from prior business combinations that do not meet SFAS No. 141's criteria for separate recognition must be reclassified to goodwill. The Company has adopted SFAS 147, and it has not had any impact on the Company's financial position or results of operations. As discussed in note 1 to the consolidated financial statements, Wilson Bank Holding Company, Wilson Bank and Trust, DeKalb Community Bank and Community Bank of Smith County have entered into agreements that provide that DeKalb Community Bank and Community Bank of Smith County will be merged into Wilson Bank and Trust. The acquisition of the minority interests related to DeKalb Community Bank and Community Bank of Smith County will be accounted for using the purchase method of accounting as setforth in SFAS No. 141. Amortization of any intangibles will be accounted for in accordance with SFAS No. 142. The mergers are subject to stockholder and regulatory approvals and are expected to occur in 2005. Wilson Bank Holding Company stock will be issued to the minority stockholders of DeKalb Community Bank and Community Bank of Smith County and the minority interest reflected in the consolidated balance sheet will be reflected in equity along with any excess of the fair market value of the newly issued Wilson Bank Holding Company stock over 50% of the book value of the net assets of DeKalb Community Bank and Community Bank of Smith County. Accordingly based on December 321, 2004 data, the consolidated stockholders' equity of Wilson Bank Holding Company is expected to increase by $13,692,000, minority interest would decrease by $6,959,000 and total assets would increase by $6,733,000. The impact on the Company's results of operations is not expected to be material.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      (s)   IMPACT OF NEW ACCOUNTING STANDARDS, CONTINUED

            In November, 2002, the FASB issued Interpretation (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantee of Indebtedness of Others", which elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The interpretation also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The adoption of FIN 45 did not have a material impact on the consolidated financial statements.

            In May, 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on the Company's financial position or results of operations.

            In June, 2003, the American Institute of Certified Public Accountants issued an exposure draft on a Proposed Statement of Position (SOP) on Allowance for Credit Losses. If approved, the Proposed SOP would significantly change the way the allowance for possible loan losses is calculated. Under the Proposed SOP, any loans determined to be impaired, as defined in FASB Statement No. 114, would be assigned a specific reserve based on facts and circumstances surrounding the particular loan and no loss percentage would be assigned. If a loan is determined not to be impaired, it would be assigned to a pool of similar homogeneous loans. A loss percentage would then be assigned to the pool based on historical charge-offs adjusted for internal or external factors such as the economy, changes in underwriting standards, etc. Management has not yet determined the impact this Proposed SOP would have on their consolidated financial statements, but anticipates that it could result in a reduction in the allowance for possible loan losses. Under the Proposal, any changes resulting from the initial application of this Proposed SOP would be treated as a change in accounting estimate.

            In June, 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS 149 amends and clarifies financial accounting and

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      (s)   IMPACT OF NEW ACCOUNTING STANDARDS, CONTINUED

            reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". Under SFAS 149 loan commitments that relate to the origination of mortgage loans that will be held for sale, commonly referred to as interest rate lock commitments, must be accounted for as derivatives by the issuer of the commitment. Commitments to originate mortgage loans that will be held for investment purposes and commitments to originate other types of loans are not considered derivatives. The Company has adopted SFAS 149, but it has not had any material impact on the Company's financial position or results of operations.

            In November, 2003, the Emerging Issues Task Force ("EITF") issued Position 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments". The EITF provides guidance on the meaning of the phrase other-than-temporary impairment and its application to several types of investments, including debt securities classified as held-to-maturity and available-for-sale under FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equities Securities". For purposes of EITF No. 03-1 an investment is impaired if the fair market value of the investment is less than its cost. Controversy has developed over the criteria to be used to determine whether an impairment is other than temporary. The EITF requires that an investor should make an evidenced-based judgment about a recovery of fair value up to (or beyond) the cost of the investment by considering the severity and duration of the impairment in relation to the forecasted recovery of fair value. Because of the controversy related to the determination of whether the impairment is other than temporary, certain positions of the EITF have been temporarily delayed. The Company cannot assess the effect on the financial position or results of operations until the controversy has been resolved. The EITF requires disclosures related to securities with fair values less than cost. The disclosures have been included in note 3 to the consolidated financial statements.

            In December, 2004, the Financial Accounting Standards Board ("FASB") reissued Statement of Financial Accounting Standards No. 123 (revised 204) ("SFAS") related to share based payments. For Wilson Bank Holding Company the SFAS applies to the accounting for stock options. The substance of the revised statement is to require companies to record as an expense amortization of the fair market value of stock options determined as of the grand date. The offsetting credit is to additional paid-in capital unless there is an obligation to buy back the stock or exchange other assets for the stock. If such an obligation exists the offsetting credit would be to a liability account. The statement is effective for the first interim reporting period after June 15, 2005. Wilson Bank Holding Company is currently assessing the impact of this SFAS; however, management does not expect the impact to be material on the financial condition or result of operations.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

(2)   LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

      The classification of loans at December 31, 2004 and 2003 is as follows:

                                                      In Thousands
                                               ---------------------------
                                                   2004             2003
                                                   ----             ----
 Commercial, financial and agricultural        $      217,372      174,235
 Installment                                           73,482       64,880
 Real estate - construction                            49,085       39,508
 Real estate - mortgage                               384,062      314,168
                                               --------------      -------
                                                      724,001      592,791
 Allowance for possible loan losses                    (9,370)      (8,077)
                                               --------------      -------
                                               $      714,631      584,714
                                               ==============      =======

      The principal maturities on loans at December 31, 2004 are as follows:

                                                       In Thousands
                   --------------------------------------------------------------------------------
                      Commercial,
                       Financial
                          and                               Real Estate -   Real Estate-
                      Agricultural      Installment         Construction      Mortgage      Total
                   ----------------     ------------    -----------------   ----------     --------
3 months or less   $        32,508             4,548               13,285         2,748      53,089
3 to 12 months              89,352             4,927               32,220         5,550     132,049
1 to 5 years                64,808            59,948                3,580        69,976     198,312
Over 5 Years                30,704             4,059                    -       305,788     340,551
                   ---------------      ------------    ------------------  -----------    --------

                   $       217,372            73,482               49,085       384,062     724,001
                   ===============      ============    =================   ===========    ========

      At December 31, 2004, variable rate and fixed rate loans total $391,560,000 and $332,441,000, respectively. At December 31, 2003, variable rate loans were $297,608,000 and fixed rate loans totaled $295,183,000.

      In the normal course of business, the Company's subsidiaries have made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $15,416,000 and $14,092,000 at December 31, 2004 and 2003,
      respectively. As of December 31, 2004 none of these loans were restructured, nor were any related party loans charged-off during the past three years.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

(2)   LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

      An analysis of the activity with respect to such loans to related parties is as follows:

                                             In Thousands
                                       -------------------------
                                              December 31,
                                       -------------------------
                                           2004           2003
                                           ----           ----
Balance, January 1                     $    14,092       11,589
New loans during the year                   17,949       19,112
Repayments during the year                 (16,625)     (16,609)
                                       -----------       ------
Balance, December 31                   $    15,416       14,092
                                       ===========       ======

      A director of the Company performs appraisals related to certain loan customers. Fees paid to the director for these services were $487,000 in 2004, $493,000 in 2003 and $314,000 in 2002.

      Loans which had been placed on non-accrual status totaled $624,000 and $462,000 at December 31, 2004 and 2003, respectively. Had interest on these loans been accrued, interest income would have been increased by approximately $13,000 in 2004 and $8,000 in 2003. In 2002, interest income that would have been earned had there been no non-accrual loans totaled approximately $12,000. Loans that are past due 90 days or more and are still accruing interest totaled $2,533,000 and $1,766,000 at December 31, 2004 and 2003, respectively.

      Transactions in the allowance for possible loan losses for the years ended December 31, 2004, 2003 and 2002 are summarized as follows:

                                                       In Thousands
                                            ------------------------------------
                                               2004          2003         2002
                                            ----------     --------      -------
Balance, beginning of year                  $    8,077        6,943       5,489
Provision charged to operating expense           3,273        1,904       2,344
Loans charged off                               (2,298)        (966)     (1,099)
Recoveries on losses                               318          196         209
                                            ----------        -----       -----

Balance, end of year                        $    9,370        8,077       6,943
                                            ==========        =====       =====

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

                        DECEMBER 31, 2004, 2003 AND 2002

(2)   LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

      Impaired loans and related loan loss reserve amounts at December 31, 2004 and 2003 were as follows:

                                In Thousands
                            --------------------
                                December 31,
                            --------------------
                             2004          2003
                            ------        ------
Recorded investment         $   295       3,364
Loan loss reserve           $    41         121

      The average recorded investment in impaired loans for the years ended December 31, 2004, 2003 and 2002 was $121,000, $1,006,000 and $133,000,
      respectively. The related total amount of interest income recognized on the accrual basis for the period that such loans were impaired was $8,000 and $69,000 during 2004 and 2003, respectively. There was no interest income recognized on these loans during 2002.

      In 2004, 2003 and 2002, the Company originated and sold loans in the secondary market of $70,854,000, $120,704,000 and $89,933,000, respectively. At December 31, 2004, the wholly-owned subsidiary Bank had not been required to repurchase any of the loans originated by the Bank and sold in the secondary market. The gain on sale of these loans totaled $1,006,000, $2,115,000 and $1,374,000 in 2004, 2003 and 2002,
      respectively.

      Of the loans sold in the secondary market, the recourse to the wholly-owned subsidiary Bank is limited. On loans sold to the Federal Home Loan Mortgage Corporation, the Bank has a recourse obligation for one year from the purchase date. At December 31, 2004, there were no loans sold to the Federal Home Loan Mortgage Corporation with existing recourse. All other loans sold in the secondary market provide the purchase recourse to the Bank for a period of 90 days from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. At December 31, 2004, total loans sold with recourse to the Bank, including those sold to the Federal Home Loan Mortgage Corporation, aggregated $26,658,000. Management expects no loss to result from these recourse provisions.

(3)   DEBT AND EQUITY SECURITIES

      Debt and equity securities have been classified in the consolidated balance sheet according to management's intent. Debt and equity securities at December 31, 2004 consist of the following:

                                                         Securities Held-To-Maturity
                                             ------------------------------------------------------
                                                                In Thousands
                                             ------------------------------------------------------
                                                             Gross           Gross        Estimated
                                              Amortized    Unrealized      Unrealized      Market
                                                Cost         Gains           Losses        Value
                                             ----------    ----------      ----------     ---------
Obligations of states and political
   subdivisions                              $ 14,202         512               9           14,705
Mortgage-backed securities                        235           -               -              235
                                             --------         ---               -           ------
                                             $ 14,437         512               9           14,940
                                             ========         ===               =           ======

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

(3)   DEBT AND EQUITY SECURITIES, CONTINUED

                                                         Securities Available-For-Sale
                                             ------------------------------------------------------
                                                                  In Thousands
                                             ------------------------------------------------------
                                                              Gross          Gross        Estimated
                                              Amortized    Unrealized      Unrealized       Market
                                                Cost          Gains          Losses         Value
                                             ----------    ----------      ----------     ---------
U.S. Treasury and other U.S.
 Government agencies and
 corporations                                 $ 109,945         24           1,586         108,383
Obligations of states and political
 subdivisions                                     1,035         61               -           1,096
Mortgage-backed securities                        9,208          5              57           9,156
                                              ---------         --           -----         -------

                                              $ 120,188         90           1,643         118,635
                                              =========         ==           =====         =======

      The Company's classification of securities at December 31, 2003 is as follows:

                                                            Securities Held-To-Maturity
                                             ------------------------------------------------------
                                                                   In Thousands
                                             ------------------------------------------------------
                                                             Gross            Gross       Estimated
                                             Amortized     Unrealized      Unrealized       Market
                                               Cost          Gains           Losses         Value
                                             ---------     ----------      ----------     ---------
Obligations of states and political
   subdivisions                              $  15,851        709              26           16,534
Mortgage-backed securities                         792          1               1              792
                                             ---------        ---              --           ------
                                             $  16,643        710              27           17,326
                                             =========        ===              ==           ======

                                                            Securities Available-For-Sale
                                             ------------------------------------------------------
                                                                   In Thousands
                                             ------------------------------------------------------
                                                             Gross            Gross       Estimated
                                             Amortized     Unrealized      Unrealized       Market
                                               Cost          Gains           Losses         Value
                                             ----------    ----------      ----------     ---------
U.S. Treasury and other U.S.
  Government agencies and
  corporations                               $  122,046        621            886          121,781
Obligations of states and political
  subdivisions                                    1,380         81              -            1,461
Corporate bonds                                     500          -              1              499
Mortgage-backed securities                        9,191          6             45            9,152
                                             ----------        ---            ---          -------
                                             $  133,117        708            932          132,893
                                             ==========        ===            ===          =======

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

(3)   DEBT AND EQUITY SECURITIES, CONTINUED

      The amortized cost and estimated market value of debt securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    In Thousands
                                             ---------------------------
                                                               Estimated
                                               Amortized         Market
Securities Held-To-Maturity                      Cost            Value
---------------------------                  -----------       ---------
Due in one year or less                      $     1,156          1,172
Due after one year through five years              3,794          3,938
Due after five years through ten years             7,638          7,899
Due after ten years                                1,614          1,696
                                             -----------         ------
                                                  14,202         14,705
Mortgage-backed securities                           235            235
                                             -----------         ------
                                             $    14,437         14,940
                                             ===========         ======

                                                    In Thousands
                                             ---------------------------
                                                               Estimated
                                               Amortized         Market
Securities Held-To-Maturity                      Cost            Value
---------------------------                  -----------       ---------
Due in one year or less                      $     1,600         1,590
Due after one year through five years             98,182        96,789
Due after five years through ten years            11,198        11,100
Due after ten years                                    -             -
                                             -----------       -------
                                                 110,980       109,479
Mortgage-backed securities                         9,208         9,156
                                             -----------       -------
                                             $   120,188       118,635
                                             ===========       =======

      The Company periodically applies the stress test to its securities portfolio. To satisfy the stress test a security's estimated market value should not decline more than certain percentages given certain assumed interest rate increases. The Company had no securities that failed to meet the stress test.

      Results from sales of debt and equity securities are as follows:

                                                          In Thousands
                                               ------------------------------
                                                 2004         2003       2002
                                                 ----         ----       ----
Gross proceeds                                 $  24,337        -         501
                                               =========        =         ===
Gross realized gains                           $       -        -           1
Gross realized losses                                 68        -           -
                                               ---------        -           -
            Net realized gains (losses)        $     (68)       -           1
                                               =========        =         ===

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

(3)   DEBT AND EQUITY SECURITIES, CONTINUED

      Securities carried in the balance sheet of approximately $96,933,000 (approximate market value of $96,138,000) and $98,302,000 (approximate market value of $98,802,000), were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2004 and 2003, respectively.

      Included in the securities above are $15,037,000 (approximate market value of $15,578,000) and $16,695,000 (approximate market value of $17,427,000)
      at December 31, 2004 and 2003, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

      Securities that have rates that adjust prior to maturity totaled $327,000 (approximate market value of $327,000) and $912,000 (approximate market value of $912,000) at December 31, 2004 and 2003, respectively.

      The following table shows the Company's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004:

                                                            In Thousands, Except Number of Securities
                         ----------------------------------------------------------------------------------------------------------
                                      Less than 12 Months                           12 Months or More                 Total
                         ----------------------------------------    -------------------------------------     --------------------
                                                         Number                                Number
                                                           of                                    of
                            Fair       Unrealized      Securities     Fair     Unrealized     Securities       Fair      Unrealized
                            Value        Losses         Included      Value      Losses        Included        Value       Losses
                         -----------   ----------     -----------   --------   ----------     ----------      -------    ----------
U.S. Treasury
 and other U.S.
 Government
 agencies and
 corporations            $    70,558      824              80        33,797       762              37         104,355       1,586
Obligations of
 states and
 political sub-
 divisions                     1,449        9               8            -         -                -           1,449           9
Mortgage-backed
 securities                    7,351       42               7         1,879        15               3           9,230          57
                         -----------       --              --       -------       ---              --         -------       -----
    Total
     temporarily
     impaired
     securities          $    79,358      875              95        35,676       777              40         115,034       1,652
                         ===========      ===              ==        ======       ===              ==         =======       =====

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

(3)   DEBT AND EQUITY SECURITIES, CONTINUED

      The impaired securities are considered high quality investments in line with normal industry investing practices. The unrealized losses are primarily the result of changes in the interest rate and sector environments. Consistent with the original classification, as available-for-sale or held-to-maturity securities, the Company intends and has the ability to hold the above securities until the value is realized.

      The Company may sell the above or other securities in the ordinary course of business in response to unexpected and significant changes in liquidity needs, unexpected and significant increases in interest rates and/or sector spreads that significantly extend the security's holding period, or conducting a small volume of security transactions.

(4)   RESTRICTED EQUITY SECURITIES

      Restricted equity securities consists of stock of the Federal Home Loan Bank amounting to $2,573,000 and $2,471,000 at December 31, 2004 and 2003,
      respectively, and the stock of The Bankers Bank amounting to $88,000 at December 31, 2004 and 2003, respectively. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

(5)   PREMISES AND EQUIPMENT

      The detail of premises and equipment at December 31, 2004 and 2003 is as follows:

                                         In Thousands
                                   ----------------------
                                     2004           2003
                                   ----------      ------
Land                               $    5,869       4,522
Buildings                              15,512      13,699
Construction in progress                  109         993
Leasehold improvements                    140         140
Furniture and equipment                 6,705       6,179
Automobiles                               175         134
                                   ----------      ------
                                       28,510      25,667
Less accumulated depreciation          (6,680)     (6,501)
                                   ----------      ------
                                   $   21,830      19,166
                                   ==========      ======

      Building additions during 2004 and 2003 include payments of $643,000 and $1,844,000, respectively, to a construction company owned by a director of the Company.

      Depreciation expense was $1,511,000, $1,287,000 and $1,234,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

(6)   DEPOSITS

      Deposits at December 31, 2004 and 2003 are summarized as follows:

                                                                    In Thousands
                                                           ------------------------------
                                                               2004                 2003
                                                           -----------            -------
Demand deposits                                            $   102,482             86,730
Savings accounts                                                38,342             44,000
Negotiable order of withdrawal accounts                         68,228             66,196
Money market demand accounts                                   188,435            198,553
Certificates of deposit $100,000 or greater                    158,374            127,083
Other certificates of deposit                                  235,124            208,846
Individual retirement accounts $100,000 or greater              12,916             12,006
Other individual retirement accounts                            29,021             27,005
                                                           -----------            -------
                                                           $   832,922            770,419
                                                           ===========            =======

      Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2004 are as follows:

                             (In Thousands)
                             --------------
      Maturity                   Total
      --------                   -----
2005                          $  202,359
2006                             119,521
2007                              58,880
2008                              16,677
2009                              37,925
Thereafter                            73
                              ----------
                              $  435,435
                              ==========

      At December 31, 2004, certificates of deposit and individual retirement accounts in denominations of $100,000 or more amounted to $171,290,000 as compared to $139,089,000 at December 31, 2003.

      The aggregate amount of overdrafts reclassified as loans receivable was $472,000 and $1,127,000 at December 31, 2004 and 2003, respectively.

      The subsidiary banks are required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2004 and 2003 were approximately $12,061,000 and $10,900,000, respectively.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

(7)   SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

      Securities sold under repurchase agreements were $6,679,000 and $8,606,000 at December 31, 2004 and 2003, respectively. The maximum amounts of outstanding repurchase agreements at any month end during 2004 and 2003 was $13,676,000 and $14,691,000, respectively. The average daily balance outstanding during 2004, 2003 and 2002 was $7,982,000, $14,460,000 and
      $13,700,000, respectively. The weighted-average interest rate on the outstanding balance at December 31, 2004 and 2003 was 1.68% and 1.86%, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

(8)   ADVANCES FROM FEDERAL HOME LOAN BANK

      The advances from the Federal Home Loan Bank at December 31, 2004 and 2003 consist of the following:

                                                                             In Thousands
                                   --------------------------------------------------------------------------------------------
                                                                             December 31,
                                   ---------------------------------------------------------------------------------------------
                                                    2004                                                    2003
                                   --------------------------------------                    -----------------------------------
                                                               Weighted                                             Weighted
                                     Amount                  Average Rate                     Amount               Average Rate
                                   ----------                ------------                     ------               ------------
Fixed-rate advance                 $   15,263                    4.58%                        $  712                   7.17%
                                   ==========                    ====                         ======                   ====

      Advances from the Federal Home Loan Bank are to mature as follows at December 31, 2004:

Year Ending                     In Thousands
December 31,                      Amount
------------                    ----------
2009                            $  14,767
2010                                  496
                                ---------
                                $  15,263
                                =========

      These advances are collateralized by a required blanket pledge of qualifying mortgage loans.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

(9)   NON-INTEREST INCOME AND NON-INTEREST EXPENSE

      The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

                                                                             In Thousands
                                                          -------------------------------------------------
                                                             2004                 2003               2002
                                                          ----------          ------------         --------
Non-interest income:
   Service charges on deposits                             $   4,960                 4,433            4,234
   Other fees                                                  2,868                 2,491            2,463
   Gains on sales of loans                                     1,006                 2,115            1,374
   Security gains                                                  -                     -                1
   Gains on sales of fixed assets                                 29                    21                3
   Other income                                                   35                     -                1
                                                           ---------                 -----           ------
                                                           $   8,898                 9,060            8,076
                                                           =========                 =====           ======

Non-interest expense:
   Employee salaries and benefits                          $  12,566                11,082            9,837
   Occupancy expenses                                          1,290                 1,152            1,162
   Furniture and equipment expenses                            1,623                 1,421            1,106
   Loss on sales of other assets                                  64                    35               21
   Loss on sales of other real estate                             18                   112               68
   Security losses                                                68                     -                -
   FDIC insurance                                                113                   108              106
   Directors' fees                                               743                   683              665
   Other operating expenses                                    5,376                 4,868            4,854
   Minority interest in net earnings of subsidiaries             475                   916              866
                                                           ---------                ------           ------
                                                           $  22,336                20,377           18,685
                                                           =========                ======           ======

(10)  INCOME TAXES

      The components of the net deferred tax asset are as follows:

                                        In Thousands
                              --------------------------------
                                 2004                    2003
                              ---------                 ------
Deferred tax asset:
   Federal                    $   3,470                 2,641
   State                            710                   540
                              ---------                 -----
                                  4,180                 3,181
                              ---------                 -----
Deferred tax liability:
   Federal                         (819)                 (580)
   State                           (167)                 (118)
                              ---------                 -----
                                   (986)                 (698)
                              ---------                 -----
                              $   3,194                 2,483
                              =========                 =====

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

(10)  INCOME TAXES, CONTINUED

      The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                                         In Thousands
                                                                    ------------------------
                                                                      2004             2003
                                                                    ---------        -------
Financial statement allowance for loan losses in excess of
   tax allowance                                                    $  3,301          2,857

Excess of depreciation deducted for tax purposes over the
   amounts deducted in the financial statements                         (656)          (406)

Financial statement deduction for deferred compensation in
   excess of deduction for tax purposes                                  285            238

Financial statement income on FHLB stock dividends not
   recognized for tax purposes                                          (331)          (292)

Unrealized loss on securities available-for-sale                         595             86
                                                                    --------          -----

                                                                    $  3,194          2,483
                                                                    ========          =====

      The components of income tax expense (benefit) are summarized as follows:

                               In Thousands
                      -------------------------------
                       Federal       State      Total
                      ---------      -----      -----
2004
   Current            $   4,843      1,047      5,890
   Deferred                (167)       (34)      (201)
                      ---------      -----      -----
         Total        $   4,676      1,013      5,689
                      =========      =====      =====
2003
   Current            $   5,369      1,139      6,508
   Deferred                (221)       (45)      (266)
                      ---------      -----      -----
         Total        $   5,148      1,094      6,242
                      =========      =====      =====
2002
   Current            $   4,850      1,025      5,875
   Deferred                (389)       (93)      (482)
                      ---------      -----      -----
         Total        $   4,461        932      5,393
                      =========      =====      =====

                           WILSON BANK HOLDING COMPANY

                       DECEMBER 31, 2004 AND 2003 AND 2002

(10)  INCOME TAXES, CONTINUED

      A reconciliation of actual income tax expense of $5,689,000, $6,242,000 and $5,393,000 for the years ended December 31, 2004, 2003 and 2002, respectively, to the "expected" tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

                                                                     In Thousands
                                                          -----------------------------------
                                                            2004         2003         2002
                                                          ---------    ---------    ---------
Computed "expected" tax expense                           $   5,032        5,330        4,733
State income taxes, net of Federal income tax benefit           669          722          624
State deferred income taxes related to state income tax
   rate increase                                                  -            -          (14)
Tax exempt interest, net of interest expense exclusion         (232)        (213)        (237)
Tax expense related to minority interest income in
   subsidiaries                                                 162          311          294
Federal income tax expense above statutory
   rate related to taxable income over $10 million               27           32            -
Other                                                            31           60           (7)
                                                          ---------    ---------    ---------
                                                          $   5,689        6,242        5,393
                                                          =========    =========    =========

      Total income tax expense for 2004 includes tax benefit of $26,000 related to the loss on sale of securities. Total income tax expense for 2002 includes tax expense of less than $1,000 related to the gain on sale of securities. There were no sales of securities in 2003.

(11)  COMMITMENTS AND CONTINGENT LIABILITIES

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

      The subsidiary banks lease land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

Years Ending December 31,       In Thousands
-------------------------       ------------
         2005                     $    34
         2006                          12
         2007                          12
         2008                          13
         2009                           2
                                  -------
                                  $    73
                                  =======

                           WILSON BANK HOLDING COMPANY

                       DECEMBER 31, 2004 AND 2003 AND 2002

(11)  COMMITMENTS AND CONTINGENT LIABILITIES, CONTINUED

      Total rent expense amounted to $72,000, $52,000 and $52,000, respectively, during the years ended December 31, 2004, 2003 and 2002.

      The Company has lines of credit with other financial institutions totaling $54,450,000. At December 31, 2004 and 2003, there was no balance outstanding under these lines of credit.

(12)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

                                                                    In Thousands
                                                                --------------------
                                                                     Contract or
                                                                   Notional Amount
                                                                --------------------
                                                                   2004       2003
                                                                ----------   -------
Financial instruments whose contract amounts represent credit risk:
     Unused commitments to extend credit                        $  133,008    98,656
     Standby letters of credit                                       9,531     4,772
                                                                ----------   -------
        Total                                                   $  142,539   103,428
                                                                ==========   =======

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

                           WILSON BANK HOLDING COMPANY

                       DECEMBER 31, 2004 AND 2003 AND 2002

(12)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK, CONTINUED

      Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments and the present creditworthiness of such counter parties. Such commitments have been made on terms which are competitive in the markets in which the Company operates, thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $9.5 million at December 31, 2004.

(13)  CONCENTRATION OF CREDIT RISK

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

      At December 31, 2004, the Company's cash and due from banks included commercial bank deposits aggregating $638,000 in excess of the Federal Deposit Insurance Corporation limit of $100,000 per institution.

      Federal funds sold were deposited with six banks.

(14)  EMPLOYEE BENEFIT PLAN

      The Company has in effect a 401(k) plan which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the plan provide for both employee and employer contributions. For the years ended December 31, 2004, 2003 and 2002, the subsidiary banks contributed $653,000, $614,000 and $529,000, respectively, to this plan.

(15)  DIVIDEND REINVESTMENT PLAN

      Under the terms of the Company's dividend reinvestment plan holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 104,388 in 2004, 102,568 in 2003 and 105,194 in 2002 were sold to participants under the terms of the plan after giving effect to the 2 for 1 stock split in 2003.

                           WILSON BANK HOLDING COMPANY

                       DECEMBER 31, 2004 AND 2003 AND 2002

(16)  REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS

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

      The Company and its subsidiary banks are required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 2004, the Company and its bank subsidiaries are required to have minimum Tier I and total risk-based capital ratios of 4% and 8%, respectively and a leverage ratio of 4%. The actual ratios of the Company and each of its bank subsidiaries were as follows:

                              Wilson Bank                Wilson                 DeKalb               Community Bank
                           Holding Company           Bank & Trust           Community Bank          of Smith County
                          ------------------       -----------------      -------------------      -----------------
                           2004        2003        2004        2003        2004        2003        2004        2003
                          ------      ------       ------     ------      ------       ------      ------     ------
Tier I ratio              11.12%      12.36%       11.03%     12.48%      11.59%       11.74%      10.87%     11.77%

Total risk-based
   ratio                  12.37%      12.61%       12.22%     13.73%      12.85%       12.99%      12.13%     13.02%

Leverage ratio             8.71%       8.83%        9.07%      8.89%       6.98%        7.89%       7.52%      9.38%

      As of December 31, 2004, the most recent notification from the banking regulators categorized the Company and its subsidiaries as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Company's category.

(17)  DEFERRED COMPENSATION PLAN

      The Company's wholly-owned subsidiary bank provides its executive officers a deferred compensation plan, which also provides for death and disability benefits. The plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were six employees participating in the plan at December 31, 2004.

      The plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65. This benefit can be reduced if the wholly-owned subsidiary bank's average return on assets falls below 1%. The plan also provides benefits in the event the executive should die or become disabled prior to reaching retirement. The wholly-owned subsidiary bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of the wholly-owned subsidiary bank and are payable to the Bank. At December 31, 2004 and 2003, the deferred compensation liability totaled $744,000 and

                           WILSON BANK HOLDING COMPANY

                       DECEMBER 31, 2004 AND 2003 AND 2002

(17)  DEFERRED COMPENSATION PLAN, CONTINUED

      $622,000, respectively, the cash surrender value of life insurance was $909,000 and $802,000, respectively, and the face amount of the insurance policies in force approximated $4,350,000 in 2004 and 2003, respectively. The deferred compensation plan is not qualified under Section 401 of the Internal Revenue Code.

(18)  STOCK OPTION PLAN

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

                                                   In Thousands
                                              Except Per Share Amounts
                                       ---------------------------------------
                                          2004             2003          2002
                                       -----------         -----         -----
Net earnings             As Reported   $     9,112         9,435         8,529
                         Proforma      $     9,064         9,375         8,465

Basic earnings per       As Reported   $      2.07          2.20          2.04
    common share         Proforma      $      2.06          2.19          2.03

Diluted earnings per     As Reported   $      2.07          2.20          2.04
    common share         Proforma      $      2.06          2.18          2.02

                           WILSON BANK HOLDING COMPANY

                       DECEMBER 31, 2004 AND 2003 AND 2002

(18)  STOCK OPTION PLAN, CONTINUED

      A summary of the stock option activity for 2004, 2003 and 2002 is as follows:

                                        2004                                2003                               2002
                                ----------------------             -----------------------              ----------------------
                                             Weighted                           Weighted                            Weighted
                                             Average                            Average                              Average
                                             Exercise                           Exercise                            Exercise
                                Shares        Price                Shares        Price                  Shares       Price
                                -------     ----------             -------    ------------              ------    ------------
Outstanding at
   beginning of year            100,734     $    16.50              93,634    $      15.80              94,298    $      15.45
Granted                           5,500          26.27              10,500           22.50               8,000           19.75
Exercised                       (11,613)        (15.54)             (2,000)         (15.32)             (2,666)         (15.28)
Forfeited                        (6,831)        (16.32)             (1,400)         (15.28)             (5,998)         (15.88)
                                -------     ----------             -------    ------------              ------    ------------
Outstanding at end of
   year                          87,790     $    17.26             100,734    $      16.50              93,634    $      15.80
                                =======     ==========             =======    ============              ======    ============

Options exercisable at
   year end                      28,870                             31,852                              24,642
                                =======                            =======                              ======

      The following table summarizes information about fixed stock options outstanding at December 31, 2004:

                  Options Outstanding            Options Exercisable
            ----------------------------------  ---------------------
                                    Weighted
                         Weighted    Average                 Weighted
Range of       Number    Average    Remaining      Number     Average
Exercise    Outstanding  Exercise  Contractual  Exercisable  Exercise
 Prices     at 12/31/04   Price       Life      at 12/31/04   Price
---------   -----------  --------  -----------  -----------  --------
$ 15.28 -
 $ 19.75       73,440    $  15.96   5.5 years     27,920     $ 15.68
$ 22.50 -
  $27.50       14,350    $  23.92   9.3 years        950     $ 22.50

      Share and per share data above for 2002 have been restated to reflect a 2 for 1 stock split effective October 31, 2003.

      The fair value of options granted in 2004, 2003 and 2002 was $3.89, $2.69 and $.93, respectively, for each option. The fair value was estimated using the Black-Scholes option-pricing model. The weighted average assumptions used to calculate the minimum value were as follows for 2004, 2003 and 2002, respectively: risk free interest rate of 4.25%, 3.97% and 3.43%, expected life of ten years; and dividend yield of 2.29%, 2.56% and 2.91%. The dividend yield was computed assuming a dividend payout of $.63, $.58 and $.58 per share, respectively.

                           WILSON BANK HOLDING COMPANY

                       DECEMBER 31, 2004 AND 2003 AND 2002

(19)  EARNINGS PER SHARE

      Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share" establishes uniform standards for computing and presenting earnings per share. The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. For the Company the computation of diluted earnings per share begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options. Share and per share data for 2002 have been restated to reflect a 2 for 1 stock split effective October 31, 2003.

      The following is a summary of the components comprising basic and diluted earnings per share (EPS):

                                                 In Thousands (except share data)
                                               ------------------------------------
                                                  2004         2003         2002
                                               ----------    ---------    ---------
Basic EPS Computation:
   Numerator - Earnings available to
     common stockholders                       $    9,112        9,435        8,529
                                               ----------    ---------    ---------
   Denominator - Weighted average number
     of common shares outstanding               4,393,791    4,285,000    4,178,976
                                               ----------    ---------    ---------
             Basic earnings per common share   $     2.07         2.20         2.04
                                               ==========    =========    =========

Diluted EPS Computation:
   Numerator - Earnings available to
     common stockholders                       $    9,112        9,435        8,529
                                               ----------    ---------    ---------
   Denominator:
     Weighted average number of common
        shares outstanding                      4,393,791    4,285,000    4,178,976
     Dilutive effect of stock options              13,035        9,844        6,146
                                               ----------    ---------    ---------
                                                4,406,826    4,294,844    4,185,122
                                               ----------    ---------    ---------
             Diluted earnings per common
               share                           $     2.07         2.20         2.04
                                               ==========    =========    =========

                           WILSON BANK HOLDING COMPANY

                       DECEMBER 31, 2004 AND 2003 AND 2002

(20)  WILSON BANK HOLDING COMPANY -

        PARENT COMPANY FINANCIAL INFORMATION

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                                 BALANCE SHEETS

                           DECEMBER 31, 2004 AND 2003

                                                                     In Thousands
                                                                ---------------------
                                                                   2004          2003
                                                                ------------    -------
                      ASSETS

Cash                                                            $       125*        61*
Investment in wholly-owned commercial bank subsidiary                64,359*    56,598*
Investment in 50% owned commercial bank subsidiaries                  6,959*     6,549*
Refundable income taxes                                                 118        115
                                                                -----------     ------

     Total assets                                               $    71,561     63,323
                                                                ===========     ======

         LIABILITIES AND STOCKHOLDERS' EQUITY

Stockholders' equity:
   Common stock, par value $2.00 per share, authorized
     10,000,000 shares, 4,436,607 and 4,320,606 shares
     issued and outstanding, respectively                       $     8,873      8,642
   Additional paid-in capital                                        14,856     11,928
   Retained earnings                                                 48,688     42,838
   Unrealized losses on available-for-sale securities, net of
     income taxes of $531,000 and $53,000, respectively                (856)       (85)
                                                                -----------     ------
           Total stockholders' equity                                71,561     63,323
                                                                -----------     ------

           Total liabilities and stockholders' equity           $    71,561     63,323
                                                                ===========     ======

*Eliminated in consolidation.

                           WILSON BANK HOLDING COMPANY

                       DECEMBER 31, 2004 AND 2003 AND 2002

(20)  WILSON BANK HOLDING COMPANY -

      PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                STATEMENTS OF EARNINGS AND COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2004

                                                               In Thousands
                                                        ---------------------------
                                                          2004       2003     2002
                                                        ---------    -----    -----
Expenses:
   Directors' fees                                      $     297      301      299
   Other                                                       12        -       21
                                                        ---------    -----    -----

     Loss before Federal income tax benefits
        and equity in undistributed earnings of
        commercial bank subsidiaries                         (309)    (301)    (320)

Federal income tax benefits                                   118      115      123
                                                        ---------    -----    -----
                                                             (191)    (186)    (197)

Equity in undistributed earnings of commercial
   bank subsidiaries                                        9,303*   9,621*   8,726*
                                                        ---------    -----    -----

     Net earnings                                           9,112    9,435    8,529
                                                        ---------    -----    -----

Other comprehensive earnings (losses), net of tax:
   Unrealized gains (losses) on available-for-sale-
     securities arising during period, net of taxes
     of $504,000, $567,000 and $445,000,
     respectively                                            (813)    (915)     717
   Less reclassification adjustments for net (gains)
     losses included in net earnings, net of taxes
     of $26,000 in 2004                                        42        -       (1)
                                                        ---------    -----    -----
                Other comprehensive earnings (losses)        (771)    (915)     716
                                                        ---------    -----    -----

                Comprehensive earnings                  $   8,341    8,520    9,245
                                                        =========    =====    =====

*Eliminated in consolidation.

                           WILSON BANK HOLDING COMPANY

                       DECEMBER 31, 2004 AND 2003 AND 2002

(20)  WILSON BANK HOLDING COMPANY -

        PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 2004

                                                                          In Thousands
                                               -------------------------------------------------------------------
                                                                                          Net Unrealized
                                                              Additional                  Gain (Loss) On
                                                 Common         Paid-In       Retained    Available-For-
                                                 Stock          Capital       Earnings    Sale Securities   Total
                                               ----------     ----------      --------    ---------------  -------
Balance December 31, 2001                      $    4,108        11,847        29,903           113        45,971
Cash dividends declared, $.58 per share                 -             -        (2,378)                     (2,378)
Issuance of 105,194 shares of stock pursuant
   to dividend reinvestment plan                      105         2,046             -             -         2,151
Issuance of 2,666 shares of stock pursuant
   to exercise of stock options                         3            38             -             -            41
Net change in unrealized gain on
   available-for-sale securities during the
   year, net of taxes of $445,000                       -             -             -           717           717
Net earnings for the year                               -             -         8,529             -         8,529
                                               ----------        ------        ------           ---        ------
Balance December 31, 2002                           4,216        13,931        36,054           830        55,031
Cash dividends declared, $.63 per share            (2,651)       (2,651)
Issuance of 102,568 shares of stock pursuant
   to dividend reinvestment plan                      103         2,289             -             -         2,392
Issuance of 2,000 shares of stock pursuant
   to exercise of stock options                         3            28             -             -            31
Issuance of 2,160,028 shares of stock
   pursuant to a 2 for 1 stock split                4,320        (4,320)            -             -             -
Net change in unrealized gain (loss) on
   available-for-sale securities during the
   year, net of taxes of $567,000                       -             -             -          (915)         (915)
Net earnings for the year                               -             -         9,435             -         9,435
                                               ----------        ------        ------           ---        ------
Balance December 31, 2003                           8,642        11,928        42,838           (85)       63,323
Cash dividends declared, $.75 per share                 -             -        (3,262)            -        (3,262)
Issuance of 104,388 shares of stock pursuant
   to dividend reinvestment plan                      208         2,770             -             -         2,978
Issuance of 11,613 shares of stock pursuant
   to exercise of stock options                        23           158             -             -           181
Net change in unrealized loss on
   available-for-sale securities during the
   year, net of taxes of $478,000                       -             -             -          (771)         (771)
Net earnings for the year                               -             -         9,112             -         9,112
                                               ----------        ------        ------           ---        ------
Balance December 31, 2004                      $    8,873        14,856        48,688          (856)       71,561
                                               ==========        ======        ======           ===        ======

                           WILSON BANK HOLDING COMPANY

                       DECEMBER 31, 2004 AND 2003 AND 2002

(20)  WILSON BANK HOLDING COMPANY -

         PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 2004

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                     In Thousands
                                                         -----------------------------------
                                                           2004         2003           2002
                                                         ---------    ---------       ------
Cash flows from operating activities:
   Cash paid to suppliers and other                      $    (309)   $    (301)        (320)
   Tax benefits received                                       115          123          104
                                                         ---------    ---------       ------
             Net cash used in operating activities            (194)        (178)        (216)
                                                         ---------    ---------       ------

Cash flows from investing activities:
   Dividends received from commercial bank
     subsidiaries                                              486          639          616
   Dividends reinvested in commercial bank
     subsidiaries                                             (125)        (226)        (186)
                                                         ---------    ---------       ------
             Net cash provided by investing activities         361          413          430
                                                         ---------    ---------       ------

Cash flows from financing activities:
   Dividends paid                                           (3,262)      (2,651)      (2,378)
   Proceeds from sale of stock                               2,978        2,392        2,151
   Proceeds from exercise of stock options                     181           31           41
                                                         ---------    ---------       ------
           Net cash used in financing activities              (103)        (228)        (186)
                                                         ---------    ---------       ------

           Net increase in cash and cash equivalents            64            7           28

Cash and cash equivalents at beginning of year                  61           54           26
                                                         ---------    ---------       ------

Cash and cash equivalents at end of year                 $     125           61           54
                                                         =========    =========       ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

(20)  WILSON BANK HOLDING COMPANY -

        PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                       STATEMENTS OF CASH FLOWS, CONTINUED

                       THREE YEARS ENDED DECEMBER 31, 2004

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                          In Thousands
                                                                     ----------------------------------------------------
                                                                           2004               2003               2002
                                                                           ----               ----               ----
Reconciliation of net earnings to net cash used in operating activities:
     Net earnings                                                    $         9,112             9,435              8,529

Adjustments to reconcile net earnings to net cash used in operating activities:

     Equity in earnings of commercial bank
        subsidiaries                                                          (9,303)           (9,621)            (8,726)
     Decrease (increase) in refundable income taxes                               (3)                8                (19)
                                                                     ---------------    --------------     --------------
        Total adjustments                                                     (9,306)           (9,613)            (8,745)
                                                                     ---------------    --------------     --------------

        Net cash used in operating activities                        $          (194)             (178)              (216)
                                                                     ===============    ==============     ==============

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002


(21)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

      Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

(21)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002

(21)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

            Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

                  Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are generally made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods extending from one to two years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 2004 and 2003 are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

                  The carrying value and estimated fair values of the Company's financial instruments at December 31, 2004 and 2003 are as follows:

                                                                           In Thousands
                                       --------------------------------------------------------------------------------
                                                         2004                                       2003
                                       --------------------------------------------------------------------------------
                                            Carrying                                    Carrying
                                             Amount              Fair Value              Amount             Fair Value
                                             ------              ----------              ------             ----------
Financial assets:
   Cash and short-term
     investments                       $         49,315              49,315                 82,323               82,323
   Securities                                   133,072             133,575                149,536              150,219
   Loans, net of unearned
     interest                                   724,001                                    592,791
   Less:  allowance for possible
     loan losses                                  9,370                                      8,077
                                       ----------------                            ---------------
   Loans, net of allowance                      714,631             712,712                584,714              591,733
                                       ----------------                            ---------------

   Loans held for sale                            3,515               3,515                  3,972                3,972
   Restricted equity securities                   2,661               2,661                  2,559                2,559

Financial liabilities:
   Deposits                                     832,922             833,268                770,419              776,938
   Securities sold
     under repurchase
     agreements                                   6,679               6,679                  8,606                8,606
   Advances from Federal Home
     Loan Bank                                   15,263              15,588                    712                  819

Unrecognized financial
   instruments:
     Commitments to
        extend credit                                 -                   -                      -                    -
     Standby letters of credit                        -                   -                      -                    -


                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2004, 2003 AND 2002


(21)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

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

(22)  QUARTERLY FINANCIAL DATA (UNAUDITED)

      Selected quarterly results of operations for the four quarters ended December 31 are as follows:

                                                         (In Thousands, except per share data)
                           ----------------------------------------------------------------------------------------------
                                                2004                                             2003
                           ---------------------------------------------      -------------------------------------------
                             Fourth       Third       Second      First       Fourth      Third       Second       First
                            Quarter      Quarter      Quarter    Quarter      Quarter    Quarter      Quarter     Quarter
                            -------      -------      -------    -------      -------    -------      -------     -------
Interest income            $  10,750      12,588       12,155     11,770        9,501     11,760       11,308      11,546

Net interest
   income                      6,449       8,577        8,426      8,060        5,803      7,943        7,488       7,664

Provision for
   possible loan
   losses                      1,001         515          337      1,420          386        466          471         581

Earnings before
   income taxes                3,866       4,046        3,913      2,976        3,714      4,020        4,062       3,881

Net earnings                   2,432       2,459        2,415      1,806        2,255      2,420        2,400       2,360

Basic earnings per
   common share                  .55         .55          .56        .41          .52        .56          .56         .56

Diluted earnings
   per common share              .55         .55          .56        .41          .52        .56          .56         .56