Form 10-K, Exhibit 13
period 2005-12-31
WILSON BANK HOLDING CO
filed 2006-03-13
CIK 885275

                                                                    EXHIBIT 13.1

                         COMMON STOCK MARKET INFORMATION

      The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at February 1, 2006 was 2,462. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company's stock during the years 2004 and 2005.

                     STOCK PRICES
     2004                 High            Low
 First Quarter           $28.50         $27.50
Second Quarter            29.50          28.50
 Third Quarter            29.50          28.50
Fourth Quarter            30.50          29.50

    2005
 First Quarter           $31.50         $30.50
Second Quarter            32.50          31.50
 Third Quarter            33.50          32.50
Fourth Quarter            34.50          33.50

On January 1, 2004, a $.35 per share cash dividend was declared and on July 1, 2004, a $.40 per share cash dividend was declared and paid to shareholders of record on those dates. On January 1, 2005 a $.40 per share cash dividend was declared and on July 1, 2005 a $.45 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent upon the Company's profitability, it's capital needs, overall financial condition economic and regulatory consideration.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

This report includes certain forward-looking statements (any statement other than those made solely with respect to historical fact) based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "intend," "should," "may," "could," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Wilson Bank Holding Company (the "Company") to differ materially from any results expressed or implied by such forward-looking statements. Such factors include those described below under the heading "Risk Factor" and also include, without limitation, (i) increased competition with other financial institutions, (ii) lack of sustained growth in the economy in the Company's market area, (iii) rapid fluctuations in interest rates, (iv) significant downturns in the businesses of one or more large customers, (v) changes in the legislative and regulatory environment, (vi) inadequate allowance for loan losses, and (vii) loss of key personnel. Many of such factors are beyond the Company's ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements contained in this discussion, whether as a result of new information, future events or otherwise.

GENERAL

The Company is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust ("Wilson Bank"), a state bank headquartered in Lebanon, Tennessee. The Company was formed in 1992.

Wilson Bank is a community bank headquartered in Lebanon, Tennessee, serving Wilson County, DeKalb County, Smith County, Trousdale County, Rutherford County, and the eastern part of Davidson County, Tennessee as its primary market areas. Generally, this market is the eastern portion of the Nashville-metropolitan area. The bank has seventeen locations in Wilson, Davidson, DeKalb, Smith, Rutherford and Trousdale Counties. Management believes that these counties offer an environment for continued growth, and the Company's target market is local consumers, professionals and small businesses. The bank offers a wide range of banking services, including checking, savings and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers an investment center which offers a full line of investment services to its customers.

Prior to March 31, 2005, the Company owned a 50% interest in Dekalb Community Bank and Community Bank of Smith County. On March 31, 2005, the Company acquired the minority interest in the subsidiaries when the two subsidiaries were merged into Wilson Bank with the shareholders of these subsidiaries, other than the Company, receiving shares of the Company's common stock in exchange for their shares of common stock in the subsidiaries. Prior to March 31, 2005, these two 50% owned subsidiaries were included in the consolidated financial statements.

The following discussion and analysis is designed to assist readers in their analysis of the Company's consolidated financial statements and should be read in conjunction with such consolidated financial statements. The Company's Board of Directors approved a 2 for 1 stock split for stockholders of record as of October 1, 2003 payable October 30, 2003. Each stockholder received one (1) additional share for each one (1) share owned with allowance for fractional shares. Per share data included in these consolidated financial statements has been restated to give effect to the stock split.

CRITICAL ACCOUNTING POLICIES

The accounting principles we follow and our methods of applying these principles conform with accounting principles generally accepted in the United States and with general practices within the banking industry. In connection with the application of those principles to the determination of our allowance for loan losses ("ALL"), we

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

have made judgments and estimates which have significantly impacted our financial position and results of operations. Our management assesses the adequacy of the ALL on a regular basis. This assessment includes procedures to estimate the ALL and test the adequacy and appropriateness of the resulting balance. The ALL consists of two portions: (1) an allocated amount representative of specifically identified credit exposure and exposures readily predictable by historical or comparative experience and (2) an unallocated amount representative of inherent loss which is not readily identifiable. Even though the ALL is composed of two components, the entire allowance is available to absorb any credit losses.

We establish the allocated amount separately for two different risk groups: (1) unique loans (commercial loans, including those loans considered impaired) and
(2) homogenous loans (generally consumer loans). We base the allocation for unique loans primarily on risk rating grades assigned to each of these loans as a result of our loan management and review processes. Each risk-rating grade is assigned an estimated loss ratio, which is determined based on the experience of management, discussions with banking regulators, historical and current economic conditions and our independent loan review process. We estimate losses on impaired loans based on estimated cash flows discounted at the loan's original effective interest rate or the underlying collateral value. We also assign estimated loss ratios to our consumer portfolio. However, we base the estimated loss ratios for these homogenous loans on the category of consumer credit (e.g., automobile, residential mortgage, home equity) and not on the results of individual loan reviews.

The unallocated amount is particularly subjective and does not lend itself to the exact mathematical calculation. We use the unallocated amount to absorb inherent losses which may exist as of the balance sheet date for such matters as changes in the local or national economy, the depth or experience of the lending staff, any concentrations of credit in any particular industry group and new banking laws or regulations. After we assess applicable factors, we evaluate the aggregate unallocated amount based on our management's experience.

We then test the resulting ALL balance by comparing the balance in the allowance account to historical trends and peer information. Our management then evaluates the result of the procedures performed, including the result of our testing, and concludes on the appropriateness of the balance of the ALL in its entirety. The loan review and finance committees of our board of directors review the assessment prior to the filing of financial information.

RESULTS OF OPERATIONS

Net earnings for the year ended December 31, 2005 were $10,996,000, an increase of $1,884,000, or 20.7%, compared to 2004. Net earnings for the year ended December 31, 2004 were $9,112,000, a decrease of $323,000, or 3.4%, compared from 2003. Basic earnings per share were $2.27 in 2005, compared with $2.07 in 2004 and $2.20 in 2003.

NET INTEREST INCOME

Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company's earnings. Total interest income in 2005 was $56,318,000, compared with $48,022,000 in 2004 and $44,796,000 in 2003. The increase in total interest income in 2005 was primarily due to an increase in the average earning assets of $93.2 million. Average earning assets increased $79.5 million from December 31, 2003 to December 31, 2004. As interest rates for 2005 continued to rise, the average rate earned on earning assets was 6.10% in 2005 compared with 5.79% in 2004 and 5.97% in 2003.

Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on nonaccrual loans totaled $13,000 in 2005 and 2004, compared with $8,000 in 2003.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Total interest expense for 2005 was $22,150,000, an increase of $6,399,000, or 40.6%, compared to total interest expense of $15,751,000 in 2004. The increase in total interest expense was due to an increase in average interest bearing liabilities of approximately $74,010,000 and an increase in the weighted average cost of funds from 2.19% to 2.80%. Interest expense increased from $15,217,000 in 2003 to $15,751,000 in 2004 or an increase of $534,000, or 3.5%. The increase in 2004 was due to a decrease in the weighted average cost of funds from 2.33% to 2.19% net of the effect of a $65,715,000 increase in average interest bearing liabilities.

Net interest income for 2005 totaled $34,168,000 as compared to $32,271,000 and $29,579,000 in 2004 and 2003, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), decreased to 3.30% from 3.60% in 2004. The net interest spread was 3.64% in 2003. The decrease in the interest spread for 2005 and 2004 as compared to the prior period is a result of a higher interest rate environment. The net interest yield, which is net interest income expressed as a percentage of average earning assets, decreased to 3.71% for 2005 compared to 3.90% in 2004 and 3.96% in 2003. This decrease is due to the Company having more deposits that reprice during a rising rate period than it has loans or securities repricing. Interest rates increased during the latter half of 2004 and in 2005 as a result of the Federal Reserve Bank's decision to raise the discount rate. Since June 30, 2004, the Federal Reserve has raised short term interest rates 325 basis points, and the Company believes that interest rates will remain stable in 2006. The Company is in a position to reprice its liabilities faster than its assets are repricing such that in the short term a rising rate environment may have a negative impact on the Company's earnings as its interest expense increases faster than interest income. Management regularly monitors the competition's deposit rates of its competitors which continue to put pressure on the Company's deposit pricing, thus reducing the net spread. Management also believes that growth in 2006 will generally approximate the growth experienced in 2005. A significant increase in interest rates could have an adverse impact on net interest yields and earnings.

PROVISION FOR POSSIBLE LOAN LOSSES

The provision for loan losses represents a charge to earnings necessary to establish an allowance for possible loan losses that, in management's evaluation, should be adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2005 provision for possible loan losses was $1,136,000, a decrease of $2,137,000 from the provision of $3,273,000 in 2004. The decrease in the provision was primarily a result of additional provision determined necessary by management during 2004 after performing a detailed evaluation of a loan officer's portfolio. The provision for loan losses was $1,904,000 in 2003. Net charge-offs decreased to $1,423,000 in 2005 from $1,980,000 in 2004. Charge-offs in 2004 were relatively high as a result of the loan officer portfolio analysis. Net charge-offs in 2003 totaled $770,000. The ratio of net charge-offs to average total outstanding loans was .19% in 2005, .30% in 2004, and .14% in 2003.

The net charge-offs and provision for loan losses resulted in a reduction of the allowance for possible loan losses (net of charge-offs and recoveries) to $9,083,000 at December 31, 2005 from $9,370,000 as compared to 2004 and the allowance for possible loan losses was $8,077,000 at December 31, 2003. The allowance decreased 3.1% at December 31, 2005 over December 31, 2004 as compared to a 12.0% increase in total loans over the same period. The allowance for possible loan losses was 1.12% of total loans outstanding at December 31, 2005 compared to 1.29% at December 31, 2004 and 1.36% at December 31, 2003. As discussed below under "Financial Conditions, Loans", the level of non-performing loans and adversely rated loans declined in 2005. As a percentage of nonperforming loans at December 31, 2005, 2004 and 2003, the allowance for possible loan losses represented 405%, 297% and 363%, respectively.

The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared monthly by the Loan Review Officer and provided to the Finance Committee to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Loan Review Officer, consideration of current economic conditions and other pertinent information. The level of the

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

allowance to net loans outstanding will vary depending on the overall results of this monthly assessment. The review is presented to the Finance Committee. See the discussion under "Critical Accounting Policies" for more information. Management believes the allowance for possible loan losses at December 31, 2005 to be adequate.

NON-INTEREST INCOME

The components of the Company's non-interest income include service charges on deposit accounts, other fees, gains on sales of loans, gains on sales of fixed assets and other income. Total non-interest income for 2005 was $8,926,000 compared with $8,139,000 in 2004 and $8,379,000 in 2003. The 9.7% increase over 2004 was primarily due to gains on sales of loans (which increased $107,000), service charges on deposit accounts (which increased $331,000) and other fees (which increased $283,000). The Company has entered into a commission participation arrangement with a local insurance agency to sell insurance products. Management does not anticipate that this arrangement will materially impact 2006 non-interest income.

NON-INTEREST EXPENSES

Non-interest expenses consist primarily of employee costs, occupancy expenses, furniture and equipment expenses and other operating expenses. Total non-interest expenses for 2005 increased 8.0% to $24,115,000 from $22,336,000 in 2004. The 2004 non-interest expense was up 9.6% over non-interest expense in 2003 which totaled $20,377,000. The increases in non-interest expenses in 2005 resulted primarily from increases in employee salaries and related benefits. This increase was principally due to an increase in the number of employees necessary to support the Company's expanded operations. Other operating expenses increased to $6,107,000 in 2005 from $5,376,000 in 2004. These expenses included data processing, supplies and general operating expenses, which increased as a result of continued growth of the Company.

INCOME TAXES

The Company's income tax expense was $6,847,000 for 2005, an increase of $1,158,000 from $5,689,000 for 2004. The percentage of income tax expense to earnings before taxes was 38.4% in 2005 and 2004, respectively. The percentage was 39.8% in 2003.

FINANCIAL CONDITION

BALANCE SHEET SUMMARY

The Company's total assets increased $115,015,000 or 12.3%, to $1,052,263,000 at December 31, 2005, after increasing 9.9% in 2004 to $937,248,000 at December 31, 2004. Loans, net of allowance for possible loan losses, totaled $801,705,000 at December 31, 2005, a 12.2% increase compared to December 31, 2004. At year end 2005 securities totaled $153,838,000, an increase of 15.6% from $133,072,000 at December 31, 2004. The increase in securities in 2004 includes a $1,805,000 increase in net unrealized losses on securities available-for-sale.

Total liabilities increased by $98,425,000 to $957,153,000 at December 31, 2005 compared to $858,728,000 at December 31, 2004. This increase was composed primarily of the $96,667,000 increase in total deposits to $929,589,000, a 11.6% increase, and an increase in securities sold under repurchase agreements from $6,679,000 at December 31, 2004 to $9,156,000 at December 31, 2005. Federal Home
Loan Bank advances decreased to $13,688,000 from $15,263,000 at the respective year ends 2005 and 2004.

Shareholders' equity increased $23,549,000, or 32.9%, due to net earnings and the issuance of stock pursuant to the Company's Dividend Reinvestment Plan, offset by dividends paid on the Company's common stock, the exercising of stock options and the merger of Dekalb Community Bank and Community Bank of Smith County into Wilson Bank effective March 31, 2005. The increase includes a $1,021,000 decrease in net unrealized losses on available-for-sale securities, net of taxes. A more detailed discussion of assets, liabilities and capital follows.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

LOANS:

Loan category amounts and the percentage of loans in each category to total loans are as follows:

                                  DECEMBER 31, 2005        DECEMBER 31, 2004
                             -----------------------    ---------------------
(In Thousands)                  AMOUNT    PERCENTAGE      AMOUNT   PERCENTAGE
                             ----------   ----------    ---------  ----------
Commercial, financial
   and agricultural          $  251,494         31.0%   $ 217,372        30.0%
Installment                      58,672          7.2       73,482         6.8
Real estate - mortgage          414,543         51.2      384,062        53.0
Real estate - construction       86,079         10.6       49,085        10.2
                             ----------   ----------    ---------  ----------
TOTAL                        $  810,788        100.0%   $ 724,001       100.0%
                             ==========   ==========    =========  ==========

Loans are the largest component of the Company's assets and are its primary source of income. The Company's loan portfolio, net of allowance for possible loan losses, increased 12.2% as of year end 2005. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31, 2005 and 2004.

As represented in the table, primary loan growth was in real estate mortgage loans and commercial, financial and agricultural loans. Real estate mortgage loans increased 7.9% in 2005 and comprised 51.2 % of total loan portfolio at December 31, 2005, compared to 53% at December 31, 2004. Management believes this increase was primarily due to the favorable interest rate environment and the Company's ability to increase its market share of such loans while maintaining its loan underwriting standards. Commercial, financial and agricultural loans increased 15.7% in 2005 and comprised 31.0% of the total loan portfolio at December 31, 2005, compared to 30.0% at December 31, 2004.

Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2005, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.

Non-performing loans, which include non-accrual loans, loans 90 days past due and renegotiated loans totaled $2,240,000 at December 31, 2005, a decrease from $3,157,000 at December 31, 2004. Non-accrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management's evaluation of the borrower's financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower's ability to pay. Non-accrual loans totaled $225,000 at December 31, 2005 compared to $624,000 at December 31, 2004. Loans 90 days past due, as a component of non-performing loans, decreased to $2,015,000 at December 31, 2005 from $2,533,000 at December 31, 2004. This decrease is primarily a result of decreases in real estate mortgage loans that are 90 days past due. The Company had no renegotiated loans, which would have been included in non-performing loans.

The Company also internally classifies loans about which management questions the borrower's ability to comply with the present repayment terms of the loan agreement. These internally classified loans totaled $8,751,000, not inclusive of non-performing loans, at December 31, 2005 as compared to $6,529,000 at December 31, 2004. Of the internally classified loans at December 31, 2005, $6,921,000 are real estate related loans and $1,830,000 are various other types of loans. The internally classified loans as a percentage of the allowance for possible loan losses were 96.3% and 103.4%, respectively, at December 31, 2005 and 2004.

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

Essentially all of the Company's loans were from Wilson, DeKalb, Smith, Trousdale, Davidson, Rutherford and adjacent counties. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment as well as by identification of credit risks. At December 31, 2005, no single industry segment accounted for more than 10% of the Company's portfolio other than real estate loans.

The Company's management believes there is a significant opportunity to continue to increase the loan portfolio in the Company's primary market area which was expanded in 1999 to include eastern Davidson County, Tennessee and Rutherford County, Tennessee in 2004. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending. Although it is the Company's objective to achieve a loan portfolio equal to approximately 85% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will likely determine the size of the loan portfolio in a given economic climate. This loan demand is reflected in the past two years when the Company's average loan to average deposit ratio was 86.1% and 83.6%, respectively, despite significant deposit growth. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell some of the loans it generates to other financial institutions if the transaction profits the Company and improves the liquidity of the loan portfolio.

SECURITIES

Securities increased 15.6% to $153,838,000 at year-end 2005 from $133,073,000 at December 31, 2004, and comprised the second largest and other primary component of the Company's earning assets. This increase followed an 11.0% securities portfolio decrease from year end 2003 to 2004. The primary increase in the Company's securities portfolio was in U.S. Treasury and other U.S. Government agencies which increased $26,324,000, or 24.3%, in 2005. This increase was attributed to reinvesting securities that were sold in 2004 to provide liquidity to fund loans. The average yield of the securities portfolio at December 31, 2005 was 3.49% with an average maturity of 2.5 years, as compared to an average yield of 3.25% and an average maturity of 3.5 years at December 31, 2004.

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities". Under the provisions of the Statement, securities are to be classified in three categories and accounted for as follows:

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

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The Company's classification of securities as of December 31, 2005 and December 31, 2004 is as follows:

                                         December 31, 2005      December 31, 2005
(In Thousands)                            Held-To-Maturity      Available-For-Sale
                                      ----------------------   -----------------------
                                      Amortized   Estimated    Amortized    Estimated
                                        Cost     Market Value    Cost      Market Value
U.S. Treasury and other
   U.S. Government agencies
   and Corporations                   $       -            -   $ 138,056     134,707
Obligations of states and political
   Subdivisions                          14,241       14,374       1,340       1,359
Mortgage-backed securities                  133          133       3,426       3,398
                                      ---------   ----------   ---------   ---------
                                      $  14,374       14,507   $ 142,822     139,464
                                      =========   ==========   =========   =========

No securities have been classified as trading securities.

                                         December 31, 2004      December 31, 2004
(In Thousands)                            Held-To-Maturity      Available-For-Sale
                                      ----------------------   -----------------------
                                      Amortized   Estimated    Amortized    Estimated
                                        Cost     Market Value    Cost      Market Value
U.S. Treasury and other
   U.S. Government agencies
   and Corporations                   $       -            -   $ 109,945     108,383
Obligations of states and political
   Subdivisions                          14,202       14,705       1,035       1,096
Mortgage-backed securities                  235          235       9,208       9,156
                                      ---------   ----------   ---------   ---------
                                      $  14,437       14,940   $ 120,188     118,635
                                      =========   ==========   =========   =========

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

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following table shows the Company's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005:

                                                      In Thousands, Except Number of Securities
                            -------------------------------------------------------------------------------------
                                   Less than 12 Months              12 Months or More                 Total
                            ---------------------------------    -------------------------------  ---------------
                                                    Number                            Number
                                                      of                                of
                              Fair    Unrealized  Securities    Fair    Unrealized  Securities   Fair   Unrealized
                             Value      Losses     Included    Value      Losses     Included    Value    Losses
                            --------------------------------   -------------------------------  ------------------
U.S. Treasury and other
 U.S. Government agencies
 and Corporations           $ 29,831        348          26    104,876       3,001         122   134,707   3,349

Obligations of
  states and
  political sub-
  Divisions                    5,539         61          25        666          12           4     6,205      73

Mortgage-backed
  Securities                      17          -           1      3,303          29           8     3,320      29
                           ---------  ---------   ---------    -------   ---------  ----------  -------- -------

     Total
       temporarily
       impaired
       securities           $ 35,387        409          52    108,845       3,042         134   144,232   3,451
                            ========  =========   =========    =======   =========  ==========  ======== =======

DEPOSITS

The increases in assets in 2005 and 2004 were funded primarily by increases in deposits. Total deposits, which are the principal source of funds for the Company, totaled $929,589,000 at December 31, 2005 compared to $832,922,000 and $770,419,000 at December 31, 2004 and 2003, respectively. The Company has targeted local consumers, professionals and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Smith County, Rutherford County and Trousdale County areas are growing economic markets offering growth opportunities for the Company; however, the Company competes with several of the larger bank holding companies that have bank offices in these counties and therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The $96,667,000, or 11.6%, growth in deposits in 2005 reflected increases in several deposit categories: savings accounts increased $79,000, or 0.2%, to $38,421,000, total certificates of deposit (including individual retirement accounts) increased $53,601,000, or 12.3%, to $489,037,000, NOW accounts increased $17,809,000, or 26.1%, to $86,037,000, money market accounts increased $13,800,000, or 7.3%, to $202,235,000 and demand deposits increased $11,377,000, or 11.1%, to $113,860,000. The average rate paid on average total interest-bearing deposits was 2.8% for 2005, compared to 2.2% for 2004. The average rate paid in 2003 was 2.3%. Competitive pressure from other banks in our market area relating to deposit pricing continues to affect the rates paid on deposit accounts. The ratio of average loans to average deposits was 86.1% in 2005, compared with 83.6% and 79.9% in 2004 and 2003, respectively.

CONTRACTUAL OBLIGATIONS

The Company has the following contractual obligations as of December 31, 2005:

                            Less than                           More than
   (In Thousands)             1 Year      1-3 Years  3-5 Years   5 Years     Total
                            -------------------------------------------------------
Long-Term Debt                $    -             -       13,688         -    13,688

Capital Leases                     -             -            -         -         -

Operating Leases                 142           133           47         -       322

Purchases                          -             -            -         -         -

Other Long-Term Liabilities        -             -            -         -         -
                              ------      --------   ----------  --------    ------

Total                         $  142           133       13,735         -    14,010
                              ======      ========   ==========  ========    ======

Long-term debt contractual obligations consist of Advances from the Federal Home Loan Bank. The Company leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of these non cancellable leases are included in operating lease obligations.

OFF BALANCE SHEET ARRANGEMENTS

At December 31, 2005, the Company had unfunded loan commitments outstanding of $110 million, unfunded lines of credit of $33.3 million and outstanding standby letters of credit of $17.3 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Company's bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company's bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned below, the Company's bank subsidiary has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, investment security maturities and short-term borrowings.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

LIQUIDITY AND ASSET MANAGEMENT

The Company's management seeks to maximize net interest income by managing the Company's assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense associated with extending liability maturities. Liquid assets include cash and cash equivalents and investment securities and money market instruments that will mature within one year. At December 31, 2005, the Company's liquid assets approximately $104 million.

The Company's primary source of liquidity is a stable core deposit base. In addition, short-term investments, loan payments and investment security maturities provide a secondary source. At December 31, 2005, the Company had a liability sensitive position (a negative gap) for 2006. Liability sensitivity means that more of the Company's liabilities are capable of re-pricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing.

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

The following table shows the rate sensitivity gaps for different time periods as of December 31, 2005:

INTEREST RATE SENSITIVITY GAPS                                     One Year
December 31, 2005                     1-90     91-180     181-365     and
(In Thousands)                        Days      Days        Days     Longer   Total
                                 ----------   --------   ---------  -------  --------
Interest-earning assets          $  194,309     73,415     142,889  565,370   975,983
Interest-bearing liabilities        414,555     91,921     141,794  190,304   838,574
                                 ----------   --------   ---------  -------  --------
Interest-rate sensitivity gap    $ (220,246)   (18,506)      1,095  375,066   137,409
                                 ==========   ========   =========  =======  ========

   Cumulative gap                $ (220,246)  (238,752)   (237,657) 137,409
                                 ==========   ========   =========  =======

The Company also uses a simulation modeling to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. Senior management meets quarterly to analyze the interest rate shock simulation. The interest rate simulation model is based on a number of assumptions. The assumptions relate primarily to loan and deposit growth, asset and liability prepayments, the call features of investment securities, interest rates and balance sheet management strategies. As of December 31, 2005, a -200 basis point rate shock was forecast to increase net earnings an estimated $1,800,000 or 15% over the next twelve months, as compared to rates remaining stable. In addition, the -200 basis point rate shock is estimated to decrease the volatility of equity capital by .71%. Also, a +200 basis point rate shock is estimated to decrease net earnings approximately $2,300,000, or 19% and would decrease the volatility of equity capital by .16%.

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

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

CAPITAL RESOURCES, CAPITAL POSITION AND DIVIDENDS

CAPITAL.

  At December 31, 2005, total shareholders' equity was $95,110,000, or 9.0% of total assets, which compares with $71,561,000, or 7.6% of total assets, at December 31, 2004, and $63,323,000, or 7.4% of total assets, at December 31, 2003. The dollar increase in shareholders' equity during 2005 reflects (i) the Company's net income of $10,996,000 less cash dividends of $.85 per share totaling $3,996,000, (ii) the issuance of 111,914 shares of common stock for $3,646,000, as reinvestment of cash dividends, (iii) the issuance of 10,912 shares of common stock pursuant to exercise of stock options for $173,000, (iv) the net unrealized loss on available-for-sale securities of $1,021,000, and (v) an increase of $13,751,000 due to the merger of Dekalb Community Bank and Community Bank of Smith County with and into Wilson Bank & Trust. In connection with the mergers, the Company issued 436,546 shares of its common stock to minority shareholders of Dekalb Community Bank and Community Bank of Smith County on March 31, 2005.

The Company's principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Company and its subsidiary bank. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which the Company and its subsidiary bank have none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. The risk-based capital guidelines require the subsidiary bank and the Company to have a total risk-based capital ratio of 8.0% and a Tier I risk-based capital ratio of 4.0%. Set forth below is the Company's and the bank subsidiary's capital ratios as of December 31, 2005 and 2004. Management believes it can adequately capitalize its growth for the next few years with retained earnings and dividends reinvested.

                                  Wilson Bank Holding  Wilson Bank & Trust
                                        Company
                                 -----------------------------------------
                                  Amount     Ratio    Amount       Ratio
                                 --------   ------   --------    ---------
                               (Dollars in Thousands (Dollars in Thousands)
December 31, 2005
Actual:
    Total Risk Based Capital     $101,460    12.80%  $101,200        12.77%
    Tier 1 Capital                 92,377    11.66     92,117        11.65
    Leverage                       92,377     9.13     92,117         9.10

For Capital Adequacy Purposes:
    Total Risk Based Capital                   8.0                     8.0
    Tier 1 Capital                             4.0                     4.0
    Leverage                                   4.0                     4.0

December 31, 2004
Actual:
    Total Risked Based Capital   $ 81,787    12.37%  $ 74,482        12.20%
    Tier 1 Capital                 72,417    11.12     65,112        11.00
    Leverage                       72,417     8.71     65,112         9.07

For Capital Adequacy Purposes:
    Total Risked Based Capital                 8.0                     8.0
    Tier 1 Capital                             4.0                     4.0
    Leverage                                   4.0                     4.0

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

Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Company's rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments. The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 2005.

                                               (DOLLARS IN THOUSANDS)
                                   EXPECTED MATURITY DATE-YEAR ENDING DECEMBER 31,
                                   ----------------------------------------------                         FAIR
                                   2006       2007     2008     2009     2010     THEREAFTER    TOTAL     VALUE
                                   --------   ------   ------   ------   ------   ----------   -------    ------
EARNING ASSETS:

Loans, net of unearned interest:
   Variable rate                   $ 54,665   20,129    6,363   12,753   14,794      342,062   450,766    450,766
      Average interest rate            7.65%    6.93%    7.13%    7.11%    7.21%        6.55%     6.71%

   Fixed rate                       168,294   28,426   48,982   46,733   41,355       26,232   360,022    354,941
      Average interest rate            6.75%    9.40%    9.00%    8.27%    7.97%        6.09%     6.75%

Securities                           25,941   51,949   27,641   26,358    6,639       15,310   153,838    153,971
   Average interest rate               2.48%    3.29%    3.65%    3.67%    4.03%        4.16%     3.40%

Loans held for sale                   2,935        -        -        -        -            -     2,935      2,935
   Average interest rate               4.24%       -        -        -        -            -      4.24%

Federal funds sold                    5,640        -        -        -        -            -     5,640      5,640
   Average interest rate               2.76%       -        -        -        -            -      2.76%

Interest-bearing deposits           636,888   93,476   29,397   55,926       43            -   815,730    816,874
   Average interest rate               2.39%    4.06%    4.13%    4.71%    4.83%                  4.02%

Advances from Federal
   Home Loan Bank                         -        -        -   13,354      334            -    13,688     13,406
   Average interest rate                  -        -        -     4.25%    7.14%           -      4.32%

SUPERVISION AND REGULATION

Bank Holding Company Act of 1956. As a bank holding company, the Company is subject to regulation under the Bank Holding Company Act of 1956 (the "Act"), and the regulations adopted by the Board of Governors of the Federal Reserve System (the "Board") under the Act. The Company is required to file reports with, and is subject to examination by, the Board. The subsidiary bank is a Tennessee state chartered nonmember bank, and is therefore subject to the supervision of and is regularly examined by the Tennessee Department of Financial Institutions (the "TDFI") and the Federal Deposit Insurance Corporation ("FDIC").

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

In November, 1999, the Gramm-Leach-Bliley Act of 1999 (the "GLB Act") became law. Under the GLB Act, a "financial holding company" may engage in activities the Board determines to be financial in nature or incidental to such financial activity or complementary to a financial activity and not a substantial risk to the safety and soundness of depository institutions or the financial system. Generally, such companies may engage in a wide range of securities activities and insurance underwriting and agency activities The Company has not sought "financial holding company" status.

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

The Company and the subsidiary bank are subject to certain restrictions imposed by the Federal Reserve Act and the Federal Deposit Insurance Act, respectively, on any extensions of credit to the Company or Wilson Bank, on investments in the stock or other securities of the Company or Wilson Bank, and on taking such stock or other securities as collateral for loans of any borrower.

Under the Tennessee Banking Act, approval of the Commission of Financial Institutions is required for declaration of any dividends by Wilson Bank to the Company in excess of net income in the calendar year of declaration plus retained net income for the preceding two years.

FDICIA. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking regulators have assigned each insured institution to one of five categories ("well capitalized," "adequately capitalized" or one of three under capitalized categories) based upon the three measures of capital adequacy discussed above (see "Capital Resources, Capital Position and Dividends"). Institutions which have a Tier I leverage capital ratio of 5%, a Tier I risk-based capital ratio of 5% and a total risk-based capital ratio of 10% are defined as "well capitalized". All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any of its capital requirements for "adequately capitalized" status. The subsidiary bank currently meets the requirement for "well capitalized"..

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

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Under FDICIA, bank regulatory agencies have prescribed safety and soundness guidelines for all insured depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation. Wilson Bank is assessed quarterly at the rate of ..00330% of insured deposits for deposit insurance. Management is not aware of any current recommendations by the regulatory authorities which, if implemented, would have a material effect on the Company's liquidity, capital resources or operations.

Monetary Policy. The subsidiary bank is affected by commercial bank credit policies of regulatory authorities, including the Board. An important function of the Board is to regulate the national supply of bank credit in order to attempt to combat recessionary and curb inflationary pressures. Among the instruments of monetary policy used by the Board to implement these objectives are open market operations in U.S. Government securities, changes in discount rates on member borrowings, changes in reserve requirements against bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. The monetary policies of the Board have had a significant effect on the operating results of commercial banks, including nonmembers (such as the Company's bank subsidiary as well as members, in the past and are expected to continue to do so in the future.

IMPACT OF INFLATION

Although interest rates are significantly affected by inflation, the inflation rate is believed to be immaterial when reviewing the Company's results of operations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

On June 30, 2005, the FASB issued an exposure draft "Business Combinations - a replacement of SFAS No. 141 (141 Revised). The proposed Statement would require the acquirer to measure the fair value of the acquiree, as a whole, as of the acquisition date as opposed to the definitive agreement date. The proposal also requires that contingent consideration be estimated and recorded at the acquisition which is in conflict with SFAS No. 5. SFAS No. 5 would be amended for this exception. Acquisition related costs incurred in connection with the business combination would generally be expensed.

This proposed Statement would require the acquirer in a business combination in which the acquisition-date fair value of the acquirer's interest in the acquiree exceeds the fair value of the consideration transferred for that interest (referred to as a bargain purchase) to account for that excess by first reducing the goodwill related to that business combination to zero, and then by recognizing any excess in income. Statement 141 requires that excess to be allocated as a pro rata reduction of the amounts that would have been assigned to particular assets acquired. The proposed Statement is expected to be effective for acquisitions after January 1, 2007.

On June 1, 2005, the FASB issued Statement No. 154, "Accounting Changes and Error Corrections", a replacement of APB 20 and Statement 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. In the absence of specific transition requirements to the contrary in the adoption of an accounting principle, Statement 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable for comparability and consistency of financial information between periods. Statement 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors occurring in fiscal years beginning after June 1, 2005.

                           WILSON BANK HOLDING COMPANY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

On July 14, 2005, the FASB issued an Exposure Draft on Accounting for Uncertain Tax Positions, a proposed interpretation of FASB Statement No. 109. The proposed interpretation requires that only benefits from tax positions that are probable of being sustained under audit should be recognized in the financial statements. These benefits would be recorded at amounts considered to be the best estimates of management. At the time these positions become "more likely than not" to be disallowed under audit, their recognition would be reversed. Wilson Bank Holding Company is currently reviewing the potential impact of this proposed Interpretation; any cumulative effect associated with the application of the provisions of the proposed Interpretation will be reported as a change in accounting principle in the period in which the Interpretation is adopted.

There is currently outstanding a bank regulatory interagency proposal dated March 28, 2005 related to the methodology for assigning risk factors to loans and other extensions of credit. The policy, if adopted, could effect the calculation of the allowance for possible loan losses. Management has not determined the impact of this policy statement; however, it is not expected to have a material impact on the consolidated financial statements.

          WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

                                                IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                                           AS OF DECEMBER 31,
                                            ---------------------------------------------------
                                              2005         2004      2003     2002      2001
                                            -----------    -------   -------  -------   -------
CONSOLIDATED
BALANCE SHEETS:
Total assets end of year                    $ 1,052,263    937,248   852,619  752,786   667,804
Loans, net                                  $   801,705    714,631   584,714  543,658   489,277
Securities                                  $   153,838    133,072   149,536  115,882    96,558
Deposits                                    $   929,589    832,922   770,419  679,408   602,576
Stockholders' equity                        $    95,110     71,561    63,323   55,031    45,971

                                                        YEARS ENDED DECEMBER 31,
                                            ---------------------------------------------------
                                              2005          2004      2003     2002      2001
                                            -----------    -------   -------  -------   -------
CONSOLIDATED STATEMENTS
OF EARNINGS:
Interest income                             $    56,318     48,022    44,796   45,758    48,576
Interest expense                                 22,150     15,751    15,217   18,215    25,633
                                            -----------    -------   -------  -------   -------
      Net interest income                        34,168     32,271    29,579   27,543    22,943

Provision for possible loan losses                1,136      3,273     1,904    2,344     1,976
                                            -----------    -------   -------  -------   -------
Net interest income after provision for
   possible loan losses                          33,032     28,998    27,675   25,199    20,967
Non-interest income                               8,926      8,139     8,379    7,408     7,039
Non-interest expense                             24,115     22,336    20,377   18,685    17,314
                                            -----------    -------   -------  -------   -------

Earnings before income taxes                     17,843     14,801    15,677   13,922    10,692

Income taxes                                      6,847      5,689     6,242    5,393     4,041
                                            -----------    -------   -------  -------   -------

Net earnings                                $    10,996      9,112     9,435    8,529     6,651
                                            ===========    =======   =======  =======   =======

Minority interest in net earnings of
   subsidiaries                             $       236        475       916      866       587
                                            ===========    =======   =======  =======   =======

Cash dividends declared                     $     3,996      3,262     2,651    2,378     1,920
                                            ===========    =======   =======  =======   =======

PER SHARE DATA: (1)
Basic earnings per common share             $      2.27       2.07      2.20     2.04      1.63
Diluted earnings per common share           $      2.25       2.07      2.20     2.04      1.63
Cash dividends                              $      0.85       0.75      0.63     0.58      0.48
Book value                                  $     19.04      16.13     14.66    13.05     11.19

RATIOS:
Return on average stockholders'
   equity                                         12.59%     13.61%    16.00%   16.98%    15.70%
Return on average assets (2)                       1.12%      1.04%     1.31%    1.33%     1.14%
Capital to assets (3)                              9.04%      8.38%     8.19%    8.08%     7.61%
Dividends declared per share as percentage
   of basic earnings per share                    37.44%     36.23%    26.36%   28.19%    29.14%

-----------
(1) Per share data has been retroactively adjusted to reflect a 2 for 1 split which occurred effective October 31, 2003.

(2) Includes minority interest earnings of consolidated subsidiaries in numerator.

(3)   Includes minority interest of consolidated subsidiaries in numerator.

                           WILSON BANK HOLDING COMPANY

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2005 AND 2004

                   (WITH INDEPENDENT AUDITOR'S REPORT THEREON)

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Wilson Bank Holding Company:

We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

                                                  /s/ Maggart & Associates, P.C.

Nashville, Tennessee
January 12, 2006

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited management's assessment, included in the accompanying Report of Management on Internal Control Over Financial Reporting, that Wilson Bank Holding Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Wilson Bank Holding Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles generally accepted in the United States of America. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Page Two

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that Wilson Bank Holding Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, Wilson Bank Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Wilson Bank Holding Company as of December 31, 2005 and 2004 and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders equity and cash flows for each of the three years in the period ended December 31, 2005 and our report dated January 12, 2006 expressed an unqualified opinion on those consolidated financial statements.

                                                  /s/ Maggart & Associates, P.C.

Nashville, Tennessee
January 12, 2006

                           WILSON BANK HOLDING COMPANY

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2005 AND 2004

                                                                              In Thousands
                                                                          ----------------------
                                                                             2005        2004
                                                                          ----------   ---------
                       ASSETS
Loans, net of allowance for possible loan losses of $9,083,000
  and $9,370,000, respectively                                            $  801,705     714,631
Securities:
  Held-to-maturity, at amortized cost (market value $14,507,000
   and $14,940,000, respectively)                                             14,374      14,437
  Available-for-sale, at market (amortized cost $142,822,000 and
   $120,188,000, respectively)                                               139,464     118,635
                                                                          ----------   ---------
         Total securities                                                    153,838     133,072

Loans held for sale                                                            2,935       3,515
Federal funds sold                                                             5,640      25,516
Restricted equity securities                                                   2,782       2,661
                                                                          ----------   ---------
         Total earning assets                                                966,900     879,395
                                                                          ----------   ---------

Cash and due from banks                                                       40,811      23,799
Premises and equipment, net                                                   23,601      21,830
Accrued interest receivable                                                    6,332       4,944
Deferred income taxes                                                          3,131       3,194
Other real estate                                                                277         580
Goodwill                                                                       4,805           -
Other intangible assets, net                                                   2,488           -
Other assets                                                                   3,918       3,506
                                                                          ----------   ---------

         Total assets                                                     $1,052,263     937,248
                                                                          ==========   =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                  $  929,589     832,922
Securities sold under repurchase agreements                                    9,156       6,679
Advances from Federal Home Loan Bank                                          13,688      15,263
Accrued interest and other liabilities                                         4,720       3,864
                                                                          ----------   ---------
         Total liabilities                                                   957,153     858,728
                                                                          ----------   ---------

Minority interest                                                                  -       6,959
                                                                          ----------   ---------

Stockholders' equity:
  Common stock, par value $2.00 per share, authorized 10,000,000 shares,
   4,995,979 and 4,436,607 shares issued and outstanding, respectively         9,992       8,873
  Additional paid-in capital                                                  31,502      14,856
  Retained earnings                                                           55,688      48,688
  Net unrealized losses on available-for-sale securities, net of income
   taxes of $1,286,000 and $531,000, respectively                             (2,072)       (856)
                                                                          ----------   ---------
         Total stockholders' equity                                           95,110      71,561
                                                                          ----------   ---------

COMMITMENTS AND CONTINGENCIES
         Total liabilities and stockholders' equity                       $1,052,263     937,248
                                                                          ==========   =========

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                       CONSOLIDATED STATEMENTS OF EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2005

                                                               In Thousands (except per share data)
                                                              ---------------------------------------
                                                                  2005        2004        2003
                                                                --------    --------    --------
Interest income:
   Interest and fees on loans                                   $ 50,283      42,796      39,368
   Interest and dividends on securities:
      Taxable securities                                           4,447       3,971       3,654
      Exempt from Federal income taxes                               623         671         731
   Interest on loans held for sale                                   175         161         358
   Interest on Federal funds sold                                    673         319         584
   Interest and dividends on restricted equity securities            117         104         101
                                                                --------    --------    --------
                        Total interest income                     56,318      48,022      44,796
                                                                --------    --------    --------

Interest expense:
   Interest on negotiable order of withdrawal accounts               650         223         234
   Interest on money market accounts and other
      savings accounts                                             3,929       2,880       2,920
   Interest on certificates of deposit                            16,741      12,215      11,799
   Interest on securities sold under repurchase agreements           179         162         203
   Interest on advances from Federal Home Loan Bank                  630         250          59
   Interest on Federal funds purchased                                21          21           2
                                                                --------    --------    --------
                        Total interest expense                    22,150      15,751      15,217
                                                                --------    --------    --------

Net interest income before provision for possible loan losses     34,168      32,271      29,579
Provision for possible loan losses                                (1,136)     (3,273)     (1,904)
                                                                --------    --------    --------
Net  interest income after provision for possible loan losses     33,032      28,998      27,675
Non-interest income                                                8,926       8,139       8,379
Non-interest expense                                             (24,115)    (22,336)    (20,377)
                                                                --------    --------    --------

                        Earnings before income taxes              17,843      14,801      15,677

Income taxes                                                       6,847       5,689       6,242
                                                                --------    --------    --------

                        Net earnings                            $ 10,996       9,112       9,435
                                                                ========    ========    ========

Basic earnings per common share                                 $   2.27        2.07        2.20
                                                                ========    ========    ========

Diluted earnings per common share                               $   2.25        2.07        2.20
                                                                ========    ========    ========

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2005

                                                                           In Thousands
                                                                --------------------------------
                                                                  2005        2004        2003
                                                                --------    --------    --------
Net earnings                                                    $ 10,996       9,112       9,435
                                                                --------    --------    --------
Other comprehensive earnings (losses), net of tax:
   Net unrealized losses on available-for-sale securities
      arising during period, net of taxes of $634,000,
      $504,000 and $567,000, respectively                         (1,021)       (813)       (915)
   Less:  reclassification adjustment for net losses included
      in net earnings, net of taxes of $26,000 in 2004                 -          42           -
                                                                --------    --------    --------
                        Other comprehensive losses                (1,021)       (771)       (915)
                                                                --------    --------    --------

                        Comprehensive earnings                  $  9,975       8,341       8,520
                                                                ========    ========    ========

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 2005

                                                                            In Thousands
                                               --------------------------------------------------------------------------
                                                                                           Net Unrealized
                                                              Additional                   Gain (Loss) On
                                                 Common         Paid-In       Retained     Available-For-
                                                  Stock         Capital       Earnings     Sale Securities       Total
                                               -----------   ------------   -----------    ---------------    -----------
Balance December 31, 2002                      $     4,216         13,931        36,054                830         55,031

Cash dividends declared, $.63 per share                  -              -        (2,651)                 -         (2,651)

Issuance of 102,568 shares of stock pursuant
   to dividend reinvestment plan                       103          2,289             -                  -          2,392

Issuance of 2,000 shares of stock pursuant
   to exercise of stock options                          3             28             -                  -             31

Issuance of 2,160,028 shares of stock
   pursuant to a 2 for 1 stock split                 4,320         (4,320)            -                  -              -

Net change in unrealized gain (loss) on
   available-for-sale securities during the
   year, net of taxes of $567,000                        -              -             -               (915)          (915)

Net earnings for the year                                -              -         9,435                  -          9,435
                                               -----------   ------------   -----------    ---------------    -----------

Balance December 31, 2003                            8,642         11,928        42,838                (85)        63,323

Cash dividends declared, $.75 per share                  -              -        (3,262)                 -         (3,262)

Issuance of 104,388 shares of stock pursuant
   to dividend reinvestment plan                       208          2,770             -                  -          2,978

Issuance of 11,613 shares of stock pursuant
   to exercise of stock options                         23            158             -                  -            181

Net change in unrealized loss on
   available-for-sale securities during the
   year, net of taxes of $478,000                        -              -             -               (771)          (771)

Net earnings for the year                                -              -         9,112                  -          9,112
                                               -----------   ------------   -----------    ---------------    -----------

Balance December 31, 2004                            8,873         14,856        48,688               (856)        71,561

Cash dividends declared, $.85 per share                  -              -        (3,996)                 -         (3,996)

Issuance of 111,914 shares of stock pursuant
   to dividend reinvestment plan                       224          3,422             -                  -          3,646

Issuance of 10,912 shares of stock pursuant
   to exercise of stock options                         22            151             -                  -            173

Issuance of 436,546 shares of stock pursuant
   to acquisition of minority interest in
   subsidiaries                                        873         13,073             -               (195)        13,751

Net change in unrealized loss on
   available-for-sale securities during the
   year, net of taxes of $634,000                        -              -             -             (1,021)        (1,021)

Net earnings for the year                                -              -        10,996                  -         10,996
                                               -----------   ------------   -----------    ---------------    -----------

Balance December 31, 2005                      $     9,992         31,502        55,688            (2,072)         95,110
                                               ===========   ============   ===========    ===============    ===========

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 2005

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                In Thousands
                                                                    -----------------------------------
                                                                       2005        2004         2003
                                                                    ---------    ---------    ---------
Cash flows from operating activities:
   Interest received                                                $  54,809       46,957       43,901
   Fees received                                                        7,683        7,828        6,924
   Other income received                                                  129           35            -
   Proceeds from sales of loans                                        76,378       72,317      129,706
   Origination of loans held for sale                                 (74,685)     (70,854)    (120,704)
   Interest paid                                                      (21,612)     (15,274)     (15,499)
   Cash paid to suppliers and employees                               (22,729)     (20,346)     (18,206)
   Income taxes paid                                                   (6,483)      (6,217)      (7,108)
                                                                    ---------    ---------    ---------
                        Net cash provided by operating activities      13,490       14,446       19,014
                                                                    ---------    ---------    ---------

Cash flows from investing activities:
   Purchase of available-for-sale securities                          (29,937)     (75,268)    (166,265)
   Proceeds from maturities of available-for-sale securities            7,303       63,792      133,378
   Proceeds from sale of available-for-sale securities                      -       24,337            -
   Purchase of held-to-maturity securities                             (1,327)        (250)      (5,211)
   Proceeds from maturities of held-to-maturity securities              1,390        2,456        2,781
   Loans made to customers, net of repayments                         (89,522)    (135,024)     (43,980)
   Purchase of bank premises and equipment                             (3,062)      (4,186)      (5,160)
   Proceeds from sales of fixed assets                                      1           40          137
   Proceeds from sales of other assets                                    201          220          188
   Proceeds from sales of other real estate                             1,229        1,421        1,067
                                                                    ---------    ---------    ---------
                        Net cash used in investing activities        (113,724)    (122,462)     (83,065)
                                                                    ---------    ---------    ---------

Cash flows from financing activities:
   Net increase in non-interest bearing, savings, NOW
      and money market deposit accounts                                43,066        2,009       77,416
   Net increase in time deposits                                       53,601       60,494       13,595
   Proceeds from (purchase of) sale of securities under
      agreements to repurchase                                          2,477       (1,927)         738
   Proceeds from (repayments to) Federal Home Loan Bank, net           (1,575)      14,551         (285)
   Dividends paid                                                      (3,996)      (3,262)      (2,651)
   Dividends paid to minority shareholders                                (77)        (141)        (249)
   Proceeds from sale of stock to minority shareholders                    68          125          224
   Proceeds from sale of common stock dividend reinvestment             3,646        2,978        2,392
   Proceeds from sale of common stock pursuant to exercise
      of stock options                                                    173          181           31
   Cash paid in merger                                                    (13)           -            -
                                                                    ---------    ---------    ---------
                        Net cash provided by financing activities      97,370       75,008       91,211
                                                                    ---------    ---------    ---------

Net increase (decrease) in cash and cash equivalents                   (2,864)     (33,008)      27,160

Cash and cash equivalents at beginning of year                         49,315       82,323       55,163
                                                                    ---------    ---------    ---------

Cash and cash equivalents at end of year                            $  46,451       49,315       82,323
                                                                    =========    =========    =========

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                       THREE YEARS ENDED DECEMBER 31, 2005

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                 In Thousands
                                                                       ---------------------------------
                                                                          2005       2004        2003
                                                                       --------    --------    --------
Reconciliation of net earnings to net cash
 provided by operating activities:
   Net earnings                                                        $ 10,996       9,112       9,435
   Adjustments to reconcile net earnings to net cash
      provided by operating activities:
         Depreciation and amortization                                    1,825       1,511       1,287
         Provision for possible loan losses                               1,136       3,273       1,904
         Provision for deferred taxes                                      (403)       (201)       (266)
         Loss on sales of other real estate                                  65          18         112
         Loss on sales of other assets                                       40          64          35
         Security losses                                                      -          68           -
         Gain on sales of fixed assets                                       (1)        (29)        (21)
         FHLB dividend reinvestment                                        (121)       (102)        (99)
         Decrease in loans held for sale                                    580         457       6,887
         Increase (decrease) in taxes payable                               767        (325)       (602)
         Increase in accrued interest receivable                         (1,388)       (204)       (115)
         Increase (decrease) in interest payable                            538         477        (282)
         Increase in other assets                                          (883)       (352)       (358)
         Increase in accrued expenses                                       103         204         181
         Net gains of minority interests of commercial
            bank subsidiaries                                               236         475         916
                                                                       --------    --------    --------
                 Total adjustments                                        2,494       5,334       9,579
                                                                       --------    --------    --------

                 Net cash provided by operating activities             $ 13,490      14,446      19,014
                                                                       ========    ========    ========

Supplemental Schedule of Non-Cash Activities:

   Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $634,000 in 2005, $504,000 in 2004,
      and $567,000 in 2003                                             $ (1,021)       (771)       (915)
                                                                       ========    ========    ========

   Non-cash transfers from loans to other real estate                  $    966       1,602         778
                                                                       ========    ========    ========

   Non-cash transfers from loans to other assets                       $    346         232         242
                                                                       ========    ========    ========

   Issuance of 436,546 shares of common stock for minority
      interest in subsidiary                                           $ 13,751           -           -
                                                                       ========    ========    ========

See accompanying notes to consolidated financial statements.

                           WILSON BANK HOLDING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2005, 2004 AND 2003

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accounting and reporting policies of Wilson Bank Holding Company and Subsidiary ("the Company") are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The following is a brief summary of the significant policies.

      (a)   PRINCIPLES OF CONSOLIDATION

            The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Wilson Bank & Trust. All significant intercompany accounts and transactions have been eliminated in consolidation. Prior to March 31, 2005, the Company owned a 50% interest in DeKalb Community Bank and Community Bank of Smith County. On March 31, 2005, the Company acquired the minority interest in the subsidiaries by issuing Wilson Bank Holding Company stock to the minority shareholders. The two subsidiary banks were merged into Wilson Bank & Trust. Prior to March 31, 2005, these two 50% owned subsidiaries were included in the consolidated financial statements.

      (b)   NATURE OF OPERATIONS

            Wilson Bank & Trust operates under a state bank charter and provides full banking services. As a state bank, the subsidiary bank is subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation. The area served by the bank includes Wilson County, DeKalb County, Rutherford County, Smith County and Trousdale County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the main office and eighteen branch locations.

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

                        DECEMBER 31, 2005, 2004 AND 2003

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

                        DECEMBER 31, 2005, 2004 AND 2003

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

                        DECEMBER 31, 2005, 2004 AND 2003

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

                        DECEMBER 31, 2005, 2004 AND 2003

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      (i)   INTANGIBLE ASSETS

            Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142) requires that management determine the allocation of intangible assets into identifiable groups at the date of acquisition and appropriate amortization periods be established. Under the provisions of SFAS No. 142 goodwill is not to be amortized rather it is to be monitored for impairment and written down to the impairment value at the time impairment occurs. The Company has determined that no impairment loss needs to be recognized related to the goodwill.

      (j)   CASH AND CASH EQUIVALENTS

            For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds sold are purchased and sold for one-day periods. Management makes deposits only with financial institutions it considers to be financially sound.

      (k)   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

            Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by Federal deposit insurance.

      (l)   LONG-TERM ASSETS

            Premises and equipment, intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

      (m)   INCOME TAXES

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      (m)   INCOME TAXES, CONTINUED

            The Company and its wholly-owned subsidiary file consolidated Federal and State income tax returns. The 50% owned subsidiaries filed separate Federal income tax returns for the three months prior to the merger. Each subsidiary provides for income taxes on a separate-return basis.

      (n)   STOCK OPTIONS

            The Company uses the fair value method to calculate the compensation reported in the proforma earnings in note 19 to the consolidated financial statements.

      (o)   ADVERTISING COSTS

            Advertising costs are expensed when incurred by the Company.

      (p)   STOCK SPLIT

            The Company's Board of Directors voted a 2 for 1 stock split for stockholders of record as of October 1, 2003 payable October 31, 2003. Each stockholder received one (1) additional share for each one (1) share owned with no allowance for fractional shares. Per share data included in these consolidated financial statements has been restated to give effect to the stock split.

      (q)   OTHER REAL ESTATE

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

      (r)   RECLASSIFICATIONS

            Certain reclassifications have been made to the 2004 and 2003 figures to conform to the presentation for 2005.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      (s)   OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

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

      (t)   IMPACT OF NEW ACCOUNTING STANDARDS

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

            In October, 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 147, "Acquisitions of Certain Financial Institutions". SFAS No. 147 amends SFAS No. 72 and FASB Interpretation No. 9 to eliminate all acquisitions of financial institutions other than transactions between mutual enterprises from their scope. Accordingly, the excess of the purchase price paid to acquire a financial institution over the fair value of the identifiable tangible and intangible assets and liabilities acquired now must be recorded as goodwill following SFAS No. 141 and assessed for impairment following SFAS No. 142, "Goodwill and Other Intangible Assets". Furthermore, any previously recognized unidentifiable intangible assets resulting from prior business combinations that do not meet SFAS No. 141's criteria for separate recognition must be reclassified to goodwill. The Company has adopted SFAS 147, and has applied the provisions of SFAS No. 141 and SFAS No. 142 to the acquisition of the minority interest as described in note 23 to the consolidated financial statements.

            On June 30, 2005, the FASB issued an exposure draft "Business Combinations - a replacement of SFAS No. 141 (141 Revised). The proposed Statement would require the acquirer to measure the fair value of the acquiree, as a whole, as of the acquisition date as opposed to the definitive agreement date. The proposal also requires that contingent consideration be estimated and recorded at the acquisition which is in conflict with SFAS No. 5. SFAS No. 5 would be amended for this exception. Acquisition related costs incurred in connection with the business combination would generally be expensed.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      (t)   IMPACT OF NEW ACCOUNTING STANDARDS, CONTINUED

            This proposed Statement would require the acquirer in a business combination in which the acquisition-date fair value of the acquirer's interest in the acquiree exceeds the fair value of the consideration transferred for that interest (referred to as a bargain purchase) to account for that excess by first reducing the goodwill related to that business combination to zero, and then by recognizing any excess in income. Statement 141 requires that excess to be allocated as a pro rata reduction of the amounts that would have been assigned to particular assets acquired. The proposed Statement is expected to be effective for acquisitions after January 1, 2007.

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      (t)   IMPACT OF NEW ACCOUNTING STANDARDS, CONTINUED

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

            In addition, there is currently outstanding a bank regulatory interagency proposal dated March 28, 2005 related to the methodology for assigning risk factors to loans and other extensions of credit. The policy, if adopted, could effect the calculation of the allowance for possible loan losses. Management has not determined the impact of this policy statement; however, it is not expected to have a material impact on the consolidated financial statements.

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

            On December 31, 2003, the Company adopted certain disclosure requirements of Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments". These disclosure concerned unrealized losses related to investment in debt and marketable equity securities that are accounted for under SFAS No. 115. Disclosures include the length of time investments have been in a loss position and discussion pertaining to the nature of the impairment. In September, 2004, the FASB approved issuance of Staff Position (FSP) EITF 03-1-1, "Effective Date of Paragraphs 10 through 20 of EITF Issue No. 03-1, the Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" (EITF 03-1). FSP EITF 03-1-1 delays the effective date of paragraphs 10 through 20 of EITF 03-1 as they relate to recognition of other-than-temporary impairment for cost method and marketable investments. This deferral will extend until the FASB provides clarification of the guidance presented in paragraphs 10 through 20. Effective July 1, 2004, the Company adopted all remaining provisions of EITF Issue

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      (t)   IMPACT OF NEW ACCOUNTING STANDARDS, CONTINUED

            03-1, including measurement guidance for evaluating whether impairment has occurred for marketable securities and cost method investments. The effect of implementing the final provisions of paragraphs 10 through 20 cannot currently be estimated due to the pending implementation issues. The adoption of all other provisions of EITF Issue No. 03-1 did not have an impact on the results of operations.

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

            On June 1, 2005, the FASB issued Statement No. 154, "Accounting Changes and Error Corrections", a replacement of APB 20 and Statement 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. In the absence of specific transition requirements to the contrary in the adoption of an accounting principle, Statement 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable for comparability and consistency of financial information between periods. Statement 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors occurring in fiscal years beginning after June 1, 2005.

            On July 14, 2005, the FASB issued an Exposure Draft on Accounting for Uncertain Tax Positions, a proposed interpretation of FASB Statement No. 109. The proposed interpretation requires that only benefits from tax positions that are probable of being sustained under audit should be recognized in the financial statements. These benefits would be recorded at amounts considered to be the best estimates of management. At the time these positions become "more likely than not" to be disallowed under audit, their recognition would be reversed. Wilson Bank Holding Company is currently reviewing the potential impact of this proposed Interpretation; any cumulative effect associated with the application of the provisions of the proposed Interpretation will be reported as a change in accounting principle in the period in which the Interpretation is adopted.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(2)   LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

      The classification of loans at December 31, 2005 and 2004 is as follows:

                                                        In Thousands
                                               ----------------------------
                                                   2005            2004
                                               ------------    ------------
Commercial, financial and agricultural         $    251,494         217,372
 Installment                                         86,079          73,482
Real estate - construction                           58,672          49,085
Real estate - mortgage                              414,543         384,062
                                               ------------    ------------
                                                    810,788         724,001
Allowance for possible loan losses                   (9,083)         (9,370)
                                               ------------    ------------
                                               $    801,705         714,631
                                               ============    ============

      The principal maturities on loans at December 31, 2005 are as follows:

                                                         In Thousands
                      ---------------------------------------------------------------------------------
                       Commercial,
                        Financial
                           and                          Real Estate -     Real Estate-
                       Agricultural     Installment     Construction        Mortgage          Total
                      -------------     -----------    ---------------    ------------     ------------
3 months or less      $      37,761           7,112             19,666           1,667           66,206
3 to 12 months              113,528           6,521             29,110           7,009          156,168
1 to 5 years                 70,315          67,460              9,896          76,692          224,363
Over 5 Years                 29,890           4,986                  -         329,175          364,051
                      -------------     -----------    ---------------    ------------     ------------

                      $     251,494          86,079             58,672         414,543          810,788
                      =============     ===========    ===============    ============     ============

      At December 31, 2005, variable rate loans were $450,756,000 and fixed rate loans totaled $360,032,000. At December 31, 2004, variable rate and fixed rate loans totaled $391,560,000 and $332,441,000, respectively.

      In the normal course of business, the Company's subsidiaries have made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $12,953,000 and $15,416,000 at December 31, 2005 and 2004,
      respectively. As of December 31, 2005 none of these loans were restructured, nor were any related party loans charged-off during the past three years.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(2)   LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

      An analysis of the activity with respect to such loans to related parties is as follows:

                                                              In Thousands
                                                       ------------------------
                                                              December 31,
                                                       ------------------------
                                                           2005          2004
                                                       -----------   ----------
Balance, January 1                                     $    15,416       14,092
New loans during the year                                   16,292       17,949
Repayments during the year                                 (18,755)     (16,625)
                                                       ------------  ----------
Balance, December 31                                   $    12,953       15,416
                                                       ===========   ==========

      A director of the Company performs appraisals related to certain loan customers. Fees paid to the director for these services were $400,000 in 2005, $487,000 in 2004 and $493,000 in 2003.

      Loans which had been placed on non-accrual status totaled $225,000 and $624,000 at December 31, 2005 and 2004, respectively. Had interest on these loans been accrued, interest income would have been increased by approximately $13,000 in 2005 and $13,000 in 2004. In 2003, interest income that would have been earned had there been no non-accrual loans totaled approximately $8,000. Loans that are past due 90 days or more and are still accruing interest totaled $2,015,000 and $2,533,000 at December 31, 2005 and 2004, respectively.

      Transactions in the allowance for possible loan losses for the years ended December 31, 2005, 2004 and 2003 are summarized as follows:

                                                                   In Thousands
                                                  ---------------------------------------------
                                                       2005             2004            2003
                                                  ------------     ------------    ------------
Balance, beginning of year                        $      9,370            8,077           6,943
Provision charged to operating expense                   1,136            3,273           1,904
Loans charged off                                       (1,616)          (2,298)           (966)
Recoveries on losses                                       193              318             196
                                                  ------------     ------------    ------------

Balance, end of year                              $      9,083            9,370           8,077
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

                        DECEMBER 31, 2005, 2004 AND 2003

(2)   LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

      Impaired loans and related loan loss reserve amounts at December 31, 2005 and 2004 were as follows:

                                                           In Thousands
                                                  ------------------------------
                                                           December 31,
                                                  ------------------------------
                                                      2005            2004
                                                  ------------     ------------
               Recorded investment                $   --                     295
               Loan loss reserve                  $   --                      41

      The average recorded investment in impaired loans for the years ended December 31, 2005, 2004 and 2003 was $78,000, $121,000 and $1,006,000,
      respectively. The related total amount of interest income recognized on the accrual basis for the period that such loans were impaired was $6,000, $8,000 and $69,000 during 2005, 2004 and 2003, respectively.

      In 2005, 2004 and 2003, the Company originated and sold loans in the secondary market of $74,685,000 $70,854,000 and $120,704,000, respectively. The gain on sale of these loans totaled $1,113,000, $1,006,000 and $2,115,000 in 2005, 2004 and 2003, respectively.

      Of the loans sold in the secondary market, the recourse to the wholly-owned subsidiary Bank is limited. On loans sold to the Federal Home Loan Mortgage Corporation, the Bank has a recourse obligation for one year from the purchase date. At December 31, 2005, there were no loans sold to the Federal Home Loan Mortgage Corporation with existing recourse. All other loans sold in the secondary market provide the purchase recourse to the Bank for a period of 90 days from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. At December 31, 2005, total loans sold with recourse to the Bank, including those sold to the Federal Home Loan Mortgage Corporation, aggregated $24,469,000. At December 31, 2005, the wholly-owned subsidiary Bank had not been required to repurchase any of the loans originated by the Bank and sold in the secondary market. Management expects no loss to result from these recourse provisions.

(3)   DEBT AND EQUITY SECURITIES

      Debt and equity securities have been classified in the consolidated balance sheet according to management's intent. Debt and equity securities at December 31, 2005 consist of the following:

                                                           Securities Held-To-Maturity
                                        ---------------------------------------------------------------
                                                                  In Thousands
                                        ---------------------------------------------------------------
                                                             Gross            Gross          Estimated
                                          Amortized       Unrealized       Unrealized         Market
                                            Cost             Gains           Losses            Value
                                        ------------     ------------     ------------     ------------
Obligations of states and political
  subdivisions                          $     14,241              202               69           14,374
Mortgage-backed securities                       133                -                -              133
                                        ------------     ------------     ------------     ------------
                                        $     14,374              202               69           14,507
                                        ============     ============     ============     ============

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(3)   DEBT AND EQUITY SECURITIES, CONTINUED

                                                          Securities Available-For-Sale
                                        ------------------------------------------------------------------
                                                                  In Thousands
                                        ------------------------------------------------------------------
                                                            Gross            Gross          Estimated
                                         Amortized        Unrealized       Unrealized         Market
                                            Cost             Gains           Losses            Value
                                        ------------     ------------     ------------     ------------
U.S. Treasury and other U.S.
  Government agencies and
  corporations                          $    138,056                -            3,349          134,707
Obligations of states and political
  subdivisions                                 1,340               23                4            1,359
Mortgage-backed securities                     3,426                1               29            3,398
                                        ------------     ------------     ------------     ------------
                                        $    142,822               24            3,382          139,464
                                        ============     ============     ============     ============

      The Company's classification of securities at December 31, 2004 is as follows:

                                                           Securities Held-To-Maturity
                                        ---------------------------------------------------------------
                                                                  In Thousands
                                        ---------------------------------------------------------------
                                                            Gross            Gross          Estimated
                                         Amortized        Unrealized       Unrealized         Market
                                            Cost             Gains           Losses            Value
                                        ------------     ------------     ------------     ------------
Obligations of states and political
  subdivisions                          $     14,202              512                9           14,705
Mortgage-backed securities                       235                -                -              235
                                        ------------     ----------------------------------------------

                                        $     14,437              512                9           14,940
                                        ============     ============     ============     ============

                                                          Securities Available-For-Sale
                                        ---------------------------------------------------------------
                                                                  In Thousands
                                        ---------------------------------------------------------------
                                                            Gross             Gross          Estimated
                                         Amortized        Unrealized       Unrealized         Market
                                            Cost            Gains            Losses            Value
                                        ------------     ------------     ------------     ------------
U.S. Treasury and other U.S.
  Government agencies and
  corporations                          $    109,945               24            1,586          108,383
Obligations of states and political
  subdivisions                                 1,035               61                -            1,096
Mortgage-backed securities                     9,208                5               57            9,156
                                        ------------     ------------     ------------     ------------

                                        $    120,188               90            1,643          118,635
                                        ============     ============     ============     ============

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(3)   DEBT AND EQUITY SECURITIES, CONTINUED

      The amortized cost and estimated market value of debt securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                      In Thousands
                                                          ----------------------------------
                                                                                 Estimated
                                                            Amortized              Market
Securities Held-To-Maturity                                   Cost                  Value
                                                          -------------        -------------
Due in one year or less                                   $         129                  131
Due after one year through five years                             7,103                7,184
Due after five years through ten years                            5,918                5,941
Due after ten years                                               1,091                1,118
                                                          -------------        -------------
                                                                 14,241               14,374
Mortgage-backed securities                                          133                  133
                                                          -------------        -------------
                                                          $      14,374               14,507
                                                          =============        =============

                                                                      In Thousands
                                                          ----------------------------------
                                                                                 Estimated
                                                            Amortized              Market
Securities Available-For-Sale                                 Cost                 Value
                                                          -------------        -------------
Due in one year or less                                   $      26,259               25,811
Due after one year through five years                           106,938              104,200
Due after five years through ten years                            6,199                6,055
Due after ten years                                                   -                    -
                                                          -------------        -------------
                                                                139,396              136,066
Mortgage-backed securities                                        3,426                3,398
                                                          -------------        -------------
                                                          $     142,822              139,464
                                                          =============        =============

      The Company periodically applies the stress test to its securities portfolio. To satisfy the stress test a security's estimated market value should not decline more than certain percentages given certain assumed interest rate increases. The Company had no securities that failed to meet the stress test.

      Results from sales of debt and equity securities are as follows:

                                                                   In Thousands
                                                  -----------------------------------------------
                                                       2005             2004            2003
                                                  -------------    ------------    --------------
Gross proceeds                                    $           -          24,337                 -
                                                  =============    ============    ==============
Gross realized gains                              $           -               -                 -
Gross realized losses                                         -              68                 -
                                                  -----------------------------    --------------
           Net realized losses                    $           -             (68)                -
                                                  =============    ============    ==============

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(3)   DEBT AND EQUITY SECURITIES, CONTINUED

      Securities carried in the balance sheet of approximately $88,946,000 (approximate market value of $86,860,000) and $96,933,000 (approximate market value of $96,138,000), were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2005 and 2004, respectively.

      Included in the securities above are $15,382,000 (approximate market value of $15,518,000) and $15,037,000 (approximate market value of $15,578,000)
      at December 31, 2005 and 2004, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

      Securities that have rates that adjust prior to maturity totaled $205,000 (approximate market value of $206,000) and $327,000 (approximate market value of $327,000) at December 31, 2005 and 2004, respectively.

      The following table shows the Company's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005:

                                              In Thousands, Except Number of Securities
                  --------------------------------------------------------------------------------------------
                          Less than 12 Months                 12 Months or More                 Total
                  ---------------------------------   --------------------------------   ---------------------
                                          Number                              Number
                                            of                                 of
                    Fair     Unrealized  Securities     Fair    Unrealized  Securities     Fair     Unrealized
                   Value       Losses     Included      Value      Losses    Included      Value      Losses
                  --------   ----------  ----------   --------  ----------  ----------   ---------  ----------
U.S. Treasury
 and other U.S.
 Government
 agencies and
 corporations     $ 29,831          348          26    104,876       3,001         122     134,707       3,349

Obligations of
 states and
 political sub-
 divisions           5,539           61          25        666          12           4       6,205          73

Mortgage-backed
 securities             17            -           1      3,303          29           8       3,320          29
                  --------   ----------  ----------   --------  ----------  ----------   ---------  ----------

    Total
     temporarily
     impaired
     securities   $ 35,387        409            52    108,845       3,042         134     144,232       3,451
                  ========   ==========  ==========   ========  ==========  ==========   =========  ==========

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

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

(4)   RESTRICTED EQUITY SECURITIES

      Restricted equity securities consists of stock of the Federal Home Loan Bank amounting to $2,694,000 and $2,573,000 at December 31, 2005 and 2004,
      respectively, and the stock of The Bankers Bank amounting to $88,000 at December 31, 2005 and 2004, respectively. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

(5)   PREMISES AND EQUIPMENT

      The detail of premises and equipment at December 31, 2005 and 2004 is as follows:

                                              In Thousands
                                        --------------------------
                                            2005           2004
                                        -----------     ----------
Land                                    $     7,737          5,869
Buildings                                    16,226         15,512
Construction in progress                        187            109
Leasehold improvements                          140            140
Furniture and equipment                       7,294          6,705
Automobiles                                     215            175
                                        -----------     ----------
                                             31,799         28,510
Less accumulated depreciation                (8,198)        (6,680)
                                        -----------     ----------
                                        $    23,601         21,830
                                        ============    ==========

      Building additions during 2005 and 2004 include payments of $177,000 and $643,000, respectively, to a construction company owned by a director of the Company.

      Depreciation expense was $1,526,000 $1,511,000 and $1,287,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(6)   ACQUIRED INTANGIBLE ASSETS AND GOODWILL

      The intangible assets result from the excess of purchase price over the applicable book value of the net assets acquired from minority shareholders:

            Amortizable intangible assets:

                                                In Thousands
                                        ----------------------------
                                            2005            2004
                                        ------------    ------------
Premium on purchased deposits           $      2,787               -

Accumulated amortization                         299               -
                                        ------------    ------------
                                        $      2,488               -
                                        ============    ============

                                                    Year Ended December 31,
                                             -----------------------------------
                                               2005            2004       2003
                                             ------------   ---------  ---------
Amortization expense for the year ended      $        299           -          -
                                             ============   =========  =========

      Estimated amortization expense:

For the Year Ended
       2006                             $        398
       2007                                      398
       2008                                      398
       2009                                      398
       2010                                      398
       2011                                      398
       2012                                      100

      The premium on purchased deposits is being amortized on a straight-line basis over 7 years.

            Goodwill:

                                                            In Thousands
                                                    ----------------------------
                                                        2005            2004
                                                    ------------    ------------
Balance at January 1,                               $          -               -
Goodwill acquired during year                              4,805               -
Impairment loss                                                -               -
                                                    ------------    ------------
Balance at December 31,                             $      4,805               -
                                                    ============    ============

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(7)   DEPOSITS

      Deposits at December 31, 2005 and 2004 are summarized as follows:

                                                              In Thousands
                                                       -------------------------
                                                           2005          2004
                                                       -----------    ----------
Demand deposits                                        $   113,859       102,482
Savings accounts                                            38,421        38,342
Negotiable order of withdrawal accounts                     86,037        68,228
Money market demand accounts                               202,235       188,435
Certificates of deposit $100,000 or greater                182,311       158,374
Other certificates of deposit                              260,313       235,124
Individual retirement accounts $100,000 or greater          14,569        12,916
Other individual retirement accounts                        31,844        29,021
                                                       -----------    ----------
                                                       $   929,589       832,922
                                                       ===========    ==========

      Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2005 are as follows:

                                              (In Thousands)
Maturity                                          Total
                                              -------------
2006                                          $     310,195
2007                                                 93,476
2008                                                 29,397
2009                                                 55,926
2010                                                      -
Thereafter                                               43
                                              -------------
                                              $     489,037
                                              =============

      At December 31, 2005, certificates of deposit and individual retirement accounts in denominations of $100,000 or more amounted to $196,880,000 as compared to $171,290,000 at December 31, 2004.

      The aggregate amount of overdrafts reclassified as loans receivable was $2,041,000 and $472,000 at December 31, 2005 and 2004, respectively.

      The subsidiary bank is required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2005 and 2004 were approximately $13,791,000 and $12,061,000, respectively.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(8)   SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

      Securities sold under repurchase agreements were $9,156,000 and $6,679,000 at December 31, 2005 and 2004, respectively. The maximum amounts of outstanding repurchase agreements at any month end during 2005 and 2004 was $9,156,000 and $13,676,000, respectively. The average daily balance outstanding during 2005, 2004 and 2003 was $6,622,000, $9,254,000 and
      $10,591,000, respectively. The weighted-average interest rate on the outstanding balance at December 31, 2005 and 2004 was 3.21% and 1.68%, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

(9)   ADVANCES FROM FEDERAL HOME LOAN BANK

      The advances from the Federal Home Loan Bank at December 31, 2005 and 2004 consist of the following:

                                          In Thousands
                      ------------------------------------------------------
                                           December 31,
                      ------------------------------------------------------
                               2005                         2004
                      -------------------------    -------------------------
                                     Weighted                     Weighted
                       Amount      Average Rate     Amount      Average Rate
                      ---------    ------------    ---------    ------------
Fixed-rate advance    $  13,688       4.32%        $  15,263        4.58%
                      =========       =====        =========        =====

      Advances from the Federal Home Loan Bank are to mature as follows at December 31, 2005:

Year Ending         In Thousands
December 31,           Amount
------------        ------------
   2009               $  13,354
   2010                     334
                      ---------
                      $  13,688
                      =========

      These advances are collateralized by a required blanket pledge of qualifying mortgage loans.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(10)  NON-INTEREST INCOME AND NON-INTEREST EXPENSE

      The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

                                                                 In Thousands
                                                         -------------------------------
                                                           2005         2004       2003
                                                         ---------     ------     ------
Non-interest income:
   Service charges on deposits                           $   5,291      4,960      4,433
   Other fees                                                2,392      2,109      1,810
   Gains on sales of loans                                   1,113      1,006      2,115
   Gains on sales of fixed assets                                1         29         21
   Other income                                                129         35        -
                                                         ---------     ------     ------
                                                         $   8,926      8,139      8,379
                                                         =========     ======     ======

Non-interest expense:
   Employee salaries and benefits                        $  13,526     12,566     11,082
   Occupancy expenses                                        1,451      1,290      1,152
   Furniture and equipment expenses                          1,849      1,623      1,421
   Loss on sales of other assets                                65         64         35
   Loss on sales of other real estate                           40         18        112
   Security losses                                               -         68          -
   FDIC insurance                                              128        113        108
   Directors' fees                                             713        743        683
   Other operating expenses                                  6,107      5,376      4,868
   Minority interest in net earnings of subsidiaries           236        475        916
                                                         ---------     ------     ------
                                                         $  24,115     22,336     20,377
                                                         =========     ======     ======

(11)  INCOME TAXES

      The components of the net deferred tax asset are as follows:

                                In Thousands
                            -------------------
                              2005        2004
                            ---------     -----
Deferred tax asset:
   Federal                  $   4,202     3,470
   State                          859       710
                            ---------     -----
                                5,061     4,180
                            ---------     -----
Deferred tax liability:
   Federal                     (1,602)     (819)
   State                         (328)     (167)
                            ---------     -----
                               (1,930)     (986)
                            ---------     -----

                            $   3,131     3,194
                            =========     =====

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(11)  INCOME TAXES, CONTINUED

      The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                                         In Thousands
                                                                      -------------------
                                                                        2005        2004
                                                                      --------      -----
Financial statement allowance for loan losses in excess of
   tax allowance                                                      $  3,478      3,301

Excess of depreciation deducted for tax purposes over the
   amounts deducted in the financial statements                           (604)      (656)

Financial statement deduction for deferred compensation in
   excess of deduction for tax purposes                                    298        285

Financial statement income on FHLB stock dividends not
   recognized for tax purposes                                            (374)      (331)

Deposit base premium related to acquisition of minority interest          (953)         -

Unrealized loss on securities available-for-sale                         1,286        595
                                                                      --------      -----

                                                                      $  3,131      3,194
                                                                      ========      =====

      The components of income tax expense (benefit) are summarized as follows:

                            In Thousands
                    ------------------------------
                     Federal      State      Total
                    --------      -----      -----
2005
   Current          $  5,983      1,267      7,250
   Deferred             (335)       (68)      (403)
                    --------      -----      -----
         Total      $  5,648      1,199      6,847
                    ========      =====      =====

2004
   Current          $  4,843      1,047      5,890
   Deferred             (167)       (34)      (201)
                    --------      -----      -----
         Total      $  4,676      1,013      5,689
                    ========      =====      =====

2003
   Current          $  5,369      1,139      6,508
   Deferred             (221)       (45)      (266)
                    --------      -----      -----
         Total      $  5,148      1,094      6,242
                    ========      =====      =====

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(11)  INCOME TAXES, CONTINUED

      A reconciliation of actual income tax expense of $6,847,000 $5,689,000 and $6,242,000 for the years ended December 31, 2005, 2004 and 2003, respectively, to the "expected" tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

                                                                    In Thousands
                                                            ------------------------------
                                                              2005        2004       2003
                                                            --------      -----      -----
Computed "expected" tax expense                             $  6,067      5,032      5,330
State income taxes, net of Federal income tax benefit            791        669        722
Tax exempt interest, net of interest expense exclusion          (209)      (232)      (213)
Tax expense related to minority interest income in
   subsidiaries                                                   80        162        311
Federal income tax expense above statutory
   rate related to taxable income over $10 million               111         27         32
Other                                                              7         31         60
                                                            --------      -----      -----
                                                            $  6,847      5,689      6,242
                                                            ========      =====      =====

      Total income tax expense for 2004 includes tax benefit of $26,000 related to the loss on sale of securities. There were no sales of securities in 2005 and 2003.

(12)  COMMITMENTS AND CONTINGENT LIABILITIES

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

      The subsidiary banks lease land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

Years Ending December 31,     In Thousands
-------------------------     ------------
         2006                    $  142
         2007                        84
         2008                        49
         2009                        34
         2010                        13
                                 ------
                                 $  322
                                 ======

      Total rent expense amounted to $99,000, $72,000 and $52,000, respectively, during the years ended December 31, 2005, 2004 and 2003.

      The Company has lines of credit with other financial institutions totaling $45,900,000. At December 31, 2005 and 2004, there was no balance outstanding under these lines of credit.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(13)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

                                                                        In Thousands
                                                                   -----------------------
                                                                        Contract or
                                                                      Notional Amount
                                                                   -----------------------
                                                                      2005          2004
                                                                   ----------      -------
Financial instruments whose contract amounts represent credit risk:
      Unused commitments to extend credit                          $  143,233      133,008
      Standby letters of credit                                        17,383        9,531
                                                                   ----------      -------
            Total                                                  $  160,616      142,539
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

      Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments and the present creditworthiness of such counter parties. Such commitments have been made on terms which are competitive in the markets in which the Company operates, thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $17.4 million at December 31, 2005.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(14)  CONCENTRATION OF CREDIT RISK

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

      At December 31, 2005, the Company's cash and due from banks included commercial bank deposits aggregating $161,000 in excess of the Federal Deposit Insurance Corporation limit of $100,000 per institution.

      Federal funds sold were deposited with five banks.

(15)  EMPLOYEE BENEFIT PLAN

      The Company has in effect a 401(k) plan which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the plan provide for both employee and employer contributions. For the years ended December 31, 2005, 2004 and 2003, the subsidiary bank contributed $848,000, $653,000 and $614,000, respectively, to this plan.

(16)  DIVIDEND REINVESTMENT PLAN

      Under the terms of the Company's dividend reinvestment plan holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 111,914 in 2005, 104,388 in 2004 and 102,568 in 2003 were sold to participants under the terms of the plan after giving effect to the 2 for 1 stock split in 2003.

(17)  REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS

      The Company and its bank subsidiary are subject to regulatory capital requirements administered by the Federal Deposit Insurance Corporation, the Federal Reserve and the Tennessee Department of Financial Institutions. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The Company's capital classification is also subject to qualitative judgments about components, risk weightings and other factors. Those qualitative judgments could also affect the subsidiary bank's capital status and the amount of dividends the subsidiary may distribute.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(17)  REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS, CONTINUED

      The Company and its subsidiary bank are required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 2005, the Company and its bank subsidiary are required to have minimum Tier I and total risk-based capital ratios of 4% and 8%, respectively and a leverage ratio of 4%. The actual ratios of the Company and its bank subsidiary were as follows:

                              Wilson Bank          Wilson
                           Holding Company       Bank & Trust
                           ----------------    ----------------
                            2005      2004      2005      2004
                           -----     -----     -----     -----
Tier I ratio               11.66%    11.12%    11.65%    11.03%

Total risk-based ratio     12.80%    12.37%    12.77%    12.22%

Leverage ratio              9.13%     8.71%     9.10%     9.07%

      As of December 31, 2005, the most recent notification from the banking regulators categorized the Company and its subsidiary as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Company's category.

(18)  DEFERRED COMPENSATION PLAN

      The Company's wholly-owned subsidiary bank provides its executive officers a deferred compensation plan, which also provides for death and disability benefits. The plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were six employees participating in the plan at December 31, 2005.

      The plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65. This benefit can be reduced if the wholly-owned subsidiary bank's average return on assets falls below 1%. The plan also provides benefits in the event the executive should die or become disabled prior to reaching retirement. The wholly-owned subsidiary bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of the wholly-owned subsidiary bank and are payable to the Bank. At December 31, 2005 and 2004, the deferred compensation liability totaled $778,000 and $744,000, respectively, the cash surrender value of life insurance was $1,086,000 and $909,000, respectively, and the face amount of the insurance policies in force approximated $5,825,000 and $3,680,000 in 2005 and 2004, respectively. The deferred compensation plan is not qualified under Section 401 of the Internal Revenue Code.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(19)  STOCK OPTION PLAN

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

                                                  In Thousands
                                            Except Per Share Amounts
                                         -----------------------------
                                           2005        2004      2003
                                         ---------     -----     -----
Net earnings             As Reported     $  10,996     9,112     9,435
                         Proforma        $  10,952     9,064     9,375

Basic earnings per       As Reported     $    2.27      2.07      2.20
     common share        Proforma        $    2.25      2.06      2.19

Diluted earnings per     As Reported     $    2.25      2.07      2.20
     common share        Proforma        $    2.24      2.06      2.18

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(19)  STOCK OPTION PLAN, CONTINUED

      A summary of the stock option activity for 2005, 2004 and 2003 is as follows:

                                   2005                      2004                      2003
                           ---------------------     ---------------------     ---------------------
                                        Weighted                  Weighted                  Weighted
                                        Average                    Average                  Average
                                        Exercise                  Exercise                  Exercise
                            Shares       Price        Shares       Price        Shares       Price
                           -------     ---------     -------     ---------     -------     ---------
Outstanding at
   beginning of year        87,790     $   17.26     100,734     $   16.50      93,634     $   15.80
Granted                      9,000         31.75       5,500         26.27      10,500         22.50
Exercised                  (10,912)       (15.80)    (11,613)       (15.54)     (2,000)       (15.32)
Forfeited                   (4,016)       (19.62)     (6,831)       (16.32)     (1,400)       (15.28)
                           -------     ---------     -------     ---------     -------     ---------
Outstanding at end of
   year                     81,862     $   18.93      87,790     $   17.26     100,734     $   16.50
                           =======     =========     =======     =========     =======     =========

Options exercisable at
   year end                 28,256                    28,870                    31,852
                           =======                   =======                   =======

      The following table summarizes information about fixed stock options outstanding at December 31, 2005:

                                 Options Outstanding                   Options Exercisable
                      -----------------------------------------     -------------------------
                                                     Weighted
                                       Weighted       Average                        Weighted
    Range of            Number         Average       Remaining        Number         Average
    Exercise          Outstanding     Exercise      Contractual     Exercisable      Exercise
     Prices           at 12/31/05       Price          Life         at 12/31/05       Price
    --------          -----------     ---------     -----------     -----------      --------
$ 15.28 - $ 19.75        59,712       $  15.35          4.4 years       26,206       $  15.35
$ 22.50 - $ 32.50        22,150       $  23.51          9.0 years        2,050       $  23.15

      The fair value of options granted in 2005, 2004 and 2003 was $5.16, $3.89 and $2.69, respectively, for each option. The fair value was estimated using the Black-Scholes option-pricing model. The weighted average assumptions used to calculate the minimum value were as follows for 2005, 2004 and 2003, respectively: risk free interest rate of 4.23%, 4.25% and 3.97%, expected life of ten years; and dividend yield of 2.00%, 2.29% and 2.56%. The dividend yield was computed assuming a dividend payout of $.63, $.63 and $.58 per share, respectively.

                          WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(20)  EARNINGS PER SHARE

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

      The following is a summary of the components comprising basic and diluted earnings per share (EPS):

                                                         In Thousands (except share data)
                                                    ------------------------------------------
                                                        2005             2004          2003
                                                    ------------      ---------      ---------
Basic EPS Computation:
   Numerator - Earnings available to
      common stockholders                           $     10,996          9,112          9,435
                                                    ------------      ---------      ---------
   Denominator - Weighted average number
      of common shares outstanding                     4,844,486      4,393,791      4,285,000
                                                    ------------      ---------      ---------
               Basic earnings per common share      $       2.27           2.07           2.20
                                                    ============      =========      =========

Diluted EPS Computation:
   Numerator - Earnings available to
      common stockholders                           $     10,996          9,112          9,435
                                                    ------------      ---------      ---------
   Denominator:
      Weighted average number of common
         shares outstanding                            4,844,486      4,393,791      4,285,000
      Dilutive effect of stock options                    34,899         13,035          9,844
                                                    ------------      ---------      ---------
                                                       4,879,385      4,406,826      4,294,844
                                                    ------------      ---------      ---------
               Diluted earnings per common
                  share                             $       2.25           2.07           2.20
                                                    ============      =========      =========

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(21)    WILSON BANK HOLDING COMPANY -
             PARENT COMPANY FINANCIAL INFORMATION

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                                 BALANCE SHEETS

                           DECEMBER 31, 2005 AND 2004

                                                                            In Thousands
                                                                  --------------------------------
                                                                       2005             2004
                                                                  ---------------   --------------
                                ASSETS

Cash                                                              $           142*             125*
Investment in wholly-owned commercial bank subsidiary                      94,850*          64,359*
Investment in 50% owned commercial bank subsidiaries                            -            6,959*
Refundable income taxes                                                       118              118
                                                                  ---------------   --------------

         Total assets                                             $        95,110           71,561
                                                                  ===============   ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Stockholders' equity:
     Common stock, par value $2.00 per share, authorized
         10,000,000 shares, 4,995,979 and 4,436,607 shares
         issued and outstanding, respectively                     $         9,992            8,873
     Additional paid-in capital                                            31,502           14,856
     Retained earnings                                                     55,688           48,688
     Unrealized losses on available-for-sale securities, net of
         income taxes of $1,286,000 and $531,000, respectively             (2,072)            (856)
                                                                  ---------------   --------------
                  Total stockholders' equity                               95,110           71,561
                                                                  ---------------   --------------

                  Total liabilities and stockholders' equity      $        95,110           71,561
                                                                  ===============   ==============

------
*Eliminated in consolidation.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(21) WILSON BANK HOLDING COMPANY -
        PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                STATEMENTS OF EARNINGS AND COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2005

                                                                               In Thousands
                                                               ---------------------------------------------
                                                                    2005             2004            2003
                                                               --------------   -------------   ------------
Expenses:
     Directors' fees                                           $          296             297            301
     Other                                                                 12              12              -
                                                               --------------   -------------   ------------

         Loss before Federal income tax benefits
             and equity in undistributed earnings of
             commercial bank subsidiaries                                (308)           (309)          (301)

Federal income tax benefits                                               118             118            115
                                                               --------------   -------------   ------------
                                                                         (190)           (191)          (186)

Equity in undistributed earnings of commercial
     bank subsidiaries                                                 11,186*          9,303*         9,621*
                                                               --------------   -------------   ------------

         Net earnings                                                  10,996           9,112          9,435
                                                               --------------   -------------   ------------

Other comprehensive earnings (losses), net of tax:
     Unrealized losses on available-for-sale-securities
         arising during period, net of taxes of $634,000,
         $504,000 and $567,000, respectively                           (1,021)           (813)          (915)
     Less reclassification adjustments for net losses
         included in net earnings, net of taxes of
         $26,000 in 2004                                                    -              42              -
                                                               --------------   -------------   ------------
                           Other comprehensive losses                  (1,021)           (771)          (915)
                                                               --------------   -------------   ------------

                           Comprehensive earnings              $        9,975           8,341          8,520
                                                               ==============   =============   ============

--------
*Eliminated in consolidation.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(21) WILSON BANK HOLDING COMPANY -
        PARENT COMPANY FINANCIAL INFORMATION,CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 2005

                                                                        In Thousands
                                                -------------------------------------------------------------
                                                                                     Net Unrealized
                                                             Additional              Gain (Loss) On
                                                  Common      Paid-In     Retained   Available-For-
                                                  Stock       Capital     Earnings   Sale Securities   Total
                                                ----------   ----------   --------   ---------------   ------
Balance December 31, 2002                       $    4,216       13,931     36,054               830   55,031
Cash dividends declared, $.63 per share                  -            -     (2,651)                -   (2,651)
Issuance of 102,568 shares of stock pursuant
     to dividend reinvestment plan                     103        2,289          -                 -    2,392
Issuance of 2,000 shares of stock pursuant
     to exercise of stock options                        3           28          -                 -       31
Issuance of 2,160,028 shares of stock
     pursuant to a 2 for 1 stock split               4,320       (4,320)         -                 -
Net change in unrealized gain (loss) on
     available-for-sale securities during the
     year, net of taxes of $567,000                      -            -          -              (915)    (915)
Net earnings for the year                                -            -      9,435                 -    9,435
                                                ----------   ----------   --------   ---------------   ------

Balance December 31, 2003                            8,642       11,928     42,838               (85)  63,323
Cash dividends declared, $.75 per share                  -            -     (3,262)                -   (3,262)
Issuance of 104,388 shares of stock pursuant
     to dividend reinvestment plan                     208        2,770          -                 -    2,978
Issuance of 11,613 shares of stock pursuant
     to exercise of stock options                       23          158          -                 -      181
Net change in unrealized loss on
     available-for-sale securities during the
     year, net of taxes of $478,000                      -            -          -              (771)    (771)
Net earnings for the year                                -            -      9,112                -     9,112
                                                ----------   ----------   --------   ---------------   ------

Balance December 31, 2004                            8,873       14,856     48,688              (856)  71,561
Cash dividends declared, $.85 per share                  -            -     (3,996)                -   (3,996)
Issuance of 111,914 shares of stock pursuant
     to dividend reinvestment plan                     224        3,422          -                 -    3,646
Issuance of 10,912 shares of stock pursuant
     to exercise of stock options                       22          151          -                 -      173
Issuance of 436,546 shares of stock pursuant
     to acquisition of minority interest in
     subsidiaries                                      873       13,073          -              (195)  13,751
Net change in unrealized loss on
     available-for-sale securities during the
     year, net of taxes of $634,000                      -            -          -            (1,021)  (1,021)
Net earnings for the year                                -            -     10,996                 -   10,996
                                                ----------   ----------   --------   ---------------   ------

Balance December 31, 2005                       $    9,992       31,502     55,688            (2,072)  95,110
                                                ==========   ==========   ========   ===============   ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(21) WILSON BANK HOLDING COMPANY -
        PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 2005

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                             In Thousands
                                                                 -----------------------------------
                                                                     2005         2004        2003
                                                                 -----------   ----------   --------
Cash flows from operating activities:
     Cash paid to suppliers and other                            $      (308)        (309)      (301)
     Tax benefits received                                               118          115        123
                                                                 -----------   ----------   --------
                     Net cash used in operating activities              (190)        (194)      (178)
                                                                 -----------   ----------   --------

Cash flows from investing activities:
     Dividends received from commercial bank
         subsidiaries                                                    452          486        639
     Dividends reinvested in commercial bank
         subsidiaries                                                    (68)        (125)      (226)
                                                                 -----------   ----------   --------
                     Net cash provided by investing activities           384          361        413
                                                                 -----------   ----------   --------

Cash flows from financing activities:
     Dividends paid                                                   (3,996)      (3,262)    (2,651)
     Proceeds from sale of stock                                       3,646        2,978      2,392
     Proceeds from exercise of stock options                             173          181         31
                                                                 -----------   ----------   --------
                  Net cash used in financing activities                 (177)        (103)      (228)
                                                                 -----------   ----------   --------

                  Net increase in cash and cash equivalents               17           64          7

Cash and cash equivalents at beginning of year                           125           61         54
                                                                 -----------   ----------   --------

Cash and cash equivalents at end of year                         $       142          125         61
                                                                 ===========   ==========   ========

Supplemental Schedule of Non-Cash Activities:

     Issuance of 436,546 shares of common stock
         for minority interest in subsidiaries                   $    13,751            -          -
                                                                 ===========   ==========   ========

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(21) WILSON BANK HOLDING COMPANY -
        PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                           WILSON BANK HOLDING COMPANY
                              (PARENT COMPANY ONLY)

                       STATEMENTS OF CASH FLOWS, CONTINUED

                       THREE YEARS ENDED DECEMBER 31, 2005

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                        In Thousands
                                                               -----------------------------
                                                                  2005       2004      2003
                                                               ----------   -------   ------
Reconciliation of net earnings to net cash used in operating activities:
         Net earnings                                          $   10,996     9,112    9,435

Adjustments to reconcile net earnings to net cash used in
     operating activities:
         Equity in earnings of commercial bank
              subsidiaries                                        (11,186)   (9,303)  (9,621)
         Decrease (increase) in refundable income taxes                 -        (3)       8
                                                               ----------   -------   ------
              Total adjustments                                   (11,186)   (9,306)  (9,613)
                                                               ----------   -------   ------

              Net cash used in operating activities            $     (190)     (194)    (178)
                                                               ==========   =======   ======

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(22) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(22) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

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

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(22)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

            Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

               Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are generally made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods extending from one to two years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 2005 and 2004 are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

               The carrying value and estimated fair values of the Company's financial instruments at December 31, 2005 and 2004 are as follows:

                                                          In Thousands
                                       ------------------------------------------------------
                                                   2005                       2004
                                       --------------------------     -----------------------
                                        Carrying                      Carrying
                                         Amount        Fair Value      Amount      Fair Value
                                       -----------     ----------     --------     ----------
Financial assets:
  Cash and short-term
     investments                       $    46,451        46,451        49,315        49,315
  Securities                               153,838       153,971       133,072       133,575
  Loans, net of unearned
     interest                              810,788                     724,001
  Less:  allowance for possible
     loan losses                             9,083                       9,370
                                       -----------                    --------
  Loans, net of allowance                  801,705       796,624       714,631       712,712
                                       -----------                    --------

  Loans held for sale                        2,935         2,935         3,515         3,515
  Restricted equity securities               2,782         2,782         2,661         2,661

Financial liabilities:
  Deposits                                 929,589       930,733       832,922       833,268
  Securities sold
     under repurchase
     agreements                              9,156         9,156         6,679         6,679
  Advances from Federal Home
     Loan Bank                              13,688        13,406        15,263        15,588

Unrecognized financial
  instruments:
     Commitments to
       extend credit                             -             -             -             -
     Standby letters of credit                   -             -             -             -

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(22)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

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

(23)  MERGER OF SUBSIDIARY BANKS

      On March 31, 2005, each of DeKalb Community Bank, a Tennessee state chartered bank and 50% owned subsidiary of the Company ("DeKalb") and Community Bank of Smith County, a Tennessee state chartered bank and 50% owned subsidiary of the Company ("CBSC") merged with and into Wilson Bank & Trust. The banks merged to reduce the regulatory reporting requirements and for reduction in operational costs. Following the mergers of DeKalb and CBSC with and into Wilson Bank & Trust, the Company will no longer account for the outside 50% interest of DeKalb and CBSC's results of operations as minority interest but rather will recognize 100% of DeKalb's and CBSC's results of operations. The purchase of the minority interest was accounted for as a purchase under the provisions of Statement of Financial Accounting Standards No. 141. The market value of the shares issued was $31.50 per share.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(23)  MERGER OF SUBSIDIARY BANKS, CONTINUED

      The stock consideration paid totaled $13,751,000, cash paid totaled $13,000, and 50% of the book values at March 31, 2005 totaled $7,094,000 resulting in an excess of consideration over book value of $6,670,000. The excess was allocated $2,787,000 to premium on purchased deposits, $235,000 to fixed assets, $1,157,000 to deferred taxes payable and $4,805,000 to goodwill. Pro forma results of operations (assuming the mergers took place on January 1, 2004) for the year ended December 31, 2005 and December 31, 2004 are as follows:

                                                       Year Ended December 31, 2005
                                             ----------------------------------------------------
                                                                 Proforma
                                               As Reported      Adjustments           Proforma
                                             --------------   -----------------    --------------
                                                 (In Thousands, except per share amounts)
Total interest income                        $       56,318   $            -       $       56,318

Net income                                   $       10,996   $          345 (1)   $       11,341

Weighted average shares outstanding               4,844,486          109,137 (2)        4,953,623

Dilutive effect of stock options                     34,899                -               34,899

Weighted average shares outstanding for
  dilutive earnings per share                     4,879,385          109,137            4,988,522

Basic earnings per common share              $         2.27   $            -       $         2.29

Diluted earnings per common share            $         2.25   $            -       $         2.27

(1) Earnings of minority interest for first quarter of 2005 of $236,000 plus 25% of estimated savings of $1,107,000 net of taxes less 25% of amortization of premiums on purchased deposits, net of tax.

(2) Adjusted for weighted average common shares issued to minority interest shareholders related to first quarter 2005.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(23)  MERGER OF SUBSIDIARY BANKS, CONTINUED

                                                         Year Ended December 31, 2004
                                             -----------------------------------------------------
                                                                Proforma
                                              As Reported      Adjustments             Proforma
                                             --------------   -----------------     --------------
                                                     (In Thousands, except per share amounts)
Total interest income                        $       48,022   $            -        $       48,022

Net income                                   $        9,112   $          913 (3)    $       10,025

Weighted average shares outstanding               4,393,791          436,546 (4)         4,830,337

Dilutive effect of stock options                     13,035                -                13,035

Weighted average shares outstanding for
  dilutive earnings per share                     4,406,826          436,546             4,843,372

Basic earnings per common share              $         2.07   $            -        $         2.08

Diluted earnings per common share            $         2.07   $            -        $         2.07

(3) Add earnings of minority interest of $475,000 plus estimated cost savings of $1,107,000 net of taxes, less amortization of premiums on purchased deposits, net of taxes.

(4)   Add common shares issued for minority interest.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(23)  MERGER OF SUBSIDIARY BANKS, CONTINUED

      The following is a summary of the fair market value of the assets, liabilities and stockholders' equity purchased from DeKalb and CBSC at March 31, 2005:

                                                                             In Thousands
                                       -------------------------------------------------------------------------------------
                                                                                               Assignment          Total
                                                                                  Book Value   of Excess            Fair
                                                                       Total      Purchased     Purchase            Value
                                         DeKalb          CBSC       Book Value      (50%)        Price            Purchased
                                       -----------   -----------   -----------   -----------   --------------    -----------
Assets
   Loans, net                          $    80,677        68,217       148,894        74,447                          74,447
   Securities, held-to-maturity              1,738             -         1,738           869                             869
   Securities, available-for-sale           15,872        13,899        29,771        14,885                          14,885

   Federal funds sold                        7,414         3,284        10,698         5,349                           5,349
   Cash and due from banks                   2,510         1,345         3,855         1,928                           1,928
   Bank premises and
     equipment, net                          2,233         2,401         4,634         2,317           235 (1)         2,552
   Deposit base premium on
     purchased deposits                          -             -             -             -         2,787 (3)         2,787
   Goodwill                                      -             -             -             -         4,805 (4)         4,805
   Other assets                              1,813         1,415         3,228         1,614                           1,614
                                       -----------   -----------   -----------   -----------                     -----------

     Total assets                      $   112,257        90,561       202,818       101,409                         109,236
                                       ===========   ===========   ===========   ===========                     ===========

Liabilities and
   Stockholders' Equity:
   Deposits                            $   102,965        80,874       183,839        91,920                          91,920
   Other liabilities                         1,433         3,358         4,791         2,395         1,157 (2)         3,552
                                       -----------   -----------   -----------   -----------                     -----------

     Total liabilities                     104,398        84,232       188,630        94,315                          95,472
                                       -----------   -----------   -----------   -----------                     -----------

     Total stockholders'
        equity                               7,859         6,329        14,188         7,094         6,670            13,764
                                       -----------   -----------   -----------   -----------                     -----------

     Total liabilities and
        stockholders' equity           $   112,257        90,561       202,818       101,409                         109,236
                                       ===========   ===========   ===========   ===========                     ===========

(1)   Excess fair market value over book value at March 31, 2005.

(2) Deferred taxes on amortizable intangible assets at the weighted average statutory Federal and State income tax rate of 38.29%.

(3)   Deposit based premium on purchased deposits.

(4) Goodwill represents the excess of the purchase price over the fair value of assets acquired less identifiable intangible assets.

                           WILSON BANK HOLDING COMPANY

                        DECEMBER 31, 2005, 2004 AND 2003

(24)  QUARTERLY FINANCIAL DATA (UNAUDITED)

      Selected quarterly results of operations for the four quarters ended December 31 are as follows:

                                                           (In Thousands, except per share data)
                           -----------------------------------------------------------------------------------------------------
                                                   2005                                               2004
                           -------------------------------------------------      ----------------------------------------------
                             Fourth         Third        Second       First        Fourth       Third        Second       First
                             Quarter       Quarter      Quarter      Quarter      Quarter      Quarter      Quarter      Quarter
                           ----------      -------      -------      -------      -------      -------      -------      -------
Interest income            $   13,909       15,142       14,044       13,223       10,926       12,788       12,355       11,953

Net interest
  income                        7,624        9,350        8,743        8,451        6,625        8,777        8,626        8,243

Provision for
  possible loan
  losses                          240          281          222          393        1,001          515          337        1,420

Earnings before
  income taxes                  4,492        4,857        4,622        3,870        3,866        4,046        3,913        2,976

Net earnings                    2,811        3,004        2,854        2,327        2,432        2,459        2,415        1,806

Basic earnings per
  common share                    .56          .60          .59          .52          .55          .55          .56          .41

Diluted earnings
  per common share                .54          .60          .59          .52          .55          .55          .56          .41