Form 10-K, Exhibit 13
period 2006-12-31
WILSON BANK HOLDING CO
filed 2007-03-16
CIK 885275

Exhibit 13.1
Holding Company & Stock Information
Wilson Bank Holding Company Directors and Executive Officers
     Jerry Franklin, Chairman; Randall Clemons, President & CEO; Charles Bell; Jack Bell; Mackey Bentley; Jimmy Comer; John Freeman; Marshall Griffith; Harold Patton; James Anthony Patton; Elmer Richerson, Executive Vice President; John R. Trice; Bob VanHooser.
Common Stock Market Information
     The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at February 1, 2007 was 2,525. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company’s stock during the years 2005 and 2006.
Stock Prices

2005
First Quarter	$31.50	$30.50
Second Quarter	32.50	31.50
Third Quarter	33.50	32.50
Fourth Quarter	34.50	33.50

2006
First Quarter	$35.50	$34.50
Second Quarter	$36.50	$35.50
Third Quarter	$37.50	$36.50
Fourth Quarter	$38.50	$37.50
     On January 1, 2005, a $.40 per share cash dividend was declared and on July 1, 2005, a $.45 per share cash dividend was declared and paid to shareholders of record on those dates. On January 1, 2006 a $.45 per share cash dividend was declared and on July 1, 2006 a $.45 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent upon the Company’s profitability, it’s capital needs, overall financial condition, economic and regulatory consideration.
Annual Meeting and Information Contacts
The Annual Meeting of Shareholders will be held in the Main Office of
Wilson Bank Holding Company at 7:00 P.M., April 10, 2007
at 623 West Main Street, Lebanon, Tennessee.
     For further information concerning Wilson Bank Holding Company or Wilson Bank & Trust, or to obtain a copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, which is available without charge to shareholders, please contact Lisa Pominski, CFO, Wilson Bank & Trust, P.O. Box 768, Lebanon, Tennessee 37088-0768, phone (615)444-2265.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Forward-Looking Statements
This report includes certain forward-looking statements (any statement other than those made solely with respect to historical fact) based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “expect,” “anticipate,” “intend,” “should,” “may,” “could,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Wilson Bank Holding Company (the “Company”) to differ materially from any results expressed or implied by such forward-looking statements. Such factors include those described in Item 1A.- Risk Factors of the Company’s Annual Report on Form 10K also include, without limitation, (i) increased competition with other financial institutions, (ii) lack of sustained growth in the economy in the Company’s market area, (iii) rapid fluctuations in interest rates, (iv) significant downturns in the businesses of one or more large customers, (v) changes in the legislative and regulatory environment, (vi) inadequate allowance for loan losses, and (vii) loss of key personnel. Many of such factors are beyond the Company’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements contained in this discussion, whether as a result of new information, future events or otherwise.
General
The Company is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust (“Wilson Bank”), a state bank headquartered in Lebanon, Tennessee. The Company was formed in 1992.
Wilson Bank is a community bank headquartered in Lebanon, Tennessee, serving Wilson County, DeKalb County, Smith County, Trousdale County, Rutherford County, and the eastern part of Davidson County, Tennessee as its primary market areas. Generally, this market is the eastern portion of the Nashville-Davidson-Murfreesboro metropolitan statistical area. The bank has twenty locations in Wilson, Davidson, DeKalb, Smith, Rutherford and Trousdale Counties. Management believes that these counties offer an environment for continued growth, and the Company’s target market is local consumers, professionals and small businesses. Wilson Bank offers a wide range of banking services, including checking, savings and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers an investment center which offers a full line of investment services to its customers.
Prior to March 31, 2005, the Company owned a 50% interest in Dekalb Community Bank and Community Bank of Smith County. On March 31, 2005, the Company acquired the minority interest in the subsidiaries when the two subsidiaries were merged into Wilson Bank with the shareholders of these subsidiaries, other than the Company, receiving shares of the Company’s common stock in exchange for their shares of common stock in the subsidiaries. Prior to March 31, 2005, these two 50% owned subsidiaries were included in the consolidated financial statements.
The following discussion and analysis is designed to assist readers in their analysis of the Company’s consolidated financial statements and should be read in conjunction with such consolidated financial statements.
Critical Accounting Policies
The accounting principles we follow and our methods of applying these principles conform with accounting principles generally accepted in the United States and with general practices within the banking industry. In connection with the application of those principles to the determination of our allowance for loan losses (“ALL”) and the recognition of our deferred income tax assets, we have made judgments and estimates which have significantly impacted our financial position and results of operations. Our management assesses the adequacy of the ALL on a regular basis. This assessment includes procedures to estimate the ALL and test the adequacy and

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
appropriateness of the resulting balance. The ALL consists of two portions: (1) an allocated amount representative of specifically identified credit exposure and exposures readily predictable by historical or comparative experience and (2) an unallocated amount representative of inherent loss which is not readily identifiable. Even though the ALL is composed of two components, the entire allowance is available to absorb any credit losses.
We establish the allocated amount separately for two different risk groups: (1) unique loans (commercial loans, including those loans considered impaired) and (2) homogenous loans (generally consumer loans). We base the allocation for unique loans primarily on risk rating grades assigned to each of these loans as a result of our loan management and review processes. Each risk-rating grade is assigned an estimated loss ratio, which is determined based on the experience of management, discussions with banking regulators, historical and current economic conditions and our independent loan review process. We estimate losses on impaired loans based on estimated cash flows discounted at the loan’s original effective interest rate or the underlying collateral value. We also assign estimated loss ratios to our consumer portfolio. However, we base the estimated loss ratios for these homogenous loans on the category of consumer credit (e.g., automobile, residential mortgage, home equity) and not on the results of individual loan reviews.
The unallocated amount is particularly subjective and does not lend itself to the exact mathematical calculation. We use the unallocated amount to absorb inherent losses which may exist as of the balance sheet date for such matters as changes in the local or national economy, the depth or experience of the lending staff, any concentrations of credit in any particular industry group and new banking laws or regulations. After we assess applicable factors, we evaluate the aggregate unallocated amount based on our management’s experience.
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
Results of Operations
Net earnings for the year ended December 31, 2006 were $10,575,000, a decrease of $421,000, or 3.8%, compared to 2005 reflecting compression in the Company’s net interest spread and increased provision for loan losses resulting from the Company’s review of a former officer’s loan portfolio for any undetermined losses resulting from what [appeared] to be inappropriate banking procedures when documenting loans and releasing the underlying collateral. Net earnings in 2006 were also negatively impacted by increases in non-interest expenses as a result of the Company’s branch expansion in 2006. Net earnings for the year ended December 31, 2005 were $10,996,000, an increase of $1,884,000, or 20.7%, compared to 2004. Basic earnings per share were $2.08 in 2006, compared with $2.27 in 2005 and $2.07 in 2004. Diluted earnings per share were $2.06 in 2006, compared to $2.25 and $2.07 in 2005 and 2004, respectively.
Net Interest Income
Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company’s earnings. Total interest income in 2006 was $70,690,000, compared with $56,318,000 in 2005 and $48,022,000 in 2004. The increase in total interest income in 2006 was primarily due to an increase in the average earning assets. Average earning assets increased $115.2 million from December 31, 2005 to December 31, 2006 and increase of 12.4%. As interest rates for 2006 continued to rise, the average rate earned on earning assets was 6.80% in 2006 compared with 6.10% in 2005 and 5.97% in 2004.
Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on non-accrual loans totaled $11,000 in 2006 and $13,000 in 2005 and 2004.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Total interest expense for 2006 was $32,378,000, an increase of $10,228,000, or 46.2%, compared to total interest expense of $22,150,000 in 2005. The increase in total interest expense was due to an increase in average interest bearing liabilities of approximately $107,960,000 and an increase in the weighted average cost of funds from 2.80% to 3.60% reflecting both Federal Reserve rate increases and the competitive deposit pricing environment in the Company’s market areas. Interest expense increased from $15,751,000 in 2004 to $22,150,000 in 2005, an increase of $6,399,000, or 40.6%. The increase in 2005 was due to an increase in the weighted average cost of funds from 2.19% to 2.80% net of the effect of a $74,010,000 increase in average interest bearing liabilities.
Net interest income for 2006 totaled $38,312,000 as compared to $34,168,000 and $32,271,000 in 2005 and 2004, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), decreased to 3.20% in 2006 from 3.30% in 2005. The net interest spread was 3.60% in 2004. The decrease in the interest spread for 2006 and 2005 as compared to the prior period is a result of a higher interest rate environment. The net interest yield, which is net interest income expressed as a percentage of average earning assets, decreased to 3.70% for 2006 compared to 3.71% in 2005 and 3.90% in 2004. This decrease is due to the Company having more deposits that reprice during a rising rate period than it has loans or securities repricing. Interest rates increased during 2006 as a result of the Federal Reserve Bank’s decision to raise the discount rate. Since June 30, 2004, the Federal Reserve has raised short term interest rates 425 basis points, and the Company believes that interest rates will stabilize in 2007. The Company is in a position to reprice its liabilities faster than its assets are repricing such that in the short term a rising rate environment may have a negative impact on the Company’s earnings as its interest expense increases faster than interest income. Management regularly monitors the deposit rates of its competitors which continue to put pressure on the Company’s deposit pricing, thus reducing the net spread. Management also believes that growth in 2007 will generally approximate the growth experienced in 2006. A significant increase in interest rates could have an adverse impact on net interest yields and earnings. If interest rates were to fall in 2007, the Company believes it would experience expansion in its spread and growth in earnings.
Provision for Loan Losses
The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, should be adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2006 provision for loan losses was $3,806,000, an increase of $2,670,000 from the provision of $1,136,000 in 2005. The increase in the provision was primarily a result of additional provision determined necessary by management during 2006 after performing a detailed evaluation of a former loan officer’s portfolio. Management has made a thorough review of the loan officer’s portfolio and in managements opinion adequate provision has been made for losses. The Company has expanded its loan review policy to include special reviews of loans which current balance exceeds original loan amount, loans with more than four renewals, and loans which the payment status is changed concurrent with over-drafting accounts. The provision for loan losses was $3,273,000 in 2004. Net charge-offs increased to $2,680,000 in 2006 from $1,423,000 in 2005. Charge-offs in 2006 and 2004 were relatively high as a result of the loan officer portfolio analysis. Net charge-offs in 2004 totaled $1,980,000. The ratio of net charge-offs to average total outstanding loans was 0.32% in 2006, 0.19% in 2005, and 0.30% in 2004.
The net charge-offs and provision for loan losses resulted in an increase of the allowance for loan losses (net of charge-offs and recoveries) to $10,209,000 at December 31, 2006 from $9,083,000 at December 31, 2005 and $9,370,000 at December 31, 2004. The allowance increased 12.4% at December 31, 2006 over December 31, 2005 as compared to a 9.9% increase in total loans over the same period. The allowance for loan losses was 1.15% of total loans outstanding at December 31, 2006 compared to 1.12% at December 31, 2005 and 1.29% at December 31, 2004. As a percentage of nonperforming loans at December 31, 2006, 2005 and 2004, the allowance for loan losses represented 192%, 405% and 297%, respectively.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared monthly by the Loan Review Officer and provided to the Finance Committee to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Loan Review Officer, consideration of current economic conditions and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this monthly assessment. The review is presented to the Finance Committee. See the discussion under “Critical Accounting Policies” for more information. Management believes the allowance for possible loan losses at December 31, 2006 to be adequate.
Non-Interest Income
The components of the Company’s non-interest income include service charges on deposit accounts, other fees, gains on sales of loans, gains on sales of fixed assets and other income. Total non-interest income for 2006 was $9,486,000 compared with $8,218,000 in 2005 and $7,431,000 in 2004. The 15.4% increase over 2005 was primarily due to service charges on deposit accounts (which increased $647,000), gain on sales of loans (which increased $46,000) and other fees (which increased $551,000). The increase in other fees was primarily due to an increase in brokerage fees paid to the Company’s investment department resulting from the rising interest rates. Service charges on deposit accounts totaled $5,938,000 and $5,291,000 at December 31, 2006 and 2005 respectively, an increase of 647,000 or 12.2% and an increase of $331,000 or 6.7% from December 31, 2004 to December 31, 2005.
The Company’s non interest income is composed of several components, some of which vary significantly between periods. Service charges on deposit accounts and other non interest income generally reflect the registrant’s growth, while fees for origination of mortgage loans will often reflect stock and home mortgage market conditions and fluctuate more widely from period to period.
Non-Interest Expenses
Non-interest expenses consist primarily of employee costs, occupancy expenses, furniture and equipment expenses, advertising and marketing expenses, data processing expenses, director’s fees, loss on sale of other real estate, other operating expenses and minority interest in net earnings of subsidiaries. Non-interest expenses consist primarily of employee costs, occupancy expenses, furniture and equipment expenses and other operating expenses. Total non-interest expenses for 2006 increased 14.3% to $26,746,000 from $23,407,000 in 2005. The 2005 non-interest expense was up 8.2% over non-interest expenses in 2004 which totaled $21,628,000. The increase in non-interest expenses in 2006 resulted primarily from increases in employee salaries and related benefits due to an increase in the number of employees necessary to support the Company’s expanded operations. The number of full time equivalent employees increased to 354 at December 31, 2006 from 316 at December 31, 2005. Increases in salary, occupancy and furniture and equipment expenses were due to the Company’s opening two new offices during 2006. Other operating expenses increased to $7,034,000 in 2006 from $6,107,000 in 2005. These expenses included data processing, FDIC premiums, supplies and general operating expenses, which increased as a result of continued growth of the Company.
Income Taxes
The Company’s income tax expense was $6,671,000 for 2006, a decrease of $176,000 from $6,847,000 for 2005 which was up by $1,158,000 for the 2004 total of $5,689,000. The percentage of income tax expense to earnings before taxes was 38.7% in 2006 and 38.4% in 2005 and 2004. The effective tax rate exceeds the statutory tax rate as a result of permanent differences related to life insurance premiums.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Financial Condition
Balance Sheet Summary
The Company’s total assets increased $178,022,000, or 16.9%, to $1,230,285,000 at December 31, 2006, after increasing 12.3% in 2005 to $1,052,263,000 at December 31, 2005. Loans, net of allowance for possible loan losses, totaled $880,670,000 at December 31, 2006, a 9.8% increase compared to December 31, 2005. At year end 2006, securities totaled $183,830,000, an increase of 19.5% from $153,838,000 at December 31, 2005. Securities increased during 2007 as a result of an increase in deposits thus providing liquid funds to increase securities and to fund loans.
Total liabilities increased by $166,964,000 to $1,124,117,000 at December 31, 2006 compared to $957,153,000 at December 31, 2005. This increase was composed primarily of the $157,140,000 increase in total deposits to $1,086,729,000, a 16.9% increase, and an increase in securities sold under repurchase agreements from $9,156,000 at December 31, 2005 to $13,394,000 at December 31, 2006. Federal Home Loan Bank advances increased to $17,092,000 from $13,688,000 at the respective year ends 2006 and 2005.
Shareholders’ equity increased $11,058,000, or 11.6%, due to net earnings and the issuance of stock pursuant to the Company’s Dividend Reinvestment Plan, offset by dividends paid on the Company’s common stock, and the exercising of stock options. The increase includes a $634,000 decrease in net unrealized losses on available-for-sale securities, net of taxes. A more detailed discussion of assets, liabilities and capital follows.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Loans:
Loan category amounts and the percentage of loans in each category to total loans are as follows:

	December 31, 2006		December 31, 2005
(In Thousands)	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE
Commercial, financial and agricultural	$301,589	33.9%	$251,494	31.0%
Installment	82,964	9.3	86,079	10.6
Real estate — mortgage	439,164	49.3	414,543	51.2
Real estate — construction	67,162	7.5	58,672	7.2

TOTAL	$890,879	100.0%	$810,788	100.0%

Loans are the largest component of the Company’s assets and are its primary source of income. The Company’s loan portfolio, net of allowance for possible loan losses, increased 9.9% as of year end 2006 when compared to year end 2005. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31, 2006 and 2005.
As represented in the table, primary loan growth was in real estate mortgage loans and commercial, financial and agricultural loans. Real estate mortgage loans increased 5.9% in 2006 and comprised 49.3 % of the total loan portfolio at December 31, 2006, compared to 51.2% at December 31, 2005. Management believes this increase was primarily due to the favorable interest rate environment and the Company’s ability to increase its market share of such loans while maintaining its loan underwriting standards. Commercial, financial and agricultural loans increased 19.9% in 2006 and comprised 33.9% of the total loan portfolio at December 31, 2006, compared to 31.0% at December 31, 2005.
Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2006, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.
Non-performing loans, which include non-accrual loans, loans 90 days past due and renegotiated loans totaled $5,303,000 at December 31, 2006, an increase from $2,240,000 at December 31, 2005, resulting from the previous described discussion of the recent review of a former loan officer’s portfolio. Non-accrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management’s evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower’s ability to pay. Non-accrual loans totaled $1,360,000 at December 31, 2006 compared to $225,000 at December 31, 2005. Loans 90 days past due, as a component of non-performing loans, increased to $3,943,000 at December 31, 2006 from $2,015,000 at December 31, 2005. This increase is primarily a result of increases in real estate mortgage loans and commercial, financial and agriculture that are 90 days past due. The Company had no renegotiated loans, which would have been included in non-performing loans.
The Company follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures”. These pronouncements apply to impaired loans except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including credit card, residential mortgage, and consumer installment loans.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
A loan is impaired when it is probable that the Company will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company shall recognize an impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses.
The Company considers all loans subject to the provisions of SFAS Nos.114 and 118 that are on nonaccrual status to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Delays or shortfalls in loan payments are evaluated with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower’s financial condition, collateral, liquidation value, and other factors that affect the borrower’s ability to pay.
The Company also internally classifies loans about which management questions the borrower’s ability to comply with the present repayment terms of the loan agreement. These internally classified loans totaled $12,283,000, not inclusive of non-performing loans, at December 31, 2006 as compared to $8,751,000 at December 31, 2005 as a result of the previous described discussion of the review of a former loan officer’s portfolio. Of the internally classified loans at December 31, 2006, $7,767,000 are real estate related loans and $4,516,000 are various other types of loans. The internally classified loans as a percentage of the allowance for possible loan losses were 120.3% and 96.3%, respectively, at December 31, 2006 and 2005.
The allowance for possible loan losses is discussed under “Critical Accounting Policies” and “Provision for Possible Loan Losses.” The Company maintains its allowance for possible loan losses at an amount believed by management to be adequate to provide for the possibility of loan losses in the loan portfolio.
Essentially all of the Company’s loans were from Wilson, DeKalb, Smith, Trousdale, Davidson, Rutherford and adjacent counties. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment as well as by identification of credit risks. At December 31, 2006, no single industry segment accounted for more than 10% of the Company’s portfolio other than real estate loans.
The Company’s management believes there is an opportunity to continue to increase the loan portfolio in the Company’s primary market area which was expanded in 1999 to include eastern Davidson County, Tennessee and Rutherford County, Tennessee in 2004. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending. Although it is the Company’s objective to achieve a loan portfolio equal to approximately 85% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will likely determine the size of the loan portfolio in a given economic climate. This loan demand is reflected in the past two years when the Company’s average loan to average deposit ratio was 86.1% for 2006 and 2005, despite significant deposit growth. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell some of the loans it generates to other financial institutions if the transaction profits the Company and improves the liquidity of the loan portfolio or if the size of the loan exceeds the Company’s lending limits.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Securities
Securities increased 19.5% to $183,830,000 at year-end 2006 from $153,838,000 at December 31, 2005, and comprised the second largest and other primary component of the Company’s earning assets. This increase followed a 15.6% securities portfolio increase from year end 2004 to 2005. The primary increase in the Company’s securities portfolio was in U.S. Treasury and other U.S. Government agencies which increased $30,180,000, or 21.9%, in 2006. This increase was attributed to a strong growth in deposits, providing liquidity to fund loans and securities. The average yield of the securities portfolio at December 31, 2006 was 4.39% with an average maturity of 4.2 years, as compared to an average yield of 3.49% and an average maturity of 2.5 years at December 31, 2005.
The Company has adopted the provisions of Statement of Financial Accounting Standards (“SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS No. 115”). Under the provisions of the Statement, securities are to be classified in three categories and accounted for as follows:
•	Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.
•	Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value with unrealized gains and losses included in earnings.
•	Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders’ equity.
The Company’s classification of securities as of December 31, 2006 and December 31, 2005 is as follows:

	December 31, 2006		December 31, 2006
(In Thousands)	Held-To-Maturity		Available-For-Sale
	Amortized	Estimated	Amortized	Estimated
	Cost	Market Value	Cost	Market Value
U.S. Treasury and other U.S. Government agencies and Corporations	$—	—	$168,236	165,903
Obligations of states and political Subdivisions	14,270	14,315	1,929	1,924
Mortgage-backed securities	61	61	1,664	1,672

	$14,331	14,376	$171,829	169,499

No securities have been classified as trading securities.

	December 31, 2005		December 31, 2005
(In Thousands)	Held-To-Maturity		Available-For-Sale
	Amortized	Estimated	Amortized	Estimated
	Cost	Market Value	Cost	Market Value
U.S. Treasury and other U.S. Government agencies and Corporations	$—	—	$138,056	134,707
Obligations of states and political Subdivisions	14,241	14,374	1,340	1,359
Mortgage-backed securities	133	133	3,426	3,398

	$14,374	14,507	$142,822	139,464

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
No securities have been classified as trading securities.

The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.
The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number			Number
	Fair	Unrealized	of	Fair	Unrealized	of	Fair	Unrealized
	Value	Losses	Securities	Value	Losses	Securities	Value	Losses

U.S. Treasury and other U.S. Government agencies and Corporations	$56,047	$325	27	$105,356	$2,020	116	$161,403	$2,345

Obligations of states and and political subdivisions	1,494	5	6	—	74	25	7,228	79

Mortgage-backed Securities	12	—	1	330	3	5	342	3

Total temporarily impaired securities	$57,553	$330	34	$111,420	$2,097	146	$168,973	$2,427

Deposits
The increases in assets in 2006 and 2005 were funded primarily by increases in deposits. Total deposits, which are the principal source of funds for the Company, totaled $1,086,729,000 at December 31, 2006 compared to $929,589,000 and $832,922,000 at December 31, 2005 and 2004, respectively. The Company has targeted local consumers, professionals and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Smith County, Rutherford County and Trousdale County areas are growing economic markets offering growth opportunities for the Company; however, the Company competes with several of the larger bank holding companies that have bank offices in these counties and therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The $157,140,000, or 16.9%, growth in deposits in 2006 reflected increases in several deposit categories. Total certificates of deposit (including individual retirement accounts) increased $135,991,000, or 27.8%, to $625,028,000, NOW accounts increased $6,114,000, or 7.1%, to $92,151,000, money market accounts increased $13,148,000, or 6.5%, to $215,383,000 and demand deposits increased $4,961,000, or 4.4%, to $118,820,000. Offsetting these increases in part was a decrease in savings accounts of $3,074,000 or 8.0% to $35,347,000. The average rate paid on average total interest-bearing deposits was 3.6% for 2006, compared to 2.8% for 2005. The average rate paid in 2004 was 2.2%. Competitive pressure from other banks in our market area relating to deposit pricing continues to adversely affect the rates paid on deposit accounts as does the shift to longer term deposit accounts, which earn interest at higher rates. The ratio of average loans to average deposits was 86.1% in 2006 and 2005, and 83.6% in 2004.
Contractual Obligations
The Company has the following contractual obligations as of December 31, 2006:

	Less than	1—3	3—5	More than
(In Thousands)	1 Year	Years	Years	5 Years	Total
Long-Term Debt	$—	—	17,092	—	17,092
Capital Leases	—	—	—	—	—
Operating Leases	113	52	38	20	223
Purchases	—	—	—	—	—
Other Long-Term Liabilities	—	—	—	—	—

Total	$113	$52	$17,130	$20	$17,315

Long-term debt contractual obligations consist of Advances from the Federal Home Loan Bank. The Company leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of these non cancellable leases are included in operating lease obligations.
Off Balance Sheet Arrangements
At December 31, 2006, the Company had unfunded loan commitments outstanding of $4.4 million, unfunded lines of credit of $154.7 million and outstanding standby letters of credit of $23.1 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Company’s bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company’s bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned below, the Company’s bank subsidiary has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, investment security maturities and short-term borrowings.
Liquidity and Asset Management
The Company’s management seeks to maximize net interest income by managing the Company’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
lower yields on short-term, more liquid earning assets and higher interest expense associated with extending liability maturities. Liquid assets include cash and cash equivalents and investment securities and money market instruments that will mature within one year. At December 31, 2006, the Company’s liquid assets totaled approximately $148 million.
The Company’s primary source of liquidity is a stable core deposit base. In addition, short-term investments, loan payments and investment security maturities provide a secondary source. At December 31, 2006, the Company had a liability sensitive position (a negative gap) for 2007. Liability sensitivity means that more of the Company’s liabilities are capable of re-pricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing.
Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Company’s rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments.
The following table shows the rate sensitivity gaps for different time periods as of December 31, 2006:

Interest Rate Sensitivity Gaps				One Year
December 31, 2006	1—90	91—180	181—365	and
(In Thousands)	Days	Days	Days	Longer	Total

Interest-earning assets	$293,394	96,386	173,476	581,528	1,144,784
Interest-bearing liabilities	482,370	123,699	274,373	117,953	998,395

Interest-rate sensitivity gap	$(188,976)	(27,313)	(100,897)	463,575	146,389

Cumulative gap	$(188,976)	(216,289)	(317,186)	146,389

The Company also uses a simulation modeling to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. Senior management meets quarterly to analyze the interest rate shock simulation. The interest rate simulation model is based on a number of assumptions. The assumptions relate primarily to loan and deposit growth, asset and liability prepayments, the call features of investment securities, interest rates and balance sheet management strategies. As of December 31, 2006, a -200 basis point rate shock was forecast to increase net earnings an estimated $543,000 or 0.05% over the next twelve months, as compared to rates remaining stable. In addition, the -200 basis point rate shock is estimated to increase the volatility of equity capital by 0.44%. A +200 basis point rate shock is estimated to decrease net earnings approximately $378,000, or 3.00% over the next twelve months and would decrease the volatility of equity capital by 5.94%.
At the present time there are no known trends or any known commitments, demands, events or uncertainties that will result in, or that are reasonably likely to result in, the Company’s liquidity changing in any material way.
Capital Resources, Capital Position and Dividends
Capital.
At December 31, 2006, total shareholders’ equity was $106,168,000, or 8.6% of total assets, which compares with $95,110,000, or 9.0% of total assets, at December 31, 2005, and $71,561,000, or 7.6% of total assets, at December 31, 2004. The dollar increase in shareholders’ equity during 2006 reflects (i) the Company’s net income of $10,575,000 less cash dividends of $.90 per share totaling $4,525,000, (ii) the issuance of 113,774 shares of

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
common stock for $4,151,000, as reinvestment of cash dividends, (iii) the issuance of 12,587 shares of common stock pursuant to exercise of stock options for $206,000, (iv) the net unrealized gain on available-for-sale securities of $634,000, and (v) a stock based compensation expense of $17,000.
The Company’s principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Company and its subsidiary bank. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which the Company and its subsidiary bank have none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. The risk-based capital guidelines require the subsidiary bank and the Company to have a total risk-based capital ratio of 8.0% and a Tier I risk-based capital ratio of 4.0%. Set forth below is the Company’s and the bank subsidiary’s capital ratios as of December 31, 2006 and 2005. Institutions which have a Tier I leverage capital ratio of 5%, a Tier I risk-based capital ratio of 5% and a total risk-based capital ratio of 10% are defined as “well capitalized”. Management believes it can adequately capitalize its growth for the next few years with retained earnings and dividends reinvested.

	Wilson Bank Holding Company		Wilson Bank & Trust
	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands		(Dollars in Thousands)
December 31, 2006
Actual:
Total Risk Based Capital	$113,010	11.87%	$112,705	11.84%
Tier 1 Capital	102,801	10.80	102,496	10.77
Leverage	102,801	9.32	102,496	9.29

For Capital Adequacy Purposes:
Total Risk Based Capital		8.0		8.0
Tier 1 Capital		4.0		4.0
Leverage		4.0		4.0

December 31, 2005
Actual:
Total Risked Based Capital	$101,460	12.80%	$101,200	12.77%
Tier 1 Capital	92,377	11.66	92,117	11.65
Leverage	92,377	9.13	92,117	9.10

For Capital Adequacy Purposes:
Total Risked Based Capital		8.0		8.0
Tier 1 Capital		4.0		4.0
Leverage		4.0		4.0
Quantitative and Qualitative Disclosures About Market Risk
The Company’s primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Company’s assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which possess a short term to maturity. Based upon the nature of the Company’s operations, the Company is not subject to foreign currency exchange or commodity price risk.
Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
management/interest rate risk management. The Company’s rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments. The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2006.

		(Dollars in Thousands)
	Expected Maturity Date - Year Ending December 31,
								Fair
	2007	2008	2009	2010	2011	Thereafter	Total	Value
Earning assets:
Loans, net of unearned interest:
Variable rate	$65,590	15,604	9,871	10,815	17,217	361,501	480,598	480,598
Average interest rate	7.87%	7.72%	7.66%	7.92%	7.94%	7.56%	7.37%

Fixed rate	202,316	52,911	51,160	42,989	34,158	26,747	410,281	396,239
Average interest rate	6.75%	9.40%	9.00%	8.27%	7.97%	6.09%	6.75%

Securities	48,494	28,130	26,236	10,044	15,431	55,495	183,830	183,875
Average interest rate	3.27%	3.69%	3.72%	4.61%	4.78%	5.67%	3.35%

Loans held for sale	7,065	—	—	—	—	—	7,065	7,065
Average interest rate	4.41%	—	—	—	—	—	4.41%

Federal funds sold	60,070	—	—	—	—	—	60,070	60,070
Average interest rate	4.91%	—	—	—	—	—	4.91%

Interest-bearing deposits	865,647	42,533	36,985	17,743	4,957	44	967,909	968,965
Average interest rate	4.49%	4.57%	4.63%	4.85%	4.95%	4.65%	3.60%

Advances from Federal Home Loan Bank	—	—	16,879	213	—	—	17,092	16,849
Average interest rate	—	—	4.57%	7.14%		—	4.61%

Supervision and Regulation
Bank Holding Company Act of 1956. As a bank holding company, the Company is subject to regulation under the Bank Holding Company Act of 1956 (the “Act”), and the regulations adopted by the Board of Governors of the Federal Reserve System (the “Board”) under the Act. The Company is required to file reports with, and is subject to examination by, the Board. Wilson Bank is a Tennessee state chartered nonmember bank, and is therefore subject to the supervision of and is regularly examined by the Tennessee Department of Financial Institutions (the “TDFI”) and the Federal Deposit Insurance Corporation (“FDIC”).
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
In November, 1999, the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”) became law. Under the GLB Act, a “financial holding company” may engage in activities the Board determines to be financial in nature or incidental to such financial activity or complementary to a financial activity and not a substantial risk to the safety and soundness

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
of depository institutions or the financial system. Generally, such companies may engage in a wide range of securities activities and insurance underwriting and agency activities The Company has not sought “financial holding company” status.
Under the Tennessee Bank Structure Act, a bank holding company which controls 30% or more of the total deposits (excluding certain deposits) in all federally insured financial institutions in Tennessee is prohibited from acquiring any bank in Tennessee. State banks and national banks in Tennessee may establish branches anywhere in the state and generally may branch across state lines either through interstate merger or branch acquisition, provided the other state’s law affords reciprocity.
The Company and Wilson Bank are subject to certain restrictions imposed by the Federal Reserve Act and the Federal Deposit Insurance Act, respectively, on any extensions of credit to the Company or Wilson Bank, on investments in the stock or other securities of the Company or Wilson Bank, and on taking such stock or other securities as collateral for loans of any borrower.
Under the Tennessee Banking Act, approval of the Commission of Financial Institutions is required for declaration of any dividends by Wilson Bank to the Company in excess of net income in the calendar year of declaration plus retained net income for the preceding two years.
FDICIA. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), the federal banking regulators have assigned each insured institution to one of five categories (“well capitalized,” “adequately capitalized” or one of three under capitalized categories) based upon the three measures of capital adequacy discussed above (see “Capital Resources, Capital Position and Dividends”). Institutions which have a Tier I leverage capital ratio of 5%, a Tier I risk-based capital ratio of 5% and a total risk-based capital ratio of 10% are defined as “well capitalized”. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any of its capital requirements for “adequately capitalized” status. Wilson Bank currently meets the requirement for “well capitalized”.
An institution that fails to meet the minimum level for any relevant capital measure (an “undercapitalized institution”) may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days (which must be guaranteed by the institution’s holding company); (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The bank regulatory agencies have discretionary authority to reclassify a “well capitalized” institution as “adequately capitalized” or to impose on an “adequately capitalized” institution requirements or actions specified for undercapitalized institutions if the agency determines that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice.
A “significantly undercapitalized” institution may be subject to a number of additional requirements and restrictions, including (1) orders to sell sufficient voting stock to become “adequately capitalized,” (2) requirements to reduce total assets and (3) cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator.
Under FDICIA, bank regulatory agencies have prescribed safety and soundness guidelines for all insured depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation. Wilson Bank is assessed quarterly at the rate of .00305% of insured deposits for deposit insurance. Management is not aware of any current recommendations by the regulatory authorities which, if implemented, would have a material effect on the Company’s liquidity, capital resources or operations.
Monetary Policy. Wilson Bank is affected by commercial bank credit policies of regulatory authorities, including the Board. An important function of the Board is to regulate the national supply of bank credit in order to attempt to combat recessionary and curb inflationary pressures. Among the instruments of monetary policy used by the Board to implement these objectives are open market operations in U.S. Government securities, changes in discount rates

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
on member borrowings, changes in reserve requirements against bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. The monetary policies of the Board have had a significant effect on the operating results of commercial banks, including nonmembers (such as the Company’s bank subsidiary as well as members, in the past and are expected to continue to do so in the future.
Impact of Inflation
Although interest rates are significantly affected by inflation, the inflation rate is believed to be immaterial when reviewing the Company’s results of operations.
Recently Issued Accounting Pronouncements
In November, 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position Statement of Financial Accounting Standards 115-1 and 124-1 “The Meaning of Other-than-Temporary impairment or It’s Application to Certain Investments” (“FSP 115-1”) which codified existing guidance addressing the determination as to when an investment is considered impaired, whether that impairment is other than temporary and the measurement of an impairment loss. FSP 115-1 also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in FSP 115-1 amends FASB Statement No.115, Accounting for Certain Investments in Debt and Equity Securities, and No. 124, Accounting for Certain investments Held by Not-For-Profit Organizations and APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. The FSP 115-1 is effective for 2006. The Company has considered FSP 115-1 in its testing for other-than-temporary impairment.
On July 13, 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 requires that only benefits from tax positions that are more-likely-than-not of being sustained upon examination by the IRS should be recognized in the financial statements. These benefits would be recorded at amounts considered to be the maximum amounts more-than-likely-than-not of being sustained. At the time these positions become “more likely than not” to be disallowed under audit, their recognition would be reversed. The Company has reviewed the potential impact of FIN 48, and has determined that it should not have any material impact on the consolidated financial statements.
On March 17, 2006, the FASB issued Statement No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140”, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” Statement 156 requires that all servicing assets and liabilities be initially measured at fair value and allows for two alternatives in the subsequent accounting for servicing assets and liabilities: the amortization method and the fair value method. The amortization method requires that the servicing assets and liabilities be amortized over the remaining estimated lives of the serviced assets with impairment testing to be performed periodically. The fair value method requires the servicing assets and liabilities to be measured at fair value each period with an offset to income. Statement 156 is to be adopted in the first fiscal year that begins after September 15, 2006. An entity can elect the fair value method at the beginning of any fiscal year provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. However, once the fair value election is made, an entity cannot revert back to the amortization method. The Company has determined that there is no impact to the Company relating to Statement 156.
On September 16, 2006, the FASB issued FASB Statement No 157 “Fair Value Measurement” (Statement 157). Statement 157 provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. Under Statement 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principal that fair value should be based on the assumptions market participation would use when pricing the asset or liability. In support of this principle, Statement 157 establishes a fair value hierarchy that prioritizes the

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted process in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data, Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. Management is currently reviewing the potential impact of this Statement 157.

WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

	In Thousands, Except Per Share Information
	As Of December 31,
	2006	2005	2004	2003	2002
CONSOLIDATED BALANCE SHEETS:
Total assets end of year	$1,230,285	1,052,263	937,248	852,619	752,786
Loans, net	$880,670	801,705	714,631	584,714	543,658
Securities	$183,830	153,838	133,072	149,536	115,882
Deposits	$1,086,729	929,589	832,922	770,419	679,408
Stockholders’ equity	$106,168	95,110	71,561	63,323	55,031

	Years Ended December 31,
	2006	2005	2004	2003	2002
CONSOLIDATED STATEMENTS OF EARNINGS:

Interest income	$70,690	56,318	48,022	44,796	45,758
Interest expense	32,378	22,150	15,751	15,217	18,215

Net interest income	38,312	34,168	32,271	29,579	27,543

Provision for loan losses	3,806	1,136	3,273	1,904	2,344

Net interest income after provision for loan losses	34,506	33,032	28,998	27,675	25,199
Non-interest income	9,486	8,218	7,431	8,379	7,408
Non-interest expense	26,746	23,407	21,628	20,377	18,685

Earnings before income taxes	17,246	17,843	14,801	15,677	13,922

Income taxes	6,671	6,847	5,689	6,242	5,393

Net earnings	$10,575	10,996	9,112	9,435	8,529

Minority interest in net earnings of subsidiaries	$—	236	475	916	866

Cash dividends declared	$4,525	3,996	3,262	2,651	2,378

PER SHARE DATA:
Basic earnings per common share	$2.08	2.27	2.07	2.20	2.04
Diluted earnings per common share	$2.07	2.25	2.07	2.20	2.04
Cash dividends	$0.90	0.85	0.75	0.63	0.58
Book value	$20.73	19.04	16.13	14.66	13.05

RATIOS:
Return on average stockholders’ equity	10.51%	12.59%	13.61%	16.00%	16.98%
Return on average assets (1)	0.95%	1.12%	1.04%	1.31%	1.33%
Capital to assets (2)	8.63%	9.04%	8.38%	8.19%	8.08%
Dividends declared per share as percentage of basic earnings per share	43.27%	37.44%	36.23%	26.36%	28.19%

(1)	Includes minority interest earnings of consolidated subsidiaries in numerator.

(2)	Includes minority interest of consolidated subsidiaries in numerator.

WILSON BANK HOLDING COMPANY
Consolidated Financial Statements
December 31, 2006 and 2005
(With Independent Auditor’s Report Thereon)

INDEPENDENT AUDITOR’S REPORT
The Board of Directors
Wilson Bank Holding Company:
We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ MAGGART & ASSOCIATES, P.C.

Nashville, Tennessee
January 11, 2007

Report of Independent Registered Public Accounting Firm
We have audited management’s assessment, included in the accompanying Report of Management on Internal Control Over Financial Reporting, that Wilson Bank Holding Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Wilson Bank Holding Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Page Two
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that Wilson Bank Holding Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, Wilson Bank Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Wilson Bank Holding Company as of December 31, 2006 and 2005 and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders equity and cash flows for each of the three years in the period ended December 31, 2006 and our report dated January 11, 2007 expressed an unqualified opinion.

/s/ MAGGART & ASSOCIATES, P.C.

Nashville, Tennessee
January 11, 2007

WILSON BANK HOLDING COMPANY
Consolidated Balance Sheets
December 31, 2006 and 2005

	In Thousands
	2006	2005

ASSETS
Loans, net of allowance for loan losses of $10,209,000 and $9,083,000, respectively	$880,670	801,705
Securities:
Held-to-maturity, at amortized cost (market value $14,376,000 and $14,507,000, respectively)	14,331	14,374
Available-for-sale, at market (amortized cost $171,829,000 and $142,822,000, respectively)	169,499	139,464

Total securities	183,830	153,838

Loans held for sale	7,065	2,935
Federal funds sold	60,070	5,640
Restricted equity securities	2,940	2,782

Total earning assets	1,134,575	966,900

Cash and due from banks	43,334	40,811
Premises and equipment, net	28,705	23,601
Accrued interest receivable	8,019	6,332
Deferred income taxes	3,211	3,131
Other real estate	555	277
Goodwill	4,805	4,805
Other intangible assets, net	2,092	2,488
Other assets	4,989	3,918

Total assets	$1,230,285	1,052,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,086,729	929,589
Securities sold under repurchase agreements	13,394	9,156
Advances from Federal Home Loan Bank	17,092	13,688
Accrued interest and other liabilities	6,902	4,720

Total liabilities	1,124,117	957,153

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 10,000,000 shares, 5,122,340 and 4,995,979 shares issued and outstanding, respectively	10,244	9,992
Additional paid-in capital	35,624	31,502
Retained earnings	61,738	55,688
Net unrealized losses on available-for-sale securities, net of income taxes of $892,000 and $1,286,000, respectively	(1,438)	(2,072)

Total stockholders’ equity	106,168	95,110

COMMITMENTS AND CONTINGENCIES
Total liabilities and stockholders’ equity	$1,230,285	1,052,263

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Earnings
Three Years Ended December 31, 2006

	In Thousands (except per share data)
	2006	2005	2004

Interest income:
Interest and fees on loans	$62,567	50,283	42,796
Interest and dividends on securities:
Taxable securities	5,312	4,447	3,971
Exempt from Federal income taxes	633	623	671
Interest on loans held for sale	201	175	161
Interest on Federal funds sold	1,814	673	319
Interest and dividends on restricted equity securities	163	117	104

Total interest income	70,690	56,318	48,022

Interest expense:
Interest on negotiable order of withdrawal accounts	1,262	650	223
Interest on money market accounts and other savings accounts	5,955	3,929	2,880
Interest on certificates of deposit	24,155	16,741	12,215
Interest on securities sold under repurchase agreements	354	179	162
Interest on advances from Federal Home Loan Bank	652	630	250
Interest on Federal funds purchased	—	21	21

Total interest expense	32,378	22,150	15,751

Net interest income before provision for loan losses	38,312	34,168	32,271
Provision for possible loan losses	(3,806)	(1,136)	(3,273)

Net interest income after provision for loan losses	34,506	33,032	28,998
Non-interest income	9,486	8,218	7,431
Non-interest expense	(26,746)	(23,407)	(21,628)

Earnings before income taxes	17,246	17,843	14,801

Income taxes	6,671	6,847	5,689

Net earnings	$10,575	10,996	9,112

Basic earnings per common share	$2.08	2.27	2.07

Diluted earnings per common share	$2.07	2.25	2.07

Weighted average common shares outstanding:
Basic	5,078,591	4,844,486	4,393,791

Diluted	5,108,293	4,879,385	4,406,826

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Comprehensive Earnings
Three Years Ended December 31, 2006

	In Thousands
	2006	2005	2004

Net earnings	$10,575	10,996	9,112

Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $346,000 $634,000 and $504,000, respectively	556	(1,021)	(813)
Less: reclassification adjustment for net losses included in net earnings, net of taxes of $48,000 in 2006 and $26,000 in 2004	78	—	42

Other comprehensive earnings (losses)	634	(1,021)	(771)

Comprehensive earnings	$11,209	9,975	8,341

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Changes in Stockholders’ Equity
Three Years Ended December 31, 2006

	In Thousands
				Net Unrealized
		Additional		Gain (Loss) On
	Common	Paid-In	Retained	Available-For-
	Stock	Capital	Earnings	Sale Securities	Total
Balance December 31, 2003	$8,642	11,928	42,838	(85)	63,323
Cash dividends declared, $.75 per share	—	—	(3,262)	—	(3,262)
Issuance of 104,388 shares of stock pursuant to dividend reinvestment plan	208	2,770	—	—	2,978
Issuance of 11,613 shares of stock pursuant to exercise of stock options	23	158	—	—	181
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $478,000	—	—	—	(771)	(771)
Net earnings for the year	—	—	9,112	—	9,112

Balance December 31, 2004	8,873	14,856	48,688	(856)	71,561
Cash dividends declared, $.85 per share	—	—	(3,996)	—	(3,996)
Issuance of 111,914 shares of stock pursuant to dividend reinvestment plan	224	3,422	—	—	3,646
Issuance of 10,912 shares of stock pursuant to exercise of stock options	22	151	—	—	173
Issuance of 436,546 shares of stock pursuant to acquisition of minority interest in subsidiaries	873	13,073	—	(195)	13,751
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $634,000	—	—	—	(1,021)	(1,021)
Net earnings for the year	—	—	10,996	—	10,996

Balance December 31, 2005	9,992	31,502	55,688	(2,072)	95,110
Cash dividends declared, $.90 per share	—	—	(4,525)	—	(4,525)
Issuance of 113,774 shares of stock pursuant to dividend reinvestment plan	227	3,924	—	—	4,151
Issuance of 12,587 shares of stock pursuant to exercise of stock options	25	181	—	—	206
Stock based compensation expense	—	17	—	—	17
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $394,000	—	—	—	634	634
Net earnings for the year	—	—	10,575	—	10,575

Balance December 31, 2006	$10,244	35,624	61,738	(1,438)	106,168

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Cash Flows
Three Years Ended December 31, 2006
Increase (Decrease) in Cash and Cash Equivalents

	In Thousands
	2006	2005	2004

Cash flows from operating activities:
Interest received	$68,857	54,809	46,957
Fees received	8,881	7,683	7,828
Other income received	124	129	35
Proceeds from sales of loans	88,971	76,378	72,317
Origination of loans held for sale	(92,650)	(74,685)	(70,854)
Interest paid	(29,629)	(21,612)	(15,274)
Cash paid to suppliers and employees	(25,407)	(22,729)	(20,346)
Income taxes paid	(7,733)	(6,483)	(6,217)

Net cash provided by operating activities	11,414	13,490	14,446

Cash flows from investing activities:
Purchase of available-for-sale securities	(66,771)	(29,937)	(75,268)
Proceeds from maturities of available-for-sale securities	27,335	7,303	63,792
Proceeds from sale of available-for-sale securities	10,303	—	24,337
Purchase of held-to-maturity securities	(462)	(1,327)	(250)
Proceeds from maturities of held-to-maturity securities	505	1,390	2,456
Loans made to customers, net of repayments	(85,426)	(89,522)	(135,024)
Purchase of bank premises and equipment	(6,693)	(3,062)	(4,186)
Proceeds from sales of fixed assets	46	1	40
Proceeds from sales of other assets	324	201	220
Proceeds from sales of other real estate	1,764	1,229	1,421

Net cash used in investing activities	(119,075)	(113,724)	(122,462)

Cash flows from financing activities:
Net increase in non-interest bearing, savings, NOW and money market deposit accounts	21,147	43,066	2,009
Net increase in time deposits	135,993	53,601	60,494
Proceeds from sale (purchase of) of securities under agreements to repurchase	4,238	2,477	(1,927)
Proceeds from (repayments to) Federal Home Loan Bank, net	3,404	(1,575)	14,551
Dividends paid	(4,525)	(3,996)	(3,262)
Dividends paid to minority shareholders	—	(77)	(141)
Proceeds from sale of stock to minority shareholders	—	68	125
Proceeds from sale of common stock dividend reinvestment	4,151	3,646	2,978
Proceeds from sale of common stock pursuant to exercise of stock options	206	173	181
Cash paid in merger	—	(13)	—

Net cash provided by financing activities	164,614	97,370	75,008

Net increase (decrease) in cash and cash equivalents	56,953	(2,864)	(33,008)

Cash and cash equivalents at beginning of year	46,451	49,315	82,323

Cash and cash equivalents at end of year	$103,404	46,451	49,315

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Cash Flows, Continued
Three Years Ended December 31, 2006
Increase (Decrease) in Cash and Cash Equivalents

	In Thousands
	2006	2005	2004

Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$10,575	10,996	9,112
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,957	1,825	1,511
Provision for loan losses	3,806	1,136	3,273
Provision for deferred taxes	(475)	(403)	(201)
Loss on sales of other real estate	102	40	18
Loss on sales of other assets	101	65	64
Security losses	126	—	68
Gain on sales of fixed assets	(18)	(1)	(29)
FHLB dividend reinvestment	(158)	(121)	(102)
Decrease (increase) in loans held for sale	(4,130)	580	457
Increase (decrease) in taxes payable	(587)	767	(325)
Increase in accrued interest receivable	(1,687)	(1,388)	(204)
Increase in interest payable	2,749	538	477
Increase in other assets	(651)	(883)	(352)
Increase (decrease) in accrued expenses	(313)	103	204
Net gains of minority interests of commercial bank subsidiaries	—	236	475
Stock based compensation expense	17	—	—

Total adjustments	839	2,494	5,334

Net cash provided by operating activities	$11,414	13,490	14,446

Supplemental Schedule of Non-Cash Activities:

Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $394,000 in 2006, $634,000 in 2005, and $504,000 in 2004	$634	(1,021)	(771)

Non-cash transfers from loans to other real estate	$2,144	966	1,602

Non-cash transfers from loans to other assets	$511	346	232

Issuance of 436,546 shares of common stock for minority interest in subsidiary	$—	13,751	—

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
(1)	Summary of Significant Accounting Policies

The accounting and reporting policies of Wilson Bank Holding Company and Wilson Bank & Trust (“the Company”) are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The following is a brief summary of the significant policies.

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Wilson Bank & Trust (“Wilson Bank”). All significant intercompany accounts and transactions have been eliminated in consolidation. Prior to March 31, 2005, the Company owned a 50% interest in DeKalb Community Bank and Community Bank of Smith County. On March 31, 2005, the Company acquired the minority interest in the subsidiaries by issuing Wilson Bank Holding Company stock to the minority shareholders. The two subsidiary banks were merged into Wilson Bank & Trust. Prior to March 31, 2005, these two 50% owned subsidiaries were included in the consolidated financial statements.

(b)	Nature of Operations

Wilson Bank operates under a state bank charter and provides full banking services. As a state bank, the subsidiary bank is subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation. The areas served by Wilson Bank include Wilson County, DeKalb County, Rutherford County, Smith County, Trousdale County, and eastern Davidson County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the main office and twenty branch locations.

(c)	Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to determination of the allowance for loan losses and the valuation of debt and equity securities and the related deferred taxes.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(1)	Summary of Significant Accounting Policies, Continued
(d)	Loans

Loans are stated at the principal amount outstanding. Unearned discount, deferred loan fees net of loan acquisition costs, and the allowance for loan losses are shown as reductions of loans. Loan origination and commitment fees and certain loan-related costs are being deferred and the net amount amortized as an adjustment of the related loan’s yield over the contractual life of the loan. Unearned discount represents the unamortized amount of finance charges, principally related to certain installment loans. Interest income on most loans is accrued based on the principal amount outstanding.

The Company follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan” (“SFAS No. 114”) and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures” (“SFAS No. 118”). These pronouncements apply to impaired loans except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including residential mortgage and installment loans.

A loan is impaired when it is probable that the Company will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company shall recognize an impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for possible loan losses.

The Company’s installment loans are divided into various groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and, thus, are not subject to the provisions of SFAS Nos. 114 and 118. Substantially all other loans of the Company are evaluated for impairment under the provisions of SFAS Nos. 114 and 118.

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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(1)	Summary of Significant Accounting Policies, Continued
(d)	Loans, Continued

insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower’s financial condition, collateral, liquidation value, and other factors that affect the borrower’s ability to pay.

Generally, at the time a loan is placed on nonaccrual status, all interest accrued and uncollected on the loan in the current fiscal year is reversed from income, and all interest accrued and uncollected from the prior year is charged off against the allowance for loan losses. Thereafter, interest on nonaccrual loans is recognized as interest income only to the extent that cash is received and future collection of principal is not in doubt. If the collectibility of outstanding principal is doubtful, such cash received is applied as a reduction of principal. A nonaccrual loan may be restored to an accruing status when principal and interest are no longer past due and unpaid and future collection of principal and interest on a timely basis is not in doubt.

Loans not on nonaccrual status are classified as impaired in certain cases when there is inadequate protection by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Company will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Company’s criteria for nonaccrual status.

Generally, the Company also classifies as impaired any loans the terms of which have been modified in a troubled debt restructuring. Interest is generally accrued on such loans that continue to meet the modified terms of their loan agreements.

The Company’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged off in the month when they are considered uncollectible.

(e)	Allowance for Loan Losses

The provision for loan losses represents a charge to earnings necessary, after loan charge-offs and recoveries, to maintain the allowance for loan losses at an appropriate level which is adequate to absorb estimated losses inherent in the loan portfolio. Such estimated losses arise primarily from the loan portfolio but may also be derived from other sources, including commitments to extend credit and standby letters of credit. The level of the allowance is determined on a monthly basis using procedures which include: (1) categorizing commercial and commercial real estate loans into risk categories to estimate loss probabilities based primarily on the historical loss experience of those risk

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(1)	Summary of Significant Accounting Policies, Continued
(e)	Allowance for Loan Losses, Continued

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

The allowance for loan losses consists of an allocated portion and an unallocated, or general, portion. The allocated portion is maintained to cover estimated losses applicable to specific segments of the loan portfolio. The unallocated portion is maintained to absorb losses which probably exist as of the evaluation date but are not identified by the more objective processes used for the allocated portion of the allowance due to risk of errors or imprecision. While the total allowance consists of an allocated portion and an unallocated portion, these terms are primarily used to describe a process. Both portions of the allowance are available to provide for inherent loss in the entire portfolio.

The allowance for loan losses is increased by provisions for loan losses charged to expense and is reduced by loans charged off net of recoveries on loans previously charged off. The provision is based on management’s determination of the amount of the allowance necessary to provide for estimated loan losses based on its evaluation of the loan portfolio. Determining the appropriate level of the allowance and the amount of the provision involves uncertainties and matters of judgment and therefore cannot be determined with precision.

(f)	Debt and Equity Securities

The Company applies the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”). Under the provisions of SFAS No. 115, securities are classified in three categories and accounted for as follows:

•	Securities Held-to-Maturity

Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Amortization of premiums and accretion of discounts are recognized by the interest method.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(1)	Summary of Significant Accounting Policies, Continued
(f)	Debt and Equity Securities, Continued
•	Trading Securities

Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

•	Securities Available-for-Sale

Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at estimated fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders’ equity. Premiums and discounts are recognized by the interest method.

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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(1)	Summary of Significant Accounting Policies, Continued
(i)	Intangible Assets

SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) requires that management determine the allocation of intangible assets into identifiable groups at the date of acquisition and appropriate amortization periods be established. Under the provisions of SFAS No. 142, goodwill is not to be amortized; rather, it is to be monitored for impairment and written down to the impairment value at the time impairment occurs. The Company has determined that no impairment loss needs to be recognized related to the goodwill.

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

Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax asset and liabilities are expected to be realized or settled as prescribed in SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(1)	Summary of Significant Accounting Policies, Continued
(m)	Income Taxes, Continued

The Company and its wholly-owned subsidiary file consolidated Federal and State income tax returns. The 50% owned subsidiaries filed separate Federal income tax returns for the three months prior to the merger. Each entity provides for income taxes on a separate-return basis.

(n)	Stock Options

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (Revised 2004) “Share-Based Payment” (“SFAS No. 123R”). The Securities and Exchange Commission (“SEC”) staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) in March 2005 to assist preparers by simplifying some of the implementation challenges of SFAS No. 123R while enhancing the information investors receive. The FASB has also issued various Staff Positions clarifying certain provisions of the new accounting standard. SFAS No. 123R addresses all forms of share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No. 123R requires the Company to expense share-based payment awards with compensation cost measured at the fair value of the award. In addition, SFAS No. 123R requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than an operating cash flow. Effective January 1, 2006, the Company adopted SFAS No. 123R under the modified prospective method.

Under the modified prospective method, the accounting standards of SFAS No. 123R have been applied as of January 1, 2006 and the consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123R. See note 19 to the consolidated financial statements for more information.

Under the provisions of SFAS No. 123R, stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the accompanying consolidated statement of income during 2006 included compensation expense for stock-based payment awards granted prior to, but not yet vested, as of January 1, 2006 and for the stock-based awards granted after January 1, 2006, based on the grant date fair value estimated in accordance with SFAS No. 123R. As stock-based compensation expense recognized in the accompanying statement of income for 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For 2005 and 2004, the impact of stock-based compensation expense is disclosed on a proforma basis. (See note 19 to the consolidated financial statements).

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(1)	Summary of Significant Accounting Policies, Continued
(n)	Stock Options, Continued

The fair value of each option award is estimated on the date of grant using a Black-Scholes Option Pricing Model (“BS”) that uses the following assumptions. Expected volatility is based on implied volatility from comparable publicly traded banks. The Company uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the average of: (1) the weighted average vesting term and (2) original contractual term as permitted under SAB 107. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant and the weighted average expected life of the grant.

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

(q)	Reclassifications

Certain reclassifications have been made to the 2005 and 2004 figures to conform to the presentation for 2006.

(r)	Off-Balance-Sheet Financial Instruments

In the ordinary course of business Wilson Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(1)	Summary of Significant Accounting Policies, Continued
(s)	Impact of New Accounting Standards

On June 30, 2005, the FASB issued an exposure draft “Business Combinations — a replacement of FASB Statement No. 141 (“Statement 141 Revised”). Statement 141 Revised would require the acquirer to measure the fair value of the acquiree, as a whole, as of the acquisition date as opposed to the definitive agreement date. The proposal also requires that contingent consideration be estimated and recorded at the acquisition which is in conflict with SFAS No. 5 “Accounting for Contingencies” (“SFAS No. 5”). SFAS No. 5 would be amended for this exception. Acquisition related costs incurred in connection with the business combination would generally be expensed.

Statement 141 Revised would require the acquirer in a business combination in which the acquisition-date fair value of the acquirer’s interest in the acquiree exceeds the fair value of the consideration transferred for that interest (referred to as a bargain purchase) to account for that excess by first reducing the goodwill related to that business combination to zero, and then by recognizing any excess in income. SFAS No. 141 requires that excess to be allocated as a pro rata reduction of the amounts that would have been assigned to particular assets acquired. Statement 141 Revised is expected to be effective for acquisitions after January 1, 2007.

On June 19, 2003, the American Institute of Certified Public Accountants issued an exposure draft on a Proposed Statement of Position (“SOP”) on Allowance for Credit Losses. If approved, the proposed SOP would significantly change the way the allowance for possible loan losses is calculated. Under the proposed SOP, any loans determined to be impaired, as defined in SFAS No. 114, would be assigned a specific reserve based on facts and circumstances surrounding the particular loan and no loss percentage would be assigned. If a loan is determined not to be impaired, it would be assigned to a pool of similar homogeneous loans. A loss percentage would then be assigned to the pool based on historical charge-offs adjusted for internal or external factors such as the economy, changes in underwriting standards, etc. Management has not yet determined the impact this proposed SOP would have on their consolidated financial statements, but anticipates that it could result in a reduction in the allowance for possible loan losses. Under the Proposal, any changes resulting from the initial application of this proposed SOP would be treated as a change in accounting estimate.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(1) Summary of Significant Accounting Policies, Continued
(s)	Impact of New Accounting Standards, Continued

In November, 2005, the FASB issued FASB Staff Position Statement of Financial Accounting Standards 115-1 and 124-1 (“FSP 115-1”) which codified existing guidance addressing the determination as to when an investment is considered impaired, whether that impairment is other than temporary and the measurement of an impairment loss. FSP 115-1 also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in FSP 115-1 amends SFAS No. 115, SFAS No. 124 and APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”. FSP 115-1 is effective for 2006. The Company has considered FSP 115-1 in its testing for other-than-temporary impairment.

In December 2004, the FASB issued SFAS No. 123R, which requires recognition of expense over the requisite service period for awards of share-based compensation to employees. SFAS No. 123R was adopted by the Company as of January 1, 2006. As permitted by the original SFAS No. 123 prior to January 1, 2006, the Company has accounted for its equity awards under the provisions of APB Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB No. 25”). Under the provisions of SFAS No. 123R, the grant date fair value of an award has been used to measure the compensation expense recognized for the award. For any unvested awards granted prior to the adoption of SFAS No. 123R, the fair values used in preparation of the disclosures required under the original SFAS No. 123 have been utilized. Compensation expense recognized after adoption of SFAS No. 123R will incorporate an estimate of awards expected to ultimately vest, which requires estimation of forfeitures as well as projections related to the satisfaction of performance conditions that determine vesting. The substance of SFAS No. 123R is to require companies to record as an expense amortization of the fair market value of stock options determined as of the grant date. The offsetting credit is to additional paid-in capital unless there is an obligation to buy back the stock or exchange other assets for the stock. If such an obligation exists the offsetting credit would be to a liability account. The adoption of SFAS No. 123R has had an impact on the Company’s results of operations for 2006, although it has had no significant impact on the Company’s overall financial position. See note 19 to the consolidated financial statements for additional discussion.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(1) Summary of Significant Accounting Policies, Continued
(s)	Impact of New Accounting Standards, Continued

On June 1, 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”), a replacement of Accounting Principles Board Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. In the absence of specific transition requirements to the contrary in the adoption of an accounting principle, SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable for comparability and consistency of financial information between periods. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning in 2006.

On March 17, 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140” (“SFAS No. 156”). SFAS No. 156 requires that all servicing assets and liabilities be initially measured at fair value and allows for two alternatives in the subsequent accounting for servicing assets and liabilities: the amortization method and the fair value method. The amortization method requires that the servicing assets and liabilities be amortized over the remaining estimated lives of the serviced assets with impairment testing to be performed periodically. The fair value method requires the servicing assets and liabilities to be measured at fair value each period with an offset to income. SFAS No. 156 is to be adopted in the first fiscal year that begins after September 15, 2006 and early adoption is permitted. An entity can elect the fair value method at the beginning of any fiscal year provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. However, once the fair value election is made, an entity cannot revert back to the amortization method. The Company has determined that there is no impact on the consolidated financial statements of SFAS No. 156.

On July 13, 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of SFAS No. 109. FIN 48 requires that only benefits from tax positions that are more-likely-than-not of being sustained upon examination by the IRS should be recognized in the financial statements. These benefits would be recorded at amounts considered to be the maximum amounts more-likely-than-not of being sustained. At the time these positions become “more likely than not” to be disallowed under audit, their recognition would be reversed. The Company has reviewed the potential impact of FIN 48, and has determined that it should not have any material impact on the consolidated financial statements.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(1) Summary of Significant Accounting Policies, Continued
(s)	Impact of New Accounting Standards, Continued

On September 15, 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data. Under SFAS No. 157, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. Management is currently reviewing the potential impact of SFAS No. 157.
(2) Loans and Allowance for Loan Losses
     The classification of loans at December 31, 2006 and 2005 is as follows:

	In Thousands
	2006	2005

Commercial, financial and agricultural	$301,589	251,494
Installment	82,964	86,079
Real estate — construction	67,162	58,672
Real estate — mortgage	439,164	414,543

	890,879	810,788
Allowance for possible loan losses	(10,209)	(9,083)

	$880,670	801,705

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(2) Loans and Allowance for Loan Losses, Continued
The principal maturities on loans at December 31, 2006 are as follows:

	In Thousands
	Commercial,
	Financial
	and		Real Estate -	Real Estate-
	Agricultural	Installment	Construction	Mortgage	Total

3 months or less	$64,667	6,844	24,103	982	96,596
3 to 12 months	128,912	6,539	31,823	4,039	171,313
1 to 5 years	77,359	63,337	11,236	82,791	234,723
Over 5 Years	30,651	6,244	—	351,352	388,247

	$301,589	82,964	67,162	439,164	890,879

At December 31, 2006, variable rate and fixed rate loans totaled $480,598,000 and $410,281,000, respectively. At December 31, 2005, variable rate loans were $450,756,000 and fixed rate loans totaled $360,032,000.
Unamortized deferred loan fees totaled $1,025,000 and $885,000 at December 31, 2006 and 2005, respectively.
In the normal course of business, Wilson Bank has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $13,639,000 and $12,953,000 at December 31, 2006 and 2005, respectively. As of December 31, 2006, none of these loans were restructured, nor were any related party loans charged-off during the past three years nor did they involve more than the normal risk of collectibility or present other unfavorable features.
An analysis of the activity with respect to such loans to related parties is as follows:

	In Thousands
	December 31,
	2006	2005

Balance, January 1	$12,953	15,416
New loans during the year	6,329	16,292
Repayments during the year	(5,643)	(18,755)

Balance, December 31	$13,639	12,953

A director of the Company performs appraisals related to certain loan customers. Fees paid to the director for these services were $392,000 in 2006, $400,000 in 2005 and $487,000 in 2004.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(2) Loans and Allowance for Loan Losses, Continued
Loans which had been placed on non-accrual status totaled $1,360,000 and $225,000 at December 31, 2006 and 2005, respectively. Had interest on these loans been accrued, interest income would have been increased by approximately $11,000 in 2006 and $13,000 in 2005. In 2004, interest income that would have been earned had there been no non-accrual loans totaled approximately $13,000. Loans that are past due 90 days or more and are still accruing interest totaled $3,943,000 and $2,015,000 at December 31, 2006 and 2005, respectively.
Transactions in the allowance for loan losses for the years ended December 31, 2006, 2005 and 2004 are summarized as follows:

	In Thousands
	2006	2005	2004

Balance, beginning of year	$9,083	9,370	8,077
Provision charged to operating expense	3,806	1,136	3,273
Loans charged off	(3,017)	(1,616)	(2,298)
Recoveries on losses	337	193	318

Balance, end of year	$10,209	9,083	9,370

The Company’s principal customers are primarily in the Middle Tennessee area with a concentration in Wilson County, Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral varies depending upon the purpose of the credit and the borrower’s financial condition.
Impaired loans and related loan loss reserve amounts at December 31, 2006 and 2005 were as follows:

	In Thousands
	December 31,
	2006	2005

Recorded investment	$868	—
Loan loss reserve	$177	—
The average recorded investment in impaired loans for the years ended December 31, 2006, 2005 and 2004 was $67,000, $78,000 and $121,000, respectively. The related total amount of interest income recognized on the accrual basis for the period that such loans were impaired was $6,000, $6,000 and $8,000 during 2006, 2005 and 2004, respectively.
In 2006, 2005 and 2004, the Company originated and sold loans in the secondary market of $92,650,000, $74,685,000 and $70,854,000, respectively. The gain on sale of these loans totaled $451,000, $405,000 and $298,000 in 2006, 2005 and 2004, respectively.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(2) Loans and Allowance for Loan Losses, Continued
Of the loans sold in the secondary market, the recourse to Wilson Bank is limited. On loans sold to the Federal Home Loan Mortgage Corporation, Wilson Bank has a recourse obligation for one year from the purchase date. At December 31, 2006, there were no loans sold to the Federal Home Loan Mortgage Corporation with existing recourse. All other loans sold in the secondary market provide the purchase recourse to Wilson Bank for a period of 90 days from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. At December 31, 2006, total loans sold with recourse to Wilson Bank, including those sold to the Federal Home Loan Mortgage Corporation, aggregated $50,075,000. At December 31, 2006, Wilson Bank had not been required to repurchase any of the loans originated by Wilson Bank and sold in the secondary market. Management expects no loss to result from these recourse provisions.
(3) Debt and Equity Securities
Debt and equity securities have been classified in the consolidated balance sheet according to management’s intent. Debt and equity securities at December 31, 2006 consist of the following:

	Securities Held-To-Maturity
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Obligations of states and political subdivisions	$14,270	116	71	14,315
Mortgage-backed securities	61	—	—	61

	$14,331	116	71	14,376

	Securities Available-For-Sale
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. Government agencies and corporations	$168,236	12	2,345	165,903
Obligations of states and political subdivisions	1,929	3	8	1,924
Mortgage-backed securities	1,664	11	3	1,672

	$171,829	26	2,356	169,499

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(3) Debt and Equity Securities, Continued
The Company’s classification of securities at December 31, 2005 is as follows:

	Securities Held-To-Maturity
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Obligations of states and political subdivisions	$14,241	202	69	14,374
Mortgage-backed securities	133	—	—	133

	$14,374	202	69	14,507

	Securities Available-For-Sale
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. Government agencies and corporations	$138,056	—	3,349	134,707
Obligations of states and political subdivisions	1,340	23	4	1,359
Mortgage-backed securities	3,426	1	29	3,398

	$142,822	24	3,382	139,464

The amortized cost and estimated market value of debt securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	In Thousands
		Estimated
	Amortized	Market
Securities Held-To-Maturity	Cost	Value

Due in one year or less	$1,082	1,084
Due after one year through five years	7,035	7,068
Due after five years through ten years	5,159	5,159
Due after ten years	994	1,004

	14,270	14,315
Mortgage-backed securities	61	61

	$14,331	14,376

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(3) Debt and Equity Securities, Continued

	In Thousands
		Estimated
	Amortized	Market
Securities Available-For-Sale	Cost	Value

Due in one year or less	$47,382	46,856
Due after one year through five years	71,524	69,994
Due after five years through ten years	42,241	42,022
Due after ten years	9,018	8,955

	170,165	167,827
Mortgage-backed securities	1,664	1,672

	$171,829	169,499

The Company periodically applies the stress test to its securities portfolio. To satisfy the stress test a security’s estimated market value should not decline more than certain percentages given certain assumed interest rate increases. The Company had no securities that failed to meet the stress test.
Results from sales of debt and equity securities are as follows:

	In Thousands
	2006	2005	2004

Gross proceeds	$10,303	—	24,337

Gross realized gains	$20	—	—
Gross realized losses	(146)	—	68

Net realized losses	$(126)	—	(68)

Securities carried in the balance sheet of approximately $123,414,000 (approximate market value of $121,473,000) and $88,946,000 (approximate market value of $86,860,000) were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2006 and 2005, respectively.
Included in the securities above are $14,475,000 (approximate market value of $14,504,000) and $15,382,000 (approximate market value of $15,518,000) at December 31, 2006 and 2005, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.
Securities that have rates that adjust prior to maturity totaled $151,000 (approximate market value of $152,000) and $205,000 (approximate market value of $206,000) at December 31, 2006 and 2005, respectively.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(3) Debt and Equity Securities, Continued
The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number			Number
			of			of
	Fair	Unrealized	Securities	Fair	Unrealized	Securities	Fair	Unrealized
	Value	Losses	Included	Value	Losses	Included	Value	Losses
U.S. Treasury and other U.S. Government agencies and corporations	$56,047	325	27	105,356	2,020	116	161,403	2,345
Obligations of states and political sub-divisions	1,494	5	6	5,734	74	25	7,228	79
Mortgage-backed securities	12	—	1	330	3	5	342	3

Total temporarily impaired securities	$57,553	330	34	111,420	2,097	146	168,973	2,427

The impaired securities are considered high quality investments in line with normal industry investing practices. The unrealized losses are primarily the result of changes in the interest rate and sector environments. Consistent with the original classification, as available-for-sale or held-to-maturity securities, the Company intends and has the ability to hold the above securities until maturity or a market price recovery, and as such the impairment of these securities is not deemed to be other-than-temporarily impaired.
The Company may sell the above or other securities in the ordinary course of business in response to unexpected and significant changes in liquidity needs, unexpected and significant increases in interest rates and/or sector spreads that significantly extend the security’s holding period, or conducting a small volume of security transactions.
(4) Restricted Equity Securities
Restricted equity securities consists of stock of the Federal Home Loan Bank amounting to $2,852,000 and $2,694,000 at December 31, 2006 and 2005, respectively, and the stock of The Bankers Bank amounting to $88,000 at December 31, 2006 and 2005. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(5)	Premises and Equipment
The detail of premises and equipment at December 31, 2006 and 2005 is as follows:

	In Thousands
	2006	2005

Land	$10,497	7,737
Buildings	18,509	16,226
Construction in progress	109	187
Leasehold improvements	140	140
Furniture and equipment	8,936	7,294
Automobiles	224	215

	38,415	31,799
Less accumulated depreciation	(9,710)	(8,198)

	$28,705	23,601

Building additions during 2006 and 2005 include payments of $1,904,000 and $177,000, respectively, to a construction company owned by a director of the Company.
Depreciation expense was $1,561,000, $1,526,000 and $1,511,000 for the years ended December 31, 2006, 2005 and 2004, respectively.
(6) Acquired Intangible Assets and Goodwill
The intangible assets result from the excess of purchase price over the applicable book value of the net assets acquired of 50% owned subsidiaries in 2005 (see note 23):
Amortizable intangible assets:

	In Thousands
	2006	2005

Premium on purchased deposits	$2,787	2,787

Accumulated amortization	695	299

	$2,092	2,488

	For the Year Ended December 31,
	2006	2005	2004

Amortization expense	$396	299	—

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(6) Acquired Intangible Assets and Goodwill, Continued
Estimated amortization expense:

For the Year Ended

2007	$398
2008	398
2009	398
2010	398
2011	398
2012	102
The premium on purchased deposits is being amortized on a straight-line basis over 7 years.
Goodwill:

	In Thousands
	2006	2005

Balance at January 1,	$4,805	—
Goodwill acquired during year	—	4,805
Impairment loss	—	—

Balance at December 31,	$4,805	4,805

(7) Deposits
Deposits at December 31, 2006 and 2005 are summarized as follows:

	In Thousands
	2006	2005

Demand deposits	$118,820	113,859
Savings accounts	35,347	38,421
Negotiable order of withdrawal accounts	92,151	86,037
Money market demand accounts	215,383	202,235
Certificates of deposit $100,000 or greater	238,072	182,311
Other certificates of deposit	334,761	260,313
Individual retirement accounts $100,000 or greater	14,622	14,569
Other individual retirement accounts	37,573	31,844

	$1,086,729	929,589

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(7) Deposits, Continued
Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2006 are as follows:

(In Thousands)
Maturity	Total

2007	$522,767
2008	42,533
2009	36,985
2010	17,743
2011	4,957
Thereafter	43

$625,028

At December 31, 2006, certificates of deposit and individual retirement accounts in denominations of $100,000 or more amounted to $252,694,000 as compared to $196,880,000 at December 31, 2005.
The aggregate amount of overdrafts reclassified as loans receivable was $2,121,000 and $2,041,000 at December 31, 2006 and 2005, respectively.
Wilson Bank is required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2006 and 2005 were approximately $16,636,000 and $13,791,000, respectively.
(8) Securities Sold Under Repurchase Agreements
Securities sold under repurchase agreements were $13,394,000 and $9,156,000 at December 31, 2006 and 2005, respectively. The maximum amounts of outstanding repurchase agreements at any month end during 2006 and 2005 was $13,575,000 and $9,156,000, respectively. The average daily balance outstanding during 2006, 2005 and 2004 was $8,460,000, $6,622,000 and $9,254,000, respectively. The weighted-average interest rate on the outstanding balance at December 31, 2006 and 2005 was 4.69% and 3.21%, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(9)	Advances from Federal Home Loan Bank
The advances from the Federal Home Loan Bank at December 31, 2006 and 2005 consist of the following:

	In Thousands
	December 31,
	2006		2005
		Weighted		Weighted
	Amount	Average Rate	Amount	Average Rate

Fixed-rate advances	$17,092	4.61%	$13,688	4.32%

Advances from the Federal Home Loan Bank are to mature as follows at December 31, 2006:

Year Ending	In Thousands
December 31,	Amount

2009	$16,879
2010	213

$17,092

These advances are collateralized by a required blanket pledge of qualifying mortgage loans.
(10)	Non-Interest Income and Non-Interest Expense
The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

	In Thousands
	2006	2005	2004

Non-interest income:
Service charges on deposits	$5,938	5,291	4,960
Other fees	2,943	2,392	2,109
Gains on sales of loans	451	405	298
Gains on sales of fixed assets	18	1	29
Other income	136	129	35

	$9,486	8,218	7,431

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(10)	Non-Interest Income and Non-Interest Expense, Continued

Non-interest expense:
Employee salaries and benefits	$14,825	12,818	11,858
Occupancy expenses	1,566	1,451	1,290
Furniture and equipment expenses	2,060	1,849	1,623
Loss on sales of other assets	101	65	64
Loss on sales of other real estate	102	40	18
Security losses	126	—	68
FDIC insurance	117	128	113
Directors’ fees	815	713	743
Other operating expenses	7,034	6,107	5,376
Minority interest in net earnings of subsidiaries	—	236	475

	$26,746	23,407	21,628

(11)	Income Taxes
The components of the net deferred tax asset are as follows:

	In Thousands
	2006	2005
Deferred tax asset:
Federal	$4,265	4,202
State	674	859

	4,939	5,061

Deferred tax liability:
Federal	(1,435)	(1,602)
State	(293)	(328)

	(1,728)	(1,930)

	$3,211	3,131

The tax effects of each type of significant item that gave rise to deferred taxes are:

	In Thousands
	2006	2005
Financial statement allowance for loan losses in excess of tax allowance	$3,711	3,478
Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(492)	(604)
Financial statement deduction for deferred compensation in excess of deduction for tax purposes	336	298
Financial statement income on FHLB stock dividends not recognized for tax purposes	(435)	(374)
Deposit base premium related to acquisition of minority interest	(801)	(953)
Unrealized loss on securities available-for-sale	892	1,286

	$3,211	3,131

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(11)	Income Taxes, Continued
The components of income tax expense (benefit) are summarized as follows:

	In Thousands
	Federal	State	Total

2006
Current	$6,000	1,146	7,146
Deferred	(559)	84	(475)

Total	$5,441	1,230	6,671

2005
Current	$5,983	1,267	7,250
Deferred	(335)	(68)	(403)

Total	$5,648	1,199	6,847

2004
Current	$4,843	1,047	5,890
Deferred	(167)	(34)	(201)

Total	$4,676	1,013	5,689

A reconciliation of actual income tax expense of $6,671,000, $6,847,000 and $5,689,000 for the years ended December 31, 2006, 2005 and 2004, respectively, to the “expected” tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

	In Thousands
	2006	2005	2004

Computed “expected” tax expense	$5,864	6,067	5,032
State income taxes, net of Federal income tax benefit	811	791	669
Tax exempt interest, net of interest expense exclusion	(211)	(209)	(232)
Tax expense related to minority interest income in subsidiaries	—	80	162
Federal income tax expense above statutory rate related to taxable income over $10 million	139	111	27
Other	68	7	31

	$6,671	6,847	5,689

Total income tax expense for 2006 and 2004 includes tax benefit of $48,000 and $26,000, respectively, related to the loss on sale of securities. There were no sales of securities in 2005.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(12)	Commitments and Contingent Liabilities
The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.
Wilson Bank leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

Years Ending December 31,	In Thousands

2007	$113
2008	52
2009	38
2010	17
2011	3

$223

Total rent expense amounted to $162,000, $99,000 and $72,000, respectively, during the years ended December 31, 2006, 2005 and 2004.
The Company has lines of credit with other financial institutions totaling $45,900,000. At December 31, 2006 and 2005, there was no balance outstanding under these lines of credit.
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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(13)	Financial Instruments with Off-Balance-Sheet Risk, Continued
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	In Thousands
	Contract or
	Notional Amount
	2006	2005

Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit	$154,715	143,233
Standby letters of credit	23,159	17,383

Total	$177,874	160,616

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. The Company evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral normally consists of real property.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments and the present creditworthiness of such counter parties. Such commitments have been made on terms which are competitive in the markets in which the Company operates; thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $23.2 million at December 31, 2006.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(14)	Concentration of Credit Risk
Practically all of the Company’s loans, commitments, and commercial and standby letters of credit have been granted to customers in the Company’s market area. Practically all such customers are depositors of Wilson Bank. Investment in state and municipal securities also include governmental entities within the Company’s market area. The concentrations of credit by type of loan are set forth in note 2 to the consolidated financial statements.
At December 31, 2006, the Company’s cash and due from banks included commercial bank deposits aggregating $3,657,000 in excess of the Federal Deposit Insurance Corporation limit of $100,000 per institution.
Federal funds sold were deposited with five banks.
(15)	Employee Benefit Plan
Wilson Bank has in effect a 401(k) plan (the “401(k) Plan”) which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the 401(k) Plan provide for both employee and employer contributions. For the years ended December 31, 2006, 2005 and 2004, Wilson Bank contributed $961,000, $848,000 and $653,000, respectively, to the 401(k) Plan.
(16)	Dividend Reinvestment Plan
Under the terms of the Company’s dividend reinvestment plan (the “DRIP”) holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 113,774 in 2006, 111,914 in 2005 and 104,388 in 2004 were sold to participants under the terms of the DRIP.
(17)	Regulatory Matters and Restrictions on Dividends
The Company and Wilson Bank are subject to regulatory capital requirements administered by the Federal Deposit Insurance Corporation, the Federal Reserve and the Tennessee Department of Financial Institutions. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. The Company’s capital classification is also subject to qualitative judgments about components, risk weightings and other factors. Those qualitative judgments could also affect the subsidiary bank’s capital status and the amount of dividends the subsidiary may distribute.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(17)	Regulatory Matters and Restrictions on Dividends, Continued
The Company and Wilson Bank are required to maintain minimum amounts of capital to total “risk weighted” assets, as defined by the banking regulators. At December 31, 2006, the Company and its bank subsidiary are required to have minimum Tier I and total risk-based capital ratios of 4.0% and 8.0%, respectively and a leverage ratio of 4%. The capital ratios required to be well-capitalized under the Prompt Corrective Action Provisions of the regulations administered by the federal banking agencies are 6%, 10% and 5%, respectively. The actual ratios of the Company and Wilson Bank were as follows:

	Wilson Bank
	Holding Company		Wilson Bank
	2006	2005	2006	2005

Tier I ratio	10.80%	11.66%	10.77%	11.65%

Total risk-based ratio	11.87%	12.80%	11.84%	12.77%

Leverage ratio	9.32%	9.13%	9.29%	9.10%
As of December 31, 2006, the most recent notification from the banking regulators categorized the Company and Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Company’s or Wilson Bank’s category.
(18)	Deferred Compensation Plan
Wilson Bank provides its executive officers a deferred compensation plan (the “Deferred Compensation Plan”), which also provides for death and disability benefits. The Deferred Compensation Plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were ten employees participating in the Deferred Compensation Plan at December 31, 2006.
The Deferred Compensation Plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65. This benefit can be reduced if Wilson Bank’s average return on assets falls below 1%. The Deferred Compensation Plan also provides benefits over a period of fifteen years in the event the executive should die or become disabled prior to reaching retirement. Wilson Bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of Wilson Bank and are payable to Wilson Bank. At December 31, 2006 and 2005, the deferred compensation liability totaled $879,000 and $778,000, respectively, the cash surrender value of life insurance was $1,231,000 and $1,086,000, respectively, and the face amount of the insurance policies in force approximated $6,075,000 and $5,825,000, respectively. The Deferred Compensation Plan is not qualified under Section 401 of the Internal Revenue Code.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(19) Stock Option Plan
In April, 1999, the stockholders of the Company approved the Wilson Bank Holding Company 1999 Stock Option Plan (the “Stock Option Plan”). The Stock Option Plan provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options, for up to 200,000 shares of common stock, to officers and other key employees of the Company and its subsidiaires. Furthermore, the Company may reserve additional shares for issuance under the Stock Option Plan as needed in order that the aggregate number of shares that may be issued during the term of the Stock Option Plan is equal to five percent (5%) of the shares of common stock then issued and outstanding.
Under the Stock Option Plan, stock option awards may be granted in the form of incentive stock options or nonstatutory stock options and are generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.
SFAS No. 123R was adopted by the Company as of January 1, 2006. This accounting standard revises SFAS No. 123 by requiring that all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values at the date of grant. See additional discussion of this new accounting standard in note 1 to the consolidated financial statements, “Impact of New Accounting Standards”.
Prior to January 1, 2006, the Company accounted for those stock-based employee compensation plans under the recognition and measurement provisions of APB No. 25 and related interpretations, as permitted by SFAS No. 123; therefore, no stock-based employee compensation cost was recognized in the consolidated statement of income for the years ended December 31, 2005 and 2004. Rather, pro forma compensation cost amounts are disclosed below. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123 using the modified-prospective transition method. Under that transition method, compensation cost recognized in the year ended December 31, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. As the modified-retrospective transition method was not selected, results for prior periods have not been restated.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(19)	Stock Option Plan, Continued
The fair value of each grant is estimated on the date of grant using the BS option-pricing model with the following weighted average assumptions used for grants in 2006, 2005 and 2004:

	2006	2005	2004

Expected dividends	4.78%	2.00%	2.29%
Expected term (in years)	7.75	10	10
Expected volatility	15.2%	0%	0%
Risk-free rate	4.32%	4.23%	4.25%
During the first quarter of 2006, the Company made refinements to the expected volatility and expected option life used in valuing stock options in conjunction with adopting SFAS No. 123R. Expected volatility was calculated at 15.2% based upon the consideration of historical and implied volatility of similar publicly traded companies. For 2005 and 2004 the minimum value method permitted under SFAS No. 123 with an expected effective volatility of zero was used in the BS option pricing model. The Company lowered the expected option life based on historical results.
A summary of the stock option activity for 2006, 2005 and 2004 is as follows:

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	81,862	$18.93	87,790	$17.26	100,734	$16.50
Granted	5,500	35.50	9,000	31.75	5,500	26.27
Exercised	(12,587)	16.35	(10,912)	(15.80)	(11,613)	(15.54)
Forfeited	(1,800)	25.65	(4,016)	(19.62)	(6,831)	(16.32)

Outstanding at end of year	72,975	$20.46	81,862	$18.93	87,790	$17.26

Options exercisable at year end	24,892	$17.52	28,256	$15.94	28,870	$15.91

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(19)	Stock Option Plan, Continued
The following table summarizes information about fixed stock options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
			Weighted			Weighted
		Weighted	Average		Weighted	Average
Range of	Number	Average	Remaining	Number	Average	Remaining
Exercise	Outstanding	Exercise	Contractual	Exercisable	Exercise	Contractual
Prices	at 12/31/06	Price	Term	at 12/31/06	Price	Term

$15.28 — $19.75	47,735	$15.89	3.4 years	21,852	$16.35	3.3 years
$22.50 — $35.50	25,240	$29.10	8.5 years	3,040	$25.95	7.7 years

	$72,975			$24,892

Aggregate intrinsic value (in thousands)	$1,317			$536

The weighted average fair value at the grant date of options granted during the years 2006, 2005 and 2004 was $2.00, $5.16 and $3.89, respectively. The total intrinsic value of options exercised during the years 2006, 2005 and 2004 was $261,000, $188,000 and $161,000, respectively.
As a result of adopting SFAS No. 123R on January 1, 2006, the Company’s earnings before income taxes and net earnings included $17,000 of expense that would not have been incurred if it had continued to account for share-based compensation expense under APB No. 25. Basic and diluted earnings per share were reduced by $.01 per share by the adoption of SFAS No. 123R during the year ended December 31, 2006.
Prior to the adoption of SFAS No. 123R, the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the statement of cash flows. SFAS No. 123R requires the cash flows resulting from the tax benefits of tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. The Company had no excess tax benefits to reflect as financing cash inflows for the three years ended December 31, 2006.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(19)	Stock Option Plan, Continued
Prior to the adoption of SFAS No. 123R on January 1, 2006, SFAS No. 123 allowed for the choice of continuing to follow No. APB 25, and the related interpretations, or selecting the fair value method of expense recognition as described in SFAS No. 123. The Company elected to follow APB No. 25 in accounting for its employee stock options in prior periods. Proforma net earnings and net earnings per share data is presented below for the years 2005 and 2004, as if the fair-value method has been applied in measuring compensation costs. Proforma amounts for the year 2006 are not applicable based upon the adoption of SFAS No. 123R during the first quarter of 2006.

		In Thousands,
		Except Per Share Amounts
		2005	2004

Net earnings	As Reported	$10,996	9,112
	Proforma	$10,952	9,064

Basic earnings per	As Reported	$2.27	2.07
common share	Proforma	$2.25	2.06

Diluted earnings per	As Reported	$2.25	2.07
common share	Proforma	$2.24	2.06
As of December 31, 2006, there was $78,000 of total unrecognized cost related to non-vested share-based compensation arrangements grant under the Stock Option Plan. The cost is expected to be recognized over a weighted-average period of 3.3 years.
The Company did not approve the acceleration of vesting of any of its stock options prior to the adoptions of SFAS No. 123R.
(20)	Earnings Per Share
SFAS No. 128 “Earnings Per Share” (“SFAS No. 128”) establishes uniform standards for computing and presenting earnings per share. The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. For the Company, the computation of diluted earnings per share begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(20)	Earnings Per Share, Continued
The following is a summary of the components comprising basic and diluted earnings per share (“EPS”):

	In Thousands (except share data)
	2006	2005	2004
Basic EPS Computation:
Numerator — Earnings available to common stockholders	$10,575	10,996	9,112

Denominator — Weighted average number of common shares outstanding	5,078,591	4,844,486	4,393,791

Basic earnings per common share	$2.08	2.27	2.07

Diluted EPS Computation:
Numerator — Earnings available to common stockholders	$10,575	10,996	9,112

Denominator:
Weighted average number of common shares outstanding	5,078,591	4,844,486	4,393,791
Dilutive effect of stock options	29,702	34,899	13,035

	5,108,293	4,879,385	4,406,826

Diluted earnings per common share	$2.07	2.25	2.07

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(21)	Wilson Bank Holding Company -

Parent Company Financial Information
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Balance Sheets
December 31, 2006 and 2005

	In Thousands
	2006		2005
ASSETS

Cash	$158	*	142	*
Investment in wholly-owned commercial bank subsidiary	105,863	*	94,850	*
Refundable income taxes	147		118

Total assets	$106,168		95,110

LIABILITIES AND STOCKHOLDERS’ EQUITY

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 10,000,000 shares, 5,122,340 and 4,995,979 shares issued and outstanding, respectively	$10,244		9,992
Additional paid-in capital	35,624		31,502
Retained earnings	61,738		55,688
Unrealized losses on available-for-sale securities, net of income taxes of $892,000 and $1,286,000, respectively	(1,438)		(2,072)

Total stockholders’ equity	106,168		95,110

Total liabilities and stockholders’ equity	$106,168		95,110

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(21)	Wilson Bank Holding Company — Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Earnings and Comprehensive Earnings
Three Years Ended December 31, 2006

	In Thousands
	2006	2005	2004

Expenses:
Directors’ fees	$372	296	297
Other	29	12	12

Loss before Federal income tax benefits and equity in undistributed earnings of commercial bank subsidiaries	(401)	(308)	(309)

Federal income tax benefits	147	118	118

	(254)	(190)	(191)

Equity in undistributed earnings of commercial bank subsidiaries	10,829 *	11,186 *	9,303 *

Net earnings	10,575	10,996	9,112

Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale- securities arising during period, net of taxes of $346,000, $634,000 and $504,000, respectively	556	(1,021)	(813)
Less reclassification adjustments for net losses included in net earnings, net of taxes of $48,000 in 2006 and $26,000 in 2004	78	—	42

Other comprehensive earnings (losses)	634	(1,021)	(771)

Comprehensive earnings	$11,209	9,975	8,341

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(21)	Wilson Bank Holding Company — Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Changes in Stockholders’ Equity
Three Years Ended December 31, 2006

	In Thousands
				Net Unrealized
		Additional		Gain (Loss) On
	Common	Paid-In	Retained	Available-For-
	Stock	Capital	Earnings	Sale Securities	Total
Balance December 31, 2003	$8,642	11,928	42,838	(85)	63,323
Cash dividends declared, $.75 per share	—	—	(3,262)	—	(3,262)
Issuance of 104,388 shares of stock pursuant to dividend reinvestment plan	208	2,770	—	—	2,978
Issuance of 11,613 shares of stock pursuant to exercise of stock options	23	158	—	—	181
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $478,000	—	—	—	(771)	(771)
Net earnings for the year	—	—	9,112	—	9,112

Balance December 31, 2004	8,873	14,856	48,688	(856)	71,561
Cash dividends declared, $.85 per share	—	—	(3,996)	—	(3,996)
Issuance of 111,914 shares of stock pursuant to dividend reinvestment plan	224	3,422	—	—	3,646
Issuance of 10,912 shares of stock pursuant to exercise of stock options	22	151	—	—	173
Issuance of 436,546 shares of stock pursuant to acquisition of minority interest in subsidiaries	873	13,073	—	(195)	13,751
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $634,000	—	—	—	(1,021)	(1,021)
Net earnings for the year	—	—	10,996	—	10,996

Balance December 31, 2005	9,992	31,502	55,688	(2,072)	95,110
Cash dividends declared, $.90 per share	—	—	(4,525)	—	(4,525)
Issuance of 113,774 shares of stock pursuant to dividend reinvestment plan	227	3,924	—	—	4,151
Issuance of 12,587 shares of stock pursuant to exercise of stock options	25	181	—	—	206
Share based compensation expense	—	17	—	—	17
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $394,000	—	—	—	634	634
Net earnings for the year	—	—	10,575	—	10,575

Balance December 31, 2006	$10,244	35,624	61,738	(1,438)	106,168

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(21)	Wilson Bank Holding Company — Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Cash Flows
Three Years Ended December 31, 2006
Increase (Decrease) in Cash and Cash Equivalents

	In Thousands
	2006	2005	2004
Cash flows from operating activities:
Cash paid to suppliers and other	$(384)	(308)	(309)
Tax benefits received	118	118	115

Net cash used in operating activities	(266)	(190)	(194)

Cash flows from investing activities:
Dividends received from commercial bank subsidiary	450	452	486
Dividends reinvested in commercial bank subsidiary	—	(68)	(125)

Net cash provided by investing activities	450	384	361

Cash flows from financing activities:
Dividends paid	(4,525)	(3,996)	(3,262)
Proceeds from sale of stock	4,151	3,646	2,978
Proceeds from exercise of stock options	206	173	181

Net cash used in financing activities	(168)	(177)	(103)

Net increase in cash and cash equivalents	16	17	64

Cash and cash equivalents at beginning of year	142	125	61

Cash and cash equivalents at end of year	$158	142	125

Supplemental Schedule of Non-Cash Activities:

Issuance of 436,546 shares of common stock for minority interest in subsidiaries	$—	13,751	—

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(21)	Wilson Bank Holding Company — Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Cash Flows, Continued
Three Years Ended December 31, 2006
Increase (Decrease) in Cash and Cash Equivalents

	In Thousands
	2006	2005	2004
Reconciliation of net earnings to net cash used in operating activities:
Net earnings	$10,575	10,996	9,112

Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in earnings of commercial bank subsidiaries	(10,829)	(11,186)	(9,303)
Increase in refundable income taxes	(29)	—	(3)
Share based compensation expense	17	—	—

Total adjustments	(10,841)	(11,186)	(9,306)

Net cash used in operating activities	$(266)	(190)	(194)

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(22)	Disclosures About Fair Value of Financial Instruments
SFAS No. 107, “Disclosures about Fair Value of Financial Instruments” (“SFAS No. 107”), requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company’s financial instruments.
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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(22)	Disclosures About Fair Value of Financial Instruments, Continued
                Loans, Continued
The fair value of the various categories of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining average estimated maturities.
The estimated maturity for mortgages is modified from the contractual terms to give consideration to management’s experience with prepayments. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented below would be indicative of the value negotiated in an actual sale.
The value of the loan portfolio is also discounted in consideration of the credit quality of the loan portfolio as would be the case between willing buyers and sellers. Particular emphasis has been given to loans on Wilson Bank’s internal watch list. Valuation of these loans is based upon borrower performance, collateral values (including external appraisals), etc.
                Deposit Liabilities
The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. Under the provision of SFAS No. 107, the fair value estimates for deposits does not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.
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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(22)	Disclosures About Fair Value of Financial Instruments, Continued
                Commitments to Extend Credit, Standby Letters of Credit and Financial
                Guarantees Written
Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are generally made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods extending from one to two years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit, and the amounts unearned at December 31, 2006 and 2005 are insignificant. Accordingly, these commitments have no carrying value, and management estimates the commitments to have no significant fair value.
The carrying value and estimated fair values of the Company’s financial instruments at December 31, 2006 and 2005 are as follows:

	In Thousands
	2006		2005
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and short-term investments	$103,404	103,404	46,451	46,451
Securities	183,830	183,875	153,838	153,971
Loans, net of unearned interest	890,879		810,788
Less: allowance for loan losses	10,209		9,083

Loans, net of allowance	880,670	876,837	801,705	796,624

Loans held for sale	7,065	7,065	2,935	2,935
Restricted equity securities	2,940	2,940	2,782	2,782

Financial liabilities:
Deposits	1,086,729	1,087,786	929,589	930,733
Securities sold under repurchase agreements	13,394	13,394	9,156	9,156
Advances from Federal Home Loan Bank	17,092	16,849	13,688	13,406

Unrecognized financial instruments:
Commitments to extend credit	—	—	—	—
Standby letters of credit	—	—	—	—

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(22)	Disclosures About Fair Value of Financial Instruments, Continued
                Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
Fair value estimates are based on estimating on-and-off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, Wilson Bank has a mortgage department that contributes net fee income annually. The mortgage department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and liabilities and property, plant and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
(23)	Merger of Subsidiary Banks
On March 31, 2005, each of DeKalb Community Bank, a Tennessee state chartered bank and 50% owned subsidiary of the Company (“DeKalb”) and Community Bank of Smith County, a Tennessee state chartered bank and 50% owned subsidiary of the Company (“CBSC”) merged with and into Wilson Bank. The banks merged to reduce the regulatory reporting requirements and for reduction in operational costs. Following the mergers of DeKalb and CBSC with and into Wilson Bank & Trust, the Company will no longer account for the outside 50% interest of DeKalb and CBSC’s results of operations as minority interest but rather will recognize 100% of DeKalb’s and CBSC’s results of operations. The purchase of the minority interest was accounted for as a purchase under the provisions of SFAS No. 141. The market value of the shares issued was $31.50 per share.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(23)	Merger of Subsidiary Banks, Continued

The stock consideration paid totaled $13,751,000, cash paid totaled $13,000, and 50% of the book values at March 31, 2005 totaled $7,094,000 resulting in an excess of consideration over book value of $6,670,000. The excess was allocated $2,787,000 to premium on purchased deposits, $235,000 to fixed assets, $1,157,000 to deferred taxes payable and $4,805,000 to goodwill. Proforma results of operations (assuming the mergers took place on January 1, 2005) for the year ended December 31, 2005 are as follows:

	Year Ended December 31, 2005
		Proforma
	As Reported	Adjustments		Proforma
	(In Thousands, except per share amounts)
Total interest income	$56,318	$—		$56,318
Net income	$10,996	$345	(1)	$11,341
Weighted average shares outstanding	4,844,486	109,137	(2)	4,953,623
Dilutive effect of stock options	34,899	—		34,899
Weighted average shares outstanding for dilutive earnings per share	4,879,385	109,137		4,988,522
Basic earnings per common share	$2.27	$—		$2.29
Diluted earnings per common share	$2.25	$—		$2.27

(1)	Earnings of minority interest for first quarter of 2005 of $236,000 plus 25% of estimated savings of $1,107,000 net of taxes less 25% of amortization of premiums on purchased deposits, net of tax.

(2)	Adjusted for weighted average common shares issued to minority interest shareholders related to first quarter 2005.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(23)	Merger of Subsidiary Banks, Continued

The following is a summary of the fair market value of the assets, liabilities and stockholders’ equity purchased from DeKalb and CBSC at March 31, 2005:

	In Thousands
					Assignment		Total
				Book Value	of Excess		Fair
			Total	Purchased	Purchase		Value
	DeKalb	CBSC	Book Value	(50%)	Price		Purchased
Assets
Loans, net	$80,677	68,217	148,894	74,447			74,447
Securities, held-to-maturity	1,738	—	1,738	869			869
Securities, available-for-sale	15,872	13,899	29,771	14,885			14,885
Federal funds sold	7,414	3,284	10,698	5,349			5,349
Cash and due from banks	2,510	1,345	3,855	1,928			1,928
Bank premises and equipment, net	2,233	2,401	4,634	2,317	235	(1)	2,552
Deposit base premium on purchased deposits	—	—	—	—	2,787	(3)	2,787
Goodwill	—	—	—	—	4,805	(4)	4,805
Other assets	1,813	1,415	3,228	1,614			1,614

Total assets	$112,257	90,561	202,818	101,409			109,236

Liabilities and
Stockholders’ Equity:
Deposits	$102,965	80,874	183,839	91,920			91,920
Other liabilities	1,433	3,358	4,791	2,395	1,157	(2)	3,552

Total liabilities	104,398	84,232	188,630	94,315			95,472

Total stockholders’ equity	7,859	6,329	14,188	7,094	6,670		13,764

Total liabilities and stockholders’ equity	$112,257	90,561	202,818	101,409			109,236

(1)	Excess fair market value over book value at March 31, 2005.

(2)	Deferred taxes on amortizable intangible assets at the weighted average statutory Federal and State income tax rate of 38.29%.

(3)	Deposit based premium on purchased deposits.

(4)	Goodwill represents the excess of the purchase price over the fair value of assets acquired less identifiable intangible assets.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2006, 2005 and 2004
(24)	Quarterly Financial Data (Unaudited)

Selected quarterly results of operations for the four quarters ended December 31 are as follows:

	(In Thousands, except per share data)
	2006				2005
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest income	$18,360	18,282	17,604	16,444	13,909	15,142	14,044	13,223
Net interest income	8,635	10,057	9,922	9,698	7,624	9,350	8,743	8,451
Provision for loan losses	1,967	922	485	432	240	281	222	393
Earnings before income taxes	2,880	4,627	5,130	4,609	4,492	4,857	4,622	3,870
Net earnings	1,695	2,882	3,156	2,842	2,811	3,004	2,854	2,327
Basic earnings per common share	.33	.57	.62	.56	.56	.60	.59	.52
Diluted earnings per common share	.33	.56	.62	.56	.54	.60	.59	.52