Form 10-K, Exhibit 13
period 2007-12-31
WILSON BANK HOLDING CO
filed 2008-03-13
CIK 885275

Exhibit 13.1
Holding Company & Stock Information
Wilson Bank Holding Company Directors and Executive Officers
Marshall Griffith, Chairman; Randall Clemons, President & CEO; Charles Bell; Jack Bell; Mackey Bentley; Jimmy Comer; John Freeman; Jerry Franklin; Harold Patton; James Anthony Patton; Elmer Richerson, Executive Vice President; John R. Trice; Bob VanHooser.
Common Stock Market Information
The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at February 1, 2008 was 2,631. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company’s stock during the years 2006 and 2007. *The information set forth below has been adjusted to reflect a four for three split for shareholders of record as of May 8, 2007.
Stock Prices

2006
First Quarter		$26.62	$25.87
Second Quarter		$27.37	$26.62
Third Quarter		$28.12	$27.37
Fourth Quarter		$28.87	$28.12

2007
First Quarter		$29.62	$28.87
Second Quarter		$31.00	$29.62
Third Quarter	*$	40.00	$31.00
Fourth Quarter	*$	40.00	$32.00

*	Represents one transaction of which the Company is aware during the quarter. The sale price was at least $3.00 higher than any other trade during the quarter of which the Company is aware.
On January 1, 2006, a $.34 per share cash dividend was declared and on July 1, 2006, a $.34 per share cash dividend was declared and paid to shareholders of record on those dates. On January 1, 2007 a $.34 per share cash dividend was declared and paid to shareholders of record as of that date. Future dividends will be dependent upon the Company’s profitability, it’s capital needs, overall financial condition, economic and regulatory consideration.
Annual Meeting and Information Contacts
The Annual Meeting of Shareholders will be held in the Main Office of
Wilson Bank Holding Company at 7:00 P.M., April 8, 2008 at 623
West Main Street, Lebanon, Tennessee.
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

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Forward-Looking Statements
This report includes certain forward-looking statements (any statement other than those made solely with respect to historical fact) based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “expect,” “anticipate,” “intend,” “should,” “may,” “could,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Wilson Bank Holding Company (the “Company”) to differ materially from any results expressed or implied by such forward-looking statements. Such factors include those described in Item 1A.- Risk Factors of the Company’s Annual Report on Form 10-K and also include, without limitation, (i) increased competition with other financial institutions, (ii) lack of sustained growth in the economy in the Company’s market area, (iii) rapid fluctuations in interest rates, (iv) significant downturns in the businesses of one or more large customers, (v) changes in the legislative and regulatory environment, (vi) inadequate allowance for loan losses, and (vii) loss of key personnel. Many of such factors are beyond the Company’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements contained in this discussion, whether as a result of new information, future events or otherwise.
General
The Company is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust (“Wilson Bank”), a state bank headquartered in Lebanon, Tennessee. The Company was formed in 1992.
Wilson Bank is a community bank headquartered in Lebanon, Tennessee, serving Wilson County, DeKalb County, Smith County, Trousdale County, Rutherford County, and the eastern part of Davidson County, Tennessee as its primary market areas. Generally, this market is the eastern portion of the Nashville-Davidson-Murfreesboro-Franklin, Tennessee metropolitan statistical area. The bank has twenty-one locations in Wilson, Davidson, DeKalb, Smith, Rutherford and Trousdale Counties. Management believes that these counties offer an environment for continued growth, and the Company’s target market is local consumers, professionals and small businesses. Wilson Bank offers a wide range of banking services, including checking, savings and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers an investment center which offers a full line of investment services to its customers.
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
The following discussion and analysis is designed to assist readers in their analysis of the Company’s consolidated financial statements and should be read in conjunction with such consolidated financial statements. The Company’s Board of Directors approved a 4 for 3 stock split for stockholders of record as of May 7, 2007 payable May 31, 2007. Each shareholder received one (1) additional share for each three (3) shares owned with no allowance for fractional shares. Per share data included in these consolidated financial statements has been restated to give effect to the stock split.

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
The unallocated amount is particularly subjective and does not lend itself to exact mathematical calculation. We use the unallocated amount to absorb inherent losses which may exist as of the balance sheet date for such matters as changes in the local or national economy, the depth or experience of the lending staff, any concentrations of credit in any particular industry group and new banking laws or regulations. After we assess applicable factors, we evaluate the aggregate unallocated amount based on our management’s experience.
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
Results of Operations
Net earnings for the year ended December 31, 2007 were $10,936,000, an increase of $361,000, or 3.4%, compared to net earnings of $10,575,000 for 2006. Net earnings continued to be negatively impacted by a continued increase in the provision for loan losses resulting from the Company’s continued review of a former officer’s loan portfolio as described more fully below under “Provision for Possible Loan Losses.” The Company also had a decrease in income taxes due to an increase in loans charged off during 2007 resulting from this review. Net earnings for the year ended December 31, 2006 were $10,575,000, a decrease of $421,000, or 3.8%, compared to net earnings of $10,996,000 for 2005. Basic earnings per share were $1.58 in 2007, compared with $1.56 in 2006 and $1.70 in 2005. Diluted earnings per share were $1.58 in 2007, compared to $1.55 and $1.69 in 2006 and 2005, respectively. Net interest margin for the year ended December 31, 2007 was 3.34% as compared to 3.70% and 3.71% for the years ended December 31, 2006 and December 31, 2005, respectively.
Net Interest Income
Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company’s earnings. Total interest income in 2007 was $85,882,000, compared with $70,690,000 in 2006 and $56,318,000 in 2005. The

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
increase in total interest income in 2007 was primarily due to higher yields on earning assets (particularly during the first three quarters of 2007) and an increase in average earning assets, particularly loans and investment securities. The ratio of average earning assets to total average assets was 94.0%, 93.8% and 94.5% for each of the years ended December 31, 2007, 2006 and 2005, respectively. Average earning assets increased $167 million from December 31, 2006 to December 31, 2007, an increase of 16.0%. The average rate earned on earning assets for 2007 was 7.11%, compared with 6.8% in 2006 and 6.10% in 2005, and in 2007 was negatively impacted by the rate cuts implemented by the Federal Reserve Board beginning in August 2007 and described in more detail below.
Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on non-accrual loans totaled $128,000 in 2007, $11,000 in 2006 and $13,000 in 2005.
Total interest expense for 2007 was $45,721,000, an increase of $13,343,000, or 41.2%, compared to total interest expense of $32,378,000 in 2006. The increase in total interest expense was due to an increase in average interest bearing liabilities of approximately $166,206,000 as a result of branch expansion efforts during the second half of 2006 and an increase in the weighted average cost of funds from 3.60% to 4.29% as a result of increased competition on deposit pricing in the Company’s market area and a shift in deposits to higher costing deposits. Interest expense increased from $22,150,000 in 2005 to $32,378,000 in 2006, an increase of $10,228,000, or 46.2%. The increase in 2006 was due to an increase in the weighted average cost of funds from 2.80% to 3.60% net of the effect of a $107,960,000 increase in average interest bearing liabilities.
Net interest income for 2007 totaled $40,161,000 as compared to $38,312,000 and $34,168,000 in 2006 and 2005, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), decreased to 2.82% in 2007 from 3.2% in 2006. The net interest spread was 3.3% in 2005. The decrease in the net interest spread for 2007 and 2006 as compared to the prior period is a result of a declining interest rate environment beginning in August 2007. The net interest yield, which is net interest income expressed as a percentage of average earning assets, decreased to 3.34% for 2007 compared to 3.70% in 2006 and 3.71% in 2005. Short-term interest rates decreased during the last five months 2007 as a result of the Federal Reserve Board’s decision to lower the discount rate. From August 17, 2007 to December 31, 2007, the Federal Reserve lowered the discount rate by 150 basis points. In 2008, the Federal Reserve has lowered the discount rate an additional 125 basis points, and the Company believes that the Federal Reserve Board will continue to lower the discount rate in the first half of 2008. While the Company’s liabilities are positioned to reprice faster than its assets such that a short-term declining rate environment should have a positive impact on the Company’s earnings as its interest expense decreases faster than interest income, management regularly monitors the deposit rates of its competitors and these rates continue to put pressure on the Company’s deposit pricing. This pressure may continue to negatively impact the Company’s net spread even in a short-term falling rate environment. If interest rates were to continue to fall in 2008, the Company should experience expansion in its spread and growth in earnings unless competitive pricing pressures prohibit the Company from lowering rates paid on its deposits. A significant increase in interest rates could have an adverse impact on net interest yields and earnings. Management believes that growth in 2008 will generally approximate the growth experienced in 2007.
Provision for Loan Losses
The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, should be adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2007 provision for loan losses was $4,145,000, an increase of $339,000 from the provision of $3,806,000 in 2006. The increase in the provision for the year ended December 31, 2007 was primarily related to increased charge-offs resulting from the Company’s discovery during the second half of 2006 and further investigation in 2007 of a former branch officer’s apparent inappropriate application of banking procedures when documenting loans and releasing the underlying collateral. The Company continues to review the former officer’s portfolio for any undetermined losses. This review has resulted in additional charge-offs in 2007 and a related increase in the loan loss provision during 2007 and management anticipates additional charge-offs during 2008. The Company expanded its loan review policy to include special reviews of loans with the current balance exceeding the original loan amount, loans with more than four renewals, and loans for which the payment

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
status has been changed concurrent with over-drafting accounts. The provision for loan losses was $1,136,000 in 2005. The provision for possible loan losses is based on past loan loss experience and other factors which, in management’s judgment, deserve current recognition in estimating possible loan losses. Such factors include past loan loss experience, growth and composition of the loan portfolio, review of specific problem loans, the relationship of the allowance for loan losses to outstanding loans, and current economic conditions that may affect the borrower’s ability to repay. Management has in place a system designed for monitoring its loan portfolio in an effort to identify potential problem loans.
The Company’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged-off in the month when they are considered uncollectible. Net charge-offs increased to $4,881,000 in 2007 from $2,680,000 in 2006. Charge-offs in 2007 and 2006 were relatively high as a result of the loan officer portfolio analysis. Net charge-offs in 2005 totaled $1,423,000. The ratio of net charge-offs to average total outstanding loans was 0.52% in 2007, 0.32% in 2006, and 0.19% in 2005.
The net charge-offs and provision for loan losses resulted in a decrease of the allowance for loan losses (net of charge-offs and recoveries) to $9,473,000 at December 31, 2007 from $10,209,000 at December 31, 2006 and $9,083,000 at December 31, 2005. The allowance decreased 7.2% at December 31, 2007 over December 31, 2006 as compared to a 12.0% increase in total loans over the same period. The allowance for loan losses was .95% of total loans outstanding at December 31, 2007 compared to 1.15% at December 31, 2006 and 1.12% at December 31, 2005. As a percentage of nonperforming loans at December 31, 2007, 2006 and 2005, the allowance for loan losses represented 221%, 192% and 405%, respectively.
The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared monthly by the Loan Review Officer and provided to the Finance Committee to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Loan Review Officer, consideration of current economic conditions and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this monthly assessment. The review is presented to the Finance Committee and subsequently approved by the Board of Directors. See the discussion under “Critical Accounting Policies” for more information. Management believes the allowance for possible loan losses at December 31, 2007 to be adequate.
Non-Interest Income
The components of the Company’s non-interest income include service charges on deposit accounts, other fees and commissions, gains on sales of loans, gains on sales of fixed assets and other income. Total non-interest income for 2007 was $10,636,000 compared with $9,486,000 in 2006 and $8,218,000 in 2005. The 12.1% increase over 2006 was primarily due to service charges on deposit accounts (which increased $568,000) and other fees and commissions (which increased $818,000). The increase in other fees and commissions was primarily due to an increase in brokerage fees paid to the Company’s investment department resulting from an increase in assets under management subject to recurring fee income. Service charges on deposit accounts totaled $6,506,000 and $5,938,000 at December 31, 2007 and 2006 respectively, an increase of $568,000 or 9.6% and an increase of $647,000 or 12.2% from December 31, 2005 to December 31, 2006.
The Company’s non interest income is composed of several components, some of which vary significantly between periods. Service charges on deposit accounts and other non interest income generally reflect the registrant’s growth, while fees for origination of mortgage loans and brokerage fees and commissions will often reflect stock and home mortgage market conditions and fluctuate more widely from period to period.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Non-Interest Expenses
Non-interest expenses consist primarily of employee costs, occupancy expenses, furniture and equipment expenses, advertising and marketing expenses, data processing expenses, director’s fees, loss on sale of other real estate, other operating expenses and minority interest in net earnings of subsidiaries. Total non-interest expenses for 2007 increased 10.2% to $29,477,000 from $26,746,000 in 2006. The 2006 non-interest expense was up 14.3% over non-interest expenses in 2005 which totaled $23,407,000. The increase in non-interest expenses in 2007 resulted primarily from increases in employee salaries and related benefits due to salary and benefit increases and an increase in the number of employees necessary to support the Company’s expanded operations. The number of full time equivalent employees increased to 362 at December 31, 2007 from 354 at December 31, 2006. Increases in salary, occupancy and furniture and equipment expenses were due to the Company’s growth during late 2006. Other operating expenses increased to $7,264,000 in 2007 from $6,298,000 in 2006. These expenses included advertising and marketing expenses and supplies and general operating expenses, which increased as a result of continued growth of the Company.
Income Taxes
The Company’s income tax expense was $6,239,000 for 2007, a decrease of $432,000 from $6,671,000 for 2006 which was down by $176,000 from the 2005 total of $6,847,000. The percentage of income tax expense to earnings before taxes was 36.3% in 2007, 38.7% in 2006 and 38.4% in 2005. The effective tax rate exceeds the statutory tax rate as a result of permanent differences related to life insurance premiums.
Earnings Per Share
The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share for the Company begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options.
The following is a summary of components comprising basic and diluted earnings per share (EPS) for the years ended December 31, 2007, 2006 and 2005:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in Thousands Except per share amounts)
Basic EPS Computation
Numerator – Earnings available to common stockholders	$10,936	$10,575	$10,996
Denominator – Weighted average number of common shares outstanding	6,901,447	6,771,455	6,459,315
Basic earnings per common share	$1.58	$1.56	$1.70

Diluted EPS Computation:
Numerator – Earnings available to common stockholders	$10,936	$10,575	$10,996

Denominator – Weighted average number of common shares outstanding	6,901,447	6,771,455	6,459,315
Diluted effect of stock options	35,994	39,602	46,532

Diluted earnings per common share	$1.58	$1.55	$1.69

Financial Condition
Balance Sheet Summary
The Company’s total assets increased $103,960,000, or 8.4%, to $1,334,245,000 at December 31, 2007, after increasing 16.9% in 2006 to $1,230,285,000 at December 31, 2006. Loans, net of allowance for possible loan losses, totaled $998,053,000 at December 31, 2007, a 12.2% increase compared to December 31, 2006. At year end 2007, securities totaled $223,381,000, an increase of 21.5% from $183,830,000 at December 31, 2006. Securities

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
increased during 2007 as a result of an increase in deposits thus providing liquid funds to increase securities and to fund loans.
Total liabilities increased by $91,943,000 to $1,216,060,000 at December 31, 2007 compared to $1,124,117,000 at December 31, 2006. This increase was composed primarily of the $95,861,000 increase in total deposits to $1,182,590,000, an 8.8% increase. Federal Home Loan Bank advances decreased to $15,470,000 from $17,092,000 at the respective year ends 2007 and 2006 and securities sold under repurchase agreements decreased to $9,771,000 from $13,394,000 at the respective year ends 2007 and 2006.
Shareholders’ equity increased $12,017,000, or 11.3%, due to net earnings and the issuance of stock pursuant to the Company’s Dividend Reinvestment Plan, offset by dividends paid on the Company’s common stock, and the exercising of stock options. The increase includes a $1,049,000 decrease in net unrealized losses on available-for-sale securities, net of taxes. A more detailed discussion of assets, liabilities and capital follows.
Loans:
Loan category amounts and the percentage of loans in each category to total loans are as follows:

	December 31, 2007		December 31, 2006
(In Thousands)	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE
Commercial, financial and agricultural	$337,368	33.8%	$301,589	33.9%
Installment	73,618	7.4	82,964	9.3
Real estate — mortgage	486,504	48.8	439,164	49.3
Real estate — construction	100,036	10.0	67,162	7.5

TOTAL	$997,526	100.0%	$890,879	100.0%

Loans are the largest component of the Company’s assets and are its primary source of income. The Company’s loan portfolio, net of allowance for possible loan losses, increased 12.2% as of year end 2007 when compared to year end 2006. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31, 2007 and 2006.
As represented in the table, primary loan growth was in real estate mortgage loans and commercial, financial and agricultural loans. Real estate mortgage loans increased 10.8% in 2007 and comprised 48.8% of the total loan portfolio at December 31, 2007, compared to 49.3% at December 31, 2006. The reduction in real estate mortgage loans as a percentage of total loans was the product of an increase of $32.9 million in real estate construction loans which comprised 10.0% of the Company’s total loans at December 31, 2007, up from 7.5% at December 31, 2006. Management believes the increase in real estate mortgage loans was primarily due to the continued favorable interest rate environment, favorable population growth in the Company’s market areas, and the Company’s ability to increase its market share of such loans while maintaining its loan underwriting standards. Commercial, financial and agricultural loans increased 11.9% in 2007 and comprised 33.8% of the total loan portfolio at December 31, 2007, compared to 33.9% at December 31, 2006.
Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2007, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.
Non-performing loans, which include non-accrual loans, loans 90 days past due and renegotiated loans totaled $4,293,000 at December 31, 2007, a decrease from $5,303,000 at December 31, 2006, resulting from the charge off of loans as a result of the previously described the ongoing review of a former loan officer’s portfolio. Non-accrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management’s evaluation of the borrower’s financial condition, collateral liquidation value,

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
economic and business conditions and other factors affecting the borrower’s ability to pay. Non-accrual loans totaled $2,167,000 at December 31, 2007 compared to $1,360,000 at December 31, 2006. The increase in non-accrual loans is primarily related to the ongoing loan review examination described above and one large loan that was placed on non-accrual. Loans 90 days past due, as a component of non-performing loans, decreased to $2,126,000 at December 31, 2007 from $3,943,000 at December 31, 2006. This decrease is primarily a result of decreases in real estate mortgage loans and commercial, financial and agriculture that are 90 days past due. The Company had no renegotiated loans, which would have been included in non-performing loans at December 31, 2007.
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
A loan is impaired when the current net worth and financial capacity of the borrower or of the collateral pledged, if any, is viewed as inadequate and it is probable that the Company will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Company will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Company’s criteria for nonaccrual status. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company shall recognize an impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses.
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
The Company also internally classifies loans about which management questions the borrower’s ability to comply with the present repayment terms of the loan agreement. These internally classified loans totaled $7,980,000, excluding non-performing loans, at December 31, 2007 as compared to $12,283,000 at December 31, 2006. Of the internally classified loans at December 31, 2007, $5,135,000 are real estate related loans and $2,845,000 are various other types of loans. The internally classified loans as a percentage of the allowance for possible loan losses were 84.2% and 120.3%, respectively, at December 31, 2007 and 2006.
The allowance for possible loan losses is discussed under “Critical Accounting Policies” and “Provision for Possible Loan Losses.” The Company maintains its allowance for possible loan losses at an amount believed by management to be adequate to provide for the possibility of loan losses in the loan portfolio.
Essentially all of the Company’s loans were from Wilson, DeKalb, Smith, Trousdale, Davidson, Rutherford and adjacent counties. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment as well as by identification of credit risks. At December 31, 2007, no single industry segment accounted for more than 10% of the Company’s portfolio other than real estate loans.
The Company’s management believes there is an opportunity to continue to increase the loan portfolio in the Company’s primary market area which was expanded to include eastern Davidson County, Tennessee in 1999 and

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Rutherford County, Tennessee in 2004. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending. Although it is the Company’s objective to achieve a loan portfolio equal to approximately 85% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will likely determine the size of the loan portfolio in a given economic climate. This loan demand is reflected in the past two years when the Company’s average loan to average deposit ratio was 81.4% and 86.1% for the year ended 2007 and 2006, respectively, despite significant deposit growth. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell some of the loans it generates to other financial institutions if the transaction profits the Company and improves the liquidity of the loan portfolio or if the size of the loan exceeds the Company’s lending limits.
Securities
Securities increased 21.5% to $223,381,000 at year-end 2007 from $183,830,000 at December 31, 2006, and comprised the second largest and other primary component of the Company’s earning assets. This increase followed a 19.5% securities portfolio increase from year end 2005 to 2006. The primary increase in the Company’s securities portfolio was in U.S. Treasury and other U.S. Government agencies which increased $40,002,000, or 24.1%, in 2007. This increase was attributed to a strong growth in deposits, providing liquidity to fund loans and securities. The average yield of the securities portfolio at December 31, 2007 was 4.05% with an average maturity of 7.7 years, as compared to an average yield of 4.39% and an average maturity of 4.2 years at December 31, 2006.
The Company has adopted the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”). Under the provisions of SFAS No. 115, securities are to be classified in three categories and accounted for as follows:
•	Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

•	Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value with unrealized gains and losses included in earnings.

•	Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders’ equity.
The Company’s classification of securities as of December 31, 2007 and December 31, 2006 is as follows:

	December 31, 2007		December 31, 2007
	Held-To-Maturity		Available-For-Sale
	Amortized	Estimated	Amortized	Estimated
(In Thousands)	Cost	Market Value	Cost	Market Value
U.S. Treasury and other U.S. Government agencies and Corporations	$—	—	$206,528	205,905
Obligations of states and political Subdivisions	13,423	13,453	1,928	1,911
Mortgage-backed securities	27	27	2,105	2,115

	$13,450	13,480	$210,561	209,931

No securities have been classified as trading securities.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	December 31, 2006		December 31, 2006
	Held-To-Maturity		Available-For-Sale
	Amortized	Estimated	Amortized	Estimated
(In Thousands)	Cost	Market Value	Cost	Market Value
U.S. Treasury and other U.S. Government agencies and Corporations	$—	—	$168,236	165,903
Obligations of states and political Subdivisions	14,270	14,315	1,929	1,924
Mortgage-backed securities	61	61	1,664	1,672

	$14,331	14,376	$171,829	169,499

No securities have been classified as trading securities.
The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007:

	In Thousands, Except Number of Securities
	Less than 12 Months				12 Months or More		Total
			Number			Number
	Fair	Unrealized	of	Fair	Unrealized	of	Fair	Unrealized
	Value	Losses	Securities	Value	Losses	Securities	Value	Losses

U.S. Treasury and other U.S. Government agencies and Corporations	$79,602	$628	40	$58,685	$324	58	$138,287	$952

Obligations of states and and political subdivisions	2,176	25	7	4,842	34	21	7,018	59

Mortgage-backed Securities	946	4	3	42	1	3	988	5

Total temporarily impaired securities	$82,724	$657	50	$63,569	$359	82	$146,293	$1,016

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
Deposits
The increases in assets in 2007 and 2006 were funded primarily by increases in deposits. Total deposits, which are the principal source of funds for the Company, totaled $1,182,590,000 at December 31, 2007 compared to $1,086,729,000 and $929,589,000 at December 31, 2006 and 2005, respectively. The Company has targeted local consumers, professionals and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Smith County, Rutherford County and Trousdale County areas are growing economic markets offering growth opportunities for the Company; however, the Company competes with several larger bank holding companies that have bank offices in these counties and, therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The $95,861,000, or 8.8%, growth in deposits in 2007 reflected increases in several deposit categories. Total certificates of deposit (including individual retirement accounts) increased $70,373,000, or 11.3%, to $695,401,000, while NOW accounts increased $64,259,000, or 69.7%, to $156,410,000. Offsetting some of this growth and reflecting higher rates paid on time deposits during the first nine months of 2007 was a decrease in money market accounts of $21,375,000, or 9.9%, to $156,410,000 and a decrease in demand deposit accounts of $21,015,000, or 17.7%, to $97,805,000. The average rate paid on average total interest-bearing deposits was 4.3% for 2007, compared to 3.6% for 2006. The average rate paid in 2005 was 2.8%. Competitive pressure from other banks in our market area relating to deposit pricing continues to adversely affect the rates paid on deposit accounts as does the shift to longer term deposit accounts, which earn interest at higher rates. The ratio of average loans to average deposits was 81.4% in 2007 and 86.1% in 2006 and 2005. The Company anticipates that during 2008 deposits will shift from longer term time deposits to interest bearing money markets and savings accounts due to the recent rate changes in the first month on 2008 and the anticipated additional rate decreases during the first half of 2008.
Contractual Obligations
The Company has the following contractual obligations as of December 31, 2007:

	Less than 1			More than 5
(In Thousands)	Year	1 –3 Years	3-5 Years	Years	Total
Long-Term Debt	$—	15,470	—	—	15,470

Capital Leases	—	—	—	—	—

Operating Leases	133	211	122	—	466

Purchases	—	—	—	—	—

Other Long-Term Liabilities	—	—	—	—	—

Total	$133	$15,681	$122	$—	$15,936

Long-term debt contractual obligations consist of advances from the Federal Home Loan Bank. The Company leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of these non cancellable leases are included in operating lease obligations.
Off Balance Sheet Arrangements
At December 31, 2007, the Company had unfunded loan commitments outstanding $12.0 million, unfunded lines of credit of $162.0 million and outstanding standby letters of credit of $20.1 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Company’s bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company’s bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned below, the Company’s bank subsidiary has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, investment security maturities and short-term borrowings.
Liquidity and Asset Management
The Company’s management seeks to maximize net interest income by managing the Company’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense associated with extending liability maturities. Liquid assets include cash and cash equivalents and investment securities and money market instruments that will mature within one year. At December 31, 2007, the Company’s liquid assets totaled approximately $160.9 million.
The Company maintains a formal asset and liability management process to quantify, monitor and control interest rate risk, and to assist management in maintaining stability in the net interest margin under varying interest rate environments. The Company accomplishes this process through the development and implementation of lending, funding and pricing strategies designed to maximize net interest income under varying interest rate environments subject to specific liquidity and interest rate risk guidelines.
Analysis of rate sensitivity and rate gap analysis are the primary tools used to assess the direction and magnitude of changes in net interest income resulting from changes in interest rates. Included in the analysis are cash flows and maturities of financial instruments held for purposes other than trading, changes in market conditions, loan volumes and pricing and deposit volume and mix. These assumptions are inherently uncertain, and, as a result, net interest income can not be precisely estimated nor can the impact of higher or lower interest rates on net interest income be precisely predicted. Actual results will differ due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management’s strategies, among other factors.
The Company’s primary source of liquidity is a stable core deposit base. In addition, short-term borrowings, loan payments and investment security maturities provide a secondary source. At December 31, 2007, the Company had a liability sensitive position (a negative gap) for 2008. Liability sensitivity means that more of the Company’s liabilities are capable of re-pricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing.
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
The Company’s securities portfolio consists of earning assets that provide interest income. For those securities classified as held-to-maturity, the Company has the ability and intent to hold these securities to maturity or on a long-term basis. Securities classified as available-for-sale include securities intended to be used as part of the Company’s asset/liability strategy and/or securities that may be sold in response to changes in interest rate, prepayment risk, the need or desire to increase capital and similar economic factors. At December 31, 2007, securities totaling approximately $26 million mature or will be subject to rate adjustments within the next twelve months.
A secondary source of liquidity is the Company’s loan portfolio. At December 31, 2007, loans totaling approximately $329 million either will become due or will be subject to rate adjustments within twelve months from that date. Continued emphasis will be placed on structuring adjustable rate loans.
As for liabilities, certificates of deposit of $100,000 or greater totaling approximately $286 million will become due or reprice during the next twelve months. Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal accounts, money market demand accounts, demand deposit and regular savings. Management anticipates that there will be no significant withdrawals from these accounts in the future.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following table shows the rate sensitivity gaps for different time periods as of December 31, 2007:

Interest Rate Sensitivity Gaps				One Year
December 31, 2006	1-90	91-180	181-365	And
(In Thousands)	Days	Days	Days	Longer	Total
Interest-earning assets	$124,930	101,302	153,461	864,953	1,244,646
Interest-bearing liabilities	579,185	201,797	239,759	89,285	1,110,026

Interest-rate sensitivity gap	$(454,255)	(100,495)	(86.298)	775,668	134,620

Cumulative gap	$(454,255)	(554,750)	(641,048)	134,620

The Company also uses a simulation modeling to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. Senior management meets quarterly to analyze the interest rate shock simulation. The interest rate simulation model is based on a number of assumptions. The assumptions relate primarily to loan and deposit growth, asset and liability prepayments, the call features of investment securities, interest rates and balance sheet management strategies. As of December 31, 2007, a -200 basis point rate shock was forecast to increase net earnings an estimated $228,000, or 1.85%, over the next twelve months, as compared to rates remaining stable. In addition, the -200 basis point rate shock is estimated to decrease the volatility of equity capital by 2.5%. A +200 basis point rate shock is estimated to decrease net earnings approximately $596,000, or 4.7%, over the next twelve months and would decrease the volatility of equity capital by 9.8%.
At the present time there are no known trends or any known commitments, demands, events or uncertainties that will result in, or that are reasonably likely to result in, the Company’s liquidity changing in any material way.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Capital Resources, Capital Position and Dividends
Capital
At December 31, 2007, total shareholders’ equity was $118,185,000, or 8.9% of total assets, which compares with $106,168,000, or 8.6% of total assets, at December 31, 2006, and $95,110,000, or 9.0% of total assets, at December 31, 2005. The dollar increase in shareholders’ equity during 2007 reflects (i) the Company’s net income of $10,936,000 less cash dividends of $.34 per share totaling $2,306,000, (ii) the issuance of 53,518 shares of common stock for $2,114,000, as reinvestment of cash dividends, (iii) the issuance of 16,107 shares of common stock pursuant to exercise of stock options for $203,000, (iv) the net unrealized gain on available-for-sale securities of $1,049,000, and (v) a stock based compensation expense of $21,000. In addition the Company’s Board of Directors approved a four for three stock split paid on May 31, 2007 to shareholders of record as of May 7, 2007. Pursuant to this split, 1,724,425 shares of stock were issued. All share and per share data have been restated to reflect this four for three stock split.
The Company’s principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Company and its subsidiary bank. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which the Company and its subsidiary bank have none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. The risk-based capital guidelines require the subsidiary bank and the Company to have a total risk-based capital ratio of 8.0% and a Tier I risk-based capital ratio of 4.0%. Set forth below is the Company’s and the bank subsidiary’s capital ratios as of December 31, 2007 and 2006. Institutions which have a Tier I leverage capital ratio of 5%, a Tier I risk-based capital ratio of 5% and a total risk-based capital ratio of 10% are defined as “well capitalized”. Management believes it can adequately capitalize its growth for the next few years with retained earnings and dividends reinvested.

	Wilson Bank Holding
	Company		Wilson Bank & Trust
	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)		(Dollars in Thousands)
December 31, 2007
Actual:
Total Risk Based Capital	$123,242	11.67%	$123,572	12.08%
Tier 1 Capital	113,769	10.77	113,350	11.08
Leverage	113,769	8.63	113,350	8.60

For Capital Adequacy Purposes:
Total Risk Based Capital		8.0		8.0
Tier 1 Capital		4.0		4.0
Leverage		4.0		4.0

December 31, 2006
Actual:
Total Risked Based Capital	$113,010	11.87%	$112,705	11.84%
Tier 1 Capital	102,801	10.80	102,496	10.77
Leverage	102,801	9.32	102,496	9.29

For Capital Adequacy Purposes:
Total Risked Based Capital		8.0		8.0
Tier 1 Capital		4.0		4.0
Leverage		4.0		4.0

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
Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Company’s rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments. The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2007.

		(Dollars in Thousands)
	Expected Maturity Date - Year Ending December 31,							Fair
	2008	2009	2010	2011	2012	Thereafter	Total	Value

Earning assets:

Loans, net of unearned interest:
Variable rate	$83,776	17,433	10,998	14,533	29,854	392,975	549,569	549,569
Average interest rate	7.36%	7.37%	7.63%	7.70%	7.88%	7.83%	7.30%

Fixed rate	245,484	65,372	47,057	38,942	23,169	27,933	447,957	449,087
Average interest rate	7.67%	9.94%	9.61%	9.06%	8.23%	7.30%	7.54%

Securities	26,103	27,223	9,019	11,907	9,132	140,627	224,011	223,411
Average interest rate	3.62%	3.85%	4.55%	4.94%	5.01%	5.73%	5.14%

Loans held for sale	6,034	—	—	—	—	—	6,034	6,034
Average interest rate	4.94%	—	—	—	—	—	4.94%

Federal funds sold	14,722	—	—	—	—	—	14,722	14,722
Average interest rate	5.06%	—	—	—	—	—	5.06%

Interest-bearing deposits	865,647	42,533	36,985	17,743	4,957	44	1,084,785	1,088,437
Average interest rate	4.49%	4.57%	4.63%	4.85%	4.95%	4.65%	3.60%

Securities sold under repurchase agreements	9,771	—	—	—	—	—	9,771	9,771
Average interest rate	4.38%	—	—	—	—	—	4.38%	4.38%

Advances from Federal
Home Loan Bank	—	—	15,346	124	—	—	15,470	15,745
Average interest rate	—	—	4.63%	7.16%	—	—	4.61%

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
Under FDICIA, bank regulatory agencies have prescribed safety and soundness guidelines for all insured depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation. Wilson Bank is assessed quarterly at the rate of .001395% of insured deposits for deposit insurance. Management is not aware of any current recommendations by the regulatory authorities which, if implemented, would have a material effect on the Company’s liquidity, capital resources or operations.
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
On March 17, 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140”, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 156 requires that all servicing assets and liabilities be initially measured at fair value and allows for two alternatives in the subsequent accounting for servicing assets and liabilities: the amortization method

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
and the fair value method. The amortization method requires that the servicing assets and liabilities be amortized over the remaining estimated lives of the serviced assets with impairment testing to be performed periodically. The fair value method requires the servicing assets and liabilities to be measured at fair value each period with an offset to income. SFAS No. 156 is to be adopted in the first fiscal year that begins after September 15, 2006. An entity can elect the fair value method at the beginning of any fiscal year provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. However, once the fair value election is made, an entity cannot revert back to the amortization method. The Company has determined that there is no impact to the Company relating to SFAS No. 156.
On September 15, 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (SFAS No. 157). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principal that fair value should be based on the assumptions market participation would use when pricing the asset or liability. In support of this principle, SFAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted process in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data, Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. Management is currently reviewing the potential impact of this SFAS No. 157.
In September 2006, the FASB ratified the consensus the Emerging Issues Task Force (“EITF”) reached regarding EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“Issue 06-4”), which provides accounting guidance for postretirement benefits related to endorsement split-dollar life insurance arrangements, whereby the employer owns and controls the insurance policies. The consensus concludes that an employer should recognize a liability for the postretirement benefit in accordance with SFAS No. 106, “Employers Accounting for Postretirement Benefits Other Than Pensions” (“SFAS No. 106”) or Accounting Principles Board Opinion No. 12 (“APB 12”). In addition, the consensus states that an employer should also recognize an asset based on the substance of the arrangement with the employee. Issue 06-4 is effective for fiscal years beginning after December 15, 2007 with early application permitted.
In March 2007, the FASB ratified the consensus the EITF reached regarding EITF Issue No. 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements” (“Issue 06-10”), which provides accounting guidance for postretirement benefits related to collateral assignment split-dollar life insurance arrangements, whereby the employee owns and controls the insurance policies. The consensus concludes that an employer should recognize a liability for the postretirement benefit in accordance with SFAS No. 106 or APB 12, as well as recognize an asset based on the substance of the arrangement with the employee. Issue 06-10 is effective for fiscal years beginning after December 15, 2007 with early application permitted.
In February 2006, the FASB issued EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (EITF 06-5). EITF 06-5 provides that in addition to cash surrender value, the assets recognized for a life insurance contract should consider certain other provisions included in a policy’s contractual terms with additional amounts being discounted if receivable beyond one year. Additionally, EITF 06-5 requires that the determination of the amount that could be realized under an insurance contract be performed at the individual policy level. The Company has determined there is no impact on the consolidated financial statements as a result of this standard.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 allows entities to voluntarily choose, at specified election dates, to measure financial assets and financial liabilities (as well as certain nonfinancial instruments that are similar to

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
financial instruments) at fair value (the “fair value option”). The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, SFAS No. 159 specifies that all subsequent changes in fair value for that instrument be reported in earnings. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007 and earlier adoption is permitted. At the present time, management does not intend to make any fair value elections.
In September 2006, the SEC released Staff Accounting Bulletin No. 108 (“SAB No. 108”). SAB 108 requires that registrants assess the impact on both the statement of condition and the statement of income when quantifying and evaluating the materiality of a misstatement. Under SAB No. 108, adjustment of financial statements is required when either approach results in quantifying a misstatement that is material to a reporting period presented within the financial statements, after considering all relevant quantitative and qualitative factors.

WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

	In Thousands, Except Per Share Information
	As Of December 31,
	2007	2006	2005	2004	2003
CONSOLIDATED BALANCE SHEETS:
Total assets end of year	$1,334,245	1,230,285	1,052,263	937,248	852,619
Loans, net	$988,053	880,670	801,705	714,631	584,714
Securities	$223,381	183,830	153,838	133,072	149,536
Deposits	$1,182,590	1,086,729	929,589	832,922	770,419
Stockholders’ equity	$118,185	106,168	95,110	71,561	63,323

	Years Ended December 31,
	2007	2006	2005	2004	2003
CONSOLIDATED STATEMENTS OF EARNINGS:
Interest income	$85,882	70,690	56,318	48,022	44,796
Interest expense	45,721	32,378	22,150	15,751	15,217

Net interest income	40,161	38,312	34,168	32,271	29,579

Provision for loan losses	4,145	3,806	1,136	3,273	1,904

Net interest income after provision for loan losses	36,016	34,506	33,032	28,998	27,675
Non-interest income	10,636	9,486	8,218	7,431	8,379
Non-interest expense	29,477	26,746	23,407	21,628	20,377

Earnings before income taxes	17,175	17,246	17,843	14,801	15,677

Income taxes	6,239	6,671	6,847	5,689	6,242

Net earnings	$10,936	10,575	10,996	9,112	9,435

Minority interest in net earnings of subsidiaries	$—	—	236	475	916

Cash dividends declared	$2,306	4,525	3,996	3,262	2,651

PER SHARE DATA: (3)
Basic earnings per common share	$1.58	1.56	1.70	1.55	1.65
Diluted earnings per common share	$1.58	1.55	1.69	1.55	1.65
Cash dividends	$0.34	0.68	0.64	0.56	0.47
Book value	$17.09	15.55	14.28	12.10	11.00

RATIOS:
Return on average stockholders’ equity	9.86%	10.51%	12.59%	13.61%	16.00%
Return on average assets (1)	0.85%	0.95%	1.12%	1.04%	1.31%
Capital to assets (2)	8.86%	8.63%	9.04%	8.38%	8.19%
Dividends declared per share as percentage of basic earnings per share	28.48%	43.27%	37.44%	36.23%	26.36%

(1)	Includes minority interest earnings of consolidated subsidiaries in numerator.

(2)	Includes minority interest of consolidated subsidiaries in numerator.

(3)	Per share data has been retroactively adjusted to reflect a 4 for 3 split which occurred effective May 7, 2007.

WILSON BANK HOLDING COMPANY
Consolidated Financial Statements
December 31, 2007 and 2006
(With Independent Auditor’s Report Thereon)

INDEPENDENT AUDITOR’S REPORT
The Board of Directors
Wilson Bank Holding Company:
We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Wilson Bank Holding Company’s internal control over financial reporting as of December 31, 2007 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 11, 2008 expressed an unqualified opinion thereon.

/s/ Maggart & Associates, P.C.

Nashville, Tennessee
January 11, 2008

WILSON BANK HOLDING COMPANY
Consolidated Balance Sheets
December 31, 2007 and 2006

	In Thousands
	2007	2006
ASSETS
Loans, net of allowance for loan losses of $9,473,000 and $10,209,000, respectively	$988,053	$880,670
Securities:
Held-to-maturity, at amortized cost (market value $13,480,000 and $14,376,000, respectively)	13,450	14,331
Available-for-sale, at market (amortized cost $210,561,000 and $171,829,000, respectively)	209,931	169,499

Total securities	223,381	183,830

Loans held for sale	6,034	7,065
Federal funds sold	14,722	60,070
Restricted equity securities	2,983	2,940

Total earning assets	1,235,173	1,134,575

Cash and due from banks	44,853	43,334
Premises and equipment, net	30,411	28,705
Accrued interest receivable	8,864	8,019
Deferred income taxes	2,539	3,211
Other real estate	1,268	555
Goodwill	4,805	4,805
Other intangible assets, net	1,696	2,092
Other assets	4,636	4,989

Total assets	$1,334,245	1,230,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,182,590	1,086,729
Securities sold under repurchase agreements	9,771	13,394
Advances from Federal Home Loan Bank	15,470	17,092
Accrued interest and other liabilities	8,229	6,902

Total liabilities	1,216,060	1,124,117

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 10,000,000 shares, 6,916,390 and 5,122,340 shares issued and outstanding, respectively	13,833	10,244
Additional paid-in capital	34,373	35,624
Retained earnings	70,368	61,738
Net unrealized losses on available-for-sale securities, net of income taxes of $241,000 and $892,000, respectively	(389)	(1,438)

Total stockholders’ equity	118,185	106,168

COMMITMENTS AND CONTINGENCIES
Total liabilities and stockholders’ equity	$1,334,245	1,230,285

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Earnings
Three Years Ended December 31, 2007

	In Thousands (except per share data)
	2007	2006	2005
Interest income:
Interest and fees on loans	$71,945	62,567	50,283
Interest and dividends on securities:
Taxable securities	10,398	5,312	4,447
Exempt from Federal income taxes	585	633	623
Interest on loans held for sale	253	201	175
Interest on Federal funds sold	2,524	1,814	673
Interest and dividends on restricted equity securities	177	163	117

Total interest income	85,882	70,690	56,318

Interest expense:
Interest on negotiable order of withdrawal accounts	2,858	1,262	650
Interest on money market accounts and other savings accounts	7,019	5,955	3,929
Interest on certificates of deposit	34,746	24,155	16,741
Interest on securities sold under repurchase agreements	342	354	179
Interest on advances from Federal Home Loan Bank	756	652	630
Interest on Federal funds purchased	—	—	21

Total interest expense	45,721	32,378	22,150

Net interest income before provision for loan losses	40,161	38,312	34,168
Provision for loan losses	(4,145)	(3,806)	(1,136)

Net interest income after provision for loan losses	36,016	34,506	33,032
Non-interest income	10,636	9,486	8,218
Non-interest expense	(29,477)	(26,746)	(23,407)

Earnings before income taxes	17,175	17,246	17,843

Income taxes	6,239	6,671	6,847

Net earnings	$10,936	10,575	10,996

Basic earnings per common share	$1.58	1.56	1.70

Diluted earnings per common share	$1.58	1.55	1.69

Weighted average common shares outstanding:
Basic	6,901,447	6,771,455	6,459,315

Diluted	6,937,441	6,811,057	6,505,847

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Comprehensive Earnings
Three Years Ended December 31, 2007

	In Thousands
	2007	2006	2005
Net earnings	$10,936	10,575	10,996

Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $651,000 $346,000 and $634,000, respectively	1,049	556	(1,021)
Less: reclassification adjustment for net losses included in net earnings, net of taxes of $48,000 in 2006	—	78	—

Other comprehensive earnings (losses)	1,049	634	(1,021)

Comprehensive earnings	$11,985	11,209	9,975

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Changes in Stockholders’ Equity
Three Years Ended December 31, 2007

	In Thousands
				Net Unrealized
		Additional		Gain (Loss) On
	Common	Paid-In	Retained	Available-For-
	Stock	Capital	Earnings	Sale Securities	Total
Balance December 31, 2004	$8,873	14,856	48,688	(856)	71,561

Cash dividends declared, $.64 per share	—	—	(3,996)	—	(3,996)

Issuance of 111,914 shares of stock pursuant to dividend reinvestment plan	224	3,422	—	—	3,646

Issuance of 10,912 shares of stock pursuant to exercise of stock options	22	151	—	—	173

Issuance of 436,546 shares of stock pursuant to acquisition of minority interest in subsidiaries	873	13,073	—	(195)	13,751

Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $634,000	—	—	—	(1,021)	(1,021)

Net earnings for the year	—	—	10,996	—	10,996

Balance December 31, 2005	9,992	31,502	55,688	(2,072)	95,110

Cash dividends declared, $.68 per share	—	—	(4,525)	—	(4,525)

Issuance of 113,774 shares of stock pursuant to dividend reinvestment plan	227	3,924	—	—	4,151

Issuance of 12,587 shares of stock pursuant to exercise of stock options	25	181	—	—	206

Stock based compensation expense	—	17	—	—	17

Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $394,000	—	—	—	634	634

Net earnings for the year	—	—	10,575	—	10,575

Balance December 31, 2006	10,244	35,624	61,738	(1,438)	106,168

Cash dividends declared, $.34 per share	—	—	(2,306)	—	(2,306)

Issuance of 53,518 shares of stock pursuant to dividend reinvestment plan	107	2,007	—	—	2,114

Issuance of 1,724,425 shares of stock pursuant to a 4 for 3 stock split	3,450	(3,450)	—	—	—

Issuance of 16,107 shares of stock pursuant to exercise of stock options	32	171	—	—	203

Stock based compensation expense	—	21	—	—	21

Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $651,000	—	—	—	1,049	1,049

Net earnings for the year	—	—	10,936	—	10,936

Balance December 31, 2007	$13,833	34,373	70,368	(389)	118,185

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Cash Flows
Three Years Ended December 31, 2007
Increase (Decrease) in Cash and Cash Equivalents

	In Thousands
	2007	2006	2005
Cash flows from operating activities:
Interest received	$84,950	68,857	54,809
Fees received	10,267	8,881	7,683
Other income received	89	124	129
Proceeds from sales of loans	88,759	88,971	76,378
Origination of loans held for sale	(87,448)	(92,650)	(74,685)
Interest paid	(44,639)	(29,629)	(21,612)
Cash paid to suppliers and employees	(27,096)	(25,407)	(22,729)
Income taxes paid	(5,844)	(7,733)	(6,483)

Net cash provided by operating activities	19,038	11,414	13,490

Cash flows from investing activities:
Purchase of available-for-sale securities	(124,354)	(66,771)	(29,937)
Proceeds from maturities of available-for-sale securities	85,679	27,335	7,303
Proceeds from sale of available-for-sale securities	—	10,303	—
Purchase of held-to-maturity securities	(979)	(462)	(1,327)
Proceeds from maturities of held-to-maturity securities	1,847	505	1,390
Loans made to customers, net of repayments	(113,895)	(85,426)	(89,522)
Purchase of bank premises and equipment	(3,423)	(6,693)	(3,062)
Proceeds from sales of fixed assets	52	46	1
Proceeds from sales of other assets	261	324	201
Proceeds from sales of other real estate	1,318	1,764	1,229

Net cash used in investing activities	(153,494)	(119,075)	(113,724)

Cash flows from financing activities:
Net increase in non-interest bearing, savings, NOW and money market deposit accounts	25,489	21,147	43,066
Net increase in time deposits	70,372	135,993	53,601
Proceeds from sale (purchase of) of securities under agreements to repurchase	(3,623)	4,238	2,477
Proceeds from (repayments to) Federal Home Loan Bank, net	(1,622)	3,404	(1,575)
Dividends paid	(2,306)	(4,525)	(3,996)
Dividends paid to minority shareholders	—	—	(77)
Proceeds from sale of stock to minority shareholders	—	—	68
Proceeds from sale of common stock pursuant to dividend reinvestment	2,114	4,151	3,646
Proceeds from sale of common stock pursuant to exercise of stock options	203	206	173
Cash paid in merger	—	—	(13)

Net cash provided by financing activities	90,627	164,614	97,370

Net increase (decrease) in cash and cash equivalents	(43,829)	56,953	(2,864)

Cash and cash equivalents at beginning of year	103,404	46,451	49,315

Cash and cash equivalents at end of year	$59,575	103,404	46,451

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Cash Flows, Continued
Three Years Ended December 31, 2007
Increase (Decrease) in Cash and Cash Equivalents

	In Thousands
	2007	2006	2005
Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$10,936	10,575	10,996
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,981	1,957	1,825
Provision for loan losses	4,145	3,806	1,136
Provision for deferred taxes	93	(475)	(403)
Loss on sales of other real estate	136	102	40
Loss on sales of other assets	119	101	65
Security losses	—	126	—
Loss (gain) on sales of fixed assets	36	(18)	(1)
FHLB dividend reinvestment	(43)	(158)	(121)
Decrease (increase) in loans held for sale	1,031	(4,130)	580
Increase (decrease) in taxes payable	302	(587)	767
Increase in accrued interest receivable	(845)	(1,687)	(1,388)
Increase in interest payable	1,082	2,749	538
Increase in other assets	(103)	(651)	(883)
Increase (decrease) in accrued expenses	147	(313)	103
Net gains of minority interests of commercial bank subsidiaries	—	—	236
Stock based compensation expense	21	17	—

Total adjustments	8,102	839	2,494

Net cash provided by operating activities	$19,038	11,414	13,490

Supplemental Schedule of Non-Cash Activities:

Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $651,000 in 2007, $394,000 in 2006, and $634,000 in 2005	$1,049	634	(1,021)

Non-cash transfers from loans to other real estate	$2,167	2,144	966

Non-cash transfers from loans to other assets	$200	511	346

Issuance of 436,546 shares of common stock for minority interest in subsidiaries	$—	—	13,751

Issuance of 1,724,425 shares of common stock pursuant to a 4 for 3 stock split	$3,450	—	—

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
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
December 31, 2007, 2006 and 2005
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
December 31, 2007, 2006 and 2005
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
December 31, 2007, 2006 and 2005
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
December 31, 2007, 2006 and 2005
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
December 31, 2007, 2006 and 2005
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
December 31, 2007, 2006 and 2005
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

Under the provisions of SFAS No. 123R, stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the accompanying consolidated statements of earnings during 2007 and 2006 included compensation expense for stock-based payment awards granted prior to, but not yet vested, as of January 1, 2006 and for the stock-based awards granted after January 1, 2006, based on the grant date fair value estimated in accordance with SFAS No. 123R. As stock-based compensation expense recognized in the accompanying statements of earnings for 2007 and 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For 2005 the impact of stock-based compensation expense is disclosed on a proforma basis. (See note 19 to the consolidated financial statements).

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
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

(o)	Stock Split

The Company’s Board of Directors voted a 4 for 3 stock split for stockholders of record as of May 7, 2007 payable May 31, 2007. Each stockholder received four (4) shares of common stock for each three (3) shares owned with no allowance for fractional shares. Per share data included in these consolidated financial statements has been restated to give effect to the stock split.

(p)	Advertising Costs

Advertising costs are expensed when incurred by the Company.

(q)	Other Real Estate

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

Certain reclassifications have been made to the 2006 and 2005 figures to conform to the presentation for 2007.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
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
December 31, 2007, 2006 and 2005
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

In December 2004, the FASB issued SFAS No. 123R, which requires recognition of expense over the requisite service period for awards of share-based compensation to employees. SFAS No. 123R was adopted by the Company as of January 1, 2006. As permitted by the original SFAS No. 123 prior to January 1, 2006, the Company has accounted for its equity awards under the provisions of APB Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB No. 25”). Under the provisions of SFAS No. 123R, the grant date fair value of an award has been used to measure the compensation expense recognized for the award. For any unvested awards granted prior to the adoption of SFAS No. 123R, the fair values used in preparation of the disclosures required under the original SFAS No. 123 have been utilized. Compensation expense recognized after adoption of SFAS No. 123R will incorporate an estimate of awards expected to ultimately vest, which requires estimation of forfeitures as well as projections related to the satisfaction of performance conditions that determine vesting. The substance of SFAS No. 123R is to require companies to record as an expense amortization of the fair market value of stock options determined as of the grant date. The offsetting credit is to additional paid-in capital unless there is an obligation to buy back the stock or exchange other assets for the stock. If such an obligation exists the offsetting credit would be to a liability account. The adoption of SFAS No. 123R has had an impact on the Company’s results of operations for 2006 and 2007, although it has had no significant impact on the Company’s overall financial position. See note 19 to the consolidated financial statements for additional discussion.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
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

On July 13, 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of SFAS No. 109. FIN 48 requires that only benefits from tax positions that are more-likely-than-not of being sustained upon examination by the IRS should be recognized in the financial statements. These benefits would be recorded at amounts considered to be the maximum amounts more-likely-than-not of being sustained. At the time these positions become “more likely than not” to be disallowed under audit, their recognition would be reversed. The Company has reviewed the potential impact of FIN 48, and has determined that it should not have any material impact on the consolidated financial statements. See note 11 to the consolidated financial statements for additional discussion.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
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

In September 2006, the FASB ratified the consensus the Emerging Issues Task Force (“EITF”) reached regarding EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“Issue 06-4”), which provides accounting guidance for postretirement benefits related to endorsement split-dollar life insurance arrangements, whereby the employer owns and controls the insurance policies. The consensus concludes that an employer should recognize a liability for the postretirement benefit in accordance with Statement of Financial Accounting Standards No. 106, “Employers Accounting for Postretirement Benefits Other Than Pensions” (“Statement No. 106”) or Accounting Principles Board Opinion No. 12 (“APB 12”). In addition, the consensus states that an employer should also recognize an asset based on the substance of the arrangement with the employee. Issue 06-4 is effective for fiscal years beginning after December 15, 2007 with early application permitted.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(1)	Summary of Significant Accounting Policies, Continued
(t)	Impact of New Accounting Standards, Continued

In March 2007, the FASB ratified the consensus the EITF reached regarding EITF Issue No. 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements” (“Issue 06-10”), which provides accounting guidance for postretirement benefits related to collateral assignment split-dollar life insurance arrangements, whereby the employee owns and controls the insurance policies. The consensus concludes that an employer should recognize a liability for the postretirement benefit in accordance with Statement 106 or APB 12, as well as recognize an asset based on the substance of the arrangement with the employee. Issue 06-10 is effective for fiscal years beginning after December 15, 2007 with early application permitted.

In February 2006, the FASB issued EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (EITF 06-5). EITF 06-5 provides that in addition to cash surrender value, the assets recognized for a life insurance contract should consider certain other provisions included in a policy’s contractual terms with additional amounts being discounted if receivable beyond one year. Additionally, EITF 06-5 requires that the determination of the amount that could be realized under an insurance contract be performed at the individual policy level. The Company has determined there is no impact on the consolidated financial statements as a result of this standard.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities (“Statement 159”). Statement 159 allows entities to voluntarily choose, at specified election dates, to measure financial assets and financial liabilities (as well as certain nonfinancial instruments that are similar to financial instruments) at fair value (the “fair value option”). The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, Statement 159 specifies that all subsequent changes in fair value for that instrument be reported in earnings. Statement 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007 and earlier adoption is permitted. At the present time, management does not intend to make any fair value elections.

In September 2006, the SEC released Staff Accounting Bulletin No. 108 (SAB No. 108). SAB 108 requires that registrants assess the impact on both the statement of condition and the statement of income when quantifying and evaluating the materiality of a misstatement. Under SAB No. 108, adjustment of financial statements is required when either approach results in quantifying a misstatement that is material to a reporting period presented within the financial statements, after considering all relevant quantitative and qualitative factors.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(2)	Loans and Allowance for Loan Losses

The classification of loans at December 31, 2007 and 2006 is as follows:

	In Thousands
	2007	2006
Commercial, financial and agricultural	$337,368	301,589
Installment	73,618	82,964
Real estate — construction	100,036	67,162
Real estate — mortgage	486,504	439,164

	997,526	890,879
Allowance for possible loan losses	(9,473)	(10,209)

	$988,053	880,670

The principal maturities on loans at December 31, 2007 are as follows:

	In Thousands
	Commercial,
	Financial
	and		Real Estate -	Real Estate-
	Agricultural	Installment	Construction	Mortgage	Total
3 months or less	$59,504	4,894	23,367	2,537	90,302
3 to 12 months	159,507	5,308	63,985	8,901	237,701
1 to 5 years	85,628	58,709	12,684	90,337	247,358
Over 5 Years	32,729	4,707	—	384,729	422,165

	$337,368	73,618	100,036	486,504	997,526

At December 31, 2007, variable rate loans were $549,569,000 and fixed rate loans totaled $447,957,000. At December 31, 2006, variable rate and fixed rate loans totaled $480,598,000 and $410,281,000, respectively.

Unamortized deferred loan fees totaled $906,000 and $1,025,000 at December 31, 2007 and 2006, respectively.

In the normal course of business, Wilson Bank has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $15,889,000 and $13,392,000 at December 31, 2007 and 2006, respectively. As of December 31, 2007, none of these loans were restructured, nor were any related party loans charged-off during the past three years nor did they involve more than the normal risk of collectibility or present other unfavorable features.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(2)	Loans and Allowance for Loan Losses, Continued

An analysis of the activity with respect to such loans to related parties is as follows:

	In Thousands
	December 31,
	2007	2006
Balance, January 1	$13,392	12,961
New loans during the year	32,407	22,524
Repayments during the year	(29,910)	(22,093)

Balance, December 31	$15,889	13,392

A director of the Company performs appraisals related to certain loan customers. Fees paid to the director for these services were $210,000 in 2007, $392,000 in 2006, and $400,000 in 2005.

Loans which had been placed on non-accrual status totaled $2,167,000 and $1,360,000 at December 31, 2007 and 2006, respectively. Had interest on these loans been accrued, interest income would have been increased by approximately $128,000 in 2007, $11,000 in 2006 and $13,000 in 2005. Loans that are past due 90 days or more and are still accruing interest totaled $2,126,000 and $3,943,000 at December 31, 2007 and 2006, respectively.

Transactions in the allowance for loan losses for the years ended December 31, 2007, 2006 and 2005 are summarized as follows:

	In Thousands
	2007	2006	2005
Balance, beginning of year	$10,209	9,083	9,370
Provision charged to operating expense	4,145	3,806	1,136
Loans charged off	(5,185)	(3,017)	(1,616)
Recoveries on losses	304	337	193

Balance, end of year	$9,473	10,209	9,083

The Company’s principal customers are primarily in the Middle Tennessee area with a concentration in Wilson County, Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral varies depending upon the purpose of the credit and the borrower’s financial condition.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(2)	Loans and Allowance for Loan Losses, Continued

Impaired loans and related loan loss reserve amounts at December 31, 2007 and 2006 were as follows:

	In Thousands
	December 31,
	2007	2006
Recorded investment	$2,167	1,360
Loan loss reserve	$313	277
Of the $2,167,000 impaired loans at December 31, 2007, the Company has one loan totaling $1,310,000 with no related loan loss reserve. As of December 31, 2006, there were no impaired loans without a related loan loss reserve.

The average recorded investment in impaired loans for the years ended December 31, 2007, 2006 and 2005 was $2,630,000, $650,000 and $369,000, respectively. The Company did not recognize any interest income on the accrued basis on these loans for the period that such loans were impaired during 2007, 2006 and 2005.

In 2007, 2006 and 2005, the Company originated and sold loans in the secondary market of $87,448,000, $92,650,000 and $74,685,000, respectively. The gain on sale of these loans totaled $280,000, $451,000 and $405,000 in 2007, 2006 and 2005, respectively.

Of the loans sold in the secondary market, the recourse to Wilson Bank is limited. On loans sold to the Federal Home Loan Mortgage Corporation, Wilson Bank has a recourse obligation for one year from the purchase date. At December 31, 2007, there were no loans sold to the Federal Home Loan Mortgage Corporation with existing recourse. All other loans sold in the secondary market provide the purchaser recourse to Wilson Bank for a period of 90 days from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. At December 31, 2007, total loans sold with recourse to Wilson Bank, including those sold to the Federal Home Loan Mortgage Corporation, aggregated $65,693,000. At December 31, 2007, Wilson Bank had not been required to repurchase any of the loans originated by Wilson Bank and sold in the secondary market. Management expects no loss to result from these recourse provisions.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(3)	Debt and Equity Securities

Debt and equity securities have been classified in the consolidated balance sheet according to management’s intent. Debt and equity securities at December 31, 2007 consist of the following:

	Securities Held-To-Maturity
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Obligations of states and political subdivisions	$13,423	72	42	13,453
Mortgage-backed securities	27	—	—	27

	$13,450	72	42	13,480

	Securities Available-For-Sale
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. Government agencies and corporations	$206,528	329	952	205,905
Obligations of states and political subdivisions	1,928	—	17	1,911
Mortgage-backed securities	2,105	15	5	2,115

	$210,561	344	974	209,931

The Company’s classification of securities at December 31, 2006 is as follows:

	Securities Held-To-Maturity
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Obligations of states and political subdivisions	$14,270	116	71	14,315
Mortgage-backed securities	61	—	—	61

	$14,331	116	71	14,376

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(3)	Debt and Equity Securities, Continued

	Securities Available-For-Sale
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. Government agencies and corporations	$168,236	12	2,345	165,903
Obligations of states and political subdivisions	1,929	3	8	1,924
Mortgage-backed securities	1,664	11	3	1,672

	$171,829	26	2,356	169,499

The amortized cost and estimated market value of debt securities at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	In Thousands
		Estimated
	Amortized	Market
Securities Held-To-Maturity	Cost	Value
Due in one year or less	$2,729	2,743
Due after one year through five years	5,536	5,551
Due after five years through ten years	3,745	3,758
Due after ten years	1,413	1,401

	13,423	13,453
Mortgage-backed securities	27	27

	$13,450	13,480

	In Thousands
		Estimated
	Amortized	Market
Securities Available-For-Sale	Cost	Value
Due in one year or less	$23,374	23,288
Due after one year through five years	50,669	50,539
Due after five years through ten years	71,996	71,951
Due after ten years	62,417	62,038

	208,456	207,816
Mortgage-backed securities	2,105	2,115

	$210,561	209,931

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(3)	Debt and Equity Securities, Continued

Results from sales of debt and equity securities are as follows:

	In Thousands
	2007	2006	2005
Gross proceeds	$—	10,303	—

Gross realized gains	$—	20	—
Gross realized losses	—	(146)	—

Net realized losses	$—	(126)	—

Securities carried in the balance sheet of approximately $114,710,000 (approximate market value of $114,447,000) and $123,414,000 (approximate market value of $121,473,000) were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2007 and 2006, respectively.
Included in the securities above are $13,226,000 (approximate market value of $13,253,000) and $14,475,000 (approximate market value of $14,504,000) at December 31, 2007 and 2006, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.
Securities that have rates that adjust prior to maturity totaled $76,000 (approximate market value of $76,000) and $151,000 (approximate market value of $152,000) at December 31, 2007 and 2006, respectively.
The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number			Number
			of			of
	Fair	Unrealized	Securities	Fair	Unrealized	Securities	Fair	Unrealized
	Value	Losses	Included	Value	Losses	Included	Value	Losses
U.S. Treasury and other U.S. Government agencies and corporations	$79,602	628	40	58,685	324	58	138,287	952
Obligations of states and political sub-divisions	2,176	25	7	4,842	34	21	7,018	59
Mortgage-backed securities	946	4	3	42	1	3	988	5

Total temporarily impaired securities	$82,724	657	50	63,569	359	82	146,293	1,016

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(3)	Debt and Equity Securities, Continued

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

Restricted equity securities consists of stock of the Federal Home Loan Bank amounting to $2,895,000 and $2,852,000 at December 31, 2007 and 2006, respectively, and the stock of The Bankers Bank amounting to $88,000 and $88,000 at December 31, 2007 and 2006, respectively. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.
(5)	Premises and Equipment

The detail of premises and equipment at December 31, 2007 and 2006 is as follows:

	In Thousands
	2007	2006
Land	$11,306	10,497
Buildings	18,845	18,509
Construction in progress	1,747	109
Leasehold improvements	140	140
Furniture and equipment	7,030	8,936
Automobiles	224	224

	39,292	38,415
Less accumulated depreciation	(8,881)	(9,710)

	$30,411	28,705

Building additions during 2007 and 2006 include payments of $1,439,000 and $1,904,000, respectively, to a construction company owned by a director of the Company.
Depreciation expense was $1,629,000, $1,561,000 and $1,526,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(6)	Acquired Intangible Assets and Goodwill

The intangible assets result from the excess of purchase price over the applicable book value of the net assets acquired of 50% owned subsidiaries in 2005:
Amortizable intangible assets:

	In Thousands
	2007	2006
Premium on purchased deposits	$2,787	2,787

Accumulated amortization	1,091	695

	$1,696	2,092

	For the Year Ended December 31,
	2007	2006	2005
Amortization expense	$396	396	299

Estimated amortization expense:

For the Year Ended
2008	$396
2009	396
2010	396
2011	396
2012	112
The premium on purchased deposits is being amortized on a straight-line basis over 7 years.
Goodwill:

	In Thousands
	2007	2006
Balance at January 1,	$4,805	4,805
Goodwill acquired during year	—	—
Impairment loss	—	—

Balance at December 31,	$4,805	4,805

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(7)	Deposits

Deposits at December 31, 2007 and 2006 are summarized as follows:

	In Thousands
	2007	2006
Demand deposits	$97,805	118,820
Savings accounts	38,966	35,347
Negotiable order of withdrawal accounts	156,410	92,151
Money market demand accounts	194,008	215,383
Certificates of deposit $100,000 or greater	301,801	238,072
Other certificates of deposit	331,243	334,761
Individual retirement accounts $100,000 or greater	18,653	14,622
Other individual retirement accounts	43,704	37,573

	$1,182,590	1,086,729

Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2007 are as follows:

(In Thousands)
Maturity	Total
2008	$621,441
2009	47,231
2010	20,017
2011	5,328
2012	1,352
Thereafter	32

$695,401

At December 31, 2007, certificates of deposit and individual retirement accounts in denominations of $100,000 or more amounted to $320,454,000 as compared to $252,694,000 at December 31, 2006.
The aggregate amount of overdrafts reclassified as loans receivable was $429,000 and $2,121,000 at December 31, 2007 and 2006, respectively.
Wilson Bank is required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2007 and 2006 were approximately $15,778,000 and $16,636,000, respectively.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(8)	Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements were $9,771,000 and $13,394,000 at December 31, 2007 and 2006, respectively. The maximum amounts of outstanding repurchase agreements at any month end during 2007 and 2006 was $10,674,000 and $13,575,000, respectively. The average daily balance outstanding during 2007, 2006 and 2005 was $7,804,000, $8,460,000 and $6,622,000, respectively. The weighted-average interest rate on the outstanding balance at December 31, 2007 and 2006 was 3.55% and 4.69%, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.
(9)	Advances from Federal Home Loan Bank

The advances from the Federal Home Loan Bank at December 31, 2007 and 2006 consist of the following:

	In Thousands
	December 31,
	2007		2006
		Weighted		Weighted
	Amount	Average Rate	Amount	Average Rate
Fixed-rate advances	$15,470	4.65%	$17,092	4.61%

Advances from the Federal Home Loan Bank are to mature as follows at December 31, 2007:

Year Ending	In Thousands
December 31,	Amount
2009	$15,346
2010	124

$15,470

These advances are collateralized by a required blanket pledge of qualifying mortgage loans.
(10)	Non-Interest Income and Non-Interest Expense

The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

	In Thousands
	2007	2006	2005
Non-interest income:
Service charges on deposits	$6,506	5,938	5,291
Other fees	3,761	2,943	2,392
Gains on sales of loans	280	451	405
Gains on sales of fixed assets	—	18	1
Other income	89	136	129

	$10,636	9,486	8,218

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(10)	Non-Interest Income and Non-Interest Expense, Continued

	In Thousands
	2007	2006	2005
Non-interest expense:
Employee salaries and benefits	$16,466	14,825	12,818
Occupancy expenses	2,111	1,566	1,451
Furniture and equipment expenses	1,434	2,060	1,849
Loss on sale of fixed assets	36	—	—
Loss on sales of other assets	119	101	65
Loss on sales of other real estate	136	102	40
Data processing expenses	974	736	1,096
Security losses	—	126	—
FDIC insurance	129	117	128
Directors’ fees	808	815	713
Other operating expenses	7,264	6,298	5,011
Minority interest in net earnings of subsidiaries	—	—	236

	$29,477	26,746	23,407

(11)	Income Taxes

The components of the net deferred tax asset are as follows:

	In Thousands
	2007	2006
Deferred tax asset:
Federal	$3,532	4,265
State	549	674

	4,081	4,939

Deferred tax liability:
Federal	(1,280)	(1,435)
State	(262)	(293)

	(1,542)	(1,728)

	$2,539	3,211

The tax effects of each type of significant item that gave rise to deferred taxes are:

	In Thousands
	2007	2006
Financial statement allowance for loan losses in excess of tax allowance	$3,455	3,711
Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(374)	(492)
Financial statement deduction for deferred compensation in excess of deduction for tax purposes	385	336
Financial statement income on FHLB stock dividends not recognized for tax purposes	(435)	(435)
Deposit base premium related to acquisition of minority interest	(733)	(801)
Unrealized loss on securities available-for-sale	241	892

	$2,539	3,211

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(11)	Income Taxes, Continued

The components of income tax expense (benefit) are summarized as follows:

	In Thousands
	Federal	State	Total
2007
Current	$5,199	947	6,146
Deferred	38	55	93

Total	$5,237	1,002	6,239

2006
Current	$6,000	1,146	7,146
Deferred	(559)	84	(475)

Total	$5,441	1,230	6,671

2005
Current	$5,983	1,267	7,250
Deferred	(335)	(68)	(403)

Total	$5,648	1,199	6,847

A reconciliation of actual income tax expense of $6,239,000, $6,671,000 and $6,847,000 for the years ended December 31, 2007, 2006 and 2005, respectively, to the “expected” tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

	In Thousands
	2007	2006	2005
Computed “expected” tax expense	$5,839	5,864	6,067
State income taxes, net of Federal income tax benefit	622	811	791
Tax exempt interest, net of interest expense exclusion	(204)	(211)	(209)
Tax expense related to minority interest income in subsidiaries	—	—	80
Federal income tax expense above statutory rate related to taxable income over $10 million	76	139	111
Other	(94)	68	7

	$6,239	6,671	6,847

Total income tax expense for 2006 includes tax benefit of $48,000 related to the loss on sale of securities. There were no sales of securities in 2007 or 2005.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(11)	Income Taxes, Continued

FASB Interpretation 48, “Accounting for Income Tax Uncertainties” (“FIN 48”) was issued in June 2006 and defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. FIN 48 also provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties and includes guidance concerning accounting for income tax uncertainties in interim periods. The Company adopted the provisions of FIN 48 on January 1, 2007, and determined there was no need to make an adjustment to retained earnings upon adoption of this Interpretation.

As of January 1, 2007, the Company has accrued no interest and no penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

The Company and its subsidiary file income tax returns in the United States (“U.S.”), as well as the State of Tennessee. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2004, which would include audits of acquired entities. The Company’s Federal tax returns have been audited through December 31, 2003 with no changes.
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

Wilson Bank leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

Years Ending December 31,	In Thousands
2008	$133
2009	117
2010	94
2011	80
2012	42

$466

Total rent expense amounted to $167,000, $162,000 and $99,000, respectively, during the years ended December 31, 2007, 2006 and 2005.
The Company has lines of credit with other financial institutions totaling $45,900,000. At December 31, 2007 and 2006, there was no balance outstanding under these lines of credit.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
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

	In Thousands
	Contract or
	Notional Amount
	2007	2006
Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit	$162,000	154,715
Standby letters of credit	20,992	23,159

Total	$182,992	177,874

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments and the present creditworthiness of such counter parties. Such commitments have been made on terms which are competitive in the markets in which the Company operates; thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $21.0 million at December 31, 2007.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
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

At December 31, 2007, the Company’s cash and due from banks and federal funds sold included commercial bank deposits aggregating $15,652,000 in excess of the Federal Deposit Insurance Corporation limit of $100,000 per institution.

Federal funds sold were deposited with six banks.

(15)	Employee Benefit Plan

Wilson Bank has in effect a 401(k) plan (the “401(k) Plan”) which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the 401(k) Plan provide for both employee and employer contributions. For the years ended December 31, 2007, 2006 and 2005, Wilson Bank contributed $1,099,000, $961,000 and $848,000, respectively, to the 401(k) Plan.

(16)	Dividend Reinvestment Plan

Under the terms of the Company’s dividend reinvestment plan (the “DRIP”) holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 53,518 in 2007, 113,774 in 2006 and 111,914 in 2005 were sold to participants under the terms of the DRIP.

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
December 31, 2007, 2006 and 2005
(17)	Regulatory Matters and Restrictions on Dividends, Continued

The Company and Wilson Bank are required to maintain minimum amounts of capital to total “risk weighted” assets, as defined by the banking regulators. At December 31, 2007, the Company and its bank subsidiary are required to have minimum Tier I and total risk-based capital ratios of 4.0% and 8.0%, respectively and a leverage ratio of 4%. The capital ratios required to be well-capitalized under the Prompt Corrective Action Provisions of the regulations administered by the federal banking agencies are 6%, 10% and 5%, respectively. The actual ratios of the Company and Wilson Bank were as follows:

	Wilson Bank
	Holding Company		Wilson Bank
	2007	2006	2007	2006
Tier I ratio	10.77%	10.80%	11.08%	10.77%

Total risk-based ratio	11.67%	11.87%	12.08%	11.84%

Leverage ratio	8.63%	9.32%	8.60%	9.29%
As of December 31, 2007, the most recent notification from the banking regulators categorized the Company and Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Company’s or Wilson Bank’s category.

(18)	Deferred Compensation Plan

Wilson Bank provides its executive officers a deferred compensation plan (the “Deferred Compensation Plan”), which also provides for death and disability benefits. The Deferred Compensation Plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were ten employees participating in the Deferred Compensation Plan at December 31, 2007.

The Deferred Compensation Plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65. This benefit can be reduced if Wilson Bank’s average return on assets falls below 1%. The Deferred Compensation Plan also provides benefits over a period of fifteen years in the event the executive should die or become disabled prior to reaching retirement. Wilson Bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of Wilson Bank and are payable to Wilson Bank. At December 31, 2007 and 2006, the deferred compensation liability totaled $1,006,000 and $879,000, respectively, the cash surrender value of life insurance was $1,334,000 and $1,231,000, respectively, and the face amount of the insurance policies in force approximated $5,358,000 and $6,075,000, respectively. The Deferred Compensation Plan is not qualified under Section 401 of the Internal Revenue Code.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
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

Prior to January 1, 2006, the Company accounted for those stock-based employee compensation plans under the recognition and measurement provisions of APB No. 25 and related interpretations, as permitted by SFAS No. 123; therefore, no stock-based employee compensation cost was recognized in the consolidated statements of earnings for the year ended December 31, 2005. Rather, pro forma compensation cost amounts are disclosed below. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123 using the modified-prospective transition method. Under that transition method, compensation cost recognized in the years ended December 31, 2007 and 2006 include: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. As the modified-retrospective transition method was not selected, results for prior periods have not been restated.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(19)	Stock Option Plan, Continued

The fair value of each grant is estimated on the date of grant using the BS option-pricing model with the following weighted average assumptions used for grants in 2007, 2006 and 2005:

	2007	2006	2005
Expected dividends	4.78%	4.78%	2.00%
Expected term (in years)	7.75	7.75	10
Expected volatility	15.2%	15.2%	0%
Risk-free rate	4.32%	4.32%	4.23%
During the first quarter of 2006, the Company made refinements to the expected volatility and expected option life used in valuing stock options in conjunction with adopting SFAS No. 123R. Expected volatility was calculated at 15.2% based upon the consideration of historical and implied volatility of similar publicly traded companies. For 2005 the minimum value method permitted under SFAS No. 123 with an expected effective volatility of zero was used in the BS option pricing model. The Company lowered the expected option life based on historical results.

A summary of the stock option activity for 2007, 2006 and 2005 is as follows:

	2007		2006		2005
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	97,304	$15.34	109,149	$14.20	117,053	$12.95
Granted	6,001	29.63	7,333	26.63	12,000	23.81
Exercised	(16,107)	(12.61)	(16,771)	(12,26)	(14,549)	(11.85)
Forfeited	(3,068)	(18.89)	(2,407)	(19.24)	(5,355)	(14.72)

Outstanding at end of year	84,130	$16.76	97,304	$15.34	109,149	$14.20

Options exercisable at year end	30,549	$13.47	33,189	$13.14	37,675	$11.96

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(19)	Stock Option Plan, Continued

The following table summarizes information about fixed stock options outstanding at December 31, 2007:

	Options Outstanding			Options Exercisable
			Weighted			Weighted
		Weighted	Average		Weighted	Average
	Number	Average	Remaining	Number	Average	Remaining
	Outstanding	Exercise	Contractual	Exercisable	Exercise	Contractual
Range of Exercise Prices	at 12/31/07	Price	Term	at 12/31/07	Price	Term
$11.46 - $18.10	57,359	$12.79	3.1 years	27,330	$12.34	2.7 years
$20.63 - $29.63	26,771	$25.26	8.5 years	3,219	$23.11	7.8 years

	84,130			30,549

Aggregate intrinsic value (in thousands)	$1,366			$597

The weighted average fair value at the grant date of options granted during the years 2007, 2006 and 2005 was $1.16, $1.50 and $3.87, respectively. The total intrinsic value of options exercised during the years 2007, 2006 and 2005 was $311,000, $261,000 and $188,000, respectively.

As a result of adopting SFAS No. 123R on January 1, 2006, the Company’s earnings before income taxes and net earnings included $21,000 and $17,000 of expense that would not have been incurred if it had continued to account for share-based compensation expense under APB No. 25. Basic and diluted earnings per share were reduced by $.01 and $.01 per share by the adoption of SFAS No. 123R during the years ended December 31, 2007 and 2006.

Prior to the adoption of SFAS No. 123R, the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the statement of cash flows. SFAS No. 123R requires the cash flows resulting from the tax benefits of tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. The Company had no excess tax benefits to reflect as financing cash inflows for the three years ended December 31, 2007.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(19)	Stock Option Plan, Continued

Prior to the adoption of SFAS No. 123R on January 1, 2006, SFAS No. 123 allowed for the choice of continuing to follow No. APB 25, and the related interpretations, or selecting the fair value method of expense recognition as described in SFAS No. 123. The Company elected to follow APB No. 25 in accounting for its employee stock options in prior periods. Proforma net earnings and net earnings per share data is presented below for the year 2005, as if the fair-value method had been applied in measuring compensation costs. Proforma amounts for the years 2007 and 2006 are not applicable based upon the adoption of SFAS No. 123R during the first quarter of 2006.

		In Thousands,
		Except Per
		Share Amounts
		2005
Net earnings	As Reported	$10,996
	Proforma	$10,952

Basic earnings per	As Reported	$ 2.27
common share	Proforma	$ 2.25

Diluted earnings per	As Reported	$ 2.25
common share	Proforma	$ 2.24
As of December 31, 2007, there was $67,000 of total unrecognized cost related to non-vested share-based compensation arrangements grant under the Stock Option Plan. The cost is expected to be recognized over a weighted-average period of 3.0 years.

(20)	Earnings Per Share

SFAS No. 128 “Earnings Per Share” (“SFAS No. 128”) establishes uniform standards for computing and presenting earnings per share. The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. For the Company, the computation of diluted earnings per share begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options. Share and per share data for 2006 and 2005 have been restated to reflect a 4 for 3 stock split effective May 7, 2007.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(20)	Earnings Per Share, Continued

The following is a summary of the components comprising basic and diluted earnings per share (“EPS”):

	In Thousands (except share data)
	2007	2006	2005
Basic EPS Computation:
Numerator — Earnings available to common stockholders	$10,936	10,575	10,996

Denominator — Weighted average number of common shares outstanding	6,901,447	6,771,455	6,459,315

Basic earnings per common share	$1.58	1.56	1.70

Diluted EPS Computation:
Numerator — Earnings available to common stockholders	$10,936	10,575	10,996

Denominator:
Weighted average number of common shares outstanding	6,901,447	6,771,455	6,459,315
Dilutive effect of stock options	35,994	39,602	46,532

	6,937,441	6,811,057	6,505,847

Diluted earnings per common share	$1.58	1.55	1.69

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(21)	Wilson Bank Holding Company - Parent Company Financial Information
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Balance Sheets
December 31, 2007 and 2006

	In Thousands
	2007		2006
ASSETS

Cash	$243	*	158	*
Investment in wholly-owned commercial bank subsidiary	117,766	*	105,863	*
Refundable income taxes	176		147

Total assets	$118,185		106,168

LIABILITIES AND STOCKHOLDERS’ EQUITY

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 10,000,000 shares, 6,916,390 and 5,122,340 shares issued and outstanding, respectively	$13,833		10,244
Additional paid-in capital	34,373		35,624
Retained earnings	70,368		61,738
Unrealized losses on available-for-sale securities, net of income taxes of $241,000 and $892,000, respectively	(389)		(1,438)

Total stockholders’ equity	118,185		106,168

Total liabilities and stockholders’ equity	$118,185		106,168

* Eliminated in consolidation.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(21)	Wilson Bank Holding Company - Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Earnings and Comprehensive Earnings
Three Years Ended December 31, 2007

	In Thousands
	2007	2006	2005
Expenses:
Directors’ fees	$376	372	296
Other	43	29	12

Loss before Federal income tax benefits and equity in undistributed earnings of commercial bank subsidiaries	(419)	(401)	(308)

Federal income tax benefits	176	147	118

	(243)	(254)	(190)

Equity in undistributed earnings of commercial bank subsidiaries	11,179 *	10,829 *	11,186 *

Net earnings	10,936	10,575	10,996

Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale- securities arising during period, net of taxes of $651,000, $346,000 and $634,000, respectively	1,049	556	(1,021)
Less reclassification adjustments for net losses included in net earnings, net of taxes of $48,000 in 2006	—	78	—

Other comprehensive earnings (losses)	1,049	634	(1,021)

Comprehensive earnings	$11,985	11,209	9,975

* Eliminated in consolidation.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(21) Wilson Bank Holding Company - Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Changes in Stockholders’ Equity
Three Years Ended December 31, 2007

	In Thousands
				Net Unrealized
		Additional		Gain (Loss) On
	Common	Paid-In	Retained	Available-For-
	Stock	Capital	Earnings	Sale Securities	Total
Balance December 31, 2004	$8,873	14,856	48,688	(856)	71,561
Cash dividends declared, $.64 per share	—	—	(3,996)	—	(3,996)
Issuance of 111,914 shares of stock pursuant to dividend reinvestment plan	224	3,422	—	—	3,646
Issuance of 10,912 shares of stock pursuant to exercise of stock options	22	151	—	—	173
Issuance of 436,546 shares of stock pursuant to acquisition of minority interest in subsidiaries	873	13,073	—	(195)	13,751
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $634,000	—	—	—	(1,021)	(1,021)
Net earnings for the year	—	—	10,996	—	10,996

Balance December 31, 2005	9,992	31,502	55,688	(2,072)	95,110
Cash dividends declared, $.68 per share	—	—	(4,525)	—	(4,525)
Issuance of 113,774 shares of stock pursuant to dividend reinvestment plan	227	3,924	—	—	4,151
Issuance of 12,587 shares of stock pursuant to exercise of stock options	25	181	—	—	206
Share based compensation expense	—	17	—	—	17
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $394,000	—	—	—	634	634
Net earnings for the year	—	—	10,575	—	10,575

Balance December 31, 2006	10,244	35,624	61,738	(1,438)	106,168
Cash dividends declared, $.34 per share	—	—	(2,306)	—	(2,306)
Issuance of 53,518 shares of stock pursuant to dividend reinvestment plan	107	2,007	—	—	2,114
Issuance of 1,724,425 shares of stock pursuant to a 4 for 3 stock split	3,450	(3,450)	—	—	—
Issuance of 16,107 shares of stock pursuant to exercise of stock options	32	171	—	—	203
Share based compensation expense	—	21	—	—	21
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $651,000	—	—	—	1,049	1,049
Net earnings for the year	—	—	10,936	—	10,936

Balance December 31, 2007	$13,833	34,373	70,368	(389)	118,185

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(21) Wilson Bank Holding Company - Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Cash Flows
Three Years Ended December 31, 2007
Increase (Decrease) in Cash and Cash Equivalents

	In Thousands
	2007	2006	2005
Cash flows from operating activities:
Cash paid to suppliers and other	$(398)	(384)	(308)
Tax benefits received	147	118	118

Net cash used in operating activities	(251)	(266)	(190)

Cash flows from investing activities:
Dividends received from commercial bank subsidiary	325	450	452
Dividends reinvested in commercial bank subsidiary	—	—	(68)

Net cash provided by investing activities	325	450	384

Cash flows from financing activities:
Dividends paid	(2,306)	(4,525)	(3,996)
Proceeds from sale of stock	2,114	4,151	3,646
Proceeds from exercise of stock options	203	206	173

Net cash provided by (used in) financing activities	11	(168)	(177)

Net increase in cash and cash equivalents	85	16	17

Cash and cash equivalents at beginning of year	158	142	125

Cash and cash equivalents at end of year	$243	158	142

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
(21) Wilson Bank Holding Company - Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Cash Flows, Continued
Three Years Ended December 31, 2007
Increase (Decrease) in Cash and Cash Equivalents

	In Thousands
	2007	2006	2005
Reconciliation of net earnings to net cash used in operating activities:
Net earnings	$10,936	10,575	10,996

Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in earnings of commercial bank subsidiaries	(11,179)	(10,829)	(11,186)
Increase in refundable income taxes	(29)	(29)	—
Share based compensation expense	21	17	—

Total adjustments	(11,187)	(10,841)	(11,186)

Net cash used in operating activities	$(251)	(266)	(190)

Supplemental Schedule of Non-Cash Activities:
Issuance of 436,546 shares of common stock for minority interest in subsidiaries	$—	—	13,751

Issuance of 1,724,425 shares of common stock pursuant to a four for three stock split	$3,450	—	—

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
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
December 31, 2007, 2006 and 2005
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
December 31, 2007, 2006 and 2005
(22) Disclosures About Fair Value of Financial Instruments, Continued
Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written
Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are generally made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods extending from one to two years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit, and the amounts unearned at December 31, 2007 and 2006 are insignificant. Accordingly, these commitments have no carrying value, and management estimates the commitments to have no significant fair value.
The carrying value and estimated fair values of the Company’s financial instruments at December 31, 2007 and 2006 are as follows:

	In Thousands
	2007		2006
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and short-term investments	$59,575	59,575	103,404	103,404
Securities	223,381	223,411	183,830	183,875
Loans, net of unearned interest	997,526		890,879
Less: allowance for loan losses	9,473		10,209

Loans, net of allowance	988,053	989,183	880,670	876,837

Loans held for sale	6,034	6,034	7,065	7,065
Restricted equity securities	2,983	2,983	2,940	2,940

Financial liabilities:
Deposits	1,182,590	1,186,242	1,086,729	1,087,786
Securities sold under repurchase agreements	9,771	9,771	13,394	13,394
Advances from Federal Home Loan Bank	15,470	15,745	17,092	16,849

Unrecognized financial instruments:
Commitments to extend credit	—	—	—	—
Standby letters of credit	—	—	—	—

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2007, 2006 and 2005
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
(23) Quarterly Financial Data (Unaudited)
Selected quarterly results of operations for the four quarters ended December 31 are as follows:

	(In Thousands, except per share data)
	2007				2006
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest income	$21,331	22,415	21,532	20,604	18,360	18,282	17,604	16,444

Net interest income	9,591	10,566	10,055	9,949	8,635	10,057	9,922	9,698

Provision for loan losses	1,788	805	790	762	1,967	922	485	432

Earnings before income taxes	3,862	4,651	4,559	4,103	2,880	4,627	5,130	4,609

Net earnings	2,705	2,875	2,820	2,536	1,695	2,882	3,156	2,842

Basic earnings per common share	.38	.42	.41	.37	.25	.43	.46	.42

Diluted earnings per common share	.38	.42	.41	.37	.25	.42	.46	.42