Form 10-K, Exhibit 13
period 2008-12-31
WILSON BANK HOLDING CO
filed 2009-03-13
CIK 885275

Exhibit 13.1
Holding Company & Stock Information
Wilson Bank Holding Company Directors and Executive Officers
Mackey Bentley , Chairman; Randall Clemons, President & CEO; Charles Bell; Jack Bell; Jimmy Comer; Jerry Franklin; John Freeman ; Marshall Griffith; Harold Patton; James Anthony Patton; Elmer Richerson, Executive Vice President; John R. Trice; Bob VanHooser.
Common Stock Market Information
The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at February 1, 2009 was 2,812. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company’s stock during the years 2007 and 2008. *The information set forth below has been adjusted to reflect a four for three split for shareholders of record as of May 8, 2007.
Stock Prices

	2007
First Quarter		$29.62	$28.87
Second Quarter		$31.00	$29.62
Third Quarter	*$	40.00	$31.00
Fourth Quarter	*$	40.00	$32.00

2008
First Quarter		$33.75	$32.00
Second Quarter		$34.25	$33.75
Third Quarter		$34.75	$34.25
Fourth Quarter		$35.25	$34.75

*	Represents one transaction of which the Company is aware during the quarter. The sale price was at least $3.00 higher than any other trade during the quarter of which the Company is aware.
On January 1, 2007, a $.34 per share cash dividend was declared and paid to shareholders of record on that date. On January 1, 2008, a $.30 per share cash dividend was declared and on July 1, 2008, a $.30 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent upon the Company’s profitability, it’s capital needs, overall financial condition, economic and regulatory consideration.
Annual Meeting and Information Contacts
The Annual Meeting of Shareholders will be held in the Main Office of Wilson Bank Holding Company at 7:00 P.M., April 14, 2009 at 623
West Main Street, Lebanon, Tennessee.
For further information concerning Wilson Bank Holding Company or Wilson Bank & Trust, or to obtain a copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, which is available without charge to shareholders, please contact Lisa Pominski, CFO, Wilson Bank & Trust, P.O. Box 768, Lebanon, Tennessee 37088-0768, phone (615) 443-6612.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Forward-Looking Statements
This report includes certain forward-looking statements (any statement other than those made solely with respect to historical fact) based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “expect,” “anticipate,” “intend,” “should,” “may,” “could,” “plan,” “believe,” “suspect,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Wilson Bank Holding Company (the “Company”) to differ materially from any results expressed or implied by such forward-looking statements. Such factors include those described in Item 1A.- Risk Factors of the Company’s Annual Report on Form 10-K and also include, without limitation, (i) deterioration in real estate market conditions in the Company’s market areas, (ii) increased competition with other financial institutions, (iii) the continued deterioration of the economy in the Company’s market area, (iv) continuation of the extremely low short-term interest rate environment or rapid fluctuations in short-term interest rates, (v) significant downturns in the business of one or more large customers, (vi) changes in state or Federal regulations, policies, or legislation applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, (vii) inadequate allowance for loan losses, and (viii) loss of key personnel. Many of such factors are beyond the Company’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements contained in this discussion, whether as a result of new information, future events or otherwise.
General
The Company is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust (“Wilson Bank”), a state bank headquartered in Lebanon, Tennessee. The Company was formed in 1992.
Wilson Bank is a community bank headquartered in Lebanon, Tennessee, serving Wilson County, DeKalb County, Smith County, Trousdale County, Rutherford County, and the eastern part of Davidson County, Tennessee as its primary market areas. Generally, this market is the eastern portion of the Nashville-Davidson-Murfreesboro-Franklin, Tennessee metropolitan statistical area. Wilson Bank has twenty-two locations in Wilson, Davidson, DeKalb, Smith, Rutherford and Trousdale Counties. Management believes that these counties offer an environment for continued growth, and the Company’s target market is local consumers, professionals and small businesses. Wilson Bank offers a wide range of banking services, including checking, savings and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers an investment center which offers a full line of investment services to its customers.
The following discussion and analysis is designed to assist readers in their analysis of the Company’s consolidated financial statements and should be read in conjunction with such consolidated financial statements. The Company’s Board of Directors approved a 4 for 3 stock split for stockholders of record as of May 7, 2007 payable May 31, 2007. Each shareholder received one (1) additional share for each three (3) shares owned with no allowance for fractional shares. Per share data included in this discussion and in the Company’s consolidated financial statements has been restated to give effect to the stock split.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Critical Accounting Policies
The accounting principles we follow and our methods of applying these principles conform with accounting principles generally accepted in the United States and with general practices within the banking industry. In connection with the application of those principles to the determination of our allowance for loan losses (“ALL”) and the recognition of our deferred income tax assets, we have made judgments and estimates which have significantly impacted our financial position and results of operations. The Bank’s balance sheet includes certain tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Our management assesses the adequacy of the ALL on a regular basis. This assessment includes procedures to estimate the ALL and test the adequacy and appropriateness of the resulting balance. The ALL consists of two portions: (1) an allocated amount representative of specifically identified credit exposure and exposures readily predictable by historical or comparative experience and (2) an unallocated amount representative of inherent loss which is not readily identifiable. Even though the ALL is composed of two components, the entire allowance is available to absorb any credit losses.
We establish the allocated amount separately for two different risk groups: (1) unique loans (commercial loans, including those loans considered impaired) and (2) homogenous loans (generally consumer loans and residential mortgage loans). We base the allocation for unique loans primarily on risk rating grades assigned to each of these loans as a result of our loan management and review processes. Each risk-rating grade is assigned an estimated loss ratio, which is determined based on one or more of the following: the experience of management, discussions with banking regulators, historical and current economic conditions and our independent loan review process. We estimate losses on impaired loans based on estimated cash flows discounted at the loan’s original effective interest rate or the underlying collateral value. We also assign estimated loss ratios to our consumer portfolio. However, we base the estimated loss ratios for these homogenous loans on the category of consumer credit (e.g., automobile, residential mortgage, home equity) and not on the results of individual loan reviews.
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
Results of Operations
Net earnings for the year ended December 31, 2008 were $11,398,000, an increase of $462,000, or 4.2%, compared to net earnings of $10,936,000 for 2007. Our 2007 net earnings were 3.4%, or $361,000, above our net earnings of $10,575,000 for 2006. Basic earnings per share were $1.63 in 2008, compared with $1.58 in 2007 and $1.56 in 2006. Diluted earnings per share were $1.62 in 2008, compared to $1.58 and $1.56 in 2006. Net interest margin for the year ended December 31, 2008 was 3.54%, compared to 3.34% and 3.70% for the years ended December 31, 2007 and December 31, 2006, respectively. The increase in the net interest margin was attributable to the Company effectively working to reduce deposit rates to an appropriate level while being able to sustain the funding base.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Net Interest Income
Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company’s earnings. Total interest income in 2008 was $86,357,000, compared with $85,882,000 in 2007 and $70,690,000 in 2006. The increase in total interest income in 2008 was primarily attributable to the growth in loans and the increased Federal funds sold primarily attributable to the growth in deposits. The ratio of average earning assets to total average assets was 94.2%, 94.0% and 93.8% for each of the years ended December 31, 2008, 2007 and 2006, respectively. Average earning assets increased $93.6 million from December 31, 2007 to December 31, 2008, an increase of 7.7%. The average rate earned on earning assets for 2008 was 6.64%, compared with 7.11% in 2007 and 6.80% in 2006, and in 2008 was negatively impacted by the rate cuts implemented by the Federal Reserve Open Markets Committee beginning in August 2007 and described in more detail below which has resulted in extremely low short-term interest rates.
Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on non-accrual loans totaled $370,000 in 2008, $128,000 in 2007 and $11,000 in 2006.
Total interest expense for 2008 was $40,392,000, a decrease of $5,329,000, or 11.7%, compared to total interest expense of $45,721,000 in 2007. The decrease in total interest expense was due to a decrease in rates paid on deposits reflecting the actions of the Federal Reserve Open Markets Committee to lower short term rates. Interest expense increased from $32,378,000 in 2006 to $45,721,000 in 2007, an increase of $13,343,000, or 41.2%. The increase in 2007 was due to an increase in average interest bearing liabilities of approximately $166,206,000 as a result of branch expansion efforts during the second half of 2006 and an increase in the weighted average cost of funds from 3.60% to 4.29% as a result of increased competition on deposit pricing in the Company’s market area and a shift in deposits to higher costing deposits.
Net interest income for 2008 totaled $45,965,000 as compared to $40,161,000 and $38,312,000 in 2007 and 2006, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), increased to 3.15% in 2008 from 2.82% in 2007. The net interest spread was 3.2% in 2006. The increase in the net interest spread for 2008 as compared to the prior period is a result of a declining interest rate environment beginning in August 2007 and continuing through 2008. Net interest margin, which is net interest income expressed as a percentage of average earning assets, increased to 3.54% for 2008 compared to 3.34% in 2007 and 3.70% in 2006. Short-term interest rates decreased during the last five months 2007 and throughout 2008 as a result of the Federal Reserve Board’s decision to lower the discount rate. From August 17, 2007 to December 31, 2008, the Federal Reserve lowered the discount rate by 500 basis points to extremely low levels. The Company believes that the Federal Reserve Board will maintain the current discount rate throughout 2009. While the Company’s liabilities are positioned to re-price faster than its assets such that a short-term declining rate environment should have a positive impact on the Company’s earnings as its interest expense decreases faster than interest income, and the Company’s net interest margin did expand in 2008 when compared to 2007. Management regularly monitors the deposit rates of its competitors and these rates continue to put pressure on the Company’s deposit pricing. This pressure worked to limit the Company’s net interest margin improvement in 2008 and could negatively impact the Company’s net interest margin even in a future short-term falling rate environment like the one experienced in 2008. A significant increase in interest rates could have an adverse impact on net interest yields and earnings. Management believes that the improvement in net interest margin in 2009 will be slightly less than the improvement experienced in 2008.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Provision for Loan Losses
The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, should be adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2008 provision for loan losses was $6,718,000, an increase of $2,573,000 from the provision of $4,145,000 in 2007. The increase in the provision for the year ended December 31, 2008 was related to the Company’s decision to increase the provision for possible loan losses during 2008 due to an increase in loan growth and the continued weakening of economic conditions in the Company’s market areas, generally, and in the residential real estate construction and development area, specifically. The provision for loan losses was $3,806,000 in 2006. The provision for possible loan losses is based on past loan loss experience and other factors which, in management’s judgment, deserve current recognition in estimating possible loan losses. Such factors include past loan loss experience, growth and composition of the loan portfolio, review of specific problem loans, the relationship of the allowance for loan losses to outstanding loans, and current economic conditions that may affect the borrower’s ability to repay. Management has in place a system designed for monitoring its loan portfolio in an effort to identify potential problem loans.
The Company’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged-off in the month when they are considered uncollectible. Net charge-offs decreased to $4,053,000 in 2008 from $4,881,000 in 2007. The reduction in charge-offs reflected an increase in charge-offs in 2007 of loans related to the portfolio of a former branch manager who had engaged in what appeared to be inappropriate banking procedures when documenting loans and releasing the underlying collateral. While we believe additional charge-offs will be necessary related to such portfolio, charge-offs related to this portfolio decreased in 2008 and will continue to decrease going forward. Net charge-offs in 2006 totaled $2,680,000. The ratio of net charge-offs to average total outstanding loans was 0.39% in 2008, 0.52% in 2007 and 0.32% in 2006.
The net charge-offs and provision for loan losses resulted in an increase of the allowance for loan losses (net of charge-offs and recoveries) to $12,138,000 at December 31, 2008 from $9,473,000 at December 31, 2007 and $10,209,000 at December 31, 2006. The allowance increased 28.1% at December 31, 2008 over December 31, 2007 as compared to a 9.2% increase in total loans over the same period. The allowance for loan losses was 1.11% of total loans outstanding at December 31, 2008 compared to .95% at December 31, 2007 and 1.15% at December 31, 2006. As a percentage of nonperforming loans at December 31, 2008, 2007 and 2006, the allowance for loan losses represented 86%, 221% and 192%, respectively.
The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared monthly by the Loan Review Officer and provided to the Finance Committee to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Loan Review Officer, consideration of current economic conditions and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this monthly assessment. The review is presented to the Finance Committee and subsequently approved by the Board of Directors. See the discussion under “Critical Accounting Policies” for more information. Management believes the allowance for possible loan losses at December 31, 2008 to be adequate, but if economic conditions deteriorate beyond management’s expectations and additional charge-offs are incurred, the allowance for loan losses may require an increase through additional provision for loan losses which would negatively impact our net earnings.
Non-Interest Income
The components of the Company’s non-interest income include service charges on deposit accounts, other fees and commissions, gains on sales of loans, gains on sales of securities and other income. Total non-interest income for 2008 was $12,006,000 compared with $10,636,000 in 2007 and $9,486,000 in 2006. The 12.9% increase over 2007 was primarily due to an increase in other fees and commissions (which increased $1,550,000) and gain on sale of

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
loans (which increased $70,000). The increase in other fees and commissions was primarily due to a reclassification of income and expenses relating to debit and credit card exchange fees. Other fees and commissions include income on brokerage accounts, insurance policies sold and various other fees. Service charges on deposit accounts totaled $6,034,000 and $6,506,000 at December 31, 2008 and 2007, respectively, a decrease of $472,000, or 7.3%, after increasing $568,000, or 9.6% between December 31, 2006 and December 31, 2007. The decrease in service charges on deposit accounts over 2007 reflected a reduction in insufficient fund fees resulting from the bank changing the posting of debit card transactions from delayed posting to real time balances.
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
Non-Interest Expenses
Non-interest expenses consist primarily of employee costs, occupancy expenses, furniture and equipment expenses, advertising and marketing expenses, data processing expenses, director’s fees, loss on sale of other real estate, and other operating expenses. Total non-interest expenses for 2008 increased 11.3% to $32,814,000 from $29,477,000 in 2007. The 2007 non-interest expense was up 10.2% over non-interest expenses in 2006 which totaled $26,746,000. The increase in non-interest expenses in 2008 resulted primarily from increases in employee salaries and benefits and occupancy expenses associated with the number of employees and facilities necessary to support the Company’s operations. The Bank’s FDIC insurance premium increased to $828,000 in 2008 from $129,000 in 2007 due to the implementation of the Deposit Insurance Reform Act of 2005. The Company expects the FDIC insurance premium to increase significantly in 2009 due to the increase in FDIC insurance coverage effective until December 31, 2009. Other operating expenses increased to $7,861,000 in 2008 from $7,264,000 in 2007. The increase in other operating expenses related primarily to a reclassification of income and expenses relating to debit and credit card exchange fees. Other operating expenses included advertising and marketing expenses and supplies and general operating expenses, which increased as a result of continued growth of the Company.
Income Taxes
The Company’s income tax expense was $7,041,000 for 2008, an increase of $802,000 from $6,239,000 for 2007 which was down by $432,000 from the 2006 total of $6,671,000. The percentage of income tax expense to earnings before taxes was 38.2% in 2008, 36.3% in 2007 and 38.7% in 2006.
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

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following is a summary of components comprising basic and diluted earnings per share (“EPS”) for the years ended December 31, 2008, 2007 and 2006:

	Years Ended December 31,
	2008	2007	2006
	(Dollars in Thousands
	Except per share amounts)
Basic EPS Computation
Numerator — Earnings available to common stockholders	$11,398	$10,936	$10,575
Denominator — Weighted average number of common shares outstanding	6,996,442	6,901,447	6,771,455
Basic earnings per common share	$1.63	$1.58	$1.56

Diluted EPS Computation:
Numerator — Earnings available to common stockholders	$11,398	$10,936	$10,575

Denominator — Weighted average number of common shares outstanding	6,996,442	6,901,447	6,771,455
Diluted effect of stock options	29,379	35,994	39,602

	7,025,821	6,937,441	6,811,057
Diluted earnings per common share	$1.62	$1.58	$1.55

Financial Condition
Balance Sheet Summary
The Company’s total assets increased $72,541,000, or 5.4%, to $1,406,786,000 at December 31, 2008, after increasing 8.4% in 2007 to $1,334,245,000 at December 31, 2007. Loans, net of allowance for possible loan losses, totaled $1,077,047,000 at December 31, 2008, a 9.0% increase compared to December 31, 2007. At year end 2008, securities totaled $205,260,000, a decrease of 8.1% from $223,381,000 at December 31, 2007. Securities decreased during 2008 as a result of many securities being called due to the lowering of rates and the use of these funds to provide liquidity to fund loans.
Total liabilities increased by $61,608,000 to $1,277,668,000 at December 31, 2008 compared to $1,216,060,000 at December 31, 2007. This increase was composed primarily of the $65,910,000 increase in total deposits to $1,248,500,000, a 5.6% increase. Federal Home Loan Bank advances decreased to $13,811,000 from $15,470,000 at the respective year ends 2008 and 2007 and securities sold under repurchase agreements decreased to $7,447,000 from $9,771,000 at the respective year ends 2008 and 2007.
Shareholders’ equity increased $10,933,000, or 9.3%, due to net earnings and the issuance of stock pursuant to the Company’s Dividend Reinvestment Plan, offset by dividends paid on the Company’s common stock, and the exercising of stock options. The increase includes a $179,000 increase in net unrealized losses on available-for-sale securities, net of taxes. A more detailed discussion of assets, liabilities and capital follows.
Loans:
Loan category amounts and the percentage of loans in each category to total loans are as follows:

	December 31, 2008		December 31, 2007
(In Thousands)	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE
Commercial, financial and agricultural	359,752	33.0%	$337,368	33.8%
Installment	71,869	9.2	73,618	7.4
Real estate — mortgage	557,796	51.2	486,504	48.8
Real estate — construction	99,768	6.6	100,036	10.0

TOTAL	$1,089,185	100.0%	$997,526	100.0%

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Loans are the largest component of the Company’s assets and are its primary source of income. The Company’s loan portfolio, net of allowance for possible loan losses, increased 9.0% as of year end 2008 when compared to year end 2007. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31, 2008 and 2007.
As represented in the table, primary loan growth was in real estate mortgage loans and commercial, financial and agricultural loans. Real estate mortgage loans increased 14.7% in 2008 and comprised 51.2% of the total loan portfolio at December 31, 2008, compared to 48.8% at December 31, 2007. Management believes the increase in real estate mortgage loans was primarily due to the continued favorable interest rate environment, favorable population growth in the Company’s market areas, and the Company’s ability to increase its market share of such loans while maintaining its loan underwriting standards. Commercial, financial and agricultural loans increased 6.6% in 2008 and comprised 33.0% of the total loan portfolio at December 31, 2008, compared to 33.8% at December 31, 2007. Real estate construction loans, while almost equal in amount at December 31, 2007 and December 31, 2008, represent 6.6% of total loans at December 31, 2008, compared to 10.0% at December 31, 2007 and are down 13% from the approximate $115,000,000 at September 30, 2008. The decrease in real estate construction loans during the last quarter of 2008 reflected the overall decrease in such loans in the overall economy.
Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2008, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.
Non-performing loans, which include non-accrual loans, loans 90 days past due and renegotiated loans totaled $14,124,000 at December 31, 2008, an increase from $4,293,000 at December 31, 2007, resulting from an $8,241,000, or 380.3%, increase in non-accrual loans. Non-accrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management’s evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower’s ability to pay. Non-accrual loans totaled $10,408,000 at December 31, 2008 compared to $2,167,000 at December 31, 2007. The increase in non-accrual loans during 2008 is due primarily to an increase in non-performing real estate loans, comprised primarily of residential loan development and non improved real estate loans of $5,600,000, and includes three large relationships with real estate developers which make up 88% of the non-accrual loans at December 31, 2008 and make up 0.85% of the Company’s total loan portfolio. Loans 90 days past due, as a component of non-performing loans, increased to $3,716,000 at December 31, 2008 from $2,126,000 at December 31, 2007. This increase is primarily a result of increases in real estate mortgage and construction loans and commercial, financial and agriculture that are 90 days past due. Management continues to examine real estate values in order to evaluate the collateral value position and believes that it is probable that it will incur losses on these loans but believes that these losses should not exceed the amount in the allowance for loan losses already allocated to loan losses, unless there is further deterioration of local real estate values. The Company had no renegotiated loans, which would have been included in non-performing loans at December 31, 2008.
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
The Company considers all loans subject to the provisions of SFAS Nos. 114 and 118 that are on nonaccrual status to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Delays or shortfalls in loan payments are evaluated with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower’s financial condition, collateral, liquidation value, and other factors that affect the borrower’s ability to pay.
The Company also internally classifies loans which, although current, management questions the borrower’s ability to comply with the present repayment terms of the loan agreement. These internally classified loans totaled $27,799,000, excluding non-performing loans, at December 31, 2008 as compared to $7,980,000 at December 31, 2007. Of the internally classified loans at December 31, 2008, $24,855,000 are real estate related loans and $2,944,000 are various other types of loans. The internally classified loans as a percentage of the allowance for possible loan losses were 229.0% and 84.2%, respectively, at December 31, 2008 and 2007.
The allowance for possible loan losses is discussed under “Critical Accounting Policies” and “Provision for Possible Loan Losses.” The Company maintains its allowance for possible loan losses at an amount believed by management to be adequate to provide for the possibility of loan losses in the loan portfolio.
Essentially all of the Company’s loans were from Wilson, DeKalb, Smith, Trousdale, Davidson, Rutherford and adjacent counties. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment as well as by identification of credit risks. At December 31, 2008, no single industry segment accounted for more than 10% of the Company’s portfolio other than real estate loans.
The Company’s management believes there is an opportunity to continue to increase the loan portfolio in the Company’s primary market area which was expanded to include eastern Davidson County, Tennessee in 1999 and Rutherford County, Tennessee in 2004. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending. Although it is the Company’s objective to achieve a loan portfolio equal to approximately 85% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will likely determine the size of the loan portfolio in a given economic climate. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell some of the loans it generates to other financial institutions if the transaction profits the Company and improves the liquidity of the loan portfolio or if the size of the loan exceeds the Company’s lending limits.
Securities
Securities decreased 8.1% to $205,260,000 at year-end 2008 from $223,381,000 at December 31, 2007, and comprised the second largest and other primary component of the Company’s earning assets. The decrease followed a 21.5% increase from year 2006 to 2007. The decrease was attributed to many securities being called during 2008 due to the lowering of rates and the Company’s use of those funds to fund loan growth that exceeded deposit growth. The average yield of the securities portfolio at December 31, 2008 was 5.31% with an average maturity of 11.3 years, as compared to an average yield of 4.05% and an average maturity of 7.7 years at December 31, 2007.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The Company has adopted the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”). Under the provisions of SFAS No. 115, securities are to be classified in three categories and accounted for as follows:
•	Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.
•	Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value with unrealized gains and losses included in earnings.
•	Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders’ equity.
The Company’s classification of securities as of December 31, 2008 and December 31, 2007 is as follows:

	December 31, 2008		December 31, 2008
	Held-To-Maturity		Available-For-Sale
	Amortized	Estimated	Amortized	Estimated
(In Thousands)	Cost	Market Value	Cost	Market Value
U.S. Treasury and other U.S. Government agencies and Corporations	$—	—	146,876	145,758
Obligations of states and political Subdivisions	11,074	11,003	1,523	1,447
Mortgage-backed securities	19	18	46,688	46,962

	$11,093	11,021	$195,087	194,167

No securities have been classified as trading securities.

	December 31, 2007		December 31, 2007
	Held-To-Maturity		Available-For-Sale
	Amortized	Estimated	Amortized	Estimated
(In Thousands)	Cost	Market Value	Cost	Market Value
U.S. Treasury and other U.S. Government agencies and Corporations	$—	—	$206,528	205,905
Obligations of states and political Subdivisions	13,433	13,453	1,928	1,911
Mortgage-backed securities	27	27	2,105	2,115

	$13,450	13,480	$210,561	209,931

No securities have been classified as trading securities.
The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number			Number
	Fair	Unrealized	of	Fair	Unrealized	of	Fair	Unrealized
	Value	Losses	Securities	Value	Losses	Securities	Value	Losses

U.S. Treasury and other U.S Government agencies and Corporations	$71,023	$1,059	18	$22,446	$523	6	$93,469	$1,582

Obligations of states and political subdivisions	3,494	238	12	—	—	—	3,494	238

Mortgage-backed Securities	10,363	56	7	10	1	2	10,573	57

Total temporarily impaired securities	$84,880	$1,353	37	$22,456	$524	8	$107,336	$1,877

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
Deposits
The increases in assets in 2008 and 2007 were funded primarily by increases in deposits along with proceeds from the calling of a portion of the Company’s securities. Total deposits, which are the principal source of funds for the Company, totaled $1,248,500,000 at December 31, 2008 compared to $1,182,590,000 and $1,086,729,000 at December 31, 2007 and 2006, respectively. The Company has targeted local consumers, professionals and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Smith County, Rutherford County and Trousdale County areas are growing economic markets offering growth opportunities for the Company; however, the Company competes with several larger bank holding companies that have bank offices in these counties and, therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The $65,910,000, or 5.6%, growth in deposits in 2008 reflected increases in several deposit categories. Total certificates of deposit (including individual retirement accounts) increased $40,742,000, or 5.9%, to $736,143,000, while money market accounts increased $24,650,000, or 12.7%, to $218,658,000. Offsetting some of this growth was a decrease in demand deposit accounts of $7,010,000, or 7.2%, to $90,795,000 and a decrease in other savings accounts of $4,308,000, or 11.1%, to $34,658,000. The average rate paid on average total interest-bearing deposits was 3.5% for 2008, compared to 4.3% for 2007 reflecting a reduction in short-term interest rates and an improvement in our ability to manage certificates of deposits. The average rate paid in 2006 was 3.6%. Competitive pressure from other banks in our market area relating to deposit pricing continues to adversely affect the rates paid on deposit accounts as it limits our ability to reduce deposit rates in line with short-term rates. The shift to longer term deposit accounts, which earn interest at higher rates, also adversely affected our deposit costs in 2008. The ratio of average loans to average deposits was 85.5% in 2008, 81.4% in 2007, and 86.1% in 2006. The Company anticipates that during 2009 deposits will shift to shorter term time deposits due to the recent rate changes and the anticipation of a possible rate increase beginning in 2010.
Contractual Obligations
The Company has the following contractual obligations as of December 31, 2008:

	Less than 1			More than 5
(In Thousands)	Year	1-3 Years	3-5 Years	Years	Total
Long-Term Debt	$—	13,811	—	—	13,811

Capital Leases	—	—	—	—	—

Operating Leases	140	209	47	16	412

Purchases	—	—	—	—	—

Other Long-Term Liabilities	—	—	—	—	—

Total	$140	$14,020	$47	$16	$14,223

Long-term debt contractual obligations consist of advances from the Federal Home Loan Bank. The Company leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of these non cancellable leases are included in operating lease obligations.
Off Balance Sheet Arrangements
At December 31, 2008, the Company had unfunded loan commitments outstanding of $8.5 million, unfunded lines of credit of $189.6 million and outstanding standby letters of credit of $22.0 million. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee since many of these commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. If needed to fund these outstanding commitments, the Company’s bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company’s bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned below, Wilson Bank has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, investment security maturities and short-term borrowings.
Liquidity and Asset Management

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The Company’s management seeks to maximize net interest income by managing the Company’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense associated with extending liability maturities. Liquid assets include cash and cash equivalents and investment securities and money market instruments that will mature within one year. At December 31, 2008, the Company’s liquid assets totaled approximately $146.9 million.
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
The Company’s primary source of liquidity is a stable core deposit base. In addition, short-term borrowings, loan payments and investment security maturities provide a secondary source. At December 31, 2008, the Company had a liability sensitive position (a negative gap) for 2009. Liability sensitivity means that more of the Company’s liabilities are capable of re-pricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing.
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
The Company’s securities portfolio consists of earning assets that provide interest income. For those securities classified as held-to-maturity, the Company has the ability and intent to hold these securities to maturity or on a long-term basis. Securities classified as available-for-sale include securities intended to be used as part of the Company’s asset/liability strategy and/or securities that may be sold in response to changes in interest rate, prepayment risk, the need or desire to increase capital and similar economic factors. At December 31, 2008, securities totaling approximately $1.5 million mature or will be subject to rate adjustments within the next twelve months.
A secondary source of liquidity is the Company’s loan portfolio. At December 31, 2008, loans totaling approximately $291.9 million either will become due or will be subject to rate adjustments within twelve months from that date. Continued emphasis will be placed on structuring adjustable rate loans.
As for liabilities, certificates of deposit of $100,000 or greater totaling approximately $298.8 million will become due or reprice during the next twelve months. Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal accounts, money market demand accounts, demand deposit and regular savings. Management anticipates that there will be no significant withdrawals from these accounts in the future.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following table shows the rate sensitivity gaps for different time periods as of December 31, 2008:

Interest Rate Sensitivity Gaps				One Year
December 31, 2008	1-90	91-180	181-365	And
(In Thousands)	Days	Days	Days	Longer	Total
Interest-earning assets	$140,347	82,361	98,554	1,000,994	1,322,256
Interest-bearing liabilities	689,290	122,000	222,310	145,363	1,178,963

Interest-rate sensitivity gap	$(548,943)	(39,639)	(123,756)	855,631	143,293

Cumulative gap	$(548,943)	(588,582)	(712,338)	143,293

The Company also uses a simulation modeling to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. Senior management meets quarterly to analyze the interest rate shock simulation. The interest rate simulation model is based on a number of assumptions. The assumptions relate primarily to loan and deposit growth, asset and liability prepayments, the call features of investment securities, interest rates and balance sheet management strategies. As of December 31, 2008, a +200 basis point rate shock was forecast to decrease net interest income an estimated $2.7 million, or 6.4%, over the next twelve months, as compared to rates remaining stable. In addition, the +200 basis point rate shock is estimated to decrease the volatility of equity capital by 36.5%. A -200 basis point rate shock is not considered to be an effective shock considering the current short-term rate environment.
At the present time there are no known trends or any known commitments, demands, events or uncertainties that will result in, or that are reasonably likely to result in, the Company’s liquidity changing in any material way.
Capital Resources, Capital Position and Dividends
Capital
At December 31, 2008, total shareholders’ equity was $129,118,000, or 9.2% of total assets, which compares with $118,185,000, or 8.9% of total assets, at December 31, 2007, and $106,168,000, or 8.6% of total assets, at December 31, 2006. The dollar increase in shareholders’ equity during 2008 reflects (i) the Company’s net income of $11,398,000 less cash dividends of $.60 per share totaling $4,168,000, (ii) the issuance of 108,132 shares of common stock for $3,703,000, as reinvestment of cash dividends, (iii) the issuance of 17,520 shares of common stock pursuant to exercise of stock options for $232,000, (iv) the net unrealized loss on available-for-sale securities of $179,000, (v) a charge to retained earnings of $74,000 relating to a change in accounting principles for executive officer deferred compensation, and (vi) a stock based compensation expense of $21,000.
The Company’s principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Company and its subsidiary bank. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which Wilson Bank has none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. The risk-based capital guidelines require Wilson Bank and the Company to have a total risk-based capital ratio of 8.0% and a Tier I risk-based capital ratio of 4.0%. Set forth below is the Company’s and Wilson Bank’s capital ratios as of December 31, 2008 and 2007. Institutions which have a Tier I leverage capital ratio of at least 5%, a Tier I risk-based capital ratio of at least 5%, and a total risk-based capital ratio of at least 10% are defined as “well capitalized”.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Management believes it can adequately capitalize its growth for the next few years with retained earnings and dividends reinvested.

	Wilson Bank Holding
	Company		Wilson Bank & Trust
	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands		(Dollars in Thousands)
December 31, 2008
Actual:
Total Risk Based Capital	$137,442	12.54%	$136,672	12.47%
Tier 1 Capital	124,881	11.40	124,111	11.32
Leverage	124,881	8.96	124,111	8.91

For Capital Adequacy Purposes:
Total Risk Based Capital		8.0		8.0
Tier 1 Capital		4.0		4.0
Leverage		4.0		4.0

December 31, 2007
Actual:
Total Risked Based Capital	$123,242	11.67%	$123,572	12.08%
Tier 1 Capital	113,769	10.77	113,350	11.08
Leverage	113,769	8.63	113,350	8.60

For Capital Adequacy Purposes:
Total Risked Based Capital		8.0		8.0
Tier 1 Capital		4.0		4.0
Leverage		4.0		4.0
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
Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Company’s rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
investments. The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2008.

	(Dollars in Thousands)
	Expected Maturity Date — Year Ending December 31,							Fair
	2009	2010	2011	2012	2013	Thereafter	Total	Value
Earning assets:

Loans, net of unearned interest:
Variable rate	$65,877	46,963	14,162	26,434	14,037	471,929	639,402	639,402
Average interest rate	5.84%	6.94%	7.13%	7.33%	6.79%	7.68%	6.23%

Fixed rate	227,381	50,807	57,377	31,185	41,910	41,123	449,783	452,343
Average interest rate	6.26%	9.81%	9.39%	8.60%	7.74%	7.30%	6.74%

Securities	1,505	4,242	10,446	725	2,172	186,170	205,260	205,188
Average interest rate	3.18%	2.56%	2.60%	3.83%	3.80%	5.41%	5.14%

Loans held for sale	3,541	—	—	—	—	—	3,541	3,541
Average interest rate	4.53%	—	—	—	—	—	4.53%

Federal funds sold	21,170	—	—	—	—	—	21,170	21,170
Average interest rate	2.50%	—	—	—	—	—	2.50%

Interest-bearing deposits	1,012,403	105,729	34,593	2,227	2,633	120	1,157,705	1,166,325
Average interest rate	2.78%	3.63%	4.21%	4.28%	3.83%	3.38%	3.49%

Securities sold under repurchase agreements	7,447	—	—	—	—	—	7,447	7,447
Average interest rate	2.07%	—	—	—	—	—	2.07%

Advances from Federal Home Loan Bank	13,751	60	—	—	—	—	13,811	13,997
Average interest rate	4.71%	7.15%	—	—	—	—	4.69%
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
Under FDICIA, bank regulatory agencies have prescribed safety and soundness guidelines for all insured depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation. Wilson Bank is assessed quarterly at the rate of .703% of insured deposits for deposit insurance. Management is not aware of any current recommendations by the regulatory authorities which, if implemented, would have a material effect on the Company’s liquidity, capital resources or operations.

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
Disclosures About Fair Value of Financial Instruments
During the first quarter of 2008, the Company adopted SFAS No. 157 “Fair Value Measurements,” which establishes a fair value hierarchy and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted price (unadjusted) or identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in market that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
Except for marketable securities, the Company does not account for any other assets or liabilities using fair value. Substantially all marketable securities are considered Level 2 assets since their fair values are determined using observable pricing inputs. Impaired loans are considered Level 3 assets.
Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2008
		Quoted Prices
		in Active	Significant*
	Carrying Value	Markets for	Other	Significant
	at December 31,	Identical Assets	Observable	Observable
(in Thousands)	2008	(Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Available-for-sale Securities	$194,167	$1,016	$193,151	—
Impaired loans	10,408	—	—	10,408

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Available-for-sale securities are measured on a recurring basis and are obtained from an independent pricing service. The fair values are based on quoted market prices of comparable securities, broker quotes or comprehensive interest rate tables and pricing matrices.
Impaired loan balances in the table above represent those collateral-dependent loans where management has estimated the credit loss by comparing the loans’ carrying values against the expected realized fair values of the collateral securing those loans. As of December 31, 2008 impaired loans had a carrying amount of $10,408,000, with a valuation allowance of $1,810,000.
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
The estimated maturity for mortgages is modified from the contractual terms to give consideration to management’s experience with prepayments. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value present below would be indicative of the value negotiated in an actual sale.
The value of the loan portfolio is also discounted in consideration of the credit quality of the loan portfolio as would be the case between willing buyers and sellers. Particular emphasis has been given to loans on Wilson Bank’s internal watch list. Valuation of these loans is based upon borrower performance, collateral values (including external appraisals) and certain other factors.
Deposit Liabilities

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
Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written
Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are generally made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods extending from one to two years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit, and the amounts unearned at December 31, 2008 and 2007 are insignificant. Accordingly, these commitments have no carrying value, and management estimates the commitments to have no significant fair value.
Summary of Significant Accounting Policies
Off-Balance-Sheet Financial Instruments
In the ordinary course of business Wilson Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credits. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred ore received.
Impact of New Accounting Standards
In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS No. 141(R) could have a material impact to the consolidated financial statements for business combinations entered into after the effective date of SFAS No. 141(R). Also, any tax contingencies related to acquisitions prior to the effective date of SFAS No. 141(R) that are resolved after the adoption of SFAS No. 141(R) would be recorded through current earning, and also could have a material impact to the consolidated financial statements.
On September 15, 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (“SFAS No. 157”). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities but does not expand the use of fair value in any circumstance. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. Under SFAS No. 157, fair value refers to the price that would be

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principal that fair value should be based on the assumptions market participation would use when pricing the asset or liability. In support of this principle, SFAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data. Under SFAS No. 157, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. Additionally, in February 2008, the FASB issued FSP 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”), which delays the effective date of SFAS No. 157 for non-recurring, non-financial instruments to fiscal years beginning after November 15, 2008.
In October 2008, the FASB issued FASB Staff Position No. SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS No. 157 in a market that is not active. FSP 157-3 is intended to address the following application issues: (a) how the reporting entity’s own assumptions (that is, expected cash flows and appropriately risk-adjusted discount rates) should be considered when measuring fair value when relevant observable inputs do not exist; (b) how available observable inputs in a market that is not active should be considered when measuring fair value; and (c) how the use of market quotes (for example, broker quotes or pricing services for the same or similar financial assets) should be considered when assessing the relevance of observable and unobservable inputs available to measure fair value. FSP 157-3 is effective on issuance, including prior periods for which financial statements have not been issued.
In March 2007, the FASB ratified the consensus the EITF reached regarding EITF Issue No. 06-10, "Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements” (“Issue 06-10”), which provides accounting guidance for postretirement benefits related to collateral assignment split-dollar life insurance arrangements, whereby the employee owns and controls the insurance policies. The consensus concludes that an employer should recognize a liability for the postretirement benefit in accordance with SFAS No. 106 or APB 12, as well as recognize an asset based on the substance of the arrangement with the employee. Issue 06-10 is effective for fiscal years beginning after December 15, 2007 with early application permitted. Effective January 1, 2008, the Company adopted EITF 06-10 through a cumulative effect adjustment to retained earning of $74,000 ($.01 per share), which is net of taxes of $46,000.
In November 2007, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 109, “Application of Accounting Principles to Loan Commitments” (“SAB 109”), to inform registrants of the SEC’s view that the fair value of written loan commitments that are accounted for at fair value should include expected net future cash flows related to the associated servicing of the loan. Additionally, the SEC reaffirmed its previous views that internally-developed intangible assets (such as customer relationship intangible assets) should not be recorded as part of the fair value of such commitments. The SEC expects registrants to apply the views stated in SAB 109 on a prospective basis to written loan commitments recorded a fair value which were issued or modified in fiscal quarters beginning after December 15, 2007. The adoption of SAB 109 generally has resulted in higher fair values being recorded upon initial recognition of derivative interest rate lock commitments.
In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payments Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 requires that instruments granted in share-based payment transactions, that are considered to be participating securities, should be included in the earning allocation in computing EPS under the two-class method described in SFAS No. 128, “Earning per Share”. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008 with all prior period EPS data being adjusted retrospectively. Early adoption is not permitted.
On September 12, 2008, the FASB issued FSP No. 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Interpretation No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (FSP 133-1). FSP 133-1 requires expanded disclosures about credit derivatives and guarantees. The expanded disclosure requirements for FSP 133-1 are

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
effective for the Company’s financial statements for the year ending December 31, 2008 and earlier adoption is not permitted. The adoption of FSP 133-1 will not impact the Company’s financial condition and results of operations.
On February 20, 2008 the FASB issued FSP No. FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (“FSP 140-3”). FSP 140-3 requires that an initial transfer of a financial asset and a repurchase financing that was entered into contemporaneously with, or in contemplation of, the initial transfer be evaluated together as a linked transaction under SFAS No. 140, unless certain criteria are met. FSP 140-3 is effective for the Company’s financial statements for the year beginning on January 1, 2009 and earlier adoption is not permitted. The adoption of FSP 140-3 will not have a material impact on the Company’s financial conditions and results of operations.

WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

	In Thousands, Except Per Share Information
	As Of December 31,
	2008	2007	2006	2005	2004
CONSOLIDATED BALANCE SHEETS:
Total assets end of year	$1,406,786	1,334,245	1,230,285	1,052,263	937,248
Loans, net	$1,077,047	988,053	880,670	801,705	714,631
Securities	$205,260	223,381	183,830	153,838	133,072
Deposits	$1,248,500	1,182,590	1,086,729	929,589	832,922
Stockholders’ equity	$129,118	118,185	106,168	95,110	71,561

	Years Ended December 31,
	2008	2007	2006	2005	2004
CONSOLIDATED STATEMENTS OF EARNINGS:
Interest income	$86,357	85,882	70,690	56,318	48,022
Interest expense	40,392	45,721	32,378	22,150	15,751

Net interest income	45,965	40,161	38,312	34,168	32,271

Provision for loan losses	6,718	4,145	3,806	1,136	3,273

Net interest income after provision for loan losses	39,247	36,016	34,506	33,032	28,998
Non-interest income	12,006	10,636	9,486	8,218	7,431
Non-interest expense	32,814	29,477	26,746	23,407	21,628

Earnings before income taxes	18,439	17,175	17,246	17,843	14,801

Income taxes	7,041	6,239	6,671	6,847	5,689

Net earnings	$11,398	10,936	10,575	10,996	9,112

Minority interest in net earnings of subsidiaries	$—	—	—	236	475

Cash dividends declared	$4,168	2,306	4,525	3,996	3,262

PER SHARE DATA: (3)
Basic earnings per common share	$1.63	1.58	1.56	1.70	1.55
Diluted earnings per common share	$1.62	1.58	1.55	1.69	1.55
Cash dividends	$0.60	0.34	0.68	0.64	0.56
Book value	$18.34	17.09	15.55	14.28	12.10

RATIOS:
Return on average stockholders’ equity	9.26%	9.86%	10.51%	12.59%	13.61%
Return on average assets (1)	0.82%	0.85%	0.95%	1.12%	1.04%
Capital to assets (2)	9.18%	8.86%	8.63%	9.04%	8.38%
Dividends declared per share as percentage of basic earnings per share	36.81%	21.52%	43.27%	37.44%	36.23%
(1) Includes minority interest earnings of consolidated subsidiaries in numerator in 2005 and 2004.
(2) Includes minority interest of consolidated subsidiaries in numerator in 2005 and 2004.
(3) Per share data has been retroactively adjusted to reflect a 4 for 3 split which occurred effective May 7, 2007.

WILSON BANK HOLDING COMPANY
Consolidated Financial Statements
December 31, 2008 and 2007
(With Independent Auditor’s Report Thereon)

INDEPENDENT AUDITOR’S REPORT
The Board of Directors
Wilson Bank Holding Company:
We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Wilson Bank Holding Company’s internal control over financial reporting as of December 31, 2008 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 16, 2009 expressed an unqualified opinion thereon.
/s/ Maggart & Associates, P.C.
Nashville, Tennessee
January 16, 2009

WILSON BANK HOLDING COMPANY
Consolidated Balance Sheets
December 31, 2008 and 2007

	Dollars In Thousands
	2008	2007
ASSETS
Loans, net of allowance for loan losses of $12,138,000 and $9,473,000, respectively	$1,077,047	988,053
Securities:
Held-to-maturity, at amortized cost (market value $11,021,000 and $13,480,000, respectively)	11,093	13,450
Available-for-sale, at market (amortized cost $195,087,000 and $210,561,000, respectively)	194,167	209,931

Total securities	205,260	223,381

Loans held for sale	3,541	6,034
Federal funds sold	21,170	14,722
Restricted equity securities	3,100	2,983

Total earning assets	1,310,118	1,235,173

Cash and due from banks	38,073	44,853
Premises and equipment, net	31,035	30,411
Accrued interest receivable	8,357	8,864
Deferred income taxes	3,578	2,539
Other real estate	4,993	1,268
Goodwill	4,805	4,805
Other intangible assets, net	1,300	1,696
Other assets	4,527	4,636

Total assets	$1,406,786	1,334,245

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,248,500	1,182,590
Securities sold under repurchase agreements	7,447	9,771
Advances from Federal Home Loan Bank	13,811	15,470
Accrued interest and other liabilities	7,910	8,229

Total liabilities	1,277,668	1,216,060

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 10,000,000 shares, 7,042,042 and 6,916,390 shares issued and outstanding, respectively	14,084	13,833
Additional paid-in capital	38,078	34,373
Retained earnings	77,524	70,368
Net unrealized losses on available-for-sale securities, net of income taxes of $352,000 and $241,000, respectively	(568)	(389)

Total stockholders’ equity	129,118	118,185

COMMITMENTS AND CONTINGENCIES
Total liabilities and stockholders’ equity	$1,406,786	1,334,245

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Earnings
Three Years Ended December 31, 2008

	Dollars In Thousands (except per share data)
	2008	2007	2006
Interest income:
Interest and fees on loans	$73,731	71,945	62,567
Interest and dividends on securities:
Taxable securities	10,942	10,398	5,312
Exempt from Federal income taxes	542	585	633
Interest on loans held for sale	187	253	201
Interest on Federal funds sold	773	2,524	1,814
Interest and dividends on restricted equity securities	182	177	163

Total interest income	86,357	85,882	70,690

Interest expense:
Interest on negotiable order of withdrawal accounts	3,628	2,858	1,262
Interest on money market accounts and other savings accounts	4,285	7,019	5,955
Interest on certificates of deposit	31,607	34,746	24,155
Interest on securities sold under repurchase agreements	180	342	354
Interest on advances from Federal Home Loan Bank	688	756	652
Interest on Federal funds purchased	4	—	—

Total interest expense	40,392	45,721	32,378

Net interest income before provision for loan losses	45,965	40,161	38,312
Provision for loan losses	(6,718)	(4,145)	(3,806)

Net interest income after provision for loan losses	39,247	36,016	34,506
Non-interest income	12,006	10,636	9,486
Non-interest expense	(32,814)	(29,477)	(26,746)

Earnings before income taxes	18,439	17,175	17,246

Income taxes	7,041	6,239	6,671

Net earnings	$11,398	10,936	10,575

Basic earnings per common share	$1.63	1.58	1.56

Diluted earnings per common share	$1.62	1.58	1.55

Weighted average common shares outstanding:
Basic	6,996,442	6,901,447	6,771,455

Diluted	7,025,821	6,937,441	6,811,057

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Comprehensive Earnings
Three Years Ended December 31, 2008

	Dollars In Thousands
	2008	2007	2006
Net earnings	$11,398	10,936	10,575

Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $23,000 $651,000 and $346,000, respectively	(36)	1,049	556
Reclassification adjustment for net losses (gains) included in net earnings, net of taxes of $88,000 and $48,000 in 2008 and 2006, respectively	(143)	—	78

Other comprehensive earnings (losses)	(179)	1,049	634

Comprehensive earnings	$11,219	11,985	11,209

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Changes in Stockholders’ Equity
Three Years Ended December 31, 2008

	Dollars In Thousands
				Net Unrealized
		Additional		Gain (Loss) On
	Common	Paid-In	Retained	Available-For-
	Stock	Capital	Earnings	Sale Securities	Total
Balance December 31, 2005	$9,992	31,502	55,688	(2,072)	95,110
Cash dividends declared, $.68 per share	—	—	(4,525)	—	(4,525)
Issuance of 113,774 shares of stock pursuant to dividend reinvestment plan	227	3,924	—	—	4,151
Issuance of 12,587 shares of stock pursuant to exercise of stock options	25	181	—	—	206
Share based compensation expense	—	17	—	—	17
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $394,000	—	—	—	634	634
Net earnings for the year	—	—	10,575	—	10,575

Balance December 31, 2006	10,244	35,624	61,738	(1,438)	106,168
Cash dividends declared, $.34 per share	—	—	(2,306)	—	(2,306)
Issuance of 53,518 shares of stock pursuant to dividend reinvestment plan	107	2,007	—	—	2,114
Issuance of 1,724,425 shares of stock pursuant to a 4 for 3 stock split	3,450	(3,450)	—	—	—
Issuance of 16,107 shares of stock pursuant to exercise of stock options	32	171	—	—	203
Share based compensation expense	—	21	—	—	21
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $651,000	—	—	—	1,049	1,049
Net earnings for the year	—	—	10,936	—	10,936

Balance December 31, 2007	13,833	34,373	70,368	(389)	118,185
Cash dividends declared, $.60 per share	—	—	(4,168)	—	(4,168)
Issuance of 108,132 shares of stock pursuant to dividend reinvestment plan	216	3,487	—	—	3,703
Cumulative effect of change in accounting principle related to deferred compensation plan, net of taxes of $46,000	—	—	(74)	—	(74)
Issuance of 17,520 shares of stock pursuant to exercise of stock options	35	197	—	—	232
Share based compensation expense	—	21	—	—	21
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $111,000	—	—	—	(179)	(179)
Net earnings for the year	—	—	11,398	—	11,398

Balance December 31, 2008	$14,084	38,078	77,524	(568)	129,118

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Cash Flows
Three Years Ended December 31, 2008
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2008	2007	2006
Cash flows from operating activities:
Interest received	$86,682	84,950	68,857
Fees received	11,416	10,267	8,881
Other income received	9	89	124
Proceeds from sales of loans	75,587	88,759	88,971
Origination of loans held for sale	(72,744)	(87,448)	(92,650)
Interest paid	(41,501)	(44,639)	(29,629)
Cash paid to suppliers and employees	(29,412)	(27,096)	(25,407)
Income taxes paid	(7,835)	(5,844)	(7,733)

Net cash provided by operating activities	22,202	19,038	11,414

Cash flows from investing activities:
Purchase of available-for-sale securities	(201,831)	(124,354)	(66,771)
Proceeds from maturities of available-for-sale securities	131,232	85,679	27,335
Proceeds from sale of available-for-sale securities	86,378	—	10,303
Purchase of held-to-maturity securities	(1,659)	(979)	(462)
Proceeds from maturities of held-to-maturity securities	4,007	1,847	505
Loans made to customers, net of repayments	(104,271)	(113,895)	(85,426)
Purchase of bank premises and equipment	(2,438)	(3,423)	(6,693)
Proceeds from sale of fixed assets	—	52	46
Proceeds from sale of other assets	26	261	324
Proceeds from sale of other real estate	4,328	1,318	1,764

Net cash used in investing activities	(84,228)	(153,494)	(119,075)

Cash flows from financing activities:
Net increase in non-interest bearing, savings, NOW and money market deposit accounts	25,168	25,489	21,147
Net increase in time deposits	40,742	70,372	135,993
Proceeds from sale (purchase of) of securities under agreements to repurchase	(2,324)	(3,623)	4,238
Proceeds from (repayments to) Federal Home Loan Bank, net	(1,659)	(1,622)	3,404
Dividends paid	(4,168)	(2,306)	(4,525)
Proceeds from sale of common stock pursuant to dividend reinvestment	3,703	2,114	4,151
Proceeds from sale of common stock pursuant to exercise of stock options	232	203	206

Net cash provided by financing activities	61,694	90,627	164,614

Net increase (decrease) in cash and cash equivalents	(332)	(43,829)	56,953

Cash and cash equivalents at beginning of year	59,575	103,404	46,451

Cash and cash equivalents at end of year	$59,243	59,575	103,404

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Cash Flows, Continued
Three Years Ended December 31, 2008
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2008	2007	2006
Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$11,398	10,936	10,575
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,125	1,981	1,957
Provision for loan losses	6,718	4,145	3,806
Provision for deferred taxes	(928)	93	(475)
Loss on sales of other real estate	398	136	102
Loss on sales of other assets	15	119	101
Security (gains) losses	(231)	—	126
Loss (gain) on sales of fixed assets	20	36	(18)
FHLB dividend reinvestment	(117)	(43)	(158)
Decrease (increase) in loans held for sale	2,493	1,031	(4,130)
Increase (decrease) in taxes payable	134	302	(587)
(Increase) decrease in accrued interest receivable	507	(845)	(1,687)
Increase (decrease) in interest payable	(1,109)	1,082	2,749
Increase in other assets	—	(103)	(651)
Increase (decrease) in accrued expenses	758	147	(313)
Share based compensation expense	21	21	17

Total adjustments	10,804	8,102	839

Net cash provided by operating activities	$22,202	19,038	11,414

Supplemental Schedule of Non-Cash Activities:

Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $111,000 in 2008, $651,000 in 2007, and $394,000 in 2006	$(179)	1,049	634

Non-cash transfers from loans to other real estate	$8,451	2,167	2,144

Non-cash transfers from loans to other assets	$108	200	511

Issuance of 1,724,425 shares of common stock pursuant to a 4 for 3 stock split	$—	3,450	—

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(1)	Summary of Significant Accounting Policies

The accounting and reporting policies of Wilson Bank Holding Company (“the Company”) and Wilson Bank & Trust (“Wilson Bank”) are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The following is a brief summary of the significant policies.
(a)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Wilson Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Nature of Operations

Wilson Bank operates under a state bank charter and provides full banking services. As a state bank, Wilson Bank is subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation. The areas served by Wilson Bank include Wilson County, DeKalb County, Rutherford County, Smith County, Trousdale County, and eastern Davidson County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the main office and twenty-two branch locations.

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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
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
December 31, 2008, 2007 and 2006
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
December 31, 2008, 2007 and 2006
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
December 31, 2008, 2007 and 2006
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
December 31, 2008, 2007 and 2006
(1)	Summary of Significant Accounting Policies, Continued
(m)	Income Taxes, Continued

The Company and Wilson Bank file consolidated Federal and State income tax returns.

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

Under the provisions of SFAS No. 123R, stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the accompanying consolidated statements of earnings during 2008, 2007 and 2006 included compensation expense for stock-based payment awards granted prior to, but not yet vested, as of January 1, 2006 and for the stock-based awards granted after January 1, 2006, based on the grant date fair value estimated in accordance with SFAS No. 123R. As stock-based compensation expense recognized in the accompanying statements of earnings for 2008, 2007 and 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. (See note 19 to the consolidated financial statements).

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
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

The Company’s Board of Directors approved a 4 for 3 stock split effective May 31, 2007. Each stockholder received four (4) shares of common stock in exchange for each three (3) shares owned with no allowance for fractional shares. For 2006, per share data included in these consolidated financial statements was restated to give effect to the stock split.

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

Certain reclassifications have been made to the 2007 and 2006 figures to conform to the presentation for 2008.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
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

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141(R) could have a material impact to the consolidated financial statements for business combinations entered into after the effective date of SFAS 141(R). Also, any tax contingencies related to acquisitions prior to the effective date of SFAS 141(R) that are resolved after the adoption of SFAS 141(R) would be recorded through current earnings, and also could have a material impact to the consolidated financial statements.

On September 15, 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities but does not expand the use of fair value in any circumstance. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data. Under SFAS

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(1)	Summary of Significant Accounting Policies, Continued
(t)	Impact of New Accounting Standards, Continued

No. 157, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. Additionally, in February 2008, the FASB issued FSP 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”), which delays the effective date of FAS 157 for non-recurring, non-financial instruments to fiscal years beginning after November 15, 2008.

In October 2008, the FASB issued FASB Staff Position No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS No. 157 in a market that is not active. The FSP is intended to address the following application issues: (a) how the reporting entity’s own assumptions (that is, expected cash flows and appropriately risk-adjusted discount rates) should be considered when measuring fair value when relevant observable inputs do not exist; (b) how available observable inputs in a market that is not active should be considered when measuring fair value; and (c) how the use of market quotes (for example, broker quotes or pricing services for the same or similar financial assets) should be considered when assessing the relevance of observable and unobservable inputs available to measure fair value. FSP 157-3 is effective on issuance, including prior periods for which financial statements have not been issued.

In March 2007, the FASB ratified the consensus the EITF reached regarding EITF Issue No. 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements” (“Issue 06-10”), which provides accounting guidance for postretirement benefits related to collateral assignment split-dollar life insurance arrangements, whereby the employee owns and controls the insurance policies. The consensus concludes that an employer should recognize a liability for the postretirement benefit in accordance with Statement 106 or APB 12, as well as recognize an asset based on the substance of the arrangement with the employee. Issue 06-10 is effective for fiscal years beginning after December 15, 2007 with early application permitted. Effective January 1, 2008, the Company adopted EITF 06-10 through a cumulative effect adjustment to retained earnings of $74,000 ($.01 per share), which is net of taxes of $46,000.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(1)	Summary of Significant Accounting Policies, Continued
(t)	Impact of New Accounting Standards, Continued

In November 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 109, “Application of Accounting Principles to Loan Commitments” (“SAB 109”), to inform registrants of the Staff’s view that the fair value of written loan commitments that are accounted for at fair value should include expected net future cash flows related to the associated servicing of the loan. Additionally, the Staff reaffirmed its previous views that internally-developed intangible assets (such as customer relationship intangible assets) should not be recorded as part of the fair value of such commitments. The Staff expects registrants to apply the views stated in SAB 109 on a prospective basis to written loan commitments recorded a fair value which were issued or modified in fiscal quarters beginning after December 15, 2007. The adoption of SAB 109 generally has resulted in higher fair values being recorded upon initial recognition of derivative interest rate lock commitments.

In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payments Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 requires that instruments granted in share-based payment transactions, that are considered to be participating securities, should be included in the earnings allocation in computing earnings per share (“EPS”) under the two-class method described in FASB Statement No. 128, “Earnings per Share”. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008 with all prior period EPS data being adjusted retrospectively. Early adoption is not permitted.

On September 12, 2008, the FASB issued FSP No. 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Interpretation No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (FSP 133-1). FSP 133-1 requires expanded disclosures about credit derivatives and guarantees. The expanded disclosure requirements of FSP 133-1 are effective for the Company’s financial statements for the year ending December 31, 2008 and earlier adoption is not permitted. The adoption of FSP 133-1 will not impact the Company’s financial condition and results of operations.

On February 20, 2008 the FASB issued FSP No. FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (FSP 140-3). FSP 140-3 requires that an initial transfer of a financial asset and a repurchase financing that was entered into contemporaneously with, or in contemplation of, the initial transfer be evaluated together as a linked transaction under SFAS 140, unless certain criteria are met. FSP 140-3 is effective for the Company’s financial statements for the year beginning on January 1, 2009 and earlier adoption is not permitted. The adoption of FSP 140-3 will not have a material impact on the Company’s financial conditions and results of operations.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(2)	Loans and Allowance for Loan Losses

The classification of loans at December 31, 2008 and 2007 is as follows:

	In Thousands
	2008	2007
Commercial, financial and agricultural	$359,752	337,368
Installment	71,869	73,618
Real estate — construction	99,768	100,036
Real estate — mortgage	557,796	486,504

	1,089,185	997,526
Allowance for loan losses	(12,138)	(9,473)

	$1,077,047	988,053

The principal maturities on loans at December 31, 2008 are as follows:

	In Thousands
	Commercial,
	Financial
	and		Real Estate -	Real Estate-
	Agricultural	Installment	Construction	Mortgage	Total
3 months or less	$71,259	5,128	30,797	4,478	111,662
3 to 12 months	127,553	5,611	40,628	6,492	180,284
1 to 5 years	115,172	52,808	28,343	82,138	278,461
Over 5 Years	45,768	8,322	—	464,688	518,778

	$359,752	71,869	99,768	557,796	1,089,185

At December 31, 2008, variable rate and fixed rate loans totaled $639,402,000 and $449,783,000, respectively. At December 31, 2007, variable rate loans were $549,569,000 and fixed rate loans totaled $447,957,000.

Unamortized deferred loan fees totaled $1,293,000 and $906,000 at December 31, 2008 and 2007, respectively.

In the normal course of business, Wilson Bank has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $12,966,000 and $15,889,000 at December 31, 2008 and 2007, respectively. As of December 31, 2008, none of these loans were restructured, nor were any related party loans charged-off during the past three years nor did they involve more than the normal risk of collectibility or present other unfavorable features.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(2)	Loans and Allowance for Loan Losses, Continued

An analysis of the activity with respect to such loans to related parties is as follows:

	In Thousands
	December 31,
	2008	2007
Balance, January 1	$15,889	13,392
New loans during the year	18,124	32,407
Repayments during the year	(21,047)	(29,910)

Balance, December 31	$12,966	15,889

A director of the Company performs appraisals related to certain loan customers. Fees paid to the director for these services were $195,000 in 2008, $210,000 in 2007, and $392,000 in 2006.

Loans which had been placed on non-accrual status totaled $10,408,000 and $2,167,000 at December 31, 2008 and 2007, respectively. Had interest on these loans been accrued, interest income would have been increased by approximately $370,000 in 2008, $128,000 in 2007 and $11,000 in 2006. Loans that are past due 90 days or more and are still accruing interest totaled $3,716,000 and $2,126,000 at December 31, 2008 and 2007, respectively.

Transactions in the allowance for loan losses for the years ended December 31, 2008, 2007 and 2006 are summarized as follows:

	In Thousands
	2008	2007	2006
Balance, beginning of year	$9,473	10,209	9,083
Provision charged to operating expense	6,718	4,145	3,806
Loans charged off	(4,467)	(5,185)	(3,017)
Recoveries on losses	414	304	337

Balance, end of year	$12,138	9,473	10,209

The Company’s principal customers are primarily in the Middle Tennessee area with a concentration in Wilson County, Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral vary depending upon the purpose of the credit and the borrower’s financial condition.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(2)	Loans and Allowance for Loan Losses, Continued

Impaired loans and related loan loss reserve amounts at December 31, 2008 and 2007 were as follows:

	In Thousands
	December 31,
	2008	2007
Recorded investment	$10,408	2,167
Loan loss reserve	$1,810	313
The average recorded investment in impaired loans for the years ended December 31, 2008, 2007 and 2006 was $9,185,000, $2,630,000 and $650,000, respectively. The Company did not recognize any interest income on the accrual basis on these loans for the period that such loans were impaired during 2008, 2007 and 2006.

In 2008, 2007 and 2006, the Company originated and sold loans in the secondary market of $72,744,000, $87,448,000 and $92,650,000, respectively. The gain on sale of these loans totaled $350,000, $280,000 and $451,000 in 2008, 2007 and 2006, respectively.

Of the loans sold in the secondary market, the recourse to Wilson Bank is limited. On loans sold to the Federal Home Loan Mortgage Corporation, Wilson Bank has a recourse obligation for one year from the purchase date. At December 31, 2008, there were $4.2 million in loans sold to the Federal Home Loan Mortgage Corporation with existing recourse. All other loans sold in the secondary market provide the purchaser recourse to Wilson Bank for a period of 90 days up to one year from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. At December 31, 2008, total loans sold with recourse to Wilson Bank, including those sold to the Federal Home Loan Mortgage Corporation, aggregated $71,088,000. At December 31, 2008, Wilson Bank had not been required to repurchase any of the loans originated by Wilson Bank and sold in the secondary market. Management expects no loss to result from these recourse provisions.

(3)	Debt and Equity Securities

Debt and equity securities have been classified in the consolidated balance sheet according to management’s intent. Debt and equity securities at December 31, 2008 consist of the following:

	Securities Held-To-Maturity
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Obligations of states and political subdivisions	$11,074	91	162	11,003
Mortgage-backed securities	19	—	1	18

	$11,093	91	163	11,021

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(3)	Debt and Equity Securities, Continued

	Securities Available-For-Sale
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. Government agencies and corporations	$146,876	464	1,582	145,758
Obligations of states and political subdivisions	1,523	—	76	1,447
Mortgage-backed securities	46,688	330	56	46,962

	$195,087	794	1,714	194,167

The Company’s classification of securities at December 31, 2007 is as follows:

	Securities Held-To-Maturity
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Obligations of states and political subdivisions	$13,423	72	42	13,453
Mortgage-backed securities	27	—	—	27

	$13,450	72	42	13,480

	Securities Available-For-Sale
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. Government agencies and corporations	$206,528	329	952	205,905
Obligations of states and political subdivisions	1,928	—	17	1,911
Mortgage-backed securities	2,105	15	5	2,115

	$210,561	344	974	209,931

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(3)	Debt and Equity Securities, Continued

The amortized cost and estimated market value of debt securities at December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	In Thousands
		Estimated
	Amortized	Market
Securities Held-To-Maturity	Cost	Value
Due in one year or less	$1,505	1,510
Due after one year through five years	5,668	5,736
Due after five years through ten years	2,240	2,249
Due after ten years	1,661	1,508

	11,074	11,003
Mortgage-backed securities	19	18

	$11,093	11,021

	In Thousands
		Estimated
	Amortized	Market
Securities Available-For-Sale	Cost	Value
Due in one year or less	$—	—
Due after one year through five years	11,000	10,703
Due after five years through ten years	36,011	36,003
Due after ten years	101,388	100,499

	148,399	147,205
Mortgage-backed securities	46,688	46,962

	$195,087	194,167

Results from sales of debt and equity securities are as follows:

	In Thousands
	2008	2007	2006
Gross proceeds	$86,378	—	10,303

Gross realized gains	$425	—	20
Gross realized losses	194	—	(146)

Net realized gains (losses)	$231	—	(126)

Securities carried in the balance sheet of approximately $108,884,000 (approximate market value of $108,428,000) and $114,710,000 (approximate market value of $114,447,000) were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2008 and 2007, respectively.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(3)	Debt and Equity Securities, Continued

Included in the securities above are $10,371,000 (approximate market value of $10,322,000) and $13,226,000 (approximate market value of $13,253,000) at December 31, 2008 and 2007, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

Securities that have rates that adjust prior to maturity totaled $60,000 (approximate market value of $60,000) and $76,000 (approximate market value of $76,000) at December 31, 2008 and 2007, respectively.

The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number			Number
			of			of
	Fair	Unrealized	Securities	Fair	Unrealized	Securities	Fair	Unrealized
	Value	Losses	Included	Value	Losses	Included	Value	Losses
U.S. Treasury and other U.S. Government agencies and corporations	$71,023	1,059	18	22,446	523	6	93,469	1,582
Obligations of states and political sub- divisions	3,494	238	12	—	—	—	3,494	238
Mortgage-backed securities	10,363	56	7	10	1	2	10,373	57

Total temporarily impaired securities	$84,880	1,353	37	22,456	524	8	107,336	1,877

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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(4)	Restricted Equity Securities

Restricted equity securities consists of stock of the Federal Home Loan Bank amounting to $3,012,000 and $2,895,000 at December 31, 2008 and 2007, respectively, and the stock of Silverton Bank amounting to $88,000 at December 31, 2008 and 2007, respectively. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

(5)	Premises and Equipment

The detail of premises and equipment at December 31, 2008 and 2007 is as follows:

	In Thousands
	2008	2007
Land	$12,424	11,306
Buildings	20,512	18,845
Construction in progress	—	1,747
Leasehold improvements	140	140
Furniture and equipment	6,779	7,030
Automobiles	177	224

	40,032	39,292
Less accumulated depreciation	(8,997)	(8,881)

	$31,035	30,411

Building additions during 2008 and 2007 include payments of $229,000 and $1,439,000, respectively, to a construction company owned by a director of the Company.

Depreciation expense was $1,794,000, $1,629,000 and $1,561,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

(6)	Acquired Intangible Assets and Goodwill

The intangible assets result from the excess of purchase price over the applicable book value of the net assets acquired of 50% owned subsidiaries in 2005:
Amortizable intangible assets:

	In Thousands
	2008	2007
Premium on purchased deposits	$2,787	2,787

Accumulated amortization	1,487	1,091

	$1,300	1,696

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(6)	Acquired Intangible Assets and Goodwill, Continued

	For the Year Ended December 31,
	2008	2007	2006
Amortization expense	$396	396	396

Estimated amortization expense:

For the Year Ended
2009	$396
2010	396
2011	396
2012	112
The premium on purchased deposits is being amortized on a straight-line basis over 7 years.
Goodwill:

	In Thousands
	2008	2007
Balance at January 1,	$4,805	4,805
Goodwill acquired during year	—	—
Impairment loss	—	—

Balance at December 31,	$4,805	4,805

(7)	Deposits

Deposits at December 31, 2008 and 2007 are summarized as follows:

	In Thousands
	2008	2007
Demand deposits	$90,795	97,805
Savings accounts	34,658	38,966
Negotiable order of withdrawal accounts	168,246	156,410
Money market demand accounts	218,658	194,008
Certificates of deposit $100,000 or greater	334,990	301,801
Other certificates of deposit	326,235	331,243
Individual retirement accounts $100,000 or greater	28,215	18,653
Other individual retirement accounts	46,703	43,704

	$1,248,500	1,182,590

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(7)	Deposits, Continued

Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2008 are as follows:

(In Thousands)
Maturity	Total
2009	$590,841
2010	105,729
2011	34,593
2012	2,227
2013	2,633
Thereafter	120

$736,143

At December 31, 2008, certificates of deposit and individual retirement accounts in denominations of $100,000 or more amounted to $363,205,000 as compared to $320,454,000 at December 31, 2007.

The aggregate amount of overdrafts reclassified as loans receivable was $444,000 and $429,000 at December 31, 2008 and 2007, respectively.

Wilson Bank is required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2008 and 2007 were approximately $15,815,000 and $15,778,000, respectively.

(8)	Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements were $7,447,000 and $9,771,000 at December 31, 2008 and 2007, respectively. The maximum amounts of outstanding repurchase agreements at any month end during 2008 and 2007 was $9,827,000 and $10,674,000, respectively. The average daily balance outstanding during 2008, 2007 and 2006 was $8,682,000, $7,804,000 and $8,460,000, respectively. The weighted-average interest rate on the outstanding balance at December 31, 2008 and 2007 was 1.75% and 3.55%, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(9)	Advances from Federal Home Loan Bank

The advances from the Federal Home Loan Bank at December 31, 2008 and 2007 consist of the following:

	In Thousands
	December 31,
	2008		2007
		Weighted		Weighted
	Amount	Average Rate	Amount	Average Rate
Fixed-rate advances	$13,811	4.72%	$15,470	4.65%

     Advances from the Federal Home Loan Bank are to mature as follows at December 31, 2008:

Year Ending	In Thousands
December 31,	Amount
2009	$13,751
2010	60

$13,811

These advances are collateralized by a required blanket pledge of qualifying mortgage loans.

(10)	Non-Interest Income and Non-Interest Expense

The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

	In Thousands
	2008	2007	2006
Non-interest income:
Service charges on deposits	$6,034	6,506	5,938
Other fees	5,382	3,832	3,067
Security gains, net	231	—	—
Gains on sales of loans	350	280	451
Gains on sales of fixed assets	—	—	18
Other income	9	18	12

	$12,006	10,636	9,486

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(10)	Non-Interest Income and Non-Interest Expense, Continued

	In Thousands
	2008	2007	2006
Non-interest expense:
Employee salaries and benefits	$17,972	16,466	14,825
Occupancy expenses	2,288	2,111	1,566
Furniture and equipment expenses	1,541	1,434	2,060
Loss on sale of fixed assets	20	36	—
Loss on sales of other assets, net	15	119	101
Loss on sales of other real estate, net	398	136	102
Data processing expenses	1,084	974	736
Security losses, net	—	—	126
FDIC insurance	828	129	117
Directors’ fees	807	808	815
Other operating expenses	7,861	7,264	6,298

	$32,814	29,477	26,746

(11)	Income Taxes

The components of the net deferred tax asset are as follows:

	In Thousands
	2008	2007
Deferred tax asset:
Federal	$4,563	3,532
State	728	549

	5,291	4,081

Deferred tax liability:
Federal	(1,422)	(1,280)
State	(291)	(262)

	(1,713)	(1,542)

	$3,578	2,539

The tax effects of each type of significant item that gave rise to deferred taxes are:

	In Thousands
	2008	2007
Financial statement allowance for loan losses in excess of tax allowance	$4,443	3,455
Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(735)	(374)
Financial statement deduction for deferred compensation in excess of deduction for tax purposes	496	385
Financial statement income on FHLB stock dividends not recognized for tax purposes	(480)	(435)
Deposit base premium related to acquisition of minority interest	(498)	(733)
Unrealized loss on securities available-for-sale	352	241

	$3,578	2,539

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(11)	Income Taxes, Continued

The components of income tax expense (benefit) are summarized as follows:

	In Thousands
	Federal	State	Total
2008
Current	$6,620	1,303	7,923
Deferred	(758)	(124)	(882)

Total	$5,862	1,179	7,041

2007
Current	$5,199	947	6,146
Deferred	38	55	93

Total	$5,237	1,002	6,239

2006
Current	$6,000	1,146	7,146
Deferred	(559)	84	(475)

Total	$5,441	1,230	6,671

A reconciliation of actual income tax expense of $7,041,000, $6,239,000 and $6,671,000 for the years ended December 31, 2008, 2007 and 2006, respectively, to the “expected” tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

	In Thousands
	2008	2007	2006
Computed “expected” tax expense	$6,269	5,839	5,864
State income taxes, net of Federal income tax benefit	775	622	811
Tax exempt interest, net of interest expense exclusion	(218)	(204)	(211)
Federal income tax rate in excess of statutory rate related to taxable income over $10 million	187	76	139
Other	28	(94)	68

	$7,041	6,239	6,671

Total income tax expense for 2008 and 2006, includes $88,000 and $48,000 expense and benefit, respectively, related to the realized gain and loss, respectively, on sale of securities. There were no sales of securities in 2007.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
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

As of December 31, 2008, the Company has accrued no interest and no penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

There was no unrecognized tax benefits at December 31, 2008.

Wilson Bank does not expect that unrecognized tax benefits will significantly increase or decrease within the next 12 months. Included in the balance at December 31, 2008, were $5.3 million of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company and its subsidiary file income tax returns in the United States (“U.S.”), as well as the State of Tennessee. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2005, which would include audits of acquired entities. The Company’s Federal tax returns have been audited through December 31, 2003 with no changes.

(12)	Commitments and Contingent Liabilities

The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(12)	Commitments and Contingent Liabilities, Continued

Wilson Bank leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

Years Ending December 31,	In Thousands
2009	$140
2010	123
2011	86
2012	45
2013	2
Thereafter	16

$412

Total rent expense amounted to $167,000, $167,000 and $162,000, respectively, during the years ended December 31, 2008, 2007 and 2006.

The Company has lines of credit with other financial institutions totaling $48,900,000. At December 31, 2008 and 2007, there was no balance outstanding under these lines of credit.

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

	In Thousands
	Contract or
	Notional Amount
	2008	2007
Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit	$189,692	162,000
Standby letters of credit	22,005	20,992

Total	$211,697	182,992

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(13)	Financial Instruments with Off-Balance-Sheet Risk, Continued

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments and the present creditworthiness of such counter parties. Such commitments have been made on terms which are competitive in the markets in which the Company operates; thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $22.0 million at December 31, 2008.

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

At December 31, 2008, the Company’s cash and due from banks and federal funds sold included commercial bank deposits aggregating $21,392,000 in excess of the Federal Deposit Insurance Corporation limit of $250,000 per depositor.

Federal funds sold were deposited with five banks.

(15)	Employee Benefit Plan

Wilson Bank has in effect a 401(k) plan (the “401(k) Plan”) which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the 401(k) Plan provide for both employee and employer contributions. For the years ended December 31, 2008, 2007 and 2006, Wilson Bank contributed $1,225,000, $1,099,000 and $961,000, respectively, to the 401(k) Plan.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(16)	Dividend Reinvestment Plan

Under the terms of the Company’s dividend reinvestment plan (the “DRIP”) holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 108,132 in 2008, 53,518 in 2007 and 113,774 in 2006 were sold to participants under the terms of the DRIP.

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

The Company and Wilson Bank are required to maintain minimum amounts of capital to total “risk weighted” assets, as defined by the banking regulators. At December 31, 2008, the Company and its bank subsidiary are required to have minimum Tier I and total risk-based capital ratios of 4.0% and 8.0%, respectively and a leverage ratio of 4%. The capital ratios required to be well-capitalized under the Prompt Corrective Action Provisions of the regulations administered by the federal banking agencies are 5.0%, 10.0% and 5.0%, respectively. The actual ratios of the Company and Wilson Bank were as follows:

	Wilson Bank
	Holding Company		Wilson Bank
	2008	2007	2008	2007
Tier I ratio	11.40%	10.77%	11.32%	11.08%

Total risk-based ratio	12.54%	11.67%	12.47%	12.08%

Leverage ratio	8.96%	8.63%	8.91%	8.60%
As of December 31, 2008, the most recent notification from the banking regulators categorized the Company and Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Company’s or Wilson Bank’s category.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(18)	Deferred Compensation Plan

Wilson Bank provides its executive officers a deferred compensation plan (the “Deferred Compensation Plan”), which also provides for death and disability benefits. The Deferred Compensation Plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were ten employees participating in the Deferred Compensation Plan at December 31, 2008.

The Deferred Compensation Plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65 and/or age 55 after twenty years of service. The Deferred Compensation Plan also provides benefits over a period of fifteen years in the event the executive should die or become disabled prior to reaching retirement. Wilson Bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of Wilson Bank and are payable to Wilson Bank. At December 31, 2008 and 2007, the deferred compensation liability totaled $1,294,000 and $1,006,000, respectively, the cash surrender value of life insurance was $1,398,000 and $1,334,000, respectively, and the face amount of the insurance policies in force approximated $5,358,000 and $5,358,000, respectively. The Deferred Compensation Plan is not qualified under Section 401 of the Internal Revenue Code.

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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(19)	Stock Option Plan, Continued

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123 using the modified-prospective transition method. Under that transition method, compensation cost recognized in the years beginning January 1, 2006 include: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R.

The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2008, 2007 and 2006:

	2008	2007	2006
Expected dividends	2.24%	4.78%	4.78%
Expected term (in years)	7.75	7.75	7.75
Expected volatility	15.2%	15.2%	15.2%
Risk-free rate	5.16%	4.32%	4.32%
Expected volatility was calculated at 15.2% based upon the consideration of historical and implied volatility of similar publicly traded companies.

A summary of the stock option activity for 2008, 2007 and 2006 is as follows:

	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	84,130	$16.76	97,304	$15.34	109,149	$14.20
Granted	2,499	31.70	6,001	29.63	7,333	26.63
Exercised	(17,520)	13.23	(16,107)	(12.61)	(16,771)	(12,26)
Forfeited	(2,523)	18.24	(3,068)	(18.89)	(2,407)	(19.24)

Outstanding at end of year	66,586	$18.19	84,130	$16.76	97,304	$15.34

Options exercisable at year end	26,572	$14.38	30,549	$13.47	33,189	$13.14

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(19)	Stock Option Plan, Continued

The following table summarizes information about fixed stock options outstanding at December 31, 2008:

	Options Outstanding			Options Exercisable
			Weighted			Weighted
		Weighted	Average		Weighted	Average
Range of	Number	Average	Remaining	Number	Average	Remaining
Exercise	Outstanding	Exercise	Contractual	Exercisable	Exercise	Contractual
Prices	at 12/31/08	Price	Term	at 12/31/08	Price	Term
$11.46 - $16.88	38,796	$12.86	1.6 years	22,094	$12.38	1.3 years
$18.10 - $26.63	19,757	$23.71	6.0 years	3,945	$23.54	5.4 years
$29.63 - $33.75	8,033	$30.40	7.5 years	533	$29.63	7.0 years

	66,586			26,572

Aggregate intrinsic value (in thousands)	$1,136			$554

The weighted average fair value at the grant date of options granted during the years 2008, 2007 and 2006 was $7.48, $1.16 and $1.50, respectively. The total intrinsic value of options exercised during the years 2008, 2007 and 2006 was $386,000, $311,000 and $261,000, respectively.

SFAS No. 123R requires the cash flows resulting from the tax benefits of tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. The Company had no excess tax benefits to reflect as financing cash inflows for the three years ended December 31, 2008.

As of December 31, 2008, there was $50,000 of total unrecognized cost related to non-vested share-based compensation arrangements grant under the Stock Option Plan. The cost is expected to be recognized over a weighted-average period of 3.3 years.

(20)	Earnings Per Share

SFAS No. 128 “Earnings Per Share” (“SFAS No. 128”) establishes uniform standards for computing and presenting earnings per share. The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. For the Company, the computation of diluted earnings per share begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options. Share and per share data for 2007 and 2006 have been restated to reflect a 4 for 3 stock split effective May 7, 2007.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(20)	Earnings Per Share, Continued
The following is a summary of the components comprising basic and diluted earnings per share (“EPS”):

	In Thousands (except share data)
	2008	2007	2006
Basic EPS Computation:
Numerator — Earnings available to common stockholders	$11,398	10,936	10,575

Denominator — Weighted average number of common shares outstanding	6,996,442	6,901,447	6,771,455

Basic earnings per common share	$1.63	1.58	1.56

Diluted EPS Computation:
Numerator — Earnings available to common stockholders	$11,398	10,936	10,575

Denominator:
Weighted average number of common shares outstanding	6,996,442	6,901,447	6,771,455
Dilutive effect of stock options	29,379	35,994	39,602

	7,025,821	6,937,441	6,811,057

Diluted earnings per common share	$1.62	1.58	1.55

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(21)	Wilson Bank Holding Company — Parent Company Financial Information
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Balance Sheets
December 31, 2008 and 2007

	Dollars In Thousands
	2008		2007
ASSETS

Cash	$554	*	243	*
Investment in wholly-owned commercial bank subsidiary	128,348		117,766	*
Refundable income taxes	216		176

Total assets	$129,118		118,185

LIABILITIES AND STOCKHOLDERS’ EQUITY

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 10,000,000 shares, 7,042,042 and 6,916,390 shares issued and outstanding, respectively	$14,084		13,833
Additional paid-in capital	38,078		34,373
Retained earnings	77,524		70,368
Unrealized losses on available-for-sale securities, net of income taxes of $352,000 and $241,000, respectively	(568)		(389)

Total stockholders’ equity	129,118		118,185

Total liabilities and stockholders’ equity	$129,118		118,185

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(21)	Wilson Bank Holding Company — Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Earnings and Comprehensive Earnings
Three Years Ended December 31, 2008

	Dollars In Thousands
	2008	2007	2006
Expenses:
Directors’ fees	$376	376	372
Other	43	43	29

Loss before Federal income tax benefits and equity in undistributed earnings of commercial bank subsidiaries	(419)	(419)	(401)

Federal income tax benefits	216	176	147

	(203)	(243)	(254)

Equity in undistributed earnings of commercial bank subsidiaries	11,601 *	11,179 *	10,829 *

Net earnings	11,398	10,936	10,575

Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale- securities arising during period, net of taxes of $23,000, $651,000 and $346,000, respectively	(36)	1,049	556
Reclassification adjustments for net losses (gains) included in net earnings, net of taxes of $88,000 and $48,000 in 2008 and 2006, respectively	(143)	—	78

Other comprehensive earnings (losses)	(179)	1,049	634

Comprehensive earnings	$11,219	11,985	11,209

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(21)	Wilson Bank Holding Company — Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Changes in Stockholders’ Equity
Three Years Ended December 31, 2008

	Dollars In Thousands
				Net Unrealized
		Additional		Gain (Loss) On
	Common	Paid-In	Retained	Available-For-
	Stock	Capital	Earnings	Sale Securities	Total
Balance December 31, 2005	$9,992	31,502	55,688	(2,072)	95,110
Cash dividends declared, $.68 per share	—	—	(4,525)	—	(4,525)
Issuance of 113,774 shares of stock pursuant to dividend reinvestment plan	227	3,924	—	—	4,151
Issuance of 12,587 shares of stock pursuant to exercise of stock options	25	181	—	—	206
Share based compensation expense	—	17	—	—	17
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $394,000	—	—	—	634	634
Net earnings for the year	—	—	10,575	—	10,575

Balance December 31, 2006	10,244	35,624	61,738	(1,438)	106,168
Cash dividends declared, $.34 per share	—	—	(2,306)	—	(2,306)
Issuance of 53,518 shares of stock pursuant to dividend reinvestment plan	107	2,007	—	—	2,114
Issuance of 1,724,425 shares of stock pursuant to a 4 for 3 stock split	3,450	(3,450)	—	—	—
Issuance of 16,107 shares of stock pursuant to exercise of stock options	32	171	—	—	203
Share based compensation expense	—	21	—	—	21
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $651,000	—	—	—	1,049	1,049
Net earnings for the year	—	—	10,936	—	10,936

Balance December 31, 2007	13,833	34,373	70,368	(389)	118,185
Cash dividends declared, $.60 per share	—	—	(4,168)	—	(4,168)
Issuance of 108,132 shares of stock pursuant to dividend reinvestment plan	216	3,487	—	—	3,703
Cumulative effect of change in accounting principle related to deferred compensation plan net of taxes of $46,000	—	—	(74)	—	(74)
Issuance of 17,520 shares of stock pursuant to exercise of stock options	35	197	—	—	232
Share based compensation expense	—	21	—	—	21
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $111,000	—	—	—	(179)	(179)
Net earnings for the year	—	—	11,398	—	11,398

Balance December 31, 2008	$14,084	38,078	77,524	(568)	129,118

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(21)	Wilson Bank Holding Company — Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Cash Flows
Three Years Ended December 31, 2008
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2008	2007	2006
Cash flows from operating activities:
Cash paid to suppliers and other	$(398)	(398)	(384)
Tax benefits received	176	147	118

Net cash used in operating activities	(222)	(251)	(266)

Cash flows from investing activities:
Dividends received from commercial bank subsidiary	766	325	450

Net cash provided by investing activities	766	325	450

Cash flows from financing activities:
Dividends paid	(4,168)	(2,306)	(4,525)
Proceeds from sale of stock	3,703	2,114	4,151
Proceeds from exercise of stock options	232	203	206

Net cash provided by (used in) financing activities	(233)	11	(168)

Net increase in cash and cash equivalents	311	85	16

Cash and cash equivalents at beginning of year	243	158	142

Cash and cash equivalents at end of year	$554	243	158

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(21)	Wilson Bank Holding Company — Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Cash Flows, Continued
Three Years Ended December 31, 2008
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2008	2007	2006
Reconciliation of net earnings to net cash used in operating activities:
Net earnings	$11,398	10,936	10,575

Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in earnings of commercial bank subsidiaries	(11,601)	(11,179)	(10,829)
Increase in refundable income taxes	(40)	(29)	(29)
Share based compensation expense	21	21	17

Total adjustments	(11,620)	(11,187)	(10,841)

Net cash used in operating activities	$(222)	(251)	(266)

Supplemental Schedule of Non-Cash Activities:

Issuance of 1,724,425 shares of common stock pursuant to a 4 for 3 stock split	$—	3,450	—

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(22)	Disclosures About Fair Value of Financial Instruments
During the first quarter of 2008, the Company adopted SFAS No. 157 “Fair Value Measurements,” which establishes a fair value hierarchy and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1:	Quoted price (unadjusted) or identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in market that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
Except for marketable securities, the Company does not account for any other assets or liabilities using fair value. Substantially all marketable securities are considered Level 2 assets since their fair values are determined using observable pricing inputs.

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

		Fair Value Measurements at December 31, 2008
		Quoted Prices	Significant *
	Carrying	in Active	Other	Significant
	Value at	Markets for	Observable	Observable
	December31,	Identical Assets	Inputs	Inputs
(in 000’s)	2008	(Level 1)	(Level 2)	(Level 3)
Assets:
Available-for-sale securities	$194,167	1,016	193,151	—
Impaired loans	10,408	—	—	10,408
Available-for-sale securities are measured on a recurring basis and are obtained from an independent pricing service. The fair values are based on quoted market prices of comparable securities, broker quotes or comprehensive interest rate tables and pricing matrices.

Impaired loan balances in the table above represent those collateral-dependent loans where management has estimated the credit loss by comparing the loans’ carrying values against the expected realized fair values of the collateral securing those loans. As of December 31, 2008 impaired loans had a carrying amount of $10,408,000, with a valuation allowance of $1,810,000.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(22)	Disclosures About Fair Value of Financial Instruments, Continued
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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
(22)	Disclosures About Fair Value of Financial Instruments, Continued
Loans, Continued
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

The value of the loan portfolio is also discounted in consideration of the credit quality of the loan portfolio as would be the case between willing buyers and sellers. Particular emphasis has been given to loans on Wilson Bank’s internal watch list. Valuation of these loans is based upon borrower performance, collateral values (including external appraisals), or certain other factors.
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
December 31, 2008, 2007 and 2006
(22)	Disclosures About Fair Value of Financial Instruments, Continued
Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written
Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are generally made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods extending from one to two years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit, and the amounts unearned at December 31, 2008 and 2007 are insignificant. Accordingly, these commitments have no carrying value, and management estimates the commitments to have no significant fair value.

The carrying value and estimated fair values of the Company’s financial instruments at December 31, 2008 and 2007 are as follows:

	In Thousands
	2008			2007
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and short-term investments	$59,243	59,243	59,575	59,575
Securities	205,260	205,188	223,381	223,411
Loans, net of unearned interest	1,089,185		997,526
Less: allowance for loan losses	12,138		9,473

Loans, net of allowance	1,077,047	1,079,607	988,053	989,183

Loans held for sale	3,541	3,541	6,034	6,034
Restricted equity securities	3,100	3,100	2,983	2,983

Financial liabilities:
Deposits	1,248,500	1,257,120	1,182,590	1,186,242
Securities sold under repurchase agreements	7,447	7,447	9,771	9,771
Advances from Federal Home Loan Bank	13,811	13,997	15,470	15,745

Unrecognized financial instruments:
Commitments to extend credit	—	—	—	—
Standby letters of credit	—	—	—	—

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2008, 2007 and 2006
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
(23)	Quarterly Financial Data (Unaudited)
Selected quarterly results of operations for the four quarters ended December 31 are as follows:

	(In Thousands, except per share data)
	2008				2007
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest income	$20,383	21,731	22,019	22,224	21,331	22,415	21,532	20,604
Net interest income	11,238	12,170	11,664	10,893	9,591	10,566	10,055	9,949
Provision for loan losses	3,366	1,212	1,224	916	1,788	805	790	762
Earnings before income taxes	3,346	5,396	5,013	4,684	3,862	4,651	4,559	4,103
Net earnings	2,172	3,289	3,063	2,874	2,705	2,875	2,820	2,536
Basic earnings per common share	.31	.47	.44	.41	.38	.42	.41	.37
Diluted earnings per common share	.30	.47	.44	.41	.38	.42	.41	.37