Form 10-K, Exhibit 13
period 2009-12-31
WILSON BANK HOLDING CO
filed 2010-03-16
CIK 885275

Exhibit 13.1
Holding Company & Stock Information
Wilson Bank Holding Company Directors and Executive Officers
Jimmy Comer, Chairman; Randall Clemons, President & CEO; Charles Bell; Jack Bell; Mackey Bentley; Jerry Franklin; John Freeman; Harold Patton; James Anthony Patton; Elmer Richerson, Executive Vice President; John R. Trice; Bob VanHooser.
Common Stock Market Information
The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at February 1, 2010 was 3,016. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company’s stock during the years 2008 and 2009. The information set forth below has been adjusted to reflect a four for three split for shareholders of record as of May 8, 2007.
Stock Prices

2008
First Quarter	$33.75	$32.00
Second Quarter	$34.25	$33.75
Third Quarter	$34.75	$34.25
Fourth Quarter	$35.25	$34.75

2009
First Quarter	$35.75	$35.25
Second Quarter	$36.25	$35.75
Third Quarter	$36.75	$36.25
Fourth Quarter	$37.25	$36.75
On January 1, 2008, a $.30 per share cash dividend was declared and on July 1, 2008, a $.30 per share cash dividend was declared and paid to shareholders of record on those dates. On January 1, 2009, a $.30 per share cash dividend was declared and on July 1, 2009 a $.32 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent upon the Company’s profitability, its capital needs, overall financial condition, economic and regulatory consideration.
Annual Meeting and Information Contacts
The Annual Meeting of Shareholders will be held in the Main Office of
Wilson Bank Holding Company at 7:00 P.M., April 13, 2010
at 623 West Main Street, Lebanon, Tennessee.
For further information concerning Wilson Bank Holding Company or Wilson Bank & Trust, or to obtain a copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, which is available without charge to shareholders, please contact Lisa Pominski, CFO; Wilson Bank & Trust; P.O. Box 768; Lebanon, Tennessee 37088-0768, phone (615) 443-6612.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Forward-Looking Statements
This report includes certain forward-looking statements (any statement other than those made solely with respect to historical fact) based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “expect,” “intend,” “should,” “may,” “could,” “believe,” “suspect,” “anticipate,” “seek,” “plan,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical fact may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Wilson Bank Holding Company (the “Company”) to differ materially from any results expressed or implied by such forward-looking statements. Such factors include those described in “Item 1A.- Risk Factors” of the Company’s Annual Report on Form 10-K and also include, without limitation, (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for these losses, (ii) greater than anticipated deterioration in the real estate market conditions in the Company’s market areas, (iii) increased competition with other financial institutions, (iv) the continued deterioration of the economy in the Company’s market area, (v) continuation of the extremely low short-term interest rate environment or rapid fluctuations in short-term interest rates, (vi) significant downturns in the business of one or more large customers, (vii) changes in state or Federal regulations, policies, or legislation applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, (viii) changes in capital levels and loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments: (ix) inadequate allowance for loan losses, (x) results of regulatory examinations, and (xi) loss of key personnel. Many of such factors are beyond the Company’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements contained in this discussion, whether as a result of new information, future events or otherwise.
General
The Company is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust (“Wilson Bank”), a state bank headquartered in Lebanon, Tennessee. The Company was formed in 1992.
Wilson Bank is a community bank headquartered in Lebanon, Tennessee, serving Wilson County, DeKalb County, Smith County, Trousdale County, Rutherford County, and the eastern part of Davidson County, Tennessee as its primary market areas. Generally, this market is the eastern portion of the Nashville-Davidson-Murfreesboro-Franklin, Tennessee metropolitan statistical area. Wilson Bank has twenty-three locations in Wilson, Davidson, DeKalb, Smith, Rutherford and Trousdale Counties. Management believes that these counties offer an environment for continued growth, and the Company’s target market is local consumers, professionals and small businesses. Wilson Bank offers a wide range of banking services, including checking, savings and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers an investment center which offers a full line of investment services to its customers.
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
Critical Accounting Estimates
The accounting principles we follow and our methods of applying these principles conform with U.S. generally accepted accounting principles and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates which, in the case of the determination of our allowance for loan losses and the assessment of impairment of the intangibles resulting from our mergers with Dekalb Community Bank and Community Bank of Smith County in 2005 have been critical to the determination of our financial position and results of operations.
Allowance for Loan Losses (“allowance”). Our management assesses the adequacy of the allowance prior to the end of each calendar quarter. This assessment includes procedures to estimate the allowance and test the adequacy and appropriateness of the resulting balance. The level of the allowance is based upon management’s evaluation of the loan portfolios, past loan loss experience, current asset quality trends, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payment), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, industry and peer bank loan quality indications and other pertinent factors, including regulatory recommendations. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Loan losses are charged off when management believes that the full collectability of the loan is unlikely. A loan may be partially charged-off after a “confirming event” has occurred which serves to validate that full repayment pursuant to the terms of the loan is unlikely. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, is deemed to be uncollectible.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Collection of all amounts due according to the contractual terms means that both the interest and principal payments of a loan will be collected as scheduled in the loan agreement.
An impairment allowance is recognized if the fair value of the loan is less than the recorded investment in the loan (recorded investment in the loan is the principal balance plus any accrued interest, net of deferred loan fees or costs and unamortized premium or discount). The impairment is recognized through the allowance. Loans that are impaired are recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate, or if the loan is collateral dependent, impairment measurement is based on the fair value of the collateral, less estimated disposal costs. If the measure of the impaired loan is less than the recorded investment in the loan, the Company shall recognize an impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses. Management believes it follows appropriate accounting and regulatory guidance in determining impairment and accrual status of impaired loans.
The level of allowance maintained is believed by management to be adequate to absorb probable losses inherent in the portfolio at the balance sheet date. The allowance is increased by provisions charged to expense and decreased by charge-offs, net of recoveries of amounts previously charged-off.
In assessing the adequacy of the allowance, we also consider the results of our ongoing independent loan review process. We undertake this process both to ascertain whether there are loans in the portfolio whose credit quality has weakened over time and to assist in our overall evaluation of the risk characteristics of the entire loan portfolio. Our loan review process includes the judgment of management, the input from our independent loan reviewers, and reviews that may have been conducted by bank regulatory agencies as part of their usual examination process. We incorporate loan review results in the determination of whether or not it is probable that we will be able to collect all amounts due according to the contractual terms of a loan.
As part of management’s quarterly assessment of the allowance, management divides the loan portfolio into twelve segments based on call reporting requirements. Each segment is then analyzed such that an allocation of the allowance is estimated for each loan segment.
The allowance allocation begins with a process of estimating the probable losses inherent for these types of loans. The estimates for these loans are established by category and based on our historical loss data.
The estimated loan loss allocation for all twelve loan portfolio segments is then adjusted for management’s estimate of probable losses for several “environmental” factors. The allocation for environmental factors is particularly subjective and does not lend itself to exact mathematical calculation. This amount represents estimated probable inherent credit losses which exist, but have not yet been identified, as of the balance sheet date, and are based upon quarterly trend assessments in delinquent and nonaccrual loans, unanticipated charge-offs, credit concentration changes, prevailing economic conditions, changes in lending personnel experience, changes in lending policies or procedures and other influencing factors. These environmental factors are considered for each of the twelve loan segments and the allowance allocation, as determined by the processes noted above for each component, is increased or decreased based on the incremental assessment of these various environmental factors.
The assessment also includes an unallocated component. We believe that the unallocated amount is warranted for inherent factors that cannot be practically assigned to individual loan categories. An example is the imprecision in the overall measurement process, in particular the volatility of the national and local economy.
We then test the resulting allowance by comparing the balance in the allowance to industry and peer information. Our management then evaluates the result of the procedures performed, including the result of our testing, and concludes on the appropriateness of the balance of the allowance in its entirety. The board of directors reviews and approves the assessment prior to the filing of quarterly and annual financial information.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Impairment of Intangible Assets — Long-lived assets, including purchased intangible assets subject to amortization, such as our core deposit intangible asset, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.
Goodwill and intangible assets that have indefinite useful lives are evaluated for impairment annually and are evaluated for impairment more frequently if events and circumstances indicate that the asset might be impaired. That annual assessment date is December 31. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. The goodwill impairment analysis is a two-step test. The first step, used to identify potential impairment, involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment.
If required, the second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated potential impairment. The implied fair value of goodwill is determined in a manner similar to the amount of goodwill calculated in a business combination, by measuring the excess of the estimated fair value of the reporting unit, as determined in the first step, over the aggregate estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill assigned to the reporting unit, there is no impairment. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss cannot exceed the carrying value of goodwill assigned to a reporting unit, and the loss establishes a new basis in the goodwill.
Impairment of Deferred Tax Assets — A recent tax changed signed into law by the President has increased the carry back period for operating losses from two years to five. While the Company has not had and does not anticipate net operating losses, deferred tax assets could be recovered through loss carry backs.
Results of Operations
Net earnings for the year ended December 31, 2009 were $11,567,000, an increase of $169,000, or 1.5%, compared to net earnings of $11,398,000 for 2008. Our 2008 net earnings were 4.2%, or $462,000, above our net earnings of $10,936,000 for 2007. Basic earnings per share were $1.63 in 2009, compared with $1.63 in 2008 and $1.58 in 2007. Diluted earnings per share were $1.63 in 2009, compared to $1.62 in 2008 and $1.58 in 2007. Net interest margin for the year ended December 31, 2009 was 3.62%, compared to 3.54% and 3.34% for the years ended December 31, 2008 and December 31, 2007, respectively. The increase in the net interest margin for 2009 reflects the Company’s ability to reduce deposit rates while growing the funding base, offset in part by the increased level of non accrual loans and the Company’s decision to fund the lower-yielding securities portfolio as loan demand weakened during 2009.
Net Interest Income
Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company’s earnings. Total interest income in 2009 was $80,126,000, compared with $86,357,000 in 2008 and $85,882,000 in 2007. The decrease in total interest income in 2009 was primarily attributable to the impact of rate cuts by the Federal Open Market Committee throughout 2008 to the federal funds rate offset in part by the increase in average earning assets. The ratio of average earning assets to total average assets was 95.6%, 94.2% and 94.0% for each of the years ended December 31, 2009, 2008 and 2007, respectively. Average earning assets increased $64.3 million from December 31, 2008 to December 31, 2009, an increase of 4.9%. The average rate earned on earning assets for 2009 was 5.87%, compared with 6.64% in 2008 and 7.11% in 2007, and in 2008 was negatively impacted by the rate cuts implemented by the Federal Reserve Open Market Committee beginning in August 2007 and described in more detail below which has resulted in extremely low short-term interest rates that continued throughout 2008 and 2009 and by weakened loan demand.
Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on non-accrual loans totaled $978,000 in 2009, $370,000 in 2008 and $128,000 in 2007.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Total interest expense for 2009 was $30,795,000, a decrease of $9,597,000, or 23.8%, compared to total interest expense of $40,392,000 in 2008. The decrease in total interest expense was primarily due to a decrease in rates paid on deposits, particularly time deposits, reflecting the rate cuts by the Federal Open Market Committee described above. Interest expense decreased from $45,721,000 in 2007 to $40,392,000 in 2008, a decrease of $5,329,000, or 11.7%.
Net interest income for 2009 totaled $49,331,000 as compared to $45,965,000 and $40,161,000 in 2008 and 2007, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), increased to 3.3% in 2009 from 3.15% in 2008. The net interest spread was 2.82% in 2007. The increase in the net interest spread for 2008 as compared to the prior period is a result of a declining interest rate environment that began in August 2007 and continued through 2008 and remained low during 2009. Net interest margin, which is net interest income expressed as a percentage of average earning assets, increased to 3.62% for 2009 compared to 3.54% in 2008 and 3.34% in 2007. The Company believes that the Federal Reserve Board will maintain the current discount rate throughout most of 2010. Changes in interest rates paid on products such as interest checking, savings, and money market accounts will generally increase or decrease in a manner that is consistent with changes in the short-term environment. There was a significant decrease in the short term rate environment during 2009 when compared to 2008 and 2007. As a result, the rates for those products experienced a large decrease between the three years. The Company’s liabilities are positioned to re-price faster than its assets such that a short-term declining rate environment should have a positive impact on the Company’s earnings as its interest expense decreases faster than interest income. Management regularly monitors the deposit rates of the Company’s competitors, however, and these rates continue to put pressure on the Company’s deposit pricing. This pressure could negatively impact the Company’s net interest margin and earnings if future short-term rates begin to rise. Management believes that the Company’s net interest margin should expand in 2010, with the improvement being slightly better than the improvement experienced in 2009.
Provision for Loan Losses
The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, should be adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2009 provision for loan losses was $7,828,000, an increase of $1,110,000 from the provision of $6,718,000 in 2008. The increase in the provision for the year ended December 31, 2009 was due to the continued weakening of economic conditions in the Company’s market areas, generally, and in the residential real estate construction and development area, specifically. Borrowers that are home builders and developers and sub dividers of land began experiencing stress in 2008 and have continued to experience stress during 2009 as a result of declining residential real estate demand and resulting price and collateral value declines in the Company’s market areas. As a result, the Company increased its provision for loan losses. The provision for loan losses is based on past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating possible loan losses. Such factors include growth and composition of the loan portfolio, review of specific problem loans, review of updated appraisals and borrower financial information, the recommendations of the Company’s regulators, and current economic conditions that may affect the borrower’s ability to repay.
The Company’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged-off in the month when they are considered uncollectible. Net charge-offs decreased to $3,319,000 in 2009 from $4,053,000 in 2008. The reduction in charge-offs reflected an increase in charge-offs in 2008 of loans related to the portfolio of a former branch manager who had engaged in what appeared to be inappropriate banking procedures when documenting loans and releasing the underlying collateral. While we believe additional charge-offs will be necessary related to such portfolio, charge-offs related to this portfolio decreased in 2009 and should continue to decrease during 2010. Net charge-offs in 2007 totaled $4,881,000. The ratio of net charge-offs to average total outstanding loans was 0.30% in 2009, 0.39% in 2008 and 0.52% in 2007.
The net charge-offs and provision for loan losses resulted in an increase of the allowance for loan losses (net of charge-offs and recoveries) to $16,647,000 at December 31, 2009 from $12,138,000 at December 31, 2008 and $9,473,000 at December 31, 2007. The allowance increased 37.1% at December 31, 2009 over December 31, 2008 as compared to a 2.4% increase in total loans over the same period. The allowance for loan losses was 1.49% of total loans outstanding at December 31, 2009 compared to 1.11% at December 31, 2008 and 0.95% at December 31, 2007. As a percentage of nonperforming loans at December 31, 2009, 2008 and 2007, the allowance for loan losses represented 57%, 86% and 221%, respectively.
The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared monthly by the Chief Financial Officer and provided to the Finance Committee to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Loan Review Officer, consideration of current economic conditions and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this monthly assessment. The review is presented to the Finance Committee and subsequently approved by the Board of Directors.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
See the discussion under “Critical Accounting Policies” for more information. Management believes the allowance for possible loan losses at December 31, 2009 to be adequate, but if economic conditions deteriorate beyond management’s current expectations and additional charge-offs are incurred, the allowance for loan losses may require an increase through additional provision for loan losses which would negatively impact earnings.
Non-Interest Income
The components of the Company’s non-interest income include service charges on deposit accounts, other fees and commissions, gains on sales of loans, gains on sales of securities and other income. Total non-interest income for 2009 was $13,359,000 compared with $12,006,000 in 2008 and $10,636,000 in 2007. The 11.3% increase over 2008 was primarily due to an increase in gain on sale of loans, offset in part by a decrease in service charges on deposit accounts and a decrease in other fees and commissions. Gain on sale of loans increased $1,582,000 in 2009 when compared to 2008 reflecting increased residential real estate mortgage refinancing activity, primarily in the first half of 2009 due to lower mortgage interest rates. Other fees and commissions decreased $242,000 in 2009 when compared to 2008. Other fees and commissions include income on brokerage accounts, insurance policies sold and various other fees. Service charges on deposit accounts totaled $5,786,000 and $6,034,000 at December 31, 2009 and 2008, respectively, a decrease of $248,000, or 4.1%, after decreasing $472,000 or 7.2% between December 31, 2007 and December 31, 2008. The decrease in service charges on deposit accounts over 2008 was the result of consumers slowing their spending due to the current economic environment. The Company’s non-interest income in 2009 also benefited from a $500,000 gain on the sale of investments as a result of the Company restructuring its bond portfolio during the first quarter of 2009.
The Company’s non interest income is composed of several components, some of which vary significantly between periods. Service charges on deposit accounts and other non interest income generally reflect the Company’s growth, while fees for origination of mortgage loans and brokerage fees and commissions will often reflect stock and home mortgage market conditions and fluctuate more widely from period to period.
Non-Interest Expenses
Non-interest expenses consist primarily of employee costs, FDIC premiums, occupancy expenses, furniture and equipment expenses, advertising and marketing expenses, data processing expenses, director’s fees, loss on sale of other real estate, and other operating expenses. Total non-interest expenses for 2009 increased 10.0% to $36,115,000 from $32,814,000 in 2008. The 2008 non-interest expense was up 11.3% over non-interest expenses in 2007 which totaled $29,477,000. The increase in non-interest expenses in 2009 resulted primarily from increases in employee salaries and benefits and occupancy expenses associated with the number of employees and facilities necessary to support the Company’s operations and an increase in FDIC insurance premiums. The FDIC insurance premiums for 2009 were $2,504,000 compared with $828,000 in 2008 and $129,000 in 2007. The increase in FDIC insurance premiums reflects both an increase in average deposits and a special assessment in the second quarter of 2009 and an increase in the Company’s deposit assessment rate from 6 basis points of total deposits to approximately 14 basis points. In November 2009, the FDIC approved a final rule that required all insured depository institutions, with limited exceptions, to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012. The Company prepaid $7.1 million in risk based assessments at the end of 2009. These prepaid assessments are carried on the Company’s balance sheet as other assets and will be reduced quarterly as the Company expenses its FDIC insurance premiums for the next three years. Other operating expenses increased to $8,334,000 in 2009 from $7,891,000 in 2008. Other operating expenses included advertising and marketing expenses and supplies and general operating expenses, which increased as a result of continued growth of the Company.
Income Taxes
The Company’s income tax expense was $7,180,000 for 2009, an increase of $139,000 from $7,041,000 for 2008, which was up by $802,000 from the 2007 total of $6,239,000. The percentage of income tax expense to earnings before taxes was 38.3% in 2009, 38.2% in 2008 and 36.3% in 2007.

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
The following is a summary of components comprising basic and diluted earnings per share (“EPS”) for the years ended December 31, 2009, 2008 and 2007:

	Years Ended December 31,
	2009	2008	2007
	(Dollars in Thousands Except per share amounts)
Basic EPS Computation
Numerator – Earnings available to common stockholders	$11,567	11,398	10,936

Denominator – Weighted average number of common shares outstanding	7,101,084	6,996,442	6,901,447

Basic earnings per common share	$1.63	1.63	1.58

Diluted EPS Computation:
Numerator – Earnings available to common stockholders	$11,567	11,398	10,936

Denominator – Weighted average number of common shares outstanding	7,101,084	6,996,442	6,901,447

Diluted effect of stock options	11,232	29,379	35,994

	7,112,316	7,025,821	6,937,441
Diluted earnings per common share	$1.63	$1.62	$1.58

Financial Condition
Balance Sheet Summary
The Company’s total assets increased $57,222,000, or 4.1%, to $1,464,008,000 at December 31, 2009, after increasing 5.4% in 2008 to $1,406,786,000 at December 31, 2008. Loans, net of allowance for possible loan losses, totaled $1,098,614,000 at December 31, 2009, a 2.0% increase compared to December 31, 2008. At year end 2009, securities totaled $261,817,000, an increase of 27.6% from $205,260,000 at December 31, 2008. Securities increased during 2009 as a result of the growth in deposits outpacing the growth in loans.
Total liabilities increased by $46,783,000 to $1,324,451,000 at December 31, 2009 compared to $1,277,668,000 at December 31, 2008. This increase was composed primarily of the $62,206,000 increase in total deposits to $1,310,706,000, a 5.0% increase. Federal Home Loan Bank advances decreased to $13,000 from $13,811,000 at the respective year ends 2009 and 2008 and securities sold under repurchase agreements decreased to $6,499,000 from $7,447,000 at the respective year ends 2009 and 2008.
Shareholders’ equity increased $10,439,000, or 8.1% in 2009, due to net earnings and the issuance of stock pursuant to the Company’s Dividend Reinvestment Plan, offset by dividends paid on the Company’s common stock, the repurchase of shares by the Company, and the exercise of stock options. The increase includes a $96,000 decrease in net unrealized losses on available-for-sale securities, net of taxes. A more detailed discussion of assets, liabilities and capital follows.
Loans:
Loan category amounts and the percentage of loans in each category to total loans are as follows:

	December 31, 2009		December 31, 2008
(In Thousands)	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE
Commercial, financial and agricultural	82,254	7.4%	99,864	9.1%
Installment	63,765	5.7	70,783	6.5
Real estate – mortgage	771,925	69.1	711,747	65.3
Real estate – construction	198,732	17.8	208,083	19.1

TOTAL	$1,116,676	100.0%	$1,090,477	100.0%

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Loans are the largest component of the Company’s assets and are its primary source of income. The Company’s loan portfolio, net of allowance for possible loan losses, increased 2.0% as of year end 2009 when compared to year end 2008. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31, 2009 and 2008.
As represented in the table, primary loan growth was in real estate mortgage loans and offset by a decrease in commercial, financial and agricultural loans. Real estate mortgage loans increased 8.5% in 2009 and comprised 69.1% of the total loan portfolio at December 31, 2009, compared to 65.3% at December 31, 2008. Management believes the increase in real estate mortgage loans was primarily due to the continued favorable interest rate environment, favorable population growth in the Company’s market areas, and the Company’s ability to increase its market share of such loans while maintaining its loan underwriting standards. Commercial, financial and agricultural loans decreased 17.6% in 2009 and comprised 7.4% of the total loan portfolio at December 31, 2009, compared to 9.1% at December 31, 2008. Real estate construction loans decreased 4.5% in 2009 and comprised 17.8% of the portfolio at December 31, 2009, compared to 19.1% at December 31, 2008. The decrease in real estate construction loans during 2009 reflected the overall decrease in such loans in the overall economy.
Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2009, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.
Non-performing loans, which include non-accrual loans, loans 90 days past due and renegotiated loans totaled $29,583,000 at December 31, 2009, an increase from $14,124,000 at December 31, 2008, resulting from a $15,106,000, or 145.0%, increase in non-accrual loans. Non-accrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management’s evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower’s ability to pay. Non-accrual loans totaled $25,514,000 at December 31, 2009 compared to $10,408,000 at December 31, 2008. Included in the increase of non-performing loans and non-accrual loans is one relationship which makes up approximately 50% of the non-accrual loans. This relationship is real estate secured and currently has a loan to value of approximately 60%. The increase in non performing loans relates primarily to the overall deterioration of the economic conditions relating to real estate secured loans. Management believes that it is probable that it will incur losses on these loans but believes that these losses should not exceed the amount in the allowance for loan losses already allocated to loan losses, unless there is further deterioration of local real estate values. At December 31, 2009, the Company had $4,465,000 in commercial real estate loans that were modified in troubled debt restructurings and impaired.
A loan is considered impaired, in accordance with the impairment accounting guidance (FASB ASC 310-10-35-16), when the current net worth and financial capacity of the borrower or of the collateral pledged, if any, is viewed as inadequate and it is probable that the Company will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Company will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Company’s criteria for nonaccrual status. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company shall recognize impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses.
The Company considers all loans subject to the provisions of FASB ASC 310-10-35-16 that are on nonaccrual status to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Delays or shortfalls in loan payments are evaluated with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower’s financial condition, collateral, liquidation value, and other factors that affect the borrower’s ability to pay.
The Company also internally classifies loans which, although current, management questions the borrower’s ability to comply with the present repayment terms of the loan agreement. These internally classified loans totaled $62,700,000, which included the Company’s non-performing loans, at December 31, 2009 as compared to $27,799,000 at December 31, 2008. Of the internally classified loans at December 31, 2009, $58,174,000 are real estate related loans and $4,526,000 are various other types of loans. Included in the internally classified loans is one relationship, which makes up approximately 50 % of the non-accrual loans (a component of internally classified loans), which is a real estate secured loan with a loan to value of approximately 60%.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The internally classified loans as a percentage of the allowance for possible loan losses were 460.5% and 229.0%, respectively, at December 31, 2009 and 2008.
The allowance for possible loan losses is discussed under “Critical Accounting Policies” and “Provision for Possible Loan Losses.” The Company maintains its allowance for possible loan losses at an amount believed by management to be adequate to provide for the possibility of loan losses in the loan portfolio.
Essentially all of the Company’s loans were from Wilson, DeKalb, Smith, Trousdale, Davidson, Rutherford and adjacent counties. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment as well as by identification of credit risks. At December 31, 2009, no single industry segment accounted for more than 10% of the Company’s portfolio other than real estate loans.
The Company’s management believes there is an opportunity to continue to increase the loan portfolio in the Company’s primary market area. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending. Although it is the Company’s objective to achieve a loan portfolio equal to approximately 85% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will likely determine the size of the loan portfolio in a given economic climate. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell some of the loans it generates to other financial institutions if the transaction profits the Company and improves the liquidity of the loan portfolio or if the size of the loan exceeds the Company’s lending limits.
Securities
Securities increased 27.5% to $261,817,000 at year-end 2009 from $205,260,000 at December 31, 2008, and comprised the second largest and other primary component of the Company’s earning assets. The increase was 27.5% from year end 2008 to 2009 and 21.5% from year end 2007 to year end 2008. The increase was attributed to the Bank’s deposit growth exceeding its loan growth during 2009. The average yield of the securities portfolio at December 31, 2009 was 3.65% with an average maturity of 7.0 years, as compared to an average yield of 5.41% and an average maturity of 11.3 years at December 31, 2008.
Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Trading securities are recorded at fair value with changes in fair value included in earnings. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
FASB issued accounting guidance related to the recognition and presentation of other-than-temporary impairment (“Pending Content” of FASB ASC 320-10) on April 1, 2009. See the “Impact of New Accounting Standards” section for additional information.
Prior to the adoption of the accounting guidance on April 1, 2009, management considered, in determining whether other-than-temporary impairment exists, (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Management evaluates the impairment of securities monthly to determine if an other-than-temporary impairment exists.
For equity securities, when the Company has decided to sell an impaired available-for-sale security and the entity does not expect the fair value of the security to fully recover before the expected time of sale, the security is deemed other-than-temporarily impaired in the period in which the decision to sell is made. The Company recognizes an impairment loss when the impairment is deemed other than temporary even if a decision to sell has not been made.
No securities have been classified as trading securities.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The Company’s classification of securities as of December 31, 2009 and December 31, 2008 is as follows:

	December 31, 2009		December 31, 2009
	Held-To-Maturity		Available-For-Sale
	Amortized	Estimated	Amortized	Estimated
(In Thousands)	Cost	Market Value	Cost	Market Value
U.S. Government and Federal Agencies	$—	—	$1,000	1,005
U.S. Government-sponsored enterprises(GSEs)*	—	—	246,541	245,692
Mortgage-backed :
Government-sponsored enterprises (GSEs)*residential	14	14	1,349	1,386
Obligations of state and political Subdivision	12,156	12,594	1,522	1,564

	$12,170	$12,608	$250,412	249,647

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association

	December 31, 2008		December 31, 2008
	Held-To-Maturity		Available-For-Sale
	Amortized	Estimated	Amortized	Estimated
(In Thousands)	Cost	Market Value	Cost	Market Value
U.S. Treasury and other
U.S. Government agencies and Corporations	$—	$—	$146,876	$145,758
Obligations of states and political Subdivisions	11,074	11,003	1,523	1,447
Mortgage-backed securities	19	18	46,688	46,962

	$11,093	11,021	$195,087	$194,167

The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number
	Fair	Unrealized	of	Fair	Unrealized	Number of	Fair	Unrealized
	Value	Losses	Securities	Value	Losses	Securities	Value	Losses
Held to Maturity Securities:
Debt securities:
Mortgage-backed:
GSE residential	$2	$—	1	$9	$—	1	$11	$—
Obligations of states And political subdivisions	599	9	2	1,040	—	4	1,639	20

	$601	$9	3	$1,049	$11	5	$1,650	$20

Available for Sale Securities:
Debt securities:
U.S. Government and Federal agencies	$—	$—	—	$—	$—	—	$—	$—
GSEs	149,048	1,401	35	2,906	84	1	151,954	1,485
Mortgage-backed:
GSE residential	—	—	—	4	—	2	4	—
Obligations of states And political subdivisions	—	—	—	—	—	—	—	—

	$149,048	$1,401	35	$2,910	$84	3	$151,958	$1,485

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
Deposits
The increases in assets in 2009 and 2008 were funded primarily by increases in deposits along with proceeds from the calling of a portion of the Company’s investment securities. Total deposits, which are the principal source of funds for the Company, totaled $1,310,706,000 at December 31, 2009 compared to $1,248,500,000 and $1,182,590,000 at December 31, 2008 and 2007, respectively. The Company has targeted local consumers, professionals and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Smith County, Rutherford County and Trousdale County areas are attractive economic markets offering growth opportunities for the Company; however, the Company competes with several larger bank holding companies that have bank offices in these counties and, therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.
The $62,206,000, or 5.0%, growth in deposits in 2009 reflected increases in several deposit categories. Total certificates of deposit (including individual retirement accounts) increased $18,978,000, or 2.6%, to $755,121,000, while money market accounts increased $6,084,000, or 2.8%, to $224,742,000. NOW accounts increased $27,993,000, or 16.6%, to $196,239,000 and demand deposits increased $4,152,000, or 4.6%, to $94,947,000. The average rate paid on average total interest-bearing deposits was 2.6% for 2009, compared to 3.5% for 2008 reflecting a reduction in short-term interest rates and an improvement in our ability to manage certificates of deposits. The average rate paid in 2007 was 4.3%. Competitive pressure from other banks in our market area relating to deposit pricing continues to adversely affect the rates paid on deposit accounts as it limits our ability to reduce deposit rates in line with short-term rates. The shift by customers to longer term deposit accounts, which earn interest at higher rates, also adversely affected our deposit costs in 2009. The ratio of average loans to average deposits was 86.2% in 2009, 85.5% in 2008, and 81.4% in 2007. The Company anticipates that during 2010 deposits will shift to shorter term time deposits due to the current rate environment in anticipation of a possible rate increase beginning in 2011.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Contractual Obligations
The Company has the following contractual obligations as of December 31, 2009:

	Less than 1			More than 5
(In Thousands)	Year	1 –3 Years	3-5 Years	Years	Total

Long-Term Debt	$13	—	—	—	13
Operating Leases	139	183	44	4	370
Purchases	—	—	—	—	—
Other Long-Term Liabilities	—	—	—	—	—

Total	$152	$183	$44	$4	$383

Long-term debt contractual obligations consist of advances from the Federal Home Loan Bank. The Company leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of these non cancellable leases are included in operating lease obligations.
Off Balance Sheet Arrangements
At December 31, 2009, the Company had unfunded loan commitments outstanding of $13.2 million, unfunded lines of credit of $152.7 million and outstanding standby letters of credit of $17.6 million. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee since many of these commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. If needed to fund these outstanding commitments, the Company’s bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company’s bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned below, Wilson Bank has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, investment security maturities and short-term borrowings.
Liquidity and Asset Management
The Company’s management seeks to maximize net interest income by managing the Company’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense associated with extending liability maturities. Liquid assets include cash and cash equivalents and investment securities and money market instruments that will mature within one year. At December 31, 2009, the Company’s liquid assets totaled approximately $177.3 million.
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

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The Company’s primary source of liquidity is a stable core deposit base. In addition, short-term borrowings, loan payments and investment security maturities provide a secondary source. At December 31, 2009, the Company had a liability sensitive position (a negative gap) for 2009. Liability sensitivity means that more of the Company’s liabilities are capable of re-pricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing.
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
The Company’s securities portfolio consists of earning assets that provide interest income. For those securities classified as held-to-maturity, the Company has the ability and intent to hold these securities to maturity or on a long-term basis. Securities classified as available-for-sale include securities intended to be used as part of the Company’s asset/liability strategy and/or securities that may be sold in response to changes in interest rate, prepayment risk, the need or desire to increase capital and similar economic factors. At December 31, 2009, securities totaling approximately $2.1 million mature or will be subject to rate adjustments within the next twelve months.
A secondary source of liquidity is the Company’s loan portfolio. At December 31, 2009, loans totaling approximately $483.1 million either will become due or will be subject to rate adjustments within twelve months from that date. Continued emphasis will be placed on structuring adjustable rate loans.
As for liabilities, certificates of deposit of $100,000 or greater totaling approximately $286.0 million will become due or reprice during the next twelve months. Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal accounts, money market demand accounts, demand deposit and regular savings. Management anticipates that there will be no significant withdrawals from these accounts in the future.
The following table shows the rate sensitivity gaps for different time periods as of December 31, 2009:
Interest Rate Sensitivity Gaps

				One Year
December 31, 2009	1-90	91-180	181-365	And
(In Thousands)	Days	Days	Days	Longer	Total

Interest-earning assets	$270,038	85,629	143,092	891,808	1,390,567
Interest-bearing liabilities	715,043	150,186	172,571	184,471	1,222,271

Interest-rate sensitivity gap	$(445,005)	(64,557)	(29,479)	707,337	168,296

Cumulative gap	$(445,005)	(509,562)	(539,041)	168,296

The Company also uses a simulation modeling to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. Senior management meets quarterly to analyze the interest rate shock simulation. The interest rate simulation model is based on a number of assumptions. The assumptions relate primarily to loan and deposit growth, asset and liability prepayments, the call features of investment securities, interest rates and balance sheet management strategies. As of December 31, 2009, a +200 basis point rate shock was forecast to decrease net interest income an estimated $7.6 million, or 15.1%, over the next twelve months, as compared to rates remaining stable. In addition, the +200 basis point rate shock is estimated to decrease the volatility of equity capital by 25.4%. A -200 basis point rate shock is not considered to be an effective shock considering the current short-term rate environment.
At the present time there are no known trends or any known commitments, demands, events or uncertainties that will result in, or that are reasonably likely to result in, the Company’s liquidity changing in any material way.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Capital Resources, Capital Position and Dividends
Capital
At December 31, 2009, total shareholders’ equity was $139,557,000, or 9.5% of total assets, which compares with $129,118,000, or 9.2% of total assets, at December 31, 2008, and $118,185,000, or 8.9% of total assets, at December 31, 2007. The dollar increase in shareholders’ equity during 2009 reflects (i) the Company’s net income of $11,567,000 less cash dividends of $.62 per share totaling $4,379,000, (ii) the issuance of 95,403 shares of common stock for $3,459,000, as reinvestment of cash dividends, (iii) the issuance of 29,630 shares of common stock pursuant to exercise of stock options for $371,000, (iv) the repurchase of 19,493 shares by the Company for $697,000, (v) the net unrealized gain on available-for-sale securities of $96,000, and (vi) a stock based compensation expense of $22,000.
The Company’s principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Company and its subsidiary bank. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which Wilson Bank has none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. The risk-based capital guidelines require Wilson Bank and the Company to have a total risk-based capital ratio of 8.0% and a Tier I risk-based capital ratio of 4.0%. Set forth below is the Company’s and Wilson Bank’s capital ratios as of December 31, 2009 and 2008. Institutions which have a Tier I leverage capital ratio of at least 5%, a Tier I risk-based capital ratio of at least 5%, and a total risk-based capital ratio of at least 10% are defined as “well capitalized”. Management believes it can adequately capitalize its growth for the next few years with retained earnings and dividends reinvested.

					Minimum To Be Well
					Capitalized Under
			Minimum Capital		Prompt Corrective Action
	Actual		Requirements		Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2009
Total capital to risk Weighted assets:
Consolidated	$149,678	12.2%	$98,149	8.0%	N/A	N/A
Wilson Bank	149,340	12.2	97,927	8.0	$122,410	10.0%

Tier 1 capital to risk Weighted assets:
Consolidated	$134,320	10.9%	$49,292	4.0%	N/A	N/A
Wilson Bank	133,982	10.9	49,168	4.0	73,752	6.0

Tier 1 capital To average assets
Consolidated	$134,320	9.3	57,772	4.0	N/A	N/A
Wilson Bank	133,482	9.3	57,412	4.0	71,764	5.0

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

					Minimum To Be Well
					Capitalized Under
			Minimum Capital		Prompt Corrective Action
	Actual		Requirements		Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2008
Total capital to risk Weighted assets:
Consolidated	$137,442	12.5%	$87,963	8.0%	N/A	N/A
Wilson Bank	136,672	12.5	87,470	8.0	$109,338	10.0%

Tier 1 capital to risk Weighted assets:
Consolidated	$124,881	11.4%	$43,818	4.0%	N/A	N/A
Wilson Bank	124,111	11.4	43,933	4.0	65,900	6.0

Tier 1 capital to average assets
Consolidated	$124,881	9.0%	55,503	4.0%	N/A	N/A
Wilson Bank	124,111	8.9	55,780	4.0	69,725	5.0
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
Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both short term and long term earnings through funds management/interest rate risk management. The Company’s rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2009.

	(Dollars in Thousands)
	Expected Maturity Date - Year Ending December 31,							Fair
	2010	2011	2012	2013	2014	Thereafter	Total	Value
Earning assets:

Loans, net of unearned interest:
Variable rate	$75,889	$11,296	$24,643	$11,791	$14,429	$518,432	$656,480	$656,480
Average interest rate	5.58%	6.20%	6.76%	6.23%	6.20%	6.37%	6.16%

Fixed rate	218,300	60,560	43,911	41,164	36,546	58,300	458,781	480,682
Average interest rate	6.02%	9.24%	8.17%	7.9%	7.2%	5.91%	6.12%

Securities	2,112	18,211	23,346	16,164	16,224	186,525	262,582	262,255
Average interest rate	3.99%	2.31%	2.00%	2.78%	2.68%	5.41%	4.29%

Loans held for sale	5,027	—	—	—	—	—	5,027	5,027
Average interest rate	3.70%	—	—	—	—	—	3.70%

Federal funds sold	5,450	—	—	—	—	—	5,450	5,450
Average interest rate	.26%	—	—	—	—	—	.26%

Interest-bearing deposits	1,031,288	98,544	76,359	3,847	5,573	148	1,215,759	1,221,150
Average interest rate	2.78%	3.44%	3.11%	3.70%	3.11%	3.05%	2.56%

Securities sold under repurchase agreements	6,499	—	—	—	—	—	6,499	6,499
Average interest rate		1.67%	—	—	—	—	—	1.67%

Advances from Federal
Home Loan Bank	13	—	—	—	—	—	13	13
Average interest rate	7.09%	—	—	—	—	—	7.09%
Impact of Inflation
Although interest rates are significantly affected by inflation, the inflation rate is believed to be immaterial when reviewing the Company’s results of operations.
Disclosures About Fair Value of Financial Instruments
During the first quarter of 2008, the Company adopted FASB ASC 820 “Fair Value Measurements,” which establishes a fair value hierarchy and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1:
Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2:
Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may based on quoted prices for similar assets or liabilities; quoted prices in market that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Level 3:
Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

Except for marketable securities, other real estate, and repossessed assets, the Company does not account for any other assets or liabilities using fair value. Substantially all marketable securities are considered Level 2 assets since their fair values are determined using observable pricing inputs. Impaired loans, other real estate, and repossessed assets are considered Level 3 assets.
Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2009
		Quoted Prices in
	Carrying Value at	Active Markets	Significant*	Significant
	December 31,	for Identical	Other Observable	Observable
(in Thousands)	2009	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Available-for-sale Securities	$249,647	$1,005	$248,642	—
Impaired loans	40,492	—	—	40,492
Other real estate	3,924	—	—	3,924
Repossessed assets	22	—	—	22
Available-for-sale securities are measured on a recurring basis and are obtained from an independent pricing service. The fair values are based on quoted market prices of comparable securities, broker quotes or comprehensive interest rate tables and pricing matrices.
The Company does not measure any liabilities at fair value on a recurring basis.
The following table below presents, for the year ended December 31, 2009, the changes in Level 3 assets and liabilities that are measured at fair value on a recurring basis.

	Assets	Liabilities

Fair value, January 1, 2009	$1,398	—
Total realized gains included in income	99	—
Purchases, issuances and settlements, net	—	—
Transfers in and/or (out) of Level 3	—	—

Fair value December 31, 2009	$1,497	$—

Total realized gains (losses) included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31, 2009	$—	$—

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Assets Measured at Fair Value on a Nonrecurring Basis
Under certain circumstances we make adjustments to fair value for our assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at December 31, 2009, for which a nonrecurring change in fair value has been recorded:

		Fair Value Measurements at December 31, 2009
		Quoted Prices	Significant
	Carrying	in Active	Other	Significant
	Value at	Markets for	Observable	Observable
	December 31,	Identical Assets	Inputs	Inputs
(in 000’s)	2009	(Level 1)	(Level 2)	(Level 3)

Assets:
Impaired loans	$40,492	—	—	40,492
Other real estate	3,924	—	—	3,924
Repossessed assets	22	—	—	22

	$44,438	—	—	44,438

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
FASB ASC 825-10-50-10 specifies that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. Accordingly, these considerations have not been incorporated into the fair value estimates.
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
The estimated maturity for mortgages is modified from the contractual terms to give consideration to management’s experience with prepayments. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented in the financial statements would be indicative of the value negotiated in an actual sale.
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

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Deposit Liabilities
The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. Under the provision of FASB ASC 825-10-50-10, the fair value estimates for deposits does not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.
Securities Sold Under Repurchase Agreements
The securities sold under repurchase agreements are payable upon demand. For this reason the carrying amount is a reasonable estimate of fair value.
Advances from Federal Home Loan Bank
The fair value of the advances from the Federal Home Loan Bank are estimated by discounting the future cash outflows using the current market rates.
Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written
Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are generally made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods extending from one to two years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit, and the amounts unearned at December 31, 2009 and 2008 are insignificant. Accordingly, these commitments have no carrying value, and management estimates the commitments to have no significant fair value.
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
Impact of New Accounting Standards
The Company adopted new accounting guidance for interim disclosures about fair value of financial instruments (“Pending Content” of FASB ASC 825, Financial Instruments). This recent accounting guidance requires disclosure of qualitative and quantitative information about the fair value of all financial instruments on a quarterly basis, including methods and significant assumptions used to estimate fair value during the period. These disclosures were previously only required annually. The adoption of this guidance had no effect on how the Company accounts for these instruments.
Effective April 1, 2009, the Company adopted the new accounting guidance related to recognition and presentation of other-than-temporary impairment (“Pending Content” of FASB ASC 320-10). This recent accounting guidance amends the recognition guidance for other-than-temporary impairments of debt securities and expands the financial statement disclosures for other-than-temporary impairment loses on debt and equity securities. The recent guidance replaced the “intent and ability” indication in current guidance by specifying that (a) if a company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more likely than not, the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security. The adoption of this guidance did not have an impact on the Company’s financial statements.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The Company adopted new accounting guidance for disclosures about derivative instruments and hedging activities (“Pending Content” of FASB ASC 815-10). The recent derivatives and hedging activities accounting guidance requires expanded qualitative, quantitative and credit-risk disclosures about derivatives and hedging activities and their effects on the Company’s financial position, financial performance and cash flows. This guidance is effective for the Company’s financial statements for the year beginning on January 1, 2009. The adoption of the recent derivative and hedging activities accounting guidance did not impact the Company’s financial condition or results of operations.
The Company adopted new accounting guidance related to noncontrolling interests in consolidated financial statements (“Pending Content” of FASB ASC 810, Consolidation). The recent consolidation accounting guidance requires all entities to report noncontrolling (i.e. minority) interests in subsidiaries as equity in the Consolidated Financial Statements and to account for transactions between an entity and noncontrolling owners as equity transactions if the parent retains its controlling financial interest in the subsidiary. The recent guidance also requires expanded disclosure that distinguishes between the interests of the controlling owners and the interests of the noncontrolling owners of a subsidiary. This consolidation accounting guidance was effective for the Company’s financial statements for the year beginning on January 1, 2009. The adoption had no effect on the Company’s financial statements.
The Company adopted accounting guidance related to fair value measurements and disclosures (FASB ASC 820, Fair Value Measurements and Disclosures). This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The effect of adoption was not material.
The Company adopted accounting guidance related to the fair value option for financial assets and financial liabilities (FASB ASC 825, Financial Instruments). This guidance provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This guidance was effective for the Company on January 1, 2008. The adoption did not have a material effect on the Company’s financial statements.
FASB issued ASU 2009-05 (“Pending Content” of FASB ASC 820) which describes the valuation techniques companies should use to measure the fair value of liabilities for which there is limited observable market data. If a quoted price in an active market is not available for an identical liability, an entity should use one of the following approaches: (1) the quoted price of the identical liability when traded as an asset, (2) quoted prices for similar liabilities or similar liabilities when traded as an asset, or (3) another valuation technique that is consistent with the accounting guidance in FASB ASC 820 for fair value measurements and disclosures. When measuring the fair value of liabilities, this guidance reiterates that companies should apply valuation techniques that maximize the use of relevant observable inputs, which is consistent with existing accounting provisions for fair value measurements. In addition, this guidance clarifies when an entity should adjust quoted prices of identical or similar assets that are used to estimate the fair value of liabilities. This guidance is effective for the Company as of December 31, 2009, with adoption applied prospectively. The Company anticipates no material impact on the financial statements as a result of adopting this standard.
In addition, the following accounting pronouncements were issued by FASB, but are not yet effective.
FASB issued accounting guidance (FASB Statement No. 166) which modifies certain guidance contained in the Transfers and Servicing topic of FASB ASC 860. This standard eliminates the concept of qualifying special purpose entities, provides guidance as to when a portion of a transferred financial asset can be evaluated for sale accounting, provides additional guidance with regard to accounting for transfers of financial assets and requires additional disclosures. This guidance is effective for the Company as of January 1, 2010, with adoption applied prospectively for transfers that occur on and after the effective date. The Company anticipates no material impact on the financial statements as a result of adopting this standard.
FASB also amended several key consolidation provisions related to Variable interest entities (VIEs) (FASB Statement No. 167), which are included in the Consolidation topic of FASB ASC (FASB ASC 810). First, the scope of the recent guidance includes entities that are currently designated as qualifying special purpose entities (QSTEs). Second, this guidance changes the approach companies use to identify the VIEs for which they are deemed to be the primary beneficiary and are required to consolidate. Under existing rules, the primary beneficiary is the entity that absorbs the majority of a VIEs losses and receives the majority of the VIE’s returns. The guidance identifies a VIE’s primary beneficiary as the entity that has the power to direct the VIE’s significant activities, and has an obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. Third, this guidance requires companies to continually reassess whether they are the primary beneficiary of a VIE.
Existing rules only require companies to reconsider primary beneficiary conclusions when certain triggering events have occurred. This guidance requires additional disclosures about VIEs. The recent guidance is effective for the Company as of January 1, 2010, and applies to all current QSPEs and VIEs and VIEs created after the effective date. The Company anticipates no material impact on the financial statements as a result of adopting this standard.

WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

	In Thousands, Except Per Share Information
	As Of December 31,
	2009	2008	2007	2006	2005
CONSOLIDATED BALANCE SHEETS:
Total assets end of year	$1,464,008	1,406,786	1,334,245	1,230,285	1,052,263
Loans, net	$1,098,614	1,077,047	988,053	880,670	801,705
Securities	$261,817	205,260	223,381	183,830	153,838
Deposits	$1,310,706	1,248,500	1,182,590	1,086,729	929,589
Stockholders’ equity	$139,557	129,118	118,185	106,168	95,110

	Years Ended December 31,
	2009	2008	2007	2006	2005

CONSOLIDATED STATEMENTS OF EARNINGS:
Interest income	$80,126	86,357	85,882	70,690	56,318
Interest expense	30,795	40,392	45,721	32,378	22,150

Net interest income	49,331	45,965	40,161	38,312	34,168

Provision for loan losses	7,828	6,718	4,145	3,806	1,136

Net interest income after provision for loan losses	41,503	39,247	36,016	34,506	33,032
Non-interest income	13,359	12,006	10,636	9,486	8,218
Non-interest expense	36,115	32,814	29,477	26,746	23,407

Earnings before income taxes	18,747	18,439	17,175	17,246	17,843

Income taxes	7,180	7,041	6,239	6,671	6,847

Net earnings	$11,567	11,398	10,936	10,575	10,996

Minority interest in net earnings of subsidiaries	$—	—	—	—	236

Cash dividends declared	$4,379	4,168	2,306	4,525	3,996

PER SHARE DATA: (1)
Basic earnings per common share	$1.63	1.63	1.58	1.56	1.70
Diluted earnings per common share	$1.63	1.62	1.58	1.55	1.69
Cash dividends	$0.62	0.60	0.34	0.68	0.64
Book value	$19.53	18.34	17.09	15.55	14.28

RATIOS:
Return on average stockholders’ equity	8.60%	9.26%	9.86%	10.51%	12.59%
Return on average assets (2)	0.81%	0.82%	0.85%	0.95%	1.12%
Capital to assets (3)	9.53%	9.18%	8.86%	8.63%	9.04%
Dividends declared per share as percentage of basic earnings per share	38.04%	36.81%	21.52%	43.27%	37.44%

(1)	Per share data has been retroactively adjusted to reflect a 4 for 3 split which occurred effective May 7, 2007.

(2)	Includes minority interest earnings of consolidated subsidiaries in numerator in 2005.

(3)	Includes minority interest of consolidated subsidiaries in numerator in 2005.

WILSON BANK HOLDING COMPANY
Consolidated Financial Statements
December 31, 2009 and 2008
(With Independent Auditor’s Report Thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Wilson Bank Holding Company:
We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009. We also have audited Wilson Bank Holding Company and Subsidiary’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treasury Commission (COSO). Wilson Bank Holding Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financing reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiary as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Wilson Bank Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
/s/ Maggart & Associates, P.C.
Nashville, Tennessee
January 19, 2010

WILSON BANK HOLDING COMPANY
Consolidated Balance Sheets
December 31, 2009 and 2008

	Dollars In Thousands
	2009	2008

ASSETS

Loans, net of allowance for loan losses of $16,647 and $12,138 respectively	$1,098,614	1,077,047
Securities:
Held-to-maturity, at amortized cost (market value $12,608 and $11,021, respectively)	12,170	11,093
Available-for-sale, at market (amortized cost $250,412 and $195,087, respectively)	249,647	194,167

Total securities	261,817	205,260

Loans held for sale	5,027	3,541
Federal funds sold	5,450	21,170
Restricted equity securities, at cost	3,012	3,100

Total earning assets	1,373,920	1,310,118

Cash and due from banks	26,062	38,073
Premises and equipment, net	30,865	31,035
Accrued interest receivable	7,563	8,357
Deferred income taxes	5,457	3,578
Other real estate	3,924	4,993
Goodwill	4,805	4,805
Other intangible assets, net	904	1,300
Other assets	10,508	4,527

Total assets	$1,464,008	1,406,786

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,310,706	1,248,500
Securities sold under repurchase agreements	6,499	7,447
Advances from Federal Home Loan Bank	13	13,811
Accrued interest and other liabilities	7,233	7,910

Total liabilities	1,324,451	1,277,668

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 10,000,000 shares, 7,147,582 and 7,042,042 shares issued and outstanding, respectively	14,295	14,084
Additional paid-in capital	41,022	38,078
Retained earnings	84,712	77,524
Net unrealized losses on available-for-sale securities, net of income taxes of $293 and $352, respectively	(472)	(568)

Total stockholders’ equity	139,557	129,118

COMMITMENTS AND CONTINGENCIES

Total liabilities and stockholders’ equity	$1,464,008	1,406,786

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Earnings
Three Years Ended December 31, 2009

	Dollars In Thousands (except per share data)
	2009	2008	2007
Interest income:
Interest and fees on loans	$70,061	73,731	71,945
Interest and dividends on securities:
Taxable securities	9,069	10,942	10,398
Exempt from Federal income taxes	483	542	585
Interest on loans held for sale	276	187	253
Interest on Federal funds sold	82	773	2,524
Interest and dividends on restricted equity securities	155	182	177

Total interest income	80,126	86,357	85,882

Interest expense:
Interest on negotiable order of withdrawal accounts	2,428	3,628	2,858
Interest on money market accounts and other savings accounts	3,455	4,285	7,019
Interest on certificates of deposit and individual retirement accounts	24,390	31,607	34,746
Interest on securities sold under repurchase agreements	105	180	342
Interest on advances from Federal Home Loan Bank	416	688	756
Interest on Federal funds purchased	1	4	—

Total interest expense	30,795	40,392	45,721

Net interest income before provision for loan losses	49,331	45,965	40,161
Provision for loan losses	(7,828)	(6,718)	(4,145)

Net interest income after provision for loan losses	41,503	39,247	36,016
Non-interest income	13,359	12,006	10,636
Non-interest expense	(36,115)	(32,814)	(29,477)

Earnings before income taxes	18,747	18,439	17,175

Income taxes	7,180	7,041	6,239

Net earnings	$11,567	11,398	10,936

Basic earnings per common share	$1.63	1.63	1.58

Diluted earnings per common share	$1.63	1.62	1.58

Weighted average common shares outstanding:
Basic	7,101,084	6,996,442	6,901,447

Diluted	7,112,316	7,025,821	6,937,441

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Comprehensive Earnings
Three Years Ended December 31, 2009

	Dollars In Thousands
	2009	2008	2007

Net earnings	$11,567	11,398	10,936

Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $250,000, $23,000 and $651,000, respectively	405	(36)	1,049
Reclassification adjustment for net gains included in net earnings, net of taxes of $191,000 and $88,000 in 2009 and 2008, respectively	(309)	(143)	—

Other comprehensive earnings (losses)	96	(179)	1,049

Comprehensive earnings	$11,663	11,219	11,985

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Changes in Stockholders’ Equity
Three Years Ended December 31, 2009

	Dollars In Thousands
				Net Unrealized
		Additional		Gain (Loss) On
	Common	Paid-In	Retained	Available-For-
	Stock	Capital	Earnings	Sale Securities	Total
Balance December 31, 2006	$10,244	35,624	61,738	(1,438)	106,168
Cash dividends declared, $.34 per share	—	—	(2,306)	—	(2,306)
Issuance of 53,518 shares of stock pursuant to dividend reinvestment plan	107	2,007	—	—	2,114
Issuance of 1,724,425 shares of stock pursuant to a 4 for 3 stock split	3,450	(3,450)	—	—	—
Issuance of 16,107 shares of stock pursuant to exercise of stock options	32	171	—	—	203
Share based compensation expense	—	21	—	—	21
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $651	—	—	—	1,049	1,049
Net earnings for the year	—	—	10,936	—	10,936

Balance December 31, 2007	13,833	34,373	70,368	(389)	118,185
Cash dividends declared, $.60 per share	—	—	(4,168)	—	(4,168)
Issuance of 108,132 shares of stock pursuant to dividend reinvestment plan	216	3,487	—	—	3,703
Cumulative effect of change in accounting principle related to deferred compensation plan, net of taxes of $46	—	—	(74)	—	(74)
Issuance of 17,520 shares of stock pursuant to exercise of stock options	35	197	—	—	232
Share based compensation expense	—	21	—	—	21
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $111	—	—	—	(179)	(179)
Net earnings for the year	—	—	11,398	—	11,398

Balance December 31, 2008	14,084	38,078	77,524	(568)	129,118
Cash dividends declared, $.62 per share	—	—	(4,379)	—	(4,379)
Issuance of 95,403 shares of stock pursuant to dividend reinvestment plan	191	3,268	—	—	3,459
19,493 common shares repurchased	(39)	(658)	—	—	(697)
Issuance of 29,630 shares of stock pursuant to exercise of stock options	59	312	—	—	371
Share based compensation expense	—	22	—	—	22
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $59	—	—	—	96	96
Net earnings for the year	—	—	11,567	—	11,567

Balance December 31, 2009	$14,295	41,022	84,712	(472)	139,557

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Cash Flows
Three Years Ended December 31, 2009
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2009	2008	2007
Cash flows from operating activities:
Interest received	$81,016	86,682	84,950
Fees received	10,926	11,416	10,267
Other income received	1	9	89
Proceeds from sales of loans	154,424	75,587	88,759
Origination of loans held for sale	(153,978)	(72,744)	(87,448)
Interest paid	(31,538)	(41,501)	(44,639)
Cash paid to suppliers and employees	(39,649)	(29,412)	(27,096)
Income taxes paid	(8,504)	(7,835)	(5,844)

Net cash provided by operating activities	12,698	22,202	19,038

Cash flows from investing activities:
Purchase of available-for-sale securities	(302,570	(201,831)	(124,354)
Proceeds from maturities of available-for-sale securities	191,216	131,232	85,679
Proceeds from sale of available-for-sale securities	56,452	86,378	—
Purchase of held-to-maturity securities	(3,181)	(1,659)	(979)
Proceeds from maturities of held-to-maturity securities	2,085	4,007	1,847
Loans made to customers, net of repayments	(32,989)	(103,483)	(113,248)
Purchase of bank premises and equipment	(1,505)	(2,438)	(3,423)
Proceeds from sale of fixed assets	—	—	52
Proceeds from sale of other assets	367	26	261
Proceeds from sale of other real estate	3,482	3,540	671

Net cash used in investing activities	(86,643)	(84,228)	(153,494)

Cash flows from financing activities:
Net increase in non-interest bearing, savings, NOW and money market deposit accounts	43,228	25,168	25,489
Net increase in time deposits	18,978	40,742	70,372
Decrease in securities under agreements to repurchase	(948)	(2,324)	(3,623)
Repayments of Federal Home Loan Bank advances, net	(13,798)	(1,659)	(1,622)
Dividends paid	(4,379)	(4,168)	(2,306)
Proceeds from sale of common stock pursuant to dividend reinvestment	3,459	3,703	2,114
Proceeds from sale of common stock pursuant to exercise of stock options	371	232	203
Repurchase of common shares	(697)	—	—

Net cash provided by financing activities	46,214	61,694	90,627

Net decrease in cash and cash equivalents	(27,731)	(332)	(43,829)

Cash and cash equivalents at beginning of year	59,243	59,575	103,404

Cash and cash equivalents at end of year	$31,512	59,243	59,575

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Cash Flows, Continued
Three Years Ended December 31, 2009
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2009	2008	2007

Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$11,567	11,398	10,936
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	2,167	2,125	1,981
Provision for loan losses	7,828	6,718	4,145
Provision for deferred taxes	(1,939)	(882)	93
Loss on sales of other real estate	822	398	136
Loss on sales of other assets	51	15	119
Security gains	(500)	(231)	—
Loss on restricted equity securities	88	—	—
Loss on sales of fixed assets	—	20	36
FHLB dividend reinvestment	—	(117)	(43)
Increase (decrease) in loans held for sale	(1,486)	2,493	1,031
Increase (decrease) in taxes payable	614	88	302
Increase in other assets	(6,255)	—	(103)
Decrease (increase) in accrued interest receivable	794	507	(845)
Increase (decrease) in interest payable	(743)	(1,109)	1,082
Increase (decrease) in accrued expenses	(332)	758	147
Share based compensation expense	22	21	21

Total adjustments	1,131	10,804	8,102

Net cash provided by operating activities	$12,698	22,202	19,038

Supplemental Schedule of Non-Cash Activities:

Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $59,000 in 2009, $111,000 in 2008, and $651,000 in 2007	$96	(179)	1,049

Non-cash transfers from loans to other real estate	$4,599	8,451	2,167

Non-cash transfers from other real estate to loans	$1,364	788	647

Non-cash transfers from loans to other assets	$359	108	200

Issuance of 1,724,425 shares of common stock pursuant to a 4 for 3 stock split	$—	—	3,450

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(1)	Summary of Significant Accounting Policies
The accounting and reporting policies of Wilson Bank Holding Company (“the Company”) and Wilson Bank & Trust (“Wilson Bank”) are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The following is a brief summary of the significant policies.
Accounting Standards Codification — In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162. This statement modifies the Generally Accepted Accounting Principles (“GAAP”) hierarchy by establishing only two levels of GAAP, authoritative and nonauthoritative accounting literature. Effective July 2009, the FASB Accounting Standards Codification (“ASC”), also known collectively as the “Codification”, is considered the single source of authoritative U.S. accounting and reporting standards, except for additional authoritative rules and interpretive releases issued by the Securities and Exchange Commission (“SEC”). Nonauthoritative guidance and literature would include, among other things, FASB Concepts Statements, American Institute of Certified Public Accountants Issue Papers and Technical Practice Aids and accounting textbooks. The Codification was developed to organize GAAP pronouncements by topic so that users can more easily access authoritative accounting guidance. It is organized by topic, subtopic, section, and paragraph, each of which is identified by a numerical designation. FASB ASC 105-10, “Generally Accepted Accounting Principles,” became applicable beginning in third quarter 2009. All accounting references have been updated, and therefore SFAS references have been replaced with ASC references, except for SFAS references that have not been integrated into the codification.
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
In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, other-than-temporary impairments of securities, and the fair value of financial instruments.
(d)	Significant Group Concentrations of Credit Risk
Most of the Company’s activities are with customers located within Middle Tennessee. The types of securities in which the Company invests in are included in note 3. The types of lending in which the Company engages in are included in note 2. The Company does not have any significant concentrations to any one industry or customer other than as disclosed in note 2.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(1)	Summary of Significant Accounting Policies, Continued
(e)	Loans
The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Middle Tennessee. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for unearned income, the allowance for loan losses, and any unamortized deferred fees or costs on originated loans, and premiums or discounts on purchased loans.
Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.
Generally the accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
(f)	Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(1)	Summary of Significant Accounting Policies, Continued
(f)	Allowance for Loan Losses, Continued
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.
(g)	Debt and Equity Securities
Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Trading securities are recorded at fair value with changes in fair value included in earnings. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
FASB recently issued accounting guidance related to the recognition and presentation of other-than-temporary impairment (“Pending Content” of FASB ASC 320-10). See the “Impact of New Accounting Standards” section for additional information.
Prior to the adoption of the recent accounting guidance on April 1, 2009, management considered, in determining whether other-than-temporary impairment exists, (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
For equity securities, when the Company has decided to sell an impaired available-for-sale security and the entity does not expect the fair value of the security to fully recover before the expected time of sale, the security is deemed other-than-temporarily impaired in the period in which the decision to sell is made. The Company recognizes an impairment loss when the impairment is deemed other than temporary even if a decision to sell has not been made.
No securities have been classified as trading securities.
(h)	Federal Home Loan Bank Stock
The Company, as a member of the Federal Home Loan Bank (“FHLB”) system, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. In December, 2008, the FHLB declared a moratorium on the redemption of its stock. At its discretion, the FHLB may declare dividends on the stock. However, in 2009, the FHLB suspended its first quarter 2009 dividend and disclosed that dividends for the remainder of 2009 are unlikely. Management reviews for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(1)	Summary of Significant Accounting Policies, Continued
(i)	Loans Held for Sale
Loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value. For loans carried at lower of cost or fair value, gains and losses on loans sales (sales proceeds minus carrying value) are recorded in non-interest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in non-interest income upon sale of the loan.
(j)	Premises and Equipment
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
(k)	Other Real Estate
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance [any direct write-downs] are included in net expenses from foreclosed assets.
(l)	Intangible Assets
FASB ASC 310, “Goodwill and Other Intangible Assets” requires that management determine the allocation of intangible assets into identifiable groups at the date of acquisition and appropriate amortization periods be established. Under the provisions of FASB ASC 310, goodwill is not to be amortized; rather, it is to be monitored for impairment and written down to the impairment value at the time impairment occurs. The Company has determined that no impairment loss needs to be recognized related to the goodwill.
(m)	Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds sold are purchased and sold for one-day periods. Management makes deposits only with financial institutions it considers to be financially sound.
(n)	Long-Term Assets
Premises and equipment, intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
(o)	Securities Sold Under Agreements to Repurchase
Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by Federal deposit insurance.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(1)	Summary of Significant Accounting Policies, Continued
(p)	Income Taxes
The Company accounts for Income Taxes in accordance with income tax accounting guidance (FASB ASC 740, Income Taxes). On January 1, 2007, the Company adopted accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.
The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
The Company recognizes interest and penalties on income taxes as a component of income tax expense.
(q)	Stock Options
Stock compensation accounting guidance (FASB ASC 718, Compensation — Stock Compensation) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.
The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options.
(r)	Stock Split
The Company’s Board of Directors approved a 4 for 3 stock split effective May 31, 2007. Each stockholder received four (4) shares of common stock in exchange for each three (3) shares owned with no allowance for fractional shares.
(s)	Advertising Costs
Advertising costs are expensed as incurred by the Company and totaled $802,000, $939,000 and $898,000 for 2009, 2008 and 2007, respectively.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(1)	Summary of Significant Accounting Policies, Continued
(t)	Earnings Per Share
Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.
(u)	Fair Value of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in note 23 of the consolidated financial statements. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.
(v)	Reclassifications
Certain reclassifications have been made to the 2008 and 2007 figures to conform to the presentation for 2009.
(w)	Off-Balance-Sheet Financial Instruments
In the ordinary course of business Wilson Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.
(x)	Impact of New Accounting Standards
The Company adopted new accounting guidance for interim disclosures about fair value of financial instruments (“Pending Content” of FASB ASC 825, Financial Instruments). This recent accounting guidance requires disclosure of qualitative and quantitative information about the fair value of all financial instruments on a quarterly basis, including methods and significant assumptions used to estimate fair value during the period. These disclosures were previously only required annually. The adoption of this guidance had no effect on how the Company accounts for these instruments.
Effective April 1, 2009, the Company adopted the new accounting guidance related to recognition and presentation of other-than-temporary impairment (“Pending Content” of FASB ASC 320-10). This recent accounting guidance amends the recognition guidance for other-than-temporary impairments of debt securities and expands the financial statement disclosures for other-than-temporary impairment loses on debt and equity securities. The recent guidance replaced the “intent and ability” indication in current guidance by specifying that (a) if a company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more likely than not, the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security. The adoption of this guidance did not have an impact on the Company’s financial statements.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(1)	Summary of Significant Accounting Policies, Continued
(x)	Impact of New Accounting Standards, Continued
The Company adopted new accounting guidance for disclosures about derivative instruments and hedging activities (“Pending Content” of FASB ASC 815-10). The recent derivatives and hedging activities accounting guidance requires expanded qualitative, quantitative and credit-risk disclosures about derivatives and hedging activities and their effects on the Company’s financial position, financial performance and cash flows. This guidance is effective for the Company’s financial statements for the year beginning on January 1, 2009. The adoption of the recent derivative and hedging activities accounting guidance did not impact the Company’s financial condition or results of operations.
The Company adopted new accounting guidance related to noncontrolling interests in consolidated financial statements (“Pending Content” of FASB ASC 810, Consolidation). The recent consolidation accounting guidance requires all entities to report noncontrolling (i.e., minority) interests in subsidiaries as equity in the Consolidated Financial Statements and to account for transactions between an entity and noncontrolling owners as equity transactions if the parent retains its controlling financial interest in the subsidiary. The recent guidance also requires expanded disclosure that distinguishes between the interests of the controlling owners and the interests of the noncontrolling owners of a subsidiary. This consolidation accounting guidance was effective for the Company’s financial statements for the year beginning on January 1, 2009. The adoption had no effect on the Company’s financial statements.
The Company adopted accounting guidance related to fair value measurements and disclosures (FASB ASC 820, Fair Value Measurements and Disclosures). This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The effect of adoption was not material.
The Company adopted accounting guidance related to the fair value option for financial assets and financial liabilities (FASB ASC 825, Financial Instruments). This guidance provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This guidance was effective for the Company on January 1, 2008. The adoption did not have a material effect on the Company’s financial statements.
FASB issued ASU 2009-05 (“Pending Content” of FASB ASC 820) which describes the valuation techniques companies should use to measure the fair value of liabilities for which there is limited observable market data. If a quoted price in an active market is not available for an identical liability, an entity should use one of the following approaches: (1) the quoted price of the identical liability when traded as an asset, (2) quoted prices for similar liabilities or similar liabilities when traded as an asset, or (3) another valuation technique that is consistent with the accounting guidance in FASB ASC 820 for fair value measurements and disclosures. When measuring the fair value of liabilities, this guidance reiterates that companies should apply valuation techniques that maximize the use of relevant observable inputs, which is consistent with existing accounting provisions for fair value measurements. In addition, this guidance clarifies when an entity should adjust quoted prices of identical or similar assets that are used to estimate the fair value of liabilities. This guidance is effective for the Company as of December 31, 2009, with adoption applied prospectively. The Company anticipates no material impact on the financial statements as a result of adopting this standard.
In addition, the following accounting pronouncements were issued by FASB, but are not yet effective.
FASB issued accounting guidance (FASB Statement No. 166) which modifies certain guidance contained in the Transfers and Servicing topic of FASB ASC (FASB ASC 860). This standard eliminates the concept of qualifying special purpose entities, provides guidance as to when a portion of a transferred financial asset can be evaluated for sale accounting, provides additional guidance with regard to accounting for transfers of financial assets and requires additional disclosures. This guidance is effective for the Company as of January 1, 2010, with adoption applied prospectively for transfers that occur on and after the effective date. The Company anticipates no material impact on the financial statements as a result of adopting this standard.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(1)	Summary of Significant Accounting Policies, Continued
(x)	Impact of New Accounting Standards, Continued
FASB also amended several key consolidation provisions related to Variable interest entities (VIEs) (FASB Statement No. 167), which are included in the Consolidation topic of FASB ASC (FASB ASC 810). First, the scope of the recent guidance includes entities that are currently designated as qualifying special purpose entities (QSTEs). Second, this guidance changes the approach companies use to identify the VIEs for which they are deemed to be the primary beneficiary and are required to consolidate. Under existing rules, the primary beneficiary is the entity that absorbs the majority of a VIEs losses and receives the majority of the VIE’s returns. The guidance identifies a VIE’s primary beneficiary as the entity that has the power to direct the VIE’s significant activities, and has an obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. Third, this guidance requires companies to continually reassess whether they are the primary beneficiary of a VIE. Existing rules only require companies to reconsider primary beneficiary conclusions when certain triggering events have occurred. This guidance requires additional disclosures about VIE. The recent guidance is effective for the Company as of January 1, 2010, and applies to all current QSSEs and VIEs and VIEs created after the effective date. The Company anticipates no material impact on the financial statements as a result of adopting this standard.
(2)	Loans and Allowance for Loan Losses
The classification of loans at December 31, 2009 and 2008 is as follows:

	In Thousands
	2009	2008
Mortgage loans on real estate:
Residential 1-4 family	$374,684	365,312
Multifamily	5,526	5,810
Commercial	324,824	274,309
Construction	198,732	208,083
Farmland	14,090	15,081
Second mortgages	16,847	18,091
Equity lines of credit	35,954	33,144

Total mortgage loans on real estate	970,657	919,830

Commercial loans	74,748	90,164

Agriculture loans	3,093	4,159

Consumer installment loans:
Personal	60,792	67,880
Credit cards	2,973	2,903

Total consumer installment loans	63,765	70,783

Other loans	4,413	5,541

Net deferred loan fees	(1,415)	(1,292)

Total loans	1,115,261	1,089,185

Less: Allowance for loan losses	(16,647)	(12,138)

Loans, net	$1,098,614	1,077,047

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(2)	Loans and Allowance for Loan Losses, Continued
At December 31, 2009, variable rate loans were $656,480,000 and fixed rate loans totaled $458,781,000. At December 31, 2008, variable rate and fixed rate loans totaled $639,402,000 and $449,783,000, respectively.
In the normal course of business, Wilson Bank has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $12,305,000 and $12,966,000 at December 31, 2009 and 2008, respectively. As of December 31, 2009, none of these loans were restructured, nor were any related party loans charged-off during the past three years nor did they involve more than the normal risk of collectibility or present other unfavorable features.
An analysis of the activity with respect to such loans to related parties is as follows:

	In Thousands
	December 31,
	2009	2008

Balance, January 1	$12,966	$15,889
New loans and renewals during the year	11,441	18,124
Repayments (including loans paid by renewal) during the year	(12,102)	(21,047)

Balance, December 31	$12,305	$12,966

A director of the Company performs appraisals related to certain loan customers. Fees paid to the director for these services were $359,000 in 2009, $195,000 in 2008, and $210,000 in 2007.
A loan is considered impaired, in accordance with the impairment accounting guidance (FASB ASC 310-10-35-16), when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.
Included in certain loan categories in the impaired loans are troubled debt restructurings that were classified as impaired. At December 31, 2009, the Company had $4,465,000 in commercial real estate loans that were modified in troubled debt restructurings and impaired.
The following table presents the Company’s impaired loans at December 31, 2009.

	In Thousands
	December 31,
	2009	2008

Impaired loans without a valuation allowance	$23,982	9,330

Impaired loans with a valuation allowance	21,770	1,078

Total impaired loans	$45,752	10,408

Valuation allowances related to impaired loans	$5,260	1,810

Total nonaccrual loans	$25,514	10,408

Total loans past-due ninety days or more and still accruing	$4,069	3,716

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(2)	Loans and Allowance for Loan Losses, Continued

	In Thousands
	Years Ended December 31,
	2009	2008

Average investments in impaired loans	$35,305	9,185

Interest income recognized on impaired loans during 2009 on an accrual and cash basis amounted to $892,000 and $525,000, respectively.
Had interest or nonaccrual loans been accrued, interest income would have been increased by approximately $978,000 in 2009, $370,000 in 2008 and $128,000 in 2007.
Transactions in the allowance for loan losses for the years ended December 31, 2009, 2008 and 2007 are summarized as follows:

	In Thousands
	2009	2008	2007

Balance, beginning of year	$12,138	9,473	10,209
Provision charged to operating expense	7,828	6,718	4,145
Loans charged off	(3,670)	(4,467)	(5,185)
Recoveries on losses	351	414	304

Balance, end of year	$16,647	12,138	9,473

The Company’s principal customers are primarily in the Middle Tennessee area with a concentration in Wilson County, Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral vary depending upon the purpose of the credit and the borrower’s financial condition.
In 2009, 2008 and 2007, the Company originated and sold loans in the secondary market of $153,978,000, $72,744,000 and $87,448,000, respectively. The gain on sale of these loans totaled $1,932,000, $350,000 and $280,000 in 2009, 2008 and 2007, respectively.
Of the loans sold in the secondary market, the recourse to Wilson Bank is limited. On loans sold to the Federal Home Loan Mortgage Corporation, Wilson Bank has a recourse obligation for one year from the purchase date. At December 31, 2009, there were no loans sold to the Federal Home Loan Mortgage Corporation with existing recourse. All other loans sold in the secondary market provide the purchaser recourse to Wilson Bank for a period of 90 days up to one year from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. At December 31, 2009, total loans sold with recourse to Wilson Bank, including those sold to the Federal Home Loan Mortgage Corporation, aggregated $142,521,000. At December 31, 2009, Wilson Bank had not been required to repurchase any of the loans originated by Wilson Bank and sold in the secondary market. Management expects no loss to result from these recourse provisions.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(3)	Debt and Equity Securities
Debt and equity securities have been classified in the consolidated balance sheet according to management’s intent. Debt and equity securities at December 31, 2009 consist of the following:

	Securities Held-To-Maturity
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

Mortgage-backed:
Government-sponsored enterprises (GSEs)* residential	$14	—	—	14
Obligations of states and political subdivisions	12,156	458	20	12,594

	$12,170	458	20	12,608

	Securities Available-For-Sale
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Government and Federal agencies	$1,000	5	—	1,005
U.S. Government-sponsored enterprises (GSEs)*	246,541	636	1,485	245,692
Mortgage-backed:
GSE residential	1,349	37	—	1,386
Obligations of states and political subdivisions	1,522	42	—	1,564

	$250,412	720	1,485	249,647

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association.
The Company’s classification of securities at December 31, 2008 is as follows:

	Securities Held-To-Maturity
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Obligations of states and political subdivisions	$11,074	91	162	11,003
Mortgage-backed securities	19	—	1	18

	$11,093	91	163	11,021

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(3)	Debt and Equity Securities, Continued

	Securities Available-For-Sale
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. Government agencies and corporations	$146,876	464	1,582	145,758
Obligations of states and political subdivisions	1,523	—	76	1,447
Mortgage-backed securities	46,688	330	56	46,962

	$195,087	794	1,714	194,167

The amortized cost and estimated market value of debt securities at December 31, 2009, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	In Thousands
		Estimated
	Amortized	Market
Securities Held-To-Maturity	Cost	Value

Due in one year or less	$1,112	1,126
Due after one year through five years	5,509	5,754
Due after five years through ten years	3,977	4,172
Due after ten years	1,558	1,542

	12,156	12,594
Mortgage-backed securities	14	14

	$12,170	12,608

	In Thousands
		Estimated
	Amortized	Market
Securities Available-For-Sale	Cost	Value

Due in one year or less	$1,000	1,005
Due after one year through five years	67,754	67,807
Due after five years through ten years	150,133	149,074
Due after ten years	30,176	30,375

	249,063	248,261
Mortgage-backed securities	1,349	1,386

	$250,412	249,647

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(3)	Debt and Equity Securities, Continued
Results from sales of debt and equity securities are as follows:

	In Thousands
	2009	2008	2007
Gross proceeds	$56,452	86,378	—

Gross realized gains	$551	425	—
Gross realized losses	51	194	—

Net realized gains	$500	231	—

Securities carried in the balance sheet of approximately $119,939,000 (approximate market value of $119,741,000) and $108,884,000 (approximate market value of $108,428,000) were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2009 and 2008, respectively.
Included in the securities above are $11,453,000 (approximate market value of $11,884,000) and $10,371,000 (approximate market value of $10,322,000) at December 31, 2009 and 2008, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.
Securities that have rates that adjust prior to maturity totaled $36,000 (approximate market value of $37,000) and $60,000 (approximate market value of $60,000) at December 31, 2009 and 2008, respectively.
Temporarily Impaired Securities
The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2009.
Available for sale and held to maturity securities that have been in a continuous unrealized loss position are as follows:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number			Number
			of			of
	Fair	Unrealized	Securities	Fair	Unrealized	Securities	Fair	Unrealized
	Value	Losses	Included	Value	Losses	Included	Value	Losses
Held to Maturity Securities:
Debt securities:
Mortgage-backed:
GSE residential	$2	$—	1	$9	$—	1	$11	$—

Obligations of states and political subdivisions	599	9	2	1,040	11	4	1,639	20

	$601	$9	3	$1,049	$11	5	$1,650	$20

Available-for-Sale Securities:
Debt securities:
U.S. Government and Federal agencies	$—	$—	—	$—	$—	—	$—	$—
GSEs	149,048	1,401	35	2,906	84	1	151,954	1,485

Mortgage-backed:
GSE residential	—	—	—	4	—	2	4	—

Obligations of states and political subdivisions	—	—	—	—	—	—	—	—

	$149,048	$1,401	35	$2,910	$84	3	$151,958	$1,485

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(4)	Restricted Equity Securities
Restricted equity securities consists of stock of the Federal Home Loan Bank amounting to $3,012,000 at December 31, 2009 and 2008, respectively, and the stock of Silverton Financial Services, Inc. amounting to $88,000 at December 31, 2008. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.
Due to the failure of Silverton Bank, the investment in Silverton Financial Services, Inc. was written off during 2009.
(5)	Premises and Equipment
The detail of premises and equipment at December 31, 2009 and 2008 is as follows:

	In Thousands
	2009	2008

Land	$13,384	12,424
Buildings	20,544	20,512
Leasehold improvements	140	140
Furniture and equipment	7,292	6,779
Automobiles	177	177

	41,537	40,032
Less accumulated depreciation	(10,672)	(8,997)

	$30,865	31,035

Building additions during 2008 include payments of $229,000 to a construction company owned by a director of the Company. In addition, during 2009 payments of $299,000 were made to the director for building repairs and maintenance.
Depreciation expense was $1,675,000, $1,794,000 and $1,629,000 for the years ended December 31, 2009, 2008 and 2007, respectively.
(6)	Acquired Intangible Assets and Goodwill
The intangible assets result from the excess of purchase price over the applicable book value of the net assets acquired of 50% owned subsidiaries in 2005:
Amortizable intangible assets:

	In Thousands
	2009	2008

Premium on purchased deposits	$2,787	2,787

Accumulated amortization	1,883	1,487

	$904	1,300

	For the Year Ended December 31,
	2009	2008	2007

Amortization expense	$396	396	396

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(6)	Acquired Intangible Assets and Goodwill, Continued
Estimated amortization expense:

For the Year Ended

2010	$396
2011	396
2012	112
The premium on purchased deposits is being amortized on a straight-line basis over 7 years.

	In Thousands
	2009	2008
Goodwill:
Balance at January 1,	$4,805	4,805
Goodwill acquired during year	—	—
Impairment loss	—	—

Balance at December 31,	$4,805	4,805

(7)	Other Assets

Other assets were $10,508,000 and $4,527,000 at December 31, 2009 and 2008, respectively. During 2009, the Federal Deposit Insurance Corporation (“FDIC”) required all members to prepay three years of estimated deposit insurance premiums. The Company’s assessment was $7,176,000 and is included in other assets as a prepaid expense at December 31, 2009.

(8)	Deposits
Deposits at December 31, 2009 and 2008 are summarized as follows:

	In Thousands
	2009	2008

Demand deposits	$94,947	$90,795
Savings accounts	39,657	34,658
Negotiable order of withdrawal accounts	196,239	168,246
Money market demand accounts	224,742	218,658
Certificates of deposit $100,000 or greater	336,527	334,990
Other certificates of deposit	327,660	326,235
Individual retirement accounts $100,000 or greater	41,821	28,215
Other individual retirement accounts	49,113	46,703

	$1,310,706	1,248,500

Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2009 are as follows:

(In Thousands)
Maturity	Total

2010	$570,650
2011	98,544
2012	76,359
2013	3,847
2014	5,573
Thereafter	148

$755,121

At December 31, 2009, certificates of deposit and individual retirement accounts in denominations of $100,000 or more amounted to $378,348,000 as compared to $363,205,000 at December 31, 2008.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(8)	Deposits, Continued
The aggregate amount of overdrafts reclassified as loans receivable was $354,000 and $444,000 at December 31, 2009 and 2008, respectively.

Wilson Bank is required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2009 and 2008 were approximately $2,750,000 and $15,815,000, respectively.

(9)	Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements were $6,499,000 and $7,447,000 at December 31, 2009 and 2008, respectively. The maximum amounts of outstanding repurchase agreements at any month end during 2009 and 2008 was $7,810,000 and $9,827,000, respectively. The average daily balance outstanding during 2009, 2008 and 2007 was $6,087,000, $8,682,000 and $7,804,000, respectively. The weighted-average interest rate on the outstanding balance at December 31, 2009 and 2008 was 1.67% and 1.75%, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

(10)	Advances from Federal Home Loan Bank
The advances from the Federal Home Loan Bank at December 31, 2009 and 2008 consist of the following:

	In Thousands
	December 31,
	2009		2008
		Weighted		Weighted
	Amount	Average Rate	Amount	Average Rate

Fixed-rate advances	$13	7.09%	$13,811	4.72%

Advances from the Federal Home Loan Bank are to mature as follows at December 31, 2009:

Year Ending	In Thousands
December 31,	Amount
2010	$13

These advances are collateralized by a required blanket pledge of qualifying mortgage loans.
(11)	Non-Interest Income and Non-Interest Expense
The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

	In Thousands
	2009	2008	2007
Non-interest income:
Service charges on deposits	$5,786	6,034	6,506
Other fees	5,140	5,382	3,832
Security gains, net	500	231	—
Gains on sales of loans	1,932	350	280
Other income	1	9	18

	$13,359	12,006	10,636

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(11)	Non-Interest Income and Non-Interest Expense, Continued

	In Thousands
	2009	2008	2007
Non-interest expense:
Employee salaries and benefits	$18,677	17,972	16,466
Occupancy expenses	2,481	2,288	2,111
Furniture and equipment expenses	1,421	1,541	1,434
Loss on sale of fixed assets	—	20	36
Loss on sales of other assets, net	51	15	119
Loss on sales of other real estate, net	822	398	136
Data processing expenses	1,042	1,084	974
FDIC insurance	2,504	828	129
Directors’ fees	783	807	808
Other operating expenses	8,334	7,861	7,264

	$36,115	32,814	29,477

(12)	Income Taxes
The components of the net deferred tax asset are as follows:

	In Thousands
	2009	2008
Deferred tax asset:
Federal	$6,023	4,563
State	1,007	728

	7,030	5,291

Deferred tax liability:
Federal	(1,306)	(1,422)
State	(267)	(291)

	(1,573)	(1,713)

	$5,457	3,578

The tax effects of each type of significant item that gave rise to deferred tax assets (liabilities) are:

	In Thousands
	2009	2008
Financial statement allowance for loan losses in excess of tax allowance	$6,150	4,443
Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(747)	(735)
Financial statement deduction for deferred compensation in excess of deduction for tax purposes	587	496
Financial statement income on FHLB stock dividends not recognized for tax purposes	(480)	(480)
Deposit base premium related to acquisition of minority interest	(346)	(498)
Unrealized loss on securities available-for-sale	293	352

	$5,457	3,578

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(12)	Income Taxes, Continued
The components of income tax expense (benefit) are summarized as follows:

	In Thousands
	Federal	State	Total

2009
Current	$7,591	1,528	9,119
Deferred	(1,626)	(313)	(1,939)

Total	$5,965	1,215	7,180

2008
Current	$6,620	1,303	7,923
Deferred	(758)	(124)	(882)

Total	$5,862	1,179	7,041

2007
Current	$5,199	947	6,146
Deferred	38	55	93

Total	$5,237	1,002	6,239

A reconciliation of actual income tax expense of $7,180,000, $7,041,000 and $6,239,000 for the years ended December 31, 2009, 2008 and 2007, respectively, to the “expected” tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

	In Thousands
	2009	2008	2007
Computed “expected” tax expense	$6,374	6,269	5,839
State income taxes, net of Federal income tax benefit	818	775	622
Tax exempt interest, net of interest expense exclusion	(199)	(218)	(204)
Federal income tax rate in excess of statutory rate related to taxable income over $10 million	216	187	76
Earnings on cash surrender value of life insurance	(29)	(16)	(14)
Expenses not deductible for tax purposes	25	26	51
Stock based compensation expense	7	7	7
Other	(32)	11	(138)

	$7,180	7,041	6,239

Total income tax expense for 2009 and 2008, includes $191,000 and $88,000 expense related to the realized gain and loss, respectively, on sale of securities. There were no sales of securities in 2007.

As of December 31, 2009, 2008 or 2007 the Company has not accrued or recognized interest or penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

There were no unrecognized tax benefits at December 31, 2009.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(12)	Income Taxes, Continued

Wilson Bank does not expect that unrecognized tax benefits will significantly increase or decrease within the next 12 months. Included in the balance at December 31, 2009, were approximately $7.0 million of tax positions (deferred tax assets) for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company and its subsidiary file income tax returns in the United States (“U.S.”), as well as in the State of Tennessee. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2005, which would include audits of acquired entities. The Company’s Federal tax returns have been audited through December 31, 2003 with no changes.

(13)	Commitments and Contingent Liabilities

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

Wilson Bank leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

Years Ending December 31,	In Thousands

2010	$139
2011	112
2012	71
2013	29
2014	15
Thereafter	4

$370

Total rent expense amounted to $185,000, $179,000 and $179,000, respectively, during the years ended December 31, 2009, 2008 and 2007.
The Company has lines of credit with other financial institutions totaling $35,000,000. At December 31, 2009 and 2008, there was no balance outstanding under these lines of credit.
(14)	Financial Instruments with Off-Balance-Sheet Risk

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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(14)	Financial Instruments with Off-Balance-Sheet Risk, Continued

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	In Thousands
	Contract or
	Notional Amount
	2009	2008
Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit	$152,715	189,692
Standby letters of credit	17,612	22,005

Total	$170,327	211,697

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments and the present creditworthiness of such counter parties. Such commitments have been made on terms which are competitive in the markets in which the Company operates; thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $17.6 million at December 31, 2009.

(15)	Concentration of Credit Risk

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

At December 31, 2009, the Company’s cash and due from banks and federal funds sold included commercial bank deposits aggregating $5,365,000 in excess of the Federal Deposit Insurance Corporation limit of $250,000 per depositor.

Federal funds sold were deposited with five banks.
(16)	Employee Benefit Plan

Wilson Bank has in effect a 401(k) plan (the “401(k) Plan”) which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the 401(k) Plan provide for both employee and employer contributions. For the years ended December 31, 2009, 2008 and 2007, Wilson Bank contributed $1,310,000, $1,225,000 and $1,099,000, respectively, to the 401(k) Plan.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(17)	Dividend Reinvestment Plan

Under the terms of the Company’s dividend reinvestment plan (the “DRIP”) holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 95,403 in 2009, 108,132 in 2008 and 53,518 in 2007 were sold to participants under the terms of the DRIP.

(18)	Regulatory Matters and Restrictions on Dividends

The Company and Wilson Bank are subject to regulatory capital requirements administered by the Federal Deposit Insurance Corporation, the Federal Reserve and the Tennessee Department of Financial Institutions. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2009 and 2008, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2009, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2009 and 2008, are also presented in the table:

					Minimum To Be Well
					Capitalized Under
			Minimum Capital		Prompt Corrective
	Actual		Requirement		Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2009:
Total capital to risk weighted assets:
Consolidated	$149,678	12.2%	$98,149	8.0%	N/A	N/A
Wilson Bank	149,340	12.2	97,927	8.0	$122,410	10.0%

Tier 1 capital to risk weighted assets:
Consolidated	134,320	10.9	49,292	4.0	N/A	N/A
Wilson Bank	133,982	10.9	49,168	4.0	73,752	6.0

Tier 1 capital to average assets:
Consolidated	134,320	9.3	57,772	4.0	N/A	N/A
Wilson Bank	133,482	9.3	57,412	4.0	71,764	5.0

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(18)	Regulatory Matters and Restrictions on Dividends, Continued

					Minimum To Be Well
					Capitalized Under
			Minimum Capital		Prompt Corrective Action
	Actual		Requirement		Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2008:
Total capital to risk weighted assets:
Consolidated	$137,442	12.5%	$87,963	8.0%	N/A	N/A
Wilson Bank	136,672	12.5	87,470	8.0	$109,338	10.0%

Tier 1 capital to risk weighted assets:
Consolidated	124,881	11.4	43,818	4.0	N/A	N/A
Wilson Bank	124,111	11.3	43,933	4.0	65,900	6.0

Tier 1 capital to average assets:
Consolidated	124,881	9.0	55,503	4.0	N/A	N/A
Wilson Bank	124,111	8.9	55,780	4.0	69,725	5.0
(19)	Deferred Compensation Plan

Wilson Bank provides its executive officers a deferred compensation plan (the “Deferred Compensation Plan”), which also provides for death and disability benefits. The Deferred Compensation Plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were ten employees participating in the Deferred Compensation Plan at December 31, 2009.

The Deferred Compensation Plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65 and/or age 55 after 20 years of service. The Deferred Compensation Plan also provides benefits over a period of fifteen years in the event the executive should die or become disabled prior to reaching retirement. Wilson Bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of Wilson Bank and are payable to Wilson Bank. At December 31, 2009 and 2008, the deferred compensation liability totaled $1,534,000 and $1,294,000, respectively, the cash surrender value of life insurance was $1,497,000 and $1,398,000, respectively, and the face amount of the insurance policies in force approximated $5,358,000 and $5,358,000, respectively. The Deferred Compensation Plan is not qualified under Section 401 of the Internal Revenue Code.

(20)	Stock Option Plan

In April, 1999, the stockholders of the Company approved the Wilson Bank Holding Company 1999 Stock Option Plan (the “1999 Stock Option Plan”). The Stock Option Plan provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options, for up to 200,000 shares of common stock, to officers and other key employees of the Company and its subsidiaries. Furthermore, the Company may reserve additional shares for issuance under the Stock Option Plan as needed in order that the aggregate number of shares that may be issued during the term of the Stock Option Plan is equal to five percent (5%) of the shares of common stock then issued and outstanding.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(20)	Stock Option Plan, Continued

In April, 2009, the Company’s shareholders approved the Wilson Bank Holding Company 2009 Stock Option Plan (the “2009 Stock Option Plan”). The 2009 Stock Option Plan is effective as of April 14, 2009 and replaces the 1999 Stock Option Plan which expired on April 13, 2009. Under the 2009 Stock Option Plan, awards may be in the form of options to acquire common stock of the Company. Subject to adjustment as provided by the terms of the 2009 Stock Option Plan, the maximum number of shares of common stock with respect to which awards may be granted under the 2009 Stock Option Plan is 75,000 shares. As of December 31, 2009, the Company has granted no options to employees pursuant to the 2009 Stock Option Plan.

Under the Stock Option Plan, stock option awards may be granted in the form of incentive stock options or nonstatutory stock options and are generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.

The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2009, 2008 and 2007:

	2009	2008	2007
Expected dividends	2.24%	2.2%	4.8%
Expected term (in years)	7.75	7.75	7.75
Expected volatility	15%	15%	15%
Risk-free rate	2.07%	5.16%	4.32%

The expected volatility is based on historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

A summary of the stock option activity for 2009, 2008 and 2007 is as follows:

	2009		2008		2007
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	66,586	$18.19	84,130	$16.76	97,304	$15.34
Granted	6,250	35.75	2,499	31.70	6,001	29.63
Exercised	(29,630)	12.54	(17,520)	13.23	(16,107)	(12.61)
Forfeited or expired	(1,836)	21.72	(2,523)	18.24	(3,068)	(18.89)

Outstanding at end of year	41,370	$24.73	66,586	$18.19	84,130	$16.76

Options exercisable at year end	9,851	$21.12	26,572	$14.38	30,549	$13.47

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007

(20)	Stock Option Plan, Continued
The following table summarizes information about fixed stock options outstanding at December 31, 2009:

	Options Outstanding			Options Exercisable
			Weighted			Weighted
		Weighted	Average		Weighted	Average
Range of	Number	Average	Remaining	Number	Average	Remaining
Exercise	Outstanding	Exercise	Contractual	Exercisable	Exercise	Contractual
Prices	at 12/31/09	Price	Term	at 12/31/09	Price	Term

$11.46 – $17.19	10,595	$15.73	2.4 years	4,257	$15.95	2.5 years
$17.20 – $25.79	11,423	$22.43	4.7 years	3,311	$22.76	4.8 years
$25.80 – $35.75	19,352	$31.02	7.0 years	2,283	$28.41	5.9 years

	41,370			9,851

Aggregate intrinsic value (in thousands)	$518			$159

The weighted average fair value at the grant date of options granted during the years 2009, 2008 and 2007 was $4.68, $7.48 and $1.16, respectively. The total intrinsic value of options exercised during the years 2009, 2008 and 2007 was $732,000, $386,000 and $311,000, respectively.

As of December 31, 2009, there was $58,000 of total unrecognized cost related to non-vested share-based compensation arrangements grant under the Company’s stock option plans. The cost is expected to be recognized over a weighted-average period of 2.7 years.

(21)	Earnings Per Share
The following is a summary of the components comprising basic and diluted earnings per share (“EPS”):

	In Thousands (except share data)
	2009	2008	2007*
Basic EPS Computation:
Numerator — Earnings available to common stockholders	$11,567	11,398	10,936

Denominator — Weighted average number of common shares outstanding	7,101,084	6,996,442	6,901,447

Basic earnings per common share	$1.63	1.63	1.58

Diluted EPS Computation:
Numerator — Earnings available to common stockholders	$11,567	11,398	10,936

Denominator:
Weighted average number of common shares outstanding	7,101,084	6,996,442	6,901,447
Dilutive effect of stock options	11,232	29,379	35,994

	7,112,316	7,025,821	6,937,441

Diluted earnings per common share	$1.63	1.62	1.58

*	Share and per share data for 2007 has been restated to reflect a 4 for 3 stock split effective May 7, 2007.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(22)	Wilson Bank Holding Company — Parent Company Financial Information
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Balance Sheets
December 31, 2009 and 2008

	Dollars In Thousands
	2009		2008
ASSETS

Cash	$110	*	554	*
Investment in wholly-owned commercial bank subsidiary	139,219	*	128,348	*
	228		216

Total assets	$139,557		129,118

LIABILITIES AND STOCKHOLDERS’ EQUITY

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 10,000,000 shares, 7,147,582 and 7,042,042 shares issued and outstanding, respectively	$14,295		14,084
Additional paid-in capital	41,022		38,078
Retained earnings	84,712		77,524
Unrealized losses on available-for-sale securities, net of income taxes of $293,000 and $352,000, respectively	(472)		(568)

Total stockholders’ equity	139,557		129,118

Total liabilities and stockholders’ equity	$139,557		129,118

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(22)	Wilson Bank Holding Company —
Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Earnings and Comprehensive Earnings
Three Years Ended December 31, 2009

	Dollars In Thousands
	2009	2008	2007
Expenses:
Directors’ fees	$376	376	376
Other	60	43	43

Loss before Federal income tax benefits and equity in undistributed earnings of commercial bank subsidiaries	(436)	(419)	(419)

Federal income tax benefits	228	216	176

	(208)	(203)	(243)

Equity in undistributed earnings of commercial bank subsidiary	11,775 *	11,601 *	11,179 *

Net earnings	11,567	11,398	10,936

Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale- securities arising during period, net of taxes of $250,000, $23,000 and $651,000, respectively	405	(36)	1,049
Reclassification adjustments for net gains included in net earnings, net of taxes of $191,000 and $88,000 in 2009 and 2008, respectively	(309)	(143)	—

Other comprehensive earnings (losses)	96	(179)	1,049

Comprehensive earnings	$11,663	11,219	11,985

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(22)	Wilson Bank Holding Company —
Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Changes in Stockholders’ Equity
Three Years Ended December 31, 2009

	Dollars In Thousands
				Net Unrealized
		Additional		Gain (Loss) On
	Common	Paid-In	Retained	Available-For-
	Stock	Capital	Earnings	Sale Securities	Total
Balance December 31, 2006	$10,244	35,624	61,738	(1,438)	106,168
Cash dividends declared, $.34 per share	—	—	(2,306)	—	(2,306)
Issuance of 53,518 shares of stock pursuant to dividend reinvestment plan	107	2,007	—	—	2,114
Issuance of 1,724,425 shares of stock pursuant to a 4 for 3 stock split	3,450	(3,450)	—	—	—
Issuance of 16,107 shares of stock pursuant to exercise of stock options	32	171	—	—	203
Share based compensation expense	—	21	—	—	21
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $651,000	—	—	—	1,049	1,049
Net earnings for the year	—	—	10,936	—	10,936

Balance December 31, 2007	13,833	34,373	70,368	(389)	118,185
Cash dividends declared, $.60 per share	—	—	(4,168)	—	(4,168)
Issuance of 108,132 shares of stock pursuant to dividend reinvestment plan	216	3,487	—	—	3,703
Cumulative effect of change in accounting principle related to deferred compensation plan net of taxes of $46,000	—	—	(74)	—	(74)
Issuance of 17,520 shares of stock pursuant to exercise of stock options	35	197	—	—	232
Share based compensation expense	—	21	—	—	21
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $111,000	—	—	—	(179)	(179)
Net earnings for the year	—	—	11,398	—	11,398

Balance December 31, 2008	14,084	38,078	77,524	(568)	129,118
Cash dividends declared, $.62 per share	—	—	(4,379)	—	(4,379)
Issuance of 95,403 shares of stock pursuant to dividend reinvestment plan	191	3,268	—	—	3,459
19,493 common shares repurchased	(39)	(658)	—		(697)
Issuance of 29,630 shares of stock pursuant to exercise of stock options	59	312	—	—	371
Share based compensation expense	—	22	—	—	22
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $59,000	—	—	—	96	96
Net earnings for the year	—	—	11,567	—	11,567

Balance December 31, 2009	$14,295	41,022	84,712	(472)	139,557

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(22)	Wilson Bank Holding Company —
Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Cash Flows
Three Years Ended December 31, 2009
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2009	2008	2007
Cash flows from operating activities:
Cash paid to suppliers and other	$(414)	(398)	(398)
Tax benefits received	216	176	147

Net cash used in operating activities	(198)	(222)	(251)

Cash flows from investing activities:
Dividends received from commercial bank subsidiary	1,000	766	325

Net cash provided by investing activities	1,000	766	325

Cash flows from financing activities:
Dividends paid	(4,379)	(4,168)	(2,306)
Proceeds from sale of stock	3,459	3,703	2,114
Proceeds from exercise of stock options	371	232	203
Common shares repurchased	(697)	—	—

Net cash provided by (used in) financing activities	(1,246)	(233)	11

Net increase (decrease) in cash and cash equivalents	(444)	311	85

Cash and cash equivalents at beginning of year	554	243	158

Cash and cash equivalents at end of year	$110	554	243

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(22)	Wilson Bank Holding Company —
Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Cash Flows, Continued
Three Years Ended December 31, 2009
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2009	2008	2007
Reconciliation of net earnings to net cash used in operating activities:
Net earnings	$11,567	11,398	10,936

Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in earnings of commercial bank subsidiary	(11,775)	(11,601)	(11,179)
Increase in refundable income taxes	(12)	(40)	(29)
Share based compensation expense	22	21	21

Total adjustments	(11,765)	(11,620)	(11,187)

Net cash used in operating activities	$(198)	(222)	(251)

Supplemental Schedule of Non-Cash Activities:

Issuance of 1,724,425 shares of common stock pursuant to a 4 for 3 stock split	$—	—	3,450

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(23)	Disclosures About Fair Value of Financial Instruments
Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic of FASB ASC, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1:	Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2:	Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3:	Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:
Cash and Short Term Investments
The carrying amounts of cash and short-term instruments approximate fair values based on the short-term nature of the assets.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(23)	Disclosures About Fair Value of Financial Instruments, Continued
Securities

Where quoted prices are available in an active market, we classify the securities within Level 1 of the valuation hierarchy. Securities are defined as both long and short positions. Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, we estimate fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include GSE obligations, corporate bonds, and other securities. Mortgage-backed securities are included in Level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, we classify those securities in Level 3.

Loans

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans for example, commercial real estate and investment property mortgage loans, commercial and industrial loans are estimated using discounted cash flow analyses, using market interest rates for comparable loans. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits

The fair values disclosed for demand deposits (for example, interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).

The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.

Securities Sold Under Repurchase Agreements
The securities sold under repurchase agreements are payable upon demand. For this reason, the carrying amount is a reasonable estimate of fair value.
Advances from Federal Home Loan Bank
The fair value of the advances from the Federal Home Loan Bank are estimated by discounting the future cash outflows using the current market rates.
Accrued Interest
The carrying amounts of accrued interest approximate fair value.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(23)	Disclosures About Fair Value of Financial Instruments, Continued
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Asset and liabilities measured at fair value on a recurring basis are summarized below:

		Fair Value Measurements at December 31, 2009
		Quoted Prices	Significant
	Carrying	in Active	Other	Significant
	Value at	Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
(in 000’s)	2009	(Level 1)	(Level 2)	(Level 3)

Assets:
Securities available-for-sale:
Debt securities	$249,647	1,005	248,642	—
Securities held to maturity	12,608	—	12,608	—
Cash surrender value of life insurance	1,497	—	—	1,497

Total assets at fair value	$263,752	1,005	261,250	1,497

The Company does not measure any liabilities at fair value on a recurring basis.
The following table below presents, for the year ended December 31, 2009, the changes in Level 3 assets and liabilities that are measured at fair value on a recurring basis.

	Assets	Liabilities

Fair value, January 1, 2009	$1,398	—
Total realized gains included in income	99	—
Purchases, issuances and settlements, net	—	—
Transfers in and/or (out) of Level 3	—	—

Fair value December 31, 2009	$1,497	$—

Total realized gains (losses) included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31, 2009	$—	$—

Assets Measured at Fair Value on a Nonrecurring Basis

Under certain circumstances we make adjustments to fair value for our assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at December 31, 2009, for which a nonrecurring change in fair value has been recorded:

		Fair Value Measurements at December 31, 2009
		Quoted Prices	Significant
	Carrying	in Active	Other	Significant
	Value at	Markets for	Observable	Observable
	December 31,	Identical Assets	Inputs	Inputs
(in 000’s)	2009	(Level 1)	(Level 2)	(Level 3)

Assets:
Impaired loans	$40,492	—	—	40,492
Other real estate	3,924	—	—	3,924
Repossessed assets	22	—	—	22

	$44,438	—	—	44,438

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(23)	Disclosures About Fair Value of Financial Instruments, Continued
Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written
The carrying value and estimated fair values of the Company’s financial instruments at December 31, 2009 and 2008 are as follows:

	In Thousands
	2009		2008
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and short-term investments	$31,512	31,512	59,243	59,243
Securities available-for-sale	249,647	249,647	194,167	194,167
Securities held-to-maturity	12,170	12,608	11,093	11,021
Loans, net of unearned interest	1,115,261		1,089,185
Less: allowance for loan losses	16,647		12,138

Loans, net of allowance	1,098,614	1,100,515	1,077,047	1,079,607

Loans held for sale	5,027	5,027	3,541	3,541
Restricted equity securities	3,012	3,012	3,100	3,100
Accrued interest receivable	7,563	7,563	8,357	8,357
Cash surrender value of life insurance	1,497	1,497	1,398	1,398

Financial liabilities:
Deposits	1,310,706	1,316,097	1,248,500	1,257,120
Securities sold under repurchase agreements	6,499	6,499	7,447	7,447
Advances from Federal Home Loan Bank	13	13	13,811	13,997
Accrued interest payable	4,923	4,923	5,648	5,648

Unrecognized financial instruments:
Commitments to extend credit	—	—	—	—
Standby letters of credit	—	—	—	—
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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2009, 2008 and 2007
(24)	Quarterly Financial Data (Unaudited)
Selected quarterly results of operations for the four quarters ended December 31 are as follows:

	(In Thousands, except per share data)
	2009				2008
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest income	$18,814	20,516	20,395	20,401	20,383	21,731	22,019	22,224

Net interest income	11,668	12,914	12,363	12,386	11,238	12,170	11,664	10,893

Provision for loan losses	3,303	1,164	1,297	2,064	3,366	1,212	1,224	916

Earnings before income taxes	2,908	5,172	5,369	5,298	3,346	5,396	5,013	4,684

Net earnings	1,907	3,162	3,273	3,225	2,172	3,289	3,063	2,874

Basic earnings per common share	.27	.44	.46	.46	.31	.47	.44	.41

Diluted earnings a per common share	.28	.44	.46	.45	.30	.47	.44	.41
(25)	Subsequent Events

The Company adopted the provisions of FASB ASC 855, “Subsequent Event”, during 2009. FASB ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The adoption of FASB ASC 855 did not impact the Company’s financial statements. Management evaluated all events or transactions that occurred after December 31, 2009, through January 25, 2010, the date of the issuance of these financial statements. During this period the Company did not have any material recognizable subsequent events that required recognition in our disclosures to the financial statements.