Form 10-K, Exhibit 13
period 2010-12-31
WILSON BANK HOLDING CO
filed 2011-03-16
CIK 885275

Exhibit 13.1
Holding Company & Stock Information
Wilson Bank Holding Company Directors and Executive Officers
Jack Bell, Chairman; Randall Clemons, President & CEO; Charles Bell; Jimmy Comer; Mackey Bentley; Jerry Franklin; John Freeman; Harold Patton; James Anthony Patton; Elmer Richerson, Executive Vice President; John R. Trice; Bob VanHooser.
Common Stock Market Information
The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at February 1, 2011 was 3,167. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company’s stock during the years 2009 and 2010.
Stock Prices

2009	High	Low
First Quarter	$35.75	$35.25
Second Quarter	$36.25	$35.75
Third Quarter	$36.75	$36.25
Fourth Quarter	$37.25	$36.75

2010
First Quarter	$37.75	$37.25
Second Quarter	$38.25	$37.75
Third Quarter	$38.75	$38.25
Fourth Quarter	$39.25	$38.75
On January 1, 2009, a $.30 per share cash dividend was declared and on July 1, 2009, a $.32 per share cash dividend was declared and paid to shareholders of record on those dates. On January 1, 2010, a $.30 per share cash dividend was declared and on July 1, 2010 a $.30 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent upon the Company’s profitability, its capital needs, overall financial condition, economic and regulatory consideration.
Annual Meeting and Information Contacts
The Annual Meeting of Shareholders will be held in the Main Office of
Wilson Bank Holding Company at 7:00 P.M., April 12, 2011
at 623West Main Street, Lebanon, Tennessee.
For further information concerning Wilson Bank Holding Company or Wilson Bank & Trust, or to obtain a copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, which is available without charge to shareholders, please contact Lisa Pominski,CFO, Wilson Bank & Trust, P.O. Box 768, Lebanon, Tennessee 37088-0768, phone (615) 443-6612.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Forward-Looking Statements
This report includes certain forward-looking statements (any statement other than those made solely with respect to historical fact) based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “expect,” “intend,” “should,” “may,” “could,” “believe,” “suspect,” “anticipate,” “seek,” “plan,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical fact may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Wilson Bank Holding Company (the “Company”) to differ materially from any results expressed or implied by such forward-looking statements. Such factors include those described in “Item 1A.- Risk Factors” of the Company’s Annual Report on Form 10-K and also include, without limitation, (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for these losses, (ii) greater than anticipated deterioration in the real estate market conditions in the Company’s market areas, (iii) increased competition with other financial institutions, (iv) the deterioration of the economy in the Company’s market area, (v) continuation of the extremely low short-term interest rate environment or rapid fluctuations in short-term interest rates, (vi) significant downturns in the business of one or more large customers, (vii) changes in state or Federal regulations, policies, or legislation applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, including implementation of the Dodd Frank Wall Street Reform and Consumer Protection Act, (viii) changes in capital levels and loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments, (ix) inadequate allowance for loan losses, (x) results of regulatory examinations, and (xi) loss of key personnel. Many of such factors are beyond the Company’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements contained in this discussion, whether as a result of new information, future events or otherwise.
General
The Company is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust (“Wilson Bank”), a state bank headquartered in Lebanon, Tennessee. The Company was formed in 1992.
Wilson Bank is a community bank headquartered in Lebanon, Tennessee, serving Wilson County, DeKalb County, Smith County, Trousdale County, Rutherford County, the eastern part of Davidson County, and in 2011 Sumner County, Tennessee as its primary market areas. Generally, this market is the eastern portion of the Nashville-Davidson-Murfreesboro-Franklin, Tennessee metropolitan statistical area. Wilson Bank has twenty-three locations in Wilson, Davidson, DeKalb, Smith, Rutherford and Trousdale Counties. Management believes that these counties offer an environment for continued growth, and the Company’s target market is local consumers, professionals and small businesses. Wilson Bank offers a wide range of banking services, including checking, savings and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers an investment center which offers a full line of investment services to its customers.
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

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Allowance for Loan Losses (“allowance”). Our management assesses the adequacy of the allowance prior to the end of each calendar quarter. This assessment includes procedures to estimate the allowance and test the adequacy and appropriateness of the resulting balance. The level of the allowance is based upon management’s evaluation of the loan portfolio, past loan loss experience, current asset quality trends, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payment), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, industry and peer bank loan quality indications and other pertinent factors, including regulatory recommendations. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Loan losses are charged off when management believes that the full collectability of the loan is unlikely. A loan may be partially charged-off after a “confirming event” has occurred which serves to validate that full repayment pursuant to the terms of the loan is unlikely. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, is deemed to be uncollectible.
A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Collection of all amounts due according to the contractual terms means that both the interest and principal payments of a loan will be collected as scheduled in the loan agreement.
An impairment allowance is recognized if the fair value of the loan is less than the recorded investment in the loan (recorded investment in the loan is the principal balance plus any accrued interest, net of deferred loan fees or costs and unamortized premium or discount). The impairment is recognized through the allowance. Loans that are impaired are recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate, or if the loan is collateral dependent, impairment measurement is based on the fair value of the collateral, less estimated disposal costs. If the measure of the impaired loan is less than the recorded investment in the loan, the Company recognizes impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses. Management believes it follows appropriate accounting and regulatory guidance in determining impairment and accrual status of impaired loans.
The level of allowance maintained is believed by management to be adequate to absorb probable losses inherent in the portfolio at the balance sheet date. The allowance is increased by provisions charged to expense and decreased by charge-offs, net of recoveries of amounts previously charged-off.
In assessing the adequacy of the allowance, we also consider the results of our ongoing loan review process. We undertake this process both to ascertain whether there are loans in the portfolio whose credit quality has weakened over time and to assist in our overall evaluation of the risk characteristics of the entire loan portfolio. Our loan review process includes the judgment of management, the input from our independent loan reviewers, and reviews that may have been conducted by bank regulatory agencies as part of their usual examination process. We incorporate loan review results in the determination of whether or not it is probable that we will be able to collect all amounts due according to the contractual terms of a loan.
As part of management’s quarterly assessment of the allowance, management divides the loan portfolio into twelve segments based on bank call reporting requirements. Each segment is then analyzed such that an allocation of the allowance is estimated for each loan segment.
The allowance allocation begins with a process of estimating the probable losses inherent in each of the twelve loan segments. The estimates for these loans are based on our historical loss data for that loan category.
The estimated loan loss allocation for all twelve loan portfolio segments is then adjusted for several “environmental” factors. The allocation for environmental factors is particularly subjective and does not lend itself to exact mathematical calculation. This amount represents estimated probable inherent credit losses which exist, but have not yet been identified, as of the balance sheet date, and are based upon quarterly trend assessments in delinquent and nonaccrual loans, unanticipated charge-offs, credit concentration changes, prevailing economic conditions, changes in lending personnel experience, changes in lending policies or procedures and other influencing factors. These environmental factors are considered for each of the twelve loan segments and the allowance allocation, as determined by the processes noted above for each component, is increased or decreased based on the incremental assessment of these various environmental factors.
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
Impairment of Intangible Asset. Long-lived assets, including purchased intangible assets subject to amortization, such as our core deposit intangible asset, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.
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
Results of Operations
Net earnings for the year ended December 31, 2010 were $9,027,000, a decrease of 2,540,000, or 22.0%, compared to net earnings of $11,567,000 for 2009. Our 2009 net earnings were 1.5%, or $169,000, above our net earnings of $11,398,000 for 2008. Basic earnings per share were $1.25 in 2010, compared with $1.63 in 2009 and $1.63 in 2008. Diluted earnings per share were $1.25 in 2010, compared to $1.63 in 2009 and $1.62 in 2008. Net interest margin for the year ended December 31, 2010 was 3.69%, compared to 3.62% and 3.54% for the years ended December 31, 2009 and December 31, 2008, respectively. The increase in the net interest margin for 2010 reflects the Company’s ability to continue to reduce deposit rates while growing the funding base offset by a $7,006,000 increase in provision for loan losses between 2009 and 2010 and the $1,110,000 increase in provision for loan losses between 2008 and 2009.
Net Interest Income
Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company’s earnings. Total interest income in 2010 was $76,180,000, compared with $81,093,000 in 2009 and $87,366,000 in 2008. The decrease in total interest income in 2010 was primarily attributable to the continuing impact of low interest rate policies initiated by the Federal Reserve Board and the negative impact of higher non-accrual loan balances, along with a growth in the lower yielding securities portfolio as loan demand weakened during the recession. The decrease in total interest income in 2009 was primarily attributable to the impact of rate cuts by the Federal Open Market Committee throughout 2008 to the federal funds rate offset in part by the increase in average earning assets. The ratio of average earning assets to total average assets was 94.8%, 95.6% and 94.2% for each of the years ended December 31, 2010, 2009 and 2008, respectively. Average earning assets increased $50.4 million from December 31, 2009 to December 31, 2010, an increase of 3.7%. The average rate earned on earning assets for 2010 was 5.38%, compared with 5.87% in 2009 and 6.64% in 2008, and has continued to be negatively impacted by the rate cuts implemented by the Federal Reserve Open Market Committee beginning in August 2007 which are described in more detail below and have resulted in extremely low short-term interest rates that have continued throughout 2010. Weakened loan demand in 2009 and 2010 has also negatively impacted interest income.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on non-accrual loans totaled $1,836,000 in 2010, $978,000 in 2009 and $370,000 in 2008. Total interest expense for 2010 was $24,052,000, a decrease of $6,743,000, or 21.9%, compared to total interest expense of $30,795,000 in 2009. The decrease in 2010 was primarily attributable to a decrease in the rates paid on deposits, particularly time deposits, reflecting the rate cuts by the Federal Reserve Open Market Committee and a shift in the mix of deposits from certificates of deposits to transaction and money market accounts. Interest expense decreased from $40,392,000 in 2008 to $30,795,000 in 2009, a decrease of $9,597,000, or 23.8%.
Net interest income for 2010 totaled $52,128,000 as compared to $50,298,000 and $46,974,000 in 2009 and 2008, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), increased to 3.46% in 2010 from 3.30% in 2009. The net interest spread was 3.15% in 2008. The increase in the net interest spread for the period of 2008 and continuing throughout 2009 and 2010 is a result of a declining interest rate environment that began in August 2007 and continued through 2008 and remained low during 2009 and 2010. The Company has built in rate floors for variable rate loans, which positively impacted the net interest spread due to loan rates hitting built in floors while deposit rates continued to fall. A shift in the Company’s deposit mix also positively impacted the Company’s net interest spread as customers moved from higher yielding time deposits to lower yielding demand deposit accounts. Net interest margin is the net interest income expressed as a percentage of average earning assets. The Company believes that the Federal Reserve Board will maintain the current discount rate throughout most of 2011. Changes in interest rates paid on products such as interest checking, savings, and money market accounts will generally increase or decrease in a manner that is consistent with changes in the short-term environment. There was a significant decrease in the short term rate environment during 2010 and 2009, when compared to 2008. As a result, the rates for those products experienced a large decrease between the three years. The Company’s liabilities are positioned to re-price faster than its assets such that a short-term declining rate environment should have a positive impact on the Company’s earnings as its interest expense decreases faster than interest income. Management regularly monitors the deposit rates of the Company’s competitors, however, and these rates continue to put pressure on the Company’s deposit pricing. This pressure could negatively impact the Company’s net interest margin and earnings if future short-term rates begin to rise. Management believes that the Company’s net interest margin should expand in 2011, with the improvement being slightly better than the improvement experienced in 2010.
Provision for Loan Losses
The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, should be adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2010 provision for loan losses was $14,834,000, an increase of $7,006,000 from the provision of $7,828,000 in 2009. The increase in the provision for the year ended December 31, 2010 was due to the continued weakening of economic conditions in the Company’s market areas, generally, and in the residential real estate construction and development area, specifically. Borrowers that are home builders and developers and sub dividers of land began experiencing stress in 2008 and have continued to experience stress during 2009 and 2010 as a result of declining residential real estate demand and resulting price and collateral value declines in the Company’s market areas. As a result, the Company increased its provision for loan losses. The provision for loan losses is based on past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating provision for loan losses. Such factors include growth and composition of the loan portfolio, review of specific problem loans, review of updated appraisals and borrower financial information, the recommendations of the Company’s third party reviewers, and current economic conditions that may affect the borrower’s ability to repay.
The Company’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged-off in the month when they are considered uncollectible. Net charge-offs increased to $9,304,000 in 2010 from $3,319,000 in 2009. The increase in net charge-offs reflected the Company’s aggressive action of writing down loans where the customer’s ability to repay is not probable. Net charge-offs in 2008 totaled $4,053,000. The ratio of net charge-offs to average total outstanding loans was 0.85% in 2010, 0.30% in 2009 and 0.39% in 2008.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The net charge-offs and provision for loan losses resulted in an increase of the allowance for loan losses (net of charge-offs and recoveries) to $22,177,000 at December 31, 2010 from $16,647,000 at December 31, 2009 and $12,138,000 at December 31, 2008. The allowance increased 33.2% at December 31, 2010 over December 31, 2009 as compared to a 1.79% decrease in total loans over the same period. The allowance for loan losses was 2.02% of total loans outstanding at December 31, 2010 compared to 1.49% at December 31, 2009 and 1.11% at December 31, 2008. As a percentage of nonperforming loans at December 31, 2010, 2009 and 2008, the allowance for loan losses represented 90%, 57% and 86%, respectively.
The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared monthly by the Chief Financial Officer and provided to the Board of Directors to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Loan Review Officer, consideration of current economic conditions and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this quarterly assessment. See the discussion under “Critical Accounting Estimates” for more information. Management believes the allowance for loan losses at December 31, 2010 to be adequate, but if economic conditions deteriorate beyond management’s current expectations and additional charge-offs are incurred, the allowance for loan losses may require an increase through additional provision for loan losses which would negatively impact earnings.
Non-Interest Income
The components of the Company’s non-interest income include service charges on deposit accounts, other fees and commissions, fees and gains on sales of loans, gains on sales of securities and other income. Total non-interest income for 2010 was $14,266,000 compared with $13,981,000 in 2009 and $13,122,000 in 2008. The 2.0% increase over 2009 was primarily due to an increase in other fees and commissions, offset in part by a decrease in service charges on deposit accounts and a decrease in gain on sale of loans. Other fees and commissions increased $965,000 in 2010 when compared to 2009. Other fees and commissions include income on brokerage accounts, insurance policies sold and various other fees. Fees and gains on sale of loans decreased $279,000 in 2010 when compared to 2009 reflecting decreased residential real estate mortgage refinancing activity. Service charges on deposit accounts totaled $5,354,000 and $5,786,000 for the year ended December 31, 2010 and 2009, respectively, a decrease of $432,000, or 7.5%, after decreasing $248,000 or 4.1% between December 31, 2008 and December 31, 2009. The decrease in service charges on deposit accounts over 2009 was the result of consumers slowing their spending due to the current economic environment and the negative impact in the second half of 2010 of new overdraft protection regulations requiring customers to affirmably opt in to such protection for ATM and point of sale debit card transactions. The Company’s gain on sale of investments for 2010 was $532,000 compared with $500,000 in 2009 and $231,000 in 2008.
The Company’s non interest income is composed of several components, some of which vary significantly between periods. Service charges on deposit accounts and other non-interest income generally reflect the Company’s growth, while fees for origination of mortgage loans and brokerage fees and commissions will often reflect stock and home mortgage market conditions and fluctuate more widely from period to period.
Non-Interest Expenses
Non-interest expenses consist primarily of employee costs, FDIC premiums, occupancy expenses, furniture and equipment expenses, advertising and marketing expenses, data processing expenses, director’s fees, expenses associated with the maintenance, valuation and disposition of other real estate, and other operating expenses. Total non-interest expenses for 2010 decreased 2.7% to $36,705,000 from $37,704,000 in 2009. The 2009 non-interest expense was up 7.9% over non-interest expenses in 2008 which totaled $34,939,000. The decrease in non-interest expenses in 2010 resulted primarily to a decrease in employee salaries and benefits. Due to the current economic conditions, the Company chose to decrease the amount of bonus paid and to not contribute to the Company’s profit sharing plan in 2010. The Company did contribute $218,000 to the 401K Plan as a match to employees contributions. Substantially all of the reduction in salaries and employee benefits results from this decision as the total number of full time equivalent employees is roughly equal for the 2010 and 2009 periods. Other operating expenses increased to $8,894,000 in 2010 from $8,334,000 in 2009. Other operating expenses included advertising and marketing expenses and supplies and general operating expenses, which increased as a result of continued growth of the Company. The increase in other operating expenses for the period ending December 31, 2010 related primarily to an increase in the costs associated with the disposal and maintenance of other real estate. The Bank’s other real estate expenses continue to rise due to the increased amount of foreclosures resulting from current economic condition.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Income Taxes
The Company’s income tax expense was $5,828,000 for 2010, a decrease of $1,352,000 from $7,180,000 for 2009, which was up by $139,000 from the 2008 total of $7,041,000. The percentage of income tax expense to earnings before taxes was 39.2% in 2010, 38.3% in 2009 and 38.2% in 2008.
Earnings Per Share
The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share for the Company begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options.
The following is a summary of components comprising basic and diluted earnings per share (“EPS”) for the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
	2010	2009	2008
	(Dollars in Thousands except per share amounts)
Basic EPS Computation
Numerator — Earnings available to common stockholders	$9,027	11,567	11,398

Denominator — Weighted average number of common shares outstanding	7,198,711	7,101,084	6,996,442

Basic earnings per common share	$1.25	1.63	1.63

Diluted EPS Computation:
Numerator — Earnings available to common stockholders	$9,027	11,567	11,398

Denominator — Weighted average number of common shares outstanding	7,198,711	7,101,084	6,996,442
Diluted effect of stock options	8,253	11,232	29,379

	7,206,964	7,112,316	7,025,821

Diluted earnings per common share	$1.25	1.63	$1.62

Financial Condition
Balance Sheet Summary
The Company’s total assets increased $24,098,000, or 1.7%, to $1,488,106,000 at December 31, 2010, after increasing 4.1% in 2009 to $1,464,008,000 at December 31, 2009. Loans, net of allowance for loan losses, totaled $1,073,091,000 at December 31, 2010, a 2.3% decrease compared to December 31, 2009. At year end 2010, securities totaled $290,428,000, an increase of 10.9% from $261,817,000 at December 31, 2009. Securities increased during 2010 as a result of the growth in deposits outpacing the growth in loans.
Total liabilities increased by $19,322,000 to $1,343,773,000 at December 31, 2010 compared to $1,324,451,000 at December 31, 2009. This increase was composed primarily of the $20,576,000 increase in total deposits to $1,331,282,000, a 1.6% increase. Federal Home Loan Bank advances decreased $13,000 during 2010 and securities sold under repurchase agreements increased to $6,536,000 from $6,499,000 at the respective year ends 2010 and 2009.
Shareholders’ equity increased $4,776,000, or 3.4%, in 2010, due to net earnings and the issuance of stock pursuant to the Company’s Dividend Reinvestment Plan, offset by dividends paid on the Company’s common stock, the repurchase of shares by the Company, and the exercise of stock options. The increase includes a $2,874,000 decrease in net unrealized losses on available-for-sale securities, net of taxes. A more detailed discussion of assets, liabilities and capital follows.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Loans:
Loan category amounts and the percentage of loans in each category to total loans are as follows:

	December 31, 2010		December 31, 2009
(In Thousands)	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE
Commercial, financial and agricultural	66,107	6.0%	82,254	7.4%
Installment	55,734	5.1	63,765	5.7
Real estate — mortgage	797,932	72.8	771,925	69.1
Real estate —construction	176,842	16.1	198,732	17.8

TOTAL	$1,096,615	100.0%	$1,116,676	100.0%

Loans are the largest component of the Company’s assets and are its primary source of income. The Company’s loan portfolio, net of allowance for possible loan losses, decreased 2.3% as of year end 2010 when compared to year end 2009. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31, 2010 and 2009.
As represented in the table, primary loan growth was in real estate mortgage loans, offset by a decrease in commercial, financial and agricultural loans and real estate construction loans. Real estate mortgage loans increased 3.4% in 2010 and comprised 72.8% of the total loan portfolio at December 31, 2010, compared to 69.1% at December 31, 2009. Management believes the increase in real estate mortgage loans was primarily due to the continued favorable interest rate environment, favorable population growth in the Company’s market areas, and the Company’s ability to increase its market share of such loans while maintaining its loan underwriting standards. Commercial, financial and agricultural loans decreased 19.6% in 2010 and comprised 6.0% of the total loan portfolio at December 31, 2010, compared to 7.4% at December 31, 2009. Real estate construction loans decreased 11.0% in 2010 and comprised 16.1% of the portfolio at December 31, 2010, compared to 17.8% at December 31, 2009. The decrease in real estate construction loans during 2010 reflected the overall decrease in such loans in the overall economy and the Company’s market.
Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2010 the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.
Non-performing loans, which include non-accrual loans, loans 90 days past due and renegotiated loans totaled $24,729,000 at December 31, 2010, a decrease from $29,583,000 at December 31, 2009, resulting from a $3,353,000, or 13.1%, decrease in non-accrual loans. Non-accrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management’s evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower’s ability to pay. Non-accrual loans totaled $22,161,000 at December 31, 2010 compared to $25,514,000 at December 31, 2009. The decrease in non-performing loans relates primarily to the foreclosure on non-performing loans and the increase in other real estate. Management believes that it is probable that it will incur losses on these loans but believes that these losses should not exceed the amount in the allowance for loan losses already allocated to these loans, unless there is further deterioration of local real estate values.

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
The Company also internally classifies loans which, although current, management questions the borrower’s ability to comply with the present repayment terms of the loan agreement. These internally classified loans totaled $61,235,000, which included the Company’s non-performing loans, at December 31, 2010 as compared to $63,166,000 at December 31, 2009. Of the internally classified loans at December 31, 2010, $64,100,000 are real estate related loans and $1,931,000 are various other types of loans. Borrowers within the real estate related loans have continued to experience stress during the current weak economic environment due to a combination of declining demand for residential real estate and the resulting price and collateral declines. In addition, housing starts in the Company’s market areas continue to slow. An extended recessionary period will likely cause the Company’s real estate mortgage loans to continue to underperform and may result in increased levels of internally graded loans which, if they continue to deteriorate, may negatively impact the Company’s results of operations. Management does not anticipate losses on these loans to exceed the amount already allocated to loan losses, unless there is further deterioration of local real estate values.
The internally classified loans as a percentage of the allowance for possible loan losses were 284.8% and 376.6%, respectively, at December 31, 2010 and 2009.
The allowance for possible loan losses is discussed under “Critical Accounting Estimates” and “Provision for Possible Loan Losses.” The Company maintains its allowance for possible loan losses at an amount believed by management to be adequate to provide for the possibility of loan losses in the loan portfolio.
Essentially all of the Company’s loans were from Wilson, DeKalb, Smith, Trousdale, Davidson, Rutherford and adjacent counties. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment as well as by identification of credit risks. At December 31, 2010, no single industry segment accounted for more than 10% of the Company’s portfolio other than real estate loans.
The Company’s management believes there is an opportunity to increase the loan portfolio in the Company’s primary market area in 2011 as economic conditions stabilize and possibly begin to improve. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending. Although it is the Company’s objective to achieve a loan portfolio equal to approximately 85% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will likely determine the size of the loan portfolio in a given economic climate. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell some of the loans it generates to other financial institutions if the transaction profits the Company and improves the liquidity of the loan portfolio or if the size of the loan exceeds the Company’s lending limits.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Securities
Securities increased 10.9% to $290,428,000 at year-end 2010 from $261,817,000 at December 31, 2009, and comprised the second largest and other primary component of the Company’s earning assets. The increase was 10.9% from year end 2009 to year end 2010 and 27.6% from year end 2008 to year end 2009. The increase was attributed to the Bank’s deposit growth exceeding its loan growth during 2009 and 2010. The average yield of the securities portfolio at December 31, 2010 was 2.23% with an average maturity of 4.7 years, as compared to an average yield of 3.65% and an average maturity of 7.0 years at December 31, 2009.
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
FASB issued accounting guidance on April 1, 2009 related to the recognition and presentation of other-than-temporary impairment (FASB ASC 320-10). See the “Impact of New Accounting Standards” section for additional information.
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
No securities have been classified as trading securities.
The Company’s classification of securities as of December 31, 2010 and December 31, 2009 is as follows:

	December 31, 2010		December 31, 2010
	Held-To-Maturity		Available-For-Sale
	Amortized	Estimated	Amortized	Estimated
(In Thousands)	Cost	Market Value	Cost	Market Value
U.S. Government and Federal Agencies	$—	—	$2,004	2,012
U.S. Government-sponsored enterprises(GSEs)*	—	—	157,089	154,678
Mortgage-backed :
Government-sponsored enterprises (GSEs)*residential	1,637	1,650	121,838	118,800
Obligations of state and political Subdivision	11,759	12,040	1,522	1,542

	$13,396	$13,690	$282,453	277,032

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	December 31, 2009		December 31, 2009
	Held-To-Maturity		Available-For-Sale
	Amortized	Estimated	Amortized	Estimated
(In Thousands)	Cost	Market Value	Cost	Market Value
U.S. Government and Federal Agencies	$—	—	$1,000	1,005
U.S. Government-sponsored enterprises(GSEs)*	—	—	246,541	245,692
Mortgage-backed :
Government-sponsored enterprises (GSEs)*residential	14	14	1,349	1,386
Obligations of state and political Subdivision	12,156	12,594	1,522	1,564

	$12,170	$12,608	$250,412	249,647

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association
The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2010

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number			Number
	Fair	Unrealized	of	Fair	Unrealized	of	Fair	Unrealized
	Value	Losses	Securities	Value	Losses	Securities	Value	Losses
Held to Maturity Securities:
Debt securities:
Mortgage-backed:
GSE residential:	$1,034	$6	1	$—	$—	—	$1,034	$6
Obligations of states and political subdivisions	3,278	88	14	—	—	—	3,278	88

	$4,312	$94	15	$—	$—	—	$4,312	$94

Available for Sale Securities:
Debt securities:
U.S. government and Federal agencies
GSEs	$102,458	$2,646	36	$—	$—	—	$102,458	$2,646
Mortgage backed:
GSE residential	113,512	3,069	34	—	—	—	113,512	3,069
Obligations of states and political subdivisions	345	7	1	—	—	—	345	7

	$216,315	$5,722	71	$—	$—	—	$216,315	$5,722

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
Deposits
The increases in assets in 2010 and 2009 were funded primarily by increases in deposits along with proceeds from the calling of a portion of the Company’s investment securities. Total deposits, which are the principal source of funds for the Company, totaled $1,331,282,000 at December 31, 2010 compared to $1,310,706,000 and $1,248,500,000 at December 31, 2009 and 2008, respectively. The Company has targeted local consumers, professionals and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Smith County, Rutherford County and Trousdale County areas are attractive economic markets offering growth opportunities for the Company; however, the Company competes with several larger bank holding companies that have bank offices in these counties and, therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The $20,576,000, or 1.6%, growth in deposits in 2010 was due to a $5,301,000, or 5.6% increase in demand deposits, a $41,476,000, or 21.1%, increase in NOW accounts, a $34,662,000, or 15.4%, decrease in money market accounts, and an $18,725,000, or 47.2%, increase in savings accounts, offset by a decrease in certificates of deposits (including individual retirement accounts) of $79,588,000, or 10.5%. The average rate paid on average total interest-bearing deposits was 1.93% for 2010, compared to 2.56% for 2009 reflecting a reduction in short-term interest rates and a shift in deposits to lower paying transaction and money market accounts from certificates of deposit. The average rate paid in 2008 was 3.49%. Competitive pressure from other banks in our market area relating to deposit pricing continues to adversely affect the rates paid on deposit accounts as it limits our ability to more fully reduce deposit rates in line with short-term rates. The ratio of average loans to average deposits was 92.8% in 2010, 92.9% in 2009, and 85.5% in 2008. The Company anticipates that during 2011 deposits will continue to shift to shorter term time deposits due to the current rate environment in anticipation of a possible rate increase beginning in 2012.
Contractual Obligations
The Company has the following contractual obligations as of December 31, 2010:

	Less than 1			More than 5
(In Thousands)	Year	1–3 Years	3–5 Years	Years	Total

Long-Term Debt	$—	—	—	—	—

Operating Leases	156	175	68	—	399
Purchases	—	—	—	—	—
Other Long-Term Liabilities	—	—	—	—	—

Total	$156	$175	$68	$—	$399

Long-term debt contractual obligations would typically consist of advances from the Federal Home Loan Bank. The Company leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of these non cancellable leases are included in operating lease obligations.
Off Balance Sheet Arrangements
At December 31, 2010, the Company had unfunded loan commitments outstanding of $22.3 million, unfunded lines of credit of $163.8 million and outstanding standby letters of credit of $19.1 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts generally represent future cash requirements. If needed to fund these outstanding commitments, the Company’s bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company’s bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned below, Wilson Bank has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, investment security maturities and short-term borrowings.
Liquidity and Asset Management
The Company’s management seeks to maximize net interest income by managing the Company’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved with extending liability maturities. Liquid assets include cash and cash equivalents and investment securities and money market instruments that will mature within one year. At December 31, 2010, the Company’s liquid assets totaled approximately $215.9 million.
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
The Company’s primary source of liquidity is a stable core deposit base. In addition, short-term borrowings, loan payments and investment security maturities provide a secondary source. At December 31, 2010, the Company had a liability sensitive position (a negative gap) for 2010. Liability sensitivity means that more of the Company’s liabilities are capable of re-pricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing.
Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Company’s rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the Company’s cost of funds and interest yields generated primarily through loans and investments.
The Company’s securities portfolio consists of earning assets that provide interest income. For those securities classified as held-to-maturity, the Company has the ability and intent to hold these securities to maturity or on a long-term basis. Securities classified as available-for-sale include securities intended to be used as part of the Company’s asset/liability strategy and/or securities that may be sold in response to changes in interest rate, prepayment risk, the need or desire to increase capital and similar economic factors. At December 31, 2010, securities totaling approximately $3.8 million mature or will be subject to rate adjustments within the next twelve months.
A secondary source of liquidity is the Company’s loan portfolio. At December 31, 2010, loans totaling approximately $474.5 million either will become due or will be subject to rate adjustments within twelve months from that date. Continued emphasis will be placed on structuring adjustable rate loans.
As for liabilities, certificates of deposit of $100,000 or greater totaling approximately $165.9 million will become due or reprice during the next twelve months. Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal accounts, money market demand accounts, demand deposit and regular savings. Management anticipates that there will be no significant withdrawals from these accounts in the future.
The following table shows the rate sensitivity gaps for different time periods as of December 31, 2010:

Interest Rate Sensitivity Gaps				One Year
December 31, 2010	1-90	91-180	181-365	And
(In Thousands)	Days	Days	Days	Longer	Total

Interest-earning assets	$243,444	87,196	161,736	907,402	1,399,778
Interest-bearing liabilities	728,357	94,609	124,599	290,005	1,237,485

Interest-rate sensitivity gap	$(484,913)	(7,413)	37,137	617,397	162,208

Cumulative gap	$(448,913)	(492,326)	(455,189)	162,208

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The Company also uses a simulation modeling to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. Senior management meets quarterly to analyze the interest rate shock simulation. The interest rate simulation model is based on a number of assumptions. The assumptions relate primarily to loan and deposit growth, asset and liability prepayments, the call features of investment securities, interest rates and balance sheet management strategies. As of December 31, 2010, a +200 basis point rate shock was forecast to decrease net interest income an estimated $6.4 million, or 3.2% over the next twelve months, as compared to rates remaining stable. In addition, the +200 basis point rate shock is estimated to decrease the volatility of equity capital by 16.9%. A -200 basis point rate shock is not considered to be an effective shock considering the current short-term rate environment.
Management believes that with present maturities, the anticipated growth in deposit base, and the efforts of management in its asset/liability management program, liquidity will not pose a problem in the near term future. At the present time there are no known trends or any known commitments, demands, events or uncertainties that will result in, or that are reasonably likely to result in, the Company’s liquidity changing in a materially adverse way.
Capital Resources, Capital Position and Dividends
Capital
At December 31, 2010, total shareholders’ equity was $144,333,000, or 9.7% of total assets, which compares with $139,557,000, or 9.5% of total assets, at December 31, 2009, and $129,118,000, or 9.2% of total assets, at December 31, 2008. The dollar increase in shareholders’ equity during 2010 reflects (i) the Company’s net income of $9,027,000 less cash dividends of $.60 per share totaling $4,300,000, (ii) the issuance of 79,816 shares of common stock for 3,052,000, as reinvestment of cash dividends, (iii) the issuance of 3,659 shares of common stock pursuant to exercise of stock options for $76,000, (iv) the repurchase of 5,969 shares by the Company for $225,000, (v) the net unrealized loss on available-for-sale securities of $2,874,000, and (vi) a stock based compensation expense of $20,000.
The Company’s principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Company and its subsidiary bank. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which Wilson Bank has none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. The risk-based capital guidelines require Wilson Bank and the Company to have a total risk-based capital ratio of 8.0% and a Tier I risk-based capital ratio of 4.0%. Set forth below is the Company’s and Wilson Bank’s capital ratios as of December 31, 2010 and 2009. Institutions which have a Tier I leverage capital ratio of at least 5%, a Tier I risk-based capital ratio of at least 5%, and a total risk-based capital ratio of at least 10% are defined as “well capitalized”. Management believes it can adequately capitalize its growth for the next few years with retained earnings and dividends reinvested.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

					Minimum To Be Well
					Capitalized Under
			Minimum Capital		Prompt Corrective Action
	Actual		Requirements		Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2010
Total capital to risk weighted assets:
Consolidated	$157,373	13.2%	$95,378	8.0%	N/A	N/A
Wilson Bank	154,156	12.9	95,601	8.0	$119,501	10.0%

Tier 1 capital to risk weighted assets:
Consolidated	$142,366	11.9	$47,854	4.0	N/A	N/A
Wilson Bank	139,132	11.7	47,566	4.0	71,350	6.0

Tier 1 capital to average assets
Consolidated	$142,366	9.6	59,319	4.0	N/A	N/A
Wilson Bank	139,132	9.3	59,842	4.0	74,802	5.0

December 31, 2009
Total capital to risk weighted assets:
Consolidated	$149,856	12.8%	$93,035	8.0%	N/A	N/A
Wilson Bank	149,518	12.8	92,824	8.0	$116,030	10.0%

Tier 1 capital to risk weighted assets:
Consolidated	$134,320	11.6	$46,317	4.0	N/A	N/A
Wilson Bank	133,982	11.5	46,602	4.0	69,904	6.0

Tier 1 capital to average assets
Consolidated	$134,320	9.3	57,772	4.0	N/A	N/A
Wilson Bank	133,982	9.3	57,627	4.0	72,033	5.0
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

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2010.

	(Dollars in Thousands)
	Expected Maturity Date - Year Ending December 31,							Fair
	2011	2012	2013	2014	2015	Thereafter	Total	Value
Earning assets:

Loans, net of unearned interest:
Variable rate	$54,481	$28,829	9,933	11,255	25,622	531,464	661,584	661,584
Average interest rate	5.75%	3.94%	5.35%	5.19%	4.97%	6.23%	6.01%

Fixed rate	228,139	46,687	50,590	36,612	26,958	44,698	433,684	436,256
Average interest rate	5.64%	6.20%	6.45%	5.90%	5.87%	5.60%	5.82%

Securities	3,786	4,850	17,677	31,256	40,872	197,408	295,849	290,722
Average interest rate	2.28%	0.77%	1.22%	1.76%	1.93%	2.35%	2.14%

Loans held for sale	7,845	—	—	—	—	—	7,845	7,845
Average interest rate	3.07%	—	—	—	—	—	3.07%

Federal funds sold	3,225	—	—	—	—	—	3,225	3,225
Average interest rate	.25%	—	—	—	—	—	.25%

Interest-bearing deposits	938,711	218,364	47,700	7,858	17,993	408	1,231,034	1,239,499
Average interest rate	1.48%	2.52%	2.71%	2.83%	2.71%	2.07%	1.93%

Securities sold under repurchase agreements	6,,536	—	—	—	—	—	6,536	6,536
Average interest rate	1.25%	—	—	—	—	—	1.25%
Advances from Federal
Home Loan Bank	—	—	—	—	—	—	—	—
Average interest rate	—	—	—	—	—	—	—
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

Except for marketable securities, impaired loans, other real estate, and repossessed assets, the Company does not account for any other assets or liabilities using fair value. Substantially all marketable securities are considered Level 2 assets since their fair values are determined using observable pricing inputs. Impaired loans, other real estate, and repossessed assets are considered Level 3 assets.
Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2010
		Quoted Prices in
		Active Markets	Significant Other	Significant
	Carrying Value at	for Identical	Observable	Unobservable
(in Thousands)	December 31, 2010	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Available-for-sale Securities	$277,032	$2,012	$275,020	$—
Securities held to maturity	13,396	—	13,690	—
Cash surrender value of Life insurance	1,554	—	—	1,554
Available-for-sale securities are measured on a recurring basis and are obtained from an independent pricing service. The fair values are based on quoted market prices of comparable securities, broker quotes or comprehensive interest rate tables and pricing matrices.
The Company does not measure any liabilities at fair value on a recurring basis.
The following table below presents, for the year ended December 31, 2010, the changes in Level 3 assets and liabilities that are measured at fair value on a recurring basis.

	Assets	Liabilities

Fair value, January 1, 2010	$1,497	—
Total realized gains included in income	57	—
Purchases, issuances and settlements, net	—	—
Transfers in and/or (out) of Level 3	—	—

Fair value December 31, 2010	$1,554	$—

Total realized gains (losses) included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31, 2010	$—	$—

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Assets Measured at Fair Value on a Nonrecurring Basis
Under certain circumstances we make adjustments to fair value for our assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at December 31, 2010, for which a nonrecurring change in fair value has been recorded:

		Fair Value Measurements at December 31, 2010
		Quoted Prices	Significant
	Carrying	in Active	Other	Significant
	Value at	Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
(in 000’s)	2010	(Level 1)	(Level 2)	(Level 3)

Assets:
Impaired loans	$50,450	—	—	50,450
Other real estate	13,741	—	—	13,741
Repossessed assets	41	—	—	41

	$64,232	—	—	64,232

The following assumptions were used by the Company in estimating fair value disclosures for financial instruments:
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
Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written
Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are generally made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods extending from one to two years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit, and the amounts unearned at December 31, 2010 and 2009 are insignificant. Accordingly, these commitments have no carrying value, and management estimates the commitments to have no significant fair value.
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
Impact of New Accounting Standards
Accounting Standards Codification - In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162. This statement modifies the Generally Accepted Accounting Principles (“GAAP”) hierarchy by establishing only two levels of GAAP, authoritative and nonauthoritative accounting literature. Effective July 2009, the FASB Accounting Standards Codification (“ASC”), also known collectively as the “Codification”, is considered the single source of authoritative U.S. accounting and reporting standards, except for additional authoritative rules and interpretive releases issued by the Securities and Exchange Commission (“SEC”). Nonauthoritative guidance and literature would include, among other things, FASB Concepts Statements, American Institute of Certified Public Accountants Issue Papers and Technical Practice Aids and accounting textbooks. The Codification was developed to organize GAAP pronouncements by topic so that users can more easily access authoritative accounting guidance. It is organized by topic, subtopic, section, and paragraph, each of which is identified by a numerical designation. FASB ASC 105-10, “Generally Accepted Accounting Principles,” became applicable beginning in third quarter 2009. All accounting references have been updated, and therefore SFAS references have been replaced with ASC references, except for SFAS references that have not been integrated into the codification.

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
Effective April 1, 2009, the Company adopted the new accounting guidance related to recognition and presentation of other-than-temporary impairment (“Pending Content” of FASB ASC 320-10). This recent accounting guidance amends the recognition guidance for other-than-temporary impairments of debt securities and expands the financial statement disclosures for other-than-temporary impairment losses on debt and equity securities. The recent guidance replaced the “intent and ability” indication in current guidance by specifying that (a) if a company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more likely than not the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security. The adoption of this guidance did not have an impact on the Company’s financial statements.
The Company adopted new accounting guidance for disclosures about derivative instruments and hedging activities (“Pending Content” of FASB ASC 815-10). The recent derivatives and hedging activities accounting guidance requires expanded qualitative, quantitative and credit-risk disclosures about derivatives and hedging activities and their effects on the Company’s financial position, financial performance and cash flows. This guidance is effective for the Company’s financial statements for the year beginning on January 1, 2009. The adoption of the recent derivative and hedging activities accounting guidance did not impact the Company’s financial statements.
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
FASB issued ASU 2009-05 (“Pending Content” of FASB ASC 820) which describes the valuation techniques companies should use to measure the fair value of liabilities for which there is limited observable market data. If a quoted price in an active market is not available for an identical liability, an entity should use one of the following approaches: (1) the quoted price of the identical liability when traded as an asset, (2) quoted prices for similar liabilities or similar liabilities when traded as an asset, or (3) another valuation technique that is consistent with the accounting guidance in FASB ASC 820 for fair value measurements and disclosures. When measuring the fair value of liabilities, this guidance reiterates that companies should apply valuation techniques that maximize the use of relevant observable inputs, which is consistent with existing accounting provisions for fair value measurements. In addition, this guidance clarifies when an entity should adjust quoted prices of identical or similar assets that are used to estimate the fair value of liabilities. This guidance was effective for the Company as of December 31, 2009, with adoption applied prospectively. The Company anticipates no material impact on the financial statements as a result of adopting this standard.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Effective September 30, 2010, the Company adopted the provisions of FASB Accounting Standards Update 2010-1 1, “Scope Exception Related to Embedded Credit Derivatives” (“ASU 201 0-1 1”). ASU 2010-1 1 amends ASC 815 to provide clarifying language regarding when embedded credit derivative features are not considered embedded derivatives subject to potential bifurcation and separate accounting. Upon adoption of the provisions of ASU 2010-11, re-evaluation of certain preexisting contracts is required to determine whether the accounting for such contracts is consistent with the amended guidance in ASC 815. If the fair value option is elected for an instrument upon adoption of the amendments to ASC 815, re-evaluation of such preexisting contracts is not required. As the Company does not have any preexisting contracts which require re-evaluation, the adoption of the Codification updated to ASC 815 had no effect on the Company’s financial statements.
Effective January 1, 2010, the Company adopted the provisions of FASB Accounting Standards Update 2010-06, “Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”), with the exception of the requirement to provide the activity of purchases, sales, issuances, and settlements related to recurring Level 3 measurements on a gross basis in the Level 3 reconciliation which is effective for quarters beginning after December 15, 2010. ASU 2010-06 updates ASC 820 to require disclosure of significant transfers into and out of Level 1 and Level 2 of the fair value hierarchy, as well as disclosure of an entity’s policy for determining when transfers between all levels of the hierarchy are recognized. The updated provision of ASC 820 also requires that fair value measurement disclosures be provided by each “class” of assets and liabilities, and that disclosures providing a description of the valuation techniques and inputs used to measure fair value be included for both recurring and nonrecurring fair value measurements classified as either Level 2 or Level 3. Under ASC 820, as amended, separate disclosure is required in the Level 3 reconciliation of total gains and losses recognized in other comprehensive income. Comparative disclosures are required only for periods ending subsequent to initial adoption. Upon adoption of the amendments to ASC 820, the Company revised its disclosures accordingly.
Effective January 1, 2010, the Company adopted the provisions of FASB Accounting Standards Update 2009-16, “Accounting for Transfers of Financial Assets” (“ASU 2009-16”). ASU 2009-16 updates ASC 860 to provide for the removal of the Qualifying Special Purpose Entity (“QSPE”) concept from GAAP, resulting in the evaluation of all former QSPEs for consolidation in accordance with ASC 810 on and after the effective date of the amendments. The amendments to ASC 860 modify the criteria for achieving sale accounting for transfers of financial assets and define the term participating interest to establish specific conditions for reporting a transfer of a portion of a financial asset as a sale. The updated provisions of ASC 860 also provide that a transferor should recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounting for as a sale. ASC 860, as amended, requires enhanced disclosures which are generally consistent with, and supersede, the disclosures previously required by the Codification update to ASC 810 and ASC 860 which was effective for periods ending after December 15, 2008. The adoption of the Codification update to ASC 860 had no material effect on the Company’s financial statements.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Effective January 1, 2010, the Company adopted the provisions of Accounting Standards Update 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”) amends ASC 810 to revise the criteria for determining the primary beneficiary to a VIE by replacing the quantitative-based risks and rewards test previously required with a qualitative analysis. While ASC 810, as amended, retains the previous guidance in ASC 810 which requires a reassessment of whether an entity is a VIE only when certain triggering events occur, it adds an additional criteria which triggers a reassessment of an entity’s status when an event occurs such that the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance. Additionally, the amendments to ASC 810 require continual reconsideration of conclusions regarding which interest holder is the VIE’S primary beneficiary. Under ASC 810, as amended, separate presentation is required on the face of the balance sheet of the assets of a consolidated VIE that can only be used to settle the VIE’S obligations and the liabilities of a consolidated VIE for which creditors or beneficial interest holders have no recourse to the general credit of the primary beneficiary. ASC 810, as amended, also requires enhanced disclosures which are generally consistent with, and supersede, the disclosures previously required by the Codification update to ASC 810 and ASC 860 which was effective for periods ending after December 15, 2008. Comparative disclosures are required only for periods subsequent to initial adoption for those disclosures not required under such previous guidance. The Company currently has no VIE’S thus adoption of the update had no impact on the financial statements.
In July, 2010, the FASB issued Accounting Standards Update 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” (“ASU 2010-20”). ASU 2010-20 provides enhanced disclosures related to the credit quality of financing receivables and the allowance for credit losses, and provides that new and existing disclosures should be disaggregated based on how an entity develops its allowance for credit losses and how it manages credit exposures. Under the provisions of ASU 2010-20, additional disclosures required for financing receivables include information regarding the aging of past due receivables, credit quality indicators, and modifications of financing receivables. The provisions of ASU 2010-20 are effective for periods ending after December 15, 2010, with the exception of the amendments to the rollfoward of the allowance for credit losses and the disclosures about modifications which are effective for periods beginning after December 15, 2010. Comparative disclosures are required only for periods ending subsequent to initial adoption. The Company has adopted the disclosure required and has elected to disclose comparative information in the year of adoption.

WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

	In Thousands, Except Per Share Information
	As Of December 31,
	2010	2009	2008	2007	2006
CONSOLIDATED BALANCE SHEETS:
Total assets end of year	$1,488,106	1,464,008	1,406,786	1,334,245	1,230,285
Loans, net	$1,073,091	1,098,614	1,077,047	988,053	880,670
Securities	$290,428	261,817	205,260	223,381	183,830
Deposits	$1,331,282	1,310,706	1,248,500	1,182,590	1,086,729
Stockholders’ equity	$144,333	139,557	129,118	118,185	106,168

	Years Ended December 31,
	2010	2009	2008	2007	2006

CONSOLIDATED STATEMENTS OF EARNINGS:
Interest income	$76,180	81,093	87,366	86,989	71,836
Interest expense	24,052	30,795	40,392	45,721	32,378

Net interest income	52,128	50,298	46,974	41,268	39,458

Provision for loan losses	14,834	7,828	6,718	4,145	3,806

Net interest income after provision for loan losses	37,294	42,470	40,256	37,123	35,652
Non-interest income	14,266	13,981	13,122	12,137	10,882
Non-interest expense	36,705	37,704	34,939	32,085	29,288

Earnings before income taxes	14,855	18,747	18,439	17,175	17,246

Income taxes	5,828	7,180	7,041	6,239	6,671

Net earnings	$9,027	11,567	11,398	10,936	10,575

Cash dividends declared	$4,300	4,379	4,168	2,306	4,525

PER SHARE DATA: (1)
Basic earnings per common share	$1.25	1.63	1.63	1.58	1.56
Diluted earnings per common share	$1.25	1.63	1.62	1.58	1.55
Cash dividends	$0.60	0.62	0.60	0.34	0.68
Book value	$19.98	19.53	18.34	17.09	15.55

RATIOS:
Return on average stockholders’ equity	6.44%	8.60%	9.26%	9.86%	10.51%
Return on average assets	0.60%	0.81%	0.82%	0.85%	0.95%
Capital to assets	9.70%	9.53%	9.18%	8.86%	8.63%
Dividends declared per share as percentage of basic earnings per share	48.00%	38.04%	36.81%	21.52%	43.27%

(1)	Per share data has been retroactively adjusted to reflect a 4 for 3 split which occurred effective May 7, 2007.

WILSON BANK HOLDING COMPANY
Consolidated Financial Statements
December 31, 2010 and 2009
(With Independent Auditor’s Report Thereon)

MAGGART & ASSOCIATES, P.C.
Certified Public Accountants
150 FOURTH AVENUE, NORTH
SUITE 2150
NASHVILLE, TENNESSEE 37219-2417
Telephone (615) 252-6100
Facsimile (615) 252-6105
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Wilson Bank Holding Company:
We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010. We also have audited Wilson Bank Holding Company and Subsidiary’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treasury Commission (COSO). Wilson Bank Holding Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Wilson Bank Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
/s/ Maggart & Associates, P.C.
Nashville, Tennessee
January 21, 2011

WILSON BANK HOLDING COMPANY
Consolidated Balance Sheets
December 31, 2010 and 2009

	Dollars In Thousands
	2010	2009

ASSETS

Loans, net of allowance for loan losses of $22,177 and $16,647, respectively	$1,073,091	1,098,614
Securities:
Held-to-maturity, at amortized cost (market value $13,690 and $12,608, respectively)	13,396	12,170
Available-for-sale, at market (amortized cost $282,453 and $250,412, respectively)	277,032	249,647

Total securities	290,428	261,817

Loans held for sale	7,845	5,027
Federal funds sold	3,225	5,450
Restricted equity securities, at cost	3,012	3,012

Total earning assets	1,377,601	1,373,920

Cash and due from banks	35,057	26,062
Premises and equipment, net	31,941	30,865
Accrued interest receivable	6,252	7,563
Deferred income taxes	9,629	5,457
Other real estate	13,741	3,924
Goodwill	4,805	4,805
Other intangible assets, net	508	904
Other assets	8,572	10,508

Total assets	$1,488,106	1,464,008

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,331,282	1,310,706
Securities sold under repurchase agreements	6,536	6,499
Advances from Federal Home Loan Bank	—	13
Accrued interest and other liabilities	5,955	7,233

Total liabilities	1,343,773	1,324,451

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 15,000,000 shares, 7,225,088 and 7,147,582 shares issued and outstanding, respectively	14,450	14,295
Additional paid-in capital	43,790	41,022
Retained earnings	89,439	84,712
Net unrealized losses on available-for-sale securities, net of income taxes of $2,075 and $293, respectively	(3,346)	(472)

Total stockholders’ equity	144,333	139,557

COMMITMENTS AND CONTINGENCIES

Total liabilities and stockholders’ equity	$1,488,106	1,464,008

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Earnings
Three Years Ended December 31, 2010

	Dollars In Thousands (except per share data)
	2010	2009	2008

Interest income:
Interest and fees on loans	$67,356	71,028	74,740
Interest and dividends on securities:
Taxable securities	7,927	9,069	10,942
Exempt from Federal income taxes	453	483	542
Interest on loans held for sale	237	276	187
Interest on Federal funds sold	78	82	773
Interest and dividends on restricted equity securities	129	155	182

Total interest income	76,180	81,093	87,366

Interest expense:
Interest on negotiable order of withdrawal accounts	2,554	2,428	3,628
Interest on money market accounts and other savings accounts	3,167	3,455	4,285
Interest on certificates of deposit and individual retirement accounts	18,256	24,390	31,607
Interest on securities sold under repurchase agreements	70	105	180
Interest on advances from Federal Home Loan Bank	—	416	688
Interest on Federal funds purchased	5	1	4

Total interest expense	24,052	30,795	40,392

Net interest income before provision for loan losses	52,128	50,298	46,974
Provision for loan losses	(14,834)	(7,828)	(6,718)

Net interest income after provision for loan losses	37,294	42,470	40,256
Non-interest income	14,266	13,981	13,122
Non-interest expense	(36,705)	(37,704)	(34,939)

Earnings before income taxes	14,855	18,747	18,439

Income taxes	5,828	7,180	7,041

Net earnings	$9,027	11,567	11,398

Basic earnings per common share	$1.25	1.63	1.63

Diluted earnings per common share	$1.25	1.63	1.62

Weighted average common shares outstanding:
Basic	7,198,711	7,101,084	6,996,442

Diluted	7,206,964	7,112,316	7,025,821

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Comprehensive Earnings
Three Years Ended December 31, 2010

	Dollars In Thousands
	2010	2009	2008

Net earnings	$9,027	11,567	11,398

Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $1,578, $250 and $23, respectively	(2,546)	405	(36)
Reclassification adjustment for net gains included in net earnings, net of taxes of $204, $191 and $88, respectively	(328)	(309)	(143)

Other comprehensive earnings (losses)	(2,874)	96	(179)

Comprehensive earnings	$6,153	11,663	11,219

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Changes in Stockholders’ Equity
Three Years Ended December 31, 2010

	Dollars In Thousands
				Net Unrealized
		Additional		Gain (Loss) On
	Common	Paid-In	Retained	Available-For-
	Stock	Capital	Earnings	Sale Securities	Total

Balance December 31, 2007	$13,833	34,373	70,368	(389)	118,185

Cash dividends declared, $.60 per share	—	—	(4,168)	—	(4,168)

Issuance of 108,132 shares of stock pursuant to dividend reinvestment plan	216	3,487	—	—	3,703

Cumulative effect of change in accounting principle related to deferred compensation plan, net of taxes of $46	—	—	(74)	—	(74)

Issuance of 17,520 shares of stock pursuant to exercise of stock options	35	197	—	—	232

Share based compensation expense	—	21	—	—	21

Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $111	—	—	—	(179)	(179)

Net earnings for the year	—	—	11,398	—	11,398

Balance December 31, 2008	14,084	38,078	77,524	(568)	129,118

Cash dividends declared, $.62 per share	—	—	(4,379)	—	(4,379)

Issuance of 95,403 shares of stock pursuant to dividend reinvestment plan	191	3,268	—	—	3,459

19,493 common shares repurchased	(39)	(658)	—	—	(697)

Issuance of 29,630 shares of stock pursuant to exercise of stock options	59	312	—	—	371

Share based compensation expense	—	22	—	—	22

Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $59	—	—	—	96	96

Net earnings for the year	—	—	11,567	—	11,567

Balance December 31, 2009	14,295	41,022	84,712	(472)	139,557

Cash dividends declared, $.60 per share	—	—	(4,300)	—	(4,300)

Issuance of 79,816 shares of stock pursuant to dividend reinvestment plan	160	2,892	—	—	3,052

5,969 common shares repurchased	(12)	(213)	—	—	(225)

Issuance of 3,659 shares of stock pursuant to exercise of stock options	7	69	—	—	76

Share based compensation expense	—	20	—	—	20

Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $1,782	—	—	—	(2,874)	(2,874)

Net earnings for the year	—	—	9,027	—	9,027

Balance December 31, 2010	$14,450	43,790	89,439	(3,346)	144,333

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Cash Flows
Three Years Ended December 31, 2010
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2010	2009	2008

Cash flows from operating activities:
Interest received	$78,349	81,016	86,682
Fees received	11,459	10,926	11,416
Other income received	—	1	9
Proceeds from sales of loans	107,495	154,424	75,587
Origination of loans held for sale	(108,038)	(153,978)	(72,744)
Interest paid	(25,196)	(31,538)	(41,501)
Cash paid to suppliers and employees	(31,314)	(39,649)	(29,412)
Income taxes paid	(8,712)	(8,504)	(7,835)

Net cash provided by operating activities	24,043	12,698	22,202

Cash flows from investing activities:
Purchase of available-for-sale securities	(476,633)	(302,570)	(201,831)
Proceeds from maturities of available-for-sale securities	384,761	191,216	131,232
Proceeds from sale of available-for-sale securities	59,532	56,452	86,378
Purchase of held-to-maturity securities	(3,452)	(3,181)	(1,659)
Proceeds from maturities of held-to-maturity securities	2,199	2,085	4,007
Loans made to customers, net of repayments	(4,030)	(32,989)	(103,483)
Purchase of bank premises and equipment	(2,603)	(1,505)	(2,438)
Proceeds from sale of other assets	132	367	26
Proceeds from sale of other real estate	3,618	3,482	3,540

Net cash used in investing activities	(36,476)	(86,643)	(84,228)

Cash flows from financing activities:
Net increase in non-interest bearing, savings, NOW and money market deposit accounts	100,164	43,228	25,168
Net increase (decrease) in time deposits	(79,588)	18,978	40,742
Net increase (decrease) in securities under agreements to repurchase	37	(948)	(2,324)
Repayments of Federal Home Loan Bank advances, net	(13)	(13,798)	(1,659)
Dividends paid	(4,300)	(4,379)	(4,168)
Proceeds from sale of common stock pursuant to dividend reinvestment	3,052	3,459	3,703
Proceeds from sale of common stock pursuant to exercise of stock options	76	371	232
Repurchase of common shares	(225)	(697)	—

Net cash provided by financing activities	19,203	46,214	61,694

Net increase (decrease) in cash and cash equivalents	6,770	(27,731)	(332)

Cash and cash equivalents at beginning of year	31,512	59,243	59,575

Cash and cash equivalents at end of year	$38,282	31,512	59,243

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Cash Flows, Continued
Three Years Ended December 31, 2010
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2010	2009	2008

Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$9,027	11,567	11,398
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	2,781	2,167	2,125
Provision for loan losses	14,834	7,828	6,718
Share based compensation expense	20	22	21
Provision for deferred taxes	(2,618)	(1,939)	(882)
Loss on sales of other real estate	1,113	822	398
Loss on sales of other assets	21	51	15
Security gains	(532)	(500)	(231)
Loss on restricted equity securities	—	88	—
Loss on sales of fixed assets	—	—	20
FHLB dividend reinvestment	—	—	(117)
Decrease (increase) in loans held for sale	(2,818)	(1,486)	2,493
Increase (decrease) in taxes payable	(266)	614	88
Decrease (increase) in other assets	1,954	(6,255)	—
Decrease in accrued interest receivable	1,311	794	507
Decrease in interest payable	(1,144)	(743)	(1,109)
Increase (decrease) in accrued expenses	360	(332)	758

Total adjustments	15,016	1,131	10,804

Net cash provided by operating activities	$24,043	$12,698	22,202

Supplemental Schedule of Non-Cash Activities:

Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $1,782 in 2010, $59 in 2009, and $111 in 2008	$(2,874)	96	(179)

Non-cash transfers from loans to other real estate	$15,820	4,599	8,451

Non-cash transfers from other real estate to loans	$1,272	1,364	788

Non-cash transfers from loans to other assets	$171	359	108

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
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

Residential 1-4 family, commercial, real estate and construction mortgage loans, represented 32%, 32% and 16% and 34%, 29% and 18% of the loan portfolio at December 31, 2010 and 2009, respectively.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2010, 2009 and 2008
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

Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized on a straight line basis over the respective term of the loan.

Generally the accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than when they become 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, mortgage and agricultural loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2010, 2009 and 2008
(1)	Summary of Significant Accounting Policies, Continued
(f)	Allowance for Loan Losses, Continued

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

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

The Company, as a member of the Federal Home Loan Bank (“FHLB”) Cincinnati system, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. Management reviews for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2010, 2009 and 2008
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

Expenditures for major renovations and improvements of premises and equipment are capitalized and those for maintenance and repairs are charged to earnings as incurred.

(k)	Other Real Estate

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance [i.e. any direct write-downs] are included in net expenses from foreclosed assets.

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
December 31, 2010, 2009 and 2008
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

(r)	Advertising Costs

Advertising costs are expensed as incurred by the Company and totaled $813,000, $802,000 and $939,000 for 2010, 2009 and 2008, respectively.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2010, 2009 and 2008
(1)	Summary of Significant Accounting Policies, Continued
(s)	Earnings Per Share

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

(t)	Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in note 23 of the consolidated financial statements. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

(u)	Reclassifications

Certain reclassifications have been made to the 2009 and 2008 figures to conform to the presentation for 2010.

(v)	Off-Balance-Sheet Financial Instruments

In the ordinary course of business Wilson Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

(w)	Impact of New Accounting Standards

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

Effective April 1, 2009, the Company adopted the new accounting guidance related to recognition and presentation of other-than-temporary impairment (“Pending Content” of FASB ASC 320-10). This recent accounting guidance amends the recognition guidance for other-than-temporary impairments of debt securities and expands the financial statement disclosures for other-than-temporary impairment loses on debt and equity securities. The recent guidance replaced the “intent and ability” indication in current guidance by specifying that (a) if a company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more likely than not the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security. The adoption of this guidance did not have an impact on the Company’s financial statements.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2010, 2009 and 2008
(1)	Summary of Significant Accounting Policies, Continued
(w)	Impact of New Accounting Standards, Continued

The Company adopted new accounting guidance for disclosures about derivative instruments and hedging activities (“Pending Content” of FASB ASC 815-10). The recent derivatives and hedging activities accounting guidance requires expanded qualitative, quantitative and credit-risk disclosures about derivatives and hedging activities and their effects on the Company’s financial position, financial performance and cash flows. This guidance was effective for the Company’s financial statements for the year beginning on January 1, 2009. The adoption of the recent derivative and hedging activities accounting guidance did not impact the Company’s financial statements.

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

FASB issued ASU 2009-05 (“Pending Content” of FASB ASC 820) which describes the valuation techniques companies should use to measure the fair value of liabilities for which there is limited observable market data. If a quoted price in an active market is not available for an identical liability, an entity should use one of the following approaches: (1) the quoted price of the identical liability when traded as an asset, (2) quoted prices for similar liabilities or similar liabilities when traded as an asset, or (3) another valuation technique that is consistent with the accounting guidance in FASB ASC 820 for fair value measurements and disclosures. When measuring the fair value of liabilities, this guidance reiterates that companies should apply valuation techniques that maximize the use of relevant observable inputs, which is consistent with existing accounting provisions for fair value measurements. In addition, this guidance clarifies when an entity should adjust quoted prices of identical or similar assets that are used to estimate the fair value of liabilities. This guidance was effective for the Company as of December 31, 2009, with adoption applied prospectively. The Company anticipates no material impact on the financial statements as a result of adopting this standard.

Effective September 30, 2010, the Company adopted the provisions of FASB Accounting Standards Update 2010-11, “Scope Exception Related to Embedded Credit Derivatives” (“ASU 2010-11”). ASU 2010-11 amends ASC 815 to provide clarifying language regarding when embedded credit derivative features are not considered embedded derivatives subject to potential bifurcation and separate accounting. Upon adoption of the provisions of ASU 2010-11, re-evaluation of certain preexisting contracts is required to determine whether the accounting for such contracts is consistent with the amended guidance in ASC 815. If the fair value option is elected for an instrument upon adoption of the amendments to ASC 815, re-evaluation of such preexisting contracts is not required. As the Company does not have any preexisting contracts which require re-evaluation, the adoption of the Codification updated to ASC 815 had no effect on the Company’s financial statements.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2010, 2009 and 2008
(1)	Summary of Significant Accounting Policies, Continued
(w)	Impact of New Accounting Standards, Continued

Effective January 1, 2010, the Company adopted the provisions of FASB Accounting Standards Update 2010-06, “Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”), with the exception of the requirement to provide the activity of purchases, sales, issuances, and settlements related to recurring Level 3 measurements on a gross basis in the Level 3 reconciliation which is effective for quarters beginning after December 15, 2010. ASU 2010-06 updates ASC 820 to require disclosure of significant transfers into and out of Level 1 and Level 2 of the fair value hierarchy, as well as disclosure of an entity’s policy for determining when transfers between all levels of the hierarchy are recognized. The updated provision of ASC 820 also require that fair value measurement disclosures be provided by each “class” of assets and liabilities, and that disclosures providing a description of the valuation techniques and inputs used to measure fair value be included for both recurring and nonrecurring fair value measurements classified as either Level 2 or Level 3. Under ASC 820, as amended, separate disclosure is required in the Level 3 reconciliation of total gains and losses recognized in other comprehensive income. Comparative disclosures are required only for periods ending subsequent to initial adoption. Upon adoption of the amendments to ASC 820, the Company revised its disclosures accordingly.

Effective January 1, 2010, the Company adopted the provisions of FASB Accounting Standards Update 2009-16, “Accounting for Transfers of Financial Assets” (“ASU 2009-16”). ASU 2009-16 updates ASC 860 to provide for the removal of the Qualifying Special Purpose Entity (“QSPE”) concept from GAAP, resulting in the evaluation of all former QSPEs for consolidation in accordance with ASC 810 on and after the effective date of the amendments. The amendments to ASC 860 modify the criteria for achieving sale accounting for transfers of financial assets and define the term participating interest to establish specific conditions for reporting a transfer of a portion of a financial asset as a sale. The updated provisions of ASC 860 also provide that a transferor should recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounting for as a sale. ASC 860, as amended, requires enhanced disclosures which are generally consistent with, and supersede, the disclosures previously required by the Codification update to ASC 810 and ASC 860 which was effective for periods ending after December 15, 2008. The adoption of the Codification update to ASC 860 had no material effect on the Company’s financial statements.

Effective January 1, 2010, the Company adopted the provisions of Accounting Standards Update 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”) amends ASC 810 to revise the criteria for determining the primary beneficiary to a VIE by replacing the quantitative-based risks and rewards test previously required with a qualitative analysis. While ASC 810, as amended, retains the previous guidance in ASC 810 which requires a reassessment of whether an entity is a VIE only when certain triggering events occur, it adds an additional criteria which triggers a reassessment of an entity’s status when an event occurs such that the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance. Additionally, the amendments to ASC 810 require continual reconsideration of conclusions regarding which interest holder is the VIE’s primary beneficiary. Under ASC 810, as amended, separate presentation is required on the face of the balance sheet of a consolidated VIE that can only be used to settle the VIE’s obligations and the liabilities of a consolidated VIE for which creditors or beneficial interest holders have no recourse to the general credit of the primary beneficiary. ASC 810, as amended, also requires enhanced disclosures which are generally consistent with, and supersede, the disclosures previously required by the Codification update to ASC 810 and ASC 860 which was effective for periods ending after December 15, 2008. Comparative disclosures are required only for periods subsequent to initial adoption for those disclosures not required under such previous guidance. The Company currently has no VIE’s thus adoption of the update had no impact on the financial statements.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2010, 2009 and 2008
(1)	Summary of Significant Accounting Policies, Continued
(w)	Impact of New Accounting Standards, Continued

In July, 2010, the FASB issued Accounting Standards Update 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” (“ASU 2010-20”). ASU 2010-20 provides enhanced disclosures related to the credit quality of financing receivables and the allowance for credit losses, and provides that new and existing disclosures should be disaggregated based on how an entity develops its allowance for credit losses and how it manages credit exposures. Under the provisions of ASU 2010-20, additional disclosures required for financing receivables include information regarding the aging of past due receivables, credit quality indicators, and modifications of financing receivables. The provisions of ASU 2010-20 are effective for periods ending after December 15, 2010, with the exception of the amendments to the rollfoward of the allowance for credit losses and the disclosures about modifications which are effective for periods beginning after December 15, 2010. Comparative disclosures are required only for periods ending subsequent to initial adoption. The Company has adopted the disclosure required and has elected to disclose comparative information in the year of adoption.

(2)	Loans and Allowance for Loan Losses
The classification of loans at December 31, 2010 and 2009 is as follows:

	In Thousands
	2010	2009

Mortgage loans on real estate:
Residential 1-4 family	$351,237	374,684
Multifamily	8,711	5,526
Commercial	347,381	324,824
Construction	176,842	198,732
Farmland	38,369	14,090
Second mortgages	15,373	16,847
Equity lines of credit	36,861	35,954

Total mortgage loans on real estate	974,774	970,657

Commercial loans	57,249	74,748

Agriculture loans	3,017	3,093

Consumer installment loans:
Personal	52,574	60,792
Credit cards	3,160	2,973

Total consumer installment loans	55,734	63,765

Other loans	5,841	4,413

	1,096,615	1,116,676

Net deferred loan fees	(1,347)	(1,415)

Total loans	1,095,268	1,115,261

Less: Allowance for loan losses	(22,177)	(16,647)

Loans, net	$1,073,091	1,098,614

At December 31, 2010, variable rate and fixed rate loans totaled $661,584,000 and $433,684,000, respectively. At December 31, 2009, variable rate loans were $656,480,000 and fixed rate loans totaled $458,781,000.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2010, 2009 and 2008
(2)	Loans and Allowance for Loan Losses, Continued

In the normal course of business, Wilson Bank has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $9,919,000 and $12,305,000 at December 31, 2010 and 2009, respectively. As of December 31, 2010, none of these loans were restructured, nor were any related party loans charged-off during the past three years nor did they involve more than the normal risk of collectibility or present other unfavorable features.

An analysis of the activity with respect to such loans to related parties is as follows:

	In Thousands
	December 31,
	2010	2009

Balance, January 1	$12,305	12,966
New loans and renewals during the year	7,509	11,441
Repayments (including loans paid by renewal) during the year	(9,895)	(12,102)

Balance, December 31	$9,919	12,305

A director of the Company performs appraisals related to certain loan customers. Fees paid to the director for these services were $279,000 in 2010, $359,000 in 2009, and $195,000 in 2008.

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

The following table presents the Company’s impaired loans at December 31, 2010 and 2009

	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

December 31, 2010

With no related allowance recorded:
Residential 1-4 family	$3,811	3,811	—	5,876	472
Multifamily	406	406	—	464	26
Commercial real estate	3,760	4,260	—	4,780	136
Construction	10,522	10,844	—	6,950	256
Farmland	—	—	—	1,790	—
Second mortgages	706	706	—	644	1
Equity lines of credit	—	—	—	601	—
Commercial	204	204	—	689	11
Agricultural	—	—	—	39	—

	$19,409	20,231	—	21,833	902

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2010, 2009 and 2008
(2)	Loans and Allowance for Loan Losses, Continued

	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

December 31, 2010

With allowance recorded:
Residential 1-4 family	$7,818	7,890	1,275	9,890	351
Multifamily	—	—	—	—	—
Commercial real estate	18,686	18,686	3,816	15,027	347
Construction	8,546	8,914	1,782	8,426	392
Farmland	1,866	1,866	231	3,848	68
Second mortgages	164	164	15	337	—
Equity lines of credit	869	869	159	418	32
Commercial	910	910	670	569	25
Agricultural	155	155	25	39	10

	$39,014	39,454	7,973	38,554	1,225

Total
Residential 1-4 family	11,629	11,701	1,275	15,766	823
Multifamily	406	406	—	464	26
Commercial real estate	22,446	22,946	3,816	19,807	483
Construction	19,068	19,758	1,782	15,376	648
Farmland	1,866	1,866	231	5,638	68
Second mortgages	870	870	15	981	1
Equity lines of credit	869	869	159	1,019	32
Commercial	1,114	1,114	670	1,258	36
Agricultural	155	155	25	78	10

	$58,423	59,685	7,973	60,387	2,127

December 31, 2009

With no related allowance recorded:
Residential 1-4 family	$829	829	—
Multifamily	—	—	—
Commercial real estate	21,576	21,576	—
Construction	709	709	—
Farmland	—	—	—
Second mortgages	—	—	—
Equity lines of credit	867	867	—
Commercial	—	—	—
Agricultural	—	—	—

	$23,981	23,981	—

With allowance recorded:
Residential 1-4 family	$3,569	3,569	585
Multifamily	—	—	—
Commercial real estate	10,020	10,020	1,462
Construction	6,185	6,185	2,165
Farmland	—	—	—
Second mortgages	878	878	179
Equity lines of credit	508	508	508
Commercial	611	611	361
Agricultural	—	—	—

	$21,771	21,771	5,260

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2010, 2009 and 2008
(2)	Loans and Allowance for Loan Losses, Continued

		Unpaid
	Recorded	Principal	Related
	Investment	Balance	Allowance

December 31, 2009

Total
Residential 1-4 family	$4,398	4,398	585
Multifamily	—	—	—
Commercial real estate	31,596	31,596	1,462
Construction	6,894	6,894	2,165
Farmland	—	—	—
Second mortgages	878	878	179
Equity lines of credit	1,375	1,375	508
Commercial	611	611	361
Agricultural	—	—	—

	$45,752	45,752	5,260

The average recorded investment in impaired loans during 2009 was $44,834,000 and the related interest recognized on impaired loans for the year ended December 31, 2009 was $1,591,000.
The following tables present the Company’s nonaccrual loans, credit quality indicators and past due loans as of December 31, 2010 and 2009.
Loans on Nonaccrual Status

	In Thousands
	2010	2009

Residential 1-4 family	$3,611	10,568
Multifamily	—	—
Commercial real estate	7,465	8,004
Construction	7,850	5,636
Farmland	1,308	—
Second mortgages	770	670
Equity lines of credit	667	508
Commercial	490	100
Installment and other	—	28

Total	$22,161	25,514

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2010, 2009 and 2008
(2)	Loans and Allowance for Loan Losses, Continued

Credit Quality Indicators

	In Thousands
	Residential		Commercial			Second	Equity Lines			Installment
	1-4 Family	Multifamily	Real Estate	Construction	Farmland	Mortgages	of Credit	Commercial	Agricultural	and Other	Total

Credit Risk Profile by Internally Assigned Grade

December 31, 2010

Pass	$333,971	8,226	324,880	160,457	36,333	13,838	35,834	56,053	2,852	61,005	1,033,449
Special mention	9,567	—	5,873	726	340	588	276	50	155	166	17,741
Substandard	7,699	485	16,628	15,659	1,696	947	751	1,146	10	404	45,425
Doubtful	—	—	—	—	—	—	—	—	—	—	—

Total	$351,237	8,711	347,381	176,842	38,369	15,373	36,861	57,249	3,017	61,575	1,096,615

December 31, 2009

Pass	$351,792	5,526	302,420	188,814	14,052	15,709	34,171	71,143	3,076	67,273	1,053,976
Special mention	7,576	—	2,318	778	31	332	235	2,821	—	266	14,357
Substandard	15,316	—	20,086	9,140	7	806	1,548	784	17	639	48,343
Doubtful	—	—	—	—	—	—	—	—	—	—	—

Total	$374,684	5,526	324,824	198,732	14,090	16,847	35,954	74,748	3,093	68,178	1,116,676

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2010, 2009 and 2008
(2)	Loans and Allowance for Loan Losses, Continued

Age Analysis of Past Due Loans

	In Thousands
							Recorded
							Investment
	30-59	60-89	Greater				Greater Than
	Days	Days	Than	Total		Total	90 Days and
	Past Due	Past Due	90 Days	Past Due	Current	Loans	Accruing

December 31, 2010

Residential 1-4 family	$5,714	1,080	5,141	11,935	339,302	351,237	1,530
Multifamily	53	—	79	132	8,579	8,711	79
Commercial real estate	558	200	7,673	8,431	338,950	347,381	208
Construction	1,830	160	8,028	10,018	166,824	176,842	178
Farmland	1,572	188	1,651	3,411	34,958	38,369	343
Second mortgages	215	48	890	1,153	14,220	15,373	120
Equity lines of credit	73	—	667	740	36,121	36,861	—
Commercial	330	2	492	824	56,425	57,249	2
Agricultural, installment and other	872	159	108	1,139	63,453	64,592	108

Total	$11,217	1,837	24,729	37,783	1,058,832	1,096,615	2,568

December 31, 2009

Residential 1-4 family	$5,797	1,915	12,473	20,185	354,499	374,684	1,905
Multifamily	—	—	—	—	5,526	5,526	—
Commercial real estate	2,667	1,088	8,208	11,963	312,861	324,824	204
Construction	1,487	440	5,665	7,592	191,140	198,732	29
Farmland	212	31	—	243	13,847	14,090	—
Second mortgages	172	33	846	1,051	15,796	16,847	176
Equity lines of credit	199	51	658	908	35,046	35,954	150
Commercial	536	12	1,370	1,918	72,830	74,748	1,270
Agricultural, instalment and other	1,035	135	363	1,533	69,738	71,271	335

Total	$12,105	3,705	29,583	45,393	1,071,283	1,116,676	4,069

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2010, 2009 and 2008
(2)	Loans and Allowance for Loan Losses, Continued
Transactions in the allowance for loan losses for the years ended December 31, 2010 and 2009 are summarized as follows:

	In Thousands
	Residential		Commercial			Second	Equity Lines			Installment
	1-4 Family	Multifamily	Real Estate	Construction	Farmland	Mortgages	of Credit	Commercial	Agricultural	and Other	Total

December 31, 2010

Allowance for loan losses:

Beginning balance	$4,268	25	4,499	3,412	151	521	788	1,625	38	1,320	16,647
Provision	3,031	21	3,920	5,907	1,574	(65)	642	(320)	29	95	14,834
Charge-offs	(2,193)	—	(1,134)	(3,791)	(737)	(186)	(663)	(253)	—	(719)	(9,676)
Recoveries	34	—	—	30	—	6	—	111	—	191	372

Ending balance	$5,140	46	7,285	5,558	988	276	767	1,163	67	887	22,177

Ending balance individually evaluated for impairment	$1,275	—	3,816	1,782	231	15	159	670	25	—	7,973

Ending balance collectively evaluated for impairment	$3,865	46	3,469	3,776	757	261	608	493	42	887	14,204

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—	—

Loans:

Ending balance	$351,237	8,711	347,381	176,842	38,369	15,373	36,861	57,249	3,017	61,575	1,096,615

Ending balance individually evaluated for impairment	$11,629	406	22,446	19,068	1,866	870	869	1,114	155	—	58,423

Ending balance collectively evaluated for impairment	$339,608	8,305	324,935	157,774	36,503	14,503	35,992	56,135	2,862	61,575	1,038,192

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—	—

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2010, 2009 and 2008
(2)	Loans and Allowance for Loan Losses, Continued

	In Thousands
	Residential		Commercial			Second	Equity Lines			Installment
	1-4 Family	Multifamily	Real Estate	Construction	Farmland	Mortgages	of Credit	Commercial	Agricultural	and Other	Total

December 31, 2009

Allowance for loan losses:

Beginning balance	$3,112	18	3,280	2,488	110	380	575	1,185	28	962	12,138
Provision	2,058	7	1,468	1,047	166	387	357	794	10	1,534	7,828
Charge-offs	(935)	—	(252)	(127)	(125)	(261)	(144)	(403)	—	(1,423)	(3,670)
Recoveries	33	—	3	4	—	15	—	49	—	247	351

Ending balance	$4,268	25	4,499	3,412	151	521	788	1,625	38	1,320	16,647

Ending balance individually evaluated for impairment	$585	—	1,462	2,165	—	179	508	361	—	—	5,260

Ending balance collectively evaluated for impairment	$3,683	25	3,037	1,247	151	342	280	1,264	38	1,320	11,387

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—	—

Loans:

Ending balance	$374,684	5,526	324,824	198,732	14,090	16,847	35,954	74,748	3,093	68,178	1,116,676

Ending balance individually evaluated for impairment	$4,398	—	31,596	6,894	—	878	1,375	611	—	—	45,752

Ending balance collectively evaluated for impairment	$370,286	5,526	293,228	191,838	14,090	15,969	34,579	74,137	3,093	68,178	1,070,924

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—	—

(2)	Loans and Allowance for Loan Losses, Continued

The Company’s principal customers are primarily in the Middle Tennessee area with a concentration in Wilson County, Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral vary depending upon the purpose of the credit and the borrower’s financial condition.

In 2010, 2009 and 2008, the Company originated and sold loans in the secondary market of $108,038,000, $153,978,000 and $72,744,000, respectively. The fees and gain on sale of these loans totaled $2,275,000, $2,554,000 and $1,466,000 in 2010, 2009 and 2008, respectively.

Of the loans sold in the secondary market, the recourse to Wilson Bank is limited. On loans sold to the Federal Home Loan Mortgage Corporation, Wilson Bank has a recourse obligation for one year from the purchase date. At December 31, 2009, there were no loans sold to the Federal Home Loan Mortgage Corporation with existing recourse. All other loans sold in the secondary market provide the purchaser recourse to Wilson Bank for a period of 90 days up to one year from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. At December 31, 2010, total loans sold with recourse to Wilson Bank, including those sold to the Federal Home Loan Mortgage Corporation, aggregated $107,495,000. At December 31, 2010, Wilson Bank had not been required to repurchase any of the loans originated by Wilson Bank and sold in the secondary market. Management expects no loss to result from these recourse provisions.

(3)	Debt and Equity Securities
Debt and equity securities have been classified in the consolidated balance sheet according to management’s intent. Debt and equity securities at December 31, 2010 consist of the following:

	Securities Held-To-Maturity
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Mortgage-backed:
Government-sponsored enterprises (GSEs)* residential	$1,637	19	6	1,650
Obligations of states and political subdivisions	11,759	369	88	12,040

	$13,396	388	94	13,690

	Securities Available-For-Sale
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Government and Federal agencies	$2,004	8	—	2,012
U.S. Government-sponsored enterprises (GSEs)*	157,089	235	2,646	154,678
Mortgage-backed:
GSE residential	121,838	31	3,069	118,800
Obligations of states and political subdivisions	1,522	27	7	1,542

	$282,453	301	5,722	277,032

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association.

(3)	Debt and Equity Securities, Continued

Included in mortgage-backed GSE residential available for sale securities are collateralized mortgage obligations totaling $7,586,000 (fair value of $7,735,000) at December 31, 2010. The Company did not own any collateralized mortgage obligations at December 31, 2009.

The Company’s classification of securities at December 31, 2009 is as follows:

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

The amortized cost and estimated market value of debt securities at December 31, 2010, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	In Thousands
		Estimated
	Amortized	Market
Securities Held-To-Maturity	Cost	Value

Due in one year or less	$1,371	1,385
Due after one year through five years	5,068	5,315
Due after five years through ten years	3,046	3,136
Due after ten years	2,274	2,204

	11,759	12,040
Mortgage-backed securities	1,637	1,650

	$13,396	13,690

(3)	Debt and Equity Securities, Continued

	In Thousands
		Estimated
	Amortized	Market
Securities Available-For-Sale	Cost	Value

Due in one year or less	$2,004	2,012
Due after one year through five years	89,576	88,454
Due after five years through ten years	67,827	66,547
Due after ten years	1,208	1,219

	160,615	158,232
Mortgage-backed securities	121,838	118,800

	$282,453	277,032

Results from sales of debt and equity securities are as follows:

	In Thousands
	2010	2009	2008

Gross proceeds	$59,532	56,452	86,378

Gross realized gains	$551	551	425
Gross realized losses	19	51	194

Net realized gains	$532	500	231

Securities carried in the balance sheet of approximately $147,308,000 (approximate market value of $144,801,000) and $119,939,000 (approximate market value of $119,741,000) were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2010 and 2009, respectively.

Included in the securities above are $11,257,000 (approximate market value of $11,539,000) and $11,453,000 (approximate market value of $11,884,000) at December 31, 2010 and 2009, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

Securities that have rates that adjust prior to maturity totaled $26,000 (approximate market value of $27,000) and $36,000 (approximate market value of $37,000) at December 31, 2010 and 2009, respectively.

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2010.

(3)	Debt and Equity Securities, Continued
Available for sale and held to maturity securities that have been in a continuous unrealized loss position are as follows:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number			Number
			of			of
	Fair	Unrealized	Securities	Fair	Unrealized	Securities	Fair	Unrealized
	Value	Losses	Included	Value	Losses	Included	Value	Losses
Held to Maturity Securities:
Debt securities:
Mortgage-backed:
GSE residential	$1,034	$6	1	$—	$—	—	$1,034	$6

Obligations of states and political subdivisions	3,278	88	14	—	—	—	3,278	88

	$4,312	$94	15	$—	$—	—	$4,312	$94

Available-for-Sale Securities:
Debt securities:
U.S. Government and Federal agencies	$—	$—	—	$—	$—	—	$—	$—

GSEs	102,458	2,646	36	—	—	—	102,458	2,646

Mortgage-backed:
GSE residential	113,512	3,069	34	—	—	—	113,512	3,069

Obligations of states and political subdivisions	345	7	1	—	—	—	345	7

	$216,315	$5,722	71	$—	$—	—	$216,315	$5,722

(4)	Restricted Equity Securities

Restricted equity securities consists of stock of the Federal Home Loan Bank amounting to $3,012,000 at December 31, 2010 and 2009. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

(5)	Premises and Equipment
The detail of premises and equipment at December 31, 2010 and 2009 is as follows:

	In Thousands
	2010	2009
Land	$14,520	13,384
Buildings	20,993	20,544
Leasehold improvements	140	140
Furniture and equipment	5,168	7,292
Automobiles	104	177
Construction-in-progress	644	—

	41,569	41,537
Less accumulated depreciation	(9,628)	(10,672)

	$31,941	30,865

(5)	Premises and Equipment, Continued
During 2010 and 2009 payments of $503,000 and $299,000, respectively, were made to a director for building repairs and maintenance and construction of buildings.
Depreciation expense was $1,527,000, $1,675,000 and $1,794,000 for the years ended December 31, 2010, 2009 and 2008, respectively.
(6)	Acquired Intangible Assets and Goodwill
The intangible assets result from the excess of purchase price over the applicable book value of the net assets acquired of 50% owned subsidiaries in 2005:
Amortizable intangible assets:

	In Thousands
	2010	2009

Premium on purchased deposits	$2,787	2,787

Accumulated amortization	2,279	1,883

	$508	904

	For the Year Ended December 31,
	2010	2009	2008

Amortization expense	$396	396	396

Estimated amortization expense:

For the Year Ended

2011	$396
2012	112
The premium on purchased deposits is being amortized on a straight-line basis over 7 years.

	In Thousands
	2010	2009
Goodwill:
Balance at January 1,	$4,805	4,805
Goodwill acquired during year	—	—
Impairment loss	—	—

Balance at December 31,	$4,805	4,805

(7)	Other Assets

Other assets were $8,572,000 and $10,508,000 at December 31, 2010 and 2009, respectively. During 2009, the Federal Deposit Insurance Corporation (“FDIC”) required all members to prepay three years of estimated deposit insurance premiums. The Company’s assessment was $7,176,000 and is included in other assets as a prepaid expense at December 31, 2009. During 2010, the Company expensed $2,071,000 of the prepaid insurance premium, which is included in non-interest expense.

(8)	Deposits
Deposits at December 31, 2010 and 2009 are summarized as follows:

	In Thousands
	2010	2009

Demand deposits	$100,248	94,947
Savings accounts	58,382	39,657
Negotiable order of withdrawal accounts	237,715	196,239
Money market demand accounts	259,404	224,742
Certificates of deposit $100,000 or greater	275,738	336,527
Other certificates of deposit	303,851	327,660
Individual retirement accounts $100,000 or greater	43,207	41,821
Other individual retirement accounts	52,737	49,113

	$1,331,282	1,310,706

Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2010 are as follows:

(In Thousands)
Maturity	Total

2011	$383,210
2012	218,364
2013	47,700
2014	7,858
2015	17,993
Thereafter	408

$675,533

The aggregate amount of overdrafts reclassified as loans receivable was $374,000 and $354,000 at December 31, 2010 and 2009, respectively.

Wilson Bank is required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2010 and 2009 were approximately $1,500,000 and $2,750,000, respectively.

(9)	Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements were $6,536,000 and $6,499,000 at December 31, 2010 and 2009, respectively. The maximum amounts of outstanding repurchase agreements at any month end during 2010 and 2009 was $6,536,000 and $7,810,000, respectively. The average daily balance outstanding during 2010 and 2009 was $5,618,000 and $6,087,000, respectively. The weighted-average interest rate on the outstanding balance at December 31, 2010 and 2009 was .94% and 1.67%, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

(10)	Advances from Federal Home Loan Bank
The advances from the Federal Home Loan Bank at December 31, 2009 of $13,000 had a weighted average interest rate of 7.09%.
These advances are collateralized by a required blanket pledge of qualifying mortgage loans.

(11)	Non-Interest Income and Non-Interest Expense
The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

	In Thousands
	2010	2009	2008

Non-interest income:
Service charges on deposits	$5,354	5,786	6,034
Other fees and commissions	6,105	5,140	5,382
Security gains, net	532	500	231
Fees and gains on sales of loans	2,275	2,554	1,466
Other income	—	1	9

	$14,266	13,981	13,122

	In Thousands
	2010	2009	2008

Non-interest expense:
Employee salaries and benefits	$18,799	20,266	20,097
Occupancy expenses	2,407	2,481	2,288
Furniture and equipment expenses	1,251	1,421	1,541
Loss on sale of fixed assets	—	—	20
Loss on sales of other assets, net	21	51	15
Loss on sales of other real estate, net	1,113	822	398
Data processing expenses	1,255	1,042	1,084
FDIC insurance	2,232	2,504	828
Directors’ fees	733	783	807
Other operating expenses	8,894	8,334	7,861

	$36,705	37,704	34,939

(12)	Income Taxes
The components of the net deferred tax asset are as follows:

	In Thousands
	2010	2009
Deferred tax asset:
Federal	$9,333	6,023
State	1,586	1,007

	10,919	7,030

Deferred tax liability:
Federal	(1,071)	(1,306)
State	(219)	(267)

	(1,290)	(1,573)

	$9,629	5,457

(12)	Income Taxes, Continued
The tax effects of each type of significant item that gave rise to deferred tax assets (liabilities) are:

	In Thousands
	2010	2009
Financial statement allowance for loan losses in excess of tax allowance	$8,169	6,150
Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(615)	(747)
Financial statement deduction for deferred compensation in excess of deduction for tax purposes	674	587
Financial statement income on FHLB stock dividends not recognized for tax purposes	(480)	(480)
Deposit base premium related to acquisition of minority interest	(194)	(346)
Unrealized loss on securities available-for-sale	2,075	293

	$9,629	5,457

The components of income tax expense (benefit) are summarized as follows:

	In Thousands
	Federal	State	Total

2010
Current	$6,991	1,226	8,217
Deferred	(2,065)	(324)	(2,389)

Total	$4,926	902	5,828

2009
Current	$7,591	1,528	9,119
Deferred	(1,626)	(313)	(1,939)

Total	$5,965	1,215	7,180

2008
Current	$6,620	1,303	7,923
Deferred	(758)	(124)	(882)

Total	$5,862	1,179	7,041

A reconciliation of actual income tax expense of $5,828,000, $7,180,000 and $7,041,000 for the years ended December 31, 2010, 2009 and 2008, respectively, to the “expected” tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

	In Thousands
	2010	2009	2008
Computed “expected” tax expense	$5,051	6,374	6,269
State income taxes, net of Federal income tax benefit	587	818	775
Tax exempt interest, net of interest expense exclusion	(196)	(199)	(218)
Federal income tax rate in excess of statutory rate related to taxable income over $10 million	194	216	187
Earnings on cash surrender value of life insurance	(19)	(29)	(16)
Expenses not deductible for tax purposes	19	25	26
Stock based compensation expense	7	7	7
Other	185	(32)	11

	$5,828	7,180	7,041

(12)	Income Taxes, Continued
Total income tax expense for 2010, 2009 and 2008, includes $204,000, $191,000 and $88,000 of expense related to the realized gain and loss, respectively, on sale of securities.

As of December 31, 2010, 2009 or 2008 the Company has not accrued or recognized interest or penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

There were no unrecognized tax benefits at December 31, 2010.

Wilson Bank does not expect that unrecognized tax benefits will significantly increase or decrease within the next 12 months. Included in the balance at December 31, 2010, were approximately $10.9 million of tax positions (deferred tax assets) for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company and its subsidiary file income tax returns in the United States (“U.S.”), as well as in the State of Tennessee. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2007, which would include audits of acquired entities. The Company’s Federal tax returns have been audited through December 31, 2003 with no changes.

(13)	Commitments and Contingent Liabilities

The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.

In addition, the Company is currently involved in three lawsuits in which borrowers have alleged improper conduct by a former officer of the Company. Two of the three lawsuits relate to counter claims in which actions were brought by the Company to collect loans in default. While all these cases are in the discovery phase, each one continues to age as they are thirty, thirty and twenty-three months old, respectively. Management believes losses, if any, will not be material.

Wilson Bank leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

Years Ending December 31,	In Thousands

2011	$156
2012	111
2013	64
2014	49
2015	19
Total rent expense amounted to $189,000, $185,000 and $179,000, respectively, during the years ended December 31, 2010, 2009 and 2008.
The Company has lines of credit with other financial institutions totaling $38,000,000. At December 31, 2010 and 2009, there was no balance outstanding under these lines of credit.
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

	In Thousands
	Contract or
	Notional Amount
	2010	2009
Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit	$163,834	152,715
Standby letters of credit	19,138	17,612

Total	$182,972	170,327

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments and the present creditworthiness of such counter parties. Such commitments have been made on terms which are competitive in the markets in which the Company operates; thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $19.1 million at December 31, 2010.

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

At December 31, 2010, the Company’s cash and due from banks and federal funds sold included commercial bank deposits aggregating $3,981,000 in excess of the Federal Deposit Insurance Corporation limit of $250,000 per depositor.

Federal funds sold were deposited with one bank.
(16)	Employee Benefit Plan

Wilson Bank has in effect a 401(k) plan (the “401(k) Plan”) which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the 401(k) Plan provide for both employee and employer contributions. For the years ended December 31, 2010, 2009 and 2008, Wilson Bank contributed $218,000, $1,310,000 and $1,225,000, respectively, to the 401(k) Plan.

(17)	Dividend Reinvestment Plan

Under the terms of the Company’s dividend reinvestment plan (the “DRIP”) holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 79,816 in 2010, 95,403 in 2009 and 108,132 in 2008 were sold to participants under the terms of the DRIP.

(18)	Regulatory Matters and Restrictions on Dividends

The Company and Wilson Bank are subject to regulatory capital requirements administered by the Federal Deposit Insurance Corporation, the Federal Reserve and the Tennessee Department of Financial Institutions. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Wilson Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Wilson Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2010 and 2009, that the Company and Wilson Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2010, the most recent notification from the Federal Deposit Insurance Corporation categorized Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Wilson Bank’s category. The Company’s and Wilson Bank’s actual capital amounts and ratios as of December 31, 2010 and 2009, are also presented in the table:

					Minimum To Be Well
					Capitalized Under
			Minimum Capital		Prompt Corrective Action
	Actual		Requirement		Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2010:
Total capital to risk weighted assets:
Consolidated	$157,373	13.2%	$95,378	8.0%	N/A	N/A
Wilson Bank	154,156	12.9	95,601	8.0	$119,501	10.0%

Tier 1 capital to risk weighted assets:
Consolidated	142,366	11.9	47,854	4.0	N/A	N/A
Wilson Bank	139,132	11.7	47,566	4.0	71,350	6.0

Tier 1 capital to average assets:
Consolidated	142,366	9.6	59,319	4.0	N/A	N/A
Wilson Bank	139,132	9.3	59,842	4.0	74,802	5.0

(18)	Regulatory Matters and Restrictions on Dividends, Continued

					Minimum To Be Well
					Capitalized Under
			Minimum Capital		Prompt Corrective
	Actual		Requirement		Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2009:
Total capital to risk weighted assets:
Consolidated	$148,856	12.8%	$93,035	8.0%	N/A	N/A
Wilson Bank	148,518	12.8	92,824	8.0	$116,030	10.0%

Tier 1 capital to risk weighted assets:
Consolidated	134,320	11.6	46,317	4.0	N/A	N/A
Wilson Bank	133,982	11.5	46,602	4.0	69,904	6.0

Tier 1 capital to average assets:
Consolidated	134,320	9.3	57,772	4.0	N/A	N/A
Wilson Bank	133,982	9.3	57,627	4.0	72,033	5.0
(19)	Deferred Compensation Plan

Wilson Bank provides its executive officers a deferred compensation plan (the “Deferred Compensation Plan”), which also provides for death and disability benefits. The Deferred Compensation Plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were ten employees participating in the Deferred Compensation Plan at December 31, 2010.

The Deferred Compensation Plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65 and/or age 55 after 20 years of service. The Deferred Compensation Plan also provides benefits over a period of fifteen years in the event the executive should die or become disabled prior to reaching retirement. Wilson Bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of Wilson Bank and are payable to Wilson Bank. At December 31, 2010 and 2009, the deferred compensation liability totaled $1,597,000 and $1,350,000, respectively, the cash surrender value of life insurance was $1,554,000 and $1,497,000, respectively, and the face amount of the insurance policies in force approximated $5,358,000 and $5,358,000, respectively. The Deferred Compensation Plan is not qualified under Section 401 of the Internal Revenue Code.

(20)	Stock Option Plan

In April 1999, the stockholders of the Company approved the Wilson Bank Holding Company 1999 Stock Option Plan (the “1999 Stock Option Plan”). The Stock Option Plan provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options, for up to 200,000 shares of common stock, to officers and other key employees of the Company and its subsidiaries. Furthermore, the Company may reserve additional shares for issuance under the Stock Option Plan as needed in order that the aggregate number of shares that may be issued during the term of the Stock Option Plan is equal to five percent (5%) of the shares of common stock then issued and outstanding.

(20)	Stock Option Plan, Continued

In April 2009, the Company’s shareholders approved the Wilson Bank Holding Company 2009 Stock Option Plan (the “2009 Stock Option Plan”). The 2009 Stock Option Plan is effective as of April 14, 2009 and replaces the 1999 Stock Option Plan which expired on April 13, 2009. Under the 2009 Stock Option Plan, awards may be in the form of options to acquire common stock of the Company. Subject to adjustment as provided by the terms of the 2009 Stock Option Plan, the maximum number of shares of common stock with respect to which awards may be granted under the 2009 Stock Option Plan is 75,000 shares. As of December 31, 2010, the Company has granted 19,250 options to employees pursuant to the 2009 Stock Option Plan.

Under the 2009 Stock Option Plan, stock option awards may be granted in the form of incentive stock options or nonstatutory stock options and are generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.

The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2010, 2009 and 2008:

	2010	2009	2008

Expected dividends	2.37%	2.24%	2.2%
Expected term (in years)	7.75	7.75	7.75
Expected volatility	15%	15%	15%
Risk-free rate	3.39%	2.07%	5.16%

The expected volatility is based on historical volatility adjusted for consideration of other relevant factors. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

A summary of the stock option activity for 2010, 2009 and 2008 is as follows:

	2010		2009		2008
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	41,370	$24.73	66,586	$18.19	84,130	$16.76
Granted	19,250	37.75	6,250	35.75	2,499	31.70
Exercised	(3,659)	20.92	(29,630)	12.54	(17,520)	13.23
Forfeited or expired	(3,069)	26.85	(1,836)	21.72	(2,523)	18.24

Outstanding at end of year	53,892	$29.46	41,370	$24.73	66,586	$18.19

Options exercisable at year end	11,574	$21.81	9,851	$21.12	26,572	$14.38

(20)	Stock Option Plan, Continued
The following table summarizes information about fixed stock options outstanding at December 31, 2010:

	Options Outstanding			Options Exercisable
			Weighted			Weighted
		Weighted	Average		Weighted	Average
Range of	Number	Average	Remaining	Number	Average	Remaining
Exercise	Outstanding	Exercise	Contractual	Exercisable	Exercise	Contractual
Prices	at 12/31/10	Price	Term	at 12/31/10	Price	Term

$11.46 - $17.19	9,093	$15.99	1.6 years	5,022	$16.05	1.6 years
$17.20 - $25.79	9,722	$22.59	3.7 years	3,581	$23.02	3.7 years
$25.80 - $37.75	35,077	$34.85	7.9 years	2,971	$30.10	6.0 years

	53,892			11,574

Aggregate intrinsic value (in thousands)	$528			$202

The weighted average fair value at the grant date of options granted during the years 2010, 2009 and 2008 was $6.01, $4.68 and $7.48, respectively. The total intrinsic value of options exercised during the years 2010, 2009 and 2008 was $67,000, $732,000 and $386,000, respectively.

As of December 31, 2010, there was $148,000 of total unrecognized cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. The cost is expected to be recognized over a weighted-average period of 4.6 years.

(21)	Earnings Per Share
The following is a summary of the components comprising basic and diluted earnings per share (“EPS”):

	In Thousands (except share data)
	2010	2009	2008
Basic EPS Computation:
Numerator — Earnings available to common stockholders	$9,027	11,567	11,398

Denominator — Weighted average number of common shares outstanding	7,198,711	7,101,084	6,996,442

Basic earnings per common share	$1.25	1.63	1.63

Diluted EPS Computation:
Numerator — Earnings available to common stockholders	$9,027	11,567	11,398

Denominator:
Weighted average number of common shares outstanding	7,198,711	7,101,084	6,996,442
Dilutive effect of stock options	8,253	11,232	29,379

	7,206,964	7,112,316	7,025,821

Diluted earnings per common share	$1.25	1.63	1.62

(22)	Wilson Bank Holding Company -
Parent Company Financial Information
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Balance Sheets
December 31, 2010 and 2009

	Dollars In Thousands
	2010		2009
ASSETS

Cash	$3,070	*	110	*
Investment in wholly-owned commercial bank subsidiary	141,099	*	139,219	*
Refundable income taxes	164		228

Total assets	$144,333		139,557

LIABILITIES AND STOCKHOLDERS’ EQUITY

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 15,000,000 shares, 7,225,088 and 7,147,582 shares issued and outstanding, respectively	$14,450		14,295
Additional paid-in capital	43,790		41,022
Retained earnings	89,439		84,712
Net unrealized losses on available-for-sale securities, net of income taxes of $2,075 and $293, respectively	(3,346)		(472)

Total stockholders’ equity	144,333		139,557

Total liabilities and stockholders’ equity	$144,333		139,557

*	Eliminated in consolidation.

(22)	Wilson Bank Holding Company -
Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Earnings and Comprehensive Earnings
Three Years Ended December 31, 2010

	Dollars In Thousands
	2010	2009	2008
Expenses:
Directors’ fees	$346	376	376
Other	45	60	43

Loss before Federal income tax benefits and equity in undistributed earnings of commercial bank subsidiaries	(391)	(436)	(419)

Federal income tax benefits	164	228	216

	(227)	(208)	(203)

Equity in undistributed earnings of commercial bank subsidiary	9,254 *	11,775 *	11,601 *

Net earnings	9,027	11,567	11,398

Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale- securities arising during period, net of taxes of $1,578, $250 and $23, respectively	(2,546)	405	(36)
Reclassification adjustments for net gains included in net earnings, net of taxes of $204, $191 and $88, respectively	(328)	(309)	(143)

Other comprehensive earnings (losses)	(2,874)	96	(179)

Comprehensive earnings	$6,153	11,663	11,219

*	Eliminated in consolidation.

(22)	Wilson Bank Holding Company -
Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Changes in Stockholders’ Equity
Three Years Ended December 31, 2010

	Dollars In Thousands
				Net Unrealized
		Additional		Gain (Loss) On
	Common	Paid-In	Retained	Available-For-
	Stock	Capital	Earnings	Sale Securities	Total
Balance December 31, 2007	$13,833	34,373	70,368	(389)	118,185
Cash dividends declared, $.60 per share	—	—	(4,168)	—	(4,168)
Issuance of 108,132 shares of stock pursuant to dividend reinvestment plan	216	3,487	—	—	3,703
Cumulative effect of change in accounting principle related to deferred compensation plan net of taxes of $46	—	—	(74)	—	(74)
Issuance of 17,520 shares of stock pursuant to exercise of stock options	35	197	—	—	232
Share based compensation expense	—	21	—	—	21
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $111	—	—	—	(179)	(179)
Net earnings for the year	—	—	11,398	—	11,398

Balance December 31, 2008	14,084	38,078	77,524	(568)	129,118
Cash dividends declared, $.62 per share	—	—	(4,379)	—	(4,379)
Issuance of 95,403 shares of stock pursuant to dividend reinvestment plan	191	3,268	—	—	3,459
19,493 common shares repurchased	(39)	(658)	—		(697)
Issuance of 29,630 shares of stock pursuant to exercise of stock options	59	312	—	—	371
Share based compensation expense	—	22	—	—	22
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $59	—	—	—	96	96
Net earnings for the year	—	—	11,567	—	11,567

Balance December 31, 2009	14,295	41,022	84,712	(472)	139,557

Cash dividends declared, $.60 per share	—	—	(4,300)	—	(4,300)
Issuance of 79,816 shares of stock pursuant to dividend reinvestment plan	160	2,892	—	—	3,052
5,969 common shares repurchased	(12)	(213)	—	—	(225)
Issuance of 3,659 shares of stock pursuant to exercise of stock options	7	69	—	—	76
Share based compensation expense	—	20	—	—	20
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $1,782	—	—	—	(2,874)	(2,874)
Net earnings for the year	—	—	9,027	—	9,027

Balance December 31, 2010	$14,450	43,790	89,439	(3,346)	144,333

(22)	Wilson Bank Holding Company -
Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Cash Flows
Three Years Ended December 31, 2010
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2010	2009	2008
Cash flows from operating activities:
Cash paid to suppliers and other	$(371)	(414)	(398)
Tax benefits received	228	216	176

Net cash used in operating activities	(143)	(198)	(222)

Cash flows from investing activities:
Dividends received from commercial bank subsidiary	4,500	1,000	766

Net cash provided by investing activities	4,500	1,000	766

Cash flows from financing activities:
Dividends paid	(4,300)	(4,379)	(4,168)
Proceeds from sale of stock	3,052	3,459	3,703
Proceeds from exercise of stock options	76	371	232
Common shares repurchased	(225)	(697)	—

Net cash used in financing activities	(1,397)	(1,246)	(233)

Net increase (decrease) in cash and cash equivalents	2,960	(444)	311

Cash and cash equivalents at beginning of year	110	554	243

Cash and cash equivalents at end of year	$3,070	110	554

(22)	Wilson Bank Holding Company -
Parent Company Financial Information, Continued
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Cash Flows, Continued
Three Years Ended December 31, 2010
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2010	2009	2008
Reconciliation of net earnings to net cash used in operating activities:
Net earnings	$9,027	11,567	11,398

Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in earnings of commercial bank subsidiary	(9,254)	(11,775)	(11,601)
Decrease (increase) in refundable income taxes	64	(12)	(40)
Share based compensation expense	20	22	21

Total adjustments	(9,170)	(11,765)	(11,620)

Net cash used in operating activities	$(143)	$(198)	(222)

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
The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.
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

		Fair Value Measurements at December 31, 2010
		Quoted Prices	Significant
	Carrying	in Active	Other	Significant
	Value at	Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
(in thousands)	2010	(Level 1)	(Level 2)	(Level 3)

Assets:
Securities available-for-sale:
Debt securities	$277,032	2,012	275,020	—
Securities held to maturity	13,396	—	13,690	—
Cash surrender value of life insurance	1,554	—	—	1,554

Total assets at fair value	$291,982	2,012	288,710	1,554

		Fair Value Measurements at December 31, 2009
		Quoted Prices	Significant
	Carrying	in Active	Other	Significant
	Value at	Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
(in thousands)	2009	(Level 1)	(Level 2)	(Level 3)

Assets:
Securities available-for-sale:
Debt securities	$249,647	1,005	248,642	—
Securities held to maturity	12,170	—	12,608	—
Cash surrender value of life insurance	1,497	—	—	1,497

Total assets at fair value	$263,314	1,005	261,250	1,497

The Company does not measure any liabilities at fair value on a recurring basis.
The following table below presents, for the year ended December 31, 2010 and 2009, the changes in Level 3 assets and liabilities that are measured at fair value on a recurring basis.

	2010		2009
	Assets	Liabilities	Assets	Liabilities

Fair value January 1	$1,497	—	$1,398	—
Total realized gains included in income	57	—	99	—
Purchases, issuances and settlements, net	—	—	—	—
Transfers in and/or (out) of Level 3	—	—	—	—

Fair value December 31	$1,554	—	$1,497	—

Total realized gains (losses) included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31	$—	—	$—	—

(23)	Disclosures About Fair Value of Financial Instruments, Continued
Assets Measured at Fair Value on a Nonrecurring Basis
Under certain circumstances we make adjustments to fair value for our assets and liabilities although they are not measured at fair value on an ongoing basis. The following tables present the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at December 31, 2010 and 2009, for which a nonrecurring change in fair value has been recorded:

		Fair Value Measurements at December 31, 2010
		Quoted Prices	Significant
	Carrying	in Active	Other	Significant
	Value at	Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
(in thousands)	2010	(Level 1)	(Level 2)	(Level 3)

Assets:
Impaired loans	$50,450	—	—	50,450
Other real estate	13,741	—	—	13,741
Repossessed assets	41	—	—	41

	$64,232	—	—	64,232

		Fair Value Measurements at December 31, 2009
		Quoted Prices	Significant
	Carrying	in Active	Other	Significant
	Value at	Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
(in thousands)	2009	(Level 1)	(Level 2)	(Level 3)

Assets:
Impaired loans	$40,492	—	—	40,492
Other real estate	3,924	—	—	3,924
Repossessed assets	22	—	—	22

	$44,438	—		44,438

(23)	Disclosures About Fair Value of Financial Instruments, Continued
Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written
The carrying value and estimated fair values of the Company’s financial instruments at December 31, 2010 and 2009 are as follows:

	In Thousands
	2010		2009
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and short-term investments	$38,282	38,282	31,512	31,512
Securities available-for-sale	277,032	277,032	249,647	249,647
Securities held-to-maturity	13,396	13,690	12,170	12,608
Loans, net of unearned interest	1,095,268		1,115,261
Less: allowance for loan losses	22,177		16,647

Loans, net of allowance	1,073,091	1,075,663	1,098,614	1,100,515

Loans held for sale	7,845	7,845	5,027	5,027
Restricted equity securities	3,012	3,012	3,012	3,012
Accrued interest receivable	6,252	6,252	7,563	7,563
Cash surrender value of life insurance	1,554	1,554	1,497	1,497
Other real estate	13,741	13,741	3,924	3,924

Financial liabilities:
Deposits	1,331,282	1,339,747	1,310,706	1,316,097
Securities sold under repurchase agreements	6,536	6,536	6,499	6,499
Advances from Federal Home Loan Bank	—	—	13	13
Accrued interest payable	3,762	3,762	4,923	4,923

Unrecognized financial instruments:
Commitments to extend credit	—	—	—	—
Standby letters of credit	—	—	—	—
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

(24)	Quarterly Financial Data (Unaudited)
Selected quarterly results of operations for the four quarters ended December 31 are as follows:

	(In Thousands, except per share data)
	2010				2009
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest income	$18,376	18,919	19,669	19,216	19,781	20,516	20,395	20,401

Net interest income	13,178	13,077	13,381	12,492	12,635	12,914	12,363	12,386

Provision for loan losses	4,666	1,989	6,073	2,106	3,303	1,164	1,297	2,064

Earnings before income taxes	2,827	5,122	2,683	4,223	2,908	5,172	5,369	5,298

Net earnings	1,687	3,100	1,655	2,585	1,907	3,162	3,273	3,225

Basic earnings per common share	.23	.43	.23	.36	.27	.44	.46	.46

Diluted earnings per common share	.23	.43	.23	.36	.27	.44	.46	.45
(25)	Subsequent Events
The Company adopted the provisions of FASB ASC 855, “Subsequent Event”, during 2009. FASB ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The adoption of FASB ASC 855 did not impact the Company’s financial statements. Management evaluated all events or transactions that occurred after December 31, 2010, the date of the issuance of these financial statements. During this period the Company did not have any material recognizable subsequent events that required recognition in our disclosures to the financial statements.
This financial information has not been reviewed for accuracy or relevance by the FDIC.