Form 10-K, Exhibit 13
period 2011-12-31
WILSON BANK HOLDING CO
filed 2012-03-15
CIK 885275

EXHIBIT 13.1

Holding Company & Stock Information

Wilson Bank Holding Company Directors and Executive Officers

James Anthony Patton, Chairman; Randall Clemons, President & CEO; Charles Bell; Jimmy Comer; Mackey Bentley; Jerry Franklin; John Freeman; Harold Patton; Jack Bell; Elmer Richerson, Executive Vice President; John R. Trice; Bob VanHooser.

Common Stock Market Information

The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at February 1, 2012 was 3,313. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company’s stock during the years 2010 and 2011.

On January 1, 2010, a $.30 per share cash dividend was declared and on July 1, 2010, a $.30 per share cash dividend was declared and paid to shareholders of record on those dates. On January 1, 2011, a $.30 per share cash dividend was declared and on July 1, 2011 a $.30 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent upon the Company’s profitability, its capital needs, overall financial condition, economic and regulatory consideration.

Annual Meeting and Information Contacts

The Annual Meeting of Shareholders will be held in the Main Office of

Wilson Bank Holding Company at 7:00 P.M., April 10, 2012

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

Stock Prices

	September 30,	September 30,
	High	Low
2010
First Quarter	$37.75	$37.25
Second Quarter	$38.25	$37.75
Third Quarter	$38.75	$38.25
Fourth Quarter	$39.25	$38.75

2011
First Quarter	$39.75	$39.25
Second Quarter	$40.25	$39.75
Third Quarter	$40.75	$40.25
Fourth Quarter	$41.25	$40.75

On January 1, 2010, a $.30 per share cash dividend was declared and on July 1, 2010, a $.30 per share cash dividend was declared and paid to shareholders of record on those dates. On January 1, 2011, a $.30 per share cash dividend was declared and on July 1, 2011 a $.30 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent upon the Company’s profitability, its capital needs, overall financial condition, economic and regulatory consideration.

Annual Meeting and Information Contacts

The Annual Meeting of Shareholders will be held in the Main Office of

Wilson Bank Holding Company at 7:00 P.M., April 10, 2012

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Forward-Looking Statements

This report includes certain forward-looking statements (any statement other than those made solely with respect to historical fact) based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “expect,” “intend,” “should,” “may,” “could,” “believe,” “suspect,” “anticipate,” “seek,” “plan,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical fact may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Wilson Bank Holding Company (the “Company”) to differ materially from any results expressed or implied by such forward-looking statements. Such factors include those described in “Item 1A.- Risk Factors” of the Company’s Annual Report on Form 10-K and also include, without limitation, (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for these losses, (ii) greater than anticipated deterioration in the real estate market conditions in the Company’s market areas, (iii) increased competition with other financial institutions, (iv) the deterioration of the economy in the Company’s market area, (v) continuation of the extremely low short-term interest rate environment or rapid fluctuations in short-term interest rates, (vi) significant downturns in the business of one or more large customers, (vii) changes in state or Federal regulations, policies, or legislation applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, including implementation of the Dodd Frank Wall Street Reform and Consumer Protection Act, (vii) changes in capital levels and loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments, (ix) inadequate allowance for loan losses, (x) the effectiveness of the Company’s activities in improving, resolving or liquidating lower quality assets, (xi) results of regulatory examinations, and (xii) loss of key personnel. Many of such factors are beyond the Company’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements contained in this discussion, whether as a result of new information, future events or otherwise.

General

The Company is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust (“Wilson Bank”), a state bank headquartered in Lebanon, Tennessee. The Company was formed in 1992.

Wilson Bank is a community bank headquartered in Lebanon, Tennessee, serving Wilson County, DeKalb County, Smith County, Trousdale County, Rutherford County, the eastern part of Davidson County, and Sumner County, Tennessee as its primary market areas. Generally, this market is the eastern portion of the Nashville-Davidson-Murfreesboro-Franklin, Tennessee metropolitan statistical area. Wilson Bank has twenty-five locations in Wilson, Davidson, DeKalb, Smith, Sumner, Rutherford and Trousdale Counties. Management believes that these counties offer an environment for continued growth, and the Company’s target market is local consumers, professionals and small businesses. Wilson Bank offers a wide range of banking services, including checking, savings and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers an investment center which offers a full line of investment services to its customers.

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

Allowance for Loan Losses (“allowance”)—Our management assesses the adequacy of the allowance prior to the end of each calendar quarter. This assessment includes procedures to estimate the allowance and test the adequacy and appropriateness of the resulting balance. The level of the allowance is based upon management’s evaluation of

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

the loan portfolio, past loan loss experience, current asset quality trends, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payment), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, industry and peer bank loan quality indications and other pertinent factors, including regulatory recommendations. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Loan losses are charged off when management believes that the full collectability of the loan is unlikely. A loan may be partially charged-off after a “confirming event” has occurred which serves to validate that full repayment pursuant to the terms of the loan is unlikely. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, is deemed to be uncollectible.

A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Collection of all amounts due according to the contractual terms means that both the interest and principal payments of a loan will be collected as scheduled in the loan agreement.

An impairment allowance is recognized if the fair value of the loan is less than the recorded investment in the loan (recorded investment in the loan is the principal balance plus any accrued interest, net of deferred loan fees or costs and unamortized premium or discount). The impairment is recognized through the allowance. Loans that are impaired are recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate, or if the loan is collateral dependent, impairment measurement is based on the fair value of the collateral, less estimated disposal costs. If the measure of the impaired loan is less than the recorded investment in the loan, the Company recognizes an impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses. Management believes it follows appropriate accounting and regulatory guidance in determining impairment and accrual status of impaired loans.

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

The allowance allocation begins with a process of estimating the probable losses in each of the twelve loan segments. The estimates for these loans are based on our historical loss data for that category over the last eight quarters.

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Impairment of Intangible Assets—Long-lived assets, including purchased intangible assets subject to amortization, such as our core deposit intangible asset, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

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

Other-than-temporary Impairment—A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in the carrying amount of the security. To determine whether impairment is other-than-temporary, management considers whether the entity expects to recover the entire amortized cost basis of the security by reviewing the present value of the future cash flows associated with the security. The shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is referred to as a credit loss and is deemed to be other-than temporary impairment. If a credit loss is identified, the credit loss is recognized as a charge to earnings and a new cost basis for the security is established. If management concludes that no credit loss exists and it is not more-likely-than-not that it will be required to sell the security before maturity, then the security is not other-than-temporarily impaired and the shortfall is recorded as a component of equity.

Results of Operations

Net earnings for the year ended December 31, 2011 were $10,050,000, an increase of 1,023,000, or 11.3%, compared to net earnings of $9,027,000 for 2010. Our 2010 net earnings were 22.0%, or $2,540,000, below our net earnings of $11,567,000 for 2009. Basic earnings per share were $1.38 in 2011, compared with $1.25 in 2010 and $1.63 in 2009. Diluted earnings per share were $1.38 in 2011, compared to $1.25 in 2010 and $1.63 in 2009. Net yield on earning assets for the year ended December 31, 2011 was 3.84%, compared to 3.69% and 3.62% for the years ended December 31, 2010 and December 31, 2009, respectively. Net interest spread for the year ended December 31, 2011 was 3.67%, compared to 3.46% and 3.30% for the years ended December 31, 2010 and December 31, 2009. The increase in net interest spread is contributed to the Bank’s ability to lower the deposit costs.

Net Interest Income

Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company’s earnings. Total interest income in 2011 was $72,350,000, compared with $76,180,000 in 2010 and $81,093,000 in 2009. The

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

decrease in total interest income in 2011 was primarily attributable to the continuing impact of a low interest rate environment and the negative impact of higher non-accrual loan balances, along with a growth in a lower yielding securities portfolio reflecting continuing decreased loan demand. The ratio of average earning assets to total average assets was 94.0%, 94.8% and 95.6% for each of the years ended December 31, 2011, 2010 and 2009, respectively. Average earning assets increased $2.7 million from December 31, 2010 to December 31, 2011. The average rate earned on earning assets for 2011 was 5.10%, compared with 5.38% in 2010 and 5.87% in 2009. The decrease in yields is a direct reflection of the rate cuts implemented by the Federal Reserve Open Market Committee beginning in August 2007 that have continued throughout 2011. Weakened loan demand in 2010 and 2011 has also negatively impacted interest income. In addition yields on securities have declined sharply due to the current rate environment. However, the decreases in earning asset yields were offset by a decrease in cost of deposits resulting in an overall increase in net interest income.

Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on non-accrual loans totaled $875,000 in 2011, $1,836,000 in 2010 and $978,000 in 2009. Total interest expense for 2011 was $17,890,000, a decrease of $6,162,000, or 25.6%, compared to total interest expense of $24,052,000 in 2010. The decrease in 2011 was primarily due to a decrease in the rates paid on deposits, particularly time deposits, reflecting the low interest rate environment and a continued shift in the mix of deposits from certificates of deposits to transaction and money market accounts. Interest expense decreased from $30,795,000 in 2009 to $24,052,000 in 2010, a decrease of $6,743,000, or 21.9% reflecting similar shifts in deposit mix and reductions in rates paid.

Net interest income for 2011 totaled $54,460,000 as compared to $52,128,000 and $50,298,000 in 2010 and 2009, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), increased to 3.67% in 2011 from 3.46% in 2010. The net interest spread was 3.30% in 2009. The increase in the net interest spread for the period of 2009 and continuing throughout 2010 and 2011 was primarily a result of the Bank’s ability to lower the deposit yields. Net interest margin is the net interest income expressed as a percentage of average earning assets. Net interest margin for 2011 was 3.84%, up from 3.69% in 2010 and 3.62% in 2009. The improvements in net interest margin result from the Bank’s ability to lower deposit yields offset in part by the negative impact of increased nonaccrual loan balances and the increase in lower yielding investment securities. The Company believes that the Federal Reserve Board will maintain the current discount rate throughout most of 2012. Changes in interest rates paid on products such as interest checking, savings, and money market accounts will generally increase or decrease in a manner that is consistent with changes in the short-term environment. There was a significant decrease in the short term rate environment during 2011 and 2010, when compared to 2009. As a result, the rates for those products experienced a large decrease between the three years. The Company’s liabilities are positioned to re-price faster than its assets such that a short-term declining rate environment should have a positive impact on the Company’s earnings as its interest expense decreases faster than interest income. Management regularly monitors the deposit rates of the Company’s competitors and these rates continue to put pressure on the Company’s deposit pricing. This pressure could negatively impact the Company’s net interest margin and earnings if future short-term rates begin to rise. However, a rising rate environment could have a short negative impact on margins as many of the Company’s loans have rate floors, thus deposits would likely re-price faster than loans.

Provision for Loan Losses

The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, should be adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2011 provision for loan losses was $8,678,000, a decrease of $6,156,000 from the provision of $14,834,000 in 2010. The decrease in the provision for the year ended December 31, 2011 was primarily related to a decrease in the provision relating to commercial real estate and construction loans. During 2010, the Company recognized several large impairment losses on problem loans resulting in an overall higher provision in 2010 as compared to 2011. Impairment losses recognized during 2011 were not as severe due to no significant decrease in the commercial and construction real estate market during 2011. The provision for loan losses is based on past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating loan losses. Such factors include growth and composition of the loan portfolio, review of specific problem loans, review of updated appraisals and borrower financial information, the recommendations of the Company’s regulators, and current economic conditions that may affect the borrower’s ability to repay.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The Company’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged-off in the month when they are considered uncollectible. Net charge-offs decreased to $6,330,000 in 2011 from $9,304,000 in 2010. Net charge-offs in 2009 totaled $3,319,000. The decrease in net charge-offs reflected the Company’s decrease in losses on commercial real estate loans. During 2010, the Company charged off or partially off several large commercial and construction real estate loans resulting in an overall higher level of charge-offs for 2010 compared to 2011.The ratio of net charge-offs to average total outstanding loans was 0.57% in 2011, 0.85% in 2010 and 0.30% in 2009.

The net charge-offs and provision for loan losses resulted in an increase of the allowance for loan losses (net of charge-offs and recoveries) to $24,525,000 at December 31, 2011 from $22,177,000 at December 31, 2010 and $16,647,000 at December 31, 2009. The allowance increased 10.59% at December 31, 2011 over December 31, 2010 as compared to a 2.56% increase in total loans over the same period. The allowance for loan losses was 2.18% of total loans outstanding at December 31, 2011 compared to 2.02% at December 31, 2010 and 1.49% at December 31, 2009. As a percentage of nonperforming loans at December 31, 2011, 2010 and 2009, the allowance for loan losses represented 80%, 90% and 56%, respectively.

The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared monthly by the Chief Financial Officer and provided to the Board of Directors to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Loan Review Officer, consideration of current economic conditions and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this quarterly assessment. See the discussion under “Critical Accounting Estimates” for more information. Management believes the allowance for loan losses at December 31, 2011 to be adequate, but if economic conditions deteriorate beyond management’s current expectations and additional charge-offs are incurred, the allowance for loan losses may require an increase through additional provision for loan losses which would negatively impact earnings.

Non-Interest Income

The components of the Company’s non-interest income include service charges on deposit accounts, other fees and commissions, fees and gains on sales of loans, gains on sales of securities and other income. Total non-interest income for 2011 was $14,476,000 compared with $14,266,000 in 2010 and $13,981,000 in 2009. The 1.47% increase over 2010 was primarily due to an increase in other fees and commissions, offset in part by a decrease in gain on sales of loans. Other fees and commissions increased $179,000 in 2011 when compared to 2010. Other fees and commissions include income on brokerage accounts, insurance policies sold and various other fees. Fees and gains on sale of loans decreased $206,000 in 2011 when compared to 2010. Although our transaction account deposits increased in each of the last three fiscal years, service charges on deposit accounts totaled $5,356,000, $5,354,000, and $5,786,000 for the years ended December 31, 2011, 2010, and 2009, respectively, reflecting our customers slowing their spending due to the weakened economy and the impact in 2011 of changes to federal regulations related to service charges on ATM and point of sale debit card transactions.

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

Non-Interest Expenses

Non-interest expenses consist primarily of employee costs, FDIC premiums, occupancy expenses, furniture and equipment expenses, advertising and marketing expenses, data processing expenses, director’s fees, expenses associated with the maintenance, valuation and disposition of other real estate, and other operating expenses. Total non-interest expenses for 2011 increased 18.96% to $43,663,000 from $36,705,000 in 2010. The 2010 non-interest expense was down 2.7% over non-interest expenses in 2009 which totaled $37,704,000. The increase in non-interest expenses in 2011 is primarily attributable to an increase in employee salaries and benefits as the Company has expanded with the opening of two new offices during the first six months of 2011 and an increase in profit sharing and bonus accrual when compared to the same period in 2010.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Other operating expenses increased to $9,868,000 in 2011 from $8,894,000 in 2010 and $8,334,000 in 2009. Other operating expenses included advertising and marketing expenses and supplies and general operating expenses, which increased as a result of continued growth of the Company. The increase in other operating expenses for the period ended December 31, 2011 was primarily due to an increase in costs associated with the valuation and disposal and maintenance of other real estate. In accordance with Bank policy, the Bank reappraises all other real estate properties held on an annual basis. As a result of certain appraisals, the Bank wrote down $2,039,000 on properties currently in other real estate during the year ended December 31, 2011. The Bank’s other real estate expenses continue to rise due to the increased amount of foreclosures resulting from current economic condition

Income Taxes

The Company’s income tax expense was $6,545,000 for 2011, an increase of $717,000 from $5,828,000 for 2010, which was down by $1,352,000 from the 2009 total of $7,180,000. The percentage of income tax expense to earnings before taxes was 39.4% in 2011, 39.2% in 2010 and 38.3% in 2009.

Earnings Per Share

The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share for the Company begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options.

The following is a summary of components comprising basic and diluted earnings per share (“EPS”) for the years ended December 31, 2011, 2010 and 2009:

	September 30,	September 30,	September 30,
	Years Ended December 31,
	2011	2010	2009
	(Dollars in Thousands except per share amounts)
Basic EPS Computation

Numerator – Earnings available to common stockholders	$10,050	9,027	11,567

Denominator – Weighted average number of common shares outstanding	7,280,907	7,198,711	7,101,084

Basic earnings per common share	$1.38	1.25	1.63

Diluted EPS Computation:
Numerator – Earnings available to common stockholders	$10,050	9,027	11,567

Denominator – Weighted average number of common shares outstanding	7,280,907	7,198,711	7,101,084
Diluted effect of stock options	7,215	8,253	11,232

	7,288,122	7,206,964	7,112,316

Diluted earnings per common share	$1.38	1.25	1.63

Financial Condition

Balance Sheet Summary

The Company’s total assets increased $89,264,000, or 6.0%, to $1,577,370,000 at December 31, 2011, after increasing 1.7% in 2010 to $1,488,106,000 at December 31, 2010. Loans, net of allowance for loan losses, totaled $1,098,733,000 at December 31, 2011, a 2.39% increase compared to December 31, 2010. At year end 2011, securities totaled $325,195,000, an increase of 11.97% from $290,428,000 at December 31, 2010. Securities increased during 2011 as a result of the growth in deposits outpacing the growth in loans.

Total liabilities increased by $76,249,000, or 5.7%, to $1,420,022,000 at December 31, 2011 compared to $1,343,773,000 at December 31, 2010. This increase was composed primarily of the $74,760,000 increase in total deposits to $1,406,042,000, a 5.62% increase. Securities sold under repurchase agreements increased to $7,419,000 from $6,536,000 at the respective year ends 2011 and 2010.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Stockholders’ equity increased $13,015,000, or 9.02%, in 2011, due to net earnings and the issuance of stock pursuant to the Company’s Dividend Reinvestment Plan, offset by dividends paid on the Company’s common stock and the repurchase of shares by the Company. The increase includes a $4,211,000 decrease in net unrealized losses on available-for-sale securities, net of taxes. A more detailed discussion of assets, liabilities and capital follows.

Loans:

Loan category amounts and the percentage of loans in each category to total loans are as follows:

	September 30,	September 30,	September 30,	September 30,
	December 31, 2011		December 31, 2010
(In Thousands)	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE
Commercial, financial and agricultural	59,774	5.3%	66,107	6.0%
Installment	44,689	4.0	55,734	5.1
Real estate – mortgage	854,366	75.9	797,932	72.8
Real estate construction	166,460	14.8	176,842	16.1

TOTAL	$1,125,289	100.0%	$1,096,615	100.0%

Loans are the largest component of the Company’s assets and are its primary source of income. The Company’s loan portfolio, net of allowance for loan losses, increased 2.39% as of year end 2011 when compared to year end 2010. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31, 2011 and 2010.

As represented in the table, primary loan growth was in real estate mortgage loans, offset by a decrease in commercial, financial and agricultural loans and real estate construction loans. Real estate mortgage loans increased 7.07% in 2011 and comprised 75.9% of the total loan portfolio at December 31, 2011, compared to 72.8% at December 31, 2010. Management believes the increase in real estate mortgage loans was primarily due to the continued favorable interest rate environment, favorable population growth in the Company’s market areas, and the Company’s ability to increase its market share of such loans while maintaining its loan underwriting standards. Commercial, financial and agricultural loans decreased 9.58% in 2011 and comprised 5.3% of the total loan portfolio at December 31, 2011, compared to 6.0% at December 31, 2010. Real estate construction loans decreased 5.87% in 2011 and comprised 14.8% of the portfolio at December 31, 2011, compared to 16.1% at December 31, 2010. The decrease in real estate construction loans during 2011 reflected the overall decrease in such loans in the overall economy and the Company’s market.

Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2011 the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.

The following tables present the Company’s non-accrual loans and past due loans as of December 31, 2011 and December 31, 2010.

Loans on Nonaccrual Status

	September 30,	September 30,
	In Thousands
	2011	2010

Residential 1-4 family	$2,256	3,611
Multifamily	—	—
Commercial real estate	4,995	7,465
Construction	14,378	7,850
Farmland	2,695	1,308
Second mortgages	606	770
Equity lines of credit	—	667
Commercial	35	490
Installment and other	—	—

Total	$24,965	$22,161

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Age Analysis of Past Due Loans

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	In Thousands
							Recorded
							Investment
	30-59	60-89	Greater				Greater Than
	Days	Days	Than	Total		Total	90 Days and
	Past Due	Past Due	90 Days	Past Due	Current	Loans	Accruing

December 31, 2011

Residential 1-4 family	$4,003	1,029	3,566	8,598	335,431	344,029	1,310
Multifamily	53	—	—	53	9,738	9,791	—
Commercial real estate	548	1,803	8,990	11,341	399,496	410,837	3,995
Construction	329	—	14,473	14,802	151,658	166,460	95
Farmland	46	—	2,695	2,741	32,950	35,691	—
Second mortgages	49	50	640	739	13,972	14,711	34
Equity lines of credit	36	64	—	100	39,207	39,307	—
Commercial	64	44	148	256	50,174	50,430	113
Agricultural, installment and other	327	172	123	622	53,411	54,033	123

Total	$5,455	3,162	30,635	39,252	1,086,037	1,125,289	5,670

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	In Thousands
							Recorded
							Investment
	30-59	60-89	Greater				Greater Than
	Days	Days	Than	Total		Total	90 Days and
	Past Due	Past Due	90 Days	Past Due	Current	Loans	Accruing

December 31, 2010

Residential 1-4 family	$5,714	1,080	5,141	11,935	339,302	351,237	1,530
Multifamily	53	—	79	132	8,579	8,711	79
Commercial real estate	558	200	7,673	8,431	338,950	347,381	208
Construction	1,830	160	8,028	10,018	166,824	176,842	178
Farmland	1,572	188	1,651	3,411	34,958	38,369	343
Second mortgages	215	48	890	1,153	14,220	15,373	120
Equity lines of credit	73	—	667	740	36,121	36,861	—
Commercial	330	2	492	824	56,425	57,249	2
Agricultural, installment and other	872	159	108	1,139	63,453	64,592	108

Total	$11,217	1,837	24,729	37,783	1,058,832	1,096,615	2,568

Non-performing loans, which include non-accrual loans, loans 90 days past due and renegotiated loans totaled $30,635,000 at December 31, 2011, an increase from $24,729,000 at December 31, 2010, resulting from a $2,804,000, or 12.7%, increase in non-accrual loans and a $3,102,000, or 120.8% increase in loans 90 days past due. The increase in non-performing loans during the twelve months ended December 31, 2011 of $5,906,000 is due primarily to an increase in non-performing construction real estate mortgage loans of $6,445,000, an increase in non-performing farm land loans of $1,044,000, and an increase of commercial real estate loans of $1,317,000, off-set in part by a decrease in non-performing residential real estate, installment, and other loans of $2,556,000, and a decrease in non-performing commercial loans of $344,000. Non-accrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management’s evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower’s ability to pay. Non-accrual loans totaled $24,965,000 at December 31, 2011 compared to $22,161,000 at December 31, 2010. The increase in non-performing loans relates primarily to an increase in commercial real estate loans that are 90 days past due and still accruing. Management believes that it is probable that it will incur losses on these loans but believes that these losses should not exceed the amount in the allowance for loan losses already allocated to these loans, unless there is further deterioration of local real estate values.

At December 31, 2011, the Company had certain impaired loans of $24,965,000 which were on non accruing interest status. At December 31, 2010, the Company had certain impaired loans of $22,161,000 which were on non accruing interest status. In each case, at the date such loans were placed on nonaccrual status, the Company reversed all previously accrued interest income against current year earnings.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table presents the Company’s impaired loans at December 31, 2011 and December 31, 2010.

	September 30,	September 30,	September 30,	September 30,	September 30,
	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

December 31, 2011

With no related allowance recorded:
Residential 1-4 family	$6,263	6,439	—	4,678	271
Multifamily	412	412	—	414	23
Commercial real estate	6,711	6,711	—	4,461	268
Construction	8,418	8,918	—	7,327	186
Farmland	—	—	—	1,366	—
Second mortgages	606	606	—	606	—
Equity lines of credit	—	—	—	93	—
Commercial	—	176	—	51	—
Agricultural	—	—	—	—	—

	$22,410	23,262	—	18,988	748

With allowance recorded:
Residential 1-4 family	$5,310	5,310	1,053	7,361	262
Multifamily	—	—	—	—	—
Commercial real estate	16,971	16,971	3,744	15,826	673
Construction	8,215	8,215	2,228	12,250	137
Farmland	4,261	4,261	1,193	3,181	129
Second mortgages	316	316	41	199	10
Equity lines of credit	170	170	15	43	8
Commercial	849	849	754	928	32
Agricultural	—	—	—	—	—

	$36,092	36,092	9,028	39,788	1,251

Total
Residential 1-4 family	11,573	11,749	1,053	12,031	533
Multifamily	412	412	—	414	23
Commercial real estate	23,682	23,682	3,744	20,287	941
Construction	16,633	16,633	2,228	19,577	323
Farmland	4,261	4,261	1,193	4,547	129
Second mortgages	922	922	41	805	10
Equity lines of credit	170	170	15	136	8
Commercial	849	1,025	754	979	32
Agricultural	—	—	—	—	—

	$58,502	59,354	9,028	58,776	1,999

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	September 30,	September 30,	September 30,	September 30,	September 30,
	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

December 31, 2010

With no related allowance recorded:
Residential 1-4 family	$3,811	3,811	—	5,876	472
Multifamily	406	406	—	464	26
Commercial real estate	3,760	4,260	—	4,780	136
Construction	10,522	10,844	—	6,950	256
Farmland	—	—	—	1,790	—
Second mortgages	706	706	—	644	1
Equity lines of credit	—	—	—	601	—
Commercial	204	204	—	689	11
Agricultural	—	—	—	39	—

	$19,409	20,231	—	21,833	902

With allowance recorded:
Residential 1-4 family	$7,818	7,890	1,275	9,890	351
Multifamily	—	—	—	—	—
Commercial real estate	18,686	18,686	3,816	15,027	347
Construction	8,546	8,914	1,782	8,426	392
Farmland	1,866	1,866	231	3,848	68
Second mortgages	164	164	15	337	—
Equity lines of credit	869	869	159	418	32
Commercial	910	910	670	569	25
Agricultural	155	155	25	39	10

	$39,014	39,454	7,973	38,554	1,225

Total
Residential 1-4 family	11,629	11,701	1,275	15,766	823
Multifamily	406	406	—	464	26
Commercial real estate	22,446	22,946	3,816	19,807	483
Construction	19,068	19,758	1,782	15,376	648
Farmland	1,866	1,866	231	5,638	68
Second mortgages	870	870	15	981	1
Equity lines of credit	869	869	159	1,019	32
Commercial	1,114	1,114	670	1,258	36
Agricultural	155	155	25	78	10

	$58,423	59,685	7,973	60,387	2,127

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

The Company also internally classifies loans which, although current, management questions the borrower’s ability to comply with the present repayment terms of the loan agreement. These internally classified loans totaled $67,281,000, which included the Company’s non-performing loans, at December 31, 2011 as compared to $63,166,000 at December 31, 2010. Of the internally classified loans at December 31, 2011, $65,747,000 are real estate related loans and $1,534,000 are various other types of loans. Borrowers within the real estate related loans have continued to experience stress during the current weak economic environment due to a combination of declining demand for residential real estate and the resulting price and collateral declines. An extended recessionary period will likely cause the Company’s commercial real estate mortgage and land development loans to continue to underperform and may result in increased levels of internally graded loans which, if they continue to deteriorate, may negatively impact the Company’s results of operations. Management does not anticipate losses on these loans to exceed the amount already allocated to loan losses, unless there is further deterioration of local real estate values

The internally classified loans as a percentage of the allowance for loan losses were 274.3% and 284.8%, respectively, at December 31, 2011 and 2010.

The allowance for loan losses is discussed under “Critical Accounting Estimates” and “Provision for Possible Loan Losses.” The Company maintains its allowance for loan losses at an amount believed by management to be adequate to provide for loan losses in the loan portfolio.

Essentially all of the Company’s loans were from Wilson, DeKalb, Smith, Trousdale, Davidson, Rutherford and adjacent counties. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment as well as by identification of credit risks. At December 31, 2011, no single industry segment accounted for more than 10% of the Company’s portfolio other than real estate loans.

The Company’s management believes there is an opportunity to increase the loan portfolio in the Company’s primary market area in 2012 as economic conditions stabilize and possibly begin to improve. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending. Although it is the Company’s objective to achieve a loan portfolio equal to approximately 85% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will likely determine the size of the loan portfolio in a given economic climate. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell some of the loans it generates to other financial institutions if the transaction profits the Company and improves the liquidity of the loan portfolio or if the size of the loan exceeds the Company’s lending limits.

Securities

Securities increased 11.97% to $325,195,000 at year-end 2011 from $290,428,000 at December 31, 2010, and comprised the second largest and other primary component of the Company’s earning assets. The increase was 10.9% from year end 2009 to year end 2010. The increase was attributed to the Bank’s deposit growth exceeding its loan growth during 2010 and 2011. The average yield of the securities portfolio at December 31, 2011 was 1.87% with an average maturity of 3.9 years, as compared to an average yield of 2.23% and an average maturity of 4.7 years at December 31, 2010.

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

The Financial Accounting Standards Board (“FASB”) issued accounting guidance on April 1, 2009 related to the recognition and presentation of other-than-temporary impairment (FASB ASC 320-10). See the “Impact of New Accounting Standards” section for additional information.

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

No securities have been classified as trading securities.

The Company’s classification of securities as of December 31, 2011 and December 31, 2010 is as follows:

	September 30,	September 30,	September 30,	September 30,
	December 31, 2011 Held-To-Maturity		December 31, 2011 Available-For-Sale
	Amortized	Estimated	Amortized	Estimated
(In Thousands)	Cost	Market Value	Cost	Market Value

U.S. Government-sponsored enterprises(GSEs)*	—	—	114,819	114,926
Mortgage-backed :
Government-sponsored enterprises (GSEs)*residential	2,425	2,528	192,989	194,167
Obligations of state and political Subdivision	12,039	12,738	1,521	1,638

	$14,464	$15,266	$309,329	310,731

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	September 30,	September 30,	September 30,	September 30,
	December 31, 2010 Held-To-Maturity		December 31, 2010 Available-For-Sale
	Amortized	Estimated	Amortized	Estimated
(In Thousands)	Cost	Market Value	Cost	Market Value
U.S. Government and Federal Agencies	$—	—	$2,004	2,012
U.S. Government-sponsored enterprises(GSEs)*	—	—	157,089	154,678
Mortgage-backed :
Government-sponsored enterprises (GSEs)*residential	1,637	1,650	121,838	118,800
Obligations of state and political Subdivision	11,759	12,040	1,522	1,542

	$13,396	$13,690	$288,453	277,032

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association

The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.

The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2011:

	XXXX	XXXX	XXXX	XXXX	XXXX	XXXX	XXXX	XXXX
In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Held to Maturity Securities:
Debt securities:
Mortgage-backed:
GSE residential:	$—	$—	—	$—	$—	—	$—	$—
Obligations of states and political subdivisions	—	—	—	—	—	—	—	—

	$—	$—	—	$—	$—	—	$—	$—

Available for Sale Securities:
Debt securities:
U.S.government and Federal agencies GSEs	$48,810	$161	14	$—	$—	—	$48,810	$161
Mortgage backed:
GSE residential	58,130	201	12	—	—	—	58,130	201
Obligations of states and political subdivisions	—	—	—	—	—	—	—	—

	$106,940	$362	26	$—	$—	—	$106,940	$362

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

Deposits

The increases in assets in 2011 and 2010 were funded primarily by increases in deposits and the Company’s earnings. Total deposits, which are the principal source of funds for the Company, totaled $1,406,042,000 at December 31, 2011 compared to $1,331,282,000 at December 31, 2010. The Company has targeted local consumers, professionals and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Smith County, Rutherford County and Trousdale County areas are attractive economic markets offering growth opportunities for the Company; however, the Company competes with several larger bank holding companies that have bank offices in these counties and, therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.

The $74,760,000, or 5.6%, growth in deposits in 2011 was due to a $7,155,000, or 7.1% increase in demand deposits, a $19,527,000, or 8.2%, increase in NOW accounts, a $33,782,000, or 13.0%, increase in money market accounts, and a $31,628,000, or 54.2% increase in savings accounts, offset by a decrease in certificates of deposits (including individual retirement accounts) of $17,332,000, or 2.1%. The average rate paid on average total interest-bearing deposits was 1.43% for 2011, compared to 1.93% for 2010 reflecting a reduction in short-term interest rates and a shift in deposits to lower paying transaction and money market accounts from certificates of deposit. The average rate paid in 2009 was 2.56%. Competitive pressure from other banks in our market area relating to deposit pricing continues to adversely affect the rates paid on deposit accounts as it limits our ability to more fully reduce deposit rates in line with short-term rates. The ratio of average loans to average deposits was 82.0% in 2011, 81.3% in 2010, and 86.2% in 2009. The Company anticipates that during 2012 deposits will continue to shift to shorter term time deposits due to the current rate environment in anticipation of a possible rate increase beginning in 2012.

Contractual Obligations

The Company has the following contractual obligations as of December 31, 2011:

	September 30,	September 30,	September 30,	September 30,	September 30,
(In Thousands)	Less than 1 Year	1 – 3 Years	3-5 Years	More than 5 Years	Total

Long-Term Debt	$—	—	—	—	—

Operating Leases	117	122	33	—	272
Purchases	—	—	—	—	—
Other Long-Term Liabilities	—	—	—	—	—

Total	$117	$122	$33	$—	$272

Long-term debt contractual obligations would typically consist of advances from the Federal Home Loan Bank. The Company leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of these non cancellable leases are included in operating lease obligations.

Off Balance Sheet Arrangements

At December 31, 2011, the Company had unfunded loan commitments outstanding of $26.6 million, unfunded lines of credit of $158.6 million and outstanding standby letters of credit of $ 16.7 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts generally represent future cash requirements. If needed to fund these outstanding commitments, the Company’s bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company’s bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned below, Wilson Bank has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, investment security maturities, earnings, and short-term borrowings.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Liquidity and Asset Management

The Company’s management seeks to maximize net interest income by managing the Company’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved with extending liability maturities. Liquid assets include cash and cash equivalents and investment securities and money market instruments that will mature within one year. At December 31, 2011, the Company’s liquid assets totaled approximately $244.8 million.

The Company maintains a formal asset and liability management process to quantify, monitor and control interest rate, and to assist management in maintaining stability in the net interest margin under varying interest rate environments. The Company accomplishes this process through the development and implementation of lending, funding and pricing strategies designed to maximize net interest income under varying interest rate environments subject to specific liquidity and interest rate risk guidelines.

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

The Company’s primary source of liquidity is a stable core deposit base. In addition, short-term borrowings, loan payments and investment security maturities provide a secondary source. At December 31, 2011, the Company had a liability sensitive position (a negative gap) for 2011. Liability sensitivity means that more of the Company’s liabilities are capable of re-pricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing.

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

The Company’s securities portfolio consists of earning assets that provide interest income. For those securities classified as held-to-maturity, the Company has the ability and intent to hold these securities to maturity or on a long-term basis. Securities classified as available-for-sale include securities intended to be used as part of the Company’s asset/liability strategy and/or securities that may be sold in response to changes in interest rate, prepayment risk, the need or desire to increase capital and similar economic factors. At December 31, 2011, securities totaling approximately $535,000 mature or will be subject to rate adjustments within the next twelve months.

A secondary source of liquidity is the Company’s loan portfolio. At December 31, 2011, loans totaling approximately $477.4 million either will become due or will be subject to rate adjustments within twelve months from that date. Continued emphasis will be placed on structuring adjustable rate loans.

As for liabilities, certificates of deposit of $100,000 or greater totaling approximately $192 million will become due or reprice during the next twelve months. Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal accounts, money market demand accounts, demand deposit and regular savings. Management anticipates that there will be no significant withdrawals from these accounts in the future.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table shows the rate sensitivity gaps for different time periods as of December 31, 2011:

	September 30,	September 30,	September 30,	September 30,	September 30,
Interest Rate Sensitivity Gaps December 31, 2011 (In Thousands)	1-90 Days	91-180 Days	181-365 Days	One Year And Longer	Total

Interest-earning assets	$267,757	81,317	159,909	970,472	1,479,455
Interest-bearing liabilities	848,265	117,653	145,085	195,055	1,306,058

Interest-rate sensitivity gap	$(580,508)	(36,336)	14,824	775,417	173,397

Cumulative gap	$(580,508)	(616,844)	(602,020)	173,397

The Company also uses simulation modeling to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. Senior management meets quarterly to analyze the interest rate shock simulation. The interest rate simulation model is based on a number of assumptions. The assumptions relate primarily to loan and deposit growth, asset and liability prepayments, the call features of investment securities, interest rates and balance sheet management strategies. As of December 31, 2011, a +200 basis point rate shock was forecast to decrease net interest income an estimated $6.4 million, or 3.4% over the next twelve months, as compared to rates remaining stable. In addition, the +200 basis point rate shock is estimated to decrease the volatility of equity capital by 21.12%. A -200 basis point rate shock is not considered to be an effective shock considering the current short-term rate environment.

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

Capital Resources, Capital Position and Dividends

Capital

At December 31, 2011, total stockholders’ equity was $157,348,000, or 10.0% of total assets, which compares with $144,333,000, or 9.7% of total assets, at December 31, 2010, and $139,557,000, or 9.5% of total assets, at December 31, 2009. The dollar increase in shareholders’ equity during 2011 reflects (i) the Company’s net income of $10,050,000 less cash dividends of $.60 per share totaling $4,348,000, (ii) the issuance of 79,962 shares of common stock for $3,218,000, as reinvestment of cash dividends, (iii) the issuance of 5,284 shares of common stock pursuant to exercise of stock options for $110,000, (iv) the repurchase of 6,148 shares by the Company for $250,000, (v) the net unrealized gain on available-for-sale securities of $4,211,000, and (vi) a stock based compensation expense of $24,000.

The Company’s principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Company and its subsidiary bank. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which Wilson Bank has none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. Under the Federal Reserve’s regulations, for a bank holding company, like the Company, to be considered “well capitalized” it must maintain a Total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6% and not be subject to a written agreement, order or directive to maintain a specific capital level. In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide that a minimum ratio of Tier 1 capital to average assets, less goodwill and other specified intangible assets, of at least 4% should be maintained by most bank holding companies.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The risk-based capital guidelines require Wilson Bank to have a total risk-based capital ratio of at least 8.0% and a Tier I risk-based capital ratio of at least 4.0%. In order to be considered “well capitalized” under federal banking regulations, Wilson Bank must have a Total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6% and a Tier 1 leverage ratio of at least 5% and not be subject to a regulatory agreement, directive or order to maintain specific capital levels. Management believes it can adequately capitalize its growth for the next few years with retained earnings and dividends reinvested.

Set forth below is the Company’s and Wilson Bank’s capital ratios as of December 31, 2011 and December 31, 2010.

	Septer 30,	Septer 30,	Septer 30,	Septer 30,	Septer 30,	Septer 30,
	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Applicable Regulatory Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2011
Total capital to risk weighted assets:
Consolidated	$166,534	14.0%	$95,162	8.0%	$118,953	10.0%
Wilson Bank	164,775	13.9	94,835	8.0	$118,543	10.0

Tier 1 capital to risk weighted assets:
Consolidated	$151,566	12.8	$47,364	4.0	$71,047	6.0
Wilson Bank	149,817	12.6	47,561	4.0	71,341	6.0

Tier 1 capital To average assets
Consolidated	$151,566	9.7	62,501	4.0	N/A	N/A
Wilson Bank	149,817	9.6	62,424	4.0	78,030	5.0

December 31, 2010
Total capital to risk weighted assets:
Consolidated	$157,373	13.2%	$95,378	8.0%	N/A	N/A
Wilson Bank	154,156	12.9	95,601	8.0	$119,501	10.0%

Tier 1 capital to risk weighted assets:
Consolidated	$142,366	11.9	$47,854	4.0	N/A	N/A
Wilson Bank	139,132	11.7	47,566	4.0	71,350	6.0

Tier 1 capital To average assets
Consolidated	$142,366	9.6	59,319	4.0	N/A	N/A
Wilson Bank	139,132	9.3	59,842	4.0	74,802	5.0

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2011.

	Septe 30,	Septe 30,	Septe 30,	Septe 30,	Septe 30,	Septe 30,	Septe 30,	Septe 30,
	(Dollars in Thousands) Expected Maturity Date - Year Ending December 31,							Fair
	2012	2013	2014	2015	2016	Thereafter	Total	Value
Earning assets:

Loans, net of unearned interest:
Variable rate	$60,319	$19,061	10,270	19,718	17,176	568,144	694,688	694,688
Average interest rate	4.75%	4.89%	5.29%	5.05%	5.01%	5.95%	5.76%

Fixed rate	209,947	62,153	48,549	26,508	30,544	50,869	428,570	436,256
Average interest rate	5.60%	6.15%	5.64%	5.96%	5.46%	5.33%	5.69%

Securities	3,786	4,850	17,677	31,256	40,872	197,408	323,793	325,997
Average interest rate	2.28%	0.77%	1.22%	1.76%	1.93%	2.35%	2.14%

Loans held for sale	14,775	—	—	—	—	—	14,775	14,775
Average interest rate	3.25%	—	—	—	—	—	3.25%

Federal funds sold	13,215	—	—	—	—	—	13,215	13,215
Average interest rate	.45%	—	—	—	—	—	.45%

Interest-bearing deposits	1,103,584	125,475	37,824	19,725	11,991	40	1,298,639	1,300,668
Average interest rate	0.72%	1.90%	1.96%	2.37%	2.09%	1.75%	1.43%

Securities sold under repurchase agreements	7,419						7,419	7,389
Average interest rate	0.86%	—	—	—	—	—	0.86%

Advances from Federal
Home Loan Bank	—	—	—	—	—	—	—	—
Average interest rate	—	—	—	—	—	—	—	—

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

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	September 30,	September 30,	September 30,	September 30,
		Fair Value Measurements at December 31, 2011
(in Thousands)	Carrying Value at December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant* Other Observable Inputs (Level 2)	Significant Observable Inputs (Level 3)
Assets:
Available-for-sale Securities	$310,731	$—	$310,731	$—
Cash surrender value of Life insurance	2,001	—	—	2,001

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table below presents, for the year ended December 31, 2011, the changes in Level 3 assets and liabilities that are measured at fair value on a recurring basis.

	September 30,	September 30,
	Assets	Liabilities

Fair value, January 1, 2011	$1,554	—
Total realized gains included in income	61	—
Purchases, issuances and settlements, net	386	—
Transfers in and/or (out) of Level 3	—	—

Fair value December 31, 2011	$2,001	$—

Total realized gains (losses) included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31, 2011	$—	$—

Assets Measured at Fair Value on a Nonrecurring Basis

Under certain circumstances we make adjustments to fair value for our assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at December 31, 2011, for which a nonrecurring change in fair value has been recorded:

	September 30,	September 30,	September 30,	September 30,
		Fair Value Measurements at December 31, 2011
(in 000’s)	Carrying Value at December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Observable Inputs (Level 3)

Assets:
Impaired loans	$49,474	—	—	$49,474
Other real estate	19,117	—	—	19,117
Repossessed assets	9	—	—	9

	$68,600	—	—	$68,600

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

Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are generally made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods extending from one to two years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit, and the amounts unearned at December 31, 2011 and 2010 are insignificant. Accordingly, these commitments have no carrying value, and management estimates the commitments to have no significant fair value.

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Impact of New Accounting Standards

In April 2011, FASB issued Accounting Standards Update (“ASU”) No. 2011-02 A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring, intended to provide additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring. The amendments in this ASU were effective for the quarter ended September 30, 2011 and have been applied retrospectively to the beginning of the current year.

As a result of applying these amendments, the Company reviewed all substandard loans that were renewed since January 1, 2011 and identified 4,188,000 new loan modifications that qualified as a troubled debt restructuring. Pursuant to the guidance set forth in the standard, an impairment amount was calculated on each identified transaction consistent with the methodology followed for other impaired loans, described above.

In 2010, FASB issued ASU 2010-20, Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 provides enhanced disclosures related to the credit quality of financing receivables and the allowance for credit losses, and provides that new and existing disclosures should be disaggregated based on how an entity develops its allowance for credit losses and how it manages credit exposure. Under the provisions of ASU 2010-20, additional disclosures required for financing receivables include information regarding the aging of past due receivables, credit quality indicators, and modifications of financing receivables. The provisions of ASU 2010-20 are effective for periods ending after December 15, 2010, with the exception of the amendments to the rollforward of the allowance for credit losses which are effective for periods beginning after December 15, 2010. Comparative disclosures are required only for periods ending subsequent to initial adoption. The Company adopted the provisions of ASU 2010-20 and has provided the required disclosures in the consolidated financial statements provided herein.

In 2010, FASB issued ASU 2010-11, Scope Exception Related to Embedded Credit Derivatives. ASU 2010-11 amends ASC 815 to provide clarifying language regarding when embedded credit derivative features are not considered embedded derivatives subject to potential bifurcation and separate accounting. The provisions of ASU 2010-11 are effective for periods beginning after June 15, 2010 and require re-evaluation of certain preexisting contracts to determine whether the accounting for such contracts is consistent with the amended guidance in ASU 2010-11. If the fair value option is elected for an instrument upon adoption of the amendment to ASC 815, re-evaluation of such preexisting contracts is not required. The adoption of this standard did not impact the operating results of the Company.

In 2010, FASB issued ASU No. 2010-09, Subsequent Events. This guidance amends FASB ASC Topic 855, Subsequent Events, so that SEC filers no longer are required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. SEC filers must evaluate subsequent events through the date the financial statements are issued.

In 2010, FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements. This update requires reporting entities to make new disclosures about recurring or nonrecurring fair value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information about purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. The ASU also clarified existing fair-value measurement disclosure guidance about the level of disaggregation, inputs, and valuation techniques. This guidance related to transfers between Level 1 and Level 2 fair-value measurements was effective for interim and annual reporting periods beginning after December 15, 2009. The guidance related to Level 3 fair-value measurements is effective for periods beginning after December 15, 2010. The adoption of the Level 1 and Level 2 guidance did not have a material effect on the financial statements. The Company does not expect the adoption of the Level 3 guidance to have a material effect on its consolidated financial statements.

In 2009, FASB issued ASU 2009-17, Consolidations which amended guidance on accounting for variable interest entities (VIEs). This guidance replaces the quantitative-based risks and rewards calculation for determining which enterprise might have a controlling financial interest in a VIE. The new, more qualitative evaluation focuses on who has the power to direct the significant economic activities of the VIE and also who has the obligation to absorb losses or rights to receive benefits from the VIE. It also requires an ongoing reassessment of whether an enterprise is the primary beneficiary of a VIE and calls for certain expanded disclosures about an enterprise’s involvement with variable interest entities. The new guidance was adopted by the Company on January 1, 2010. The new guidance did not have a material effect on its financial position or results of operations.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

In 2009, FASB issued ASU 2009-16, Transfers and Servicing amended previous guidance on accounting for transfers of financial assets. The amended guidance eliminates the concept of qualifying special-purpose entities and requires that these entities be evaluated for consolidation under applicable accounting guidance, and it also removes the exception that permitted sale accounting for certain mortgage securitizations when control over the transferred assets had not been surrendered. Based on this new standard, many types of transferred financial assets that would previously have been derecognized will now remain on the transferor’s financial statements. The guidance also requires enhanced disclosures about transfers of financial assets and the transferor’s continuing involvement with those assets and related risk exposure. The Company adopted this new guidance on January 1, 2010. Adoption of this new guidance did not have a significant impact on its financial condition or results of operations, given the Company’s limited involvement in financial asset transfer activities.

WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

	September 30,	September 30,	September 30,	September 30,	September 30,
	In Thousands, Except Per Share Information
	As Of December 31,
	2011	2010	2009	2008	2007
CONSOLIDATED BALANCE SHEETS:
Total assets end of year	$1,577,370	$1,488,106	1,464,008	1,406,786	1,334,245
Loans, net	$1,098,733	$1,073,091	1,098,614	1,077,047	988,053
Securities	$325,195	$290,428	261,817	205,260	223,381
Deposits	$1,406,042	$1,331,282	1,310,706	1,248,500	1,182,590
Stockholders’ equity	$157,348	$144,333	139,557	129,118	118,185

	Years Ended December 31,
	2011	2010	2009	2008	2007
CONSOLIDATED STATEMENTS OF EARNINGS:
Interest income	$72,350	$76,180	81,093	87,366	86,989
Interest expense	17,890	24,052	30,795	40,392	45,721

Net interest income	54,460	52,128	50,298	46,974	41,268

Provision for loan losses	8,678	14,834	7,828	6,718	4,145

Net interest income after provision for loan losses	45,782	37,294	42,470	40,256	37,123
Non-interest income	14,476	14,266	13,981	13,122	12,137
Non-interest expense	43,663	36,705	37,704	34,939	32,085

Earnings before income taxes	16,595	14,855	18,747	18,439	17,175

Income taxes	6,545	5,828	7,180	7,041	6,239

Net earnings	$10,050	$9,027	11,567	11,398	10,936

Cash dividends declared	$4,348	$4,300	4,379	4,168	2,306

PER SHARE DATA: (1)
Basic earnings per common share	$1.38	$1.25	1.63	1.63	1.58
Diluted earnings per common share	$1.38	$1.25	1.63	1.62	1.58
Cash dividends	$0.60	$0.60	0.62	0.60	0.34
Book value	$21.54	$19.98	19.53	18.34	17.09

RATIOS:
Return on average stockholders’ equity	6.77%	6.44%	8.60%	9.26%	9.86%
Return on average assets	0.66%	0.60%	0.81%	0.82%	0.85%
Capital to assets	9.98%	9.70%	9.53%	9.18%	8.86%
Dividends declared per share as percentage of basic earnings per share	43.48%	48.00%	38.04%	36.81%	21.52%

(1)	Per share data has been retroactively adjusted to reflect a 4 for 3 split which occurred effective May 7, 2007.

WILSON BANK HOLDING COMPANY

Consolidated Financial Statements

December 31, 2011 and 2010

(With Independent Auditor’s Report Thereon)

MAGGART & ASSOCIATES, P.C.

Public Accountants

A Tennessee Professional Corporation

Stephen M. Maggart, CPA, ABV, CFF	150 FOURTH AVENUE, NORTH	Michael F. Murphy, CPA
Mark Allen, CPA	SUITE 2150	Jason Ricciardi, CPA
James M. Lawson, CPA	NASHVILLE, TENNESSEE 37219-2417	David B. von Dohlen, CPA
Todd Maggart, CPA, ABV, CFF	Telephone (615) 252-6100 Facsimile (615) 252-6105	Keith Wilson, CPA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Wilson Bank Holding Company:

We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011. We also have audited Wilson Bank Holding Company and Subsidiary’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treasury Commission (COSO). Wilson Bank Holding Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiary as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Wilson Bank Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Nashville, Tennessee	/s/ Maggart & Associates, P.C.

January 30, 2012

WILSON BANK HOLDING COMPANY

Consolidated Balance Sheets

December 31, 2011 and 2010

	September 30,	September 30,
	Dollars In Thousands
	2011	2010

ASSETS

Loans, net of allowance for loan losses of $24,525 and $22,177, respectively	$1,098,733	1,073,091
Securities:
Held-to-maturity, at amortized cost (market value $15,266 and $13,690, respectively)	14,464	13,396
Available-for-sale, at market (amortized cost $309,329 and $282,453, respectively)	310,731	277,032

Total securities	325,195	290,428

Loans held for sale	14,775	7,845
Federal funds sold	13,215	3,225
Restricted equity securities, at cost	3,012	3,012

Total earning assets	1,454,930	1,377,601

Cash and due from banks	40,959	35,057
Premises and equipment, net	35,437	31,941
Accrued interest receivable	5,930	6,252
Deferred income taxes	8,488	9,629
Other real estate	19,117	13,741
Goodwill	4,805	4,805
Other intangible assets, net	112	508
Other assets	7,592	8,572

Total assets	$1,577,370	1,488,106

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,406,042	1,331,282
Securities sold under repurchase agreements	7,419	6,536
Accrued interest and other liabilities	6,561	5,955

Total liabilities	1,420,022	1,343,773

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 15,000,000 shares, 7,304,186 and 7,225,088 shares issued and outstanding, respectively	14,608	14,450
Additional paid-in capital	46,734	43,790
Retained earnings	95,141	89,439
Net unrealized gains (losses) on available-for-sale securities, net of income taxes of $537 and $2,075, respectively	865	(3,346)

Total stockholders’ equity	157,348	144,333

COMMITMENTS AND CONTINGENCIES

Total liabilities and stockholders’ equity	$1,577,370	1,488,106

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Earnings

Three Years Ended December 31, 2011

	September 30,	September 30,	September 30,
	Dollars In Thousands (except per share data)
	2011	2010	2009

Interest income:
Interest and fees on loans	$66,031	67,356	71,028

Interest and dividends on securities:
Taxable securities	5,437	7,927	9,069
Exempt from Federal income taxes	420	453	483
Interest on loans held for sale	237	237	276
Interest on Federal funds sold	97	78	82
Interest and dividends on restricted equity securities	128	129	155

Total interest income	72,350	76,180	81,093

Interest expense:
Interest on negotiable order of withdrawal accounts	2,176	2,554	2,428
Interest on money market accounts and other savings accounts	2,966	3,167	3,455
Interest on certificates of deposit and individual retirement accounts	12,693	18,256	24,390
Interest on securities sold under repurchase agreements	53	70	105
Interest on advances from Federal Home Loan Bank	—	—	416
Interest on Federal funds purchased	2	5	1

Total interest expense	17,890	24,052	30,795

Net interest income before provision for loan losses	54,460	52,128	50,298
Provision for loan losses	(8,678)	(14,834)	(7,828)

Net interest income after provision for loan losses	45,782	37,294	42,470
Non-interest income	14,476	14,266	13,981
Non-interest expense	(43,663)	(36,705)	(37,704)

Earnings before income taxes	16,595	14,855	18,747

Income taxes	6,545	5,828	7,180

Net earnings	$10,050	9,027	11,567

Basic earnings per common share	$1.38	1.25	1.63

Diluted earnings per common share	$1.38	1.25	1.63

Weighted average common shares outstanding:
Basic	7,280,907	7,198,711	7,101,084

Diluted	7,288,122	7,206,964	7,112,316

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Comprehensive Earnings

Three Years Ended December 31, 2011

	September 30,	September 30,	September 30,
	Dollars In Thousands
	2011	2010	2009

Net earnings	$10,050	9,027	11,567

Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $2,685, $1,578 and $250, respectively	4,330	(2,546)	405
Reclassification adjustment for net gains included in net earnings, net of taxes of $73, $204 and $191, respectively	(119)	(328)	(309)

Other comprehensive earnings (losses)	4,211	(2,874)	96

Comprehensive earnings	$14,261	6,153	11,663

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Changes in Stockholders’ Equity

Three Years Ended December 31, 2011

	September 30,	September 30,	September 30,	September 30,	September 30,
	Dollars In Thousands
	Common Stock	Additional Paid-In Capital	Retained Earnings	Net Unrealized Gain (Loss) On Available-For- Sale Securities	Total
Balance December 31, 2008	$14,084	38,078	77,524	(568)	129,118
Cash dividends declared, $.62 per share	—	—	(4,379)	—	(4,379)
Issuance of 95,403 shares of stock pursuant to dividend reinvestment plan	191	3,268	—	—	3,459
19,493 common shares repurchased	(39)	(658)	—	—	(697)
Issuance of 29,630 shares of stock pursuant to exercise of stock options	59	312	—	—	371
Share based compensation expense	—	22	—	—	22
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $59	—	—	—	96	96
Net earnings for the year	—	—	11,567	—	11,567

Balance December 31, 2009	14,295	41,022	84,712	(472)	139,557
Cash dividends declared, $.60 per share	—	—	(4,300)	—	(4,300)
Issuance of 79,816 shares of stock pursuant to dividend reinvestment plan	160	2,892	—	—	3,052
5,969 common shares repurchased	(12)	(213)	—	—	(225)
Issuance of 3,659 shares of stock pursuant to exercise of stock options	7	69	—	—	76
Share based compensation expense	—	20	—	—	20
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $1,782	—	—	—	(2,874)	(2,874)
Net earnings for the year	—	—	9,027	—	9,027

Balance December 31, 2010	14,450	43,790	89,439	(3,346)	144,333
Cash dividends declared, $.60 per share	—	—	(4,348)	—	(4,348)
Issuance of 79,962 shares of stock pursuant to dividend reinvestment plan	160	3,058	—	—	3,218
6,148 common shares repurchased	(13)	(237)	—	—	(250)
Issuance of 5,284 shares of stock pursuant to exercise of stock options	11	99	—	—	110
Share based compensation expense	—	24	—	—	24
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $2,612	—	—	—	4,211	4,211
Net earnings for the year	—	—	10,050	—	10,050

Balance December 31, 2011	$14,608	46,734	95,141	865	157,348

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Cash Flows

Three Years Ended December 31, 2011

Increase (Decrease) in Cash and Cash Equivalents

	September 30,	September 30,	September 30,
	Dollars In Thousands
	2011	2010	2009

Cash flows from operating activities:
Interest received	$75,013	78,349	81,016
Fees received	12,215	11,459	10,926
Other income received	—	—	1
Proceeds from sales of loans	106,179	107,495	154,424
Origination of loans held for sale	(111,040)	(108,038)	(153,978)
Interest paid	(18,642)	(25,196)	(31,538)
Cash paid to suppliers and employees	(36,221)	(31,314)	(39,649)
Income taxes paid	(7,666)	(8,712)	(8,504)

Net cash provided by operating activities	19,838	24,043	12,698

Cash flows from investing activities:
Purchase of available-for-sale securities	(252,525)	(476,633)	(302,570)
Proceeds from maturities and paydowns of available-for-sale securities	197,133	384,761	191,216
Proceeds from sale of available-for-sale securities	26,452	59,532	56,452
Purchase of held-to-maturity securities	(3,348)	(3,452)	(3,181)
Proceeds from maturities and paydowns of held-to-maturity securities	2,195	2,199	2,085
Loans made to customers, net of repayments	(47,353)	(4,030)	(32,989)
Purchase of bank premises and equipment	(4,987)	(2,603)	(1,505)
Proceeds from sale of other assets	94	132	367
Proceeds from sale of other real estate	4,020	3,618	3,482

Net cash used in investing activities	(78,319)	(36,476)	(86,643)

Cash flows from financing activities:
Net increase in non-interest bearing, savings, NOW and money market deposit accounts	92,092	100,164	43,228
Net increase (decrease) in time deposits	(17,332)	(79,588)	18,978
Net increase (decrease) in securities under agreements to repurchase	883	37	(948)
Repayments of Federal Home Loan Bank advances, net	—	(13)	(13,798)
Dividends paid	(4,348)	(4,300)	(4,379)
Proceeds from sale of common stock pursuant to dividend reinvestment	3,218	3,052	3,459
Proceeds from sale of common stock pursuant to exercise of stock options	110	76	371
Repurchase of common shares	(250)	(225)	(697)

Net cash provided by financing activities	74,373	19,203	46,214

Net increase (decrease) in cash and cash equivalents	15,892	6,770	(27,731)

Cash and cash equivalents at beginning of year	38,282	31,512	59,243

Cash and cash equivalents at end of year	$54,174	38,282	31,512

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Cash Flows, Continued

Three Years Ended December 31, 2011

Increase (Decrease) in Cash and Cash Equivalents

	September 30,	September 30,	September 30,
	Dollars In Thousands
	2011	2010	2009

Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$10,050	9,027	11,567
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	4,228	2,781	2,167
Provision for loan losses	8,678	14,834	7,828
Share based compensation expense	24	20	22
Provision for deferred taxes	(1,471)	(2,618)	(1,939)
Loss on sales of other real estate	3,560	1,113	822
Loss on sales of other assets	15	21	51
Security gains	(192)	(532)	(500)
Loss on restricted equity securities	—	—	88
Increase in loans held for sale	(6,930)	(2,818)	(1,486)
Increase (decrease) in taxes payable	350	(266)	614
Decrease (increase) in other assets	954	1,954	(6,255)
Decrease in accrued interest receivable	322	1,311	794
Decrease in interest payable	(752)	(1,144)	(743)
Increase (decrease) in accrued expenses	1,002	360	(332)

Total adjustments	9,788	15,016	1,131

Net cash provided by operating activities	$19,838	24,043	12,698

Supplemental Schedule of Non-Cash Activities:

Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $2,612 in 2011, $1,782 in 2010, and $59 in 2009	$4,211	(2,874)	96

Non-cash transfers from loans to other real estate	$17,170	15,820	4,599

Non-cash transfers from other real estate to loans	$4,214	1,272	1,364

Non-cash transfers from loans to other assets	$77	171	359

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

(1)	Summary of Significant Accounting Policies

The accounting and reporting policies of Wilson Bank Holding Company (“the Company”) and Wilson Bank & Trust (“Wilson Bank”) are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The following is a brief summary of the significant policies.

Accounting Standards Codification —In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162. This statement modifies the Generally Accepted Accounting Principles (“GAAP”) hierarchy by establishing only two levels of GAAP, authoritative and nonauthoritative accounting literature. Effective July 2009, the FASB Accounting Standards Codification (“ASC”), also known collectively as the “Codification”, is considered the single source of authoritative U.S. accounting and reporting standards, except for additional authoritative rules and interpretive releases issued by the Securities and Exchange Commission (“SEC”). Nonauthoritative guidance and literature would include, among other things, FASB Concepts Statements, American Institute of Certified Public Accountants Issue Papers and Technical Practice Aids and accounting textbooks. The Codification was developed to organize GAAP pronouncements by topic so that users can more easily access authoritative accounting guidance. It is organized by topic, subtopic, section, and paragraph, each of which is identified by a numerical designation. FASB ASC 105-10, “Generally Accepted Accounting Principles,” became applicable beginning in third quarter 2009. All accounting references have been updated, and therefore SFAS references have been replaced with ASC references, except for SFAS references that have not been integrated into the codification.

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Wilson Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Nature of Operations

Wilson Bank operates under a state bank charter and provides full banking services. As a state bank, Wilson Bank is subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation (“FDIC”). The areas served by Wilson Bank include Wilson County, DeKalb County, Rutherford County, Smith County, Trousdale County, Sumner County, and eastern Davidson County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the main office and twenty-four branch locations.

(c)	Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, other-than-temporary impairments of securities, and the fair value of financial instruments.

(d)	Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within Middle Tennessee. The types of securities in which the Company invests are included in note 3. The types of lending in which the Company engages are included in note 2. The Company does not have any significant concentrations to any one industry or customer other than as disclosed in note 2.

Residential 1-4 family, commercial real estate and construction mortgage loans, represented 31%, 37% and 15% and 32%, 32% and 16% of the loan portfolio at December 31, 2011 and 2010, respectively.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

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

Other-than-temporary Impairment—A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in the carrying amount of the security. To determine whether impairment is other-than-temporary, management considers whether the entity expects to recover the entire amortized cost basis of the security by reviewing the present value of the future cash flows associated with the security. The shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is referred to as a credit loss and is deemed to be other-than-temporary impairment. If a credit loss is identified, the credit loss is recognized as a charge to earnings and a new cost basis for the security is established. If management concludes that no credit loss exists and it is not more-likely-than-not that it will be required to sell the security before maturity, then the security is not other-than-temporarily impaired and the shortfall is recorded as a component of equity.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(1)	Summary of Significant Accounting Policies, Continued

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

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to their acquisition by the Company, valuations of these assets are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance [i.e. any direct write-downs] are included in net expenses from foreclosed assets.

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

December 31, 2011, 2010 and 2009

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

Stock compensation accounting guidance (FASB ASC 718, Compensation—Stock Compensation) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

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

Advertising costs are expensed as incurred by the Company and totaled $1,019,000, $813,000 and $802,000 for 2011, 2010 and 2009, respectively.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(1)	Summary of Significant Accounting Policies, Continued

(s)	Earnings Per Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

(t)	Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in note 22 of the consolidated financial statements. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

(u)	Reclassifications

Certain reclassifications have been made to the 2010 and 2009 figures to conform to the presentation for 2011.

(v)	Off-Balance-Sheet Financial Instruments

In the ordinary course of business Wilson Bank, has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

(w)	Impact of New Accounting Standards

In April 2011, FASB issued ASU No. 2011-02 A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring, intended to provide additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring. The amendments in this ASU were effective for the quarter ended September 30, 2011 and have been applied retrospectively to the beginning of the current year.

As a result of applying these amendments, the Company reviewed all substandard loans that were renewed since January 1, 2011 and identified two new loan modifications that qualified as a troubled debt restructuring. Pursuant to the guidance set forth in the standard, an impairment amount was calculated on each identified transaction consistent with the methodology followed for other impaired loans, described above.

In 2010, FASB issued Accounting Standards Update (“ASU”) 2010-20, Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 provides enhanced disclosures related to the credit quality of financing receivables and the allowance for credit losses, and provides that new and existing disclosures should be disaggregated based on how an entity develops its allowance for credit losses and how it manages credit exposure. Under the provisions of ASU 2010-20, additional disclosures required for financing receivables include information regarding the aging of past due receivables, credit quality indicators, and modifications of financing receivables. The provisions of ASU 2010-20 are effective for periods ending after December 15, 2010, with the exception of the amendments to the rollforward of the allowance for credit losses which are effective for periods beginning after December 15, 2010. Comparative disclosures are required only for periods ending subsequent to initial adoption. The Company adopted the provisions of ASU 2010-20 and has provided the required disclosures in the consolidated financial statements provided herein.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(1)	Summary of Significant Accounting Policies, Continued

(w)	Impact of New Accounting Standards, Continued

In 2010, FASB issued ASU 2010-11, Scope Exception Related to Embedded Credit Derivatives. ASU 2010-11 amends ASC 815 to provide clarifying language regarding when embedded credit derivative features are not considered embedded derivatives subject to potential bifurcation and separate accounting. The provisions of ASU 2010-11 are effective for periods beginning after June 15, 2010 and require re-evaluation of certain preexisting contracts to determine whether the accounting for such contracts is consistent with the amended guidance in ASU 2010-11. If the fair value option is elected for an instrument upon adoption of the amendment to ASC 815, re-evaluation of such preexisting contracts is not required. The adoption of this standard did not impact the operating results of the Company.

In 2010, FASB issued ASU No. 2010-09, Subsequent Events. This guidance amends FASB ASC Topic 855, Subsequent Events, so that SEC filers no longer are required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. SEC filers must evaluate subsequent events through the date the financial statements are issued.

In 2010, FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements. This update requires reporting entities to make new disclosures about recurring or nonrecurring fair value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information about purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. The ASU also clarified existing fair-value measurement disclosure guidance about the level of disaggregation, inputs, and valuation techniques. This guidance related to transfers between Level 1 and Level 2 fair-value measurements was effective for interim and annual reporting periods beginning after December 15, 2009. The guidance related to Level 3 fair-value measurements is effective for periods beginning after December 15, 2010. The adoption of the Level 1 and Level 2 guidance did not have a material effect on the financial statements. The Company does not expect the adoption of the Level 3 guidance to have a material effect on its consolidated financial statements.

In 2009, FASB issued ASU 2009-17, Consolidations which amended guidance on accounting for variable interest entities (VIEs). This guidance replaces the quantitative-based risks and rewards calculation for determining which enterprise might have a controlling financial interest in a VIE. The new, more qualitative evaluation focuses on who has the power to direct the significant economic activities of the VIE and also who has the obligation to absorb losses or rights to receive benefits from the VIE. It also requires an ongoing reassessment of whether an enterprise is the primary beneficiary of a VIE and calls for certain expanded disclosures about an enterprise’s involvement with variable interest entities. The new guidance was adopted by the Company on January 1, 2010. The new guidance did not have a material effect on its financial position or results of operations.

In 2009, FASB issued ASU 2009-16, Transfers and Servicing amended previous guidance on accounting for transfers of financial assets. The amended guidance eliminates the concept of qualifying special-purpose entities and requires that these entities be evaluated for consolidation under applicable accounting guidance, and it also removes the exception that permitted sale accounting for certain mortgage securitizations when control over the transferred assets had not been surrendered. Based on this new standard, many types of transferred financial assets that would previously have been derecognized will now remain on the transferor’s financial statements. The guidance also requires enhanced disclosures about transfers of financial assets and the transferor’s continuing involvement with those assets and related risk exposure. The Company adopted this new guidance on January 1, 2010. Adoption of this new guidance did not have an impact on the Company’s financial condition or results of operations.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(2)	Loans and Allowance for Loan Losses

The classification of loans at December 31, 2011 and 2010 is as follows:

	September 30,	September 30,
	In Thousands
	2011	2010

Mortgage loans on real estate:
Residential 1-4 family	$344,029	351,237
Multifamily	9,791	8,711
Commercial	410,837	347,381
Construction	166,460	176,842
Farmland	35,691	38,369
Second mortgages	14,711	15,373
Equity lines of credit	39,307	36,861

Total mortgage loans on real estate	1,020,826	974,774

Commercial loans	50,430	57,249

Agriculture loans	2,556	3,017

Consumer installment loans:
Personal	41,521	52,574
Credit cards	3,168	3,160

Total consumer installment loans	44,689	55,734

Other loans	6,788	5,841

	1,125,289	1,096,615

Net deferred loan fees	(2,031)	(1,347)

Total loans	1,123,258	1,095,268

Less: Allowance for loan losses	(24,525)	(22,177)

Loans, net	$1,098,733	1,073,091

At December 31, 2011, variable rate loans were $694,688,000 and fixed rate loans totaled $428,570,000. At December 31, 2010, variable rate and fixed rate loans totaled $661,584,000 and $433,684,000, respectively.

In the normal course of business, Wilson Bank has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $9,872,000 and $9,919,000 at December 31, 2011 and 2010, respectively. As of December 31, 2011, none of these loans were restructured, nor were any related party loans charged-off during the past three years nor did they involve more than the normal risk of collectibility or present other unfavorable features.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(2)	Loans and Allowance for Loan Losses, Continued

An analysis of the activity with respect to such loans to related parties is as follows:

	September 30,	September 30,
	In Thousands
	December 31,
	2011	2010

Balance, January 1	$9,919	12,305
New loans and renewals during the year	9,698	7,509
Repayments (including loans paid by renewal) during the year	(9,745)	(9,895)

Balance, December 31	$9,872	9,919

A director of the Company performs appraisals related to certain loan customers. Fees paid to the director for these services were $198,000 in 2011, $279,000 in 2010, and $359,000 in 2009.

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

The following table, present the Company’s impaired loans at December 31, 2011 and 2010:

	September 30,	September 30,	September 30,	September 30,	September 30,
	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

December 31, 2011

With no related allowance recorded:
Residential 1-4 family	$6,263	6,439	—	4,670	271
Multifamily	412	412	—	414	23
Commercial real estate	6,711	6,711	—	4,461	268
Construction	8,418	8,918	—	7,327	186
Farmland	—	—	—	1,366	—
Second mortgages	606	606	—	606	—
Equity lines of credit	—	—	—	93	—
Commercial	—	176	—	51	—
Agricultural	—	—	—	—	—

	$22,410	23,262	—	18,988	748

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(2)	Loans and Allowance for Loan Losses, Continued

	September 30,	September 30,	September 30,	September 30,	September 30,
	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

December 31, 2011

With allowance recorded:
Residential 1-4 family	$5,310	5,310	1,053	7,361	262
Multifamily	—	—	—	—	—
Commercial real estate	16,971	16,971	3,744	15,826	673
Construction	8,215	8,215	2,228	12,250	137
Farmland	4,261	4,261	1,193	3,181	129
Second mortgages	316	316	41	199	10
Equity lines of credit	170	170	15	43	8
Commercial	849	849	754	928	32
Agricultural	—	—	—	—	—

	$36,092	36,092	9,028	39,788	1,251

Total:
Residential 1-4 family	$11,573	11,749	1,053	12,031	533
Multifamily	412	412	—	414	23
Commercial real estate	23,682	23,682	3,744	20,287	941
Construction	16,633	17,133	2,228	19,577	323
Farmland	4,261	4,261	1,193	4,547	129
Second mortgages	922	922	41	805	10
Equity lines of credit	170	170	15	136	8
Commercial	849	1,025	754	979	32
Agricultural	—	—	—	—	—

	$58,502	59,354	9,028	58,776	1,999

December 31, 2010

With no related allowance recorded:
Residential 1-4 family	$3,811	3,811	—	5,876	472
Multifamily	406	406	—	464	26
Commercial real estate	3,760	4,260	—	4,780	136
Construction	10,522	10,844	—	6,950	256
Farmland	—	—	—	1,790	—
Second mortgages	706	706	—	644	1
Equity lines of credit	—	—	—	601	—
Commercial	204	204	—	689	11
Agricultural	—	—	—	39	—

	$19,409	20,231	—	21,833	902

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(2)	Loans and Allowance for Loan Losses, Continued

	September 30,	September 30,	September 30,	September 30,	September 30,
	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

December 31, 2010

With allowance recorded:
Residential 1-4 family	$7,818	7,890	1,275	9,890	351
Multifamily	—	—	—	—	—
Commercial real estate	18,686	18,686	3,816	15,027	347
Construction	8,546	8,914	1,782	8,426	392
Farmland	1,866	1,866	231	3,848	68
Second mortgages	164	164	15	337	—
Equity lines of credit	869	869	159	418	32
Commercial	910	910	670	569	25
Agricultural	155	155	25	39	10

	$39,014	39,454	7,973	38,554	1,225

Total
Residential 1-4 family	11,629	11,701	1,275	15,766	823
Multifamily	406	406	—	464	26
Commercial real estate	22,446	22,946	3,816	19,807	483
Construction	19,068	19,758	1,782	15,376	648
Farmland	1,866	1,866	231	5,638	68
Second mortgages	870	870	15	981	1
Equity lines of credit	869	869	159	1,019	32
Commercial	1,114	1,114	670	1,258	36
Agricultural	155	155	25	78	10

	$58,423	59,685	7,973	60,387	2,127

The following tables present the Company’s nonaccrual loans, credit quality indicators and past due loans as of December 31, 2011 and 2010.

Loans on Nonaccrual Status

	September 30,	September 30,
	In Thousands
	2011	2010

Residential 1-4 family	$2,256	3,611
Multifamily	—	—
Commercial real estate	4,995	7,465
Construction	14,378	7,850
Farmland	2,695	1,308
Second mortgages	606	770
Equity lines of credit	—	667
Commercial	35	490
Installment and other	—	—

Total	$24,965	22,161

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(2)	Loans and Allowance for Loan Losses, Continued

Potential problem loans, which include nonperforming assets, amounted to approximately $67.3 million at December 31, 2011 compared to $63.2 million at December 31, 2010. Potential problem loans represent those loans with a well defined weakness and where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower’s ability to comply with present repayment terms. This definition is believed to be substantially consistent with the standards established by the FDIC, the Company’s primary federal regulator, for loans classified as special mention, substandard, or doubtful, excluding the impact of nonperforming loans.

The following table presents our loan balances by primary loan classification and the amount classified within each risk rating category. Pass rated loans include all credits other than those included in special mention, substandard and doubtful which are defined as follows:

•

Special mention loans have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Company’s credit position at some future date.

•

Substandard loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize liquidation of the debt. Substandard loans are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

•

Doubtful loans have all the characteristics of substandard loans with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. The Company considers all doubtful loans to be impaired and places the loans on nonaccrual status.

Credit Quality Indicators

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	In Thousands
	Residential		Commercial			Second	Equity Lines			Installment
	1-4 Family	Multifamily	Real Estate	Construction	Farmland	Mortgages	of Credit	Commercial	Agricultural	and Other	Total

Credit Risk Profile by Internally Assigned Grade

December 31, 2011

Pass	$326,406	9,245	386,765	149,451	31,251	13,158	38,803	49,385	2,534	51,010	1,058,008
Special mention	9,537	53	7,963	459	76	517	316	37	—	157	19,115
Substandard	8,086	493	16,109	16,550	4,364	1,036	188	1,008	22	310	48,166
Doubtful	—	—	—	—	—	—	—	—	—	—	—

Total	$344,029	9,791	410,837	166,460	35,691	14,711	39,307	50,430	2,556	51,477	1,125,289

December 31, 2010

Pass	$333,971	8,226	324,880	160,457	36,333	13,838	35,834	56,053	2,852	61,005	1,033,449
Special mention	9,567	—	5,873	726	340	588	276	50	155	166	17,741
Substandard	7,699	485	16,628	15,659	1,696	947	751	1,146	10	404	45,425
Doubtful	—	—	—	—	—	—	—	—	—	—	—

Total	$351,237	8,711	347,381	176,842	38,369	15,373	36,861	57,249	3,017	61,575	1,096,615

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(2)	Loans and Allowance for Loan Losses, Continued

Age Analysis of Past Due Loans

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	In Thousands
							Recorded
							Investment
	30-59	60-89	Greater				Greater Than
	Days	Days	Than	Total		Total	90 Days and
	Past Due	Past Due	90 Days	Past Due	Current	Loans	Accruing

December 31, 2011

Residential 1-4 family	$4,003	1,029	3,566	8,598	335,431	344,029	1,310
Multifamily	53	—	—	53	9,738	9,791	—
Commercial real estate	548	1,803	8,990	11,341	399,496	410,837	3,995
Construction	329	—	14,473	14,802	151,658	166,460	95
Farmland	46	—	2,695	2,741	32,950	35,691	—
Second mortgages	49	50	640	739	13,972	14,711	34
Equity lines of credit	36	64	—	100	39,207	39,307	—
Commercial	64	44	148	256	50,174	50,430	113
Agricultural, installment and other	327	172	123	622	53,411	54,033	123

Total	$5,455	3,162	30,635	39,252	1,086,037	1,125,289	5,670

	In Thousands
							Recorded
							Investment
	30-59	60-89	Greater				Greater Than
	Days	Days	Than	Total		Total	90 Days and
	Past Due	Past Due	90 Days	Past Due	Current	Loans	Accruing

December 31, 2010

Residential 1-4 family	$5,714	1,080	5,141	11,935	339,302	351,237	1,530
Multifamily	53	—	79	132	8,579	8,711	79
Commercial real estate	558	200	7,673	8,431	338,950	347,381	208
Construction	1,830	160	8,028	10,018	166,824	176,842	178
Farmland	1,572	188	1,651	3,411	34,958	38,369	343
Second mortgages	215	48	890	1,153	14,220	15,373	120
Equity lines of credit	73	—	667	740	36,121	36,861	—
Commercial	330	2	492	824	56,425	57,249	2
Agricultural, installment and other	872	159	108	1,139	63,453	64,592	108

Total	$11,217	1,837	24,729	37,783	1,058,832	1,096,615	2,568

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(2)	Loans and Allowance for Loan Losses, Continued

Transactions in the allowance for loan losses for the years ended December 31, 2011 and 2010 are summarized as follows:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	In Thousands
	Residential		Commercial			Second	Equity Lines			Installment
	1-4 Family	Multifamily	Real Estate	Construction	Farmland	Mortgages	of Credit	Commercial	Agricultural	and Other	Total

December 31, 2011

Allowance for loan losses:

Beginning balance	$5,140	46	7,285	5,558	988	276	767	1,163	67	887	22,177
Provision	2,311	8	2,228	2,279	1,137	311	18	640	(47)	(207)	8,678
Charge-offs	(2,108)	—	(1,283)	(1,681)	(296)	(268)	(148)	(516)	(1)	(461)	(6,762)
Recoveries	71	—	12	67	—	7	16	22	—	237	432

Ending balance	$5,414	54	8,242	6,223	1,829	326	653	1,309	19	456	24,525

Ending balance individually evaluated for impairment	$1,053	—	3,744	2,228	1,193	41	15	754	—	—	9,028

Ending balance collectively evaluated for impairment	$4,361	54	4,498	3,995	636	285	638	555	19	456	15,497

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—	—

Loans:

Ending balance	$344,029	9,791	410,837	166,460	35,691	14,711	39,307	50,430	2,556	51,477	1,125,289

Ending balance individually evaluated for impairment	$11,573	412	23,682	16,633	4,261	922	170	849	—	—	58,502

Ending balance collectively evaluated for impairment	$332,456	9,379	387,155	149,827	31,430	13,789	39,137	49,581	2,556	51,477	1,066,787

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—	—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(2)	Loans and Allowance for Loan Losses, Continued

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	In Thousands
	Residential		Commercial			Second	Equity Lines			Installment
	1-4 Family	Multifamily	Real Estate	Construction	Farmland	Mortgages	of Credit	Commercial	Agricultural	and Other	Total

December 31, 2010

Allowance for loan losses:

Beginning balance	$4,268	25	4,499	3,412	151	521	788	1,625	38	1,320	16,647
Provision	3,031	21	3,920	5,907	1,574	(65)	642	(320)	29	95	14,834
Charge-offs	(2,193)	—	(1,134)	(3,791)	(737)	(186)	(663)	(253)	—	(719)	(9,676)
Recoveries	34	—	—	30	—	6	—	111	—	191	372

Ending balance	$5,140	46	7,285	5,558	988	276	767	1,163	67	887	22,177

Ending balance individually evaluated for impairment	$1,275	—	3,816	1,782	231	15	159	670	25	—	7,973

Ending balance collectively evaluated for impairment	$3,865	46	3,469	3,776	757	261	608	493	42	887	14,204

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—	—

Loans:

Ending balance	$351,237	8,711	347,381	176,842	38,369	15,373	36,861	57,249	3,017	61,575	1,096,615

Ending balance individually evaluated for impairment	$11,629	406	22,446	19,068	1,866	870	869	1,114	155	—	58,423

Ending balance collectively evaluated for impairment	$339,608	8,305	324,935	157,774	36,503	14,503	35,992	56,135	2,862	61,575	1,038,192

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—	—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(2)	Loans and Allowance for Loan Losses, Continued

The following table outlines the amount of each troubled debt restructuring categorized by loan classification as of December 31, 2011 and 2010 (dollars in thousands):

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	December 31, 2011			December 31, 2010
			Post			Post
			Modification			Modification
		Pre	Outstanding		Pre	Outstanding
		Modification	Recorded		Modification	Recorded
		Outstanding	Investment,		Outstanding	Investment,
	Number	Recorded	Net of Related	Number of	Recorded	Net of Related
	of Contracts	Investment	Allowance	Contracts	Investment	Allowance

Residential 1-4 family	1	$3,938	$3,088	—	—	—
Multifamily	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Farmland	—	—	—	—	—	—
Second mortgages	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	—	—
Commercial	1	245	95	—	—	—
Agricultural, installment and other	—	—	—	—	—	—

Total	2	$4,183	$3,183	—	—	—

The Company has not had any troubled debt restructurings that subsequently defaulted. A default is defined as an occurrence which violates the terms of the receivable’s contract.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

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

In 2011, 2010 and 2009, the Company originated loans in the secondary market of $111,040,000, $108,038,000 and $153,978,000, respectively. The fees and gain on sale of these loans totaled $2,069,000, $2,275,000 and $2,554,000 in 2011, 2010 and 2009, respectively.

Of the loans sold in the secondary market, the recourse to Wilson Bank is limited. On loans sold to the Federal Home Loan Mortgage Corporation, Wilson Bank has a recourse obligation for one year from the purchase date. At December 31, 2011, there were no loans sold to the Federal Home Loan Mortgage Corporation with existing recourse. All other loans sold in the secondary market provide the purchaser recourse to Wilson Bank for a period of 90 days up to one year from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. At December 31, 2011 and 2010, total loans sold with recourse to Wilson Bank, including those sold to the Federal Home Loan Mortgage Corporation, aggregated $97,144,000 and $107,495,000, respectively. At December 31, 2011, Wilson Bank had not been required to repurchase any of the loans originated by Wilson Bank and sold in the secondary market. Management expects no material to result from these recourse provisions.

(3)	Debt and Equity Securities

Debt and equity securities have been classified in the consolidated balance sheet according to management’s intent. Debt and equity securities at December 31, 2011 consist of the following:

	September 30,	September 30,	September 30,	September 30,
	Securities Held-To-Maturity
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Mortgage-backed:
Government-sponsored enterprises (GSEs)* residential	$2,425	103	—	2,528
Obligations of states and political subdivisions	12,039	699	—	12,738

	$14,464	802	—	15,266

	September 30,	September 30,	September 30,	September 30,
	Securities Available-For-Sale
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Government-sponsored enterprises (GSEs)*	$114,819	268	161	114,926
Mortgage-backed:
GSE residential	192,989	1,379	201	194,167
Obligations of states and political subdivisions	1,521	117	—	1,638

	$309,329	1,764	362	310,731

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(3)	Debt and Equity Securities, Continued

Included in mortgage-backed GSE residential available for sale securities are collateralized mortgage obligations totaling $7,586,000 (fair value of $7,735,000) at December 31, 2010. There were no collateralized mortgage obligations at December 31, 2011.

The Company’s classification of securities at December 31, 2010 is as follows:

	September 30,	September 30,	September 30,	September 30,
	Securities Held-To-Maturity
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Mortgage-backed:
Government-sponsored enterprises (GSEs)* residential	$1,637	19	6	1,650
Obligations of states and political subdivisions	11,759	369	88	12,040

	$13,396	388	94	13,690

	September 30,	September 30,	September 30,	September 30,
	Securities Available-For-Sale
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Government and Federal agencies	$2,004	8	—	2,012
U.S. Government-sponsored enterprises (GSEs)*	157,089	235	2,646	154,678
Mortgage-backed:
GSE residential	121,838	31	3,069	118,800
Obligations of states and political subdivisions	1,522	27	7	1,542

	$282,453	301	5,722	277,032

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association.

The amortized cost and estimated market value of debt securities at December 31, 2011, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	September 30,	September 30,
	In Thousands
		Estimated
	Amortized	Market
Securities Held-To-Maturity	Cost	Value

Due in one year or less	$535	541
Due after one year through five years	5,898	6,169
Due after five years through ten years	3,654	3,895
Due after ten years	1,952	2,133

	12,039	12,738
Mortgage-backed securities	2,425	2,528

	$14,464	15,266

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(3)	Debt and Equity Securities, Continued

	September 30,	September 30,
	In Thousands
		Estimated
	Amortized	Market
Securities Available-For-Sale	Cost	Value

Due in one year or less	$—	—
Due after one year through five years	79,309	79,349
Due after five years through ten years	37,031	37,215
Due after ten years	—	—

	116,340	116,564
Mortgage-backed securities	192,989	194,167

	$309,329	310,731

Results from sales of debt and equity securities are as follows:

	September 30,	September 30,	September 30,
	In Thousands
	2011	2010	2009

Gross proceeds	$26,452	59,532	56,452

Gross realized gains	$192	551	551
Gross realized losses	—	19	51

Net realized gains	$192	532	500

Securities carried in the balance sheet of approximately $118,504,000 (approximate market value of $118,979,000) and $147,308,000 (approximate market value of $144,801,000) were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2011 and 2010, respectively.

Included in the securities above are $11,538,000 (approximate market value of $12,203,000) and $11,257,000 (approximate market value of $11,539,000) at December 31, 2011 and 2010, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

Securities that have rates that adjust prior to maturity totaled $20,000 (approximate market value of $20,000) and $26,000 (approximate market value of $27,000) at December 31, 2011 and 2010, respectively.

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2011.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(3)	Debt and Equity Securities, Continued

Available for sale and held to maturity securities that have been in a continuous unrealized loss position are as follows:

	xxxx	xxxx	xxxx	xxxx	xxxx	xxxx	xxxx	xxxx
In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number			Number
			of			of
	Fair	Unrealized	Securities	Fair	Unrealized	Securities	Fair	Unrealized
	Value	Losses	Included	Value	Losses	Included	Value	Losses
Held to Maturity Securities:
Debt securities:
Mortgage-backed:
GSE residential	$—	$—	—	$—	$—	—	$—	$—
Obligations of states and political subdivisions	—	—	—	—	—	—	—	—

	$—	$—	—	$—	$—	—	$—	$—

Available-for-Sale Securities:
Debt securities:
GSEs	$48,810	161	14	$—	—	—	$48,810	$161

Mortgage-backed:

GSE residential	58,130	201	12	—	—	—	58,130	201

Obligations of states and political subdivisions	—	—	—	—	—	—	—	—

	$106,940	$362	26	$—	$—	—	$106,940	$362

(4)	Restricted Equity Securities

Restricted equity securities consists of stock of the Federal Home Loan Bank amounting to $3,012,000 and $3,012,000 at December 31, 2011 and 2010, respectively. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

(5)	Premises and Equipment

The detail of premises and equipment at December 31, 2011 and 2010 is as follows:

	September 30,	September 30,
	In Thousands
	2011	2010

Land	$15,111	14,520
Buildings	23,578	20,993
Leasehold improvements	140	140
Furniture and equipment	5,636	5,168
Automobiles	92	104
Construction-in-progress	1,118	644

	45,675	41,569
Less accumulated depreciation	(10,238)	(9,628)

	$35,437	31,941

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(5)	Premises and Equipment, Continued

During 2011 and 2010 payments of $1,173,000 and $503,000, respectively, were made to a director for building repairs and maintenance and construction of buildings.

Depreciation expense was $1,491,000, $1,527,000 and $1,675,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

(6)	Acquired Intangible Assets and Goodwill

The intangible assets result from the excess of purchase price over the applicable book value of the net assets acquired of 50% owned subsidiaries in 2005:

Amortizable intangible assets:

	September 30,	September 30,
	In Thousands
	2011	2010

Premium on purchased deposits	$2,787	2,787

Accumulated amortization	2,675	2,279

	$112	508

	September 30,	September 30,	September 30,
	For the Year Ended December 31,
	2011	2010	2009

Amortization expense	$396	396	396

Estimated amortization expense:

September 30,
For the Year Ended

2012	$112

The premium on purchased deposits is being amortized on a straight-line basis over 7 years.

	September 30,	September 30,
	In Thousands
	2011	2010
Goodwill:
Balance at January 1,	$4,805	4,805
Goodwill acquired during year	—	—
Impairment loss	—	—

Balance at December 31,	$4,805	4,805

(7)	Other Assets

Other assets were $7,592,000 and $8,572,000 at December 31, 2011 and 2010, respectively. During 2009, the FDIC required all members to prepay three years of estimated deposit insurance premiums. The Company’s assessment was $7,176,000. During 2011, the Company expensed $1,638,000 of the prepaid insurance premium, which is included in non-interest expense.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(8)	Deposits

Deposits at December 31, 2011 and 2010 are summarized as follows:

	September 30,	September 30,
	In Thousands
	2011	2010

Demand deposits	$107,403	100,248
Savings accounts	90,010	58,382
Negotiable order of withdrawal accounts	257,242	237,715
Money market demand accounts	293,186	259,404
Certificates of deposit $100,000 or greater	271,556	275,738
Other certificates of deposit	288,489	303,851
Individual retirement accounts $100,000 or greater	44,189	43,207
Other individual retirement accounts	53,967	52,737

	$1,406,042	1,331,282

Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2011 are as follows:

September 30,
(In Thousands)
Maturity	Total

2012	$463,146
2013	125,475
2014	37,824
2015	19,725
2016	12,031
Thereafter	—

$658,201

The aggregate amount of overdrafts reclassified as loans receivable was $388,000 and $374,000 at December 31, 2011 and 2010, respectively.

Wilson Bank is required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2011 and 2010 were approximately $1,500,000.

(9)	Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements were $7,419,000 and $6,536,000 at December 31, 2011 and 2010, respectively. The maximum amounts of outstanding repurchase agreements at any month end during 2011 and 2010 was $7,419,000 and $6,536,000, respectively. The average daily balance outstanding during 2011 and 2010 was $6,166,000 and $5,618,000, respectively. The weighted-average interest rate on the outstanding balance at December 31, 2011 and 2010 was .76% and .94% , respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(10)	Non-Interest Income and Non-Interest Expense

The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

	September 30,	September 30,	September 30,
	In Thousands
	2011	2010	2009

Non-interest income:
Service charges on deposits	$5,356	5,354	5,786
Other fees and commissions	6,859	6,105	5,140
Security gains, net	192	532	500
Fees and gains on sales of loans	2,069	2,275	2,554
Other income	—	—	1

	$14,476	14,266	13,981

	September 30,	September 30,	September 30,
	In Thousands
	2011	2010	2009

Non-interest expense:
Employee salaries and benefits	$22,723	18,799	20,266
Occupancy expenses	2,524	2,407	2,481
Furniture and equipment expenses	1,156	1,251	1,421
Loss on sales of other assets, net	15	21	51
Loss on sales of other real estate, net	3,560	1,113	822
Data processing expenses	1,322	1,255	1,042
FDIC insurance	1,756	2,232	2,504
Directors’ fees	739	733	783
Other operating expenses	9,868	8,894	8,334

	$43,663	36,705	37,704

(11)	Income Taxes

The components of the net deferred tax asset are as follows:

	September 30,	September 30,
	In Thousands
	2011	2010

Deferred tax asset:
Federal	$9,102	9,333
State	1,465	1,586

	10,567	10,919

Deferred tax liability:
Federal	(1,726)	(1,071)
State	(353)	(219)

	(2,079)	(1,290)

	$8,488	9,629

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(11)	Income Taxes, Continued

The tax effects of each type of significant item that gave rise to deferred tax assets (liabilities) are:

	September 30,	September 30,
	In Thousands
	2011	2010

Financial statement allowance for loan losses in excess of tax allowance	$8,994	8,169
Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(1,019)	(615)
Financial statement deduction for deferred compensation in excess of deduction for tax purposes	773	674
Writedown of other real estate not deductible for income tax purposes until sold	800	—
Financial statement income on FHLB stock dividends not recognized for tax purposes	(480)	(480)
Deposit base premium related to acquisition of minority interest	(43)	(194)
Unrealized loss (gain) on securities available-for-sale	(537)	2,075

	$8,488	9,629

The components of income tax expense (benefit) are summarized as follows:

	September 30,	September 30,	September 30,
	In Thousands
	Federal	State	Total

2011
Current	$6,780	1,236	8,016
Deferred	(1,283)	(188)	(1,471)

Total	$5,497	1,048	6,545

2010
Current	$6,991	1,226	8,217
Deferred	(2,065)	(324)	(2,389)

Total	$4,926	902	5,828

2009
Current	$7,591	1,528	9,119
Deferred	(1,626)	(313)	(1,939)

Total	$5,965	1,215	7,180

A reconciliation of actual income tax expense of $6,545,000, $5,828,000 and $7,180,000 for the years ended December 31, 2011, 2010 and 2009, respectively, to the “expected” tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

	September 30,	September 30,	September 30,
	In Thousands
	2011	2010	2009

Computed “expected” tax expense	$5,642	5,051	6,374
State income taxes, net of Federal income tax benefit	694	587	818
Tax exempt interest, net of interest expense exclusion	(199)	(196)	(199)
Federal income tax rate in excess of statutory rate related to taxable income over $10 million	187	194	216
Earnings on cash surrender value of life insurance	(21)	(19)	(29)
Expenses not deductible for tax purposes	24	19	25
Stock based compensation expense	8	7	7
Other	210	185	(32)

	$6,545	5,828	7,180

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(11)	Income Taxes, Continued

Total income tax expense for 2011, 2010 and 2009, includes $73,000, $204,000 and $191,000 of expense related to the realized gain and loss, respectively, on sale of securities.

As of December 31, 2011, 2010 or 2009 the Company has not accrued or recognized interest or penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

There were no unrecognized tax benefits at December 31, 2011.

Wilson Bank does not expect that unrecognized tax benefits will significantly increase or decrease within the next 12 months. Included in the balance at December 31, 2011, were approximately $10.6 million of tax positions (deferred tax assets) for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company and its subsidiary file income tax returns in the United States (“U.S.”), as well as in the State of Tennessee. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2008, which would include audits of acquired entities. The Company’s Federal tax returns have been audited through December 31, 2003 with no changes.

(12)	Commitments and Contingent Liabilities

The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.

In addition, the Company is currently involved in two lawsuits in which borrowers have alleged improper conduct by a former officer of the Company. One of the two lawsuits relates to a counter claim in which actions were brought by the Company to collect loans in default. While all these cases are in the discovery phase, each one continues to age as they are forty-two and thirty-four months old, respectively. Management believes losses, if any, will not be material.

Wilson Bank leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

September 30,
Years Ending December 31,	In Thousands

2012	$117
2013	70
2014	52
2015	33

Total rent expense amounted to $174,000, $189,000 and $185,000, respectively, during the years ended December 31, 2011, 2010 and 2009.

The Company has lines of credit with other financial institutions totaling $38,000,000. At December 31, 2011 and 2010, there was no balance outstanding under these lines of credit.

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

December 31, 2011, 2010 and 2009

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

	September 30,	September 30,
	In Thousands
	Contract or
	Notional Amount
	2011	2010
Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit	$158,623	163,834
Standby letters of credit	16,747	19,138

Total	$175,370	182,972

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments and the present creditworthiness of such counter parties. Such commitments have been made on terms which are competitive in the markets in which the Company operates; thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $16.7 million at December 31, 2011.

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

At December 31, 2011, the Company’s cash and due from banks and federal funds sold included commercial bank deposits aggregating $13,869,000 in excess of the FDIC limit of $250,000 per depositor.

Federal funds sold were deposited with one bank.

(15)	Employee Benefit Plan

Wilson Bank has in effect a 401(k) plan (the “401(k) Plan”) which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the 401(k) Plan provide for both employee and employer contributions. For the years ended December 31, 2011, 2010 and 2009, Wilson Bank contributed $1,421,000, $218,000 and $1,310,000, respectively, to the 401(k) Plan.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(16)	Dividend Reinvestment Plan

Under the terms of the Company’s dividend reinvestment plan (the “DRIP”) holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 79,962 in 2011, 79,816 in 2010 and 95,403 in 2009 were sold to participants under the terms of the DRIP.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2011 and 2010, that the Company and Wilson Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2011, the most recent notification from the FDIC categorized Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Wilson Bank’s category. The Company’s and Wilson Bank’s actual capital amounts and ratios as of December 31, 2011 and 2010, are also presented in the table:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
			Regulatory		Regulatory
			Minimum Capital		Minimum To Be
	Actual		Requirement		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)

December 31, 2011
Total capital to risk weighted assets:
Consolidated	$166,534	14.0%	$95,162	8.0%	$118,953	10.0%
Wilson Bank	164,775	13.9	94,835	8.0	118,543	10.0

Tier 1 capital to risk weighted assets:
Consolidated	151,566	12.8	47,364	4.0	71,047	6.0
Wilson Bank	149,817	12.6	47,561	4.0	71,341	6.0

Tier 1 capital to average assets:
Consolidated	151,566	9.7	62,501	4.0	N/A	N/A
Wilson Bank	149,817	9.6	62,424	4.0	78,030	5.0

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(17)	Regulatory Matters and Restrictions on Dividends, Continued

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
			Regulatory		Regulatory
			Minimum Capital		Minimum To Be
	Actual		Requirement		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)

December 31, 2010:
Total capital to risk weighted assets:
Consolidated	$157,373	13.2%	$95,378	8.0%	$119,222	10.0%
Wilson Bank	154,156	12.9	95,601	8.0	119,501	10.0

Tier 1 capital to risk weighted assets:
Consolidated	142,366	11.9	47,854	4.0	71,781	6.0
Wilson Bank	139,132	11.7	47,566	4.0	71,350	6.0

Tier 1 capital to average assets:
Consolidated	142,366	9.6	59,319	4.0	N/A	N/A
Wilson Bank	139,132	9.3	59,842	4.0	74,802	5.0

(18)	Deferred Compensation Plan

Wilson Bank provides its executive officers a deferred compensation plan (the “Deferred Compensation Plan”), which also provides for death and disability benefits. The Deferred Compensation Plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were ten employees participating in the Deferred Compensation Plan at December 31, 2011.

The Deferred Compensation Plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65 and/or age 55 after 20 years of service. The Deferred Compensation Plan also provides benefits over a period of fifteen years in the event the executive should die or become disabled prior to reaching retirement. Wilson Bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of Wilson Bank and are payable to Wilson Bank. At December 31, 2011 and 2010, the deferred compensation liability totaled $1,878,000 and $1,597,000, respectively, the cash surrender value of life insurance was $2,001,000 and $1,554,000, respectively, and the face amount of the insurance policies in force approximated $7,000,000 and $5,358,000, respectively. The Deferred Compensation Plan is not qualified under Section 401 of the Internal Revenue Code.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(19)	Stock Option Plan, Continued

In April 2009, the Company’s shareholders approved the Wilson Bank Holding Company 2009 Stock Option Plan (the “2009 Stock Option Plan”). The 2009 Stock Option Plan is effective as of April 14, 2009 and replaces the 1999 Stock Option Plan which expired on April 13, 2009. Under the 2009 Stock Option Plan, awards may be in the form of options to acquire common stock of the Company. Subject to adjustment as provided by the terms of the 2009 Stock Option Plan, the maximum number of shares of common stock with respect to which awards may be granted under the 2009 Stock Option Plan is 75,000 shares. As of December 31, 2011, the Company has granted 23,750 options to employees pursuant to the 2009 Stock Option Plan.

Under the 2009 Stock Option Plan, stock option awards may be granted in the form of incentive stock options or nonstatutory stock options and are generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.

The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2011, 2010 and 2009:

	September 30,	September 30,	September 30,
	2011	2010	2009

Expected dividends	1.12%	2.37%	2.24%
Expected term (in years)	7.75	7.75	7.75
Expected volatility	25%	15%	15%
Risk-free rate	2.74%	3.39%	2.07%

The expected volatility is based on historical volatility adjusted for consideration of other relevant factors. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

A summary of the stock option activity for 2011, 2010 and 2009 is as follows:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2011		2010		2009
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	53,892	$29.46	41,370	$24.73	66,586	$18.19
Granted	4,500	39.88	19,250	37.75	6,250	35.75
Exercised	(5,284)	20.76	(3,659)	20.92	(29,630)	12.54
Forfeited or expired	(400)	23.63	(3,069)	26.85	(1,836)	21.72

Outstanding at end of year	52,708	$31.24	53,892	$29.46	41,370	$24.73

Options exercisable at year end	13,227	$25.00	11,574	$21.81	9,851	$21.12

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(19)	Stock Option Plan, Continued

The following table summarizes information about fixed stock options outstanding at December 31, 2011:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Options Outstanding			Options Exercisable
			Weighted			Weighted
		Weighted	Average		Weighted	Average
Range of	Number	Average	Remaining	Number	Average	Remaining
Exercise	Outstanding	Exercise	Contractual	Exercisable	Exercise	Contractual
Prices	at 12/31/11	Price	Term	at 12/31/11	Price	Term

$ 11.46—$ 17.19	7,059	$16.14	.7 years	4,788	$16.08	.7 years
$ 17.20—$ 25.79	6,872	$22.76	2.8 years	2,532	$23.47	3.0 years
$ 25.80—$ 41.25	38,777	$35.49	7.2 years	5,907	$32.89	6.2 years

	52,708			13,227

Aggregate intrinsic value (in thousands)	$528			$215

The weighted average fair value at the grant date of options granted during the years 2011, 2010 and 2009 was $11.53, $6.01 and $4.68, respectively. The total intrinsic value of options exercised during the years 2011, 2010 and 2009 was $108,000, $67,000 and $732,000, respectively.

As of December 31, 2011, there was $173,000 of total unrecognized cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. The cost is expected to be recognized over a weighted-average period of 4.4 years.

(20) Earnings Per Share

The following is a summary of the components comprising basic and diluted earnings per share (“EPS”):

	September 30,	September 30,	September 30,
	In Thousands (except share data)
	2011	2010	2009
Basic EPS Computation:
Numerator—Earnings available to common stockholders	$10,050	9,027	11,567

Denominator—Weighted average number of common shares outstanding	7,280,907	7,198,711	7,101,084

Basic earnings per common share	$1.38	1.25	1.63

Diluted EPS Computation:
Numerator—Earnings available to common stockholders	$10,050	9,027	11,567

Denominator:
Weighted average number of common shares outstanding	7,280,907	7,198,711	7,101,084
Dilutive effect of stock options	7,215	8,253	11,232

	7,288,122	7,206,964	7,112,316

Diluted earnings per common share	$1.38	1.25	1.63

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(21)	Wilson Bank Holding Company - Parent Company Financial Information

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Balance Sheets

December 31, 2011 and 2010

	September 30,		September 30,
	Dollars In Thousands
	2011		2010
ASSETS

Cash	$1,579	*	3,070	*
Investment in wholly-owned commercial bank subsidiary	155,599		141,099	*
Refundable income taxes	170		164

Total assets	$157,348		144,333

LIABILITIES AND STOCKHOLDERS’ EQUITY

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 15,000,000 shares, 7,304,186 and 7,225,088 shares issued and outstanding, respectively	$14,608		14,450
Additional paid-in capital	46,734		43,790
Retained earnings	95,141		89,439
Net unrealized gains (losses) on available-for-sale securities, net of income taxes of $537 and $2,075, respectively	865		(3,346)

Total stockholders’ equity	157,348		144,333

Total liabilities and stockholders’ equity	$157,348		144,333

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(21)	Wilson Bank Holding Company - Parent Company Financial Information, Continued

7WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Earnings and Comprehensive Earnings

Three Years Ended December 31, 2011

	September 30,	September 30,	September 30,
	Dollars In Thousands
	2011	2010	2009
Expenses:
Directors’ fees	$346	346	376
Other	64	45	60

Loss before Federal income tax benefits and equity in undistributed earnings of commercial bank subsidiaries	(410)	(391)	(436)

Federal income tax benefits	170	164	228

	(240)	(227)	(208)

Equity in undistributed earnings of commercial bank subsidiary	10,290 *	9,254 *	11,775 *

Net earnings	10,050	9,027	11,567

Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale- securities arising during period, net of taxes of $2,685, $1,578 and $250, respectively	4,330	(2,546)	405
Reclassification adjustments for net gains included in net earnings, net of taxes of $73, $204 and $191, respectively	(119)	(328)	(309)

Other comprehensive earnings (losses)	4,211	(2,874)	96

Comprehensive earnings	$14,261	6,153	11,663

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(21)	Wilson Bank Holding Company - Parent Company Financial Information, Continued

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Changes in Stockholders’ Equity

Three Years Ended December 31, 2011

	September 30,	September 30,	September 30,	September 30,	September 30,
	Dollars In Thousands
				Net Unrealized
		Additional		Gain (Loss) On
	Common	Paid-In	Retained	Available-For-
	Stock	Capital	Earnings	Sale Securities	Total
Balance December 31, 2008	$14,084	38,078	77,524	(568)	129,118
Cash dividends declared, $.62 per share	—	—	(4,379)	—	(4,379)
Issuance of 95,403 shares of stock pursuant to dividend reinvestment plan	191	3,268	—	—	3,459
19,493 common shares repurchased	(39)	(658)	—	—	(697)
Issuance of 29,630 shares of stock pursuant to exercise of stock options	59	312	—	—	371
Share based compensation expense	—	22	—	—	22
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $59	—	—	—	96	96
Net earnings for the year	—	—	11,567	—	11,567

Balance December 31, 2009	14,295	41,022	84,712	(472)	139,557
Cash dividends declared, $.60 per share	—	—	(4,300)	—	(4,300)
Issuance of 79,816 shares of stock pursuant to dividend reinvestment plan	160	2,892	—	—	3,052
5,969 common shares repurchased	(12)	(213)	—	—	(225)
Issuance of 3,659 shares of stock pursuant to exercise of stock options	7	69	—	—	76
Share based compensation expense	—	20	—	—	20
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $1,782	—	—	—	(2,874)	(2,874)
Net earnings for the year	—	—	9,027	—	9,027

Balance December 31, 2010	14,450	43,790	89,439	(3,346)	144,333
Cash dividends declared, $.60 per share	—	—	(4,348)	—	(4,348)
Issuance of 79,962 shares of stock pursuant to dividend reinvestment plan	160	3,058	—	—	3,218
6,148 common shares repurchased	(13)	(237)	—	—	(250)
Issuance of 5,284 shares of stock pursuant to exercise of stock options	11	99	—	—	110
Share based compensation expense	—	24	—	—	24
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $2,612	—	—	—	4,211	4,211
Net earnings for the year	—	—	10,050	—	10,050

Balance December 31, 2011	$14,608	46,734	95,141	865	157,348

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(21)	Wilson Bank Holding Company - Parent Company Financial Information, Continued

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Cash Flows

Three Years Ended December 31, 2011

Increase (Decrease) in Cash and Cash Equivalents

	September 30,	September 30,	September 30,
	Dollars In Thousands
	2011	2010	2009
Cash flows from operating activities:
Cash paid to suppliers and other	$(386)	(371)	(414)
Tax benefits received	164	228	216

Net cash used in operating activities	(222)	(143)	(198)

Cash flows from investing activities:
Dividends received from commercial bank subsidiary	—	4,500	1,000

Net cash provided by investing activities	—	4,500	1,000

Cash flows from financing activities:
Dividends paid	(4,348)	(4,300)	(4,379)
Proceeds from sale of stock pursuant to dividend reinvestment	3,218	3,052	3,459
Proceeds from exercise of stock options pursuant	110	76	371
Common shares repurchased	(249)	(225)	(697)

Net cash used in financing activities	(1,269)	(1,397)	(1,246)

Net increase (decrease) in cash and cash equivalents	(1,491)	2,960	(444)

Cash and cash equivalents at beginning of year	3,070	110	554

Cash and cash equivalents at end of year	$1,579	3,070	110

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(21)	Wilson Bank Holding Company - Parent Company Financial Information, Continued

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Cash Flows, Continued

Three Years Ended December 31, 2011

Increase (Decrease) in Cash and Cash Equivalents

	September 30,	September 30,	September 30,
	Dollars In Thousands
	2011	2010	2008
Reconciliation of net earnings to net cash used in operating activities:
Net earnings	$10,050	9,027	11,398

Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in earnings of commercial bank subsidiary	(10,290)	(9,254)	(11,601)
Decrease (increase) in refundable income taxes	(6)	64	(40)
Share based compensation expense	24	20	21

Total adjustments	(10,272)	(9,170)	(11,620)

Net cash used in operating activities	$(222)	(143)	(222)

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(22)	Disclosures About Fair Value of Financial Instruments

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(22)	Disclosures About Fair Value of Financial Instruments, Continued

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(22)	Disclosures About Fair Value of Financial Instruments, Continued

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Asset and liabilities measured at fair value on a recurring basis are summarized below:

	September 30,	September 30,	September 30,	September 30,
		Fair Value Measurements at December 31, 2011
		Quoted Prices	Significant
	Carrying	in Active	Other	Significant
	Value at	Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
(in thousands)	2011	(Level 1)	(Level 2)	(Level 3)

Assets:
Securities available-for-sale:
Debt securities	$310,731	—	310,731	—
Cash surrender value of life insurance	2,001	—	—	2,001

Total assets at fair value	$312,732	—	310,731	2,001

	September 30,	September 30,	September 30,	September 30,
		Fair Value Measurements at December 31, 2010
		Quoted Prices	Significant
	Carrying	in Active	Other	Significant
	Value at	Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
(in thousands)	2010	(Level 1)	(Level 2)	(Level 3)

Assets:
Securities available-for-sale:
Debt securities	$277,032	2,012	275,020	—
Cash surrender value of life insurance	1,554	—	—	1,554

Total assets at fair value	$278,586	2,012	275,020	1,554

The Company does not measure any liabilities at fair value on a recurring basis.

The following table presents, for the year ended December 31, 2011 and 2010, the changes in Level 3 assets and liabilities that are measured at fair value on a recurring basis.

	September 30,	September 30,	September 30,	September 30,
	2011		2010
	Assets	Liabilities	Assets	Liabilities

Fair value, January 1	$1,554	—	1,497	—
Total realized gains included in income	61	—	57	—
Purchases, issuances and settlements, net	386	—	—	—
Transfers in and/or (out) of Level 3	—	—	—	—

Fair value December 31	$2,001	—	1,554	—

Total realized gains (losses) included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31	$—	—	—	—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(22)	Disclosures About Fair Value of Financial Instruments, Continued

Assets Measured at Fair Value on a Nonrecurring Basis

Under certain circumstances we make adjustments to fair value for our assets and liabilities although they are not measured at fair value on an ongoing basis. The following tables present the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at December 31, 2011 and 2010, for which a nonrecurring change in fair value has been recorded:

	September 30,	September 30,	September 30,	September 30,
		Fair Value Measurements at December 31, 2011
		Quoted Prices	Significant
	Carrying	in Active	Other	Significant
	Value at	Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
(in thousands)	2011	(Level 1)	(Level 2)	(Level 3)

Assets:
Impaired loans	$49,474	—	—	49,474
Other real estate	19,117	—	—	19,117
Repossessed assets	9	—	—	9

	$68,600	—	—	68,600

	September 30,	September 30,	September 30,	September 30,
		Fair Value Measurements at December 31, 2010
		Quoted Prices	Significant
	Carrying	in Active	Other	Significant
	Value at	Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
(in thousands)	2010	(Level 1)	(Level 2)	(Level 3)

Assets:
Impaired loans	$50,450	—	—	50,450
Other real estate	13,741	—	—	13,741
Repossessed assets	41	—	—	41

	$64,232	—	—	64,232

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(22)	Disclosures About Fair Value of Financial Instruments, Continued

Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

The carrying value and estimated fair values of the Company’s financial instruments at December 31, 2011 and 2010 are as follows:

	September 30,	September 30,	September 30,	September 30,
	In Thousands
	2011		2010
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and short-term investments	$54,174	54,174	$38,282	38,282
Securities available-for-sale	310,731	310,731	277,032	277,032
Securities held-to-maturity	14,464	15,266	13,396	13,690
Loans, net of unearned interest	1,123,258		1,095,268
Less: allowance for loan losses	24,525		22,177

Loans, net of allowance	1,098,733	1,107,440	1,073,091	1,075,663

Loans held for sale	14,775	14,775	7,845	7,845
Restricted equity securities	3,012	3,012	3,012	3,012
Accrued interest receivable	5,930	5,930	6,252	6,252
Cash surrender value of life insurance	2,001	2,001	1,554	1,554
Other real estate	19,117	19,117	13,741	13,741

Financial liabilities:
Deposits	1,406,042	1,408,071	1,331,282	1,339,747
Securities sold under repurchase agreements	7,419	7,389	6,536	6,536
Accrued interest payable	2,998	2,998	3,762	3,762

Unrecognized financial instruments:
Commitments to extend credit	—	—	—	—
Standby letters of credit	—	—	—	—

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(23)	Quarterly Financial Data (Unaudited)

Selected quarterly results of oeprations for the four quarters ended December 31 are as follows:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	(In Thousands, except per share data)
	2011				2010				2009
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest income	$17,959	18,295	18,181	17,915	18,376	18,919	19,669	19,216	19,781	20,516	20,395	20,401

Net interest income	13,639	13,880	13,725	13,216	13,178	13,077	13,381	12,492	12,635	12,914	12,363	12,386

Provision for loan losses	1,629	2,462	2,618	1,969	4,666	1,989	6,073	2,106	3,303	1,164	1,297	2,064

Earnings before income taxes	3,917	4,365	4,283	4,030	2,827	5,122	2,683	4,223	2,908	5,172	5,369	5,298

Net earnings	2,296	2,663	2,615	2,476	1,687	3,100	1,655	2,585	1,907	3,162	3,273	3,225

Basic earnings per common share	0.31	0.37	0.36	0.34	0.23	0.43	0.23	0.36	0.27	0.44	0.46	0.46

Diluted earnings per common share	0.31	0.36	0.36	0.34	0.23	0.43	0.23	0.36	0.27	0.44	0.46	0.45

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(24)	Subsequent Events

ASC Topic 855, Subsequent Events, as amended by ASU No. 2010-90, establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company evaluated all events or transactions that occurred after December 31, 2011, through the date of the issued financial statements. During this period there were no material recognizable subsequent events that required recognition in our disclosures to the December 31, 2011 financial statements.

This financial information has not been reviewed for accuracy or relevance by the FDIC.