Form 10-K, Exhibit 13
period 2012-12-31
WILSON BANK HOLDING CO
filed 2013-03-13
CIK 885275

Exhibit 13.1

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Forward-Looking Statements

This report contains certain forward-looking statements regarding, among other things, the anticipated financial and operating results of the Company. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any modifications or revisions to these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions investors that future financial and operating results may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company. The words “expect,” “intend,” “should,” “may,” “could,” “believe,” “suspect,” “anticipate,” “seek,” “plan,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical fact may also be considered forward-looking. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and also include, without limitation, (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for these losses, (ii) greater than anticipated deterioration in the real estate market conditions in the Company’s market areas, (iii) increased competition with other financial institutions, (iv) the deterioration of the economy in the Company’s market area, (v) continuation of the extremely low short-term interest rate environment or rapid fluctuations in short-term interest rates, (vi) significant downturns in the business of one or more large customers, (vii) the inability of the Company to comply with regulatory capital requirements, including those resulting from proposed changes to capital calculation methodologies and required capital maintenance levels; (viii) changes in state or Federal regulations, policies, or legislation applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, including implementation of the Dodd Frank Wall Street Reform and Consumer Protection Act, (ix) changes in capital levels and loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments, (x) inadequate allowance for loan losses, (xi) the effectiveness of the Company’s activities in improving, resolving or liquidating lower quality assets, (xii) results of regulatory examinations, and (xiii) loss of key personnel. These risks and uncertainties may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. The Company’s future operating results depend on a number of factors which were derived utilizing numerous assumptions that could cause actual results to differ materially from those projectd in forward-looking statements.

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

The allowance allocation begins with a process of estimating the probable losses in each of the twelve loan segments. The estimates for these loans are based on our historical loss data for that category over the last twelve quarters.

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

Impairment of Intangible Assets—Long-lived assets, including purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

Goodwill and intangible assets that have indefinite useful lives are evaluated for impairment annually and are evaluated for impairment more frequently if events and circumstances indicate that the asset might be impaired. That annual assessment date is December 31. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. The Company first has the option to perform a qualitative assessment of goodwill to determine if impairment has occurred. Based upon the qualitative assessment, if the fair value of goodwill exceeds the carrying value, the evaluation of goodwill is complete. If the qualitative assessment indicates that impairment is present, the goodwill impairment analysis continues with a two-step test. The first step, used to identify potential impairment, involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment.

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

Results of Operations

Net earnings for the year ended December 31, 2012 were $12,148,000 an increase of 2,098,000, or 20.9%, compared to net earnings of $10,050,000 for 2011. Our 2011 net earnings were 11.3%, or $1,023,000, above our net earnings of $9,027,000 for 2010. Basic earnings per share were $1.65 in 2012, compared with $1.38 in 2011 and $1.25 in 2010. Diluted earnings per share were $1.65 in 2012, compared to $1.38 in 2011 and $1.25 in 2010. Net interest margin for the year ended December 31, 2012 was 3.84%, compared to 3.85% and 3.69% for the years ended December 31, 2011 and December 31, 2010, respectively. Net interest spread for the year ended December 31, 2012 was 3.71%, compared to 3.67% and 3.46% for the years ended December 31, 2011 and December 31, 2010. The increase in net interest spread is attributable to the continuing impact of lower interest rate policies initiated by the Federal Reserve Board and the Bank’s ability to lower deposit costs during 2012.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Net Interest Income

Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company’s earnings. Total interest income in 2012 was $72,361,000, compared with $72,350,000 in 2011 and $76,180,000 in 2010, in each case excluding tax exempt adjustments relating to tax exempt securities. The increase in total interest income in 2012 was primarily attributable to the Bank’s ability to lower interest expense in the current low interest rate environment at a time when the Company’s lower-yielding investment securities continued to grow at a rate faster than loans. The ratio of average earning assets to total average assets was 93.8%, 94.0% and 94.8% for each of the years ended December 31, 2012, 2011 and 2010, respectively. Average earning assets increased $101 million from December 31, 2011 to December 31, 2012. The average rate earned on earning assets for 2012 was 4.77%, compared with 5.10% in 2011 and 5.38% in 2010. The decrease in yields is a direct reflection of the rate cuts implemented by the Federal Reserve Open Market Committee beginning in August 2007 that have continued throughout 2012. In addition, yields on securities have declined sharply due to the current rate environment. However, the decreases in earning asset yields were offset by a decrease in cost of deposits resulting in an overall increase in net interest income.

Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on non-accrual loans totaled $697,000 in 2012, $875,000 in 2011 and $1,836,000 in 2010. Total interest expense for 2012 was $14,107,000, a decrease of $3,783,000, or 21.1%, compared to total interest expense of $17,890,000 in 2011. The decrease in 2012 was primarily due to a decrease in the rates paid on deposits, particularly time deposits, reflecting the low interest rate environment and a continued shift in the mix of deposits from certificates of deposits to transaction and money market accounts. Interest expense decreased from $24,052,000 in 2010 to $17,890,000 in 2011, a decrease of $6,162,000, or 25.6% reflecting similar shifts in deposit mix and reductions in rates paid.

Net interest income for 2012 totaled $58,254,000 as compared to $54,460,000 and $52,128,000 in 2011 and 2010, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), increased to 3.71% in 2012 from 3.67% in 2011. The net interest spread was 3.46% in 2010. Net interest margin is the net interest income expressed as a percentage of average earning assets. Net interest margin for 2012 and 2011 was 3.84% and 3.85%, up from 3.69% in 2010. The change in net interest margin result from the Bank’s ability to lower deposit costs offset by a small decrease in yields due to the lower rate environment and rate pressure from regional banks. The Company believes that the Federal Reserve Board will maintain the current discount rate throughout most of 2013. Changes in interest rates paid on products such as interest checking, savings, and money market accounts will generally increase or decrease in a manner that is consistent with changes in the short-term environment. The Company’s liabilities are positioned to re-price faster than its assets such that a short-term declining rate environment should have a positive impact on the Company’s earnings as its interest expense decreases faster than interest income. Management regularly monitors the deposit rates of the Company’s competitors and these rates continue to put pressure on the Company’s deposit pricing. This pressure could negatively impact the Company’s net interest margin and earnings if future short-term rates begin to rise. Similarly, a rising rate environment could have a short-term negative impact on margins as many of the Company’s loans have rate floors, thus deposits would likely re-price faster than loans.

Provision for Loan Losses

The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, should be adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2012 provision for loan losses was $9,528,000, an increase of $850,000 from the provision of $8,678,000 in 2011. The increase in the provision for the year ended December 31, 2012 was primarily related to an increase in the provision relating to commercial real estate and construction loans. Although the Bank has experienced modest loan growth of 4% and an overall stabilization in the loan portfolio, management has decided to continue to fund the allowance for loan losses through general provisions. The provision for loan losses is based on past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating loan losses. Such factors include growth and composition of the loan portfolio, review of specific problem loans, review of updated appraisals and borrower financial information, the recommendations of the Company’s regulators, and current economic conditions that may affect the borrower’s ability to repay.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The Company’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged-off in the month when they are considered uncollectible. Net charge-offs increased to $8,556,000 in 2012 from $6,330,000 in 2011. Net charge-offs in 2010 totaled $9,304,000. The increase in net charge-offs reflected the Company’s increase in losses on construction and commercial real estate loans and reflected the Bank aggressively partially charging down impaired loans that were previously specifically allowed for. During 2010, the Company charged off or partially charged off several large commercial and construction real estate loans resulting in an overall higher level of charge-offs for 2010 compared to 2011. The ratio of net charge-offs to average total outstanding loans was 0.75% in 2012, 0.57% in 2011 and 0.85% in 2010.

The net charge-offs and provision for loan losses resulted in an increase of the allowance for loan losses (net of charge-offs and recoveries) to $25,497,000 at December 31, 2012 from $24,525,000 at December 31, 2011 and $22,177,000 at December 31, 2010. The allowance increased 3.95% at December 31, 2012 over December 31, 2011 equal to the 3.95% increase in total loans over the same period. The allowance for loan losses was 2.18% of total loans outstanding at December 31, 2012 compared to 2.18% at December 31, 2011 and 2.02% at December 31, 2010. As a percentage of nonperforming loans at December 31, 2012, 2011 and 2010, the allowance for loan losses represented 120%, 70% and 90%, respectively.

The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared monthly by the Chief Financial Officer and provided to the Board of Directors to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Loan Review Officer, consideration of current economic conditions and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this quarterly assessment. See the discussion under “Critical Accounting Estimates” for more information. Management believes the allowance for loan losses at December 31, 2012 to be adequate, but if economic conditions deteriorate beyond management’s current expectations and additional charge-offs are incurred, the allowance for loan losses may require an increase through additional provision for loan losses which would negatively impact earnings.

Non-Interest Income

The components of the Company’s non-interest income include service charges on deposit accounts, other fees and commissions, fees and gains on sales of loans, gains on sales of securities and other income. Total non-interest income for 2012 was $16,035,000 compared with $14,476,000 in 2011 and $14,266,000 in 2010. The 10.8% increase over 2011 was primarily due to an increase in other fees and commissions and fees and gains on sales of loans, offset in part by a decrease in service charges on deposits. Other fees and commissions increased $744,000 in 2012 when compared to 2011. Other fees and commissions include income on brokerage accounts, debit card interchange fee income, and various other fees. Fees and gains on sale of loans increased $1,533,000 in 2012 when compared to 2011. The increase in gain on sale of loans during 2012 related primarily to the increase in mortgage originations and refinancing which occurred during the year ended December 31, 2012. Although our transaction account deposits increased in each of the last three fiscal years, service charges on deposit accounts totaled $4,568,000, $5,356,000, and $5,354,000 for the years ended December 31, 2012, 2011, and 2010, respectively, reflecting our customers slowing their spending due to the weakened economy and the impact beginning in 2011 of changes to federal regulations related to service charges on ATM and point of sale debit card transactions.

The Company’s non-interest income is composed of several components, some of which vary significantly between periods. Service charges on deposit accounts and other non-interest income generally reflect the Company’s growth, while fees for origination of mortgage loans and brokerage fees and commissions will often reflect stock and home mortgage market conditions and fluctuate more widely from period to period.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Non-Interest Expenses

Non-interest expenses consist primarily of employee costs, FDIC premiums, occupancy expenses, furniture and equipment expenses, advertising and marketing expenses, data processing expenses, director’s fees, expenses associated with the maintenance, valuation and disposition of other real estate, and other operating expenses. Total non-interest expenses for 2012 increased 3.3% to $45,098,000 from $43,663,000 in 2011. The 2011 non-interest expense was up 19.0% over non-interest expenses in 2010 which totaled $36,705,000. The increase in non-interest expenses in 2012 is primarily attributable to an increase in employee salaries and benefits associated with the number of employees necessary to support the Company’s operations and the addition of a new office in 2012.

Other operating expenses increased to $10,092,000 in 2012 from $9,868,000 in 2011 and $8,894,000 in 2010. Other operating expenses included advertising and marketing expenses and supplies and general operating expenses, which increased as a result of continued growth of the Company. The increase in other operating expenses for the period ended December 31, 2012 was primarily due to an increase in advertising and public relations relating to the Bank’s 25th anniversary celebration and an increase in donations. Also contributing to the increase in other operating expenses was an increase in debit card interchange fee expense relating to the increase in debit card interchange fee income.

Income Taxes

The Company’s income tax expense was $7,515,000 for 2012, an increase of $970,000 from $6,545,000 for 2011, which was up by $717,000 from the 2010 total of $5,828,000. The percentage of income tax expense to earnings before taxes was 38.2% in 2012, 39.4% in 2011 and 39.2% in 2010.

Our effective tax rate for fiscal years 2012, 2011, and 2010 was 43.9%, 46.2%, and 55.9%, respectively. Our tax rate is affected by discrete items that may occur in any given year, but are not consistent from year to year.

Our income tax expense, deferred tax assets and liabilities and reserves for unrecognized tax benefits reflect management’s best assessment of estimated future taxes to be paid. We are subject to income taxes in both the U.S. and the state of Tennessee. Significant judgments and estimates are required in determining the consolidated income tax expense.

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating our ability to recover our deferred tax assets we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, we begin with historical results adjusted for changes in accounting policies and incorporate assumptions including the amount of future state and federal pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, we consider three years of cumulative operating income.

Changes in current tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management is not aware of any such changes that would have a material effect on the Company’s results of operations, cash flows or financial position.

Financial Accounting Standards Board (“FASB”) ASC Topic 740, Income Taxes provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. ASC Topic 740 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

We recognize tax liabilities in accordance with ASC Topic 740 and we adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.

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

The following is a summary of components comprising basic and diluted earnings per share (“EPS”) for the years ended December 31, 2012, 2011 and 2010:

	Years Ended December 31,
	2012	2011	2010
	(Dollars in Thousands except per share amounts)
Basic EPS Computation
Numerator – Earnings available to common stockholders	$12,148	10,050	9,027

Denominator – Weighted average number of common shares outstanding	7,360,485	7,280,907	7,198,711

Basic earnings per common share	$1.65	1.38	1.25

Diluted EPS Computation:
Numerator – Earnings available to common stockholders	$12,148	$10,050	9,027

Denominator – Weighted average number of common shares outstanding	7,360,485	7,280,907	7,198,711
Diluted effect of stock options	5,163	7,215	8,253

	7,365,648	7,288,122	7,206,964

Diluted earnings per common share	$1.65	1.38	1.25

Financial Condition

Balance Sheet Summary

The Company’s total assets increased $103,450,000, or 6.6%, to $1,680,820,000 at December 31, 2012, after increasing 6.0% in 2011 to $1,577,370,000 at December 31, 2011. Loans, net of allowance for loan losses, totaled $1,142,111,000 at December 31, 2012, a 3.95% increase compared to December 31, 2011. At year end 2012, securities totaled $332,786,000, an increase of 2.33% from $325,195,000 at December 31, 2011. Investments in securities and fed funds sold increased during 2012 as a result of the growth in deposits outpacing the growth in loans.

Total liabilities increased by $91,100,000, or 6.4%, to $1,511,122,000 at December 31, 2012 compared to $1,420,022,000 at December 31, 2011. This increase was composed primarily of the $87,880,000 increase in total deposits to $1,493,922,000, a 6.3% increase. Securities sold under repurchase agreements increased to $10,584,000 from $7,419,000 at the respective year ends 2012 and 2011.

Stockholders’ equity increased $12,350,000, or 7.8%, in 2012, due to net earnings and the issuance of stock pursuant to the Company’s Dividend Reinvestment Plan, offset by dividends paid on the Company’s common stock. The increase includes a $1,707,000 increase in net unrealized gains on available-for-sale securities, net of taxes. A more detailed discussion of assets, liabilities and capital follows.

Loans:

Loan category amounts and the percentage of loans in each category to total loans are as follows:

	December 31, 2012		December 31, 2011
(In Thousands)	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE
Commercial, financial and agricultural	35,521	3.0%	48,080	4.3%
Consumer	41,713	3.6	44,689	3.9
Real estate – mortgage	902,930	77.1	866,060	77.0
Real estate construction	190,356	16.3	166,460	14.8

TOTAL	$1,170,520	100.00%	$1,125,289	100.0%

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Loans are the largest component of the Company’s assets and are its primary source of income. The Company’s loan portfolio, net of allowance for loan losses, increased 4.0% as of year end 2012 when compared to year end 2011. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31, 2012 and 2011.

As represented in the table, primary loan growth was in real estate mortgage loans and construction loans, offset by a decrease in commercial, financial and agricultural loans and installment loans. Real estate mortgage loans increased 4.3% in 2012 and comprised 77.1% of the total loan portfolio at December 31, 2012, compared to 77.0% at December 31, 2011. Management believes the increase in real estate mortgage loans was primarily due to the continued favorable interest rate environment, favorable population growth in the Company’s market areas, and the Company’s ability to increase its market share of such loans while maintaining its loan underwriting standards. Commercial, financial and agricultural loans decreased 26.1% in 2012 and comprised 3.0% of the total loan portfolio at December 31, 2012, compared to 4.3% at December 31, 2011. Real estate construction loans increased 14.4% in 2012 and comprised 16.3% of the portfolio at December 31, 2012, compared to 14.8% at December 31, 2011. The increase in real estate construction loans during 2012 reflected the overall increase in such loans in the overall economy and the Company’s market.

Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2012, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.

The following tables present the Company’s nonaccrual loans and past due loans as of December 31, 2012 and December 31, 2011.

	In Thousands
Loans on Nonaccrual Status	2012	2011
Residential 1-4 family	$930	2,256
Multifamily	—	—
Commercial real estate	4,445	4,995
Construction	9,626	14,378
Farmland	1,248	2,695
Second mortgages	606	606
Equity lines of credit	—	—
Commercial	—	35
Agricultural, installment and other	—	—

Total	$16,855	$24,965

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	(In thousands)
	30-59	60-89	Nonaccrual and Greater				Recorded Investment
	Days	Days	Than	Total		Total	Greater Than 90 Days
	Past Due	Past Due	90 Days	Past Due	Current	Loans	and Accruing
December 31, 2012
Residential 1-4 family	$5,297	1,448	1,524	8,269	333,708	341,977	$594
Multifamily	—	—	—	—	16,140	16,140	—
Commercial real estate	1,599	710	4,470	6,779	462,978	469,757	25
Construction	796	72	9,650	10,518	179,838	190,356	24
Farmland	260	43	1,248	1,551	24,768	26,319	—
Second Mortgages	396	7	677	1,080	11,397	12,477	71
Equity Lines of Credit	186	173	46	405	35,855	36,260	46
Commercial	204	24	54	282	30,263	30,545	54
Agricultural, Installment and other	488	143	105	736	45,953	46,689	105

Total	$9,226	2,620	17,774	29,620	1,140,900	1,170,520	$919

December 31, 2011
Residential 1-4 family	$4,003	1,029	3,566	8,598	335,431	344,029	$1,310
Multifamily	53	—	—	53	9,738	9,791	—
Commercial real estate	548	1,803	8,990	11,341	411,190	422,531	3,995
Construction	329	—	14,473	14,802	151,658	166,460	95
Farmland	46	—	2,695	2,741	32,950	35,691	—
Second Mortgages	49	50	640	739	13,972	14,711	34
Equity Lines of Credit	36	64	—	100	39,207	39,307	—
Commercial	64	44	148	256	38,480	38,736	113
Agricultural, installment and other	327	172	123	622	53,411	54,033	123

Total	$5,455	3,162	30,635	39,252	1,086,037	1,125,289	$5,670

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Non-performing loans, which include nonaccrual loans, loans 90 days past due and renegotiated loans totaled $21,308,000 at December 31, 2012, a decrease from $34,818,000 at December 31, 2011, resulting from a $8,110,000, or 32.5%, decrease in nonaccrual loans. The decrease in non-performing loans during the twelve months ended December 31, 2012 of $13,510,000 is due primarily to a decrease in non-performing construction real estate mortgage loans of $3,532,000, a decrease in non-performing commercial real estate loans of $4,520,000, and a decrease of residential 1-4 family real estate loans of $2,042,000. The decrease in non-performing loans was attributed to a combination of loans paying current for an extended period of time and the foreclosure of several collateral dependent non-performing loans. Nonaccrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management’s evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower’s ability to pay. Nonaccrual loans totaled $16,855,000 at December 31, 2012 compared to $24,965,000 at December 31, 2011. The decrease in nonaccrual loans relates primarily to a decrease in construction real estate loans. Management believes that it is probable that it will incur losses on these loans but believes that these losses should not exceed the amount in the allowance for loan losses already allocated to these loans, unless there is further deterioration of local real estate values.

At December 31, 2012, the Company had certain impaired loans of $16,855,000 which were on non accruing interest status. At December 31, 2011, the Company had certain impaired loans of $24,965,000 which were on non accruing interest status. In each case, at the date such loans were placed on nonaccrual status, the Company reversed all previously accrued interest income against current year earnings.

The following table presents the Company’s impaired loans at December 31, 2012 and December 31, 2011.

	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
December 31, 2012
With no related allowance recorded:
Residential 1-4 family	$3,418	3,418	—	4,134	215
Multifamily	—	—	—	103	—
Commercial real estate	4,439	5,439	—	5,371	66
Construction	1,952	4,252	—	6,166	74
Farmland	—	—	—	37	—
Second mortgages	606	606	—	667	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment, and other	—	—	—	—	—

	$10,415	13,715	—	16,478	355

With allowance recorded:
Residential 1-4 family	$5,950	5,950	1,318	6,084	325
Multifamily	—	—	—	—	—
Commercial real estate	12,504	12,504	2,319	14,580	509
Construction	8,963	8,963	2,014	8,171	52
Farmland	2,826	2,826	1,160	3,155	57
Second mortgages	156	156	47	155	10
Equity lines of credit	172	172	3	223	9
Commercial	—	—	—	216	—
Agricultural, installment, and other	—	—	—	—	—

Total	$30,571	30,571	6,861	32,584	962

Residential 1-4 family	9,368	9,368	1,318	10,218	540
Multifamily	—	—	—	103	—
Commercial real estate	16,943	17,943	2,319	19,951	575
Construction	10,915	13,215	2,014	14,337	126
Farmland	2,826	2,826	1,160	3,192	57
Second mortgages	762	762	47	822	10
Equity lines of credit	172	172	3	223	9
Commercial	—	—	—	216	—
Agricultural, installment and other	—	—	—	—	—

	$40,986	44,286	6,861	49,062	1,317

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
December 31, 2011
With no related allowance recorded:
Residential 1-4 family	$6,263	6,439	—	4,670	271
Multifamily	412	412	—	414	23
Commercial real estate	6,711	6,711	—	4,461	268
Construction	8,418	8,918	—	7,327	186
Farmland	—	—	—	1,366	—
Second mortgages	606	606	—	606	—
Equity lines of credit	—	—	—	93	—
Commercial	—	176	—	51	—
Agricultural, installment and other	—	—	—	—	—

	$22,410	23,262	—	18,988	748

With allowance recorded:
Residential 1-4 family	$5,310	5,310	1,053	7,361	262
Multifamily	—	—	—	—	—
Commercial real estate	16,971	16,971	3,744	15,826	673
Construction	8,215	8,215	2,228	12,250	137
Farmland	4,261	4,261	1,193	3,181	129
Second mortgages	316	316	41	199	10
Equity lines of credit	170	170	15	43	8
Commercial	849	849	754	928	32
Agricultural, installment, and other	—	—	—	—	—

Total	$36,092	36,092	9,028	39,788	1,251

Residential 1-4 family	11,573	11,749	1,053	12,031	533
Multifamily	412	412	—	414	23
Commercial real estate	23,682	23,682	3,744	20,287	941
Construction	16,633	17,133	2,228	19,577	323
Farmland	4,261	4,261	1,193	4,547	129
Second mortgages	922	922	41	805	10
Equity lines of credit	170	170	15	136	8
Commercial	849	1,025	754	979	32
Agricultural, installment, and other	—	—	—	—	—

	$58,502	59,354	9,028	58,776	1,999

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

A loan is considered impaired, in accordance with the impairment accounting guidance FASB ASC 310-10-35-16, when the current net worth and financial capacity of the borrower or of the collateral pledged, if any, is viewed as inadequate and it is probable that the Company will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Company will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Company’s criteria for nonaccrual status. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company shall recognize impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses.

The Company considers all loans subject to the provisions of FASB ASC 310-10-35-16 that are on nonaccrual status to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Delays or shortfalls in loan payments are evaluated with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower’s financial condition, collateral liquidation value, and other factors that affect the borrower’s ability to pay.

The Company also internally classifies loans which, although current, management questions the borrower’s ability to comply with the present repayment terms of the loan agreement. These internally classified loans totaled $49,418,000, which included the Company’s non-performing loans, at December 31, 2012 as compared to $67,281,000 at December 31, 2011. Of the internally classified loans at December 31, 2012, $48,955,000 are real estate related loans and $463,000 are various other types of loans. Borrowers within the real estate related loans have continued to experience some stress during the current weak economic environment; however, the Bank has recently experienced an increase in demand for real estate loans. An extended recessionary period will likely cause the Company’s commercial real estate mortgage and land development loans to continue to underperform and may result in increased levels of internally graded loans which, if they continue to deteriorate, may negatively impact the Company’s results of operations. Management does not anticipate losses on these loans to exceed the amount already allocated to loan losses, unless there is further deterioration of local real estate values.

The internally classified loans as a percentage of the allowance for loan losses were 193.8% and 274.3%, respectively, at December 31, 2012 and 2011.

The allowance for loan losses is discussed under “Critical Accounting Estimates” and “Provision for Loan Losses.” The Company maintains its allowance for loan losses at an amount believed by management to be adequate to provide for loan losses in the loan portfolio.

Essentially all of the Company’s loans were from Wilson, DeKalb, Smith, Trousdale, Davidson, Rutherford and adjacent counties. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment as well as by identification of credit risks. At December 31, 2012, no single industry segment accounted for more than 10% of the Company’s portfolio other than construction and real estate loans.

The Company’s management believes there is an opportunity to increase the loan portfolio in the Company’s primary market area in 2013 as economic conditions stabilize and possibly begin to improve. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending. Although it is the Company’s objective to achieve a loan portfolio equal to approximately 85% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will likely determine the size of the loan portfolio in a given economic climate. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell some of the loans it generates to other financial institutions if the transaction profits the Company and improves the liquidity of the loan portfolio or if the size of the loan exceeds the Company’s lending limits.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Securities

Securities increased 2.3% to $332,786,000 at year-end 2012 from $325,195,000 at December 31, 2011, and comprised the second largest and other primary component of the Company’s earning assets. The increase was 12.0% from year end 2010 to year end 2011. The increase over the last two years was attributed to the Bank’s deposit growth exceeding its loan growth during 2011 and 2012. The average yield of the securities portfolio at December 31, 2012 was 1.74% with a weighted average life of 4.67 years, as compared to an average yield of 2.15% and a weighted average life of 3.9 years at December 31, 2011. The weighted average lives on mortgage back securities reflect the speed payback used for book value calculations.

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

The FASB issued accounting guidance on April 1, 2009 related to the recognition and presentation of other-than-temporary impairment (FASB ASC 320-10). See the “Impact of New Accounting Standards” section for additional information.

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

No securities have been classified as trading securities.

The Company’s classification of securities as of December 31, 2012 and December 31, 2011 is as follows:

	December 31, 2012		December 31, 2012
	Held-To-Maturity		Available-For-Sale
	Amortized	Estimated	Amortized	Estimated
(In Thousands)	Cost	Market Value	Cost	Market Value
U.S. Government-sponsored enterprises(GSEs)*	—	—	122,110	122,698
Mortgage-backed:
Government-sponsored enterprises (GSEs)*residential	2,918	3,040	177,787	181,128
Obligations of state and political Subdivision	12,590	13,277	13,214	13,452

	$15,508	$16,317	$313,111	317,278

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	December 31, 2012		December 31, 2011
	Held-To-Maturity		Available-For-Sale
	Amortized	Estimated	Amortized	Estimated
(In Thousands)	Cost	Market Value	Cost	Market Value
U.S. Government-sponsored enterprises(GSEs)*	$—	$—	$114,819	$114,926
Mortgage-backed :
Government-sponsored enterprises(GSEs)* residential	2,425	2,528	192,989	194,167
Obligations of state and political Subdivision	12,039	12,738	1,521	1,638

	$14,464	$15,266	$309,329	310,731

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association

The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.

The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2012:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Held to Maturity Securities:
Mortgage-backed:
GSE residential:	$—	$—	—	$—	$—	—	$—	$—
Obligations of states and political subdivisions	—	—	—	—	—	—	—	—

	$—	$—	—	$—	$—	—	$—	$—

Available for Sale Securities:
U.S. Government-sponsored enterprises (GSEs)*	$22,159	$55	9	$—	$—	—	$22,159	$55
Mortgage backed:
GSE residential	7,244	32	3	—	—	—	7,244	32
Obligations of states and political subdivisions	3,398	29	10	—	—	—	3,398	29

	$32,801	$116	22	$—	$—	—	$32,801	$116

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Deposits

The increases in assets in 2012 and 2011 were funded primarily by increases in deposits and the Company’s earnings. Total deposits, which are the principal source of funds for the Company, totaled $1,493,922,000 at December 31, 2012 compared to $1,406,042,000 at December 31, 2011. The Company has targeted local consumers, professionals and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Smith County, Sumner County, Rutherford County and Trousdale County areas are attractive economic markets offering growth opportunities for the Company; however, the Company competes with several larger banks that have bank offices in these counties and, therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.

The $87,880,000, or 6.3%, growth in deposits in 2012 was due to a $19,550,000, or 18.2% increase in demand deposits, a $52,838,000, or 20.5%, increase in NOW accounts, a $46,231,000, or 15.8%, increase in money market accounts, and a $4,431,000, or 4.92% increase in savings accounts, offset by a decrease in certificates of deposits (including individual retirement accounts) of $35,170,000, or 5.3%. The average rate paid on average total interest-bearing deposits was 1.06% for 2012, compared to 1.43% for 2011 reflecting a reduction in short-term interest rates and a shift in deposits to lower paying transaction and money market accounts from certificates of deposit. The average rate paid in 2010 was 1.93%. Competitive pressure from other banks in our market area relating to deposit pricing continues to adversely affect the rates paid on deposit accounts as it limits our ability to more fully reduce deposit rates in line with short-term rates. The ratio of average loans to average deposits was 78.8% in 2012, 82.0% in 2011, and 81.3% in 2010. The Company anticipates that during 2013 deposits will continue to shift to shorter term time deposits due to the current rate environment in anticipation of a possible rate increase beginning in 2013.

Contractual Obligations

The Company has the following contractual obligations as of December 31, 2012:

(In Thousands)	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
Long-Term Debt	$—	—	—	—	—
Operating Leases	83	101	22	—	206
Purchases	—	—	—	—	—
Other Long-Term Liabilities	—	—	—	—	—

Total	$83	$101	$22	$—	$206

Long-term debt contractual obligations would typically include advances from the Federal Home Loan Bank, but at December 31, 2012, the Company had no such advances. The Company leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of these non cancellable leases are included in operating lease obligations.

Off Balance Sheet Arrangements

At December 31, 2012, the Company had unfunded loan commitments outstanding of $175 million, unfunded lines of credit of $14 million and outstanding standby letters of credit of $25 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Company’s bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company’s bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned below, Wilson Bank has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, its investment security maturities, and short-term borrowings.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Liquidity and Asset Management

The Company’s management seeks to maximize net interest income by managing the Company’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents, investment securities and money market instruments that will mature within one year. At December 31, 2012, the Company’s liquid assets totaled approximately $232 million.

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

The Company’s primary source of liquidity is a stable core deposit base. In addition, short-term borrowings, loan payments and investment security maturities provide a secondary source. At December 31, 2012, the Company had a liability sensitive position (a negative gap). Liability sensitivity means that more of the Company’s liabilities are capable of re-pricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing.

Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Company’s rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze its rate sensitivity position. These meetings focus on the spread between the Company’s cost of funds and interest yields generated primarily through loans and investments.

The Company’s securities portfolio consists of earning assets that provide interest income. For those securities classified as held-to-maturity, the Company has the ability and intent to hold these securities to maturity or on a long-term basis. Securities classified as available-for-sale include securities intended to be used as part of the Company’s asset/liability strategy and/or securities that may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase capital and similar economic factors. At December 31, 2012, securities totaling approximately $4 million mature or will be subject to rate adjustments within the next twelve months.

A secondary source of liquidity is the Company’s loan portfolio. At December 31, 2012, loans totaling approximately $483 million either will become due or will be subject to rate adjustments within twelve months from that date. Continued emphasis will be placed on structuring adjustable rate loans.

As for liabilities, certificates of deposit of $100,000 or greater totaling approximately $153 million will become due or reprice during the next twelve months. Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal accounts, money market demand accounts, demand deposit accounts and regular savings accounts. Management anticipates that there will be no significant withdrawals from these accounts in 2013.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table shows the rate sensitivity gaps for different time periods as of December 31, 2012:

Interest Rate Sensitivity Gaps

December 31, 2012

				One Year
	1-90	91-180	181-365	And
(In Thousands)	Days	Days	Days	Longer	Total
Interest-earning assets	$271,637	98,533	158,880	1,013,784	1,542,834
Interest-bearing liabilities	904,510	101,703	108,641	262,699	1,377,553

Interest-rate sensitivity gap	$(632,873)	(3,170)	50,239	751,085	165,281

Cumulative gap	$(632,873)	(636,043)	(585,804)	165,281

The Company also uses simulation modeling to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. Senior management meets quarterly to analyze the interest rate shock simulation. The interest rate simulation model is based on a number of assumptions. The assumptions relate primarily to loan and deposit growth, asset and liability prepayments, the call features of investment securities, interest rates and balance sheet management strategies. As of December 31, 2012, a +200 basis point rate shock was forecast to decrease net interest income an estimated $5.7 million, or 9.9% over the next twelve months, as compared to rates remaining stable. In addition, the +200 basis point rate shock is estimated to increase the volatility of equity capital by 0.30%. A -200 basis point rate shock is not considered to be an effective shock considering the current short-term rate environment.

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

Capital Resources, Capital Position and Dividends

Capital

At December 31, 2012, total stockholders’ equity was $169,698,000, or 10.1% of total assets, which compares with $157,348,000, or 10.0% of total assets, at December 31, 2011, and $144,333,000, or 9.7% of total assets, at December 31, 2010. The dollar increase in stockholders’ equity during 2012 reflects (i) the Company’s net income of $12,148,000 less cash dividends of $.85 per share totaling $6,243,000, (ii) the issuance of 106,230 shares of common stock for $4,518,000, as reinvestment of cash dividends, (iii) the issuance of 8,788 shares of common stock pursuant to exercise of stock options for $189,000, (iv) the net unrealized gain on available-for-sale securities of $1,707,000, and (v) a stock based compensation expense of $31,000. Cash dividends increased from $.60 to $.85 as a result of a special $.25 dividend approved by the Board of Directors in celebration of the Bank’s 25 year anniversary. Management expects dividends to reduce to normal levels in 2013.

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

On the horizon, there are proposed regulations concerning the capital requirements of financial institutions as a result of the publication of Risk-Based Capital Standards: Advanced Capital Adequacy Framework—Basel II; Establishment of a Risk-Based Capital Floor by the OCC, FDIC, and Federal Reserve. This rule amends (a) the advanced risk-based capital adequacy standards (advanced approaches rules) in a manner that is consistent with certain provisions of the Dodd-Frank Act and (b) the general risk-based capital rules to provide limited flexibility consistent with section 171(b) of the Dodd-Frank Act for recognizing the relative risk of certain assets generally not held by depository institutions. If this rule goes into effect, management has assessed the impact of the regulation and its impact on capital adequacy and determined that it will not have a significant negative impact on the Company.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2012 and December 31, 2011, the Company and the Bank are considered to be well capitalized under regulatory definitions. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables.

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2012 and December 31, 2011, are as presented in the tables:

					Minimum To Be Well
			Minimum Capital		Capitalized Under Applicable Regulatory
	Actual		Requirements		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2012
Total capital to risk weighted assets:
Consolidated	$178,162	14.2%	$100,373	8.0%	$125,466	10.0%
Wilson Bank	176,652	14.1	100,228	8.0	125,285	10.0
Tier 1 capital to risk weighted assets:
Consolidated	$162,321	12.9	$50,332	4.0	$75,498	6.0
Wilson Bank	160,811	12.8	50,253	4.0	75,380	6.0
Tier 1 capital To average assets
Consolidated	$162,321	9.8	66,253	4.0	N/A	N/A
Wilson Bank	160,811	9.7	66,314	4.0	82,892	5.0

December 31, 2011
Total capital to risk weighted assets:
Consolidated	$166,534	14.0%	$95,162	8.0%	$118,953	10.0%
Wilson Bank	164,775	13.9	94,835	8.0	$118,543	10.0
Tier 1 capital to risk weighted assets:
Consolidated	$151,566	12.8	$47,364	4.0	$71,047	6.0
Wilson Bank	149,817	12.6	47,561	4.0	71,341	6.0
Tier 1 capital To average assets
Consolidated	$151,566	9.7	62,501	4.0	N/A	N/A
Wilson Bank	149,817	9.6	62,424	4.0	78,030	5.0

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

The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2012.

	(Dollars in Thousands) Expected Maturity Date—Year Ending December 31,							Fair
	2013	2014	2015	2016	2017	Thereafter	Total	Value
Earning assets:
Loans, net of unearned interest:
Variable rate	$46,608	$22,632	12,027	12,123	27,876	632,235	753,501	753,501
Average interest rate	5.06%	4.23%	4.53%	5.08%	4.89%	5.53%	5.39%
Fixed rate	182,750	56,856	38,408	26,968	30,661	78,464	414,107	438,660
Average interest rate	5.53%	5.48%	5.86%	5.96%	5.17%	4.76%	5.41%
Securities	3,890	4,822	6,409	10,908	8,579	294,011	328,619	333,595
Average interest rate	2.01%	.91%	1.24%	1.22%	1.41%	1.59%	1.74%
Loans held for sale	15,648	—	—	—	—	—	15,648	15,648
Average interest rate	3.09%	—	—	—	—	—	3.09%
Federal funds sold	23,780	—	—	—	—	—	23,780	23,780
Average interest rate	.44%	—	—	—	—	—	.44%
Interest-bearing deposits	1,104,246	152,637	64,858	14,133	31,095	—	1,366,969	1,368,640
Average interest rate	.84%	1.33%	1.68%	2.04%	1.75%	0%	1.06%
Securities sold under repurchase agreements	10,584	—	—	—	—	—	10,584	10,593
Average interest rate	.66%	—	—	—	—	—	.66%
Advances from Federal Home Loan Bank	—	—	—	—	—	—
Average interest rate	—	—	—	—	—	—	—	—

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Impact of Inflation

Although interest rates are significantly affected by inflation, the inflation rate is believed to be immaterial when reviewing the Company’s results of operations.

Disclosures About Fair Value of Financial Instruments

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. The definition of fair value focuses on the exit price, i.e., the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, not the entry price, i.e., the price that would be paid to acquire the asset or received to assume the liability at the measurement date. The statement emphasizes that fair value is a market-based measurement; not an entity-specific measurement. Therefore, the fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.

Valuation Hierarchy

FASB ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Following is a description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Assets

Securities available-for-sale — Where quoted prices are available for identical securities in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government securities and certain other financial products. If quoted market prices are not available, then fair values are estimated by using pricing models that use observable inputs or quoted prices of securities with similar characteristics and are classified within Level 2 of the valuation hierarchy. In certain cases where there is limited activity or less transparency around inputs to the valuation and more complex pricing models or discounted cash flows are used, securities are classified within Level 3 of the valuation hierarchy.

Impaired loans — A loan is considered to be impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected payments using the loan’s original effective rate as the discount rate, the loan’s observable market price, or the fair value of the collateral less selling costs if the loan is collateral dependent. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance may be established as a component of the allowance for loan losses or the expense is recognized as a charge-off. Impaired loans are classified within Level 3 of the hierarchy due to the unobservable inputs used in determining their fair value such as collateral values and the borrower’s underlying financial condition.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Other real estate owned—Other real estate owned (“OREO”) represents real estate foreclosed upon by the Company through loan defaults by customers or acquired in lieu of foreclosure. Substantially all of these amounts relate to lots, homes and development projects that are either completed or are in various stages of construction for which the Company believes it has adequate collateral. Upon foreclosure, the property is recorded at the lower of cost or fair value, based on appraised value, less selling costs estimated as of the date acquired with any loss recognized as a charge-off through the allowance for loan losses. Additional OREO losses for subsequent valuation downward adjustments are determined on a specific property basis and are included as a component of noninterest expense along with holding costs. Any gains or losses realized at the time of disposal are also reflected in noninterest expense, as applicable. OREO is included in Level 3 of the valuation hierarchy due to the lack of observable market inputs into the determination of fair value. Appraisal values are property-specific and sensitive to the changes in the overall economic environment.

Other assets – Included in other assets are certain assets carried at fair value, including the cash surrender value of bank owned life insurance policies and annuity contracts. The Company uses financial information received from insurance carriers indicating the performance of the insurance policies and cash surrender values in determining the carrying value of life insurance. The Company reflects these assets within Level 3 of the valuation hierarchy due to the unobservable inputs included in the valuation of these items. The Company does not consider the fair values of these policies to be materially sensitive to changes in these unobservable inputs.

The following tables present the financial instruments carried at fair value as of December 31, 2012 and December 31, 2011, by caption on the consolidated balance sheet and by FASB ASC 820 valuation hierarchy (as described above) (in thousands):

			Models with	Models with
	Total Carrying		Significant	Significant
	Value in the	Quoted Market	Observable	Unobservable
	Consolidated	Prices in an	Market	Market
	Balance	Active Market	Parameters	Parameters
	Sheet	(Level 1)	(Level 2)	(Level 3)
December 31, 2012
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$122,698	—	122,698	—
Mortgage-backed securities	181,128	—	181,128	—
State and municipal securities	13,452	—	13,452	—

Total investment securities available-for-sale	317,278	—	317,278	—
Other assets	6,315	—	—	6,315

Total assets at fair value	$323,593	—	317,278	6,315

December 31, 2011
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$114,926	—	114,926	—
Mortgage-backed securities	194,167	—	194,167	—
State and municipal securities	1,638	—	1,638	—

Total investment securities available-for-sale	310,731	—	310,731	—
Other assets	2,001	—	—	2,001

Total assets at fair value	$312,732	—	310,731	2,001

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	Total Carrying Value in the	Quoted Market	Models with Significant Observable	Models with Significant Unobservable
	Consolidated Balance	Active Market	Market Parameters	Market Parameters
	Sheet	(Level 1)	(Level 2)	(Level 3)
December 31, 2012
Other real estate owned	$15,307	—	—	15,307
Nonperforming loans, net (¹)	34,125	—	—	34,125

Total	$49,432	—	—	49,432

December 31, 2011
Other real estate owned	$19,117	—	—	19,117
Nonperforming loans, net (¹ )	49,474	—	—	49,474

Total	$68,591	—	—	68,591

(¹)	Amount is net of a valuation allowance of $6.9 million at December 31, 2012 and $9.0 million at December 31, 2011 as required by ASC 310-10, “Receivables.”

In the case of the bond portfolio, the Company monitors the valuation technique utilized by various pricing agencies to ascertain when transfers between levels have been affected. The nature of the remaining assets and liabilities is such that transfers in and out of any level are expected to be rare. For the twelve months ended December 31, 2012, there were no transfers between Levels 1, 2 or 3.

The table below includes a roll forward of the balance sheet amounts for the twelve months ended December 31, 2012 (including the change in fair value) for financial instruments classified by the Company within Level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology (in thousands):

	For the Twelve Months Ended December 31,
	2012		2011
	Other	Other	Other	Other
	Assets	Liabilities	Assets	Liabilities
Fair value, January 1	$2,001	—	1,554	—
Total realized gains included in income	242	—	61	—
Change in unrealized gains/losses included in other comprehensive income for assets and liabilities still held at December 31	—	—	—	—
Purchases, issuances and settlements, net	4,072	—	386	—
Transfers out of Level 3	—	—	—	—

Fair value, December 31	$6,315	—	2,001	—

Total realized gains included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31	$—	—	—	—

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments that are not measured at fair value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates, estimates of future cash flows and borrower creditworthiness. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2012 and December 31, 2011. Such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Held-to-maturity securities — Estimated fair values for investment securities are based on quoted market prices where available. If quoted market prices are not available, then fair values are estimated by using pricing models that use observable inputs or quoted prices of securities with similar characteristics.

Loans — The fair value of our loan portfolio includes a credit risk factor in the determination of the fair value of our loans. This credit risk assumption is intended to approximate the fair value that a market participant would realize in a hypothetical orderly transaction. Our loan portfolio is initially fair valued using a segmented approach. We divide our loan portfolio into the following categories: variable rate loans, impaired loans and all other loans. The results are then adjusted to account for credit risk.

For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values approximate carrying values. Fair values for impaired loans are estimated using discounted cash flow models or based on the fair value of the underlying collateral. For other loans, fair values are estimated using discounted cash flow models, using current market interest rates offered for loans with similar terms to borrowers of similar credit quality. The values derived from the discounted cash flow approach for each of the above portfolios are then further discounted to incorporate credit risk to determine the exit price.

Mortgage loans held-for-sale—Mortgage loans held-for-sale are carried at the lower of cost or fair value. The estimate of fair value is equal to the carrying value of these loans as they are usually sold within a few weeks of their origination.

Deposits, Securities sold under agreements to repurchase, Federal Home Loan Bank advances, Subordinated debt and other borrowings — The carrying amounts of demand deposits, savings deposits and securities sold under agreements to repurchase, approximate their fair values. Fair values for certificates of deposit are estimated using discounted cash flow models, using current market interest rates offered on certificates with similar remaining maturities.

Off-Balance Sheet Instruments — The fair values of the Company’s off-balance-sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value to the Company until such commitments are funded.

The following table presents the carrying amounts, estimated fair value and placement in the fair value hierarchy of the Company’s financial instruments at December 31, 2012 and December 31, 2011. This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization. For financial liabilities such as noninterest bearing demand, interest-bearing demand, and savings deposits, the carrying amount is a reasonable estimate of fair value due to these products having no stated maturity.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

			Quoted	Models with	Models with
			Market	Significant	Significant
			Prices in	Observable	Unobservable
	Carrying/	Estimated	an Active	Market	Market
	Notional	Fair Value	Market	Parameters	Parameters
(in Thousands)	Amount	(¹)	(Level 1)	(Level 2)	(Level 3)
December 31, 2012
Financial assets:
Securities held-to-maturity	$15,508	16,317	—	16,317	—
Loans, net	1,142,111	1,166,664	—	—	1,166,664
Mortgage loans held-for-sale	15,648	15,648	—	—	15,648
Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,504,506	1,506,186	—	—	1,506,186
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—
December 31, 2011
Financial assets:
Securities held-to-maturity	$14,464	15,266	—	15,266	—
Loans, net	1,098,733	1,107,440	—	—	1,107,440
Mortgage loans held-for-sale	14,775	14,775	—	—	14,775
Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,413,461	1,415,460	—	—	1,415,460
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

(¹)	Estimated fair values are consistent with an exit-price concept. The assumptions used to estimate the fair values are intended to approximate those that a market-participant would realize in a hypothetical orderly transaction.

Impact of New Accounting Standards

In June 2011, FASB issued ASU No. 2011-05, Comprehensive Income — Presentation of Comprehensive Income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of stockholders’ equity. Rather, it gives an entity the choice to present the components of net income and other comprehensive income in either a single continuous statement or two separate but consecutive statements. The components of comprehensive income and timing of reclassification of an item to net income do not change with this update. ASU 2011-05 requires retrospective application and was effective for annual and interim periods beginning after December 15, 2011. The Company adopted this ASU in the first quarter of 2012 and has presented separate Consolidated Statements of Comprehensive Income.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

In September 2011, FASB issued ASU No. 2011-8, Intangibles — Goodwill and Other, regarding testing goodwill for impairment. The new guidance provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit (if any). Based on the qualitative assessment, if an entity determines that the fair value of a reporting unit is more than its carrying amount, the two-step goodwill impairment test is not required. The new guidance was adopted by the Company beginning January 1, 2012 and was used in our annual assessment as of December 31, 2012. The results of our qualitative assessment indicated that the fair value of our reporting units was more than its carrying value, and accordingly, the two-step goodwill impairment test was not performed.

In April 2011, FASB issued ASU No. 2011-02 A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring, intended to provide additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring. The amendments in this ASU were effective for the quarter ended September 30, 2011.

As a result of applying these amendments, the Company reviewed all substandard loans that were renewed since January 1, 2011 and in 2011 identified two new loan modifications that qualified as a troubled debt restructuring. Pursuant to the guidance set forth in the standard, an impairment amount was calculated on each identified transaction consistent with the methodology followed for other impaired loans, described above.

Holding Company & Stock Information

Wilson Bank Holding Company Directors and Executive Officers

Robert VanHooser, Chairman; Randall Clemons, President & CEO; Charles Bell; Jimmy Comer; Mackey Bentley; Jerry Franklin; John Freeman; James Anthony Patton; Harold Patton; Jack Bell; Elmer Richerson, Executive Vice President; John R. Trice.

Common Stock Market Information

The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at February 1, 2013 was 3,417. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company’s stock during the years 2011 and 2012.

Stock Prices

	High	Low
2011
First Quarter	$39.75	$39.25
Second Quarter	$40.25	$39.75
Third Quarter	$40.75	$40.25
Fourth Quarter	$41.25	$40.75
2012
First Quarter	$41.75	$41.25
Second Quarter	$42.25	$41.75
Third Quarter	$42.75	$42.25
Fourth Quarter	$43.25	$42.75

On January 1, 2011, a $.30 per share cash dividend was declared and on July 1, 2011, a $.30 per share cash dividend was declared and paid to shareholders of record on those dates. On January 1, 2012, a $.30 per share cash dividend was declared and on July 1, 2012 a $.30 per share cash dividend was declared and paid to shareholders of record on those dates. On December 1, 2012 a $.25 per share cash dividend was declared and paid to shareholders of record on this date. Future dividends will be dependent upon the Company’s profitability, its capital needs, overall financial condition, economic and regulatory consideration.

Annual Meeting and Information Contacts

The Annual Meeting of Shareholders will be held in the Main Office of

Wilson Bank Holding Company at 7:00 P.M., April 9, 2013

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

WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

	In Thousands, Except Per Share Information
	As Of December 31,
	2012	2011	2010	2009	2008
CONSOLIDATED BALANCE SHEETS:
Total assets end of year	$1,680,820	$1,577,370	$1,488,106	1,464,008	1,406,786
Loans, net	$1,142,111	$1,098,733	$1,073,091	1,098,614	1,077,047
Securities	$332,786	$325,195	$290,428	261,817	205,260
Deposits	$1,493,922	$1,406,042	$1,331,282	1,310,706	1,248,500
Stockholders’ equity	$169,698	$157,348	$144,333	139,557	129,118

	Years Ended December 31,
	2012	2011	2010	2009	2008
CONSOLIDATED STATEMENTS OF EARNINGS:
Interest income	$72,361	$72,350	$76,180	81,093	87,366
Interest expense	14,107	17,890	24,052	30,795	40,392

Net interest income	58,254	54,460	52,128	50,298	46,974
Provision for loan losses	9,528	8,678	14,834	7,828	6,718

Net interest income after provision for loan losses	48,726	45,782	37,294	42,470	40,256
Non-interest income	16,035	14,476	14,266	13,981	13,122
Non-interest expense	45,098	43,663	36,705	37,704	34,939

Earnings before income taxes	19,663	16,595	14,855	18,747	18,439
Income taxes	7,515	6,545	5,828	7,180	7,041

Net earnings	$12,148	$10,050	$9,027	11,567	11,398

Cash dividends declared	$6,243	$4,348	$4,300	4,379	4,168

PER SHARE DATA: (1)
Basic earnings per common share	$1.65	$1.38	$1.25	1.63	1.63
Diluted earnings per common share	$1.65	$1.38	$1.25	1.63	1.62
Cash dividends	$0.85	$0.60	$0.60	0.62	0.60
Book value	$22.87	$21.54	$19.98	19.53	18.34
RATIOS:
Return on average stockholders’ equity	7.48%	6.77%	6.44%	8.60%	9.26%
Return on average assets	0.75%	0.66%	0.60%	0.81%	0.82%
Capital to assets	10.00%	9.98%	9.70%	9.53%	9.18%
Dividends declared per share as percentage of basic earnings per share	51.52%	43.48%	48.00%	38.04%	36.81%

(1)	Per share data has been retroactively adjusted to reflect a 4 for 3 split which occurred effective May 7, 2007.

WILSON BANK HOLDING COMPANY

Consolidated Financial Statements

December 31, 2012 and 2011

(With Independent Auditor’s Report Thereon)

MAGGART & ASSOCIATES, P.C.

Public Accountants
Stephen M. Maggart, CPA, ABV, CFF	A Tennessee Professional Corporation	Michael F. Murphy, CPA
Mark Allen, CPA	150 FOURTH AVENUE, NORTH	Jason Ricciardi, CPA
James M. Lawson, CPA	SUITE 2150	David B. von Dohlen, CPA
Todd Maggart, CPA, ABV, CFF	NASHVILLE, TENNESSEE 37219-2417	Keith Wilson, CPA, CITP
Telephone (615) 252-6100
Facsimile (615) 252-6105

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Wilson Bank Holding Company:

We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiary as of December 31, 2012 and 2011, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012. We also have audited Wilson Bank Holding Company and Subsidiary’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Wilson Bank Holding Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiary as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Wilson Bank Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Maggart & Associates, P.C.

Nashville, Tennessee

February 4, 2013

WILSON BANK HOLDING COMPANY

Consolidated Balance Sheets

December 31, 2012 and 2011

	Dollars In Thousands
	2012	2011
ASSETS
Loans, net of allowance for loan losses of $25,497 and $24,525, respectively	$1,142,111	1,098,733
Securities:
Held-to-maturity, at amortized cost (market value $16,317 and $15,266, respectively)	15,508	14,464
Available-for-sale, at market (amortized cost $313,111 and $309,329, respectively)	317,278	310,731

Total securities	332,786	325,195
Loans held for sale	15,648	14,775
Federal funds sold	23,780	13,215
Restricted equity securities, at cost	3,012	3,012

Total earning assets	1,517,337	1,454,930

Cash and due from banks	82,884	40,959
Premises and equipment, net	35,853	35,437
Accrued interest receivable	5,426	5,930
Deferred income taxes	8,243	8,488
Other real estate	15,307	19,117
Goodwill	4,805	4,805
Other intangible assets, net	—	112
Other assets	10,965	7,592

Total assets	$1,680,820	1,577,370

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,493,922	1,406,042
Securities sold under repurchase agreements	10,584	7,419
Accrued interest and other liabilities	6,616	6,561

Total liabilities	1,511,122	1,420,022

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 15,000,000 shares, 7,419,204 and 7,304,186 shares issued and outstanding, respectively	14,838	14,608
Additional paid-in capital	51,242	46,734
Retained earnings	101,046	95,141
Net unrealized gains on available-for-sale securities, net of income taxes of $1,595 and $537, respectively	2,572	865

Total stockholders’ equity	169,698	157,348

COMMITMENTS AND CONTINGENCIES
Total liabilities and stockholders’ equity	$1,680,820	1,577,370

See accompanying notes to consolidated financial statements.

Consolidated Statements of Earnings

Three Years Ended December 31, 2012

	Dollars In Thousands (except per share data)
	2012	2011	2010
Interest income:
Interest and fees on loans	$66,080	66,031	67,356
Interest and dividends on securities:
Taxable securities	5,253	5,437	7,927
Exempt from Federal income taxes	464	420	453
Interest on loans held for sale	307	237	237
Interest on Federal funds sold	129	97	78
Interest and dividends on restricted equity securities	128	128	129

Total interest income	72,361	72,350	76,180

Interest expense:
Interest on negotiable order of withdrawal accounts	1,942	2,176	2,554
Interest on money market accounts and other savings accounts	2,705	2,966	3,167
Interest on certificates of deposit and individual retirement accounts	9,403	12,693	18,256
Interest on securities sold under repurchase agreements	56	53	70
Interest on Federal funds purchased	1	2	5

Total interest expense	14,107	17,890	24,052

Net interest income before provision for loan losses	58,254	54,460	52,128
Provision for loan losses	(9,528)	(8,678)	(14,834)

Net interest income after provision for loan losses	48,726	45,782	37,294
Non-interest income	16,035	14,476	14,266
Non-interest expense	(45,098)	(43,663)	(36,705)

Earnings before income taxes	19,663	16,595	14,855
Income taxes	7,515	6,545	5,828

Net earnings	$12,148	10,050	9,027

Basic earnings per common share	$1.65	1.38	1.25

Diluted earnings per common share	$1.65	1.38	1.25

Weighted average common shares outstanding:
Basic	7,360,485	7,280,907	7,198,711

Diluted	7,365,648	7,288,122	7,206,964

See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Earnings

Three Years Ended December 31, 2012

	Dollars In Thousands
	2012	2011	2010
Net earnings	$12,148	10,050	9,027

Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $1,158, $2,685 and $1,578, respectively	1,867	4,330	(2,546)
Reclassification adjustment for net gains included in net earnings, net of taxes of $100, $73 and $204, respectively	(160)	(119)	(328)

Other comprehensive earnings (losses)	1,707	4,211	(2,874)

Comprehensive earnings	$13,855	14,261	6,153

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity

Three Years Ended December 31, 2012

	Dollars In Thousands
				Net Unrealized
		Additional		Gain (Loss) On
	Common	Paid-In	Retained	Available-For-
	Stock	Capital	Earnings	Sale Securities	Total
Balance December 31, 2009	$14,295	41,022	84,712	(472)	139,557
Cash dividends declared, $.60 per share	—	—	(4,300)	—	(4,300)
Issuance of 79,816 shares of stock pursuant to dividend reinvestment plan	160	2,892	—	—	3,052
5,969 common shares repurchased	(12)	(213)	—	—	(225)
Issuance of 3,659 shares of stock pursuant to exercise of stock options	7	69	—	—	76
Share based compensation expense	—	20	—	—	20
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $1,782	—	—	—	(2,874)	(2,874)
Net earnings for the year	—	—	9,027	—	9,027

Balance December 31, 2010	14,450	43,790	89,439	(3,346)	144,333
Cash dividends declared, $.60 per share	—	—	(4,348)	—	(4,348)
Issuance of 79,962 shares of stock pursuant to dividend reinvestment plan	160	3,058	—	—	3,218
6,148 common shares repurchased	(13)	(237)	—	—	(250)
Issuance of 5,284 shares of stock pursuant to exercise of stock options	11	99	—	—	110
Share based compensation expense	—	24	—	—	24
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $2,612	—	—	—	4,211	4,211
Net earnings for the year	—	—	10,050	—	10,050

Balance December 31, 2011	14,608	46,734	95,141	865	157,348
Cash dividends declared, $.85 per share	—	—	(6,243)	—	(6,243)
Issuance of 106,230 shares of stock pursuant to dividend reinvestment plan	212	4,306	—	—	4,518
Issuance of 8,788 shares of stock pursuant to exercise of stock options	18	171	—	—	189
Share based compensation expense	—	31	—	—	31
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $1,058	—	—	—	1,707	1,707
Net earnings for the year	—	—	12,148	—	12,148

Balance December 31, 2012	$14,838	51,242	101,046	2,572	169,698

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

Three Years Ended December 31, 2012

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2012	2011	2010
Cash flows from operating activities:
Interest received	$76,329	75,013	78,349
Fees received	12,171	12,215	11,459
Other income received	3	—	—
Proceeds from sales of loans	137,836	106,179	107,495
Origination of loans held for sale	(135,107)	(111,040)	(108,038)
Interest paid	(14,876)	(18,642)	(25,196)
Cash paid to suppliers and employees	(38,789)	(35,835)	(31,314)
Income taxes paid	(8,152)	(7,666)	(8,712)

Net cash provided by operating activities	29,415	20,224	24,043

Cash flows from investing activities:
Purchase of available-for-sale securities	(217,500)	(252,525)	(476,633)
Proceeds from calls, maturities and paydowns of available-for-sale securities	173,266	197,133	384,761
Proceeds from sale of available-for-sale securities	37,353	26,452	59,532
Purchase of held-to-maturity securities	(2,587)	(3,348)	(3,452)
Proceeds from maturities and paydowns of held-to-maturity securities	1,437	2,195	2,199
Loans made to customers, net of repayments	(61,432)	(47,353)	(4,030)
Purchase of annuity contracts and life insurance	(4,072)	(386)	—
Purchase of bank premises and equipment	(1,946)	(4,987)	(2,603)
Proceeds from sale of other assets	70	94	132
Proceeds from sale of other real estate	8,977	4,020	3,618

Net cash used in investing activities	(66,434)	(78,705)	(36,476)

Cash flows from financing activities:
Net increase in non-interest bearing, savings, NOW and money market deposit accounts	123,050	92,092	100,164
Net decrease in time deposits	(35,170)	(17,332)	(79,588)
Net increase in securities under agreements to repurchase	3,165	883	37
Repayments of Federal Home Loan Bank advances, net	—	—	(13)
Dividends paid	(6,243)	(4,348)	(4,300)
Proceeds from sale of common stock pursuant to dividend reinvestment	4,518	3,218	3,052
Proceeds from sale of common stock pursuant to exercise of stock options	189	110	76
Repurchase of common shares	—	(250)	(225)

Net cash provided by financing activities	89,509	74,373	19,203

Net increase in cash and cash equivalents	52,490	15,892	6,770
Cash and cash equivalents at beginning of year	54,174	38,282	31,512

Cash and cash equivalents at end of year	$106,664	54,174	38,282

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows, Continued

Three Years Ended December 31, 2012

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2012	2011	2010
Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$12,148	$10,050	9,027
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	5,106	4,228	2,781
Provision for loan losses	9,528	8,678	14,834
Share based compensation expense	31	24	20
Provision for deferred taxes	(814)	(1,471)	(2,389)
Write downs and loss on sales of other real estate	3,286	3,560	1,113
Loss on sales of other assets	2	15	21
Security gains	(259)	(192)	(532)
Increase in loans held for sale	(873)	(6,930)	(2,818)
Increase (decrease) in taxes payable	177	350	(495)
Decrease in other assets	700	1,340	1,954
Decrease in accrued interest receivable	504	322	1,311
Decrease in interest payable	(769)	(752)	(1,144)
Increase in accrued expenses	648	1,002	360

Total adjustments	17,267	10,174	15,016

Net cash provided by operating activities	$29,415	20,224	24,043

Supplemental Schedule of Non-Cash Activities:
Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $1,058 in 2012, $2,612 in 2011, and $1,782 in 2010	$1,707	4,211	(2,874)

Non-cash transfers from loans to other real estate	$9,236	17,170	15,820

Non-cash transfers from other real estate to loans	$783	4,214	1,272

Non-cash transfers from loans to other assets	$73	77	171

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

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

Residential 1-4 family, commercial real estate and construction mortgage loans, represented 29%, 40% and 16% and 31%, 37% and 15% of the loan portfolio at December 31, 2012 and 2011, respectively.

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

As part of our routine credit monitoring process, loans receive risk ratings by the assigned credit officer and are subject to validation by our independent loan review department. Risk ratings are categorized as pass, special mention, substandard or doubtful. The Company believes that our categories follow those outlined by our primary regulatory.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(1)	Summary of Significant Accounting Policies, Continued

(e)	Loans, Continued

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

The allowance for loan losses is evaluated on a monthly basis by management and is based upon management’s monthly review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

In assessing the adequacy of the allowance, we also consider the results of our ongoing independent loan review process. We undertake this process both to ascertain whether there are loans in the portfolio whose credit quality has weakened over time and to assist in our overall evaluation of the risk characteristics of the entire loan portfolio. Our loan review process includes the judgment of management, independent loan reviewers, and reviews that may have been conducted by third-party reviewers. We incorporate relevant loan review results in the loan impairment determination. In addition, regulatory agencies, as an integral part of their examination process, will periodically review the Company’s allowance for loan losses and may require the Company to record adjustments to the allowance based on their judgment about information available to them at the time of their examinations.

In addition to the independent loan review process, the aforementioned risk ratings are subject to continual review by the loan officer to determine that the appropriate risk ratings are being utilized in our allowance for loan loss process. Each risk rating is also subject to review by our independent loan review department. Currently, our independent loan review department targets reviews of 100% of existing loan relationships with aggregate debt of $1.0 million and greater and new loans with aggregate debt of $500,000 and greater. In addition, loan review targets portfolio segments, loans assigned to a particular lending officer, and loans with four or more renewals.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and other adjustments based on management’s assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

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

December 31, 2012, 2011 and 2010

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

The Financial Accounting Standards Board “FASB” Accounting Standards Codification “ASC” 310, Goodwill and Other Intangible Assets requires that management determine the allocation of intangible assets into identifiable groups at the date of acquisition and that appropriate amortization periods be established. Under the provisions of FASB ASC 310, goodwill is not to be amortized; rather, it is to be monitored for impairment and written down to the impairment value at the time impairment occurs. The Company has determined that no impairment loss needs to be recognized related to its goodwill.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(1)	Summary of Significant Accounting Policies, Continued

(p)	Income Taxes, Continued

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

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The Black-Scholes model is used to estimate the fair value of stock options.

(r)	Advertising Costs

Advertising costs are expensed as incurred by the Company and totaled $1,230,000, $1,019,000 and $813,000 for 2012, 2011 and 2010, respectively.

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

December 31, 2012, 2011 and 2010

(1)	Summary of Significant Accounting Policies, Continued

(t)	Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in note 21 of the consolidated financial statements. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

(u)	Reclassifications

Certain reclassifications have been made to the 2011 and 2010 figures to conform to the presentation for 2012.

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

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income — Presentation of Comprehensive Income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of stockholders’ equity. Rather, it gives an entity the choice to present the components of net income and other comprehensive income in either a single continuous statement or two separate but consecutive statements. The components of comprehensive income and timing of reclassification of an item to net income do not change with this update. ASU 2011-05 requires retrospective application and was effective for annual and interim periods beginning after December 15, 2011. The Company adopted this ASU in the first quarter of 2012 and has presented separate Consolidated Statements of Comprehensive Income.

In September 2011, the FASB issued ASU No. 2011-8, Intangibles — Goodwill and Other, regarding testing goodwill for impairment. The new guidance provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit (if any). Based on the qualitative assessment, if an entity determines that the fair value of a reporting unit is more than its carrying amount, the two-step goodwill impairment test is not required. The new guidance was adopted by the Company beginning January 1, 2012 and was used in our annual assessment as of December 31, 2012. The results of our qualitative assessment indicated that the fair value of our reporting units was more than its carrying value, and accordingly, the two-step goodwill impairment test was not performed.

In April 2011, FASB issued ASU No. 2011-02 A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring, intended to provide additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring. The amendments in this ASU were effective for the quarter ended September 30, 2011.

As a result of applying these amendments, the Company reviewed all substandard loans that were renewed since January 1, 2011 and in 2011 identified two new loan modifications that qualified as a troubled debt restructuring. Pursuant to the guidance set forth in the standard, an impairment amount was calculated on each identified transaction consistent with the methodology followed for other impaired loans, described above.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(2)	Loans and Allowance for Loan Losses

The classification of loans at December 31, 2012 and 2011 is as follows:

	In Thousands
	2012	2011
Mortgage loans on real estate:
Residential 1-4 family	$341,977	344,029
Multifamily	16,140	9,791
Commercial	469,757	422,531
Construction	190,356	166,460
Farmland	26,319	35,691
Second mortgages	12,477	14,711
Equity lines of credit	36,260	39,307

Total mortgage loans on real estate	1,093,286	1,032,520

Commercial loans	30,545	38,736

Agriculture loans	2,238	2,556

Consumer installment loans:
Personal	38,463	41,521
Credit cards	3,250	3,168

Total consumer installment loans	41,713	44,689

Other loans	2,738	6,788

	1,170,520	1,125,289
Net deferred loan fees	(2,912)	(2,031)

Total loans	1,167,608	1,123,258
Less: Allowance for loan losses	(25,497)	(24,525)

Loans, net	$1,142,111	1,098,733

At December 31, 2012, variable rate and fixed rate loans totaled $753,501,000 and $414,107,000, respectively. At December 31, 2011, variable rate loans were $694,688,000 and fixed rate loans totaled $428,570,000.

In the normal course of business, Wilson Bank has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $9,309,000 and $9,872,000 at December 31, 2012 and 2011, respectively. As of December 31, 2012, none of these loans were restructured, nor were any related party loans charged-off during the past three years nor did they involve more than the normal risk of collectibility or present other unfavorable features.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(2)	Loans and Allowance for Loan Losses, Continued

An analysis of the activity with respect to such loans to related parties is as follows:

	In Thousands
	December 31,
	2012	2011
Balance, January 1	$9,872	9,919
New loans and renewals during the year	5,735	9,698
Repayments (including loans paid by renewal) during the year	(6,298)	(9,745)

Balance, December 31	$9,309	9,872

A director of the Company performs appraisals related to certain loan customers. Fees paid to the director for these services were $364,000 in 2012, $198,000 in 2011 and $279,000 in 2010.

A loan is considered impaired, in accordance with the impairment accounting guidance (FASB ASC 310), when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial and real estate loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. Substantially all of the Company’s impaired loans are collateral dependent.

The following table, present the Company’s impaired loans at December 31, 2012 and 2011:

	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
December 31, 2012
With no related allowance recorded:
Residential 1-4 family	$3,418	3,418	—	4,134	215
Multifamily	—	—	—	103	—
Commercial real estate	4,439	5,439	—	5,371	66
Construction	1,952	4,252	—	6,166	74
Farmland	—	—	—	37	—
Second mortgages	606	606	—	667	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural	—	—	—	—	—

	$10,415	13,715	—	16,478	355

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(2)	Loans and Allowance for Loan Losses, Continued

	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
December 31, 2012
With allowance recorded:
Residential 1-4 family	$5,950	5,950	1,318	6,084	325
Multifamily	—	—	—	—	—
Commercial real estate	12,504	12,504	2,319	14,580	509
Construction	8,963	8,963	2,014	8,171	52
Farmland	2,826	2,826	1,160	3,155	57
Second mortgages	156	156	47	155	10
Equity lines of credit	172	172	3	223	9
Commercial	—	—	—	216	—
Agricultural	—	—	—	—	—

	$30,571	30,571	6,861	32,584	962

Total:
Residential 1-4 family	$9,368	9,368	1,318	10,218	540
Multifamily	—	—	—	103	—
Commercial real estate	16,943	17,943	2,319	19,951	575
Construction	10,915	13,215	2,014	14,337	126
Farmland	2,826	2,826	1,160	3,192	57
Second mortgages	762	762	47	822	10
Equity lines of credit	172	172	3	223	9
Commercial	—	—	—	216	—
Agricultural	—	—	—	—	—

	$40,986	44,286	6,861	49,062	1,317

	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
December 31, 2011
With no related allowance recorded:
Residential 1-4 family	$6,263	6,439	—	4,670	271
Multifamily	412	412	—	414	23
Commercial real estate	6,711	6,711	—	4,461	268
Construction	8,418	8,918	—	7,327	186
Farmland	—	—	—	1,366	—
Second mortgages	606	606	—	606	—
Equity lines of credit	—	—	—	93	—
Commercial	—	176	—	51	—
Agricultural	—	—	—	—	—

	$22,410	23,262	—	18,988	748

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(2)	Loans and Allowance for Loan Losses, Continued

	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
December 31, 2011
With allowance recorded:
Residential 1-4 family	$5,310	5,310	1,053	7,361	262
Multifamily	—	—	—	—	—
Commercial real estate	16,971	16,971	3,744	15,826	673
Construction	8,215	8,215	2,228	12,250	137
Farmland	4,261	4,261	1,193	3,181	129
Second mortgages	316	316	41	199	10
Equity lines of credit	170	170	15	43	8
Commercial	849	849	754	928	32
Agricultural	—	—	—	—	—

	$36,092	36,092	9,028	39,788	1,251

Total:
Residential 1-4 family	$11,573	11,749	1,053	12,031	533
Multifamily	412	412	—	414	23
Commercial real estate	23,682	23,682	3,744	20,287	941
Construction	16,633	17,133	2,228	19,577	323
Farmland	4,261	4,261	1,193	4,547	129
Second mortgages	922	922	41	805	10
Equity lines of credit	170	170	15	136	8
Commercial	849	1,025	754	979	32
Agricultural	—	—	—	—	—

	$58,502	59,354	9,028	58,776	1,999

The following tables present the Company’s nonaccrual loans, credit quality indicators and past due loans as of December 31, 2012 and 2011.

Loans on Nonaccrual Status

	In Thousands
	2012	2011
Residential 1-4 family	$930	2,256
Multifamily	—	—
Commercial real estate	4,445	4,995
Construction	9,626	14,378
Farmland	1,248	2,695
Second mortgages	606	606
Equity lines of credit	—	—
Commercial	—	35
Installment and other	—	—

Total	$16,855	24,965

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(2)	Loans and Allowance for Loan Losses, Continued

Potential problem loans, which include nonperforming loans, amounted to approximately $49.4 million at December 31, 2012 compared to $67.3 million at December 31, 2011. Potential problem loans represent those loans with a well defined weakness and where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower’s ability to comply with present repayment terms. This definition is believed to be substantially consistent with the standards established by the FDIC, the Company’s primary federal regulator, for loans classified as special mention, substandard, or doubtful, excluding the impact of nonperforming loans.

The following table presents our loan balances by primary loan classification and the amount classified within each risk rating category. Pass rated loans include all credits other than those included in special mention, substandard and doubtful which are defined as follows:

•

Special mention loans have potential weaknesses that deserve management’s lose attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Company’s credit position at some future date.

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

Credit Quality Indicators

	In Thousands
	Residential		Commercial			Second	Equity Lines			Installment
	1-4 Family	Multifamily	Real Estate	Construction	Farmland	Mortgages	of Credit	Commercial	Agricultural	and Other	Total
Credit Risk Profile by Internally Assigned Grade
December 31, 2012
Pass	$326,648	16,087	452,350	179,114	23,253	11,123	35,756	30,499	2,215	44,057	1,121,102
Special mention	9,969	53	5,699	282	71	477	295	32	5	98	16,981
Substandard	5,360	—	11,708	10,960	2,995	877	209	14	18	296	32,437
Doubtful	—	—	—	—	—	—	—	—	—	—	—

Total	$341,977	16,140	469,757	190,356	26,319	12,477	36,260	30,545	2,238	44,451	1,170,520

December 31, 2011
Pass	$326,406	9,245	398,459	149,451	31,251	13,158	38,803	37,691	2,534	51,010	1,058,008
Special mention	9,537	53	7,963	459	76	517	316	37	—	157	19,115
Substandard	8,086	493	16,109	16,550	4,364	1,036	188	1,008	22	310	48,166
Doubtful	—	—	—	—	—	—	—	—	—	—	—

Total	$344,029	9,791	422,531	166,460	35,691	14,711	39,307	38,736	2,556	51,477	1,125,289

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(2)	Loans and Allowance for Loan Losses, Continued

Age Analysis of Past Due Loans

	In Thousands
			Nonaccrual				Recorded
			and	Total			Investment
	30-59	60-89	Greater	Nonaccrual			Greater Than
	Days	Days	Than	and		Total	90 Days and
	Past Due	Past Due	90 Days	Past Due	Current	Loans	Accruing
December 31, 2012
Residential 1-4 family	$5,297	1,448	1,524	8,269	333,708	341,977	594
Multifamily	—	—	—	—	16,140	16,140	—
Commercial real estate	1,599	710	4,470	6,779	462,978	469,757	25
Construction	796	72	9,650	10,518	179,838	190,356	24
Farmland	260	43	1,248	1,551	24,768	26,319	—
Second mortgages	396	7	677	1,080	11,397	12,477	71
Equity lines of credit	186	173	46	405	35,855	36,260	46
Commercial	204	24	54	282	30,263	30,545	54
Agricultural, installment and other	488	143	105	736	45,953	46,689	105

Total	$9,226	2,620	17,774	29,620	1,140,900	1,170,520	919

December 31, 2011
Residential 1-4 family	$4,003	1,029	3,566	8,598	335,431	344,029	1,310
Multifamily	53	—	—	53	9,738	9,791	—
Commercial real estate	548	1,803	8,990	11,341	411,190	422,531	3,995
Construction	329	—	14,473	14,802	151,658	166,460	95
Farmland	46	—	2,695	2,741	32,950	35,691	—
Second mortgages	49	50	640	739	13,972	14,711	34
Equity lines of credit	36	64	—	100	39,207	39,307	—
Commercial	64	44	148	256	38,480	38,736	113
Agricultural, installment and other	327	172	123	622	53,411	54,033	123

Total	$5,455	3,162	30,635	39,252	1,086,037	1,125,289	5,670

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(2)	Loans and Allowance for Loan Losses, Continued

Transactions in the allowance for loan losses for the years ended December 31, 2012 and 2011 are summarized as follows:

	In Thousands
	Residential		Commercial			Second	Equity Lines			Installment
	1-4 Family	Multifamily	Real Estate	Construction	Farmland	Mortgages	of Credit	Commercial	Agricultural	and Other	Total
December 31, 2012
Allowance for loan losses:
Beginning balance	$5,414	54	8,242	6,223	1,829	326	653	1,309	19	456	24,525
Provision	1,557	35	5,021	3,020	284	62	(65)	(544)	(4)	162	9,528
Charge-offs	(1,331)	—	(4,057)	(2,226)	(462)	(120)	(96)	(454)	—	(412)	(9,158)
Recoveries	59	—	99	174	7	4	—	71	—	188	602

Ending balance	$5,699	89	9,305	7,191	1,658	272	492	382	15	394	25,497

Ending balance individually evaluated for impairment	$1,318	—	2,319	2,014	1,160	47	3	—	—	—	6,861

Ending balance collectively evaluated for impairment	$4,381	89	6,986	5,177	498	225	489	382	15	394	18,636

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—	—

Loans:
Ending balance	$341,977	16,140	469,757	190,356	26,319	12,477	36,260	30,545	2,238	44,451	1,170,520

Ending balance individually evaluated for impairment	$9,368	—	16,943	10,915	2,826	762	172	—	—	—	40,986

Ending balance collectively evaluated for impairment	$332,609	16,140	452,814	179,441	23,493	11,715	36,088	30,545	2,238	44,451	1,129,534

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—	—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(2)	Loans and Allowance for Loan Losses, Continued

	In Thousands
	Residential		Commercial			Second	Equity Lines			Installment
	1-4 Family	Multifamily	Real Estate	Construction	Farmland	Mortgages	of Credit	Commercial	Agricultural	and Other	Total
December 31, 2011
Allowance for loan losses:
Beginning balance	$5,140	46	7,285	5,558	988	276	767	1,163	67	887	22,177
Provision	2,311	8	2,228	2,279	1,137	311	18	640	(47)	(207)	8,678
Charge-offs	(2,108)	—	(1,283)	(1,681)	(296)	(268)	(148)	(516)	(1)	(461)	(6,762)
Recoveries	71	—	12	67	—	7	16	22	—	237	432

Ending balance	$5,414	54	8,242	6,223	1,829	326	653	1,309	19	456	24,525

Ending balance individually evaluated for impairment	$1,053	—	3,744	2,228	1,193	41	15	754	—	—	9,028

Ending balance collectively evaluated for impairment	$4,361	54	4,498	3,995	636	285	638	555	19	456	15,497

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—	—

Loans:
Ending balance	$344,029	9,791	422,531	166,460	35,691	14,711	39,307	38,736	2,556	51,477	1,125,289

Ending balance individually evaluated for impairment	$11,573	412	23,682	16,633	4,261	922	170	849	—	—	58,502

Ending balance collectively evaluated for impairment	$332,456	9,379	398,849	149,827	31,430	13,789	39,137	37,887	2,556	51,477	1,066,787

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—	—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(2)	Loans and Allowance for Loan Losses, Continued

The following table outlines the amount of each troubled debt restructuring categorized by loan classification as of December 31, 2012 and 2011 (dollars in thousands):

	December 31, 2012			December 31, 2011
			Post			Post
			Modification			Modification
		Pre	Outstanding		Pre	Outstanding
		Modification	Recorded		Modification	Recorded
		Outstanding	Investment,		Outstanding	Investment,
	Number	Recorded	Net of Related	Number of	Recorded	Net of Related
	of Contracts	Investment	Allowance	Contracts	Investment	Allowance
Residential 1-4 family	1	$365	$275	1	$3,938	$3,088
Multifamily	—	—	—	—	—	—
Commercial real estate	1	416	354	—	—	—
Construction	3	1,291	1,291	—	—	—
Farmland	1	1,445	595	—	—	—
Second mortgages	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	—	—
Commercial	—	—	—	1	245	95
Agricultural, installment and other	2	17	17	—	—	—

Total	8	$3,534	$2,532	2	$4,183	$3,183

The Company has not had any troubled debt restructurings that subsequently defaulted. A default is defined as an occurrence which violates the terms of the receivable’s contract.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

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

In 2012, 2011 and 2010, the Company originated loans in the secondary market of $135,107,000, $111,040,000 and $108,038,000, respectively. The fees and gain on sale of these loans totaled $3,602,000, $2,069,000 and $2,275,000 in 2012, 2011 and 2010, respectively. The Company sells loans to third-party investors on a loan-by-loan basis and has not entered into any forward commitments with investors for future bulk sales. All of these loans sales transfer servicing rights to the buyer.

Of the loans sold in the secondary market, the recourse to Wilson Bank is limited. On loans sold to the Federal Home Loan Mortgage Corporation, Wilson Bank has a recourse obligation for one year from the purchase date. At December 31, 2012, there were no loans sold to the Federal Home Loan Mortgage Corporation with existing recourse. All other loans sold in the secondary market provide the purchaser recourse to Wilson Bank for a period of 90 days up to one year from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. At December 31, 2012 and 2011, total loans sold with recourse to Wilson Bank, including those sold to the Federal Home Loan Mortgage Corporation, aggregated $131,322,000 and $97,144,000, respectively. At December 31, 2012, Wilson Bank had not been required to repurchase any of the loans originated by Wilson Bank and sold in the secondary market. Management expects no material losses to result from these recourse provisions.

(3)	Debt and Equity Securities

Debt and equity securities have been classified in the consolidated balance sheet according to management’s intent. Debt and equity securities at December 31, 2012 consist of the following:

	Securities Held-To-Maturity
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Mortgage-backed:
Government-sponsored enterprises
(GSEs)* residential	$2,918	122	—	3,040
Obligations of states and political subdivisions	12,590	687	—	13,277

	$15,508	809	—	16,317

	Securities Available-For-Sale
	In Thousands
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Government-sponsored enterprises (GSEs)*	$122,110	643	55	122,698
Mortgage-backed:
GSE residential	177,787	3,373	32	181,128
Obligations of states and political subdivisions	13,214	267	29	13,452

	$313,111	4,283	116	317,278

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(3)	Debt and Equity Securities, Continued

There were no collateralized mortgage obligations at December 31, 2011. Included in mortgage-backed GSE residential available for sale securities are collateralized mortgage obligations totaling $9,262,000 (fair value of $9,357,000) at December 31, 2012.

The Company’s classification of securities at December 31, 2011 is as follows:

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

Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association.

The amortized cost and estimated market value of debt securities at December 31, 2012, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	In Thousands
Securities Held-To-Maturity		Estimated
	Amortized	Market
	Cost	Value
Due in one year or less	$1,881	1,895
Due after one year through five years	5,509	5,833
Due after five years through ten years	3,542	3,752
Due after ten years	1,658	1,797

	12,590	13,277
Mortgage-backed securities	2,918	3,040

	$15,508	16,317

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(3)	Debt and Equity Securities, Continued

	In Thousands
Securities Available-For-Sale		Estimated
	Amortized	Market
	Cost	Value
Due in one year or less	$2,009	2,013
Due after one year through five years	25,198	25,321
Due after five years through ten years	97,812	98,489
Due after ten years	10,305	10,327

	135,324	136,150
Mortgage-backed securities	177,787	181,128

	$313,111	317,278

Results from sales of debt and equity securities are as follows:

	In Thousands
	2012	2011	2010
Gross proceeds	$37,353	26,452	59,532

Gross realized gains	$261	192	551
Gross realized losses	2	—	19

Net realized gains	$259	192	532

Securities carried in the balance sheet of approximately $125,593,000 (approximate market value of $126,758,000) and $118,504,000 (approximate market value of $118,979,000) were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2012 and 2011, respectively.

Included in the securities above are $12,807,000 (approximate market value of $13,475,000) and $11,538,000 (approximate market value of $12,203,000) at December 31, 2012 and 2011, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

Securities that have rates that adjust prior to maturity totaled $16,000 (approximate market value of $16,000) and $20,000 (approximate market value of $20,000) at December 31, 2012 and 2011, respectively.

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2012.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(3)	Debt and Equity Securities, Continued

Available for sale and held to maturity securities that have been in a continuous unrealized loss position are as follows:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number			Number
			of			of
	Fair	Unrealized	Securities	Fair	Unrealized	Securities	Fair	Unrealized
	Value	Losses	Included	Value	Losses	Included	Value	Losses
Held to Maturity Securities:
Debt securities:
Mortgage-backed:
GSE residential	$—	$—	—	$—	$—	—	$—	$—
Obligations of states and political subdivisions	—	—	—	—	—	—	—	—

	$—	$—	—	$—	$—	—	$—	$—

Available-for-Sale Securities:
Debt securities:
GSEs	$22,159	$55	9	$—	$—	—	$22,159	$55
Mortgage-backed:

GSE residential	7,244	32	3	—	—	—	7,244	32
Obligations of states and political subdivisions	3,398	29	10	—	—	—	3,398	29

	$32,801	$116	22	$—	$—	—	$32,801	$116

(4)	Restricted Equity Securities

Restricted equity securities consists of stock of the Federal Home Loan Bank amounting to $3,012,000 and $3,012,000 at December 31, 2012 and 2011, respectively. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

(5)	Premises and Equipment

The detail of premises and equipment at December 31, 2012 and 2011 is as follows:

	In Thousands
	2012	2011
Land	$15,115	15,111
Buildings	25,114	23,578
Leasehold improvements	140	140
Furniture and equipment	5,765	5,636
Automobiles	119	92
Construction-in-progress	—	1,118

	46,253	45,675
Less accumulated depreciation	(10,400)	(10,238)

	$35,853	35,437

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(5)	Premises and Equipment, Continued

During 2012 and 2011 payments of $343,000 and $1,173,000, respectively, were made to a director for building repairs and maintenance and construction of buildings.

Depreciation expense was $1,530,000, $1,491,000 and $1,527,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

(6)	Acquired Intangible Assets and Goodwill

The intangible assets result from the excess of purchase price over the applicable book value of the net assets acquired of 50% owned subsidiaries in 2005:

	In Thousands
	2012	2011
Amortizable intangible assets:
Premium on purchased deposits	$2,787	2,787
Accumulated amortization	2,787	2,675

	$—	112

	For the Year Ended December 31,
	2012	2011	2010
Amortization expense	$112	396	396

The premium on purchased deposits was amortized on a straight-line basis over 7 years.

	In Thousands
	2012	2011
Goodwill:
Balance at January 1,	$4,805	$4,805
Goodwill acquired during year	—	—
Impairment loss	—	—

Balance at December 31,	$4,805	$4,805

(7)	Other Assets

Other assets were $10,965,000 and $7,592,000 at December 31, 2012 and 2011, respectively. During 2009, the FDIC required all members to prepay three years of estimated deposit insurance premiums. The Company’s assessment was $7,176,000. As of December 31, 2012 and 2011 the Company had $2,176,000 and $3,467,000 remaining in prepaid FDIC insurance, respectively.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(8)	Deposits

Deposits at December 31, 2012 and 2011 are summarized as follows:

	In Thousands
	2012	2011
Demand deposits	$126,953	107,403
Savings accounts	94,441	90,010
Negotiable order of withdrawal accounts	310,080	257,242
Money market demand accounts	339,417	293,186
Certificates of deposit $100,000 or greater	260,641	271,556
Other certificates of deposit	263,095	288,489
Individual retirement accounts $100,000 or greater	44,845	44,189
Other individual retirement accounts	54,450	53,967

	$1,493,922	1,406,042

Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2012 are as follows:

(In Thousands)
Maturity	Total
2013	$360,308
2014	152,637
2015	64,858
2016	14,133
2017	31,095
Thereafter	—

$623,031

The aggregate amount of overdrafts reclassified as loans receivable was $256,000 and $388,000 at December 31, 2012 and 2011, respectively.

Wilson Bank is required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the year ended December 31, 2011 was approximately $1,500,000. At December 31, 2012, the Bank was not required to maintain a cash balance with the Federal Reserve.

(9)	Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements were $10,584,000 and $7,419,000 at December 31, 2012 and 2011, respectively. The maximum amounts of outstanding repurchase agreements at any month end during 2012 and 2011 was $10,584,000 and $7,419,000, respectively. The average daily balance outstanding during 2012 and 2011 was $8,426,000 and $6,166,000, respectively. The weighted-average interest rate on the outstanding balance at December 31, 2012 and 2011 was .52% and .76% , respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(10)	Non-Interest Income and Non-Interest Expense

The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

	In Thousands
	2012	2011	2010
Non-interest income:
Service charges on deposits	$4,568	5,356	5,354
Other fees and commissions	7,603	6,859	6,105
Security gains, net	259	192	532
Fees and gains on sales of loans	3,602	2,069	2,275
Other income	3	—	—

	$16,035	14,476	14,266

	In Thousands
	2012	2011	2010
Non-interest expense:
Employee salaries and benefits	$23,984	22,723	18,799
Occupancy expenses	2,626	2,524	2,407
Furniture and equipment expenses	1,175	1,156	1,251
Loss on sales of other assets, net	2	15	21
Write downs and loss on sales of other real estate, net	3,286	3,560	1,113
Data processing expenses	1,433	1,322	1,255
FDIC insurance	1,738	1,756	2,232
Directors’ fees	762	739	733
Other operating expenses	10,092	9,868	8,894

	$45,098	43,663	36,705

(11)	Income Taxes

The components of the net deferred tax asset are as follows:

	In Thousands
	2012	2011
Deferred tax asset:
Federal	$10,177	9,102
State	1,616	1,465

	11,793	10,567

Deferred tax liability:
Federal	(2,947)	(1,726)
State	(603)	(353)

	(3,550)	(2,079)

	$8,243	8,488

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(11)	Income Taxes, Continued

The tax effects of each type of significant item that gave rise to deferred tax assets (liabilities) are:

	In Thousands
	2012	2011
Financial statement allowance for loan losses in excess of tax allowance	$9,298	8,994
Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(1,474)	(1,019)
Financial statement deduction for deferred compensation in excess of deduction for tax purposes	879	773
Writedown of other real estate not deductible for income tax purposes until sold	1,578	800
Financial statement income on FHLB stock dividends not recognized for tax purposes	(480)	(480)
Deposit base premium related to acquisition of minority interest	—	(43)
Unrealized gain on securities available-for-sale	(1,596)	(537)
Miscellaneous	38	—

	$8,243	8,488

The components of income tax expense (benefit) are summarized as follows:

	In Thousands
	Federal	State	Total
2012
Current	$7,022	1,307	8,329
Deferred	(732)	(82)	(814)

Total	$6,290	1,225	7,515

2011
Current	$6,780	1,236	8,016
Deferred	(1,283)	(188)	(1,471)

Total	$5,497	1,048	6,545

2010
Current	$6,991	1,226	8,217
Deferred	(2,065)	(324)	(2,389)

Total	$4,926	902	5,828

A reconciliation of actual income tax expense of $7,515,000, $6,545,000 and $5,828,000 for the years ended December 31, 2012, 2011 and 2010, respectively, to the “expected” tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

	In Thousands
	2012	2011	2010
Computed “expected” tax expense	$6,686	5,642	5,051
State income taxes, net of Federal income tax benefit	780	694	587
Tax exempt interest, net of interest expense exclusion	(203)	(199)	(196)
Federal income tax rate in excess of statutory rate related to taxable income over $10 million	206	187	194
Earnings on cash surrender value of life insurance	(82)	(21)	(19)
Expenses not deductible for tax purposes	26	24	19
Stock based compensation expense	10	8	7
Other	92	210	185

	$7,515	6,545	5,828

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(11)	Income Taxes, Continued

Total income tax expense for 2012, 2011 and 2010, includes $99,000, $73,000 and $204,000 of expense related to the realized gain and loss, respectively, on sale of securities.

As of December 31, 2012, 2011 and 2010 the Company has not accrued or recognized interest or penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

There were no unrecognized tax benefits at December 31, 2012.

Wilson Bank does not expect that unrecognized tax benefits will significantly increase or decrease within the next 12 months. Included in the balance at December 31, 2012, were approximately $11.8 million of tax positions (deferred tax assets) for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company and its subsidiary file income tax returns in the United States (“U.S.”), as well as in the State of Tennessee. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2009. The Company’s Federal tax returns have been audited through December 31, 2004 with no changes.

(12)	Commitments and Contingent Liabilities

The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.

In addition, the Company is currently involved in two lawsuits in which borrowers have alleged improper conduct by a former officer of the Company. One of the two lawsuits relates to a counter claim in which actions were brought by the Company to collect loans in default. The lawsuits are currently in trial. Management, after consultation with legal counsel, does not believe losses, if any, will be material to the financial position of the Company.

Wilson Bank leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

Years Ending December 31,	In Thousands
2013	$83
2014	59
2015	42
2016	13
2017	9

Total rent expense amounted to $153,000, $174,000 and $189,000, respectively, during the years ended December 31, 2012, 2011 and 2010.

The Company has lines of credit with other financial institutions totaling $38,000,000. At December 31, 2012 and 2011, respectively, there was no balance outstanding under these lines of credit.

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

December 31, 2012, 2011 and 2010

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

	In Thousands
	Contract or Notional Amount
	2012	2011
Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit	$189,486	158,623
Standby letters of credit	25,385	16,747

Total	$214,871	175,370

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments and the present creditworthiness of such counter parties. Such commitments have been made on terms which are competitive in the markets in which the Company operates; thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $25.4 million at December 31, 2012.

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

At December 31, 2012, the Company’s cash and due from banks and federal funds sold included commercial bank deposits aggregating $24,592,000 in excess of the FDIC limit of $250,000 per depositor.

Federal funds sold were deposited with three banks.

(15)	Employee Benefit Plan

Wilson Bank has in effect a 401(k) plan (the “401(k) Plan”) which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the 401(k) Plan provide for both employee and employer contributions. For the years ended December 31, 2012, 2011 and 2010, Wilson Bank contributed $1,519,000, $1,421,000 and $218,000, respectively, to the 401(k) Plan.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(16)	Dividend Reinvestment Plan

Under the terms of the Company’s dividend reinvestment plan (the “DRIP”) holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 106,230 in 2012, 79,962 in 2011 and 79,816 in 2010 were sold to participants under the terms of the DRIP.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2012 and 2011, that the Company and Wilson Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2012, the most recent notification from the FDIC categorized Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed Wilson Bank’s category. The Company’s and Wilson Bank’s actual capital amounts and ratios as of December 31, 2012 and 2011, are also presented in the table:

	Actual		Regulatory Minimum Capital Requirement		Regulatory Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2012
Total capital to risk weighted assets:
Consolidated	$178,162	14.2%	$100,373	8.0%	$125,466	10.0%
Wilson Bank	176,652	14.1	100,228	8.0	125,285	10.0
Tier 1 capital to risk weighted assets:
Consolidated	162,321	12.9	50,332	4.0	75,498	6.0
Wilson Bank	160,811	12.8	50,253	4.0	73,380	6.0
Tier 1 capital to average assets:
Consolidated	162,321	9.8	66,253	4.0	N/A	N/A
Wilson Bank	160,811	9.7	66,314	4.0	82,892	5.0

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(17)	Regulatory Matters and Restrictions on Dividends, Continued

			Regulatory		Regulatory
			Minimum Capital		Minimum To Be
	Actual		Requirement		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2011
Total capital to risk weighted assets:
Consolidated	$166,534	14.0%	$95,162	8.0%	$118,953	10.0%
Wilson Bank	164,775	13.9	94,835	8.0	118,543	10.0
Tier 1 capital to risk weighted assets:
Consolidated	151,566	12.8	47,364	4.0	71,047	6.0
Wilson Bank	149,817	12.6	47,561	4.0	71,341	6.0
Tier 1 capital to average assets:
Consolidated	151,566	9.7	62,501	4.0	N/A	N/A
Wilson Bank	149,817	9.6	62,424	4.0	78,030	5.0

(18)	Salary Deferral Plans

Wilson Bank provides its executive officers an Executive Salary Continuation Plan, which also provides for death and disability benefits. The Executive Salary Continuation Plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were ten employees participating in the Executive Salary Continuation Plan at December 31, 2012.

The Executive Salary Continuation Plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65 and/or age 55 after 20 years of service. The Executive Salary Continuation Plan also provides benefits over a period of fifteen years in the event the executive should die or become disabled prior to reaching retirement. Wilson Bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of Wilson Bank and are payable to Wilson Bank. At December 31, 2012 and 2011, the salary deferral compensation liability totaled $2,017,000 and $1,878,000, respectively, the cash surrender value of life insurance was $2,308,000 and $2,001,000, respectively, and the face amount of the insurance policies in force approximated $7,109,000 and $7,000,000, respectively. The Executive Salary Continuation Plan is not qualified under Section 401 of the Internal Revenue Code.

During November 2012, the Company amended its Executive Salary Continuation Plan effectively freezing accrual benefits so that no additional benefits will be accrued under the existing Executive Salary Continuation Plan. The frozen disability benefit will be paid until the applicable executive’s normal retirement age at which time such benefit will be reduced to the normal retirement benefit provided for under the applicable Executive Salary Continuation Plan agreement for the remaining benefit period.

In November 2012, Supplemental Executive Retirement Plan (SERP) Agreements were entered into with Wilson Bank’s executive officers to provide certain supplemental nonqualified pension benefits to the executives in coordination with the freezing of the benefits under the executive’s Salary Continuation Agreement. The SERP Agreements when combined with the frozen Salary Continuation Agreements continue to provide the executives with the same benefits as provided under the Salary Continuation Agreements for the 180-month period provided for thereunder and then continue a portion of that benefit for the remainder of each of the executives’ lives. In November 2012, Wilson Bank purchased Flexible Premium Indexed Deferred Annuity Contracts in the amount of $3,809,000 to fund the benefits under the SERP Agreements. The Salary Continuation Agreements, as amended, and the SERP Agreements together provide for the payment of an annual cash benefit to each of the executives (or their beneficiaries) following the executive’s separation from service from Wilson Bank under a variety of circumstances including both the executive’s voluntary termination of the executive’s employment with Wilson Bank and the involuntary termination of the executive by Wilson Bank without cause. The payments are made partially from the frozen Salary Continuation Agreements and partially from the SERP Agreements for 180 months following an executive’s termination of service (in most cases) and a portion of the payments then continue for the remainder of the executive’s life under the SERP Agreements.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(19)	Stock Option Plan

In April 1999, the stockholders of the Company approved the Wilson Bank Holding Company 1999 Stock Option Plan (the “1999 Stock Option Plan”). The Stock Option Plan provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options, for up to 200,000 shares of common stock, to officers and other key employees of the Company and its subsidiaries. Furthermore, the Company may reserve additional shares for issuance under the 1999 Stock Option Plan as needed in order that the aggregate number of shares that may be issued during the term of the 1999 Stock Option Plan is equal to five percent (5%) of the shares of common stock then issued and outstanding.

In April 2009, the Company’s shareholders approved the Wilson Bank Holding Company 2009 Stock Option Plan (the “2009 Stock Option Plan”). The 2009 Stock Option Plan is effective as of April 14, 2009 and replaces the 1999 Stock Option Plan which expired on April 13, 2009. Under the 2009 Stock Option Plan, awards may be in the form of options to acquire common stock of the Company. Subject to adjustment as provided by the terms of the 2009 Stock Option Plan, the maximum number of shares of common stock with respect to which awards may be granted under the 2009 Stock Option Plan is 75,000 shares. As of December 31, 2012, the Company has granted 29,750 options to employees pursuant to the 2009 Stock Option Plan.

Under the 2009 Stock Option Plan, stock option awards may be granted in the form of incentive stock options or nonstatutory stock options and are generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.

The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2012, 2011 and 2010:

	2012	2011	2010
Expected dividends	1.08%	1.12%	2.37%
Expected term (in years)	6.09	7.75	7.75
Expected volatility	27%	25%	15%
Risk-free rate	1.27%	2.74%	3.39%

The expected volatility is based on historical volatility adjusted for consideration of other relevant factors. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

A summary of the stock option activity for 2012, 2011 and 2010 is as follows:

	2012		2011		2010
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	52,708	$31.24	53,892	$29.46	41,370	$24.73
Granted	6,000	42.06	4,500	39.88	19,250	37.75
Exercised	(8,788)	21.50	(5,284)	20.76	(3,659)	20.92
Forfeited or expired	(933)	34.85	(400)	23.63	(3,069)	26.85

Outstanding at end of year	48,987	$34.24	52,708	$31.24	53,892	$29.46

Options exercisable at year end	11,453	$29.69	13,227	$25.00	11,574	$21.81

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(19)	Stock Option Plan, Continued

The following table summarizes information about fixed stock options outstanding at December 31, 2012:

	Options Outstanding			Options Exercisable
			Weighted			Weighted
		Weighted	Average		Weighted	Average
Range of	Number	Average	Remaining	Number	Average	Remaining
Exercise	Outstanding	Exercise	Contractual	Exercisable	Exercise	Contractual
Prices	at 12/31/12	Price	Term	at 12/31/12	Price	Term
$ 11.46—$ 17.19	1,401	$16.88	.3 years	734	$16.88	.3 years
$ 17.20—$ 25.79	5,981	$23.03	1.8 years	2,938	$23.49	2.0 years
$ 25.80—$ 38.70	31,855	$34.97	5.9 years	7,406	$32.91	5.2 years
$ 38.71—$ 43.25	9,750	$41.22	8.8 years	375	$39.88	8.1 years

	48,987			11,453

Aggregate intrinsic value
(in thousands)	$441			$155

The weighted average fair value at the grant date of options granted during the years 2012, 2011 and 2010 was $10.47, $11.53 and $6.01, respectively. The total intrinsic value of options exercised during the years 2012, 2011 and 2010 was $182,000, $108,000 and $67,000, respectively.

As of December 31, 2012, there was $210,000 of total unrecognized cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. The cost is expected to be recognized over a weighted-average period of 7.5 years.

(20)	Earnings Per Share

The following is a summary of the components comprising basic and diluted earnings per share (“EPS”):

	In Thousands (except share data)
	2012	2011	2010
Basic EPS Computation:
Numerator—Earnings available to common stockholders	$12,148	10,050	9,027

Denominator—Weighted average number of common shares outstanding	7,360,485	7,280,907	7,198,711

Basic earnings per common share	$1.65	1.38	1.25

Diluted EPS Computation:
Numerator—Earnings available to common stockholders	$12,148	10,050	9,027

Denominator:
Weighted average number of common shares outstanding	7,360,485	7,280,907	7,198,711
Dilutive effect of stock options	5,163	7,215	8,253

	7,365,648	7,288,122	7,206,964

Diluted earnings per common share	$1.65	1.38	1.25

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(21)	Disclosures About Fair Value of Financial Instruments

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. The definition of fair value focuses on the exit price, i.e., the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, not the entry price, i.e., the price that would be paid to acquire the asset or received to assume the liability at the measurement date. The statement emphasizes that fair value is a market-based measurement; not an entity-specific measurement. Therefore, the fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.

Valuation Hierarchy

FASB ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Following is a description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Assets

Securities available-for-sale - Where quoted prices are available for identical securities in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government securities and certain other financial products. If quoted market prices are not available, then fair values are estimated by using pricing models that use observable inputs or quoted prices of securities with similar characteristics and are classified within Level 2 of the valuation hierarchy. In certain cases where there is limited activity or less transparency around inputs to the valuation and more complex pricing models or discounted cash flows are used, securities are classified within Level 3 of the valuation hierarchy.

Impaired loans - A loan is considered to be impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected payments using the loan’s original effective rate as the discount rate, the loan’s observable market price, or the fair value of the collateral less selling costs if the loan is collateral dependent. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance may be established as a component of the allowance for loan losses or the expense is recognized as a charge-off. Impaired loans are classified within Level 3 of the hierarchy due to the unobservable inputs used in determining their fair value such as collateral values and the borrower’s underlying financial condition.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(21)	Disclosures About Fair Value of Financial Instruments, Continued

Assets, Continued

Other real estate owned—Other real estate owned “OREO” represents real estate foreclosed upon by the Company through loan defaults by customers or acquired in lieu of foreclosure. Substantially all of these amounts relate to lots, homes and development projects that are either completed or are in various stages of construction for which the Company believes it has adequate collateral. Upon foreclosure, the property is recorded at the lower of cost or fair value, based on appraised value, less selling costs estimated as of the date acquired with any loss recognized as a charge-off through the allowance for loan losses. Additional OREO losses for subsequent valuation downward adjustments are determined on a specific property basis and are included as a component of noninterest expense along with holding costs. Any gains or losses realized at the time of disposal are also reflected in noninterest expense, as applicable. OREO is included in Level 3 of the valuation hierarchy due to the lack of observable market inputs into the determination of fair value. Appraisal values are property-specific and sensitive to the changes in the overall economic environment.

Other assets – Included in other assets are certain assets carried at fair value, including the cash surrender value of bank owned life insurance policies and annuity contracts. The Company uses financial information received from insurance carriers indicating the performance of the insurance policies and cash surrender values in determining the carrying value of life insurance. The Company reflects these assets within Level 3 of the valuation hierarchy due to the unobservable inputs included in the valuation of these items. The Company does not consider the fair values of these policies to be materially sensitive to changes in these unobservable inputs.

The following tables present the financial instruments carried at fair value as of December 31, 2012 and December 31, 2011, by caption on the consolidated balance sheet and by FASB ASC 820 valuation hierarchy (as described above) (in thousands):

	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2012
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$122,698	—	122,698	—
Mortgage-backed securities	181,128	—	181,128	—
State and municipal securities	13,452	—	13,452	—

Total investment securities available-for-sale	317,278	—	317,278	—
Other assets	6,315	—	—	6,315

Total assets at fair value	$323,593	—	317,278	6,315

December 31, 2011
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$114,926	—	114,926	—
Mortgage-backed securities	194,167	—	194,167	—
State and municipal securities	1,638	—	1,638	—

Total investment securities available-for-sale	310,731	—	310,731	—
Other assets	2,001	—	—	2,001

Total assets at fair value	$312,732	—	310,731	2,001

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(21)	Disclosures About Fair Value of Financial Instruments, Continued

	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2012
Other real estate owned	$15,307	—	—	15,307
Impaired loans, net (¹)	34,125	—	—	34,125

Total	$49,432	—	—	49,432

December 31, 2011
Other real estate owned	$19,117	—	—	19,117
Impaired loans, net (¹)	49,474	—	—	49,474

Total	$68,591	—	—	68,591

(¹)	Amount is net of a valuation allowance of $6.9 million at December 31, 2012 and $9.0 million at December 31, 2011 as required by ASC 310-10, “Receivables.”

In the case of the bond portfolio, the Company monitors the valuation technique utilized by various pricing agencies to ascertain when transfers between levels have been affected. The nature of the remaining assets and liabilities is such that transfers in and out of any level are expected to be rare. For the twelve months ended December 31, 2012, there were no transfers between Levels 1, 2 or 3.

The table below includes a rollforward of the balance sheet amounts for the twelve months ended December 31, 2012 (including the change in fair value) for financial instruments classified by the Company within Level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology (in thousands):

	For the Twelve Months Ended December 31,
	2012		2011
	Other Assets	Other Liabilities	Other Assets	Other Liabilities
Fair value, January 1	$2,001	—	1,554	—
Total realized gains included in income	242	—	61	—
Change in unrealized gains/losses included in other comprehensive income for assets and liabilities still held at December 31	—	—	—	—
Purchases, issuances and settlements, net	4,072	—	386	—
Transfers out of Level 3	—	—	—	—

Fair value, December 31	$6,315	—	2,001	—

Total realized gains included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31	$—	—	—	—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(21)	Disclosures About Fair Value of Financial Instruments, Continued

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments that are not measured at fair value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates, estimates of future cash flows and borrower creditworthiness. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2012 and December 31, 2011. Such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Held-to-maturity securities - Estimated fair values for investment securities are based on quoted market prices where available. If quoted market prices are not available, then fair values are estimated by using pricing models that use observable inputs or quoted prices of securities with similar characteristics.

Loans - The fair value of our loan portfolio includes a credit risk factor in the determination of the fair value of our loans. This credit risk assumption is intended to approximate the fair value that a market participant would realize in a hypothetical orderly transaction. Our loan portfolio is initially fair valued using a segmented approach. We divide our loan portfolio into the following categories: variable rate loans, impaired loans and all other loans. The results are then adjusted to account for credit risk.

For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values approximate carrying values. Fair values for impaired loans are estimated using discounted cash flow models or based on the fair value of the underlying collateral. For other loans, fair values are estimated using discounted cash flow models, using current market interest rates offered for loans with similar terms to borrowers of similar credit quality. The values derived from the discounted cash flow approach for each of the above portfolios are then further discounted to incorporate credit risk to determine the exit price.

Mortgage loans held-for-sale - Mortgage loans held-for-sale are carried at the lower of cost or fair value. The estimate of fair value is equal to the carrying value of these loans as they are usually sold within a few weeks of their origination.

Deposits and Securities sold under agreements to repurchase - The carrying amounts of demand deposits, savings deposits and securities sold under agreements to repurchase, approximate their fair values. Fair values for certificates of deposit are estimated using discounted cash flow models, using current market interest rates offered on certificates with similar remaining maturities.

Off-Balance Sheet Instruments - The fair values of the Company’s off-balance-sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value to the Company until such commitments are funded.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(21)	Disclosures About Fair Value of Financial Instruments, Continued

The following table presents the carrying amounts, estimated fair value and placement in the fair value hierarchy of the Company’s financial instruments at December 31, 2012 and December 31, 2011. This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization. For financial liabilities such as noninterest bearing demand, interest-bearing demand, and savings deposits, the carrying amount is a reasonable estimate of fair value due to these products having no stated maturity.

(in Thousands)	Carrying/ Notional Amount	Estimated Fair Value (¹)	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2012
Financial assets:
Securities held-to-maturity	$15,508	16,317	—	16,317	—
Loans, net	1,142,111	1,166,664	—	—	1,166,664
Mortgage loans held-for-sale	15,648	15,648	—	—	15,648
Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,504,506	1,506,186	—	—	1,506,186
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—
December 31, 2011
Financial assets:
Securities held-to-maturity	$14,464	15,266	—	15,266	—
Loans, net	1,098,733	1,107,440	—	—	1,107,440
Mortgage loans held-for-sale	14,775	14,775	—	—	14,775
Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,413,461	1,415,460	—	—	1,415,460
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

(¹)	Estimated fair values are consistent with an exit-price concept. The assumptions used to estimate the fair values are intended to approximate those that a market-participant would realize in a hypothetical orderly transaction.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(22)	Wilson Bank Holding Company - Parent Company Financial Information

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Balance Sheets

December 31, 2012 and 2011

	Dollars In Thousands
	2012		2011
ASSETS
Cash	$1,337	*	1,579	*
Investment in wholly-owned commercial bank subsidiary	168,188		155,599
Refundable income taxes	173		170

Total assets	$169,698		157,348

LIABILITIES AND STOCKHOLDERS’ EQUITY
Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 15,000,000 shares, 7,419,204 and 7,304,186 shares issued and outstanding, respectively	$14,838		14,608
Additional paid-in capital	51,242		46,734
Retained earnings	101,046		95,141
Net unrealized gains on available-for-sale securities, net of income taxes of $1,595 and $537, respectively	2,572		865

Total stockholders’ equity	169,698		157,348

Total liabilities and stockholders’ equity	$169,698		157,348

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(22)	Wilson Bank Holding Company - Parent Company Financial Information, Continued

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Earnings and Comprehensive Earnings

Three Years Ended December 31, 2012

	Dollars In Thousands
	2012	2011	2010
Expenses:
Directors’ fees	$319	346	346
Other	88	64	45

Loss before Federal income tax benefits and equity in undistributed earnings of commercial bank subsidiaries	(407)	(410)	(391)
Federal income tax benefits	173	170	164

	(234)	(240)	(227)
Equity in undistributed earnings of commercial bank subsidiary	12,382 *	10,290 *	9,254 *

Net earnings	12,148	10,050	9,027

Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale- securities arising during period, net of taxes of $1,158, $2,685 and $1,578, respectively	1,867	4,330	(2,546)
Reclassification adjustments for net gains included in net earnings, net of taxes of $100, $73 and $204, respectively	(160)	(119)	(328)

Other comprehensive earnings (losses)	1,707	4,211	(2,874)

Comprehensive earnings	$13,855	14,261	6,153

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(22)	Wilson Bank Holding Company - Parent Company Financial Information, Continued

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Changes in Stockholders’ Equity

Three Years Ended December 31, 2012

	Dollars In Thousands
	Common Stock	Additional Paid-In Capital	Retained Earnings	Net Unrealized Gain (Loss) On Available-For- Sale Securities	Total
Balance December 31, 2009	$14,295	41,022	84,712	(472)	139,557
Cash dividends declared, $.60 per share	—	—	(4,300)	—	(4,300)
Issuance of 79,816 shares of stock pursuant to dividend reinvestment plan	160	2,892	—	—	3,052
5,969 common shares repurchased	(12)	(213)	—	—	(225)
Issuance of 3,659 shares of stock pursuant to exercise of stock options	7	69	—	—	76
Share based compensation expense	—	20	—	—	20
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $1,782	—	—	—	(2,874)	(2,874)
Net earnings for the year	—	—	9,027	—	9,027

Balance December 31, 2010	14,450	43,790	89,439	(3,346)	144,333
Cash dividends declared, $.60 per share	—	—	(4,348)	—	(4,348)
Issuance of 79,962 shares of stock pursuant to dividend reinvestment plan	160	3,058	—	—	3,218
6,148 common shares repurchased	(13)	(237)	—	—	(250)
Issuance of 5,284 shares of stock pursuant to exercise of stock options	11	99	—	—	110
Share based compensation expense	—	24	—	—	24
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $2,612	—	—	—	4,211	4,211
Net earnings for the year	—	—	10,050	—	10,050

Balance December 31, 2011	14,608	46,734	95,141	865	157,348
Cash dividends declared, $.85 per share	—	—	(6,243)	—	(6,243)
Issuance of 106,230 shares of stock pursuant to dividend reinvestment plan	212	4,306	—	—	4,518
Issuance of 8,788 shares of stock pursuant to exercise of stock options	18	171	—	—	189
Share based compensation expense	—	31	—	—	31
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $1,058	—	—	—	1,707	1,707
Net earnings for the year	—	—	12,148	—	12,148

Balance December 31, 2012	$14,838	51,242	101,046	2,572	169,698

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(22)	Wilson Bank Holding Company - Parent Company Financial Information, Continued

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Cash Flows

Three Years Ended December 31, 2012

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2012	2011	2010
Cash flows from operating activities:
Cash paid to suppliers and other	$(376)	(386)	(371)
Tax benefits received	170	164	228

Net cash used in operating activities	(206)	(222)	(143)

Cash flows from investing activities:
Dividends received from commercial bank subsidiary	1,500	—	4,500

Net cash provided by investing activities	1,500	—	4,500

Cash flows from financing activities:
Dividends paid	(6,243)	(4,348)	(4,300)
Proceeds from sale of stock pursuant to dividend reinvestment	4,518	3,218	3,052
Proceeds from exercise of stock options	189	110	76
Common shares repurchased	—	(249)	(225)

Net cash used in financing activities	(1,536)	(1,269)	(1,397)

Net increase (decrease) in cash and cash equivalents	(242)	(1,491)	2,960
Cash and cash equivalents at beginning of year	1,579	3,070	110

Cash and cash equivalents at end of year	$1,337	1,579	3,070

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(22)	Wilson Bank Holding Company - Parent Company Financial Information, Continued

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Cash Flows, Continued

Three Years Ended December 31, 2012

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2012	2011	2010
Reconciliation of net earnings to net cash used in operating activities:
Net earnings	$12,148	10,050	9,027
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in earnings of commercial bank subsidiary	(12,382)	(10,290)	(9,254)
Decrease (increase) in refundable income taxes	(3)	(6)	64
Share based compensation expense	31	24	20

Total adjustments	(12,354)	(10,272)	(9,170)

Net cash used in operating activities	$(206)	(222)	(143)

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(23)	Quarterly Financial Data (Unaudited)

Selected quarterly results of oeprations for the four quarters ended December 31 are as follows:

	(In Thousands, except per share data)
	2012				2011				2010
	Fourth	Third	Second	First	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$18,263	18,027	18,166	17,905	17,959	18,295	18,181	17,915	18,376	18,919	19,669	19,216
Net interest income	15,079	14,628	14,590	13,957	13,639	13,880	13,725	13,216	13,178	13,077	13,381	12,492
Provision for loan losses	2,655	2,407	2,210	2,256	1,629	2,462	2,618	1,969	4,666	1,989	6,073	2,106
Earnings before income taxes	4,267	5,643	5,122	4,631	3,917	4,365	4,283	4,030	2,827	5,122	2,683	4,223
Net earnings	2,715	3,459	3,149	2,825	2,296	2,663	2,615	2,476	1,687	3,100	1,655	2,585
Basic earnings per common share	0.37	0.47	0.43	0.39	0.31	0.37	0.36	0.34	0.23	0.43	0.23	0.36
Diluted earnings per common share	0.37	0.47	0.43	0.39	0.31	0.36	0.36	0.34	0.23	0.43	0.23	0.36

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(24)	Subsequent Events

ASC Topic 855, Subsequent Events, as amended by ASU No. 2010-90, establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company evaluated all events or transactions that occurred after December 31, 2012, through the date of the issued financial statements. During this period there were no material recognizable subsequent events that required recognition in our disclosures to the December 31, 2012 financial statements.

This financial information has not been reviewed for accuracy or relevance by the FDIC.