Form 10-K, Exhibit 13
period 2013-12-31
WILSON BANK HOLDING CO
filed 2014-03-14
CIK 885275

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

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions investors that future financial and operating results may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company. The words “expect,” “intend,” “should,” “may,” “could,” “believe,” “suspect,” “anticipate,” “seek,” “plan,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical fact may also be considered forward-looking. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and also include, without limitation, (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for these losses, (ii) greater than anticipated deterioration in the real estate market conditions in the Company’s market areas, (iii) increased competition with other financial institutions, (iv) the deterioration of the economy in the Company’s market area, (v) continuation of the extremely low short-term interest rate environment or rapid fluctuations in short-term interest rates, (vi) significant downturns in the business of one or more large customers, (vii) the inability of the Company to comply with regulatory capital requirements, including those resulting from adopted changes to capital calculation methodologies and required capital maintenance levels; (viii) changes in state or Federal regulations, policies, or legislation applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, including implementation of the Dodd Frank Wall Street Reform and Consumer Protection Act, (ix) changes in capital levels and loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments, (x) inadequate allowance for loan losses, (xi) the adequacy of the reserves established by the Company to satisfy the portion of any judgment in the lawsuits described below under Part I, Item 3, “Legal Proceedings” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, not covered by insurance, (xii) the effectiveness of the Company’s activities in improving, resolving or liquidating lower quality assets, (xiii) results of regulatory examinations, and (xiv) loss of key personnel. These risks and uncertainties may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. The Company’s future operating results depend on a number of factors which were derived utilizing numerous assumptions that could cause actual results to differ materially from those projected in forward-looking statements.

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

Critical Accounting Estimates

The accounting principles we follow and our methods of applying these principles conform with U.S. generally accepted accounting principles and with general practices within the banking industry. In connection with the application of those principles, we have made

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

judgments and estimates which, in the case of the determination of our allowance for loan losses and the assessment of impairment of the intangibles resulting from our mergers with Dekalb Community Bank and Community Bank of Smith County in 2005 have been critical to the determination of our financial position and results of operations. Additional information regarding significant accounting policies is described in Note 1 to the Financial Statements for the year ended December 31, 2013 in the Company’s Annual Report on Form 10-K.

Allowance for Loan Losses (“allowance”) - Our management assesses the adequacy of the allowance prior to the end of each calendar quarter. This assessment includes procedures to estimate the allowance and test the adequacy and appropriateness of the resulting balance. The level of the allowance is based upon management’s evaluation of the loan portfolio, past loan loss experience, current asset quality trends, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payment), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, industry and peer bank loan quality indications and other pertinent factors, including regulatory recommendations. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Loan losses are charged off when management believes that the full collectability of the loan is unlikely. A loan may be partially charged-off after a “confirming event” has occurred which serves to validate that full repayment pursuant to the terms of the loan is unlikely. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, is deemed to be uncollectible.

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

Impairment of Intangible Assets - Long-lived assets, including purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

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

Other-than-temporary Impairment - A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in the carrying amount of the security. To determine whether impairment is other-than-temporary, management considers whether the entity expects to recover the entire amortized cost basis of the security by reviewing the present value of the future cash flows associated with the security. The shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is referred to as a credit loss and is deemed to be other-than temporary impairment. If a credit loss is identified, the credit loss is recognized as a charge to earnings and a new cost basis for the security is established. If management concludes that no credit loss exists and it is not more-likely-than-not that it will be required to sell the security before maturity, then the security is not other-than-temporarily impaired and the shortfall is recorded as a component of equity.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Results of Operations

Net earnings for the year ended December 31, 2013 were $15,869,000, an increase of $3,721,000, or 30.6%, compared to net earnings of $12,148,000 for 2012. Our 2012 net earnings were 20.9%, or $2,098,000, above our net earnings of $10,050,000 for 2011. Basic earnings per share were $2.12 in 2013, compared with $1.65 in 2012 and $1.38 in 2011. Diluted earnings per share were $2.12 in 2013, compared to $1.65 in 2012 and $1.38 in 2011. Net yield on earning assets for the year ended December 31, 2013 was 3.74%, compared to 3.84% and 3.85% for the years ended December 31, 2012 and December 31, 2011, respectively. Net interest spread for the year ended December 31, 2013 was 3.62%, compared to 3.71% and 3.67% for the years ended December 31, 2012 and December 31, 2011, respectively. The decrease in net interest spread is attributable to the continuing impact of lower interest rate policies initiated by the Federal Reserve Board and a reduction in yield on earning assets exceeding the reduction in cost of funds and competitive pressure on loan pricing.

Net Interest Income

Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company’s earnings. Total interest income in 2013 was $71,814,000, compared with $72,361,000 in 2012 and $72,350,000 in 2011, in each case excluding tax exempt adjustments relating to tax exempt securities. The decrease in total interest income in 2013 was primarily attributable to the continuing impact of low interest rate policies initiated by the Federal Reserve Board. The ratio of average earning assets to total average assets was 96.2%, 93.8% and 94.0% for each of the years ended December 31, 2013, 2012 and 2011, respectively. Average earning assets increased $115,534,000 from December 31, 2012 to December 31, 2013. The average rate earned on earning assets for 2013 was 4.40%, compared with 4.77% in 2012 and 5.10% in 2011. The decrease in yields is a direct reflection of the rate cuts implemented by the Federal Reserve Open Market Committee beginning in August 2007 that continued throughout 2013. In addition, yields on securities have declined sharply due to the current rate environment. However, the decreases in earning asset yields were offset by a decrease in cost of deposits, which when coupled with growth in interest earning assets led to an overall increase in net interest income.

Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on non-accrual loans totaled $296,000 in 2013, $775,000 in 2012 and $875,000 in 2011. Total interest expense for 2013 was $10,879,000, a decrease of $3,228,000, or 22.9%, compared to total interest expense of $14,107,000 in 2012. The decrease in 2013 was primarily due to a decrease in the rates paid on deposits, particularly time deposits, reflecting the low interest rate environment and a continued shift in the mix of deposits from certificates of deposits to transaction and money market accounts. Interest expense decreased from $17,890,000 in 2011 to $14,107,000 in 2012, a decrease of $3,783,000, or 21.1% reflecting similar shifts in deposit mix and reductions in rates paid.

Net interest income for 2013 totaled $60,935,000 as compared to $58,254,000 and $54,460,000 in 2012 and 2011, respectively. The net interest spread, defined, the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), decreased to 3.62% in 2013 from 3.71% in 2012. The net interest spread was 3.67% in 2011. Net yield on earning assets for 2013 and 2012 was 3.74% and 3.84%, respectively down from 3.85% in 2011. The reduction in net yield on earning assets resulted from a decrease in yields due to the lower rate environment and rate pressure from regional banks, partially offset by Wilson Bank’s ability to lower deposit costs. The Company believes that the Federal Reserve Board will maintain the current discount rate throughout most of 2014. Changes in interest rates paid on products such as interest checking, savings, and money market accounts will generally increase or decrease in a manner that is consistent with changes in the short-term environment. The Company’s liabilities are positioned to re-price faster than its assets such that a short-term declining rate environment should have a positive impact on the Company’s earnings as its interest expense decreases faster than interest income. Conversely, a rising rate environment could have a short-term negative impact on margins as many of the Company’s loans have rate floors, thus deposits would likely re-price faster than loans. Management regularly monitors the deposit rates of the Company’s competitors and these rates continue to put pressure on the Company’s deposit pricing. This pressure could negatively impact the Company’s net interest margin and earnings if future short-term rates begin to rise.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Provision for Loan Losses

The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, should be adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2013 provision for loan losses was $2,177,000, a decrease of $7,351,000 from the provision of $9,528,000 in 2012. The decrease in the provision for the year ended December 31, 2013 reflects the improving asset quality trends experienced by the Wilson Bank in 2013 and an overall decrease in net charge-offs. Although the Bank has experienced modest loan growth of 3.39% and an overall stabilization in the loan portfolio, management continues to fund the allowance for loan losses through provisions based on management’s calculation of the allowance for loan losses. The provision for loan losses is based on past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating possible loan losses. Such factors include growth and composition of the loan portfolio, review of specific problem loans, review of updated appraisals and borrower financial information, the recommendations of the Company’s regulators, and current economic conditions that may affect the borrowers’ ability to repay.

Wilson Bank’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged-off in the month when they are considered uncollectible. Net charge-offs decreased to $4,739,000 in 2013 from $8,556,000 in 2012. Net charge-offs in 2011 totaled $6,330,000. The decrease in net charge-offs reflected an overall improvement of asset quality trends experienced by Wilson Bank as well as Wilson Bank having aggressively partially charged down impaired loans in 2012. The ratio of net charge-offs to average total outstanding loans was 0.39% in 2013, 0.75% in 2012 and 0.57% in 2011.

The decrease in net charge-offs and provision for loan losses resulted in an decrease of the allowance for loan losses (net of charge-offs and recoveries) to $22,935,000 at December 31, 2013 from $25,497,000 at December 31, 2012 and $24,525,000 at December 31, 2011. The allowance for loan losses decreased 10.05% between December 31, 2012 and December 31, 2013 as compared to the 3.39% increase in total loans over the same period. The allowance for loan losses was 1.90% of total loans outstanding at December 31, 2013 compared to 2.18% at December 31, 2012 and 2.18% at December 31, 2011. As a percentage of nonperforming loans at December 31, 2013, 2012 and 2011, the allowance for loan losses represented 297%, 143% and 80%, respectively.

The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared monthly by the Chief Financial Officer and provided to the Board of Directors to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Loan Review Department, consideration of current economic conditions and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this quarterly assessment. See the discussion under “Critical Accounting Estimates” for more information. Management believes the allowance for loan losses at December 31, 2013 to be adequate, but if economic conditions deteriorate beyond management’s current expectations and additional charge-offs are incurred, the allowance for loan losses may require an increase through additional provision for loan losses which would negatively impact earnings.

Non-Interest Income

The components of the Company’s non-interest income include service charges on deposit accounts, other fees and commissions, fees and gains on sales of loans, gains on sales of securities and other income. Total non-interest income for 2013 was $15,204,000, compared with $16,035,000 in 2012 and $14,476,000 in 2011. The 5.18% decrease from 2012 was primarily due to a decrease in service charges on deposits and fees and gains on sales of loans, offset in part by an increase in other fees and commissions. Other fees and commissions increased $123,000 in 2013 when compared to 2012. Other fees and commissions include income on brokerage accounts, debit card interchange fee income, and various other fees. Fees and gains on sale of loans decreased $304,000 in 2013 when compared to 2012. The decrease in fees and gain on sale of loans during 2013 related primarily to the increase in mortgage rates during the second half of 2013, which slowed consumer demand for refinancing current mortgages during the year ended December 31, 2012. Although our transaction account deposits increased in each of the last three fiscal years, service charges on deposit accounts totaled $4,090,000, $4,568,000, and $5,356,000 for the years ended December 31, 2013, 2012, and 2011, respectively, reflecting our customers slowing their spending due to the weakened economy and the impact of changes to federal regulations related to service charges on ATM and point of sale debit card transactions that took effect beginning in 2011.

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

Non-Interest Expenses

Non-interest expenses consist primarily of employee costs, FDIC premiums, occupancy expenses, furniture and equipment expenses, advertising and marketing expenses, data processing expenses, directors’ fees, expenses associated with the maintenance, valuation and disposition of other real estate, and other operating expenses. Total non-interest expenses for 2013 increased 8.18% to $48,787,000 from $45,098,000 in 2012. Non-interest expenses for 2012 were up 3.3% over non-interest expenses in 2011 which totaled $43,663,000. The increase in non-interest expenses in 2013 is primarily attributable to an increase in employee salaries and benefits associated with the number of employees necessary to support the Company’s operations as well as an increase in litigation expense. The increase in litigation expense is primarily due to the Company establishing a litigation reserve in the first quarter of 2013 that was increased in the second quarter of 2013 relating to a lawsuit filed against the Bank relating to the alleged actions of a former Bank officer. The Bank and the plaintiffs in this lawsuit reached a settlement during the fourth quarter of 2013 pursuant to which the Bank agreed to make a payment to the plaintiffs. All amounts paid to the plaintiff have been expensed in 2013. For more information regarding these matters, see Part I, Item 3 “Legal Proceedings” of the Annual Report on Form 10-K for the year ended December 31, 2013

Other operating expenses increased to $10,515,000 in 2013 from $9,914,000 in 2012 and $9,805,000 in 2011. Other operating expenses included advertising and marketing expenses and supplies and general operating expenses, which increased as a result of continued growth of the Company. The increase in other operating expenses for the period ended December 31, 2013 was primarily due to an increase in advertising and public relations relating to the Bank’s Kasasa campaign. Loss on the sale of other real estate decreased $1,644,000 or 50.0% for the year ended December 31, 2013 as compared to December 31, 2012 due to a lower volume of foreclosures as well as improved economic conditions and an improved housing market.

Income Taxes

The Company’s income tax expense was $9,306,000 for 2013, an increase of $1,791,000 from $7,515,000 for 2012, which was up by $970,000 from the 2011 total of $6,545,000. The percentage of income tax expense to earnings before taxes was 36.97% in 2013, 38.2% in 2012 and 39.4% in 2011.

Our effective tax rate for fiscal years 2013, 2012, and 2011 was 32.7%, 42.4%, and 48.3%, respectively. Our tax rate is affected by discrete items that may occur in any given year, but are not consistent from year to year.

Our income tax expense, deferred tax assets and liabilities and reserves for unrecognized tax benefits reflect management’s best assessment of estimated future taxes to be paid. We are subject to income taxes at both the federal and state level. Significant judgments and estimates are required in determining the consolidated income tax expense.

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

The following is a summary of components comprising basic and diluted earnings per share (“EPS”) for the years ended December 31, 2013, 2012 and 2011:

	Years Ended December 31,
	2013	2012	2011
	(Dollars in Thousands except per share amounts)
Basic EPS Computation

Numerator – Earnings available to common stockholders	$15,869	12,148	10,050

Denominator – Weighted average number of common shares outstanding	7,472,373	7,360,485	7,280,907

Basic earnings per common share	$2.12	1.65	1.38

Diluted EPS Computation:
Numerator – Earnings available to common stockholders	$15,869	$12,148	$10,050

Denominator – Weighted average number of common shares outstanding	7,472,373	7,360,485	7,280,907
Diluted effect of stock options	4,798	5,163	7,215

	7,477,171	7,365,648	7,288,122

Diluted earnings per common share	$2.12	1.65	1.38

Financial Condition

Balance Sheet Summary

The Company’s total assets increased $68,151,000, or 4.05%, to $1,748,971,000 at December 31, 2013, after increasing 6.6% in 2012 to $1,680,820,000 at December 31, 2012. Loans, net of allowance for loan losses, totaled $1,184,267,000 at December 31, 2013, a 3.69% increase compared to December 31, 2012. At year end 2013, securities totaled $356,196,000, an increase of 7.03% from $332,786,000 at December 31, 2012. Investments in securities and fed funds sold increased during 2013 as a result of the growth in deposits outpacing the growth in loans.

Total liabilities increased by $60,178,000, or 3.98%, to $1,571,300,000 at December 31, 2013 compared to $1,511,122,000 at December 31, 2012. This increase was composed primarily of the $60,333,000 increase in total deposits to $1,554,255,000, a 4.04% increase. Securities sold under repurchase agreements decreased to $9,078,000 from $10,584,000 at the respective year ends 2013 and 2012.

Stockholders’ equity increased $7,973,000, or 4.70%, in 2013, due to net earnings and the issuance of stock pursuant to the Company’s Dividend Reinvestment Plan, offset by dividends paid on the Company’s common stock and change in unrealized loss on available-for-sale securities. The change in stockholders’ equity includes a $6,868,000 change in net unrealized losses on available-for-sale securities, net of taxes during the period. A more detailed discussion of assets, liabilities and capital follows.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Loans:

Loan category amounts and the percentage of loans in each category to total loans are as follows:

	December 31, 2013		December 31, 2012
	(In Thousands)		(In Thousands)
	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE
Commercial, financial and agricultural	34,834	2.9%	35,521	3.0%
Installment and other	41,118	3.4	41,713	3.6
Real estate – mortgage	940,077	77.6	902,930	77.1
Real estate construction	194,426	16.1	190,356	16.3

TOTAL	$1,210,455	100.0%	$1,170,520	100.0%

Loans are the largest component of the Company’s assets and are its primary source of income. The Company’s loan portfolio, net of allowance for loan losses, increased 3.69% at year end 2013 when compared to year end 2012. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio as of December 31, 2013 and 2012.

As represented in the table, primary loan growth was in real estate mortgage loans and construction loans, offset by a decrease in commercial, financial and agricultural loans and installment loans. Real estate mortgage loans increased 4.11% in 2013 and comprised 77.6% of the total loan portfolio at December 31, 2013, compared to 77.1% at December 31, 2012. Management believes the increase in real estate mortgage loans was primarily due to the continued favorable interest rate environment, favorable population growth in the Company’s market areas, and the Company’s ability to increase its market share of such loans while maintaining its loan underwriting standards. Commercial, financial and agricultural loans decreased 1.9% in 2013 and comprised 2.9% of the total loan portfolio at December 31, 2013, compared to 3.0% at December 31, 2012. Real estate construction loans increased 2.1% in 2013 and comprised 16.1% of the portfolio at December 31, 2013, compared to 16.3% at December 31, 2012. The increase in real estate construction loans during 2013 reflected the overall increase in such loans in the overall economy and the Company’s market.

Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2013, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.

The following tables present the Company’s nonaccrual loans and past due loans as of December 31, 2013 and December 31, 2012.

Loans on Nonaccrual Status	In Thousands
	2013	2012

Residential 1-4 family	$726	$930
Multifamily	—	—
Commercial real estate	21	4,445
Construction	3,524	9,626
Farmland	700	1,248
Second mortgages	606	606
Equity lines of credit	—	—
Commercial	—	—
Agricultural, installment and other	—	—

Total	$5,577	$16,855

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	(In thousands)
	30-59 Days Past Due	60-89 Days Past Due	Nonaccrual and Greater Than 90 Days	Total Nonaccrual and Past Due	Current	Total Loans	Recorded Investment Greater Than 90 Days and Accruing
December 31, 2013
Residential 1-4 family	$5,034	221	1,582	6,837	325,595	332,432	$856
Multifamily	—	—	—	—	13,920	13,920	—
Commercial real estate	287	19	710	1,016	525,242	526,258	689
Construction	948	20	3,795	4,763	189,663	194,426	271
Farmland	8	—	700	708	22,063	22,771	—
Second Mortgages	78	—	611	689	9,822	10,511	5
Equity Lines of Credit	48	27	—	75	34,110	34,185	—
Commercial	122	—	285	407	29,037	29,444	285
Agricultural, Installment and other	484	115	27	626	45,882	46,508	27

Total	$7,009	402	7,710	15,121	1,195,334	1,210,455	$2,133

December 31, 2012
Residential 1-4 family	$5,297	1,448	1,524	8,269	333,708	341,977	$594
Multifamily	—	—	—	—	16,140	16,140	—
Commercial real estate	1,599	710	4,470	6,779	462,978	469,757	25
Construction	796	72	9,650	10,518	179,838	190,356	24
Farmland	260	43	1,248	1,551	24,768	26,319	—
Second Mortgages	396	7	677	1,080	11,397	12,477	71
Equity Lines of Credit	186	173	46	405	35,855	36,260	46
Commercial	204	24	54	282	30,263	30,545	54
Agricultural, Installment and other	488	143	105	736	45,953	46,689	105

Total	$9,226	2,620	17,774	29,620	1,140,900	1,170,520	$919

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Non-performing loans, which include nonaccrual loans and loans 90 days past due, totaled $7,710,000 at December 31, 2013, a decrease from $17,774,000 at December 31, 2012, resulting from a $11,278,000, or 66.9%, decrease in nonaccrual loans partially offset by an increase in 90 day past due and accruing loans. The decrease in non-performing loans during the year ended December 31, 2013 of $10,064,000 is due primarily to a decrease in non-performing construction real estate mortgage loans of $5,855,000 and a decrease of non-performing residential 1-4 family real estate loans of $4,362,000. The decrease in non-performing loans relates primarily to the upgrading of the credit of two large loan relationships that have continued to improve their financial status. Nonaccrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management’s evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower’s ability to pay. Nonaccrual loans totaled $5,577,000 at December 31, 2013, compared to $16,855,000 at December 31, 2012. The decrease in nonaccrual loans relates primarily to the upgrading of the credit of two large loan relationships that have continued to improve their financial status. Management believes that it is probable that it will incur losses on these loans but believes that these losses should not exceed the amount in the allowance for loan losses already allocated to these loans, unless there is further deterioration of local real estate values.

At December 31, 2013, the Company had impaired loans of $4,718,000 which were on non accruing interest status. At December 31, 2012, the Company had impaired loans of $16,855,000 which were on non accruing interest status. In each case, at the date such loans were placed on nonaccrual status, the Company reversed all previously accrued interest income against current year earnings.

The following table presents the Company’s impaired loans at December 31, 2013 and December 31, 2012.

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

December 31, 2013

With no related allowance recorded:
Residential 1-4 family	$357	404	—	2,947	16
Multifamily	—	—	—	—	—
Commercial real estate	7,234	7,199	—	3,750	260
Construction	1,393	1,393	—	2,265	11
Farmland	—	—	—	—	—
Second mortgages	606	606	—	665	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	52	—
Agricultural, installment, and other	—	—	—	—	—

	$9,590	9,602	—	9,679	287

With allowance recorded:
Residential 1-4 family	$3,972	4,186	1,150	5,107	187
Multifamily	—	—	—	—	—
Commercial real estate	10,589	12,226	2,300	11,834	264
Construction	2,413	2,413	950	5,859	—
Farmland	131	131	57	1,818	8
Second mortgages	156	155	49	157	—
Equity lines of credit	174	174	10	175	9
Commercial	—	—	—	—	—
Agricultural, installment, and other	—	—	—	—	—

	$17,435	19,285	4,516	24,950	468

Total
Residential 1-4 family	4,329	4,590	1,150	8,054	203
Multifamily	—	—	—	—	—
Commercial real estate	17,823	19,425	2,300	15,584	524
Construction	3,806	3,806	950	8,124	11
Farmland	131	131	57	1,818	8
Second mortgages	762	761	49	822	—
Equity lines of credit	174	174	10	175	9
Commercial	—	—	—	52	—
Agricultural, installment and other	—	—	—	—	—

	$27,025	28,887	4,516	34,629	755

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2012

With no related allowance recorded:
Residential 1-4 family	$3,418	3,418	—	4,134	215
Multifamily	—	—	—	103	—
Commercial real estate	4,439	5,439	—	5,371	66
Construction	1,952	4,252	—	6,166	74
Farmland	—	—	—	37	—
Second mortgages	606	606	—	667	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment, and other	—	—	—	—	—

	$10,415	13,715	—	16,478	355

With allowance recorded:
Residential 1-4 family	$5,950	5,950	1,318	6,084	325
Multifamily	—	—	—	—	—
Commercial real estate	12,504	12,504	2,319	14,580	509
Construction	8,963	8,963	2,014	8,171	52
Farmland	2,826	2,826	1,160	3,155	57
Second mortgages	156	156	47	155	10
Equity lines of credit	172	172	3	223	9
Commercial	—	—	—	216	—
Agricultural, installment, and other	—	—	—	—	—

	$30,571	30,571	6,861	32,584	962

Total
Residential 1-4 family	$9,368	9,368	1,318	10,218	540
Multifamily	—	—	—	103	—
Commercial real estate	16,943	17,943	2,319	19,951	575
Construction	10,915	13,215	2,014	14,337	126
Farmland	2,826	2,826	1,160	3,192	57
Second mortgages	762	762	47	822	10
Equity lines of credit	172	172	3	223	9
Commercial	—	—	—	216	—
Agricultural, installment and other	—	—	—	—	—

	$40,986	44,286	6,861	49,062	1,317

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

A loan is considered impaired, in accordance with the impairment accounting guidance FASB ASC 310-10-35, when the current net worth and financial capacity of the borrower or of the collateral pledged, if any, is viewed as inadequate and it is probable that the Company will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Company will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Company’s criteria for nonaccrual status. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company shall recognize impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses.

The Company considers all loans subject to the provisions of FASB ASC 310-10-35 that are on nonaccrual status to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Delays or shortfalls in loan payments are evaluated with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower’s financial condition, collateral liquidation value, and other factors that affect the borrower’s ability to pay.

The Company also internally classifies loans which, although current, management questions the borrower’s ability to comply with the present repayment terms of the loan agreement. These internally classified loans totaled $37,952,000, which included the Company’s non-performing loans, at December 31, 2013, as compared to $49,418,000 at December 31, 2012. Of the internally classified loans at December 31, 2013, $37,546,000 are real estate related loans (including loans to home builders and developers of land, commercial real estate, as well as two family mortgage loans) and $406,000 are various other types of loans. These loans have been graded accordingly due to bankruptcies, inadequate cash flows and delinquencies. Borrowers within the real estate related loans have continued to experience some stress during the current weak economic environment; however, the Bank has recently experienced an increase in demand for real estate loans. Management does not anticipate losses on these loans to exceed the amount already allocated to loan losses, unless there is further deterioration of local real estate values.

The internally classified loans as a percentage of the allowance for loan losses were 165.5% and 193.8%, respectively, at December 31, 2013 and 2012.

The allowance for loan losses is discussed under “Critical Accounting Estimates” and “Provision for Loan Losses.” The Company maintains its allowance for loan losses at an amount believed by management to be adequate to provide for loan losses in the loan portfolio.

Essentially all of the Company’s loans were from Wilson, DeKalb, Smith, Trousdale, Davidson, Rutherford and adjacent counties. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment as well as by identification of credit risks. At December 31, 2013, no single industry segment accounted for more than 10% of the Company’s portfolio other than construction and real estate loans.

The Company’s management believes there is an opportunity to increase the loan portfolio in the Company’s primary market area in 2014 as economic conditions stabilize and possibly begin to improve. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending as areas of emphasis in 2014. Although it is the Company’s objective to achieve a loan portfolio equal to approximately 85% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will likely determine the size of the loan portfolio in a given economic climate. At December 31, 2013, the Company’s total loans equaled 77.67% of its total deposits. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell portions of the loans it generates to other financial institutions for cash in order to improve the liquidity of the Company’s loan portfolio or extend its lending capacity.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Securities

Securities increased 7.03% to $356,196,000 at December 31, 2013 from $332,786,000 at December 31, 2012, and comprised the second largest and other primary component of the Company’s earning assets. The increase was 2.3% from year end 2011 to year end 2012. The increase over the last two years was attributed to the Bank’s deposit growth exceeding its loan growth during 2012 and 2013. The average yield of the securities portfolio at December 31, 2013 was 1.85% with a weighted average life of 5.42 years, as compared to an average yield of 1.74% and a weighted average life of 4.67 years at December 31, 2012. The weighted average lives on mortgage back securities reflect the repayment rate used for book value calculations.

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

For equity securities, when the Company has decided to sell an impaired available-for-sale security and the entity does not expect the fair value of the security to fully recover before the expected time of sale, the security is deemed other-than-temporarily impaired in the period in which the decision to sell is made. The Company recognizes an impairment loss through a charge to current period earnings when the impairment is deemed other than temporary even if a decision to sell has not been made.

No securities have been classified as trading securities.

The Company’s classification of securities as of December 31, 2013 and December 31, 2012 is as follows:

	December 31, 2013		December 31, 2013
(In Thousands)	Held-To-Maturity		Available-For-Sale
	Amortized	Estimated	Amortized	Estimated
	Cost	Market Value	Cost	Market Value
U.S. Government-sponsored enterprises (GSEs)* and agency-backed*	—	—	146,769	140,818
Mortgage-backed :
Government-sponsored enterprises (GSEs)* residential	8,649	8,202	175,855	175,182
Obligations of state and political Subdivision	18,174	18,359	13,711	13,373

	$26,823	$26,561	$336,335	329,373

*

Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association and Small Business Administration

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	December 31, 2012		December 31, 2012
(In Thousands)	Held-To-Maturity		Available-For-Sale
	Amortized	Estimated	Amortized	Estimated
	Cost	Market Value	Cost	Market Value
U.S. Government-sponsored enterprises (GSEs)*	$—	$—	$122,110	$122,698
Mortgage-backed :
Government-sponsored enterprises (GSEs)* residential	2,918	3,040	177,787	181,128
Obligations of state and political Subdivision	12,590	13,277	13,214	13,452

	$15,508	$16,317	$313,111	317,278

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association

The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.

The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2013:

In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Held to Maturity Securities:

Mortgage-backed:
GSE residential	$6,678	$520	5	$—	$—	—	$6,678	$520
Obligations of states and political subdivisions	7,817	231	21	343	8	2	8,160	239

	$14,495	$751	26	$343	$8	2	$14,838	$759

Available for Sale Securities:

U.S. Government-sponsored enterprises (GSEs) and agency-backed	$108,234	$4,358	37	$19,479	$1,603	7	$127,713	$5,961

Mortgage backed:
GSE residential	97,805	1,449	32	1,866	32	2	99,671	1,481
Obligations of states and political subdivisions	5,645	95	14	4,766	314	14	10,411	409

	$211,684	$5,902	83	$26,111	$1,949	23	$237,796	$7,851

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Deposits

The increases in assets in 2013 and 2012 were funded primarily by increases in deposits and the Company’s earnings. Total deposits, which are the principal source of funds for the Company, totaled $1,554,255,000 at December 31, 2013 compared to $1,493,922,000 at December 31, 2012. The Company has targeted local consumers, professionals and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Smith County, Sumner County, Rutherford County and Trousdale County areas are attractive economic markets offering growth opportunities for the Company; however, the Company competes with several larger banks that have bank offices in these counties and, therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.

The $60,333,000 or 4.04%, growth in deposits in 2013 was due to a $9,572,000, or 7.54% increase in demand deposits, a $19,492,000, or 6.29%, increase in NOW accounts, a $67,567,000, or 19.91%, increase in money market accounts, offset by a decrease in savings accounts of $1,311,000, or 1.39%, and a decrease in certificates of deposits (including individual retirement accounts) of $34,987,000, or 5.62%. The average rate paid on average total interest-bearing deposits was 0.78% for 2013, compared to 1.06% for 2012 reflecting a reduction in short-term interest rates and a shift in deposits to lower paying transaction and money market accounts from certificates of deposit. The average rate paid in 2011 was 1.43%. Competitive pressure from other banks in our market area relating to deposit pricing continues to adversely affect the rates paid on deposit accounts as it limits our ability to more fully reduce deposit rates in line with short-term rates. The ratio of average loans to average deposits was 79.8% in 2013, 78.8% in 2012, and 82.0% in 2011. The Company anticipates that during 2014 deposits will continue to shift to money market or savings accounts due to the current rate environment in anticipation of a possible rate increase beginning in 2015.

Contractual Obligations

The Company’s contractual obligations at December 31, 2013 is as follows:

(In Thousands)	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
Long-Term Debt	$—	—	—	—	—

Operating Leases	85,000	95,000	—	—	180,000

Purchases	—	—	—	—	—

Other Long-Term Liabilities	—	—	—	—	—

Total	$85,000	$95,000	$—	$—	$180,000

Long-term debt contractual obligations would typically include advances from the Federal Home Loan Bank, but at December 31, 2013, the Company had no such advances. The Company leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of these non-cancellable leases are included in operating lease obligations.

Off Balance Sheet Arrangements

At December 31, 2013, the Company had unfunded loan commitments outstanding of $58.8 million, unfunded lines of credit of $186 million and outstanding standby letters of credit of $28 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Company’s bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company’s bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned below, Wilson Bank has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, its investment security maturities, and short-term borrowings.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Liquidity and Asset Management

The Company’s management seeks to maximize net interest income by managing the Company’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents, investment securities and money market instruments that will mature within one year. At December 31, 2013, the Company’s liquid assets totaled approximately $290 million.

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

The Company’s primary source of liquidity is a stable core deposit base. In addition, short-term borrowings, loan payments and investment security maturities provide a secondary source. At December 31, 2013, the Company had a liability sensitive position (a negative gap). Liability sensitivity means that more of the Company’s liabilities are capable of re-pricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing.

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

The Company’s securities portfolio consists of earning assets that provide interest income. For those securities classified as held-to-maturity, the Company has the ability and intent to hold these securities to maturity or on a long-term basis. Securities classified as available-for-sale include securities intended to be used as part of the Company’s asset/liability strategy and/or securities that may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase capital and similar economic factors. At December 31, 2013, securities totaling approximately $5 million mature or will be subject to rate adjustments within the next twelve months.

A secondary source of liquidity is the Company’s loan portfolio. At December 31, 2013, loans totaling approximately $454 million either will become due or will be subject to rate adjustments within twelve months from that date. Continued emphasis will be placed on structuring adjustable rate loans.

As for liabilities, certificates of deposit and individual retirement accounts of $100,000 or greater totaling approximately $161 million will become due or reprice during the next twelve months. Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal accounts, money market demand accounts, demand deposit accounts and regular savings accounts. Management anticipates that there will be no significant withdrawals from these accounts in 2014.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table shows the rate sensitivity gaps for different time periods as of December 31, 2013:

Interest Rate Sensitivity Gaps

(In Thousands)	1-90 Days	91-180 Days	181-365 Days	One Year And Longer	Total

Interest-earning assets	$263,092	73,937	169,428	1,105,165	1,611,622
Interest-bearing liabilities	976,328	96,160	112,466	241,854	1,426,808

Interest-rate sensitivity gap	$(713,236)	(22,223)	56,962	863,311	184,814

Cumulative gap	$(713,236)	(735,459)	(678,497)	184,814

The Company also uses simulation modeling to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. The Asset Liability Committee meets quarterly to analyze the interest rate shock simulation. The interest rate simulation model is based on a number of assumptions. The assumptions relate primarily to loan and deposit growth, asset and liability prepayments, the call features of investment securities, interest rates and balance sheet management strategies. The Company also uses EVE sensitivity analysis to understand the impact of changes in interest rates on long-term cash flows, income and capital. EVE is calculated by discounting the cash flows for all balance sheet instruments under different interest rate scenarios. Presented below is the estimated impact on Wilson Bank’s net interest income and EVE as of December 31, 2013, assuming an immediate shift in interest rates:

	% Change from Base Case for
	Immediate Parallel Changes in Rates
	–100 BP(1)	+100 BP	+200 BP
Net interest income	(1.77%)	(4.41%)	(8.52%)
EVE	2.16%	(7.27%)	(13.79%)

(1)

Because certain current interest rates are at or below 1.00%, the 100 basis points downward shock assumes that certain corresponding interest rates reflects a decrease of less than the full 100 basis point downward shock.

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

Capital Resources, Capital Position and Dividends

At December 31, 2013, total stockholders’ equity was $177,671,000, or 10.2% of total assets, which compares with $169,698,000, or 10.1% of total assets, at December 31, 2012, and $157,348,000, or 10.0% of total assets, at December 31, 2011. The dollar increase in the Company’s stockholders’ equity during 2013 reflects (i) the net income of $15,869,000 less cash dividends of $.60 per share totaling $4,464,000, (ii) the issuance of 73,411 shares of common stock for $3,248,000, as reinvestment of cash dividends, (iii) the issuance of 5,973 shares of common stock pursuant to exercise of stock options for $156,000, (iv) the net unrealized loss on available-for-sale securities of $6,868,00, and (v) a stock based compensation expense of $32,000. Cash dividends decreased from $.85 in 2012 to $.60 in 2013 as a result of a special $.25 dividend approved by the Board of Directors in celebration of the Bank’s 25 year anniversary in 2012.

The Company’s and Wilson Bank’s principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Company and Wilson Bank. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which Wilson Bank has none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. Under the Federal Reserve’s regulations, for a bank holding company, like the Company, to be considered “well capitalized” it must maintain a Total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6% and not be subject to a written agreement, order or directive to maintain a specific capital level. In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide that a minimum ratio of Tier 1 capital to average assets, less goodwill and other specified intangible assets, of at least 4% should be maintained by most bank holding companies.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

In July 2013, the Federal Reserve and the FDIC approved final rules that substantially amend the regulatory risk-based capital rules applicable to the Company and Wilson Bank. The final rules implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. Under these rules, the leverage and risk-based capital ratios of bank holding companies may not be lower than the leverage and risk-based capital ratios for insured depository institutions. The final rules implementing the Basel III regulatory capital reforms will become effective as to the Company and Wilson Bank on January 1, 2015 and include new minimum risk-based capital and leverage ratios. Moreover, these rules refine the definition of what constitutes “capital” for purposes of calculating those ratios. The new minimum capital level requirements applicable to bank holding companies and banks subject to the rules are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 risk-based capital ratio of 6% (increased from 4%); (iii) a total risk-based capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The rules also establish a “capital conservation buffer” of 2.5% (to be phased in over three years) above the new regulatory minimum capital ratios, and result in the following minimum ratios once the capital conservation buffer is fully phased in: (i) a common equity Tier 1 risk-based capital ratio of 7.0%, (ii) a Tier 1 risk-based capital ratio of 8.5%, and (iii) a total risk-based capital ratio of 10.5%. The capital conservation buffer requirement is to be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital levels fall below the buffer amounts. These limitations establish a maximum percentage of eligible retained income that could be utilized for such actions.

The application of these more stringent capital requirements to the Company and Wilson Bank could, among other things, result in lower returns on invested capital, require the raising of additional capital, and result in regulatory actions if the Company and Wilson Bank were to be unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of the final rules regarding Basel III could result in the Company or Wilson Bank having to lengthen the term of their funding, restructure their business models and/or increase their holdings of liquid assets. Implementation of changes to asset risk weightings for risk-based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy and could limit the Company’s and Wilson Bank’s ability to make distributions, including paying dividends or buying back shares.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Wilson Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2013 and December 31, 2012, the Company and the Bank are considered to be “well-capitalized” under regulatory definitions. To be categorized as well-capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2013 and December 31, 2012, are as presented in the tables:

	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Applicable Regulatory Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2013
Total capital to risk weighted assets:
Consolidated	$193,746	14.7%	$105,656	8.0%	$132,070	10.0%
Wilson Bank	190,911	14.5	105,622	8.0	132,027	10.0

Tier 1 capital to risk weighted assets:
Consolidated	$177,161	13.4	$52,805	4.0	$79,208	6.0
Wilson Bank	174,326	13.2	52,826	4.0	79,239	6.0

Tier 1 capital
To average assets
Consolidated	$177,161	10.3	$69,001	4.0	N/A	N/A
Wilson Bank	174,326	10.1	69,040	4.0	86,300	5.0

December 31, 2012
Total capital to risk weighted assets:
Consolidated	$178,162	14.2%	$100,373	8.0%	$125,466	10.0%
Wilson Bank	176,652	14.1	100,228	8.0	125,285	10.0

Tier 1 capital to risk weighted assets:
Consolidated	$162,321	12.9	$50,332	4.0	$75,498	6.0
Wilson Bank	160,811	12.8	50,253	4.0	75,380	6.0

Tier 1 capital
To average assets
Consolidated	$162,321	9.8	$66,253	4.0	N/A	N/A
Wilson Bank	160,811	9.7	66,314	4.0	82,892	5.0

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2013.

	(Dollars in Thousands)
	Expected Maturity Date - Year Ending December 31,
	2014	2015	2016	2017	2018	Thereafter	Total	Fair Value
Earning assets:

Loans, net of unearned interest:
Variable rate	$47,370	18,179	5,949	9,303	40,008	650,930	771,739	771,739
Average interest rate	4.58%	4.19%	5.30%	4.91%	4.25%	5.14%	5.03%

Fixed rate	167,128	62,250	40,117	33,856	34,334	97,778	435,463	436,467
Average interest rate	5.15%	5.13%	5.66%	5.28%	4.50%	4.51%	5.04%

Securities	4,751	7,508	6,334	9,034	31,442	304,089	363,158	355,934
Average interest rate	0.85%	1.60%	1.39%	1.50%	1.35%	1.94%	1.85%

Loans held for sale	7,022	—	—	—	—	—	7,022	7,022
Average interest rate	3.09%	—	—	—	—	—	3.09%

Federal funds sold	38,190	—	—	—	—	—	38,190	38,190
Average interest rate	0.21%	—	—	—	—	—	0.21%

Interest-bearing deposits	1,175,877	129,837	48,508	38,167	25,341	—	1,417,730	1,410,373
Average interest rate	0.62%	1.27%	1.32%	1.61%	1.53%	—	0.75%

Securities sold under repurchase agreements	9,078	—	—	—	—	—	9,078	9,076
Average interest rate	0.50%	—	—	—	—	—	0.50%

Impact of Inflation

Although interest rates are significantly affected by inflation, the inflation rate is believed to have an immaterial impact on the Company’s results of operations.

Disclosures About Fair Value of Financial Instruments

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. The definition of fair value focuses on the exit price, i.e., the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, not the entry price, i.e., the price that would be paid to acquire the asset or received to assume the liability at the measurement date. The statement emphasizes that fair value is a market-based measurement and not an entity-specific measurement. Therefore, the fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Valuation Hierarchy

FASB ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

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

Other real estate owned - Other real estate owned (“OREO”) represents real estate foreclosed upon by the Company through loan defaults by customers or acquired in lieu of foreclosure. Substantially all of these amounts relate to lots, homes and development projects that are either completed or are in various stages of construction for which the Company believes it has adequate collateral. Upon foreclosure, the property is recorded at the lower of cost or fair value, based on appraised value, less selling costs estimated as of the date acquired with any loss recognized as a charge-off through the allowance for loan losses. Additional OREO losses for subsequent valuation downward adjustments are determined on a specific property basis and are included as a component of noninterest expense along with holding costs. Any gains or losses realized at the time of disposal are also reflected in noninterest expense, as applicable. OREO is included in Level 3 of the valuation hierarchy due to the lack of observable market inputs into the determination of fair value. Appraisal values are property-specific and sensitive to the changes in the overall economic environment.

Other assets - Included in other assets are certain assets carried at fair value, including the cash surrender value of bank owned life insurance policies and annuity contracts. The Company uses financial information received from insurance carriers indicating the performance of the insurance policies and cash surrender values in determining the carrying value of life

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

insurance. The Company reflects these assets within Level 3 of the valuation hierarchy due to the unobservable inputs included in the valuation of these items. The Company does not consider the fair values of these policies to be materially sensitive to changes in these unobservable inputs.

The following tables present the financial instruments carried at fair value as of December 31, 2013 and December 31, 2012, by caption on the consolidated balance sheet and by FASB ASC 820 valuation hierarchy (as described above) (in thousands):

	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)

December 31, 2013
Investment securities available-for-sale:
U.S. Government sponsored enterprises and agency-backed	$140,818	—	140,818	—
Mortgage-backed securities	175,182	—	175,182	—
State and municipal securities	13,373	—	13,373	—

Total investment securities available-for-sale	329,373	—	329,373	—
Other assets	11,390	—	—	11,390

Total assets at fair value	$340,763	—	329,373	11,390

December 31, 2012
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$122,698	—	122,698	—
Mortgage-backed securities	181,128	—	181,128	—
State and municipal securities	13,452	—	13,452	—

Total investment securities available-for-sale	317,278	—	317,278	—
Other assets	6,315	—	—	6,315

Total assets at fair value	$323,593	—	317,278	6,315

	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)

December 31, 2013
Other real estate owned	$12,869	—	—	$12,869
Nonperforming loans, net (1)	23,380	—	—	23,380

Total	$35,249	—	—	$35,249

December 31, 2012
Other real estate owned	$15,307	—	—	$15,307
Nonperforming loans, net (1)	34,125	—	—	34,125

Total	$49,432	—	—	$49,432

(1)	Amount is net of a valuation allowance of $4.5 million at December 31, 2013 and $6.9 million at December 31, 2012 as required by ASC 310-10, “Receivables.”

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

In the case of the bond portfolio, the Company monitors the valuation technique utilized by various pricing agencies to ascertain when transfers between levels have been affected. The nature of the remaining assets and liabilities is such that transfers in and out of any level are expected to be rare. For the twelve months ended December 31, 2013, there were no transfers between Levels 1, 2 or 3.

The table below includes a roll forward of the balance sheet amounts for the year ended December 31, 2013 (including the change in fair value) for financial instruments classified by the Company within Level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology (in thousands):

	For the Twelve Months Ended December 31,
	2013		2012
	Other Assets	Other Liabilities	Other Assets	Other Liabilities

Fair value, January 1	$6,315	—	2,001	—
Total realized gains included in income	75	—	242	—
Change in unrealized gains/losses included in other comprehensive income for assets and liabilities still held at December 31	—	—	—	—
Purchases, issuances and settlements, net	5,000	—	4,072	—
Transfers out of Level 3	—	—	—	—

Fair value, December 31	$11,390	—	6,315	—

Total realized gains included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31	$—	—	—	—

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments that are not measured at fair value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates, estimates of future cash flows and borrower creditworthiness. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2013 and December 31, 2012. Such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

Deposits, Securities sold under agreements to repurchase, Federal Home Loan Bank advances, Subordinated debt and other borrowings - The carrying amounts of demand deposits, savings deposits and securities sold under agreements to repurchase, approximate their fair values. Fair values for certificates of deposit are estimated using discounted cash flow models, using current market interest rates offered on certificates with similar remaining maturities.

Off-Balance Sheet Instruments - The fair values of the Company’s off-balance-sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value to the Company until such commitments are funded.

The following table presents the carrying amounts, estimated fair value and placement in the fair value hierarchy of the Company’s financial instruments at December 31, 2013 and December 31, 2012. This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization. For financial liabilities such as noninterest bearing demand, interest-bearing demand, and savings deposits, the carrying amount is a reasonable estimate of fair value due to these products having no stated maturity.

(in Thousands)	Carrying/ Notional Amount	Estimated Fair Value(1)	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)

December 31, 2013
Financial assets:
Securities held-to-maturity	$26,823	26,561	—	26,561	—
Loans, net	1,184,267	1,185,271	—	—	1,185,271
Mortgage loans held-for-sale	7,022	7,022	—	—	7,022

Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,563,333	1,554,839	—	—	1,554,839

Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

December 31, 2012
Financial assets:
Securities held-to-maturity	$15,508	16,317	—	16,317	—
Loans, net	1,142,111	1,166,664	—	—	1,166,664
Mortgage loans held-for-sale	15,648	15,648	—	—	15,648

Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,504,506	1,506,186	—	—	1,506,186

Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

(1)

Estimated fair values are consistent with an exit-price concept. The assumptions used to estimate the fair values are intended to approximate those that a market-participant would realize in a hypothetical orderly transaction.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Impact of New Accounting Standards

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income — Presentation of Comprehensive Income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of stockholders’ equity. Rather, it gives an entity the choice to present the components of net income and other comprehensive income in either a single continuous statement or two separate but consecutive statements. The components of comprehensive income and timing of reclassification of an item to net income do not change with this update. ASU 2011-05 requires retrospective application and was effective for annual and interim periods beginning after December 15, 2011. The Company adopted this ASU in the first quarter of 2012 and continues to present a separate Consolidated Statements of Comprehensive Earnings following the Statement of Consolidated Earnings.

In September 2011, the FASB issued ASU No. 2011-8, Intangibles — Goodwill and Other, regarding testing goodwill for impairment. The new guidance provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit (if any). Based on the qualitative assessment, if an entity determines that the fair value of a reporting unit is more than its carrying amount, the two-step goodwill impairment test is not required. The new guidance was adopted by the Company beginning January 1, 2012 and was used in our annual assessment as of December 31, 2013. The results of our qualitative assessment indicated that the fair value of our reporting units was more than its carrying value, and accordingly, the two-step goodwill impairment test was not performed.

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (Topic 820): Fair Value Measurement (ASU 2011-04), to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for level 3 fair value measurements. ASU 2011-04 was adopted by the Company in its first quarter of fiscal 2012.

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” which provides disclosure guidance on amounts reclassified out of AOCI by component. The objective of this ASU is to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments in this ASU seek to attain that objective by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles (GAAP) to be reclassified in its entirety to net income in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosure required under U.S. GAAP that provide additional detail about those amounts. The ASU became effective prospectively for annual and interim periods beginning after December 15, 2012. The adoption did not have any impact on our financial position or results of operations but has impacted our financial statement disclosure. As shown on the statement of comprehensive earnings for the three years ended December 31, 2013, the Company reclassified approximately $48,000, $160,000 and $119,000 of net gains out of other comprehensive earnings into gain on the sale of investment securities, net of tax.

Holding Company & Stock Information

Wilson Bank Holding Company Directors and Executive Officers

Harold Patton, Chairman; Randall Clemons, President & CEO; Charles Bell; Jimmy Comer; Mackey Bentley; Jerry Franklin; John Freeman; James Anthony Patton; Jack Bell; Elmer Richerson, Executive Vice President.

Common Stock Market Information

The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at February 4, 2014 was 3,553. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company’s stock during the years 2012 and 2013.

On January 1, 2012, a $.30 per share cash dividend was declared and on July 1, 2012 a $.30 per share cash dividend was declared and paid to shareholders of record on those dates. On December 1, 2012 a $.25 per share cash dividend was declared and paid to shareholders of record on this date. On January 1, 2013, a $.30 per share cash dividend was declared and on July 1, 2013, a $.30 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent upon the Company’s profitability, its capital needs, overall financial condition, economic and regulatory consideration.

Annual Meeting and Information Contacts

The Annual Meeting of Shareholders will be held in the Main Office of

Wilson Bank Holding Company at 7:00 P.M., April 8, 2014

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

Stock Prices

2012	High	Low
First Quarter	$41.75	$41.25
Second Quarter	$42.25	$41.75
Third Quarter	$42.75	$42.25
Fourth Quarter	$43.25	$42.75

2013
First Quarter	$43.75	$43.25
Second Quarter	$44.75	$44.25
Third Quarter	$45.25	$44.75
Fourth Quarter	$45.75	$45.25

WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

	In Thousands, Except Per Share Information As Of December 31,
	2013	2012	2011	2010	2009
CONSOLIDATED BALANCE SHEETS:
Total assets end of year	$1,748,971	1,680,820	1,577,370	1,488,106	1,464,008
Loans, net	$1,184,267	1,142,111	1,098,733	1,073,091	1,098,614
Securities	$356,196	332,786	325,195	290,428	261,817
Deposits	$1,554,255	1,493,922	1,406,042	1,331,282	1,310,706
Stockholders’ equity	$177,671	169,698	157,348	144,333	139,557

	Years Ended December 31,
	2013	2012	2011	2010	2009
CONSOLIDATED STATEMENTS OF EARNINGS:

Interest income	$71,814	72,361	72,350	76,180	81,093
Interest expense	10,879	14,107	17,890	24,052	30,795

Net interest income	60,935	58,254	54,460	52,128	50,298

Provision for loan losses	2,177	9,528	8,678	14,834	7,828

Net interest income after provision for loan losses	58,758	48,726	45,782	37,294	42,470
Non-interest income	15,204	16,035	14,476	14,266	13,981
Non-interest expense	48,787	45,098	43,663	36,705	37,704

Earnings before income taxes	25,175	19,663	16,595	14,855	18,747

Income taxes	9,306	7,515	6,545	5,828	7,180

Net earnings	$15,869	12,148	10,050	9,027	11,567

Cash dividends declared	$4,464	6,243	4,348	4,300	4,379

PER SHARE DATA:
Basic earnings per common share	$2.12	1.65	1.38	1.25	1.63
Diluted earnings per common share	$2.12	1.65	1.38	1.25	1.63
Cash dividends	$0.60	0.85	0.60	0.60	0.62
Book value	$23.69	22.87	21.54	19.98	19.53

RATIOS:
Return on average stockholders’ equity	9.20%	7.49%	6.77%	6.44%	8.60%
Return on average assets	0.93%	0.75%	0.66%	0.60%	0.81%
Capital to assets	10.16%	10.10%	9.98%	9.70%	9.53%
Dividends declared per share as percentage of basic earnings per share	28.30%	51.52%	43.48%	48.00%	38.04%

WILSON BANK HOLDING COMPANY

Consolidated Financial Statements

December 31, 2013 and 2012

(With Independent Auditor’s Report Thereon)

MAGGART & ASSOCIATES, P.C.
Public Accountants
Stephen M. Maggart, CPA, ABV, CFF	A Tennessee Professional Corporation	Michael F. Murphy, CPA
Mark Allen, CPA	150 FOURTH AVENUE, NORTH	Jason Ricciardi, CPA, CGMA
James M. Lawson, CPA	SUITE 2150	David B. von Dohlen, CPA
Todd Maggart, CPA, ABV, CFF	NASHVILLE, TENNESSEE 37219-2417	Keith Wilson, CPA, CITP
Telephone (615) 252-6100
Facsimile (615) 252-6105

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Wilson Bank Holding Company:

We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013. We also have audited Wilson Bank Holding Company and Subsidiary’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Wilson Bank Holding Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Wilson Bank Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Nashville, Tennessee

February 3, 2014

WILSON BANK HOLDING COMPANY

Consolidated Balance Sheets

December 31, 2013 and 2012

	Dollars In Thousands
	2013	2012

ASSETS

Loans, net of allowance for loan losses of $22,935 and $25,497, respectively	$1,184,267	1,142,111
Securities:
Held-to-maturity, at amortized cost (market value $26,561 and $16,317, respectively)	26,823	15,508
Available-for-sale, at market (amortized cost $336,335 and $313,111, respectively)	329,373	317,278

Total securities	356,196	332,786

Loans held for sale	7,022	15,648
Federal funds sold	38,190	23,780
Restricted equity securities, at cost	3,012	3,012

Total earning assets	1,588,687	1,517,337

Cash and due from banks	73,314	82,884
Premises and equipment, net	38,176	35,853
Accrued interest receivable	5,063	5,426
Deferred income taxes	11,437	8,243
Other real estate	12,869	15,307
Goodwill	4,805	4,805
Other assets	14,620	10,965

Total assets	$1,748,971	1,680,820

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,554,255	1,493,922
Securities sold under repurchase agreements	9,078	10,584
Accrued interest and other liabilities	7,967	6,616

Total liabilities	1,571,300	1,511,122

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 15,000,000 shares, 7,498,588 and 7,419,204 shares issued and outstanding, respectively	14,997	14,838
Additional paid-in capital	54,519	51,242
Retained earnings	112,451	101,046
Net unrealized gains (losses) on available-for-sale securities, net of taxes of $2,666 and $1,595, respectively	(4,296)	2,572

Total stockholders’ equity	177,671	169,698

COMMITMENTS AND CONTINGENCIES

Total liabilities and stockholders’ equity	$1,748,971	1,680,820

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Earnings

Three Years Ended December 31, 2013

	Dollars In Thousands (except per share data)
	2013	2012	2011

Interest income:
Interest and fees on loans	$66,177	66,080	66,031
Interest and dividends on securities:
Taxable securities	4,411	5,253	5,437
Exempt from Federal income taxes	603	464	420
Interest on loans held for sale	258	307	237
Interest on Federal funds sold	215	129	97
Interest and dividends on restricted equity securities	150	128	128

Total interest income	71,814	72,361	72,350

Interest expense:
Interest on negotiable order of withdrawal accounts	1,589	1,942	2,176
Interest on money market accounts and other savings accounts	2,407	2,705	2,966
Interest on certificates of deposit and individual retirement accounts	6,832	9,403	12,693
Interest on securities sold under repurchase agreements	50	56	53
Interest on Federal funds purchased	1	1	2

Total interest expense	10,879	14,107	17,890

Net interest income before provision for loan losses	60,935	58,254	54,460
Provision for loan losses	(2,177)	(9,528)	(8,678)

Net interest income after provision for loan losses	58,758	48,726	45,782
Non-interest income	15,204	16,035	14,476
Non-interest expense	(48,787)	(45,098)	(43,663)

Earnings before income taxes	25,175	19,663	16,595

Income taxes	9,306	7,515	6,545

Net earnings	$15,869	12,148	10,050

Basic earnings per common share	$2.12	1.65	1.38

Diluted earnings per common share	$2.12	1.65	1.38

Weighted average common shares outstanding:
Basic	7,472,373	7,360,485	7,280,907

Diluted	7,477,171	7,365,648	7,288,122

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Comprehensive Earnings

Three Years Ended December 31, 2013

	Dollars In Thousands
	2013	2012	2011

Net earnings	$15,869	12,148	10,050

Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $4,231, $1,158 and $2,685, respectively	(6,820)	1,867	4,330
Reclassification adjustment for net gains included in net earnings, net of taxes of $30, $100 and $73, respectively	(48)	(160)	(119)

Other comprehensive earnings (losses)	(6,868)	1,707	4,211

Comprehensive earnings	$9,001	13,855	14,261

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Changes in Stockholders’ Equity

Three Years Ended December 31, 2013

	Dollars In Thousands
	Common Stock	Additional Paid-In Capital	Retained Earnings	Net Unrealized Gain (Loss) On Available-For- Sale Securities	Total

Balance December 31, 2010	14,450	43,790	89,439	(3,346)	144,333

Cash dividends declared, $.60 per share	—	—	(4,348)	—	(4,348)

Issuance of 79,962 shares of stock pursuant to dividend reinvestment plan	160	3,058	—	—	3,218

6,148 common shares repurchased	(13)	(237)	—	—	(250)

Issuance of 5,284 shares of stock pursuant to exercise of stock options	11	99	—	—	110

Share based compensation expense	—	24	—	—	24

Net change in unrealized gain on available-for-sale securities during the year, net of taxes of $2,612	—	—	—	4,211	4,211

Net earnings for the year	—	—	10,050	—	10,050

Balance December 31, 2011	14,608	46,734	95,141	865	157,348

Cash dividends declared, $.85 per share	—	—	(6,243)	—	(6,243)

Issuance of 106,230 shares of stock pursuant to dividend reinvestment plan	212	4,306	—	—	4,518

Issuance of 8,788 shares of stock pursuant to exercise of stock options	18	171	—	—	189

Share based compensation expense	—	31	—	—	31

Net change in unrealized gain on available-for-sale securities during the year, net of taxes of $1,058	—	—	—	1,707	1,707

Net earnings for the year	—	—	12,148	—	12,148

Balance December 31, 2012	14,838	51,242	101,046	2,572	169,698

Cash dividends declared, $.60 per share	—	—	(4,464)	—	(4,464)

Issuance of 73,411 shares of stock pursuant to dividend reinvestment plan	147	3,101	—	—	3,248

Issuance of 5,973 shares of stock pursuant to exercise of stock options	12	144	—	—	156

Share based compensation expense	—	32	—	—	32

Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $4,261	—	—	—	(6,868)	(6,868)

Net earnings for the year	—	—	15,869	—	15,869

Balance December 31, 2013	$14,997	54,519	112,451	(4,296)	177,671

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Cash Flows

Three Years Ended December 31, 2013

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2013	2012	2011

Cash flows from operating activities:
Interest received	$75,201	76,329	75,013
Fees received	11,816	12,171	12,215
Other income received	—	3	—
Proceeds from sales of loans	121,055	137,836	106,179
Origination of loans held for sale	(109,131)	(135,107)	(111,040)
Interest paid	(11,396)	(14,876)	(18,642)
Cash paid to suppliers and employees	(41,968)	(38,789)	(35,835)
Income taxes paid	(8,413)	(8,152)	(7,666)

Net cash provided by operating activities	37,164	29,415	20,224

Cash flows from investing activities:
Purchase of available-for-sale securities	(109,662)	(217,500)	(252,525)
Proceeds from calls, maturities and paydowns of available-for-sale securities	76,811	173,266	197,133
Proceeds from sale of available-for-sale securities	6,867	37,353	26,452
Purchase of held-to-maturity securities	(14,250)	(2,587)	(3,348)
Proceeds from maturities and paydowns of held-to-maturity securities	2,749	1,437	2,195
Loans made to customers, net of repayments	(48,636)	(61,432)	(47,353)
Purchase of annuity contracts and life insurance	—	(4,072)	(386)
Purchase of Bank owned life insurance	(5,000)	—	—
Purchase of bank premises and equipment	(4,074)	(1,946)	(4,987)
Proceeds from sale of other assets	51	70	94
Proceeds from sale of other real estate	5,053	8,977	4,020

Net cash used in investing activities	(90,091)	(66,434)	(78,705)

Cash flows from financing activities:
Net increase in non-interest bearing, savings, NOW and money market deposit accounts	95,320	123,050	92,092
Net decrease in time deposits	(34,987)	(35,170)	(17,332)
Net increase (decrease) in securities sold under agreements to repurchase	(1,506)	3,165	883
Dividends paid	(4,464)	(6,243)	(4,348)
Proceeds from sale of common stock pursuant to dividend reinvestment	3,248	4,518	3,218
Proceeds from sale of common stock pursuant to exercise of stock options	156	189	110
Repurchase of common shares	—	—	(250)

Net cash provided by financing activities	57,767	89,509	74,373

Net increase in cash and cash equivalents	4,840	52,490	15,892

Cash and cash equivalents at beginning of year	106,664	54,174	38,282

Cash and cash equivalents at end of year	$111,504	106,664	54,174

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Cash Flows, Continued

Three Years Ended December 31, 2013

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2013	2012	2011

Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$15,869	12,148	10,050
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	4,787	5,106	4,228
Provision for loan losses	2,177	9,528	8,678
Share based compensation expense	32	31	24
Provision for deferred tax expense (benefit)	1,068	(814)	(1,471)
Write downs and loss on sales of other real estate	1,642	3,286	3,560
Loss on sales of other assets	3	2	15
Gain on sale of premises and equipment	(12)	—	—
Security gains	(78)	(259)	(192)
Decrease (increase) in loans held for sale	8,626	(873)	(6,930)
Increase (decrease) in taxes payable	(175)	177	350
Decrease in other assets	1,337	700	1,340
Decrease in accrued interest receivable	363	504	322
Decrease in interest payable	(517)	(769)	(752)
Increase in accrued expenses	2,042	648	1,002

Total adjustments	21,295	17,267	10,174

Net cash provided by operating activities	$37,164	29,415	20,224

Supplemental Schedule of Non-Cash Activities:

Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $4,261 in 2013, $1,058 in 2012, and $2,612 in 2011	$(6,868)	1,707	4,211

Non-cash transfers from loans to other real estate	$5,539	9,236	17,170

Non-cash transfers from other real estate to loans	$1,282	783	4,214

Non-cash transfers from loans to other assets	$46	73	77

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

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

Residential 1-4 family, commercial real estate and construction mortgage loans, represented 28%, 44% and 16% and 29%, 40% and 16% of the loan portfolio at December 31, 2013 and 2012, respectively.

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

As part of our routine credit monitoring process, the Company performs regular credit reviews of the loan portfolio and loans receive risk ratings by the assigned credit officer, which are subject to validation by our independent loan review department. Risk ratings are categorized as pass, special mention, substandard or doubtful. The Company believes that our categories follow those outlined by our primary regulator.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

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

Management provides for loan losses by establishing an allowance. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are individually classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and other adjustments based on management’s assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

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

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Trading securities are recorded at fair value with changes in fair value included in earnings. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value based on available market prices, with unrealized gains and losses excluded from earnings and reported in other comprehensive income on an after-tax basis. Securities classified as “available for sale” are held for indefinite periods of time and may be sold in response to movements in market interest rates, changes in the maturity or mix of Company assets and liabilities or demand for liquidity. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Other-than-temporary Impairment - Impaired securities are assessed quarterly for the presence of other-than-temporary impairment (“OTTI”). A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in the carrying amount of the security. To determine whether OTTI has occurred, management considers whether the entity expects to recover the entire amortized cost basis of the security by reviewing the present value of the future cash flows associated with the security. The shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is referred to as a credit loss and is deemed to be OTTI. If a credit loss is identified, the credit loss is recognized as a charge to earnings and a new cost basis for the security is established. If management concludes that no credit loss exists and it is not “more-likely-than-not” that it will be required to sell the security before maturity, then the security is not deemed OTTI and the shortfall is recorded as a component of equity.

No securities have been classified as trading securities.

(h)	Federal Home Loan Bank Stock

The Company, as a member of the Federal Home Loan Bank (“FHLB”) Cincinnati system, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at par value, which approximates its fair value. Management reviews for impairment based on the ultimate recoverability of the cost basis in the FHLB stock. As of December 31, 2013, the minimum required investment was approximately $2,495,000. Stock redemptions are at the discretion of the FHLB.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

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

Premises and equipment are stated at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the related assets. Gains or losses realized on items retired and otherwise disposed of is credited or charged to operations and cost and related accumulated depreciation are removed from the asset and accumulated depreciation accounts.

Expenditures for major renovations and improvements of premises and equipment are capitalized and those for maintenance and repairs are charged to earnings as incurred.

(k)	Other Real Estate

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less the estimated cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to their acquisition by the Company, valuations of these assets are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance [i.e. any direct write-downs] are included in net expenses from foreclosed assets.

(l)	Intangible Assets

The Financial Accounting Standards Board “FASB” Accounting Standards Codification “ASC” 350, Goodwill and Other Intangible Assets requires that management determine the allocation of intangible assets into identifiable groups at the date of acquisition and that appropriate amortization periods be established. Under the provisions of FASB ASC 350, goodwill is not to be amortized; rather, it is to be monitored for impairment and written down to the impairment value at the time impairment occurs. The Company has determined that no impairment loss needs to be recognized related to its goodwill.

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

The Company accounts for Income Taxes in accordance with income tax accounting guidance (FASB ASC 740, Income Taxes). The Company follows accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

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

Stock compensation accounting guidance (FASB ASC 718, “Compensation - Stock Compensation”) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options.

(r)	Advertising Costs

Advertising costs are expensed as incurred by the Company and totaled $2,104,000, $1,230,000 and $1,019,000 for 2013, 2012 and 2011, respectively.

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

December 31, 2013, 2012 and 2011

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

Certain reclassifications have been made to the 2012 and 2011 figures to conform to the presentation for 2013.

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

(w)	Recently Adopted Accounting Pronouncements

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income — Presentation of Comprehensive Income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of stockholders’ equity. Rather, it gives an entity the choice to present the components of net income and other comprehensive income in either a single continuous statement or two separate but consecutive statements. The components of comprehensive income and timing of reclassification of an item to net income did not change with this update. ASU 2011-05 requires retrospective application and was effective for annual and interim periods beginning after December 15, 2011. The Company adopted this ASU in the first quarter of 2012 and continues to present a separate Consolidated Statement of Comprehensive Earnings following the Consolidated Statements of Earnings.

In September 2011, the FASB issued ASU No. 2011-8, Intangibles — Goodwill and Other, regarding testing goodwill for impairment. The new guidance provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit (if any). Based on the qualitative assessment, if an entity determines that the fair value of a reporting unit is more than its carrying amount, the two-step goodwill impairment test is not required. The new guidance was adopted by the Company beginning January 1, 2012 and was used in our annual assessment as of December 31, 2013. The results of our qualitative assessment indicated that the fair value of our reporting units was more than its carrying value, and accordingly, the two-step goodwill impairment test was not performed.

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (Topic 820): Fair Value Measurement (“ASU 2011-04”), to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for level 3 fair value measurements. ASU 2011-04 was adopted by the Company in its first quarter of fiscal 2012.

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” which provides disclosure guidance on amounts reclassified out of Accumulated Other Comprehensive Income by component. The adoption of this ASU did not have any impact on the Company’s financial position or results of operations but has impacted our financial statement disclosure. As shown on the statement of comprehensive earnings for the three years ended December 31, 2013, the Company reclassified approximately $48,000, $160,000 and $119,000 of net gains out of other comprehensive earnings into gain on the sale of investment securities, net of tax.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(2)	Loans and Allowance for Loan Losses

The classification of loans at December 31, 2013 and 2012 is as follows:

	In Thousands
	2013	2012

Mortgage loans on real estate:
Residential 1-4 family	$332,432	341,977
Multifamily	13,920	16,140
Commercial	526,258	469,757
Construction	194,426	190,356
Farmland	22,771	26,319
Second mortgages	10,511	12,477
Equity lines of credit	34,185	36,260

Total mortgage loans on real estate	1,134,503	1,093,286

Commercial loans	29,444	30,545

Agriculture loans	2,099	2,238

Consumer installment loans:
Personal	37,789	38,463
Credit cards	3,329	3,250

Total consumer installment loans	41,118	41,713

Other loans	3,291	2,738

	1,210,455	1,170,520

Net deferred loan fees	(3,253)	(2,912)

Total loans	1,207,202	1,167,608

Less: Allowance for loan losses	(22,935)	(25,497)

Loans, net	$1,184,267	1,142,111

At December 31, 2013, variable rate loans were $771,739,000 and fixed rate loans totaled $435,463,000. At December 31, 2012, variable rate and fixed rate loans totaled $753,501,000 and $414,107,000, respectively.

In the normal course of business, Wilson Bank has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $10,821,000 and $9,309,000 at December 31, 2013 and 2012, respectively. None of these loans were restructured, charged-off or involved more than the normal risk of collectibility or presented other unfavorable features during the past three years.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(2)	Loans and Allowance for Loan Losses, Continued

An analysis of the activity with respect to such loans to related parties is as follows:

	In Thousands
	December 31,
	2013	2012

Balance, January 1	$9,309	9,872
New loans and renewals during the year	9,984	5,735
Repayments (including loans paid by renewal) during the year	(8,472)	(6,298)

Balance, December 31	$10,821	9,309

A director of the Company performs appraisals related to certain loan customers. Fees paid to the director for these services were $237,000, $364,000 and $198,000 in 2013, 2012 and 2011, respectively.

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

The following tables, present the Company’s impaired loans at December 31, 2013 and 2012:

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

December 31, 2013

With no related allowance recorded:
Residential 1-4 family	$357	404	—	2,947	16
Multifamily	—	—	—	—	—
Commercial real estate	7,234	7,199	—	3,750	260
Construction	1,393	1,393	—	2,265	11
Farmland	—	—	—	—	—
Second mortgages	606	606	—	665	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	52	—
Agricultural	—	—	—	—	—

	$9,590	9,602	—	9,679	287

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(2)	Loans and Allowance for Loan Losses, Continued

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

December 31, 2013

With allowance recorded:
Residential 1-4 family	$3,972	4,186	1,150	5,107	187
Multifamily	—	—	—	—	—
Commercial real estate	10,589	12,226	2,300	11,834	264
Construction	2,413	2,413	950	5,859	—
Farmland	131	131	57	1,818	8
Second mortgages	156	155	49	157	—
Equity lines of credit	174	174	10	175	9
Commercial	—	—	—	—	—
Agricultural	—	—	—	—	—

	$17,435	19,285	4,516	24,950	468

Total:
Residential 1-4 family	$4,329	4,590	1,150	8,054	203
Multifamily	—	—	—	—	—
Commercial real estate	17,823	19,425	2,300	15,584	524
Construction	3,806	3,806	950	8,124	11
Farmland	131	131	57	1,818	8
Second mortgages	762	761	49	822	—
Equity lines of credit	174	174	10	175	9
Commercial	—	—	—	52	—
Agricultural	—	—	—	—	—

	$27,025	28,887	4,516	34,629	755

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

December 31, 2012

With no related allowance recorded:
Residential 1-4 family	$3,418	3,418	—	4,134	215
Multifamily	—	—	—	103	—
Commercial real estate	4,439	5,439	—	5,371	66
Construction	1,952	4,252	—	6,166	74
Farmland	—	—	—	37	—
Second mortgages	606	606	—	667	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural	—	—	—	—	—

	$10,415	13,715	—	16,478	355

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(2)	Loans and Allowance for Loan Losses, Continued

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

December 31, 2012

With allowance recorded:
Residential 1-4 family	$5,950	5,950	1,318	6,084	325
Multifamily	—	—	—	—	—
Commercial real estate	12,504	12,504	2,319	14,580	509
Construction	8,963	8,963	2,014	8,171	52
Farmland	2,826	2,826	1,160	3,155	57
Second mortgages	156	156	47	155	10
Equity lines of credit	172	172	3	223	9
Commercial	—	—	—	216	—
Agricultural	—	—	—	—	—

	$30,571	30,571	6,861	32,584	962

Total:
Residential 1-4 family	$9,368	9,368	1,318	10,218	540
Multifamily	—	—	—	103	—
Commercial real estate	16,943	17,943	2,319	19,951	575
Construction	10,915	13,215	2,014	14,337	126
Farmland	2,826	2,826	1,160	3,192	57
Second mortgages	762	762	47	822	10
Equity lines of credit	172	172	3	223	9
Commercial	—	—	—	216	—
Agricultural	—	—	—	—	—

	$40,986	44,286	6,861	49,062	1,317

The following tables present the Company’s nonaccrual loans, credit quality indicators and past due loans as of December 31, 2013 and 2012.

Loans on Nonaccrual Status

	In Thousands
	2013	2012

Residential 1-4 family	$726	930
Multifamily	—	—
Commercial real estate	21	4,445
Construction	3,524	9,626
Farmland	700	1,248
Second mortgages	606	606
Equity lines of credit	—	—
Commercial	—	—
Agricultural	—	—
Installment and other	—	—

Total	$5,577	16,855

The amount of interest income that would have been recognized for the years ended December 31, 2013 and 2012 amounted to $296,000 and $775,000, respectively, if the above nonaccrual loans had been current.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(2)	Loans and Allowance for Loan Losses, Continued

Potential problem loans, which include nonperforming loans, amounted to approximately $38.0 million at December 31, 2013 compared to $49.4 million at December 31, 2012. Potential problem loans represent those loans with a well defined weakness and where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower’s ability to comply with present repayment terms. This definition is believed to be substantially consistent with the standards established by the FDIC, the Company’s primary federal regulator, for loans classified as special mention, substandard, or doubtful, excluding the impact of nonperforming loans.

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

Credit Quality Indicators

	In Thousands
	Residential 1-4 Family	Multifamily	Commercial Real Estate	Construction	Farmland	Second Mortgages	Equity Lines of Credit	Commercial	Agricultural	Installment and Other	Total

Credit Risk Profile by Internally Assigned Grade

December 31, 2013

Pass	$319,762	13,920	507,769	190,083	22,324	9,135	33,964	29,298	2,089	44,159	1,172,503
Special mention	9,460	—	5,308	367	64	665	174	26	3	43	16,110
Substandard	3,210	—	13,181	3,976	383	711	47	120	7	207	21,842
Doubtful	—	—	—	—	—	—	—	—	—	—	—

Total	$332,432	13,920	526,258	194,426	22,771	10,511	34,185	29,444	2,099	44,409	1,210,455

December 31, 2012

Pass	$326,648	16,087	452,350	179,114	23,253	11,123	35,756	30,499	2,215	44,057	1,121,102
Special mention	9,969	53	5,699	282	71	477	295	32	5	98	16,981
Substandard	5,360	—	11,708	10,960	2,995	877	209	14	18	296	32,437
Doubtful	—	—	—	—	—	—	—	—	—	—	—

Total	$341,977	16,140	469,757	190,356	26,319	12,477	36,260	30,545	2,238	44,451	1,170,520

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(2)	Loans and Allowance for Loan Losses, Continued

Age Analysis of Past Due Loans

	In Thousands
	30-59 Days Past Due	60-89 Days Past Due	Nonaccrual and Greater Than 90 Days	Total Nonaccrual and Past Due	Current	Total Loans	Recorded Investment Greater Than 90 Days and Accruing

December 31, 2013

Residential 1-4 family	$5,034	221	1,582	6,837	325,595	332,432	856
Multifamily	—	—	—	—	13,920	13,920	—
Commercial real estate	287	19	710	1,016	525,242	526,258	689
Construction	948	20	3,795	4,763	189,663	194,426	271
Farmland	8	—	700	708	22,063	22,771	—
Second mortgages	78	—	611	689	9,822	10,511	5
Equity lines of credit	48	27	—	75	34,110	34,185	—
Commercial	122	—	285	407	29,037	29,444	285
Agricultural, installment and other	484	115	27	626	45,882	46,508	27

Total	$7,009	402	7,710	15,121	1,195,334	1,210,455	2,133

December 31, 2012

Residential 1-4 family	$5,297	1,448	1,524	8,269	333,708	341,977	594
Multifamily	—	—	—	—	16,140	16,140	—
Commercial real estate	1,599	710	4,470	6,779	462,978	469,757	25
Construction	796	72	9,650	10,518	179,838	190,356	24
Farmland	260	43	1,248	1,551	24,768	26,319	—
Second mortgages	396	7	677	1,080	11,397	12,477	71
Equity lines of credit	186	173	46	405	35,855	36,260	46
Commercial	204	24	54	282	30,263	30,545	54
Agricultural, installment and other	488	143	105	736	45,953	46,689	105

Total	$9,226	2,620	17,774	29,620	1,140,900	1,170,520	919

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(2)	Loans and Allowance for Loan Losses, Continued

Transactions in the allowance for loan losses for the years ended December 31, 2013 and 2012 are summarized as follows:

	In Thousands
	Residential 1-4 Family	Multifamily	Commercial Real Estate	Construction	Farmland	Second Mortgages	Equity Lines of Credit	Commercial	Agricultural	Installment and Other	Total

December 31, 2013

Allowance for loan losses:

Beginning balance	$5,699	89	9,305	7,191	1,658	272	492	382	15	394	25,497
Provision	36	(12)	3,063	(741)	(266)	(70)	(89)	131	(14)	139	2,177
Charge-offs	(877)	—	(1,478)	(1,470)	(781)	(7)	(104)	(149)	(1)	(380)	(5,247)
Recoveries	77	—	28	179	7	10	1	31	7	168	508

Ending balance	$4,935	77	10,918	5,159	618	205	300	395	7	321	22,935

Ending balance individually evaluated for impairment	$1,150	—	2,300	950	57	49	10	—	—	—	4,516

Ending balance collectively evaluated for impairment	$3,785	77	8,618	4,209	561	156	290	395	7	321	18,419

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—	—

Loans:

Ending balance	$332,432	13,920	526,258	194,426	22,771	10,511	34,185	29,444	2,099	44,409	1,210,455

Ending balance individually evaluated for impairment	$4,303	—	17,722	3,806	130	761	174	—	—	—	26,896

Ending balance collectively evaluated for impairment	$328,129	13,920	508,536	190,620	22,641	9,750	34,011	29,444	2,099	44,409	1,183,559

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—	—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(2)	Loans and Allowance for Loan Losses, Continued

	In Thousands
	Residential 1-4 Family	Multifamily	Commercial Real Estate	Construction	Farmland	Second Mortgages	Equity Lines of Credit	Commercial	Agricultural	Installment and Other	Total

December 31, 2012

Allowance for loan losses:

Beginning balance	$5,414	54	8,242	6,223	1,829	326	653	1,309	19	456	24,525
Provision	1,557	35	5,021	3,020	284	62	(65)	(544)	(4)	162	9,528
Charge-offs	(1,331)	—	(4,057)	(2,226)	(462)	(120)	(96)	(454)	—	(412)	(9,158)
Recoveries	59	—	99	174	7	4	—	71	—	188	602

Ending balance	$5,699	89	9,305	7,191	1,658	272	492	382	15	394	25,497

Ending balance individually evaluated for impairment	$1,318	—	2,319	2,014	1,160	47	3	—	—	—	6,861

Ending balance collectively evaluated for impairment	$4,381	89	6,986	5,177	498	225	489	382	15	394	18,636

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—	—

Loans:

Ending balance	$341,977	16,140	469,757	190,356	26,319	12,477	36,260	30,545	2,238	44,451	1,170,520

Ending balance individually evaluated for impairment	$9,368	—	16,943	10,915	2,826	762	172	—	—	—	40,986

Ending balance collectively evaluated for impairment	$332,609	16,140	452,814	179,441	23,493	11,715	36,088	30,545	2,238	44,451	1,129,534

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—	—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(2)	Loans and Allowance for Loan Losses, Continued

The following table outlines the amount of each troubled debt restructuring categorized by loan classification as of December 31, 2013 and 2012 (dollars in thousands):

	December 31, 2013			December 31, 2012
	Number of Contracts	Pre Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment, Net of Related Allowance	Number of Contracts	Pre Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment, Net of Related Allowance

Residential 1-4 family	6	$800	$800	1	$365	$275
Multifamily	—	—	—	—	—	—
Commercial real estate	2	5,522	3,291	1	416	355
Construction	1	282	282	4	5,153	3,898
Farmland	—	—	—	1	1,445	595
Second mortgages	1	24	24	—	—	—
Equity lines of credit	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Agricultural, installment and other	2	13	13	2	17	17

Total	12	$6,641	$4,410	9	$7,396	$5,140

As of December 31, 2013 and 2012, the Company did not have any loans previously classified as troubled debt restructurings subsequently default within twelve months of the restructuring. A default is defined as an occurrence which violates the terms of the receivable’s contract.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

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

In 2013, 2012 and 2011, the Company originated loans in the secondary market of $109,131,000, $135,107,000 and $111,040,000, respectively. The fees and gain on sale of these loans totaled $3,298,000, $3,602,000 and $2,069,000 in 2013, 2012 and 2011, respectively. The Company sells loans to third-party investors on a loan-by-loan basis and has not entered into any forward commitments with investors for future bulk sales. All of these loans sales transfer servicing rights to the buyer.

At December 31, 2013 and 2012, total loans sold with recourse in the secondary market aggregated $111,914,000 and $131,322,000, respectively. At December 31, 2013, Wilson Bank has not been required to repurchase a significant amount of the loans originated by Wilson Bank and sold in the secondary market. Management expects no material losses to result from these recourse provisions.

(3)	Debt and Equity Securities

Debt and equity securities have been classified in the consolidated balance sheet according to management’s intent. Debt and equity securities at December 31, 2013 consist of the following:

	Securities Held-To-Maturity
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Mortgage-backed:
Government-sponsored enterprises (GSEs)* residential	$8,649	73	520	8,202
Obligations of states and political subdivisions	18,174	424	239	18,359

	$26,823	497	759	26,561

	Securities Available-For-Sale
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Government-sponsored enterprises (GSEs) and agency-backed securities*	$146,769	10	5,961	140,818
Mortgage-backed:
GSE residential	175,855	808	1,481	175,182
Obligations of states and political subdivisions	13,711	71	409	13,373

	$336,335	889	7,851	329,373

*

Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, Government National Mortgage Association and Small Business Administration.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(3)	Debt and Equity Securities, Continued

The Company’s classification of securities at December 31, 2012 is as follows:

	Securities Held-To-Maturity
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Mortgage-backed:
Government-sponsored enterprises (GSEs)* residential	$2,918	122	—	3,040
Obligations of states and political subdivisions	12,590	687	—	13,277

	$15,508	809	—	16,317

	Securities Available-For-Sale
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Government-sponsored enterprises (GSEs)*	$122,110	643	55	122,698
Mortgage-backed:
GSE residential	177,787	3,373	32	181,128
Obligations of states and political subdivisions	13,214	267	29	13,452

	$313,111	4,283	116	317,278

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association.

Included in mortgage-backed GSE residential available for sale securities are collateralized mortgage obligations totaling $5,617,000 (fair value of $5,674,000) and $9,262,000 (fair value of $9,357,000) at December 31, 2013 and 2012, respectively.

The amortized cost and estimated market value of debt securities at December 31, 2013, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	In Thousands
Securities Held-To-Maturity	Amortized Cost	Estimated Market Value

Due in one year or less	$660	664
Due after one year through five years	8,322	8,599
Due after five years through ten years	5,386	5,418
Due after ten years	3,806	3,678

	18,174	18,359
Mortgage-backed securities	8,649	8,202

	$26,823	26,561

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(3)	Debt and Equity Securities, Continued

	In Thousands
Securities Available-For-Sale	Amortized Cost	Estimated Market Value

Due in one year or less	$4,091	4,102
Due after one year through five years	45,989	45,304
Due after five years through ten years	99,183	94,162
Due after ten years	6,415	5,891

	155,678	149,459
Mortgage and asset-backed securities	180,657	179,914

	$336,335	329,373

Results from sales of debt and equity securities are as follows:

	In Thousands
	2013	2012	2011

Gross proceeds	$6,867	37,353	26,452

Gross realized gains	$78	$261	192
Gross realized losses	—	(2)	—

Net realized gains	$78	$259	192

Securities carried in the balance sheet of approximately $156,443,000 (approximate market value of $151,345,000) and $125,593,000 (approximate market value of $126,758,000) were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2013 and 2012, respectively.

Included in the securities above are $18,391,000 (approximate market value of $18,545,000) and $12,807,000 (approximate market value of $13,475,000) at December 31, 2013 and 2012, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

Securities that have rates that adjust prior to maturity totaled $12,000 (approximate market value of $12,000) and $16,000 (approximate market value of $16,000) at December 31, 2013 and 2012, respectively.

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2013.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(3)	Debt and Equity Securities, Continued

Available for sale and held to maturity securities that have been in a continuous unrealized loss position at December 31, 2013 are as follows:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses
Held to Maturity Securities:
Debt securities:
Mortgage-backed:
GSE residential	$6,678	$520	5	$—	$—	—	$6,678	$520

Obligations of states and political subdivisions	7,817	231	21	343	8	2	8,160	239

	$14,495	$751	26	$343	$8	2	$14,838	$759

Available-for-Sale Securities:
Debt securities:
GSEs and agency-backed	$108,234	$4,358	37	$19,479	$1,603	7	$127,713	$5,961

Mortgage-backed:
GSE residential	97,805	1,449	32	1,866	32	2	99,671	1,481

Obligations of states and political subdivisions	5,645	95	14	4,766	314	14	10,411	409

	$211,684	$5,902	83	$26,111	$1,949	23	$237,795	$7,851

(4)	Restricted Equity Securities

Restricted equity securities consists of stock of the Federal Home Loan Bank amounting to $3,012,000 at December 31, 2013 and 2012. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

(5)	Premises and Equipment

The detail of premises and equipment at December 31, 2013 and 2012 is as follows:

	In Thousands
	2013	2012

Land	$15,140	15,115
Buildings	25,859	25,114
Leasehold improvements	140	140
Furniture and equipment	6,698	5,765
Automobiles	123	119
Construction-in-progress	1,100	—

	49,060	46,253
Less accumulated depreciation	(10,884)	(10,400)

	$38,176	35,853

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(5)	Premises and Equipment, Continued

During 2013 and 2012 payments of $1,154,000 and $343,000, respectively, were made to a director for building repairs and maintenance and construction of buildings.

Depreciation expense was $1,763,000, $1,530,000 and $1,491,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

(6)	Acquired Intangible Assets and Goodwill

The intangible assets result from the excess of purchase price over the applicable book value of the net assets acquired of 50% owned subsidiaries in 2005.

The premium on purchased deposits was amortized on a straight-line basis over 7 years ending in 2012. Amortization was $112,000, $396,000 and $396,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

	In Thousands
	2013	2012
Goodwill:
Balance at January 1,	$4,805	4,805
Goodwill acquired during year	—	—
Impairment loss	—	—

Balance at December 31,	$4,805	4,805

(7)	Other Assets

Other assets were $14,620,000 and $10,965,000 at December 31, 2013 and 2012, respectively. During 2009, the FDIC required all members to prepay three years of estimated deposit insurance premiums. The Company’s assessment was $7,176,000. As of December 31, 2013 the Company did not have a prepaid FDIC insurance balance. As of December 31, 2012 the Company had $2,176,000 remaining in prepaid FDIC insurance.

(8)	Deposits

Deposits at December 31, 2013 and 2012 are summarized as follows:

	In Thousands
	2013	2012

Demand deposits	$136,525	126,953
Savings accounts	93,130	94,441
Negotiable order of withdrawal accounts	329,572	310,080
Money market demand accounts	406,984	339,417
Certificates of deposit $100,000 or greater	251,722	260,641
Other certificates of deposit	240,815	263,095
Individual retirement accounts $100,000 or greater	42,487	44,845
Other individual retirement accounts	53,020	54,450

	$1,554,255	1,493,922

Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2013 are as follows:

(In Thousands)
Maturity	Total

2014	$346,191
2015	129,837
2016	48,508
2017	38,167
2018	25,341
Thereafter	—

$588,044

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(8)	Deposits, Continued

The aggregate amount of overdrafts reclassified as loans receivable was $212,000 and $256,000 at December 31, 2013 and 2012, respectively.

As of December 31, 2013 and 2012, the Bank was not required to maintain a cash balance with the Federal Reserve.

(9)	Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements were $9,078,000 and $10,584,000 at December 31, 2013 and 2012, respectively. The maximum amounts of outstanding repurchase agreements at any month end during 2013 and 2012 was $10,527,000 and $10,584,000, respectively. The average daily balance outstanding during 2013 and 2012 was $9,438,000 and $8,426,000, respectively. The weighted-average interest rate on the outstanding balance at December 31, 2013 and 2012 was .50% and .52% , respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

(10)	Non-Interest Income and Non-Interest Expense

The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

	In Thousands
	2013	2012	2011

Non-interest income:
Service charges on deposits	$4,090	4,568	5,356
Other fees and commissions	7,726	7,603	6,859
Security gains, net	78	259	192
Fees and gains on sales of loans	3,298	3,602	2,069
Other income	12	3	—

	$15,204	16,035	14,476

	In Thousands
	2013	2012	2011

Non-interest expense:
Employee salaries and benefits	$25,697	23,984	22,723
Occupancy expenses	2,715	2,626	2,524
Furniture and equipment expenses	1,406	1,175	1,156
Loss on sales of other assets, net	3	2	15
Write downs and loss on sales of other real estate, net	1,642	3,286	3,560
Data processing expenses	1,902	1,433	1,322
FDIC insurance	1,220	1,738	1,756
Directors’ fees	707	762	739
Legal fees and litigation losses	2,980	178	63
Other operating expenses	10,515	9,914	9,805

	$48,787	45,098	43,663

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(11)	Income Taxes

The components of the net deferred tax asset are as follows:

	In Thousands
	2013	2012
Deferred tax asset:
Federal	$11,638	10,177
State	1,928	1,616

	13,566	11,793

Deferred tax liability:
Federal	(1,768)	(2,947)
State	(361)	(603)

	(2,129)	(3,550)

	$11,437	8,243

The tax effects of each type of significant item that gave rise to deferred tax assets (liabilities) are:

	In Thousands
	2013	2012

Financial statement allowance for loan losses in excess of tax allowance	$8,330	9,298
Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(1,650)	(1,474)
Financial statement deduction for deferred compensation in excess of deduction for tax purposes	908	879
Writedown of other real estate not deductible for income tax purposes until sold	1,586	1,578
Financial statement income on FHLB stock dividends not recognized for tax purposes	(480)	(480)
Unrealized loss (gain) on securities available-for-sale	2,666	(1,596)
Miscellaneous	77	38

	$11,437	$8,243

The components of income tax expense (benefit) are summarized as follows:

	In Thousands
	Federal	State	Total

2013
Current	$7,193	1,045	8,238
Deferred	898	170	1,068

Total	$8,091	1,215	9,306

2012
Current	$7,022	1,307	8,329
Deferred	(732)	(82)	(814)

Total	$6,290	1,225	7,515

2011
Current	$6,780	1,236	8,016
Deferred	(1,283)	(188)	(1,471)

Total	$5,497	1,048	6,545

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(11)	Income Taxes, Continued

A reconciliation of actual income tax expense of $9,306,000, $7,515,000 and $6,545,000 for the years ended December 31, 2013, 2012 and 2011, respectively, to the “expected” tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

	In Thousands
	2013	2012	2011

Computed “expected” tax expense	$8,559	6,686	5,642
State income taxes, net of Federal income tax benefit	937	780	694
Tax exempt interest, net of interest expense exclusion	(234)	(203)	(199)
Federal income tax rate in excess of statutory rate related to taxable income over $10 million	204	206	187
Earnings on cash surrender value of life insurance	(25)	(82)	(21)
Expenses not deductible for tax purposes	35	26	24
Stock based compensation expense	11	10	8
Other	(181)	92	210

	$9,306	7,515	6,545

Total income tax expense for 2013, 2012 and 2011, includes $30,000, $100,000 and $73,000 of expense related to the realized gain and loss, respectively, on sale of securities.

As of December 31, 2013, 2012 and 2011 the Company has not accrued or recognized interest or penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

There were no unrecognized tax benefits at December 31, 2013.

Wilson Bank does not expect that unrecognized tax benefits will significantly increase or decrease within the next 12 months. Included in the balance at December 31, 2013, were approximately $13.6 million of tax positions (deferred tax assets) for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company and Wilson Bank file income tax returns in the United States (“U.S.”), as well as in the State of Tennessee. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2010. The Company’s Federal tax returns have been audited through December 31, 2004 with no changes.

(12)	Commitments and Contingent Liabilities

The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.

In addition, the Company is currently involved in a lawsuit in which borrowers have alleged improper conduct by a former officer of the Company. Management, after consultation with legal counsel, does not believe losses, if any, will be material to the financial position of the Company.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(12)	Commitments and Contingent Liabilities, Continued

Wilson Bank leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

Years Ending December 31,	In Thousands

2014	$85
2015	58
2016	23
2017	14

Total rent expense amounted to $128,000, $153,000 and $174,000, respectively, during the years ended December 31, 2013, 2012 and 2011.

The Company has lines of credit with other financial institutions totaling $53,000,000 and $38,000,000 at December 31, 2013 and 2012, respectively. At December 31, 2013 and 2012, respectively, there was no balance outstanding under these lines of credit.

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

	In Thousands
	Contract or Notional Amount
	2013	2012

Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit	$185,633	189,486
Standby letters of credit	28,077	25,385

Total	$213,710	214,871

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(14)	Concentration of Credit Risk

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments and the present creditworthiness of such counter parties. Such commitments have been made on terms which are competitive in the markets in which the Company operates; thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $28.0 million at December 31, 2013.

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

At December 31, 2013, the Company’s cash and due from banks and federal funds sold included commercial bank deposits aggregating $39,332,000 in excess of the FDIC limit of $250,000 per depositor.

Federal funds sold were deposited with three banks.

(15)	Employee Benefit Plan

Wilson Bank has in effect a 401(k) plan (the “401(k) Plan”) which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the 401(k) Plan provide for both employee and employer contributions. For the years ended December 31, 2013, 2012 and 2011, Wilson Bank contributed $1,612,000, $1,519,000 and $1,421,000, respectively, to the 401(k) Plan.

(16)	Dividend Reinvestment Plan

Under the terms of the Company’s dividend reinvestment plan (the “DRIP”) holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 73,411 in 2013, 106,230 in 2012 and 79,962 in 2011 were sold to participants under the terms of the DRIP.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Wilson Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2013 and 2012, that the Company and Wilson Bank meet all capital adequacy requirements to which they are subject.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(17)	Regulatory Matters and Restrictions on Dividends, Continued

As of December 31, 2013, the most recent notification from the FDIC categorized Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed Wilson Bank’s category. The Company’s and Wilson Bank’s actual capital amounts and ratios as of December 31, 2013 and 2012, are also presented in the table:

	Actual		Regulatory Minimum Capital Requirement		Regulatory Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2013
Total capital to risk weighted assets:
Consolidated	$193,746	14.7%	$105,656	8.0%	$132,070	10.0%
Wilson Bank	190,911	14.5	105,622	8.0	132,027	10.0

Tier 1 capital to risk weighted assets:
Consolidated	177,161	13.4	52,805	4.0	79,208	6.0
Wilson Bank	174,326	13.2	52,826	4.0	79,239	6.0

Tier 1 capital to average assets:
Consolidated	177,161	10.3	69,001	4.0	N/A	N/A
Wilson Bank	174,326	10.1	69,040	4.0	86,300	5.0

	Actual		Regulatory Minimum Capital Requirement		Regulatory Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2012
Total capital to risk weighted assets:
Consolidated	$178,162	14.2%	$100,373	8.0%	$125,466	10.0%
Wilson Bank	176,652	14.1	100,228	8.0	125,285	10.0

Tier 1 capital to risk weighted assets:
Consolidated	162,321	12.9	50,332	4.0	75,498	6.0
Wilson Bank	160,811	12.8	50,253	4.0	73,380	6.0

Tier 1 capital to average assets:
Consolidated	162,321	9.8	66,253	4.0	N/A	N/A
Wilson Bank	160,811	9.7	66,314	4.0	82,892	5.0

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(17)	Regulatory Matters and Restrictions on Dividends, Continued

Under recently adopted rules by the Federal Reserve Board and FDIC pursuant to the Dodd-Frank Act, the leverage and risk-based capital ratios of bank holding companies may not be lower than the leverage and risk-based capital ratios for insured depository institutions. These rules will become effective as to the Company and the Bank on January 1, 2015 and include new minimum risk-based capital and leverage ratios. Moreover, these rules refine the definition of what constitutes “capital” for purposes of calculating those ratios. The new minimum capital level requirements applicable to bank holding companies and banks subject to the rules are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 risk-based capital ratio of 6% (increased from 4%); (iii) a total risk-based capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The rules also establish a “capital conservation buffer” of 2.5% (to be phased in over three years) above the new regulatory minimum capital ratios, and result in the following minimum ratios once the capital conservation buffer is fully phased in: (i) a common equity Tier 1 risk-based capital ratio of 7.0%, (ii) a Tier 1 risk-based capital ratio of 8.5%, and (iii) a total risk-based capital ratio of 10.5%. The capital conservation buffer requirement is to be phased in beginning in January, 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented on January 1, 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital levels fall below the buffer amounts. Capital eligibility criteria limits such items as minority interest, mortgage servicing rights and deferred tax assets.

(18)	Salary Deferral Plans

Wilson Bank provides its executive officers an Executive Salary Continuation Plan, which also provides for death and disability benefits. The Executive Salary Continuation Plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were ten employees participating in the Executive Salary Continuation Plan at December 31, 2013.

The Executive Salary Continuation Plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65 and/or age 55 after 20 years of service. The Executive Salary Continuation Plan also provides benefits over a period of fifteen years in the event the executive should die or become disabled prior to reaching retirement. Wilson Bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of Wilson Bank and are payable to Wilson Bank. At December 31, 2013 and 2012, the salary deferral compensation liability totaled $1,916,000 and $2,017,000, respectively, the cash surrender value of life insurance was $2,381,000 and $2,308,000, respectively, and the face amount of the insurance policies in force approximated $7,109,000 at December 31, 2013 and 2012. The Executive Salary Continuation Plan is not qualified under Section 401 of the Internal Revenue Code.

During November 2012, the Company amended its Executive Salary Continuation Plan effectively freezing accrued benefits so that no additional benefits will be accrued under the existing Executive Salary Continuation Plan. The frozen disability benefit will be paid until the applicable executive’s normal retirement age at which time such benefit will be reduced to the normal retirement benefit provided for under the applicable Executive Salary Continuation Plan agreement for the remaining benefit period.

In November 2012, Supplemental Executive Retirement Plan (SERP) Agreements were entered into with Wilson Bank’s executive officers to provide certain supplemental nonqualified pension benefits to the executives in coordination with the freezing of the benefits under the executive’s Salary Continuation Agreement. The SERP Agreements when combined with the frozen Salary Continuation Agreements continue to provide the executives with the same benefits as provided under the Salary Continuation Agreements for the 180-month period provided for thereunder and then continue a portion of that benefit for the remainder of each of the executives’ lives. In November 2012, Wilson Bank purchased Flexible Premium Indexed Deferred Annuity Contracts in the amount of $3,809,000 to fund the benefits under the SERP Agreements. The Salary Continuation Agreements, as amended, and the SERP Agreements together provide for the payment of an annual cash benefit to each of the executives (or their beneficiaries) following the executive’s separation from service from Wilson Bank under a variety of circumstances including both the executive’s voluntary termination of the executive’s employment with Wilson Bank and the involuntary termination of the executive by Wilson Bank without cause. The payments are made partially from the frozen Salary Continuation Agreements and partially from the SERP Agreements for 180 months following an executive’s termination of service (in most cases) and a portion of the payments then continue for the remainder of the executive’s life under the SERP Agreements. At December 31, 2013, the value of the Flexible Indexed Annuity Contracts totaled $4,009,000 and the salary deferral compensation liability totaled $364,000.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(18)	Salary Deferral Plans, Continued

The Company purchased insurance policies during 2013 to provide death benefits as provided for in the plans. The insurance policies remain the sole property of the Company and are payable to the Company. The cash surrender value of life insurance totaled $5,000,000 and the face amount of the insurance policies in force approximated $12,939,000 at December 31, 2013.

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

In April 2009, the Company’s shareholders approved the Wilson Bank Holding Company 2009 Stock Option Plan (the “2009 Stock Option Plan”). The 2009 Stock Option Plan is effective as of April 14, 2009 and replaces the 1999 Stock Option Plan which expired on April 13, 2009. Under the 2009 Stock Option Plan, awards may be in the form of options to acquire common stock of the Company. Subject to adjustment as provided by the terms of the 2009 Stock Option Plan, the maximum number of shares of common stock with respect to which awards may be granted under the 2009 Stock Option Plan is 75,000 shares. As of December 31, 2013, the Company has granted 35,250 options to employees pursuant to the 2009 Stock Option Plan.

Under the 2009 Stock Option Plan, stock option awards may be granted in the form of incentive stock options or nonstatutory stock options and are generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.

The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2013, 2012 and 2011:

	2013	2012	2011

Expected dividends	1.12%	1.08%	1.12%
Expected term (in years)	9.56	6.09	7.75
Expected volatility	25%	27%	25%
Risk-free rate	2.04%	1.27%	2.74%

The expected volatility is based on historical volatility adjusted for consideration of other relevant factors. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

A summary of the stock option activity for 2013, 2012 and 2011 is as follows:

	2013		2012		2011
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	48,987	$34.24	52,708	$31.24	53,892	$29.46
Granted	5,500	44.16	6,000	42.06	4,500	39.88
Exercised	(5,973)	26.00	(8,788)	21.50	(5,284)	20.76
Forfeited or expired	(860)	33.07	(933)	34.85	(400)	23.63

Outstanding at end of year	47,654	$36.43	48,987	$34.24	52,708	$31.24

Options exercisable at year end	12,009	$32.35	11,453	$29.69	13,227	$25.00

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(19)	Stock Option Plan, Continued

The following table summarizes information about stock options outstanding at December 31, 2013:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/13	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Number Exercisable at 12/31/13	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term

$ 17.20 - $ 25.79	3,682	$23.27	.9 years	2,075	$23.44	.9 years
$ 25.80 - $ 38.70	29,122	$35.09	4.9 years	8,984	$33.50	4.3 years
$ 38.71 - $ 45.75	14,850	$42.32	8.4 years	950	$40.88	7.6 years

	47,654			12,009

Aggregate intrinsic value (in thousands)	$444			$161

The weighted average fair value at the grant date of options granted during the years 2013, 2012 and 2011 was $13.03, $10.47 and $11.53, respectively. The total intrinsic value of options exercised during the years 2013, 2012 and 2011 was $109,000, $182,000 and $108,000, respectively.

As of December 31, 2013, there was $245,000 of total unrecognized cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. The cost is expected to be recognized over a weighted-average period of 7.1 years.

(20)	Earnings Per Share

The following is a summary of the components comprising basic and diluted earnings per share (“EPS”):

	In Thousands (except share data)
	2013	2012	2011
Basic EPS Computation:
Numerator - Earnings available to common stockholders	$15,869	12,148	10,050

Denominator - Weighted average number of common shares outstanding	7,472,373	7,360,485	7,280,907

Basic earnings per common share	$2.12	1.65	1.38

Diluted EPS Computation:
Numerator - Earnings available to common stockholders	$15,869	$12,148	10,050

Denominator:
Weighted average number of common shares outstanding	7,472,373	7,360,485	7,280,907
Dilutive effect of stock options	4,798	5,163	7,215

	7,477,171	7,365,648	7,288,122

Diluted earnings per common share	$2.12	1.65	1.38

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

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

Valuation Hierarchy

FASB ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 - inputs to the valuation methodology that are unobservable and significant to the fair value measurement.

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

December 31, 2013, 2012 and 2011

(21)	Disclosures About Fair Value of Financial Instruments, Continued

Assets, Continued

Other real estate owned - Other real estate owned (“OREO”) represents real estate foreclosed upon by the Company through loan defaults by customers or acquired in lieu of foreclosure. Substantially all of these amounts relate to lots, homes and development projects that are either completed or are in various stages of construction for which the Company believes it has adequate collateral. Upon foreclosure, the property is recorded at the lower of cost or fair value, based on appraised value, less selling costs estimated as of the date acquired with any loss recognized as a charge-off through the allowance for loan losses. Additional OREO losses for subsequent valuation downward adjustments are determined on a specific property basis and are included as a component of noninterest expense along with holding costs. Any gains or losses realized at the time of disposal are also reflected in noninterest expense, as applicable. OREO is included in Level 3 of the valuation hierarchy due to the lack of observable market inputs into the determination of fair value. Appraisal values are property-specific and sensitive to the changes in the overall economic environment.

Other assets - Included in other assets are certain assets carried at fair value, including the cash surrender value of bank owned life insurance policies and annuity contracts. The Company uses financial information received from insurance carriers indicating the performance of the insurance policies and cash surrender values in determining the carrying value of life insurance. The Company reflects these assets within Level 3 of the valuation hierarchy due to the unobservable inputs included in the valuation of these items. The Company does not consider the fair values of these policies to be materially sensitive to changes in these unobservable inputs.

The following tables present the financial instruments carried at fair value as of December 31, 2013 and December 31, 2012, by caption on the consolidated balance sheet and by FASB ASC 820 valuation hierarchy (as described above) (in thousands):

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)

December 31, 2013
Investment securities available-for-sale:
U.S. Government sponsored enterprises and agency-backed	$140,818	—	140,818	—
Mortgage-backed securities	175,182	—	175,182	—
State and municipal securities	13,373	—	13,373	—

Total investment securities available-for-sale	329,373	—	329,373	—
Other assets	11,390	—	—	11,390

Total assets at fair value	$340,763	—	329,373	11,390

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)

December 31, 2012
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$122,698	—	122,698	—
Mortgage-backed securities	181,128	—	181,128	—
State and municipal securities	13,452	—	13,452	—

Total investment securities available-for-sale	317,278	—	317,278	—
Other assets	6,315	—	—	6,315

Total assets at fair value	$323,593	—	317,278	6,315

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(21)	Disclosures About Fair Value of Financial Instruments, Continued

	Measured on a Non-Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)

December 31, 2013
Other real estate owned	$12,869	—	—	12,869
Impaired loans, net (¹)	22,380	—	—	22,380

Total	$35,249	—	—	35,249

December 31, 2012
Other real estate owned	$15,307	—	—	15,307
Impaired loans, net (¹)	34,125	—	—	34,125

Total	$49,432	—	—	49,432

(¹)	Amount is net of a valuation allowance of $4.5 million at December 31, 2013 and $6.9 million at December 31, 2012 as required by ASC 310-10, “Receivables.”

In the case of the bond portfolio, the Company monitors the valuation technique utilized by various pricing agencies to ascertain when transfers between levels have been affected. The nature of the remaining assets and liabilities is such that transfers in and out of any level are expected to be rare. For the twelve months ended December 31, 2013, there were no transfers between Levels 1, 2 or 3.

The table below includes a rollforward of the balance sheet amounts for the year ended December 31, 2013 (including the change in fair value) for financial instruments classified by the Company within Level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology (in thousands):

	For the Year Ended December 31,
	2013		2012
	Other Assets	Other Liabilities	Other Assets	Other Liabilities

Fair value, January 1	$6,315	—	$2,001	—
Total realized gains included in income	75	—	242	—
Change in unrealized gains/losses included in other comprehensive income for assets and liabilities still held at December 31	—	—	—	—
Purchases, issuances and settlements, net	5,000	—	4,072	—
Transfers out of Level 3	—	—	—	—

Fair value, December 31	$11,390	—	$6,315	—

Total realized gains included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31	$—	—	$—	—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(21)	Disclosures About Fair Value of Financial Instruments, Continued

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments that are not measured at fair value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates, estimates of future cash flows and borrower creditworthiness. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2013 and December 31, 2012. Such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

December 31, 2013, 2012 and 2011

(21)	Disclosures About Fair Value of Financial Instruments, Continued

The following table presents the carrying amounts, estimated fair value and placement in the fair value hierarchy of the Company’s financial instruments at December 31, 2013 and December 31, 2012. This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization. For financial liabilities such as noninterest bearing demand, interest-bearing demand, and savings deposits, the carrying amount is a reasonable estimate of fair value due to these products having no stated maturity.

(in Thousands)	Carrying/ Notional Amount	Estimated Fair Value (¹)	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)

December 31, 2013
Financial assets:
Securities held-to-maturity	$26,823	26,561	—	26,561	—
Loans, net	1,184,267	1,185,271	—	—	1,185,271
Mortgage loans held-for-sale	7,022	7,022	—	—	7,022

Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,563,333	1,554,839	—	—	1,554,839

Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

December 31, 2012
Financial assets:
Securities held-to-maturity	$15,508	16,317	—	16,317	—
Loans, net	1,142,111	1,166,664	—	—	1,166,664
Mortgage loans held-for-sale	15,648	15,648	—	—	15,648

Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,504,506	1,506,186	—	—	1,506,186

Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

(¹)

Estimated fair values are consistent with an exit-price concept. The assumptions used to estimate the fair values are intended to approximate those that a market-participant would realize in a hypothetical orderly transaction.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(22)	Wilson Bank Holding Company -

    Parent Company Financial Information

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Balance Sheets

December 31, 2013 and 2012

	Dollars In Thousands
	2013		2012
ASSETS

Cash	$2,662	*	1,337	*
Investment in wholly-owned commercial bank subsidiary	174,836		168,188
Refundable income taxes	173		173

Total assets	$177,671		169,698

LIABILITIES AND STOCKHOLDERS’ EQUITY

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 15,000,000 shares, 7,498,588 and 7,419,204 shares issued and outstanding, respectively	$14,997		14,838
Additional paid-in capital	54,519		51,242
Retained earnings	112,451		101,046
Net unrealized gains (losses) on available-for-sale securities, net of income taxes of $2,666 and $1,595, respectively	(4,296)		2,572

Total stockholders’ equity	177,671		169,698

Total liabilities and stockholders’ equity	$177,671		169,698

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(22)	Wilson Bank Holding Company -

    Parent Company Financial Information, Continued

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Earnings and Comprehensive Earnings

Three Years Ended December 31, 2013

	Dollars In Thousands
	2013	2012	2011
Expenses:
Directors’ fees	$337	319	346
Other	83	88	64

Loss before Federal income tax benefits and equity in undistributed earnings of commercial bank subsidiaries	(420)	(407)	(410)

Federal income tax benefits	173	173	170

	(247)	(234)	(240)

Equity in undistributed earnings of commercial bank subsidiary	16,116 *	12,382 *	10,290 *

Net earnings	15,869	12,148	10,050

Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale-securities arising during period, net of taxes of $4,231, $1,158 and $2,685, respectively	(6,820)	1,867	4,330
Reclassification adjustments for net gains included in net earnings, net of taxes of $30, $100 and $73, respectively	(48)	(160)	(119)

Other comprehensive earnings (losses)	(6,868)	1,707	4,211

Comprehensive earnings	$9,001	13,855	14,261

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(22)	Wilson Bank Holding Company -

    Parent Company Financial Information, Continued

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Changes in Stockholders’ Equity

Three Years Ended December 31, 2013

	Dollars In Thousands
	Common Stock	Additional Paid-In Capital	Retained Earnings	Net Unrealized Gain (Loss) On Available-For- Sale Securities	Total
Balance December 31, 2010	$14,450	43,790	89,439	(3,346)	144,333

Cash dividends declared, $.60 per share	—	—	(4,348)	—	(4,348)
Issuance of 79,962 shares of stock pursuant to dividend reinvestment plan	160	3,058	—	—	3,218
6,148 common shares repurchased	(13)	(237)	—	—	(250)
Issuance of 5,284 shares of stock pursuant to exercise of stock options	11	99	—	—	110
Share based compensation expense	—	24	—	—	24
Net change in unrealized gain on available-for-sale securities during the year, net of taxes of $2,612	—	—	—	4,211	4,211
Net earnings for the year	—	—	10,050	—	10,050

Balance December 31, 2011	14,608	46,734	95,141	865	157,348

Cash dividends declared, $.85 per share	—	—	(6,243)	—	(6,243)
Issuance of 106,230 shares of stock pursuant to dividend reinvestment plan	212	4,306	—	—	4,518
Issuance of 8,788 shares of stock pursuant to exercise of stock options	18	171	—	—	189
Share based compensation expense	—	31	—	—	31
Net change in unrealized gain on available-for-sale securities during the year, net of taxes of $1,058	—	—	—	1,707	1,707
Net earnings for the year	—	—	12,148	—	12,148

Balance December 31, 2012	14,838	51,242	101,046	2,572	169,698

Cash dividends declared, $.60 per share	—	—	(4,464)	—	(4,464)
Issuance of 73,411 shares of stock pursuant to dividend reinvestment plan	147	3,101	—	—	3,248
Issuance of 5,973 shares of stock pursuant to exercise of stock options	12	144	—	—	156
Share based compensation expense	—	32	—	—	32
Net change in unrealized loss on available-for-sale securities during the year, net of taxes of $4,261	—	—	—	(6,868)	(6,868)
Net earnings for the year	—	—	15,869	—	15,869

Balance December 31, 2013	$14,997	54,519	112,451	(4,296)	177,671

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(22)	Wilson Bank Holding Company -

    Parent Company Financial Information, Continued

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Cash Flows

Three Years Ended December 31, 2013

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2013	2012	2011
Cash flows from operating activities:
Cash paid to suppliers and other	$(388)	(376)	(386)
Tax benefits received	173	170	164

Net cash used in operating activities	(215)	(206)	(222)

Cash flows from investing activities:
Dividends received from commercial bank subsidiary	2,600	1,500	—

Net cash provided by investing activities	2,600	1,500	—

Cash flows from financing activities:
Dividends paid	(4,464)	(6,243)	(4,348)
Proceeds from sale of stock pursuant to dividend reinvestment	3,248	4,518	3,218
Proceeds from exercise of stock options	156	189	110
Common shares repurchased	—	—	(249)

Net cash used in financing activities	(1,060)	(1,536)	(1,269)

Net increase (decrease) in cash and cash equivalents	1,325	(242)	(1,491)

Cash and cash equivalents at beginning of year	1,337	1,579	3,070

Cash and cash equivalents at end of year	$2,662	1,337	1,579

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(22)	Wilson Bank Holding Company -

    Parent Company Financial Information, Continued

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Cash Flows, Continued

Three Years Ended December 31, 2013

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2013	2012	2011
Reconciliation of net earnings to net cash used in operating activities:
Net earnings	$15,869	12,148	10,050

Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in earnings of commercial bank subsidiary	(16,116)	(12,382)	(10,290)
Decrease in refundable income taxes	—	(3)	(6)
Share based compensation expense	32	31	24

Total adjustments	(16,084)	(12,354)	(10,272)

Net cash used in operating activities	$(215)	(206)	(222)

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(23)	Quarterly Financial Data (Unaudited)

Selected quarterly results of operations for the four quarters ended December 31 are as follows:

	(In Thousands, except per share data)
	2013				2012				2011
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest income	$18,315	17,930	17,749	17,820	18,263	18,027	18,166	17,905	17,959	18,295	18,181	17,915

Net interest income	15,704	15,263	15,001	14,967	15,079	14,628	14,590	13,957	13,639	13,880	13,725	13,216

Provision for loan losses	15	738	755	669	2,655	2,407	2,210	2,256	1,629	2,462	2,618	1,969

Earnings before income taxes	6,514	7,115	6,684	4,862	4,267	5,643	5,122	4,631	3,917	4,365	4,283	4,030

Net earnings	4,163	4,481	4,247	2,978	2,715	3,459	3,149	2,825	2,296	2,663	2,615	2,476

Basic earnings per common share	0.56	0.60	0.57	0.40	0.37	0.47	0.43	0.39	0.31	0.37	0.36	0.34

Diluted earnings per common share	0.55	0.60	0.57	0.40	0.37	0.47	0.43	0.39	0.31	0.36	0.36	0.34

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(24)	Subsequent Events

ASC Topic 855, Subsequent Events, as amended by ASU No. 2010-90, establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company evaluated all events or transactions that occurred after December 31, 2013, through the date of the issued financial statements. During this period there were no material recognizable subsequent events that required recognition in our disclosures to the December 31, 2013 financial statements.

This financial information has not been reviewed for accuracy or relevance by the FDIC.