Form 10-K, Exhibit 13
period 2014-12-31
WILSON BANK HOLDING CO
filed 2015-03-13
CIK 885275

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

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions investors that future financial and operating results may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company. The words “expect,” “intend,” “should,” “may,” “could,” “believe,” “suspect,” “anticipate,” “seek,” “plan,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical fact may also be considered forward-looking. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and also include, without limitation, (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for these losses, (ii) renewed deterioration in the real estate market conditions in the Company’s market areas, (iii) increased competition with other financial institutions, (iv) the deterioration of the economy in the Company’s market areas, (v) continuation of the extremely low short-term interest rate environment or rapid fluctuations in short-term interest rates, (vi) significant downturns in the business of one or more large customers, (vii) the inability of the Company to comply with regulatory capital requirements, including those resulting from recently adopted changes to capital calculation methodologies and required capital maintenance levels; (viii) changes in state or Federal regulations, policies, or legislation applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, including implementation of the Dodd Frank Wall Street Reform and Consumer Protection Act, (ix) changes in capital levels and loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments, (x) inadequate allowance for loan losses, (xi) potential for additional losses, if any, related to the lawsuits described below under Part I, Item 3, “Legal Proceedings” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014., (xii) the effectiveness of the Company’s activities in improving, resolving or liquidating lower quality assets, (xiii) results of regulatory examinations, (xiv) the vulnerability of our network and online banking portals to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xv) the possibility of additional increases to compliance costs as a result of increased regulatory oversight; and (xvi) loss of key personnel. These risks and uncertainties may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. The Company’s future operating results depend on a number of factors which were derived utilizing numerous assumptions that could cause actual results to differ materially from those projected in forward-looking statements.

General

The Company is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust (“Wilson Bank”), a state bank headquartered in Lebanon, Tennessee. The Company was formed in 1992.

Wilson Bank is a community bank headquartered in Lebanon, Tennessee, serving Wilson County, DeKalb County, Smith County, Trousdale County, Rutherford County, the eastern part of Davidson County, and Sumner County, Tennessee as its primary market areas. Generally, this market is the eastern portion of the Nashville-Davidson-Murfreesboro-Franklin, Tennessee metropolitan statistical area. At December 31, 2014, Wilson Bank had twenty-five locations in Wilson, Davidson, DeKalb, Smith, Sumner, Rutherford and Trousdale Counties. The Bank opened its twenty sixth office in Putnam County in late January 2015. Management believes that these counties offer an environment for continued growth, and the Company’s target market is local consumers, professionals and small businesses. Wilson Bank offers a wide range of banking services, including checking, savings and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers an investment center which offers a full line of investment services to its customers.

The following discussion and analysis is designed to assist readers in their analysis of the Company’s consolidated financial statements and should be read in conjunction with such consolidated financial statements.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Critical Accounting Estimates

The accounting principles we follow and our methods of applying these principles conform with U.S. generally accepted accounting principles and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates which, in the case of the determination of our allowance for loan losses and the assessment of impairment of the intangibles resulting from our mergers with Dekalb Community Bank and Community Bank of Smith County in 2005 have been critical to the determination of our financial position and results of operations. Additional information regarding significant accounting policies is described in Note 1 to the Financial Statements for the year ended December 31, 2014 in the Company’s Annual Report on Form 10-K.

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

The estimated loan loss allocation for all twelve loan portfolio segments is then adjusted for several “environmental” factors. The allocation for environmental factors is particularly subjective and does not lend itself to exact mathematical calculation. This amount represents estimated probable inherent credit losses which exist, but have not yet been identified, as of the balance sheet date, and are based upon quarterly trend assessments in delinquent and nonaccrual loans, unanticipated charge-offs, credit concentration changes, prevailing economic conditions, changes in lending personnel experience, changes in lending policies or procedures and other influencing factors. These environmental factors are considered for each of the twelve loan segments, and the allowance allocation, as determined by the processes noted above for each component, is increased or decreased based on the incremental assessment of these various environmental factors.

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

Other-than-temporary Impairment—Impaired securities are assessed quarterly for the presence of other-than-temporary impairment (“OTTI”). A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in the carrying amount of the security. To determine whether OTTI has occurred, management considers factors such as (1) length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Bank’s ability and intent to hold the security for a period sufficient to allow for an anticipated recovery in fair value. If management deems a security to be OTTI, management reviews the present value of the future cash flows associated with the security. A shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is referred to as a credit loss. If a credit loss is identified, the credit loss is recognized as a charge to earnings and a new cost

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

basis for the security is established. If management concludes that no credit loss exists and it is not more-likely-than-not that the Company will be required to sell the security before the recovery of the security’s cost basis, then the security is not deemed OTTI and the shortfall is recorded as a component of equity.

Results of Operations

Net earnings for the year ended December 31, 2014 were $20,777,000, an increase of $4,908,000, or 30.9%, compared to net earnings of $15,869,000 for 2013. Our 2013 net earnings were 30.6%, or $3,721,000, above our net earnings of $12,148,000 for 2012. Basic earnings per share were $2.75 in 2014, compared with $2.12 in 2013 and $1.65 in 2012. Diluted earnings per share were $2.75 in 2014, compared to $2.12 in 2013 and $1.65 in 2012. Net yield on earning assets for the year ended December 31, 2014 was 3.75%, compared to 3.74% and 3.84% for the years ended December 31, 2013 and December 31, 2012, respectively. Net interest spread for the year ended December 31, 2014 was 3.65%, compared to 3.62% and 3.71% for the years ended December 31, 2013 and December 31, 2012, respectively. See below for further discussion regarding variances related to net interest income, provision for loan losses, non-interest income, non-interest expense and income taxes.

Net Interest Income

Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company’s earnings. Total interest income in 2014 was $74,380,000, compared with $71,814,000 in 2013 and $72,361,000 in 2012, in each case excluding tax exempt adjustments relating to tax exempt securities. The increase in total interest income in 2014 was primarily attributable to higher yields on taxable securities. The ratio of average earning assets to total average assets was 95.7%, 96.2% and 93.8% for each of the years ended December 31, 2014, 2013 and 2012, respectively. Average earning assets increased $92,631,000 from December 31, 2013 to December 31, 2014. The average rate earned on earning assets for 2014 was 4.32%, compared with 4.40% in 2013 and 4.77% in 2012. The decrease in yields is a direct reflection of the rate cuts implemented by the Federal Reserve Open Market Committee beginning in August 2007 that continued throughout 2014. However, the decreases in earning asset yields were offset by a decrease in cost of deposits, which when coupled with growth in interest earning assets led to an overall increase in net interest income.

Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on non-accrual loans totaled $39,000 in 2014, $296,000 in 2013 and $775,000 in 2012. Total interest expense for 2014 was $9,768,000, a decrease of $1,111,000, or 10.2%, compared to total interest expense of $10,879,000 in 2013. The decrease in 2014 was primarily due to a decrease in the rates paid on deposits, particularly time deposits, reflecting the low interest rate environment and a continued shift in the mix of deposits from certificates of deposits and individual retirement accounts to transaction and money market accounts. Total interest expense decreased from $14,107,000 in 2012 to $10,879,000 in 2013, a decrease of $3,228,000, or 22.9% reflecting similar shifts in deposit mix and reductions in rates paid.

Net interest income for 2014 totaled $64,612,000 as compared to $60,935,000 and $58,254,000 in 2013 and 2012, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), increased to 3.65% in 2014 from 3.62% in 2013. The net interest spread was 3.71% in 2012. Net yield on earning assets for 2014 and 2013 was 3.75% and 3.74%, respectively, down from 3.84% in 2012. The increase in net yield on earning assets resulted from Wilson Bank’s ability to lower deposit costs. The Company believes that the Federal Reserve Board will maintain the current discount rate throughout most of 2015. Changes in interest rates paid on products such as interest checking, savings, and money market accounts will generally increase or decrease in a manner that is consistent with changes in the short-term environment. The Company’s liabilities are positioned to re-price faster than its assets such that a short-term declining rate environment should have a positive impact on the Company’s earnings as its interest expense decreases faster than interest income. Conversely, a rising rate environment could have a short-term negative impact on margins as many of the Company’s loans have rate floors, thus deposits would likely re-price faster than loans. Management regularly monitors the deposit rates of the Company’s competitors and these rates continue to put pressure on the Company’s deposit pricing. This pressure could negatively impact the Company’s net interest margin and earnings if future short-term rates begin to rise.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Provision for Loan Losses

The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, is adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2014 provision for loan losses was $498,000, a decrease of $1,679,000 from the provision of $2,177,000 in 2013. The decrease in the provision for the year ended December 31, 2014 reflects the improving asset quality trends experienced by Wilson Bank in 2014 and an overall decrease in net charge-offs. Management continues to fund the allowance for loan losses through provisions based on management’s calculation of the allowance for loan losses. Current year provisions for loan losses are primarily attributable to loan growth, which was 12.0% in 2014. The provision for loan losses is based on past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating loan losses. Such factors include growth and composition of the loan portfolio, review of specific problem loans, review of updated appraisals and borrower financial information, the recommendations of the Company’s regulators, and current economic conditions that may affect the borrowers’ ability to repay.

Wilson Bank’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged-off in the month when they are considered uncollectible. Net charge-offs decreased to $861,000 in 2014 from $4,739,000 in 2013. Net charge-offs in 2012 totaled $8,556,000. The decrease in net charge-offs reflected an overall improvement of asset quality trends experienced by Wilson Bank. The ratio of net charge-offs to average total outstanding loans was 0.07% in 2014, 0.39% in 2013 and 0.75% in 2012.

The decrease in net charge-offs and provision for loan losses resulted in a decrease of the allowance for loan losses (net of charge-offs and recoveries) to $22,572,000 at December 31, 2014 from $22,935,000 at December 31, 2013 and $25,497,000 at December 31, 2012. The allowance for loan losses decreased 1.6% between December 31, 2013 and December 31, 2014 as compared to the 12.0% increase in total loans over the same period. The allowance for loan losses was 1.67% of total loans outstanding at December 31, 2014 compared to 1.90% at December 31, 2013 and 2.18% at December 31, 2012. As a percentage of nonperforming loans at December 31, 2014, 2013 and 2012, the allowance for loan losses represented 1,046%, 297% and 143%, respectively. The internally classified loans as a percentage of the allowance for loan losses were 158.6% and 165.5%, respectively, at December 31, 2014 and 2013.

The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared quarterly by the Chief Financial Officer and provided to the Board of Directors to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Loan Review Department, consideration of current economic conditions and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this quarterly assessment. See the discussion under “Critical Accounting Estimates” for more information. Management believes the allowance for loan losses at December 31, 2014 to be adequate, but if economic conditions deteriorate beyond management’s current expectations and additional charge-offs are incurred, the allowance for loan losses may require an increase through additional provision for loan losses which would negatively impact earnings.

Non-Interest Income

The components of the Company’s non-interest income include service charges on deposit accounts, other fees and commissions, fees and gains on sales of loans, gains on sales of securities and other income. Total non-interest income for 2014 was $16,678,000, compared with $15,204,000 in 2013 and $16,035,000 in 2012. The 9.7% increase from 2013 was primarily due to an increase in other fees and commissions offset in part by a decrease in fees and gains on sales of loans. Other fees and commissions increased $1,169,000 in 2014 when compared to 2013. Other fees and commissions include income on brokerage accounts, debit card interchange fee income, and various other fees. Fees and gains on sale of loans decreased $518,000 in 2014 when compared to 2013. The decrease in fees and gain on sale of loans during 2014 related primarily to the increase in mortgage rates during the second half of 2014, which slowed consumer demand for refinancing current mortgages during the year ended December 31, 2014. The service charges on deposit accounts increased $284,000, or 7.0%, to $4,090,000 for the year ended December 31, 2014 compared to the year ended December 31, 2013 as a result of a new overdraft privilege program implemented in the third quarter of 2014. Other fees and commissions increased $1,169,000, or 15.1%, to $8,895,000 during the year ended December 31, 2014 compared to the same period in 2013. The increase was primarily due to an increase in brokerage income between the two time periods. Other fees and commissions include income on brokerage accounts, insurance policies sold, and various other fees.

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

Non-Interest Expenses

Non-interest expenses consist primarily of employee costs, FDIC premiums, occupancy expenses, furniture and equipment expenses, advertising and marketing expenses, data processing expenses, directors’ fees, expenses associated with the maintenance, valuation and disposition of other real estate, and other operating expenses. Total non-interest expenses for 2014 decreased 2.2% to $47,705,000 from $48,787,000 in 2013. Non-interest expenses for 2013 were up 8.2% over non-interest expenses in 2012 which totaled $45,098,000. The decrease in non-interest expenses in 2014 is primarily attributable to a decrease in legal fees, litigation losses, and other real estate losses and holding expenses. Loss on the sale of other real estate decreased $1,719,000 or 104.7% for the year ended December 31, 2014 as compared to December 31, 2013 due to a lower volume of foreclosures as well as improved economic conditions and an improved housing market. The expenses related to holding other real estate properties decreased as well due an overall reduction in other real estate properties. The decrease in litigation expense and loss on the sale of other real estate for the year ended December 31, 2014 as compared to the same period in 2013 was partially offset by a $2,096,000 increase in salaries and employee benefits associated, in part, with an increase in the number of employees necessary to support the Company’s growing operations.

Income Taxes

The Company’s income tax expense was $12,310,000 for 2014, an increase of $3,004,000 from $9,306,000 for 2013, which was up by $1,791,000 from the 2012 total of $7,515,000. The percentage of income tax expense to earnings before taxes was 37.2% in 2014, 37.0% in 2013 and 38.2% in 2012.

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

Financial Accounting Standards Board (“FASB”) ASC Topic 740, Income Taxes (“ASC 740”) provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. ASC Topic 740 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

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

The following is a summary of components comprising basic and diluted earnings per share (“EPS”) for the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31,
	2014	2013	2012
	(Dollars in Thousands except per share amounts)
Basic EPS Computation
Numerator – Earnings available to common stockholders	$20,777	15,869	12,148

Denominator – Weighted average number of common shares outstanding	7,547,087	7,472,373	7,360,485

Basic earnings per common share	$2.75	2.12	1.65

Diluted EPS Computation:
Numerator – Earnings available to common stockholders	$20,777	$15,869	$12,148

Denominator – Weighted average number of common shares outstanding	7,547,087	7,472,373	7,360,485
Dilutive effect of stock options	4,393	4,798	5,163

	7,551,480	7,477,171	7,365,648

Diluted earnings per common share	$2.75	2.12	1.65

Financial Condition

Balance Sheet Summary

The Company’s total assets increased $124,271,000, or 7.1%, to $1,873,242,000 at December 31, 2014, after increasing 4.1% in 2013 to $1,748,971,000 at December 31, 2013. Loans, net of allowance for loan losses, totaled $1,329,865,000 at December 31, 2014, a 12.3% increase compared to December 31, 2013. At year end 2014, securities totaled $374,543,000, an increase of 5.2% from $356,196,000 at December 31, 2013. As a result of loan growth outpacing deposit growth, fed funds sold decreased $22,185,000, or 58.1%.

Total liabilities increased by $101,050,000, or 6.4%, to $1,672,350,000 at December 31, 2014 compared to $1,571,300,000 at December 31, 2013. This increase was composed primarily of the $106,015,000 increase in total deposits to $1,660,270,000 a 6.8% increase. Securities sold under repurchase agreements decreased to $3,437,000 from $9,078,000 at the respective year ends 2014 and 2013.

Stockholders’ equity increased $23,221,000, or 13.1%, in 2014, due to net earnings and the issuance of stock pursuant to the Company’s Dividend Reinvestment Plan, offset by dividends paid on the Company’s common stock and change in unrealized losses on available-for-sale securities. The change in stockholders’ equity includes a $3,617,000 decrease in net unrealized losses on available-for-sale securities, net of taxes during the period. A more detailed discussion of assets, liabilities and capital follows.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Loans:

Loan category amounts and the percentage of loans in each category to total loans are as follows:

	December 31, 2014		December 31, 2013
	(Dollar Amounts in Thousands)		(Dollar Amounts in Thousands)
	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE
Commercial, financial and agricultural	$42,200	3.1%	$34,834	2.9%
Installment and other	41,025	3.0	41,118	3.4
Real estate – mortgage	1,027,723	75.8	940,077	77.6
Real estate – construction	245,830	18.1	194,426	16.1

TOTAL	$1,356,778	100.0%	$1,210,455	100.0%

Loans are the largest component of the Company’s assets and are its primary source of income. The Company’s loan portfolio, net of allowance for loan losses, increased 12.3% at year end 2014 when compared to year end 2013. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment and other; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio as of December 31, 2014 and 2013.

As represented in the table, primary loan growth for the year ended December 31, 2014 was in real estate mortgage loans, commercial, financial and agricultural loans and construction loans, offset by a slight decrease in installment loans. Real estate mortgage loans increased 9.3% in 2014 and comprised 75.8% of the total loan portfolio at December 31, 2014, compared to 77.6% at December 31, 2013. Management believes the increase in real estate mortgage loans was primarily due to the continued favorable interest rate environment, favorable population growth in the Company’s market areas, and the Company’s ability to increase its market share of such loans while maintaining its loan underwriting standards. Commercial, financial and agricultural loans increased 21.2% in 2014 and comprised 3.1% of the total loan portfolio at December 31, 2014, compared to 2.9% at December 31, 2013. Real estate construction loans increased 26.4% in 2014 and comprised 18.1% of the portfolio at December 31, 2014, compared to 16.1% at December 31, 2013. The increase in real estate construction loans during 2014 reflected the overall increase in such loans in the overall economy and the Company’s market.

Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2014, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods.

The following tables present the Company’s nonaccrual loans and past due loans as of December 31, 2014 and December 31, 2013.

Loans on Nonaccrual Status	In Thousands
	2014	2013
Residential 1-4 family	$42	$726
Multifamily	—	—
Commercial real estate	—	21
Construction	—	3,524
Farmland	574	700
Second mortgages	—	606
Equity lines of credit	—	—
Commercial	—	—
Agricultural, installment and other	—	—

Total	$616	$5,577

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	(In thousands)
	30-59 Days	60-89 Days	Nonaccrual and Greater Than 90				Loans Greater Than 90 Days Past Due and Than 90 Days
	Past Due	Past Due	Days Past Due	Past Due	Current	Loans	Accruing Interest
December 31, 2014
Residential 1-4 family	$6,166	1,275	1,352	8,793	341,965	350,758	$1,310
Multifamily	—	—	—	—	31,242	31,242	—
Commercial real estate	2,151	242	19	2,412	562,553	564,965	19
Construction	125	91	73	289	245,541	245,830	73
Farmland	88	—	594	682	29,554	30,236	20
Second Mortgages	286	18	70	374	8,652	9,026	70
Equity Lines of Credit	346	—	5	351	41,145	41,496	5
Commercial	37	—	—	37	29,963	30,000	—
Agricultural,
Installment and other	301	126	44	471	52,754	53,225	44

Total	$9,500	1,752	2,157	13,409	1,343,369	1,356,778	$1,541

December 31, 2013
Residential 1-4 family	$5,034	221	1,582	6,837	325,595	332,432	$856
Multifamily	—	—	—	—	13,920	13,920	—
Commercial real estate	287	19	710	1,016	525,242	526,258	689
Construction	948	20	3,795	4,763	189,663	194,426	271
Farmland	8	—	700	708	22,063	22,771	—
Second Mortgages	78	—	611	689	9,822	10,511	5
Equity Lines of Credit	48	27	—	75	34,110	34,185	—
Commercial	122	—	285	407	29,037	29,444	285
Agricultural,
Installment and other	484	115	27	626	45,882	46,508	27

Total	$7,009	402	7,710	15,121	1,195,334	1,210,455	$2,133

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Non-performing loans, which include nonaccrual loans and loans 90 days past due, totaled $2,157,000 at December 31, 2014, a decrease from $7,710,000 at December 31, 2013, resulting from a $4,961,000, or 89.0%, decrease in nonaccrual loans and a $592,000, or 27.8%, decrease in 90 day past due and accruing loans. The decrease in non-performing loans during the year ended December 31, 2014 of $4,961,000 is due primarily to a decrease in non-performing construction real estate mortgage loans of $3,722,000, a decrease of non-performing residential 1-4 family real estate loans of $230,000, and a decrease of non-performing second mortgages of $541,000. Nonaccrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management’s evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower’s ability to pay. Nonaccrual loans totaled $616,000 at December 31, 2014, compared to $5,577,000 at December 31, 2013. The decrease in nonaccrual loans relates primarily to the upgrading of the credit of one large loan relationship that has continued to improve their financial status as well as the pay off of several loan relationships that were classified as nonaccrual. Management believes that it is probable that it will incur losses on these loans but believes that these losses should not exceed the amount in the allowance for loan losses already allocated to these loans, unless there is a deterioration of local real estate values.

At December 31, 2014, the Company had impaired loans of $574,000 which were on non accruing interest status. At December 31, 2013, the Company had impaired loans of $4,718,000 which were on non accruing interest status. In each case, at the date such loans were placed on nonaccrual status, the Company reversed all previously accrued interest income against current year earnings.

The following table presents the Company’s impaired loans at December 31, 2014 and December 31, 2013.

	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
December 31, 2014
With no related allowance recorded:
Residential 1-4 family	$1,891	1,854	—	1,081	114
Multifamily	—	—	—	—	—
Commercial real estate	1,352	2,188	—	5,984	95
Construction	—	—	—	673	—
Farmland	—	—	—	—	—
Second mortgages	281	280	—	222	3
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment, and other	—	—	—	—	—

	$3,524	4,322	—	7,960	212

With allowance recorded:
Residential 1-4 family	$1,219	1,207	376	1,363	61
Multifamily	—	—	—	—	—
Commercial real estate	5,131	6,811	1,135	5,755	202
Construction	—	—	—	1,815	—
Farmland	702	701	120	767	7
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment, and other	—	—	—	—	—

	$7,052	8,719	1,631	9,700	270

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Total
Residential 1-4 family	$3,110	3,061	376	2,444	175
Multifamily	—	—	—	—	—
Commercial real estate	6,483	8,999	1,135	11,739	297
Construction	—	—	—	2,488	—
Farmland	702	701	120	767	7
Second mortgages	281	280	—	222	3
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—

	$10,576	13,041	1,631	17,660	482

December 31, 2013
With no related allowance recorded:
Residential 1-4 family	$357	404	—	2,947	16
Multifamily	—	—	—	—	—
Commercial real estate	7,234	7,199	—	3,750	260
Construction	1,393	1,393	—	2,265	11
Farmland	—	—	—	—	—
Second mortgages	606	606	—	665	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	52	—
Agricultural, installment, and other	—	—	—	—	—

	$9,590	9,602	—	9,679	287

With allowance recorded:
Residential 1-4 family	$3,972	4,186	1,150	5,107	187
Multifamily	—	—	—	—	—
Commercial real estate	10,589	12,226	2,300	11,834	264
Construction	2,413	2,413	950	5,859	—
Farmland	131	131	57	1,818	8
Second mortgages	156	155	49	157	—
Equity lines of credit	174	174	10	175	9
Commercial	—	—	—	—	—
Agricultural, installment, and other	—	—	—	—	—

	$17,435	19,285	4,516	24,950	468

Total
Residential 1-4 family	4,329	4,590	1,150	8,054	203
Multifamily	—	—	—	—	—
Commercial real estate	17,823	19,425	2,300	15,584	524
Construction	3,806	3,806	950	8,124	11
Farmland	131	131	57	1,818	8
Second mortgages	762	761	49	822	—
Equity lines of credit	174	174	10	175	9
Commercial	—	—	—	52	—
Agricultural, installment and other	—	—	—	—	—

	$27,025	28,887	4,516	34,629	755

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

A loan is considered impaired, in accordance with the impairment accounting guidance FASB ASC 310, when the current net worth and financial capacity of the borrower or of the collateral pledged, if any, is viewed as inadequate and it is probable that the Company will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Company will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Company’s criteria for nonaccrual status. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company shall recognize impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses.

The Company considers all loans subject to the provisions of FASB ASC 310 that are on nonaccrual status to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Delays or shortfalls in loan payments are evaluated with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower’s financial condition, collateral liquidation value, and other factors that affect the borrower’s ability to pay.

The Company also internally classifies loans which, although current, management questions the borrower’s ability to comply with the present repayment terms of the loan agreement. These internally classified loans totaled $35,808,000, inclusive of the Company’s non-performing loans, at December 31, 2014, as compared to $37,952,000 at December 31, 2013. Of the internally classified loans at December 31, 2014, $35,524,000 are real estate related loans (including loans to home builders and developers of land, commercial real estate, as well as two family mortgage loans) and $284,000 are various other types of loans. These loans have been graded accordingly considering bankruptcies, inadequate cash flows and delinquencies. Borrowers within the real estate related loans have continued to experience some stress during the current weak economic environment; however, the Bank has recently experienced an increase in demand for real estate loans. Management does not anticipate losses on these loans to exceed the amount already allocated to loan losses for these loans, unless there is a deterioration of local real estate values.

The internally classified loans as a percentage of the allowance for loan losses were 158.6% and 165.5%, respectively, at December 31, 2014 and 2013.

The Company’s loan portfolio includes certain loans that have been modified in a troubled debt restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. The concessions typically result from the Company’s loss mitigation activities and could include reduction in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDR’s are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months. Because of the Bank’s policy to consider a TDR as nonperforming until there has been at least six months of repayment performance, the addition of several new TDRs in the last half of 2014 caused the nonperforming TDRs as of December 31, 2014 to increase $1.8 million over the same period in 2013. Total TDRs only increased $795,000 from December 31, 2013 to December 31, 2014.

The allowance for loan losses is discussed under “Critical Accounting Estimates” and “Provision for Loan Losses.” The Company maintains its allowance for loan losses at an amount believed by management to be adequate to provide for loan losses in the loan portfolio.

Essentially all of the Company’s loans are from Wilson, DeKalb, Smith, Putnam, Trousdale, Davidson, Rutherford and adjacent counties. The Company seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment as well as by identification of credit risks. At December 31, 2014, no single industry segment accounted for more than 10% of the Company’s portfolio other than construction and real estate loans.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The Company’s management believes there is an opportunity to increase the loan portfolio in the Company’s primary market area in 2015 as economic conditions continue to improve. The Company has targeted commercial business lending, commercial and residential real estate lending and consumer lending as areas of emphasis in 2015. Although it is the Company’s objective to achieve a loan portfolio equal to approximately 85% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will likely determine the size of the loan portfolio in a given economic climate. At December 31, 2014, the Company’s total loans equaled 80.1% of its total deposits. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell portions of the loans it generates to other financial institutions for cash in order to improve the liquidity of the Company’s loan portfolio or extend its lending capacity.

Securities

Securities increased 5.2% to $374,543,000 at December 31, 2014 from $356,196,000 at December 31, 2013, and comprised the second largest and other primary component of the Company’s earning assets. Securities increased as the result of management’s decision to reinvest liquid funds in higher yielding assets. The average yield, excluding tax equivalent adjustment, of the securities portfolio at December 31, 2014 was 2.06% with a weighted average life of 5.25 years, as compared to an average yield of 1.85% and a weighted average life of 5.42 years at December 31, 2013. The weighted average lives on mortgage-backed securities reflect the repayment rate used for book value calculations.

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

For equity securities, when the Company has decided to sell an impaired available-for-sale security and it does not expect the fair value of the security to fully recover before the expected time of sale, the security is deemed other-than-temporarily impaired in the period in which the decision to sell is made. The Company recognizes an impairment loss through a charge to current period earnings when the impairment is deemed other than temporary even if a decision to sell has not been made.

No securities have been classified as trading securities.

The Company’s classification of securities as of December 31, 2014 and December 31, 2013 is as follows:

	December 31, 2014		December 31, 2014
(In Thousands)	Held-To-Maturity		Available-For-Sale
	Amortized	Estimated	Amortized	Estimated
	Cost	Market Value	Cost	Market Value
U.S. Government-sponsored enterprises (GSEs)*	—	—	131,767	130,567
Mortgage-backed :
GSEs residential	7,398	7,327	170,802	171,069
Asset-backed:
SBAP	—	—	30,627	30,520
Obligations of state and political
Subdivision	20,725	21,073	14,324	14,264

	$28,123	$28,400	$347,520	$346,420

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	December 31, 2013		December 31, 2013
(In Thousands)	Held-To-Maturity		Available-For-Sale
	Amortized	Estimated	Amortized	Estimated
	Cost	Market Value	Cost	Market Value
U.S. Government-sponsored enterprises (GSEs)*	$—	$—	$141,968	$136,086
Mortgage-backed:
GSE residential	8,649	8,202	175,855	175,182
Asset-backed:
SBAP	—	—	4,801	4,732
Obligations of state and political
Subdivision	18,174	18,359	13,711	13,373

	$26,823	$26,561	$336,335	$329,373

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association

The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.

The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2014:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Held to Maturity Securities:
Mortgage-backed:
GSE residential	$—	$—	—	$4,674	$147	4	$4,674	$147
Obligations of states and political subdivisions	—	—	—	2,577	41	6	2,577	41

	$—	$—	—	$7,251	$188	10	$7,251	$188

Available for Sale Securities:
GSEs	$34,753	$143	10	$74,250	$1,186	24	$109,003	$1,329
Mortgage-backed:
GSE residential	66,504	279	36	22,172	185	13	88,676	464
Asset-backed:
SBAP	16,114	205	9	—	—	—	16,114	205
Obligations of states and political subdivisions	2,078	8	4	4,699	150	13	6,777	158

	$119,449	$635	59	$101,121	$1,521	50	$220,570	$2,156

The impaired securities are considered high quality investments in line with normal industry investing practices. The unrealized losses are primarily the result of changes in the interest rate and sector environments. Impaired securities are assessed quarterly for the presence of other-than-temporary impairment (“OTTI”). A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in the carrying amount of the security. To

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

determine whether OTTI has occurred, management considers factors such as (1) length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for an anticipated recovery in fair value. If management deems a security to be OTTI, management reviews the present value of the future cash flows associated with the security. A shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is referred to as a credit loss. If a credit loss is identified, the credit loss is recognized as a charge to earnings and a new cost basis for the security is established. If management concludes that no credit loss exists and it is not more-likely-than-not that it will be required to sell the security before the recovery of the security’s cost basis, then the security is not deemed OTTI and the shortfall is recorded as a component of equity.

Deposits

The increases in assets in 2014 and 2013 were funded primarily by increases in deposits and the Company’s earnings. Total deposits, which are the principal source of funds for the Company, totaled $1,660,270,000 at December 31, 2014 compared to $1,554,255,000 at December 31, 2013. The Company has targeted local consumers, professionals and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Putnam County, Smith County, Sumner County, Rutherford County and Trousdale County areas are attractive economic markets offering growth opportunities for the Company; however, the Company competes with several larger banks and community banks that have bank offices in these counties and, therefore, no assurances of market growth or maintenance of current market share can be given. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.

The $106,015,000 or 6.8%, growth in deposits in 2014 was due to a $19,196,000, or 14.1% increase in demand deposits, a $46,395,000, or 14.1%, increase in NOW accounts, a $72,565,000, or 17.8%, increase in money market accounts, a $9,302,000, or 10.0% increase in savings accounts, offset by a decrease in certificates of deposits (including individual retirement accounts) of $41,443,000, or 7.1%. The average rate paid on average total interest-bearing deposits was .67% for 2014, compared to 0.78% for 2013 reflecting a reduction in short-term interest rates and a shift in deposits to lower paying transaction and money market accounts from certificates of deposit. The average rate paid in 2012 was 1.06%. Competitive pressure from other banks in our market area relating to deposit pricing continues to adversely affect the rates paid on deposit accounts as it limits our ability to more fully reduce deposit rates in line with short-term rates. The ratio of average loans to average deposits was 78.7% in 2014, 79.8% in 2013, and 78.8% in 2012. The Company anticipates that during 2015 deposits will continue to shift to money market or savings accounts due to the current rate environment in anticipation of a possible rate increase beginning in late 2015.

Contractual Obligations

The Company’s contractual obligations at December 31, 2014 are as follows:

(In Thousands)	Less than 1 Year	1 –3 Years	3-5 Years	More than 5 Years	Total
Long-Term Debt	$—	—	—	—	—
Operating Leases	96	72	—	—	168
Purchases	—	—	—	—	—
Other Long-Term
Liabilities	—	—	—	—	—

Total	$96	$72	$—	$—	$168

Long-term debt contractual obligations would typically include advances from the Federal Home Loan Bank, but at December 31, 2014, the Company had no such advances. The Company leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of these non-cancellable leases are included in operating lease obligations.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Off Balance Sheet Arrangements

At December 31, 2014, the Company had unfunded loan commitments outstanding of $249 million, unfunded lines of credit of $58 million and outstanding standby letters of credit of $33 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Company’s bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company’s bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned below, Wilson Bank has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, its investment security maturities, and short-term borrowings.

Liquidity and Asset Management

The Company’s management seeks to maximize net interest income by managing the Company’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents, investment securities and money market instruments that will mature within one year. At December 31, 2014, the Company’s liquid assets totaled approximately $232 million.

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

The Company’s primary source of liquidity is a stable core deposit base. In addition, short-term borrowings, loan payments and investment security maturities provide a secondary source. At December 31, 2014, the Company had a liability sensitive position (a negative gap). Liability sensitivity means that more of the Company’s liabilities are capable of re-pricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing.

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

The Company’s securities portfolio consists of earning assets that provide interest income. For those securities classified as held-to-maturity, the Company has the ability and intent to hold these securities to maturity or on a long-term basis. Securities classified as available-for-sale include securities intended to be used as part of the Company’s asset/liability strategy and/or securities that may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase capital and similar economic factors. At December 31, 2014, securities totaling approximately $5.5 million mature or will be subject to rate adjustments within the next twelve months.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

A secondary source of liquidity is the Company’s loan portfolio. At December 31, 2014, loans totaling approximately $513 million either will become due or will be subject to rate adjustments within twelve months from that date. Continued emphasis will be placed on structuring adjustable rate loans.

As for liabilities, certificates of deposit and individual retirement accounts of $100,000 or greater totaling approximately $139.3 million will become due or reprice during the next twelve months. Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal accounts, money market demand accounts, demand deposit accounts and regular savings accounts. Management anticipates that there will be no significant withdrawals from these accounts in 2015.

The following table shows the rate sensitivity gaps for different time periods as of December 31, 2014:

Interest Rate Sensitivity Gaps

				One Year
	1-90	91-180	181-365	And
(In Thousands)	Days	Days	Days	Longer	Total
Interest-earning assets	$258,061	82,789	206,345	1,208,268	1,755,463
Interest-bearing liabilities	(1,069,571)	(78,188)	(107,545)	(252,682)	(1,507,986)

Interest-rate sensitivity gap	$(811,510)	4,601	98,800	955,586	247,477

Cumulative gap	$(811,510)	(806,909)	(708,109)	247,477

The Company also uses simulation modeling to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. The Asset Liability Committee meets quarterly to analyze the interest rate shock simulation. The interest rate simulation model is based on a number of assumptions. The assumptions relate primarily to loan and deposit growth, asset and liability prepayments, the call features of investment securities, interest rates and balance sheet management strategies. The Company also uses Economic Value of Equity (“EVE”) sensitivity analysis to understand the impact of changes in interest rates on long-term cash flows, income and capital. EVE is calculated by discounting the cash flows for all balance sheet instruments under different interest rate scenarios. Presented below is the estimated impact on Wilson Bank’s net interest income and EVE as of December 31, 2014, assuming an immediate shift in interest rates:

	% Change from Base Case for Immediate Parallel Changes in Rates
	-100 BP(1)	+100 BP	+200 BP
Net interest income	(3.87)	(4.21)	(8.17)
EVE	(7.19)	(2.29)	(4.46)

(1)

Because certain current interest rates are at or below 1.00%, the 100 basis points downward shock assumes that certain corresponding interest rates reflect a decrease of less than the full 100 basis point downward shock.

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

Capital Resources, Capital Position and Dividends

At December 31, 2014, total stockholders’ equity was $200,892,000, or 10.7% of total assets, which compares with $177,671,000, or 10.2% of total assets, at December 31, 2013, and $169,698,000, or 10.2% of total assets, at December 31, 2012. The dollar increase in the Company’s stockholders’ equity during 2014 reflects (i) net income of $20,777,000 less cash dividends of $0.60 per share totaling $4,510,000, (ii) the issuance of 69,289 shares of common stock for $3,204,000, as reinvestment of cash dividends, (iii) the issuance of 6,144 shares of common stock pursuant to exercise of stock options for $186,000, (iv) the net unrealized gain on available-for-sale securities of $3,617,000, (v) repurchase of 2,053 shares of common stock for $94,000 and (vi) a stock based compensation expense of $41,000.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The Company’s and Wilson Bank’s principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Company and Wilson Bank. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which Wilson Bank has none, and a part of the allowance for loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. Under the Federal Reserve’s regulations, for a bank holding company, like the Company, to be considered “well capitalized” it must maintain a Total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 8% (up from 6% under previous rules), a common equity Tier 1 capital ratio of 6.5% and a Tier 1 leverage ratio of 5% and not be subject to a written agreement, order or directive to maintain a specific capital level. In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide that a minimum ratio of Tier 1 capital to average assets, less goodwill and other specified intangible assets, of at least 4% should be maintained by most bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Wilson Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2014 and December 31, 2013, the Company and the Bank are considered to be “well-capitalized” under regulatory definitions.

As of December 31, 2014, the most recent notification from the FDIC categorized Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized as of December 31, 2014 and December 31, 2013, an institution was required to maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables and not be subject to a written agreement, order or directive to maintain a specific capital level. There are no conditions or events since the notification that management believes have changed Wilson Bank’s category. The Company’s and Wilson Bank’s actual capital amounts and ratios as of December 31, 2014 and 2013, are presented in the following table (dollar amounts in thousands):

					Minimum To Be Well
					Capitalized Under
			Minimum Capital		Applicable Regulatory
	Actual		Requirements		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2014
Total capital to risk weighted assets:
Consolidated	$214,779	15.0%	$114,549	8.0%	$143,186	10.0%
Wilson Bank	213,447	14.9	114,602	8.0	143,253	10.0
Tier 1 capital to risk weighted assets:
Consolidated	$196,765	13.7	$57,450	4.0	$86,174	6.0
Wilson Bank	195,433	13.6	57,480	4.0	86,220	6.0
Tier 1 capital To average assets
Consolidated	$196,765	10.6	74,251	4.0	N/A	N/A
Wilson Bank	195,433	10.5	74,451	4.0	92,063	5.0

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

December 31, 2013
Total capital to risk weighted assets:
Consolidated	$193,746	14.7%	$105,656	8.0%	$132,070	10.0%
Wilson Bank	190,911	14.5	105,622	8.0	132,027	10.0
Tier 1 capital to risk weighted assets:
Consolidated	$177,161	13.4	$52,805	4.0	$79,208	6.0
Wilson Bank	174,326	13.2	52,826	4.0	79,239	6.0
Tier 1 capital To average assets
Consolidated	$177,161	10.3	69,001	4.0	N/A	N/A
Wilson Bank	174,326	10.1	69,040	4.0	86,300	5.0

In July 2013, the Federal banking regulators, in response to the Statutory Requirements of The Dodd-Frank Act, adopted new regulations implementing the Basel Capital Adequacy Accord (“Basel III”) and the related higher minimum capital ratios. The new capital requirements are effective January 1, 2015 and include a new “Common Equity Tier I Ratio”, which has stricter rules as to what qualifies as Common Equity Tier I Capital. A summary of the changes to the Regulatory Capital Ratios are as follows:

	Guideline in Effect At December 31, 2014		Basel III Requirements
	Minimum	Well Capitalized	Minimum	Well Capitalized
Common Equity Tier I Ratio (Common Equity to Risk Weighted Assets)	No Applicable	Not Applicable	4.5%	6.5%
Tier I Capital to Risk Weighted Assets	4%	6%	6%	8%
Total Capital to Risk Weighted Assets	8%	10%	8%	10%
Tier I Leverage Ratio	4%	5%	4%	5%

The guidelines under Basel III establish a 2.5% capital conservation buffer requirement that is phased in over four years beginning January 1, 2016. The buffer is related to Risk Weighted Assets. The Basel III minimum requirements after giving effect to the buffer are as follows:

	2016	2017	2018	2019
Common Equity Tier I Ratio	5.125%	5.75%	6.375%	7.0%
Tier I Capital to Risk Weighted Assets Ratio	6.625%	7.25%	7.875%	8.5%
Total Capital to Risk Weighted Assets Ratio	8.625%	9.25%	9.875%	10.5%

In order to avoid limitations on capital distributions such as dividends and certain discretionary bonus payments to executive officers, a banking organization must maintain capital ratios above the minimum ratios including the buffer.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The requirements of Basel III also place more restrictions on the inclusion of deferred tax assets and capitalized mortgage servicing rights as a percentage of Tier I Capital. In addition, the risk weights assigned to certain assets such as past due loans and certain real estate loans have been increased.

The requirements of Basel III allow banks and bank holding companies with less than $250 billion in assets a one-time opportunity to opt-out of a requirement to include unrealized gains and losses in accumulated other comprehensive income in their capital calculation. The Company and Wilson Bank intend to opt out of this requirement.

The application of these more stringent capital requirements to the Company and the Bank could, among other things, result in lower returns on invested capital, require the raising of additional capital, and result in regulatory actions if the Company and the Bank were to be unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of the final rules regarding Basel III could result in the Company or the Bank having to lengthen the term of their funding, restructure their business models and/or increase their holdings of liquid assets. Implementation of changes to asset risk weightings for risk-based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy and could limit the Company’s and the Bank’s ability to make distributions, including paying dividends or buying back shares.

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

The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2014.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	(Dollars in Thousands) Expected Maturity Date—Year Ending December 31,
	2015	2016	2017	2018	2019	Thereafter	Total	Fair Value
Earning assets:
Loans, net of unearned interest:
Variable rate	$42,476	14,373	12,939	44,268	21,952	727,466	863,474	863,474
Average interest rate	4.38%	4.56%	4.22%	4.14%	4.32%	4.83%	4.75%
Fixed rate	$197,450	89,547	35,628	33,867	37,277	95,194	488,963	505,667
Average interest rate	4.76%	4.69%	5.39%	4.68%	4.89%	4.39%	4.73%
Securities	$5,482	1,322	6,029	29,844	28,882	304,084	375,643	374,820
Average interest rate	2.01%	2.87%	1.68%	1.29%	1.73%	2.04%	2.06%
Loans held for sale	$9,466	—	—	—	—	—	9,466	9,466
Average interest rate	3.58%	—	—	—	—	—	3.58%
Federal funds sold	$16,005	—	—	—	—	—	16,005	16,005
Average interest rate	0.19%	—	—	—	—	—	0.19%
Interest-bearing deposits	$1,251,867	103,990	98,920	28,209	21,311	252	1,504,549	1,396,238
Average interest rate	0.20%	1.07%	1.24%	1.51%	1.52%	1.82%	0.63%
Securities sold under repurchase agreements	$3,437	—	—	—	—	—	3,437	3,437
Average interest rate	0.27%	—	—	—	—	—	0.27%

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

Assets

Securities available-for-sale—Where quoted prices are available for identical securities in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government securities and certain other financial products. If quoted market prices are not available, then fair values are estimated by using pricing models that use observable inputs or quoted prices of securities with similar characteristics and are classified within Level 2 of the valuation hierarchy. In certain cases where there is limited activity or less transparency around inputs to the valuation and more complex pricing models or discounted cash flows are used, securities are classified within Level 3 of the valuation hierarchy.

Impaired loans—A loan is considered to be impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected payments using the loan’s original effective rate as the discount rate, the loan’s observable market price, or the fair value of the collateral less selling costs if the loan is collateral dependent. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance may be established as a component of the allowance for loan losses or the expense is recognized as a charge-off. Impaired loans are classified within Level 3 of the hierarchy due to the unobservable inputs used in determining their fair value such as collateral values and the borrower’s underlying financial condition.

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

Other assets—Included in other assets are certain assets carried at fair value, including the cash surrender value of bank owned life insurance policies and annuity contracts. The Company uses financial information received from insurance carriers indicating the performance of the insurance policies and cash surrender values in determining the carrying value of life insurance. The Company reflects these assets within Level 3 of the valuation hierarchy due to the unobservable inputs included in the valuation of these items. The Company does not consider the fair values of these policies to be materially sensitive to changes in these unobservable inputs.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following tables present the financial instruments carried at fair value as of December 31, 2014 and December 31, 2013, by caption on the consolidated balance sheet and by FASB ASC 820 valuation hierarchy (as described above) (in thousands):

	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2014
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$130,567	—	130,567	—
Mortgage-backed securities	171,069	—	171,069	—
Asset-backed securities	30,520	—	30,520	—
State and municipal securities	14,264	—	14,264	—

Total investment securities available-for-sale	346,420	—	364,420	—
Other assets	17,331	—	—	17,331

Total assets at fair value	$363,751	—	364,420	17,331

December 31, 2013
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$136,086	—	136,086	—
Mortgage-backed securities	175,182	—	175,182	—
Asset-backed securities	4,732	—	4,732	—
State and municipal securities	13,373	—	13,373	—

Total investment securities available-for-sale	329,373	—	329,373	—
Other assets	11,390	—	—	11,390

Total assets at fair value	$340,763	—	329,373	11,390

	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2014
Other real estate owned	$7,298	—	—	$7,298
Nonperforming loans, net (¹)	8,866	—	—	8,866

Total	$16,164	—	—	$16,164

December 31, 2013
Other real estate owned	$12,869	—	—	$12,869
Nonperforming loans, net (¹)	23,380	—	—	23,380

Total	$35,249	—	—	$35,249

(¹)	Amount is net of a valuation allowance of $1.6 million at December 31, 2014 and $4.5 million at December 31, 2013 as required by ASC 310-10, “Receivables.”

In the case of the bond portfolio, the Company monitors the valuation technique utilized by various pricing agencies to ascertain when transfers between levels have been affected. The nature of the remaining assets and liabilities is such that transfers in and out of any level are expected to be rare. For the twelve months ended December 31, 2014, there were no transfers between Levels 1, 2 or 3.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The table below includes a roll forward of the balance sheet amounts for the year ended December 31, 2014 and December 31, 2013 (including the change in fair value) for financial instruments classified by the Company within Level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology (in thousands):

	For the Twelve Months Ended December 31,
	2014		2013
	Other Assets	Other Liabilities	Other Assets	Other Liabilities
Fair value, January 1	$11,390	—	6,315	—
Total realized gains included in income	376	—	75	—
Change in unrealized gains/losses included in other comprehensive income for assets and liabilities still held at December 31	—	—	—	—
Purchases, issuances and settlements, net	5,565	—	5,000	—
Transfers out of Level 3	—	—	—	—

Fair value, December 31	$17,331	—	11,390	—

Total realized gains included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31	$376	—	75	—

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments that are not measured at fair value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates, estimates of future cash flows and borrower creditworthiness. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2014 and December 31, 2013. Such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Held-to-maturity securities—Estimated fair values for investment securities are based on quoted market prices where available. If quoted market prices are not available, then fair values are estimated by using pricing models that use observable inputs or quoted prices of securities with similar characteristics.

Loans—The fair value of our loan portfolio includes a credit risk factor in the determination of the fair value of our loans. This credit risk assumption is intended to approximate the fair value that a market participant would realize in a hypothetical orderly transaction. Our loan portfolio is initially fair valued using a segmented approach. We divide our loan portfolio into the following categories: variable rate loans, impaired loans and all other loans. The results are then adjusted to account for credit risk.

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

Deposits, Securities sold under agreements to repurchase, Federal Home Loan Bank advances, Subordinated debt and other borrowings—The carrying amounts of demand deposits, savings deposits and securities sold under agreements to repurchase, approximate their fair values. Fair values for certificates of deposit are estimated using discounted cash flow models, using current market interest rates offered on certificates with similar remaining maturities.

Off-Balance Sheet Instruments—The fair values of the Company’s off-balance-sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value to the Company until such commitments are funded.

The following table presents the carrying amounts, estimated fair value and placement in the fair value hierarchy of the Company’s financial instruments at December 31, 2014 and December 31, 2013. This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization. For financial liabilities such as noninterest bearing demand, interest-bearing demand, and savings deposits, the carrying amount is a reasonable estimate of fair value due to these products having no stated maturity.

(in Thousands)	Carrying/ Notional Amount	Estimated Fair Value(¹)	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2014
Financial assets:
Securities held-to-maturity	$28,123	28,400	—	28,400	—
Loans, net	1,329,865	1,346,569	—	—	1,346,569
Mortgage loans held-for-sale	9,466	9,466	—	—	9,466
Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,663,707	1,530,607	—	—	1,530,607
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—
December 31, 2013
Financial assets:
Securities held-to-maturity	$26,823	26,561	—	26,561	—
Loans, net	1,184,267	1,185,271	—	—	1,185,271
Mortgage loans held-for-sale	7,022	7,022	—	—	7,022
Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,563,333	1,554,839	—	—	1,554,839
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

(¹)

Estimated fair values are consistent with an exit-price concept. The assumptions used to estimate the fair values are intended to approximate those that a market-participant would realize in a hypothetical orderly transaction.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Impact of New Accounting Standards

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” which provides disclosure guidance on amounts reclassified out of AOCI by component. The adoption of this ASU did not have any impact on the Company’s financial position or results of operations but has impacted our financial statement disclosure. As shown on the statement of comprehensive earnings for the three-years ended December 31, 2014, the Company reclassified approximately $336,000, $48,000 and $160,000 of net gains out of other comprehensive earnings into gain on the sale of investment securities, net of tax.

In January 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure, to reduce the diversity in reporting when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The Company adopted this ASU in the first quarter of 2014 using the prospective method and had one loan that met the above stated criteria as of December 31, 2014 totaling $279,000. The total amount of foreclosed residential real property amounted to $456,000 at December 31, 2014.

Holding Company & Stock Information

Wilson Bank Holding Company Directors and Executive Officers

John Freeman, Chairman; Randall Clemons, President & CEO; Charles Bell; Jimmy Comer; Mackey Bentley; Jerry Franklin; William Jordan; Harold Patton; James Anthony Patton; Jack Bell; Elmer Richerson, Executive Vice President.

Common Stock Market Information

The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at February 4, 2015 was 3,620. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company’s stock during the years 2013 and 2014.

Stock Prices

2013
First Quarter	$43.75	$43.25
Second Quarter	$44.75	$44.25
Third Quarter	$45.25	$44.75
Fourth Quarter	$45.75	$45.25
2014	High	Low
First Quarter	$46.25	$45.75
Second Quarter	$46.75	$46.25
Third Quarter	$47.25	$46.75
Fourth Quarter	$47.75	$47.25

On January 1, 2013, a $.30 per share cash dividend was declared and on July 1, 2013 a $.30 per share cash dividend was declared and paid to shareholders of record on those dates. On January 1, 2014, a $.30 per share cash dividend was declared and on July 1, 2014, a $.30 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent upon the Company’s profitability, its capital needs, overall financial condition, economic and regulatory consideration.

Annual Meeting and Information Contacts

The Annual Meeting of Shareholders will be held in the Main Office of

Wilson Bank Holding Company at 7:00 P.M., April 13, 2015

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

WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

	In Thousands, Except Per Share Information
	As Of December 31,
	2014	2013	2012	2011	2010
CONSOLIDATED BALANCE SHEETS:
Total assets end of year	$1,873,242	1,748,971	1,680,820	1,577,370	1,488,106
Loans, net	$1,329,865	1,184,267	1,142,111	1,098,733	1,073,091
Securities	$374,543	356,196	332,786	325,195	290,428
Deposits	$1,660,270	1,554,255	1,493,922	1,406,042	1,331,282
Stockholders’ equity	$200,892	177,671	169,698	157,348	144,333

	Years Ended December 31,
	2014	2013	2012	2011	2010
CONSOLIDATED STATEMENTS OF EARNINGS:
Interest income	$74,380	71,814	72,361	72,350	76,180
Interest expense	9,768	10,879	14,107	17,890	24,052

Net interest income	64,612	60,935	58,254	54,460	52,128
Provision for loan losses	498	2,177	9,528	8,678	14,834

Net interest income after provision for loan losses	64,114	58,758	48,726	45,782	37,294
Non-interest income	16,678	15,204	16,035	14,476	14,266
Non-interest expense	47,705	48,787	45,098	43,663	36,705

Earnings before income taxes	33,087	25,175	19,663	16,595	14,855
Income taxes	12,310	9,306	7,515	6,545	5,828

Net earnings	$20,777	15,869	$12,148	10,050	9,027

Cash dividends declared	$4,510	4,464	$6,243	4,348	4,300

PER SHARE DATA:
Basic earnings per common share	$2.75	2.12	1.65	1.38	1.25
Diluted earnings per common share	$2.75	2.12	1.65	1.38	1.25
Cash dividends	$0.60	0.60	0.85	0.60	0.60
Book value	$26.53	23.69	22.87	21.54	19.98
RATIOS:
Return on average stockholders’ equity	10.95%	9.20%	7.49%	6.77%	6.44%
Return on average assets	1.15%	0.93%	0.75%	0.66%	0.60%
Capital to assets	10.72%	10.16%	10.10%	9.98%	9.70%
Dividends declared per share as percentage of basic earnings per share	21.82%	28.30%	51.52%	43.48%	48.00%

WILSON BANK HOLDING COMPANY

Consolidated Financial Statements

December 31, 2014 and 2013

(With Independent Auditor’s Report Thereon)

Stephen M. Maggart, CPA, ABV, CFF J. Mark Allen, CPA M. Todd Maggart, CPA, ABV, CFF Michael F. Murphy, CPA P. Jason Ricciardi, CPA, CGMA David B. von Dohlen, CPA T. Keith Wilson, CPA, CITP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Wilson Bank Holding Company:

We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014. We also have audited Wilson Bank Holding Company and Subsidiary’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Wilson Bank Holding Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiary as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Wilson Bank Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Nashville, Tennessee

January 28, 2015

150 FOURTH AVENUE, NORTH • SUITE 2150 • NASHVILLE, TENNESSEE 37219-2431 • (615) 252-6100 • Fax • (615) 252-6105

www.maggartpc.com

WILSON BANK HOLDING COMPANY

Consolidated Balance Sheets

December 31, 2014 and 2013

	Dollars In Thousands
	2014	2013
ASSETS
Loans, net of allowance for loan losses of $22,572 and $22,935, respectively Securities:	$1,329,865	1,184,267
Held-to-maturity, at amortized cost (market value $28,400 and $26,561, respectively)	28,123	26,823
Available-for-sale, at market (amortized cost $347,520 and $336,335, respectively)	346,420	329,373

Total securities	374,543	356,196
Loans held for sale	9,466	7,022
Federal funds sold	16,005	38,190
Restricted equity securities, at cost	3,012	3,012

Total earning assets	1,732,891	1,588,687

Cash and due from banks	52,002	73,314
Premises and equipment, net	40,123	38,176
Accrued interest receivable	5,463	5,063
Deferred income taxes	9,171	11,437
Other real estate	7,298	12,869
Bank owned life insurance and annuity contracts	17,331	11,390
Goodwill	4,805	4,805
Other assets	4,158	3,230

Total assets	$1,873,242	1,748,971

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,660,270	1,554,255
Securities sold under repurchase agreements	3,437	9,078
Accrued interest and other liabilities	8,643	7,967

Total liabilities	1,672,350	1,571,300

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 15,000,000 shares, 7,571,968 and 7,498,588 shares issued and outstanding, respectively	15,144	14,997
Additional paid-in capital	57,709	54,519
Retained earnings	128,718	112,451
Net unrealized losses on available-for-sale securities, net of taxes of $421 and $2,666, respectively	(679)	(4,296)

Total stockholders’ equity	200,892	177,671

COMMITMENTS AND CONTINGENCIES
Total liabilities and stockholders’ equity	$1,873,242	1,748,971

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Earnings

Three Years Ended December 31, 2014

	Dollars In Thousands (except per share data)
	2014	2013	2012
Interest income:
Interest and fees on loans	$66,685	66,177	66,080
Interest and dividends on securities:
Taxable securities	6,464	4,411	5,253
Exempt from Federal income taxes	679	603	464
Interest on loans held for sale	263	258	307
Interest on Federal funds sold	167	215	129
Interest and dividends on restricted equity securities	122	150	128

Total interest income	74,380	71,814	72,361

Interest expense:
Interest on negotiable order of withdrawal accounts	1,587	1,589	1,942
Interest on money market accounts and other savings accounts	2,366	2,407	2,705
Interest on certificates of deposit and individual retirement accounts	5,791	6,832	9,403
Interest on securities sold under repurchase agreements	23	50	56
Interest on Federal funds purchased	1	1	1

Total interest expense	9,768	10,879	14,107

Net interest income before provision for loan losses	64,612	60,935	58,254
Provision for loan losses	498	2,177	9,528

Net interest income after provision for loan losses	64,114	58,758	48,726
Non-interest income	16,678	15,204	16,035
Non-interest expense	(47,705)	(48,787)	(45,098)

Earnings before income taxes	33,087	25,175	19,663
Income taxes	12,310	9,306	7,515

Net earnings	$20,777	15,869	12,148

Basic earnings per common share	$2.75	2.12	1.65

Diluted earnings per common share	$2.75	2.12	1.65

Weighted average common shares outstanding:
Basic	7,547,087	7,472,373	7,360,485

Diluted	7,551,480	7,477,171	7,365,648

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Comprehensive Earnings

Three Years Ended December 31, 2014

	Dollars In Thousands
	2014	2013	2012
Net earnings	$20,777	15,869	12,148

Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $2,454, $4,231 and $1,158, respectively	3,953	(6,820)	1,867
Reclassification adjustment for net gains included in net earnings, net of taxes of $209, $30 and $100, respectively	(336)	(48)	(160)

Other comprehensive earnings (losses)	3,617	(6,868)	1,707

Comprehensive earnings	$24,394	9,001	13,855

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Changes in Stockholders’ Equity

Three Years Ended December 31, 2014

	Dollars In Thousands
				Net Unrealized
		Additional		Gain (Loss) On
	Common	Paid-In	Retained	Available-For-
	Stock	Capital	Earnings	Sale Securities	Total
Balance December 31, 2011	$14,608	46,734	95,141	865	157,348
Cash dividends declared, $.85 per share	—	—	(6,243)	—	(6,243)
Issuance of 106,230 shares of stock pursuant to dividend reinvestment plan	212	4,306	—	—	4,518
Issuance of 8,788 shares of stock pursuant to exercise of stock options	18	171	—	—	189
Share based compensation expense	—	31	—	—	31
Net change in fair value of available-for-sale securities during the year, net of taxes of $1,058	—	—	—	1,707	1,707
Net earnings for the year	—	—	12,148	—	12,148

Balance December 31, 2012	14,838	51,242	101,046	2,572	169,698
Cash dividends declared, $.60 per share	—	—	(4,464)	—	(4,464)
Issuance of 73,411 shares of stock pursuant to dividend reinvestment plan	147	3,101	—	—	3,248
Issuance of 5,973 shares of stock pursuant to exercise of stock options	12	144	—	—	156
Share based compensation expense	—	32	—	—	32
Net change in fair value of available-for-sale securities during the year, net of taxes of $4,261	—	—	—	(6,868)	(6,868)
Net earnings for the year	—	—	15,869	—	15,869

Balance December 31, 2013	14,997	54,519	112,451	(4,296)	177,671
Cash dividends declared, $.60 per share	—	—	(4,510)	—	(4,510)
Issuance of 69,289 shares of stock pursuant to dividend reinvestment plan	139	3,065	—	—	3,204
Issuance of 6,144 shares of stock pursuant to exercise of stock options	12	174	—	—	186
Share based compensation expense	—	41	—	—	41
Net change in fair value of available-for-sale securities during the year, net of taxes of $2,245	—	—	—	3,617	3,617
Repurchase of 2,053 common shares	(4)	(90)	—	—	(94)
Net earnings for the year	—	—	20,777	—	20,777

Balance December 31, 2014	$15,144	57,709	128,718	(679)	200,892

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Cash Flows

Three Years Ended December 31, 2014

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2014	2013	2012
Cash flows from operating activities:
Interest received	$75,937	75,201	76,329
Fees received	13,269	11,816	12,171
Other income received	—	—	3
Proceeds from sales of loans	105,414	121,055	137,836
Origination of loans held for sale	(105,078)	(109,131)	(135,107)
Interest paid	(9,964)	(11,396)	(14,876)
Cash paid to suppliers and employees	(45,890)	(41,968)	(38,789)
Income taxes paid	(12,277)	(8,413)	(8,152)

Net cash provided by operating activities	21,411	37,164	29,415

Cash flows from investing activities:
Purchase of available-for-sale securities	(171,497)	(109,662)	(217,500)
Proceeds from calls, maturities and paydowns of available-for-sale securities	86,946	76,811	173,266
Proceeds from sale of available-for-sale securities	72,215	6,867	37,353
Purchase of held-to-maturity securities	(3,610)	(14,250)	(2,587)
Proceeds from maturities and paydowns of held-to-maturity securities	2,049	2,749	1,437
Loans made to customers, net of repayments	(144,410)	(48,636)	(61,432)
Purchase of annuity contracts and life insurance	—	—	(4,072)
Purchase of bank owned life insurance	(5,565)	(5,000)	—
Purchase of bank premises and equipment	(4,145)	(4,074)	(1,946)
Proceeds from sale of other assets	4	51	70
Proceeds from sale of other real estate	3,945	5,053	8,977

Net cash used in investing activities	(164,068)	(90,091)	(66,434)

Cash flows from financing activities:
Net increase in non-interest bearing, savings, NOW and money market deposit accounts	147,458	95,320	123,050
Net decrease in time deposits	(41,443)	(34,987)	(35,170)
Net increase (decrease) in securities sold under agreements to repurchase	(5,641)	(1,506)	3,165
Dividends paid	(4,510)	(4,464)	(6,243)
Proceeds from sale of common stock pursuant to dividend reinvestment	3,204	3,248	4,518
Proceeds from sale of common stock pursuant to exercise of stock options	186	156	189
Repurchase of common shares	(94)	—	—

Net cash provided by financing activities	99,160	57,767	89,509

Net increase (decrease) in cash and cash equivalents	(43,497)	4,840	52,490
Cash and cash equivalents at beginning of year	111,504	106,664	54,174

Cash and cash equivalents at end of year	$68,007	111,504	106,664

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Cash Flows, Continued

Three Years Ended December 31, 2014

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2014	2013	2012
Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$20,777	15,869	12,148
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	4,162	4,787	5,106
Provision for loan losses	498	2,177	9,528
Share based compensation expense	41	32	31
Provision for deferred tax expense (benefit)	634	1,068	(814)
Write downs and loss (gains) on sales of other real estate, net	(77)	1,642	3,286
Loss on sales of other assets	6	3	2
Gain on sale of premises and equipment	(7)	(12)	—
Security gains	(545)	(78)	(259)
Decrease (increase) in loans held for sale	(2,444)	8,626	(873)
Increase (decrease) in taxes payable	(601)	(175)	177
Decrease (increase) in other assets	(1,297)	1,337	700
Decrease (increase) in accrued interest receivable	(400)	363	504
Decrease in interest payable	(196)	(517)	(769)
Increase in accrued expenses	860	2,042	648

Total adjustments	634	21,295	17,267

Net cash provided by operating activities	$21,411	37,164	29,415

Supplemental Schedule of Non-Cash Activities:
Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $2,245 in 2014, $4,261 in 2013, and $1,058 in 2012	$3,617	(6,868)	1,707

Non-cash transfers from loans to other real estate	$799	5,539	9,236

Non-cash transfers from other real estate to loans	$2,502	1,282	783

Non-cash transfers from loans to other assets	$17	46	73

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(1)	Summary of Significant Accounting Policies

The accounting and reporting policies of Wilson Bank Holding Company (“the Company”) and Wilson Bank & Trust (“Wilson Bank”) are in accordance with accounting principles generally accepted in the United States of America (“U.S.”) and conform to general practices within the banking industry. The following is a brief summary of the significant policies.

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Wilson Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Nature of Operations

Wilson Bank operates under a state bank charter and provides full banking services. As a state-chartered bank that is not a member of the Federal Reserve, Wilson Bank is subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation (“FDIC”). The areas served by Wilson Bank include Wilson County, DeKalb County, Rutherford County, Smith County, Trousdale County, Sumner County, and eastern Davidson County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the main office and twenty-four branch locations.

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

(d)	Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within Middle Tennessee. The types of securities in which the Company invests are described in note 3. The types of lending in which the Company engages are described in note 2. The Company does not have any significant concentrations to any one industry or customer other than as disclosed in note 2.

Residential 1-4 family, commercial real estate and construction mortgage loans, represented 26%, 42% and 18% and 28%, 44% and 16% of the loan portfolio at December 31, 2014 and 2013, respectively.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(1)	Summary of Significant Accounting Policies, Continued

(e)	Loans, Continued

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

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

Other-than-temporary Impairment—Impaired securities are assessed quarterly for the presence of other-than-temporary impairment (“OTTI”). A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in the carrying amount of the security. To determine whether OTTI has occurred, management considers factors such as (1) length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospectus of the issuer, and (3) the Bank’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value. If management deems a security to be OTTI, management reviews the present value of the future cash flows associated with the security. A shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is referred to as a credit loss. If a credit loss is identified, the credit loss is recognized as a charge to earnings and a new cost basis for the security is established. If management concludes that no credit loss exists and it is not “more-likely-than-not” that it will be required to sell the security before the recovery of the security’s cost basis, then the security is not deemed OTTI and the shortfall is recorded as a component of equity.

No securities have been classified as trading securities.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(1)	Summary of Significant Accounting Policies, Continued

(h)	Federal Home Loan Bank Stock

The Company, as a member of the Federal Home Loan Bank (“FHLB”) Cincinnati system, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at par value, which approximates its fair value. Management reviews the investment for impairment based on the ultimate recoverability of the cost basis in the FHLB stock. As of December 31, 2014, the minimum required investment was approximately $2,600,000. Stock redemptions are at the discretion of the FHLB.

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

The Financial Accounting Standards Board “FASB” Accounting Standards Codification “ASC” 350, Goodwill and Other Intangible Assets (“ASC 350”) requires that management determine the allocation of intangible assets into identifiable groups at the date of acquisition and that appropriate amortization periods be established. Under the provisions of FASB ASC 350, goodwill is not to be amortized; rather, it is to be monitored for impairment and written down to the impairment value at the time impairment occurs. The Company has determined that no impairment loss needs to be recognized related to its goodwill.

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

December 31, 2014, 2013 and 2012

(1)	Summary of Significant Accounting Policies, Continued

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

Stock compensation accounting guidance (FASB ASC 718, “Compensation—Stock Compensation”) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

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

Advertising costs are expensed as incurred by the Company and totaled $1,884,000, $2,104,000 and $1,230,000 for 2014, 2013 and 2012, respectively.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

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

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in note 20 of the consolidated financial statements. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

(u)	Reclassifications

Certain reclassifications have been made to the 2013 and 2012 figures to conform to the presentation for 2014.

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

(w)	Recently Adopted Accounting Pronouncements

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” which provides disclosure guidance on amounts reclassified out of Accumulated Other Comprehensive Income by component. The adoption of this ASU did not have any impact on the Company’s financial position or results of operations but has impacted our financial statement disclosure. As shown on the statement of comprehensive earnings for the three years ended December 31, 2014, the Company reclassified approximately $336,000, $48,000 and $160,000 of net gains out of other comprehensive earnings into gain on the sale of investment securities, net of tax.

In January 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40); Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure, to reduce the diversity in reporting when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The Company adopted this ASU in the first quarter of 2014 using the prospective method and had one loan that met the above stated criteria as of December 31, 2014 totaling $279,000. The total amount of foreclosed residential real property amounted to $456,000 at December 31, 2014.

There were no other recently issued accounting pronouncements that are expected to materially impact the Company.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(2)	Loans and Allowance for Loan Losses

The classification of loans at December 31, 2014 and 2013 is as follows:

	In Thousands
	2014	2013
Mortgage loans on real estate:
Residential 1-4 family	$350,758	332,432
Multifamily	31,242	13,920
Commercial	564,965	526,258
Construction	245,830	194,426
Farmland	30,236	22,771
Second mortgages	9,026	10,511
Equity lines of credit	41,496	34,185

Total mortgage loans on real estate	1,273,553	1,134,503

Commercial loans	30,000	29,444

Agriculture loans	1,670	2,099

Consumer installment loans:
Personal	37,745	37,789
Credit cards	3,280	3,329

Total consumer installment loans	41,025	41,118

Other loans	10,530	3,291

	1,356,778	1,210,455
Net deferred loan fees	(4,341)	(3,253)

Total loans	1,352,437	1,207,202
Less: Allowance for loan losses	(22,572)	(22,935)

Loans, net	$1,329,865	1,184,267

At December 31, 2014, variable rate and fixed rate loans totaled $863,474,000 and $488,963,000, respectively. At December 31, 2013, variable rate loans were $771,739,000 and fixed rate loans totaled $435,463,000.

In the normal course of business, Wilson Bank has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $11,744,000 and $10,821,000 at December 31, 2014 and 2013, respectively. None of these loans were restructured, charged-off or involved more than the normal risk of collectibility or presented other unfavorable features during the three years ended December 31, 2014.

An analysis of the activity with respect to such loans to related parties is as follows:

	In Thousands
	December 31,
	2014	2013
Balance, January 1	$10,821	9,309
New loans and renewals during the year	9,406	9,984
Repayments (including loans paid by renewal) during the year	(8,483)	(8,472)

Balance, December 31	$11,744	10,821

During 2013 and 2012 a director of the Company performed appraisals related to certain loan customers. Fees paid to the director for these services were $237,000 and $364,000 in 2013 and 2012, respectively.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(2)	Loans and Allowance for Loan Losses, Continued

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310), when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial and real estate loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. Substantially all of the Company’s impaired loans are collateral dependent.

The following tables, present the Company’s impaired loans at December 31, 2014 and 2013:

	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
December 31, 2014
With no related allowance recorded:
Residential 1-4 family	$1,891	1,854	—	1,081	114
Multifamily	—	—	—	—	—
Commercial real estate	1,352	2,188	—	5,984	95
Construction	—	—	—	673	—
Farmland	—	—	—	—	—
Second mortgages	281	280	—	222	3
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—

	$3,524	4,322	—	7,960	212

	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
December 31, 2014
With allowance recorded:
Residential 1-4 family	$1,219	1,207	376	1,363	61
Multifamily	—	—	—	—	—
Commercial real estate	5,131	6,811	1,135	5,755	202
Construction	—	—	—	1,815	—
Farmland	702	701	120	767	7
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—

	$7,052	8,719	1,631	9,700	270

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(2)	Loans and Allowance for Loan Losses, Continued

	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
December 31, 2014
Total:
Residential 1-4 family	$3,110	3,061	376	2,444	175
Multifamily	—	—	—	—	—
Commercial real estate	6,483	8,999	1,135	11,739	297
Construction	—	—	—	2,488	—
Farmland	702	701	120	767	7
Second mortgages	281	280	—	222	3
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—

	$10,576	13,041	1,631	17,660	482

	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
December 31, 2013
With no related allowance recorded:
Residential 1-4 family	$357	404	—	2,947	16
Multifamily	—	—	—	—	—
Commercial real estate	7,234	7,199	—	3,750	260
Construction	1,393	1,393	—	2,265	11
Farmland	—	—	—	—	—
Second mortgages	606	606	—	665	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	52	—
Agricultural, installment and other	—	—	—	—	—

	$9,590	9,602	—	9,679	287

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(2)	Loans and Allowance for Loan Losses, Continued

	In Thousands
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
December 31, 2013
With allowance recorded:
Residential 1-4 family	$3,972	4,186	1,150	5,107	187
Multifamily	—	—	—	—	—
Commercial real estate	10,589	12,226	2,300	11,834	264
Construction	2,413	2,413	950	5,859	—
Farmland	131	131	57	1,818	8
Second mortgages	156	155	49	157	—
Equity lines of credit	174	174	10	175	9
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—

	$17,435	19,285	4,516	24,950	468

Total:
Residential 1-4 family	$4,329	4,590	1,150	8,054	203
Multifamily	—	—	—	—	—
Commercial real estate	17,823	19,425	2,300	15,584	524
Construction	3,806	3,806	950	8,124	11
Farmland	131	131	57	1,818	8
Second mortgages	762	761	49	822	—
Equity lines of credit	174	174	10	175	9
Commercial	—	—	—	52	—
Agricultural, installment and other	—	—	—	—	—

	$27,025	28,887	4,516	34,629	755

The following tables present the Company’s nonaccrual loans, credit quality indicators and past due loans as of December 31, 2014 and 2013.

Loans on Nonaccrual Status

	In Thousands
	2014	2013
Residential 1-4 family	$42	726
Multifamily	—	—
Commercial real estate	—	21
Construction	—	3,524
Farmland	574	700
Second mortgages	—	606
Equity lines of credit	—	—
Commercial	—	—
Agricultural, installment and other	—	—

Total	$616	5,577

The amount of interest income that would have been recognized for the years ended December 31, 2014 and 2013 amounted to $39,000 and $296,000, respectively, if the above nonaccrual loans had been current.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(2)	Loans and Allowance for Loan Losses, Continued

Potential problem loans, which include nonperforming loans, amounted to approximately $35.8 million at December 31, 2014 compared to $38.0 million at December 31, 2013. Potential problem loans represent those loans with a well defined weakness and where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower’s ability to comply with present repayment terms. This definition is believed to be substantially consistent with the standards established by the FDIC, the Company’s primary federal regulator, for loans classified as special mention, substandard, or doubtful, excluding the impact of nonperforming loans.

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

Credit Quality Indicators

	In Thousands
	Residential 1-4 Family	Multifamily	Commercial Real Estate	Construction	Farmland	Second Mortgages	Equity Lines of Credit	Commercial	Agricultural, Installment and Other	Total
Credit Risk Profile by Internally Assigned Grade
December 31, 2014
Pass	$339,529	31,242	545,301	243,416	29,260	8,007	41,274	29,893	53,048	1,320,970
Special mention	7,681	—	13,313	2,362	57	347	176	18	16	23,970
Substandard	3,548	—	6,351	52	919	672	46	89	161	11,838
Doubtful	—	—	—	—	—	—	—	—	—	—

Total	$350,758	31,242	564,965	245,830	30,236	9,026	41,496	30,000	53,225	1,356,778

December 31, 2013
Pass	$319,762	13,920	507,769	190,083	22,324	9,135	33,964	29,298	46,248	1,172,503
Special mention	9,460	—	5,308	367	64	665	174	26	46	16,110
Substandard	3,210	—	13,181	3,976	383	711	47	120	214	21,842
Doubtful	—	—	—	—	—	—	—	—	—	—

Total	$332,432	13,920	526,258	194,426	22,771	10,511	34,185	29,444	46,508	1,210,455

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(2)	Loans and Allowance for Loan Losses, Continued

Age Analysis of Past Due Loans

	In Thousands
	30-59 Days Past Due	60-89 Days Past Due	Nonaccrual and Greater Than 90 Days	Total Nonaccrual and Past Due	Current	Total Loans	Recorded Investment Greater Than 90 Days and Accruing
December 31, 2014
Residential 1-4 family	$6,166	1,275	1,352	8,793	341,965	350,758	1,310
Multifamily	—	—	—	—	31,242	31,242	—
Commercial real estate	2,151	242	19	2,412	562,553	564,965	19
Construction	125	91	73	289	245,541	245,830	73
Farmland	88	—	594	682	29,554	30,236	20
Second mortgages	286	18	70	374	8,652	9,026	70
Equity lines of credit	346	—	5	351	41,145	41,496	5
Commercial	37	—	—	37	29,963	30,000	—
Agricultural, installment and other	301	126	44	471	52,754	53,225	44

Total	9,500	1,752	2,157	13,409	1,343,369	1,356,778	1,541

December 31, 2013
Residential 1-4 family	$5,034	221	1,582	6,837	325,595	332,432	856
Multifamily	—	—	—	—	13,920	13,920	—
Commercial real estate	287	19	710	1,016	525,242	526,258	689
Construction	948	20	3,795	4,763	189,663	194,426	271
Farmland	8	—	700	708	22,063	22,771	—
Second mortgages	78	—	611	689	9,822	10,511	5
Equity lines of credit	48	27	—	75	34,110	34,185	—
Commercial	122	—	285	407	29,037	29,444	285
Agricultural, installment and other	484	115	27	626	45,882	46,508	27

Total	$7,009	402	7,710	15,121	1,195,334	1,210,455	2,133

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(2)	Loans and Allowance for Loan Losses, Continued

Transactions in the allowance for loan losses for the years ended December 31, 2014 and 2013 are summarized as follows:

	In Thousands
	Residential 1-4 Family	Multifamily	Commercial Real Estate	Construction	Farmland	Second Mortgages	Equity Lines of Credit	Commercial	Agricultural, Installment and Other	Total
December 31, 2014
Allowance for loan losses:
Beginning balance	$4,935	77	10,918	5,159	618	205	300	395	328	22,935
Provision	1,059	95	(378)	102	176	(164)	3	(641)	246	498
Charge-offs	(468)	—	(968)	(7)	—	—	—	(37)	(387)	(1,867)
Recoveries	56	—	6	324	1	20	1	459	139	1,006

Ending balance	$5,582	172	9,578	5,578	795	61	304	176	326	22,572

Ending balance individually evaluated for impairment	$376	—	1,135	—	120	—	—	—	—	1,631

Ending balance collectively evaluated for impairment	$5,206	172	8,443	5,578	675	61	304	176	326	20,941

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—

Loans:
Ending balance	$350,758	31,242	564,965	245,830	30,236	9,026	41,496	30,000	53,225	1,356,778

Ending balance individually evaluated for impairment	$3,061	—	6,455	—	701	280	—	—	—	10,497

Ending balance collectively evaluated for impairment	$347,697	31,242	558,510	245,830	29,535	8,746	41,496	30,000	53,225	1,346,281

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(2)	Loans and Allowance for Loan Losses, Continued

	In Thousands
	Residential 1-4 Family	Multifamily	Commercial Real Estate	Construction	Farmland	Second Mortgages	Equity Lines of Credit	Commercial	Agricultural, Installment and Other	Total
December 31, 2013
Allowance for loan losses:
Beginning balance	$5,699	89	9,305	7,191	1,658	272	492	382	409	25,497
Provision	36	(12)	3,063	(741)	(266)	(70)	(89)	131	125	2,177
Charge-offs	(877)	—	(1,478)	(1,470)	(781)	(7)	(104)	(149)	(381)	(5,247)
Recoveries	77	—	28	179	7	10	1	31	175	508

Ending balance	$4,935	77	10,918	5,159	618	205	300	395	328	22,935

Ending balance individually evaluated for impairment	$1,150	—	2,300	950	57	49	10	—	—	4,516

Ending balance collectively evaluated for impairment	$3,785	77	8,618	4,209	561	156	290	395	328	18,419

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—

Loans:
Ending balance	$332,432	13,920	526,258	194,426	22,771	10,511	34,185	29,444	46,508	1,210,455

Ending balance individually evaluated for impairment	$4,303	—	17,722	3,806	130	761	174	—	—	26,896

Ending balance collectively evaluated for impairment	$328,129	13,920	508,536	190,620	22,641	9,750	34,011	29,444	46,508	1,183,559

Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(2)	Loans and Allowance for Loan Losses, Continued

The Company’s loan portfolio includes certain loans that have been modified in a troubled debt restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. The concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDR’s are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

The following table summarizes the carrying balances of TDRs at December 31, 2014 and December 31, 2013 (dollars in thousands):

	2014	2013
Performing TDRs	$5,448	6,487
Nonperforming TDRs	2,592	758

Total TDRs	$8,040	7,245

The following table outlines the amount of each troubled debt restructuring categorized by loan classification for the years ended December 31, 2014 and 2013

(dollars in thousands):

	December 31, 2014			December 31, 2013
	Number of Contracts	Pre Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment, Net of Related Allowance	Number of Contracts	Pre Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment, Net of Related Allowance
Residential 1-4 family	6	$1,346	$1,218	6	$800	$800
Multifamily	—	—	—	—	—	—
Commercial real estate	2	1,020	1,020	2	5,522	3,291
Construction	—	—	—	1	282	282
Farmland	—	—	—	—	—	—
Second mortgages	—	—	—	1	24	24
Equity lines of credit	—	—	—	—	—	—
Commercial	1	3	3	—	—	—
Agricultural, installment and other	1	1	1	2	13	13

Total	10	$2,370	$2,242	12	$6,641	$4,410

As of December 31, 2014 the Company had two loans totaling $844,000 previously classified as troubled debt restructurings default within twelve months of the restructuring. As of December 31, 2013 the Company did not have any loans previously classified as troubled debt restructurings subsequently defult within twelve months of the restructuring. A default is defined as an occurrence which violates the terms of the receivable’s contract.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

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

In 2014, 2013 and 2012, the Company originated loans in the secondary market of $105,078,000, $109,131,000 and $135,107,000, respectively. The fees and gain on sale of these loans totaled $2,780,000 $3,298,000 and $3,602,000 in 2014, 2013 and 2012, respectively. The Company sells loans to third-party investors on a loan-by-loan basis and has not entered into any forward commitments with investors for future bulk sales. All of these loans sales transfer servicing rights to the buyer.

In some instances Wilson Bank sells loans that contain provisions which permit the borrower to seek recourse against Wilson Bank in certain circumstances. At December 31, 2014 and 2013, total loans sold with recourse in the secondary market aggregated $79,682,000 and $111,914,000, respectively. At December 31, 2014, Wilson Bank has not been required to repurchase a significant amount of the loans originated by Wilson Bank and sold in the secondary market. Management expects no material losses to result from these recourse provisions.

(3)	Debt and Equity Securities

Debt and equity securities have been classified in the consolidated balance sheet according to management’s intent. Debt and equity securities at December 31, 2014 consist of the following:

	Securities Held-To-Maturity
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Mortgage-backed:
Government-sponsored enterprises (GSEs)* residential	$7,398	76	147	7,327
Obligations of states and political subdivisions	20,725	389	41	21,073

	$28,123	465	188	28,400

	Securities Available-For-Sale
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Government-sponsored enterprises (GSEs)*	$131,767	129	1,329	130,567
Mortgage-backed:
GSE residential	170,802	731	464	171,069
Asset-backed:
SBAP	30,627	98	205	30,520
Obligations of states and political subdivisions	14,324	98	158	14,264

	$347,520	1,056	2,156	346,420

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks and Government National Mortgage Association.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(3)	Debt and Equity Securities, Continued

The Company’s classification of securities at December 31, 2013 is as follows:

	Securities Held-To-Maturity
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Mortgage-backed:
Government-sponsored enterprises (GSEs)* residential	$8,649	73	520	8,202
Obligations of states and political subdivisions	18,174	424	239	18,359

	$26,823	497	759	26,561

	Securities Available-For-Sale
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Government-sponsored enterprises (GSEs)*	$141,968	10	5,892	136,086
Mortgage-backed:
GSE residential	175,855	808	1,481	175,182
Asset-backed:
SBAP	4,801	—	69	4,732
Obligations of states and political subdivisions	13,711	71	409	13,373

	$336,335	889	7,851	329,373

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks and Government National Mortgage Association.

Included in mortgage-backed GSE residential available for sale securities are collateralized mortgage obligations totaling $12,254,000 (fair value of $12,305,000) and $5,617,000 (fair value of $5,674,000) at December 31, 2014 and 2013, respectively.

The amortized cost and estimated market value of debt securities at December 31, 2014, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	In Thousands
Securities Held-To-Maturity		Estimated
	Amortized	Market
	Cost	Value
Due in one year or less	$3,131	3,179
Due after one year through five years	10,088	10,325
Due after five years through ten years	3,202	3,241
Due after ten years	4,304	4,328

	20,725	21,073
Mortgage-backed securities	7,398	7,327

	$28,123	28,400

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(3)	Debt and Equity Securities, Continued

	In Thousands
Securities Available-For-Sale		Estimated
	Amortized	Market
	Cost	Value
Due in one year or less	$2,351	2,354
Due after one year through five years	55,661	55,283
Due after five years through ten years	87,398	86,514
Due after ten years	681	680

	146,091	144,831
Mortgage and asset-backed securities	201,429	201,589

	$347,520	346,420

Results from sales of debt and equity securities are as follows:

	In Thousands
	2014	2013	2012
Gross proceeds	$72,215	6,867	37,353

Gross realized gains	$638	78	$261
Gross realized losses	(93)	—	(2)

Net realized gains	$545	78	$259

Securities carried in the balance sheet of approximately $187,059,000 (approximate market value of $186,091,000) and $156,443,000 (approximate market value of $151,345,000) were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2014 and 2013, respectively.

Included in the securities above are $21,823,000 (approximate market value of $22,162,000) and $18,391,000 (approximate market value of $18,545,000) at December 31, 2014 and 2013, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

Securities that have rates that adjust prior to maturity totaled $11,950,000 (approximate market value of $11,943,000) and $12,000 (approximate market value of $12,000) at December 31, 2014 and 2013, respectively.

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2014.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(3)	Debt and Equity Securities, Continued

Available for sale and held to maturity securities that have been in a continuous unrealized loss position at December 31, 2014 are as follows:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses
Held to Maturity Securities:
Debt securities:
Mortgage-backed:
GSE residential	$—	$—	—	$4,674	$147	4	$4,674	$147
Obligations of states and political subdivisions	—	—	—	2,577	41	6	2,577	41

	$—	$—	—	$7,251	$188	10	$7,251	$188

Available-for-Sale Securities:
Debt securities:
GSEs	$34,753	$143	10	$74,250	$1,186	24	$109,003	$1,329
Mortgage-backed:
GSE residential	66,504	279	36	22,172	185	13	88,676	464
Asset-backed:
SBAP	16,114	205	9	—	—	—	16,114	205
Obligations of states and political subdivisions	2,078	8	4	4,699	150	13	6,777	158

	$119,449	$635	59	$101,121	$1,521	50	$220,570	$2,156

(4)	Restricted Equity Securities

Restricted equity securities consists of stock of the Federal Home Loan Bank of Cincinnati amounting to $3,012,000 at December 31, 2014 and 2013. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

(5)	Premises and Equipment

The detail of premises and equipment at December 31, 2014 and 2013 is as follows:

	In Thousands
	2014	2013
Land	$16,662	15,140
Buildings	27,898	25,859
Leasehold improvements	140	140
Furniture and equipment	7,115	6,698
Automobiles	112	123
Construction-in-progress	3	1,100

	51,930	49,060
Less accumulated depreciation	(11,807)	(10,884)

	$40,123	38,176

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(5)	Premises and Equipment, Continued

During 2014, 2013 and 2012 payments of $1,176,000, $1,154,000 and $343,000, respectively, were made to an entity owned by a director for the construction of buildings and minor repair work.

Depreciation expense was $2,205,000, $1,763,000 and $1,530,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

(6)	Acquired Intangible Assets and Goodwill

The intangible assets result from the excess of purchase price over the applicable book value of the net assets acquired of 50% owned subsidiaries in 2005.

The premium on purchased deposits was amortized on a straight-line basis over 7 years ending in 2012. Amortization was $112,000 and $396,000 for the years ended December 31, 2013 and 2012, respectively.

	In Thousands
	2014	2013
Goodwill:
Balance at January 1,	$4,805	4,805
Goodwill acquired during year	—	—
Impairment loss	—	—

Balance at December 31,	$4,805	4,805

(7)	Deposits

Deposits at December 31, 2014 and 2013 are summarized as follows:

	In Thousands
	2014	2013
Demand deposits	$155,721	136,525
Savings accounts	102,432	93,130
Negotiable order of withdrawal accounts	375,967	329,572
Money market demand accounts	479,549	406,984
Certificates of deposit $100,000 or greater	229,709	251,722
Other certificates of deposit	225,766	240,815
Individual retirement accounts $100,000 or greater	40,590	42,487
Other individual retirement accounts	50,536	53,020

	$1,660,270	1,554,255

Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2014 are as follows:

(In Thousands)
Maturity	Total
2015	$293,919
2016	103,990
2017	98,920
2018	28,209
2019	21,311
Thereafter	252

$546,601

The aggregate amount of overdrafts reclassified as loans receivable was $373,000 and $212,000 December 31, 2014 and 2013, respectively.

As of December 31, 2014 and 2013, the Bank was not required to maintain a cash balance with the Federal Reserve.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(8)	Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements were $3,437,000 and $9,078,000 at December 31, 2014 and 2013, respectively. The maximum amounts of outstanding repurchase agreements at any month end during 2014 and 2013 was $8,753,000 and $10,527,000, respectively. The average daily balance outstanding during 2014 and 2013 was $5,784,000 and $9,438,000, respectively. The weighted-average interest rate on the outstanding balance at December 31, 2014 and 2013 was .27% and .50%, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

(9)	Non-Interest Income and Non-Interest Expense

The significant components of non-interest income and non-interest expense for the years ended December 31, 2014, 2013 and 2012 are presented below:

	In Thousands
	2014	2013	2012
Non-interest income:
Service charges on deposits	$4,374	4,090	4,568
Other fees and commissions	8,895	7,726	7,603
Security gains, net	545	78	259
Fees and gains on sales of loans	2,780	3,298	3,602
Gain on sale of other real estate, net	77	—	—
Other income	7	12	3

	$16,678	15,204	16,035

	In Thousands
	2014	2013	2012
Non-interest expense:
Employee salaries and benefits	$27,793	25,697	23,984
Occupancy expenses	3,100	2,715	2,626
Furniture and equipment expenses	1,767	1,406	1,175
Loss on sales of other assets, net	6	3	2
Write downs and loss on sales of other real estate, net	—	1,642	3,286
Data processing expenses	2,313	1,902	1,433
FDIC insurance	1,049	1,220	1,738
Directors’ fees	720	707	762
Legal fees and litigation losses	92	2,980	178
Other operating expenses	10,865	10,515	9,914

	$47,705	48,787	45,098

(10)	Income Taxes

The components of the net deferred tax asset are as follows:

	In Thousands
	2014	2013
Deferred tax asset:
Federal	$9,818	11,638
State	1,556	1,928

	11,374	13,566

Deferred tax liability:
Federal	(1,829)	(1,768)
State	(374)	(361)

	(2,203)	(2,129)

Net deferred tax asset	$9,171	11,437

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(10)	Income Taxes, Continued

The tax effects of each type of significant item that gave rise to deferred tax assets (liabilities) are:

	In Thousands
	2014	2013
Financial statement allowance for loan losses in excess of tax allowance	$8,191	8,330
Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(1,723)	(1,650)
Financial statement deduction for deferred compensation in excess of deduction for tax purposes	1,010	908
Writedown of other real estate not deductible for income tax purposes until sold	1,024	1,586
Financial statement income on FHLB stock dividends not recognized for tax purposes	(480)	(480)
Unrealized loss on securities available-for-sale	421	2,666
Miscellaneous	728	77

	$9,171	11,437

The components of income tax expense (benefit) are summarized as follows:

	In Thousands
	Federal	State	Total
2014
Current	$10,201	1,475	11,676
Deferred	526	108	634

Total	$10,727	1,583	12,310

2013
Current	$7,193	1,045	8,238
Deferred	898	170	1,068

Total	$8,091	1,215	9,306

2012
Current	$7,022	1,307	8,329
Deferred	(732)	(82)	(814)

Total	$6,290	1,225	7,515

A reconciliation of actual income tax expense of $12,310,000, $9,306,000 and $7,515,000 for the years ended December 31, 2014, 2013 and 2012, respectively, to the “expected” tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

	In Thousands
	2014	2013	2012
Computed “expected” tax expense	$11,250	8,559	6,686
State income taxes, net of Federal income tax benefit	1,029	937	780
Tax exempt interest, net of interest expense exclusion	(244)	(234)	(203)
Federal income tax rate in excess of statutory rate related to taxable income over $10 million	290	204	206
Earnings on cash surrender value of life insurance	(128)	(25)	(82)
Expenses not deductible for tax purposes	37	35	26
Stock based compensation expense	14	11	10
Other	62	(181)	92

	$12,310	9,306	7,515

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(10)	Income Taxes, Continued

Total income tax expense for 2014, 2013 and 2012, includes $209,000, $30,000 and $100,000 of expense related to the realized gain and loss, respectively, on sale of securities.

As of December 31, 2014, 2013 and 2012 the Company has not accrued or recognized interest or penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

There were no unrecognized tax benefits at December 31, 2014.

Wilson Bank does not expect that unrecognized tax benefits will significantly increase or decrease within the next 12 months. Included in the balance at December 31, 2014, were approximately $11.4 million of tax positions (deferred tax assets) for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

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

Wilson Bank leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

Years Ending December 31,	In Thousands
2015	$96
2016	50
2017	22

Total rent expense amounted to $133,000, $128,000 and $153,000, respectively, during the years ended December 31, 2014, 2013 and 2012.

The Company has lines of credit with other financial institutions totaling $53,000,000 at December 31, 2014 and 2013, respectively. At December 31, 2014 and 2013, respectively, there was no balance outstanding under these lines of credit.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(12)	Financial Instruments with Off-Balance-Sheet Risk, Continued

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	In Thousands
	Contract or Notional Amount
	2014	2013
Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit	$307,332	185,633
Standby letters of credit	33,447	28,077

Total	$340,779	213,710

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

(13)	Concentration of Credit Risk

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments and the present creditworthiness of such counter parties. Such commitments have been made on terms which are competitive in the markets in which the Company operates; thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $33.4 million at December 31, 2014.

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

At December 31, 2014, the Company’s cash and due from banks and federal funds sold included commercial bank deposits aggregating $16,483,000 in excess of the FDIC limit of $250,000 per depositor.

Federal funds sold were deposited with two banks.

(14)	Employee Benefit Plan

Wilson Bank has in effect a 401(k) plan (the “401(k) Plan”) which covers eligible employees. To be eligible an employee must have obtained the age of 20 1/2. The provisions of the 401(k) Plan provide for both employee and employer contributions. For the years ended December 31, 2014, 2013 and 2012, Wilson Bank contributed $1,734,000, $1,612,000 and $1,519,000, respectively, to the 401(k) Plan.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(15)	Dividend Reinvestment Plan

Under the terms of the Company’s dividend reinvestment plan (the “DRIP”) holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 69,289 in 2014, 73,411 in 2013 and 106,230 in 2012 were sold to participants under the terms of the DRIP.

(16)	Regulatory Matters and Restrictions on Dividends

The Company and Wilson Bank are subject to regulatory capital requirements administered by the FDIC, the Federal Reserve and the Tennessee Department of Financial Institutions. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Wilson Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Wilson Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Wilson Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2014 and 2013, that the Company and Wilson Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2014, the most recent notification from the FDIC categorized Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed Wilson Bank’s category. To be categorized as well capitalized as of December 31, 2014 and 2013, an institution must have maintained minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables and not have been subject to a written agreement, order or directive to maintain a higher capital level. The minimum capital levels required to be considered well-capitalized from and after January 1, 2015, are as follows: a Tier 1 leverage capital ratio of 5%, a common equity Tier 1 capital ratio of 6.5%, a Tier 1 risk-based capital ratio of 8% (up from 6.0% under the previous rules) and a total risk-based capital ratio of 10%. The Company’s and Wilson Bank’s actual capital amounts and ratios as of December 31, 2014 and 2013, are also presented in the table:

			Regulatory		Regulatory
			Minimum Capital		Minimum To Be
	Actual		Requirement		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2014
Total capital to risk weighted assets:
Consolidated	$214,779	15.0%	$114,549	8.0%	$143,186	10.0%
Wilson Bank	213,447	14.9	114,602	8.0	143,253	10.0
Tier 1 capital to risk weighted assets:
Consolidated	196,765	13.7	57,450	4.0	86,174	6.0
Wilson Bank	195,433	13.6	57,480	4.0	86,220	6.0
Tier 1 capital to average assets:
Consolidated	196,765	10.6	74,251	4.0	N/A	N/A
Wilson Bank	195,433	10.5	74,451	4.0	93,063	5.0

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(16)	Regulatory Matters and Restrictions on Dividends, Continued

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

In July 2013, the Federal banking regulators, in response to the Statutory Requirements of The Dodd-Frank Wall Street Reform and Consumer Protection Act, adopted new regulations implementing the Basel Capital Adequacy Accord (“Basel III”) and the related minimum capital ratios. The new capital requirements are effective January 1, 2015 and include a new “Common Equity Tier I Ratio”, which has stricter rules as to what qualifies as Common Equity Tier I Capital. A summary of the changes to the Regulatory Capital Ratios are as follows:

	Guideline in Effect
	At December 31, 2014		Basel III Requirements
	Minimum	Well Capitalized	Minimum	Well Capitalized
Common Equity Tier I Ratio (Common Equity to Risk Weighted Assets)	No Applicable	Not Applicable	4.5%	6.5%
Tier I Capital to Risk Weighted Assets	4%	6%	6%	8%
Total Capital to Risk Weighted Assets	8%	10%	8%	10%
Tier I Leverage Ratio	4%	5%	4%	5%

The guidelines under Basel III establish a 2.5% capital conservation buffer requirement that is phased in over four years beginning January 1, 2016. The buffer is related to Risk Weighted Assets. The Basel III minimum requirements after giving effect to the buffer are as follows:

	2016	2017	2018	2019
Common Equity Tier I Ratio	5.125%	5.75%	6.375%	7.0%
Tier I Capital to Risk Weighted Assets Ratio	6.625%	7.25%	7.875%	8.5%
Total Capital to Risk Weighted Assets Ratio	8.625%	9.25%	9.875%	10.5%

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(16)	Regulatory Matters and Restrictions on Dividends, Continued

In order to avoid limitations on capital distributions such as dividends and certain discretionary bonus payments to executive officers, a banking organization must maintain capital ratios above the minimum ratios including the buffer.

The requirements of Basel III also place additional restrictions on the inclusion of deferred tax assets and capitalized mortgage servicing rights as a percentage of Tier I Capital. In addition, the risk weights assigned to certain assets such as past due loans and certain real estate loans have been increased.

The requirements of Basel III allow banks and bank holding companies with less than $250 billion in assets a one-time opportunity to opt-out of a requirement to include unrealized gains and losses in accumulated other comprehensive income in their capital calculation. The Company and Wilson Bank intend to opt out of this requirement.

(17)	Salary Deferral Plans

Wilson Bank provides its executive officers an Executive Salary Continuation Plan, which also provides for death and disability benefits. The Executive Salary Continuation Plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. There were ten employees participating in the Executive Salary Continuation Plan at December 31, 2014.

The Executive Salary Continuation Plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65 and/or age 55 after 20 years of service. The Executive Salary Continuation Plan also provides benefits over a period of fifteen years in the event the executive should die or become disabled prior to reaching retirement. Wilson Bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies remain the sole property of Wilson Bank and are payable to Wilson Bank. At December 31, 2014 and 2013, the salary deferral compensation liability totaled $1,878,000 and $1,916,000, respectively, the cash surrender value of life insurance was $3,024,000 and $2,381,000, respectively, and the face amount of the insurance policies in force approximated $9,984,000 and $7,109,000, respectively, at December 31, 2014 and 2013. The Executive Salary Continuation Plan is not qualified under Section 401 of the Internal Revenue Code.

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

In November 2012, Supplemental Executive Retirement Plan (SERP) Agreements were entered into with Wilson Bank’s executive officers to provide certain supplemental nonqualified pension benefits to the executives in coordination with the freezing of the benefits under the executive’s Salary Continuation Agreement. The SERP Agreements when combined with the frozen Salary Continuation Agreements continue to provide the executives with the same benefits as provided under the Salary Continuation Agreements for the 180-month period provided for thereunder and then continue a portion of that benefit for the remainder of each of the executives’ lives. In November 2012, Wilson Bank purchased Flexible Premium Indexed Deferred Annuity Contracts in the amount of $3,809,000 to fund the benefits under the SERP Agreements. The Salary Continuation Agreements, as amended, and the SERP Agreements together provide for the payment of an annual cash benefit to each of the executives (or their beneficiaries) following the executive’s separation from service from Wilson Bank under a variety of circumstances including both the executive’s voluntary termination of the executive’s employment with Wilson Bank and the involuntary termination of the executive by Wilson Bank without cause. The payments are made partially from the frozen Salary Continuation Agreements and partially from the SERP Agreements for 180 months following an executive’s termination of service (in most cases) and a portion of the payments then continue for the remainder of the executive’s life under the SERP Agreements. At December 31, 2014 and 2013, the value of the Flexible Indexed Annuity Contracts totaled $3,987,000 and $4,009,000 and the salary deferral compensation liability totaled $697,000 and $364,000, respectively.

The Company purchased insurance policies during 2014 to provide death benefits as provided for in the plans. The insurance policies remain the sole property of the Company and are payable to the Company. The cash surrender value of life insurance totaled $10,320,000 and $5,000,000 and the face amount of the insurance policies in force approximated $26,090,000 and $12,939,000 at December 31, 2014 and 2013, respectively.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(18)	Stock Option Plan

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

In April 2009, the Company’s shareholders approved the Wilson Bank Holding Company 2009 Stock Option Plan (the “2009 Stock Option Plan”). The 2009 Stock Option Plan is effective as of April 14, 2009 and replaces the 1999 Stock Option Plan which expired on April 13, 2009. Under the 2009 Stock Option Plan, awards may be in the form of options to acquire common stock of the Company. Subject to adjustment as provided by the terms of the 2009 Stock Option Plan, the maximum number of shares of common stock with respect to which awards may be granted under the 2009 Stock Option Plan is 75,000 shares. As of December 31, 2014, the Company has granted 37,750 options to employees pursuant to the 2009 Stock Option Plan.

Under the 2009 Stock Option Plan, stock option awards may be granted in the form of incentive stock options or nonstatutory stock options and are generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.

The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2014, 2013 and 2012:

	2014	2013	2012
Expected dividends	1.11%	1.12%	1.08%
Expected term (in years)	9.33	9.56	6.09
Expected volatility	23%	25%	27%
Risk-free rate	2.62%	2.04%	1.27%

The expected volatility is based on historical volatility adjusted for consideration of other relevant factors. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

A summary of the stock option activity for 2014, 2013 and 2012 is as follows:

	2014		2013		2012
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	47,654	$36.43	48,987	$34.24	52,708	$31.24
Granted	3,250	45.75	5,500	44.16	6,000	42.06
Exercised	(6,144)	30.24	(5,973)	26.00	(8,788)	21.50
Forfeited or expired	(1,191)	35.36	(860)	33.07	(933)	34.85

Outstanding at end of year	43,569	$38.03	47,654	$36.43	48,987	$34.24

Options exercisable at year end	12,064	$34.59	12,009	$32.35	11,453	$29.69

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(18)	Stock Option Plan, Continued

The following table summarizes information about stock options outstanding at December 31, 2014:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/14	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Number Exercisable at 12/31/14	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
$ 23.63 - $ 35.75	11,145	$30.61	2.33 years	5,797	$29.73	2.05 years
$ 37.75 - $ 45.75	32,424	$40.58	6.42 years	6,267	$39.09	5.51 years

	43,569			12,064

Aggregate intrinsic value (in thousands)	$424			$159

The weighted average fair value at the grant date of options granted during the years 2014, 2013 and 2012 was $13.41, $13.03 and $10.47, respectively. The total intrinsic value of options exercised during the years 2014, 2013 and 2012 was $99,000, $109,000 and $182,000, respectively.

As of December 31, 2014, there was $241,000 of total unrecognized cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. The cost is expected to be recognized over a weighted-average period of 6.7 years.

(19)	Earnings Per Share

The following is a summary of the components comprising basic and diluted earnings per share (“EPS”):

	In Thousands (except share data)
	2013	2013	2012
Basic EPS Computation:
Numerator - Earnings available to common stockholders	$20,777	15,869	12,148

Denominator - Weighted average number of common shares outstanding	7,547,087	7,472,373	7,360,485

Basic earnings per common share	$2.75	2.12	1.65

Diluted EPS Computation:
Numerator - Earnings available to common stockholders	$20,777	15,869	$12,148

Denominator:
Weighted average number of common shares outstanding	7,547,087	7,472,373	7,360,485
Dilutive effect of stock options	4,393	4,798	5,163

	7,551,480	7,477,171	7,365,648

Diluted earnings per common share	$2.75	2.12	1.65

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(20)	Disclosures About Fair Value of Financial Instruments

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), which defines fair value, establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. The definition of fair value focuses on the exit price, i.e., the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, not the entry price, i.e., the price that would be paid to acquire the asset or received to assume the liability at the measurement date. The statement emphasizes that fair value is a market-based measurement; not an entity-specific measurement. Therefore, the fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.

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

•	Level 3—inputs to the valuation methodology that are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Following is a description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Assets

Securities available-for-sale—Where quoted prices are available for identical securities in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government securities and certain other financial products. If quoted market prices are not available, then fair values are estimated by using pricing models that use observable inputs or quoted prices of securities with similar characteristics and are classified within Level 2 of the valuation hierarchy. In certain cases where there is limited activity or less transparency around inputs to the valuation and more complex pricing models or discounted cash flows are used, securities are classified within Level 3 of the valuation hierarchy.

Impaired loans—A loan is considered to be impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected payments using the loan’s original effective rate as the discount rate, the loan’s observable market price, or the fair value of the collateral less selling costs if the loan is collateral dependent. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance may be established as a component of the allowance for loan losses or the expense is recognized as a charge-off. Impaired loans are classified within Level 3 of the hierarchy due to the unobservable inputs used in determining their fair value such as collateral values and the borrower’s underlying financial condition.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(20)	Disclosures About Fair Value of Financial Instruments, Continued

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

Other assets—Included in other assets are certain assets carried at fair value, including the cash surrender value of bank owned life insurance policies and annuity contracts. The Company uses financial information received from insurance carriers indicating the performance of the insurance policies and cash surrender values in determining the carrying value of life insurance. The Company reflects these assets within Level 3 of the valuation hierarchy due to the unobservable inputs included in the valuation of these items. The Company does not consider the fair values of these policies to be materially sensitive to changes in these unobservable inputs.

The following tables present the financial instruments carried at fair value as of December 31, 2014 and December 31, 2013, by caption on the consolidated balance sheet and by FASB ASC 820 valuation hierarchy (as described above) (in thousands):

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2014
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$130,567	—	130,567	—
Mortgage-backed securities	171,069	—	171,069	—
Asset-backed securities	30,520	—	30,520	—
State and municipal securities	14,264	—	14,264	—

Total investment securities available-for-sale	346,420	—	346,420	—
Other assets	17,331	—	—	17,331

Total assets at fair value	$363,751	—	346,420	17,331

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2013
Investment securities available-for-sale:
U.S. Government sponsored enterprises and agency-backed	$136,086	—	136,086	—
Mortgage-backed securities	175,182	—	175,182	—
Asset-backed securities	4,732	—	4,732	—
State and municipal securities	13,373	—	13,373	—

Total investment securities available-for-sale	329,373	—	329,373	—
Other assets	11,390	—	—	11,390

Total assets at fair value	$340,763	—	329,373	11,390

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(20)	Disclosures About Fair Value of Financial Instruments, Continued

	Measured on a Non-Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2014
Other real estate owned	$7,298	—	—	7,298
Impaired loans, net (¹)	8,866	—	—	8,866

Total	$16,164	—	—	16,164

December 31, 2013
Other real estate owned	$12,869	—	—	12,869
Impaired loans, net (¹)	22,380	—	—	22,380

Total	$35,249	—	—	35,249

(1)	Amount is net of a valuation allowance of $1.6 million at December 31, 2014 and $4.5 million at December 31, 2013 as required by ASC 310, “Receivables.”

In the case of the bond portfolio, the Company monitors the valuation technique utilized by various pricing agencies to ascertain when transfers between levels have been affected. The nature of the remaining assets and liabilities is such that transfers in and out of any level are expected to be rare. For the twelve months ended December 31, 2014, there were no transfers between Levels 1, 2 or 3.

The table below includes a rollforward of the balance sheet amounts for the year ended December 31, 2014 and 2013 (including the change in fair value) for financial instruments classified by the Company within Level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology (in thousands):

	For the Year Ended December 31,
	2014		2013
	Other Assets	Other Liabilities	Other Assets	Other Liabilities
Fair value, January 1	$11,390	—	$6,315	—
Total realized gains included in income	376	—	75	—
Change in unrealized gains/losses included in other comprehensive income for assets and liabilities still held at December 31	—	—	—	—
Purchases, issuances and settlements, net	5,565	—	5,000	—
Transfers out of Level 3	—	—	—	—

Fair value, December 31	$17,331	—	$11,390	—

Total realized gains included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31	$376	—	$75	—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(20)	Disclosures About Fair Value of Financial Instruments, Continued

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments that are not measured at fair value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates, estimates of future cash flows and borrower creditworthiness. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2014 and December 31, 2013. Such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Held-to-maturity securities—Estimated fair values for investment securities are based on quoted market prices where available. If quoted market prices are not available, then fair values are estimated by using pricing models that use observable inputs or quoted prices of securities with similar characteristics.

Loans—The fair value of our loan portfolio includes a credit risk factor in the determination of the fair value of our loans. This credit risk assumption is intended to approximate the fair value that a market participant would realize in a hypothetical orderly transaction. Our loan portfolio is initially fair valued using a segmented approach. We divide our loan portfolio into the following categories: variable rate loans, impaired loans and all other loans. The results are then adjusted to account for credit risk.

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

Deposits and Securities sold under agreements to repurchase—The carrying amounts of demand deposits, savings deposits and securities sold under agreements to repurchase, approximate their fair values. Fair values for certificates of deposit are estimated using discounted cash flow models, using current market interest rates offered on certificates with similar remaining maturities.

Off-Balance Sheet Instruments—The fair values of the Company’s off-balance-sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value to the Company until such commitments are funded.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(20)	Disclosures About Fair Value of Financial Instruments, Continued

The following table presents the carrying amounts, estimated fair value and placement in the fair value hierarchy of the Company’s financial instruments at December 31, 2014 and December 31, 2013. This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization. For financial liabilities such as noninterest bearing demand, interest-bearing demand, and savings deposits, the carrying amount is a reasonable estimate of fair value due to these products having no stated maturity.

(in Thousands)	Carrying/ Notional Amount	Estimated Fair Value (¹)	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2014
Financial assets:
Securities held-to-maturity	$28,123	28,400	—	28,400	—
Loans, net	1,329,865	1,346,569	—	—	1,346,569
Mortgage loans held-for-sale	9,466	9,466	—	—	9,466
Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,663,707	1,530,607	—	—	1,530,607
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—
December 31, 2013
Financial assets:
Securities held-to-maturity	$26,823	26,561	—	26,561	—
Loans, net	1,184,267	1,185,271	—	—	1,185,271
Mortgage loans held-for-sale	7,022	7,022	—	—	7,022
Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,563,333	1,554,839	—	—	1,554,839
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

(1)

Estimated fair values are consistent with an exit-price concept. The assumptions used to estimate the fair values are intended to approximate those that a market-participant would realize in a hypothetical orderly transaction.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(21)	Wilson Bank Holding Company

- Parent Company Financial Information

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Balance Sheets

December 31, 2014 and 2013

	Dollars In Thousands
	2014		2013
ASSETS
Cash	$1,120	*	2,662	*
Investment in wholly-owned commercial bank subsidiary	199,560		174,836
Refundable income taxes	212		173

Total assets	$200,892		177,671

LIABILITIES AND STOCKHOLDERS’ EQUITY
Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 15,000,000 shares, 7,571,968 and 7,498,588 shares issued and outstanding, respectively	$15,144		14,997
Additional paid-in capital	57,709		54,519
Retained earnings	128,718		112,451
Net unrealized losses on available-for-sale securities, net of income taxes of $421 and $2,666, respectively	(679)		(4,296)

Total stockholders’ equity	200,892		177,671

Total liabilities and stockholders’ equity	$200,892		177,671

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(21)	Wilson Bank Holding Company -

Parent Company Financial Information, Continued

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Earnings and Comprehensive Earnings

Three Years Ended December 31, 2014

	Dollars In Thousands
	2014	2013	2012
Expenses:
Directors’ fees	$351	337	319
Other	191	83	88

Loss before Federal income tax benefits and equity in undistributed earnings of commercial bank subsidiaries	(542)	(420)	(407)
Federal income tax benefits	212	173	173

	(330)	(247)	(234)
Equity in undistributed earnings of commercial bank subsidiary	21,107 *	16,116 *	12,382 *

Net earnings	20,777	15,869	12,148

Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale- securities arising during period, net of taxes of $2,454, $4,231 and $1,158, respectively	3,953	(6,820)	1,867
Reclassification adjustments for net gains included in net earnings, net of taxes of $209, $30 and $100, respectively	(336)	(48)	(160)

Other comprehensive earnings (losses)	3,617	(6,868)	1,707

Comprehensive earnings	$24,394	9,001	13,855

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(21)	Wilson Bank Holding Company -

Parent Company Financial Information, Continued

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Changes in Stockholders’ Equity

Three Years Ended December 31, 2014

	Dollars In Thousands
				Net Unrealized
		Additional		Gain (Loss) On
	Common	Paid-In	Retained	Available-For-
	Stock	Capital	Earnings	Sale Securities	Total
Balance December 31, 2011	14,608	46,734	95,141	865	157,348
Cash dividends declared, $.85 per share	—	—	(6,243)	—	(6,243)
Issuance of 106,230 shares of stock pursuant to dividend reinvestment plan	212	4,306	—	—	4,518
Issuance of 8,788 shares of stock pursuant to exercise of stock options	18	171	—	—	189
Share based compensation expense	—	31	—	—	31
Net change in fair value of available-for-sale securities during the year, net of taxes of $1,058	—	—	—	1,707	1,707
Net earnings for the year	—	—	12,148	—	12,148

Balance December 31, 2012	14,838	51,242	101,046	2,572	169,698
Cash dividends declared, $.60 per share	—	—	(4,464)	—	(4,464)
Issuance of 73,411 shares of stock pursuant to dividend reinvestment plan	147	3,101	—	—	3,248
Issuance of 5,973 shares of stock pursuant to exercise of stock options	12	144	—	—	156
Share based compensation expense	—	32	—	—	32
Net change in fair value of available-for-sale securities during the year, net of taxes of $4,261	—	—	—	(6,868)	(6,868)
Net earnings for the year	—	—	15,869	—	15,869

Balance December 31, 2013	14,997	54,519	112,451	(4,296)	177,671
Cash dividends declared, $.60 per share	—	—	(4,510)	—	(4,510)
Issuance of 69,289 shares of stock pursuant to dividend reinvestment plan	139	3,065	—	—	3,204
Issuance of 6,144 shares of stock pursuant to exercise of stock options	12	174	—	—	186
Share based compensation expense	—	41	—	—	41
Net change in fair value of available-for-sale securities during the year, net of taxes of $2,245	—	—	—	3,617	3,617
Repurchase of 2,053 common shares	(4)	(90)	—	—	(94)
Net earnings for the year	—	—	20,777	—	20,777

Balance December 31, 2014	$15,144	57,709	128,718	(679)	200,892

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(21)	Wilson Bank Holding Company -

Parent Company Financial Information, Continued

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Cash Flows

Three Years Ended December 31, 2014

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2014	2013	2012
Cash flows from operating activities:
Cash paid to suppliers and other	$(501)	(388)	(376)
Tax benefits received	173	173	170

Net cash used in operating activities	(328)	(215)	(206)

Cash flows from investing activities:
Dividends received from commercial bank subsidiary	—	2,600	1,500

Net cash provided by investing activities	—	2,600	1,500

Cash flows from financing activities:
Dividends paid	(4,510)	(4,464)	(6,243)
Proceeds from sale of stock pursuant to dividend reinvestment	3,204	3,248	4,518
Proceeds from exercise of stock options	186	156	189
Common shares repurchased	(94)	—	—

Net cash used in financing activities	(1,214)	(1,060)	(1,536)

Net increase (decrease) in cash and cash equivalents	(1,542)	1,325	(242)
Cash and cash equivalents at beginning of year	2,662	1,337	1,579

Cash and cash equivalents at end of year	$1,120	2,662	1,337

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(21)	Wilson Bank Holding Company -

Parent Company Financial Information, Continued

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Cash Flows, Continued

Three Years Ended December 31, 2014

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2014	2013	2012
Reconciliation of net earnings to net cash used in operating activities:
Net earnings	$20,777	15,869	12,148
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in earnings of commercial bank subsidiary	(21,107)	(16,116)	(12,382)
Increase in refundable income taxes	(39)	—	(3)
Share based compensation expense	41	32	31

Total adjustments	(21,105)	(16,084)	(12,354)

Net cash used in operating activities	$(328)	(215)	(206)

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(22)	Quarterly Financial Data (Unaudited)

Selected quarterly results of operations for the four quarters ended December 31 are as follows:

	(In Thousands, except per share data)
	2014				2013				2012
	Fourth	Third	Second	First	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$19,180	18,980	18,286	17,934	$18,315	17,930	17,749	17,820	18,263	18,027	18,166	17,905
Net interest income	16,783	16,554	15,849	15,426	15,704	15,263	15,001	14,967	15,079	14,628	14,590	13,957
Provision for loan losses	134	87	28	249	15	738	755	669	2,655	2,407	2,210	2,256
Earnings before income taxes	8,888	8,772	8,503	6,924	6,514	7,115	6,684	4,862	4,267	5,643	5,122	4,631
Net earnings	6,100	5,351	5,154	4,172	4,163	4,481	4,247	2,978	2,715	3,459	3,149	2,825
Basic earnings per common share	0.81	0.71	0.68	0.55	0.56	0.60	0.57	0.40	0.37	0.47	0.43	0.39
Diluted earnings per common share	0.81	0.71	0.68	0.55	0.55	0.60	0.57	0.40	0.37	0.47	0.43	0.39

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(23)	Subsequent Events

ASC Topic 855, Subsequent Events, as amended by ASU No. 2010-90, establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company evaluated all events or transactions that occurred after December 31, 2014, through the date of the issued financial statements. During this period there were no material recognizable subsequent events that required recognition in our disclosures to the December 31, 2014 financial statements.

This financial information has not been reviewed for accuracy or relevance by the FDIC.