Form 10-K, Exhibit 13
period 2015-12-31
WILSON BANK HOLDING CO
filed 2016-03-14
CIK 885275

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
In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions investors that future financial and operating results may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company. The words “expect,” “intend,” “should,” “may,” “could,” “believe,” “suspect,” “anticipate,” “seek,” “plan,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical fact may also be considered forward-looking. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and also include, without limitation, (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for these losses, (ii) renewed deterioration in the real estate market conditions in the Company’s market areas, (iii) increased competition with other financial institutions, (iv) the deterioration of the economy in the Company’s market areas, (v) continuation of the extremely low short-term interest rate environment or rapid fluctuations in short-term interest rates, (vi) significant downturns in the business of one or more large customers, (vii) the inability of the Company to comply with regulatory capital requirements, including those resulting from recently adopted changes to capital calculation methodologies and required capital maintenance levels; (viii) changes in state or Federal regulations, policies, or legislation applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, including implementation of the Dodd Frank Wall Street Reform and Consumer Protection Act, (ix) changes in capital levels and loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments, (x) inadequate allowance for loan losses, (xi) the effectiveness of the Company’s activities in improving, resolving or liquidating lower quality assets, (xii) results of regulatory examinations, (xii) the vulnerability of our network and online banking portals to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xiv) the possibility of additional increases to compliance costs as a result of increased regulatory oversight; and (xv) loss of key personnel. These risks and uncertainties may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. The Company’s future operating results depend on a number of factors which were derived utilizing numerous assumptions that could cause actual results to differ materially from those projected in forward-looking statements.
General
The Company is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust (“Wilson Bank”), a state bank headquartered in Lebanon, Tennessee. The Company was formed in 1992.
Wilson Bank is a community bank headquartered in Lebanon, Tennessee, serving Wilson County, DeKalb County, Smith County, Trousdale County, Rutherford County, the eastern part of Davidson County, Putnam County, and Sumner County, Tennessee as its primary market areas. Generally, this market is the eastern portion of the Nashville-Davidson-Murfreesboro-Franklin, Tennessee metropolitan statistical area. At December 31, 2015, Wilson Bank had twenty-six locations in Wilson, Davidson, DeKalb, Smith, Sumner, Rutherford, Putnam, and Trousdale Counties. Management believes that these counties offer an environment for continued growth, and the Company’s target market is local consumers, professionals and small businesses. Wilson Bank offers a wide range of banking services, including checking, savings and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers an investment center which offers a full line of investment services to its customers.
The following discussion and analysis is designed to assist readers in their analysis of the Company’s consolidated financial statements and should be read in conjunction with such consolidated financial statements.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Critical Accounting Estimates
The accounting principles we follow and our methods of applying these principles conform with U.S. generally accepted accounting principles and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates which, in the case of the determination of our allowance for loan losses and the assessment of impairment of the intangibles resulting from our mergers with Dekalb Community Bank and Community Bank of Smith County in 2005 have been critical to the determination of our financial position and results of operations. Additional information regarding significant accounting policies is described in Note 1 to the Financial Statements for the year ended December 31, 2015 in the Company’s Annual Report on Form 10-K.
Allowance for Loan Losses (“allowance”)—Our management assesses the adequacy of the allowance prior to the end of each calendar quarter. This assessment includes procedures to estimate the allowance and test the adequacy and appropriateness of the resulting balance. The level of the allowance is based upon management’s evaluation of the loan portfolio, past loan loss experience, current asset quality trends, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payment), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, industry and peer bank loan quality indicators and other pertinent factors, including regulatory recommendations. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Loan losses are charged off when management believes that the full collectability of the loan is unlikely. A loan may be partially charged-off after a “confirming event” has occurred which serves to validate that full repayment pursuant to the terms of the loan is unlikely. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, is deemed to be uncollectible.
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

The allowance allocation begins with a process of estimating the probable losses in each of the twelve loan segments. The estimates for these loans are based on our historical loss data for that category over the last twenty quarters.
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
Results of Operations
Net earnings for the year ended December 31, 2015 were $23,863,000, an increase of $3,086,000, or 14.85%, compared to net earnings of $20,777,000 for 2014. Our 2014 net earnings were 30.93%, or $4,908,000, above our net earnings of $15,869,000 for

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

2013. Basic earnings per share were $3.13 in 2015, compared with $2.75 in 2014 and $2.12 in 2013. Diluted earnings per share were $3.13 in 2015, compared to $2.75 in 2014 and $2.12 in 2013. Net yield on earning assets for the year ended December 31, 2015 was 3.80%, compared to 3.75% and 3.74% for the years ended December 31, 2014 and December 31, 2013, respectively. Net interest spread for the year ended December 31, 2015 was 3.70%, compared to 3.65% and 3.62% for the years ended December 31, 2014 and December 31, 2013, respectively. See below for further discussion regarding variances related to net interest income, provision for loan losses, non-interest income, non-interest expense and income taxes.
Net Interest Income
Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company’s earnings. Total interest income in 2015 was $78,839,000, compared with $74,380,000 in 2014 and $71,814,000 in 2013, in each case excluding tax exempt adjustments relating to tax exempt securities. The increase in total interest income in 2015 was primarily attributable to an overall increase in loans and the resulting increase in the interest and fees earned on loans that outpaced an overall reduction in loan yields resulting from competition in our market area. The ratio of average earning assets to total average assets was 95.7%, 95.7% and 96.2% for each of the years ended December 31, 2015, 2014 and 2013, respectively. Average earning assets increased $126,619,000 from December 31, 2014 to December 31, 2015. The average rate earned on earning assets for 2015 was 4.26%, compared with 4.32% in 2014 and 4.40% in 2013. The decrease in yields is a direct reflection of the rate cuts implemented by the Federal Reserve Open Market Committee beginning in August 2007 that continued throughout most of 2015. However, the decreases in earning asset yields were offset by a decrease in the cost of interest-bearing deposits, which when coupled with growth in interest earning assets led to an overall increase in net interest income.
Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on non-accrual loans totaled $291,000 in 2015, $39,000 in 2014 and $296,000 in 2013. Total interest expense for 2015 was $8,608,000, a decrease of $1,160,000, or 11.88%, compared to total interest expense of $9,768,000 in 2014. The decrease in 2015 was primarily due to a decrease in the rates paid on deposits, particularly time deposits, reflecting the low interest rate environment and a continued shift in the mix of deposits from certificates of deposits and individual retirement accounts to transaction and money market accounts. Total interest expense decreased from $10,879,000 in 2013 to $9,768,000 in 2014, a decrease of $1,111,000, or 10.21%, reflecting similar shifts in deposit mix and reductions in rates paid as experienced in 2015.
Net interest income for 2015 totaled $70,231,000 as compared to $64,612,000 and $60,935,000 in 2014 and 2013, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), increased to 3.70% in 2015 from 3.65% in 2014. The net interest spread was 3.62% in 2013. Net yield on earning assets for 2015 and 2014 was 3.80% and 3.75%, respectively, up from 3.74% in 2013. The increase in net yield on earning assets resulted from Wilson Bank’s ability to lower deposit costs. Changes in interest rates paid on products such as interest checking, savings, and money market accounts will generally increase or decrease in a manner that is consistent with changes in the short-term environment. The Company’s liabilities are positioned to re-price faster than its assets such that a short-term declining rate environment should have a positive impact on the Company’s earnings as its interest expense decreases faster than interest income. Conversely, a rising rate environment could have a short-term negative impact on margins as many of the Company’s loans have rate floors, thus deposits would likely re-price faster than loans. Management regularly monitors the deposit rates of the Company’s competitors and these rates continue to put pressure on the Company’s deposit pricing. This pressure could negatively impact the Company’s net interest margin and earnings if short-term rates begin to rise.

Provision for Loan Losses
The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, is adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2015 provision for loan losses was $388,000, a decrease of $110,000 from the provision of $498,000 in 2014, which was $1,679,000 less than the provision in 2013. The decrease in the provision for the year ended December 31, 2015 reflects the improving asset quality trends experienced by Wilson Bank in 2015 and an overall decrease in net charge-offs. Management continues to fund the allowance for loan losses through provisions based on management’s calculation of the allowance for loan losses. Current year provisions for loan losses are primarily attributable to loan growth, which was 8.4% in 2015. The provision for loan losses is based on past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating loan losses. Such factors include growth and composition of the loan portfolio, review of specific problem loans, past due and nonperforming loans, change in lending staff, the recommendations of the Company’s regulators, and current economic conditions that may affect the borrowers’ ability to repay.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Wilson Bank’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged-off in the month when they are considered uncollectible. Net charge-offs decreased to $60,000 in 2015 from $861,000 in 2014. Net charge-offs in 2013 totaled $4,739,000. The decrease in net charge-offs reflected an overall improvement of asset quality trends experienced by Wilson Bank. The ratio of net charge-offs to average total outstanding loans was 0.004% in 2015, 0.07% in 2014 and 0.39% in 2013.
The increase in loan growth, partially offset by the decrease in net charge-offs and provision for loan losses resulted in an increase of the allowance for loan losses (net of charge-offs and recoveries) to $22,900,000 at December 31, 2015 from $22,572,000 at December 31, 2014 and $22,935,000 at December 31, 2013. The allowance for loan losses increased 1.45% between December 31, 2014 and December 31, 2015 as compared to the 8.40% increase in total loans over the same period. The allowance for loan losses was 1.56% of total loans outstanding at December 31, 2015 compared to 1.67% at December 31, 2014 and 1.90% at December 31, 2013. As a percentage of nonperforming loans at December 31, 2015, 2014 and 2013, the allowance for loan losses represented 333%, 1,046% and 297%, respectively. The internally classified loans as a percentage of the allowance for loan losses were 110.1% and 158.6%, respectively, at December 31, 2015 and 2014.
The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared quarterly by the Chief Financial Officer and provided to the Board of Directors to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Loan Review Department, consideration of current economic conditions and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this quarterly assessment. See the discussion under “Critical Accounting Estimates” for more information. Management believes the allowance for loan losses at December 31, 2015 to be adequate, but if economic conditions deteriorate beyond management’s current expectations and additional charge-offs are incurred, the allowance for loan losses may require an increase through additional provision for loan losses which would negatively impact earnings.
Non-Interest Income
The components of the Company’s non-interest income include service charges on deposit accounts, other fees and commissions, fees and gains on sales of loans, gains on sales of securities, bank-owned life insurance (BOLI) and annuity earnings and other income. Total non-interest income for 2015 was $19,941,000, compared with $16,678,000 in 2014 and $15,204,000 in 2013. The 19.56% increase from 2014 was primarily due to an increase in service charges on deposit, an increase in other fees and commissions, an increase in income earned on BOLI and annuity contracts, and increase in fees and gains on sales of loans offset in part by a decrease in security gains. Other fees and commissions increased $802,000 in 2015 when compared to 2014. Other fees and commissions include income on brokerage accounts, debit card interchange fee income, and various other fees. Fees and gains on sales of loans increased $1,268,000 in 2015 when compared to 2014. The increase in fees and gain on sales of loans during 2015 related primarily to the increase in consumer demand for residential mortgages and the continued improvement in the real estate market in Wilson Bank's lending areas. The service charges on deposit accounts increased $774,000, or 17.70%, to $5,148,000 for the year ended December 31, 2015 compared to the year ended December 31, 2014 as a result of a new overdraft privilege program implemented in the third quarter of 2014 and an increase in consumer checking accounts. Income earned on bank-owned life insurance increased $501,000, or 133.24%, to $877,000 during the year ended December 31, 2015 compared to the same period in 2014, resulting from the $8.5 million purchase of additional bank-owned life insurance in 2015. Gain on the sale of other real estate increased $285,000 for the year ended December 31, 2015 as compared to December 31, 2014 due to a lower volume of foreclosures and write-downs as well as improved economic conditions and an improved housing market.

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
Non-Interest Expenses
Non-interest expenses consist primarily of employee costs, FDIC premiums, occupancy expenses, furniture and equipment expenses, advertising and marketing expenses, data processing expenses, directors’ fees, expenses associated with the maintenance, valuation and disposition of other real estate, and other operating expenses. Total non-interest expenses for 2015 increased 9.34%

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

to $52,159,000 from $47,705,000 in 2014. Non-interest expenses for 2014 were down 2.2% over non-interest expenses in 2013 which totaled $48,787,000. The increase in non-interest expenses in 2015 is primarily attributable to an increase in salaries and employee bonuses associated with a special mid-year bonus that was paid to all employees in the second quarter of 2015 and an increase in the annual bonus paid at the end of 2015 when compared to 2014 due to Wilson Bank meeting overall performance goals. Salaries also increased in 2015 when compared to 2014 because the number of employees continued to increase in order to support the Company's growing operations. The increase in salaries was offset in part by a settlement of a claim during the second quarter of 2015 resulting in a $1,325,000 reversal of an accrual for potential litigation losses.
Income Taxes
The Company’s income tax expense was $13,762,000 for 2015, an increase of $1,452,000 from $12,310,000 for 2014, which was up by $3,004,000 from the 2013 total of $9,306,000. The percentage of income tax expense to earnings before taxes was 36.6% in 2015, 37.2% in 2014 and 37.0% in 2013.
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
The following is a summary of components comprising basic and diluted earnings per share (“EPS”) for the years ended December 31, 2015, 2014 and 2013:

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	Years Ended December 31, 2015
	2015	2014	2013
	(Dollars in Thousands except per share amounts)
Basic EPS Computation
Numerator – Earnings available to common stockholders	$23,863	$20,777	$15,869
Denominator – Weighted average number of common shares outstanding	7,624,108	7,547,087	7,472,373
Basic earnings per common share	$3.13	$2.75	$2.12
Diluted EPS Computation:
Numerator – Earnings available to common stockholders	$23,863	$20,777	$15,869
Denominator – Weighted average number of common shares outstanding	7,624,108	7,547,087	7,472,373
Dilutive effect of stock options	3,527	4,393	4,798
	7,627,635	7,551,480	7,477,171
Diluted earnings per common share	$3.13	$2.75	$2.12
Financial Condition
Balance Sheet Summary
The Company’s total assets increased by $148,362,000, or 7.92%, to $2,021,604,000 at December 31, 2015, after increasing 7.11% in 2014 to $1,873,242,000 at December 31, 2014. Loans, net of allowance for loan losses, totaled $1,443,179,000 at December 31, 2015, a 8.52% increase compared to December 31, 2014. The increase in loans resulted from an overall increase in loan demand in the housing market, as well as other sectors in which we lend money, along with an increase in marketing efforts that concentrated on increasing the volume of loans. At year end 2015, securities totaled $359,323,000, a decrease of 4.06% from $374,543,000 at December 31, 2014, primarily as a result of management's decision to reinvest liquid funds in higher yielding assets. As a result of a decrease in securities and the continued growth of deposits, fed funds sold increased $19,215,000, or 120.06% to $35,220,000 at December 31, 2015.
Total liabilities increased by $125,816,000, or 7.52%, to $1,798,166,000 at December 31, 2015 compared to $1,672,350,000 at December 31, 2014. This increase was composed primarily of the $129,580,000 increase in total deposits to $1,789,850,000, a 7.80% increase from December 31, 2014. Securities sold under repurchase agreements decreased to $2,035,000 from $3,437,000 at the respective year ends 2015 and 2014.
Stockholders’ equity increased $22,546,000, or 11.22%, in 2015, due to net earnings and the issuance of stock pursuant to the Company’s Dividend Reinvestment Plan, offset by dividends paid on the Company’s common stock and changes in unrealized losses on available-for-sale securities. The change in stockholders’ equity includes a $172,000 increase in net unrealized losses on available-for-sale securities, net of taxes during the period. A more detailed discussion of assets, liabilities and capital follows.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Loans:
Loan category amounts and the percentage of loans in each category to total loans are as follows:

	December 31, 2015		December 31, 2014
	(Dollar Amounts in Thousands)		(Dollar Amounts in Thousands)
	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE
Commercial, financial and agricultural	41,339	2.8%	$42,200	3.1%
Installment and other	43,467	3.0	41,025	3.0
Real estate – mortgage	1,110,989	75.5	1,027,723	75.8
Real estate – construction	275,319	18.7	245,830	18.1
TOTAL	$1,471,114	100.0%	$1,356,778	100.0%
Loans are the largest component of the Company’s assets and are its primary source of income. The Company’s loan portfolio, net of allowance for loan losses, increased 8.52% at year end 2015 when compared to year end 2014. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment and other; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio as of December 31, 2015 and 2014.
As represented in the table, primary loan growth for the year ended December 31, 2015 was in real estate mortgage loans, installment loans, and construction loans, offset by a slight decrease in commercial, financial, and agricultural loans. Real estate mortgage loans increased 8.10% in 2015 and comprised 75.52% of the total loan portfolio at December 31, 2015, compared to 75.8% at December 31, 2014. Management believes the increase in real estate mortgage loans was primarily due to the continued favorable interest rate environment, favorable population growth in the Company’s market areas, and the Company’s ability to increase its market share of such loans while maintaining its loan underwriting standards. Installment loans increased 5.95% in 2015 and comprised 3.0% of the total loan portfolio at December 31, 2015 and at December 31, 2014. Real estate construction loans increased 12.00% in 2015 and comprised 18.7% of the portfolio at December 31, 2015, compared to 18.1% at December 31, 2014. The increase in real estate construction loans during 2015 reflected the overall increase in demand for such loans in the overall economy and the Company’s market.
Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2015, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods. As of December 31, 2015, the Company had not unwritten any loans in connection with capital leases.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following tables present the Company’s nonaccrual loans and past due loans as of December 31, 2015 and December 31, 2014.

Loans on Nonaccrual Status	In Thousands
	2015	2014
Residential 1-4 family	$41	42
Multifamily	—	—
Commercial real estate	4,293	—
Construction	—	—
Farmland	575	574
Second mortgages	—	—
Equity lines of credit	—	—
Commercial	—	—
Agricultural, installment and other	—	—
Total	$4,909	616

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	(In thousands)
	30-59 Days Past Due	60-89 Days Past Due	Nonaccrual and Greater than 90 Days Past Due	Past Due	Current	Loans	Loans Greater Than 90 Days Past Due and Than 90 Days Accruing Interest
December 31, 2015
Residential 1-4 family	$3,272	1,198	1,412	5,882	343,749	349,631	1,371
Multifamily	—	—	—	—	49,564	49,564	—
Commercial real estate	172	—	4,293	4,465	621,158	625,623	—
Construction	958	230	—	1,188	274,131	275,319	—
Farmland	88	21	886	995	31,119	32,114	311
Second mortgages	87	—	4	91	7,460	7,551	4
Equity lines of credit	283	89	197	569	45,937	46,506	197
Commercial	2	—	39	41	30,496	30,537	39
Agricultural, installment and other	382	114	56	552	53,717	54,269	56
Total	5,244	1,652	6,887	13,783	1,457,331	1,471,114	1,978
December 31, 2014
Residential 1-4 family	6,166	1,275	1,352	8,793	341,965	350,758	1,310
Multifamily	—	—	—	—	31,242	31,242	—
Commercial real estate	2,151	242	19	2,412	562,553	564,965	19
Construction	125	91	73	289	245,541	245,830	73
Farmland	88	—	594	682	29,554	30,236	20
Second Mortgages	286	18	70	374	8,652	9,026	70
Equity Lines of Credit	346	—	5	351	41,145	41,496	5
Commercial	37	—	—	37	29,963	30,000	—
Agricultural, installment and other	301	126	44	471	52,754	53,225	44
Total	9,500	1,752	2,157	13,409	1,343,369	1,356,778	1,541

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Non-performing loans, which include nonaccrual loans and loans 90 days past due, totaled $6,887,000 at December 31, 2015, an increase from $2,157,000 at December 31, 2014, resulting from a $4,293,000, or 696.91%, increase in nonaccrual loans and a $437,000, or 28.35%, increase in 90 day past due and accruing loans. The increase in non-performing loans during the year ended December 31, 2015 of $4,730,000 was due primarily to an increase in non-performing commercial real estate mortgage loans of $4,274,000, an increase of non-performing residential 1-4 family real estate loans of $60,000, and an increase of non-performing farmland loans of $292,000. The increase in non-performing commercial real estate mortgage loans resulted primarily from one large commercial real estate loan changing to nonaccrual status. Nonaccrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management’s evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower’s ability to pay. Nonaccrual loans totaled $4,909,000 at December 31, 2015, compared to $616,000 at December 31, 2014. The increase in nonaccrual loans relates primarily to an increase in nonaccrual commercial real estate mortgage loans of $4,293,000 reflected in the above-described increase in non-performing loans within that category that resulted primarily from one large commercial real estate loan changing to nonaccrual status. Management believes that it is probable that it will incur losses on these loans but believes that these losses should not exceed the amount in the allowance for loan losses already allocated to these loans, unless there is a deterioration of local real estate values.
At December 31, 2015, the Company had a total of three impaired loans totaling $4,868,000 (including the above-described large commercial real estate mortgage loan on nonacrrual status) which were on non accruing interest status. At December 31, 2014, the Company had impaired loans of $574,000 which were on non accruing interest status. In each case, at the date such loans were placed on nonaccrual status, the Company reversed all previously accrued interest income against current year earnings.
The following table presents the Company’s impaired loans at December 31, 2015 and December 31, 2014.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2015
With no related allowance recorded:
Residential 1-4 family	$633	622	—	724	39
Multifamily	—	—	—	—	—
Commercial real estate	4,645	4,643	—	5,048	24
Construction	1,943	1,938	—	486	97
Farmland	575	575	—	431	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment, and other	—	—	—	—	—
	$7,796	7,778	—	6,689	160
With allowance recorded:
Residential 1-4 family	$834	827	194	785	47
Multifamily	—	—	—	—	—
Commercial real estate	—	—	—	3,419	—
Construction	—	—	—	—	—
Farmland	—	—	—	144	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment, and other	—	—	—	—	—
	$834	827	194	4,348	47

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Total
Residential 1-4 family	$1,467	1,449	194	1,509	86
Multifamily	—	—	—	—	—
Commercial real estate	4,645	4,643	—	8,467	24
Construction	1,943	1,938	—	486	97
Farmland	575	575	—	575	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$8,630	8,605	194	11,037	207
December 31, 2014
With no related allowance recorded:
Residential 1-4 family	$1,891	1,854	—	1,081	114
Multifamily	—	—	—	—	—
Commercial real estate	1,352	2,188	—	5,984	95
Construction	—	—	—	673	—
Farmland	—	—	—	—	—
Second mortgages	281	280	—	222	3
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment, and other	—	—	—	—	—
	$3,524	4,322	—	7,960	212
With allowance recorded:
Residential 1-4 family	$1,219	1,207	376	1,363	61
Multifamily	—	—	—	—	—
Commercial real estate	5,131	6,811	1,135	5,755	202
Construction	—	—	—	1,815	—
Farmland	702	701	120	767	7
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment, and other	—	—	—	—	—
	$7,052	8,719	1,631	9,700	270
Total
Residential 1-4 family	$3,110	3,061	376	2,444	175
Multifamily	—	—	—	—	—
Commercial real estate	6,483	8,999	1,135	11,739	297
Construction	—	—	—	2,488	—
Farmland	702	701	120	767	7
Second mortgages	281	280	—	222	3
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$10,576	13,041	1,631	17,660	482

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
The Company also internally classifies loans which, although current, management questions the borrower’s ability to comply with the present repayment terms of the loan agreement. These internally classified loans totaled $25,217,000, inclusive of the Company’s non-performing loans, at December 31, 2015, as compared to $35,808,000 at December 31, 2014. Of the internally classified loans at December 31, 2015, $25,090,000 are real estate related loans (including loans to home builders and developers of land, commercial real estate, as well as multi family mortgage loans) and $127,000 are various other types of loans. These loans have been graded accordingly considering bankruptcies, inadequate cash flows and delinquencies. Management does not anticipate losses on these loans to exceed the amount already allocated to loan losses for these loans, unless there is a deterioration of local real estate values.
The internally classified loans as a percentage of the allowance for loan losses were 110.11% and 158.64%, respectively, at December 31, 2015 and 2014.
The Company’s loan portfolio includes certain loans that have been modified in a troubled debt restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. The concessions typically result from the Company’s loss mitigation activities and could include reduction in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDR’s are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months. Because of Wilson Bank’s policy to consider a TDR as nonperforming until there has been at least six months of repayment performance, the addition of one large TDR in the last half of 2015 caused the nonperforming TDRs as of December 31, 2015 to increase $529,000 over the same period in 2014; however, overall TDR relationships decreased. Total TDRs decreased $3.9 million from December 31, 2014 to December 31, 2015 due to the payoff of two large loan relationships that were classified as TDRs.
The allowance for loan losses is discussed under “Critical Accounting Estimates” and “Provision for Loan Losses.” The Company maintains its allowance for loan losses at an amount believed by management to be adequate to provide for loan losses in the loan portfolio.
Substantially all of the Company’s loans are from Wilson, DeKalb, Smith, Putnam, Trousdale, Davidson, Rutherford and adjacent counties. Although the majority of the Company's loans are in the real estate market, the Company seeks to exercise prudent risk management in lending through the diversification by loan category within the real estate segment, including 1-4 family residential real estate, commercial real estate, multifamily, construction, second mortgages, farmland, and equity lines of credit. At December 31, 2015, no single industry segment accounted for more than 10% of the Company’s portfolio other than construction and real estate loans.

The Company’s management believes there is an opportunity to increase the loan portfolio in the Company’s primary market area in 2016 as economic conditions continue to improve. The Company will target commercial business lending, commercial and residential real estate lending and consumer lending as areas of emphasis in 2016. Although it is the Company’s objective to achieve

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

a loan portfolio equal to approximately 85% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will likely determine the size of the loan portfolio in a given economic climate. At December 31, 2015, the Company’s total loans equaled 81.9% of its total deposits. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell portions of the loans it generates to other financial institutions for cash in order to improve the liquidity of the Company’s loan portfolio or extend its lending capacity.
Securities
Securities decreased 4.06% to $359,323,000 at December 31, 2015 from $374,543,000 at December 31, 2014, and comprised the second largest and other primary component of the Company’s earning assets. Securities decreased as the result of management’s decision to reinvest liquid funds in higher yielding assets. The average yield, excluding tax equivalent adjustment, of the securities portfolio at December 31, 2015 was 2.16% with a weighted average life of 5.25 years, as compared to an average yield of 2.06% and a weighted average life of 5.25 years at December 31, 2014. The weighted average lives on mortgage-backed securities reflect the repayment rate used for book value calculations.
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
For debt securities, when the Company has decided to sell an impaired available-for-sale security and it does not expect the fair value of the security to fully recover before the expected time of sale, the security is deemed other-than-temporarily impaired in the period in which the decision to sell is made. The Company recognizes an impairment loss through a charge to current period earnings when the impairment is deemed other than temporary even if a decision to sell has not been made.
No securities have been classified as trading securities.
The Company’s classification of securities as of December 31, 2015 and December 31, 2014 is as follows:

	December 31, 2015		December 31, 2015
(In Thousands)	Held-To-Maturity		Available-For-Sale
	Amotized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value
U.S. Government-sponsored enterprises (GSEs)*	$—	$—	$77,177	$76,909
Mortgage-backed :
GSEs residential	9,375	9,266	192,983	191,915
Asset-backed:
SBAP	—	—	31,253	31,034
Obligations of state and political
subdivision	18,820	19,099	31,093	31,270
	$28,195	$28,365	$332,506	$331,128

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	December 31, 2014		December 31, 2014
(In Thousands)	Held-To-Maturity		Available-For-Sale
	Amortized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value
U.S. Government-sponsored enterprises (GSEs)*	$—	$—	$131,767	$130,567
Mortgage-backed:
GSE residential	7,398	7,327	170,802	171,069
Asset-backed:
SBAP	—	—	30,627	30,520
Obligations of state and political
Subdivision	20,725	21,073	14,324	14,264
	$28,123	$28,400	$347,520	$346,420

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association
The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.
The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2015:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Held to Maturity Securities:
Mortgage-backed:
GSE residential	$4,339	$45	3	$2,717	$124	3	$7,056	$169
Obligations of states and political subdivisions	3,461	9	10	—	—	—	3,461	9
	$7,800	$54	13	$2,717	$124	3	$10,517	$178
Available for Sale Securities:
GSEs	$33,369	$232	12	$17,829	$251	6	$51,198	$483
Mortgage-backed:
GSE residential	142,251	1,407	66	4,521	91	7	146,772	1,498
Asset-backed:
SBAP	22,811	273	12	—	—	—	22,811	273
Obligations of states and political subdivisions	7,925	60	18	3,350	37	9	11,275	97
	$206,356	$1,972	108	$25,700	$379	22	$232,056	$2,351

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
Deposits
The increases in assets in 2015 and 2014 were funded primarily by increases in deposits and the Company’s earnings. Total deposits, which are the principal source of funds for the Company, totaled $1,789,850,000 at December 31, 2015 compared to $1,660,270,000 at December 31, 2014. The Company has targeted local consumers, professionals and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Putnam County, Smith County, Sumner County, Rutherford County and Trousdale County areas are attractive economic markets offering growth opportunities for the Company; however, the Company competes with several larger banks and community banks that have bank offices in these counties which may negatively impact market growth or maintenance of current market share. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.
The $129,580,000, or 7.80%, growth in deposits in 2015 was due to a $70,000,000, or 18.62%, increase in NOW accounts, a $44,346,000, or 9.25%, increase in money market accounts, a $41,341,000, or 26.55%, increase in demand deposit accounts and a $5,397,000, or 5.27%, increase in savings accounts, offset in part by a decrease in certificates of deposits (including individual retirement accounts) of $31,504,000, or 5.76%. The average rate paid on average total interest-bearing deposits was 0.56% for 2015, compared to 0.67% for 2014, reflecting a reduction in short-term interest rates and a shift in deposits to lower paying transaction and money market accounts from certificates of deposit. The average rate paid in 2013 was 0.78%. Competitive pressure from other banks in our market area relating to deposit pricing continues to adversely affect the rates paid on deposit accounts as it limits our ability to more fully reduce deposit rates in line with short-term rates. The ratio of average loans to average deposits was 82.7% in 2015, 78.7% in 2014, and 79.8% in 2013. The Company anticipates that during 2016 deposits will continue to shift to money market or savings accounts due to the current rate environment notwithstanding the slight rate increase initiated by the Federal Reserve in late 2015 that we contemplate may continue in 2016.
Contractual Obligations
The Company’s contractual obligations at December 31, 2015 are as follows:

(In Thousands)	Less than 1 Year	1 –3 Years	3-5 Years	More than 5 Years	Total
Long-Term Debt	$—	$—	$—	$—	$—
Operating Leases	141	127	109	—	377
Purchases	—	—	—	—	—
Other Long-Term
liabilities	—	—	—	—	—
Total	$141	$127	$109	$—	$377
Long-term debt contractual obligations would typically include advances from the Federal Home Loan Bank, but at December 31, 2015, the Company had no such advances. The Company leases land for certain branch facilities and automatic teller machine

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

locations. Future minimum rental payments required under the terms of these non-cancellable leases are included in operating lease obligations.
Off Balance Sheet Arrangements
At December 31, 2015, the Company had unfunded loan commitments outstanding of $332 million, unfunded lines of credit of $60 million and outstanding standby letters of credit of $37 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Company’s bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company’s bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned below, Wilson Bank has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, its investment security maturities, and short-term borrowings.
Liquidity and Asset Management
The Company’s management seeks to maximize net interest income by managing the Company’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents, investment securities and money market instruments that will mature within one year. At December 31, 2015, the Company’s liquid assets totaled approximately $278 million.
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
The Company’s primary source of liquidity is a stable core deposit base. In addition, short-term borrowings, loan payments and investment security maturities provide a secondary source. At December 31, 2015, the Company had a liability sensitive position (a negative gap). Liability sensitivity means that more of the Company’s liabilities are capable of re-pricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing.
Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Company’s rate sensitivity position has an important impact on earnings. Senior management of the Company meets quarterly to analyze its rate sensitivity position. These meetings focus on the spread between the Company’s cost of funds and interest yields generated primarily through loans and investments.
The Company’s securities portfolio consists of earning assets that provide interest income. For those securities classified as held-to-maturity, the Company has the ability and intent to hold these securities to maturity or on a long-term basis. Securities classified as available-for-sale include securities intended to be used as part of the Company’s asset/liability strategy and/or securities that may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase capital and similar economic factors. At December 31, 2015, securities totaling approximately $20.9 million mature or will be subject to rate adjustments within the next twelve months.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

A secondary source of liquidity is the Company’s loan portfolio. At December 31, 2015, loans totaling approximately $538 million either will become due or will be subject to rate adjustments within twelve months from that date. Continued emphasis will be placed on structuring adjustable rate loans.
As for liabilities, certificates of deposit and individual retirement accounts of $100,000 or greater totaling approximately $101 million will become due or reprice during the next twelve months. Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal accounts, money market demand accounts, demand deposit accounts and regular savings accounts. Management anticipates that there will be no significant withdrawals from these accounts in 2016.
The following table shows the rate sensitivity gaps for different time periods as of December 31, 2015:
Interest Rate Sensitivity Gaps

(In Thousands)	1-90 Days	91-180 Days	181-365 Days	One Year And Longer	Total
Interest-earning assets	$271,867	129,922	205,610	1,266,370	1,873,769
Interest-bearing liabilities	(1,174,308)	(61,496)	(76,111)	(282,908)	(1,594,823)
Interest-rate sensitivity gap	$(902,441)	68,426	129,499	983,462	278,946
Cumulative gap	$(902,441)	(834,015)	(704,516)	278,946

The Company also uses simulation modeling to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. The Asset Liability Committee meets quarterly to analyze the interest rate shock simulation. The interest rate simulation model is based on a number of assumptions. The assumptions relate primarily to loan and deposit growth, asset and liability prepayments, the call features of investment securities, interest rates and balance sheet management strategies. The Company also uses Economic Value of Equity (“EVE”) sensitivity analysis to understand the impact of changes in interest rates on long-term cash flows, income and capital. EVE is calculated by discounting the cash flows for all balance sheet instruments under different interest rate scenarios. Presented below is the estimated impact on Wilson Bank’s net interest income and EVE as of December 31, 2015, assuming an immediate shift in interest rates:

	% Change from Base Case for Immediate Parallel Changes in Rates
	-100 BP(1)	+100 BP	+200 BP
Net interest income	(2.42)%	(2.7)%	(5.73)%
EVE	(7.92)%	(0.15)%	(1.16)%

(1) Because certain current interest rates are at or below 1.00%, the 100 basis points downward shock assumes that certain corresponding interest rates reflect a decrease of less than the full 100 basis point downward shock.
Management believes that with present maturities, the anticipated growth in deposit base, and the efforts of management in its asset/liability management program, liquidity will not pose a problem in the near term future. At the present time there are no other known trends or any known commitments, demands, events or uncertainties that will result in, or that are reasonably likely to result in, the Company’s liquidity changing in a materially adverse way.
Capital Resources, Capital Position and Dividends
At December 31, 2015, total stockholders’ equity was $223,438,000, or 11.05% of total assets, which compares with $200,892,000, or 10.72% of total assets, at December 31, 2014, and $177,671,000, or 10.15% of total assets, at December 31, 2013. The dollar increase in the Company’s stockholders’ equity during 2015 reflects (i) net income of $23,863,000 less cash dividends of $0.65 per share totaling $4,935,000, (ii) the issuance of 72,543 shares of common stock for $3,511,000, as reinvestment of cash dividends,

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

(iii) the issuance of 7,633 shares of common stock pursuant to exercise of stock options for $241,000, (iv) the net unrealized loss on available-for-sale securities of $172,000, and (v) a stock based compensation expense of $38,000.

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
Quantitative measures established by regulation to ensure capital adequacy require the Company and Wilson Bank to maintain minimum amounts and ratios (set forth in the following table) of total, Tier 1, and common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2015 and December 31, 2014, the Company and the Bank are considered to be “well-capitalized” under regulatory definitions.
As of December 31, 2015, the most recent notification from the FDIC categorized Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized as of December 31, 2015 and December 31, 2014, an institution was required to maintain minimum total risk-based, Tier 1 risk-based, common equity Tier 1 risk based and Tier 1 leverage ratios as set forth in the following tables and not be subject to a written agreement, order or directive to maintain a specific capital level. There are no conditions or events since the notification that management believes have changed Wilson Bank’s category. The Company’s and Wilson Bank’s actual capital amounts and ratios as of December 31, 2015 and 2014, are presented in the following table (dollar amounts in thousands):

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Applicable Regulatory Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2015
Total capital to risk weighted assets:
Consolidated	$240,848	14.1%	$136,588	8.0%	$170,736	10.0%
Wilson Bank	238,963	14.0	136,575	8.0	170,719	10.0
Tier 1 capital to risk weighted assets:
Consolidated	219,483	12.9	102,441	6.0	136,588	8.0
Wilson Bank	217,600	12.8	102,431	6.0	136,575	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	219,483	12.9	76,831	4.5	110,978	6.5
Wilson Bank	217,600	12.8	76,823	4.5	110,967	6.5
Tier 1 capital to average assets:
Consolidated	219,483	11.1	79,361	4.0	N/A	N/A
Wilson Bank	217,600	11.0	79,354	4.0	99,192	5.0

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Applicable Regulatory Provisions
December 31, 2014
Total capital to risk weighted assets:
Consolidated	$214,779	15.0%	$114,549	8.0%	$143,186	10.0%
Wilson Bank	213,447	14.9	114,602	8.0	143,253	10.0
Tier 1 capital to risk weighted assets:
Consolidated	196,765	13.7	57,450	4.0	86,174	6.0
Wilson Bank	195,433	13.6	57,480	4.0	86,220	6.0
Tier 1 capital to average assets:
Consolidated	196,765	10.6	74,251	4.0	N/A	N/A
Wilson Bank	195,433	10.5	74,451	4.0	93,063	5.0
In July 2013, the Federal banking regulators, in response to the Statutory Requirements of The Dodd-Frank Act, adopted new regulations implementing the Basel Capital Adequacy Accord (“Basel III”) and the related higher minimum capital ratios. The new capital requirements were effective beginning January 1, 2015 and include a new “Common Equity Tier I Ratio”, which has stricter rules as to what qualifies as Common Equity Tier I Capital. A summary of the changes to the Regulatory Capital Ratios are as follows:

	Guideline in Effect At December 31, 2014		Basel III Requirements Effective Beginning January 1, 2015
	Minimum	Well Capitalized	Minimum	Well Capitalized
Common Equity Tier I Ratio (Common Equity to Risk Weighted Assets)	Not Applicable	Not Applicable	4.5%	6.5%
Tier I Capital to Risk Weighted Assets	4%	6%	6%	8%
Total Capital to Risk Weighted Assets	8%	10%	8%	10%
Tier I Leverage Ratio	4%	5%	4%	5%
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
The requirements of Basel III allowed banks and bank holding companies with less than $250 billion in assets a one-time opportunity to opt-out of a requirement to include unrealized gains and losses in accumulated other comprehensive income in their capital calculation. The Company and Wilson Bank have opted out of this requirement.
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
Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both short term and long term earnings through funds management/interest rate risk management. The Company’s rate sensitivity position has an important impact on earnings. Senior management of the Company meets quarterly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments.
The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2015.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	(Dollars in Thousands) Expected Maturity Date—Year Ending December 31,
	2016	2017	2018	2019	2020	Thereafter	Total	Fair Value
Earning assets:
Loans, net of unearned interest:
Variable rate	$35,172	11,782	40,214	18,488	20,042	844,730	970,428	970,428
Average interest rate	4.50%	4.21%	4.15%	4.47%	4.53%	4.61%	4.58%
Fixed rate	$229,037	55,358	52,788	36,883	30,669	95,951	500,686	501,245
Average interest rate	4.28%	4.98%	4.86%	4.68%	5.07%	4.61%	4.27%
Securities	$1,309	2,030	7,309	23,442	20,594	306,018	360,701	359,493
Average interest rate	2.89%	2.48%	1.32%	1.69%	1.89%	2.07%	2.03%
Loans held for sale	$9,823	—	—	—	—	—	9,823	10,135
Average interest rate	3.59%	—	—	—	—	—	3.59%
Federal funds sold	$35,220	—	—	—	—	—	35,220	35,220
Average interest rate	0.20%	—	—	—	—	—	0.20%
Interest-bearing deposits	$1,309,880	132,541	93,091	35,463	21,305	508	1,592,788	1,396,799
Average interest rate	0.38%	1.12%	1.14%	1.52%	1.57%	2.00%	0.53%
Securities sold under repurchase agreements	$2,035	—	—	—	—	—	2,035	2,035
Average interest rate	0.25%	—	—	—	—	—	0.25%
Impact of Inflation
Although interest rates are significantly affected by inflation, for the fiscal years ended December 31, 2015, 2014, and 2013, the inflation rate is believed to have had an immaterial impact on the Company’s results of operations.

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

Mortgage loans held-for-sale—Mortgage loans held-for-sale are carried at their fair value. The fair value of loans held-for-sale is determined using quoted prices for similar assets, adjusted for specific attributes of that loan.

The following tables present the financial instruments carried at fair value as of December 31, 2015 and December 31, 2014, by caption on the consolidated balance sheet and by FASB ASC 820 valuation hierarchy (as described above) (in thousands):

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2015
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$76,909	—	76,909	—
Mortgage-backed securities	191,915	—	191,915	—
Asset-backed securities	31,034	—	31,034	—
State and municipal securities	31,270	—	31,270	—
Total investment securities available-for-sale	$331,128	—	331,128	—
Loans held for sale	10,135	—	10,135	—
Other assets	26,672	—	—	26,672
Total assets at fair value	$367,935	—	341,263	26,672
December 31, 2014
Investment securities available-for-sale:
U.S. Government sponsored enterprises and agency-backed	$130,567	—	130,567	—
Mortgage-backed securities	171,069	—	171,069	—
Asset-backed securities	30,520	—	30,520	—
State and municipal securities	14,264	—	14,264	—
Total investment securities available-for-sale	$346,420	—	346,420	—
Loans held for sale	9,466	—	9,466	—
Other assets	17,331	—	—	17,331
Total assets at fair value	$373,217	—	355,886	17,331

	Measured on a Non-recurring basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2015
Other real estate owned	$5,410	—	—	5,410
Impaired loans, net (¹)	8,436	—	—	8,436
Total	$13,846	—	—	13,846
December 31, 2014
Other real estate owned	$7,298	—	—	7,298
Impaired loans, net (¹)	8,945	—	—	8,945
Total	$16,243	—	—	16,243

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

 (1)    Amount is net of a valuation allowance of $194,000 at December 31, 2015 and $1,631,000 at December 31, 2014 as required by ASC 310, “Receivables.”
In the case of the bond portfolio, the Company monitors the valuation technique utilized by various pricing agencies to ascertain when transfers between levels have been affected. The nature of the remaining assets and liabilities is such that transfers in and out of any level are expected to be rare. For the twelve months ended December 31, 2015, there were no transfers between Levels 1, 2 or 3.
The table below includes a roll forward of the balance sheet amounts for the year ended December 31, 2015 and December 31, 2014 (including the change in fair value) for financial instruments classified by the Company within Level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology (in thousands):

	For the Twelve Months Ended December 31,
	2015		2014
	Other Assets	Other Liabilities	Other Assets	Other Liabilities
Fair value, January 1	$17,331	—	$11,390	—
Total realized gains included in income	877	—	376	—
Change in unrealized gains/losses included in other comprehensive income for assets and liabilities still held at December 31	—	—	—	—
Purchases, issuances and settlements, net	8,464	—	5,565	—
Transfers out of Level 3	—	—	—	—
Fair value, December 31	$26,672	—	$17,331	—
Total realized gains included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31	$877	—	$376	—
The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments that are not measured at fair value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates, estimates of future cash flows and borrower creditworthiness. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2015 and December 31, 2014. Such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.
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
The following table presents the carrying amounts, estimated fair value and placement in the fair value hierarchy of the Company’s financial instruments at December 31, 2015 and December 31, 2014. This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization. For financial liabilities such as noninterest bearing demand, interest-bearing demand, and savings deposits, the carrying amount is a reasonable estimate of fair value due to these products having no stated maturity.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

(in Thousands)	Carrying/ Notional Amount	Estimated Fair Value(¹)	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2015
Financial assets:
Securities held-to-maturity	$28,195	28,365	—	28,365	—
Loans, net	1,443,179	1,443,738	—	—	1,443,738
Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,791,885	1,549,414	—	—	1,549,414
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—
December 31, 2014
Financial assets:
Securities held-to-maturity	$28,123	28,400	—	28,400	—
Loans, net	1,329,865	1,346,569	—	—	1,346,569
Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,663,707	1,530,607	—	—	1,530,607
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

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
In January 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure, to reduce the diversity in reporting when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. As of December 31, 2015,the Company had no loans that met the above stated criteria. The total amount of foreclosed residential real property amounted to $550,000 and $456,000 at December 31, 2015 and December 31, 2014, respectively.

Except as set forth above, there are currently no new accounting standards that have been issued that the Company expects will have a significant impact on the Company's financial position, results of operations or cash flows.

Holding Company & Stock Information
Wilson Bank Holding Company Directors and Executive Officers

Jerry Franklin, Chairman; Randall Clemons, President & CEO; Charles Bell; Jimmy Comer; Jerry Franklin; John Freeman; William Jordan; Harold Patton; James Anthony Patton; Jack Bell; Elmer Richerson, Executive Vice President.
Common Stock Market Information
The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at February 9, 2016 was 3,764. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company’s stock during the years 2014 and 2015.
Stock Prices

2014	High	Low
First Quarter	$46.25	$45.75
Second Quarter	$46.75	$46.25
Third Quarter	$47.25	$46.75
Fourth Quarter	$47.75	$47.25
2015	High	Low
First Quarter	$48.35	$47.75
Second Quarter	$48.95	$48.35
Third Quarter	$49.55	$48.95
Fourth Quarter	$50.15	$49.55
On January 1, 2014, a $.30 per share cash dividend was declared and on July 1, 2014 a $.30 per share cash dividend was declared and paid to shareholders of record on those dates. On January 1, 2015, a $.30 per share cash dividend was declared and on July 1, 2015, a $.35 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent upon the Company’s profitability, its capital needs, overall financial condition, economic and regulatory consideration.
Annual Meeting and Information Contacts
The Annual Meeting of Shareholders will be held in the Main Office of Wilson Bank Holding Company at 7:00 P.M., April 12, 2016 at 623 West Main Street, Lebanon, Tennessee.
For further information concerning Wilson Bank Holding Company or Wilson Bank & Trust, or to obtain a copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, which is available without charge to shareholders, please contact Lisa Pominski, CFO, Wilson Bank & Trust, P.O. Box 768, Lebanon, Tennessee 37088-0768, phone (615) 443-6612.

WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

	In Thousands, Except Per Share Information
	As Of December 31,
	2015	2014	2013	2012	2011
CONSOLIDATED BALANCE SHEETS:
Total assets end of year	$2,021,604	1,873,242	1,748,971	1,680,820	1,577,370
Loans, net	$1,443,179	1,329,865	1,184,267	1,142,111	1,098,733
Securities	$359,323	374,543	356,196	332,786	325,195
Deposits	$1,789,850	1,660,270	1,554,255	1,493,922	1,406,042
Stockholders’ equity	$223,438	200,892	177,671	169,698	157,348

	Years Ended December 31,
	2015	2014	2013	2012	2011
CONSOLIDATED STATEMENTS OF EARNINGS:
Interest income	$78,839	74,380	71,814	72,361	72,350
Interest expense	8,608	9,768	10,879	14,107	17,890
Net interest income	70,231	64,612	60,935	58,254	54,460
Provision for loan losses	388	498	2,177	9,528	8,678
Net interest income after provision for loan losses	69,843	64,114	58,758	48,726	45,782
Non-interest income	19,941	16,678	15,204	16,035	14,476
Non-interest expense	52,159	47,705	48,787	45,098	43,663
Earnings before income taxes	37,625	33,087	25,175	19,663	16,595
Income taxes	13,762	12,310	9,306	7,515	6,545
Net earnings	$23,863	20,777	15,869	12,148	10,050
Cash dividends declared	$4,935	4,510	4,464	6,243	4,348
PER SHARE DATA:
Basic earnings per common share	$3.13	2.75	2.12	1.65	1.38
Diluted earnings per common share	$3.13	2.75	2.12	1.65	1.38
Cash dividends	$0.65	0.60	0.60	0.85	0.60
Book value	$29.20	26.53	23.69	22.87	21.54
RATIOS:
Return on average stockholders’ equity	11.17%	10.95%	9.20%	7.49%	6.77%
Return on average assets	1.23%	1.15%	0.93%	0.75%	0.66%
Capital to assets	11.05%	10.72%	10.16%	10.10%	9.98%
Dividends declared per share as percentage of basic earnings per share	20.83%	21.82%	28.30%	51.52%	43.48%

WILSON BANK HOLDING COMPANY
Consolidated Financial Statements
December 31, 2015 and 2014
(With Independent Auditor’s Report Thereon)

Stephen M. Maggart, CPA, ABV, CFF J. Mark Allen, CPA M. Todd Maggart, CPA, ABV, CFF Michael F. Murphy, CPA P. Jason Ricciardi, CPA, CGMA David B. von Dohlen, CPA T. Keith Wilson, CPA, CITP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of
Wilson Bank Holding Company:

We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2015. We also have audited Wilson Bank Holding Company and Subsidiary’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Wilson Bank Holding Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Wilson Bank Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Maggart & Associates, P.C.
Nashville, Tennessee
January 25, 2016
150 FOURTH AVENUE, NORTH ▪ SUITE 2150 ▪ NASHVILLE, TENNESSEE 37219-2431 ▪ (615) 252-6100 ▪ Fax ▪ (615) 252-6105
www.maggartpc.com

WILSON BANK HOLDING COMPANY
Consolidated Balance Sheets
December 31, 2015 and 2014

	Dollars in thousands
	2015	2014
ASSETS
Loans, net of allowance for loan losses of $22,900 and $22,572, respectively	$1,443,179	1,329,865
Securities:
Held-to-maturity, at amortized cost (market value $28,365 and $28,400, respectively)	28,195	28,123
Available-for-sale, at market (amortized cost $332,506 and $347,520, respectively)	331,128	346,420
Total securities	359,323	374,543
Loans held for sale	10,135	9,466
Federal funds sold	35,220	16,005
Restricted equity securities, at cost	3,012	3,012
Total earning assets	1,850,869	1,732,891
Cash and due from banks	74,033	52,002
Premises and equipment, net	42,100	40,123
Accrued interest receivable	5,244	5,463
Deferred income taxes	8,039	9,171
Other real estate	5,410	7,298
Bank owned life insurance and annuity contracts	26,672	17,331
Goodwill	4,805	4,805
Other assets	4,432	4,158
Total assets	$2,021,604	1,873,242
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,789,850	1,660,270
Securities sold under repurchase agreements	2,035	3,437
Accrued interest and other liabilities	6,281	8,643
Total liabilities	1,798,166	1,672,350
Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 15,000,000 shares, 7,652,144 and 7,571,968 shares issued and outstanding, respectively	15,304	15,144
Additional paid-in capital	61,339	57,709
Retained earnings	147,646	128,718
Net unrealized losses on available-for-sale securities, net of taxes of $527 and $421, respectively	(851)	(679)
Total stockholders’ equity	223,438	200,892
COMMITMENTS AND CONTINGENCIES
Total liabilities and stockholders’ equity	$2,021,604	1,873,242
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Earnings
Three Years Ended December 31, 2015

	Dollars In Thousands (except per share data)
	2015	2014	2013
Interest income:
Interest and fees on loans	$71,543	66,685	66,177
Interest and dividends on securities:
Taxable securities	5,868	6,464	4,411
Exempt from Federal income taxes	768	679	603
Interest on loans held for sale	385	263	258
Interest on Federal funds sold	154	167	215
Interest and dividends on restricted equity securities	121	122	150
Total interest income	78,839	74,380	71,814
Interest expense:
Interest on negotiable order of withdrawal accounts	1,515	1,587	1,589
Interest on money market accounts and other savings accounts	1,906	2,366	2,407
Interest on certificates of deposit and individual retirement accounts	5,179	5,791	6,832
Interest on securities sold under repurchase agreements	7	23	50
Interest on Federal funds purchased	1	1	1
Total interest expense	8,608	9,768	10,879
Net interest income before provision for loan losses	70,231	64,612	60,935
Provision for loan losses	388	498	2,177
Net interest income after provision for loan losses	69,843	64,114	58,758
Non-interest income	19,941	16,678	15,204
Non-interest expense	(52,159)	(47,705)	(48,787)
Earnings before income taxes	37,625	33,087	25,175
Income taxes	13,762	12,310	9,306
Net earnings	$23,863	20,777	15,869
Basic earnings per common share	$3.13	2.75	2.12
Diluted earnings per common share	$3.13	2.75	2.12
Weighted average common shares outstanding:
Basic	7,624,108	7,547,087	7,472,373
Diluted	7,627,635	7,551,480	7,477,171
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Comprehensive Earnings
Three Years Ended December 31, 2015

	Dollars In Thousands
	2015	2014	2013
Net earnings	$23,863	20,777	15,869
Other comprehensive earnings, net of tax:
Net unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $35, $2,454 and $4,231, respectively	(58)	3,953	(6,820)
Reclassification adjustment for net gains included in net earnings, net of taxes of $71, $209 and $30, respectively	(114)	(336)	(48)
Other comprehensive earnings (losses)	(172)	3,617	(6,868)
Comprehensive earnings	$23,691	24,394	9,001
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Changes in Stockholders’ Equity
Three Years Ended December 31, 2015

	Dollars In Thousands
	Common Stock	Additional Paid-In Capital	Retained Earnings	Net Unrealized Gain (Loss) On Available-For-Sale Securities	Total
Balance December 31, 2012	$14,838	51,242	101,046	2,572	169,698
Cash dividends declared, $.60 per share	—	—	(4,464)	—	(4,464)
Issuance of 73,411 shares of stock pursuant to dividend reinvestment plan	147	3,101	—	—	3,248
Issuance of 5,973 shares of stock pursuant to exercise of stock options	12	144	—	—	156
Share based compensation expense	—	32	—	—	32
Net change in fair value of available-for-sale securities during the year, net of taxes of $4,261	—	—	—	(6,868)	(6,868)
Net earnings for the year	—	—	15,869	—	15,869
Balance December 31, 2013	14,997	54,519	112,451	(4,296)	177,671
Cash dividends declared, $.60 per share	—	—	(4,510)	—	(4,510)
Issuance of 69,289 shares of stock pursuant to dividend reinvestment plan	139	3,065	—	—	3,204
Issuance of 6,144 shares of stock pursuant to exercise of stock options	12	174	—	—	186
Share based compensation expense	—	41	—	—	41
Net change in fair value of available-for-sale securities during the year, net of taxes of $2,245	—	—	—	3,617	3,617
Repurchase of 2,053 common shares	(4)	(90)	—	—	(94)
Net earnings for the year	—	—	20,777	—	20,777
Balance December 31, 2014	15,144	57,709	128,718	(679)	200,892
Cash dividends declared, $.65 per share	—	—	(4,935)	—	(4,935)
Issuance of 72,543 shares of stock pursuant to dividend reinvestment plan	145	3,366	—	—	3,511
Issuance of 7,633 shares of stock pursuant to exercise of stock options	15	226	—	—	241
Share based compensation expense	—	38	—	—	38
Net change in fair value of available-for-sale securities during the year, net of taxes of $106	—	—	—	(172)	(172)
Net earnings for the year	—	—	23,863	—	23,863
Balance December 31, 2015	$15,304	61,339	147,646	(851)	223,438
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Cash Flows
Three Years Ended December 31, 2015
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2015	2014	2013
Cash flows from operating activities:
Interest received	$81,054	75,937	75,201
Fees and other income received	15,346	13,269	11,816
Proceeds from sales of loans	157,261	105,414	121,055
Origination of loans held for sale	(153,882)	(105,078)	(109,131)
Interest paid	(8,728)	(9,964)	(11,396)
Cash paid to suppliers and employees	(51,474)	(45,890)	(41,968)
Income taxes paid	(13,937)	(12,277)	(8,413)
Net cash provided by operating activities	25,640	21,411	37,164
Cash flows from investing activities:
Purchase of available-for-sale securities	(125,000)	(171,497)	(109,662)
Proceeds from calls, maturities and paydowns of available-for-sale securities	95,620	86,946	76,811
Proceeds from sale of available-for-sale securities	42,845	72,215	6,867
Purchase of held-to-maturity securities	(4,413)	(3,610)	(14,250)
Proceeds from maturities and paydowns of held-to-maturity securities	4,079	2,049	2,749
Loans made to customers, net of repayments	(114,456)	(144,410)	(48,636)
Purchase of bank owned life insurance and annuity contracts	(8,464)	(5,565)	(5,000)
Purchase of bank premises and equipment	(4,612)	(4,145)	(4,074)
Proceeds from sale of other assets	12	4	51
Proceeds from sale of other real estate	3,000	3,945	5,053
Net cash used in investing activities	(111,389)	(164,068)	(90,091)
Cash flows from financing activities:
Net increase in non-interest bearing, savings, NOW and money market deposit accounts	160,760	147,458	95,320
Net decrease in time deposits	(31,180)	(41,443)	(34,987)
Net decrease in securities sold under agreements to repurchase	(1,402)	(5,641)	(1,506)
Dividends paid	(4,935)	(4,510)	(4,464)
Proceeds from sale of common stock pursuant to dividend reinvestment	3,511	3,204	3,248
Proceeds from sale of common stock pursuant to exercise of stock options	241	186	156
Repurchase of common shares	—	(94)	—
Net cash provided by financing activities	126,995	99,160	57,767
Net increase (decrease) in cash and cash equivalents	41,246	(43,497)	4,840
Cash and cash equivalents at beginning of year	68,007	111,504	106,664
Cash and cash equivalents at end of year	109,253	68,007	111,504
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Cash Flows, Continued
Three Years Ended December 31, 2015
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2015	2014	2013
Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$23,863	20,777	15,869
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	4,578	4,162	4,787
Provision for loan losses	388	498	2,177
Share based compensation expense	38	41	32
Provision for deferred tax expense	1,238	634	1,068
Write downs and loss (gains) on sales of other real estate, net	(362)	(77)	1,642
Loss on sales of other assets	2	6	3
Loss (gain) on sale of premises and equipment	53	(7)	(12)
Security gains	(185)	(545)	(78)
Decrease (increase) in loans held for sale	(669)	(2,444)	8,626
Decrease in taxes payable	(1,413)	(601)	(175)
Decrease (increase) in other assets	(1,161)	(1,297)	1,337
Decrease (increase) in accrued interest receivable	219	(400)	363
Decrease in interest payable	(120)	(196)	(517)
Increase (decrease) in accrued expenses	(829)	860	2,042
Total adjustments	1,777	634	21,295
Net cash provided by operating activities	$25,640	21,411	37,164
Supplemental Schedule of Non-Cash Activities:
Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $106 in 2015, $2,245 in 2014, and $4,261 in 2013	$(172)	3,617	(6,868)
Non-cash transfers from loans to other real estate	$1,930	799	5,539
Non-cash transfers from other real estate to loans	$1,180	2,502	1,282
Non-cash transfers from loans to other assets	$4	17	46
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013

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
Wilson Bank operates under a state bank charter and provides full banking services. As a state-chartered bank that is not a member of the Federal Reserve, Wilson Bank is subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation (“FDIC”). The areas served by Wilson Bank include Wilson County, DeKalb County, Rutherford County, Smith County, Trousdale County, Putnam County, Sumner County, and eastern Davidson County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the main office and twenty-five branch locations.

(c)	Estimates
In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets and other real estate, other-than-temporary impairments of securities, and the fair value of financial instruments.

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
Residential 1-4 family, commercial real estate and construction mortgage loans, represented 24%, 43% and 19% and 26%, 42% and 18% of the loan portfolio at December 31, 2015 and 2014, respectively.

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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

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
The allowance for loan losses is evaluated on a quarterly basis by management and is based upon management’s quarterly review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
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
In addition to the independent loan review process, the aforementioned risk ratings are subject to continual review by loan officers to determine that the appropriate risk ratings are being utilized in our allowance for loan loss process. Each risk rating is also subject to review by our independent loan review department. Currently, our independent loan review department targets reviews of 100% of existing loan relationships with aggregate debt of $1.0 million and greater and new loans with aggregate debt of $500,000 and greater. In addition, our loan review targets portfolio segments, loans assigned to a particular lending officer, and loans with four or more renewals.
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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

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
The Company, as a member of the Federal Home Loan Bank (“FHLB”) Cincinnati system, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at par value, which approximates its fair value. Management reviews the investment for impairment based on the ultimate recoverability of the cost basis in the FHLB stock. As of December 31, 2015, the minimum required investment was approximately $2,235,000. Stock redemptions are at the discretion of the FHLB.

(i)	Loans Held for Sale
Mortgage loans held-for-sale are carried at fair value. The fair value of loans held-for-sale is determined using quoted prices for similar assets, adjusted for specific attributes of that loan.

(j)	Premises and Equipment
 Premises and equipment are stated at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the related assets. Gains or losses realized on items retired and otherwise disposed of are credited or charged to operations and cost and related accumulated depreciation are removed from the asset and accumulated depreciation accounts.
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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

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
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds sold are purchased and sold for one day periods. Management makes deposits only with financial institutions it considers to be financially sound.

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
December 31, 2015, 2014 and 2013

(r)	Advertising Costs
Advertising costs are expensed as incurred by the Company and totaled $2,337,000, $1,884,000 and $2,104,000 for 2015, 2014 and 2013, respectively.

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

(u)	Reclassification
Certain reclassifications have been made to the 2014 and 2013 figures to conform to the presentation for 2015.

(v)	Off-Balance-Sheet Financial Instruments
In the ordinary course of business, Wilson Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

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
In January 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40); Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure, to reduce the diversity in reporting when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. As of December 31, 2015, the Company had no loans that met the above stated criteria. The total amount of foreclosed residential real property amounted to $550,000 and $456,000 at December 31, 2015 and December 31, 2014, respectively.
There were no other recently issued accounting pronouncements that are expected to materially impact the Company.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

(2)	Loans and Allowance for Loan Losses
The classification of loans at December 31, 2015 and 2014 is as follows:

	In Thousands
	2015	2014
Mortgage loans on real estate:
Residential 1-4 family	$349,631	350,758
Multifamily	49,564	31,242
Commercial	625,623	564,965
Construction	275,319	245,830
Farmland	32,114	30,236
Second mortgages	7,551	9,026
Equity lines of credit	46,506	41,496
Total mortgage loans on real estate	1,386,308	1,273,553
Commercial loans	30,537	30,000
Agriculture loans	1,552	1,670
Consumer installment loans:
Personal	40,196	37,745
Credit cards	3,271	3,280
Total consumer installment loans	43,467	41,025
Other loans	9,250	10,530
	1,471,114	1,356,778
Net deferred loan fees	(5,035)	(4,341)
Total loans	1,466,079	1,352,437
Less: Allowance for loan losses	(22,900)	(22,572)
Loans, net	$1,443,179	1,329,865
At December 31, 2015, variable rate and fixed rate loans totaled $970,428,000 and $500,686,000, respectively. At December 31, 2014, variable rate and fixed rate loans totaled $863,474,000 and $488,963,000, respectively.
In the normal course of business, Wilson Bank has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $6,576,000 and $11,744,000 at December 31, 2015 and 2014, respectively. None of these loans were restructured, charged-off or involved more than the normal risk of collectibility or presented other unfavorable features during the three years ended December 31, 2015.
An analysis of the activity with respect to such loans to related parties is as follows:

	In Thousands
	December 31,
	2015	2014
Balance, January 1	$11,744	10,821
New loans and renewals during the year	12,329	9,406
Repayments (including loans paid by renewal) during the year	(17,497)	(8,483)
Balance, December 31	$6,576	11,744
During 2013, a director of the Company performed appraisals related to certain loan customers. Fees paid to the director for these services totaled $237,000.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

(2)	Loans and Allowance for Loan Losses, Continued

Risk characteristics relevant to each portfolio segment are as follows:

Construction and land development: Loans for non-owner-occupied real estate construction or land development are generally repaid through cash flow related to the operation, sale or refinance of the property. The Company also finances construction loans for owner-occupied properties. A portion of the Company’s construction and land portfolio segment is comprised of loans secured by residential product types (residential land and single-family construction). With respect to construction loans to developers and builders that are secured by non-owner occupied properties that the Company may originate from time to time, the Company generally requires the borrower to have had an existing relationship with the Company and have a proven record of success. Construction and land development loans are underwritten utilizing independent appraisal reviews, sensitivity analysis of absorption and lease rates, market sales activity, and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

1-4 family residential real estate: Residential real estate loans represent loans to consumers or investors to finance a residence. These loans are typically financed on 15 to 30 year amortization terms, but generally with shorter maturities of 5 to 15 years. Many of these loans are extended to borrowers to finance their primary or secondary residence. Loans to an investor secured by a 1-4 family residence will be repaid from either the rental income from the property or from the sale of the property. This loan segment also includes closed-end home equity loans that are secured by a first or second mortgage on the borrower’s residence. This allows customers to borrow against the equity in their home. Loans in this portfolio segment are underwritten and approved based on a number of credit quality criteria including limits on maximum Loan-to-Value (LTV), minimum credit scores, and maximum debt to income. Real estate market values as of the time the loan is made directly affect the amount of credit extended and, in addition, changes in these residential property values impact the depth of potential losses in this portfolio segment.

1-4 family HELOC: This loan segment includes open-end home equity loans that are secured by a first or second mortgage on the borrower’s residence. This allows customers to borrow against the equity in their home utilizing a revolving line of credit. These loans are underwritten and approved based on a number of credit quality criteria including limits on maximum LTV, minimum credit scores, and maximum debt to income. Real estate market values as of the time the loan is made directly affect the amount of credit extended and, in addition, changes in these residential property values impact the depth of potential losses in this portfolio segment. Because of the revolving nature of these loans, as well as the fact that many represent second mortgages, this portfolio segment can contain more risk than the amortizing 1-4 family residential real estate loans.

Multi-family and commercial real estate: Multi-family and commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate.

Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type. This diversity helps reduce the Company’s exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. The Company also utilizes third-party experts to provide insight and guidance about economic conditions and trends affecting the market areas it serves. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. Non-owner occupied commercial real estate loans are loans secured by multifamily and commercial properties where the primary source of repayment is derived from rental income associated with the property (that is, loans for which 50 percent or more of the source of repayment comes from

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

(2)	Loans and Allowance for Loan Losses, Continued

third party, nonaffiliated, rental income) or the proceeds of the sale, refinancing, or permanent financing of the property. These loans are made to finance income-producing properties such as apartment buildings, office and industrial buildings, and retail properties. Owner-occupied commercial real estate loans are loans where the primary source of repayment is the cash flow from the ongoing operations and business activities conducted by the party, or affiliate of the party, who owns the property.

Commercial and industrial: The commercial and industrial loan portfolio segment includes commercial and industrial loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases or other expansion projects. Collection risk in this portfolio is driven by the creditworthiness of underlying borrowers, particularly cash flow from customers’ business operations. Commercial and industrial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and usually incorporates a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Consumer: The consumer loan portfolio segment includes non-real estate secured direct loans to consumers for household, family, and other personal expenditures. Consumer loans may be secured or unsecured and are usually structured with short or medium term maturities. These loans are underwritten and approved based on a number of consumer credit quality criteria including limits on maximum LTV on secured consumer loans, minimum credit scores, and maximum debt to income. Many traditional forms of consumer installment credit have standard monthly payments and fixed repayment schedules of one to five years. These loans are made with either fixed or variable interest rates that are based on specific indices. Installment loans fill a variety of needs, such as financing the purchase of an automobile, a boat, a recreational vehicle or other large personal items, or for consolidating debt. These loan may be unsecured or secured by an assignment of title, as in an automobile loan, or by money in a bank account. In addition to consumer installment loans, this portfolio segment also includes secured and unsecured personal lines of credit as well as overdraft protection lines. Loans in this portfolio segment are sensitive to unemployment and other key consumer economic measures.

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310), when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. Substantially all of the Company’s impaired loans are collateral dependent.
The following tables, present the Company’s impaired loans at December 31, 2015 and 2014:

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2015
With no related allowance recorded:
Residential 1-4 family	$633	622	—	724	39
Multifamily	—	—	—	—	—
Commercial real estate	4,645	4,643	—	5,048	24
Construction	1,943	1,938	—	486	97
Farmland	575	575	—	431	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$7,796	7,778	—	6,689	160

	In Thousands
	Record Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2015
With allowance recorded:
Residential 1-4 family	$834	827	194	785	47
Multifamily	—	—	—	—	—
Commercial real estate	—	—	—	3,419	—
Construction	—	—	—	—	—
Farmland	—	—	—	144	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$834	827	194	4,348	47

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2015
Total:
Residential 1-4 family	$1,467	1,449	194	1,509	86
Multifamily	—	—	—	—	—
Commercial real estate	4,645	4,643	—	8,467	24
Construction	1,943	1,938	—	486	97
Farmland	575	575	—	575	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$8,630	8,605	194	11,037	207

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2014
With no related allowance recorded:
Residential 1-4 family	$1,891	1,854	—	1,081	114
Multifamily	—	—	—	—	—
Commercial real estate	1,352	2,188	—	5,984	95
Construction	—	—	—	673	—
Farmland	—	—	—	—	—
Second mortgages	281	280	—	222	3
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$3,524	4,322	—	7,960	212

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2014
With allowance recorded:
Residential 1-4 family	$1,219	1,207	376	1,363	61
Multifamily	—	—	—	—	—
Commercial real estate	5,131	6,811	1,135	5,755	202
Construction	—	—	—	1,815	—
Farmland	702	701	120	767	7
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$7,052	8,719	1,631	9,700	270
December 31, 2014
Total:
Residential 1-4 family	$3,110	3,061	376	2,444	175
Multifamily	—	—	—	—	—
Commercial real estate	6,483	8,999	1,135	11,739	297
Construction	—	—	—	2,488	—
Farmland	702	701	120	767	7
Second mortgages	281	280	—	222	3
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$10,576	13,041	1,631	17,660	482
The following tables present the Company’s nonaccrual loans, credit quality indicators and past due loans as of December 31, 2015 and 2014.
Loans on Nonaccrual Status

	In Thousands
	2015	2014
Residential 1-4 family	$41	42
Multifamily	—	—
Commercial real estate	4,293	—
Construction	—	—
Farmland	575	574
Second mortgages	—	—
Equity lines of credit	—	—
Commercial	—	—
Agricultural, installment and other	—	—
Total	$4,909	616

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

The amount of interest income that would have been recognized for the years ended December 31, 2015 and 2014 amounted to $291,000 and $39,000, respectively, if the above nonaccrual loans had been current.
Potential problem loans, which include nonperforming loans, amounted to approximately $25.2 million at December 31, 2015 compared to $35.8 million at December 31, 2014. Potential problem loans represent those loans with a well defined weakness and where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower’s ability to comply with present repayment terms. This definition is believed to be substantially consistent with the standards established by the FDIC, the Company’s primary federal regulator, for loans classified as special mention, substandard, or doubtful, excluding the impact of nonperforming loans.
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

Credit Quality Indicators

	In Thousands
	Residential 1-4 Family	Multifamily	Commercial Real Estate	Construction	Farmland	Second Mortgages	Equity Lines of Credit	Commercial	Agricultural, Installment and Other	Total
Credit Risk Profile by Internally Assigned Grade
December 31, 2015
Pass	$340,019	49,564	612,318	274,926	30,933	7,097	46,361	30,525	54,154	1,445,897
Special mention	6,957	—	8,227	277	200	353	—	10	38	16,062
Substandard	2,655	—	5,078	116	981	101	145	2	77	9,155
Doubtful	—	—	—	—	—	—	—	—	—	—
Total	$349,631	49,564	625,623	275,319	32,114	7,551	46,506	30,537	54,269	1,471,114
December 31, 2014
Pass	339,529	31,242	545,301	243,416	29,260	8,007	41,274	29,893	53,048	1,320,970
Special mention	7,681	—	13,313	2,362	57	347	176	18	16	23,970
Substandard	3,548	—	6,351	52	919	672	46	89	161	11,838
Doubtful	—	—	—	—	—	—	—	—	—	—
Total	$350,758	31,242	564,965	245,830	30,236	9,026	41,496	30,000	53,225	1,356,778

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

Age Analysis of Past Due Loans

	In Thousands
	30-59 Days Past Due	60-89 Days Past Due	Nonaccrual and Greater Than 90 Days	Total Nonaccrual and Past Due	Current	Total Loans	Recorded Investment Greater Than 90 Days and Accruing
December 31, 2015
Residential 1-4 family	$3,272	1,198	1,412	5,882	343,749	349,631	1,371
Multifamily	—	—	—	—	49,564	49,564	—
Commercial real estate	172	—	4,293	4,465	621,158	625,623	—
Construction	958	230	—	1,188	274,131	275,319	—
Farmland	88	21	886	995	31,119	32,114	311
Second mortgages	87	—	4	91	7,460	7,551	4
Equity lines of credit	283	89	197	569	45,937	46,506	197
Commercial	2	—	39	41	30,496	30,537	39
Agricultural, installment and other	382	114	56	552	53,717	54,269	56
Total	5,244	1,652	6,887	13,783	1,457,331	1,471,114	1,978
December 31, 2014
Residential 1-4 family	$6,166	1,275	1,352	8,793	341,965	350,758	1,310
Multifamily	—	—	—	—	31,242	31,242	—
Commercial real estate	2,151	242	19	2,412	562,553	564,965	19
Construction	125	91	73	289	245,541	245,830	73
Farmland	88	—	594	682	29,554	30,236	20
Second mortgages	286	18	70	374	8,652	9,026	70
Equity lines of credit	346	—	5	351	41,145	41,496	5
Commercial	37	—	—	37	29,963	30,000	—
Agricultural, installment and other	301	126	44	471	52,754	53,225	44
Total	$9,500	1,752	2,157	13,409	1,343,369	1,356,778	1,541

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

Transactions in the allowance for loan losses for the years ended December 31, 2015 and 2014 are summarized as follows:

	In Thousands
	Residential 1-4 Family	Multifamily	Commercial Real Estate	Construction	Farmland	Second Mortgages	Equity Lines of Credit	Commercial	Agricultural, Installment and Other	Total
December 31, 2015
Allowance for loan losses:
Beginning balance	$5,582	172	9,578	5,578	795	61	304	176	326	22,572
Provision	(290)	447	(267)	(455)	(142)	87	303	118	587	388
Charge-offs	(311)	—	(44)	(26)	—	(45)	(14)	—	(664)	(1,104)
Recoveries	43	—	719	39	1	3	1	7	231	1,044
Ending balance	$5,024	619	9,986	5,136	654	106	594	301	480	22,900
Ending balance individually evaluated for impairment	$194	—	—	—	—	—	—	—	—	194
Ending balance collectively evaluated for impairment	$4,830	619	9,986	5,136	654	106	594	301	480	22,706
Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—
Loans:
Ending balance	$349,631	49,564	625,623	275,319	32,114	7,551	46,506	30,537	54,269	1,471,114
Ending balance individually evaluated for impairment	$1,449	—	4,643	1,938	575	—	—	—	—	8,605
Ending balance collectively evaluated for impairment	$348,182	49,564	620,980	273,381	31,539	7,551	46,506	30,537	54,269	1,462,509
Ending balance loans acquired with deteriorated credit quality	—	—	—	—	—	—	—	—	—	—

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

	In thousands
	Residential 1-4 Family	Multifamily	Commercial Real Estate	Construction	Farmland	Second Mortgages	Equity Lines of Credit	Commercial	Agricultural, Installment and Other	Total
December 31, 2014
Allowance for loan losses:
Beginning balance	4,935	77	10,918	5,159	618	205	300	395	328	22,935
Provision	1,059	95	(378)	102	176	(164)	3	(641)	246	498
Charge-offs	(468)	—	(968)	(7)	—	—	—	(37)	(387)	(1,867)
Recoveries	56	—	6	324	1	20	1	459	139	1,006
Ending balance	5,582	172	9,578	5,578	795	61	304	176	326	22,572
Ending balance individually evaluated for impairment	376	—	1,135	—	120	—	—	—	—	1,631
Ending balance collectively evaluated for impairment	5,206	172	8,443	5,578	675	61	304	176	326	20,941
Ending balance loans acquired with deteriorated credit quality	—	—	—	—	—	—	—	—	—	—
Loans:
Ending balance	350,758	31,242	564,965	245,830	30,236	9,026	41,496	30,000	53,225	1,356,778
Ending balance individually evaluated for impairment	3,061	—	6,455	—	701	280	—	—	—	10,497
Ending balance collectively evaluated for impairment	347,697	31,242	558,510	245,830	29,535	8,746	41,496	30,000	53,225	1,346,281
Ending balance loans acquired with deteriorated credit quality	—	—	—	—	—	—	—	—	—	—
The Company’s loan portfolio includes certain loans that have been modified in a troubled debt restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. The concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.
The following table summarizes the carrying balances of TDRs at December 31, 2015 and December 31, 2014 (dollars in thousands):

	2015	2014
Performing TDRs	$983	5,448
Nonperforming TDRs	3,121	2,592
Total TDRs	$4,104	8,040

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

The following table outlines the amount of each troubled debt restructuring categorized by loan classification for the years ended December 31, 2015 and 2014 (dollars in thousands):

	December 31, 2015			December 31, 2014
	Number of Contracts	Pre Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment, Net of Related Allowance	Number of Contracts	Pre Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment, Net of Related Allowance
Residential 1-4 family	2	77	77	6	1,346	1,218
Multifamily	—	—	—	—	—	—
Commercial real estate	—	—	—	2	1,020	1,020
Construction	1	1,938	1,938	—	—	—
Farmland	—	—	—	—	—	—
Second mortgages	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	—	—
Commercial	—	—	—	1	3	3
Agricultural, installment and other	1	2	1	1	1	1
Total	4	2,017	2,016	10	2,370	2,242
As of December 31, 2015 the Company had two loans totaling $1,060,000 previously classified as troubled debt restructurings default within twelve months of the restructuring. As of December 31, 2014, the Company had two loans totaling $844,000 previously classified as troubled debt restructurings subsequently default within twelve months of the restructuring. A default is defined as an occurrence which violates the terms of the receivable’s contract.
The Company’s principal customers are primarily in the Middle Tennessee area with a concentration in Wilson County, Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral vary depending upon the purpose of the credit and the borrower’s financial condition.
In 2015, 2014 and 2013, the Company originated loans in the secondary market of $153,882,000, $105,078,000 and $109,131,000, respectively. The fees and gain on sale of these loans totaled $4,048,000 $2,780,000 and $3,298,000 in 2015, 2014 and 2013, respectively. The Company sells loans to third-party investors on a loan-by-loan basis and has not entered into any forward commitments with investors for future bulk sales. All of these loan sales transfer servicing rights to the buyer.
In some instances Wilson Bank sells loans that contain provisions which permit the borrower to seek recourse against Wilson Bank in certain circumstances. At December 31, 2015 and 2014, total loans sold with recourse in the secondary market aggregated $111,521,000 and $79,682,000, respectively. At December 31, 2015, Wilson Bank has not been required to repurchase a significant amount of the loans originated by Wilson Bank and sold in the secondary market. Management expects no material losses to result from these recourse provisions.

(3)	Debt and Equity Securities
Debt and equity securities have been classified in the consolidated balance sheet according to management’s intent. Debt and equity securities at December 31, 2015 consist of the following:

	Securities Held-To-Maturity
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Mortgage-backed:
Government-sponsored enterprises (GSEs)* residential	$9,375	60	169	9,266
Obligations of states and political subdivisions	18,820	288	9	19,099
	$28,195	348	178	28,365

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

	Securities Available-For-Sale
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Government-sponsored enterprises (GSEs)*	$77,177	215	483	76,909
Mortgage-backed:
GSE residential	192,983	430	1,498	191,915
Asset-backed:
SBAP	31,253	54	273	31,034
Obligations of states and political subdivisions	31,093	274	97	31,270
	$332,506	973	2,351	331,128

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks and Government National Mortgage Association.
The Company’s classification of securities at December 31, 2014 is as follows:

	Securities Held-To-Maturity
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Mortgage-backed:
Government-sponsored enterprises (GSEs)* residential	$7,398	76	147	7,327
Obligations of states and political subdivisions	20,725	389	41	21,073
	$28,123	465	188	28,400

	Securities Available-For-Sale
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Government-sponsored enterprises (GSEs)*	$131,767	129	1,329	130,567
Mortgage-backed:
GSE residential	170,802	731	464	171,069
Asset-backed:
SBAP	30,627	98	205	30,520
Obligations of states and political subdivisions	14,324	98	158	14,264
	$347,520	1,056	2,156	346,420

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks and Government National Mortgage Association.
Included in mortgage-backed GSE residential available-for-sale securities are collateralized mortgage obligations totaling $14,269,000 (fair value of $14,168,000) and $12,254,000 (fair value of $12,305,000) at December 31, 2015 and 2014, respectively.
The amortized cost and estimated market value of debt securities at December 31, 2015, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

	In Thousands
Securities Held-To-Maturity	Amortized Cost	Estimated Market Value
Due in one year or less	$1,309	1,321
Due after one year through five years	10,390	10,541
Due after five years through ten years	3,985	4,050
Due after ten years	3,136	3,187
	18,820	19,099
Mortgage-backed securities	9,375	9,266
	$28,195	28,365

	In Thousands
Securities Available-For-Sale	Amortized Cost	Estimated Market Value
Due in one year or less	—	—
Due after one year through five years	42,769	42,767
Due after five years through ten years	62,760	62,659
Due after ten years	2,741	2,753
	108,270	108,179
Mortgage and asset-backed securities	224,236	222,949
	$332,506	331,128
Results from sales of debt and equity securities are as follows:

	In Thousands
	2015	2014	2013
Gross proceeds	$42,845	72,215	6,867
Gross realized gains	$261	638	$78
Gross realized losses	(76)	(93)	—
Net realized gains	$185	545	$78
Securities carried in the balance sheet of approximately $163,674,000 (approximate market value of $162,905,000) and $187,059,000 (approximate market value of $186,091,000) were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2015 and 2014, respectively.
Included in the securities above are $21,593,000 (approximate market value of $21,896,000) and $21,823,000 (approximate market value of $22,162,000) at December 31, 2015 and 2014, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.
Securities that have rates that adjust prior to maturity totaled $40,023,000 (approximate market value of $40,009,000) and $11,950,000 (approximate market value of $11,943,000) at December 31, 2015 and 2014, respectively.
Temporarily Impaired Securities
The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2015.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

Available-for-sale and held to maturity securities that have been in a continuous unrealized loss position at December 31, 2015 are as follows:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses
Held to Maturity Securities:
Debt securities:
Mortgage-backed:
GSE residential	4,339	45	3	2,717	124	3	7,056	169
Obligations of states and political subdivisions	3,461	9	10	—	—	—	3,461	9
	7,800	54	13	2,717	124	3	10,517	178
Available-for-Sale Securities:
Debt securities:
GSEs	33,369	232	12	17,829	251	6	51,198	483
Mortgage-backed:
GSE residential	142,251	1,407	66	4,521	91	7	146,772	1,498
Asset-backed:
SBAP	22,811	273	12	—	—	—	22,811	273
Obligations of states and political subdivisions	7,925	60	18	3,350	37	9	11,275	97
	206,356	1,972	108	25,700	379	22	232,056	2,351

(4)	Restricted Equity Securities
Restricted equity securities consists of stock of the Federal Home Loan Bank of Cincinnati amounting to $3,012,000 at December 31, 2015 and 2014, respectively. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

(5)	Premises and Equipment
The detail of premises and equipment at December 31, 2015 and 2014 is as follows:

	In Thousands
	2015	2014
Land	$17,022	16,662
Buildings	27,821	27,898
Leasehold improvements	140	140
Furniture and equipment	8,605	7,115
Automobiles	280	112
Construction-in-progress	2,091	3
	55,959	51,930
Less accumulated depreciation	(13,859)	(11,807)
	$42,100	40,123

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

During 2015, 2014 and 2013 payments of $1,222,000, $1,176,000 and $1,154,000, respectively, were made to an entity owned by a director for the construction of buildings and minor repair work.
Depreciation expense was $2,582,000, $2,205,000 and $1,763,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

(6)	Acquired Intangible Assets and Goodwill
The intangible assets result from the excess of purchase price over the applicable book value of the net assets acquired related to outside ownership of 50% owned subsidiaries in 2005.

	In Thousands
	2015	2014
Goodwill:
Balance at January 1,	$4,805	4,805
Goodwill acquired during year	—	—
Impairment loss	—	—
Balance at December 31,	$4,805	4,805

(7)	Deposits
Deposits at December 31, 2015 and 2014 are summarized as follows:

	In Thousands
	2015	2014
Demand deposits	$197,062	155,721
Savings accounts	107,829	102,432
Negotiable order of withdrawal accounts	445,967	375,967
Money market demand accounts	523,895	479,549
Certificates of deposit $100,000 or greater	220,151	229,709
Other certificates of deposit	208,359	225,766
Individual retirement accounts $100,000 or greater	38,058	40,590
Other individual retirement accounts	48,529	50,536
	$1,789,850	1,660,270
Deposit accounts with a balance greater than $250,000 at December 31, 2015 totaled $467,559,000.
Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2015 are as follows:

(In Thousands)
Maturity	Total
2016	$232,189
2017	132,540
2018	93,092
2019	35,463
2020	21,305
Thereafter	508
$515,097
The aggregate amount of overdrafts reclassified as loans receivable was $303,000 and $373,000 at December 31, 2015 and 2014, respectively.
As of December 31, 2015 and 2014, Wilson Bank was not required to maintain a cash balance with the Federal Reserve.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

(8)	Securities Sold Under Repurchase Agreements
Securities sold under repurchase agreements were $2,035,000 and $3,437,000 at December 31, 2015 and 2014, respectively. The maximum amounts of outstanding repurchase agreements at any month end during 2015 and 2014 were $3,514,000 and $8,753,000, respectively. The average daily balance outstanding during 2015 and 2014 was $2,505,000 and $5,784,000, respectively. The weighted-average interest rate on the outstanding balance at December 31, 2015 and 2014 was .25% and .27%, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

(9)	Non-Interest Income and Non-Interest Expense
The significant components of non-interest income and non-interest expense for the years ended December 31, 2015, 2014 and 2013 are presented below:

	In Thousands
	2015	2014	2013
Non-interest income:
Service charges on deposits	$5,148	$4,374	4,090
Other fees and commissions	9,321	8,519	7,651
BOLI and annuity earnings	877	376	75
Security gains, net	185	545	78
Fees and gains on sales of loans	4,048	2,780	3,298
Gain on sale of other real estate, net	362	77	—
Gain on sale of fixed assets, net	—	7	12
	$19,941	$16,678	15,204

	In Thousands
	2015	2014	2013
Non-interest expense:
Employee salaries and benefits	$31,556	$27,793	25,697
Occupancy expenses	3,444	3,100	2,715
Furniture and equipment expenses	2,063	1,767	1,406
Loss on the sale of fixed assets, net	53	—	—
Loss on sales of other assets, net	2	6	3
Write downs and loss on sales of other real estate, net	—	—	1,642
Data processing expenses	2,476	2,313	1,902
FDIC insurance	953	1,049	1,220
Directors’ fees	735	720	707
Other operating expenses	10,877	10,957	13,495
	$52,159	$47,705	48,787

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

(10)	Income Taxes
The components of the net deferred tax asset are as follows:

	In Thousands
	2015	2014
Deferred tax asset:
Federal	$8,954	9,818
State	1,380	1,556
	10,334	11,374
Deferred tax liability:
Federal	(1,905)	(1,829)
State	(390)	(374)
	(2,295)	(2,203)
Net deferred tax asset	$8,039	9,171
The tax effects of each type of significant item that gave rise to deferred tax assets (liabilities) are:

	In Thousands
	2015	2014
Financial statement allowance for loan losses in excess of tax allowance	$8,317	8,191
Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(1,815)	(1,723)
Financial statement deduction for deferred compensation in excess of deduction for tax purposes	1,174	1,010
Writedown of other real estate not deductible for income tax purposes until sold	162	1,024
Financial statement income on FHLB stock dividends not recognized for tax purposes	(480)	(480)
Unrealized loss on securities available-for-sale	528	421
Other items, net	153	728
	$8,039	9,171
The components of income tax expense are summarized as follows:

	In Thousands
	Federal	State	Total
2015
Current	$10,871	1,653	12,524
Deferred	1,028	210	1,238
Total	$11,899	1,863	13,762
2014
Current	$10,201	1,475	11,676
Deferred	526	108	634
Total	$10,727	1,583	12,310
2013
Current	$7,193	1,045	8,238
Deferred	898	170	1,068
Total	$8,091	1,215	9,306

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

A reconciliation of actual income tax expense of $13,762,000, $12,310,000 and $9,306,000 for the years ended December 31, 2015, 2014 and 2013, respectively, to the “expected” tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

	In Thousands
	2015	2014	2013
Computed “expected” tax expense	$12,793	11,250	8,559
State income taxes, net of Federal income tax benefit	1,243	1,029	937
Tax exempt interest, net of interest expense exclusion	(266)	(244)	(234)
Federal income tax rate in excess of statutory rate related to taxable income over $10 million	312	290	204
Earnings on cash surrender value of life insurance	(298)	(128)	(25)
Expenses not deductible for tax purposes	35	37	35
Stock based compensation expense	13	14	11
Other	(70)	62	(181)
	$13,762	12,310	9,306
Total income tax expense for 2015, 2014 and 2013, includes $71,000, $209,000 and $30,000 of expense related to the realized gain and loss, respectively, on sale of securities.
As of December 31, 2015, 2014 and 2013 the Company has not accrued or recognized interest or penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.
There were no unrecognized tax benefits at December 31, 2015.
Wilson Bank does not expect that unrecognized tax benefits will significantly increase or decrease within the next 12 months. Included in the balance at December 31, 2015, were approximately $10.3 million of tax positions (deferred tax assets) for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.
The Company and Wilson Bank file income tax returns in the United States (“U.S.”), as well as in the State of Tennessee. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2011. The Company’s Federal tax returns have been audited through December 31, 2004 with no changes.

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
Wilson Bank leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

Years Ending December 31,	In Thousands
2016	$141
2017	77
2018	50
2019	53
2020	56
Total rent expense amounted to $192,000, $133,000 and $128,000, respectively, during the years ended December 31, 2015, 2014 and 2013.
The Company has lines of credit with other financial institutions totaling $53,000,000 at December 31, 2015 and 2014, respectively. At December 31, 2015 and 2014, respectively, there was no balance outstanding under these lines of credit.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

The Company also has a Cash Management Advance ("CMA") Line of Credit agreement. The CMA is a component of the Company's Blanket Agreement for advances with the FHLB. The purpose of the CMA is to assist with short-term liquidity management. Under the terms of the CMA, the Company may borrow a maximum of $15,000,000, selecting a variable rate of interest for up to 90 days or a fixed rate for a maximum of 30 days. There were no borrowings outstanding under the CMA at December 31, 2015 or December 31, 2014.

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

	In Thousands
	Contract or Notional Amount
	2015	2014
Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit	$391,553	307,332
Standby letters of credit	36,631	33,447
Total	$428,184	340,779
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
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from 1 to 2 years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments and the present creditworthiness of such counter parties. Such commitments have been made on terms which are competitive in the markets in which the Company operates; thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $33.6 million at December 31, 2015.
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
At December 31, 2015, the Company’s cash and due from banks and federal funds sold included commercial bank deposits aggregating $35,757,000 in excess of the FDIC limit of $250,000 per depositor.
Federal funds sold were deposited with two banks.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

(14)	Employee Benefit Plan
Wilson Bank has in effect a 401(k) plan (the “401(k) Plan”) which covers eligible employees. To be eligible an employee must have obtained the age of 20.5. The provisions of the 401(k) Plan provide for both employee and employer contributions. For the years ended December 31, 2015, 2014 and 2013, Wilson Bank contributed $1,840,000, $1,734,000 and $1,612,000, respectively, to the 401(k) Plan.

(15)	Dividend Reinvestment Plan
Under the terms of the Company’s dividend reinvestment plan (the “DRIP”) holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 72,543 in 2015, 69,289 in 2014 and 73,411 in 2013 were sold to participants under the terms of the DRIP.

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
Quantitative measures established by regulation to ensure capital adequacy require the Company and Wilson Bank to maintain minimum amounts and ratios (set forth in the following table) of total, Tier 1 and common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2015 and 2014, that the Company and Wilson Bank meet all capital adequacy requirements to which they are subject.
As of December 31, 2015, the most recent notification from the FDIC categorized Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed Wilson Bank’s category. To be categorized as well capitalized as of December 31, 2015 and 2014, an institution must have maintained minimum capital ratios as set forth in the following tables and not have been subject to a written agreement, order or directive to maintain a higher capital level. The Company’s and Wilson Bank’s actual capital amounts and ratios as of December 31, 2015 and 2014, are also presented in the table:

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

	Actual		Regulatory Minimum Capital Requirement		Regulatory Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2015
Total capital to risk weighted assets:
Consolidated	$240,848	14.1%	$136,588	8.0%	$170,736	10.0%
Wilson Bank	238,963	14.0	136,575	8.0	170,719	10.0
Tier 1 capital to risk weighted assets:
Consolidated	219,483	12.9	102,441	6.0	136,588	8.0
Wilson Bank	217,600	12.8	102,431	6.0	136,575	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	219,483	12.9	76,831	4.5	110,978	6.5
Wilson Bank	217,600	12.8	76,823	4.5	110,967	6.5
Tier 1 capital to average assets:
Consolidated	219,483	11.1	79,361	4.0	N/A	N/A
Wilson Bank	217,600	11.0	79,354	4.0	99,192	5.0

	Actual		Regulatory Minimum Capital Requirement		Regulatory Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2014
Total capital to risk weighted assets:
Consolidated	$214,779	15.0%	$114,549	8.0%	$143,186	10.0%
Wilson Bank	213,447	14.9	114,602	8.0	143,253	10.0
Tier 1 capital to risk weighted assets:
Consolidated	196,765	13.7	57,450	4.0	86,174	6.0
Wilson Bank	195,433	13.6	57,480	4.0	86,220	6.0
Tier 1 capital to average assets:
Consolidated	196,765	10.6	74,251	4.0	N/A	N/A
Wilson Bank	195,433	10.5	74,451	4.0	93,063	5.0
In July 2013, the Federal banking regulators, in response to the Statutory Requirements of The Dodd-Frank Wall Street Reform and Consumer Protection Act, adopted new regulations implementing the Basel Capital Adequacy Accord (“Basel III”) and the related minimum capital ratios. The new capital requirements were effective beginning January 1, 2015 and include a new “Common Equity Tier I Ratio”, which has stricter rules as to what qualifies as Common Equity Tier I Capital. A summary of the changes to the Regulatory Capital Ratios are as follows:

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

	Guideline in Effect At 12/31/2014		Basel III Requirements
	Minimum	Well Capitalized	Minimum	Well Capitalized
Common Equity Tier I Ratio (Common Equity to Risk Weighted Assets)	Not Applicable	Not Applicable	4.5%	6.5%
Tier I Capital to Risk Weighted Assets	4%	6%	6%	8%
Total Capital to Risk Weighted Assets	8%	10%	8%	10%
Tier I Leverage Ratio	4%	5%	4%	5%
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
The requirements of Basel III allow banks and bank holding companies with less than $250 billion in assets a one-time opportunity to opt-out of a requirement to include unrealized gains and losses in accumulated other comprehensive income in their capital calculation. The Company and Wilson Bank have chosen to opt out of this requirement.

(17)	Salary Deferral Plans
Wilson Bank provides its executive officers an Executive Salary Continuation Plan, which also provides for death and disability benefits. The Executive Salary Continuation Plan was established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management.
The Executive Salary Continuation Plan provides retirement benefits for a period of 180 months after the employee reaches the age of 65 and/or age 55 after 20 years of service. The Executive Salary Continuation Plan also provides benefits over a period of fifteen years in the event the executive should die or become disabled prior to reaching retirement. Wilson Bank has purchased insurance policies or other assets to provide the benefits listed above. The insurance policies and other assets remain the sole property of Wilson Bank and are payable to Wilson Bank. At December 31, 2015 and 2014, the salary deferral compensation liability totaled $1,872,000 and $1,878,000, respectively, the cash surrender value of life insurance was $3,376,000 and $3,024,000, respectively, and the face amount of the insurance policies in force approximated $10,508,000 and $9,984,000, respectively. The Executive Salary Continuation Plan is not qualified under Section 401 of the Internal Revenue Code.
During November 2012 and May 2015, the Company amended its Executive Salary Continuation Plan effectively freezing accrued benefits so that no additional benefits will be accrued under the existing Executive Salary Continuation Plan. The frozen disability benefit will be paid until the applicable executive’s normal retirement age at which time such benefit will be reduced to the normal retirement benefit provided for under the applicable Executive Salary Continuation Plan agreement for the remaining benefit period.
In November 2012 and May 2015, Supplemental Executive Retirement Plan (SERP) Agreements were entered into with Wilson Bank’s executive officers to provide certain supplemental nonqualified pension benefits to the executives in coordination with the freezing of the benefits under the executive’s Salary Continuation Agreement. The SERP Agreements when combined with the frozen Salary Continuation Agreements continue to provide the executives with the same benefits

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

as provided under the Salary Continuation Agreements for the 180-month period provided for thereunder and then continue a portion of that benefit for the remainder of each of the executives’ lives. In November 2012 and May 2015, Wilson Bank purchased Flexible Premium Indexed Deferred Annuity Contracts in the amount of $3,809,000 and $3,798,000 to fund the benefits under the SERP Agreements. The Salary Continuation Agreements, as amended, and the SERP Agreements together provide for the payment of an annual cash benefit to each of the executives (or their beneficiaries) following the executive’s separation from service from Wilson Bank under a variety of circumstances including both the executive’s voluntary termination of the executive’s employment with Wilson Bank and the involuntary termination of the executive by Wilson Bank without cause. The payments are made partially from the frozen Salary Continuation Agreements and partially from the SERP Agreements for the periods ranging from 180 months to life following an executive’s termination of service. At December 31, 2015 and 2014, the value of the Flexible Indexed Annuity Contracts totaled $8,939,000 and $3,987,000 and the salary deferral compensation liability totaled $1,161,000 and $697,000, respectively.
The Company purchased insurance policies during 2015 and 2014 to provide death benefits as provided for in the plans. The insurance policies remain the sole property of the Company and are payable to the Company. The cash surrender value of life insurance totaled $14,357,000 and $10,320,000 and the face amount of the insurance policies in force approximated $35,471,000 and $26,090,000 at December 31, 2015 and 2014, respectively.

(18)	Stock Option Plan
In April 1999, the stockholders of the Company approved the Wilson Bank Holding Company 1999 Stock Option Plan (the “1999 Stock Option Plan”). The Stock Option Plan provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options, for up to 200,000 shares of common stock, to officers and other key employees of the Company and its subsidiary. Furthermore, the Company and its subsidiary may reserve additional shares for issuance under the 1999 Stock Option Plan as needed in order that the aggregate number of shares that may be issued during the term of the 1999 Stock Option Plan is equal to five percent (5%) of the shares of common stock then issued and outstanding.
In April 2009, the Company’s shareholders approved the Wilson Bank Holding Company 2009 Stock Option Plan (the “2009 Stock Option Plan”). The 2009 Stock Option Plan is effective as of April 14, 2009 and replaces the 1999 Stock Option Plan which expired on April 13, 2009. Under the 2009 Stock Option Plan, awards may be in the form of options to acquire common stock of the Company. Subject to adjustment as provided by the terms of the 2009 Stock Option Plan, the maximum number of shares of common stock with respect to which awards may be granted under the 2009 Stock Option Plan is 75,000 shares. As of December 31, 2015, the Company has granted 41,000 options to employees pursuant to the 2009 Stock Option Plan.
Under the 2009 Stock Option Plan, stock option awards may be granted in the form of incentive stock options or nonstatutory stock options and are generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.
The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2015, 2014 and 2013:

	2015	2014	2013
Expected dividends	1.00%	1.11%	1.12%
Expected term (in years)	8.96	9.33	9.56
Expected volatility	22%	23%	25%
Risk-free rate	2.02%	2.62%	2.04%
The expected volatility is based on historical volatility adjusted for consideration of other relevant factors. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.
A summary of the stock option activity for 2015, 2014 and 2013 is as follows:

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

	2015		2014		2013
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	43,569	$38.03	47,654	$36.43	48,987	$34.24
Granted	3,250	48.30	3,250	45.75	5,500	44.16
Exercised	(7,633)	31.58	(6,144)	30.24	(5,973)	26.00
Forfeited or expired	(1,767)	37.63	(1,191)	35.36	(860)	33.07
Outstanding at end of year	37,419	$40.25	43,569	$38.03	47,654	$36.43
Options exercisable at year end	9,814	$38.06	12,064	$34.59	12,009	$32.35

The following table summarizes information about stock options outstanding at December 31, 2015:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/15	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Number Exercisable at 12/31/15	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
$ 26.63 - $ 35.75	5,946	33.21	2.03 years	2,853	33.44	1.97 years
$ 37.75 - $ 48.95	31,473	41.58	5.91 years	6,961	39.96	4.92 years
	37,419			9,814
Aggregate intrinsic value (in thousands)	$370			$119
The weighted average fair value at the grant date of options granted during the years 2015, 2014 and 2013 was $12.72, $13.41 and $13.03, respectively. The total intrinsic value of options exercised during the years 2015, 2014 and 2013 was $129,000, $99,000 and $109,000, respectively.
As of December 31, 2015, there was $234,000 of total unrecognized cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. The cost is expected to be recognized over a weighted-average period of 6.5 years.

(19)	Earnings Per Share
The following is a summary of the components comprising basic and diluted earnings per share (“EPS”):

	In Thousands (except share data)
	2015	2014	2013
Basic EPS Computation:
Numerator - Earnings available to common stockholders	$23,863	20,777	15,869
Denominator - Weighted average number of common shares outstanding	7,624,108	7,547,087	7,472,373
Basic earnings per common share	$3.13	2.75	2.12
Diluted EPS Computation:
Numerator - Earnings available to common stockholders	$23,863	20,777	15,869
Denominator:
Weighted average number of common shares outstanding	7,624,108	7,547,087	7,472,373
Dilutive effect of stock options	3,527	4,393	4,798
	7,627,635	7,551,480	7,477,171
Diluted earnings per common share	$3.13	$2.75	$2.12

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

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
Valuation Hierarchy
FASB ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

•
Level 2 - inputs to the valuation methodology include all prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

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
Mortgage loans held-for-sale—Mortgage loans held-for-sale are carried at fair value. The fair value of loans held-for-sale is determined using quoted prices for similar assets, adjusted for specific attributes of that loan.
The following tables present the financial instruments carried at fair value as of December 31, 2015 and December 31, 2014, by caption on the consolidated balance sheet and by FASB ASC 820 valuation hierarchy (as described above) (in thousands):

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2015
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$76,909	—	76,909	—
Mortgage-backed securities	191,915	—	191,915	—
Asset-backed securities	31,034	—	31,034	—
State and municipal securities	31,270	—	31,270	—
Total investment securities available-for-sale	331,128	—	331,128	—
Loans Held for Sale	10,135	—	10,135	—
Other assets	26,672	—	—	26,672
Total assets at fair value	$367,935	—	341,263	26,672

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2014
Investment securities available-for-sale:
U.S. Government sponsored enterprises and agency-backed	$130,567	—	130,567	—
Mortgage-backed securities	171,069	—	171,069	—
Asset-backed securities	30,520	—	30,520	—
State and municipal securities	14,264	—	14,264	—
Total investment securities available-for-sale	346,420	—	346,420	—
Loans held for sale	9,466	—	9,466	—
Other assets	17,331	—	—	17,331
Total assets at fair value	$373,217	—	355,886	17,331

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

	Measured on a Non-Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2015
Other real estate owned	$5,410	—	—	5,410
Impaired loans, net (¹)	8,436	—	—	8,436
Total	$13,846	—	—	13,846
December 31, 2014
Other real estate owned	$7,298	—	—	7,298
Impaired loans, net (¹)	8,945	—	—	8,945
Total	$16,243	—	—	16,243

(1)	Amount is net of a valuation allowance of $194,000 at December 31, 2015 and $1,631,000 at December 31, 2014 as required by ASC 310, “Receivables.”
In the case of the bond portfolio, the Company monitors the valuation technique utilized by various pricing agencies to ascertain when transfers between levels have been affected. The nature of the remaining assets and liabilities is such that transfers in and out of any level are expected to be rare. For the twelve months ended December 31, 2015, there were no transfers between Levels 1, 2 or 3.
The table below includes a rollforward of the balance sheet amounts for the year ended December 31, 2015 and 2014 (including the change in fair value) for financial instruments classified by the Company within Level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology (in thousands):

	For the Year Ended December 31,
	2015		2014
	Other Assets	Other Liabilities	Other Assets	Other Liabilities
Fair value, January 1	$17,331	—	$11,390	—
Total realized gains included in income	877	—	376	—
Change in unrealized gains/losses included in other comprehensive income for assets and liabilities still held at December 31	—	—	—	—
Purchases, issuances and settlements, net	8,464	—	5,565	—
Transfers out of Level 3	—	—	—	—
Fair value, December 31	$26,672	—	$17,331	—
Total realized gains included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31	$877	—	$376	—
The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments that are not measured at fair value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates, estimates of future cash flows and borrower creditworthiness. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2015 and December 31, 2014. Such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

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
The following table presents the carrying amounts, estimated fair value and placement in the fair value hierarchy of the Company’s financial instruments at December 31, 2015 and December 31, 2014. This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

(in Thousands)	Carrying/ Notional Amount	Estimated Fair Value (¹)	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2015
Financial assets:
Securities held-to-maturity	$28,195	28,365	—	28,365	—
Loans, net	1,443,179	1,443,738	—	—	1,443,738
Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,791,885	1,549,414	—	—	1,549,414
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—
December 31, 2014
Financial assets:
Securities held-to-maturity	$28,123	28,400	—	28,400	—
Loans, net	1,329,865	1,346,569	—	—	1,346,569
Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,663,707	1,530,607	—	—	1,530,607
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

(1)
Estimated fair values are consistent with an exit-price concept. The assumptions used to estimate the fair values are intended to approximate those that a market-participant would realize in a hypothetical orderly transaction.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

(21)	Wilson Bank Holding Company -
Parent Company Financial Information
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Balance Sheets
December 31, 2015 and 2014

	Dollars In Thousands
	2015		2014
ASSETS
Cash	$1,685	*	1,120	*
Investment in wholly-owned commercial bank subsidiary	221,555		199,560
Refundable income taxes	198		212
Total assets	$223,438		200,892
LIABILITIES AND STOCKHOLDERS’ EQUITY
Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 15,000,000 shares, 7,652,144 and 7,571,968 shares issued and outstanding, respectively	$15,304		15,144
Additional paid-in capital	61,339		57,709
Retained earnings	147,646		128,718
Net unrealized losses on available-for-sale securities, net of income taxes of $527 and $421, respectively	(851)		(679)
Total stockholders’ equity	223,438		200,892
Total liabilities and stockholders’ equity	$223,438		200,892

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Earnings and Comprehensive Earnings
Three Years Ended December 31, 2015

	Dollars In Thousands
	2015		2014		2013
Expenses:
Directors’ fees	$350		351		337
Other	152		191		83
Loss before Federal income tax benefits and equity in undistributed earnings of commercial bank subsidiary	(502)		(542)		(420)
Federal income tax benefits	198		212		173
	(304)		(330)		(247)
Equity in undistributed earnings of commercial bank subsidiary	24,167	*	21,107	*	16,116	*
Net earnings	23,863		20,777		15,869
Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale- securities arising during period, net of taxes of $35, $2,454 and $4,231, respectively	(58)		3,953		(6,820)
Reclassification adjustments for net gains included in net earnings, net of taxes of $71, $209 and $30, respectively	(114)		(336)		(48)
Other comprehensive earnings (losses)	(172)		3,617		(6,868)
Comprehensive earnings	$23,691		24,394		9,001

*	Eliminated in consolidation

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Changes in Stockholders’ Equity
Three Years Ended December 31, 2015

	Dollars In Thousands
	Common Stock	Additional Paid-In Capital	Retained Earnings	Net Unrealized Gain (Loss) On Available-For-Sale Securities	Total
Balance December 31, 2012	$14,838	51,242	101,046	2,572	169,698
Cash dividends declared, $.60 per share	—	—	(4,464)	—	(4,464)
Issuance of 73,411 shares of stock pursuant to dividend reinvestment plan	147	3,101	—	—	3,248
Issuance of 5,973 shares of stock pursuant to exercise of stock options	12	144	—	—	156
Share based compensation expense	—	32	—	—	32
Net change in fair value of available-for-sale securities during the year, net of taxes of $4,261	—	—	—	(6,868)	(6,868)
Net earnings for the year	—	—	15,869	—	15,869
Balance December 31, 2013	14,997	54,519	112,451	(4,296)	177,671
Cash dividends declared, $.60 per share	—	—	(4,510)	—	(4,510)
Issuance of 69,289 shares of stock pursuant to dividend reinvestment plan	139	3,065	—	—	3,204
Issuance of 6,144 shares of stock pursuant to exercise of stock options	12	174	—	—	186
Share based compensation expense	—	41	—	—	41
Net change in fair value of available-for-sale securities during the year, net of taxes of $2,245	—	—	—	3,617	3,617
Repurchase of 2,053 common shares	(4)	(90)			(94)
Net earnings for the year	—	—	20,777	—	20,777
Balance December 31, 2014	15,144	57,709	128,718	(679)	200,892
Cash dividends declared, $.65 per share	—	—	(4,935)	—	(4,935)
Issuance of 72,543 shares of stock pursuant to dividend reinvestment plan	145	3,366	—	—	3,511
Issuance of 7,633 shares of stock pursuant to exercise of stock options	15	226	—	—	241
Share based compensation expense	—	38	—	—	38
Net change in fair value of available-for-sale securities during the year, net of taxes of $106	—	—	—	(172)	(172)
Net earnings for the year	—	—	23,863	—	23,863
Balance December 31, 2015	$15,304	61,339	147,646	(851)	223,438

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Cash Flows
Three Years Ended December 31, 2015
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2015	2014	2013
Cash flows from operating activities:
Cash paid to suppliers and other	$(464)	(501)	(388)
Tax benefits received	212	173	173
Net cash used in operating activities	(252)	(328)	(215)
Cash flows from investing activities:
Dividends received from commercial bank subsidiary	2,000	—	2,600
Net cash provided by investing activities	2,000	—	2,600
Cash flows from financing activities:
Dividends paid	(4,935)	(4,510)	(4,464)
Proceeds from sale of stock pursuant to dividend reinvestment	3,511	3,204	3,248
Proceeds from exercise of stock options	241	186	156
Common shares repurchased	—	(94)	—
Net cash used in financing activities	(1,183)	(1,214)	(1,060)
Net increase (decrease) in cash and cash equivalents	565	(1,542)	1,325
Cash and cash equivalents at beginning of year	1,120	2,662	1,337
Cash and cash equivalents at end of year	$1,685	1,120	2,662

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Cash Flows, Continued
Three Years Ended December 31, 2015
Increase (Decrease) in Cash and Cash Equivalents

	Dollars in Thousands
	2015	2014	2013
Reconciliation of net earnings to net cash used in operating activities:
Net earnings	$23,863	20,777	15,869
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in earnings of commercial bank subsidiary	(24,167)	(21,107)	(16,116)
Decrease (increase) in refundable income taxes	14	(39)	—
Share based compensation expense	38	41	32
Total adjustments	(24,115)	(21,105)	(16,084)
Net cash used in operating activities	$(252)	(328)	(215)

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

(22)	Quarterly Financial Data (Unaudited)
Selected quarterly results of operations for the four quarters ended December 31 are as follows:

	(In Thousands, except per share data)
	2015				2014				2013
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$20,213	19,982	19,617	19,027	$19,180	18,980	18,286	17,934	18,315	17,930	17,749	17,820
Net interest income	18,126	17,868	17,426	16,811	16,783	16,554	15,849	15,426	15,704	15,263	15,001	14,967
Provision for loan losses	123	109	81	75	134	87	28	249	15	738	755	669
Earnings before income taxes	8,720	9,862	9,889	9,154	8,888	8,772	8,503	6,924	6,514	7,115	6,684	4,862
Net earnings	5,958	6,088	6,201	5,616	6,100	5,351	5,154	4,172	4,163	4,481	4,247	2,978
Basic earnings per common share	0.78	0.80	0.81	0.74	0.81	0.71	0.68	0.55	0.56	0.60	0.57	0.40
Diluted earnings per common share	0.78	0.80	0.81	0.74	0.81	0.71	0.68	0.55	0.55	0.60	0.57	0.40

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2015, 2014 and 2013

(23)	Subsequent Events
ASC Topic 855, Subsequent Events, as amended by ASU No. 2010-90, establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company evaluated all events or transactions that occurred after December 31, 2015, through the date of the issued financial statements. During this period there were no material recognizable subsequent events that required recognition in our disclosures to the December 31, 2015 financial statements.
This financial information has not been reviewed for accuracy or relevance by the FDIC.