Form 10-K, Exhibit 13
period 2016-12-31
WILSON BANK HOLDING CO
filed 2017-03-10
CIK 885275

Exhibit 13.1
WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward-Looking Statements
This report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended regarding, among other things, the anticipated financial and operating results of the Company. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any modifications or revisions to these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
The Company cautions investors that future financial and operating results may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company. The words “expect,” “intend,” “should,” “may,” “could,” “believe,” “suspect,” “anticipate,” “seek,” “plan,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical fact may also be considered forward-looking. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and also include, without limitation, (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for these losses, (ii) renewed deterioration in the real estate market conditions in the Company’s market areas, (iii) increased competition with other financial institutions, (iv) the deterioration of the economy in the Company’s market areas, (v) rapid fluctuations in short-term interest rates, (vi) significant downturns in the business of one or more large customers, (vii) the inability of the Company to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies and required capital maintenance levels; (viii) changes in state or Federal regulations, policies, or legislation applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, including implementation of the Dodd Frank Wall Street Reform and Consumer Protection Act, (ix) changes in capital levels and loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments, (x) inadequate allowance for loan losses, (xi) the effectiveness of the Company’s activities in improving, resolving or liquidating lower quality assets, (xii) results of regulatory examinations, (xiii) the vulnerability of our network and online banking portals to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xiv) the possibility of additional increases to compliance costs as a result of increased regulatory oversight; and (xv) loss of key personnel. These risks and uncertainties may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. The Company’s future operating results depend on a number of factors which were derived utilizing numerous assumptions that could cause actual results to differ materially from those projected in forward-looking statements.
General
The Company is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust (“Wilson Bank”), a state bank headquartered in Lebanon, Tennessee. The Company was formed in 1992.
Wilson Bank is a community bank headquartered in Lebanon, Tennessee, serving Wilson County, DeKalb County, Smith County, Trousdale County, Rutherford County, the eastern part of Davidson County, Putnam County, and Sumner County, Tennessee as its primary market areas. Generally, this market is the eastern portion of the Nashville-Davidson-Murfreesboro-Franklin, Tennessee metropolitan statistical area. At December 31, 2016, Wilson Bank had twenty-six locations in Wilson, Davidson, DeKalb, Smith, Sumner, Rutherford, Putnam, and Trousdale Counties. Management believes that these counties offer an environment for continued growth, and the Company’s target market is local consumers, professionals and small businesses. Wilson Bank offers a wide range of banking services, including checking, savings and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers an investment center which offers a full line of investment services to its customers.
The following discussion and analysis is designed to assist readers in their analysis of the Company’s consolidated financial statements and should be read in conjunction with such consolidated financial statements.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Critical Accounting Estimates
The accounting principles we follow and our methods of applying these principles conform with U.S. generally accepted accounting principles and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates which, in the case of the determination of our allowance for loan losses and the assessment of impairment of the intangibles resulting from our mergers with Dekalb Community Bank and Community Bank of Smith County in 2005 have been critical to the determination of our financial position and results of operations. Additional information regarding significant accounting policies is described in Note 1 to the Financial Statements for the year ended December 31, 2016 in the Company’s Annual Report on Form 10-K.
Allowance for Loan Losses (“allowance”)-Our management assesses the adequacy of the allowance prior to the end of each calendar quarter. This assessment includes procedures to estimate the allowance and test the adequacy and appropriateness of the resulting balance. The level of the allowance is based upon management’s evaluation of the loan portfolio, past loan loss experience, current asset quality trends, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payment), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, industry and peer bank loan quality indicators and other pertinent factors, including regulatory recommendations. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. Loan losses are charged off when management believes that the full collectability of the loan is unlikely. A loan may be partially charged-off after a “confirming event” has occurred which serves to validate that full repayment pursuant to the terms of the loan is unlikely. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, is deemed to be uncollectible.
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

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The estimated loan loss allocation for all twelve loan portfolio segments is then adjusted for several “environmental” factors. The allocation for environmental factors is particularly subjective and does not lend itself to exact mathematical calculation. This amount represents estimated probable inherent credit losses which exist, but have not yet been identified, as of the balance sheet date, and are based upon quarterly trend assessments in delinquent and nonaccrual loans, unanticipated charge-offs, credit concentration changes, prevailing economic conditions, changes in lending personnel experience, changes in lending policies or procedures, changes in interest rate, and other influencing factors. These environmental factors are considered for each of the twelve loan segments, and the allowance allocation, as determined by the processes noted above for each component, is increased or decreased based on the incremental assessment of these various environmental factors.
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
Impairment of Intangible Assets-Long-lived assets, including purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.
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
Other-than-temporary Impairment-Impaired securities are assessed quarterly for the presence of other-than-temporary impairment (“OTTI”). A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in the carrying amount of the security. To determine whether OTTI has occurred, management considers factors such as (1) length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for an anticipated recovery in fair value. If management deems a security to be OTTI, management reviews the present value of the future cash flows associated with the security. A shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is referred to as a credit loss. If a credit loss is identified, the credit loss is recognized in that period as a charge to earnings and a new cost basis for the security is established. If management concludes that no credit loss exists and it is not more-likely-than-not that the Company will be required to sell the security before the recovery of the security’s cost basis, then the security is not deemed OTTI and the shortfall is recorded as a component of equity.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Results of Operations
Net earnings for the year ended December 31, 2016 were $25,633,000, an increase of $1,770,000, or 7.42%, compared to net earnings of $23,863,000 for 2015. Our 2015 net earnings were 14.85%, or $3,086,000, above our net earnings of $20,777,000 for 2014. Basic earnings per share were $2.49 in 2016, compared with $2.35 in 2015 and $2.06 in 2014. Diluted earnings per share were $2.49 in 2016, compared to $2.35 in 2015 and $2.06 in 2014. Net yield on earning assets for the year ended December 31, 2016 was 3.80%, compared to 3.80% and 3.75% for the years ended December 31, 2015 and December 31, 2014, respectively. Net interest spread for the year ended December 31, 2016 was 3.71%, compared to 3.70% and 3.65% for the years ended December 31, 2015 and December 31, 2014, respectively. See below for further discussion regarding variances related to net interest income, provision for loan losses, non-interest income, non-interest expense and income taxes.
Net Interest Income
Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company’s earnings. Total interest income in 2016 was $84,746,000, compared with $78,839,000 in 2015 and $74,380,000 in 2014, in each case excluding tax exempt adjustments relating to tax exempt securities. The increase in total interest income in 2016 was primarily attributable to an overall increase in loans and the resulting increase in the aggregate amount of interest and fees earned on loans that outpaced an overall reduction in loan yields resulting from competition in our market area. The ratio of average earning assets to total average assets was 95.6%, 95.7% and 95.7% for each of the years ended December 31, 2016, 2015 and 2014, respectively. Average earning assets increased $171,851,000 from December 31, 2015 to December 31, 2016. The average rate earned on earning assets for 2016 was 4.21%, compared with 4.26% in 2015 and 4.32% in 2014. The decrease in yields is a direct reflection of the decrease in loan yields resulting from competition in our area. However, the decreases in earning asset yields were offset by a decrease in the cost of interest-bearing deposits, which when coupled with growth in interest earning assets led to an overall increase in net interest income.
Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on non-accrual loans totaled $202,000 in 2016, $291,000 in 2014 and $39,000 in 2014. Total interest expense for 2016 was $8,284,000, a decrease of $324,000, or 3.76%, compared to total interest expense of $8,608,000 in 2015. The decrease in 2016 was primarily due to a decrease in the rates paid on deposits, particularly transaction accounts and money market accounts, reflecting the low interest rate environment and a continued shift in the mix of deposits from certificates of deposits and individual retirement accounts to transaction and money market accounts. Total interest expense decreased from $9,768,000 in 2014 to $8,608,000 in 2015, a decrease of $1,160,000, or 11.88%, reflecting similar shifts in deposit mix and reductions in rates paid as experienced in 2016.
Net interest income for 2016 totaled $76,462,000 as compared to $70,231,000 and $64,612,000 in 2015 and 2014, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), increased to 3.71% in 2016 from 3.70% in 2015. The net interest spread was 3.65% in 2014. Net yield on earning assets for 2016 and 2015 was 3.80%, up from 3.75% in 2014. The increase in net yield on earning assets resulted from Wilson Bank’s ability to lower deposit costs in excess of the decrease in interest rates received on interest earning assets. Changes in interest rates paid on products such as interest checking, savings, and money market accounts will generally increase or decrease in a manner that is consistent with changes in the short-term environment. The Company’s liabilities are positioned to re-price faster than its assets such that a short-term declining rate environment should have a positive impact on the Company’s earnings as its interest expense decreases faster than interest income. Conversely, a rising rate environment could have a short-term negative impact on margins as many of the Company’s loans have rate floors above current market rates, thus deposits would likely re-price faster than loans. Management regularly monitors the deposit rates of the Company’s competitors and these rates continue to put pressure on the Company’s deposit pricing. This pressure could negatively impact the Company’s net interest margin and earnings if short-term rates begin to rise.

Provision for Loan Losses
The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, is adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2016 provision for loan losses was $379,000, a decrease of $9,000 from the provision of $388,000 in 2015, which was $110,000 lower than the provision in 2014. The decrease in the provision for the year ended December 31, 2016 reflects the improving asset quality trends experienced by Wilson Bank in 2016 reflective of the continued improvement in the economy in Wilson Bank's primary market areas. Management continues to fund the allowance for loan losses through provisions based on management’s calculation of the allowance for loan losses. Current year provisions for loan losses are primarily attributable to loan growth, which

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

was 15.26% in 2016. The provision for loan losses is based on past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating loan losses. Such factors include growth and composition of the loan portfolio, review of specific problem loans, past due and nonperforming loans, change in lending staff, the recommendations of the Company’s regulators, and current economic conditions that may affect the borrowers’ ability to repay.
Wilson Bank’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged-off in the month when they are considered uncollectible. Net charge-offs increased to $548,000 in 2016 from $60,000 in 2015 due to the recovery of one large loan in 2015. Net charge-offs in 2014 totaled $861,000. The ratio of net charge-offs to average total outstanding loans was 0.04% in 2016, 0.004% in 2015 and 0.07% in 2014.
The increase in net charge-offs and decrease in provision for loan losses resulted in a decrease of the allowance for loan losses (net of charge-offs and recoveries) to $22,731,000 at December 31, 2016 from $22,900,000 at December 31, 2015 and $22,572,000 at December 31, 2014. The allowance for loan losses decreased .74% between December 31, 2015 and December 31, 2016 as compared to the 15.26% increase in total loans over the same period, reflecting management's views that the Company's asset quality metrics continued to improve in 2016, and the lower levels of nonperforming assets. The allowance for loan losses was 1.35% of total loans outstanding at December 31, 2016 compared to 1.56% at December 31, 2015 and 1.67% at December 31, 2014. As a percentage of nonperforming loans at December 31, 2016, 2015 and 2014, the allowance for loan losses represented 340%, 242% and 392%, respectively. The internally classified loans as a percentage of the allowance for loan losses were 71.1% and 110.1%, respectively, at December 31, 2016 and 2015.
The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared quarterly by the Chief Financial Officer and provided to the Board of Directors to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Company's independent Loan Review Department, consideration of current economic conditions and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this quarterly assessment. See the discussion under “Critical Accounting Estimates” for more information. Management believes the allowance for loan losses at December 31, 2016 to be adequate, but if economic conditions deteriorate beyond management’s current expectations and additional charge-offs are incurred, the allowance for loan losses may require an increase through additional provision for loan losses which would negatively impact earnings.
Non-Interest Income
The components of the Company’s non-interest income include service charges on deposit accounts, other fees and commissions, fees and gains on sales of loans, gains on sales of securities, bank-owned life insurance (BOLI) and annuity earnings, gain on the sale of other real estate and other income. Total non-interest income for 2016 was $21,728,000, compared with $19,941,000 in 2015 and $16,678,000 in 2014. The 8.96% increase from 2015 was primarily due to an increase in service charges on deposits, an increase in other fees and commissions, an increase in security gains, and increase in fees and gains on sales of loans offset in part by a decrease in income on BOLI and annuity contracts and a decrease on the gain on sale of other real estate. Other fees and commissions increased $939,000 in 2016 when compared to 2015. Other fees and commissions include income on brokerage accounts, debit card interchange fee income, and various other fees. Fees and gains on sales of loans increased $307,000 in 2016 when compared to 2015. The increase in fees and gains on sales of loans during 2016 related primarily to the increase in consumer demand for residential mortgages and the continued improvement in the real estate market in Wilson Bank's lending areas. The service charges on deposit accounts increased $621,000, or 12.06%, to $5,769,000 for the year ended December 31, 2016 compared to the year ended December 31, 2015 as a result of our overdraft privilege program and an increase in consumer checking accounts as well as transactions. Income earned on bank-owned life insurance decreased $45,000, or 5.13%, to $832,000 during the year ended December 31, 2016 compared to the same period in 2015, resulting from the $8.5 million purchase of additional bank-owned life insurance in 2015 that was accompanied by a one-time bonus. Gain on the sale of other real estate decreased $310,000 for the year ended December 31, 2016 as compared to December 31, 2015 due to a lower volume of foreclosures, less other real estate owned transactions, and overall improved economic conditions and housing market.

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

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Non-Interest Expenses
Non-interest expenses consist primarily of employee costs, FDIC premiums, occupancy expenses, furniture and equipment expenses, data processing expenses, directors’ fees, loss on the disposition of other assets and fixed assets, and other operating expenses. Total non-interest expenses for 2016 increased 9.93% to $57,337,000 from $52,159,000 in 2015. Non-interest expenses for 2015 were up 9.3% over non-interest expenses in 2014 which totaled $47,705,000. The increase in non-interest expenses in 2016 is primarily attributable to an increase in salaries and employee benefits and the reversal of an accrual for potential litigation losses that was recorded in 2015. Salaries and employee benefits were up in 2016 when compared to 2015 because the number of employees continued to increase in order to support the Company's growth in operations and new branch expansions. Occupancy expenses for 2016 increased $194,000, or 5.6% from 2015 due to the opening of a new branch and the remodeling of two existing branches.
Income Taxes
The Company’s income tax expense was $14,841,000 for 2016, an increase of $1,079,000 from $13,762,000 for 2015, which was up by $1,452,000 from the 2014 total of $12,310,000. The percentage of income tax expense to earnings before taxes was 36.7% in 2016, 36.6% in 2015 and 37.2% in 2014.
Our income tax expense, deferred tax assets and liabilities and reserves for unrecognized tax benefits reflect management’s best assessment of estimated future taxes to be paid. We are subject to income taxes at both the federal and state level. Significant judgments and estimates are required in determining the consolidated income tax expense.
Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating our ability to recover our deferred tax assets we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, we begin with historical results adjusted for changes in accounting policies and incorporate assumptions including the amount of future state and federal pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, we consider three years of cumulative operating income. Changes in current tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management is not aware of any such changes that would have a material effect on the Company’s results of operations, cash flows or financial position, but if the corporate tax rate was reduced materially, we would likely record a valuation allowance on our deferred tax assets that would negatively impact our results of operations. However, the decrease in current tax provision due to a lowering of rates would likely offset any recorded valuation allowance on our deferred tax assets.
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
The following is a summary of components comprising basic and diluted earnings per share (“EPS”) for the years ended December 31, 2016, 2015 and 2014:

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	Years Ended December 31,
	2016	2015	2014
	(Dollars in Thousands except per share amounts)
Basic EPS Computation
Numerator – Earnings available to common stockholders	$25,633	23,863	20,777
Denominator – Weighted average number of common shares outstanding	10,279,332	10,165,477	10,062,783
Basic earnings per common share	$2.49	2.35	2.06
Diluted EPS Computation:
Numerator – Earnings available to common stockholders	$25,633	23,863	20,777
Denominator – Weighted average number of common shares outstanding	10,279,332	10,165,477	10,062,783
Dilutive effect of stock options	4,996	4,703	5,857
	10,284,328	10,170,180	10,068,640
Diluted earnings per common share	$2.49	2.35	2.06
Financial Condition
Balance Sheet Summary
The Company’s total assets increased by $176,447,000, or 8.73%, to $2,198,051,000 at December 31, 2016, after increasing 7.92% in 2015 to $2,021,604,000 at December 31, 2015. Loans, net of allowance for loan losses, totaled $1,667,088,000 at December 31, 2016, a 15.51% increase compared to December 31, 2015. The increase in loans resulted from an overall increase in loan demand in the housing market, as well as other sectors in which we lend money, along with an increase in marketing efforts that concentrated on increasing the volume of loans. At year end 2016, securities totaled $349,209,000, a decrease of 2.81% from $359,323,000 at December 31, 2015, primarily as a result of management's decision to reinvest liquid funds in higher yielding assets as well as a decrease in the fair market value of the available for sale securities. As a result of loan growth that outpaced deposit growth, fed funds sold decreased $35,220,000, or 100.00% to $0 at December 31, 2016.
Total liabilities increased by $155,265,000, or 8.63%, to $1,953,431,000 at December 31, 2016 compared to $1,798,166,000 at December 31, 2015. This increase was composed primarily of the $152,285,000 increase in total deposits to $1,942,135,000, a 8.51% increase from December 31, 2015. Securities sold under repurchase agreements decreased to $736,000 from $2,035,000 at the respective year ends 2016 and 2015.
Stockholders’ equity increased $21,182,000, or 9.48%, in 2016, due to net earnings and the issuance of stock pursuant to the Company’s Dividend Reinvestment Plan, offset by dividends paid on the Company’s common stock and changes in unrealized losses on available-for-sale securities. The change in stockholders’ equity includes a $3,232,000 increase in net unrealized losses on available-for-sale securities, net of taxes during the period. A more detailed discussion of assets, liabilities and capital follows.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Loans:
Loan category amounts and the percentage of loans in each category to total loans are as follows:

	December 31, 2016		December 31, 2015
	(Dollar Amounts in Thousands)		(Dollar Amounts in Thousands)
	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE
Commercial, financial and agricultural	$48,294	2.9%	$41,339	2.8%
Installment and other	44,274	2.6	43,467	3.0
Real estate – mortgage	1,264,277	74.5	1,110,989	75.5
Real estate – construction	339,580	20.0	275,319	18.7
TOTAL	$1,696,425	100.0%	$1,471,114	100.0%
Loans are the largest component of the Company’s assets and are its primary source of income. The Company’s loan portfolio, net of allowance for loan losses, increased 15.51% at year end 2016 when compared to year end 2015. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment and other; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio as of December 31, 2016 and 2015.
As represented in the table, Wilson Bank experienced loan growth for the year ended December 31, 2016 in all loan categories. Real estate mortgage loans increased 13.80% in 2016 and comprised 74.5% of the total loan portfolio at December 31, 2016, compared to 75.5% at December 31, 2015. Management believes the increase in real estate mortgage loans was primarily due to the continued favorable interest rate environment, favorable population growth in the Company’s market areas, and the Company’s ability to increase its market share of such loans while maintaining its loan underwriting standards. Installment loans increased 1.86% in 2016 and comprised 2.6% of the total loan portfolio at December 31, 2016, compared to 3.0% at December 31, 2015. Commercial, financial, and agricultural loans increased 16.82% in 2016 and comprised 2.9% of the total loan portfolio at December 31, 2016, compared to 2.8% at December 31, 2015. Real estate construction loans increased 23.34% in 2016 and comprised 20.0% of the portfolio at December 31, 2016, compared to 18.7% at December 31, 2015. The increase in real estate construction loans during 2016 reflected the overall increase in demand for such loans in the overall economy and the Company’s market. Because of the increase in the construction portfolio, Wilson Bank has implemented an additional layer of monitoring as it seeks to avoid advancing funds that exceed the present value of the collateral securing the loan. The responsibility for monitoring percentage of completion and distribution of funds tied to these completion percentages are now monitored and administered by a credit administration department independent of the lending function. Wilson Bank continues to seek to diversity its real estate portfolio to avoid having concentrations in any one type of loan.
Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2016, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods. As of December 31, 2016, the Company had not underwritten any loans in connection with capital leases.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following tables present the Company’s nonaccrual loans and past due loans as of December 31, 2016 and December 31, 2015.

Loans on Nonaccrual Status	In Thousands
	2016	2015
Residential 1-4 family	$—	$41
Multifamily	—	—
Commercial real estate	3,255	4,293
Construction	—	—
Farmland	310	575
Second mortgages	—	—
Equity lines of credit	—	—
Commercial	—	—
Agricultural, installment and other	—	—
Total	$3,565	$4,909

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	(In thousands)
	30-59 Days Past Due	60-89 Days Past Due	Nonaccrual and Greater than 90 Days Past Due	Past Due	Current	Loans	Loans Greater Than 90 Days Past Due and Accruing Interest
December 31, 2016
Residential 1-4 family	$3,311	1,307	1,434	6,052	370,820	376,872	$1,434
Multifamily	—	—	—	—	79,908	79,908	—
Commercial real estate	41	175	3,335	3,551	701,256	704,807	80
Construction	1,872	53	22	1,947	337,633	339,580	22
Farmland	56	1,163	410	1,629	35,890	37,519	100
Second mortgages	177	—	11	188	8,978	9,166	11
Equity lines of credit	40	148	17	205	55,800	56,005	17
Commercial	37	4	—	41	37,636	37,677	—
Agricultural, installment and other	385	85	143	613	54,278	54,891	143
Total	$5,919	2,935	5,372	14,226	1,682,199	1,696,425	$1,807
December 31, 2015
Residential 1-4 family	$3,272	1,198	1,412	5,882	343,749	349,631	$1,371
Multifamily	—	—	—	—	49,564	49,564	—
Commercial real estate	172	—	4,293	4,465	621,158	625,623	—
Construction	958	230	—	1,188	274,131	275,319	—
Farmland	88	21	886	995	31,119	32,114	311
Second Mortgages	87	—	4	91	7,460	7,551	4
Equity Lines of Credit	283	89	197	569	45,937	46,506	197
Commercial	2	—	39	41	30,496	30,537	39
Agricultural, installment and other	382	114	56	552	53,717	54,269	56
Total	$5,244	1,652	6,887	13,783	1,457,331	1,471,114	$1,978

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Non-performing loans, which include nonaccrual loans and loans 90 days past due, totaled $5,372,000 at December 31, 2016, a decrease from $6,887,000 at December 31, 2015, resulting from a $1,344,000, or 27.38%, decrease in nonaccrual loans and a $171,000, or 8.65%, decrease in 90 day past due and accruing loans. The decrease in non-performing loans during the year ended December 31, 2016 of $1,151,000 was due primarily to a decrease in non-performing commercial real estate mortgage loans of $4,274,000, offset in part by an increase of non-performing residential 1-4 family real estate loans of $958,000. The decrease in non-performing commercial real estate mortgage loans resulted primarily from one large commercial real estate loan in nonaccrual status that was paid off and another loan that was partially paid off. Nonaccrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management’s evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower’s ability to pay. Nonaccrual loans totaled $3,565,000 at December 31, 2016, compared to $4,909,000 at December 31, 2015. The decrease in nonaccrual loans relates primarily to a decrease in nonaccrual commercial real estate mortgage loans of $1,038,000 reflected in the above-described decrease in non-performing loans within that category that resulted primarily from one large commercial real estate loan in nonaccrual status that was paid off and another nonaccrual loan that was partially paid off. Management believes that it is probable that it will incur losses on nonperforming loans but believes that these losses should not exceed the amount in the allowance for loan losses already allocated to these loans, unless there is a deterioration of local real estate values.
At December 31, 2016, the Company had one impaired loan totaling $2,988,000 which was on non accruing interest status. At December 31, 2015, the Company had three impaired loans of $4,868,000 which were on non accruing interest status. In each case, at the date such loans were placed on nonaccrual status, the Company reversed all previously accrued interest income against current year earnings.
The following table presents the Company’s impaired loans (including loans on nonaccrual status and loans past due 90 days or more) at December 31, 2016 and December 31, 2015.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2016
With no related allowance recorded:
Residential 1-4 family	$150	148	—	150	7
Multifamily	—	—	—	—	—
Commercial real estate	4,248	4,246	—	4,352	38
Construction	1,623	1,618	—	1,778	82
Farmland	104	103	—	79	5
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment, and other	—	—	—	—	—
	$6,125	6,115	—	6,359	132
With allowance recorded:
Residential 1-4 family	$540	531	196	540	32
Multifamily	—	—	—	—	—
Commercial real estate	443	443	120	111	5
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment, and other	—	—	—	—	—
	$983	974	316	651	37

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Total
Residential 1-4 family	$690	679	196	690	39
Multifamily	—	—	—	—	—
Commercial real estate	4,691	4,689	120	4,463	43
Construction	1,623	1,618	—	1,778	82
Farmland	104	103	—	79	5
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$7,108	7,089	316	7,010	169
December 31, 2015
With no related allowance recorded:
Residential 1-4 family	$633	622	—	724	39
Multifamily	—	—	—	—	—
Commercial real estate	4,645	4,643	—	5,048	24
Construction	1,943	1,938	—	486	97
Farmland	575	575	—	431	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment, and other	—	—	—	—	—
	$7,796	7,778	—	6,689	160
With allowance recorded:
Residential 1-4 family	$834	827	194	785	47
Multifamily	—	—	—	—	—
Commercial real estate	—	—	—	3,419	—
Construction	—	—	—	—	—
Farmland	—	—	—	144	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment, and other	—	—	—	—	—
	$834	827	194	4,348	47
Total
Residential 1-4 family	$1,467	1,449	194	1,509	86
Multifamily	—	—	—	—	—
Commercial real estate	4,645	4,643	—	8,467	24
Construction	1,943	1,938	—	486	97
Farmland	575	575	—	575	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$8,630	8,605	194	11,037	207

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

A loan is considered impaired, in accordance with the impairment accounting guidance of FASB ASC 310, when the current net worth and financial capacity of the borrower or of the collateral pledged, if any, is viewed as inadequate and it is probable that the Company will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Company will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Company’s criteria for nonaccrual status. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company shall recognize impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses.
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
The Company also internally classifies loans which, although current, management questions the borrower’s ability to comply with the present repayment terms of the loan agreement. These internally classified loans totaled $16,158,000, inclusive of the Company’s non-performing loans, at December 31, 2016, as compared to $25,217,000 at December 31, 2015. Of the internally classified loans at December 31, 2016, $16,021,000 are real estate related loans (including loans to home builders and developers of land, commercial real estate, as well as multi family mortgage loans) and $137,000 are various other types of loans. These loans have been graded accordingly considering bankruptcies, inadequate cash flows and delinquencies. Management does not anticipate losses on these loans to exceed the amount already allocated to loan losses for these loans, unless there is a deterioration of local real estate values.
The internally classified loans as a percentage of the allowance for loan losses were 71.1% and 110.1%, respectively, at December 31, 2016 and 2015.
The Company’s loan portfolio includes certain loans that have been modified in a troubled debt restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. The concessions typically result from the Company’s loss mitigation activities and could include reduction in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months. Because of Wilson Bank’s policy to consider a TDR as nonperforming until there has been at least six months of repayment performance, the addition of one large TDR in the last half of 2015 caused the nonperforming TDRs as of December 31, 2016 to decrease $1,802,000 when compared to 2015; however, overall TDR relationships increased. Total TDRs increased $492,000 from December 31, 2015 to December 31, 2016 due to several small loan relationships that were classified as TDRs in 2016.
The allowance for loan losses is discussed under “Critical Accounting Estimates” and “Provision for Loan Losses.” The Company maintains its allowance for loan losses at an amount believed by management to be adequate to provide for loan losses in the loan portfolio.
Substantially all of the Company’s loans are from Wilson, DeKalb, Smith, Putnam, Trousdale, Davidson, Rutherford and adjacent counties. Although the majority of the Company's loans are in the real estate market, the Company seeks to exercise prudent risk management in lending through the diversification by loan category within the real estate segment, including 1-4 family residential real estate, commercial real estate, multifamily, construction, second mortgages, farmland, and equity lines of credit. At December 31, 2016, no single industry segment accounted for more than 10% of the Company’s portfolio other than construction and real estate loans.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The Company’s management believes there is an opportunity to increase the loan portfolio in the Company’s primary market area in 2017 as economic conditions continue to improve. The Company will target commercial business lending, commercial and residential real estate lending and consumer lending as areas of emphasis in 2017. Although it is the Company’s objective to achieve a loan portfolio equal to approximately 85% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will likely determine the size of the loan portfolio in a given economic climate. At December 31, 2016, the Company’s total loans equaled 87.0% of its total deposits. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell portions of the loans it generates to other financial institutions for cash in order to improve the liquidity of the Company’s loan portfolio or extend its lending capacity.
Securities
Securities decreased 2.81% to $349,209,000 at December 31, 2016 from $359,323,000 at December 31, 2015, and comprised the second largest and other primary component of the Company’s earning assets. Securities decreased as the result of management’s decision to reinvest liquid funds in higher yielding assets and a decrease in the fair market value of available-for-sale securities. The average yield, excluding tax equivalent adjustment, of the securities portfolio at December 31, 2016 was 2.14% with a weighted average life of 6.09 years, as compared to an average yield of 2.16% and a weighted average life of 5.25 years at December 31, 2015. The weighted average lives on mortgage-backed securities reflect the repayment rate used for book value calculations.
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
No securities have been classified as trading securities.
The Company’s classification of securities as of December 31, 2016 and December 31, 2015 is as follows:

	December 31, 2016		December 31, 2016
(In Thousands)	Held-To-Maturity		Available-For-Sale
	Amortized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value
U.S. Government-sponsored enterprises (GSEs)*	$—	$—	$61,879	$59,488
Mortgage-backed
GSEs residential	11,856	11,674	166,316	164,365
Asset-backed:
SBAP	—	—	37,577	36,857
Obligations of state and political
subdivision	24,768	24,471	53,429	51,875
	$36,624	$36,145	$319,201	$312,585

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	December 31, 2015		December 31, 2015
(In Thousands)	Held-To-Maturity		Available-For-Sale
	Amortized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value
U.S. Government-sponsored enterprises (GSEs)*	$—	$—	$77,177	$76,909
Mortgage-backed:
GSE residential	9,375	9,266	192,983	191,915
Asset-backed:
SBAP	—	—	31,253	31,034
Obligations of state and political
Subdivision	18,820	19,099	31,093	31,270
	$28,195	$28,365	$332,506	$331,128

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association
The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.
The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2016:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Held to Maturity Securities:
Mortgage-backed:
GSE residential	$8,177	$151	7	$1,704	$79	1	$9,881	$230
Obligations of states and political subdivisions	16,081	439	41	—	—	—	16,081	439
	$24,258	$590	48	$1,704	$79	1	$25,962	$669
Available for Sale Securities:
GSEs	$59,488	$2,391	23	$—	$—	—	$59,488	$2,391
Mortgage-backed:
GSE residential	124,011	2,350	64	6,918	97	9	130,929	2,447
Asset-backed:
SBAP	33,579	729	17	—	—	—	33,579	729
Obligations of states and political subdivisions	42,801	1,606	116	—	—	—	42,801	1,606
	$259,879	$7,076	220	$6,918	$97	9	$266,797	$7,173

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The impaired securities are considered high quality investments in line with normal industry investing practices. The unrealized losses are primarily the result of changes in the interest rate and sector environments. Impaired securities are assessed quarterly for the presence of other-than-temporary impairment (“OTTI”). A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in the carrying amount of the security. To determine whether OTTI has occurred, management considers factors such as (1) length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for an anticipated recovery in fair value. If management deems a security to be OTTI, management reviews the present value of the future cash flows associated with the security. A shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is referred to as a credit loss. If a credit loss is identified, the credit loss is recognized in that period as a charge to earnings and a new cost basis for the security is established. If management concludes that no credit loss exists and it is not more-likely-than-not that it will be required to sell the security before the recovery of the security’s cost basis, then the security is not deemed OTTI and the shortfall is recorded as a component of equity. Accordingly, as of December 31, 2016, management believes the impairments detailed in the table above are temporary and no impairment loss has been realized in our consolidated income statement.
Deposits
The increases in assets in 2016 and 2015 were funded primarily by increases in deposits, decrease in fed funds sold, and the Company’s earnings. Total deposits, which are the principal source of funds for the Company, totaled $1,942,135,000 at December 31, 2016 compared to $1,789,850,000 at December 31, 2015. The Company has targeted local consumers, professionals and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Putnam County, Smith County, Sumner County, Rutherford County and Trousdale County areas are attractive economic markets offering growth opportunities for the Company; however, the Company competes with several larger banks and community banks that have bank offices in these counties which may negatively impact market growth or maintenance of current market share. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.
The $152,285,000, or 8.51%, growth in deposits in 2016 was due to a $104,426,000, or 19.93%, increase in money market accounts,a $8,520,000, or 1.91%, increase in NOW accounts, a $29,909,000, or 15.18%, increase in demand deposit accounts and a $15,920,000, or 14.76%, increase in savings accounts, offset in part by a decrease in certificates of deposits (including individual retirement accounts) of $6,490,000 or 1.26%. The average rate paid on average total interest-bearing deposits was 0.50% for 2016, compared to 0.56% for 2015, reflecting a reduction in short-term interest rates and a shift in deposits to lower paying transaction and money market accounts from certificates of deposit. The average rate paid in 2014 was 0.67%. Competitive pressure from other banks in our market area relating to deposit pricing continues to adversely affect the rates paid on deposit accounts as it limits our ability to more fully reduce deposit rates in line with short-term rates. The ratio of average loans to average deposits was 84.0% in 2016, 82.7% in 2015, and 78.7% in 2014. The Company anticipates that during 2017 deposits will continue to shift to money market or savings accounts due to the current rate environment notwithstanding the slight rate increase initiated by the Federal Reserve in late 2016 that we contemplate may continue in 2017.
Contractual Obligations
The Company’s contractual obligations at December 31, 2016 are as follows:

(In Thousands)	Less than 1 Year	1 –3 Years	3-5 Years	More than 5 Years	Total
Long-Term Debt	$—	$—	$—	$—	$—
Operating Leases	244	440	391	—	1,075
Purchases	—	—	—	—	—
Other Long-Term
liabilities	—	—	—	—	—
Total	$244	$440	$391	$—	$1,075

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Long-term debt contractual obligations would typically include advances from the Federal Home Loan Bank, but at December 31, 2016, the Company had no such advances. The Company leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of these non-cancellable leases are included in operating lease obligations.
Off Balance Sheet Arrangements
At December 31, 2016, the Company had unfunded lines of credit of $484 million and outstanding standby letters of credit of $51 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Company’s bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company’s bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned below, Wilson Bank has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, its investment security maturities, and short-term borrowings.
Liquidity and Asset Management
The Company’s management seeks to maximize net interest income by managing the Company’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents, investment securities and money market instruments that will mature within one year. At December 31, 2016, the Company’s liquid assets totaled approximately $165 million.
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
The Company’s primary source of liquidity is a stable core deposit base. In addition, short-term borrowings, loan payments and investment security maturities provide a secondary source. At December 31, 2016, the Company had a liability sensitive position (a negative gap). Liability sensitivity means that more of the Company’s liabilities are capable of re-pricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing.
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
The Company’s securities portfolio consists of earning assets that provide interest income. For those securities classified as held-to-maturity, the Company has the ability and intent to hold these securities to maturity or on a long-term basis. Securities classified as available-for-sale include securities intended to be used as part of the Company’s asset/liability strategy and/or securities that may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase capital and similar economic

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

factors. At December 31, 2016, securities totaling approximately $28.8 million mature or will be subject to rate adjustments within the next twelve months.

A secondary source of liquidity is the Company’s loan portfolio. At December 31, 2016, loans totaling approximately $512 million either will become due or will be subject to rate adjustments within twelve months from that date. Continued emphasis will be placed on structuring adjustable rate loans.
As for liabilities, certificates of deposit and individual retirement accounts of $100,000 or greater totaling approximately $120 million will become due or reprice during the next twelve months. Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal accounts, money market demand accounts, demand deposit accounts and regular savings accounts. Management anticipates that there will be no significant withdrawals from these accounts in 2017.
The following table shows the rate sensitivity gaps for different time periods as of December 31, 2016:
Interest Rate Sensitivity Gaps

(In Thousands)	1-90 Days	91-180 Days	181-365 Days	One Year And Longer	Total
Interest-earning assets	$276,466	92,123	207,555	1,480,684	2,056,828
Interest-bearing liabilities	(1,287,130)	(71,243)	(95,011)	(262,516)	(1,715,900)
Interest-rate sensitivity gap	$(1,010,664)	20,880	112,544	1,218,168	340,928
Cumulative gap	$(1,010,664)	(989,784)	(877,240)	340,928

The Company also uses simulation modeling to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. The Asset Liability Committee meets quarterly to analyze the interest rate shock simulation. The interest rate simulation model is based on a number of assumptions. The assumptions relate primarily to loan and deposit growth, asset and liability prepayments, the call features of investment securities, interest rates and balance sheet management strategies. The Company also uses Economic Value of Equity (“EVE”) sensitivity analysis to understand the impact of changes in interest rates on long-term cash flows, income and capital. EVE is calculated by discounting the cash flows for all balance sheet instruments under different interest rate scenarios. Presented below is the estimated impact on Wilson Bank’s net interest income and EVE as of December 31, 2016, assuming an immediate shift in interest rates:

	% Change from Base Case for Immediate Parallel Changes in Rates
	-100 BP(1)	+100 BP	+200 BP
Net interest income	(3.13)%	(3.79)%	(7.88)%
EVE	(7.30)	(0.49)	(2.08)

(1) Because certain current short-term interest rates are at or below 1.00%, the 100 basis points downward shock assumes that certain corresponding interest rates reflect a decrease of less than the full 100 basis point downward shock.
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
Capital Resources, Capital Position and Dividends
At December 31, 2016, total stockholders’ equity was $244,620,000, or 11.13% of total assets, which compares with $223,438,000, or 11.05% of total assets, at December 31, 2015, and $200,892,000, or 10.72% of total assets, at December 31, 2014. The dollar

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

increase in the Company’s stockholders’ equity during 2016 reflects (i) net income of $25,633,000 less cash dividends of $0.56 per share totaling $5,756,000, (ii) the issuance of 98,318 shares of common stock for $4,316,000, as reinvestment of cash dividends, (iii) the issuance of 5,120 shares of common stock pursuant to exercise of stock options for $152,000, (iv) the net unrealized loss on available-for-sale securities of $3,232,000, and (v) a stock based compensation expense of $69,000.
The Company and the Bank are subject to regulatory capital requirements administered by the FDIC, the Federal Reserve and the Tennessee Department of Financial Institutions. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Quantitative measures established by regulation to ensure capital adequacy require the Company and Wilson Bank to maintain minimum amounts and ratios (set forth in the following table) of total, Tier 1, and common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2016 and December 31, 2015, the Company and the Bank are considered to be “well-capitalized” under applicable regulatory definitions.
As of December 31, 2016, the most recent notification from the FDIC categorized Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized for prompt corrective action regualtions as of December 31, 2016 and December 31, 2015, an institution was required to maintain minimum total risk-based, Tier 1 risk-based, common equity Tier 1 risk based and Tier 1 leverage ratios as set forth in the following tables and not be subject to a written agreement, order or directive to maintain a specific capital level. There are no conditions or events since the notification that management believes have changed Wilson Bank’s category. The Company’s and Wilson Bank’s actual capital amounts and ratios as of December 31, 2016 and 2015, are presented in the following table (dollar amounts in thousands):

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Applicable Prompt Corrective Action Regulatory Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2016
Total capital to risk weighted assets:
Consolidated	$266,954	12.7%	$181,298	8.625%	N/A	N/A
Wilson Bank	265,142	12.6	181,496	8.625	$210,430	10.0%
Tier 1 capital to risk weighted assets:
Consolidated	243,897	11.6	139,295	6.625	N/A	N/A
Wilson Bank	242,085	11.5	139,462	6.625	168,407	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	243,897	11.6	107,756	5.125	N/A	N/A
Wilson Bank	242,085	11.5	107,886	5.125	136,831	6.5
Tier 1 capital to average assets:
Consolidated	243,897	11.2	87,106	4.0	N/A	N/A
Wilson Bank	242,085	11.1	87,238	4.0	109,047	5.0

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Applicable Prompt Corrective Action Regulatory Provisions
December 31, 2015	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk weighted assets:
Consolidated	$240,848	14.1%	$136,588	8.0%	N/A	N/A
Wilson Bank	238,963	14.0	136,575	8.0	$170,719	10.0%
Tier 1 capital to risk weighted assets:
Consolidated	219,483	12.9	102,441	6.0	N/A	N/A
Wilson Bank	217,600	12.8	102,431	6.0	136,575	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	219,483	12.9	76,831	4.5	N/A	N/A
Wilson Bank	217,600	12.8	76,823	4.5	110,967	6.5
Tier 1 capital to average assets:
Consolidated	219,483	11.1	79,361	4.0	N/A	N/A
Wilson Bank	217,600	11.0	79,354	4.0	99,192	5.0
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
The guidelines under Basel III establish a 2.5% capital conservation buffer requirement that is phased in over four years beginning January 1, 2016. The buffer is related to Risk Weighted Assets. In order to avoid limitations on capital distributions such as dividends and certain discretionary bonus payments to executive officers, a banking organization must maintain capital ratios above the minimum ratios including the buffer. The Basel III minimum requirements after giving effect to the buffer as of January 1, of each year presented are as follows:

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
The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2016.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	(Dollars in Thousands) Expected Maturity Date—Year Ending December 31,
	2017	2018	2019	2020	2021	Thereafter	Total	Fair Value
Earning assets:
Loans, net of unearned interest:
Variable rate	$33,547	26,977	16,857	16,243	33,214	1,052,027	1,178,865	1,178,865
Average interest rate	4.55%	4.45%	4.63%	4.64%	4.49%	4.38%	4.39%
Fixed rate	$211,142	94,626	43,547	30,095	26,165	111,985	517,560	524,040
Average interest rate	4.14%	4.55%	5.04%	4.78%	4.39%	4.20%	4.35%
Securities	$2,605	4,442	6,895	7,223	11,120	316,924	349,209	348,730
Average interest rate	3.35%	1.29%	1.72%	1.57%	1.67%	1.96%	2.14%
Loans held for sale	$14,788	—	—	—	—	—	14,788	14,788
Average interest rate	3.20%	—	—	—	—	—	3.20%
Federal funds sold	—	—	—	—	—	—	—	—
Average interest rate	—	—	—	—	—	—	—
Interest-bearing deposits	$1,452,649	131,358	76,942	34,783	19,432	—	1,715,164	1,460,812
Average interest rate	0.36%	1.03%	1.20%	1.56%	1.58%	—	0.48%
Securities sold under repurchase agreements	$736	—	—	—	—	—	736	736
Average interest rate	0.25%	—	—	—	—	—	0.25%
Impact of Inflation
Although interest rates are significantly affected by inflation, for the fiscal years ended December 31, 2016, 2015, and 2014, the inflation rate is believed to have had an immaterial impact on the Company’s results of operations.

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
Valuation Hierarchy
FASB ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1-inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2-inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3-inputs to the valuation methodology are unobservable and significant to the fair value measurement.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Following is a description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.
Assets
Securities available-for-sale-Where quoted prices are available for identical securities in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government securities and certain other financial products. If quoted market prices are not available, then fair values are estimated by using pricing models that use observable inputs or quoted prices of securities with similar characteristics and are classified within Level 2 of the valuation hierarchy. In certain cases where there is limited activity or less transparency around inputs to the valuation and more complex pricing models or discounted cash flows are used, securities are classified within Level 3 of the valuation hierarchy.
Impaired loans-A loan is considered to be impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected payments using the loan’s original effective rate as the discount rate, the loan’s observable market price, or the fair value of the collateral less selling costs if the loan is collateral dependent. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance may be established as a component of the allowance for loan losses or the expense is recognized as a charge-off. Impaired loans are classified within Level 3 of the hierarchy due to the unobservable inputs used in determining their fair value such as collateral values and the borrower’s underlying financial condition.
Other real estate owned-Other real estate owned (“OREO”) represents real estate foreclosed upon by the Company through loan defaults by customers or acquired in lieu of foreclosure. Substantially all of these amounts relate to lots, homes and development projects that are either completed or are in various stages of construction for which the Company believes it has adequate collateral. Upon foreclosure, the property is recorded at the lower of cost or

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

fair value, based on appraised value, less selling costs estimated as of the date acquired with any loss recognized as a charge-off through the allowance for loan losses. Additional OREO losses for subsequent valuation downward adjustments are determined on a specific property basis and are included as a component of noninterest expense along with holding costs. Any gains or losses realized at the time of disposal are also reflected in noninterest expense, as applicable. OREO is included in Level 3 of the valuation hierarchy due to the lack of observable market inputs into the determination of fair value. Appraisal values are property-specific and sensitive to the changes in the overall economic environment.
Other assets-Included in other assets are certain assets carried at fair value, including the cash surrender value of bank owned life insurance policies. The Company uses financial information received from insurance carriers indicating the performance of the insurance policies and cash surrender values in determining the carrying value of life insurance. The Company reflects these assets within Level 3 of the valuation hierarchy due to the unobservable inputs included in the valuation of these items. The Company does not consider the fair values of these policies to be materially sensitive to changes in these unobservable inputs.
Mortgage loans held-for-sale-Mortgage loans held-for-sale are carried at their fair value. The fair value of loans held-for-sale is determined using quoted prices for similar assets, adjusted for specific attributes of that loan.

The following tables present the financial instruments carried at fair value as of December 31, 2016 and December 31, 2015, by caption on the consolidated balance sheet and by FASB ASC 820 valuation hierarchy (as described above) (in thousands):

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2016
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$59,488	—	59,488	—
Mortgage-backed securities	164,365	—	164,365	—
Asset-backed securities	36,857	—	36,857	—
State and municipal securities	51,875	—	51,875	—
Total investment securities available-for-sale	$312,585	—	312,585	—
Loans held for sale	14,788	—	14,788	—
Other assets	28,616	—	—	28,616
Total assets at fair value	$355,989	—	327,373	28,616
December 31, 2015
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$76,909	—	76,909	—
Mortgage-backed securities	191,915	—	191,915	—
Asset-backed securities	31,034	—	31,034	—
State and municipal securities	31,270	—	31,270	—
Total investment securities available-for-sale	$331,128	—	331,128	—
Loans held for sale	10,135	—	10,135	—
Other assets	26,672	—	—	26,672
Total assets at fair value	$367,935	—	341,263	26,672

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	Measured on a Non-recurring basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2016
Other real estate owned	$4,527	—	—	4,527
Impaired loans, net (¹)	6,792	—	—	6,792
Total	$11,319	—	—	11,319
December 31, 2015
Other real estate owned	$5,410	—	—	5,410
Impaired loans, net (¹)	8,436	—	—	8,436
Total	$13,846	—	—	13,846
 (1)    Amount is net of a valuation allowance of $316,000 at December 31, 2016 and $194,000 at December 31, 2015 as required by ASC 310, “Receivables.”
In the case of the investment securities portfolio, the Company monitors the valuation technique utilized by various pricing agencies to ascertain when transfers between levels have been affected. The nature of the remaining assets and liabilities is such that transfers in and out of any level are expected to be rare. For the twelve months ended December 31, 2016, there were no transfers between Levels 1, 2 or 3.
The table below includes a roll forward of the balance sheet amounts for the year ended December 31, 2016 and December 31, 2015 (including the change in fair value) for financial instruments classified by the Company within Level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology (in thousands):

	For the Twelve Months Ended December 31,
	2016		2015
	Other Assets	Other Liabilities	Other Assets	Other Liabilities
Fair value, January 1	$17,733	—	$13,344	—
Total realized gains included in income	673	—	532	—
Change in unrealized gains/losses included in other comprehensive income for assets and liabilities still held at December 31	—	—	—	—
Purchases, issuances and settlements, net	10,210	—	3,857	—
Transfers out of Level 3	—	—	—	—
Fair value, December 31	$28,616	—	$17,733	—
Total realized gains included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31	$673	—	$532	—

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments that are not measured at fair value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates, estimates of future cash flows and borrower creditworthiness. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2016 and December 31, 2015. Such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.
Held-to-maturity securities-Estimated fair values for held-to-maturity investment securities are based on quoted market prices where available. If quoted market prices are not available, then fair values are estimated by using pricing models that use observable inputs or quoted prices of securities with similar characteristics.
Loans-The fair value of our loan portfolio includes a credit risk factor in the determination of the fair value of our loans. This credit risk assumption is intended to approximate the fair value that a market participant would realize in a hypothetical orderly transaction. Our loan portfolio is initially fair valued using a segmented approach. We divide our loan portfolio into the following categories: variable rate loans, impaired loans and all other loans. The results are then adjusted to account for credit risk.
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
Deposits and Securities sold under agreements to repurchase- Fair values for deposits are estimated using discounted cash flow models, using current market interest rates offered on deposits with similar remaining maturities.
Off-Balance Sheet Instruments-The fair values of the Company’s off-balance-sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value to the Company until such commitments are funded.
The following table presents the carrying amounts, estimated fair value and placement in the fair value hierarchy of the Company’s financial instruments at December 31, 2016 and December 31, 2015. This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization. For financial liabilities such as noninterest bearing demand, interest-bearing demand, and savings deposits, the carrying amount is a reasonable estimate of fair value due to these products having no stated maturity.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

(in Thousands)	Carrying/ Notional Amount	Estimated Fair Value(¹)	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2016
Financial assets:
Securities held-to-maturity	$36,624	36,145	—	36,145	—
Loans, net	1,667,088	1,673,568	—	—	1,673,568
Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,942,871	1,631,032	—	—	1,631,032
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—
December 31, 2015
Financial assets:
Securities held-to-maturity	$28,195	28,365	—	28,365	—
Loans, net	1,443,179	1,443,738	—	—	1,443,738
Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,791,885	1,549,414	—	—	1,549,414
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

(1) Estimated fair values are consistent with an exit-price concept. The assumptions used to estimate the fair values are intended to approximate those that a market-participant would realize in a hypothetical orderly transaction.

Impact of New Accounting Standards
ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 was originally going to be effective for us on January 1, 2017; however, ASU 2015-14, “Revenue from Contracts with Customers (Topic 606) - Deferral of the Effective Date" deferred the effective date of ASU 2014-09 by one year to January 1, 2018. We are currently evaluating the potential impact of ASU 2014-09 on our financial statements.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

ASU 2016-01, “Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01, among other things, (i) requires equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment, (iii) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet, (iv) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, (v) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments, (vi) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements and (vii) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale. ASU 2016-01 will be effective for us on January 1, 2018 and is not expected to have a significant impact on our financial statements.
ASU 2016-02,“Leases (Topic 842)” ASU 2016-02 will, among other things, require lessees to recognize a lease liability, which is a lessee‘s obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model and ASC Topic 606, “Revenue from Contracts with Customers.” ASU 2016-02 will be effective for us on January 1, 2019 and will require transition using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. We are currently evaluating the potential impact of ASU 2016-02 on our financial statements.
ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” Under ASU 2016-09 all excess tax benefits and tax deficiencies related to share-based payment awards should be recognized as income tax expense or benefit in the income statement during the period in which they occur. Previously, such amounts were recorded in the pool of excess tax benefits included in additional paid-in capital, if such pool was available. Because excess tax benefits are no longer recognized in additional paid-in capital, the assumed proceeds from applying the treasury stock method when computing earnings per share should exclude the amount of excess tax benefits that would have previously been recognized in additional paid-in capital. Additionally, excess tax benefits should be classified along with other income tax cash flows as an operating activity rather than a financing activity, as was previously the case. ASU 2016-09 also provides that an entity can make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest (current GAAP) or account for forfeitures when they occur. ASU 2016-09 changes the threshold to qualify for equity classification (rather than as a liability) to permit withholding up to the maximum statutory tax rates (rather than the minimum as was previously the case) in the applicable jurisdictions. We elected to adopt the provisions of ASU 2016-09 during the first quarter of 2016 in advance of the required application date of January 1, 2017.
ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts and requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 will be effective on January 1, 2020. We are currently evaluating the potential impact of ASU 2016-13 on our financial statements.
ASU 2016-15, “Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments.” ASU 2016-15 provides guidance related to certain cash flow issues in order to reduce the current and potential future diversity in practice. ASU 2016-15 will be effective for us on January 1, 2018 and is not expected to have a significant impact on our financial statements.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

There were no other recently issued accounting pronouncements that are expected to materially impact the Company.

Holding Company & Stock Information
Wilson Bank Holding Company Directors

James F. Comer, Chairman; Randall Clemons; Charles Bell; Jack Bell; Jerry Franklin; John Freeman; William Jordan; James Anthony Patton; and Elmer Richerson.
Common Stock Market Information
The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at February 6, 2017 was 3,920. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company’s stock during the years 2015 and 2016. *The information set forth below has been adjusted to reflect a four for three stock split for shareholders as of record as of March 24, 2016.
Stock Prices

2015	High		Low
First Quarter	$36.26		$35.81
Second Quarter	$36.71		$36.26
Third Quarter	$37.16		$36.71
Fourth Quarter	$37.62		$37.16
2016	High		Low
First Quarter	$39.25		$37.62
Second Quarter	$42.25	*	$39.25
Third Quarter	$40.25		$39.75
Fourth Quarter	$55.00	*	$40.25
*Represents one transaction of 50 shares during the second quarter and one transaction of 294 shares during the fourth quarter of which the company is aware where the sale prices was at least $2.50 higher than any other trade during the quarter. The volume weighted average stock price during the second quarter was $39.28 and the volume weighted stock price during the fourth quarter was $40.62.

On January 1, 2015, a $.30 per share cash dividend was declared and on July 1, 2015 a $.35 per share cash dividend was declared and paid to shareholders of record on those dates. On January 1, 2016, a $.35 per share cash dividend was declared and on July 1, 2016, a $.30 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent upon the Company’s profitability, its capital needs, overall financial condition, economic and regulatory consideration.
Annual Meeting and Information Contacts
The Annual Meeting of Shareholders will be held in the Main Office of Wilson Bank Holding Company at 7:00 P.M., April 11, 2017 at 623 West Main Street, Lebanon, Tennessee.
For further information concerning Wilson Bank Holding Company or Wilson Bank & Trust, or to obtain a copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, which is available without charge to shareholders, please contact Lisa Pominski, CFO, Wilson Bank & Trust, P.O. Box 768, Lebanon, Tennessee 37088-0768, phone (615) 443-6612.

WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

	In Thousands, Except Per Share Information
	As Of December 31,
	2016	2015	2014	2013	2012
CONSOLIDATED BALANCE SHEETS:
Total assets end of year	$2,198,051	2,021,604	1,873,242	1,748,971	1,680,820
Loans, net	$1,667,088	1,443,179	1,329,865	1,184,267	1,142,111
Securities	$349,209	359,323	374,543	356,196	332,786
Deposits	$1,942,135	1,789,850	1,660,270	1,554,255	1,493,922
Stockholders’ equity	$244,620	223,438	200,892	177,671	169,698

	Years Ended December 31,
	2016	2015	2014	2013	2012
CONSOLIDATED STATEMENTS OF EARNINGS:
Interest income	$84,746	78,839	74,380	71,814	72,361
Interest expense	8,284	8,608	9,768	10,879	14,107
Net interest income	76,462	70,231	64,612	60,935	58,254
Provision for loan losses	379	388	498	2,177	9,528
Net interest income after provision for loan losses	76,083	69,843	64,114	58,758	48,726
Non-interest income	21,728	19,941	16,678	15,204	16,035
Non-interest expense	57,337	52,159	47,705	48,787	45,098
Earnings before income taxes	40,474	37,625	33,087	25,175	19,663
Income taxes	14,841	13,762	12,310	9,306	7,515
Net earnings	$25,633	23,863	20,777	15,869	12,148
Cash dividends declared	$5,756	4,935	4,510	4,464	6,243
PER SHARE DATA: (1)
Basic earnings per common share	$2.49	2.35	2.06	1.59	1.24
Diluted earnings per common share	$2.49	2.35	2.06	1.59	1.24
Cash dividends	$0.56	0.49	0.45	0.45	0.64
Book value	$23.71	21.90	19.90	17.77	17.15
RATIOS:
Return on average stockholders’ equity	10.80%	11.17%	10.95%	9.20%	7.49%
Return on average assets	1.21%	1.23%	1.15%	0.93%	75.00%
Capital to assets	11.13%	11.05%	10.72%	10.16%	10.10%
Dividends declared per share as percentage of basic earnings per share	22.49%	20.77%	21.82%	28.30%	51.52%
(1) Per share data has been retroactively adjusted to reflect a 4 for 3 stock split which occurred effective March 30, 2016.

WILSON BANK HOLDING COMPANY
Consolidated Financial Statements
December 31, 2016 and 2015
(With Independent Auditor’s Report Thereon)

Stephen M. Maggart, CPA, ABV, CFF
J. Mark Allen, CPA
Michael T. Holland, CPA, ABV, CFF
M. Todd Maggart, CPA, ABV, CFF
Michael F. Murphy, CPA
P. Jason Ricciardi, CPA, CGMA
David B. von Dohlen, CPA
T. Keith Wilson, CPA, CITP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
Wilson Bank Holding Company:

We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2016. We also have audited Wilson Bank Holding Company and Subsidiary’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Wilson Bank Holding Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilson Bank Holding Company and Subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Wilson Bank Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Maggart & Associates, P.C.

Nashville, Tennessee
February 24, 2017

150 FOURTH AVENUE, NORTH ▪ SUITE 2150 ▪ NASHVILLE, TENNESSEE 37219-2431 ▪ (615) 252-6100 ▪ Fax ▪ (615) 252-6105
www.maggartpc.com

WILSON BANK HOLDING COMPANY
Consolidated Balance Sheets
December 31, 2016 and 2015

	Dollars in thousands
	2016	2015
ASSETS
Loans, net of allowance for loan losses of $22,731 and $22,900, respectively	$1,667,088	1,443,179
Securities:
Held-to-maturity, at amortized cost (market value $36,145 and $28,365, respectively)	36,624	28,195
Available-for-sale, at market (amortized cost $319,201 and $332,506, respectively)	312,585	331,128
Total securities	349,209	359,323
Loans held for sale	14,788	10,135
Federal funds sold	—	35,220
Restricted equity securities, at cost	3,012	3,012
Total earning assets	2,034,097	1,850,869
Cash and due from banks	47,918	74,033
Premises and equipment, net	44,414	42,100
Accrued interest receivable	6,104	5,244
Deferred income taxes	10,758	8,039
Other real estate	4,527	5,410
Bank owned life insurance	28,616	17,733
Goodwill	4,805	4,805
Other assets	16,812	13,371
Total assets	$2,198,051	2,021,604
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,942,135	1,789,850
Securities sold under repurchase agreements	736	2,035
Accrued interest and other liabilities	10,560	6,281
Total liabilities	1,953,431	1,798,166
Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 50,000,000 and 15,000,000 shares, respectively, 10,319,673 and 7,652,144 shares issued and outstanding, respectively	20,639	15,304
Additional paid-in capital	60,541	61,339
Retained earnings	167,523	147,646
Net unrealized losses on available-for-sale securities, net of taxes of $2,533 and $527, respectively	(4,083)	(851)
Total stockholders’ equity	244,620	223,438
COMMITMENTS AND CONTINGENCIES
Total liabilities and stockholders’ equity	$2,198,051	2,021,604
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Earnings
Three Years Ended December 31, 2016

	Dollars In Thousands (except per share data)
	2016	2015	2014
Interest income:
Interest and fees on loans	$77,024	71,543	66,685
Interest and dividends on securities:
Taxable securities	5,714	5,868	6,464
Exempt from Federal income taxes	1,191	768	679
Interest on loans held for sale	391	385	263
Interest on Federal funds sold	304	154	167
Interest and dividends on restricted equity securities	122	121	122
Total interest income	84,746	78,839	74,380
Interest expense:
Interest on negotiable order of withdrawal accounts	1,371	1,515	1,587
Interest on money market accounts and other savings accounts	1,915	1,906	2,366
Interest on certificates of deposit and individual retirement accounts	4,978	5,179	5,791
Interest on securities sold under repurchase agreements	3	7	23
Interest on Federal funds purchased	17	1	1
Total interest expense	8,284	8,608	9,768
Net interest income before provision for loan losses	76,462	70,231	64,612
Provision for loan losses	379	388	498
Net interest income after provision for loan losses	76,083	69,843	64,114
Non-interest income	21,728	19,941	16,678
Non-interest expense	(57,337)	(52,159)	(47,705)
Earnings before income taxes	40,474	37,625	33,087
Income taxes	14,841	13,762	12,310
Net earnings	$25,633	23,863	20,777
Basic earnings per common share	$2.49	2.35	2.06
Diluted earnings per common share	$2.49	2.35	2.06
Weighted average common shares outstanding:
Basic	10,279,332	10,165,477	10,062,783
Diluted	10,284,328	10,170,180	10,068,640
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Comprehensive Earnings
Three Years Ended December 31, 2016

	Dollars In Thousands
	2016	2015	2014
Net earnings	$25,633	23,863	20,777
Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $1,830, $35, and $2,454, respectively	(2,948)	(58)	3,953
Reclassification adjustment for net gains included in net earnings, net of taxes of $176, $71, and $209, respectively	(284)	(114)	(336)
Other comprehensive earnings (losses)	(3,232)	(172)	3,617
Comprehensive earnings	$22,401	23,691	24,394
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Changes in Stockholders’ Equity
Three Years Ended December 31, 2016

	Dollars In Thousands
	Common Stock	Additional Paid-In Capital	Retained Earnings	Net Unrealized Gain (Loss) On Available-For-Sale Securities	Total
Balance December 31, 2013	$14,997	54,519	112,451	(4,296)	177,671
Cash dividends declared, $.45 per share	—	—	(4,510)	—	(4,510)
Issuance of 69,289 shares of stock pursuant to dividend reinvestment plan	139	3,065	—	—	3,204
Issuance of 6,144 shares of stock pursuant to exercise of stock options	12	174	—	—	186
Share based compensation expense	—	41	—	—	41
Net change in fair value of available-for-sale securities during the year, net of taxes of $2,245	—	—	—	3,617	3,617
Repurchase of 2,053 common shares	(4)	(90)	—	—	(94)
Net earnings for the year	—	—	20,777	—	20,777
Balance December 31, 2014	15,144	57,709	128,718	(679)	200,892
Cash dividends declared, $.49 per share	—	—	(4,935)	—	(4,935)
Issuance of 72,543 shares of stock pursuant to dividend reinvestment plan	145	3,366	—	—	3,511
Issuance of 7,633 shares of stock pursuant to exercise of stock options	15	226	—	—	241
Share based compensation expense	—	38	—	—	38
Net change in fair value of available-for-sale securities during the year, net of taxes of $106	—	—	—	(172)	(172)
Net earnings for the year	—	—	23,863	—	23,863
Balance December 31, 2015	15,304	61,339	147,646	(851)	223,438
Cash dividends declared, $.56 per share	—	—	(5,756)	—	(5,756)
Issuance of 98,318 shares of stock pursuant to dividend reinvestment plan	197	4,119	—	—	4,316
Issuance of 5,120 shares of stock pursuant to exercise of stock options	10	142	—	—	152
Issuance of 2,564,091 shares of common stock pursuant to a 4 for 3 stock split	5,128	(5,128)	—	—	—
Share based compensation expense	—	69	—	—	69
Net change in fair value of available-for-sale securities during the year, net of taxes of $2,006	—	—	—	(3,232)	(3,232)
Net earnings for the year	—	—	25,633	—	25,633
Balance December 31, 2016	$20,639	60,541	167,523	(4,083)	244,620
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Cash Flows
Three Years Ended December 31, 2016
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2016	2015	2014
Cash flows from operating activities:
Interest received	$86,641	81,054	75,937
Fees and other income received	16,029	15,346	13,269
Proceeds from sales of loans	160,816	157,261	105,414
Origination of loans held for sale	(161,114)	(153,882)	(105,078)
Interest paid	(8,278)	(8,728)	(9,964)
Cash paid to suppliers and employees	(53,454)	(51,474)	(45,890)
Income taxes paid	(13,837)	(13,937)	(12,277)
Net cash provided by operating activities	26,803	25,640	21,411
Cash flows from investing activities:
Purchase of available-for-sale securities	(181,285)	(125,000)	(171,497)
Proceeds from calls, maturities and paydowns of available-for-sale securities	102,596	95,620	86,946
Proceeds from sale of available-for-sale securities	90,007	42,845	72,215
Purchase of held-to-maturity securities	(11,479)	(4,413)	(3,610)
Proceeds from maturities and paydowns of held-to-maturity securities	2,742	4,079	2,049
Loans made to customers, net of repayments	(223,950)	(114,456)	(144,410)
Purchase of bank owned life insurance and annuity contracts	(11,916)	(8,464)	(5,565)
Purchase of bank premises and equipment	(5,147)	(4,612)	(4,145)
Proceeds from sale of other assets	15	12	4
Proceeds from sale of other real estate	581	3,000	3,945
Net cash used in investing activities	(237,836)	(111,389)	(164,068)
Cash flows from financing activities:
Net increase in non-interest bearing, savings, NOW and money market deposit accounts	158,775	160,760	147,458
Net decrease in time deposits	(6,490)	(31,180)	(41,443)
Net decrease in securities sold under agreements to repurchase	(1,299)	(1,402)	(5,641)
Dividends paid	(5,756)	(4,935)	(4,510)
Proceeds from sale of common stock pursuant to dividend reinvestment	4,316	3,511	3,204
Proceeds from sale of common stock pursuant to exercise of stock options	152	241	186
Repurchase of common shares	—	—	(94)
Net cash provided by financing activities	149,698	126,995	99,160
Net increase (decrease) in cash and cash equivalents	(61,335)	41,246	(43,497)
Cash and cash equivalents at beginning of year	109,253	68,007	111,504
Cash and cash equivalents at end of year	$47,918	109,253	68,007
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Cash Flows, Continued
Three Years Ended December 31, 2016
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2016	2015	2014
Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$25,633	23,863	20,777
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	5,515	4,578	4,162
Provision for loan losses	379	388	498
Share based compensation expense	69	38	41
Provision for deferred tax expense (benefit)	(164)	1,238	634
Gains on sales of other real estate, net	(52)	(362)	(77)
Loss on sales of other assets	1	2	6
Loss (gain) on sale of premises and equipment	73	53	(7)
Security gains	(460)	(185)	(545)
Increase in loans held for sale	(4,653)	(669)	(2,444)
Increase (decrease) in taxes payable	1,168	(1,413)	(601)
Increase in other assets, bank owned life insurance and annuity contract earnings	(2,408)	(1,161)	(1,297)
Decrease (increase) in accrued interest receivable	(860)	219	(400)
Increase (decrease) in interest payable	6	(120)	(196)
Increase (decrease) in other liabilities	2,556	(829)	860
Total adjustments	1,170	1,777	634
Net cash provided by operating activities	$26,803	25,640	21,411
Supplemental Schedule of Non-Cash Activities:
Unrealized gain (loss) in value of securities available-for-sale, net of taxes of $2,006 in 2016, $106 in 2015, and $2,245 in 2014	$(3,232)	(172)	3,617
Non-cash transfers from loans to other real estate	$696	1,930	799
Non-cash transfers from other real estate to loans	$1,050	1,180	2,502
Non-cash transfers from loans to other assets	$16	4	17
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements
December 31, 2016, 2015 and 2014

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
Residential 1-4 family, commercial real estate and construction mortgage loans, represented 22%, 42% and 20% and 24%, 43% and 19% of the loan portfolio at December 31, 2016 and 2015, respectively.

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
December 31, 2016, 2015 and 2014

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
In addition to the independent loan review process, the aforementioned risk ratings are subject to continual review by loan officers to determine that the appropriate risk ratings are being utilized in our allowance for loan loss process. Each risk rating is also subject to review by our independent loan review department. Currently, our independent loan review department targets reviews of 100% of existing loan relationships with aggregate debt of $1.0 million and greater and new loans with aggregate debt of $500,000 and greater. In addition, our independent loan review targets portfolio segments, loans assigned to a particular lending officer, and loans with four or more renewals.
The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are individually classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience, historical loan loss factors, loss experience of various loan segments, and other adjustments based on management’s assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.
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
December 31, 2016, 2015 and 2014

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
Other-than-temporary Impairment—Impaired securities are assessed quarterly for the presence of other-than-temporary impairment (“OTTI”). A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in the carrying amount of the security. To determine whether OTTI has occurred, management considers factors such as (1) length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospectus of the issuer, and (3) Wilson Bank’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value. If management deems a security to be OTTI, management reviews the present value of the future cash flows associated with the security. A shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is referred to as a credit loss. If a credit loss is identified, the credit loss is recognized as a charge to earnings and a new cost basis for the security is established. If management concludes that no credit loss exists and it is not “more-likely-than-not” that it will be required to sell the security before the recovery of the security’s cost basis, then the security is not deemed OTTI and the shortfall is recorded as a component of equity.
No securities have been classified as trading securities.

(h)	Federal Home Loan Bank Stock
The Company, as a member of the Federal Home Loan Bank (“FHLB”) Cincinnati system, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at par value, which approximates its fair value. Management reviews the investment for impairment based on the ultimate recoverability of the cost basis in the FHLB stock. As of December 31, 2016, the minimum required investment was approximately $2.4 million. Stock redemptions are at the discretion of the FHLB.

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
December 31, 2016, 2015 and 2014

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
The Company recognizes interest and penalties on income taxes as a component of income tax expense.

(q)	Equity-Based Incentives
Stock compensation accounting guidance (FASB ASC 718, “Compensation—Stock Compensation”) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, cash settled stock appreciation rights (SARs), and employee share purchase plans.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options and cash settled SARs.

(r)	Advertising Costs
Advertising costs are expensed as incurred by the Company and totaled $2,310,000, $2,337,000 and $1,884,000 for 2016, 2015 and 2014, respectively.

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
Certain reclassifications have been made to the 2015 and 2014 figures to conform to the presentation for 2016.

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

(w)	Stock Split
The Company's Board of Directors voted for a 4 for 3 stock split for stockholders of record as of March 24, 2016 payable March 30, 2016. Each stockholder received four (4) shares of common stock for each three (3) shares owned with no allowance for fractual shares. Per share data and stock options included in these financial statements has been restated to give effect to the stock split.

(x)	Recently Adopted Accounting Pronouncements
ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 was originally going to be effective for us on January 1, 2017; however, ASU 2015-14, “Revenue from Contracts with Customers (Topic 606) - Deferral of the Effective Date" deferred the effective date of ASU 2014-09 by one year to January 1, 2018. We are currently evaluating the potential impact of ASU 2014-09 on our financial statements.
ASU 2016-01, “Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01, among other things, (i) requires equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment, (iii) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

measured at amortized cost on the balance sheet, (iv) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, (v) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments, (vi) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements and (vii) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale. ASU 2016-01 will be effective for us on January 1, 2018 and is not expected to have a significant impact on our financial statements.
ASU 2016-02,“Leases (Topic 842)” ASU 2016-02 will, among other things, require lessees to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model and ASC Topic 606, “Revenue from Contracts with Customers.” ASU 2016-02 will be effective for us on January 1, 2019 and will require transition using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. We are currently evaluating the potential impact of ASU 2016-02 on our financial statements.
ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” Under ASU 2016-09 all excess tax benefits and tax deficiencies related to share-based payment awards should be recognized as income tax expense or benefit in the income statement during the period in which they occur. Previously, such amounts were recorded in the pool of excess tax benefits included in additional paid-in capital, if such pool was available. Because excess tax benefits are no longer recognized in additional paid-in capital, the assumed proceeds from applying the treasury stock method when computing earnings per share should exclude the amount of excess tax benefits that would have previously been recognized in additional paid-in capital. Additionally, excess tax benefits should be classified along with other income tax cash flows as an operating activity rather than a financing activity, as was previously the case. ASU 2016-09 also provides that an entity can make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest (current GAAP) or account for forfeitures when they occur. ASU 2016-09 changes the threshold to qualify for equity classification (rather than as a liability) to permit withholding up to the maximum statutory tax rates (rather than the minimum as was previously the case) in the applicable jurisdictions. We elected to adopt the provisions of ASU 2016-09 during the first quarter of 2016 in advance of the required application date of January 1, 2017.
ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts and requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 will be effective on January 1, 2020. We are currently evaluating the potential impact of ASU 2016-13 on our financial statements.
ASU 2016-15, “Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments.” ASU 2016-15 provides guidance related to certain cash flow issues in order to reduce the current and potential future diversity in practice. ASU 2016-15 will be effective for us on January 1, 2018 and is not expected to have a significant impact on our financial statements.
There were no other recently issued accounting pronouncements that are expected to materially impact the Company.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

(2)	Loans and Allowance for Loan Losses
The classification of loans at December 31, 2016 and 2015 is as follows:

	In Thousands
	2016	2015
Mortgage loans on real estate:
Residential 1-4 family	$376,872	349,631
Multifamily	79,908	49,564
Commercial	704,807	625,623
Construction	339,580	275,319
Farmland	37,519	32,114
Second mortgages	9,166	7,551
Equity lines of credit	56,005	46,506
Total mortgage loans on real estate	1,603,857	1,386,308
Commercial loans	37,677	30,537
Agriculture loans	1,562	1,552
Consumer installment loans:
Personal	41,117	40,196
Credit cards	3,157	3,271
Total consumer installment loans	44,274	43,467
Other loans	9,055	9,250
	1,696,425	1,471,114
Net deferred loan fees	(6,606)	(5,035)
Total loans	1,689,819	1,466,079
Less: Allowance for loan losses	(22,731)	(22,900)
Loans, net	$1,667,088	1,443,179
At December 31, 2016, variable rate and fixed rate loans totaled $1,178,865,000 and $517,560,000, respectively. At December 31, 2015, variable rate and fixed rate loans totaled $970,428,000 and $500,686,000, respectively.
In the normal course of business, Wilson Bank has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $9,692,000 and $6,576,000 at December 31, 2016 and 2015, respectively. None of these loans were restructured, charged-off or involved more than the normal risk of collectibility or presented other unfavorable features during the three years ended December 31, 2016.
An analysis of the activity with respect to such loans to related parties is as follows:

	In Thousands
	December 31,
	2016	2015
Balance, January 1	$6,576	11,744
New loans and renewals during the year	16,295	12,329
Repayments (including loans paid by renewal) during the year	(13,179)	(17,497)
Balance, December 31	$9,692	6,576

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

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

Consumer: The consumer loan portfolio segment includes non-real estate secured direct loans to consumers for household, family, and other personal expenditures. Consumer loans may be secured or unsecured and are usually structured with short or medium term maturities. These loans are underwritten and approved based on a number of consumer credit quality criteria including limits on maximum LTV on secured consumer loans, minimum credit scores, and maximum debt to income. Many traditional forms of consumer installment credit have standard monthly payments and fixed repayment schedules of one to five years. These loans are made with either fixed or variable interest rates that are based on specific indices. Installment loans fill a variety of needs, such as financing the purchase of an automobile, a boat, a recreational vehicle or other large personal items, or for consolidating debt. These loans may be unsecured or secured by an assignment of title, as in an automobile loan, or by money in a bank account. In addition to consumer installment loans, this portfolio segment also includes secured and unsecured personal lines of credit as well as overdraft protection lines. Loans in this portfolio segment are sensitive to unemployment and other key consumer economic measures.

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
The following tables, present the Company’s impaired loans at December 31, 2016 and 2015:

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2016
With no related allowance recorded:
Residential 1-4 family	$150	148	—	150	7
Multifamily	—	—	—	—	—
Commercial real estate	4,248	4,246	—	4,352	38
Construction	1,623	1,618	—	1,778	82
Farmland	104	103	—	79	5
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$6,125	6,115	—	6,359	132

In Thousands
	Record Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2016
With allowance recorded:
Residential 1-4 family	$540	531	196	540	32
Multifamily	—	—	—	—	—
Commercial real estate	443	443	120	111	5
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$983	974	316	651	37

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2016
Total:
Residential 1-4 family	$690	679	196	690	39
Multifamily	—	—	—	—	—
Commercial real estate	4,691	4,689	120	4,463	43
Construction	1,623	1,618	—	1,778	82
Farmland	104	103	—	79	5
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$7,108	7,089	316	7,010	169

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2015
With no related allowance recorded:
Residential 1-4 family	$633	622	—	724	39
Multifamily	—	—	—	—	—
Commercial real estate	4,645	4,643	—	5,048	24
Construction	1,943	1,938	—	486	97
Farmland	575	575	—	431	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$7,796	7,778	—	6,689	160

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2015
With allowance recorded:
Residential 1-4 family	$834	827	194	785	47
Multifamily	—	—	—	—	—
Commercial real estate	—	—	—	3,419	—
Construction	—	—	—	—	—
Farmland	—	—	—	144	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$834	827	194	4,348	47
December 31, 2015
Total:
Residential 1-4 family	$1,467	1,449	194	1,509	86
Multifamily	—	—	—	—	—
Commercial real estate	4,645	4,643	—	8,467	24
Construction	1,943	1,938	—	486	97
Farmland	575	575	—	575	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$8,630	8,605	194	11,037	207
The following tables present the Company’s nonaccrual loans, credit quality indicators and past due loans as of December 31, 2016 and 2015.
Loans on Nonaccrual Status

	In Thousands
	2016	2015
Residential 1-4 family	$—	41
Multifamily	—	—
Commercial real estate	3,255	4,293
Construction	—	—
Farmland	310	575
Second mortgages	—	—
Equity lines of credit	—	—
Commercial	—	—
Agricultural, installment and other	—	—
Total	$3,565	4,909

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

The amount of interest income that would have been recognized for the years ended December 31, 2016 and 2015 amounted to $202,000 and $291,000, respectively, if the above nonaccrual loans had been current.
Potential problem loans, which include nonperforming loans, amounted to approximately $16.2 million at December 31, 2016 compared to $25.2 million at December 31, 2015. Potential problem loans represent those loans with a well defined weakness and where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower’s ability to comply with present repayment terms. This definition is believed to be substantially consistent with the standards established by the FDIC, the Company’s primary federal regulator, for loans classified as special mention, substandard, or doubtful, excluding the impact of nonperforming loans.
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

Credit Quality Indicators

	In Thousands
	Residential 1-4 Family	Multifamily	Commercial Real Estate	Construction	Farmland	Second Mortgages	Equity Lines of Credit	Commercial	Agricultural, Installment and Other	Total
Credit Risk Profile by Internally Assigned Grade
December 31, 2016
Pass	$367,987	79,908	699,314	339,354	36,675	8,748	55,850	37,677	54,754	1,680,267
Special mention	5,616	—	668	121	147	303	—	—	26	6,881
Substandard	3,269	—	4,825	105	697	115	155	—	111	9,277
Doubtful	—	—	—	—	—	—	—	—	—	—
Total	$376,872	79,908	704,807	339,580	37,519	9,166	56,005	37,677	54,891	1,696,425
December 31, 2015
Pass	$340,019	49,564	612,318	274,926	30,933	7,097	46,361	30,525	54,154	1,445,897
Special mention	6,957	—	8,227	277	200	353	—	10	38	16,062
Substandard	2,655	—	5,078	116	981	101	145	2	77	9,155
Doubtful	—	—	—	—	—	—	—	—	—	—
Total	$349,631	49,564	625,623	275,319	32,114	7,551	46,506	30,537	54,269	1,471,114

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

Age Analysis of Past Due Loans

	In Thousands
	30-59 Days Past Due	60-89 Days Past Due	Nonaccrual and Greater Than 90 Days	Total Nonaccrual and Past Due	Current	Total Loans	Recorded Investment Greater Than 90 Days and Accruing
December 31, 2016
Residential 1-4 family	$3,311	1,307	1,434	6,052	370,820	376,872	1,434
Multifamily	—	—	—	—	79,908	79,908	—
Commercial real estate	41	175	3,335	3,551	701,256	704,807	80
Construction	1,872	53	22	1,947	337,633	339,580	22
Farmland	56	1,163	410	1,629	35,890	37,519	100
Second mortgages	177	—	11	188	8,978	9,166	11
Equity lines of credit	40	148	17	205	55,800	56,005	17
Commercial	37	4	—	41	37,636	37,677	—
Agricultural, installment and other	385	85	143	613	54,278	54,891	143
Total	$5,919	2,935	5,372	14,226	1,682,199	1,696,425	1,807
December 31, 2015
Residential 1-4 family	$3,272	1,198	1,412	5,882	343,749	349,631	1,371
Multifamily	—	—	—	—	49,564	49,564	—
Commercial real estate	172	—	4,293	4,465	621,158	625,623	—
Construction	958	230	—	1,188	274,131	275,319	—
Farmland	88	21	886	995	31,119	32,114	311
Second mortgages	87	—	4	91	7,460	7,551	4
Equity lines of credit	283	89	197	569	45,937	46,506	197
Commercial	2	—	39	41	30,496	30,537	39
Agricultural, installment and other	382	114	56	552	53,717	54,269	56
Total	$5,244	1,652	6,887	13,783	1,457,331	1,471,114	1,978

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

Transactions in the allowance for loan losses for the years ended December 31, 2016 and 2015 are summarized as follows:

	In Thousands
	Residential 1-4 Family	Multifamily	Commercial Real Estate	Construction	Farmland	Second Mortgages	Equity Lines of Credit	Commercial	Agricultural, Installment and Other	Total
December 31, 2016
Allowance for loan losses:
Beginning balance	$5,024	619	9,986	5,136	654	106	594	301	480	22,900
Provision	(400)	220	(399)	283	2	2	66	81	524	379
Charge-offs	(109)	—	(100)	(66)	—	—	—	(11)	(674)	(960)
Recoveries	56	—	54	34	2	4	15	15	232	412
Ending balance	$4,571	839	9,541	5,387	658	112	675	386	562	22,731
Ending balance individually evaluated for impairment	$196	—	120	—	—	—	—	—	—	316
Ending balance collectively evaluated for impairment	$4,375	839	9,421	5,387	658	112	675	386	562	22,415
Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—
Loans:
Ending balance	$376,872	79,908	704,807	339,580	37,519	9,166	56,005	37,677	54,891	1,696,425
Ending balance individually evaluated for impairment	$679	—	4,689	1,618	103	—	—	—	—	7,089
Ending balance collectively evaluated for impairment	$376,193	79,908	700,118	337,962	37,416	9,166	56,005	37,677	54,891	1,689,336
Ending balance loans acquired with deteriorated credit quality	$—	—	—	—	—	—	—	—	—	—

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

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
The following table summarizes the carrying balances of TDRs at December 31, 2016 and December 31, 2015 (dollars in thousands):

	2016	2015
Performing TDRs	$3,277	983
Nonperforming TDRs	1,319	3,121
Total TDRs	$4,596	4,104

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

The following table outlines the amount of each troubled debt restructuring categorized by loan classification for the years ended December 31, 2016 and 2015 (dollars in thousands):

	December 31, 2016			December 31, 2015
	Number of Contracts	Pre Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment, Net of Related Allowance	Number of Contracts	Pre Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment, Net of Related Allowance
Residential 1-4 family	4	130	130	2	77	77
Multifamily	—	—	—	—	—	—
Commercial real estate	2	1,364	1,244	—	—	—
Construction	—	—	—	1	1,938	1,938
Farmland	1	103	103	—	—	—
Second mortgages	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Agricultural, installment and other	2	17	17	1	2	1
Total	9	1,614	1,494	4	2,017	2,016
As of December 31, 2016 the Company did not have any loans previously classified as troubled debt restructurings default within twelve months of the restructuring. As of December 31, 2015 the Company had two loans totaling $1,060,000 previously classified as troubled debt restructurings default within twelve months of the restructuring. A default is defined as an occurrence which violates the terms of the receivable’s contract.
The Company’s principal customers are primarily in the Middle Tennessee area with a concentration in Wilson County, Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral vary depending upon the purpose of the credit and the borrower’s financial condition.
In 2016, 2015 and 2014, the Company originated loans in the secondary market of $161,114,000, $153,882,000 and $105,078,000, respectively. The fees and gain on sale of these loans totaled $4,355,000, $4,048,000 and $2,780,000 in 2016, 2015 and 2014, respectively. The Company sells loans to third-party investors on a loan-by-loan basis and has not entered into any forward commitments with investors for future bulk sales. All of these loan sales transfer servicing rights to the buyer.
In some instances Wilson Bank sells loans that contain provisions which permit the borrower to seek recourse against Wilson Bank in certain circumstances. At December 31, 2016 and 2015, total loans sold with recourse in the secondary market aggregated $124,480,000 and $111,521,000, respectively. At December 31, 2016, Wilson Bank has not been required to repurchase a significant amount of the loans originated by Wilson Bank and sold in the secondary market. Management expects no material losses to result from these recourse provisions.

(3)	Debt and Equity Securities
Debt and equity securities have been classified in the consolidated balance sheet according to management’s intent. Debt and equity securities at December 31, 2016 consist of the following:

	Securities Held-To-Maturity
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Mortgage-backed:
Government-sponsored enterprises (GSEs)* residential	$11,856	48	230	11,674
Obligations of states and political subdivisions	24,768	142	439	24,471
	$36,624	190	669	36,145

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

	Securities Available-For-Sale
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Government-sponsored enterprises (GSEs)*	$61,879	—	2,391	59,488
Mortgage-backed:
GSE residential	166,316	496	2,447	164,365
Asset-backed:
SBAP	37,577	9	729	36,857
Obligations of states and political subdivisions	53,429	52	1,606	51,875
	$319,201	557	7,173	312,585

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks and Government National Mortgage Association.
The Company’s classification of securities at December 31, 2015 is as follows:

	Securities Held-To-Maturity
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Mortgage-backed:
Government-sponsored enterprises (GSEs)* residential	$9,375	60	169	9,266
Obligations of states and political subdivisions	18,820	288	9	19,099
	$28,195	348	178	28,365

	Securities Available-For-Sale
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Government-sponsored enterprises (GSEs)*	$77,177	215	483	76,909
Mortgage-backed:
GSE residential	192,983	430	1,498	191,915
Asset-backed:
SBAP	31,253	54	273	31,034
Obligations of states and political subdivisions	31,093	274	97	31,270
	$332,506	973	2,351	331,128

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks and Government National Mortgage Association.
Included in mortgage-backed GSE residential available-for-sale securities are collateralized mortgage obligations totaling $16,015,000 (fair value of $15,814,000) and $14,269,000 (fair value of $14,168,000) at December 31, 2016 and 2015, respectively.
The amortized cost and estimated market value of debt securities at December 31, 2016, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

	In Thousands
Securities Held-To-Maturity	Amortized Cost	Estimated Market Value
Due in one year or less	$2,003	2,013
Due after one year through five years	10,122	10,151
Due after five years through ten years	8,307	8,124
Due after ten years	4,336	4,183
	24,768	24,471
Mortgage-backed securities	11,856	11,674
	$36,624	36,145

	In Thousands
Securities Available-For-Sale	Amortized Cost	Estimated Market Value
Due in one year or less	$—	—
Due after one year through five years	16,932	16,749
Due after five years through ten years	72,882	70,589
Due after ten years	25,494	24,025
	115,308	111,363
Mortgage and asset-backed securities	203,893	201,222
	$319,201	312,585
Results from sales of debt and equity securities are as follows:

	In Thousands
	2016	2015	2014
Gross proceeds	$90,007	42,845	72,215
Gross realized gains	$716	261	$638
Gross realized losses	(256)	(76)	(93)
Net realized gains	$460	185	$545
Securities carried in the balance sheet of approximately $196,397,000 (approximate market value of $192,484,000) and $163,674,000 (approximate market value of $162,905,000) were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2016 and 2015, respectively.
Included in the securities above are $27,412,000 and $10,840,000 (approximate market value of $27,088,000 and $10,269,000) and $21,593,000 and $1,073,000 (approximate market value of $21,896,000 and $1,083,000) at December 31, 2016 and 2015, respectively, in obligations of political subdivisions located within the State of Tennessee and Texas, respectively. Management purchases only obligations of such political subdivisions it considers to be financially sound.
Securities that have rates that adjust prior to maturity totaled $50,991,000 (approximate market value of $51,132,000) and $40,023,000 (approximate market value of $40,009,000) at December 31, 2016 and 2015, respectively.
Temporarily Impaired Securities
The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2016.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

Available-for-sale and held to maturity securities that have been in a continuous unrealized loss position at December 31, 2016 are as follows:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses
Held to Maturity Securities:
Debt securities:
Mortgage-backed:
GSE residential	$8,177	$151	7	$1,704	$79	1	$9,881	$230
Obligations of states and political subdivisions	16,081	439	41	—	—	—	16,081	439
	$24,258	$590	48	$1,704	$79	1	$25,962	$669
Available-for-Sale Securities:
Debt securities:
GSEs	$59,488	$2,391	23	$—	$—	—	$59,488	$2,391
Mortgage-backed:
GSE residential	124,011	2,350	64	6,918	97	9	130,929	2,447
Asset-backed:
SBAP	33,579	729	17	—	—	—	33,579	729
Obligations of states and political subdivisions	42,801	1,606	116	—	—	—	42,801	1,606
	$259,879	$7,076	220	$6,918	$97	9	$266,797	$7,173

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and our ability to retain our investment in the issuer for a period of time sufficient to allow for any anticipated recovery in cost.
Management has the ability and intent to hold the securities classified as held to maturity in the table above until they mature, at which time we will receive full value for the securities. Furthermore, as of December 31, 2016, management does not have the intent to sell any of the securities classified as available for sale in the table above and believes that it is more likely than not that we will not have to sell any such securities before a recovery of cost. Any unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the bonds approach their maturity date or repricing date or if market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality. Accordingly, as of December 31, 2016, management believes the impairments detailed in the table above are temporary and no impairment loss has been realized in our consolidated statements of earnings.

(4)	Restricted Equity Securities
Restricted equity securities consists of stock of the FHLB of Cincinnati amounting to $3,012,000 at December 31, 2016 and 2015. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

(5)	Premises and Equipment
The detail of premises and equipment at December 31, 2016 and 2015 is as follows:

	In Thousands
	2016	2015
Land	$17,022	17,022
Buildings	29,937	27,821
Leasehold improvements	368	140
Furniture and equipment	9,760	8,605
Automobiles	304	280
Construction-in-progress	2,851	2,091
	60,242	55,959
Less accumulated depreciation	(15,828)	(13,859)
	$44,414	42,100
During 2016, 2015 and 2014 payments of $1,361,000, $1,222,000 and $1,176,000, respectively, were made to an entity owned by a director for the construction of buildings and minor repair work.
Depreciation expense was $2,760,000, $2,582,000 and $2,205,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

(6)	Acquired Intangible Assets and Goodwill
The Company's intangible assets result from the excess of purchase price over the applicable book value of the net assets acquired related to outside ownership of two previously 50% owned subsidiaries that the Company acquired 100% of in 2005.

	In Thousands
	2016	2015
Goodwill:
Balance at January 1,	$4,805	4,805
Goodwill acquired during year	—	—
Impairment loss	—	—
Balance at December 31,	$4,805	4,805

(7)	Deposits
Deposits at December 31, 2016 and 2015 are summarized as follows:

	In Thousands
	2016	2015
Demand deposits	$226,971	197,062
Savings accounts	123,749	107,829
Negotiable order of withdrawal accounts	454,487	445,967
Money market demand accounts	628,321	523,895
Certificates of deposit $250,000 or greater	64,938	64,236
Other certificates of deposit	360,871	364,274
Individual retirement accounts $250,000 or greater	8,417	9,074
Other individual retirement accounts	74,381	77,513
	$1,942,135	1,789,850

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2016 are as follows:

(In Thousands)
Maturity	Total
2017	$246,092
2018	131,358
2019	76,942
2020	34,783
2021	19,432
Thereafter	—
$508,607
The aggregate amount of overdrafts reclassified as loans receivable was $481,000 and $303,000 at December 31, 2016 and 2015, respectively.
As of December 31, 2016 and 2015, Wilson Bank was not required to maintain a cash balance with the Federal Reserve.

(8)	Securities Sold Under Repurchase Agreements
Securities sold under repurchase agreements were $736,000 and $2,035,000 at December 31, 2016 and 2015, respectively. The maximum amounts of outstanding repurchase agreements at any month end during 2016 and 2015 were $2,070,000 and $3,514,000, respectively. The average daily balance outstanding during 2016 and 2015 was $1,214,000 and $2,505,000, respectively. The weighted-average interest rate on the outstanding balance at December 31, 2016 and 2015 was .25% . The underlying securities are typically held by other financial institutions and are designated as pledged.

(9)	Non-Interest Income and Non-Interest Expense
The significant components of non-interest income and non-interest expense for the years ended December 31, 2016, 2015 and 2014 are presented below:

	In Thousands
	2016	2015	2014
Non-interest income:
Service charges on deposits	$5,769	5,148	4,374
Other fees and commissions	10,260	9,321	8,519
BOLI and annuity earnings	832	877	376
Security gains, net	460	185	545
Fees and gains on sales of loans	4,355	4,048	2,780
Gain on sale of other real estate, net	52	362	77
Gain on sale of fixed assets, net	—	—	7
	$21,728	19,941	16,678

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

	In Thousands
	2016	2015	2014
Non-interest expense:
Employee salaries and benefits	$34,106	31,556	27,793
Occupancy expenses	3,638	3,444	3,100
Furniture and equipment expenses	2,019	2,063	1,767
Loss on the sale of fixed assets, net	73	53	—
Loss on sales of other assets, net	1	2	6
Data processing expenses	2,576	2,476	2,313
FDIC insurance	968	953	1,049
Directors’ fees	691	735	720
Other operating expenses	13,265	10,877	10,957
	$57,337	52,159	47,705

(10)	Income Taxes
The components of the net deferred tax asset are as follows:

	In Thousands
	2016	2015
Deferred tax asset:
Federal	$11,316	8,954
State	1,863	1,380
	13,179	10,334
Deferred tax liability:
Federal	(2,010)	(1,905)
State	(411)	(390)
	(2,421)	(2,295)
Net deferred tax asset	$10,758	8,039
The tax effects of each type of significant item that gave rise to deferred tax assets (liabilities) are:

	In Thousands
	2016	2015
Financial statement allowance for loan losses in excess of tax allowance	$8,252	8,317
Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(1,941)	(1,815)
Financial statement deduction for deferred compensation in excess of deduction for tax purposes	1,423	1,174
Writedown of other real estate not deductible for income tax purposes until sold	287	162
Financial statement income on FHLB stock dividends not recognized for tax purposes	(480)	(480)
Unrealized loss on securities available-for-sale	2,533	528
Other items, net	684	153
	$10,758	8,039

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

The components of income tax expense (benefit) are summarized as follows:

	In Thousands
	Federal	State	Total
2016
Current	$12,910	2,095	15,005
Deferred	(136)	(28)	(164)
Total	$12,774	2,067	14,841
2015
Current	$10,871	1,653	12,524
Deferred	1,028	210	1,238
Total	$11,899	1,863	13,762
2014
Current	$10,201	1,475	11,676
Deferred	526	108	634
Total	$10,727	1,583	12,310
A reconciliation of actual income tax expense of $14,841,000, $13,762,000 and $12,310,000 for the years ended December 31, 2016, 2015 and 2014, respectively, to the “expected” tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

	In Thousands
	2016	2015	2014
Computed “expected” tax expense	$13,761	12,793	11,250
State income taxes, net of Federal income tax benefit	1,364	1,243	1,029
Tax exempt interest, net of interest expense exclusion	(401)	(266)	(244)
Federal income tax rate in excess of statutory rate related to taxable income over $10 million	370	312	290
Earnings on cash surrender value of life insurance	(283)	(298)	(128)
Expenses not deductible for tax purposes	40	35	37
Stock based compensation expense	35	13	14
Other	(45)	(70)	62
	$14,841	13,762	12,310
Total income tax expense for 2016, 2015 and 2014, includes $176,000, $71,000 and $209,000 of expense related to the realized gain and loss, respectively, on sale of securities.
As of December 31, 2016, 2015 and 2014 the Company has not accrued or recognized interest or penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.
There were no unrecognized tax benefits at December 31, 2016.
Wilson Bank does not expect that unrecognized tax benefits will significantly increase or decrease within the next 12 months. Included in the balance at December 31, 2016, were approximately $13.2 million of tax positions (deferred tax assets) for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.
The Company and Wilson Bank file income tax returns in the United States (“U.S.”), as well as in the State of Tennessee. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2012. The Company’s Federal tax returns have been audited through December 31, 2004 with no changes.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

(11)	Commitments and Contingent Liabilities
The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's consolidated financial position.
Wilson Bank leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

Years Ending December 31,	In Thousands
2017	$244
2018	218
2019	222
2020	228
2021	163
Total rent expense amounted to $204,000, $192,000 and $133,000, respectively, during the years ended December 31, 2016, 2015 and 2014.
The Company has lines of credit with other financial institutions totaling $53,000,000 at December 31, 2016 and 2015. At December 31, 2016 and 2015, respectively, there was no balance outstanding under these lines of credit.
The Company also has a Cash Management Advance ("CMA") Line of Credit agreement. The CMA is a component of the Company's Blanket Agreement for advances with the FHLB. The purpose of the CMA is to assist with short-term liquidity management. Under the terms of the CMA, the Company may borrow a maximum of $25,000,000, selecting a variable rate of interest for up to 90 days or a fixed rate for a maximum of 30 days. There were no borrowings outstanding under the CMA at December 31, 2016 or December 31, 2015.

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

	In Thousands
	Contract or Notional Amount
	2016	2015
Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit	$483,818	391,553
Standby letters of credit	50,660	36,631
Total	$534,478	428,184
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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present creditworthiness of such counterparties. Such commitments have been made on terms which are competitive in the markets in which the Company operates; thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $50.7 million at December 31, 2016.

(13)	Concentration of Credit Risk
Practically all of the Company’s loans, commitments, and commercial and standby letters of credit have been granted to customers in the Company’s market area. Practically all such customers are depositors of Wilson Bank. The concentrations of credit by type of loan are set forth in note 2 to the consolidated financial statements.
At December 31, 2016, the Company’s cash and due from banks and federal funds sold included commercial bank deposits aggregating $704,000 in excess of the FDIC limit of $250,000 per depositor.
Federal funds sold were deposited with one bank.

(14)	Employee Benefit Plan
Wilson Bank has in effect a 401(k) plan (the “401(k) Plan”) which covers eligible employees. To be eligible an employee must have obtained the age of 20.5. The provisions of the 401(k) Plan provide for both employee and employer contributions. For the years ended December 31, 2016, 2015 and 2014, Wilson Bank contributed $2,006,000, $1,840,000 and $1,734,000, respectively, to the 401(k) Plan.

(15)	Dividend Reinvestment Plan
Under the terms of the Company’s dividend reinvestment plan (the “DRIP”) holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 98,318 in 2016, 72,543 in 2015 and 69,289 in 2014 were sold to participants under the terms of the DRIP.

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
Quantitative measures established by regulation to ensure capital adequacy require the Company and Wilson Bank to maintain minimum amounts and ratios (set forth in the following table) of total, Tier 1 and common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2016 and 2015, that the Company and Wilson Bank meet all capital adequacy requirements to which they are subject.
As of December 31, 2016, the most recent notification from the FDIC categorized Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed Wilson Bank’s category. To be categorized as well capitalized for purposes of prompt corrective action regulations as of December 31, 2016 and 2015, an institution must have maintained minimum capital ratios as set forth in the following tables and not have been subject to a written agreement, order or directive to maintain a higher capital level. The Company’s and Wilson Bank’s actual capital amounts and ratios as of December 31, 2016 and 2015, are also presented in the table:

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

	Actual		Regulatory Minimum Capital Requirement		Regulatory Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2016
Total capital to risk weighted assets:
Consolidated	$266,954	12.7%	$181,298	8.625%	N/A	N/A
Wilson Bank	265,142	12.6	181,496	8.625	$210,430	10.0%
Tier 1 capital to risk weighted assets:
Consolidated	243,897	11.6	139,295	6.625	N/A	N/A
Wilson Bank	242,085	11.5	139,462	6.625	168,407	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	243,897	11.6	107,756	5.125	N/A	N/A
Wilson Bank	242,085	11.5	107,886	5.125	136,831	6.5
Tier 1 capital to average assets:
Consolidated	243,897	11.2	87,106	4.0	N/A	N/A
Wilson Bank	242,085	11.1	87,238	4.0	109,047	5.0

	Actual		Regulatory Minimum Capital Requirement		Regulatory Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2015
Total capital to risk weighted assets:
Consolidated	$240,848	14.1%	$136,588	8.0%	N/A	N/A
Wilson Bank	238,963	14.0	136,575	8.0	$170,719	10.0%
Tier 1 capital to risk weighted assets:
Consolidated	219,483	12.9	102,441	6.0	N/A	N/A
Wilson Bank	217,600	12.8	102,431	6.0	136,575	8.0
Common Equity Tier 1 capital to risk weighted assets:
Consolidated	219,483	12.9	76,831	4.5	N/A	N/A
Wilson Bank	217,600	12.8	76,823	4.5	110,967	6.5
Tier 1 capital to average assets:
Consolidated	219,483	11.1	79,361	4.0	N/A	N/A
Wilson Bank	217,600	11.0	79,354	4.0	99,192	5.0
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
December 31, 2016, 2015 and 2014

	Guideline in Effect At 12/31/2014		Basel III Requirements
	Minimum	Well Capitalized	Minimum	Well Capitalized
Common Equity Tier I Ratio (Common Equity to Risk Weighted Assets)	Not Applicable	Not Applicable	4.5%	6.5%
Tier I Capital to Risk Weighted Assets	4%	6%	6%	8%
Total Capital to Risk Weighted Assets	8%	10%	8%	10%
Tier I Leverage Ratio	4%	5%	4%	5%
The guidelines under Basel III establish a 2.5% capital conservation buffer requirement that is phased in over four years beginning January 1, 2016. The buffer is related to Risk Weighted Assets. In order to avoid limitations on capital distributions such as dividends and certain discretionary bonus payments to executive officers, a banking organization must maintain capital ratios above the minimum ratios including the buffer. The Basel III minimum requirements after giving effect to the buffer as of January 1, of each year are as follows:

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
The Company provides its executive officers certain non-qualified pension benefits through an Executive Salary Continuation Plan ("the Plan") and Supplemental Executive Retirement Plan (SERP) Agreements ("SERP Agreements"). The Plan and SERP agreements were established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. The Plan and SERP Agreements generally provide executives with benefits of a portion of their salary beginning at retirement through life. As a result, the Company has accrued a liability for future obligations under the Plan and SERP Agreements. At December 31, 2016 and 2015, the liability related to the Plan totaled $1,869,000 and $1,872,000, respectively. At December 31, 2016 and 2015 the liability related to the SERP Agreements totaled $1,846,000 and $1,161,000, respectively.
The Company has purchased life insurance policies to provide the benefits related to the Plan, which at December 31, 2016 and 2015 had a cash surrender value of $3,688,000 and $3,376,000, respectively, and a face value of insurance policies in force of $11,148,000 and $10,508,000, respectively. The life insurance policies remain the sole property of the Company and are payable to the Company.
The Company has also purchased Flexible Premium Indexed Deferred Annuity Contracts (“Annuity Contracts”) to provide benefits related to the SERP Agreements. The Annuity Contracts remain the sole property of the Company and are payable to the Company. At December 31, 2016 and 2015 the Annuity Contracts had a value of $10,804,000 and $8,939,000, respectively.
The Company has also purchased bank owned life insurance policies on its executive officers. The insurance policies remain the sole property of the Company and are payable to the Company. The cash surrender value of the life insurance contracts totaled $24,928,000 and $14,357,000 and the face amount of the insurance policies in force approximated $61,287,000 and $35,471,000 at December 31, 2016 and 2015, respectively.

(18)	Stock Option Plan
In April 1999, the stockholders of the Company approved the Wilson Bank Holding Company 1999 Stock Option Plan (the “1999 Stock Option Plan”). The Stock Option Plan provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options, for up to 200,000 shares of common stock, to officers and other key

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

employees of the Company and its subsidiary. Furthermore, the Company and its subsidiary may reserve additional shares for issuance under the 1999 Stock Option Plan as needed in order that the aggregate number of shares that may be issued during the term of the 1999 Stock Option Plan is equal to five percent (5%) of the shares of common stock then issued and outstanding.
In April 2009, the Company’s shareholders approved the Wilson Bank Holding Company 2009 Stock Option Plan (the “2009 Stock Option Plan”). The 2009 Stock Option Plan was effective as of April 14, 2009 and replaces the 1999 Stock Option Plan which expired on April 13, 2009. Under the 2009 Stock Option Plan, awards may be in the form of options to acquire common stock of the Company. Subject to adjustment as provided by the terms of the 2009 Stock Option Plan, the maximum number of shares of common stock with respect to which awards may be granted under the 2009 Stock Option Plan is 100,000 shares. As of December 31, 2016, the Company has granted 49,400 options to employees pursuant to the 2009 Stock Option Plan.
Under the 2009 Stock Option Plan, stock option awards may be granted in the form of incentive stock options or nonstatutory stock options and are generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.
During the second quarter of 2016, the Company’s shareholders approved the Wilson Bank Holding Company 2016 Equity Incentive Plan, which authorizes awards of up to 750,000 shares of common stock. The 2016 Equity Incentive Plan was approved by the Board of Directors and effective as of January 25, 2016 and approved by the Company’s shareholders on April 12, 2016. The Board of Directors approved an amendment and restatement of the 2016 Equity Incentive Plan (as amended and restated the “2016 Equity Incentive Plan”) to make clear that directors who are not also employees of the Company may be awarded stock appreciation rights. The primary purpose of the 2016 Equity Incentive Plan is to promote the interest of the Company and its shareholders by, among other things, (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its subsidiaries and affiliates, (ii) motivating those individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking their compensation to the long-term interests of the Company and its shareholders. Except for certain limitations, awards can be in the form of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted shares and restricted share units, performance awards and other stock-based awards. As of December 31, 2016, the Company has 610,003 shares remaining available for issuance under the 2016 Equity Incentive Plan. As of December 31, 2016, the Company had granted 60,832 non-qualified stock options and 79,165 cash settled stock appreciation rights each with a weighted average price of $40.36.
The fair value of each stock option and cash settled SAR grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2016, 2015 and 2014:

	2016	2015	2014
Expected dividends	1.21%	1.00%	1.11%
Expected term (in years)	8.71	8.96	9.33
Expected volatility	26%	22%	23%
Risk-free rate	2.02%	2.02%	2.62%
The expected stock price volatility is based on historical volatility adjusted for consideration of other relevant factors. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.
A summary of the stock option and SAR activity for 2016, 2015 and 2014 is as follows:

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

	2016		2015		2014
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	49,895	$30.19	58,092	$28.52	63,539	$27.32
Granted	140,997	40.36	4,333	36.23	4,333	34.31
Exercised	(5,545)	27.38	(10,177)	23.69	(8,192)	22.68
Forfeited or expired	(1,500)	28.44	(2,353)	28.22	(1,588)	26.52
Outstanding at end of year	183,847	$38.08	49,895	$30.19	58,092	$28.52
Options and SARs exercisable at year end	13,553	$29.29	13,085	$28.55	16,085	$25.94

The following table summarizes information about stock options and SARs for the year ended December 31, 2016:

	Options and SARs Outstanding			Options and SARs Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/16	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Number Exercisable at 12/31/16	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
$ 22.22 - $ 33.56	33,451	$29.33	3.70 years	12,453	$28.78	3.28 years
$ 33.94 - $ 40.75	150,396	$40.03	9.67 years	1,100	$35.06	7.57 years
	183,847			13,553
Aggregate intrinsic value (in thousands)	$490			$155

	Shares	Weighted Average Grant Date Fair Value
Non-vested options and SARs at January 1, 2016	36,810	7.14
Granted	140,997	11.29
Vested	(6,646)	5.95
Forfeited	(867)	5.93
Non-vested options and SARs at December 31, 2016	170,294	10.63
The weighted average fair value at the grant date of options and SARs granted during the years 2016, 2015 and 2014 was $11.29, $12.72 and $13.41, respectively. The total intrinsic value of options and SARs exercised during the years 2016, 2015 and 2014 was $65,000, $129,000 and $99,000, respectively.
As of December 31, 2016, there was $1,784,000 of total unrecognized cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. The cost is expected to be recognized over a weighted-average period of 4.9 years.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

(19)	Earnings Per Share
The following is a summary of the components comprising basic and diluted earnings per share (“EPS”):

	In Thousands (except share data)
	2016	2015	2014
Basic EPS Computation:
Numerator - Earnings available to common stockholders	$25,633	23,863	20,777
Denominator - Weighted average number of common shares outstanding	10,279,332	10,165,477	10,062,783
Basic earnings per common share	$2.49	2.35	2.06
Diluted EPS Computation:
Numerator - Earnings available to common stockholders	$25,633	23,863	20,777
Denominator:
Weighted average number of common shares outstanding	10,279,332	10,165,477	10,062,783
Dilutive effect of stock options	4,996	4,703	5,857
	10,284,328	10,170,180	10,068,640
Diluted earnings per common share	$2.49	2.35	2.06

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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

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
Other real estate owned - Other real estate owned (“OREO”) represents real estate foreclosed upon by the Company through loan defaults by customers or acquired in lieu of foreclosure. Upon foreclosure, the property is recorded at the lower of cost or fair value, based on appraised value, less selling costs estimated as of the date acquired with any loss recognized as a charge-off through the allowance for loan losses. Additional OREO losses for subsequent valuation downward adjustments are determined on a specific property basis and are included as a component of noninterest expense along with holding costs. Any gains or losses realized at the time of disposal are also reflected in noninterest income or noninterest expense, as applicable. OREO is included in Level 3 of the valuation hierarchy due to the lack of observable market inputs into the determination of fair value. Appraisal values are property-specific and sensitive to the changes in the overall economic environment.
Other assets - Included in other assets are certain assets carried at fair value, including the cash surrender value of bank owned life insurance policies. The Company uses financial information received from insurance carriers indicating the performance of the insurance policies and cash surrender values in determining the carrying value of life insurance. The Company reflects these assets within Level 3 of the valuation hierarchy due to the unobservable inputs included in the valuation of these items. The Company does not consider the fair values of these policies to be materially sensitive to changes in these unobservable inputs.
Mortgage loans held for sale - Mortgage loans held for sale are carried at fair value. The fair value of loans held for sale is determined using quoted prices for similar assets, adjusted for specific attributes of that loan.
The following tables present the financial instruments carried at fair value as of December 31, 2016 and December 31, 2015, by caption on the consolidated balance sheet and by FASB ASC 820 valuation hierarchy (as described above) (in thousands):

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2016
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$59,488	—	59,488	—
Mortgage-backed securities	164,365	—	164,365	—
Asset-backed securities	36,857	—	36,857	—
State and municipal securities	51,875	—	51,875	—
Total investment securities available-for-sale	312,585	—	312,585	—
Loans held for sale	14,788	—	14,788	—
Other assets	28,616	—	—	28,616
Total assets at fair value	$355,989	—	327,373	28,616

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2015
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$76,909	—	76,909	—
Mortgage-backed securities	191,915	—	191,915	—
Asset-backed securities	31,034	—	31,034	—
State and municipal securities	31,270	—	31,270	—
Total investment securities available-for-sale	331,128	—	331,128	—
Loans held for sale	10,135	—	10,135	—
Other assets	26,672	—	—	26,672
Total assets at fair value	$367,935	—	341,263	26,672

	Measured on a Non-Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2016
Other real estate owned	$4,527	—	—	4,527
Impaired loans, net (¹)	6,792	—	—	6,792
Total	$11,319	—	—	11,319
December 31, 2015
Other real estate owned	$5,410	—	—	5,410
Impaired loans, net (¹)	8,436	—	—	8,436
Total	$13,846	—	—	13,846

(1)	Amount is net of a valuation allowance of $316,000 at December 31, 2016 and $194,000 at December 31, 2015 as required by ASC 310, “Receivables.”
In the case of its investment securities portfolio, the Company monitors the valuation technique utilized by various pricing agencies to ascertain when transfers between levels have been affected. The nature of the remaining assets and liabilities is such that transfers in and out of any level are expected to be rare. For the twelve months ended December 31, 2016, there were no transfers between Levels 1, 2 or 3.
The table below includes a rollforward of the balance sheet amounts for the year ended December 31, 2016 and 2015 (including the change in fair value) for financial instruments classified by the Company within Level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology (in thousands):

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

	For the Year Ended December 31,
	2016		2015
	Other Assets	Other Liabilities	Other Assets	Other Liabilities
Fair value, January 1	$17,733	—	$13,344	—
Total realized gains included in income	673	—	532	—
Change in unrealized gains/losses included in other comprehensive income for assets and liabilities still held at December 31	—	—	—	—
Purchases, issuances and settlements, net	10,210	—	3,857	—
Transfers out of Level 3	—	—	—	—
Fair value, December 31	$28,616	—	$17,733	—
Total realized gains included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31	$673	—	$532	—
The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments that are not measured at fair value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates, estimates of future cash flows and borrower creditworthiness. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2016 and December 31, 2015. Such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.
Held-to-maturity securities - Estimated fair values for held-to-maturity investment securities are based on quoted market prices where available. If quoted market prices are not available, then fair values are estimated by using pricing models that use observable inputs or quoted prices of securities with similar characteristics.
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
Deposits and Securities sold under agreements to repurchase - Fair values for deposits are estimated using discounted cash flow models, using current market interest rates offered on deposits with similar remaining maturities.
Off-Balance Sheet Instruments - The fair values of the Company’s off-balance-sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value to the Company until such commitments are funded.
The following table presents the carrying amounts, estimated fair value and placement in the fair value hierarchy of the Company’s financial instruments at December 31, 2016 and December 31, 2015. This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

(in Thousands)	Carrying/ Notional Amount	Estimated Fair Value (¹)	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2016
Financial assets:
Securities held-to-maturity	$36,624	36,145	—	36,145	—
Loans, net	1,667,088	1,673,568	—	—	1,673,568
Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,942,871	1,631,032	—	—	1,631,032
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—
December 31, 2015
Financial assets:
Securities held-to-maturity	$28,195	28,365	—	28,365	—
Loans, net	1,443,179	1,443,738	—	—	1,443,738
Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,791,885	1,549,414	—	—	1,549,414
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

(1)
Estimated fair values are consistent with an exit-price concept. The assumptions used to estimate the fair values are intended to approximate those that a market-participant would realize in a hypothetical orderly transaction.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

(21)	Wilson Bank Holding Company -
Parent Company Financial Information
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Balance Sheets
December 31, 2016 and 2015

	Dollars In Thousands
	2016		2015
ASSETS
Cash	$1,678	*	1,685	*
Investment in wholly-owned commercial bank subsidiary	242,808	*	221,555	*
Refundable income taxes	169		198
Total assets	$244,655		223,438
LIABILITIES AND STOCKHOLDERS’ EQUITY
Stock appreciation rights payable	$35		—
Total liabilities	$35		—

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 50,000,000 and 15,000,000 shares, respectively, 10,319,673 and 7,652,144 shares issued and outstanding, respectively	$20,639		15,304
Additional paid-in capital	60,541		61,339
Retained earnings	167,523		147,646
Net unrealized losses on available-for-sale securities, net of income taxes of $2,533 and $527, respectively	(4,083)		(851)
Total stockholders’ equity	244,620		223,438
Total liabilities and stockholders’ equity	$244,655		223,438

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Earnings and Comprehensive Earnings
Three Years Ended December 31, 2016

	Dollars In Thousands
	2016		2015		2014
Expenses:
Directors’ fees	$327		350		351
Other	194		152		191
Loss before Federal income tax benefits and equity in undistributed earnings of commercial bank subsidiary	(521)		(502)		(542)
Federal income tax benefits	169		198		212
	(352)		(304)		(330)
Equity in undistributed earnings of commercial bank subsidiary	25,985	*	24,167	*	21,107	*
Net earnings	25,633		23,863		20,777
Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale- securities arising during period, net of taxes of $1,830, $35, and $2,454, respectively	(2,948)		(58)		3,953
Reclassification adjustments for net gains included in net earnings, net of taxes of $176, $71, and $209 respectively	(284)		(114)		(336)
Other comprehensive earnings (losses)	(3,232)		(172)		3,617
Comprehensive earnings	$22,401		23,691		24,394

*	Eliminated in consolidation

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Changes in Stockholders’ Equity
Three Years Ended December 31, 2016

	Dollars In Thousands
	Common Stock	Additional Paid-In Capital	Retained Earnings	Net Unrealized Gain (Loss) On Available-For-Sale Securities	Total
Balance December 31, 2013	$14,997	54,519	112,451	(4,296)	177,671
Cash dividends declared, $.45 per share	—	—	(4,510)	—	(4,510)
Issuance of 69,289 shares of stock pursuant to dividend reinvestment plan	139	3,065	—	—	3,204
Issuance of 6,144 shares of stock pursuant to exercise of stock options	12	174	—	—	186
Share based compensation expense	—	41	—	—	41
Net change in fair value of available-for-sale securities during the year, net of taxes of $2,245	—	—	—	3,617	3,617
Repurchase of 2,053 common shares	(4)	(90)	—	—	(94)
Net earnings for the year	—	—	20,777	—	20,777
Balance December 31, 2014	15,144	57,709	128,718	(679)	200,892
Cash dividends declared, $.49 per share	—	—	(4,935)	—	(4,935)
Issuance of 72,543 shares of stock pursuant to dividend reinvestment plan	145	3,366	—	—	3,511
Issuance of 7,633 shares of stock pursuant to exercise of stock options	15	226	—	—	241
Share based compensation expense	—	38	—	—	38
Net change in fair value of available-for-sale securities during the year, net of taxes of $106	—	—	—	(172)	(172)
Net earnings for the year	—	—	23,863	—	23,863
Balance December 31, 2015	15,304	61,339	147,646	(851)	223,438
Cash dividends declared, $.56 per share	—	—	(5,756)	—	(5,756)
Issuance of 98,318 shares of stock pursuant to dividend reinvestment plan	197	4,119	—	—	4,316
Issuance of 5,120 shares of stock pursuant to exercise of stock options	10	142	—	—	152
Issuance of 2,564,091 shares of common stock pursuant to a 4 for 3 stock split	5,128	(5,128)	—	—	—
Share based compensation expense	—	69	—	—	69
Net change in fair value of available-for-sale securities during the year, net of taxes of $2,006	—	—	—	(3,232)	(3,232)
Net earnings for the year	—	—	25,633	—	25,633
Balance December 31, 2016	$20,639	60,541	167,523	(4,083)	244,620

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Cash Flows
Three Years Ended December 31, 2016
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2016	2015	2014
Cash flows from operating activities:
Cash paid to suppliers and other	$(417)	(464)	(501)
Tax benefits received	198	212	173
Net cash used in operating activities	(219)	(252)	(328)
Cash flows from investing activities:
Dividends received from commercial bank subsidiary	1,500	2,000	—
Net cash provided by investing activities	1,500	2,000	—
Cash flows from financing activities:
Dividends paid	(5,756)	(4,935)	(4,510)
Proceeds from sale of stock pursuant to dividend reinvestment	4,316	3,511	3,204
Proceeds from exercise of stock options	152	241	186
Common shares repurchased	—	—	(94)
Net cash used in financing activities	(1,288)	(1,183)	(1,214)
Net increase (decrease) in cash and cash equivalents	(7)	565	(1,542)
Cash and cash equivalents at beginning of year	1,685	1,120	2,662
Cash and cash equivalents at end of year	$1,678	1,685	1,120

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Cash Flows, Continued
Three Years Ended December 31, 2016
Increase (Decrease) in Cash and Cash Equivalents

	Dollars in Thousands
	2016	2015	2014
Reconciliation of net earnings to net cash used in operating activities:
Net earnings	$25,633	23,863	20,777
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in earnings of commercial bank subsidiary	(25,985)	(24,167)	(21,107)
Decrease (increase) in refundable income taxes	29	14	(39)
Share based compensation expense	104	38	41
Total adjustments	(25,852)	(24,115)	(21,105)
Net cash used in operating activities	$(219)	(252)	(328)

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

(22)	Quarterly Financial Data (Unaudited)
Selected quarterly results of operations for the four quarters ended December 31 are as follows:

	(In Thousands, except per share data)
	2016				2015				2014
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$22,078	21,454	20,877	20,337	$20,213	19,982	19,617	19,027	$19,180	18,980	18,286	17,934
Interest expense	1,990	2,077	2,106	2,111	2,087	2,114	2,191	2,216	2,397	2,426	2,437	2,508
Net interest income	20,088	19,377	18,771	18,226	18,126	17,868	17,426	16,811	16,783	16,554	15,849	15,426
Provision for loan losses	89	141	82	67	123	109	81	75	134	87	28	249
Earnings before income taxes	10,120	11,095	10,162	9,097	8,720	9,862	9,889	9,154	8,888	8,772	8,503	6,924
Net earnings	6,802	6,918	6,270	5,643	5,958	6,088	6,201	5,616	6,100	5,351	5,154	4,172
Basic earnings per common share	0.66	0.67	0.61	0.55	0.59	0.60	0.61	0.55	0.61	0.53	0.51	0.41
Diluted earnings per common share	0.66	0.67	0.61	0.55	0.59	0.60	0.61	0.55	0.61	0.53	0.51	0.41

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2016, 2015 and 2014

(23)	Subsequent Events
ASC Topic 855, Subsequent Events, as amended by ASU No. 2010-90, establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company evaluated all events or transactions that occurred after December 31, 2016, through the date of the issued financial statements. During this period there were no material recognizable subsequent events that required recognition in our disclosures to the December 31, 2016 financial statements.