Form 10-K, Exhibit 13
period 2017-12-31
WILSON BANK HOLDING CO
filed 2018-03-09
CIK 885275

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
The Company cautions investors that future financial and operating results may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company. The words “expect,” “intend,” “should,” “may,” “could,” “believe,” “suspect,” “anticipate,” “seek,” “plan,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical fact may also be considered forward-looking. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and also include, without limitation, (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for these losses, (ii) renewed deterioration in the real estate market conditions in the Company’s market areas, (iii) the impact of increased competition with other financial institutions, including pricing pressures (including those resulting from the Tax Cuts and Jobs Act), and the resulting impact on the Company's results, including as a result of compression to net interest margin (iv) the deterioration of the economy in the Company’s market areas, (v) fluctuations in interest rates on loans or deposits that affect the yield curve, (vi) significant downturns in the business of one or more large customers, (vii) the inability of the Company to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies and required capital maintenance levels; (viii) changes in state or Federal regulations, policies, or legislation applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, including implementation of the Dodd Frank Wall Street Reform and Consumer Protection Act, (ix) changes in capital levels and loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments, (x) inadequate allowance for loan losses, (xi) the effectiveness of the Company’s activities in improving, resolving or liquidating lower quality assets, (xii) results of regulatory examinations, (xiii) the vulnerability of our network and online banking portals, and the systems of parties with whom the Company contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xiv) the possibility of additional increases to compliance costs as a result of increased regulatory oversight; (xv) loss of key personnel; and (xvi) adverse results (including costs, fines, reputational harm and/or other negative effects) from current or future obligatory litigation, examinations or other legal and/or regulatory actions. These risks and uncertainties may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. The Company’s future operating results depend on a number of factors which were derived utilizing numerous assumptions that could cause actual results to differ materially from those projected in forward-looking statements.
General
The Company is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust (“Wilson Bank”), a state bank headquartered in Lebanon, Tennessee. The Company was formed in 1992.
Wilson Bank is a community bank headquartered in Lebanon, Tennessee, serving Wilson County, DeKalb County, Smith County, Trousdale County, Rutherford County, Davidson County, Putnam County, and Sumner County, Tennessee as its primary market areas. Generally, this market is the Nashville-Davidson-Murfreesboro-Franklin, Tennessee metropolitan statistical area. At December 31, 2017, Wilson Bank had twenty-seven locations in Wilson, Davidson, DeKalb, Smith, Sumner, Rutherford, Putnam, and Trousdale Counties. Management believes that these counties offer an environment for continued growth, and the Company’s target market is local consumers, professionals and small businesses. Wilson Bank offers a wide range of banking services, including checking, savings and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers an investment center which offers a full line of investment services to its customers.
The following discussion and analysis is designed to assist readers in their analysis of the Company’s consolidated financial statements and should be read in conjunction with such consolidated financial statements.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Critical Accounting Estimates
The accounting principles we follow and our methods of applying these principles conform with U.S. generally accepted accounting principles and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates which, in the case of the determination of our allowance for loan losses and the assessment of impairment of the intangibles resulting from our mergers with Dekalb Community Bank and Community Bank of Smith County in 2005 have been critical to the determination of our financial position and results of operations. Additional information regarding significant accounting policies is described in Note 1 to the Company's consolidated financial statements for the year ended December 31, 2017 included in the Company’s Annual Report on Form 10-K.
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
Impairment of Intangible Assets-Long-lived assets, including purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.
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
Fair Value of Financial Instruments-Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in note 20 to the Company's consolidated financial statements for the year ended

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

December 31, 2017 included in the Company's Annual Report on Form 10-K. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.
Results of Operations
Net earnings for the year ended December 31, 2017 were $23,526,000, a decrease of $2,107,000, or 8.22%, compared to net earnings of $25,633,000 for 2016. Our 2016 net earnings were 7.42%, or $1,770,000, above our net earnings of $23,863,000 for 2015. Basic earnings per share were $2.26 in 2017, compared with $2.49 in 2016 and $2.35 in 2015. Diluted earnings per share were $2.26 in 2017, compared to $2.49 in 2016 and $2.35 in 2015. Net income and diluted and basic earnings per share were significantly and negatively impacted by the revaluation of the Company's deferred tax assets triggered by the passage of the Tax Cuts and Jobs Act in late December 2017. Net yield on earning assets for the year ended December 31, 2017 was 3.84%, compared to 3.82% and 3.83% for the years ended December 31, 2016 and December 31, 2015, respectively. Net interest spread for the year ended December 31, 2017 was 3.75%, compared to 3.73% and 3.74% for the years ended December 31, 2016 and December 31, 2015, respectively. See below for further discussion regarding variances related to net interest income, provision for loan losses, non-interest income, non-interest expense and income taxes.
Net Interest Income
Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company’s earnings. Total interest income in 2017 was $91,020,000, compared with $84,746,000 in 2016 and $78,839,000 in 2015, in each case excluding tax exempt adjustments relating to tax exempt securities and loans. The increase in total interest income in 2017 when compared to 2016 was primarily attributable to an overall increase in loans and the resulting increase in the aggregate amount of interest and fees earned on loans that outpaced an overall reduction in average loan yields from 4.94% to 4.84% resulting from competition in our market area. The ratio of average earning assets to total average assets was 95.4%, 95.6% and 95.7% for each of the years ended December 31, 2017, 2016 and 2015, respectively. Average earning assets increased $136,903,000 from December 31, 2016 to December 31, 2017. The average rate earned on earning assets for 2017 was 4.25%, compared with 4.23% in 2016 and 4.30% in 2015.
Interest earned on earning assets does not include any interest income which would have been recognized on non-accrual loans if such loans were performing. The amount of interest not recognized on non-accrual loans totaled $117,000 in 2017, $202,000 in 2016 and $291,000 in 2015.
Total interest expense for 2017 was $8,889,000, an increase of $605,000, or 7.30%, compared to total interest expense of $8,284,000 in 2016. The increase in 2017 was primarily due to an increase in the average rates paid on deposits, other than NOW accounts, that began to take effect late in the second quarter of 2017, resulting from an increase in short-term interest rates and competition in our market area, as well as an overall increase in the volume of average interest bearing deposits. Total interest expense decreased from $8,608,000 in 2015 to $8,284,000 in 2016, a decrease of $324,000, or 3.76%, reflecting the low interest rate environment and a continued shift in the mix of deposits from certificates of deposits and individual retirement accounts to transaction and money market accounts.
Net interest income for 2017 totaled $82,131,000 as compared to $76,462,000 and $70,231,000 in 2016 and 2015, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), increased to 3.75% in 2017 from 3.73% in 2016. The net interest spread was 3.74% in 2015. Net yield on earning assets increased to 3.84% in 2017 from 3.82% in 2016. The net yield on earning assets was 3.83% in 2015. The nominal change in net yield on earning assets resulted from management's ability to invest in higher yielding securities offset by a decrease in loan yields due to the competition in our market area. Changes in interest rates paid on products such as interest checking, savings, and money market accounts will generally increase or decrease in a manner that is consistent with changes in the short-term environment, but are also impacted by competitive market conditions. The Company’s liabilities are positioned to re-price faster than its assets such that a short-term declining rate environment should have a positive impact on the Company’s earnings as its interest expense decreases faster than interest income. Conversely, a rising rate environment (like the one currently contemplated) could have a short-term negative impact on margins as many of the Company’s loans have rate floors above current market rates, thus deposits would likely re-price faster than loans. Management regularly monitors the deposit rates of the Company’s competitors and these rates continue to put pressure on the Company’s deposit pricing, just as loan pricing pressure from competition within our markets continues to negatively impact loan yields. This pressure could negatively impact the Company’s net interest margin and earnings if short-term rates begin to rise.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Provision for Loan Losses
The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, is adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2017 provision for loan losses was $1,681,000, an increase of $1,302,000 from the provision of $379,000 in 2016, which was $9,000 lower than the provision in 2015. The increase in the provision for the year ended December 31, 2017 reflects an overall growth in the loan portfolio in 2017 of 3.63% and management's decision to increase quantitative factors to account for the rising rate environment and adding an additional qualitative factor for construction loans managed outside of the Credit Administration area. Management continues to fund the allowance for loan losses through provisions based on management’s calculation of the allowance for loan losses. The provision for loan losses is based on past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating loan losses. Such factors include growth and composition of the loan portfolio, review of specific problem loans, past due and nonperforming loans, change in lending staff, the recommendations of the Company’s regulators, and current economic conditions that may affect the borrowers’ ability to repay.
Wilson Bank’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged-off in the month when a determination is made that the loan is uncollectible. Net charge-offs decreased to $503,000 in 2017 from $548,000 in 2016 due to the recovery of several smaller loans that were charged off in 2016. Net charge-offs in 2015 totaled $60,000. The ratio of net charge-offs to average total outstanding loans was 0.03% in 2017, 0.04% in 2016 and 0.004% in 2015. Overall, Wilson Bank has continued to experience a stabilization in past dues and nonaccruals and is experiencing fewer foreclosures than it experienced in the recession.
The decrease in net charge-offs and increase in provision for loan losses resulted in an increase of the allowance for loan losses (net of charge-offs and recoveries) to $23,909,000 at December 31, 2017 from $22,731,000 at December 31, 2016 and $22,900,000 at December 31, 2015. The allowance for loan losses increased 5.18% between December 31, 2016 and December 31, 2017 as compared to the 3.63% increase in total loans over the same period, reflecting management's decision to update qualitative factors related to the allowance. The allowance for loan losses was 1.37% of total loans outstanding at December 31, 2017 compared to 1.35% at December 31, 2016 and 1.56% at December 31, 2015. As a percentage of nonperforming loans at December 31, 2017, 2016 and 2015, the allowance for loan losses represented 493%, 340% and 242%, respectively. The internally classified loans as a percentage of the allowance for loan losses were 67.8% and 71.1%, respectively, at December 31, 2017 and 2016.
The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared quarterly by the Chief Financial Officer and provided to the Board of Directors to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Company's independent Loan Review Department, consideration of current economic conditions and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this quarterly assessment. See the discussion under “Critical Accounting Estimates” for more information. Management believes the allowance for loan losses at December 31, 2017 to be adequate, but if economic conditions deteriorate beyond management’s current expectations and additional charge-offs are incurred, the allowance for loan losses may require an increase through additional provision for loan losses expense which would negatively impact earnings.
Non-Interest Income
The components of the Company’s non-interest income include service charges on deposit accounts, other fees and commissions, fees and gains on sales of loans, gains (losses) on sales of securities, bank-owned life insurance (BOLI) and annuity earnings, gain on the sale of other real estate and other income. Total non-interest income for 2017 was $22,836,000, compared with $21,728,000 in 2016 and $19,941,000 in 2015. The 5.10% increase from 2016 was primarily due to an increase in service charges on deposits, an increase in other fees and commissions, and an increase in income on BOLI offset in part by a decrease on the gain on sale of loans, a decrease on the gain on sale of other real estate and a decrease on the gain on sale of securities. Other fees and commissions increased $1,492,000, or 14.5%, in 2017 to $11,752,000 when compared to 2016. Other fees and commissions include income on brokerage accounts, debit card interchange fee income, and various other fees. The increase in other fees and commissions is due to an increase in debit card interchange fee income resulting from an increase in the number and volume of debit card holders and transactions, respectively. Fees and gains on sales of loans decreased $97,000 in 2017 to $4,258,000 when compared to 2016. The service charges on deposit accounts increased $355,000, or 6.15%, to $6,124,000 for the year ended December 31, 2017 compared to the year ended December 31, 2016 due to an increase in the number of consumer checking accounts. During 2017, management began to strategically restructure its investment securities portfolio by selling lower yielding non-pledgable securities and using

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

the funds from the sales to replace the sold securities with higher yielding pledgable securities. As a result, the gain (loss) on sale of securities decreased $635,000, or 138.04%, to a loss of $175,000 in 2017 when compared to a gain of $460,000 in 2016.

The Company’s non-interest income is composed of several components, some of which vary significantly between periods. Service charges on deposit accounts and other non-interest income generally reflect the Company’s growth, while fees for origination of mortgage loans and brokerage fees and commissions will often reflect home mortgage market and stock market conditions and fluctuate more widely from period to period.
Non-Interest Expenses
Non-interest expenses consist primarily of employee costs, FDIC premiums, occupancy expenses, furniture and equipment expenses, data processing expenses, directors’ fees, loss on the disposition of other assets and fixed assets, and other operating expenses. Total non-interest expenses for 2017 increased 5.35% to $60,406,000 from $57,337,000 in 2016. Non-interest expenses for 2016 were up 9.93% over non-interest expenses in 2015 which totaled $52,159,000. The increase in non-interest expenses in 2017 is primarily attributable to a year-over year increase in salaries and employee benefits of $1,724,000 and other operating expenses of $711,000. Salaries and employee benefits were up in 2017 when compared to 2016 because the number of employees continued to increase in order to support the Company's growth in operations and new branch expansions. The increase in other operating expenses is due to increased account servicing costs associated with an increase in consumer checking accounts. Occupancy expenses for 2017 increased $80,000, or 2.20% from 2016 due to the opening of a new branch in Rutherford County in January 2017 and the initial lease payments and the expenses relating to a new branch that opened in Davidson County in the third quarter of 2017. The Company anticipates that salaries and employee benefits expense and occupancy expense will continue to increase as the Company's operations grow.
Income Taxes

The Company’s income tax expense was $19,354,000 for 2017, an increase of $4,513,000 from $14,841,000 for 2016, which was up by $1,079,000 from the 2015 total of $13,762,000. The percentage of income tax expense to earnings before taxes was 45.1% in 2017, 36.7% in 2016 and 36.6% in 2015. The increase in income tax expense as well as the percentage of income expense to earnings before taxes is primarily due to the recent changes in statutory corporate tax rates. On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (the "Act"), a tax reform bill which, among other items, reduces the current corporate federal tax rate to 21% from 35%. The rate reduction is effective January 1, 2018. The Company concluded that the Act caused the Company's deferred tax assets to be revalued. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense. During the fourth quarter of 2017, we reduced the value of our deferred tax assets by $3.6 million and recorded an additional income tax expense, thus causing the increase in income tax expense from 2016 to 2017.
Our income tax expense, deferred tax assets and liabilities reflect management’s best assessment of estimated future taxes to be paid. We are subject to income taxes at both the federal and state level. Significant judgments and estimates are required in determining the consolidated income tax expense.
Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating our ability to recover our deferred tax assets we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, we begin with historical results adjusted for changes in accounting policies and incorporate assumptions including the amount of future state and federal pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, we consider three years of cumulative operating income. Changes in current tax laws and rates could also affect recorded deferred tax assets and liabilities in the future as was the case with the passage of the Act.
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
The following is a summary of components comprising basic and diluted earnings per share (“EPS”) for the years ended December 31, 2017, 2016 and 2015:

	Years Ended December 31,
	2017	2016	2015
	(Dollars in Thousands except per share amounts)
Basic EPS Computation:
Numerator – Earnings available to common stockholders	$23,526	25,633	23,863
Denominator – Weighted average number of common shares outstanding	10,407,211	10,279,332	10,165,477
Basic earnings per common share	$2.26	2.49	2.35
Diluted EPS Computation:
Numerator – Earnings available to common stockholders	$23,526	25,633	23,863
Denominator – Weighted average number of common shares outstanding	10,407,211	10,279,332	10,165,477
Dilutive effect of stock options	5,325	4,996	4,703
	10,412,536	10,284,328	10,170,180
Diluted earnings per common share	$2.26	2.49	2.35
Financial Condition
Balance Sheet Summary
The Company’s total assets increased by $118,982,000, or 5.41%, to $2,317,033,000 at December 31, 2017, after increasing 8.73% in 2016 to $2,198,051,000 at December 31, 2016. Loans, net of allowance for loan losses, totaled $1,727,253,000 at December 31, 2017, a 3.61% increase compared to December 31, 2016. The increase in loans resulted from an overall increase in demand for construction loans and 1-4 family residential real estate loans, along with an increase in marketing efforts that concentrated on increasing the volume of loans. We operate in a market area that is experiencing economic growth, particularly growth in new jobs due to the opening of several new distribution centers which caused our construction and residential 1-4 family portfolios to increase as of December 31, 2017, when compared to December 31, 2016. At year end 2017, securities totaled $365,196,000, an increase of 4.58% from $349,209,000 at December 31, 2016, primarily as a result of management's decision to reinvest excess liquidity, that resulted from deposit growth outpacing loan growth, into higher yielding assets.
Total liabilities increased by $95,872,000, or 4.91%, to $2,049,303,000 at December 31, 2017 compared to $1,953,431,000 at December 31, 2016. This increase was composed primarily of the $95,610,000 increase in total deposits to $2,037,745,000, a 4.92% increase from December 31, 2016. Securities sold under repurchase agreements increased to $864,000 from $736,000 at the respective year ends 2017 and 2016.
Stockholders’ equity increased $23,110,000, or 9.45%, in 2017, due to net earnings, the issuance of stock pursuant to the Company’s Dividend Reinvestment Plan, and changes in unrealized loss on available-for-sale securities, offset by dividends paid on the

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Company’s common stock. The change in stockholders’ equity includes a $152,000 increase in net unrealized losses on available-for-sale securities, net of taxes during the period. A more detailed discussion of assets, liabilities and capital follows.
Loans
Loan category amounts and the percentage of loans in each category to total loans are as follows:

	December 31, 2017		December 31, 2016
	(Dollar Amounts in Thousands)		(Dollar Amounts in Thousands)
	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE
Commercial, financial and agricultural	$59,797	3.4%	$50,918	3.0%
Installment and other	43,009	2.4	44,274	2.6
Real estate – mortgage	1,263,696	71.9	1,303,918	76.9
Real estate – construction	392,039	22.3	297,315	17.5
Total	$1,758,541	100.0%	$1,696,425	100.0%
Loans are the largest component of the Company’s assets and are its primary source of income. The Company’s loan portfolio, net of allowance for loan losses, increased 3.61% at year end 2017 when compared to year end 2016. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment and other; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio as of December 31, 2017 and 2016.
As represented in the table, Wilson Bank experienced loan growth for the year ended December 31, 2017 in the commercial, financial and agricultural and real estate construction loan categories, offset by a slight decrease in real estate mortgage loans and installment and other. Real estate mortgage loans decreased 3.08% in 2017 and comprised 71.9% of the total loan portfolio at December 31, 2017, compared to 76.9% at December 31, 2016. Management believes the decrease in real estate mortgage loans was primarily due to competition in our market areas as well as slight rate increases initiated by the Federal Reserve. Installment loans decreased 2.86% in 2017 and comprised 2.4% of the total loan portfolio at December 31, 2017, compared to 2.6% at December 31, 2016. Commercial, financial, and agricultural loans increased 17.44% in 2017 and comprised 3.4% of the total loan portfolio at December 31, 2017, compared to 3.0% at December 31, 2016. Real estate construction loans increased 31.86% in 2017 and comprised 22.3% of the portfolio at December 31, 2017, compared to 17.5% at December 31, 2016. The increase in real estate construction loans during 2017 reflected the overall increase in demand for such loans in the overall economy and the Company’s market. Because of the increase in the construction portfolio, Wilson Bank has implemented an additional layer of monitoring as it seeks to avoid advancing funds that exceed the present value of the collateral securing the loan. The responsibility for monitoring percentage of completion and distribution of funds tied to these completion percentages are now monitored and administered by a credit administration department independent of the lending function. Wilson Bank continues to seek to diversify its real estate portfolio to avoid having concentrations in any one type of loan. In addition, as discussed above, the Company has added an additional qualitative factor to its evaluation of the provision for loan losses for construction loans managed outside of the Credit Administration area.
Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2017, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods. As of December 31, 2017, the Company had not underwritten any loans in connection with capital leases.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following tables present the Company’s nonaccrual loans and past due loans as of December 31, 2017 and December 31, 2016.

Loans on Nonaccrual Status	In Thousands
	2017	2016
Residential 1-4 family	$—	$—
Multifamily	—	—
Commercial real estate	1,729	3,255
Construction	—	—
Farmland	310	310
Second mortgages	—	—
Equity lines of credit	—	—
Commercial	—	—
Agricultural, installment and other	1	—
Total	$2,040	$3,565

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	(In thousands)
	30-59 Days Past Due	60-89 Days Past Due	Nonaccrual and Greater than 90 Days Past Due	Past Due	Current	Loans	Loans Greater Than 90 Days Past Due and Accruing Interest
December 31, 2017
Residential 1-4 family	$3,631	524	673	4,828	401,839	406,667	$673
Multifamily	—	—	—	—	91,992	91,992	—
Commercial real estate	—	83	1,729	1,812	659,411	661,223	—
Construction	433	—	113	546	391,493	392,039	113
Farmland	112	—	310	422	33,790	34,212	—
Second mortgages	—	—	2	2	8,950	8,952	2
Equity lines of credit	—	—	41	41	60,609	60,650	41
Commercial	2	137	—	139	47,800	47,939	—
Agricultural, installment and other	432	57	149	638	54,229	54,867	148
Total	$4,610	801	3,017	8,428	1,750,113	1,758,541	$977
December 31, 2016
Residential 1-4 family	$3,311	1,307	1,434	6,052	387,216	393,268	$1,434
Multifamily	—	—	—	—	109,410	109,410	—
Commercial real estate	41	175	3,335	3,551	686,144	689,695	80
Construction	1,872	53	22	1,947	295,368	297,315	22
Farmland	56	1,163	410	1,629	44,685	46,314	100
Second Mortgages	177	—	11	188	9,005	9,193	11
Equity Lines of Credit	40	148	17	205	55,833	56,038	17
Commercial	37	4	—	41	40,260	40,301	—
Agricultural, installment and other	385	85	143	613	54,278	54,891	143
Total	$5,919	2,935	5,372	14,226	1,682,199	1,696,425	$1,807

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Non-performing loans, which include nonaccrual loans and loans 90 days past due, totaled $3,017,000 at December 31, 2017, a decrease from $5,372,000 at December 31, 2016, resulting from a $1,525,000, or 42.78%, decrease in nonaccrual loans and a $830,000, or 45.93%, decrease in 90 day past due and accruing loans. The decrease in non-performing loans during the year ended December 31, 2017 of $2,355,000 was due primarily to a decrease in non-performing commercial real estate mortgage loans of $1,606,000 and a decrease in non-performing residential 1-4 family real estate loans of $761,000. The decrease in non-performing commercial real estate mortgage loans resulted primarily from the pay down of one large commercial real estate loan on nonaccrual status. The decrease in non-performing residential 1-4 family real estate from December 31, 2016 to December 31, 2017 primarily resulted from several loans that demonstrated payment performance in 2017 and thus were classified as performing at the end of 2017. Nonaccrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management’s evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower’s ability to pay. Management believes that it is probable that it will incur losses on nonperforming loans but believes that these losses should not exceed the amount in the allowance for loan losses already allocated to these loans, unless there is a deterioration of local real estate values.
At December 31, 2017, the Company had one impaired loan totaling $1,729,000 which was on non accruing interest status. At December 31, 2016, the Company had one impaired loan of $2,988,000 which was on non accruing interest status. In each case, at the date such loans were placed on nonaccrual status, the Company reversed all previously accrued interest income against current year earnings.
The following table presents the Company’s impaired loans (including loans on nonaccrual status and loans past due 90 days or more) at December 31, 2017 and December 31, 2016.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2017
With no related allowance recorded:
Residential 1-4 family	$2,314	2,322	—	742	103
Multifamily	—	—	—	—	—
Commercial real estate	893	889	—	902	39
Construction	1,185	1,182	—	1,354	64
Farmland	—	—	—	26	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment, and other	—	—	—	—	—
	$4,392	4,393	—	3,024	206
With allowance recorded:
Residential 1-4 family	$409	581	136	461	29
Multifamily	—	—	—	—	—
Commercial real estate	2,157	2,157	291	2,894	17
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment, and other	—	—	—	—	—
	$2,566	2,738	427	3,355	46
Total
Residential 1-4 family	$2,723	2,903	136	1,203	132
Multifamily	—	—	—	—	—
Commercial real estate	3,050	3,046	291	3,796	56
Construction	1,185	1,182	—	1,354	64
Farmland	—	—	—	26	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$6,958	7,131	427	6,379	252

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
A loan is considered impaired, in accordance with the impairment accounting guidance of FASB ASC 310, when the current net worth and financial capacity of the borrower or of the collateral pledged, if any, is viewed as inadequate and it is probable that the Company will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Company will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Company’s criteria for nonaccrual status. Impaired loans are measured

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

at the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the fair value of the impaired loan is less than the recorded investment in the loan, the Company shall recognize impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses. The increase in impaired loans during the year ended December 31, 2017 as compared to the year ended December 31, 2016 was the result of one large loan relationship becoming impaired in the fourth quarter of 2017, partially offset by the pay-down of two large impaired loan relationships. Overall, the Company’s market areas have seen continued strengthening in the residential real estate market in recent years while the commercial real estate market has remained steady. The allowance for loan losses related to collateral dependent impaired loans was measured based upon the estimated fair value of related collateral.
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
The Company also internally classifies loans which, although current, management questions the borrower’s ability to comply with the present repayment terms of the loan agreement. These internally classified loans totaled $16,199,000, inclusive of the Company’s non-performing loans, at December 31, 2017, as compared to $16,158,000 at December 31, 2016. Of the internally classified loans at December 31, 2017, $16,027,000 are real estate related loans (including loans to home builders and developers of land, commercial real estate, as well as multi family mortgage loans) and $172,000 are various other types of loans. These loans have been graded accordingly considering bankruptcies, inadequate cash flows and delinquencies. Management does not anticipate losses on these loans to exceed the amount already allocated to loan losses for these loans, unless there is a deterioration of local real estate values.
The internally classified loans as a percentage of the allowance for loan losses were 67.8% and 71.1%, respectively, at December 31, 2017 and 2016.
The Company’s loan portfolio includes certain loans that have been modified in a troubled debt restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. The concessions typically result from the Company’s loss mitigation activities and could include reduction in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months. Because of Wilson Bank’s policy to consider a TDR as nonperforming until there has been at least six months of repayment performance, the addition of three TDR relationships in the last half of 2017 and an existing TDR relationship previously classified as performing caused the nonperforming TDRs as of December 31, 2017 to increase $515,000 to $1,834,000 at December 31, 2017 when compared to December 31, 2016; however, overall TDR relationships decreased. Total TDRs decreased $512,000 to $4,084,000 from December 31, 2016 to December 31, 2017 due to the pay off of several loan relationships that were classified as TDRs in 2016.
The allowance for loan losses is discussed under “Critical Accounting Estimates” and “Provision for Loan Losses.” The Company maintains its allowance for loan losses at an amount believed by management to be adequate to provide for loan losses in the loan portfolio.
Substantially all of the Company’s loans are from Wilson, DeKalb, Smith, Putnam, Trousdale, Davidson, Rutherford and adjacent counties. Although the majority of the Company's loans are in the real estate market, the Company seeks to exercise prudent risk management in lending through the diversification by loan category within the real estate segment, including 1-4 family residential real estate, commercial real estate, multifamily, construction, second mortgages, farmland, and equity lines of credit. At December 31, 2017, no single industry segment accounted for more than 10% of the Company’s portfolio other than construction and real estate loans.

The Company’s management believes there is an opportunity to increase the loan portfolio in 2018 as economic conditions in the Company's primary market areas continue to outperform comparable markets. The Company will target commercial business

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

lending, commercial and residential real estate lending and consumer lending as areas of emphasis in 2018. Although it is the Company’s objective to achieve a loan portfolio equal to approximately 85% of deposit balances, various factors, including demand for loans which meet its underwriting standards, will likely determine the size of the loan portfolio in a given economic climate. At December 31, 2017, the Company’s total loans equaled 85.9% of its total deposits. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell portions of the loans it generates to other financial institutions for cash in order to improve the liquidity of the Company’s loan portfolio or extend its lending capacity.
Securities
Securities increased 4.58% to $365,196,000 at December 31, 2017 from $349,209,000 at December 31, 2016, and comprised the second largest and other primary component of the Company’s earning assets. Securities increased as the result of management’s decision to reinvest liquid funds in higher yielding assets. The average yield, excluding tax equivalent adjustment, of the securities portfolio at December 31, 2017 was 2.30% with a weighted average life of 6.17 years, as compared to an average yield of 2.14% and a weighted average life of 6.09 years at December 31, 2016. The weighted average lives on mortgage-backed securities reflect the repayment rate used for book value calculations.
Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and recorded at amortized cost. Trading securities are recorded at fair value with changes in fair value included in earnings. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
No securities have been classified as trading securities.
The Company’s classification of securities as of December 31, 2017 and December 31, 2016 is as follows:

	December 31, 2017		December 31, 2017
(In Thousands)	Held-To-Maturity		Available-For-Sale
	Amortized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value
U.S. Government-sponsored enterprises (GSEs)*	$—	$—	$74,690	$72,980
Mortgage-backed:
GSEs residential	9,886	9,761	200,175	197,926
Asset-backed:
SBAP	—	—	26,387	25,598
Obligations of state and political
subdivisions	22,594	22,350	37,197	36,212
	$32,480	$32,111	$338,449	$332,716

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	December 31, 2016		December 31, 2016
(In Thousands)	Held-To-Maturity		Available-For-Sale
	Amortized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value
U.S. Government-sponsored enterprises (GSEs)*	$—	$—	$61,879	$59,488
Mortgage-backed:
GSE residential	11,856	11,674	166,316	164,365
Asset-backed:
SBAP	—	—	37,577	36,857
Obligations of state and political
subdivisions	24,768	24,471	53,429	51,875
	$36,624	$36,145	$319,201	$312,585

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks, and Government National Mortgage Association
The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.
The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2017:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Held-to-Maturity Securities:
Mortgage-backed:
GSE residential	$3,316	$21	4	$5,206	$135	5	$8,522	$156
Obligations of states and political subdivisions	10,137	46	27	7,278	264	18	17,415	310
	$13,453	$67	31	$12,484	$399	23	$25,937	$466
Available-for-Sale Securities:
GSEs	$16,099	$190	8	$55,726	$1,524	21	$71,825	$1,714
Mortgage-backed:
GSE residential	92,180	769	43	81,434	1,782	54	173,614	2,551
Asset-backed:
SBAP	9,087	181	7	16,510	608	8	25,597	789
Obligations of states and political subdivisions	12,128	113	22	21,762	879	56	33,890	992
	$129,494	$1,253	80	$175,432	$4,793	139	$304,926	$6,046

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The impaired securities are considered high quality investments in line with normal industry investing practices. The unrealized losses are primarily the result of changes in the interest rate and sector environments. Impaired securities are assessed quarterly for the presence of other-than-temporary impairment (“OTTI”). A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in the carrying amount of the security. To determine whether OTTI has occurred, management considers factors such as (1) length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for an anticipated recovery in fair value. If management deems a security to be OTTI, management reviews the present value of the future cash flows associated with the security. A shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is referred to as a credit loss. If a credit loss is identified, the credit loss is recognized in that period as a charge to earnings and a new cost basis for the security is established. If management concludes that no credit loss exists and it is not more-likely-than-not that it will be required to sell the security before the recovery of the security’s cost basis, then the security is not deemed OTTI and the shortfall is recorded as a component of equity. Accordingly, as of December 31, 2017, management believes the impairments detailed in the table above are temporary and no impairment loss has been realized in our consolidated income statement.
Deposits
The increases in assets in 2017 and 2016 were funded primarily by increases in deposits and the Company’s earnings before the adjustment for newly enacted tax rates. Total deposits, which are the principal source of funds for the Company, totaled $2,037,745,000 at December 31, 2017 compared to $1,942,135,000 at December 31, 2016. The Company has targeted local consumers, professionals and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Putnam County, Smith County, Sumner County, Rutherford County and Trousdale County areas are attractive economic markets offering growth opportunities for the Company; however, the Company competes with several larger banks and community banks that have bank offices in these counties which may negatively impact market growth or maintenance of current market share. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.
The $95,610,000, or 4.92%, growth in deposits in 2017 was due to a $20,285,000, or 3.23%, increase in money market accounts, a $41,443,000, or 9.12%, increase in NOW accounts, a $12,588,000, or 5.55%, increase in demand deposit accounts, a $12,800,000, or 10.34%, increase in savings accounts and a $12,413,000, or 2.92%, increase in certificates of deposits, offset by a decrease in individual retirement accounts of $3,919,000 or 4.73%. The average rate paid on average total interest-bearing deposits was 0.50% for 2017 and 2016. The average rate paid in 2015 was 0.56%. Competitive pressure from other banks in our market area relating to deposit pricing continues to adversely affect the rates paid on deposit accounts as it limits our ability to more fully reduce deposit rates in line with short-term rates. It’s these same competitive pressures that may cause our deposit rates to rise more quickly than we are able to increase rates we earn on loans in a rising rate environment like the one we are currently experiencing. If this were to happen our net interest margin would experience compression and our results of operations would be negatively impacted. The ratio of average loans to average deposits was 86.5% in 2017, 84.0% in 2016, and 82.7% in 2015. The Company anticipates that during 2018 deposits will continue to shift to money market, NOW, or savings accounts due to the current rate environment notwithstanding the rate increases initiated by the Federal Reserve in 2017 that we believe will continue in 2018.
Contractual Obligations
The Company’s contractual obligations at December 31, 2017 are as follows:

(In Thousands)	Less than 1 Year	1 –3 Years	3-5 Years	More than 5 Years	Total
Long-Term Debt	$—	$—	$—	$—	$—
Operating Leases	276	551	232	75	1,134
Purchases	—	—	—	—	—
Other Long-Term Liabilities	—	—	—	—	—
Total	$276	$551	$232	$75	$1,134

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Long-term debt contractual obligations would typically include advances from the Federal Home Loan Bank, but at December 31, 2017, the Company had no such advances. The Company leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of these non-cancellable leases are included in operating lease obligations.
Off Balance Sheet Arrangements
At December 31, 2017, the Company had unfunded lines of credit of $605 million and outstanding standby letters of credit of $69 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Company’s bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company’s bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned below, Wilson Bank has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, its investment security maturities, and short-term borrowings.
Liquidity and Asset Management
The Company’s management seeks to maximize net interest income by managing the Company’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents, investment securities and money market instruments that will mature within one year. At December 31, 2017, the Company’s liquid assets totaled approximately $227.8 million.
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
The Company’s primary source of liquidity is a stable core deposit base. In addition, short-term borrowings, loan payments and investment security maturities provide a secondary source. At December 31, 2017, the Company had a liability sensitive position (a negative gap). Liability sensitivity means that more of the Company’s liabilities are capable of re-pricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing.
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
The Company’s securities portfolio consists of earning assets that provide interest income. For those securities classified as held-to-maturity, the Company has the ability and intent to hold these securities to maturity or on a long-term basis. Securities classified as available-for-sale include securities intended to be used as part of the Company’s asset/liability strategy and/or securities that may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase capital and similar economic

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

factors. At December 31, 2017, securities totaling approximately $37.9 million mature or will be subject to rate adjustments within the next twelve months.

A secondary source of liquidity is the Company’s loan portfolio. At December 31, 2017, loans totaling approximately $544.9 million either will become due or will be subject to rate adjustments within twelve months from that date. Continued emphasis will be placed on structuring adjustable rate loans.
As for liabilities, certificates of deposit and individual retirement accounts of $100,000 or greater totaling approximately $127.0 million will become due or reprice during the next twelve months. Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal accounts, money market demand accounts, demand deposit accounts and regular savings accounts. Management anticipates that there will be no significant withdrawals from these accounts in 2018.
The following table shows the rate sensitivity gaps for different time periods as of December 31, 2017:
Interest Rate Sensitivity Gaps

(In Thousands)	1-90 Days	91-180 Days	181-365 Days	One Year And Longer	Total
Interest-earning assets	$279,267	108,980	247,092	1,533,602	2,168,941
Interest-bearing liabilities	(1,361,499)	(71,159)	(105,024)	(261,368)	(1,799,050)
Interest-rate sensitivity gap	$(1,082,232)	37,821	142,068	1,272,234	369,891
Cumulative gap	$(1,082,232)	(1,044,411)	(902,343)	369,891

The Company also uses simulation modeling to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. The Asset Liability Committee meets quarterly to analyze the interest rate shock simulation. The interest rate simulation model is based on a number of assumptions. The assumptions relate primarily to loan and deposit growth, asset and liability prepayments, the call features of investment securities, interest rates and balance sheet management strategies. The Company also uses Economic Value of Equity (“EVE”) sensitivity analysis to understand the impact of changes in interest rates on long-term cash flows, income and capital. EVE is calculated by discounting the cash flows for all balance sheet instruments under different interest rate scenarios. The EVE is a longer term view of interest rate risk because it measures the present value of the future cash flows. Presented below is the estimated impact on Wilson Bank’s net interest income and EVE as of December 31, 2017, assuming an immediate shift in interest rates:

	% Change from Base Case for Immediate Parallel Changes in Rates
	-200 BP(1)	-100 BP(1)	+100 BP	+200 BP	+300 BP
Net interest income	(6.91)%	(3.49)%	(2.71)%	(5.86)%	(9.22)%
EVE	(17.95)	(7.12)	(0.41)	(2.07)	(4.39)

(1) Because certain current short-term interest rates are at or below 1.00% or 2.00%, the 100 basis points downward shock assumes that certain corresponding interest rates reflect a decrease of less than the full 100 or 200 basis points downward shock.
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
Capital Resources, Capital Position and Dividends
At December 31, 2017, total stockholders’ equity was $267,730,000, or 11.55% of total assets, which compares with $244,620,000, or 11.13% of total assets, at December 31, 2016, and $223,438,000, or 11.05% of total assets, at December 31, 2015. The dollar

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

increase in the Company’s stockholders’ equity during 2017 reflects (i) net income of $23,526,000 less cash dividends of $0.65 per share totaling $6,729,000, (ii) the issuance of 125,960 shares of common stock for $5,266,000, as reinvestment of cash dividends, (iii) the issuance of 5,078 shares of common stock pursuant to exercise of stock options for $152,000, (iv) the net unrealized gain on available-for-sale securities of $545,000, and (v) a stock based compensation expense of $350,000.
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
Quantitative measures established by regulation to ensure capital adequacy require the Company and Wilson Bank to maintain minimum amounts and ratios (set forth in the following table) of total, Tier 1, and common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2017 and December 31, 2016, the Company and the Bank are considered to be “well-capitalized” under applicable regulatory definitions.
As of December 31, 2017, the most recent notification from the FDIC categorized Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized for prompt corrective action regulations as of December 31, 2017 and December 31, 2016, an institution was required to maintain minimum total risk-based, Tier 1 risk-based, common equity Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables and not be subject to a written agreement, order or directive to maintain a specific capital level. There are no conditions or events since the notification that management believes have changed Wilson Bank’s category. The Company’s and Wilson Bank’s actual capital amounts and ratios as of December 31, 2017 and 2016, are presented in the following table (dollar amounts in thousands):

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	Actual		Minimum Capital Adequacy Requirements with Basel III Capital Conservation Buffer		Minimum To Be Well Capitalized Under Applicable Prompt Corrective Action Regulatory Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2017
Total capital to risk weighted assets:
Consolidated	$291,395	14.2%	$189,658	9.250%	$205,036	10.0%
Wilson Bank	289,824	14.1	189,618	9.250	204,992	10.0
Tier 1 capital to risk weighted assets:
Consolidated	267,159	13.0	148,651	7.250	123,021	6.0
Wilson Bank	265,588	13.0	148,619	7.250	163,994	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	267,159	13.0	117,895	5.750	N/A	N/A
Wilson Bank	265,588	13.0	117,871	5.750	133,245	6.5
Tier 1 capital to average assets:
Consolidated	267,159	11.9	90,110	4.0	N/A	N/A
Wilson Bank	265,588	11.5	92,062	4.0	115,078	5.0

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	Actual		Minimum Capital Adequacy Requirements with Basel III Capital Conservation Buffer		Minimum To Be Well Capitalized Under Applicable Prompt Corrective Action Regulatory Provisions
December 31, 2016	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk weighted assets:
Consolidated	$266,954	12.7%	$181,298	8.625%	$210,200	10.0%
Wilson Bank	265,142	12.6	181,496	8.625	210,430	10.0
Tier 1 capital to risk weighted assets:
Consolidated	243,897	11.6	139,295	6.625	126,154	6.0
Wilson Bank	242,085	11.5	139,462	6.625	168,407	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	243,897	11.6	107,756	5.125	N/A	N/A
Wilson Bank	242,085	11.5	107,886	5.125	136,831	6.5
Tier 1 capital to average assets:
Consolidated	243,897	11.2	87,106	4.0	N/A	N/A
Wilson Bank	242,085	11.1	87,238	4.0	109,047	5.0
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
The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2017.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	(Dollars in Thousands) Expected Maturity Date—Year Ending December 31,
	2018	2019	2020	2021	2022	Thereafter	Total	Fair Value
Earning assets:
Loans, net of unearned interest:
Variable rate	$29,209	38,532	12,765	31,773	10,287	1,130,228	1,252,794	1,252,794
Average interest rate	5.36%	4.94%	5.11%	5.08%	5.14%	4.37%	4.44%
Fixed rate	$228,440	84,876	41,302	23,582	23,497	104,050	505,747	503,431
Average interest rate	4.31%	5.03%	4.99%	4.83%	4.50%	4.26%	4.51%
Securities	$4,345	4,278	7,052	8,166	10,161	331,194	365,196	364,827
Average interest rate	1.89%	2.49%	2.09%	1.76%	2.04%	2.33%	2.30%
Loans held for sale	$5,106	—	—	—	—	—	5,106	5,106
Average interest rate	3.74%	—	—	—	—	—	3.74%
Interest-bearing deposits	$1,536,817	102,230	76,186	47,816	21,769	13,368	1,798,186	1,604,008
Average interest rate	0.37%	1.15%	1.32%	1.84%	1.96%	2.48%	0.53%
Securities sold under repurchase agreements	$864	—	—	—	—	—	864	864
Average interest rate	1.47%	—	—	—	—	—	1.47%
Impact of Inflation
Although interest rates are significantly affected by inflation, for the fiscal years ended December 31, 2017, 2016, and 2015, the inflation rate is believed to have had an immaterial impact on the Company’s results of operations.
Impact of New Accounting Standards
Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 was originally going to be effective for us on January 1, 2017; however, the FASB recently issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606) - Deferral of the Effective Date" which deferred the effective date of ASU 2014-09 by one year to January 1, 2018. Our revenue is comprised of net interest income on financial assets and financial liabilities, which is explicitly excluded from the scope of ASU 2014-09, and non-interest income. We expect that ASU 2014-09 will require us to change how we recognize certain recurring revenue streams within investment management fees, insurance commissions and fees and other categories of non-interest income; however, we do not expect these changes to have a significant impact on our financial statements. We expect to adopt the standard in the first quarter of 2018.
In February 2016, FASB issued ASU 2016-02, "Leases (Topic 842)." The amendments in this ASU are effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. As a result of the amendment, lessees will need to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustments, such as adjustments for initial direct costs. For income statement purposes, FASB retained a dual model, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. We currently do not expect this ASU to have a material impact on our consolidated financial statements.
In June 2016, FASB  issued ASU 2016-13, "Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments."  ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts and requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. In addition, ASU 2016-13 amends the accounting for credit losses on held-to-maturity debt securities and purchased financial assets with credit deterioration. ASU 2016-13 will be effective on January 1, 2020. We are currently evaluating the potential impact of ASU 2016-13 on our financial statements. We are also evaluating the sufficiency of current systems and data needed to comply with this ASU. While we are currently unable to reasonably estimate the impact of adopting ASU 2016-13, we expect that the impact of adoption will be significantly influenced by the composition, characteristics and quality of our loan and securities portfolios as well as the prevailing economic conditions and forecasts as of the adoption date.
In August 2016, FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” ASU 2016-15 clarifies how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230. The update addresses eight specific cash flow issues including, but not limited to, proceeds from the settlement of bank-owned life insurance policies, with the objective of reducing the existing diversity in practice. ASU 2016-15 will be effective on January 1, 2018. We do not expect adoption of this standard to be significant to our financial statements.
In January 2017, FASB issued ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350) - Simplifying the Test for Goodwill Impairment.” ASU 2017-04 eliminates Step 2 from the goodwill impairment test which required entities to compute the implied fair value of goodwill. Under ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 will be effective for us on January 1, 2020, with early adoption permitted for interim or annual impairment tests beginning in 2017. ASU 2017-04 is not expected to have a significant impact on our financial statements.
In March 2017, FASB issued ASU 2017-08, “Receivables -  Nonrefundable Fees and Other Costs (Subtopic 310-20) - Premium Amortization on Purchased Callable Debt Securities.” ASU 2017-08 provides guidance on the amortization period for certain purchased callable debt securities held at a premium. This update shortens the amortization period for the premium to the earliest call date. Under current generally accepted accounting principles, entities generally amortize the premium as an adjustment of yield over the contractual life of the instrument related

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

to certain cash flow issues. ASU 2017-08 will be effective for us on January 1, 2019. We are currently evaluating the potential impact of ASU 2017-08 on our financial statements.

Other than those previously discussed, there were no other recently issued accounting pronouncements that may materially impact the Company.

Holding Company & Stock Information
Wilson Bank Holding Company Directors

James Anthony Patton, Chairman; Randall Clemons; Charles Bell; Jack Bell; James F. Comer; Robert H. Goodall, Jr; Jerry Franklin; John Freeman; William Jordan; John C. McDearman III and Elmer Richerson.
Common Stock Market Information
The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at February 19, 2018 was 4,060. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company’s common stock during the years 2016 and 2017. *The information set forth below has been adjusted to reflect a four for three stock split for shareholders as of record as of March 24, 2016.
On January 1, 2016, a $.35 per share cash dividend was declared and on July 1, 2016 a $.30 per share cash dividend was declared and paid to shareholders of record on those dates. On January 1, 2017, a $.30 per share cash dividend was declared and on July 1, 2017, a $.35 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent upon the Company’s profitability, its capital needs, overall financial condition and economic and regulatory considerations.
Stock Prices

2016	High		Low
First Quarter	$39.25		$37.62
Second Quarter	$42.25	*	$39.25
Third Quarter	$40.25		$39.75
Fourth Quarter	$55.00	*	$40.25
2017	High		Low
First Quarter	$43.00	*	$40.75
Second Quarter	$42.75		$41.75
Third Quarter	$44.00	*	$42.75
Fourth Quarter	$100.00	*	$43.75
*Represents one transaction of 50 shares during the second quarter of 2016, one transaction of 294 shares during the fourth quarter of 2016, one transaction of 2,400 shares during the first quarter of 2017, one transaction of 3,395 shares during the third quarter of 2017 and one transaction of 100 shares during the fourth quarter of 2017 of which the Company is aware where the sale prices was at least $1.25 higher than any other trade during the quarter of which the Company is aware. The volume weighted average stock price during the second quarter of 2016 was $39.28 and the volume weighted average stock price during the fourth quarter of 2016 was $40.62. The volume weighted average stock price during the first quarter of 2017 was $41.17 and the volume weighted average stock price during the third quarter of 2017 and fourth quarter of 2017 was $42.90 and $44.48, respectively.

Annual Meeting and Information Contacts
The Annual Meeting of Shareholders will be held in the Main Office of Wilson Bank Holding Company at 7:00 P.M., April 24, 2018 at 623 West Main Street, Lebanon, Tennessee.
For further information concerning Wilson Bank Holding Company or Wilson Bank & Trust, or to obtain a copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, which is available without charge to shareholders, please contact Lisa Pominski, CFO, Wilson Bank & Trust, P.O. Box 768, Lebanon, Tennessee 37088-0768, phone (615) 443-6612.

WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

	In Thousands, Except Per Share Information
	As Of December 31,
	2017	2016	2015	2014	2013
CONSOLIDATED BALANCE SHEETS:
Total assets end of year	$2,317,033	2,198,051	2,021,604	1,873,242	1,748,971
Loans, net	$1,727,253	1,667,088	1,443,179	1,329,865	1,184,267
Securities	$365,196	349,209	359,323	374,543	356,196
Deposits	$2,037,745	1,942,135	1,789,850	1,660,270	1,554,255
Stockholders’ equity	$267,730	244,620	223,438	200,892	177,671

	Years Ended December 31,
	2017	2016	2015	2014	2013
CONSOLIDATED STATEMENTS OF EARNINGS:
Interest income	$91,020	84,746	78,839	74,380	71,814
Interest expense	8,889	8,284	8,608	9,768	10,879
Net interest income	82,131	76,462	70,231	64,612	60,935
Provision for loan losses	1,681	379	388	498	2,177
Net interest income after provision for loan losses	80,450	76,083	69,843	64,114	58,758
Non-interest income	22,836	21,728	19,941	16,678	15,204
Non-interest expense	60,406	57,337	52,159	47,705	48,787
Earnings before income taxes	42,880	40,474	37,625	33,087	25,175
Income taxes	19,354	14,841	13,762	12,310	9,306
Net earnings	$23,526	25,633	23,863	20,777	15,869
Cash dividends declared	$6,729	5,756	4,935	4,510	4,464
PER SHARE DATA: (1)
Basic earnings per common share	$2.26	2.49	2.35	2.06	1.59
Diluted earnings per common share	$2.26	2.49	2.35	2.06	1.59
Cash dividends	$0.65	0.56	0.49	0.45	0.45
Book value	$25.62	23.71	21.90	19.90	17.77
RATIOS:
Return on average stockholders’ equity	9.06%	10.80	11.17	10.95	9.20
Return on average assets	1.04%	1.21	1.23	1.15	0.93
Total capital to assets	11.55%	11.13	11.05	10.72	10.16
Dividends declared per share as a percentage of basic earnings per share	28.76%	22.49	20.85	21.82	28.30

WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

	In Thousands, Except Per Share Information
	As Of December 31,
	2017	2016	2015	2014	2013
NON-GAAP FINANCIAL MEASURES: (2)
Net earnings	$23,526	25,633	23,863	20,777	15,869
Security losses (gains), net of taxes	108	(284)	(114)	(336)	(48)
Loss (gain) on sale of other real estate, net of taxes	(4)	(32)	(223)	(48)	1,013
Loss (gain) on disposal of premises and equipment, net of taxes	—	45	33	(4)	(7)
Loss on sale of other assets, net of taxes	9	1	1	4	2
Deferred tax revaluation	3,603	—	—	—	—
Adjusted net earnings	$27,242	25,363	23,560	20,393	16,829
Adjusted basic earnings per share	$2.62	2.47	2.32	2.03	1.69
Adjusted diluted earnings per share	$2.62	2.47	2.32	2.03	1.69
Adjusted return on average stockholders' equity	10.49%	10.69	11.03	10.74	9.76
Adjusted return on average assets	1.20%	1.19	1.21	1.13	0.99
(1) Per share data for periods prior to January 1, 2016 have been retroactively adjusted to reflect a 4 for 3 stock split which occurred effective March 30, 2016.
(2) Not a recognized measure under generally accepted accounting principles (GAAP). The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measures prepared in accordance with GAAP. Because the non-GAAP financial measures presented above are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies. The Company believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. The Company’s management utilizes this non-GAAP financial information to compare the Company’s operating performance for 2017 versus prior periods and to internally prepared projections.

WILSON BANK HOLDING COMPANY
Consolidated Financial Statements
December 31, 2017 and 2016
(With Independent Auditor’s Report Thereon)

Stephen M. Maggart, CPA, ABV, CFF
J. Mark Allen, CPA
Michael T. Holland, CPA, ABV, CFF
M. Todd Maggart, CPA, ABV, CFF
Michael F. Murphy, CPA
P. Jason Ricciardi, CPA, CGMA
David B. von Dohlen, CPA
T. Keith Wilson, CPA, CITP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders of
Wilson Bank Holding Company:

Opinions on the Financial Statements and Internal Control Over Financial Reporting

We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiary (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively referred to as the financial statements). We also have audited the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.

Basis for Opinion

The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the financial statements included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

1201 DEMONBREUN STREET ▪ SUITE 1220 ▪ NASHVILLE, TENNESSEE 37203-3140 ▪ (615) 252-6100 ▪ Fax ▪ (615) 252-6105
www.maggartpc.com

To The Board of Directors and Shareholders of
Wilson Bank Holding Company:
Page Two

Definition and Limitations of Internal Control over Financial Reporting

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

MAGGART & ASSOCIATES, P.C.

We have served as the Company’s auditor since 1987.

Nashville, Tennessee
February 9, 2018

WILSON BANK HOLDING COMPANY
Consolidated Balance Sheets
December 31, 2017 and 2016

	Dollars in thousands
	2017	2016
ASSETS
Loans, net of allowance for loan losses of $23,909 and $22,731, respectively	$1,727,253	1,667,088
Securities:
Held-to-maturity, at amortized cost (market value $32,111 and $36,145, respectively)	32,480	36,624
Available-for-sale, at market (amortized cost $338,449 and $319,201, respectively)	332,716	312,585
Total securities	365,196	349,209
Loans held for sale	5,106	14,788
Interest bearing deposits	44,465	—
Restricted equity securities, at cost	3,012	3,012
Total earning assets	2,145,032	2,034,097
Cash and due from banks	51,053	47,918
Premises and equipment, net	54,215	44,414
Accrued interest receivable	6,266	6,104
Deferred income taxes	7,424	10,758
Other real estate	1,635	4,527
Bank owned life insurance	29,475	28,616
Goodwill	4,805	4,805
Other assets	17,128	16,812
Total assets	$2,317,033	2,198,051
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$2,037,745	1,942,135
Securities sold under repurchase agreements	864	736
Accrued interest and other liabilities	10,694	10,560
Total liabilities	2,049,303	1,953,431
Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 50,000,000 shares, 10,450,711 and 10,319,673 shares issued and outstanding, respectively	20,901	20,639
Additional paid-in capital	66,047	60,541
Retained earnings	185,017	167,523
Net unrealized losses on available-for-sale securities, net of taxes of $1,498 and $2,533, respectively	(4,235)	(4,083)
Total stockholders’ equity	267,730	244,620
COMMITMENTS AND CONTINGENCIES
Total liabilities and stockholders’ equity	$2,317,033	2,198,051
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Earnings
Three Years Ended December 31, 2017

	Dollars In Thousands (except per share data)
	2017	2016	2015
Interest income:
Interest and fees on loans	$83,120	77,024	71,543
Interest and dividends on securities:
Taxable securities	5,397	5,714	5,868
Exempt from Federal income taxes	1,208	1,191	768
Interest on loans held for sale	324	391	385
Interest on Federal funds sold	271	304	154
Interest on interest bearing deposits	549	—	—
Interest and dividends on restricted equity securities	151	122	121
Total interest income	91,020	84,746	78,839
Interest expense:
Interest on negotiable order of withdrawal accounts	1,308	1,371	1,515
Interest on money market accounts and other savings accounts	2,211	1,915	1,906
Interest on certificates of deposit and individual retirement accounts	5,353	4,978	5,179
Interest on securities sold under repurchase agreements	9	3	7
Interest on Federal funds purchased	8	17	1
Total interest expense	8,889	8,284	8,608
Net interest income before provision for loan losses	82,131	76,462	70,231
Provision for loan losses	1,681	379	388
Net interest income after provision for loan losses	80,450	76,083	69,843
Non-interest income	22,836	21,728	19,941
Non-interest expense	(60,406)	(57,337)	(52,159)
Earnings before income taxes	42,880	40,474	37,625
Income taxes	19,354	14,841	13,762
Net earnings	$23,526	25,633	23,863
Basic earnings per common share	$2.26	2.49	2.35
Diluted earnings per common share	$2.26	2.49	2.35
Weighted average common shares outstanding:
Basic	10,407,211	10,279,332	10,165,477
Diluted	10,412,536	10,284,328	10,170,180
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Comprehensive Earnings
Three Years Ended December 31, 2017

	Dollars In Thousands
	2017	2016	2015
Net earnings	$23,526	25,633	23,863
Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $271, $1,830, and $35, respectively	437	(2,948)	(58)
Revaluation of deferred tax assets due to change in tax rates	(697)	—	—
Reclassification adjustment for net losses (gains) included in net earnings, net of taxes of $67, $176, and $71, respectively	108	(284)	(114)
Other comprehensive losses	(152)	(3,232)	(172)
Comprehensive earnings	$23,374	22,401	23,691
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Changes in Stockholders’ Equity
Three Years Ended December 31, 2017

	Dollars In Thousands
	Common Stock	Additional Paid-In Capital	Retained Earnings	Net Unrealized Gain (Loss) On Available-For-Sale Securities	Total
Balance December 31, 2014	$15,144	57,709	128,718	(679)	200,892
Cash dividends declared, $.49 per share	—	—	(4,935)	—	(4,935)
Issuance of 72,543 shares of common stock pursuant to dividend reinvestment plan	145	3,366	—	—	3,511
Issuance of 7,633 shares of common stock pursuant to exercise of stock options	15	226	—	—	241
Share based compensation expense	—	38	—	—	38
Net change in fair value of available-for-sale securities during the year, net of taxes of $106	—	—	—	(172)	(172)
Net earnings for the year	—	—	23,863	—	23,863
Balance December 31, 2015	15,304	61,339	147,646	(851)	223,438
Cash dividends declared, $.56 per share	—	—	(5,756)	—	(5,756)
Issuance of 98,318 shares of common stock pursuant to dividend reinvestment plan	197	4,119	—	—	4,316
Issuance of 5,120 shares of common stock pursuant to exercise of stock options	10	142	—	—	152
Issuance of 2,564,091 shares of common stock pursuant to a 4 for 3 stock split	5,128	(5,128)	—	—	—
Share based compensation expense	—	69	—	—	69
Net change in fair value of available-for-sale securities during the year, net of taxes of $2,006	—	—	—	(3,232)	(3,232)
Net earnings for the year	—	—	25,633	—	25,633
Balance December 31, 2016	20,639	60,541	167,523	(4,083)	244,620
Cash dividends declared, $.65 per share	—	—	(6,729)	—	(6,729)
Issuance of 125,960 shares of common stock pursuant to dividend reinvestment plan	252	5,014	—	—	5,266
Issuance of 5,078 shares of common stock pursuant to exercise of stock options	10	142	—	—	152
Reclassification of deferred tax asset revaluation	—	—	697	(697)	—
Share based compensation expense	—	350	—	—	350
Net change in fair value of available-for-sale securities during the year, net of taxes of $338	—	—	—	545	545
Net earnings for the year	—	—	23,526	—	23,526
Balance December 31, 2017	$20,901	66,047	185,017	(4,235)	267,730
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Cash Flows
Three Years Ended December 31, 2017
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2017	2016	2015
Cash flows from operating activities:
Interest received	$93,506	86,641	81,054
Fees and other income received	17,876	16,029	15,346
Proceeds from sales of loans	149,775	160,816	157,261
Origination of loans held for sale	(135,835)	(161,114)	(153,882)
Interest paid	(8,612)	(8,278)	(8,728)
Cash paid to suppliers and employees	(57,643)	(53,454)	(51,474)
Income taxes paid	(16,400)	(13,837)	(13,937)
Net cash provided by operating activities	42,667	26,803	25,640
Cash flows from investing activities:
Purchase of available-for-sale securities	(96,180)	(181,285)	(125,000)
Proceeds from calls, maturities and paydowns of available-for-sale securities	38,839	102,596	95,620
Proceeds from sale of available-for-sale securities	35,555	90,007	42,845
Purchase of held-to-maturity securities	—	(11,479)	(4,413)
Proceeds from maturities and paydowns of held-to-maturity securities	3,859	2,742	4,079
Loans made to customers, net of repayments	(61,826)	(223,950)	(114,456)
Purchase of bank owned life insurance and annuity contracts	—	(11,916)	(8,464)
Purchase of bank premises and equipment	(12,660)	(5,147)	(4,612)
Proceeds from sale of other assets	43	15	12
Proceeds from sale of other real estate	2,876	581	3,000
Net cash used in investing activities	(89,494)	(237,836)	(111,389)
Cash flows from financing activities:
Net increase in non-interest bearing, savings, NOW and money market deposit accounts	87,116	158,775	160,760
Net increase (decrease) in time deposits	8,494	(6,490)	(31,180)
Net increase (decrease) in securities sold under agreements to repurchase	128	(1,299)	(1,402)
Dividends paid	(6,729)	(5,756)	(4,935)
Proceeds from sale of common stock pursuant to dividend reinvestment	5,266	4,316	3,511
Proceeds from sale of common stock pursuant to exercise of stock options	152	152	241
Net cash provided by financing activities	94,427	149,698	126,995
Net increase (decrease) in cash and cash equivalents	47,600	(61,335)	41,246
Cash and cash equivalents at beginning of year	47,918	109,253	68,007
Cash and cash equivalents at end of year	$95,518	47,918	109,253
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Cash Flows, Continued
Three Years Ended December 31, 2017
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2017	2016	2015
Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$23,526	25,633	23,863
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	5,507	5,515	4,578
Provision for loan losses	1,681	379	388
Share based compensation expense	692	69	38
Provision for deferred tax expense (benefit)	(607)	(164)	1,238
Revaluation of deferred tax assets due to change in tax rates	3,603	—	—
Gains on sales of other real estate, net	(6)	(52)	(362)
Loss on sales of other assets	15	1	2
Loss on sales of premises and equipment	—	73	53
Security loss (gain)	175	(460)	(185)
Decrease (increase) in loans held for sale	9,682	(4,653)	(669)
Increase (decrease) in taxes payable	(42)	1,168	(1,413)
Increase in other assets, bank owned life insurance and annuity contract earnings	(1,231)	(2,408)	(1,161)
Decrease (increase) in accrued interest receivable	(162)	(860)	219
Increase (decrease) in interest payable	277	6	(120)
Increase (decrease) in other liabilities	(443)	2,556	(829)
Total adjustments	19,141	1,170	1,777
Net cash provided by operating activities	$42,667	26,803	25,640
Supplemental Schedule of Non-Cash Activities:
Change in unrealized loss in value of securities available-for-sale, net of taxes of $1,035 in 2017, $2,006 in 2016, and $106 in 2015	$(152)	(3,232)	(172)
Non-cash transfers from loans to other real estate	$173	696	1,930
Non-cash transfers from other real estate to loans	$195	1,050	1,180
Non-cash transfers from loans to other assets	$2	16	4
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

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
Wilson Bank operates under a state bank charter and provides full banking services. As a state-chartered bank that is not a member of the Federal Reserve, Wilson Bank is subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation (“FDIC”). The areas served by Wilson Bank include Wilson County, DeKalb County, Rutherford County, Smith County, Trousdale County, Putnam County, Sumner County, and Davidson County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the main office and twenty-six branch locations.

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
Residential 1-4 family, commercial real estate and construction mortgage loans, represented 23%, 38% and 22% and 22%, 42% and 20% of the loan portfolio at December 31, 2017 and 2016, respectively.

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
December 31, 2017, 2016 and 2015

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
December 31, 2017, 2016 and 2015

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
The Company, as a member of the Federal Home Loan Bank (“FHLB”) Cincinnati system, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at par value, which approximates its fair value. Management reviews the investment for impairment based on the ultimate recoverability of the cost basis in the FHLB stock. As of December 31, 2017, the minimum required investment was approximately $2.6 million. Stock redemptions are at the discretion of the FHLB.

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
December 31, 2017, 2016 and 2015

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
Stock compensation accounting guidance (FASB ASC 718, “Compensation—Stock Compensation”) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, cash-settled stock appreciation rights (SARs), and employee share purchase plans.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options and cash-settled SARs.

(r)	Advertising Costs
Advertising costs are expensed as incurred by the Company and totaled $2,326,000, $2,310,000 and $2,337,000 for 2017, 2016 and 2015, respectively.

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
Certain reclassifications have been made to the 2016 and 2015 figures to conform to the presentation for 2017.

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
The Company paid a 4 for 3 stock split to stockholders on March 30, 2016. Each stockholder received four (4) shares of common stock for each three (3) shares owned with no allowance for fractional shares. Per share data and stock options included in these financial statements for periods prior to 2017 has been restated to give effect to the stock split.

(x)	Recently Adopted Accounting Pronouncements
Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 was originally going to be effective for us on January 1, 2017; however, the FASB recently issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606) - Deferral of the Effective Date" which deferred the effective date of ASU 2014-09 by one year to January 1, 2018. Our revenue is comprised of net interest income on financial assets and financial liabilities, which is explicitly excluded from the scope of ASU 2014-09, and non-interest income. We expect that ASU 2014-09 will require us to change how we recognize certain recurring revenue streams within investment management fees, insurance commissions and fees and other categories of non-interest income; however, we do not expect these changes to have a significant impact on our financial statements. We expect to adopt the standard in the first quarter of 2018.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

In February 2016, FASB issued ASU 2016-02, "Leases (Topic 842)." The amendments in this ASU are effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. As a result of the amendment, lessees will need to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustments, such as adjustments for initial direct costs. For income statement purposes, FASB retained a dual model, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. We currently do not expect this ASU to have a material impact on our consolidated financial statements.
In June 2016, FASB  issued ASU 2016-13, "Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments."  ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts and requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. In addition, ASU 2016-13 amends the accounting for credit losses on held-to-maturity debt securities and purchased financial assets with credit deterioration. ASU 2016-13 will be effective on January 1, 2020. We are currently evaluating the potential impact of ASU 2016-13 on our financial statements. We are also evaluating the sufficiency of current systems and data needed to comply with this ASU. While we are currently unable to reasonably estimate the impact of adopting ASU 2016-13, we expect that the impact of adoption will be significantly influenced by the composition, characteristics and quality of our loan and securities portfolios as well as the prevailing economic conditions and forecasts as of the adoption date.
In August 2016, FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” ASU 2016-15 clarifies how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230. The update addresses eight specific cash flow issues including, but not limited to, proceeds from the settlement of bank-owned life insurance policies, with the objective of reducing the existing diversity in practice. ASU 2016-15 will be effective on January 1, 2018. We do not expect adoption of this standard to be significant to our financial statements.
In January 2017, FASB issued ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350) - Simplifying the Test for Goodwill Impairment.” ASU 2017-04 eliminates Step 2 from the goodwill impairment test which required entities to compute the implied fair value of goodwill. Under ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 will be effective for us on January 1, 2020, with early adoption permitted for interim or annual impairment tests beginning in 2017. ASU 2017-04 is not expected to have a significant impact on our financial statements.
In March 2017, FASB issued ASU 2017-08, “Receivables -  Nonrefundable Fees and Other Costs (Subtopic 310-20) - Premium Amortization on Purchased Callable Debt Securities.” ASU 2017-08 provides guidance on the amortization period for certain purchased callable debt securities held at a premium. This update shortens the amortization period for the premium to the earliest call date. Under current generally accepted accounting principles, entities generally amortize the premium as an adjustment of yield over the contractual life of the instrument related to certain cash flow issues. ASU 2017-08 will be effective for us on January 1, 2019. We are currently evaluating the potential impact of ASU 2017-08 on our financial statements.
Other than those previously discussed, there were no other recently issued accounting pronouncements that may materially impact the Company.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

(2)	Loans and Allowance for Loan Losses
The classification of loans at December 31, 2017 and 2016 is as follows:

	In Thousands
	2017	2016
Mortgage loans on real estate:
Residential 1-4 family	$406,667	393,268
Multifamily	91,992	109,410
Commercial	661,223	689,695
Construction	392,039	297,315
Farmland	34,212	46,314
Second mortgages	8,952	9,193
Equity lines of credit	60,650	56,038
Total mortgage loans on real estate	1,655,735	1,601,233
Commercial loans	47,939	40,301
Agriculture loans	1,665	1,562
Consumer installment loans:
Personal	39,624	41,117
Credit cards	3,385	3,157
Total consumer installment loans	43,009	44,274
Other loans	10,193	9,055
	1,758,541	1,696,425
Net deferred loan fees	(7,379)	(6,606)
Total loans	1,751,162	1,689,819
Less: Allowance for loan losses	(23,909)	(22,731)
Loans, net	$1,727,253	1,667,088
At December 31, 2017, variable rate and fixed rate loans totaled $1,252,794,000 and $505,747,000, respectively. At December 31, 2016, variable rate and fixed rate loans totaled $1,178,865,000 and $517,560,000, respectively.
In the normal course of business, Wilson Bank has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $7,759,000 and $9,692,000 at December 31, 2017 and 2016, respectively. None of these loans were restructured, charged-off or involved more than the normal risk of collectibility or presented other unfavorable features during the three years ended December 31, 2017.
An analysis of the activity with respect to such loans to related parties is as follows:

	In Thousands
	December 31,
	2017	2016
Balance, January 1	$9,692	6,576
New loans and renewals during the year	15,299	16,295
Repayments (including loans paid by renewal) during the year	(17,232)	(13,179)
Balance, December 31	$7,759	9,692

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

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

The following tables, present the Company’s impaired loans at December 31, 2017 and 2016:

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2017
With no related allowance recorded:
Residential 1-4 family	$2,314	2,322	—	742	103
Multifamily	—	—	—	—	—
Commercial real estate	893	889	—	902	39
Construction	1,185	1,182	—	1,354	64
Farmland	—	—	—	26	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$4,392	4,393	—	3,024	206

In Thousands
	Record Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2017
With allowance recorded:
Residential 1-4 family	$409	581	136	461	29
Multifamily	—	—	—	—	—
Commercial real estate	2,157	2,157	291	2,894	17
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$2,566	2,738	427	3,355	46

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2017
Total:
Residential 1-4 family	$2,723	2,903	136	1,203	132
Multifamily	—	—	—	—	—
Commercial real estate	3,050	3,046	291	3,796	56
Construction	1,185	1,182	—	1,354	64
Farmland	—	—	—	26	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$6,958	7,131	427	6,379	252

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2016
With no related allowance recorded:
Residential 1-4 family	$150	148	—	150	7
Multifamily	—	—	—	—	—
Commercial real estate	4,248	4,246	—	4,352	38
Construction	1,623	1,618	—	1,778	82
Farmland	104	103	—	79	5
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$6,125	6,115	—	6,359	132

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2016
With allowance recorded:
Residential 1-4 family	$540	531	196	540	32
Multifamily	—	—	—	—	—
Commercial real estate	443	443	120	111	5
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$983	974	316	651	37
December 31, 2016
Total:
Residential 1-4 family	$690	679	196	690	39
Multifamily	—	—	—	—	—
Commercial real estate	4,691	4,689	120	4,463	43
Construction	1,623	1,618	—	1,778	82
Farmland	104	103	—	79	5
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$7,108	7,089	316	7,010	169
The following tables present the Company’s nonaccrual loans, credit quality indicators and past due loans as of December 31, 2017 and 2016.
Loans on Nonaccrual Status

	In Thousands
	2017	2016
Residential 1-4 family	$—	—
Multifamily	—	—
Commercial real estate	1,729	3,255
Construction	—	—
Farmland	310	310
Second mortgages	—	—
Equity lines of credit	—	—
Commercial	—	—
Agricultural, installment and other	1	—
Total	$2,040	3,565

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

The amount of interest income that would have been recognized for the years ended December 31, 2017 and 2016 amounted to $117,000 and $202,000, respectively, if the above nonaccrual loans had been current.
Potential problem loans, which include nonperforming loans, amounted to approximately $16.2 million at December 31, 2017 compared to $16.2 million at December 31, 2016. Potential problem loans represent those loans with a well defined weakness and where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower’s ability to comply with present repayment terms. This definition is believed to be substantially consistent with the standards established by the FDIC, the Company’s primary federal regulator, for loans classified as special mention, substandard, or doubtful, excluding the impact of nonperforming loans.
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

Credit Quality Indicators

	In Thousands
	Residential 1-4 Family	Multifamily	Commercial Real Estate	Construction	Farmland	Second Mortgages	Equity Lines of Credit	Commercial	Agricultural, Installment and Other	Total
Credit Risk Profile by Internally Assigned Grade
December 31, 2017
Pass	$395,664	91,992	657,456	391,778	33,500	8,765	60,553	47,937	54,697	1,742,342
Special mention	5,677	—	646	84	125	43	41	2	77	6,695
Substandard	5,326	—	3,121	177	587	144	56	—	93	9,504
Doubtful	—	—	—	—	—	—	—	—	—	—
Total	$406,667	91,992	661,223	392,039	34,212	8,952	60,650	47,939	54,867	1,758,541
December 31, 2016
Pass	$384,383	109,410	684,202	297,089	45,470	8,775	55,883	40,301	54,754	1,680,267
Special mention	5,616	—	668	121	147	303	—	—	26	6,881
Substandard	3,269	—	4,825	105	697	115	155	—	111	9,277
Doubtful	—	—	—	—	—	—	—	—	—	—
Total	$393,268	109,410	689,695	297,315	46,314	9,193	56,038	40,301	54,891	1,696,425

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

Age Analysis of Past Due Loans

	In Thousands
	30-59 Days Past Due	60-89 Days Past Due	Nonaccrual and Greater Than 90 Days	Total Nonaccrual and Past Due	Current	Total Loans	Recorded Investment Greater Than 90 Days and Accruing
December 31, 2017
Residential 1-4 family	$3,631	524	673	4,828	401,839	406,667	673
Multifamily	—	—	—	—	91,992	91,992	—
Commercial real estate	—	83	1,729	1,812	659,411	661,223	—
Construction	433	—	113	546	391,493	392,039	113
Farmland	112	—	310	422	33,790	34,212	—
Second mortgages	—	—	2	2	8,950	8,952	2
Equity lines of credit	—	—	41	41	60,609	60,650	41
Commercial	2	137	—	139	47,800	47,939	—
Agricultural, installment and other	432	57	149	638	54,229	54,867	148
Total	$4,610	801	3,017	8,428	1,750,113	1,758,541	977
December 31, 2016
Residential 1-4 family	$3,311	1,307	1,434	6,052	387,216	393,268	1,434
Multifamily	—	—	—	—	109,410	109,410	—
Commercial real estate	41	175	3,335	3,551	686,144	689,695	80
Construction	1,872	53	22	1,947	295,368	297,315	22
Farmland	56	1,163	410	1,629	44,685	46,314	100
Second mortgages	177	—	11	188	9,005	9,193	11
Equity lines of credit	40	148	17	205	55,833	56,038	17
Commercial	37	4	—	41	40,260	40,301	—
Agricultural, installment and other	385	85	143	613	54,278	54,891	143
Total	$5,919	2,935	5,372	14,226	1,682,199	1,696,425	1,807

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

Transactions in the allowance for loan losses for the years ended December 31, 2017 and 2016 are summarized as follows:

	In Thousands
	Residential 1-4 Family	Multifamily	Commercial Real Estate	Construction	Farmland	Second Mortgages	Equity Lines of Credit	Commercial	Agricultural, Installment and Other	Total
December 31, 2017
Allowance for loan losses:
Beginning balance	$4,571	839	9,541	5,387	658	112	675	386	562	22,731
Provision	675	172	(414)	586	(168)	(10)	45	9	786	1,681
Charge-offs	(118)	—	—	—	(3)	(11)	—	—	(1,090)	(1,222)
Recoveries	28	—	140	121	—	3	3	6	418	719
Ending balance	$5,156	1,011	9,267	6,094	487	94	723	401	676	23,909
Ending balance individually evaluated for impairment	$136	—	291	—	—	—	—	—	—	427
Ending balance collectively evaluated for impairment	$5,020	1,011	8,976	6,094	487	94	723	401	676	23,482
Loans:
Ending balance	$406,667	91,992	661,223	392,039	34,212	8,952	60,650	47,939	54,867	1,758,541
Ending balance individually evaluated for impairment	$2,678	—	3,046	1,182	—	—	—	—	—	6,906
Ending balance collectively evaluated for impairment	$403,989	91,992	658,177	390,857	34,212	8,952	60,650	47,939	54,867	1,751,635

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

	In thousands
	Residential 1-4 Family	Multifamily	Commercial Real Estate	Construction	Farmland	Second Mortgages	Equity Lines of Credit	Commercial	Agricultural, Installment and Other	Total
December 31, 2016
Allowance for loan losses:
Beginning balance	$5,024	619	9,986	5,136	654	106	594	301	480	22,900
Provision	(400)	220	(399)	283	2	2	66	81	524	379
Charge-offs	(109)	—	(100)	(66)	—	—	—	(11)	(674)	(960)
Recoveries	56	—	54	34	2	4	15	15	232	412
Ending balance	$4,571	839	9,541	5,387	658	112	675	386	562	22,731
Ending balance individually evaluated for impairment	$196	—	120	—	—	—	—	—	—	316
Ending balance collectively evaluated for impairment	$4,375	839	9,421	5,387	658	112	675	386	562	22,415
Loans:
Ending balance	$393,268	109,410	689,695	297,315	46,314	9,193	56,038	40,301	54,891	1,696,425
Ending balance individually evaluated for impairment	$679	—	4,689	1,618	103	—	—	—	—	7,089
Ending balance collectively evaluated for impairment	$392,589	109,410	685,006	295,697	46,211	9,193	56,038	40,301	54,891	1,689,336
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
The following table summarizes the carrying balances of TDRs at December 31, 2017 and December 31, 2016 (dollars in thousands):

	2017	2016
Performing TDRs	$2,250	3,277
Nonperforming TDRs	1,834	1,319
Total TDRs	$4,084	4,596

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

The following table outlines the amount of each troubled debt restructuring categorized by loan classification for the years ended December 31, 2017 and 2016 (dollars in thousands):

	December 31, 2017			December 31, 2016
	Number of Contracts	Pre Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment, Net of Related Allowance	Number of Contracts	Pre Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment, Net of Related Allowance
Residential 1-4 family	6	610	535	4	130	130
Multifamily	—	—	—	—	—	—
Commercial real estate	—	—	—	2	1,364	1,244
Construction	—	—	—	—	—	—
Farmland	1	86	86	1	103	103
Second mortgages	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Agricultural, installment and other	1	3	3	2	17	17
Total	8	699	624	9	1,614	1,494
As of December 31, 2017, the Company had one loan totaling $103,000 previously classified as a troubled debt restructuring default within twelve months of the restructuring. As of December 31, 2016, the Company did not have any loans previously classified as troubled debt restructurings default within twelve months of the restructuring. A default is defined as an occurrence which violates the terms of the receivable’s contract.
The Company’s principal customers are primarily in the Middle Tennessee area with a concentration in Wilson County, Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral vary depending upon the purpose of the credit and the borrower’s financial condition.
In 2017, 2016 and 2015, the Company originated mortgage loans for sale into the secondary market of $135,835,000, $161,114,000 and $153,882,000, respectively. The fees and gain on sale of these loans totaled $4,258,000, $4,355,000 and $4,048,000 in 2017, 2016 and 2015, respectively. The Company sells loans to third-party investors on a loan-by-loan basis and has not entered into any forward commitments with investors for future bulk sales. All of these loan sales transfer servicing rights to the buyer.
In some instances, Wilson Bank sells loans that contain provisions which permit the buyer to seek recourse against Wilson Bank in certain circumstances. At December 31, 2017 and 2016, total mortgage loans sold with recourse in the secondary market aggregated $105,308,000 and $124,480,000, respectively. At December 31, 2017, Wilson Bank has not been required to repurchase a significant amount of the mortgage loans originated by Wilson Bank and sold in the secondary market. Management expects no material losses to result from these recourse provisions.

(3)	Debt and Equity Securities
Debt and equity securities have been classified in the consolidated balance sheet according to management’s intent. Debt and equity securities at December 31, 2017 consist of the following:

	Securities Held-To-Maturity
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Mortgage-backed:
Government-sponsored enterprises (GSEs)* residential	$9,886	31	156	9,761
Obligations of states and political subdivisions	22,594	66	310	22,350
	$32,480	97	466	32,111

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

	Securities Available-For-Sale
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Government-sponsored enterprises (GSEs)*	$74,690	4	1,714	72,980
Mortgage-backed:
GSE residential	200,175	302	2,551	197,926
Asset-backed:
SBAP	26,387	—	789	25,598
Obligations of states and political subdivisions	37,197	7	992	36,212
	$338,449	313	6,046	332,716

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks and Government National Mortgage Association.
The Company’s classification of securities at December 31, 2016 is as follows:

	Securities Held-To-Maturity
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Mortgage-backed:
Government-sponsored enterprises (GSEs)* residential	$11,856	48	230	11,674
Obligations of states and political subdivisions	24,768	142	439	24,471
	$36,624	190	669	36,145

	Securities Available-For-Sale
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Government-sponsored enterprises (GSEs)*	$61,879	—	2,391	59,488
Mortgage-backed:
GSE residential	166,316	496	2,447	164,365
Asset-backed:
SBAP	37,577	9	729	36,857
Obligations of states and political subdivisions	53,429	52	1,606	51,875
	$319,201	557	7,173	312,585

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Farm Credit Banks and Government National Mortgage Association.
Included in mortgage-backed GSE residential available-for-sale securities are collateralized mortgage obligations totaling $17,361,000 (fair value of $17,133,000) and $16,015,000 (fair value of $15,814,000) at December 31, 2017 and 2016, respectively.
The amortized cost and estimated market value of debt securities at December 31, 2017, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

	In Thousands
Securities Held-To-Maturity	Amortized Cost	Estimated Market Value
Due in one year or less	$3,594	3,591
Due after one year through five years	7,218	7,229
Due after five years through ten years	8,809	8,652
Due after ten years	2,973	2,878
	22,594	22,350
Mortgage-backed securities	9,886	9,761
	$32,480	32,111

	In Thousands
Securities Available-For-Sale	Amortized Cost	Estimated Market Value
Due in one year or less	$100	100
Due after one year through five years	16,770	16,495
Due after five years through ten years	68,004	66,277
Due after ten years	27,013	26,320
	111,887	109,192
Mortgage and asset-backed securities	226,562	223,524
	$338,449	332,716
Results from sales of debt and equity securities are as follows:

	In Thousands
	2017	2016	2015
Gross proceeds	$35,555	90,007	42,845
Gross realized gains	$76	716	261
Gross realized losses	(251)	(256)	(76)
Net realized gains (losses)	$(175)	460	185
Securities carried on the balance sheet of approximately $213,154,000 (approximate market value of $209,575,000) and $196,397,000 (approximate market value of $192,484,000) were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2017 and 2016, respectively.
Included in the securities above are $23,670,000 and $9,464,000 (approximate market value of $23,404,000 and $9,121,000) and $27,412,000 and $10,840,000 (approximate market value of $27,088,000 and $10,269,000) at December 31, 2017 and 2016, respectively, in obligations of political subdivisions located within the State of Tennessee and Texas, respectively. Management purchases only obligations of such political subdivisions it considers to be financially sound.
Securities that have rates that adjust prior to maturity totaled $53,248,000 (approximate market value of $53,040,000) and $50,991,000 (approximate market value of $51,132,000) at December 31, 2017 and 2016, respectively.
Temporarily Impaired Securities
The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2017.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

Available-for-sale and held-to-maturity securities that have been in a continuous unrealized loss position at December 31, 2017 and 2016 are as follows:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
2017	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses
Held-to-Maturity Securities:
Debt securities:
Mortgage-backed:
GSE residential	$3,316	$21	4	$5,206	$135	5	$8,522	$156
Obligations of states and political subdivisions	10,137	46	27	7,278	264	18	17,415	310
	$13,453	$67	31	$12,484	$399	23	$25,937	$466
Available-for-Sale Securities:
Debt securities:
GSEs	$16,099	$190	8	$55,726	$1,524	21	$71,825	$1,714
Mortgage-backed:
GSE residential	92,180	769	43	81,434	1,782	54	173,614	2,551
Asset-backed:
SBAP	9,087	181	7	16,510	608	8	25,597	789
Obligations of states and political subdivisions	12,128	113	22	21,762	879	56	33,890	992
	$129,494	$1,253	80	$175,432	$4,793	139	$304,926	$6,046

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
2016	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses
Held-to-Maturity Securities:
Debt securities:
Mortgage-backed:
GSE residential	$8,177	$151	7	$1,704	$79	1	$9,881	$230
Obligations of states and political subdivisions	16,081	439	41	—	—	—	16,081	439
	$24,258	$590	48	$1,704	$79	1	$25,962	$669
Available-for-Sale Securities:
Debt securities:
GSEs	$59,488	$2,391	23	$—	$—	—	$59,488	$2,391
Mortgage-backed:
GSE residential	124,011	2,350	64	6,918	97	9	130,929	2,447
Asset-backed:
SBAP	33,579	729	17	—	—	—	33,579	729
Obligations of states and political subdivisions	42,801	1,606	116	—	—	—	42,801	1,606
	$259,879	$7,076	220	$6,918	$97	9	$266,797	$7,173

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
Management has the ability and intent to hold the securities classified as held-to-maturity in the table above until they mature, at which time we will receive full value for the securities. Furthermore, as of December 31, 2017, management does not have the intent to sell any of the securities classified as available-for-sale in the table above and believes that it is more likely than not that we will not have to sell any such securities before a recovery of cost. Any unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the bonds approach their maturity date or repricing date or if market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality. Accordingly, as of December 31, 2017, management believes the impairments detailed in the table above are temporary and no impairment loss has been realized in our consolidated statements of earnings.

(4)	Restricted Equity Securities
Restricted equity securities consists of stock of the FHLB of Cincinnati amounting to $3,012,000 at December 31, 2017 and 2016. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

(5)	Premises and Equipment
The detail of premises and equipment at December 31, 2017 and 2016 is as follows:

	In Thousands
	2017	2016
Land	$17,022	17,022
Buildings	31,686	29,937
Leasehold improvements	425	368
Furniture and equipment	12,521	9,760
Automobiles	353	304
Construction-in-progress	10,895	2,851
	72,902	60,242
Less accumulated depreciation	(18,687)	(15,828)
	$54,215	44,414
During 2017, 2016 and 2015, payments of $5,934,000, $1,361,000 and $1,222,000, respectively, were made to an entity owned by a director for the construction of buildings and repair work.
Depreciation expense was $2,859,000, $2,760,000 and $2,582,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

(6)	Acquired Intangible Assets and Goodwill
The Company's intangible assets result from the excess of purchase price over the applicable book value of the net assets acquired related to outside ownership of two previously 50% owned subsidiaries that the Company acquired 100% of in 2005.

	In Thousands
	2017	2016
Goodwill:
Balance at January 1,	$4,805	4,805
Goodwill acquired during year	—	—
Impairment loss	—	—
Balance at December 31,	$4,805	4,805

(7)	Deposits
Deposits at December 31, 2017 and 2016 are summarized as follows:

	In Thousands
	2017	2016
Demand deposits	$239,559	226,971
Savings accounts	136,549	123,749
Negotiable order of withdrawal accounts	495,930	454,487
Money market demand accounts	648,606	628,321
Certificates of deposit $250,000 or greater	67,614	64,938
Other certificates of deposit	370,608	360,871
Individual retirement accounts $250,000 or greater	6,954	8,417
Other individual retirement accounts	71,925	74,381
	$2,037,745	1,942,135

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2017 are as follows:

(In Thousands)
Maturity	Total
2018	$255,732
2019	102,230
2020	76,186
2021	47,816
2022	21,769
Thereafter	13,368
$517,101
The aggregate amount of overdrafts reclassified as loans receivable was $531,000 and $481,000 at December 31, 2017 and 2016, respectively.
As of December 31, 2017 and 2016, Wilson Bank was not required to maintain a cash balance with the Federal Reserve.

(8)	Securities Sold Under Repurchase Agreements
Securities sold under repurchase agreements were $864,000 and $736,000 at December 31, 2017 and 2016, respectively. The maximum amounts of outstanding repurchase agreements at any month end during 2017 and 2016 were $1,843,000 and $2,070,000, respectively. The average daily balance outstanding during 2017 and 2016 was $1,382,000 and $1,214,000, respectively. The weighted-average interest rates on the outstanding balance at December 31, 2017 and 2016 were 1.47% and 0.25%, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

(9)	Non-Interest Income and Non-Interest Expense
The significant components of non-interest income and non-interest expense for the years ended December 31, 2017, 2016 and 2015 are presented below:

	In Thousands
	2017	2016	2015
Non-interest income:
Service charges on deposits	$6,124	$5,769	5,148
Other fees and commissions	11,752	10,260	9,321
BOLI and annuity earnings	871	832	877
Security gains (losses), net	(175)	460	185
Fees and gains on sales of mortgage loans	4,258	4,355	4,048
Gain on sale of other real estate, net	6	52	362
	$22,836	21,728	19,941

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

	In Thousands
	2017	2016	2015
Non-interest expense:
Employee salaries and benefits	$35,830	34,106	31,556
Equity based compensation	692	104	38
Occupancy expenses	3,718	3,638	3,444
Furniture and equipment expenses	2,085	2,019	2,063
Loss on the sales of premises and equipment, net	—	73	53
Loss on sales of other assets, net	15	1	2
Data processing expenses	2,834	2,576	2,476
FDIC insurance	683	968	953
Directors’ fees	677	691	735
Other operating expenses	13,872	13,161	10,839
	$60,406	57,337	52,159

(10)	Income Taxes

In December 2017, the Tax Cuts and Jobs Act was signed into law. As a result, the statutory corporate tax rate was lowered from 35% to 21%, effective January 1, 2018. In accordance with accounting principles generally accepted in the United States of America, the effect of rate changes are to be recorded as an adjustment to income in the year of enactment. As a result of the Tax Cuts and Jobs Act being signed into law, the Company revalued all deferred taxes to reflect the new statutory corporate tax rate, resulting in a $3,603,000 charge to deferred tax expense in the fourth quarter of 2017. This charge included $697,000 related to unrealized losses on available-for-sale securities. Unrealized losses on available-for-sale securities are recognized as a component of equity as other comprehensive income. Management has elected to reclassify the $697,000 expense related to the available-for-sale rate change from retained earnings to other comprehensive income.
The components of the net deferred tax asset are as follows:

	In Thousands
	2017	2016
Deferred tax asset:
Federal	$7,222	11,316
State	2,068	1,863
	9,290	13,179
Deferred tax liability:
Federal	(1,402)	(2,010)
State	(464)	(411)
	(1,866)	(2,421)
Net deferred tax asset	$7,424	10,758
The tax effects of each type of significant item that gave rise to deferred tax assets (liabilities) are:

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

	In Thousands
	2017	2016
Financial statement allowance for loan losses in excess of tax allowance	$5,925	8,252
Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(1,539)	(1,941)
Financial statement deduction for deferred compensation in excess of deduction for tax purposes	1,075	1,423
Writedown of other real estate not deductible for income tax purposes until sold	161	287
Financial statement income on FHLB stock dividends not recognized for tax purposes	(327)	(480)
Unrealized loss on securities available-for-sale	1,498	2,533
Equity based compensation	178	—
Other items, net	453	684
	$7,424	10,758
The components of income tax expense (benefit) are summarized as follows:

	In Thousands
	Federal	State	Total
2017
Current	$14,004	2,354	16,358
Deferred	3,205	(209)	2,996
Total	$17,209	2,145	19,354
2016
Current	$12,910	2,095	15,005
Deferred	(136)	(28)	(164)
Total	$12,774	2,067	14,841
2015
Current	$10,871	1,653	12,524
Deferred	1,028	210	1,238
Total	$11,899	1,863	13,762
A reconciliation of actual income tax expense of $19,354,000, $14,841,000 and $13,762,000 for the years ended December 31, 2017, 2016 and 2015, respectively, to the “expected” tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

	In Thousands
	2017	2016	2015
Computed “expected” tax expense	$14,579	13,761	12,793
State income taxes, net of Federal income tax benefit	1,346	1,364	1,243
Tax exempt interest, net of interest expense exclusion	(415)	(401)	(266)
Federal income tax rate in excess of statutory rate related to taxable income over $10 million	399	370	312
Earnings on cash surrender value of life insurance	(292)	(283)	(298)
Expenses not deductible for tax purposes	43	40	35
Equity based compensation expense	16	35	13
Revaluation of federal deferred tax assets due to change in tax rates	3,603	—	—
Other	75	(45)	(70)
	$19,354	14,841	13,762

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

Total income tax expense for 2017, 2016 and 2015, includes $(67,000), $176,000 and $71,000 of (benefit) expense related to the realized gain and loss, respectively, on sale of securities.
As of December 31, 2017, 2016 and 2015 the Company has not accrued or recognized interest or penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.
There were no unrecognized tax benefits at December 31, 2017.
Wilson Bank does not expect that unrecognized tax benefits will significantly increase or decrease within the next 12 months. Included in the balance at December 31, 2017, were approximately $9.3 million of tax positions (deferred tax assets) for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.
The Company and Wilson Bank file income tax returns in the United States (“U.S.”), as well as in the State of Tennessee. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2013. The Company’s Federal tax returns have been audited through December 31, 2004 with no changes.

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
Wilson Bank leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

Years Ending December 31,	In Thousands
2018	$276
2019	276
2020	275
2021	232
2022	75
Total rent expense amounted to $215,000, $204,000 and $192,000, respectively, during the years ended December 31, 2017, 2016 and 2015.
The Company has lines of credit with other financial institutions totaling $53,000,000 at December 31, 2017 and 2016. At December 31, 2017 and 2016, respectively, there was no balance outstanding under these lines of credit.
The Company also has a Cash Management Advance ("CMA") Line of Credit agreement. The CMA is a component of the Company's Blanket Agreement for advances with the FHLB. The purpose of the CMA is to assist with short-term liquidity management. Under the terms of the CMA, the Company may borrow a maximum of $25,000,000, selecting a variable rate of interest for up to 90 days or a fixed rate for a maximum of 30 days. There were no borrowings outstanding under the CMA at December 31, 2017 or December 31, 2016.

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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

	In Thousands
	Contract or Notional Amount
	2017	2016
Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit	$605,114	483,818
Standby letters of credit	69,156	50,660
Total	$674,270	534,478
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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present creditworthiness of such counterparties. Such commitments have been made on terms which are competitive in the markets in which the Company operates; thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $69.2 million at December 31, 2017.

(13)	Concentration of Credit Risk
Practically all of the Company’s loans, commitments, and commercial and standby letters of credit have been granted to customers in the Company’s market area. Practically all such customers are depositors of Wilson Bank. The concentrations of credit by type of loan are set forth in note 2 to the consolidated financial statements.
At December 31, 2017, the Company’s cash and due from banks and federal funds sold included commercial bank deposits aggregating $29,911,000 in excess of the FDIC limit of $250,000 per depositor.
Interest bearing deposits totaling $44,465,000 were deposited with four banks.

(14)	Employee Benefit Plan
Wilson Bank has in effect a 401(k) plan (the “401(k) Plan”) which covers eligible employees. To be eligible an employee must have obtained the age of 20.5. The provisions of the 401(k) Plan provide for both employee and employer contributions. For the years ended December 31, 2017, 2016 and 2015, Wilson Bank contributed $2,145,000, $2,006,000 and $1,840,000, respectively, to the 401(k) Plan.

(15)	Dividend Reinvestment Plan
Under the terms of the Company’s dividend reinvestment plan (the “DRIP”) holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 125,960 in 2017, 98,318 in 2016 and 72,543 in 2015 were sold to participants under the terms of the DRIP.

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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Quantitative measures established by regulation to ensure capital adequacy require the Company and Wilson Bank to maintain minimum amounts and ratios (set forth in the following table) of total, Tier 1 and common equity Tier 1 capital (each as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2017 and 2016, that the Company and Wilson Bank meet all capital adequacy requirements to which they are subject.
As of December 31, 2017, the most recent notification from the FDIC categorized Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed Wilson Bank’s category. To be categorized as well capitalized for purposes of prompt corrective action regulations as of December 31, 2017 and 2016, an institution must have maintained minimum capital ratios as set forth in the following tables and not have been subject to a written agreement, order or directive to maintain a higher capital level. The Company’s and Wilson Bank’s actual capital amounts and ratios as of December 31, 2017 and 2016, are presented in the following tables:

	Actual		Regulatory Minimum Capital Requirement with Basel III Capital Conservation Buffer		Regulatory Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2017
Total capital to risk weighted assets:
Consolidated	$291,395	14.2%	$189,658	9.25%	$205,036	10.0%
Wilson Bank	289,824	14.1	189,618	9.25	204,992	10.0
Tier 1 capital to risk weighted assets:
Consolidated	267,159	13.0	148,651	7.25	123,021	6.0
Wilson Bank	265,588	13.0	148,619	7.25	163,994	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	267,159	13.0	117,895	5.75	N/A	N/A
Wilson Bank	265,588	13.0	117,871	5.75	133,245	6.5
Tier 1 capital to average assets:
Consolidated	267,159	11.9	90,110	4.0	N/A	N/A
Wilson Bank	265,588	11.5	92,062	4.0	115,078	5.0

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

	Actual		Regulatory Minimum Capital Requirement with Basel III Capital Conservation Buffer		Regulatory Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2016
Total capital to risk weighted assets:
Consolidated	$266,954	12.7%	$181,298	8.625%	$210,200	10.0%
Wilson Bank	265,142	12.6	181,496	8.625	210,430	10.0
Tier 1 capital to risk weighted assets:
Consolidated	243,897	11.6	139,295	6.625	126,154	6.0
Wilson Bank	242,085	11.5	139,462	6.625	168,407	8.0
Common Equity Tier 1 capital to risk weighted assets:
Consolidated	243,897	11.6	107,756	5.125	N/A	N/A
Wilson Bank	242,085	11.5	107,886	5.125	136,831	6.5
Tier 1 capital to average assets:
Consolidated	243,897	11.2	87,106	4.0	N/A	N/A
Wilson Bank	242,085	11.1	87,238	4.0	109,047	5.0
In July 2013, the Federal banking regulators, in response to the Statutory Requirements of The Dodd-Frank Wall Street Reform and Consumer Protection Act, adopted new regulations implementing the Basel Capital Adequacy Accord (“Basel III”) and the related minimum capital ratios. The new capital requirements were effective beginning January 1, 2015. The guidelines under Basel III established a 2.5% capital conservation buffer requirement that is phased in over four years beginning January 1, 2016. The buffer is related to Risk Weighted Assets. In order to avoid limitations on capital distributions such as dividends and certain discretionary bonus payments to executive officers, a banking organization must maintain capital ratios above the minimum ratios including the buffer. The Basel III minimum requirements after giving effect to the buffer as of January 1, of each year presented are as follows:

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
The Company provides its executive officers certain non-qualified pension benefits through an Executive Salary Continuation Plan ("the Plan") and Supplemental Executive Retirement Plan (SERP) Agreements ("SERP Agreements"). The Plan and SERP agreements were established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. The Plan and SERP Agreements generally provide executives with benefits of a portion of their salary beginning at retirement through life. As a result, the Company has accrued a liability for future obligations under the Plan and SERP Agreements. At December 31, 2017 and 2016, the liability related to the Plan totaled $1,861,000 and $1,869,000, respectively. At December 31, 2017 and 2016 the liability related to the SERP Agreements totaled $2,250,000 and $1,846,000, respectively.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

The Company has purchased life insurance policies to provide the benefits related to the Plan, which at December 31, 2017 and 2016 had an aggregate cash surrender value of $3,791,000 and $3,688,000, respectively, and an aggregate face value of insurance policies in force of $11,176,000 and $11,148,000, respectively. The life insurance policies remain the sole property of the Company and are payable to the Company.
The Company has also purchased bank owned life insurance policies on its executive officers. The insurance policies remain the sole property of the Company and are payable to the Company. The cash surrender value of the life insurance contracts totaled $25,684,000 and $24,928,000 and the face amount of the insurance policies in force approximated $61,239,000 and $61,287,000 at December 31, 2017 and 2016, respectively.
The Company has also purchased Flexible Premium Indexed Deferred Annuity Contracts (“Annuity Contracts”) to provide benefits related to the SERP Agreements. The Annuity Contracts remain the sole property of the Company and are payable to the Company. Included in other assets at December 31, 2017 and 2016 are the Annuity Contracts with an aggregate value of $10,816,000 and $10,804,000, respectively.

(18)	Equity Incentive Plan
In April 1999, the stockholders of the Company approved the Wilson Bank Holding Company 1999 Stock Option Plan (the “1999 Stock Option Plan”). The Stock Option Plan provided for the granting of stock options, and authorized the issuance of common stock upon the exercise of such options, for up to 200,000 shares of common stock, to officers and other key employees of the Company and its subsidiary. Furthermore, the Company and its subsidiary could reserve additional shares for issuance under the 1999 Stock Option Plan as needed in order that the aggregate number of shares that may be issued during the term of the 1999 Stock Option Plan is equal to five percent (5%) of the shares of common stock then issued and outstanding. The 1999 Stock Option Plan terminated on April 13, 2009, and no additional rewards may be issued under the 1999 Stock Option Plan. The awards granted under the 1999 Stock Option Plan prior to the plan's termination will remain outstanding until exercised or otherwise terminated.
In April 2009, the Company’s shareholders approved the Wilson Bank Holding Company 2009 Stock Option Plan (the “2009 Stock Option Plan”). The 2009 Stock Option Plan was effective as of April 14, 2009 and replaced the 1999 Stock Option Plan. Under the 2009 Stock Option Plan, awards may be in the form of options to acquire common stock of the Company. Subject to adjustment as provided by the terms of the 2009 Stock Option Plan, the maximum number of shares of common stock with respect to which awards may be granted under the 2009 Stock Option Plan is 100,000 shares. As of December 31, 2017, the Company has available to grant 50,722 options to employees pursuant to the 2009 Stock Option Plan.
Under the 2009 Stock Option Plan, stock option awards may be granted in the form of incentive stock options or nonstatutory stock options and are generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.
During the second quarter of 2016, the Company’s shareholders approved the Wilson Bank Holding Company 2016 Equity Incentive Plan, which authorizes awards of up to 750,000 shares of common stock. The 2016 Equity Incentive Plan was approved by the Board of Directors and effective as of January 25, 2016 and approved by the Company’s shareholders on April 12, 2016. On September 26, 2016, the Board of Directors approved an amendment and restatement of the 2016 Equity Incentive Plan (as amended and restated the “2016 Equity Incentive Plan”) to make clear that directors who are not also employees of the Company may be awarded stock appreciation rights. The primary purpose of the 2016 Equity Incentive Plan is to promote the interest of the Company and its shareholders by, among other things, (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its subsidiaries and affiliates, (ii) motivating those individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking their compensation to the long-term interests of the Company and its shareholders. Except for certain limitations, awards can be in the form of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted shares and restricted share units, performance awards and other stock-based awards. As of December 31, 2017, the Company has 501,670 shares remaining available for issuance under the 2016 Equity Incentive Plan.
The fair value of each stock option and cash-settled SAR grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2017, 2016 and 2015:

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

	2017	2016	2015
Expected dividends	1.27%	1.21%	1.00%
Expected term (in years)	7.79	8.71	8.96
Expected stock price volatility	26%	26%	22%
Risk-free rate	2.23%	2.02%	2.02%
The expected stock price volatility is based on historical volatility adjusted for consideration of other relevant factors. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.
A summary of the stock option and cash-settled SAR activity for 2017, 2016 and 2015 is as follows:

	2017		2016		2015
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	183,747	$38.09	49,895	$30.19	58,092	$28.52
Granted	112,333	40.87	140,997	40.36	4,333	36.23
Exercised	(5,078)	29.65	(5,545)	27.38	(10,177)	23.69
Forfeited or expired	(5,222)	39.22	(1,600)	28.44	(2,353)	28.22
Outstanding at end of year	285,780	$39.31	183,747	$38.09	49,895	$30.19
Options and cash-settled SARs exercisable at year end	42,256	$36.66	13,553	$29.29	13,085	$28.55

The following table summarizes information about stock options and cash-settled SARs for the year ended December 31, 2017:

	Options and Cash-Settled SARs Outstanding			Options and Cash-Settled SARs Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/17	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Number Exercisable at 12/31/17	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
$22.22 - $33.56	28,751	$29.55	2.83 years	12,956	$29.01	2.42 years
$33.57 - $42.75	257,029	$40.40	8.83 years	29,300	$40.05	8.67 years
	285,780			42,256
Aggregate intrinsic value (in thousands)	$1,553			$342
The weighted average fair value at the grant date of options and cash-settled SARs granted during the years 2017, 2016 and 2015 was $12.59, $11.29 and $12.72, respectively. The total intrinsic value of options and cash-settled SARs exercised during the years 2017, 2016 and 2015 was $62,000, $65,000 and $129,000, respectively.
As of December 31, 2017, there was $2,705,000 of total unrecognized cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. The cost is expected to be recognized over a weighted-average period of 3.98 years.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

(19)	Earnings Per Share
The following is a summary of the components comprising basic and diluted earnings per share (“EPS”):

	In Thousands (except share data)
	2017	2016	2015
Basic EPS Computation:
Numerator - Earnings available to common stockholders	$23,526	25,633	23,863
Denominator - Weighted average number of common shares outstanding	10,407,211	10,279,332	10,165,477
Basic earnings per common share	$2.26	2.49	2.35
Diluted EPS Computation:
Numerator - Earnings available to common stockholders	$23,526	25,633	23,863
Denominator - Weighted average number of common shares outstanding	10,407,211	10,279,332	10,165,477
Dilutive effect of stock options	5,325	4,996	4,703
	10,412,536	10,284,328	10,170,180
Diluted earnings per common share	$2.26	2.49	2.35

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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

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
Mortgage loans held for sale - Mortgage loans held for sale are carried at fair value. The fair value of mortgage loans held for sale is determined using quoted prices for similar assets, adjusted for specific attributes of that loan and mortgage loans held for sale are included in Level 2 of the valuation hierarchy.
The following tables present the financial instruments carried at fair value as of December 31, 2017 and December 31, 2016, by caption on the consolidated balance sheet and by FASB ASC 820 valuation hierarchy (as described above) (in thousands):

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2017
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$72,980	—	72,980	—
Mortgage-backed securities	197,926	—	197,926	—
Asset-backed securities	25,598	—	25,598	—
State and municipal securities	36,212	—	36,212	—
Total investment securities available-for-sale	332,716	—	332,716	—
Mortgage loans held for sale	5,106	—	5,106	—
Other assets	29,475	—	—	29,475
Total	$367,297	—	337,822	29,475

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2016
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$59,488	—	59,488	—
Mortgage-backed securities	164,365	—	164,365	—
Asset-backed securities	36,857	—	36,857	—
State and municipal securities	51,875	—	51,875	—
Total investment securities available-for-sale	312,585	—	312,585	—
Mortgage loans held for sale	14,788	—	14,788	—
Other assets	28,616	—	—	28,616
Total	$355,989	—	327,373	28,616

	Measured on a Non-Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2017
Other real estate owned	$1,635	—	—	1,635
Impaired loans, net (¹)	6,531	—	—	6,531
Total	$8,166	—	—	8,166
December 31, 2016
Other real estate owned	$4,527	—	—	4,527
Impaired loans, net (¹)	6,792	—	—	6,792
Total	$11,319	—	—	11,319

(¹)	Amount is net of a valuation allowance of $427,000 at December 31, 2017 and $316,000 at December 31, 2016 as required by ASC 310, “Receivables.”

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which we have utilized Level 3 inputs to determine fair value at December 31, 2017 and 2016:

	Valuation Techniques (¹)	Significant Unobservable Inputs	Range (Weighted Average)
Impaired loans	Appraisal	Estimated costs to sell	10%
Other real estate owned	Appraisal	Estimated costs to sell	10%

(¹)
The fair value is generally determined through independent appraisals of the underlying collateral, which may include Level 3 inputs that are not identifiable, or by using the discounted cash flow method if the loan is not collateral dependent.

In the case of its investment securities portfolio, the Company monitors the valuation technique utilized by various pricing agencies to ascertain when transfers between levels have been affected. The nature of the remaining assets and liabilities is such that transfers

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

in and out of any level are expected to be rare. For the twelve months ended December 31, 2017, there were no transfers between Levels 1, 2 or 3.

The table below includes a rollforward of the balance sheet amounts for the year ended December 31, 2017 and 2016 (including the change in fair value) for financial instruments classified by the Company within Level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology (in thousands):

	For the Year Ended December 31,
	2017		2016
	Other Assets	Other Liabilities	Other Assets	Other Liabilities
Fair value, January 1	$28,616	—	$17,733	—
Total realized gains included in income	859	—	673	—
Change in unrealized gains/losses included in other comprehensive income for assets and liabilities still held at December 31	—	—	—	—
Purchases, issuances and settlements, net	—	—	10,210	—
Transfers out of Level 3	—	—	—	—
Fair value, December 31	$29,475	—	$28,616	—
Total realized gains included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31	$859	—	$673	—
The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments that are not measured at fair value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates, estimates of future cash flows and borrower creditworthiness. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2017 and December 31, 2016. Such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.
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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

Off-Balance Sheet Instruments - The fair values of the Company’s off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value to the Company until such commitments are funded.
The following table presents the carrying amounts, estimated fair value and placement in the fair value hierarchy of the Company’s financial instruments at December 31, 2017 and December 31, 2016. This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization.

(in Thousands)	Carrying/ Notional Amount	Estimated Fair Value (¹)	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2017
Financial assets:
Securities held-to-maturity	$32,480	32,111	—	32,111	—
Loans, net	1,727,253	1,724,937	—	—	1,724,937
Financial liabilities:
Deposits and securities sold under agreements to repurchase	2,038,609	1,812,011	—	—	1,812,011
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—
December 31, 2016
Financial assets:
Securities held-to-maturity	$36,624	36,145	—	36,145	—
Loans, net	1,667,088	1,673,568	—	—	1,673,568
Financial liabilities:
Deposits and securities sold under agreements to repurchase	1,942,871	1,631,032	—	—	1,631,032
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

(¹)
Estimated fair values are consistent with an exit-price concept. The assumptions used to estimate the fair values are intended to approximate those that a market-participant would realize in a hypothetical orderly transaction.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

(21)	Wilson Bank Holding Company -
Parent Company Financial Information
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Balance Sheets
December 31, 2017 and 2016

	Dollars In Thousands
	2017		2016
ASSETS
Cash	$1,589	*	1,678	*
Investment in wholly-owned commercial bank subsidiary	266,159		242,808
Deferred income taxes	178		—
Refundable income taxes	181		169
Total assets	$268,107		244,655
LIABILITIES AND STOCKHOLDERS’ EQUITY
Stock appreciation rights payable	$377		35
Total liabilities	$377		35

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 50,000,000 and 15,000,000 shares, respectively, 10,450,711 and 10,319,673 shares issued and outstanding, respectively	$20,901		20,639
Additional paid-in capital	66,047		60,541
Retained earnings	185,017		167,523
Net unrealized losses on available-for-sale securities, net of income taxes of $1,498 and $2,533, respectively	(4,235)		(4,083)
Total stockholders’ equity	267,730		244,620
Total liabilities and stockholders’ equity	$268,107		244,655

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Earnings
Three Years Ended December 31, 2017

	Dollars In Thousands
	2017		2016		2015
Expenses:
Directors’ fees	$334		327		350
Other	805		194		152
Loss before Federal income tax benefits and equity in undistributed earnings of commercial bank subsidiary	(1,139)		(521)		(502)
Federal income tax benefits	359		169		198
	(780)		(352)		(304)
Equity in undistributed earnings of commercial bank subsidiary	24,306	*	25,985	*	24,167	*
Net earnings	$23,526		25,633		23,863

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Cash Flows
Three Years Ended December 31, 2017
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2017	2016	2015
Cash flows from operating activities:
Cash paid to suppliers and other	$(447)	(417)	(464)
Tax benefits received	169	198	212
Net cash used in operating activities	(278)	(219)	(252)
Cash flows from investing activities:
Dividends received from commercial bank subsidiary	1,500	1,500	2,000
Net cash provided by investing activities	1,500	1,500	2,000
Cash flows from financing activities:
Dividends paid	(6,729)	(5,756)	(4,935)
Proceeds from sale of stock pursuant to dividend reinvestment plan	5,266	4,316	3,511
Proceeds from exercise of stock options	152	152	241
Net cash used in financing activities	(1,311)	(1,288)	(1,183)
Net increase (decrease) in cash and cash equivalents	(89)	(7)	565
Cash and cash equivalents at beginning of year	1,678	1,685	1,120
Cash and cash equivalents at end of year	$1,589	1,678	1,685

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Cash Flows, Continued
Three Years Ended December 31, 2017
Increase (Decrease) in Cash and Cash Equivalents

	Dollars in Thousands
	2017	2016	2015
Reconciliation of net earnings to net cash used in operating activities:
Net earnings	$23,526	25,633	23,863
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in earnings of commercial bank subsidiary	(24,306)	(25,985)	(24,167)
Decrease (increase) in refundable income taxes	(12)	29	14
Increase in deferred taxes	(178)	—	—
Share based compensation expense	692	104	38
Total adjustments	(23,804)	(25,852)	(24,115)
Net cash used in operating activities	$(278)	(219)	(252)

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

(22)	Quarterly Financial Data (Unaudited)
Selected quarterly results of operations for the four quarters ended December 31 are as follows:

	(In Thousands, except per share data)
	2017				2016				2015
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$23,487	22,904	22,871	21,758	$22,078	21,454	20,877	20,337	$20,213	19,982	19,617	19,027
Interest expense	2,439	2,332	2,094	2,024	1,990	2,077	2,106	2,111	2,087	2,114	2,191	2,216
Net interest income	21,048	20,572	20,777	19,734	20,088	19,377	18,771	18,226	18,126	17,868	17,426	16,811
Provision for loan losses	436	436	420	389	89	141	82	67	123	109	81	75
Earnings before income taxes	10,694	10,438	11,386	10,362	10,120	11,095	10,162	9,097	8,720	9,862	9,889	9,154
Net earnings	3,574	6,469	6,988	6,495	6,802	6,918	6,270	5,643	5,958	6,088	6,201	5,616
Basic earnings per common share	0.34	0.62	0.67	0.63	0.66	0.67	0.61	0.55	0.59	0.60	0.61	0.55
Diluted earnings per common share	0.34	0.62	0.67	0.63	0.66	0.67	0.61	0.55	0.59	0.60	0.61	0.55

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2017, 2016 and 2015

(23)	Subsequent Events
ASC Topic 855, Subsequent Events, as amended by ASU No. 2010-90, establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company evaluated all events or transactions that occurred after December 31, 2017, through the date of the issued financial statements. During this period there were no material recognizable subsequent events that required recognition in the disclosures to the Company's December 31, 2017 financial statements.