Form 10-K, Exhibit 13
period 2018-12-31
WILSON BANK HOLDING CO
filed 2019-03-08
CIK 885275

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
The Company cautions investors that future financial and operating results may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company. The words “expect,” “intend,” “should,” “may,” “could,” “believe,” “suspect,” “anticipate,” “seek,” “plan,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical fact may also be considered forward-looking. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and also include, without limitation, (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for these losses, (ii) renewed deterioration in the real estate market conditions in the Company’s market areas, (iii) the impact of increased competition with other financial institutions, including pricing pressures, and the resulting impact on the Company's results, including as a result of compression to net interest margin, (iv) the deterioration of the economy in the Company’s market areas, (v) fluctuations in interest rates on loans or deposits that affect the yield curve, (vi) the ability to grow and retain low-cost core deposits, (vii) significant downturns in the business of one or more large customers, (viii) the inability of the Company to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies and required capital maintenance levels, (ix) changes in state or Federal regulations, policies, or legislation applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, including implementation of the Dodd Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), (x) changes in capital levels and loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments, (xi) inadequate allowance for loan losses, (xii) the effectiveness of the Company’s activities in improving, resolving or liquidating lower quality assets, (xiii) results of regulatory examinations, (xiv) the vulnerability of our network and online banking portals, and the systems of parties with whom the Company contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches, (xv) the possibility of additional increases to compliance costs as a result of increased regulatory oversight, (xvi) loss of key personnel, and (xvii) adverse results (including costs, fines, reputational harm and/or other negative effects) from current or future obligatory litigation, examinations or other legal and/or regulatory actions. These risks and uncertainties may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. The Company’s future operating results depend on a number of factors which were derived utilizing numerous assumptions that could cause actual results to differ materially from those projected in forward-looking statements.
General
The Company is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust (“Wilson Bank”), a Tennessee state-chartered bank headquartered in Lebanon, Tennessee. The Company was formed in 1992.
Wilson Bank is a community bank headquartered in Lebanon, Tennessee, serving Wilson County, DeKalb County, Smith County, Trousdale County, Rutherford County, Davidson County, Putnam County, Sumner County, and Williamson County, Tennessee as its primary market areas. Generally, this market is the Nashville-Davidson-Murfreesboro-Franklin, Tennessee metropolitan statistical area. At December 31, 2018, Wilson Bank had twenty-eight locations in Wilson, Davidson, DeKalb, Smith, Sumner, Rutherford, Putnam, Trousdale and Williamson Counties. Management believes that these counties offer an environment for continued growth, and the Company’s target market is local consumers, professionals and small businesses. Wilson Bank offers a wide range of banking services, including checking, savings and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers an investment center which offers a full line of investment services to its customers.
The following discussion and analysis is designed to assist readers in their analysis of the Company’s consolidated financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Critical Accounting Estimates
The accounting principles we follow and our methods of applying these principles conform with U.S. generally accepted accounting principles and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates which, in the case of the determination of our allowance for loan losses have been critical to the determination of our financial position and results of operations. Additional information regarding significant accounting policies is described in Note 1 to the Company's consolidated financial statements for the year ended December 31, 2018 included in the Company’s Annual Report on Form 10-K.
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
Impairment of Goodwill and Intangible Assets-Long-lived assets, including purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.
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
Fair Value of Financial Instruments-Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 21 to the Company's consolidated financial statements for the year ended December 31, 2018 included in the Company's Annual Report on Form 10-K. Fair value estimates involve uncertainties and matters

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.
Results of Operations
Net earnings for the year ended December 31, 2018 were $32,594,000, an increase of $9,068,000, or 38.54%, compared to net earnings of $23,526,000 for 2017. Our 2017 net earnings were 8.22%, or $2,107,000, below our net earnings of $25,633,000 for 2016. Basic earnings per share were $3.09 in 2018, compared with $2.26 in 2017 and $2.49 in 2016. Diluted earnings per share were $3.08 in 2018, compared to $2.26 in 2017 and $2.49 in 2016. Net income and diluted and basic earnings per share were significantly and negatively impacted by the revaluation of the Company’s deferred tax assets triggered by the passage of the Tax Cuts and Jobs Act in late December 2017. Net yield on earning assets for the year ended December 31, 2018 was 4.01%, compared to 3.84% and 3.82% for the years ended December 31, 2017 and December 31, 2016, respectively. Net interest spread for the year ended December 31, 2018 was 3.87%, compared to 3.75% and 3.73% for the years ended December 31, 2017 and December 31, 2016, respectively. See below for further discussion regarding variances related to net interest income, provision for loan losses, non-interest income, non-interest expense and income taxes.
Net Interest Income
Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company’s earnings. Total interest income in 2018 was $103,525,000, up 13.7% when compared with $91,020,000 in 2017 and up 22.2% when compared to $84,746,000 in 2016, in each case excluding tax exempt adjustments relating to tax exempt securities and loans. The increase in total interest income in 2018 when compared to 2017 was primarily attributable to an overall increase in loans and the resulting increase in the aggregate amount of interest and fees earned on loans as well as an increase in average loan yields from 4.84% to 5.11% resulting from rate increases enacted by the Federal Reserve in 2018. The ratio of average earning assets to total average assets was 95.0%, 95.4% and 95.8% for each of the years ended December 31, 2018, 2017 and 2016, respectively. Average earning assets increased $123,040,000 from December 31, 2017 to December 31, 2018. The average rate earned on earning assets for 2018 was 4.62%, compared with 4.25% in 2017 and 4.23% in 2016.
Total interest expense for 2018 was $14,018,000, an increase of $5,129,000, or 57.70%, compared to total interest expense of $8,889,000 in 2017. Average interest bearing deposits increased to $1,867,037,000 for 2018 compared to $1,766,052,000 for 2017. The average rate paid on interest-bearing deposits was 0.75% for 2018 compared to 0.50% for 2017. Total interest expense increased from $8,284,000 in 2016 to $8,889,000 in 2017, an increase of $605,000, or 7.30%. The increases in total interest expense in 2018 and 2017 resulted primarily from a rising rate environment and competitive pressures in our markets, as well as an overall increase in the volume of average interest-bearing deposits. If the rates we pay on our interest-bearing liabilities rise faster than the yields we receive on our interest-earning assets, our net interest income could decrease when compared to prior periods if we are unable to grow our interest-earning assets at a pace that exceeds the growth in our interest-bearing liabilities.
Net interest income for 2018 totaled $89,507,000 as compared to $82,131,000 and $76,462,000 in 2017 and 2016, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), increased to 3.87% in 2018 from 3.75% in 2017. The net interest spread was 3.73% in 2016. Net yield on earning assets increased to 4.01% in 2018 from 3.84% in 2017. The net yield on earning assets was 3.82% in 2016. The change in net yield on earning assets resulted from an increase in yields on loans and securities that were only partially offset by an increase in the interest paid on our interest-bearing liabilities. The increase in the loan yields from 2017 to 2018 is primarily the result of increases in short-term rates enacted by the Federal Reserve. The increase in yield on securities was due to management's ability to invest in higher yielding securities as the overall rates in the market increased. The rate the Company pays on its deposits and other funding sources increased in 2018 when compared to 2017, as the Company increased the rates it is paying on all of its deposit products as a result of competitive pressures in its markets and increases in short-term rates. Changes in interest rates paid on products such as interest checking, savings, and money market accounts will generally increase or decrease in a manner that is consistent with changes in the short-term environment, but are also impacted by competitive market conditions. The Company’s liabilities are positioned to re-price faster than its assets such that a short-term declining rate environment should have a positive impact on the Company’s earnings as its interest expense decreases faster than interest income. Conversely, a rising rate environment could have a short-term negative impact on margins, as deposits would likely re-price faster than assets. Management regularly monitors the deposit rates of the Company’s competitors and these rates continue to put pressure on the Company’s deposit pricing, just as loan pricing pressure from competition within our markets continues to negatively impact loan

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

yields. This pressure could continue to negatively impact the Company’s net interest margin and earnings if short-term rates continue to rise.

Provision for Loan Losses
The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, is adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2018 provision for loan losses was $4,298,000, an increase of $2,617,000 from the provision of $1,681,000 in 2017, which was $1,302,000 higher than the provision in 2016. The increase in the provision for the year ended December 31, 2018 is primarily attributable to an increase in the volume of loans originated during the period with an overall growth in the loan portfolio of 16.68%. Management continues to fund the allowance for loan losses through provisions based on management’s calculation of the allowance for loan losses. The provision for loan losses is based on past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating loan losses. Such factors include growth and composition of the loan portfolio, review of specific problem loans, past due and nonperforming loans, change in lending staff, the recommendations of the Company’s regulators, and current economic conditions that may affect the borrowers’ ability to repay.
Wilson Bank’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged-off in the month when a determination is made that the loan is uncollectible. Net charge-offs increased to $1,033,000 in 2018 from $503,000 in 2017. Net charge-offs in 2016 totaled $548,000. The ratio of net charge-offs to average total outstanding loans was 0.05% in 2018, 0.03% in 2017 and 0.04% in 2016. Overall, Wilson Bank has continued to experience a stabilization in past dues and nonaccruals and is experiencing fewer foreclosures than it experienced in the recession.
The increase in provision for loan losses resulted in an increase of the allowance for loan losses (net of charge-offs and recoveries) to $27,174,000 at December 31, 2018 from $23,909,000 at December 31, 2017 and $22,731,000 at December 31, 2016. The allowance for loan losses increased 13.66% between December 31, 2017 and December 31, 2018 as compared to the 16.68% increase in total loans over the same period. The allowance for loan losses was 1.33% of total loans outstanding at December 31, 2018 compared to 1.37% at December 31, 2017 and 1.35% at December 31, 2016. As a percentage of nonperforming loans at December 31, 2018, 2017 and 2016, the allowance for loan losses represented 667%, 493% and 340%, respectively. The internally classified loans as a percentage of the allowance for loan losses were 44.3% and 67.8%, respectively, at December 31, 2018 and 2017.
The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared quarterly by the Chief Financial Officer and provided to the Board of Directors to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Company's independent Loan Review Department, consideration of current economic conditions and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this quarterly assessment. See the discussion above under “Critical Accounting Estimates” for more information. Management believes the allowance for loan losses at December 31, 2018 to be adequate, but if economic conditions deteriorate beyond management’s current expectations and additional charge-offs are incurred, the allowance for loan losses may require an increase through additional provision for loan losses expense which would negatively impact earnings.
Non-Interest Income
The components of the Company’s non-interest income include service charges on deposit accounts, other fees and commissions, fees and gains on sales of loans, gains (losses) on sales of securities, bank-owned life insurance (BOLI) and annuity earnings, gain on the sale of other real estate and other income. Total non-interest income for 2018 was $25,248,000, compared with $22,821,000 in 2017 and $21,654,000 in 2016. The 10.63% increase from 2017 was primarily due to an increase in other fees and commissions, an increase in service charges on deposits, and an increase on the gain on sale of loans offset in part by a decrease on the gain on sale of securities. Other fees and commissions increased $1,952,000, or 16.61%, in 2018 to $13,704,000 when compared to 2017. Other fees and commissions include income on brokerage accounts, debit card interchange fee income, and various other fees. The increase in other fees and commissions is primarily due to an increase in brokerage income, debit card interchange fee income, and management's decision to sell shares of previously acquired Visa stock to fund a portion of the Bank's loan growth. Brokerage income increased due to the addition of two financial advisors and higher recurring income due to higher stock market values throughout much of 2018 when compared to the comparable periods in 2017. Debit card interchange fee income increased due to an increase in the number and volume of debit card holders and transactions. The service charges on deposit accounts increased

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

$675,000, or 11.02%, to $6,799,000 for the year ended December 31, 2018 compared to the year ended December 31, 2017 due to an increase in the number of consumer checking accounts, an increase in the number of transactions, an increase in the service charge on insufficient funds, and an increase in continuous overdraft fees. The fees and gains on sales of mortgage loans increased $381,000, or 8.95%, to $4,639,000 for the year ended December 31, 2018 compared to the year ended December 31, 2017. Overall, volume from the sale of loans decreased $18,835,000 from December 31, 2017 to December 31, 2018 primarily resulting from a decrease in refinancings due to increased interest rates in 2018. Although the volume of mortgage loans sold decreased during 2018, the gain on sale of mortgage loans increased during the period ended December 31, 2018 compared to December 31, 2017 as a result of a new secondary market strategy we implemented in the first quarter of 2018, which included expanding our loan sale investor count and new pricing strategy. Loss on sale of securities increased $475,000, or 271.43%, to a loss of $650,000 in 2018 when compared to a loss of $175,000 in 2017 due to management's decision to sell securities and reinvest the proceeds in higher yielding assets as interest rates rose in 2018.

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
Non-Interest Expenses
Non-interest expenses consist primarily of employee costs, FDIC premiums, occupancy expenses, furniture and equipment expenses, data processing expenses, directors’ fees, and other operating expenses. Total non-interest expenses for 2018 increased 14.39% to $69,080,000 from $60,391,000 in 2017. Non-interest expenses for 2017 were up 5.46% over non-interest expenses in 2016 which totaled $57,263,000. The increase in non-interest expenses in 2018 is primarily attributable to a year-over-year increase in salaries and employee benefits of $3,760,000, equity-based compensation expense of $545,000, other operating expenses of $2,177,000, occupancy expenses of $685,000, furniture and equipment expenses of $682,000, and ATM and interchange fees of $522,000. Salaries and employee benefits were up in 2018 when compared to 2017 because the number of employees continued to increase in order to support the Company's growth in operations and new branch expansions.The increase in equity-based compensation expense is due to the increased expense associated with stock appreciation rights, which was driven by an increase in our year-end stock price.The increase in other operating expenses is due to increased account servicing costs associated with an increase in consumer checking accounts, brokerage accounts and loans made to customers. Occupancy expenses were up in 2018 when compared to 2017 due to the opening of a new branch in Davidson County in the third quarter of 2017, the opening of a new operations center in the second quarter of 2018, and the initial lease payments associated with the opening of a new branch in Williamson County in the fourth quarter of 2018. The increase in furniture and equipment expenses is primarily attributable to an increase in depreciation related to the opening of the new operations building as well as an increase in the cost of maintenance and repairs. The increase in ATM and interchange fees is primarily attributable to the addition of ATMs as branch expansion has occurred and increasing interchange fees associated with a higher volume of debit card transactions. The Company anticipates that salaries and employee benefits expense and occupancy expense will continue to increase as the Company's operations grow.
Income Taxes

The Company’s income tax expense was $8,783,000 for 2018, a decrease of $10,571,000 from $19,354,000 for 2017, which was up by $4,513,000 from the 2016 total of $14,841,000. The percentage of income tax expense to earnings before taxes was 21.2% in 2018, 45.1% in 2017 and 36.7% in 2016. The decrease in income tax expense as well as the percentage of income expense to earnings before taxes is primarily due to the changes in statutory corporate tax rates resulting from the Tax Cuts and Jobs Act (the "Act"), a tax reform bill passed in December 2017 which, among other items, reduced the then current corporate federal tax rate to 21% from 35%. Our effective tax rate represents our blended federal and state rate of 26.135% affected by the impact of anticipated favorable permanent differences between our book and taxable income such as bank-owned life insurance, income earned on tax-exempt securities and certain federal and state tax credits. The rate reduction was effective January 1, 2018. The Company concluded that the Act caused the Company's deferred tax assets to be revalued. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense. During the fourth quarter of 2017, we reduced the value of our deferred tax assets by $3.6 million and recorded an additional income tax expense, thus causing the increase in income tax expense from 2016 to 2017.
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
The following is a summary of components comprising basic and diluted earnings per share (“EPS”) for the years ended December 31, 2018, 2017 and 2016:

	Years Ended December 31,
	2018	2017	2016
	(Dollars in Thousands except per share amounts)
Basic EPS Computation:
Numerator – Earnings available to common stockholders	$32,594	23,526	25,633
Denominator – Weighted average number of common shares outstanding	10,564,172	10,407,211	10,279,332
Basic earnings per common share	$3.09	2.26	2.49
Diluted EPS Computation:
Numerator – Earnings available to common stockholders	$32,594	23,526	25,633
Denominator – Weighted average number of common shares outstanding	10,564,172	10,407,211	10,279,332
Dilutive effect of stock options	8,049	5,325	4,996
	10,572,221	10,412,536	10,284,328
Diluted earnings per common share	$3.08	2.26	2.49

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Financial Condition
Balance Sheet Summary
The Company’s total assets increased by $226,649,000, or 9.78%, to $2,543,682,000 at December 31, 2018, after increasing 5.41% in 2017 to $2,317,033,000 at December 31, 2017. Loans, net of allowance for loan losses, totaled $2,016,005,000 at December 31, 2018, a 16.72% increase compared to December 31, 2017. The increase in loans resulted from an overall increase in demand for construction loans and 1-4 family residential real estate loans, along with an increase in marketing efforts that concentrated on increasing the volume of loans and our recent branch expansion. We operate in a market area that is experiencing economic growth, particularly growth in new jobs due to the opening of several new distribution centers which caused our construction and residential 1-4 family portfolios to increase as of December 31, 2018, when compared to December 31, 2017. At year end 2018, securities totaled $285,252,000, a decrease of 21.89% from $365,196,000 at December 31, 2017, primarily as a result of management's decision to sell securities and reinvest the proceeds in higher yielding assets.
Total liabilities increased by $198,712,000, or 9.70%, to $2,248,015,000 at December 31, 2018 compared to $2,049,303,000 at December 31, 2017. This increase was composed primarily of the $197,910,000 increase in total deposits to $2,235,655,000, a 9.71% increase from December 31, 2017. Securities sold under repurchase agreements decreased to $0 from $864,000 at the respective year ends 2018 and 2017.
Stockholders’ equity increased $27,937,000, or 10.43%, in 2018, due to net earnings and the issuance of stock pursuant to the Company’s Dividend Reinvestment Plan and the exercise of stock options, offset by increases in unrealized loss on available-for-sale securities and dividends paid on the Company’s common stock. The change in stockholders’ equity includes a $3,470,000 increase in net unrealized losses on available-for-sale securities, net of taxes during the period. A more detailed discussion of assets, liabilities and capital follows.
Loans
Loan category amounts and the percentage of loans in each category to total loans are as follows:

	December 31, 2018		December 31, 2017
	(Dollar Amounts in Thousands)		(Dollar Amounts in Thousands)
	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE
Commercial, financial and agricultural	$89,554	4.3%	$59,797	3.4%
Installment and other	48,759	2.4	43,009	2.4
Real estate – mortgage	1,393,641	68.0	1,263,696	71.9
Real estate – construction	518,245	25.3	392,039	22.3
Total	$2,050,199	100.0%	$1,758,541	100.0%
Loans are the largest component of the Company’s assets and are its primary source of income. The Company’s loan portfolio, net of allowance for loan losses, increased 16.72% at year end 2018 when compared to year end 2017. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment and other; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio as of December 31, 2018 and 2017.
As represented in the table, Wilson Bank experienced loan growth for the year ended December 31, 2018 in all four primary loan categories. Real estate mortgage loans increased 10.28% in 2018 and comprised 68.0% of the total loan portfolio at December 31, 2018, compared to 71.9% at December 31, 2017. Management believes the increase in real estate mortgage loans was primarily due to the continued favorable population growth in the Company's market areas and the Company's ability to increase its market share of such loans while maintaining its loan underwriting standards. Installment loans increased 13.37% in 2018 and comprised 2.4% of the total loan portfolio at December 31, 2018 and December 31, 2017. Commercial, financial, and agricultural loans increased 49.76% in 2018 and comprised 4.3% of the total loan portfolio at December 31, 2018, compared to 3.4% at December 31,

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

2017 due, in part, to the addition of one large commercial loan relationship. Real estate construction loans increased 32.19% in 2018 and comprised 25.3% of the portfolio at December 31, 2018, compared to 22.3% at December 31, 2017. The increase in real estate construction loans during 2018 reflected the overall increase in demand for such loans in the overall economy and the Company’s market. Because of the increase in the construction portfolio, Wilson Bank has implemented an additional layer of monitoring as it seeks to avoid advancing funds that exceed the present value of the collateral securing the loan. The responsibility for monitoring percentage of completion and distribution of funds tied to these completion percentages are now monitored and administered by a credit administration department independent of the lending function. Wilson Bank continues to seek to diversify its real estate portfolio to avoid having concentrations in any one type of loan.
Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2018, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods. As of December 31, 2018, the Company had not underwritten any loans in connection with capital leases.
The following tables present the Company’s nonaccrual loans and past due loans as of December 31, 2018 and December 31, 2017.

Loans on Nonaccrual Status	In Thousands
	2018	2017
Residential 1-4 family	$948	$—
Multifamily	—	—
Commercial real estate	1,102	1,729
Construction	—	—
Farmland	—	310
Second mortgages	—	—
Equity lines of credit	—	—
Commercial	—	—
Agricultural, installment and other	—	1
Total	$2,050	$2,040

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	(In thousands)
	30-59 Days Past Due	60-89 Days Past Due	Nonaccrual and Greater Than 90 Days Past Due	Past Due	Current	Loans	Loans Greater Than 90 Days Past Due and Accruing Interest
December 31, 2018
Residential 1-4 family	$3,258	1,092	1,868	6,218	454,474	460,692	$920
Multifamily	—	—	—	—	134,613	134,613	—
Commercial real estate	312	109	1,174	1,595	699,460	701,055	72
Construction	1,567	26	32	1,625	516,620	518,245	32
Farmland	43	9	21	73	23,998	24,071	21
Second mortgages	333	—	—	333	10,864	11,197	—
Equity lines of credit	297	—	45	342	61,671	62,013	45
Commercial	93	—	24	117	78,128	78,245	24
Agricultural, installment and other	407	85	95	587	59,481	60,068	95
Total	$6,310	1,321	3,259	10,890	2,039,309	2,050,199	$1,209
December 31, 2017
Residential 1-4 family	$3,631	524	673	4,828	401,839	406,667	$673
Multifamily	—	—	—	—	91,992	91,992	—
Commercial real estate	—	83	1,729	1,812	659,411	661,223	—
Construction	433	—	113	546	391,493	392,039	113
Farmland	112	—	310	422	33,790	34,212	—
Second mortgages	—	—	2	2	8,950	8,952	2
Equity lines of credit	—	—	41	41	60,609	60,650	41
Commercial	2	137	—	139	47,800	47,939	—
Agricultural, installment and other	432	57	149	638	54,229	54,867	148
Total	$4,610	801	3,017	8,428	1,750,113	1,758,541	$977

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Non-performing loans, which include nonaccrual loans and loans 90 days past due, totaled $3,259,000 at December 31, 2018, an increase from $3,017,000 at December 31, 2017, resulting from a $10,000, or 0.49%, increase in nonaccrual loans and a $232,000, or 23.75%, increase in 90 day past due and accruing loans. The increase in non-performing loans during the year ended December 31, 2018 of $242,000 was due primarily to an increase in non-performing residential 1-4 family real estate loans of $1,195,000, offset in part by a decrease in non-performing commercial real estate loans of $555,000 and a decrease in non-performing farmland loans of $289,000. The increase in non-performing residential 1-4 family loans resulted primarily from the addition of one large 1-4 family residential loan on nonaccrual status. The decrease in non-performing commercial real estate loans from December 31, 2017 to December 31, 2018 primarily resulted from the pay-down of one large loan on nonaccrual status. Nonaccrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management’s evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower’s ability to pay. Management believes that it is probable that it will incur losses on nonperforming loans but believes that these losses should not exceed the amount in the allowance for loan losses already allocated to these loans, unless there is a deterioration of local real estate values.
At December 31, 2018, the Company had two impaired loans totaling $2,050,000 which were on non-accruing interest status. At December 31, 2017, the Company had one impaired loan of $1,729,000 which was on non-accruing interest status. In each case, at the date such loans were placed on nonaccrual status, the Company reversed all previously accrued interest income against current year earnings.
The following table presents the Company’s impaired loans (including loans on nonaccrual status and loans past due 90 days or more) at December 31, 2018 and December 31, 2017.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2018
With no related allowance recorded:
Residential 1-4 family	$1,196	1,795	—	1,862	42
Multifamily	—	—	—	—	—
Commercial real estate	317	316	—	320	16
Construction	690	686	—	822	42
Farmland	—	—	—	233	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$2,203	2,797	—	3,237	100
With allowance recorded:
Residential 1-4 family	$1,641	1,635	852	1,782	77
Multifamily	—	—	—	—	—
Commercial real estate	1,515	1,515	312	2,001	17
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$3,156	3,150	1,164	3,783	94
Total
Residential 1-4 family	$2,837	3,430	852	3,644	119
Multifamily	—	—	—	—	—
Commercial real estate	1,832	1,831	312	2,321	33
Construction	690	686	—	822	42
Farmland	—	—	—	233	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$5,359	5,947	1,164	7,020	194

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
A loan is considered impaired, in accordance with the impairment accounting guidance of FASB ASC 310, when the current net worth and financial capacity of the borrower or of the collateral pledged, if any, is viewed as inadequate and it is probable that the Company will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Company will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Company’s criteria for nonaccrual status. Impaired loans are measured

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

at the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the fair value of the impaired loan is less than the recorded investment in the loan, the Company shall recognize impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses. The decrease in impaired loans during the year ended December 31, 2018 as compared to the year ended December 31, 2017 was the result of the pay-off or pay-down of five loan relationships, partially offset by one large loan relationship becoming impaired in the first quarter of 2018. Overall, the Company’s market areas have seen continued strengthening in the residential real estate market in recent years while the commercial real estate market has remained steady. The allowance for loan losses related to collateral dependent impaired loans was measured based upon the estimated fair value of related collateral.
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
The Company also internally classifies loans which, although current, management questions the borrower’s ability to comply with the present repayment terms of the loan agreement. These internally classified loans totaled $12,039,000, inclusive of the Company’s non-performing loans, at December 31, 2018, as compared to $16,199,000 at December 31, 2017. Of the internally classified loans at December 31, 2018, $11,855,000 are real estate related loans (including loans to home builders and developers of land, commercial real estate loans, as well as multifamily mortgage loans) and $184,000 are various other types of loans. These loans have been graded accordingly considering bankruptcies, inadequate cash flows and delinquencies. Overall, in 2018 Wilson Bank experienced a stabilization in internally graded loans as the cash flows from home builders, land developers and commercial real estate borrowers continue to improve. Management does not anticipate losses on these loans to exceed the amount already allocated to loan losses for these loans, unless there is a deterioration of local real estate values.
The internally classified loans as a percentage of the allowance for loan losses were 44.3% and 67.8%, respectively, at December 31, 2018 and 2017.
The Company’s loan portfolio includes certain loans that have been modified in a troubled debt restructuring (TDR), where economic, or other, concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. The concessions typically result from the Company’s loss mitigation activities and could include reduction in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months. Nonperforming TDRs as of December 31, 2018 decreased $1,018,000 to $816,000 at December 31, 2018 when compared to December 31, 2017 due to the payoff of one large TDR loan relationship that was non-performing. Total TDRs decreased $1,592,000 to $2,492,000 from December 31, 2017 to December 31, 2018 due the pay-down of one large loan relationship and the pay-off of several loan relationships in 2018 that were classified as TDRs.
The allowance for loan losses is discussed under “Critical Accounting Estimates” and “Provision for Loan Losses.” The Company maintains its allowance for loan losses at an amount believed by management to be adequate to absorb probable loan losses inherent in the loan portfolio as of December 31, 2018.
Substantially all of the Company’s loans are from Wilson, DeKalb, Smith, Putnam, Trousdale, Davidson, Rutherford, Williamson and adjacent counties. Although the majority of the Company's loans are in the real estate market, the Company seeks to exercise prudent risk management in lending through the diversification by loan category within the real estate segment, including 1-4 family residential real estate, commercial real estate, multifamily, construction, second mortgages, farmland, and equity lines of credit. At December 31, 2018, no single industry segment accounted for more than 10% of the Company’s portfolio other than construction, commercial real estate, and residential 1-4 family real estate loans.

The Company’s management believes there is an opportunity to increase the loan portfolio in 2019 as economic conditions in the Company's primary market areas continue to outperform other markets. The Company will target owner-occupied commercial

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

real estate, residential real estate lending and consumer lending as areas of emphasis in 2019. At December 31, 2018, the Company’s total loans equaled 91.4% of its total deposits. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell portions of the loans it generates to other financial institutions for cash in order to improve the liquidity of the Company’s loan portfolio or extend its lending capacity.
Securities
Securities decreased 21.89% to $285,252,000 at December 31, 2018 from $365,196,000 at December 31, 2017, and comprised the second largest and other primary component of the Company’s earning assets. Securities decreased as the result of management’s decision to sell securities and reinvest the proceeds into higher yielding assets. During the year ended December 31, 2018, the Company sold securities classified as held-to-maturity with a book value of $4,843,000 for a loss of $79,000. Due to the sale, management determined the Company no longer had the intent to hold the remaining securities classified as held-to-maturity to their respective maturity dates and transferred the remaining book value of $22,800,000 to the available-for-sale classification. The average yield, excluding tax equivalent adjustment, of the securities portfolio at December 31, 2018 was 2.45% with a weighted average life of 6.50 years, as compared to an average yield of 2.30% and a weighted average life of 6.17 years at December 31, 2017. The weighted average lives on mortgage-backed securities reflect the repayment rate used for book value calculations.
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
No securities have been classified as trading securities or held-to-maturity at December 31, 2018.
The Company’s classification of securities as of December 31, 2018 and December 31, 2017 is as follows:

	December 31, 2018
(In Thousands)	Available-For-Sale
	Amortized Cost	Estimated Market Value
U.S. Government-sponsored enterprises (GSEs)	$71,446	$68,467
Mortgage-backed securities	152,375	147,510
Asset-backed securities	22,534	21,700
Obligations of state and political subdivisions	49,328	47,575
	$295,683	$285,252

	December 31, 2017		December 31, 2017
(In Thousands)	Held-To-Maturity		Available-For-Sale
	Amortized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value
U.S. Government-sponsored enterprises (GSEs)	$—	$—	$74,690	$72,980
Mortgage-backed securities	9,886	9,761	200,175	197,926
Asset-backed securities	—	—	26,387	25,598
Obligations of state and political subdivisions	22,594	22,350	37,197	36,212
	$32,480	$32,111	$338,449	$332,716

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.
The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2018:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Available-for-Sale Securities:
GSEs	$—	$—	—	$68,467	$2,979	28	$68,467	$2,979
Mortgage-backed securities	8,651	64	10	137,457	4,810	94	146,108	4,874
Asset-backed securities	—	—	—	20,597	844	14	20,597	844
Obligations of states and political subdivisions	4,064	26	6	39,841	1,749	94	43,905	1,775
	$12,715	$90	16	$266,362	$10,382	230	$279,077	$10,472
The impaired securities are considered high quality investments in line with normal industry investing practices. The unrealized losses are primarily the result of changes in the interest rate and sector environments. Impaired securities are assessed quarterly for the presence of other-than-temporary impairment (“OTTI”). A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in the carrying amount of the security. To determine whether OTTI has occurred, management considers factors such as (1) length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for an anticipated recovery in fair value. If management deems a security to be OTTI, management reviews the present value of the future cash flows associated with the security. A shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is referred to as a credit loss. If a credit loss is identified, the credit loss is recognized in that period as a charge to earnings and a new cost basis for the security is established. If management concludes that no credit loss exists and it is not more-likely-than-not that it will be required to sell the security before the recovery of the security’s cost basis, then the security is not deemed OTTI and the shortfall is recorded as a component of equity. Accordingly, as of December 31, 2018, management believes the impairments detailed in the table above are temporary and no impairment loss has been realized in our consolidated income statement.
Deposits
The increases in assets in 2018 and 2017 were funded primarily by increases in deposits and the Company’s earnings. Total deposits, which are the principal source of funds for the Company, totaled $2,235,655,000 at December 31, 2018 compared to $2,037,745,000 at December 31, 2017. The Company has targeted local consumers, professionals and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Putnam County, Smith County, Sumner County, Rutherford County, Trousdale County and Williamson County areas are attractive economic markets offering growth opportunities for the Company; however, the Company competes with several larger banks and community banks that have bank offices in these counties which may negatively impact market growth or maintenance of current market share. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.
The $197,910,000, or 9.71%, growth in deposits in 2018 was due to a $98,974,000, or 22.59%, increase in certificates of deposits, a $79,048,000, or 12.19%, increase in money market accounts, a $14,598,000, or 6.09%, increase in demand deposit accounts, a $7,505,000, or 1.51%, increase in NOW accounts, a $96,000, or 0.07%, increase in savings accounts, offset by a decrease in individual retirement accounts of $2,311,000, or 2.93%. The average rate paid on average total interest-bearing deposits was 0.75% for 2018 compared to 0.50% for 2017. The average rate paid in 2016 was 0.50%. Competitive pressure from other banks in our

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

market area relating to deposit pricing continues to adversely affect the rates paid on deposit accounts as it limits our ability to keep deposit rates unchanged as short-term interest rates rise. It’s these same competitive pressures that may cause our deposit rates to rise more quickly than we are able to increase rates we earn on loans in a rising rate environment like the one we are currently experiencing. If this were to happen our net interest margin would experience compression and our results of operations would be negatively impacted. The ratio of average loans to average deposits was 89.7% in 2018, 86.5% in 2017, and 84.0% in 2016. The Company anticipates that during 2019 deposits will shift to time deposits due to the expected stabilization of rates based upon the policies enacted by the Federal Reserve.
Contractual Obligations
The Company’s contractual obligations at December 31, 2018 are as follows:

(In Thousands)	Less than 1 Year	1 –3 Years	3-5 Years	More than 5 Years	Total
Long-Term Debt	$—	$—	$—	$—	$—
Operating Leases	401	748	265	13	1,427
Purchases	—	—	—	—	—
Other Long-Term Liabilities	—	—	—	—	—
Total	$401	$748	$265	$13	$1,427
Long-term debt contractual obligations would typically include advances from the Federal Home Loan Bank, but at December 31, 2018, the Company had no such advances. The Company leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of these non-cancellable leases are included in operating lease obligations.
Off Balance Sheet Arrangements
At December 31, 2018, the Company had unfunded lines of credit of $583 million and outstanding standby letters of credit of $80 million. Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. If needed to fund these outstanding commitments, the Company’s bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company’s bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned below, Wilson Bank has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, its investment security maturities, and short-term borrowings.
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

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Liquidity and Asset Management
The Company’s management seeks to maximize net interest income by managing the Company’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents, investment securities and money market instruments that will mature within one year. At December 31, 2018, the Company’s liquid assets totaled approximately $134.1 million.
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
The Company’s primary source of liquidity is a stable core deposit base. In addition, short-term borrowings, loan payments and investment security maturities provide a secondary source. At December 31, 2018, the Company had a liability sensitive position (a negative gap). Liability sensitivity means that more of the Company’s liabilities are capable of re-pricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing.
Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long-term earnings through funds management/interest rate risk management. The Company’s rate sensitivity position has an important impact on earnings. Senior management of the Company meets quarterly to analyze its rate sensitivity position. These meetings focus on the spread between the Company’s cost of funds and interest yields generated primarily through loans and investments.
The Company’s securities portfolio consists of earning assets that provide interest income. For those securities classified as held-to-maturity, the Company has the ability and intent to hold these securities to maturity or on a long-term basis. Securities classified as available-for-sale include securities intended to be used as part of the Company’s asset/liability strategy and/or securities that may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase capital and similar economic factors. At December 31, 2018, securities totaling approximately $26.1 million mature or will be subject to rate adjustments within the next twelve months.

A secondary source of liquidity is the Company’s loan portfolio. At December 31, 2018, loans totaling approximately $673.6 million either will become due or will be subject to rate adjustments within twelve months from that date. Continued emphasis will be placed on structuring adjustable rate loans.
As for liabilities, certificates of deposit and individual retirement accounts of $250,000 or greater totaling approximately $61.8 million will become due or reprice during the next twelve months. Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal accounts, money market demand accounts, demand deposit accounts and regular savings accounts. Management anticipates that there will be no significant withdrawals from these accounts in 2019.

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following table shows the rate sensitivity gaps for different time periods as of December 31, 2018:
Interest Rate Sensitivity Gaps

(In Thousands)	1-90 Days	91-180 Days	181-365 Days	One Year And Longer	Total
Interest-earning assets	$452,762	114,027	225,135	1,636,218	2,428,142
Interest-bearing liabilities	(1,436,434)	(67,380)	(154,305)	(323,379)	(1,981,498)
Interest-rate sensitivity gap	$(983,672)	46,647	70,830	1,312,839	446,644
Cumulative gap	$(983,672)	(937,025)	(866,195)	446,644

The Company also uses simulation modeling to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. The Asset Liability Committee meets quarterly to analyze the interest rate shock simulation. The interest rate simulation model is based on a number of assumptions. The assumptions relate primarily to loan and deposit growth, asset and liability prepayments, the call features of investment securities, interest rates and balance sheet management strategies. The Company also uses Economic Value of Equity (“EVE”) sensitivity analysis to understand the impact of changes in interest rates on long-term cash flows, income and capital. EVE is calculated by discounting the cash flows for all balance sheet instruments under different interest rate scenarios. The EVE is a longer term view of interest rate risk because it measures the present value of the future cash flows. Presented below is the estimated impact on Wilson Bank’s net interest income and EVE as of December 31, 2018, assuming an immediate shift in interest rates:

	% Change from Base Case for Immediate Parallel Changes in Rates
	-200 BP(1)	-100 BP(1)	+100 BP	+200 BP	+300 BP
Net interest income	(6.82)%	(1.08)%	(1.14)%	(2.60)%	(4.41)%
EVE	(13.26)	(3.81)	0.36	(0.49)	(2.06)

(1) Because certain current short-term interest rates are at or below 1.00% or 2.00%, the 100 basis points downward shock assumes that certain corresponding interest rates reflect a decrease of less than the full 100 or 200 basis points downward shock.

Each of the above analyses may not, on its own, be an accurate indicator of how our net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as interest rate caps and floors) which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the maturity of certain instruments. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates. We review each of the above interest rate sensitivity analyses along with several different interest rate scenarios as part of our responsibility to provide a satisfactory, consistent level of profitability within the framework of established liquidity, loan, investment, borrowing, and capital policies.
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

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Impact of Inflation
Although interest rates are significantly affected by inflation, for the fiscal years ended December 31, 2018, 2017, and 2016, the inflation rate is believed to have had an immaterial impact on the Company’s results of operations.
Capital Resources, Capital Position and Dividends
At December 31, 2018, total stockholders’ equity was $295,667,000, or 11.62% of total assets, which compares with $267,730,000, or 11.55% of total assets, at December 31, 2017, and $244,620,000, or 11.13% of total assets, at December 31, 2016. The dollar increase in the Company’s stockholders’ equity during 2018 reflects (i) net income of $32,594,000 less cash dividends of $0.90 per share totaling $9,447,000, (ii) the issuance of 161,514 shares of common stock for $7,470,000, as reinvestment of cash dividends, (iii) the issuance of 11,585 shares of common stock pursuant to exercise of stock options for $394,000, (iv) the net unrealized loss on available-for-sale securities of $3,470,000, and (v) a stock-based compensation expense of $396,000.
The Company and the Bank are subject to regulatory capital requirements administered by the FDIC, the Federal Reserve and the Tennessee Department of Financial Institutions. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and, in the case of the Bank, the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Quantitative measures established by regulation to ensure capital adequacy require the Company and Wilson Bank to maintain minimum amounts and ratios (set forth in the following table) of total, Tier 1, and common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2018 and December 31, 2017, the Company and the Bank are considered to be “well-capitalized” under applicable regulatory definitions.
As of December 31, 2018, the most recent notification from the FDIC categorized Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized for prompt corrective action regulations as of December 31, 2018 and December 31, 2017, an institution was required to maintain minimum total risk-based, Tier 1 risk-based, common equity Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables and not be subject to a written agreement, order or directive to maintain a specific capital level. There are no conditions or events since the notification that management believes have changed Wilson Bank’s category. The Company’s and Wilson Bank’s actual capital amounts and ratios as of December 31, 2018 and 2017, are presented in the following table (dollar amounts in thousands):

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	Actual		Minimum Capital Adequacy Requirements With Basel III Capital Conservation Buffer		Minimum To Be Well Capitalized Under Applicable Prompt Corrective Action Regulatory Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2018
Total capital to risk weighted assets:
Consolidated	$326,099	14.1%	$227,974	9.875%	$230,860	10.0%
Wilson Bank	323,852	14.0	227,915	9.875	230,800	10.0
Tier 1 capital to risk weighted assets:
Consolidated	298,566	12.9	181,802	7.875	138,516	6.0
Wilson Bank	296,319	12.8	181,756	7.875	184,641	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	298,566	12.9	147,173	6.375	N/A	N/A
Wilson Bank	296,319	12.8	147,136	6.375	150,021	6.5
Tier 1 capital to average assets:
Consolidated	298,566	12.3	97,022	4.0	N/A	N/A
Wilson Bank	296,319	11.9	99,373	4.0	124,217	5.0

WILSON BANK HOLDING COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

	Actual		Minimum Capital Adequacy Requirements With Basel III Capital Conservation Buffer		Minimum To Be Well Capitalized Under Applicable Prompt Corrective Action Regulatory Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2017
Total capital to risk weighted assets:
Consolidated	$291,395	14.2%	$189,658	9.25%	$205,036	10.0%
Wilson Bank	289,824	14.1	189,618	9.25	204,992	10.0
Tier 1 capital to risk weighted assets:
Consolidated	267,159	13.0	148,651	7.25	123,021	6.0
Wilson Bank	265,588	13.0	148,619	7.25	163,994	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	267,159	13.0	117,895	5.75	N/A	N/A
Wilson Bank	265,588	13.0	117,871	5.75	133,245	6.5
Tier 1 capital to average assets:
Consolidated	267,159	11.9	90,110	4.0	N/A	N/A
Wilson Bank	265,588	11.5	92,062	4.0	115,078	5.0
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
The guidelines under Basel III establish a 2.5% capital conservation buffer requirement that was phased in over four years beginning January 1, 2016. The buffer is related to Risk Weighted Assets. In order to avoid limitations on capital distributions such as dividends and certain discretionary bonus payments to executive officers, a banking organization must maintain capital ratios above the minimum ratios including the buffer. The Basel III minimum requirements after giving effect to the buffer as of January 1, of each year presented are as follows:

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
In 2018, the U.S. Congress passed, and the President signed into law, the Economic Growth, Regulatory Relief, and Consumer Protection Act of 2018 (the “Growth Act”). The Growth Act, among other things, requires the federal banking agencies to issue regulations allowing community bank organizations with total assets of less than $10.0 billion in assets and limited amounts of certain assets and off-balance sheet exposures to access a simpler capital regime focused on a bank’s Tier 1 leverage capital levels rather than risk-based capital levels that are the focus of the capital rules issued under the Dodd-Frank Act implementing Basel III.
In November 2018, the federal banking agencies proposed regulations that would exempt a qualifying community bank and its holding company that have Tier 1 leverage ratios of greater than 9 percent from the risk-based capital requirements of the capital rules issued under the Dodd-Frank Act. A qualifying community banking organization and its holding company that have chosen the proposed framework would not be required to calculate the existing risk-based and leverage capital requirements. Such a bank would also be considered to have met the capital ratio requirements to be well capitalized for the agencies' prompt corrective action rules provided it has a community bank leverage ratio greater than 9 percent.
The Growth Act also raised the eligibility for the small bank holding company policy statement to $3 billion of assets from $1 billion.
The rules implementing these provisions of the Growth Act are not yet finalized and the Company has not yet made a determination regarding whether it will seek to take advantage of these new capital rules under the Growth Act.

Holding Company & Stock Information
Wilson Bank Holding Company Directors

William Jordan, Chairman; Randall Clemons; Jack Bell; James F. Comer; Robert H. Goodall, Anthony Patton; John C. McDearman III and Elmer Richerson.
Common Stock Market Information
The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at February 19, 2019 was 4,186. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company’s common stock during the years 2017 and 2018.
On January 1, 2017, a $.30 per share cash dividend was declared and on July 1, 2017 a $.35 per share cash dividend was declared and paid to shareholders of record on those dates. On January 1, 2018, a $.35 per share cash dividend was declared and on July 1, 2018, a $.55 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent upon the Company’s profitability, its capital needs, overall financial condition and economic and regulatory considerations.
Stock Prices

2017	High		Low
First Quarter	$43.00	*	$40.75
Second Quarter	$42.75		$41.75
Third Quarter	$44.00	*	$42.75
Fourth Quarter	$100.00	*	$43.75
2018	High		Low
First Quarter	$46.00		$44.75
Second Quarter	$125.00	*	$46.00
Third Quarter	$48.50		$47.25
Fourth Quarter	$50.00	*	$48.50
*Represents one transaction of 2,400 shares during the first quarter of 2017, one transaction of 3,395 shares during the third quarter of 2017, one transaction of 100 shares during the fourth quarter of 2017, one transaction of 21 shares during the second quarter of 2018, and one transaction of 20 shares during the fourth quarter of 2018 of which the Company is aware where the sale prices was at least $0.25 higher than any other trade during the quarter. The volume weighted average stock price during the first quarter of 2017 was $41.17 and the volume weighted average stock price during the third quarter of 2017 and fourth quarter of 2017 was $42.90 and $44.48, respectively. The volume weighted average stock price during the second quarter of 2018 was $46.46 and the volume weighted average stock price during the fourth quarter of 2018 was $48.65.

Annual Meeting and Information Contacts
The Annual Meeting of Shareholders will be held in the Main Office of Wilson Bank Holding Company at 7:00 P.M., April 23, 2019 at 623 West Main Street, Lebanon, Tennessee.
For further information concerning Wilson Bank Holding Company or Wilson Bank & Trust, or to obtain a copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, which is available without charge to shareholders, please contact Lisa Pominski, CFO, Wilson Bank & Trust, P.O. Box 768, Lebanon, Tennessee 37088-0768, phone (615) 443-6612.

WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

	In Thousands, Except Per Share Information
	As Of December 31,
	2018	2017	2016	2015	2014
CONSOLIDATED BALANCE SHEETS:
Total assets end of year	$2,543,682	$2,317,033	2,198,051	2,021,604	1,873,242
Loans, net	$2,016,005	$1,727,253	1,667,088	1,443,179	1,329,865
Securities	$285,252	$365,196	349,209	359,323	374,543
Deposits	$2,235,655	$2,037,745	1,942,135	1,789,850	1,660,270
Stockholders’ equity	$295,667	$267,730	244,620	223,438	200,892

	Years Ended December 31,
	2018	2017	2016	2015	2014
CONSOLIDATED STATEMENTS OF EARNINGS:
Interest income	$103,525	91,020	84,746	78,839	74,380
Interest expense	14,018	8,889	8,284	8,608	9,768
Net interest income	89,507	82,131	76,462	70,231	64,612
Provision for loan losses	4,298	1,681	379	388	498
Net interest income after provision for loan losses	85,209	80,450	76,083	69,843	64,114
Non-interest income	25,248	22,821	21,654	19,941	16,678
Non-interest expense	69,080	60,391	57,263	52,159	47,705
Earnings before income taxes	41,377	42,880	40,474	37,625	33,087
Income taxes	8,783	19,354	14,841	13,762	12,310
Net earnings	$32,594	23,526	25,633	23,863	20,777
Cash dividends declared	$9,447	6,729	5,756	4,935	4,510
PER SHARE DATA: (1)
Basic earnings per common share	$3.09	2.26	2.49	2.35	2.06
Diluted earnings per common share	$3.08	2.26	2.49	2.35	2.06
Cash dividends	$0.90	0.65	0.56	0.49	0.45
Book value	$27.83	25.62	23.71	21.90	19.90
RATIOS:
Return on average stockholders’ equity	11.70%	9.06	10.80	11.17	10.95
Return on average assets	1.35%	1.04	1.21	1.23	1.15
Total capital to assets	11.62%	11.55	11.13	11.05	10.72
Dividends declared per share as a percentage of basic earnings per share	29.13%	28.76	22.49	20.85	21.82
(1) Per share data for periods prior to January 1, 2016 have been retroactively adjusted to reflect a 4 for 3 stock split which occurred effective March 30, 2016.

WILSON BANK HOLDING COMPANY
Consolidated Financial Statements
December 31, 2018 and 2017
(With Independent Auditor’s Report Thereon)

Stephen M. Maggart, CPA, ABV, CFF
J. Mark Allen, CPA
Joshua K. Cundiff, CPA
Michael T. Holland, CPA, ABV, CFF
M. Todd Maggart, CPA, ABV, CFF
Michael F. Murphy, CPA
P. Jason Ricciardi, CPA, CGMA
David B. von Dohlen, CPA
T. Keith Wilson, CPA, CITP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders of
Wilson Bank Holding Company:

Opinions on the Financial Statements and Internal Control Over Financial Reporting

We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiary (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively referred to as the financial statements). We also have audited the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.

Basis for Opinion

The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

/s/ MAGGART & ASSOCIATES, P.C.

We have served as the Company’s auditor since 1987.

Nashville, Tennessee
February 28, 2019

WILSON BANK HOLDING COMPANY
Consolidated Balance Sheets
December 31, 2018 and 2017

	Dollars in thousands
	2018	2017
ASSETS
Loans, net of allowance for loan losses of $27,174 and $23,909, respectively	$2,016,005	1,727,253
Securities:
Held-to-maturity, at amortized cost (market value $32,111)	—	32,480
Available-for-sale, at market (amortized cost $295,683 and $338,449, respectively)	285,252	332,716
Total securities	285,252	365,196
Loans held for sale	7,484	5,106
Interest bearing deposits	80,215	83,787
Federal funds sold	9,000	—
Restricted equity securities, at cost	3,012	3,012
Total earning assets	2,400,968	2,184,354
Cash and due from banks	9,976	11,731
Premises and equipment, net	58,363	54,215
Accrued interest receivable	6,724	6,266
Deferred income taxes	8,901	7,424
Other real estate	1,357	1,635
Bank owned life insurance	30,952	29,475
Goodwill	4,805	4,805
Other assets	21,636	17,128
Total assets	$2,543,682	2,317,033
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$2,235,655	2,037,745
Securities sold under repurchase agreements	—	864
Accrued interest and other liabilities	12,360	10,694
Total liabilities	2,248,015	2,049,303
Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 50,000,000 shares, 10,623,810 and 10,450,711 shares issued and outstanding, respectively	21,248	20,901
Additional paid-in capital	73,960	66,047
Retained earnings	208,164	185,017
Net unrealized losses on available-for-sale securities, net of taxes of $2,726 and $1,498, respectively	(7,705)	(4,235)
Total stockholders’ equity	295,667	267,730
COMMITMENTS AND CONTINGENCIES
Total liabilities and stockholders’ equity	$2,543,682	2,317,033
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Earnings
Three Years Ended December 31, 2018

	Dollars In Thousands (except per share data)
	2018	2017	2016
Interest income:
Interest and fees on loans	$94,917	83,120	77,024
Interest and dividends on securities:
Taxable securities	6,158	5,397	5,714
Exempt from Federal income taxes	1,020	1,208	1,191
Interest on loans held for sale	184	324	391
Interest on Federal funds sold	83	97	26
Interest on interest bearing deposits	979	723	278
Interest and dividends on restricted equity securities	184	151	122
Total interest income	103,525	91,020	84,746
Interest expense:
Interest on negotiable order of withdrawal accounts	1,823	1,308	1,371
Interest on money market accounts and other savings accounts	4,231	2,211	1,915
Interest on certificates of deposit and individual retirement accounts	7,944	5,353	4,978
Interest on securities sold under repurchase agreements	16	9	3
Interest on Federal funds purchased	4	8	17
Total interest expense	14,018	8,889	8,284
Net interest income before provision for loan losses	89,507	82,131	76,462
Provision for loan losses	4,298	1,681	379
Net interest income after provision for loan losses	85,209	80,450	76,083
Non-interest income	25,248	22,821	21,654
Non-interest expense	(69,080)	(60,391)	(57,263)
Earnings before income taxes	41,377	42,880	40,474
Income taxes	8,783	19,354	14,841
Net earnings	$32,594	23,526	25,633
Basic earnings per common share	$3.09	2.26	2.49
Diluted earnings per common share	$3.08	2.26	2.49
Weighted average common shares outstanding:
Basic	10,564,172	10,407,211	10,279,332
Diluted	10,572,221	10,412,536	10,284,328
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Comprehensive Earnings
Three Years Ended December 31, 2018

	Dollars In Thousands
	2018	2017	2016
Net earnings	$32,594	23,526	25,633
Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $1,398, $271, and $1,830, respectively	(3,950)	437	(2,948)
Reclassification adjustment for net losses (gains) included in net earnings, net of taxes of $170, $67, and $176, respectively	480	108	(284)
Other comprehensive earnings (losses)	(3,470)	545	(3,232)
Comprehensive earnings	$29,124	24,071	22,401
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Changes in Stockholders’ Equity
Three Years Ended December 31, 2018

	Dollars In Thousands
	Common Stock	Additional Paid-In Capital	Retained Earnings	Net Unrealized Gain (Loss) On Available-For-Sale Securities	Total
Balance December 31, 2015	$15,304	61,339	147,646	(851)	223,438
Cash dividends declared, $.56 per share	—	—	(5,756)	—	(5,756)
Issuance of 98,318 shares of common stock pursuant to dividend reinvestment plan	197	4,119	—	—	4,316
Issuance of 5,120 shares of common stock pursuant to exercise of stock options	10	142	—	—	152
Issuance of 2,564,091 shares of common stock pursuant to a 4 for 3 stock split	5,128	(5,128)	—	—	—
Share based compensation expense	—	69	—	—	69
Net change in fair value of available-for-sale securities during the year, net of taxes of $2,006	—	—	—	(3,232)	(3,232)
Net earnings for the year	—	—	25,633	—	25,633
Balance December 31, 2016	20,639	60,541	167,523	(4,083)	244,620
Cash dividends declared, $.65 per share	—	—	(6,729)	—	(6,729)
Issuance of 125,960 shares of common stock pursuant to dividend reinvestment plan	252	5,014	—	—	5,266
Issuance of 5,078 shares of common stock pursuant to exercise of stock options	10	142	—	—	152
Reclassification of deferred tax asset revaluation	—	—	697	(697)	—
Share based compensation expense	—	350	—	—	350
Net change in fair value of available-for-sale securities during the year, net of taxes of $338	—	—	—	545	545
Net earnings for the year	—	—	23,526	—	23,526
Balance December 31, 2017	20,901	66,047	185,017	(4,235)	267,730
Cash dividends declared, $.90 per share	—	—	(9,447)	—	(9,447)
Issuance of 161,514 shares of common stock pursuant to dividend reinvestment plan	324	7,146	—	—	7,470
Issuance of 11,585 shares of common stock pursuant to exercise of stock options	23	371	—	—	394
Share based compensation expense	—	396	—	—	396
Net change in fair value of available-for-sale securities during the year, net of taxes of $1,228	—	—	—	(3,470)	(3,470)
Net earnings for the year	—	—	32,594	—	32,594
Balance December 31, 2018	$21,248	73,960	208,164	(7,705)	295,667

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Cash Flows
Three Years Ended December 31, 2018
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2018	2017	2016
Cash flows from operating activities:
Interest received	$105,318	93,506	86,641
Fees and other income received	20,503	17,876	16,029
Proceeds from sales of loans	131,321	149,775	160,816
Origination of loans held for sale	(129,060)	(135,835)	(161,114)
Interest paid	(12,565)	(8,612)	(8,278)
Cash paid to suppliers and employees	(64,186)	(57,643)	(53,454)
Income taxes paid	(10,558)	(16,400)	(13,837)
Net cash provided by operating activities	40,773	42,667	26,803
Cash flows from investing activities:
Purchase of available-for-sale securities	(9,118)	(96,180)	(181,285)
Proceeds from calls, maturities and paydowns of available-for-sale securities	36,955	38,839	102,596
Proceeds from sale of available-for-sale securities	35,093	35,555	90,007
Purchase of held-to-maturity securities	—	—	(11,479)
Proceeds from maturities and paydowns of held-to-maturity securities	4,651	3,859	2,742
Proceeds from sale of held-to-maturity securities	4,764	—	—
Loans made to customers, net of repayments	(293,655)	(61,826)	(223,950)
Purchase of bank owned life insurance and annuity contracts	(4,301)	—	(11,916)
Purchase of bank premises and equipment	(7,752)	(12,660)	(5,147)
Proceeds from sale of other assets	4	43	15
Proceeds from sale of other real estate	796	2,876	581
Net cash used in investing activities	(232,563)	(89,494)	(237,836)
Cash flows from financing activities:
Net increase in non-interest bearing, savings, NOW and money market deposit accounts	101,248	87,116	158,775
Net increase (decrease) in time deposits	96,662	8,494	(6,490)
Net increase (decrease) in securities sold under agreements to repurchase	(864)	128	(1,299)
Dividends paid	(9,447)	(6,729)	(5,756)
Proceeds from sale of common stock pursuant to dividend reinvestment	7,470	5,266	4,316
Proceeds from sale of common stock pursuant to exercise of stock options	394	152	152
Net cash provided by financing activities	195,463	94,427	149,698
Net increase (decrease) in cash and cash equivalents	3,673	47,600	(61,335)
Cash and cash equivalents at beginning of year	95,518	47,918	109,253
Cash and cash equivalents at end of year	$99,191	95,518	47,918
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Consolidated Statements of Cash Flows, Continued
Three Years Ended December 31, 2018
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2018	2017	2016
Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$32,594	23,526	25,633
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	5,853	5,507	5,515
Provision for loan losses	4,298	1,681	379
Share-based compensation expense	1,237	692	69
Provision for deferred tax expense (benefit)	(248)	(607)	(164)
Revaluation of deferred tax assets due to change in tax rates	—	3,603	—
Loss (gain) on sales of other real estate, net	80	(6)	(52)
Loss on sales of other assets	3	15	1
Loss on sales of premises and equipment	2	—	73
Security loss (gain)	650	175	(460)
Decrease (increase) in loans held for sale	(2,378)	9,682	(4,653)
Increase (decrease) in taxes payable	(1,526)	(42)	1,168
Increase in other assets, bank owned life insurance and annuity contract earnings	(1,684)	(1,231)	(2,408)
Increase in accrued interest receivable	(458)	(162)	(860)
Increase in interest payable	1,453	277	6
Increase (decrease) in other liabilities	897	(443)	2,556
Total adjustments	8,179	19,141	1,170
Net cash provided by operating activities	$40,773	42,667	26,803
Supplemental Schedule of Non-Cash Activities:
Change in fair value of securities available-for-sale, net of taxes of $1,228 in 2018, $338 in 2017, and $2,006 in 2016	$(3,470)	545	(3,232)
Non-cash transfers from held-to-maturity to available-for-sale securities	$22,800	—	—
Non-cash transfers from loans to other real estate	$693	173	696
Non-cash transfers from other real estate to loans	$95	195	1,050
Non-cash transfers from loans to other assets	$7	2	16
See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

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
Wilson Bank operates under a state bank charter and provides full banking services. As a state-chartered bank that is not a member of the Federal Reserve, Wilson Bank is subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation (“FDIC”). The areas served by Wilson Bank include Wilson County, DeKalb County, Rutherford County, Smith County, Trousdale County, Putnam County, Sumner County, Davidson County and Williamson County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the main office and twenty-eight branch locations.

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
Residential 1-4 family, commercial real estate and construction mortgage loans, represented 22%, 34% and 25% and 23%, 38% and 22% of the loan portfolio at December 31, 2018 and 2017, respectively.

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
As part of its routine credit monitoring process, the Company performs regular credit reviews of the loan portfolio and loans receive risk ratings by the assigned credit officer, which are subject to validation by our independent loan review department. Risk ratings are categorized as pass, special mention, substandard or doubtful. The Company believes that its categories follow those outlined by Wilson Bank's primary federal regulator.
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
December 31, 2018, 2017 and 2016

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
In addition to the independent loan review process, the aforementioned risk ratings are subject to continual review by loan officers to determine that the appropriate risk ratings are being utilized in our allowance for loan loss process. Each risk rating is also subject to review by our independent loan review department. Currently, our independent loan review department targets reviews of 100% of existing loan relationships with aggregate debt of $1.0 million and greater and new loans with aggregate debt of $500,000 and greater. In addition, our independent loan review department targets particular portfolio segments, loans assigned to a particular lending officer, and loans with four or more renewals.
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
December 31, 2018, 2017 and 2016

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
No securities have been classified as trading securities or held-to-maturity securities at December 31, 2018.

(h)	Federal Home Loan Bank Stock
The Company, as a member of the Federal Home Loan Bank (“FHLB”) Cincinnati system, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at par value, which approximates its fair value. Management reviews the investment for impairment based on the ultimate recoverability of the cost basis in the FHLB stock. As of December 31, 2018, this minimum required investment was valued at approximately $2.8 million. Stock redemptions are at the discretion of the FHLB.

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
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less the estimated cost to sell at the date the Company acquires the property, establishing a new cost basis. Subsequent to their acquisition by the Company, valuations of these assets are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance [i.e. any direct write-downs] are included within non-interest expense.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

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
The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term "more likely than not" means a likelihood of more than 50 percent. The terms "examined" and "upon examination" also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
The Company recognizes interest and penalties on income taxes as a component of income tax expense.

(q)	Mortgage Banking Derivatives
Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives. The fair value of the interest rate lock is recorded at the time the commitment to fund the mortgage loan is executed and is adjusted for the expected exercise of the commitment before the loan is funded. Fair values of these mortgage derivatives are estimated based on changes in mortgage interest rates from the date the interest rate on the loan is locked. The Company enters into forward commitments for the future delivery of mortgage loans when interest rate

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

locks are entered into, in order to hedge the change in interest rates resulting from its commitments to fund the loans. Changes in the fair values of these derivatives are included in net gains on sale of mortgage loans.

(r)	Equity-Based Incentives
Stock compensation accounting guidance (FASB ASC 718, “Compensation—Stock Compensation”) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, cash-settled stock appreciation rights (SARs), and employee share purchase plans. Because cash-settled SARs do not give the grantee the choice of receiving stock, all cash-settled SARs are accounted for as liabilities, not equity, as compensation is accrued over the requisite service period.
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
Advertising costs are expensed as incurred by the Company and totaled $2,552,000, $2,326,000 and $2,310,000 for 2018, 2017 and 2016, respectively.

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
Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 21 - Disclosures About Fair Value of Financial Instruments of the consolidated financial statements. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

(v)	Reclassification
Certain reclassifications have been made to the 2017 and 2016 figures to conform to the presentation for 2018.

(w)	Off-Balance-Sheet Financial Instruments
In the ordinary course of business, Wilson Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

(x)	Stock Split
The Company paid a 4 for 3 stock split to stockholders on March 30, 2016. Each stockholder received four (4) shares of common stock for each three (3) shares owned with no allowance for fractional shares. Per share data and stock options included in these financial statements for periods prior to 2017 has been restated to give effect to the stock split.

(y)	Accounting Standard Updates
Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Our revenue is primarily comprised of net interest income on financial assets and financial liabilities, which is explicitly excluded from the scope of ASU 2014-09. Because of this, our adoption of this Standard in the first quarter of 2018 did not have a significant impact on our financial statements.
In February 2016, FASB issued ASU 2016-02, "Leases (Topic 842)." The amendments in this ASU are effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. As a result of the amendment, lessees will need to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustments, such as adjustments for initial direct costs. For income statement purposes, FASB retained a dual model, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Based on preliminary estimates made by management, we expect to record a right-of-use asset and offsetting lease liability in the amount of $2.5 million during the first quarter of 2019.
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
In August 2016, FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” ASU 2016-15 clarifies how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230. The update addresses eight specific cash flow issues including, but not limited to, proceeds from the settlement of bank-owned life insurance policies, with the objective of reducing the existing diversity in practice. ASU 2016-15 was effective on January 1, 2018 and did not have a significant impact on our financial statements.
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
In March 2017, FASB issued ASU 2017-08, “Receivables -  Nonrefundable Fees and Other Costs (Subtopic 310-20) - Premium Amortization on Purchased Callable Debt Securities.” ASU 2017-08 provides guidance on the amortization period for certain purchased callable debt securities held at a premium. This update shortens the amortization period for the premium to the earliest call date. Under current generally accepted accounting principles, entities generally amortize the premium as an adjustment of yield over the contractual life of the instrument related to certain cash flow issues. ASU 2017-08 will be effective for us on January 1, 2019. We do not expect this update to have a significant impact on our financial statements.
In February 2018, FASB issued ASU 2018-02, "Income Statement - Reporting Comprehensive Income (Topic 220) - Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income." Under ASU 2018-02, entities may elect to reclassify certain income tax effects related to the change in the U.S. statutory federal income

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

tax rate under the Tax Cuts and Jobs Act, which was enacted on December 22, 2017, from accumulated other comprehensive income to retained earnings. ASU 2018-02 also requires certain accounting policy disclosures. We elected to adopt the provisions of ASU 2018-02 for the year ended December 31, 2018 in advance of the required application date of January 1, 2019. See Note 10 - Income Taxes.
In March 2018, FASB issued ASU 2018-05, "Income Taxes (Topic 740) - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 118. ASU 2018-05 amends the Accounting Standards Codification to incorporate various SEC paragraphs pursuant to the issuance of SAB 118. SAB 118 addresses the application of generally accepted accounting principles in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Cuts and Jobs Act. See Note 10 - Income Taxes.
In August 2018, FASB issued ASU 2018-13, "Fair Value Measurement (Topic 820) - Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement." ASU 2018-13 modifies the disclosure requirements on fair value measurements in Topic 820. The amendments in this update remove disclosures that no longer are considered cost beneficial, modify/clarify the specific requirements of certain disclosures, and add disclosure requirements identified as relevant. ASU 2018-13 will be effective for us on January 1, 2020, with early adoption permitted, and is not expected to have a significant impact on our financial statements.
Other than those previously discussed, there were no other recently issued accounting pronouncements that may materially impact the Company.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

(2)	Loans and Allowance for Loan Losses
The classification of loans at December 31, 2018 and 2017 is as follows:

	In Thousands
	2018	2017
Mortgage loans on real estate:
Residential 1-4 family	$460,692	406,667
Multifamily	134,613	91,992
Commercial	701,055	661,223
Construction	518,245	392,039
Farmland	24,071	34,212
Second mortgages	11,197	8,952
Equity lines of credit	62,013	60,650
Total mortgage loans on real estate	1,911,886	1,655,735
Commercial loans	78,245	47,939
Agricultural loans	1,985	1,665
Consumer installment loans:
Personal	45,072	40,155
Credit cards	3,687	3,385
Total consumer installment loans	48,759	43,540
Other loans	9,324	9,662
	2,050,199	1,758,541
Net deferred loan fees	(7,020)	(7,379)
Total loans	2,043,179	1,751,162
Less: Allowance for loan losses	(27,174)	(23,909)
Loans, net	$2,016,005	1,727,253
At December 31, 2018, variable rate and fixed rate loans totaled $1,495,918,000 and $554,281,000, respectively. At December 31, 2017, variable rate and fixed rate loans totaled $1,252,794,000 and $505,747,000, respectively.
In the normal course of business, Wilson Bank has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $13,019,000 and $7,759,000 at December 31, 2018 and 2017, respectively. None of these loans were restructured, charged-off or involved more than the normal risk of collectibility or presented other unfavorable features during the three years ended December 31, 2018.
An analysis of the activity with respect to such loans to related parties is as follows:

	In Thousands
	December 31,
	2018	2017
Balance, January 1	$7,759	9,692
New loans and renewals during the year	17,278	15,299
Repayments (including loans paid by renewal) during the year	(12,018)	(17,232)
Balance, December 31	$13,019	7,759

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

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

Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type. This diversity helps reduce the Company’s exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. The Company also utilizes third-party experts to provide insight and guidance about economic conditions and trends affecting the market areas it serves. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. Non-owner occupied commercial real estate loans are loans secured by multifamily and commercial properties where the primary source of repayment is derived from rental income associated with the property (that is, loans for which 50 percent or more of the source of repayment comes from third party, nonaffiliated rental income) or the proceeds of the sale, refinancing, or permanent financing of the property. These loans are made to finance income-producing properties such as apartment buildings, office and industrial buildings,

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

and retail properties. Owner-occupied commercial real estate loans are loans where the primary source of repayment is the cash flow from the ongoing operations and business activities conducted by the party, or affiliate of the party, who owns the property.

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

The following tables, present the Company’s impaired loans at December 31, 2018 and 2017:

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2018
With no related allowance recorded:
Residential 1-4 family	$1,196	1,795	—	1,862	42
Multifamily	—	—	—	—	—
Commercial real estate	317	316	—	320	16
Construction	690	686	—	822	42
Farmland	—	—	—	233	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$2,203	2,797	—	3,237	100

In Thousands
	Record Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2018
With allowance recorded:
Residential 1-4 family	$1,641	1,635	852	1,782	77
Multifamily	—	—	—	—	—
Commercial real estate	1,515	1,515	312	2,001	17
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$3,156	3,150	1,164	3,783	94

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2018
Total:
Residential 1-4 family	$2,837	3,430	852	3,644	119
Multifamily	—	—	—	—	—
Commercial real estate	1,832	1,831	312	2,321	33
Construction	690	686	—	822	42
Farmland	—	—	—	233	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$5,359	5,947	1,164	7,020	194

	In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2017
With no related allowance recorded:
Residential 1-4 family	$2,314	2,322	—	742	103
Multifamily	—	—	—	—	—
Commercial real estate	893	889	—	902	39
Construction	1,185	1,182	—	1,354	64
Farmland	—	—	—	26	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$4,392	4,393	—	3,024	206

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

The following tables present the Company’s nonaccrual loans, credit quality indicators and past due loans as of December 31, 2018 and 2017.
Loans on Nonaccrual Status

	In Thousands
	2018	2017
Residential 1-4 family	$948	—
Multifamily	—	—
Commercial real estate	1,102	1,729
Construction	—	—
Farmland	—	310
Second mortgages	—	—
Equity lines of credit	—	—
Commercial	—	—
Agricultural, installment and other	—	1
Total	$2,050	2,040
The impact on net interest income for these loans was not material to the Company’s results of operations for the years ended December 31, 2018, 2017 and 2016.
Potential problem loans, which include nonperforming loans, amounted to approximately $12.0 million at December 31, 2018 compared to $16.2 million at December 31, 2017. Potential problem loans represent those loans with a well defined weakness and where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower’s ability to comply with present repayment terms. This definition is believed to be substantially consistent with the standards established by the FDIC, the Company’s primary federal regulator, for loans classified as special mention, substandard, or doubtful, excluding the impact of nonperforming loans.
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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

Credit Quality Indicators

	In Thousands
	Residential 1-4 Family	Multifamily	Commercial Real Estate	Construction	Farmland	Second Mortgages	Equity Lines of Credit	Commercial	Agricultural, Installment and Other	Total
Credit Risk Profile by Internally Assigned Grade
December 31, 2018
Pass	$452,411	134,613	698,083	518,123	23,895	10,979	61,927	78,206	59,923	2,038,160
Special mention	3,949	—	1,690	64	112	179	—	39	78	6,111
Substandard	4,332	—	1,282	58	64	39	86	—	67	5,928
Doubtful	—	—	—	—	—	—	—	—	—	—
Total	$460,692	134,613	701,055	518,245	24,071	11,197	62,013	78,245	60,068	2,050,199
December 31, 2017
Pass	$395,664	91,992	657,456	391,778	33,500	8,765	60,553	47,937	54,697	1,742,342
Special mention	5,677	—	646	84	125	43	41	2	77	6,695
Substandard	5,326	—	3,121	177	587	144	56	—	93	9,504
Doubtful	—	—	—	—	—	—	—	—	—	—
Total	$406,667	91,992	661,223	392,039	34,212	8,952	60,650	47,939	54,867	1,758,541

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

Age Analysis of Past Due Loans

	In Thousands
	30-59 Days Past Due	60-89 Days Past Due	Nonaccrual and Greater Than 90 Days	Total Nonaccrual and Past Due	Current	Total Loans	Recorded Investment Greater Than 90 Days and Accruing
December 31, 2018
Residential 1-4 family	$3,258	1,092	1,868	6,218	454,474	460,692	920
Multifamily	—	—	—	—	134,613	134,613	—
Commercial real estate	312	109	1,174	1,595	699,460	701,055	72
Construction	1,567	26	32	1,625	516,620	518,245	32
Farmland	43	9	21	73	23,998	24,071	21
Second mortgages	333	—	—	333	10,864	11,197	—
Equity lines of credit	297	—	45	342	61,671	62,013	45
Commercial	93	—	24	117	78,128	78,245	24
Agricultural, installment and other	407	85	95	587	59,481	60,068	95
Total	$6,310	1,321	3,259	10,890	2,039,309	2,050,199	1,209
December 31, 2017
Residential 1-4 family	$3,631	524	673	4,828	401,839	406,667	673
Multifamily	—	—	—	—	91,992	91,992	—
Commercial real estate	—	83	1,729	1,812	659,411	661,223	—
Construction	433	—	113	546	391,493	392,039	113
Farmland	112	—	310	422	33,790	34,212	—
Second mortgages	—	—	2	2	8,950	8,952	2
Equity lines of credit	—	—	41	41	60,609	60,650	41
Commercial	2	137	—	139	47,800	47,939	—
Agricultural, installment and other	432	57	149	638	54,229	54,867	148
Total	$4,610	801	3,017	8,428	1,750,113	1,758,541	977

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

Transactions in the allowance for loan losses for the years ended December 31, 2018 and 2017 are summarized as follows:

	In Thousands
	Residential 1-4 Family	Multifamily	Commercial Real Estate	Construction	Farmland	Second Mortgages	Equity Lines of Credit	Commercial	Agricultural, Installment and Other	Total
December 31, 2018
Allowance for loan losses:
Beginning balance	$5,156	1,011	9,267	6,094	487	94	723	401	676	23,909
Provision	1,568	470	436	921	(266)	24	7	218	920	4,298
Charge-offs	(492)	—	—	(19)	—	—	—	—	(1,152)	(1,663)
Recoveries	65	—	50	88	—	—	1	3	423	630
Ending balance	$6,297	1,481	9,753	7,084	221	118	731	622	867	27,174
Ending balance individually evaluated for impairment	$852	—	312	—	—	—	—	—	—	1,164
Ending balance collectively evaluated for impairment	$5,445	1,481	9,441	7,084	221	118	731	622	867	26,010
Loans:
Ending balance	$460,692	134,613	701,055	518,245	24,071	11,197	62,013	78,245	60,068	2,050,199
Ending balance individually evaluated for impairment	$2,829	—	1,831	686	—	—	—	—	—	5,346
Ending balance collectively evaluated for impairment	$457,863	134,613	699,224	517,559	24,071	11,197	62,013	78,245	60,068	2,044,853

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

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
The following table summarizes the carrying balances of TDRs at December 31, 2018 and December 31, 2017 (dollars in thousands):

	2018	2017
Performing TDRs	$1,676	2,250
Nonperforming TDRs	816	1,834
Total TDRs	$2,492	4,084

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

The following table outlines the amount of each TDR categorized by loan classification for the years ended December 31, 2018 and 2017 (dollars in thousands):

	December 31, 2018			December 31, 2017
	Number of Contracts	Pre Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment, Net of Related Allowance	Number of Contracts	Pre Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment, Net of Related Allowance
Residential 1-4 family	4	$448	$448	6	$610	$535
Multifamily	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Farmland	—	—	—	1	86	86
Second mortgages	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Agricultural, installment and other	2	5	5	1	3	3
Total	6	$453	$453	8	$699	$624
As of December 31, 2018, the Company did not have any loan previously classified as a TDR default within twelve months of the restructuring. As of December 31, 2017, the Company had one loan totaling $103,000 previously classified as TDR default within twelve months of the restructuring. A default is defined as an occurrence which violates the terms of the receivable’s contract.
As of December 31, 2018 and 2017, the Company's recorded investment in consumer mortgage loans in the process of foreclosure amounted to $200,000 and $201,000, respectively.
The Company’s principal customers are primarily in the Middle Tennessee area with a concentration in Wilson County, Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral vary depending upon the purpose of the credit and the borrower’s financial condition.
In 2018, 2017 and 2016, the Company originated mortgage loans for sale into the secondary market of $129,060,000, $135,835,000 and $161,114,000, respectively. The fees and gain on sale of these loans totaled $4,639,000, $4,258,000 and $4,355,000 in 2018, 2017 and 2016, respectively. The Company sells loans to third-party investors on a loan-by-loan basis and has not entered into any forward commitments with investors for future bulk sales. All of these loan sales transfer servicing rights to the buyer.
In some instances, Wilson Bank sells loans that contain provisions which permit the buyer to seek recourse against Wilson Bank in certain circumstances. At December 31, 2018 and 2017, total mortgage loans sold with recourse in the secondary market aggregated $94,801,000 and $105,308,000, respectively. At December 31, 2018, Wilson Bank has not been required to repurchase a significant amount of the mortgage loans originated by Wilson Bank and sold in the secondary market. Management expects no material losses to result from these recourse provisions.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

(3)	Debt and Equity Securities
Debt and equity securities have been classified in the consolidated balance sheet according to management’s intent. Debt and equity securities at December 31, 2018 consist of the following:

	Securities Available-For-Sale
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Government-sponsored enterprises (GSEs)	$71,446	—	2,979	68,467
Mortgage-backed securities	152,375	9	4,874	147,510
Asset-backed securities	22,534	10	844	21,700
Obligations of states and political subdivisions	49,328	22	1,775	47,575
	$295,683	41	10,472	285,252

There were no debt and equity securities classified as held-to-maturity at December 31, 2018. During the year ended December 31, 2018, the Company sold securities classified as held-to-maturity with a book value of $4,843,000 for a loss of $79,000. Due to the sale, management determined the Company no longer had the intent to hold the remaining securities classified as held-to-maturity to their respective maturity dates and transferred the remaining book value of $22,800,000 to the available-for-sale classification.
The Company’s classification of securities at December 31, 2017 was as follows:

	Securities Held-To-Maturity
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Mortgage-backed securities	$9,886	31	156	9,761
Obligations of states and political subdivisions	22,594	66	310	22,350
	$32,480	97	466	32,111

	Securities Available-For-Sale
	In Thousands
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Government-sponsored enterprises (GSEs)	$74,690	4	1,714	72,980
Mortgage-backed securities	200,175	302	2,551	197,926
Asset-backed securities	26,387	—	789	25,598
Obligations of states and political subdivisions	37,197	7	992	36,212
	$338,449	313	6,046	332,716
Included in mortgage-backed securities are collateralized mortgage obligations totaling $11,564,000 (fair value of $11,295,000) and $17,361,000 (fair value of $17,133,000) at December 31, 2018 and 2017, respectively.
The amortized cost and estimated market value of debt securities at December 31, 2018, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities of mortgage and asset-backed securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

	In Thousands
Securities Available-For-Sale	Amortized Cost	Estimated Market Value
Due in one year or less	$2,230	2,234
Due after one year through five years	22,971	22,409
Due after five years through ten years	76,604	73,184
Due after ten years	18,969	18,215
	120,774	116,042
Mortgage and asset-backed securities	174,909	169,210
	$295,683	285,252
Results from sales of debt and equity securities are as follows:

	In Thousands
	2018	2017	2016
Gross proceeds	$39,857	35,555	90,007
Gross realized gains	$102	76	716
Gross realized losses	(752)	(251)	(256)
Net realized gains (losses)	$(650)	(175)	460
Securities carried on the balance sheet of approximately $260,562,000 (approximate market value of $251,549,000) and $213,154,000 (approximate market value of $209,575,000) were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2018 and 2017, respectively.
Included in the securities above are $14,154,000 and $10,793,000 (approximate market value of $13,724,000 and $10,219,000) and $23,670,000 and $9,464,000 (approximate market value of $23,404,000 and $9,121,000) at December 31, 2018 and 2017, respectively, in obligations of political subdivisions located within the State of Tennessee and Texas, respectively. Management purchases only obligations of such political subdivisions it considers to be financially sound.
Securities that have rates that adjust prior to maturity totaled $32,864,000 (approximate market value of $32,217,000) and $53,248,000 (approximate market value of $53,040,000) at December 31, 2018 and 2017, respectively.
Temporarily Impaired Securities
The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2018 and 2017.
Available-for-sale and held-to-maturity securities that have been in a continuous unrealized loss position at December 31, 2018 and 2017 are as follows:

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
2018	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses
Available-for-Sale Securities:
Debt securities:
GSEs	$—	$—	—	$68,467	$2,979	28	$68,467	$2,979
Mortgage-backed securities	8,651	64	10	137,457	4,810	94	146,108	4,874
Asset-backed securities	—	—	—	20,597	844	14	20,597	844
Obligations of states and political subdivisions	4,064	26	6	39,841	1,749	94	43,905	1,775
	$12,715	$90	16	$266,362	$10,382	230	$279,077	$10,472

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
2017	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses
Held-to-Maturity Securities:
Debt securities:
Mortgage-backed securities	$3,316	$21	4	$5,206	$135	5	$8,522	$156
Obligations of states and political subdivisions	10,137	46	27	7,278	264	18	17,415	310
	$13,453	$67	31	$12,484	$399	23	$25,937	$466
Available-for-Sale Securities:
Debt securities:
GSEs	$16,099	$190	8	$55,726	$1,524	21	$71,825	$1,714
Mortgage-backed securities	92,180	769	43	81,434	1,782	54	173,614	2,551
Asset-backed securities	9,087	181	7	16,510	608	8	25,597	789
Obligations of states and political subdivisions	12,128	113	22	21,762	879	56	33,890	992
	$129,494	$1,253	80	$175,432	$4,793	139	$304,926	$6,046

Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and our ability to retain our investment in the issuer for a period of time sufficient to allow for any anticipated recovery in cost.
As of December 31, 2018, management does not have the intent to sell any of the securities classified as available-for-sale in the table above and believes that it is more likely than not that we will not have to sell any such securities before a recovery

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

of cost. Any unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the bonds approach their maturity date or repricing date or if market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality. Accordingly, as of December 31, 2018, management believes the impairments detailed in the table above are temporary and no impairment loss has been realized in our consolidated statements of earnings.

(4)	Restricted Equity Securities
Restricted equity securities consists of stock of the FHLB of Cincinnati amounting to $3,012,000 at December 31, 2018 and 2017. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

(5)	Premises and Equipment
The detail of premises and equipment at December 31, 2018 and 2017 is as follows:

	In Thousands
	2018	2017
Land	$17,022	17,022
Buildings	44,921	31,686
Leasehold improvements	492	425
Furniture and equipment	12,600	12,521
Automobiles	343	353
Construction-in-progress	100	10,895
	75,478	72,902
Less accumulated depreciation	(17,115)	(18,687)
	$58,363	54,215
During 2018, 2017 and 2016, payments of $2,633,000, $5,934,000 and $1,361,000, respectively, were made to an entity owned by a director for the construction of buildings and repair work on existing buildings.
Depreciation expense was $3,602,000, $2,859,000 and $2,760,000 for the years ended December 31, 2018, 2017 and 2016, respectively.

(6)	Acquired Intangible Assets and Goodwill
The Company's intangible assets result from the excess of purchase price over the applicable book value of the net assets acquired related to outside ownership of two previously 50% owned subsidiaries that the Company acquired 100% of in 2005.

	In Thousands
	2018	2017
Goodwill:
Balance at January 1,	$4,805	4,805
Goodwill acquired during year	—	—
Impairment loss	—	—
Balance at December 31,	$4,805	4,805

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

(7)	Deposits
Deposits at December 31, 2018 and 2017 are summarized as follows:

	In Thousands
	2018	2017
Demand deposits	$254,157	239,559
Savings accounts	136,645	136,549
Negotiable order of withdrawal accounts	503,435	495,930
Money market demand accounts	727,654	648,606
Certificates of deposit $250,000 or greater	134,506	67,614
Other certificates of deposit	402,690	370,608
Individual retirement accounts $250,000 or greater	8,525	6,954
Other individual retirement accounts	68,043	71,925
	$2,235,655	2,037,745

Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2018 are as follows:

(In Thousands)
Maturity	Total
2019	$290,385
2020	155,006
2021	89,620
2022	21,662
2023	50,328
Thereafter	6,763
$613,764
The aggregate amount of overdrafts reclassified as loans receivable was $496,000 and $531,000 at December 31, 2018 and 2017, respectively.
As of December 31, 2018 and 2017, Wilson Bank was not required to maintain a cash balance with the Federal Reserve.

(8)	Securities Sold Under Repurchase Agreements
Securities sold under repurchase agreements was $864,000 at December 31, 2017. There was no balance outstanding at December 31, 2018. The maximum amounts of outstanding repurchase agreements at any month end during 2018 and 2017 were $6,831,000 and $1,843,000, respectively. The average daily balance outstanding during 2018 and 2017 was $1,090,000 and $1,382,000, respectively. The weighted-average interest rates on the outstanding balance at December 31, 2017 was 1.47%. The underlying securities are typically held by other financial institutions and are designated as pledged.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

(9)	Non-Interest Income and Non-Interest Expense
The significant components of non-interest income and non-interest expense for the years ended December 31, 2018, 2017 and 2016 are presented below:

	In Thousands
	2018	2017	2016
Non-interest income:
Service charges on deposits	$6,799	$6,124	$5,769
Other fees and commissions	13,704	$11,752	$10,260
BOLI and annuity earnings	841	$871	$832
Security gains (losses), net	(650)	$(175)	$460
Fees and gains on sales of mortgage loans	4,639	$4,258	$4,355
Gain (loss) on sale of other real estate, net	(80)	$6	$52
Loss on sale of fixed assets, net	(2)	$—	$(73)
Loss on sale of other assets, net	(3)	$(15)	$(1)
	$25,248	22,821	21,654

	In Thousands
	2018	2017	2016
Non-interest expense:
Employee salaries and benefits	$39,590	35,830	34,106
Equity-based compensation	1,237	692	104
Occupancy expenses	4,403	3,718	3,638
Furniture and equipment expenses	2,767	2,085	2,019
Data processing expenses	2,900	2,834	2,576
Advertising expenses	2,552	2,326	2,310
ATM & interchange fees	3,091	2,569	2,475
FDIC insurance	843	683	968
Directors’ fees	543	677	691
Other operating expenses	11,154	8,977	8,376
	69,080	60,391	57,263

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

(10)	Income Taxes
In December 2017, the Tax Cuts and Jobs Act was signed into law. As a result, the statutory corporate federal tax rate was lowered from 35% to 21%, effective January 1, 2018. In accordance with accounting principles generally accepted in the United States of America, the effect of rate changes are to be recorded as an adjustment to income in the year of enactment. As a result of the Tax Cuts and Jobs Act being signed into law, the Company revalued all deferred taxes to reflect the new statutory corporate tax rate resulting in a $3,603,000 charge to deferred tax expense in the fourth quarter of 2017. This charge included $697,000 related to unrealized losses on available-for-sale securities. Unrealized losses on available-for-sale securities are recognized as a component of equity as other comprehensive income. Management has elected to reclassify the $697,000 expense related to the available-for-sale rate change from retained earnings to other comprehensive income.
The components of the net deferred tax asset are as follows:

	In Thousands
	2018	2017
Deferred tax asset:
Federal	$9,046	7,222
State	2,739	2,068
	11,785	9,290
Deferred tax liability:
Federal	(2,167)	(1,402)
State	(717)	(464)
	(2,884)	(1,866)
Net deferred tax asset	$8,901	7,424
The tax effects of each type of significant item that gave rise to deferred tax assets (liabilities) are:

	In Thousands
	2018	2017
Financial statement allowance for loan losses in excess of tax allowance	$6,846	5,925
Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(2,557)	(1,539)
Financial statement deduction for deferred compensation in excess of deduction for tax purposes	1,128	1,075
Writedown of other real estate not deductible for income tax purposes until sold	176	161
Financial statement income on FHLB stock dividends not recognized for tax purposes	(327)	(327)
Unrealized loss on securities available-for-sale	2,726	1,498
Equity based compensation	469	178
Other items, net	440	453
Net deferred tax asset	$8,901	7,424

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

The components of income tax expense (benefit) are summarized as follows:

	In Thousands
	Federal	State	Total
2018
Current	$8,310	721	9,031
Deferred	(136)	(112)	(248)
Total	$8,174	609	8,783
2017
Current	$14,004	2,354	16,358
Deferred	3,205	(209)	2,996
Total	$17,209	2,145	19,354
2016
Current	$12,910	2,095	15,005
Deferred	(136)	(28)	(164)
Total	$12,774	2,067	14,841
A reconciliation of actual income tax expense of $8,783,000, $19,354,000 and $14,841,000 for the years ended December 31, 2018, 2017 and 2016, respectively, to the “expected” tax expense (computed by applying the statutory rate of 21% for 2018 and 34% for 2017 and 2016 to earnings before income taxes) is as follows:

	In Thousands
	2018	2017	2016
Computed “expected” tax expense	$8,689	14,579	13,761
State income taxes, net of Federal income tax benefit	432	1,346	1,364
Tax exempt interest, net of interest expense exclusion	(226)	(415)	(401)
Federal income tax rate in excess of statutory rate related to taxable income over $10 million	—	399	370
Earnings on cash surrender value of life insurance	(177)	(292)	(283)
Expenses not deductible for tax purposes	16	43	40
Equity based compensation expense	(39)	16	35
Revaluation of federal deferred tax assets due to change in tax rates	—	3,603	—
Other	88	75	(45)
	$8,783	19,354	14,841
Total income tax expense for 2018, 2017 and 2016, includes $(170,000), $(67,000) and $176,000 of expense (benefit) related to the realized gain and loss, respectively, on sale of securities.
As of December 31, 2018, 2017 and 2016 the Company has not accrued or recognized interest or penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.
There were no unrecognized tax benefits at December 31, 2018.
Wilson Bank does not expect that unrecognized tax benefits will significantly increase or decrease within the next 12 months. Included in the balance at December 31, 2018, were approximately $11.8 million of tax positions (deferred tax assets) for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.
The Company and Wilson Bank file income tax returns in the United States (“U.S.”), as well as in the State of Tennessee. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2014. The Company’s Federal tax returns have been audited through December 31, 2005 with no changes.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

(11)	Commitments and Contingent Liabilities
The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's consolidated financial position.
Wilson Bank leases three branch facilities and land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

Years Ending December 31,	In Thousands
2019	$401
2020	399
2021	349
2022	180
2023	85
Thereafter	13
Total rent expense amounted to $362,000, $215,000 and $204,000, respectively, during the years ended December 31, 2018, 2017 and 2016.
The Company has lines of credit with other financial institutions totaling $53,000,000 at December 31, 2018 and 2017. At December 31, 2018 and 2017, respectively, there was no balance outstanding under these lines of credit.
The Company also has a Cash Management Advance ("CMA") Line of Credit agreement. The CMA is a component of the Company's Blanket Agreement for advances with the FHLB. The purpose of the CMA is to assist with short-term liquidity management. Under the terms of the CMA, the Company may borrow a maximum of $25,000,000, selecting a variable rate of interest for up to 90 days or a fixed rate for a maximum of 30 days. There were no borrowings outstanding under the CMA at December 31, 2018 or December 31, 2017.

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

	In Thousands
	Contract or Notional Amount
	2018	2017
Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit	$582,897	605,114
Standby letters of credit	80,165	69,156
Total	$663,062	674,270
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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present creditworthiness of such counterparties. Such commitments have been made on terms which are competitive in the markets in which the Company operates; thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $80.2 million at December 31, 2018.

(13)	Concentration of Credit Risk
Practically all of the Company’s loans, commitments, and commercial and standby letters of credit have been granted to customers in the Company’s market area. Practically all such customers are depositors of Wilson Bank. The concentrations of credit by type of loan are set forth in Note 2 - Loans and Allowance for Loan Losses.
Interest bearing deposits totaling $80,215,000 were deposited with four commercial banks.
Federal funds sold in the amount of $9,000,000 were deposited with one commercial bank.

(14)	Employee Benefit Plan
Wilson Bank has in effect a 401(k) plan (the “401(k) Plan”) which covers eligible employees. To be eligible an employee must have obtained the age of 20.5. The provisions of the 401(k) Plan provide for both employee and employer contributions. For the years ended December 31, 2018, 2017 and 2016, Wilson Bank contributed $2,383,000, $2,145,000 and $2,006,000, respectively, to the 401(k) Plan.

(15)	Dividend Reinvestment Plan
Under the terms of the Company’s dividend reinvestment plan (the “DRIP”) holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 161,514 in 2018, 125,960 in 2017 and 98,318 in 2016 were sold to participants under the terms of the DRIP.

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
Quantitative measures established by regulation to ensure capital adequacy require the Company and Wilson Bank to maintain minimum amounts and ratios (set forth in the following table) of total, Tier 1 and common equity Tier 1 capital (each as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2018 and 2017, that the Company and Wilson Bank meet all capital adequacy requirements to which they are subject.
As of December 31, 2018, the most recent notification from the FDIC categorized Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed Wilson Bank’s category. To be categorized as well capitalized for purposes of prompt corrective action regulations as of December 31, 2018 and 2017, an institution must have maintained minimum capital ratios as set forth in the following tables and not have been subject to a written agreement, order or directive to maintain a higher capital level. The Company’s and Wilson Bank’s actual capital amounts and ratios as of December 31, 2018 and 2017, are presented in the following tables:

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

	Actual		Regulatory Minimum Capital Requirement with Basel III Capital Conservation Buffer		Regulatory Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2018
Total capital to risk weighted assets:
Consolidated	$326,099	14.1%	$227,974	9.875%	$230,860	10.0%
Wilson Bank	323,852	14.0	227,915	9.875	230,800	10.0
Tier 1 capital to risk weighted assets:
Consolidated	298,566	12.9	181,802	7.875	138,516	6.0
Wilson Bank	296,319	12.8	181,756	7.875	184,641	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	298,566	12.9	147,173	6.375	N/A	N/A
Wilson Bank	296,319	12.8	147,136	6.375	150,021	6.5
Tier 1 capital to average assets:
Consolidated	298,566	12.3	97,022	4.0	N/A	N/A
Wilson Bank	296,319	11.9	99,373	4.0	124,217	5.0

	Actual		Regulatory Minimum Capital Requirement with Basel III Capital Conservation Buffer		Regulatory Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2017
Total capital to risk weighted assets:
Consolidated	$291,395	14.2%	$189,658	9.25%	$205,036	10.0%
Wilson Bank	289,824	14.1	189,618	9.25	204,992	10.0
Tier 1 capital to risk weighted assets:
Consolidated	267,159	13.0	148,651	7.25	123,021	6.0
Wilson Bank	265,588	13.0	148,619	7.25	163,994	8.0
Common Equity Tier 1 capital to risk weighted assets:
Consolidated	267,159	13.0	117,895	5.75	N/A	N/A
Wilson Bank	265,588	13.0	117,871	5.75	133,245	6.5
Tier 1 capital to average assets:
Consolidated	267,159	11.9	90,110	4.0	N/A	N/A
Wilson Bank	265,588	11.5	92,062	4.0	115,078	5.0
In July 2013, the Federal banking regulators, in response to the Statutory Requirements of The Dodd-Frank Wall Street Reform and Consumer Protection Act, adopted new regulations implementing the Basel Capital Adequacy Accord (“Basel III”) and the related minimum capital ratios. The new capital requirements were effective beginning January 1, 2015. The guidelines under Basel III established a 2.5% capital conservation buffer requirement that was phased in over four years beginning January 1, 2016. The buffer is related to Risk Weighted Assets. In order to avoid limitations on capital distributions such as dividends and certain discretionary bonus payments to executive officers, a banking organization must maintain

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

capital ratios above the minimum ratios including the buffer. The Basel III minimum requirements after giving effect to the buffer as of January 1, of each year presented are as follows:

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
In 2018, the U.S. Congress passed, and the President signed into law, the Economic Growth, Regulatory Relief, and Consumer Protection Act of 2018 (the “Growth Act”). The Growth Act, among other things, requires the federal banking agencies to issue regulations allowing community bank organizations with total assets of less than $10.0 billion in assets and limited amounts of certain assets and off-balance sheet exposures to access a simpler capital regime focused on a bank’s Tier 1 leverage capital levels rather than risk-based capital levels that are the focus of the capital rules issued under the Dodd-Frank Act implementing Basel III.
In November 2018, the federal banking agencies proposed regulations that would exempt a qualifying community bank and its holding company that have Tier 1 leverage ratios of greater than 9 percent from the risk-based capital requirements of the capital rules issued under the Dodd-Frank Act. A qualifying community banking organization and its holding company that have chosen the proposed framework would not be required to calculate the existing risk-based and leverage capital requirements. Such a bank would also be considered to have met the capital ratio requirements to be well capitalized for the agencies' prompt corrective action rules provided it has a community bank leverage ratio greater than 9 percent.
The Growth Act also raised the eligibility for the small bank holding company policy statement to $3 billion of assets from $1 billion.
The rules implementing these provisions of the Growth Act are not yet finalized and the Company has not yet made a determination regarding whether it will seek to take advantage of these new capital rules under the Growth Act.

(17)	Salary Deferral Plans
The Company provides its executive officers certain non-qualified pension benefits through an Executive Salary Continuation Plan ("the Plan") and Supplemental Executive Retirement Plan (SERP) Agreements ("SERP Agreements"). The Plan and SERP agreements were established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. The Plan and SERP Agreements generally provide executives with benefits of a portion of their salary beginning at retirement through life. As a result, the Company has accrued a liability for future obligations under the Plan and SERP Agreements. At December 31, 2018 and 2017, the liability related to the Plan totaled $1,825,000 and $1,861,000, respectively. At December 31, 2018 and 2017 the liability related to the SERP Agreements totaled $2,491,000 and $2,250,000, respectively.
The Company has purchased life insurance policies to provide the benefits related to the Plan, which at December 31, 2018 and 2017 had an aggregate cash surrender value of $4,540,000 and $3,791,000, respectively, and an aggregate face value of insurance policies in force of $13,523,000 and $11,176,000, respectively. The life insurance policies remain the sole property of the Company and are payable to the Company.
The Company has also purchased bank owned life insurance policies on its executive officers. The insurance policies remain the sole property of the Company and are payable to the Company. The cash surrender value of the life insurance contracts totaled $26,412,000 and $25,684,000 and the face amount of the insurance policies in force approximated $61,202,000 and $61,239,000 at December 31, 2018 and 2017, respectively.
The Company has also purchased Flexible Premium Indexed Deferred Annuity Contracts (“Annuity Contracts”) to provide benefits related to the SERP Agreements. The Annuity Contracts remain the sole property of the Company and are payable to the Company. Included in other assets at December 31, 2018 and 2017 are the Annuity Contracts with an aggregate value of $14,558,000 and $10,816,000, respectively.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

(18)	Equity Incentive Plan
In April 1999, the stockholders of the Company approved the Wilson Bank Holding Company 1999 Stock Option Plan (the “1999 Stock Option Plan”). The Stock Option Plan provided for the granting of stock options, and authorized the issuance of common stock upon the exercise of such options, for up to 200,000 shares of common stock, to officers and other key employees of the Company and its subsidiary. Furthermore, the Company and its subsidiary could reserve additional shares for issuance under the 1999 Stock Option Plan as needed in order that the aggregate number of shares that may be issued during the term of the 1999 Stock Option Plan is equal to five percent (5%) of the shares of common stock then issued and outstanding. The 1999 Stock Option Plan terminated on April 13, 2009, and no additional rewards may be issued under the 1999 Stock Option Plan. The awards granted under the 1999 Stock Option Plan prior to the plan's termination will remain outstanding until exercised or otherwise terminated. As of December 31, 2018, the Company had outstanding 2,133 options with a weighted average exercise price of $26.81 under the 1999 Stock Option Plan.
In April 2009, the Company’s shareholders approved the Wilson Bank Holding Company 2009 Stock Option Plan (the “2009 Stock Option Plan”). The 2009 Stock Option Plan was effective as of April 14, 2009 and replaced the 1999 Stock Option Plan. Under the 2009 Stock Option Plan, awards may be in the form of options to acquire common stock of the Company. Subject to adjustment as provided by the terms of the 2009 Stock Option Plan, the maximum number of shares of common stock with respect to which awards may be granted under the 2009 Stock Option Plan is 100,000 shares. As of December 31, 2018, the Company had outstanding 27,069 options with a weighted average exercise price of $31.78 and has available to grant 52,788 options to employees pursuant to the 2009 Stock Option Plan.
Under the 2009 Stock Option Plan, stock option awards may be granted in the form of incentive stock options or nonstatutory stock options and are generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.
During the second quarter of 2016, the Company’s shareholders approved the Wilson Bank Holding Company 2016 Equity Incentive Plan, which authorizes awards of up to 750,000 shares of common stock. The 2016 Equity Incentive Plan was approved by the Board of Directors and effective as of January 25, 2016 and approved by the Company’s shareholders on April 12, 2016. On September 26, 2016, the Board of Directors approved an amendment and restatement of the 2016 Equity Incentive Plan (as amended and restated the “2016 Equity Incentive Plan”) to make clear that directors who are not also employees of the Company may be awarded stock appreciation rights. The primary purpose of the 2016 Equity Incentive Plan is to promote the interest of the Company and its shareholders by, among other things, (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its subsidiaries and affiliates, (ii) motivating those individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking their compensation to the long-term interests of the Company and its shareholders. Except for certain limitations, awards can be in the form of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted shares and restricted share units, performance awards and other stock-based awards. As of December 31, 2018, the Company has 485,104 shares remaining available for issuance under the 2016 Equity Incentive Plan. As of December 31, 2018, the Company had outstanding 128,220 options with a weighted average exercise price of $41.25 and 120,398 cash-settled stock appreciation rights with a weighted average grant price of $41.00 under the 2016 Equity Incentive Plan.
The fair value of each stock option and cash-settled SAR grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2018, 2017 and 2016:

	2018	2017	2016
Expected dividends	1.22%	1.27%	1.21%
Expected term (in years)	9.35	7.79	8.71
Expected stock price volatility	24%	26%	26%
Risk-free rate	2.83%	2.23%	2.02%
The expected stock price volatility is based on historical volatility adjusted for consideration of other relevant factors. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The dividend yield and forfeiture rate assumptions are based on the Company’s history and expectation of dividend payouts and forfeitures.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

A summary of the stock option and cash-settled SAR activity for 2018, 2017 and 2016 is as follows:

	2018		2017		2016
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	285,780	$39.31	183,747	$38.09	49,895	$30.19
Granted	21,666	46.59	112,333	40.87	140,997	40.36
Exercised	(22,460)	37.07	(5,078)	29.65	(5,545)	27.38
Forfeited or expired	(7,166)	37.53	(5,222)	39.22	(1,600)	28.44
Outstanding at end of year	277,820	$40.11	285,780	$39.31	183,747	$38.09
Options and cash-settled SARs exercisable at year end	94,951	$39.14	42,256	$36.66	13,553	$29.29

The following table summarizes information about stock options and cash-settled SARs for the year ended December 31, 2018:

	Options and Cash-Settled SARs Outstanding			Options and Cash-Settled SARs Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/18	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Number Exercisable at 12/31/18	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
$22.00 - $32.00	16,388	$29.02	1.50 years	9,022	$28.74	1.32 years
$32.01 - $47.75	261,432	$40.81	7.38 years	85,929	$40.23	6.12 years
	277,820			94,951
Aggregate intrinsic value (in thousands)	$2,679			$1,008
The weighted average fair value at the grant date of options and cash-settled SARs granted during the years 2018, 2017 and 2016 was $14.41, $12.59 and $11.29, respectively. The total intrinsic value of options and cash-settled SARs exercised during the years 2018, 2017 and 2016 was $200,000, $62,000 and $65,000, respectively.
As of December 31, 2018, there was $2,104,000 of total unrecognized cost related to non-vested share-based compensation arrangements granted under the Company’s equity incentive plans. The cost is expected to be recognized over a weighted-average period of 3.22 years.

(19)	Earnings Per Share
The following is a summary of the components comprising basic and diluted earnings per share (“EPS”):

	In Thousands (except share data)
	2018	2017	2016
Basic EPS Computation:
Numerator - Earnings available to common stockholders	$32,594	23,526	25,633
Denominator - Weighted average number of common shares outstanding	10,564,172	10,407,211	10,279,332
Basic earnings per common share	$3.09	2.26	2.49
Diluted EPS Computation:
Numerator - Earnings available to common stockholders	$32,594	23,526	25,633
Denominator - Weighted average number of common shares outstanding	10,564,172	10,407,211	10,279,332
Dilutive effect of stock options	8,049	5,325	4,996
	10,572,221	10,412,536	10,284,328
Diluted earnings per common share	$3.08	2.26	2.49

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

(20)	Mortgage Banking Derivatives
Commitments to fund certain mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third party investors are considered derivatives. It is the Company's practice to enter into forward commitments for the future delivery of residential mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates resulting from its commitments to fund the loans. At year-end 2018, the Company had approximately $9,655,000 of interest rate lock commitments and approximately $11,750,000 of forward commitments for the future delivery of residential mortgage loans. The fair value of these mortgage banking derivatives was reflected by derivative asset and liability of $335,000 and $88,000, respectively, at December 31, 2018. Changes in the fair values of these mortgage-banking derivatives are included in net gains on sale of loans.
The net gains (losses) relating to free-standing derivative instruments used for risk management is summarized below (in thousands):

In Thousands
2018
Forward contracts related to mortgage loans held for sale and interest rate contracts	$(88)
Interest rate contracts for customers	335
The following table reflects the amount and fair value of mortgage banking derivatives included in the consolidated balance sheet as of December 31, 2018 (in thousands):

	In Thousands
	2018
	Notional Amount	Fair Value
Included in other assets (liabilities):
Interest rate contracts for customers	$9,655	335
Forward contracts related to mortgage loans held-for-sale	11,750	(88)

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

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

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
Assets
Securities available-for-sale - Where quoted prices are available for identical securities in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government securities and certain other financial products. If quoted market prices are not available, then fair values are estimated by using pricing models that use observable inputs or quoted prices of securities with similar characteristics and are classified within Level 2 of the valuation hierarchy. In certain cases where there is limited activity or less transparency around inputs to the valuation and more complex pricing models or discounted cash flows are used, securities are classified within Level 3 of the valuation hierarchy. From time to time, we will validate prices supplied by our third party vendor by comparison to prices obtained from third parties.
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
Bank Owned Life Insurance - The cash surrender value of bank owned life insurance policies is carried at fair value. The Company uses financial information received from insurance carriers indicating the performance of the insurance policies and cash surrender values in determining the carrying value of life insurance. The Company reflects these assets within Level 3 of the valuation hierarchy due to the unobservable inputs included in the valuation of these items. The Company does not consider the fair values of these policies to be materially sensitive to changes in these unobservable inputs.
Mortgage loans held for sale - Mortgage loans held for sale are carried at fair value. The fair value of mortgage loans held for sale is determined using quoted prices for similar assets, adjusted for specific attributes of that loan and mortgage loans held for sale are included in Level 2 of the valuation hierarchy.
Derivatives - The fair values of derivatives are based on valuation models using observable market data as of the measurement date (Level 2).
The following tables present the financial instruments carried at fair value as of December 31, 2018 and December 31, 2017, by caption on the consolidated balance sheet and by FASB ASC 820 valuation hierarchy (as described above) (in thousands):

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2018
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$68,467	—	68,467	—
Mortgage-backed securities	147,510	—	147,510	—
Asset-backed securities	21,700	—	21,700	—
State and municipal securities	47,575	—	47,575	—
Total investment securities available-for-sale	285,252	—	285,252	—
Mortgage loans held for sale	7,484	—	7,484	—
Mortgage banking derivatives	335	—	335	—
Bank owned life insurance	30,952	—	—	30,952
Total assets	$324,023	—	293,071	30,952

Mortgage banking derivatives	$88	—	88	—
Total liabilities	$88	—	88	—

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2017
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$72,980	—	72,980	—
Mortgage-backed securities	197,926	—	197,926	—
Asset-backed securities	25,598	—	25,598	—
State and municipal securities	36,212	—	36,212	—
Total investment securities available-for-sale	332,716	—	332,716	—
Mortgage loans held for sale	5,106	—	5,106	—
Bank owned life insurance	29,475	—	—	29,475
Total	$367,297	—	337,822	29,475

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

	Measured on a Non-Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2018
Other real estate owned	$1,357	—	—	1,357
Impaired loans, net (¹)	4,195	—	—	4,195
Total	$5,552	—	—	5,552
December 31, 2017
Other real estate owned	$1,635	—	—	1,635
Impaired loans, net (¹)	6,531	—	—	6,531
Total	$8,166	—	—	8,166

(¹)	Amount is net of a valuation allowance of $1,164,000 at December 31, 2018 and $427,000 at December 31, 2017 as required by ASC 310, “Receivables.”

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which we have utilized Level 3 inputs to determine fair value at December 31, 2018 and 2017:

	Valuation Techniques (2)	Significant Unobservable Inputs	Range (Weighted Average)
Impaired loans	Appraisal	Estimated costs to sell	10%
Other real estate owned	Appraisal	Estimated costs to sell	10%

(2)
The fair value is generally determined through independent appraisals of the underlying collateral, which may include Level 3 inputs that are not identifiable, or by using the discounted cash flow method if the loan is not collateral dependent.

In the case of its investment securities portfolio, the Company monitors the valuation technique utilized by various pricing agencies to ascertain when transfers between levels have been affected. The nature of the remaining assets and liabilities is such that transfers in and out of any level are expected to be rare. For the twelve months ended December 31, 2018, there were no transfers between Levels 1, 2 or 3.

The table below includes a rollforward of the balance sheet amounts for the year ended December 31, 2018 and 2017 (including the change in fair value) for financial instruments classified by the Company within Level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology (in thousands):

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

	For the Year Ended December 31,
	2018		2017
	Other Assets	Other Liabilities	Other Assets	Other Liabilities
Fair value, January 1	$29,475	—	$28,616	—
Total realized gains included in income	841	—	859	—
Change in unrealized gains/losses included in other comprehensive income for assets and liabilities still held at December 31	—	—	—	—
Purchases, issuances and settlements, net	636	—	—	—
Transfers out of Level 3	—	—	—	—
Fair value, December 31	$30,952	—	$29,475	—
Total realized gains included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31	$841	—	$859	—
The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments that are not measured at fair value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates, estimates of future cash flows and borrower creditworthiness. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2018 and December 31, 2017. Such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.
Cash and cash equivalents - The carrying amounts of cash and short-term instruments approximate fair values and are classified as Level 1.
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
Fair values are estimated using discounted cash flow models, using current market interest rates offered for loans with similar terms to borrowers of similar credit quality. We believe current market rates capture a market participant's cost of funds, liquidity premium, capital charges, servicing charges and expectations of future rate movements. The values derived from the discounted cash flow approach for each of the above portfolios are then further discounted to incorporate credit risk to determine the exit price.
Deposits and securities sold under agreements to repurchase - Fair values for deposits are estimated using discounted cash flow models, using current market interest rates offered on deposits with similar remaining maturities.
Restricted equity securities - It is not practical to determine the fair value of Federal Home Loan Bank or Federal Reserve Bank stock due to restrictions placed on its transferability.
Accrued interest receivable/payable - The carrying amounts of accrued interest approximate fair value resulting in a Level 1, Level 2 or Level 3 classification based on the asset/liability with which they are associated.
Off-balance sheet instruments - Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value of commitments is not material.

The following table presents the carrying amounts, estimated fair value and placement in the fair value hierarchy of the Company’s financial instruments at December 31, 2018 and December 31, 2017. This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets such as cash and cash equivalents,

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization.

(in Thousands)	Carrying/ Notional Amount	Estimated Fair Value (¹)	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2018
Financial assets:
Cash and cash equivalents	$99,191	99,191	99,191	—	—
Loans, net	2,016,005	2,017,272	—	—	2,017,272
Restricted equity securities	3,012	NA	NA	NA	NA
Accrued interest receivable	6,724	6,724	3	1,362	5,359
Financial liabilities:
Deposits	2,235,655	1,974,554	—	—	1,974,554
Accrued interest payable	3,132	3,132	—	—	3,132
December 31, 2017
Financial assets:
Cash and cash equivalents	$95,518	95,518	95,518	—	—
Securities held-to-maturity	32,480	32,111	—	32,111	—
Loans, net	1,727,253	1,724,937	—	—	1,724,937
Restricted equity securities	3,012	NA	NA	NA	NA
Accrued interest receivable	6,266	6,266	5	1,562	4,699
Financial liabilities:
Deposits and securities sold under agreements to repurchase	2,038,609	1,812,011	—	—	1,812,011
Accrued interest payable	1,679	1,679	—	—	1,679

(¹)
Estimated fair values are consistent with an exit-price concept. The assumptions used to estimate the fair values are intended to approximate those that a market-participant would realize in a hypothetical orderly transaction.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

(22)	Wilson Bank Holding Company -
Parent Company Financial Information
WILSON BANK HOLDING COMPANY
(Parent Company Only)
Balance Sheets
December 31, 2018 and 2017

	Dollars In Thousands
	2018		2017
ASSETS
Cash	$2,759	*	1,589	*
Investment in wholly-owned commercial bank subsidiary	293,420		266,159
Deferred income taxes	469		178
Refundable income taxes	177		181
Total assets	$296,825		268,107
LIABILITIES AND STOCKHOLDERS’ EQUITY
Stock appreciation rights payable	$1,158		377
Total liabilities	1,158		377

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 50,000,000 shares, 10,623,810 and 10,450,711 shares issued and outstanding, respectively	21,248		20,901
Additional paid-in capital	73,960		66,047
Retained earnings	208,164		185,017
Net unrealized losses on available-for-sale securities, net of income taxes of $2,726 and $1,498, respectively	(7,705)		(4,235)
Total stockholders’ equity	295,667		267,730
Total liabilities and stockholders’ equity	$296,825		268,107

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Earnings
Three Years Ended December 31, 2018

	Dollars In Thousands
	2018		2017		2016
Income:
Dividends from commercial bank subsidiary	$3,000		1,500		1,500
Expenses:
Directors’ fees	254		334		327
Other	1,351		805		194
	1,605		1,139		521
Income before Federal income tax benefits and equity in undistributed earnings of commercial bank subsidiary	1,395		361		979
Federal income tax benefits	468		359		169
	1,863		720		1,148
Equity in undistributed earnings of commercial bank subsidiary	30,731	*	22,806	*	24,485	*
Net earnings	$32,594		23,526		25,633

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Cash Flows
Three Years Ended December 31, 2018
Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2018	2017	2016
Cash flows from operating activities:
Cash paid to suppliers and other	$(367)	(447)	(417)
Tax benefits received	181	169	198
Net cash used in operating activities	(186)	(278)	(219)
Cash flows from investing activities:
Dividends received from commercial bank subsidiary	3,000	1,500	1,500
Net cash provided by investing activities	3,000	1,500	1,500
Cash flows from financing activities:
Payments made to stock appreciation rights holders	(61)	—	—
Dividends paid	(9,447)	(6,729)	(5,756)
Proceeds from sale of stock pursuant to dividend reinvestment plan	7,470	5,266	4,316
Proceeds from exercise of stock options	394	152	152
Net cash used in financing activities	(1,644)	(1,311)	(1,288)
Net increase (decrease) in cash and cash equivalents	1,170	(89)	(7)
Cash and cash equivalents at beginning of year	1,589	1,678	1,685
Cash and cash equivalents at end of year	$2,759	1,589	1,678

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

WILSON BANK HOLDING COMPANY
(Parent Company Only)
Statements of Cash Flows, Continued
Three Years Ended December 31, 2018
Increase (Decrease) in Cash and Cash Equivalents

	Dollars in Thousands
	2018	2017	2016
Reconciliation of net earnings to net cash used in operating activities:
Net earnings	$32,594	23,526	25,633
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in earnings of commercial bank subsidiary	(33,731)	(24,306)	(25,985)
Decrease (increase) in refundable income taxes	5	(12)	29
Increase in deferred taxes	(291)	(178)	—
Share based compensation expense	1,237	692	104
Total adjustments	(32,780)	(23,804)	(25,852)
Net cash used in operating activities	$(186)	(278)	(219)

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

(23)	Quarterly Financial Data (Unaudited)
Selected quarterly results of operations for the four quarters ended December 31 are as follows:

	(In Thousands, except per share data)
	2018				2017				2016
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$27,585	26,298	25,548	24,094	$23,487	22,904	22,871	21,758	$22,078	21,454	20,877	20,337
Interest expense	4,606	3,656	3,097	2,659	2,439	2,332	2,094	2,024	1,990	2,077	2,106	2,111
Net interest income	22,979	22,642	22,451	21,435	21,048	20,572	20,777	19,734	20,088	19,377	18,771	18,226
Provision for loan losses	1,097	1,088	1,090	1,023	436	436	420	389	89	141	82	67
Earnings before income taxes	10,708	10,718	9,798	10,153	10,694	10,438	11,386	10,362	10,120	11,095	10,162	9,097
Net earnings	9,833	7,972	7,309	7,480	3,574	6,469	6,988	6,495	6,802	6,918	6,270	5,643
Basic earnings per common share	0.93	0.75	0.69	0.71	0.34	0.62	0.67	0.63	0.66	0.67	0.61	0.55
Diluted earnings per common share	0.92	0.75	0.69	0.71	0.34	0.62	0.67	0.63	0.66	0.67	0.61	0.55

WILSON BANK HOLDING COMPANY
Notes to Consolidated Financial Statements, Continued
December 31, 2018, 2017 and 2016

(24)	Subsequent Events
ASC Topic 855, Subsequent Events, as amended by ASU No. 2010-90, establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company evaluated all events or transactions that occurred after December 31, 2018, through the date of the issued financial statements. During this period there were no material recognizable subsequent events that required recognition in the disclosures to the Company's December 31, 2018 financial statements.