Form 10-K, Exhibit 13
period 2019-12-31
WILSON BANK HOLDING CO
filed 2020-03-12
CIK 885275

Exhibit 13.1

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Forward-Looking Statements

This report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the anticipated financial and operating results of the Company. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any modifications or revisions to these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

The Company cautions investors that future financial and operating results may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company. The words “expect,” “intend,” “should,” “may,” “could,” “believe,” “suspect,” “anticipate,” “seek,” “plan,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical fact may also be considered forward-looking. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and also include, without limitation, (i) deterioration in the financial condition of borrowers of Wilson Bank resulting in significant increases in loan losses and provisions for those losses, (ii) renewed deterioration in the real estate market conditions in the Company’s market areas, (iii) the impact of increased competition with other financial institutions, including pricing pressures, and the resulting impact on the Company's results, including as a result of compression to net yield on earning assets, (iv) the deterioration of the economy in the Company’s market areas, (v) fluctuations or differences in interest rates on loans or deposits from those that the Company is modeling or anticipating, including as a result of Wilson Bank's inability to better match deposit rates with the changes in the short-term rate environment, or that affect the yield curve, (vi) the ability to grow and retain low-cost core deposits, (vii) significant downturns in the business of one or more large customers, (viii) the inability of Wilson Bank to maintain the historical growth rate of its loan portfolio, (ix) risks of expansion into new geographic or product markets, (x) the possibility of increased compliance and operational costs as a result of increased regulatory oversight,

(xi) the inability of the Company to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies and required capital maintenance levels, (xii) changes in state or Federal regulations, policies, or legislation applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, including implementation of the Dodd Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), (xiii) changes in capital levels and loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments, (xiv) inadequate allowance for loan losses, (xv) the effectiveness of the Company’s activities in improving, resolving or liquidating lower quality assets, (xvi) results of regulatory examinations, (xvii) the vulnerability of our network and online banking portals, and the systems of parties with whom the Company contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches, (xviii) the possibility of additional increases to compliance costs as a result of increased regulatory oversight, (xix) loss of key personnel, and (xx) adverse results (including costs, fines, reputational harm and/or other negative effects) from current or future obligatory litigation, examinations or other legal and/or regulatory actions. These risks and uncertainties may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. The Company’s future operating results depend on a number of factors which were derived utilizing numerous assumptions that could cause actual results to differ materially from those projected in forward-looking statements.

General

The Company is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust (“Wilson Bank”), a Tennessee state-chartered bank headquartered in Lebanon, Tennessee. The Company was formed in 1992.

Wilson Bank is a community bank headquartered in Lebanon, Tennessee, serving Wilson County, DeKalb County, Smith County, Trousdale County, Rutherford County, Davidson County, Putnam County, Sumner County, and Williamson County, Tennessee as its primary market areas. Generally, this market is the Nashville-Davidson-Murfreesboro-Franklin, Tennessee metropolitan statistical area. At December 31, 2019, Wilson Bank had twenty-eight locations in Wilson, Davidson, DeKalb, Smith, Sumner, Rutherford, Putnam, Trousdale and Williamson Counties. Management believes that these counties offer an environment for continued growth, and the Company’s target market is local consumers, professionals and small businesses. Wilson Bank offers a wide range of banking services, including checking, savings and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers an investment center which offers a full line of investment services to its customers.

The following discussion and analysis is designed to assist readers in their analysis of the Company’s consolidated financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Critical Accounting Estimates

The accounting principles we follow and our methods of applying these principles conform with U.S. generally accepted accounting principles and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates which, in the case of the determination of our allowance for loan losses have been critical to the determination of our financial position and results of operations. Additional information regarding significant accounting policies is described in Note 1 to the Company's consolidated financial statements for the year ended December 31, 2019 included in the Company’s Annual Report on Form 10-K.

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

The allowance allocation begins with a process of estimating the loan losses in each of the twelve loan segments. The estimates for these loans are based on our historical loss data for that category over the last twenty quarters.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The estimated loan loss allocation for all twelve loan portfolio segments is then adjusted for several “environmental” factors. The allocation for environmental factors is particularly subjective and does not lend itself to exact mathematical calculation. This amount represents estimated inherent credit losses which exist, but have not yet been identified, as of the balance sheet date, and are based upon quarterly trend assessments in delinquent and nonaccrual loans, unanticipated charge-offs, credit concentration changes, prevailing economic conditions, changes in lending personnel experience, changes in lending policies or procedures, changes in interest rate, and other influencing factors. These environmental factors are considered for each of the twelve loan segments, and the allowance allocation, as determined by the processes noted above for each component, is increased or decreased based on the incremental assessment of these various environmental factors.

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

Impairment of Goodwill - Goodwill represents the excess of the cost of businesses acquired over the fair value of the net assets acquired. Goodwill is assigned to reporting units and tested for impairment at least annually on December 31, or on an interim basis if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. See Note 6 (Acquired Intangible Assets and Goodwill) to the Company's consolidated financial statements for the year ended December 31, 2019 included in the Company's Annual Report on Form 10-K.  Should the Company determine in a future period that the goodwill has become impaired, then a charge to earnings will be recorded in the period such determination is made.

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

Fair Value of Financial Instruments-Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 21 to the Company's consolidated financial statements for the year ended December 31, 2019 included in the Company's Annual Report on Form 10-K. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Results of Operations

Net earnings for the year ended December 31, 2019 were $36,044,000, an increase of $3,450,000, or 10.58%, compared to net earnings of $32,594,000 for the year ended December 31, 2018. Our 2018 net earnings were 38.54%, or $9,068,000, above our net earnings of $23,526,000 for 2017. Basic earnings per share were $3.36 in 2019, compared with $3.09 in 2018 and $2.26 in 2017. Diluted earnings per share were $3.35 in 2019, compared to $3.08 in 2018 and $2.26 in 2017. The increase in net earnings and diluted and basic earnings per share during the year ended December 31, 2019 as compared to the year ended December 31, 2018 was primarily due to an increase in net interest income, reflecting an increase in average interest earning asset balances and yields between the relevant periods, as well as an increase in non-interest income, partially offset by an increase in interest expense and non-interest expense. The increase in interest expense resulted from an increase in deposit rates along with an increase in balances, and the increase in non-interest expense resulted from the Company's continued growth. Income tax expense was also higher in 2019 when compared to 2018. Net income and diluted and basic earnings per share in 2017 were significantly and negatively impacted by the revaluation of the Company’s deferred tax assets triggered by the passage of the Tax Cuts and Jobs Act in late December 2017. Net yield on earning assets for the year ended December 31, 2019 was 3.81%, compared to 4.01% and 3.84% for the years ended December 31, 2018 and December 31, 2017, respectively. Net interest spread for the year ended December 31, 2019 was 3.60%, compared to 3.87% and 3.75% for the years ended December 31, 2018 and December 31, 2017, respectively. See below for further discussion regarding variances related to net interest income, provision for loan losses, non-interest income, non-interest expense and income taxes.

Net Interest Income

Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company’s earnings. Total interest income in 2019 was $118,077,000, up 14.06% when compared with $103,525,000 in 2018 and the year ended December 31, 2018 was up 13.74% when compared to $91,020,000 in 2017, in each case excluding tax exempt adjustments relating to tax exempt securities and loans. The increase in total interest income in 2019 when compared to 2018 was primarily attributable to an overall increase in average loan balances and the resulting increase in the aggregate amount of interest and fees earned on loans as well as an increase in average loan yields from 5.11% to 5.32% and an increase in yield on securities from 2.31% to 2.47%. The Federal Reserve influences the general market rates of interest, including the deposit and loan rates offered by many financial institutions. Our loan portfolio is significantly affected by changes in the prime interest rate. The prime interest rate, which is the rate offered on loans to borrowers with strong credit, decreased 75 basis points during 2019. During 2018, the prime rate increased 100 basis points. During 2017, the prime rate increased 75 basis points. Although prime rates decreased during 2019 and we faced competitive pressures in our markets, we were able to increase our yield on loans due to the delayed affects of the rising rate environment in 2017 and 2018, strategic loan pricing on certain loan segments, and an increase in loans qualified to received state income tax credit.  Fees earned on loans totaled $7,751,000, $7,400,000 and $6,773,000 for the years ended 2019, 2018 and 2017, respectively.  Late in 2019, the Company added several loans qualifying for state income tax credit, which is included in our loan yield calculation.  The total amount of credits included in our loan yields were $2,154,000, $1,997,000 and $503,000 for the years ended 2019, 2018 and 2017, respectively. The increase in yield on securities was due to management's ability to invest in higher yielding securities as the overall rates in the market increased in 2018.

The ratio of average earning assets to total average assets was 95.8%, 95.0% and 95.4% for each of the years ended December 31, 2019, 2018 and 2017, respectively. Average earning assets increased $277,823,000 from December 31, 2018 to December 31, 2019. The average rate earned on earning assets for 2019 was 4.69%, compared with 4.62% in 2018 and 4.25% in 2017.

Total interest expense for 2019 was $22,647,000, an increase of $8,629,000, or 61.56%, compared to total interest expense of $14,018,000 in 2018. Average interest-bearing deposits increased to $2,054,817,000 for 2019 compared to $1,867,037,000 for 2018. The average rate paid on interest-bearing deposits was 1.07% for 2019 compared to 0.75% for 2018. Total interest expense increased from $8,889,000 in 2017 to $14,018,000 in 2018, an increase of $5,129,000 or 57.70%. The increases in total interest expense in 2019 and 2018 resulted primarily from the higher rates on deposits from the rising rate environment of 2018 and the first half of 2019, and competitive pressures in our markets, as well as an overall increase in the volume of average interest-bearing deposits. We also incurred additional funding costs related to the utilization of Federal Home Loan Bank borrowings and brokered deposits beginning late in the first quarter of 2019 to increase our balance sheet liquidity. These borrowings are at a higher rate than our core deposits. Interest expense was also impacted by our inability to quickly reprice deposits with the start of the downward rate environment when it began in 2019.

Net interest income for 2019 totaled $95,430,000 as compared to $89,507,000 and $82,131,000 in 2018 and 2017, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), decreased to 3.60% in 2019 from 3.87% in 2018. The net interest spread was 3.75% in 2017. Net yield on earning assets decreased to 3.81% in 2019 from 4.01% in 2018. The net yield on earning assets was 3.84% in 2017. The change in net yield on earning assets resulted from an increase in the interest paid on our interest-bearing liabilities that was only partially offset by the increase in yields on loans and securities. Our net yield on earning assets and our net interest spread declined during 2019 as the impact of the declining rate environment more quickly impacted our earning assets than our interest-bearing liabilities, and competitive pressures in our markets limited our ability to reduce the rates we pay on our interest bearing liabilities. Declining loan balances also negatively impacted our net interest spread. Management is anticipating a steady growth in the loan portfolio in 2020 that should have a positive effect on our yield on earning assets and our net interest spread.

The Company’s liabilities are positioned to re-price faster than its assets such that a short-term declining rate environment could have a positive impact on the Company’s earnings as its interest expense decreases faster than interest income. Conversely, a rising rate environment could have a short-term negative impact on margins, as deposits would likely re-price faster than assets. Management regularly monitors the deposit rates of the Company’s competitors and these rates continue to put pressure on the Company’s deposit pricing, just as loan pricing pressure from competition within our markets continues to negatively impact loan yields. This pressure could continue to negatively impact the Company’s net interest margin and earnings if short-term rates continue to rise or these competitive pressures limit the Company's ability to lower deposit rates in a declining rate environment.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Provision for Loan Losses

The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, is adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2019 provision for loan losses was $2,040,000, a decrease of $2,258,000 from the provision of $4,298,000 in 2018, which was $2,617,000 higher than the provision in 2017. The decrease in the provision for the year ended December 31, 2019 is primarily attributable to a decrease in the volume of loans originated during the period and a decrease in the amount of net loans charged off. Loan growth totaled $43,568,000, $293,655,000 and $61,826,000 for the years ended 2019, 2018, and 2017, respectively. Management continues to fund the allowance for loan losses through provisions based on management’s calculation of the allowance for loan losses. The provision for loan losses is based on past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating loan losses. Such factors include growth and composition of the loan portfolio, review of specific problem loans, past due and nonperforming loans, change in lending staff, the recommendations of the Company’s regulators, and current economic conditions that may affect the borrowers’ ability to repay.

Wilson Bank’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged-off in the month when a determination is made that the loan is uncollectible. Net charge-offs decreased to $488,000 in 2019 from $1,033,000 in 2018. Net charge-offs in 2017 totaled $503,000. The ratio of net charge-offs to average total outstanding loans was 0.02% in 2019, 0.05% in 2018 and 0.03% in 2017. The decrease in net charge-offs in 2019 is due to two large recoveries received during the year.

The decrease in charge-offs in 2019 resulted in an increase of the allowance for loan losses (net of charge-offs and recoveries) to $28,726,000 at December 31, 2019 from $27,174,000 at December 31, 2018 and $23,909,000 at December 31, 2017. The allowance for loan losses increased 5.71% between December 31, 2018 and December 31, 2019 as compared to the 2.09% increase in total loans over the same period. The allowance for loan losses was 1.38% of total loans outstanding at December 31, 2019 compared to 1.33% at December 31, 2018 and 1.37% at December 31, 2017. As a percentage of nonperforming loans at December 31, 2019, 2018 and 2017, the allowance for loan losses represented 359%, 473% and 337%, respectively. The internally classified loans as a percentage of the allowance for loan losses were 37.1% and 44.3%, respectively, at December 31, 2019 and 2018.

The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared quarterly by the Chief Financial Officer and Chief Credit Officer and is provided to the Board of Directors to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Company's independent Loan Review Department, consideration of current economic conditions and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this quarterly assessment. See the discussion above under “Critical Accounting Estimates” for more information. Management believes the allowance for loan losses at December 31, 2019 to be adequate, but if economic conditions deteriorate beyond management’s current expectations and additional charge-offs are incurred, the allowance for loan losses may require an increase through additional provision for loan losses expense which would negatively impact earnings.

Non-Interest Income

The components of the Company’s non-interest income include service charges on deposit accounts, other fees and commissions, fees and gains on sales of loans, gains(losses) on sales of securities, income on bank-owned life insurance(BOLI) and annuity contracts, gain on the sale of other real estate and other income. Total non-interest income for 2019 was $28,349,000, compared with $25,248,000 in 2018 and $22,821,000 in 2017. The 12.28% increase from 2018 to 2019 was primarily due to an increase in other fees and commissions, an increase in service charges on deposits, a decrease in the loss on the sale of securities, and an increase on the gain on sale of loans offset in part by an increase in the loss on the sale of fixed assets and a decrease in income on BOLI and annuity contracts. Other fees and commissions increased $529,000, or 3.86%, to $14,233,000 in 2019 when compared to 2018. Other fees and commissions include income on brokerage accounts, debit and credit card interchange fee income, and various other fees. The increase in other fees and commissions is primarily due to an increase in brokerage income, debit card interchange fee income, and credit card interchange fee income of 2019 when compared to the comparable periods in 2018. Debit card and credit card interchange fee income increased due to an increase in the number and volume of debit card  and credit card holders and transactions. The service charges on deposit accounts increased $153,000, or 2.25%, to $6,952,000 for the year ended December 31, 2019 compared to the year ended December 31, 2018 due to an increase in the number of consumer checking accounts and the number of transactions, and an increase in the per item service charge fee on insufficient funds. The fees and gains on sales of mortgage loans increased $2,163,000, or 46.63%, to $6,802,000 for the year ended December 31, 2019 compared to the year ended December 31, 2018. Overall, volume from the sale of loans increased $25,707,000 from December 31, 2018 to December 31, 2019 primarily resulting from a new capital markets execution process which consisted of transitioning to the mandatory delivery process from the best efforts delivery process and an increase in the volume of loan originations. The mandatory delivery process was implemented by the mortgage department in November 2018. The gain on sale of mortgage loans also benefited from expanding our loan sale investor count and a new pricing strategy we implemented in 2019. Loss on sale of securities decreased $382,000, or 58.77%, to $268,000 in 2019 when compared to  $650,000 in 2018 due to management actively monitoring the liquidity needs of the Company and trading securities to manage liquidity needs and to optimize yield on earning assets

The Company’s non-interest income is composed of several components, some of which vary significantly between periods. Service charges on deposit accounts and other non-interest income generally reflect the Company’s growth, while fees for origination of mortgage loans and brokerage fees and commissions will often reflect home mortgage market and stock market conditions and fluctuate more widely from period to period.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Non-Interest Expenses

Non-interest expenses consist primarily of employee costs, FDIC premiums, occupancy expenses, furniture and equipment expenses, data processing expenses, directors’ fees, and other operating expenses. Total non-interest expenses for 2019 increased 8.03% to $74,628,000 from $69,080,000 in 2018. Non-interest expenses for 2018 were up 14.39% over non-interest expenses in 2017 which totaled $60,391,000. The increase in non-interest expenses in 2019 is primarily attributable to a year-over-year increase in salaries and employee benefits of $2,951,000, other operating expenses of $452,000, occupancy expenses of $386,000, furniture and equipment expenses of $343,000, accounting, legal and consulting fees of $405,000, data processing expenses of $1,595,000 and ATM and interchange fees of $348,000, partially offset by a decrease in equity-based compensation expense of $451,000 and a decrease in FDIC insurance of $470,000. Salaries and employee benefits were up in 2019 when compared to 2018 because the number of employees continued to increase in order to support the Company's growth in operations and new branch expansions. The decrease in equity-based compensation expense is due to the increased expense associated with stock appreciation rights in 2018 as three members of the Board of Directors retired and became fully vested and the Company recognized the expense accordingly.

The increase in other operating expenses is due to increased account servicing costs associated with an increase in consumer checking accounts, brokerage accounts and loans made to customers. The increase in salaries and employee benefits is primarily attributable to an increase in the number of employees necessary to support the Company’s growth in operations and branch expansion. The increase in furniture and equipment expenses is primarily attributable to an increase in depreciation related to the opening of the operations building in Lebanon, Tennessee, Cool Springs office in Williamson County and West End office in Davidson County and an increase in the cost of maintenance and repairs. The increase in occupancy expense is similarly attributable to the opening of the operations center in the second quarter of 2018, and the lease expense associated with the opening of the new branch in Davidson County in the third quarter of 2018 and the new branch in Williamson County in the fourth quarter of 2018. The increase in data processing expenses is primarily attributable to an increase in computer maintenance and computer licenses due to the upgrade of our current systems as well as additional investments in computer software due to branch expansion, an increase in I.T. consulting expense, and an increase in computer home banking expense that resulted from the evolution of our new mobile application. This expense is now incurred on a per user basis as opposed to an overall fee. The increase in ATM and interchange fees is primarily attributable to the addition of ATMs as branch expansion has occurred and increasing interchange fees associated with a higher volume of debit card transactions. The Company's efficiency ratios, which measure a bank's overhead as a percentage of its revenue, were 60.29%, 60.20% and 57.54% for the years ended 2019,2018, and 2017, respectively. The Company anticipates that salaries and employee benefits expense and occupancy expense will continue to increase as the Company's operations grow.

Income Taxes

The Company’s income tax expense was $11,067,000 for 2019, an increase of $2,284,000 from $8,783,000 for 2018, which was down by $10,571,000 from the 2017 total of $19,354,000. The percentage of income tax expense to earnings before taxes was 23.5% in 2019, 21.2% in 2018 and 45.1% in 2017. The increase in income tax expense in 2019 from 2018 was due to the increase in earnings before income taxes and the decrease in 2018 from 2017 was due to the reduction in statutory corporate tax rates as a result of the Tax Cuts and Jobs Act (the "Act"), a tax reform bill passed in December 2017 which, among other items, reduced the then current corporate federal tax rate to 21% from 35%. Our effective tax rate represents our blended federal and state rate of 26.135% affected by the impact of anticipated favorable permanent differences between our book and taxable income such as bank-owned life insurance, income earned on tax-exempt securities and certain federal and state tax credits. The rate reduction under the Act was effective January 1, 2018. The Company concluded that the Act caused the Company's deferred tax assets to be revalued. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense. During the fourth quarter of 2017, we reduced the value of our deferred tax assets by $3.6 million and recorded an additional income tax expense, thus causing the decrease in income tax expense from 2017 to 2018.

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

The following is a summary of components comprising basic and diluted earnings per share (“EPS”) for the years ended December 31, 2019, 2018 and 2017:

	Years Ended December 31,
	2019	2018	2017
	(Dollars in Thousands except per share amounts)
Basic EPS Computation:
Numerator – Earnings available to common stockholders	$36,044	32,594	23,526
Denominator – Weighted average number of common shares outstanding	10,743,269	10,564,172	10,407,211
Basic earnings per common share	$3.36	3.09	2.26
Diluted EPS Computation:
Numerator – Earnings available to common stockholders	$36,044	32,594	23,526
Denominator – Weighted average number of common shares outstanding	10,743,269	10,564,172	10,407,211
Dilutive effect of stock options	18,198	8,049	5,325
	10,761,467	10,572,221	10,412,536
Diluted earnings per common share	$3.35	3.08	2.26

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Financial Condition

Balance Sheet Summary

The Company’s total assets increased in 2019 by $250,527,000 or 9.85%, to $2,794,209,000 at December 31, 2019, after increasing 9.78% in 2018 to $2,543,682,000 at December 31, 2018. Loans, net of allowance for loan losses, totaled $2,057,175,000 at December 31, 2019, a 2.04% increase compared to December 31, 2018. In the first half of 2019 management made a strategic decision to begin focusing loan growth in the commercial and industrial and residential 1-4 family segments of our loan portfolio, which have historically grown at slower rates than the other segments of the portfolio. As a result, loan growth slowed in 2019. Loan growth was also affected by the payoff of several large loan relationships in 2019. We operate in a market area that is experiencing economic growth, which caused our commercial real estate, residential 1-4 family, and commercial and industrial portfolio to increase as of December 31, 2019, when compared to December 31, 2018. At year end 2019, securities totaled $421,145,000, an increase of 47.64% from $285,252,000 at December 31, 2018, primarily as a result of slowing loan growth and management's decision to invest liquid funds in higher yielding assets through the purchase of securities.

Total liabilities increased by $209,210,000, or 9.31%, to $2,457,225,000 at December 31, 2019 compared to $2,248,015,000 at December 31, 2018. This increase was composed primarily of the $181,950,000 increase in total deposits to $2,417,605,000, an 8.14% increase from December 31, 2018. Federal home loan bank advances increased to $23,613,000 during 2019 due to management's decision in the first quarter of 2019 to borrow funds from the FHLB to purchase pledgeable securities as part of our strategy to improve our balance sheet liquidity and as a result of slowing loan growth.

Stockholders’ equity increased $41,317,000, or 13.97%, in 2019, due to net earnings, the issuance of stock pursuant to the Company’s Dividend Reinvestment Plan, an increase in the fair value of available-for-sale securities, and the exercise of stock options, partially offset by the repurchase of common stock and dividends paid on the Company’s common stock. The change in stockholders’ equity includes a $8,398,000 increase in net unrealized gains on available-for-sale securities, net of taxes during the period. A more detailed discussion of assets, liabilities and capital follows.

Loans

Loan category amounts and the percentage of loans in each category to total loans are as follows:

	December 31, 2019		December 31, 2018
	(Dollar Amounts in Thousands)		(Dollar Amounts in Thousands)
	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE
Commercial, financial and agricultural	$108,883	5.2%	$89,554	4.3%
Installment and other	54,834	2.6	48,759	2.4
Real estate – mortgage	1,504,140	71.9	1,393,641	68.0
Real estate – construction	425,185	20.3	518,245	25.3
Total	$2,093,042	100.0%	$2,050,199	100.0%

Loans are the largest component of the Company’s assets and are its primary source of income. The Company’s loan portfolio, net of allowance for loan losses, increased 2.04% at year end 2019 when compared to year end 2018. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment and other; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio as of December 31, 2019 and 2018.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

As represented in the table, Wilson Bank experienced loan growth for the year ended December 31, 2019 in three loan categories. Real estate mortgage loans increased 7.93% in 2019 and comprised 71.9% of the total loan portfolio at December 31, 2019, compared to 68.0% at December 31, 2018. Management believes the increase in real estate mortgage loans was primarily due to the continued favorable population growth in the Company's market areas and the Company's ability to increase its market share of such loans while maintaining its loan underwriting standards. Installment loans increased 12.46% in 2019 and comprised 2.6% of the total loan portfolio at December 31, 2019, compared to 2.4% at December 31, 2018. Commercial, financial, and agricultural loans increased 21.58% in 2019 and comprised 5.2% of the total loan portfolio at December 31, 2019, compared to 4.3% at December 31, 2018. The increase in commercial and industrial loans is a result of an increase in demand for such loans in the overall economy and the Company's markets. Real estate construction loans decreased 17.96% in 2019 and comprised 20.3% of the portfolio at December 31, 2019, compared to 25.3% at December 31, 2018. The decrease in real estate construction loans and the increase in installment loans, commercial and industrial and 1-4 family residential mortgage loans during 2019 reflected a strategic decision made by management to begin focusing on these specific types of loans to increase diversification of the overall loan portfolio.  Because the construction portfolio remains a meaningful portion of our portfolio, Wilson Bank has implemented an additional layer of monitoring as it seeks to avoid advancing funds that exceed the present value of the collateral securing the loan. The responsibility for monitoring percentage of completion and distribution of funds tied to these completion percentages are now monitored and administered by a credit administration department independent of the lending function. Wilson Bank continues to seek to diversify its real estate portfolio as it seeks to lessen concentrations in any one type of loan.

Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2019, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods. As of December 31, 2019, the Company had not underwritten any loans in connection with capital leases.

The following tables present the Company’s nonaccrual loans and past due loans as of December 31, 2019 and December 31, 2018.

Loans on Nonaccrual Status	In Thousands
	2019	2018
Residential 1-4 family	$949	$948
Multifamily	—	—
Commercial real estate	1,661	1,102
Construction	—	—
Farmland	—	—
Second mortgages	—	—
Equity lines of credit	—	—
Commercial	—	—
Agricultural, installment and other	—	—
Total	$2,610	$2,050

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	30-59 Days Past Due	60-89 Days Past Due	Non-accrual and Greater Than 90 Days Past Due	Past Due	Current	Loans	Loans Greater Than 90 Days Past Due and Accruing Interest
December 31, 2019
Residential 1-4 family	$4,760	799	2,336	7,895	503,355	511,250	$1,387
Multifamily	—	—	—	—	97,104	97,104	—
Commercial real estate	500	—	1,661	2,161	791,218	793,379	—
Construction	1,535	147	594	2,276	422,909	425,185	594
Farmland	57	—	8	65	19,203	19,268	8
Second mortgages	—	—	100	100	10,660	10,760	100
Equity lines of credit	143	—	372	515	71,864	72,379	372
Commercial	71	30	—	101	98,164	98,265	—
Agricultural, installment and other	517	116	46	679	64,773	65,452	46
Total	$7,583	1,092	5,117	13,792	2,079,250	2,093,042	$2,507
December 31, 2018
Residential 1-4 family	$3,258	1,092	1,868	6,218	454,474	460,692	$920
Multifamily	—	—	—	—	134,613	134,613	—
Commercial real estate	312	109	1,174	1,595	699,460	701,055	72
Construction	1,567	26	32	1,625	516,620	518,245	32
Farmland	43	9	21	73	23,998	24,071	21
Second mortgages	333	—	—	333	10,864	11,197	—
Equity lines of credit	297	—	45	342	61,671	62,013	45
Commercial	93	—	24	117	78,128	78,245	24
Agricultural, installment and other	407	85	95	587	59,481	60,068	95
Total	$6,310	1,321	3,259	10,890	2,039,309	2,050,199	$1,209

Non-performing loans, which include nonaccrual loans and loans 90 days past due, totaled $5,117,000 at December 31, 2019, an increase from $3,259,000 at December 31, 2018, resulting from a $560,000, or 27.32%, increase in nonaccrual loans and a $1,298,000, or 107.36%, increase in 90 day past due and accruing loans. The increase in non-performing loans during the year ended December 31, 2019 of $1,858,000 was due primarily to an increase in non-performing residential 1-4 family real estate loans of $468,000, an increase in non-performing construction loans of $562,00, an increase in non-performing equity lines of credit of $327,000 and an increase in  non-performing commercial real estate loans of  $487,000. The increase in non-performing loans resulted primarily from the addition of two large commercial real estate secured loans on nonaccrual status and three large real estate secured loans that were greater than 90 days past due. Nonaccrual loans are loans on which interest is no longer accrued because management believes collection of such interest is doubtful due to management’s evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors affecting the borrower’s ability to pay. Management believes that it is probable that it will incur losses on nonperforming loans but believes that these losses should not exceed the amount in the allowance for loan losses already allocated to these loans, unless there is a deterioration of local real estate values.

At December 31, 2019, the Company had three impaired loans totaling $2,610,000 which were on non-accruing interest status. At December 31, 2018, the Company had two impaired loans totaling $2,050,000 which were on non-accruing interest status. In each case, at the date such loans were placed on nonaccrual status, the Company reversed all previously accrued interest income against current year earnings.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table presents the Company’s impaired loans (including loans on nonaccrual status and loans past due 90 days or more) at December 31, 2019 and December 31, 2018.

In Thousands

	Recorded	Unpaid Principal	Related	Average Recorded	Interest Income
	Investment	Balance	Allowance	Investment	Recognized
December 31, 2019
With no related allowance recorded:
Residential 1-4 family	$1,090	1,464	—	1,090	99
Multifamily	—	—	—	—	—
Commercial real estate	951	1,124	—	910	17
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$2,041	2,588	—	2,000	116
With allowance recorded:
Residential 1-4 family	$1,489	1,480	795	1,590	83
Multifamily	—	—	—	—	—
Commercial real estate	1,522	1,520	341	2,015	17
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$3,011	3,000	1,136	3,605	100
Total
Residential 1-4 family	$2,579	2,944	795	2,680	182
Multifamily	—	—	—	—	—
Commercial real estate	2,473	2,644	341	2,925	34
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$5,052	5,588	1,136	5,605	216

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	In Thousands

	Recorded	Unpaid Principal	Related	Average Recorded	Interest Income
	Investment	Balance	Allowance	Investment	Recognized
December 31, 2018
With no related allowance recorded:
Residential 1-4 family	$1,196	1,795	—	1,862	42
Multifamily	—	—	—	—	—
Commercial real estate	317	316	—	320	16
Construction	690	686	—	822	42
Farmland	—	—	—	233	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$2,203	2,797	—	3,237	100
With allowance recorded:
Residential 1-4 family	$1,641	1,635	852	1,782	77
Multifamily	—	—	—	—	—
Commercial real estate	1,515	1,515	312	2,001	17
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$3,156	3,150	1,164	3,783	94
Total
Residential 1-4 family	$2,837	3,430	852	3,644	119
Multifamily	—	—	—	—	—
Commercial real estate	1,832	1,831	312	2,321	33
Construction	690	686	—	822	42
Farmland	—	—	—	233	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$5,359	5,947	1,164	7,020	194

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

A loan is considered impaired, in accordance with the impairment accounting guidance of FASB ASC 310, when the current net worth and financial capacity of the borrower or of the collateral pledged, if any, is viewed as inadequate and it is probable that the Company will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Company will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Company’s criteria for nonaccrual status. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the fair value of the impaired loan is less than the recorded investment in the loan, the Company shall recognize impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses. The decrease in impaired loans during the year ended December 31, 2019 as compared to the year ended December 31, 2018 was the result of the pay-off or pay-down of three loan relationships, partially offset by three additional loan relationships becoming impaired in 2019. Overall, the Company’s market areas have seen continued strengthening in the residential real estate market in recent years while the commercial real estate market has remained steady. The allowance for loan losses related to collateral dependent impaired loans was measured based upon the estimated fair value of related collateral.

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

The Company also internally classifies loans which, although current, management questions the borrower’s ability to comply with the present repayment terms of the loan agreement. These internally classified loans totaled $10,651,000, inclusive of the Company’s non-performing loans, at December 31, 2019, as compared to $12,039,000 at December 31, 2018. Of the internally classified loans at December 31, 2019, $10,432,000 are real estate secured loans (including loans to home builders and developers of land, commercial real estate loans, as well as multifamily mortgage loans) and $219,000 are various other types of loans. These loans have been graded accordingly considering bankruptcies, inadequate cash flows and delinquencies. Overall, in 2019 Wilson Bank experienced a stabilization in internally graded loans as the cash flows from home builders, land developers and commercial real estate borrowers continue to improve. Management does not anticipate losses on these loans to exceed the amount already allocated to loan losses for these loans, unless there is a deterioration of local real estate values.

The internally classified loans as a percentage of the allowance for loan losses were 37.1% and 44.3%, respectively, at December 31, 2019 and 2018.

The Company’s loan portfolio includes certain loans that have been modified in a troubled debt restructuring (TDR), where economic, or other, concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. The concessions typically result from the Company’s loss mitigation activities and could include reduction in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months. Nonperforming TDRs as of December 31, 2019 increased $651,000 to $1,467,000 at December 31, 2019 when compared to December 31, 2018 due to the addition of one large TDR loan relationships that was non-performing at December 31, 2019. Total TDRs increased $2,055,000 to $4,547,000 from December 31, 2018 to December 31, 2019 due the addition of three large loan relationships that were classified as TDRs in 2019.

The allowance for loan losses is discussed under “Critical Accounting Estimates” and “Provision for Loan Losses.” The Company maintains its allowance for loan losses at an amount believed by management to be adequate to absorb probable loan losses inherent in the loan portfolio as of December 31, 2019.

Substantially all of the Company’s loans are from Wilson, DeKalb, Smith, Putnam, Trousdale, Davidson, Rutherford, Williamson and adjacent counties. Although the majority of the Company's loans are in the real estate market, the Company seeks to exercise prudent risk management in lending through the diversification by loan category within the real estate segment, including 1-4 family residential real estate, commercial real estate, multifamily, construction, second mortgages, farmland, and equity lines of credit. At December 31, 2019, no single industry segment accounted for more than 10% of the Company’s portfolio other than construction, commercial real estate, and residential 1-4 family real estate loans.

The Company’s management believes there is an opportunity to increase the loan portfolio in 2020 as economic conditions in the Company's primary market areas continue to outperform other markets. The Company will target owner-occupied commercial real estate, residential real estate lending and consumer lending as areas of emphasis in 2020. At December 31, 2019, the Company’s total loans equaled 86.3% of its total deposits. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell portions of the loans it generates to other financial institutions for cash in order to improve the liquidity of the Company’s loan portfolio or extend its lending capacity.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Securities

Securities increased 47.64% to $421,145,000 at December 31, 2019 from $285,252,000 at December 31, 2018, and comprised the second largest and other primary component of the Company’s earning assets. Securities increased as the result of slowing loan growth and management’s decision to invest liquid funds into higher yielding assets through the purchase of securities. During the year ended December 31, 2018, the Company sold securities classified as held-to-maturity with a book value of $4,843,000 for a loss of $79,000. Due to the sale, management determined the Company no longer had the intent to hold the remaining securities classified as held-to-maturity to their respective maturity dates and transferred the remaining book value of $22,800,000 to the available-for-sale classification. The average yield, excluding tax equivalent adjustment, of the securities portfolio at December 31, 2019 was 2.42% with a weighted average life of 7.08 years, as compared to an average yield of 2.45% and a weighted average life of 6.50 years at December 31, 2018. The weighted average lives on mortgage-backed securities reflect the repayment rate used for book value calculations.

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and recorded at amortized cost. Trading securities are recorded at fair value with changes in fair value included in earnings. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

No securities have been classified as trading securities or held-to-maturity at December 31, 2019.

The Company’s classification of securities as of December 31, 2019 and December 31, 2018 is as follows:

	December 31, 2019
(In Thousands)	Available-For-Sale
	Amortized Cost	Estimated Market Value
U.S. Government-sponsored enterprises (GSEs)	$59,735	$59,579
Mortgage-backed securities	265,648	267,313
Asset-backed securities	27,531	27,229
Obligations of state and political subdivisions	67,293	67,024
	$420,207	$421,145

	December 31, 2018
(In Thousands)	Available-For-Sale
		Estimated
	Amortized Cost	Market Value
U.S. Government-sponsored enterprises (GSEs)	$71,446	$68,467
Mortgage-backed securities	152,375	147,510
Asset-backed securities	22,534	21,700
Obligations of state and political subdivisions	49,328	47,575
	$295,683	$285,252

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The classification of a portion of the securities portfolio as available-for-sale was made to provide for more flexibility in asset/liability management and capital management.

The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2019:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total

	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Available-for-Sale Securities:
GSEs	$16,507	$114	5	$24,658	$90	9	$41,165	$204
Mortgage-backed securities	45,862	182	21	56,917	453	52	102,779	635
Asset-backed securities	17,807	161	10	7,317	142	4	25,124	303
Obligations of states and political subdivisions	30,423	783	26	3,858	45	10	34,281	828
	$110,599	$1,240	62	$92,750	$730	75	$203,349	$1,970

The impaired securities are considered high quality investments in line with normal industry investing practices. The unrealized losses are primarily the result of changes in the interest rate and sector environments. Impaired securities are assessed quarterly for the presence of other-than-temporary impairment (“OTTI”). A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in the carrying amount of the security. To determine whether OTTI has occurred, management considers factors such as (1) length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for an anticipated recovery in fair value. If management deems a security to be OTTI, management reviews the present value of the future cash flows associated with the security. A shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is referred to as a credit loss. If a credit loss is identified, the credit loss is recognized in that period as a charge to earnings and a new cost basis for the security is established. If management concludes that no credit loss exists and it is not more-likely-than-not that it will be required to sell the security before the recovery of the security’s cost basis, then the security is not deemed OTTI and the shortfall is recorded as a component of equity. Accordingly, as of December 31, 2019, management believes the impairments detailed in the table above are temporary and no impairment loss has been realized in our consolidated income statement.

Deposits

The increases in assets in 2019 and 2018 were funded primarily by increases in deposits and the Company’s earnings. Total deposits, which are the principal source of funds for the Company, totaled $2,417,605,000 at December 31, 2019 compared to $2,235,655,000 at December 31, 2018, an increase of 8.1%. The Company has targeted local consumers, professionals and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Putnam County, Smith County, Sumner County, Rutherford County, Trousdale County and Williamson County areas are attractive economic markets offering growth opportunities for the Company; however, the Company competes with several larger banks and community banks that have bank offices in these counties which may negatively impact market growth or maintenance of current market share. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.

The $181,950,000, or 8.14%, growth in deposits in 2019 was due to a $19,925,000, or 3.71%, increase in certificates of deposits, a $74,332,000, or 10.22%, increase in money market accounts, a $30,454,000, or 11.98%, increase in demand deposit accounts, a $55,310,000, or 10.99%, increase in NOW accounts, and a $3,625,000, or 2.65%, increase in savings accounts, offset by a decrease in individual retirement accounts of $1,696,000, or 2.22%. The average rate paid on average total interest-bearing deposits was 1.07% for 2019 compared to 0.75% for 2018. The average rate paid in 2017 was 0.50%. Competitive pressure from other banks in our market area relating to deposit pricing continues to adversely affect the rates paid on deposit accounts as it limits our ability to lower deposit rates as short-term interest rates fall. It’s these same competitive pressures that may cause our deposit rates to rise more quickly than we are able to increase the rates we earn on loans in a rising rate environment. If this were to happen our net yield on earning assets would experience compression and our results of operations would be negatively impacted, as was the case in 2019, during which the impact of the declining rate environment more quickly impacted our earning assets than our interest-bearing liabilities, which consequently compressed our net yield on earning assets. The ratio of average loans to average deposits was 87.4% in 2019, 89.7% in 2018, and 86.5% in 2017. To increase our levels of on-balance sheet liquidity in 2019, we borrowed money from the Federal Home Loan Bank. These borrowings typically have interest rates that are higher than the rates we pay on deposits and, accordingly, result in increases to our funding costs.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Contractual Obligations

The Company’s contractual obligations at December 31, 2019 are as follows:

(In Thousands)	Less than 1Year	1 –3 Years	3-5 Years	More than 5 Years	Total
Long-Term Debt	$8,250	$10,486	$4,877	$-	$23,613
Operating Leases	444	602	116	9	1,171
Deposits with Stated Maturity Dates	326,212	232,946	72,585	250	631,993
Purchases	—	—	—	—	—
Other Long-Term Liabilities	—	—	—	—	—
Total	$334,906	$244,034	$77,578	$259	$656,777

Long-term debt contractual obligations include advances from the Federal Home Loan Bank, and at December 31, 2019, the Company had $ 23,613,000 in advances. The Company leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of these non-cancellable leases are included in operating lease obligations.

Off Balance Sheet Arrangements

At December 31, 2019, the Company had unfunded lines of credit of $633 million and outstanding standby letters of credit of $73 million. Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. If needed to fund these outstanding commitments, the Company’s bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company’s bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned below, Wilson Bank has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, its investment security maturities, and short-term borrowings.

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Liquidity and Asset Management

The Company’s management seeks to maximize net interest income by managing the Company’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents, interest bearing deposits held at other banks, fed funds sold, and unpledged investments. At December 31, 2019, the Company’s liquid assets totaled approximately $324.5 million.

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

The Company’s primary source of liquidity is a stable core deposit base. In addition, short-term borrowings, loan payments and investment security maturities provide a secondary source. At December 31, 2019, the Company had a liability sensitive position (a negative gap). Liability sensitivity means that more of the Company’s liabilities are capable of re-pricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing.

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

The Company’s securities portfolio consists of earning assets that provide interest income. For those securities classified as held-to-maturity, the Company has the ability and intent to hold these securities to maturity or on a long-term basis. Securities classified as available-for-sale include securities intended to be used as part of the Company’s asset/liability strategy and/or securities that may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase capital and similar economic factors. At December 31, 2019, securities totaling approximately $35.2 million mature or will be subject to rate adjustments within the next twelve months.

A secondary source of liquidity is the Company’s loan portfolio. At December 31, 2019, loans totaling approximately $719.7 million either will become due or will be subject to rate adjustments within twelve months from that date. Continued emphasis will be placed on structuring adjustable rate loans.

As for liabilities, certificates of deposit and individual retirement accounts of $250,000 or greater totaling approximately $73.6 million will become due or reprice during the next twelve months. Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal accounts, money market demand accounts, demand deposit accounts and regular savings accounts. Management anticipates that there will be no significant withdrawals from these accounts in 2020.

At December 31, 2019, the scheduled maturities of these advances and interest rates were as follows (scheduled maturities will differ from scheduled repayments):

Scheduled Maturities	Amount	Weighted Average Rates
2020	$1,000	2.65%
2021	2,500	2.67
2022	2,250	2.68
2023	2,438	2.68
2024	15,425	2.67
Thereafter	—	—
	$23,613	2.67%

Management believes that with present maturities, the anticipated growth in deposit base, and the efforts of management in its asset/liability management program, liquidity will not pose a problem in the near term future. At the present time there are no known trends or any known commitments, demands, events or uncertainties that will result in or that are reasonably likely to result in the Company’s liquidity changing in a materially adverse way.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table shows the rate sensitivity gaps for different time periods as of December 31, 2019:

Interest Rate Sensitivity Gaps

(In Thousands)	1-90 Days	91-180 Days	181-365 Days	One Year And Longer	Total
Interest-earning assets	$570,203	109,045	227,119	1,770,365	2,676,732
Interest-bearing liabilities	(1,630,556)	(63,386)	(134,271)	(328,394)	(2,156,607)
Interest-rate sensitivity gap	$(1,060,353)	45,659	92,848	1,441,971	520,125
Cumulative gap	$(1,060,353)	(1,014,694)	(921,846)	520,125

The Company also uses simulation modeling to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. The Asset Liability Committee meets quarterly to analyze the interest rate shock simulation. The interest rate simulation model is based on a number of assumptions. The assumptions relate primarily to loan and deposit growth, asset and liability prepayments, the call features of investment securities, interest rates and balance sheet management strategies. The Company also uses Economic Value of Equity (“EVE”) sensitivity analysis to understand the impact of changes in interest rates on long-term cash flows, income and capital. EVE is calculated by discounting the cash flows for all balance sheet instruments under different interest rate scenarios. The EVE is a longer term view of interest rate risk because it measures the present value of the future cash flows. Presented below is the estimated impact on Wilson Bank’s net interest income and EVE as of December 31, 2019, assuming an immediate shift in interest rates:

	% Change from Base Case for Immediate Parallel Changes in Rates
	-200 BP(1)	-100 BP(1)	+100 BP	+200 BP	+300 BP
Net interest income	(8.02)%	(2.31)%	(0.25)%	(0.83)%	(1.74)%
EVE	(17.93)	(5.96)	0.46	(0.26)	(1.73)

(1) Currently, some short term interest rates are below the standard down 200 and 300 rate scenarios. The asset liability model does not calculate negative interest rates and will floor any indexes at a nominal rate.

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Impact of Inflation

Although interest rates are significantly affected by inflation, for the fiscal years ended December 31, 2019, 2018, and 2017, the inflation rate is believed to have had an immaterial impact on the Company’s results of operations.

Capital Resources, Capital Position and Dividends

At December 31, 2019, total stockholders’ equity was $336,984,000, or 12.06% of total assets, which compares with $295,667,000, or 11.62% of total assets, at December 31, 2018, and $267,730,000, or 11.55% of total assets, at December 31, 2017. The dollar increase in the Company’s stockholders’ equity during 2019 reflects (i) net income of $36,044,000 less cash dividends of $1.10 per share totaling $11,725,000, (ii) the issuance of 179,199 shares of common stock for $9,134,000, as reinvestment of cash dividends, (iii) the issuance of 21,764 shares of common stock pursuant to exercise of stock options for $775,000, (iv) the net change in unrealized gain on available-for-sale securities of $8,398,000, (v) the repurchase of 31,774 shares of stock for $1,629,000, (vi) the cumulative effect of accounting change of $27,000 and (vii) a stock-based compensation expense of $347,000.

The Company and Wilson Bank are subject to regulatory capital requirements administered by the FDIC, the Federal Reserve and the Tennessee Department of Financial Institutions. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company’s and Wilson Bank’s financial statements. Under capital adequacy guidelines and, in the case of Wilson Bank, the regulatory framework for prompt corrective action, the Company and Wilson Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Wilson Bank to maintain minimum amounts and ratios (set forth in the following table) of total, Tier 1, and common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2019 and December 31, 2018, the Company and the Wilson Bank are considered to be “well-capitalized” under applicable regulatory definitions.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

As of December 31, 2019, the most recent notification from the FDIC categorized Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized for prompt corrective action regulations as of December 31, 2019 and December 31, 2018, an institution was required to maintain minimum total risk-based, Tier 1 risk-based, common equity Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables and not be subject to a written agreement, order or directive to maintain a specific capital level. There are no conditions or events since the notification that management believes have changed Wilson Bank’s category. The Company’s and Wilson Bank’s actual capital amounts and ratios as of December 31, 2019 and 2018, are presented in the following table (dollar amounts in thousands):

	Actual		Minimum Capital Adequacy Requirements With Basel III Capital Conservation Buffer		Minimum To Be Well Capitalized Under Applicable Prompt Corrective Action Regulatory Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2019
Total capital to risk weighted assets:
Consolidated	$360,645	15.0%	$253,215	10.5%	$241,157	10.0%
Wilson Bank	359,576	14.9	252,675	10.5	240,643	10.0
Tier 1 capital to risk weighted assets:
Consolidated	331,485	13.7	204,984	8.5	144,694	6.0
Wilson Bank	330,416	13.7	204,547	8.5	192,515	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	331,485	13.7	168,810	7.0	N/A	N/A
Wilson Bank	330,416	13.7	168,451	7.0	156,418	6.5
Tier 1 capital to average assets:
Consolidated	331,485	12.4	106,565	4.0	N/A	N/A
Wilson Bank	330,416	11.9	110,764	4.0	138,454	5.0

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	Actual		Minimum Capital Adequacy Requirements With Basel III Capital Conservation Buffer		Minimum To Be Well Capitalized Under Applicable Prompt Corrective Action Regulatory Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2018
Total capital to risk weighted assets:
Consolidated	$326,099	14.1%	$227,974	9.875%	$230,860	10.0%
Wilson Bank	323,852	14.0	227,915	9.875	230,800	10.0
Tier 1 capital to risk weighted assets:
Consolidated	298,566	12.9	181,802	7.875	138,516	6.0
Wilson Bank	296,319	12.8	181,756	7.875	184,641	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	298,566	12.9	147,173	6.375	N/A	N/A
Wilson Bank	296,319	12.8	147,136	6.375	150,021	6.5
Tier 1 capital to average assets:
Consolidated	298,566	12.3	97,022	4.0	N/A	N/A
Wilson Bank	296,319	11.9	99,373	4.0	124,217	5.0

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

In July 2013, the Federal banking regulators, in response to the Statutory Requirements of The Dodd-Frank Act, adopted new regulations implementing the Basel Capital Adequacy Accord (“Basel III”) and the related higher minimum capital ratios. The new capital requirements were effective beginning January 1, 2015 and include a new “Common Equity Tier 1 Ratio”, which has stricter rules as to what qualifies as Common Equity Tier 1 Capital.

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

	2016	2017	2018	2019
Common Equity Tier 1 Ratio	5.125%	5.75%	6.375%	7.0%
Tier 1 Capital to Risk Weighted Assets Ratio	6.625%	7.25%	7.875%	8.5%
Total Capital to Risk Weighted Assets Ratio	8.625%	9.25%	9.875%	10.5%

The requirements of Basel III also place more restrictions on the inclusion of deferred tax assets and capitalized mortgage servicing rights as a percentage of Tier 1 Capital. In addition, the risk weights assigned to certain assets such as past due loans and certain real estate loans have been increased.

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

In October 2019, the federal banking agencies approved final rules under the Growth Act that exempt a qualifying community bank and its holding company that have community bank leverage ratios, calculated as Tier 1 capital over average total consolidated assets, of greater than 9 percent from the risk-based capital requirements of the capital rules issued under the Dodd-Frank Act. A qualifying community banking organization and its holding company that have chosen the proposed framework are not required to calculate the existing risk-based and leverage capital requirements. Such a bank would also be considered to have met the capital ratio requirements to be well capitalized for the agencies' prompt corrective action rules provided it has a community bank leverage ratio greater than 9 percent.

The Growth Act also raised the eligibility for the small bank holding company policy statement to $3 billion of assets from $1 billion.

The Company is currently evaluating whether or not it will take advantage of these new capital rules under the Growth Act.

Holding Company & Stock Information

Wilson Bank Holding Company Directors

James F. Comer, Chairman; J. Randall Clemons; Jack W. Bell; William P. Jordan; James Anthony Patton; John C. McDearman III; H. Elmer Richerson; Clinton M. Swain; and Michael G. Maynard.

Common Stock Market Information

The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at February 25, 2020 was 4,370. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company’s common stock during the years 2018 and 2019.

On January 2, 2018, a $.35 per share cash dividend was declared and on July 1, 2018 a $.55 per share cash dividend was declared and paid to shareholders of record on those dates. On January 2, 2019, a $.55 per share cash dividend was declared and on July 1, 2019, a $.55 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent upon the Company’s profitability, its capital needs, overall financial condition and economic and regulatory considerations.

Stock Prices

2018	High		Low
First Quarter	$46.00		$44.75
Second Quarter	$125.00	*	$46.00
Third Quarter	$48.50		$47.25
Fourth Quarter	$50.00	*	$48.50
2019	High		Low
First Quarter	$51.00		$49.75
Second Quarter	$52.25	*	$51.00
Third Quarter	$53.50		$52.25
Fourth Quarter	$54.75	*	$53.50

*Represents one transaction of 21 shares during the second quarter of 2018 and one transaction of 20 shares during the fourth quarter of 2018 of which the Company is aware where the sale prices was at least $0.25 higher than any other trade during the quarter.  The volume weighted average stock price during the second quarter of  2018 was $46.46 and the volume weighted average stock price during the fourth quarter of  2018 was $48.65.

Annual Meeting and Information Contacts

The Annual Meeting of Shareholders will be held in the Main Office of Wilson Bank Holding Company at 7:00 P.M., April 28, 2020 at 623 West Main Street, Lebanon, Tennessee.

For further information concerning Wilson Bank Holding Company or Wilson Bank & Trust, or to obtain a copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, which is available without charge to shareholders, please contact Lisa Pominski, CFO, Wilson Bank & Trust, P.O. Box 768, Lebanon, Tennessee 37088-0768, phone (615) 443-6612.

WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

	In Thousands, Except Per Share Information
	As Of December 31,
	2019	2018	2017	2016	2015
CONSOLIDATED BALANCE SHEETS:
Total assets end of year	$2,794,209	2,543,682	2,317,033	2,198,051	2,021,604
Loans, net	$2,057,175	2,016,005	1,727,253	1,667,088	1,443,179
Securities	$421,145	285,252	365,196	349,209	359,323
Deposits	$2,417,605	2,235,655	2,037,745	1,942,135	1,789,850
Stockholders’ equity	$336,984	295,667	267,730	244,620	223,438

	Years Ended December 31,
	2019	2018	2017	2016	2015
CONSOLIDATED STATEMENTS OF EARNINGS:
Interest income	$118,077	103,525	91,020	84,746	78,839
Interest expense	22,647	14,018	8,889	8,284	8,608
Net interest income	95,430	89,507	82,131	76,462	70,231
Provision for loan losses	2,040	4,298	1,681	379	388
Net interest income after provision for loan losses	93,390	85,209	80,450	76,083	69,843
Non-interest income	28,349	25,248	22,821	21,654	19,941
Non-interest expense	74,628	69,080	60,391	57,263	52,159
Earnings before income taxes	47,111	41,377	42,880	40,474	37,625
Income taxes	11,067	8,783	19,354	14,841	13,762
Net earnings	$36,044	32,594	23,526	25,633	23,863
Cash dividends declared	$11,725	9,447	6,729	5,756	4,935
PER SHARE DATA: (1)
Basic earnings per common share	$3.36	3.09	2.26	2.49	2.35
Diluted earnings per common share	$3.35	3.08	2.26	2.49	2.35
Cash dividends	$1.10	0.90	0.65	0.56	0.49
Book value	$31.22	27.83	25.62	23.71	21.90
RATIOS:
Return on average stockholders’ equity	11.31%	11.70	9.06	10.8	11.17
Return on average assets	1.34%	1.35	1.04	1.21	1.23
Total capital to assets	12.06%	11.62	11.55	11.13	11.05
Dividends declared per share as a percentage of basic earnings per share	32.74%	29.13	28.76	22.49	20.85

(1) Per share data for the year ended December 31, 2015 was retroactively adjusted to reflect a 4 for 3 stock split which occurred effective March 30, 2016.

WILSON BANK HOLDING COMPANY

Consolidated Financial Statements

December 31, 2019 and 2018

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders of

Wilson Bank Holding Company:

Opinions on the Financial Statements and Internal Control Over Financial Reporting

We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company and Subsidiary (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). We also have audited the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.

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

Nashville, Tennessee

February 18, 2020

WILSON BANK HOLDING COMPANY

Consolidated Balance Sheets

December 31, 2019 and 2018

	Dollars in thousands
	2019	2018
ASSETS

Loans, net of allowance for loan losses of $28,726 and $27,174, respectively	$2,057,175	2,016,005
Available-for-sale securities, at market (amortized cost $420,207 and $295,683, respectively)	421,145	285,252
Loans held for sale	18,179	7,484
Interest bearing deposits	126,827	80,215
Federal funds sold	20,000	9,000
Restricted equity securities, at cost	4,680	3,012
Total earning assets	2,648,006	2,400,968
Cash and due from banks	12,943	9,976
Premises and equipment, net	60,295	58,363
Accrued interest receivable	5,945	6,724
Deferred income taxes	6,136	8,901
Other real estate	697	1,357
Bank owned life insurance	31,762	30,952
Goodwill	4,805	4,805
Other assets	23,620	21,636
Total assets	$2,794,209	2,543,682
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$2,417,605	2,235,655
Federal home loan bank advances	23,613	—
Accrued interest and other liabilities	16,007	12,360
Total liabilities	2,457,225	2,248,015
Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 50,000,000 shares, 10,792,999 and 10,623,810 shares issued and outstanding, respectively	21,586	21,248
Additional paid-in capital	82,249	73,960
Retained earnings	232,456	208,164
Net unrealized gains (losses) on available-for-sale securities, net of taxes of $245 and $2,726, respectively	693	(7,705)
Total stockholders’ equity	336,984	295,667
COMMITMENTS AND CONTINGENCIES
Total liabilities and stockholders’ equity	$2,794,209	2,543,682

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Earnings

Three Years Ended December 31, 2019

	Dollars In Thousands (except per share data)
	2019	2018	2017
Interest income:
Interest and fees on loans	$105,783	94,917	83,120
Interest and dividends on securities:
Taxable securities	8,559	6,158	5,397
Exempt from Federal income taxes	773	1,020	1,208
Interest on loans held for sale	325	184	324
Interest on Federal funds sold	275	83	97
Interest on interest bearing deposits	2,164	979	723
Interest and dividends on restricted equity securities	198	184	151
Total interest income	118,077	103,525	91,020
Interest expense:
Interest on negotiable order of withdrawal accounts	2,311	1,823	1,308
Interest on money market accounts and other savings accounts	6,855	4,231	2,211
Interest on certificates of deposit and individual retirement accounts	12,896	7,944	5,353
Interest on securities sold under repurchase agreements	—	16	9
Interest on Federal funds purchased	4	4	8
Interest on Federal Home Loan Bank advances	581	—	—
Total interest expense	22,647	14,018	8,889
Net interest income before provision for loan losses	95,430	89,507	82,131
Provision for loan losses	2,040	4,298	1,681
Net interest income after provision for loan losses	93,390	85,209	80,450
Non-interest income	28,349	25,248	22,821
Non-interest expense	(74,628)	(69,080)	(60,391)
Earnings before income taxes	47,111	41,377	42,880
Income taxes	11,067	8,783	19,354
Net earnings	$36,044	32,594	23,526
Basic earnings per common share	$3.36	3.09	2.26
Diluted earnings per common share	$3.35	3.08	2.26
Weighted average common shares outstanding:
Basic	10,743,269	10,564,172	10,407,211
Diluted	10,761,467	10,572,221	10,412,536

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Comprehensive Earnings

Three Years Ended December 31, 2019

	Dollars In Thousands
	2019	2018	2017
Net earnings	$36,044	32,594	23,526
Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $2,901, $1,398, and $271, respectively	8,200	(3,950)	437
Reclassification adjustment for net losses included in net earnings, net of taxes of $70, $170, and $67, respectively	198	480	108
Other comprehensive earnings (losses)	8,398	(3,470)	545
Comprehensive earnings	$44,442	29,124	24,071

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Changes in Stockholders’ Equity

Three Years Ended December 31, 2019

	Dollars In Thousands
				Net Unrealized
				Gain (Loss) On
		Additional Paid In		Available For Sale
	Common Stock	Capital	Retained Earnings	Securities	Total
Balance December 31, 2016	$20,639	60,541	167,523	(4,083)	244,620
Cash dividends declared, $.65 per share	—	—	(6,729)	—	(6,729)
Issuance of 125,960 shares of common stock pursuant to dividend reinvestment plan	252	5,014	—	—	5,266
Issuance of 5,078 shares of common stock pursuant to exercise of stock options	10	142	—	—	152
Reclassification of deferred tax asset revaluation	—	—	697	(697)	0
Share based compensation expense	—	350	—	—	350
Net change in fair value of available-for-sale securities during the year, net of taxes of $338	—	—	—	545	545
Net earnings for the year	—	—	23,526	—	23,526
Balance December 31, 2017	20,901	66,047	185,017	(4,235)	267,730
Cash dividends declared, $.90 per share	—	—	(9,447)	—	(9,447)
Issuance of 161,514 shares of common stock pursuant to dividend reinvestment plan	324	7,146	—	—	7,470
Issuance of 11,585 shares of common stock pursuant to exercise of stock options	23	371	—	—	394
Share based compensation expense	—	396	—	—	396
Net change in fair value of available-for-sale securities during the year, net of taxes of $1,228	—	—	—	(3,470)	(3,470)
Net earnings for the year	—	—	32,594	—	32,594
Balance December 31, 2018	21,248	73,960	208,164	(7,705)	295,667
Cash dividends declared, $1.10 per share	—	—	(11,725)	—	(11,725)
Issuance of 179,199 shares of common stock pursuant to dividend reinvestment plan	358	8,776	—	—	9,134
Issuance of 21,764 shares of common stock pursuant to exercise of stock options	44	731	—	—	775
Share based compensation expense	—	347	—	—	347
Net change in fair value of available-for-sale securities during the year, net of taxes of $2,971	—	—	—	8,398	8,398
Cumulative effect of accounting change	—	—	(27)	—	(27)
Repurchase of 31,774 common shares	(64)	(1,565)	—	—	(1,629)
Net earnings for the year	—	—	36,044	—	36,044
Balance December 31, 2019	$21,586	82,249	232,456	693	336,984

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Cash Flows

Three Years Ended December 31, 2019

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2019	2018	2017
Cash flows from operating activities:
Interest received	$121,366	105,318	93,506
Fees and other income received	27,987	20,503	17,876
Proceeds from sales of loans	157,028	131,321	149,775
Origination of loans held for sale	(167,723)	(129,060)	(135,835)
Interest paid	(21,966)	(12,565)	(8,612)
Cash paid to suppliers and employees	(69,681)	(64,186)	(57,643)
Income taxes paid	(10,934)	(10,558)	(16,400)
Net cash provided by operating activities	36,077	40,773	42,667
Cash flows from investing activities:
Purchase of available-for-sale securities	(255,432)	(9,118)	(96,180)
Proceeds from calls, maturities and paydowns of available-for-sale securities	90,805	36,955	38,839
Proceeds from sale of available-for-sale securities	37,325	35,093	35,555
Purchase of restricted equity securities	(1,668)	—	—
Proceeds from maturities and paydowns of held-to-maturity securities	—	4,651	3,859
Proceeds from sale of held-to-maturity securities	—	4,764	—
Loans made to customers, net of repayments	(43,568)	(293,655)	(61,826)
Purchase of bank owned life insurance and annuity contracts	—	(4,301)	—
Purchase of premises and equipment	(6,044)	(7,752)	(12,660)
Proceeds from sale of other assets	14	4	43
Proceeds from sale of other real estate	952	796	2,876
Net cash used in investing activities	(177,616)	(232,563)	(89,494)
Cash flows from financing activities:
Net increase in non-interest bearing, savings, NOW and money market deposit accounts	163,720	101,248	87,116
Net increase in time deposits	18,230	96,662	8,494
Net increase (decrease) in securities sold under agreements to repurchase	—	(864)	128
Net increase in Federal Home Loan Bank advances	23,613	—	—
Dividends paid	(11,725)	(9,447)	(6,729)
Proceeds from sale of common stock pursuant to dividend reinvestment	9,134	7,470	5,266
Repurchase of common stock	(1,629)	—	—
Proceeds from sale of common stock pursuant to exercise of stock options	775	394	152
Net cash provided by financing activities	202,118	195,463	94,427
Net increase in cash and cash equivalents	60,579	3,673	47,600
Cash and cash equivalents at beginning of year	99,191	95,518	47,918
Cash and cash equivalents at end of year	$159,770	99,191	95,518

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Cash Flows, Continued

Three Years Ended December 31, 2019

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2019	2018	2017
Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$36,044	32,594	23,526
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	6,494	5,853	5,507
Provision for loan losses	2,040	4,298	1,681
Share-based compensation expense	347	1,237	692
Provision for deferred tax benefit	(206)	(248)	(607)
Revaluation of deferred tax assets due to change in tax rates	—	—	3,603
Loss (gain) on sales of other real estate, net	48	80	(6)
Loss on sales of other assets	4	3	15
Loss on disposal of premises and equipment	128	2	—
Security loss (gain)	268	650	175
Decrease (increase) in loans held for sale	(10,695)	(2,378)	9,682
Increase (decrease) in taxes payable	339	(1,526)	(42)
Increase in other assets, bank owned life insurance and annuity contract earnings	(194)	(1,684)	(1,231)
Decrease (increase) in accrued interest receivable	779	(458)	(162)
Increase in interest payable	682	1,453	277
Increase (decrease) in other liabilities	(1)	897	(443)
Total adjustments	33	8,179	19,141
Net cash provided by operating activities	$36,077	40,773	42,667
Supplemental Schedule of Non-Cash Activities:
Change in fair value of securities available-for-sale, net of taxes of $2,971 in 2019, $1,228 in 2018, and $338 in 2017	$8,398	(3,470)	545
Non-cash transfers from held-to-maturity to available-for-sale securities	$-	22,800	—
Non-cash transfers from loans to other real estate	$884	693	173
Non-cash transfers from other real estate to loans	$544	95	195
Non-cash transfers from loans to other assets	$18	7	2

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements

December 31, 2019, 2018 and 2017

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

Residential 1-4 family, commercial real estate and construction mortgage loans, represented 24%, 38% and 20% and 22%, 34% and 25% of the loan portfolio at December 31, 2019 and 2018, respectively.

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

As part of its routine credit monitoring process, the Company performs regular credit reviews of the loan portfolio and loans receive risk ratings by the assigned credit officer, which are subject to validation by our independent loan review department. Risk ratings are categorized as pass, special mention, substandard or doubtful. The Company believes that its categories follow those outlined by the FDIC, Wilson Bank's primary federal regulator.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements

December 31, 2019, 2018 and 2017

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

In addition to the independent loan review process, the aforementioned risk ratings are subject to continual review by loan officers to determine that the appropriate risk ratings are being utilized in our allowance for loan loss process. Each risk rating is also subject to review by our independent loan review department. Currently, our independent loan review department targets reviews of 100% of existing loan relationships with aggregate debt of $1.0 million and greater and new loans with aggregate debt of $500,000 and greater. In addition, our independent loan review department targets particular portfolio segments, loans assigned to a particular lending officer, past due loans, and loans with four or more renewals.

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

December 31, 2019, 2018 and 2017

(g)	Debt and Equity Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and recorded at amortized cost. Trading securities are recorded at fair value with changes in fair value included in earnings. Securities not classified as held-to-maturity or trading, including equity securities with readily determinable fair values, are classified as “available-for-sale” and recorded at fair value based on available market prices, with unrealized gains and losses excluded from earnings and reported in other comprehensive income on an after-tax basis. Securities classified as “available-for-sale” are held for indefinite periods of time and may be sold in response to movements in market interest rates, changes in the maturity or mix of Company assets and liabilities or demand for liquidity. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

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

No securities have been classified as trading securities or held-to-maturity securities at December 31, 2019.

(h)	Federal Home Loan Bank Stock

The Company, as a member of the Federal Home Loan Bank (“FHLB”) Cincinnati system, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at par value, which approximates its fair value. Management reviews the investment for impairment based on the ultimate recoverability of the cost basis in the FHLB stock. As of December 31, 2019, this minimum required investment was valued at approximately $4.0 million. Stock redemptions are at the discretion of the FHLB.

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

December 31, 2019, 2018 and 2017

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

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, interest-bearing deposits, amounts due from banks and Federal funds sold. Generally, Federal funds sold are purchased and sold for one day periods. Management makes deposits only with financial institutions it considers to be financially sound.

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

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term "more-likely-than-not" means a likelihood of more than 50 percent. The terms "examined" and "upon examination" also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

(q)	Mortgage Banking Derivatives

Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives. The fair value of the interest rate lock is recorded at the time the commitment to fund the mortgage loan is executed and is adjusted for the expected exercise of the commitment before the loan is funded. Fair values of these mortgage derivatives are estimated based on changes in mortgage interest rates from the date the interest rate on the loan is locked. The Company enters into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into, in order to hedge the change in interest rates resulting from its commitments to fund the loans. Changes in the fair values of these derivatives are included in net gains on sale of mortgage loans.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

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

Advertising costs are expensed as incurred by the Company and totaled $2,498,000, $2,552,000 and $2,326,000 for 2019, 2018 and 2017, respectively.

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

Certain reclassifications have been made to the 2018 and 2017 figures to conform to the presentation for 2019.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

(x)	Accounting Standard Updates

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

ASU 2016-01, “Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities." ASU 2016-01, among other things, (i) requires equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment, (iii) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet, (iv) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, (v) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments, (vi) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements and (viii) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities. ASU 2016-01 became effective for us on January 1, 2018 and did not have a significant impact on our financial statements.

ASU 2016-02, “Leases (Topic 842).” ASU 2016-02, among other things, requires lessees to recognize a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model and ASC Topic 606, “Revenue from Contracts with Customers.” ASU 2016-02 was effective for us on January 1, 2019 and initially required transition using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842) - Targeted Improvements,” which, among other things, provides an additional transition method that allows entities to not apply the guidance in ASU 2016-02 in the comparative periods presented in the financial statements and instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. In December 2018, the FASB also issued ASU 2018-20, “Leases (Topic 842) - Narrow-Scope Improvements for Lessors,” which provides for certain policy elections and changes lessor accounting for sales and similar taxes and certain lessor costs. Upon adoption of ASU 2016-02, ASU 2018-11 and ASU 2018-20 on January 1, 2019, we recorded a right-of-use asset in the amount of $2,600,000 and an offsetting lease liability in the amount of $2,627,000. Upon adoption, using a modified retrospective transition adoption approach, we recognized a cumulative effect reduction to retained earnings totaling $27,000. We elected to apply certain practical expedients provided under ASU 2016-02 whereby we will not reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases and (iii) initial direct costs for any existing leases. We utilized the modified-retrospective transition approach prescribed by ASU 2018-11.

ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts and requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. In April 2019, ASU 2019-04, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments,” was issued to address certain codification improvements and to provide certain accounting policy electives related to accrued interest as well as disclosure related to credit losses, among other things. In May 2019, ASU 2019-05, “Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief,” was issued to provide transition relief in connection with the adoption of ASU 2016-03 whereby entities would have the option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. ASU 2016-13, as updated, became effective on January 1, 2020.

We are currently working through our implementation plan for ASU 2016-13 under the direction of our Chief Financial Officer and our Chief Credit Officer. Our implementation plan includes assessment and documentation of processes, internal controls and data sources; model development, documentation and validation; and system configuration, among other things. We are also in the process of implementing a third-party vendor solution to assist us in the application of ASU 2016-13. Based upon our preliminary parallel run as of December 31, 2019, we currently expect the adoption of ASU 2016-13 will not result in a significant change to our current allowance for loan losses and our reserves for unfunded commitments. The adoption of ASU 2016-13 is also not currently expected to have a significant impact on our regulatory capital ratios. The ultimate impact of adoption in future periods could be significantly different than our current expectation as our modeling processes will be significantly influenced by the composition, characteristics and quality of our loan and securities portfolios as well as the prevailing economic conditions and forecasts as of that date, notwithstanding any further refinements to our expected credit loss models.

ASU 2016-15, “Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments.” ASU 2016-15 provides guidance related to certain cash flow issues in order to reduce the current and potential future diversity in practice. ASU 2016-15 became effective for us on January 1, 2018 and did not have a significant impact on our financial statements.

ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350) - Simplifying the Test for Goodwill Impairment.” ASU 2017-04 eliminates Step 2 from the goodwill impairment test which required entities to compute the implied fair value of goodwill. Under ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 became effective for us on January 1, 2020, and is not expected to have a significant impact on our financial statements.

ASU 2017-05, “Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20) - Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets.” ASU 2017-05 clarifies the scope of Subtopic 610-20 and adds guidance for partial sales of nonfinancial assets, including partial sales of real estate. Historically, U.S. GAAP contained several different accounting models to evaluate whether the transfer of certain assets qualified for sale treatment. ASU 2017-05 reduces the number of potential accounting models that might apply and clarifies which model does apply in various circumstances. ASU 2017-05 became effective for us on January 1, 2018 and did not have a significant impact on our financial statements.

ASU 2017-08, “Receivables -  Nonrefundable Fees and Other Costs (Subtopic 310-20) - Premium Amortization on Purchased Callable Debt Securities.” ASU 2017-08 provides guidance on the amortization period for certain purchased callable debt securities held at a premium. This update shortens the amortization period for the premium to the earliest call date. Under current generally accepted accounting principles, entities generally amortize the premium as an adjustment of yield over the contractual life of the instrument related to certain cash flow issues. ASU 2017-08 was effective for us on January 1, 2019 and did not have a significant impact on our financial statements.

ASU 2017-09, “Compensation - Stock Compensation (Topic 718) - Scope of Modification Accounting.” ASU 2017-09 clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. Under ASU 2017-09, an entity will not apply modification accounting to a share-based payment award if all of the following are the same immediately before and after the change: (i) the award's fair value, (ii) the award's vesting conditions and (iii) the award's classification as an equity or liability instrument. ASU 2017-09 became effective for us on January 1, 2018 and did not have a significant impact on our financial statements.

ASU 2017-12, “Derivatives and Hedging (Topic 815) - Targeted Improvements to Accounting for Hedging Activities.” ASU 2017-12 amends the hedge accounting recognition and presentation requirements in ASC 815 to improve the transparency and understandability of information conveyed to financial statement users about an entity’s risk management activities to better align the entity’s financial reporting for hedging relationships with those risk management activities and to reduce the complexity of and simplify the application of hedge accounting. ASU 2017-12 was effective for us on January 1, 2019 and did not have a significant impact on our financial statements.

ASU 2018-02, "Income Statement - Reporting Comprehensive Income (Topic 220) - Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income." Under ASU 2018-02, entities may elect to reclassify certain income tax effects related to the change in the U.S. statutory federal income tax rate under the Tax Cuts and Jobs Act, which was enacted on December 22, 2017, from accumulated other comprehensive income to retained earnings. ASU 2018-02 also requires certain accounting policy disclosures. We elected to adopt the provisions of ASU 2018-02 for the year ended December 31, 2018 in advance of the required application date of January 1, 2019. See Note 10 - Income Taxes.

ASU 2018-05, "Income Taxes (Topic 740) - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 118.” ASU 2018-05 amends the Accounting Standards Codification to incorporate various SEC paragraphs pursuant to the issuance of SAB 118. SAB 118 addresses the application of generally accepted accounting principles in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Cuts and Jobs Act. See Note 10 - Income Taxes.

ASU 2018-13, "Fair Value Measurement (Topic 820) - Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement." ASU 2018-13 modifies the disclosure requirements on fair value measurements in Topic 820. The amendments in this update remove disclosures that no longer are considered cost beneficial, modify/clarify the specific requirements of certain disclosures, and add disclosure requirements identified as relevant. ASU 2018-13 became effective for us on January 1, 2020 and is not expected to have a significant impact on our financial statements.

ASU 2018-16, “Derivatives and Hedging (Topic 815) - Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes.” The amendments in this update permit use of the OIS rate based on SOFR as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815 in addition to the interest rates on direct U.S. Treasury obligations, the LIBOR swap rate, the OIS rate based on the Fed Funds Effective Rate and the Securities Industry and Financial Markets Association (SIFMA) Municipal Swap Rate. ASU 2018-16 was effective for us on January 1, 2019 and did not have a significant impact on our financial statements.

Other than those previously discussed, there were no other recently issued accounting pronouncements that may materially impact the Company.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

(2)	Loans and Allowance for Loan Losses

The classification of loans at December 31, 2019 and 2018 is as follows:

	In Thousands
	2019	2018
Mortgage loans on real estate:
Residential 1-4 family	$511,250	460,692
Multifamily	97,104	134,613
Commercial	793,379	701,055
Construction	425,185	518,245
Farmland	19,268	24,071
Second mortgages	10,760	11,197
Equity lines of credit	72,379	62,013
Total mortgage loans on real estate	1,929,325	1,911,886
Commercial loans	98,265	78,245
Agricultural loans	1,569	1,985
Consumer installment loans:
Personal	50,532	45,072
Credit cards	4,302	3,687
Total consumer installment loans	54,834	48,759
Other loans	9,049	9,324
	2,093,042	2,050,199
Net deferred loan fees	(7,141)	(7,020)
Total loans	2,085,901	2,043,179
Less: Allowance for loan losses	(28,726)	(27,174)
Loans, net	$2,057,175	2,016,005

At December 31, 2019, variable rate and fixed rate loans totaled $1,640,991,000 and $452,051,000, respectively. At December 31, 2018, variable rate and fixed rate loans totaled $1,495,918,000 and $554,281,000, respectively.

In the normal course of business, Wilson Bank has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $12,878,000 and $13,019,000 at December 31, 2019 and 2018, respectively. None of these loans were restructured, charged-off or involved more than the normal risk of collectibility or presented other unfavorable features during the three years ended December 31, 2019.

An analysis of the activity with respect to such loans to related parties is as follows:

	In Thousands
	December 31,
	2019	2018
Balance, January 1	$13,019	7,759
New loans and renewals during the year	31,548	17,278
Repayments (including loans paid by renewal) during the year	(31,689)	(12,018)
Balance, December 31	$12,878	13,019

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

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

Multi-family and commercial real estate: Multi-family and commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans (which are discussed below), in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate.

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

December 31, 2019, 2018 and 2017

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

The following tables, present the Company’s impaired loans at December 31, 2019 and 2018:

In Thousands
	Recorded	Unpaid Principal		Average Recorded	Interest Income
	Investment	Balance	Related Allowance	Investment	Recognized
December 31, 2019
With no related allowance recorded:
Residential 1-4 family	$1,090	1,464	—	1,090	99
Multifamily	—	—	—	—	—
Commercial real estate	951	1,124	—	910	17
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$2,041	2,588	—	2,000	116

In Thousands
	Recorded	Unpaid Principal		Average Recorded	Interest Income
	Investment	Balance	Related Allowance	Investment	Recognized
December 31, 2019
With allowance recorded:
Residential 1-4 family	$1,489	1,480	795	1,590	83
Multifamily	—	—	—	—	—
Commercial real estate	1,522	1,520	341	2,015	17
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$3,011	3,000	1,136	3,605	100

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

In Thousands
	Recorded	Unpaid Principal		Average Recorded	Interest Income
	Investment	Balance	Related Allowance	Investment	Recognized
December 31, 2019
Total:
Residential 1-4 family	$2,579	2,944	795	2,680	182
Multifamily	—	—	—	—	—
Commercial real estate	2,473	2,644	341	2,925	34
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$5,052	5,588	1,136	5,605	216

	In Thousands
	Recorded	Unpaid Principal		Average Recorded	Interest Income
	Investment	Balance	Related Allowance	Investment	Recognized
December 31, 2018
With no related allowance recorded:
Residential 1-4 family	$1,196	1,795	—	1,862	42
Multifamily	—	—	—	—	—
Commercial real estate	317	316	—	320	16
Construction	690	686	—	822	42
Farmland	—	—	—	233	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$2,203	2,797	—	3,237	100

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

In Thousands
	Recorded	Unpaid Principal		Average Recorded	Interest Income
	Investment	Balance	Related Allowance	Investment	Recognized
December 31, 2018
With allowance recorded:
Residential 1-4 family	$1,641	1,635	852	1,782	77
Multifamily	—	—	—	—	—
Commercial real estate	1,515	1,515	312	2,001	17
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$3,156	3,150	1,164	3,783	94

	In Thousands
	Recorded	Unpaid Principal		Average Recorded	Interest Income
	Investment	Balance	Related Allowance	Investment	Recognized
December 31, 2018
Total:
Residential 1-4 family	$2,837	3,430	852	3,644	119
Multifamily	—	—	—	—	—
Commercial real estate	1,832	1,831	312	2,321	33
Construction	690	686	—	822	42
Farmland	—	—	—	233	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$5,359	5,947	1,164	7,020	194

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

The following tables present the Company’s nonaccrual loans, credit quality indicators and past due loans as of December 31, 2019 and 2018.

Loans on Nonaccrual Status

	In Thousands
	2019	2018
Residential 1-4 family	$949	948
Multifamily	—	—
Commercial real estate	1,661	1,102
Construction	—	—
Farmland	—	—
Second mortgages	—	—
Equity lines of credit	—	—
Commercial	—	—
Agricultural, installment and other	—	—
Total	$2,610	2,050

The impact on net interest income for these loans was not material to the Company’s results of operations for the years ended December 31, 2019, 2018 and 2017.

Potential problem loans, which include nonperforming loans, amounted to approximately $10.7 million at December 31, 2019 compared to $12.0 million at December 31, 2018. Potential problem loans represent those loans with a well defined weakness and where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower’s ability to comply with present repayment terms. This definition is believed to be substantially consistent with the standards established by the FDIC, the Company’s primary federal regulator, for loans classified as special mention, substandard, or doubtful, excluding the impact of nonperforming loans.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

Credit Quality Indicators

	In Thousands
									Agricultural,
	Residential 1-4		Commercial			Second	Equity Lines		Installment and
	Family	Multifamily	Real Estate	Construction	Farmland	Mortgages	of Credit	Commercial	Other	Total
Credit Risk Profile by Internally Assigned Grade
December 31, 2019
Pass	$503,861	97,104	791,610	424,517	19,106	10,458	72,237	98,243	65,255	2,082,391
Special mention	2,923	—	—	635	103	174	—	—	101	3,936
Substandard	4,466	—	1,769	33	59	128	142	22	96	6,715
Doubtful	—	—	—	—	—	—	—	—	—	—
Total	$511,250	97,104	793,379	425,185	19,268	10,760	72,379	98,265	65,452	2,093,042
December 31, 2018
Pass	$452,411	134,613	698,083	518,123	23,895	10,979	61,927	78,206	59,923	2,038,160
Special mention	3,949	—	1,690	64	112	179	—	39	78	6,111
Substandard	4,332	—	1,282	58	64	39	86	—	67	5,928
Doubtful	—	—	—	—	—	—	—	—	—	—
Total	$460,692	134,613	701,055	518,245	24,071	11,197	62,013	78,245	60,068	2,050,199

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

Age Analysis of Past Due Loans

	In Thousands
							Recorded
							Investment
			Nonaccrual	Total			Greater Than
	30-59 Days	60-89 Days	and Greater	Nonaccrual			90 Days and
	Past Due	Past Due	Than 90 Days	Past Due	Current	Total Loans	Accruing
December 31, 2019
Residential 1-4 family	$4,760	799	2,336	7,895	503,355	511,250	1,387
Multifamily	—	—	—	—	97,104	97,104	—
Commercial real estate	500	—	1,661	2,161	791,218	793,379	—
Construction	1,535	147	594	2,276	422,909	425,185	594
Farmland	57	—	8	65	19,203	19,268	8
Second mortgages	—	—	100	100	10,660	10,760	100
Equity lines of credit	143	—	372	515	71,864	72,379	372
Commercial	71	30	—	101	98,164	98,265	—
Agricultural, installment and other	517	116	46	679	64,773	65,452	46
Total	$7,583	1,092	5,117	13,792	2,079,250	2,093,042	2,507
December 31, 2018
Residential 1-4 family	$3,258	1,092	1,868	6,218	454,474	460,692	920
Multifamily	—	—	—	—	134,613	134,613	—
Commercial real estate	312	109	1,174	1,595	699,460	701,055	72
Construction	1,567	26	32	1,625	516,620	518,245	32
Farmland	43	9	21	73	23,998	24,071	21
Second mortgages	333	—	—	333	10,864	11,197	—
Equity lines of credit	297	—	45	342	61,671	62,013	45
Commercial	93	—	24	117	78,128	78,245	24
Agricultural, installment and other	407	85	95	587	59,481	60,068	95
Total	$6,310	1,321	3,259	10,890	2,039,309	2,050,199	1,209

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

Transactions in the allowance for loan losses for the years ended December 31, 2019 and 2018 are summarized as follows:

	In Thousands
									Agricultural,
	Residential 1-4		Commercial			Second	Equity Lines		Installment and
	Family	Multifamily	Real Estate	Construction	Farmland	Mortgages	of Credit	Commercial	Other	Total
December 31, 2019
Allowance for loan losses:
Beginning balance	$6,297	1,481	9,753	7,084	221	118	731	622	867	27,174
Provision	838	(364)	1,484	(1,510)	(34)	5	158	422	1,041	2,040
Charge-offs	(15)	—	(173)	—	—	—	—	(15)	(1,160)	(1,363)
Recoveries	24	—	50	423	—	—	—	15	363	875
Ending balance	$7,144	1,117	11,114	5,997	187	123	889	1,044	1,111	28,726
Ending balance individually evaluated for impairment	$795	—	341	—	—	—	—	—	—	1,136
Ending balance collectively evaluated for impairment	$6,349	1,117	10,773	5,997	187	123	889	1,044	1,111	27,590
Loans:
Ending balance	$511,250	97,104	793,379	425,185	19,268	10,760	72,379	98,265	65,452	2,093,042
Ending balance individually evaluated for impairment	$2,569	—	2,471	—	—	—	—	—	—	5,040
Ending balance collectively evaluated for impairment	$508,681	97,104	790,908	425,185	19,268	10,760	72,379	98,265	65,452	2,088,002

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

	In Thousands
									Agricultural,
	Residential 1-4		Commercial			Second	Equity Lines		Installment and
	Family	Multifamily	Real Estate	Construction	Farmland	Mortgages	of Credit	Commercial	Other	Total
December 31, 2018
Allowance for loan losses:
Beginning balance	$5,156	1,011	9,267	6,094	487	94	723	401	676	23,909
Provision	1,568	470	436	921	(266)	24	7	218	920	4,298
Charge-offs	(492)	—	—	(19)	—	—	—	—	(1,152)	(1,663)
Recoveries	65	—	50	88	—	—	1	3	423	630
Ending balance	$6,297	1,481	9,753	7,084	221	118	731	622	867	27,174
Ending balance individually evaluated for impairment	$852	—	312	—	—	—	—	—	—	1,164
Ending balance collectively evaluated for impairment	$5,445	1,481	9,441	7,084	221	118	731	622	867	26,010
Loans:
Ending balance	$460,692	134,613	701,055	518,245	24,071	11,197	62,013	78,245	60,068	2,050,199
Ending balance individually evaluated for impairment	$2,829	—	1,831	686	—	—	—	—	—	5,346
Ending balance collectively evaluated for impairment	$457,863	134,613	699,224	517,559	24,071	11,197	62,013	78,245	60,068	2,044,853

The Company’s loan portfolio includes certain loans that have been modified in a troubled debt restructuring (TDR), where economic or other concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. The concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

The following table summarizes the carrying balances of TDRs at December 31, 2019 and December 31, 2018 (dollars in thousands):

	2019	2018
Performing TDRs	$3,080	1,676
Nonperforming TDRs	1,467	816
Total TDRs	$4,547	2,492

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

The following table outlines the amount of each TDR categorized by loan classification for the years ended December 31, 2019 and 2018 (dollars in thousands):

	December 31, 2019			December 31, 2018
			Post Modification			Post Modification
		Pre Modification	Outstanding		Pre Modification	Outstanding
		Outstanding	Recorded		Outstanding	Recorded
	Number of	Recorded	Investment, Net of	Number of	Recorded	Investment, Net of
	Contracts	Investment	Related Allowance	Contracts	Investment	Related Allowance
Residential 1-4 family	1	$1,338	$619	4	$448	$448
Multifamily	—	—	—	—	—	—
Commercial real estate	4	2,677	2,399	—	—	—
Construction	—	—	—	—	—	—
Farmland	—	—	—	—	—	—
Second mortgages	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Agricultural, installment and other	—	—	—	2	5	5
Total	5	$4,015	$3,018	6	$453	$453

As of December 31, 2019 and 2018 the Company did not have any loan previously classified as a TDR default within twelve months of the restructuring. A default is defined as an occurrence which violates the terms of the receivable’s contract.

As of December 31, 2019 , the Bank did not have any consumer mortgage loans in the process of foreclosure.

As of December 31, 2018, the Company's recorded investment in consumer mortgage loans in the process of foreclosure amounted to $200,000.

The Company’s principal customers are primarily in the Middle Tennessee area with a concentration in Wilson County, Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral vary depending upon the purpose of the credit and the borrower’s financial condition.

In 2019, 2018 and 2017, Wilson Bank originated mortgage loans for sale into the secondary market of $167,723,000, $129,060,000 and $135,835,000, respectively. The fees and gain on sale of these loans totaled $6,802,000, $4,639,000 and $4,258,000 in 2019, 2018 and 2017, respectively. All of these loan sales transfer servicing rights to the buyer.

In some instances, Wilson Bank sells loans that contain provisions which permit the buyer to seek recourse against Wilson Bank in certain circumstances. At December 31, 2019 and 2018, total mortgage loans sold with recourse in the secondary market aggregated $115,789,000 and $94,801,000, respectively. At December 31, 2019, Wilson Bank has not been required to repurchase a significant amount of the mortgage loans originated by Wilson Bank and sold in the secondary market. Management expects no material losses to result from these recourse provisions.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

(3)	Debt and Equity Securities

Debt and equity securities have been classified in the consolidated balance sheet according to management’s intent. Debt and equity securities at December 31, 2019 consist of the following:

	Securities Available-For-Sale
	In Thousands
		Gross Unrealized	Gross Unrealized	Estimated Market
	Amortized Cost	Gains	Losses	Value
Government-sponsored enterprises (GSEs)	$59,735	48	204	59,579
Mortgage-backed securities	265,648	2,300	635	267,313
Asset-backed securities	27,531	1	303	27,229
Obligations of states and political subdivisions	67,293	559	828	67,024
	$420,207	2,908	1,970	421,145

The Company’s classification of securities at December 31, 2018 was as follows:

	Securities Available-For-Sale
	In Thousands
		Gross Unrealized	Gross Unrealized	Estimated Market
	Amortized Cost	Gains	Losses	Value
Government-sponsored enterprises (GSEs)	$71,446	—	2,979	68,467
Mortgage-backed securities	152,375	9	4,874	147,510
Asset-backed securities	22,534	10	844	21,700
Obligations of states and political subdivisions	49,328	22	1,775	47,575
	$295,683	41	10,472	285,252

There were no debt and equity securities classified as held-to-maturity at December 31, 2019 or  December 31, 2018. During the year ended December 31, 2018, the Company sold securities classified as held-to-maturity with a book value of $4,843,000 for a loss of $79,000. Due to the sale, management determined the Company no longer had the intent to hold the remaining securities classified as held-to-maturity to their respective maturity dates and transferred the remaining book value of $22,800,000 to the available-for-sale classification.

Included in mortgage-backed securities are collateralized mortgage obligations totaling $46,994,000 (fair value of $47,442,000) and $11,564,000 (fair value of $11,295,000) at December 31, 2019 and 2018, respectively.

The amortized cost and estimated market value of debt securities at December 31, 2019, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities of mortgage and asset-backed securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

	In Thousands
Securities Available-For-Sale	Amortized Cost	Estimated Market Value
Due in one year or less	$472	471
Due after one year through five years	18,332	18,319
Due after five years through ten years	56,626	56,622
Due after ten years	51,598	51,191
	127,028	126,603
Mortgage and asset-backed securities	293,179	294,542
	$420,207	421,145

Results from sales of debt and equity securities are as follows:

	In Thousands
	2019	2018	2017
Gross proceeds	$37,325	39,857	35,555
Gross realized gains	$75	102	76
Gross realized losses	(343)	(752)	(251)
Net realized gains (losses)	$(268)	(650)	(175)

Securities carried on the balance sheet of approximately $256,300,000 (approximate market value of $256,598,000) and $260,562,000 (approximate market value of $251,549,000) were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2019 and 2018, respectively.

Included in the securities above are $50,193,000 (approximate market value of $49,903,000) at December 31,2019 in obligations of political subdivisions located within the sates of Tennessee, Idaho, Missouri, and Texas.

Securities that have rates that adjust prior to maturity totaled $48,018,000 (approximate market value of $47,784,000) and $32,864,000 (approximate market value of $32,217,000) at December 31, 2019 and 2018, respectively.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2019 and 2018.

Available-for-sale securities that have been in a continuous unrealized loss position at December 31, 2019 and 2018 are as follows:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number of			Number of
		Unrealized	Securities		Unrealized	Securities		Unrealized
2019	Fair Value	Losses	Included	Fair Value	Losses	Included	Fair Value	Losses
Available-for-Sale Securities:
Debt securities:
GSEs	$16,507	$114	5	$24,658	$90	9	$41,165	$204
Mortgage-backed securities	45,862	182	21	56,917	453	52	102,779	635
Asset-backed securities	17,807	161	10	7,317	142	4	25,124	303
Obligations of states and political subdivisions	30,423	783	26	3,858	45	10	34,281	828
	$110,599	$1,240	62	$92,750	$730	75	$203,349	$1,970

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number of			Number of
		Unrealized	Securities		Unrealized	Securities		Unrealized
2018	Fair Value	Losses	Included	Fair Value	Losses	Included	Fair Value	Losses
Available-for-Sale Securities:
Debt securities:
GSEs	$—	$—	—	$68,467	$2,979	28	$68,467	$2,979
Mortgage-backed securities	8,651	64	10	137,457	4,810	94	146,108	4,874
Asset-backed securities	—	—	—	20,597	844	14	20,597	844
Obligations of states and political subdivisions	4,064	26	6	39,841	1,749	94	43,905	1,775
	$12,715	$90	16	$266,362	$10,382	230	$279,077	$10,472

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

As of  December 31, 2019, management does not have the intent to sell any of the securities classified as available-for-sale in the table above and believes that it is more likely than not that we will not have to sell any such securities before a recovery of cost. Any unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the bonds approach their maturity date or repricing date or if market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality. Accordingly, as of  December 31, 2019, management believes the impairments detailed in the table above are temporary and no impairment loss has been realized in our consolidated statements of earnings.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

(4)	Restricted Equity Securities

Restricted equity securities consists of stock of the FHLB of Cincinnati amounting to $4,680,000 and $3,012,000 at December 31, 2019 and 2018, respectively. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

(5)	Premises and Equipment

The detail of premises and equipment at December 31, 2019 and 2018 is as follows:

	In Thousands
	2019	2018
Land	$17,093	17,022
Buildings	46,389	44,921
Leasehold improvements	533	492
Furniture and equipment	13,000	12,600
Automobiles	243	343
Construction-in-progress	1,339	100
	78,597	75,478
Less accumulated depreciation	(18,302)	(17,115)
	$60,295	58,363

During 2019, 2018 and 2017, payments of $2,207,000, $2,633,000 and $5,934,000, respectively, were made to an entity owned by a director for the construction of buildings and repair work on existing buildings.

Depreciation expense was $3,984,000, $3,602,000 and $2,859,000 for the years ended December 31, 2019, 2018 and 2017, respectively.

(6)	Acquired Intangible Assets and Goodwill

The Company's intangible assets result from the excess of purchase price over the applicable book value of the net assets acquired related to outside ownership of two previously 50% owned subsidiaries that the Company acquired 100% of in 2005.

	In Thousands
	2019	2018
Goodwill:
Balance at January 1,	$4,805	4,805
Goodwill acquired during year	—	—
Impairment loss	—	—
Balance at December 31,	$4,805	4,805

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

(7)	Deposits

Deposits at December 31, 2019 and 2018 are summarized as follows:

	In Thousands
	2019	2018
Demand deposits	$284,611	254,157
Savings accounts	140,270	136,645
Negotiable order of withdrawal accounts	558,745	503,435
Money market demand accounts	801,986	727,654
Certificates of deposit $250,000 or greater	131,899	134,506
Other certificates of deposit	425,222	402,690
Individual retirement accounts $250,000 or greater	10,646	8,525
Other individual retirement accounts	64,226	68,043
	$2,417,605	2,235,655

Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2019 are as follows:

(In Thousands)
Maturity	Total
2020	$326,212
2021	160,368
2022	72,578
2023	51,327
2024	21,258
Thereafter	250
$631,993

The aggregate amount of overdrafts reclassified as loans receivable was $529,000 and $496,000 at December 31, 2019 and 2018, respectively.

As of December 31, 2019 and 2018, Wilson Bank was not required to maintain a cash balance with the Federal Reserve.

(8)	Federal Home Loan Bank Advances

At December 31, 2019 the Company had $23,613,000 in outstanding advances from the FHLB of Cincinnati.  Each advance is amortized and payable monthly with a prepayment penalty for fixed rate advances. The weighted average rate of the total borrowings at December 31, 2019 was 2.67%.  The advances are collateralized by a blanket security agreement which includes the Banks 1-4 family loans.  The Company’s additional borrowing capacity was $266,712,000 at December 31, 2019.

Required future principal payments on Federal Home Loan Bank borrowings are as follows

(In Thousands)
Maturity	Total
2020	$8,250
2021	5,828
2022	4,658
2023	3,929
2024	948
Thereafter	—
Total	23,613

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

(9)	Non-Interest Income and Non-Interest Expense

The significant components of non-interest income and non-interest expense for the years ended December 31, 2019, 2018 and 2017 are presented below:

	In Thousands
	2019	2018	2017
Non-interest income:
Service charges on deposits	$6,952	6,799	6,124
Other fees and commissions	14,233	13,704	11,752
BOLI and annuity earnings	810	841	871
Security losses, net	(268)	(650)	(175)
Fees and gains on sales of mortgage loans	6,802	4,639	4,258
Gain (loss) on sale of other real estate, net	(48)	(80)	6
Loss on sale of fixed assets, net	(128)	(2)	—
Loss on sale of other assets, net	(4)	(3)	(15)
	$28,349	25,248	22,821

	In Thousands
	2019	2018	2017
Non-interest expense:
Employee salaries and benefits	$42,541	39,590	35,830
Equity-based compensation	786	1,237	692
Occupancy expenses	4,789	4,403	3,718
Furniture and equipment expenses	3,110	2,767	2,085
Data processing expenses	4,495	2,900	2,834
Advertising expenses	2,498	2,552	2,326
ATM & interchange fees	3,439	3,091	2,569
Accounting, legal & consulting expenses	1,382	977	500
FDIC insurance	373	843	683
Directors’ fees	586	543	677
Other operating expenses	10,629	10,177	8,477
	$74,628	69,080	60,391

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

(10)	Income Taxes

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

The components of the net deferred tax asset are as follows:

	In Thousands
	2019	2018
Deferred tax asset:
Federal	$7,444	9,046
State	2,240	2,739
	9,684	11,785
Deferred tax liability:
Federal	(2,666)	(2,167)
State	(882)	(717)
	(3,548)	(2,884)
Net deferred tax asset	$6,136	8,901

The tax effects of each type of significant item that gave rise to deferred tax assets (liabilities) are:

	In Thousands
	2019	2018
Financial statement allowance for loan losses in excess of tax allowance	$7,283	6,846
Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(2,976)	(2,557)
Financial statement deduction for deferred compensation in excess of deduction for tax purposes	1,193	1,128
Writedown of other real estate not deductible for income tax purposes until sold	157	176
Financial statement income on FHLB stock dividends not recognized for tax purposes	(327)	(327)
Unrealized loss (gain) on securities available-for-sale	(245)	2,726
Equity based compensation	625	469
Other items, net	426	440
Net deferred tax asset	$6,136	8,901

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

The components of income tax expense (benefit) are summarized as follows:

	In Thousands
	Federal	State	Total
2019
Current	$10,134	1,411	11,545
Deferred	(335)	(143)	(478)
Total	$9,799	$1,268	11,067
2018
Current	$8,310	721	9,031
Deferred	(136)	(112)	(248)
Total	$8,174	609	8,783
2017
Current	$14,004	2,354	16,358
Deferred	3,205	(209)	2,996
Total	$17,209	2,145	19,354

A reconciliation of actual income tax expense of $11,067,000, $8,783,000 and $19,354,000 for the years ended December 31, 2019, 2018 and 2017, respectively, to the “expected” tax expense (computed by applying the statutory rate of 21% for 2019 and 2018 and 34% for 2017 to earnings before income taxes) is as follows:

	In Thousands
	2019	2018	2017
Computed “expected” tax expense	$9,893	8,689	14,579
State income taxes, net of Federal income tax benefit	1,056	432	1,346
Tax exempt interest, net of interest expense exclusion	(186)	(226)	(415)
Federal income tax rate in excess of statutory rate related to taxable income over $10 million	—	—	399
Earnings on cash surrender value of life insurance	(170)	(177)	(292)
Expenses not deductible for tax purposes	37	16	43
Equity based compensation expense	15	(39)	16
Revaluation of federal deferred tax assets due to change in tax rates	—	—	3,603
Other	422	88	75
	$11,067	8,783	19,354

Total income tax expense for 2019, 2018 and 2017, includes $70,000, $170,000 and $67,000 of benefit related to the realized gain and loss, respectively, on sale of securities.

As of December 31, 2019, 2018 and 2017 the Company has not accrued or recognized interest or penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

There were no unrecognized tax benefits at December 31, 2019.

Wilson Bank does not expect that unrecognized tax benefits will significantly increase or decrease within the next 12 months. Included in the balance at December 31, 2019, were approximately $9.7 million of tax positions (deferred tax assets) for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company and Wilson Bank file income tax returns in the United States (“U.S.”), as well as in the State of Tennessee. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2015. The Company’s Federal tax returns have been audited through December 31, 2005 with no changes.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

(11)	Commitments and Contingent Liabilities

The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's consolidated financial position.

Wilson Bank leases branch facilities and land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of the noncancellable leases are as follows:

Years Ending December 31,	In Thousands
2020	$444
2021	387
2022	215
2023	112
2024	4
Thereafter	9

Total rent expense amounted to $484,000, $362,000 and $215,000, respectively, during the years ended December 31, 2019, 2018 and 2017.

At December 31,2019 and 2018 respectively, the Company has lines of credit with other financial institutions totaling $53,000,000. At December 31, 2019 and 2018, respectively, there was no balance outstanding under these lines of credit.

The Company also has a Cash Management Advance ("CMA") Line of Credit agreement. The CMA is a component of the Company's Blanket Agreement for advances with the FHLB. The purpose of the CMA is to assist with short-term liquidity management. Under the terms of the CMA, the Company may borrow a maximum of $25,000,000, selecting a variable rate of interest for up to 90 days or a fixed rate for a maximum of 30 days. There were no borrowings outstanding under the CMA at December 31, 2019 or December 31, 2018.

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

	In Thousands
	Contract or Notional Amount
	2019	2018
Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit	$632,686	582,897
Standby letters of credit	72,901	80,165
Total	$705,587	663,062

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present creditworthiness of such counterparties. Such commitments have been made on terms which are competitive in the markets in which the Company operates; thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $73,000,000 at December 31, 2019.

(13)	Concentration of Credit Risk

Practically all of the Company’s loans, commitments, and commercial and standby letters of credit have been granted to customers in the Company’s market area. Practically all such customers are depositors of Wilson Bank. The concentrations of credit by type of loan are set forth in Note 2 - Loans and Allowance for Loan Losses.

Interest bearing deposits totaling $89,177,000 were deposited with four commercial banks.

Federal funds sold in the amount of $20,000,000 were deposited with one commercial bank.

(14)	Employee Benefit Plan

Wilson Bank has in effect a 401(k) plan (the “401(k) Plan”) which covers eligible employees. To be eligible an employee must have obtained the age of 20.5. The provisions of the 401(k) Plan provide for both employee and employer contributions. For the years ended December 31, 2019, 2018 and 2017, Wilson Bank contributed $2,540,000, $2,383,000 and $2,145,000, respectively, to the 401(k) Plan.

(15)	Dividend Reinvestment Plan

Under the terms of the Company’s dividend reinvestment plan (the “DRIP”) holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 179,199 in 2019, 161,514 in 2018 and 125,960 in 2017 were sold to participants under the terms of the DRIP.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Wilson Bank to maintain minimum amounts and ratios (set forth in the following table) of total, Tier 1 and common equity Tier 1 capital (each as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2019 and 2018, that the Company and Wilson Bank meet all capital adequacy requirements to which they are subject.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

As of December 31, 2019, the most recent notification from the FDIC categorized Wilson Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed Wilson Bank’s category. To be categorized as well capitalized for purposes of prompt corrective action regulations as of December 31, 2019 and 2018, an institution must have maintained minimum capital ratios as set forth in the following tables and not have been subject to a written agreement, order or directive to maintain a higher capital level. The Company’s and Wilson Bank’s actual capital amounts and ratios as of December 31, 2019 and 2018, are presented in the following tables:

			Regulatory Minimum Capital Requirement		Regulatory Minimum To Be Well
	Actual		with Basel III Capital Conservation Buffer		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2019
Total capital to risk weighted assets:
Consolidated	$360,645	15.0%	$253,215	10.5%	$241,157	10.0%
Wilson Bank	359,576	14.9	252,675	10.5	240,643	10.0
Tier 1 capital to risk weighted assets:
Consolidated	331,485	13.7	204,984	8.5	144,694	6.0
Wilson Bank	330,416	13.7	204,547	8.5	192,515	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	331,485	13.7	168,810	7.0	N/A	N/A
Wilson Bank	330,416	13.7	168,451	7.0	156,418	6.5
Tier 1 capital to average assets:
Consolidated	331,485	12.4	106,565	4.0	N/A	N/A
Wilson Bank	330,416	11.9	110,764	4.0	138,454	5.0

			Regulatory Minimum Capital Requirement		Regulatory Minimum To Be Well
	Actual		with Basel III Capital Conservation Buffer		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2018
Total capital to risk weighted assets:
Consolidated	$326,099	14.1%	$227,974	9.875%	$230,860	10.0%
Wilson Bank	323,852	14.0	227,915	9.875	230,800	10.0
Tier 1 capital to risk weighted assets:
Consolidated	298,566	12.9	181,802	7.875	138,516	6.0
Wilson Bank	296,319	12.8	181,756	7.875	184,641	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	298,566	12.9	147,173	6.375	N/A	N/A
Wilson Bank	296,319	12.8	147,136	6.375	150,021	6.5
Tier 1 capital to average assets:
Consolidated	298,566	12.3	97,022	4.0	N/A	N/A
Wilson Bank	296,319	11.9	99,373	4.0	124,217	5.0

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

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

	2016	2017	2018	2019
Common Equity Tier 1 Ratio	5.125%	5.75%	6.375%	7.0%
Tier 1 Capital to Risk Weighted Assets Ratio	6.625%	7.25%	7.875%	8.5%
Total Capital to Risk Weighted Assets Ratio	8.625%	9.25%	9.875%	10.5%

The requirements of Basel III also place additional restrictions on the inclusion of deferred tax assets and capitalized mortgage servicing rights as a percentage of Tier 1 Capital. In addition, the risk weights assigned to certain assets such as past due loans and certain real estate loans have been increased.

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

In October 2019, the federal banking agencies approved final rules under the Growth Act that exempt a qualifying community bank and its holding company that have community bank leverage ratios, calculated as Tier 1 capital over average total consolidated assets, of greater than 9 percent from the risk-based capital requirements of the capital rules issued under the Dodd-Frank Act. A qualifying community banking organization and its holding company that have chosen the proposed framework are not required to calculate the existing risk-based and leverage capital requirements. Such a bank would also be considered to have met the capital ratio requirements to be well capitalized for the agencies' prompt corrective action rules provided it has a community bank leverage ratio greater than 9 percent.

The Growth Act also raised the eligibility for the small bank holding company policy statement to $3 billion of assets from $1 billion.

(17)	Salary Deferral Plans

The Company provides its executive officers certain non-qualified pension benefits through an Executive Salary Continuation Plan ("the Plan") and Supplemental Executive Retirement Plan (SERP) Agreements ("SERP Agreements"). The Plan and SERP agreements were established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. The Plan and SERP Agreements generally provide executives with benefits of a portion of their salary beginning at retirement through life. As a result, the Company has accrued a liability for future obligations under the Plan and SERP Agreements. At December 31, 2019 and 2018, the liability related to the Plan totaled $1,786,000 and $1,825,000, respectively. At December 31, 2019 and 2018 the liability related to the SERP Agreements totaled $2,778,000 and $2,491,000, respectively.

The Company has purchased life insurance policies to provide the benefits related to the Plan, which at December 31, 2019 and 2018 had an aggregate cash surrender value of $4,657,000 and $4,540,000, respectively, and an aggregate face value of insurance policies in force of $13,526,000 and $13,523,000, respectively. The life insurance policies remain the sole property of the Company and are payable to the Company.

The Company has also purchased bank owned life insurance policies on its executive officers. The insurance policies remain the sole property of the Company and are payable to the Company. The cash surrender value of the life insurance contracts totaled $27,105,000 and $26,412,000 and the face amount of the insurance policies in force approximated $61,067,000 and $61,202,000 at December 31, 2019 and 2018, respectively.

The Company has also purchased Flexible Premium Indexed Deferred Annuity Contracts (“Annuity Contracts”) to provide benefits related to the SERP Agreements. The Annuity Contracts remain the sole property of the Company and are payable to the Company. Included in other assets at December 31, 2019 and 2018 are the Annuity Contracts with an aggregate value of $14,471,000 and $14,558,000, respectively.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

(18)	Equity Incentive Plan

In April 1999, the stockholders of the Company approved the Wilson Bank Holding Company 1999 Stock Option Plan (the “1999 Stock Option Plan”). The Stock Option Plan provided for the granting of stock options, and authorized the issuance of common stock upon the exercise of such options, for up to 200,000 shares of common stock, to officers and other key employees of the Company and its subsidiary. Furthermore, the Company and its subsidiary could reserve additional shares for issuance under the 1999 Stock Option Plan as needed in order that the aggregate number of shares that could be issued during the term of the 1999 Stock Option Plan was equal to five percent (5%) of the shares of common stock then issued and outstanding. The 1999 Stock Option Plan terminated on April 13, 2009, and no additional rewards may be issued under the 1999 Stock Option Plan. The awards granted under the 1999 Stock Option Plan prior to the plan's termination remained outstanding until exercised or otherwise terminated. As of December 31, 2019, the Company had outstanding no outstanding options under the 1999 Stock Option Plan.

In April 2009, the Company’s shareholders approved the Wilson Bank Holding Company 2009 Stock Option Plan (the “2009 Stock Option Plan”). The 2009 Stock Option Plan was effective as of April 14, 2009. Under the 2009 Stock Option Plan, awards could be in the form of options to acquire common stock of the Company. Subject to adjustment as provided by the terms of the 2009 Stock Option Plan, the maximum number of shares of common stock with respect to which awards could be granted under the 2009 Stock Option Plan was 100,000 shares. The 2009 Stock Option Plan terminated on April 13, 2019, and no additional awards may be issued under the 2009 Stock Option Plan. The awards granted under the 2009 Stock Option Plan prior to the Plan's expiration will remain outstanding until exercised or otherwise terminated. As of December 31, 2019, the Company had outstanding 20,065 options under the 2009 Stock Option Plan with a weighted average exercise price of $32.66.

As of December 31, 2019, the company had outstanding 140,908 stock options with a weighted average exercise price of $40.46 and $32.31. Cash settled stock appreciation rights with weighted average exercise price of $41.75.

In October 2019, the federal banking agencies approved final rules under the Growth Act that exempt a qualifying community bank and its holding company that have community bank leverage ratios, calculated as Tier 1 capital over average total consolidated assets, of greater than 9 percent from the risk-based capital requirements of the capital rules issued under the Dodd-Frank Act. A qualifying community banking organization and its holding company that have chosen the proposed framework are not required to calculate the existing risk-based and leverage capital requirements. Such a bank would also be considered to have met the capital ratio requirements to be well capitalized for the agencies' prompt corrective action rules provided it has a community bank leverage ratio greater than 9 percent.

During the second quarter of 2016, the Company’s shareholders approved the Wilson Bank Holding Company 2016 Equity Incentive Plan, which authorizes awards of up to 750,000 shares of common stock. The 2016 Equity Incentive Plan was approved by the Board of Directors and effective as of January 25, 2016 and approved by the Company’s shareholders on April 12, 2016. On September 26, 2016, the Board of Directors approved an amendment and restatement of the 2016 Equity Incentive Plan (as amended and restated the “2016 Equity Incentive Plan”) to make clear that directors who are not also employees of the Company may be awarded stock appreciation rights. The primary purpose of the 2016 Equity Incentive Plan is to promote the interest of the Company and its shareholders by, among other things, (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its subsidiaries and affiliates, (ii) motivating those individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking their compensation to the long-term interests of the Company and its shareholders. Except for certain limitations, awards can be in the form of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted shares and restricted share units, performance awards and other stock-based awards. As of December 31, 2019, the Company had 467,271 shares remaining available for issuance under the 2016 Equity Incentive Plan. As of  December 31, 2019, the Company had outstanding 120,843 stock options with a weighted average exercise price of $41.75 and 132,131 cash-settled stock appreciation rights each with a weighted average exercise price of $41.97.

As of December 31, 2019 the company had outstanding 140,908 stock options with a weighted average exercise price of $40.46 and 132,131 cash settled stock appreciation rights with a weighted average exercise price of $41.97.

The fair value of each stock option and cash-settled SAR grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2019, 2018 and 2017:

	2019	2018	2017
Expected dividends	1.60%	1.22%	1.27%
Expected term (in years)	7.14	9.35	7.79
Expected stock price volatility	25%	24%	26%
Risk-free rate	1.90%	2.83%	2.23%

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

A summary of the stock option and cash-settled SAR activity for 2019, 2018 and 2017 is as follows:

	2019		2018		2017
		Weighted Average		Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price
Outstanding at beginning of year	277,820	$40.11	285,780	$39.31	183,747	$38.09
Granted	17,833	51.16	21,666	46.59	112,333	40.87
Exercised	(22,614)	35.78	(22,460)	37.07	(5,078)	29.65
Forfeited or expired	0	0	(7,166)	37.53	(5,222)	39.22
Outstanding at end of year	273,039	$41.19	277,820	$40.11	285,780	$39.31
Options and cash-settled SARs exercisable at year end	122,932	$40.19	94,951	$39.14	42,256	$36.66

The weighted average fair value at the grant date of options and cash-settled SARs granted during the years 2019, 2018 and 2017 was $13.43, $14.41 and $12.59, respectively. The total intrinsic value of options and cash-settled SARs exercised during the years 2019, 2018 and 2017 was $369,000, $200,000 and $62,000, respectively.

The following table summarizes information about outstanding and exercisable stock options and cash-settled SARs at   December 31, 2019:

	Options and Cash-Settled SARs Outstanding			Options and Cash-Settled SARs Exercisable
			Weighted Average			Weighted Average
Range of	Number		Remaining	Number		Remaining
Exercise	Outstanding at	Weighted Average	Contractual Term (In	Exercisable at	Weighted Average	Contractual Term (In
Prices	12/31/19	Exercise Price	Years)	12/31/19	Exercise Price	Years)
$28.00 - $38.00	20,065	$32.66	2.98	8,487	$32.35	2.78
$38.01 - $51.25	252,974	$41.86	6.68	114,445	$40.77	5.74
	273,039			122,932
Aggregate intrinsic value (in thousands)	$3,703			$1,790

As of December 31, 2019, there was $1,622,000 of total unrecognized cost related to non-vested share-based compensation arrangements granted under the Company’s equity incentive plans. The cost is expected to be recognized over a weighted-average period of 2.51 years.

(19)	Earnings Per Share

The following is a summary of the components comprising basic and diluted earnings per share (“EPS”):

	Years Ended December 31,
	2019	2018	2017
Basic EPS Computation:
Numerator – Earnings available to common stockholders	$36,044	32,594	23,526
Denominator – Weighted average number of common shares outstanding	10,743,269	10,564,172	10,407,211
Basic earnings per common share	$3.36	3.09	2.26
Diluted EPS Computation:
Numerator – Earnings available to common stockholders	$36,044	32,594	23,526
Denominator – Weighted average number of common shares outstanding	10,743,269	10,564,172	10,407,211
Dilutive effect of stock options	18,198	8,049	5,325
	10,761,467	10,572,221	10,412,536
Diluted earnings per common share	$3.35	3.08	2.26

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

(20)	Mortgage Banking Derivatives

Commitments to fund certain mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third party investors are considered derivatives. It is the Company's practice to enter into forward commitments for the future delivery of residential mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates resulting from its commitments to fund the loans. At December 31, 2019 and  December 31, 2018, the Company had approximately $10,307,000 and $9,655,000, respectively, of interest rate lock commitments and approximately $14,000,000 and $11,750,000, respectively, of forward commitments for the future delivery of residential mortgage loans. The fair value of these mortgage banking derivatives was reflected by derivative assets of $328,000 and $335,000 and derivative liabilities of $23,000 and $88,000, respectively, at December 31, 2019 and  December 31, 2018. Changes in the fair values of these mortgage-banking derivatives are included in net gains on sale of loans.

The net gains (losses) relating to free-standing derivative instruments used for risk management is summarized below (in thousands):

	In Thousands
	2019	2018
Forward contracts related to mortgage loans held for sale and interest rate contracts	$65	(88)
Interest rate contracts for customers	(7)	335

The following table reflects the amount and fair value of mortgage banking derivatives included in the consolidated balance sheet as of December 31, 2019 and  December 31, 2018 (in thousands):

	In Thousands
	2019		2018
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other assets (liabilities):
Interest rate contracts for customers	$10,307	328	9,655	335
Forward contracts related to mortgage loans held-for-sale	14,000	(23)	11,750	(88)

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Following is a description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Asset

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

Other real estate owned - Other real estate owned (“OREO”) represents real estate foreclosed upon by the Company through loan defaults by customers or acquired in lieu of foreclosure. Upon foreclosure, the property is recorded at the lower of cost or fair value, based on appraised value, less selling costs estimated as of the date acquired with any loss recognized as a charge-off through the allowance for loan losses. Additional OREO losses for subsequent valuation downward adjustments are determined on a specific property basis and are included as a component of noninterest expense along with holding costs. Any gains or losses realized at the time of disposal are also reflected in noninterest income. OREO is included in Level 3 of the valuation hierarchy due to the lack of observable market inputs into the determination of fair value. Appraisal values are property-specific and sensitive to the changes in the overall economic environment.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

The following tables present the financial instruments carried at fair value as of December 31, 2019 and December 31, 2018, by caption on the consolidated balance sheet and by FASB ASC 820 valuation hierarchy (as described above) (in thousands):

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2019
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$59,579	—	59,579	—
Mortgage-backed securities	267,313	—	267,313	—
Asset-backed securities	27,229	—	27,229	—
State and municipal securities	67,024	—	67,024	—
Total investment securities available-for-sale	421,145	—	421,145	—
Mortgage loans held for sale	18,179	—	18,179	—
Mortgage banking derivatives	328	—	328	—
Bank owned life insurance	31,762	—	—	31,762
Total assets	$471,414	—	439,652	31,762

Mortgage banking derivatives	$23	—	23	—
Total liabilities	$23	—	23	—

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2018
Investment securities available-for-sale:
U.S. Government sponsored enterprises	$68,467	—	68,467	—
Mortgage-backed securities	147,510	—	147,510	—
Asset-backed securities	21,700	—	21,700	—
State and municipal securities	47,575	—	47,575	—
Total investment securities available-for-sale	285,252	—	285,252	—
Mortgage loans held for sale	7,484	—	7,484	—
Mortgage banking derivatives	335	—	335	—
Bank owned life insurance	30,952	—	—	30,952
Total assets	$324,023	—	293,071	30,952

Mortgage banking derivatives	$88	—	88	—
Total liabilities	$88	—	88	—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

	Measured on a Non-Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2019
Other real estate owned	$697	—	—	697
Impaired loans, net (¹)	3,916	—	—	3,916
Total	$4,613	—	—	4,613
December 31, 2018
Other real estate owned	$1,357	—	—	1,357
Impaired loans, net (¹)	4,195	—	—	4,195
Total	$5,552	—	—	5,552

(¹)	Amount is net of a valuation allowance of $1,136,000 at December 31, 2019 and $1,164,000 at December 31, 2018 as required by ASC 310, “Receivables.”

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which we have utilized Level 3 inputs to determine fair value at December 31, 2019 and 2018:

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

In the case of its investment securities portfolio, the Company monitors the valuation technique utilized by various pricing agencies to ascertain when transfers between levels have been affected. The nature of the remaining assets and liabilities is such that transfers in and out of any level are expected to be rare. For the twelve months ended December 31, 2019, there were no transfers between Levels 1, 2 or 3.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

The table below includes a rollforward of the balance sheet amounts for the year ended December 31, 2019 and 2018 (including the change in fair value) for financial instruments classified by the Company within Level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology (in thousands):

	For the Year Ended December 31,
	2019	2018
	Other Assets	Other Assets
Fair value, January 1	$30,952	$29,475
Total realized gains included in income	810	841
Change in unrealized gains/losses included in other comprehensive income for assets and liabilities still held at December 31	—	—
Purchases, issuances and settlements, net	—	636
Transfers out of Level 3	—	—
Fair value, December 31	$31,762	30,952
Total realized gains included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31	$810	841

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments that are not measured at fair value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates, estimates of future cash flows and borrower creditworthiness. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2019 and December 31, 2018. Such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

Deposits, and Federal Home Loan Bank advances - Fair values for deposits are estimated using discounted cash flow models, using current market interest rates offered on deposits with similar remaining maturities.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

The following table presents the carrying amounts, estimated fair value and placement in the fair value hierarchy of the Company’s financial instruments at December 31, 2019 and December 31, 2018. This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization.

(in Thousands)	Carrying/Notional Amount	Estimated Fair Value (¹)	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2019
Financial assets:
Cash and cash equivalents	$159,770	159,770	159,770	—	—
Loans, net	2,057,175	2,053,212	—	—	2,053,212
Restricted equity securities	4,680	NA	NA	NA	NA
Accrued interest receivable	5,945	5,945	5	1,647	4,293
Financial liabilities:
Deposits	2,417,605	2,210,038	—	—	2,210,038
Federal Home Loan Bank advances	23,613	23,860	—	—	23,860
Accrued interest payable	3,814	3,814	—	—	3,814

December 31, 2018
Financial assets:
Cash and cash equivalents	$99,191	99,191	99,191	—	—
Loans, net	2,016,005	2,017,272	—	—	2,017,272
Restricted equity securities	3,012	NA	NA	NA	NA
Accrued interest receivable	6,724	6,724	3	1,362	5,359
Financial liabilities:
Deposits	2,235,655	1,974,554	—	—	1,974,554
Accrued interest payable	3,132	3,132	—	—	3,132

(¹)

Estimated fair values are consistent with an exit-price concept. The assumptions used to estimate the fair values are intended to approximate those that a market-participant would realize in a hypothetical orderly transaction.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

(22)	Wilson Bank Holding Company -

Parent Company Financial Information

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Balance Sheets

December 31, 2019 and 2018

	Dollars In Thousands
	2019		2018
ASSETS
Cash	$1,899	*	2,759	*
Investment in wholly-owned commercial bank subsidiary	335,915		293,420
Deferred income taxes	625		469
Refundable income taxes	132		177
Total assets	$338,571		296,825
LIABILITIES AND STOCKHOLDERS’ EQUITY
Stock appreciation rights payable	$1,587		1,158
Total liabilities	1,587		1,158

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 50,000,000 shares, 10,792,999 and 10,623,810 shares issued and outstanding, respectively	21,586		21,248
Additional paid-in capital	82,249		73,960
Retained earnings	232,456		208,164
Net unrealized gains (losses) on available-for-sale securities, net of income taxes of $245 and $2,726, respectively	693		(7,705)
Total stockholders’ equity	336,984		295,667
Total liabilities and stockholders’ equity	$338,571		296,825

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Earnings

Three Years Ended December 31, 2019

	Dollars In Thousands
	2019		2018		2017
Income:
Dividends from commercial bank subsidiary	$2,800		3,000		1,500
Expenses:
Directors’ fees	283		254		334
Other	885		1,351		805
	1,168		1,605		1,139
Income before Federal income tax benefits and equity in undistributed earnings of commercial bank subsidiary	1,632		1,395		361
Federal income tax benefits	287		468		359
	1,919		1,863		720
Equity in undistributed earnings of commercial bank subsidiary	34,125	*	30,731	*	22,806	*
Net earnings	$36,044		32,594		23,526

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Cash Flows

Three Years Ended December 31, 2019

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2019	2018	2017
Cash flows from operating activities:
Cash paid to suppliers and other	$(383)	(367)	(447)
Tax benefits received	177	181	169
Net cash used in operating activities	(206)	(186)	(278)
Cash flows from investing activities:
Dividends received from commercial bank subsidiary	2,800	3,000	1,500
Net cash provided by investing activities	2,800	3,000	1,500
Cash flows from financing activities:
Payments made to stock appreciation rights holders	(9)	(61)	—
Dividends paid	(11,725)	(9,447)	(6,729)
Proceeds from sale of stock pursuant to dividend reinvestment plan	9,134	7,470	5,266
Proceeds from exercise of stock options	775	394	152
Repurchase of common stock	(1,629)	—	—
Net cash used in financing activities	(3,454)	(1,644)	(1,311)
Net increase (decrease) in cash and cash equivalents	(860)	1,170	(89)
Cash and cash equivalents at beginning of year	2,759	1,589	1,678
Cash and cash equivalents at end of year	$1,899	2,759	1,589

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Cash Flows, Continued

Three Years Ended December 31, 2019

Increase (Decrease) in Cash and Cash Equivalents

	Dollars in Thousands
	2019	2018	2017
Reconciliation of net earnings to net cash used in operating activities:
Net earnings	$36,044	32,594	23,526
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in earnings of commercial bank subsidiary	(36,925)	(33,731)	(24,306)
Decrease (increase) in refundable income taxes	45	5	(12)
Increase in deferred taxes	(156)	(291)	(178)
Share based compensation expense	786	1,237	692
Total adjustments	(36,250)	(32,780)	(23,804)
Net cash used in operating activities	$(206)	(186)	(278)

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

(23)	Quarterly Financial Data (Unaudited)

Selected quarterly results of operations for the four quarters ended December 31 are as follows:

	(In Thousands, except per share data)
	2019				2018				2017
	Fourth	Third	Second	First	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$29,897	30,329	29,567	28,284	$27,585	26,298	25,548	24,094	$23,487	22,904	22,871	21,758
Interest expense	5,522	5,991	5,923	5,211	4,606	3,656	3,097	2,659	2,439	2,332	2,094	2,024
Net interest income	24,375	24,338	23,644	23,073	22,979	22,642	22,451	21,435	21,048	20,572	20,777	19,734
Provision for loan losses	686	167	154	1,033	1,097	1,088	1,090	1,023	436	436	420	389
Earnings before income taxes	10,222	13,556	12,451	10,882	10,708	10,718	9,798	10,153	10,694	10,438	11,386	10,362
Net earnings	7,972	10,266	9,516	8,290	9,833	7,972	7,309	7,480	3,574	6,469	6,988	6,495
Basic earnings per common share	0.74	0.95	0.89	0.77	0.93	0.75	0.69	0.71	0.34	0.62	0.67	0.63
Diluted earnings per common share	0.74	0.95	0.89	0.77	0.92	0.75	0.69	0.71	0.34	0.62	0.67	0.63

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2019, 2018 and 2017

(24)	Subsequent Events

ASC Topic 855, Subsequent Events, as amended by ASU No. 2010-90, establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company evaluated all events or transactions that occurred after December 31, 2019, through the date of the issued financial statements. During this period there were no material recognizable subsequent events that required recognition in the disclosures to the Company's December 31, 2019 financial statements.