Form 10-K, Exhibit 13
period 2020-12-31
WILSON BANK HOLDING CO
filed 2021-03-12
CIK 885275

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

The Company cautions investors that future financial and operating results may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company. The words “expect,” “intend,” “should,” “may,” “could,” “believe,” “suspect,” “anticipate,” “seek,” “plan,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical fact may also be considered forward-looking. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and also include, without limitation, (i) deterioration in the financial condition of borrowers of Wilson Bank resulting in significant increases in loan losses and provisions for those losses, (ii) the further effects of the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic and its impact on general economic and financial market conditions and on the Company's and its customers' business, results of operations, asset quality and financial condition, (iii) the speed with which the COVID-19 vaccines can be widely distributed, those vaccines' efficacy against the virus, and public acceptance of the vaccines, (iv) the effect on our allowance for loan losses and provisioning expense as a result of our decision to defer the implementation of CECL, (v) renewed deterioration in the real estate market conditions in the Company’s market areas, (vi) the impact of increased competition with other financial institutions, including pricing pressures, and the resulting impact on the Company's results, including as a result of compression to net yield on earning assets, (vii) the further deterioration of the economy in the Company’s market areas, (viii) fluctuations or differences in interest rates on loans or deposits from those that the Company is modeling or anticipating, including as a result of Wilson Bank's inability to better match deposit rates with the changes in the short-term rate environment, or that affect the yield curve, (ix) the ability to grow and retain low-cost core deposits, (x) significant downturns in the business of one or more large customers, (xi) the inability of Wilson Bank to maintain the long-term historical growth rate of its loan portfolio, (xii) risks of expansion into new geographic or product markets, (xiii) the possibility of increased compliance and operational costs as a result of increased regulatory oversight, (xiv) the inability of the Company to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies and required capital maintenance levels, (xv) changes in state or Federal regulations, policies, or legislation applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, including implementation of the Dodd Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), (xvi) changes in capital levels and loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments, (xvii) inadequate allowance for loan losses, (xviii) the effectiveness of the Company’s activities in improving, resolving or liquidating lower quality assets, (xix) results of regulatory examinations, (xx) the ineffectiveness of the Company's hedging strategies, or the unexpected counterparty failure or hedge failure of the underlying hedges; (xxi) the vulnerability of our network and online banking portals, and the systems of parties with whom the Company contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches, (xxii) loss of key personnel, and (xxiii) adverse results (including costs, fines, reputational harm and/or other negative effects) from current or future obligatory litigation, examinations or other legal and/or regulatory actions, including as a result of the Company's participation in and execution of government programs related to the COVID-19 pandemic. These risks and uncertainties may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. The Company’s future operating results depend on a number of factors which were derived utilizing numerous assumptions that could cause actual results to differ materially from those projected in forward-looking statements.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Impact of COVID-19

In March 2020, the outbreak of the novel Coronavirus Disease 2019 (“COVID-19”) was recognized as a pandemic by the World Health Organization. The spread of COVID-19 has created a global public health crisis that has resulted in uncertainty, volatility and deterioration in financial markets and in governmental, commercial and consumer activity including in the United States, where we conduct substantially all of our activity.

To combat the spread of COVID-19, federal, state and local governments, including the Governor of the State of Tennessee and mayors and county executives of the communities in which we operate, have taken a variety of actions that have materially and adversely affected the businesses and lives of our customers. In March 2020, these actions included orders or directives closing non-essential businesses and restricting movement of individuals through the issuance of shelter-in-place or safer-at-home orders and other guidance encouraging individuals to observe strict social distancing measures. Starting in late May 2020, the governor of Tennessee and mayors and county executives of the communities in which we operate issued procedures to begin a phased reopening for nonessential businesses. As a part of this reopening, our bank transitioned branch operations back to normal operating procedures.

At times, the actions being taken by these governmental authorities are not always coordinated or consistent across the state of Tennessee and the impact of those actions across our markets has been and may continue to be uneven, including pausing or reverting to more restrictive phases in the course of reopening economies. These actions, together with the independent actions of individuals and businesses aimed at slowing the spread of the virus, have resulted in extensive economic disruption and rapid declines in consumer and commercial activity.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security ("CARES") Act was signed into law. It contains substantial tax and spending provisions intended to address the impact of the COVID-19 pandemic. The CARES Act included the Paycheck Protection Program ("PPP"), a nearly $659 billion program designed to aid small and medium-sized businesses through federally guaranteed loans distributed through banks. These loans were intended to guarantee eight weeks of payroll and other costs to help those businesses remain viable and allow their workers to pay their bills. The Company funded $85.6 million of PPP loans to our small business and other eligible customers, $62.4 million of which remained outstanding as of December 31, 2020. On December 21, 2020, the Coronavirus Response and Relief Supplemental Appropriations Act ("Coronavirus Relief Act") was signed into law. The Coronavirus Relief Act earmarked an additional $284 billion for a new round of PPP loans. The Company is currently accepting applications from eligible small businesses, some of which may be requesting their second round of PPP assistance.

In response to the COVID-19 pandemic and its economic impact to our customers, we proactively began providing relief to our customers in the middle of March 2020 through a 90 day interest only payment option or a full 90 day payment deferral option. Following the passage of the CARES Act we expanded this program to provide a six-month interest only payment option in an effort to provide flexibility to our customers as they navigate these uncertain times. Pursuant to interagency regulatory guidance and the CARES Act, we may elect to not classify loans for which these deferrals are granted between March 1, 2020 and the earlier of (i) January 1, 2022 or (ii) 60 days after the end of the COVID-19 national emergency as troubled debt restructurings.

As of December 31, 2020, the Bank had 13 loans, totaling $36.4 million in aggregate principal amount for which principal or both principal and interest were being deferred. Under the applicable guidance, none of these deferrals required a troubled debt restructuring designation as of December 31, 2020. As of January 31, 2021, the Bank had 17 loans, totaling $49.9 million in aggregate principal amount for which principal or both principal and interest were being deferred. Under the applicable guidance, none of these deferrals required a troubled debt restructuring designation as of January 31, 2021.

In connection with our initial response to COVID-19 we took deliberate actions to ensure that we had the balance sheet strength to serve our clients and communities, including maintaining increased liquidity and reserves supported by a strong capital position. Our business and consumer customers are experiencing varying degrees of financial distress, which is expected to continue into 2021. As a result, we expect our heightened levels of liquidity and reserves to persist through 2021.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

General

The Company is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust (“Wilson Bank”), a Tennessee state-chartered bank headquartered in Lebanon, Tennessee. The Company was formed in 1992.

Wilson Bank is a community bank headquartered in Lebanon, Tennessee, serving Wilson County, DeKalb County, Smith County, Trousdale County, Rutherford County, Davidson County, Putnam County, Sumner County, and Williamson County, Tennessee as its primary market areas. Generally, this market is the Nashville-Davidson-Murfreesboro-Franklin, Tennessee metropolitan statistical area. At December 31, 2020, Wilson Bank had twenty-eight locations in Wilson, Davidson, DeKalb, Smith, Sumner, Rutherford, Putnam, Trousdale and Williamson Counties. Management believes that these counties offer an environment for continued growth, and the Company’s target market is local consumers, professionals and small businesses. Wilson Bank offers a wide range of banking services, including checking, savings and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers an investment center which offers a full line of investment services to its customers.

The following discussion and analysis is designed to assist readers in their analysis of the Company’s consolidated financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto.

Critical Accounting Estimates

The accounting principles we follow and our methods of applying these principles conform with U.S. generally accepted accounting principles and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates which, in the case of the determination of our allowance for loan losses have been critical to the determination of our financial position and results of operations. Additional information regarding significant accounting policies is described in Note 1 to the Company's consolidated financial statements for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K.

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

ASU 2016-13, which is known as the Current Expected Credit Losses (CECL) standard, had an effective date of January 1, 2020. Pursuant to the CARES Act, lenders, like us, were given the option to defer the implementation of ASU 2016-13 until 60 days after the declaration of the end of the public health emergency related to the COVID-19 pandemic or December 31, 2020, whichever comes first. The Coronavirus Relief Act subsequently gave lenders the option to further defer the implementation of CECL until January 1, 2022. In addition, the Securities and Exchange Commission (SEC) staff has stated that opting to delay the implementation of CECL shall be considered to be in accordance with generally accepted accounting principles. As a result, we have elected to delay implementation of CECL until January 1, 2022. See Note 1. Recently Issued Accounting Pronouncements in the Notes to our Consolidated Financial Statements elsewhere in this Form 10-K for further information regarding our delayed implementation of CECL.

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

Fair Value of Financial Instruments - Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 22 to the Company's consolidated financial statements for the year ended  December 31, 2020 included in the Company's Annual Report on Form 10-K. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Selected Financial Information

The Executive management and Board of Directors of the Company evaluate key performance indicators (KPIs) on a continuing basis. These KPIs serve as benchmarks of Company performance and are used in making strategic decisions. The following table represents the KPIs that management has determined to be important in making decisions for the Bank, in each case as of and for the year ended December 31, 2020, 2019 and 2018:

	2020	2019	2018
Return on average assets (Net income divided by average total assets)	1.24%	1.34%	1.35%
Return on average stockholders' equity (Net income divided by average stockholders' equity)	10.65%	11.31%	11.70%
Dividend payout ratio (Dividends declared per share divided by net income per share)	34.09%	32.74%	29.13%
Equity to asset ratio (Average equity divided by average total assets)	11.68%	11.88%	11.56%
Leverage capital ratio (Equity excluding the net unrealized gain (loss) on available-for-sale securities and intangible assets divided by average total assets)	11.16%	11.97%	12.31%
Efficiency ratio (Non-interest expense divided by net-interest income plus non-interest income)	58.33%	60.29%	60.20%
Non-performing asset ratio (Loans greater than 90 days past due and accruing interest, non-accrual loans, other real estate owned, and nonperforming TDRs divided by total assets)	0.08%	0.22%	0.21%

Results of Operations

Net earnings for the year ended December 31, 2020 were $38,492,000, an increase of $2,448,000, or 6.79%, compared to net earnings of $36,044,000 for the year ended December 31, 2019. Our 2019 net earnings were 10.58%, or $3,450,000, above our net earnings of $32,594,000 for 2018. Basic earnings per share were $3.52 in 2020, compared with $3.36 in 2019 and $3.09 in 2018. Diluted earnings per share were $3.51 in 2020, compared to $3.35 in 2019 and $3.08 in 2018. The increase in net earnings and diluted and basic earnings per share during the year ended December 31, 2020 as compared to the year ended December 31, 2019 was primarily due to an increase in net interest income, and an increase in non-interest income, partially offset by an increase in provision for loan loss and an increase in non-interest expense. The increase in net interest income was due to an increase in average interest earning asset balances between the relevant periods, including loans originated pursuant to the PPP, partially offset by increased deposit balances and provision expense and decreased net yield on interest earning assets. Net yield on earning assets for the year ended December 31, 2020 was 3.63%, compared to 3.81% and 4.01% for the years ended December 31, 2019 and December 31, 2018, respectively. Net interest spread for the year ended December 31, 2020 was 3.48%, compared to 3.60% and 3.87% for the years ended December 31, 2019 and December 31, 2018, respectively. The increase in non-interest expense resulted from the Company's continued growth. See below for further discussion regarding variances related to net interest income, provision for loan losses, non-interest income, non-interest expense and income taxes.

The decrease in Return on Average Assets (ROA) for the year ended December 31, 2020 when compared to December 31, 2019  and December 31, 2018 was primarily attributable to a decrease in the yield earned on all earning assets that outpaced the decrease in rates paid on our interest-bearing liabilities which resulted from a decrease in rates enacted by the Federal Reserve as well as the impact of increased provision expense and the deferral of principal or both principal and interest payments by some borrowers during the year. The influx of deposit money that resulted from the Federal stimulus package also contributed to the decrease in ROA as deposits increased faster than loans, causing a corresponding increase in lower-yielding investment securities and low interest-bearing deposit accounts with other financial institutions. In addition, due to the uncertainty created by COVID-19, we maintained higher levels of on-balance sheet liquidity in 2020, which created further pressure on ROA.

Net Interest Income

The schedule which follows indicates the average balances for each major balance sheet item, an analysis of net interest income and net interest expense and the change in interest income and interest expense attributable to changes in volume and changes in rates.

The difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities is net interest income, which is the Company's gross margin. Analysis of net interest income is more meaningful when income from tax-exempt earning assets is adjusted to a tax equivalent basis. Accordingly, the following schedule includes a tax equivalent adjustment of tax-exempt earning assets, assuming a weighted average Federal income tax rate of 21% for 2020, 2019 and 2018.

In this schedule, "change due to volume" is the change in volume multiplied by the interest rate for the prior year. "Change due to rate" is the change in interest rate multiplied by the volume for the prior year. Changes in interest income and expense not due solely to volume or rate changes have been allocated to the “change due to volume” and “change due to rate” in proportion to the relationship of the absolute dollar amounts of the change in each category.

Non-accrual loans have been included in the loan category.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	Dollars In Thousands
	2020			2019			2020/2019 Change
	Average		Income/	Average		Income/	Due to	Due to
	Balance	Rates/Yields	Expense	Balance	Rates/Yields	Expense	Volume	Rate	Total
Loans, net of unearned interest (2) (3)	$2,236,815	5.16%	113,224	$2,030,861	5.31%	105,783	$10,685	(3,244)	7,441
Investment securities—taxable	430,349	1.69	7,272	347,873	2.46	8,559	1,755	(3,042)	(1,287)
Investment securities—tax exempt	67,333	1.64	1,102	38,859	1.99	773	485	(156)	329
Taxable equivalent adjustment (1)	—	0.44	293	—	0.53	205	130	(42)	88
Total tax-exempt investment securities	67,333	2.08	1,395	38,859	2.52	978	615	(198)	417
Total investment securities	497,682	1.74	8,667	386,732	2.47	9,537	2,370	(3,240)	(870)
Loans held for sale	22,432	2.75	616	9,613	3.38	325	362	(71)	291
Federal funds sold	7,183	0.78	56	14,645	1.88	275	(102)	(117)	(219)
Interest bearing deposits	206,281	0.28	582	121,399	1.78	2,164	935	(2,517)	(1,582)
Restricted equity securities	4,939	2.35	116	4,241	4.67	198	29	(111)	(82)
Total earning assets	2,975,332	4.22	123,261	2,567,491	4.69	118,282	14,279	(9,300)	4,979
Cash and due from banks	19,145			10,480
Allowance for loan losses	(32,360)			(28,073)
Bank premises and equipment	59,353			58,545
Other assets	74,114			72,487
Total assets	$3,095,584			$2,680,930
	Dollars In Thousands
	2020			2019			2020/2019 Change
	Average		Income/	Average		Income/	Due to	Due to
	Balance	Rates/Yields	Expense	Balance	Rates/Yields	Expense	Volume	Rate	Total
Deposits:
Negotiable order of withdrawal accounts	$669,224	0.20%	1,314	$526,026	0.44%	2,311	$514	(1,511)	(997)
Money market demand accounts	881,669	0.40	3,496	749,366	0.80	6,030	926	(3,460)	(2,534)
Time deposits	619,387	1.77	10,939	642,513	2.01	12,896	(451)	(1,506)	(1,957)
Other savings deposits	171,849	0.39	667	136,912	0.60	825	180	(338)	(158)
Total interest-bearing deposits	2,342,129	0.70	16,416	2,054,817	1.07	22,062	1,169	(6,815)	(5,646)
Federal Home Loan Bank advances	18,858	5.13	967	21,712	2.68	581	581	(195)	386
Federal funds purchased	—	—	—	597	0.67	4	(4)	—	(4)
Total interest-bearing liabilities	2,360,987	0.74	17,383	2,077,126	1.09	22,647	1,746	(7,010)	(5,264)
Demand deposits	348,677			270,136
Other liabilities	24,376			14,994
Stockholders’ equity	361,544			318,674
Total liabilities and stockholders’ equity	$3,095,584			$2,680,930
Net interest income			105,878			95,635
Net yield on earning assets (4)		3.63%			3.81%
Net interest spread (5)		3.48%			3.60%
(1)	The tax equivalent adjustment for 2020 and 2019 have been computed using a 21% Federal tax rate.
(2)

Yields on loans and total earning assets include the impact of State income tax credits related incentive loans at below market rates and tax exempt loans to municipalities of $2.2 million and $2.2 million for the years ended December 31, 2020 and 2019.

(3)	Loan fees of $12.0 million and $7.8 million are included in interest income in 2020 and 2019, respectively, inclusive, in 2020, of approximately $3.2 million in SBA fees related to PPP loans.
(4)	Annualized net interest income on a tax equivalent basis divided by average interest-earning assets.
(5)	Average interest rate on interest-earning assets less average interest rate on interest-bearing liabilities.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	Dollars In Thousands
	2019			2018			2019/2018 Change
	Average		Income/	Average		Income/	Due to	Due to
	Balance	Rates/Yields	Expense	Balance	Rates/Yields	Expense	Volume	Rate	Total
Loans, net of unearned interest (2) (3)	$2,030,861	5.31%	105,783	$1,898,772	5.11%	94,917	$6,873	3,993	10,866
Investment securities—taxable	347,873	2.46	8,559	281,154	2.19	6,158	1,580	821	2,401
Investment securities—tax exempt	38,859	1.99	773	40,675	2.51	1,020	(44)	(203)	(247)
Taxable equivalent adjustment (1)	—	0.53	205	—	0.66	271	(12)	(54)	(66)
Total tax-exempt investment securities	38,859	2.52	978	40,675	3.17	1,291	(56)	(257)	(313)
Total investment securities	386,732	2.47	9,537	321,829	2.31	7,449	1,524	564	2,088
Loans held for sale	9,613	3.38	325	5,343	3.44	184	144	(3)	141
Federal funds sold	14,645	1.88	275	4,801	1.73	83	184	8	192
Interest bearing deposits	121,399	1.78	2,164	55,911	1.75	979	1,167	18	1,185
Restricted equity securities	4,241	4.67	198	3,012	6.11	184	64	(50)	14
Total earning assets	2,567,491	4.69	118,282	2,289,668	4.62	103,796	9,956	4,530	14,486
Cash and due from banks	10,480			17,820
Allowance for loan losses	(28,073)			(25,365)
Bank premises and equipment	58,545			57,712
Other assets	72,487			70,071
Total assets	$2,680,930			$2,409,906
	Dollars In Thousands
	2019			2018			2019/2018 Change
	Average		Income/	Average		Income/	Due to	Due to
	Balance	Rates/Yields	Expense	Balance	Rates/Yields	Expense	Volume	Rate	Total
Deposits:
Negotiable order of withdrawal accounts	$526,026	0.44%	2,311	$503,312	0.36%	1,823	$85	403	488
Money market demand accounts	749,366	0.80	6,030	668,007	0.52	3,487	467	2,076	2,543
Time deposits	642,513	2.01	12,896	556,054	1.43	7,944	1,374	3,578	4,952
Other savings deposits	136,912	0.60	825	139,664	0.53	744	(15)	96	81
Total interest-bearing deposits	2,054,817	1.07	22,062	1,867,037	0.75	13,998	1,911	6,153	8,064
Federal Home Loan Bank advances	21,712	2.68	581	—	—	—	581	—	581
Securities sold under repurchase agreements	—	—	—	1,090	1.47	16	(16)	—	(16)
Federal funds purchased	597	0.67	4	588	0.68	4	—	—	—
Total interest-bearing liabilities	2,077,126	1.09	22,647	1,868,715	0.75	14,018	2,476	6,153	8,629
Demand deposits	270,136			250,328
Other liabilities	14,994			12,342
Stockholders’ equity	318,674			278,521
Total liabilities and stockholders’ equity	$2,680,930			$2,409,906
Net interest income			95,635			89,778
Net yield on earning assets (4)		3.81%			4.01%
Net interest spread (5)		3.60%			3.87%
(1)	The tax equivalent adjustment for 2019 and 2018 have been computed using a 21% Federal tax rate.
(2)

Yields on loans and total earning assets include the impact of State income tax credits related incentive loans at below market rates and tax exempt loans to municipalities of $2.2 million and $2.0 million for the years ended December 31, 2019 and 2018.

(3)	Loan fees of $7.8 million and $7.4 million are included in interest income in 2019 and 2018.
(4)	Annualized net interest income on a tax equivalent basis divided by average interest-earning assets.
(5)	Average interest rate on interest-earning assets less average interest rate on interest-bearing liabilities.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company’s earnings. Total interest income in 2020 was $122,968,000, up 4.14% when compared with $118,077,000 in 2019, which was up 14.06% when compared to $103,525,000 in 2018, in each case excluding tax exempt adjustments relating to tax exempt securities and loans. The increase in total interest income in 2020 when compared to 2019 was primarily attributable to an overall increase in average loan balances and the resulting increase in the aggregate amount of interest and fees earned on loans, which included Small Business Administration ("SBA") fees earned on PPP loans totaling $3,189,000. The Federal Reserve influences the general market rates of interest, including the deposit and loan rates offered by many financial institutions. Our loan portfolio is significantly affected by changes in the prime interest rate, which is the rate offered on loans to borrowers with strong credit. The prime interest rate decreased 150 basis points during 2020, decreased 75 basis points during 2019, and increased 100 basis points in 2018 as a result of corresponding changes in the federal funds rate by the Federal Reserve. In the third quarter of 2020 the Federal Reserve announced it did not expect to raise rates until the end of 2023 at the earliest. The yield on loans decreased due to the declining rate environment discussed above, which was partially offset by an increase in loan volume, an increase in loans qualified to receive state income tax credit, and the impact of fees we were entitled to receive in connection with the origination of SBA PPP loans. Fees earned on loans totaled $12,043,000, $7,751,000 and $7,400,000 for the years ended 2020, 2019 and 2018, respectively. The total amount of state income tax credits included in our loan yields were $2,191,000, $2,154,000 and $1,997,000 for the years ended 2020, 2019 and 2018, respectively. The yield on securities decreased due to the declining rate environment discussed above, in which higher yielding securities were called and were replaced with securities yielding lower market rates. In addition, excess liquidity led to additional investment purchases that had lower yields due to the current rate environment.

The ratio of average earning assets to total average assets was 96.1%, 95.8% and 95.0% for each of the years ended December 31, 2020, 2019 and 2018, respectively. Average earning assets increased $407,841,000 from December 31, 2019 to December 31, 2020. The average rate earned on earning assets for 2020 was 4.22%, compared with 4.69% in 2019 and 4.62% in 2018.

Total interest expense for 2020 was $17,383,000, a decrease of $5,264,000, or 23.24%, compared to total interest expense of $22,647,000 in 2019. Average interest-bearing deposits increased to $2,342,129,000 for 2020 compared to $2,054,817,000 for 2019. The average rate paid on interest-bearing deposits was 0.70% for 2020 compared to 1.07% for 2019. Total interest expense increased from $14,018,000 in 2018 to $22,647,000 in 2019, an increase of $8,629,000, or 61.56%. The decrease in total interest expense in 2020 resulted primarily from a decrease in the rates of interest bearing deposits, as we decreased the rates on several of our deposit products in response to decreases in short-term rates throughout 2019 and the first quarter of 2020, partially offset by an overall increase in the volume of average interest-bearing deposits. The increase in total interest expense in 2019 resulted primarily from the higher rates on deposits from the rising rate environment of 2018 and the first half of 2019, and competitive pressures in our markets, as well as an overall increase in the volume of average interest-bearing deposits.

Net interest income for 2020 totaled $105,585,000 as compared to $95,430,000 and $89,507,000 in 2019 and 2018, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), decreased to 3.48% in 2020 from 3.60% in 2019. The net interest spread was 3.87% in 2018. Net yield on earning assets decreased to 3.63% in 2020 from 3.81% in 2019. The net yield on earning assets was 4.01% in 2018. The decrease in net yield on earning assets was due to a decrease in the yield earned on all earning assets that outpaced the decrease in rates paid on our interest-bearing liabilities, in each case for the reasons discussed above. As a result of the significant reduction in short-term rates and the tremendous uncertainty resulting from COVID-19, our net yield on earning assets could continue to decline during 2021 as could our net interest spread if we are unable to reduce the rates we pay on our interest-bearing liabilities at a pace necessary to offset declines in our earning asset yields. Efforts to maintain elevated levels of on-balance sheet liquidity will also likely negatively impact our net yield on earning assets.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Provision for Loan Losses

The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, is adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2020 provision for loan losses was $9,696,000, an increase of $7,656,000 from the provision of $2,040,000 in 2019, which was $2,258,000 lower than the provision in 2018. The increase in the provision for the year ended December 31, 2020 is primarily attributable to increasing our allowance for loan losses as a result of growth in the loan portfolio (other than growth attributable to PPP loans) and in response to the economic disruptions related to COVID-19. Gross loan growth totaled $237,558,000 ($62,437,000 of which was attributable to PPP loans), $42,843,000 and $291,658,000 for the years ended 2020, 2019 and 2018, respectively. Management continues to fund the allowance for loan losses through provisions based on management’s calculation of the allowance for loan losses. The provision for loan losses is based on past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating loan losses. Such factors include growth and composition of the loan portfolio, review of specific problem loans, past due and nonperforming loans, change in lending staff, the recommendations of the Company’s regulators, and current economic conditions that may affect the borrowers’ ability to repay.

Wilson Bank’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged-off in the month when a determination is made that the loan is uncollectible. Net recoveries increased to $117,000 in 2020 from net charge-offs of $488,000 in 2019. Net charge-offs in 2018 totaled $1,033,000. The ratio of net charge-offs to average total outstanding loans was (0.01%) in 2020, 0.02% in 2019 and 0.05% in 2018. The net recoveries in 2020 are due to two large recoveries received during the year in the commercial real estate segment and the construction segment. Overall, the Bank experienced minimal charge-offs during 2020; however if the COVID-19 pandemic continues for an extended period of time and the economy continues to be negatively impacted, the Company anticipates chargeoffs may increase and the financial condition of the Company could be negatively impacted. Due to the speed and unpredictable nature with which the pandemic is developing and evolving and the continued uncertainty of its duration and timing of recovery (including the uncertainty around the size and number of additional government stimulus programs that may be adopted), we are not able to predict the extent to which COVID-19 will impact our financial results.

The net recoveries and provision for loan losses in 2020 resulted in an increase of the allowance for loan losses (net of charge-offs and recoveries) to $38,539,000 at December 31, 2020 from $28,726,000 at December 31, 2019 and $27,174,000 at December 31, 2018. The allowance for loan losses increased 34.16% between December 31, 2019 and December 31, 2020 as compared to the 11.29% increase in total loans (including PPP loans) over the same period. The allowance for loan losses was 1.66% of total loans outstanding at December 31, 2020 (or 1.71% when excluding the $62,437,000 of PPP loans outstanding at that date) compared to 1.38% at December 31, 2019 and 1.33% at December 31, 2018. As a percentage of nonperforming loans at December 31, 2020, 2019 and 2018, the allowance for loan losses represented 1,482%, 359% and 473%, respectively. The internally classified loans as a percentage of the allowance for loan losses were 21.4% and 37.1%, respectively, at December 31, 2020 and 2019.

The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared quarterly by the Chief Financial Officer and Chief Credit Officer and is provided to the Board of Directors to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Company's independent Loan Review Department, consideration of current economic conditions and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this quarterly assessment. See the discussion above under “Critical Accounting Estimates” for more information. While the severity of the impact of the COVID-19 pandemic for individuals, small businesses and corporations is still not fully known, leading economic indicators suggest that deteriorated economic conditions will continue during 2021. In an effort to recognize an appropriate allowance for loan losses, management incorporated qualitative factors into our quarterly assessment during the year ended December 31, 2020, including current economic conditions and value of collateral considerations, to increase the Company's reserve for the potential impact of the COVID-19 pandemic. Management believes the allowance for loan losses at December 31, 2020 to be adequate, but if economic conditions deteriorate beyond management’s current expectations and additional charge-offs are incurred, the allowance for loan losses may require an increase through additional provision for loan losses expense which would negatively impact earnings. If the situation surrounding the COVID-19 pandemic vastly improves and the overall economy is not as negatively affected as we had originally anticipated, the need for additional provision may not be necessary and could even result in the potential reversal of a portion of the current recorded allowance.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Non-Interest Income

The Company's non-interest income is composed of several components, some of which vary significantly between periods. Service charges on deposit accounts and other non-interest income generally reflect the Company’s growth, while fees for origination of mortgage loans and brokerage fees and commissions will often reflect home mortgage market and stock market conditions and fluctuate more widely from period to period.

The following is a summary of our non-interest income for the years ended December 31, 2020, 2019 and 2018 (in thousands):

	Twelve Months Ended December 31,				Twelve Months Ended December 31,
	2020	2019	$ Increase (Decrease)	% Increase (Decrease)	2019	2018	$ Increase (Decrease)	% Increase (Decrease)
Service charges on deposits	$5,659	$6,952	$(1,293)	(18.60%)	$6,952	$6,799	$153	2.25%
Brokerage income	4,837	4,411	426	9.66	4,411	4,255	156	3.67
Debit and credit card interchange income	9,187	8,301	886	10.67	8,301	7,325	976	13.32
Other fees and commissions	1,540	1,521	19	1.25	1,521	2,124	(603)	(28.39)
BOLI and annuity earnings	823	810	13	1.60	810	841	(31)	(3.69)
Security gain (losses), net	882	(268)	1,150	(429.10)	(268)	(650)	382	(58.77)
Fees and gains on sales of mortgage loans	9,560	6,802	2,758	40.55	6,802	4,639	2,163	46.63
Gain (loss) on sale of other real estate, net	658	(48)	706	(1,470.83)	(48)	(80)	32	(40.00)
Loss on the sale of fixed assets, net	(63)	(128)	65	(50.78)	(128)	(2)	(126)	6,300.00
Loss on sale of other assets, net	(4)	(4)	—	0.00	(4)	(3)	(1)	33.33
Other income	61	—	61	100.00	—	—	—	—
Total non-interest income	$33,140	$28,349	$4,791	16.90%	$28,349	$25,248	$3,101	12.28%

The increase in non-interest income for the year ended December 31, 2020 when compared to the year ended December 31, 2019 is primarily attributable to an increase in fees and gains on sales of mortgage loans, an increase in the gain on the sale of securities, an increase in debit and credit card interchange income, an increase in a gain on the sale of other real estate, and an increase in brokerage income, offset in part by a decrease in service charges on deposits.

The fees and gains on sales of mortgage loans primarily increased due to an increase in the overall volume from the sale of loans of $64,720,000, as a result of our mortgage group experiencing heightened demand in 2020. This increased demand was due to mortgage rates hitting all-time lows as a result of quantitative easing and the government's purchase of mortgage backed securities, as well as strong demand and related housing starts in Wilson County and the surrounding counties in which we serve. We currently expect mortgage demand to remain elevated through the first quarter of 2021, as mortgage rates are expected to remain low due to continued quantitative easing. We currently expect the Federal Reserve to decrease quantitative easing in the third or fourth quarter of 2021, which should shift mortgage markets back to pre-2020 rate and volume levels.

Gain on sale of securities primarily increased from a loss on sale of securities in 2019 due to management's opportunistic trading to recognize additional income and management's strategy to sell securities in the fourth quarter of 2020 and use the gain to pay down Federal Home Loan Bank advances. The loss on sale of securities in 2019 was due to management's decision to sell securities for a loss and reinvest the proceeds in higher yielding assets.

Debit and credit card interchange income primarily increased due to an increase in the number and volume of debit card and credit card holders and transactions. The increase in the volume of transactions was partially attributable to an increase in online shopping as consumers sought to purchase more goods and services remotely due to COVID-19.

Brokerage income primarily increased due to client acquisition and the opening of new investment accounts. Brokerage income was also aided by the continued strong recovery in the stock market from first quarter 2020 lows resulting from the COVID-19 pandemic, with the market ending 2020 at then all-time highs.

Service charges on deposit accounts primarily decreased due to a decrease in service charges earned on insufficient income that resulted from the economic stimulus payments received by our customers and corresponding increases in deposit account balances and less consumer spending as a result of COVID-19.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Non-Interest Expenses

Non-interest expenses consist primarily of employee costs, FDIC premiums, occupancy expenses, furniture and equipment expenses, advertising and public relations expenses, data processing expenses, ATM & interchange expenses, directors’ fees, audit, legal and consulting fees, and other operating expenses.

The following is a summary of the Company's non-interest expense for the years ended December 31, 2020, 2019 and 2018 (in thousands):

	Twelve Months Ended December 31,				Twelve Months Ended December 31,
	2020	2019	$ Increase (Decrease)	% Increase (Decrease)	2019	2018	$ Increase (Decrease)	% Increase (Decrease)
Employee salaries and benefits	$45,661	$42,541	$3,120	7.33%	$42,541	$39,590	$2,951	7.45%
Equity-based compensation	1,180	786	394	50.13	786	1,237	(451)	(36.46)
Occupancy expenses	5,216	4,789	427	8.92	4,789	4,403	386	8.77
Furniture and equipment expenses	3,267	3,110	157	5.05	3,110	2,767	343	12.40
Data processing expenses	5,101	4,495	606	13.48	4,495	2,900	1,595	55.00
Advertising expenses	2,487	2,498	(11)	(0.44)	2,498	2,552	(54)	(2.12)
ATM & interchange fees	3,880	3,439	441	12.82	3,439	3,091	348	11.26
Accounting, legal & consulting expenses	909	1,382	(473)	(34.23)	1,382	977	405	41.45
FDIC insurance	598	373	225	60.32	373	843	(470)	(55.75)
Directors’ fees	634	586	48	8.19	586	543	43	7.92
Other operating expenses	11,986	10,629	1,357	12.77	10,629	10,177	452	4.44
Total non-interest expense	$80,919	$74,628	$6,291	8.43%	$74,628	$69,080	$5,548	8.03%

The increase in non-interest expenses for the year ended December 31, 2020 when compared to the year ended December 31, 2019 is primarily attributable to a year-over-year increase in salaries and employee benefits, equity-based compensation, occupancy expenses, other operating expenses, data processing expenses, ATM and interchange fees, and FDIC insurance, partially offset by a decrease in accounting, legal and consulting fees.

The increase in salaries and employee benefits for the year ended December 31, 2020 when compared to the year ended December 31, 2019 is primarily attributable to an increase in the number of employees necessary to support the Company’s growth in operations and branch expansion. The increase in equity-based compensation is due to equity awards granted to certain of our directors, senior executive officers and other officers, including in connection with their assumption of additional responsibilities. The increase in occupancy expense is primarily attributable to an increase in maintenance and repairs on buildings, an increase in depreciation expense on buildings resulting from improvements, an increase in lease expense due to an increase in leased branches, and an increase in sanitation supplies and protective facial masks related to COVID-19. The Company anticipates that salaries and employee benefits expense and occupancy expense will continue to increase as the Company's operations grow.

The increase in other operating expenses is primarily attributable to an increase of $896,000 in professional fees on loans. This increase was largely attributable to expenses relating to the origination of PPP loans.

The increase in data processing expenses is primarily attributable to an increase in computer maintenance and computer licenses. These expenses included upgrades of our current systems as well as additional investments in computer software, an increase in I.T. consulting expense and an increase in information security expenses. COVID-19 related expenses contributed to this increase with more reliance on virtual meetings and remote work. The Company anticipates that data processing expenses will continue to increase as the Company's operations grow and the focus on the acceleration of digital product offerings increases.

The increase in ATM and interchange fees is primarily attributable to an increase in debit card interchange fee expense due to the volume of transactions, which resulted in part from increased online shopping due to COVID-19, as well as an increase in ATM expenses resulting from the purchase of new ATMs for all existing locations.

The increase in FDIC insurance is primarily attributable an increase in deposit accounts resulting from the government issued economic stimulus relief attributable to COVID-19, the result of PPP loan proceeds being deposited in the Bank pending use of the funds by the borrower, and reduced consumer spending as a result of the pandemic. FDIC insurance could increase in 2021 as additional stimulus relief could contribute to further deposit growth.

The decrease in accounting, legal and consulting fees is primarily attributable to a decrease in legal and professional fees associated with the Company's general operations.

The efficiency ratio is a common and comparable KPI used in the banking industry. The Company uses this metric to monitor how effective management is at using our internal resources. It is calculated by taking our non-interest expense divided by our net-interest income plus non-interest income. Our efficiency ratio for the years ended 2020, 2019 and 2018 was 58.33%, 60.29% and 60.20%, respectively.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Income Taxes

The Company’s income tax expense was $9,618,000 for 2020, a decrease of $1,449,000 from $11,067,000 for 2019, which was up by $2,284,000 from the 2018 total of $8,783,000. The percentage of income tax expense to earnings before taxes was 20.0% in 2020, 23.5% in 2019 and 21.2% in 2018. The decrease in income tax expense in 2020 from 2019 was due to additional state tax credits that lowered our effective tax rate and the increase in 2019 from 2018 was due to an increase in earnings before income tax. Our effective tax rate represents our blended federal and state rate of 26.135% affected by the impact of anticipated favorable permanent differences between our book and taxable income such as bank-owned life insurance, income earned on tax-exempt securities and certain federal and state tax credits.

Our income tax expense, deferred tax assets and liabilities reflect management’s best assessment of estimated future taxes to be paid. We are subject to income taxes at both the federal and state level. Significant judgments and estimates are required in determining the consolidated income tax expense.

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating our ability to recover our deferred tax assets we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, we begin with historical results adjusted for changes in accounting policies and incorporate assumptions including the amount of future state and federal pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, we consider three years of cumulative operating income. Changes in current tax laws and rates could also affect recorded deferred tax assets and liabilities in the future as was the case with the passage of the Tax Cuts and Jobs Act in 2017.

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Financial Condition

Balance Sheet Summary

The Company’s total assets increased in 2020 by $575,395,000 or 20.59%, to $3,369,604,000 at December 31, 2020, after increasing 9.85% in 2019 to $2,794,209,000 at December 31, 2019. Loans, net of allowance for loan losses, totaled $2,282,766,000 at December 31, 2020, a $225,591,000, or 10.97%, increase compared to December 31, 2019. In the first half of 2019 management made a strategic decision to begin focusing on loan growth in the commercial and industrial and residential 1-4 family segments of our loan portfolio, which have historically grown at slower rates than the other segments of the portfolio. As a result, loan growth slowed in 2019. In 2020, management focused on growing all segments of our loan portfolio. The increase in loans in 2020 resulted from an overall increase in loan demand in the housing market, as well as other sectors in which we lend money, along with demand for PPP loans by small businesses and individuals as a result of the COVID-19 pandemic. Of the $225,591,000 increase in loans, 27.68% was attributable to PPP loans. At year end 2020, securities totaled $580,543,000, an increase of 37.85% from $421,145,000 at December 31, 2019, primarily as a result of management's decision to invest excess liquidity. The current rate environment also caused the fair market value on the securities portfolio to increase. As a result of deposit growth that outpaced loan growth, interest bearing deposits increased by $177,923,000, to $304,750,000 at December 31, 2020.

Total liabilities increased by $532,258,000, or 21.66%, to $2,989,483,000 at December 31, 2020 compared to $2,457,225,000 at December 31, 2019. This increase was composed primarily of the $542,990,000 increase in total deposits to $2,960,595,000, a 22.46% increase from December 31, 2019. The increase in total deposits since December 31, 2019 was primarily attributable to management's strategic decision to grow market share through targeted marketing strategies in our newer markets that resulted in the opening of new accounts and the government issued economic stimulus relief attributable to COVID-19. Deposit growth was also the result of PPP loan proceeds being deposited in the Bank pending use of the funds by the borrower, reduced consumer spending as a result of the pandemic, and customers seeking to move their funds to deposit accounts they perceived to be less risky. Additional stimulus relief could contribute to further deposit growth. Federal Home Loan Bank advances decreased to $3,638,000 from $23,613,000 at respective year ends 2020 and 2019. The decrease in Federal Home Loan Bank advances was due to management's opportunistic trading of our securities portfolio, in which the gain on sale of these securities were used to offset the prepayment penalties on the pay-down of the Federal Home Loan Bank advances.

Stockholders’ equity increased$43,137,000, or 12.80%, in 2020, due to net earnings, the issuance of stock pursuant to the Company’s Dividend Reinvestment Plan, an increase in the fair value of available-for-sale securities, and the exercise of stock options, offset by dividends paid on the Company’s common stock. The change in stockholders’ equity includes a $6,472,000 increase in net unrealized gains on available-for-sale securities, net of taxes during the period. A more detailed discussion of assets, liabilities and capital follows.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Loans

The following schedule details the loans and percentage of loans in each category of the Company at December 31, 2020, 2019, 2018, 2017 and 2016:

	December 31, 2020		December 31, 2019		December 31, 2018
	(Dollar Amounts in Thousands)		(Dollar Amounts in Thousands)		(Dollar Amounts in Thousands)
	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE
Commercial, financial and agricultural	$183,300	7.9%	$108,883	5.2%	$89,554	4.3%
Real estate—construction	488,626	21.0	425,185	20.3	518,245	25.3
Real estate—mortgage	1,588,157	68.1	1,504,140	71.9	1,393,641	68.0
Installment	70,517	3.0	54,834	2.6	48,759	2.4
Total loans	2,330,600	100.0%	2,093,042	100.0%	2,050,199	100.0%
Deferred loan fees	(9,295)		(7,141)		(7,020)
Total loans, net of deferred fees	2,321,305		2,085,901		2,043,179
Less allowance for loan losses	(38,539)		(28,726)		(27,174)
Net loans	$2,282,766		$2,057,175		$2,016,005

	December 31, 2017		December 31, 2016
	(Dollar Amounts in Thousands)		(Dollar Amounts in Thousands)
	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE
Commercial, financial and agricultural	59,266	3.4%	50,437	3.0%
Real estate—construction	392,039	22.3	297,315	17.5
Real estate—mortgage	1,263,696	71.9	1,303,918	76.9
Installment	43,540	2.4	44,755	2.6
Total loans	1,758,541	100.0%	1,696,425	100.0%
Deferred loan fees	(7,379)		(6,606)
Total loans, net of deferred fees	1,751,162		1,689,819
Less allowance for loan losses	(23,909)		(22,731)
Net loans	$1,727,253		$1,667,088

Loans are the largest component of the Company’s assets and are its primary source of income. The Company’s loan portfolio, net of allowance for loan losses, increased 10.97% at year end 2020 when compared to year end 2019. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; installment and other; real estate-mortgage; and real estate-construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio as of December 31, 2020 and 2019.

As represented in the table, Wilson Bank experienced loan growth for the year ended December 31, 2020 in all four loan categories. Real estate mortgage loans increased 5.59% in 2020 and comprised 68.1% of the total loan portfolio at December 31, 2020, compared to 71.9% at December 31, 2019. Management believes the increase in real estate mortgage loans was primarily due to an increase in demand for such loans due to, among other things, favorable interest rates resulting from the declining rate environment experienced in the third and fourth quarters of 2019 and throughout much of 2020, as well as the completion of some construction projects which transitioned to permanent financing. Commercial, financial and agricultural loans increased 68.35% in 2020 and comprised 7.9% of the total loan portfolio at December 31, 2020, compared to 5.2% at December 31, 2019. The increase in commercial, financial and agricultural loans is largely attributable to the demand for PPP loans by small businesses and other eligible customers as a result of the COVID-19 pandemic. The Company funded $85.6 million of PPP loans, $62.4 million of which remained outstanding as of December 31, 2020. Installment loans increased 28.60% in 2020 and comprised 3.0% of the portfolio at December 31, 2020, compared to 2.6% at December 31, 2019. The increase in installment loans was primarily attributable to an increase in loans secured by investments. Real estate construction loans increased 14.92% in 2020 and comprised 21.0% of the total loan portfolio at December 31, 2020, compared to 20.3% at December 31, 2019. The increase in real estate construction loans reflected the overall increase in demand for such loans in the overall economy and the Company's markets. Because the construction portfolio remains a meaningful portion of our portfolio, Wilson Bank actively monitors these loans as it seeks to avoid advancing funds that exceed the present value of the collateral securing the loan. The responsibility for monitoring percentage of completion and distribution of funds tied to these completion percentages are monitored and administered by a credit administration department independent of the lending function. Wilson Bank continues to seek to diversify its real estate portfolio as it seeks to lessen concentrations in any one type of loan.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The COVID-19 pandemic has had a notable impact on general economic conditions, including but not limited to the temporary closure of many businesses, "shelter in place", modified or phased economic reopening plans and other governmental orders and directives, and reduced consumer spending due to both job losses and other effects attributable to COVID-19. Many unknowns remain surrounding this situation. Although the Company has not experienced a decrease in demand from its customers for loan-related products, if the pandemic continues deep into 2021 and the economy continues to be negatively impacted, including if additional governmental stimulus is not approved, the Company could experience a decrease in demand for loans and the financial condition of the Company could be negatively impacted. Given the rapidly evolving nature of the COVID-19 virus, and the unknowns which remain about it, the complete extent to which the COVID-19 outbreak will impact loan demand and thus affect financial results remains uncertain.

Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2020, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods. As of December 31, 2020, the Company had not underwritten any loans in connection with capital leases.

The following table classifies the Company's fixed and variable rate loans at December 31, 2020 according to contractual maturities of: (1) one year or less, (2) after one year through five years, and (3) after five years. The table also classifies the Company's variable rate loans pursuant to the contractual repricing dates of the underlying loans (dollars in thousands):

	Amounts at December 31, 2020
				At December 31,
	Fixed Rates	Variable Rates	Totals	2020
Based on contractual maturity:
Due within one year	$157,447	129,963	287,410	12.3%
Due in one year to five years	304,801	123,708	428,509	18.4
Due after five years	91,049	1,523,632	1,614,681	69.3
Totals	$553,297	1,777,303	2,330,600	100.0%
Based on contractual repricing dates:
Daily floating rate	$—	24,872	24,872	1.1%
Due within one year	157,447	582,426	739,873	31.7
Due in one year to five years	304,801	921,096	1,225,897	52.6
Due after five years	91,049	248,909	339,958	14.6
Totals	$553,297	1,777,303	2,330,600	100.0%

The following table represents the contractual maturities of the loan portfolio as of December 31, 2020 (dollars in thousands):

	Due Within One	Due in One to Five	Due After Five
	Year	Years	Years	Total
Commercial, financial and agricultural	$11,950	97,629	73,721	183,300
Real estate—construction	197,129	144,443	147,054	488,626
Real estate—mortgage	61,827	147,027	1,379,303	1,588,157
Installment	16,504	39,410	14,603	70,517
	$287,410	428,509	1,614,681	2,330,600

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following schedule details selected information related to the allowance for loan loss account of the Company at December 31, 2020, 2019, 2018, 2017 and 2016 and for the years then ended:

	In Thousands, Except Percentages
	2020	2019	2018	2017	2016
Allowance for loan losses at beginning of period	$28,726	27,174	23,909	22,731	22,900
Charge-offs:
Commercial, financial and agricultural	(9)	(15)	—	(16)	(11)
Real estate – construction	—	—	(19)	—	(66)
Real estate – mortgage	(7)	(188)	(492)	(132)	(209)
Installment	(898)	(1,160)	(1,152)	(1,074)	(674)
	(914)	(1,363)	(1,663)	(1,222)	(960)
Recoveries:
Commercial, financial and agricultural	—	15	3	6	15
Real estate – construction	173	423	88	121	34
Real estate – mortgage	394	74	116	174	131
Installment	464	363	423	418	232
	1,031	875	630	719	412
Net loan recoveries (charge-offs)	117	(488)	(1,033)	(503)	(548)
Provision for loan losses charged to expense	9,696	2,040	4,298	1,681	379
Allowance for loan losses at end of period	38,539	28,726	27,174	23,909	22,731
Total loans, net of deferred fees, at end of year	2,321,305	2,085,901	2,043,179	1,751,162	1,689,819
Average total loans outstanding, net of deferred fees, during year	2,236,815	2,030,861	1,898,772	1,727,499	1,571,528
Net recoveries (charge-offs) as a percentage of average total loans outstanding, net of deferred fees, during year	(0.01%)	0.02	0.05	0.03	0.04
Ending allowance for loan losses as a percentage of total loans outstanding net of deferred fees, at end of year	1.66%	1.38	1.33	1.37	1.35

The allowance for loan losses is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible. The provision for loan losses charged to operating expense is based on past loan loss experience and other factors which, in management’s judgment, deserve current recognition in estimating possible loan losses. Such other factors considered by management include growth and composition of the loan portfolio, review of specific problem loans, the relationship of the allowance for loan losses to outstanding loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions that may affect the borrower’s ability to pay.

Management conducts a continuous review of all loans that are delinquent, previously charged down or which are determined to be potentially uncollectible. Loan classifications are reviewed periodically by a person independent of the lending function. The Board of Directors of the Company periodically reviews the adequacy of the allowance for loan losses.

The allowance for loan losses as a percentage of total loans outstanding at December 31, 2020, net of deferred fees, increased from each of the years ended December 31, 2019 and December 31, 2018 largely due to increased provision expense in 2020 as a result of COVID-19 and the uncertainty of its impact on our customers as discussed above.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following detail provides a breakdown of the allocation of the allowance for loan losses:

	December 31, 2020		December 31, 2019
		Percent of		Percent of
		Loans In		Loans In
	In	Each Category	In	Each Category
	Thousands	To Total Loans	Thousands	To Total Loans
Commercial, financial and agricultural	$1,459	7.9%	$1,058	5.2%
Real estate—construction	7,936	21.0	5,997	20.3
Real estate—mortgage	27,697	68.1	20,574	71.9
Installment	1,447	3.0	1,097	2.6
	$38,539	100%	$28,726	100%

	December 31, 2018		December 31, 2017
		Percent of		Percent of
		Loans In		Loans In
	In	Each Category	In	Each Category
	Thousands	To Total Loans	Thousands	To Total Loans
Commercial, financial and agricultural	$682	4.3%	$411	3.4%
Real estate—construction	7,084	25.3	6,094	22.3
Real estate—mortgage	18,601	68.0	16,738	71.9
Installment	807	2.4	666	2.4
	$27,174	100%	$23,909	100%

	December 31, 2016
		Percent of
		Loans In
	In	Each Category
	Thousands	To Total Loans
Commercial, financial and agricultural	$386	3.0%
Real estate—construction	5,387	17.5
Real estate—mortgage	16,396	76.9
Installment	562	2.6
	$22,731	100%

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table details selected information as to non-performing loans of the Company at December 31, 2020, 2019, 2018, 2017 and 2016:

	In Thousands, Except Percentages
	2020	2019	2018	2017	2016
Non-accrual loans:
Commercial, financial and agricultural	$—	—	—	—	—
Real estate—construction	—	—	—	—	—
Real estate—mortgage	1,333	2,610	2,050	2,039	3,565
Installment	—	—	—	1	—
Total non-accrual	$1,333	2,610	2,050	2,040	3,565
Loans 90 days past due still accruing:
Commercial, financial and agricultural	$—	—	24	—	14
Real estate—construction	44	594	32	113	22
Real estate—mortgage	945	1,867	1,058	716	1,642
Installment	60	46	95	148	129
Total loans 90 days past due still accruing	$1,049	2,507	1,209	977	1,807
Troubled debt restructurings, excluding those included in non-accrual above	$2,366	2,886	2,492	4,084	4,596
Total non-performing loans	$4,748	8,003	5,751	7,101	9,968
Total loans, net of deferred fees	$2,321,305	2,085,901	2,043,179	1,751,162	1,689,819
Percentage of total non-performing loans to total loans outstanding, net of deferred fees	0.20%	0.38	0.28	0.41	0.59
Other real estate owned	$—	697	1,357	1,635	4,527

The accrual of interest income is discontinued when it is determined that collection of interest is less than probable or the collection of any amount of principal is doubtful. The decision to place a loan on a non-accrual status is based on an evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors that affect the borrower’s ability to pay. At the time a loan is placed on a non-accrual status, the accrued but unpaid interest is also evaluated as to collectability. If collectability is doubtful, the unpaid interest is charged off. Thereafter, interest on non-accrual loans is recognized only as received. Non-accrual loans totaled $1,333,000 at December 31, 2020, $2,610,000 at December 31, 2019, $2,050,000 at December 31, 2018, $2,040,000 at December 31, 2017, and $3,565,000 at December 31, 2016. For the years ended December 31, 2020, 2019, 2018, 2017 and 2016, the amount of interest income on non-accrual loans that would have been recognized if loans were on accruing status was insignificant. The amount of interest and fee income recognized on total loans during 2020 totaled $113,224,000 as compared to $105,783,000 in 2019, $94,917,000 in 2018, $83,120,000 in 2017 and $77,024,000 in 2016.

At December 31, 2020, loans, which include the above non-accrual loans, totaling $8,246,000 were included in the Company’s internal classified loan list. Of these loans $7,978,000 are real estate secured and $268,000 are secured by various other types of collateral. The value collateralizing these loans is estimated by management to be approximately $15,802,000 ($15,445,000 related to real property securing real estate loans and $357,000 related to the various other types of loans). Such loans are listed as classified when information obtained about possible credit problems of the borrowers has prompted management to question the ability of the borrower to comply with the repayment terms of the loan agreement. The loan classifications do not represent or result from trends or uncertainties which management expects will materially impact future operating results, liquidity or capital resources.

The Company’s loan portfolio includes certain loans that have been modified in a troubled debt restructuring (TDR), where economic, or other, concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. The concessions typically result from the Company’s loss mitigation activities and could include reduction in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months. Nonperforming TDRs as of December 31, 2020 decreased $938,000 to $529,000 at December 31, 2020 when compared to December 31, 2019 due to the payoff of one large TDR loan relationship and the pay down of one large TDR loan relationship that were non-performing at December 31, 2019. Total TDRs decreased $1,871,000 to $2,676,000 from December 31, 2019 to December 31, 2020 due the payoff of 5 loan relationships that were classified as TDRs in 2019.

The CARES Act and interagency guidance provides financial institutions the option to temporarily suspend certain requirements under GAAP related to TDRs for a limited period of time to account for those loans which have been granted deferrals due to the effects of COVID-19. If the pandemic continues deep into 2021 and the economy continues to be negatively impacted, the Company anticipates an increase in TDRs and the financial condition of the Company could be negatively impacted. The extent to which the COVID-19 outbreak will impact the Company's financial results and asset quality in 2021 remains uncertain. For more information regarding the deferrals we have offered to our customers, see "Impact of COVID-19" above.

At December 31, 2020, real estate construction and mortgage loans made up 21.0% and 68.1%, respectively, of the Company’s loan portfolio.

At December 31, 2020, there was no other real estate owned outstanding. At December 31, 2019, other real estate owned totaled $697,000.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table sets forth loans that were at least 30 days but less than 60 days past due, 60 days but less than 90 days past due and nonaccrual loans and those loans past due greater than 90 days:

	(In thousands)
	30-59 Days Past Due	60-89 Days Past Due	Nonaccrual and Greater Than 90 Days Past Due	Past Due	Current	Total Loans	Loans Greater Than 90 Days Past Due and Accruing Interest
December 31, 2020
Residential 1-4 family	$2,634	511	1,818	4,963	531,031	535,994	$796
Multifamily	—	—	—	—	111,646	111,646	—
Commercial real estate	—	—	460	460	837,306	837,766	149
Construction	768	—	44	812	487,814	488,626	44
Farmland	—	—	—	—	15,429	15,429	—
Second mortgages	265	—	—	265	8,168	8,433	—
Equity lines of credit	31	302	—	333	78,556	78,889	—
Commercial	114	104	—	218	172,593	172,811	—
Agricultural, installment and other	363	81	60	504	80,502	81,006	60
Total	$4,175	998	2,382	7,555	2,323,045	2,330,600	$1,049
December 31, 2019
Residential 1-4 family	$4,760	799	2,336	7,895	503,355	511,250	$1,387
Multifamily	—	—	—	—	97,104	97,104	—
Commercial real estate	500	—	1,661	2,161	791,218	793,379	—
Construction	1,535	147	594	2,276	422,909	425,185	594
Farmland	57	—	8	65	19,203	19,268	8
Second mortgages	—	—	100	100	10,660	10,760	100
Equity lines of credit	143	—	372	515	71,864	72,379	372
Commercial	71	30	—	101	98,164	98,265	—
Agricultural, installment and other	517	116	46	679	64,773	65,452	46
Total	$7,583	1,092	5,117	13,792	2,079,250	2,093,042	$2,507

Non-performing loans, which include nonaccrual loans and loans 90 days past due, totaled $2,382,000 at December 31, 2020, a decrease from $5,117,000 at December 31, 2019, resulting from a $1,277,000, or 48.93%, decrease in nonaccrual loans and a $1,458,000, or 58.16%, decrease in 90 day past due and accruing loans. The decrease in non-performing loans during the year ended December 31, 2020 of $2,735,000 was due primarily to a decrease in non-performing commercial real estate loans of $1,201,000, a decrease in non-performing construction loans of $550,000, a decrease in non-performing residential 1-4 family loans of $518,000, and a decrease in non-performing equity lines of credit of $372,000. The decrease in non-performing loans resulted primarily from the payoff of two large loan relationships that were greater than 90 days past due, and the paydown of one large commercial real estate loan and payoff of one large commercial real estate loan that were on nonaccrual status. Management believes that it is probable that it will incur losses on nonperforming loans but believes that these losses should not exceed the amount in the allowance for loan losses already allocated to these loans, unless there is a deterioration of local real estate values or further, or greater than anticipated, economic disruption resulting from COVID-19. Although deterioration of the real estate market is not currently apparent, the prolonged coronavirus outbreak could have a material adverse impact on economic and market conditions and could potentially cause a negative impact on the value of real estate being held as collateral. The initial rapid development and ongoing fluidity of this situation precludes any prediction as to the ultimate material adverse impact to the value of real estate; however, the pandemic presents continued uncertainty and risk with respect to the Company, its performance, and its financial results.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The net non-performing asset ratio (NPA) is used as a measure of the overall quality of the Company's assets. Our NPA ratio is calculated by taking the total of our loans greater than 90 days past due and accruing interest, non-accrual loans, nonperforming TDRs, and other real estate owned divided by our total assets outstanding. Our NPA ratio for the periods ended December 31, 2020 and December 31, 2019 were 0.08% and 0.22%, respectively. The NPA ratio was favorably impacted by the payment deferrals we offered customers in connection with the pandemic and the increase in our total assets as a result of PPP loans and the increase in deposits associated with the pandemic.

The Company also internally classifies loans which, although current, management questions the borrower’s ability to comply with the present repayment terms of the loan agreement. As with other asset quality measures, prolonged economic disruption as a result of the ongoing COVID-19 pandemic could result in increased levels of classified loans. These internally classified loans totaled $8,246,000, inclusive of the Company’s non-performing loans, at December 31, 2020, as compared to $10,651,000 at December 31, 2019. Of the internally classified loans at December 31, 2020, $7,978,000 are real estate secured loans (including loans to home builders and developers of land, commercial real estate loans, as well as multifamily mortgage loans) and $268,000 are various other types of loans. These loans have been graded accordingly considering bankruptcies, inadequate cash flows and delinquencies. Overall, in 2020 Wilson Bank experienced a stabilization in internally graded loans as the cash flows from home builders, land developers, and commercial real estate borrowers have stabilized. The COVID-19 pandemic has had a notable impact on general economic conditions and there are many unknowns surrounding this situation. If the pandemic continues deep into 2021 and the economy continues to be negatively impacted, including if no additional governmental stimulus is approved, the Company anticipates an increase in internally graded loans and the financial condition of the Company could be negatively impacted. Management does not anticipate losses on these loans to exceed the amount already allocated to loan losses for these loans, unless there is a deterioration of local real estate values.

The internally classified loans as a percentage of the allowance for loan losses were 21.4% and 37.1%, respectively, at December 31, 2020 and 2019.

The allowance for loan losses is discussed under “Critical Accounting Estimates” and “Provision for Loan Losses.” The Company maintains its allowance for loan losses at an amount believed by management to be adequate to absorb probable loan losses inherent in the loan portfolio as of December 31, 2020.

Substantially all of the Company’s loans are from Wilson, DeKalb, Smith, Putnam, Trousdale, Davidson, Rutherford, Williamson and adjacent counties. Although the majority of the Company's loans are in the real estate market, the Company seeks to exercise prudent risk management in lending through the diversification by loan category within the real estate segment, including 1-4 family residential real estate, commercial real estate, multifamily, construction, second mortgages, farmland, and equity lines of credit. At December 31, 2020, no single industry segment accounted for more than 10% of the Company’s portfolio other than construction, commercial real estate, and residential 1-4 family real estate loans.

The Company’s management believes there is an opportunity to increase the loan portfolio in 2021 as economic conditions in the Company's primary market areas continue to outperform other markets. The Company will target owner-occupied commercial real estate, residential real estate lending and consumer lending as areas of emphasis in 2021. At December 31, 2020, the Company’s total loans equaled 78.4% of its total deposits. As a practice, the Company generates its own loans and does not buy participations from other institutions. The Company may sell portions of the loans it generates to other financial institutions for cash in order to improve the liquidity of the Company’s loan portfolio or extend its lending capacity.

Many of the Bank's customers have been negatively impacted by the COVID-19 pandemic either through supply chain shortages, government mandated closures, job loss, furloughs, salary decreases, reduced consumer spending and a reduced workforce, among many other factors. In an effort to provide relief to those customers, the Bank proactively began providing relief to our customers in mid March 2020 through a 90 day interest only payment option or a full 90 day payment deferral option. The first week of April 2020, the Bank expanded its efforts to provide a six-month interest only payment option in an effort to provide flexibility to our customers as they navigate these uncertain economic times. As of December 31, 2020, the Bank had 13 loans, totaling $36.4 million in aggregate principal amount for which principal or both principal and interest were being deferred, compared to 48 loans totaling $79.1 million on deferral at September 30, 2020. As of January 31, 2021, the Bank had 17 loans, totaling $49.9 million in aggregate principal amount for which principal or both principal and interest were being deferred. The Bank is monitoring its loan portfolio on a weekly basis to identify the segments that are utilizing the COVID relief efforts and the overall percentage of the loan portfolio that has taken advantage of the relief. These reports are being reviewed by executive management and appropriately communicated to the Board of Directors.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Securities

Securities increased 37.85% to $580,543,000 at December 31, 2020 from $421,145,000 at December 31, 2019, and comprised the second largest and other primary component of the Company’s earning assets. Securities increased as the result of deposit growth that outpaced loan growth and increased liquidity during the pandemic resulting from, among other things, increased deposit balances. The current rate environment also caused the fair market value on the securities portfolio to increase. The average yield, excluding tax equivalent adjustment, of the securities portfolio at December 31, 2020 was 1.63% with a weighted average life of 8.00 years, as compared to an average yield of 2.42% and a weighted average life of 7.08 years at December 31, 2019. The weighted average lives on mortgage-backed securities reflect the repayment rate used for book value calculations.

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

No securities have been classified as trading securities or held-to-maturity at December 31, 2020, December 31, 2019, or December 31, 2018.

Investment securities at December 31, 2020, December 31, 2019, and December 31, 2018 consist of the following:

	December 31, 2020
	Securities Available-For-Sale
	(In Thousands)
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Government-sponsored enterprises (GSEs)	$125,712	328	135	125,905
Mortgage-backed securities	258,774	5,636	620	263,790
Asset-backed securities	36,394	582	19	36,957
Corporate bonds	2,500	100	—	2,600
Obligations of states and political subdivisions	147,462	4,229	400	151,291
	$570,842	10,875	1,174	580,543

	December 31, 2019
	Securities Available-For-Sale
	(In Thousands)
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Government-sponsored enterprises (GSEs)	$59,735	48	204	59,579
Mortgage-backed securities	265,648	2,300	635	267,313
Asset-backed securities	27,531	1	303	27,229
Obligations of states and political subdivisions	67,293	559	828	67,024
	$420,207	2,908	1,970	421,145

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	December 31, 2018
	Securities Available-For-Sale
	(In Thousands)
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Government-sponsored enterprises (GSEs)	$71,446	—	2,979	68,467
Mortgage-backed securities	152,375	9	4,874	147,510
Asset-backed securities	22,534	10	844	21,700
Obligations of state and political subdivisions	49,328	22	1,775	47,575
	$295,683	41	10,472	285,252

The following table details the contractual maturities and weighted average yields of investment securities of the Company. Actual maturities may differ from contractual maturities of mortgage and asset-backed securities because the mortgages or other assets underlying such securities may be called or prepaid with or without penalty. Therefore, these securities are not included in the maturity categories noted below as of December 31, 2020 and December 31, 2019:

	December 31, 2020			December 31, 2019
Available-For-Sale Securities	Amortized Cost	Estimated Market Value	Weighted Average Yields	Amortized Cost	Estimated Market Value	Weighted Average Yields
	(In Thousands, Except Yields)
Mortgage and asset-backed securities	$295,168	300,747	1.50%	$293,179	294,542	2.33%
U.S. Government-sponsored enterprises (GSEs):
Less than one year	—	—	—	—	—	—
One to three years	9,500	9,507	0.33	8,950	8,944	1.77
Three to five years	9,750	9,753	0.52	8,746	8,737	1.96
Five to ten years	67,622	67,657	1.16	35,505	35,402	2.41
More than ten years	38,840	38,988	1.41	6,534	6,496	2.65
Total U.S. Government-sponsored enterprises (GSEs)	125,712	125,905	1.12	59,735	59,579	2.27
Obligations of states and political subdivisions*:
Less than one year	1,196	1,198	0.79	472	471	1.54
One to three years	1,632	1,637	0.69	—	—	—
Three to five years	2,943	3,045	1.92	636	638	2.25
Five to ten years	39,719	40,527	1.95	21,120	21,220	2.39
More than ten years	101,972	104,884	2.51	45,065	44,695	3.24
Total obligations of states and political subdivisions	147,462	151,291	2.32	67,293	67,024	2.95
Corporate bonds:
Less than one year	—	—	—	—	—	—
One to three years	—	—	—	—	—	—
Three to five years	2,500	2,600	4.25	—	—	—
Five to ten years	—	—	—	—	—	—
More than ten years	—	—	—	—	—	—
Total corporate bonds	2,500	2,600	4.25	—	—	—
Total available-for-sale securities	$570,842	580,543	1.64%	$420,207	421,145	2.42%

*	Weighted average yield is stated on a tax-equivalent basis, assuming a weighted average Federal income tax rate of 21%.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Deposits

The increases in assets in 2020 and 2019 were funded primarily by increases in deposits and the Company’s earnings. Total deposits, which are the principal source of funds for the Company, totaled $2,960,595,000 at December 31, 2020 compared to $2,417,605,000 at December 31, 2019, an increase of 22.46%. The Company has targeted local consumers, professionals and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Putnam County, Smith County, Sumner County, Rutherford County, Trousdale County and Williamson County areas are attractive economic markets offering growth opportunities for the Company; however, the Company competes with several larger banks and community banks that have bank offices in these counties which may negatively impact market growth or maintenance of current market share. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.

The $542,990,000, or 22.46%, growth in deposits in 2020 was due to a $182,691,000, or 22.78%, increase in money market accounts, a $106,749,000, or 37.51%, increase in demand deposit accounts, a $212,450,000, or 38.02%, increase in NOW accounts, and a $61,714,000, or 44.00%, increase in savings accounts, partially offset by a decrease in certificates of deposits of $19,126,000, or 3.43%, and a decrease in individual retirement accounts of $1,488,000, or 1.99%. The decrease in certificates of deposits and the decrease in individual retirement accounts reflect the reduction in short-term interest rates and a shift in deposits to lower paying transaction and money market accounts. The average rate paid on average total interest-bearing deposits was 0.70% for 2020 compared to 1.07% for 2019. The average rate paid in 2018 was 0.75%. The increase in total deposits since December 31, 2019 was primarily attributable to management's strategic decision to grow market share through targeted marketing strategies in our newer markets that resulted in the opening of new accounts and the government issued economic stimulus relief attributable to COVID-19. Deposit growth was also the result of PPP loan proceeds being deposited in the Bank pending use of the funds by the borrower, reduced consumer spending as a result of the pandemic, and customers seeking to move their funds to deposit accounts with perceived less risk. Additional stimulus relief could contribute to further deposit growth. Competitive pressure from other banks in our market area relating to deposit pricing could adversely affect the rates paid on deposit accounts as it limits our ability to lower deposit rates as short-term interest rates fall. It’s these same competitive pressures that may cause our deposit rates to rise more quickly than we are able to increase the rates we earn on loans in a rising rate environment. If either of these scenarios were to happen, our net yield on earning assets would experience compression and our results of operations would be negatively impacted, as was the case in 2020, during which the impact of the declining rate environment more quickly impacted our earning assets than our interest-bearing liabilities, which consequently compressed our net yield on earning assets. The ratio of average loans to average deposits was 83.1% in 2020, 87.4% in 2019, and 89.7% in 2018.

The average amounts and average interest rates for deposits for 2020, 2019 and 2018 are detailed in the following schedule:

	2020		2019		2018
	Average		Average		Average
	Balance		Balance		Balance
	In	Average	In	Average	In	Average
	Thousands	Rate	Thousands	Rate	Thousands	Rate
Non-interest bearing deposits	$348,677	—%	$270,136	—%	$250,328	—%
Negotiable order of withdrawal accounts	669,224	0.20	526,026	0.44	503,312	0.36
Money market demand accounts	881,669	0.40	749,366	0.80	668,007	0.52
Time deposits	619,387	1.77	642,513	2.01	556,054	1.43
Other savings	171,849	0.39	136,912	0.60	139,664	0.53
	$2,690,806	0.61%	$2,324,953	0.95%	$2,117,365	0.66%

The following schedule details the maturities of certificates of deposit and individual retirement accounts of $100,000 and more at December 31, 2020:

	In Thousands
	Certificates		Individual
	of	Average	Retirement	Average
	Deposit	Rate	Accounts	Rate	Total
Less than three months	$50,726	1.44%	3,751	0.87%	54,477
Three to six months	32,531	1.34	4,353	1.26	36,884
Six to twelve months	105,151	1.60	9,938	1.55	115,089
More than twelve months	144,157	1.82	16,976	1.47	161,133
	$332,565	1.64%	35,018	1.40%	367,583

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Contractual Obligations

The Company’s contractual obligations at December 31, 2020 are as follows:

(In Thousands)	Less than 1 Year	1 –3 Years	3-5 Years	More than 5 Years	Total
Federal Home Loan Bank Advances	$1,350	$2,138	$150	$—	$3,638
Operating Leases	494	934	975	2,521	4,924
Deposits with stated maturity dates	342,291	226,202	42,428	458	611,379
Total	$344,135	$229,274	$43,553	$2,979	$619,941

Long-term debt contractual obligations include advances from the Federal Home Loan Bank, and at December 31, 2020, the Company had $3,638,000 in advances. The Company leases land for certain branch facilities and automatic teller machine locations. Future minimum rental payments required under the terms of these non-cancellable leases are included in operating lease obligations.

Off Balance Sheet Arrangements

At December 31, 2020, the Company had unfunded lines of credit of $851 million and outstanding standby letters of credit of $82 million. Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. If needed to fund these outstanding commitments, the Company’s bank subsidiary has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company’s bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned below, Wilson Bank has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, its investment security maturities, and short-term borrowings.

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

The COVID-19 pandemic and the government response to such pandemic has materially changed the reported market risks during the twelve months ended December 31, 2020. Since March 3, 2020, the Federal Reserve has lowered the Fed Funds benchmark rate by a full 1.5 percentage points to a target range of 0 percent to 0.25 percent. In the third quarter of 2020 the Federal Reserve announced they would not likely be moving rates until the end of 2023 at the earliest. The Federal Reserve also announced it would purchase more Treasury securities to encourage lending to try to offset the impact of the coronavirus outbreak. This was an emergency response as the coronavirus escalated sharply in the United States, with stay-at-home orders and directives in nearly all states, mandatory business closures and mandatory work-from-home policies. Because economic indicators suggested that a recession was impending, the Federal Reserve stepped in with a broad array of monetary policy actions including direct lending to banks and corporations, expanding the scope of repurchase agreements, lowering the reserve requirements for banks at the Federal Reserve and supporting small and mid size businesses. As discussed elsewhere herein, Wilson Bank has experienced compression to its net yield on earning assets due to the rate cuts enacted by the Federal Reserve. The extent to which the COVID-19 pandemic and the response by federal, state and local governments will ultimately impact the financial performance of Wilson Bank remains uncertain due to the evolving and complex nature of the COVID-19 virus (including the uncertainty around the size and number of additional government stimulus programs that may be adopted), and management continues to actively monitor and adapt to the rapid market changes.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Liquidity and Asset Management

The Company’s management seeks to maximize net interest income by managing the Company’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity, like those we built up in response to the COVID-19 pandemic, bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash, due from banks, interest bearing deposits in other financial institutions and unpledged investment securities. At December 31, 2020, the Company’s liquid assets totaled approximately $627.8 million. Additionally, as of December 31, 2020, the Company had available approximately $95.5 million in unused federal funds lines of credit and, subject to certain restrictions and collateral requirements, approximately $336.4 million of borrowing capacity with the Federal Home Loan Bank of Cincinnati to meet short term funding needs.

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

The Company’s primary source of liquidity is a stable core deposit base. In addition, short-term borrowings, loan payments and investment security maturities provide a secondary source. At December 31, 2020, the Company had a liability sensitive position (a negative gap). Liability sensitivity means that more of the Company’s liabilities are capable of re-pricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing. Liability sensitivity generally should lead to an expansion in net yield on earning assets in a declining rate environment, as we experienced during a portion of 2020, but for that to occur the Bank will need to reprice its deposits more quickly than it reprices rates it earns on loans. Conversely, a rising rate environment could have a short-term negative impact on net yield on earning assets, as deposits would likely re-price faster than assets. Management regularly monitors the deposit rates of the Company’s competitors and these rates continue to put pressure on the Company’s deposit pricing, just as loan pricing pressure from competition within our markets continues to negatively impact loan yields. This pressure could continue to negatively impact the Company’s net yield on earning assets and earnings if short-term rates begin to rise or these competitive pressures limit the Company's ability to lower deposit rates in a declining rate environment. As discussed elsewhere herein, the Bank anticipates that its net yield on earning assets is likely to contract further in 2021 because of such competitive pressures in its markets and the ongoing impacts of the COVID-19 pandemic, including the continuation of the historically low short-term interest rate environment we are experiencing.

The Company’s securities portfolio consists of earning assets that provide interest income. Securities classified as available-for-sale include securities intended to be used as part of the Company’s asset/liability strategy and/or securities that may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase capital and similar economic factors. At December 31, 2020, securities totaling approximately $45.1 million mature or will be subject to rate adjustments within the next twelve months.

A secondary source of liquidity is the Company’s loan portfolio. At December 31, 2020, loans totaling approximately $755.5 million either will become due or will be subject to rate adjustments within twelve months from that date. Continued emphasis will be placed on structuring adjustable rate loans.

As for liabilities, certificates of deposit and individual retirement accounts of $250,000 or greater totaling approximately $79.0 million will become due or reprice during the next twelve months. Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal accounts, money market demand accounts, demand deposit accounts and regular savings accounts. Management anticipates that there will be no significant withdrawals from these accounts in 2021.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

At December 31, 2020, the scheduled maturities of the Federal Home Loan Bank advances and interest rates were as follows (scheduled maturities will differ from scheduled repayments):

Scheduled Maturities	Amount	Weighted Average Rates
2021	$—	—%
2022	—	—
2023	1,688	2.68
2024	1,950	2.68
2025	—	—
Thereafter	—	—
	$3,638	2.68%

Interest Rate Sensitivity Gaps

The following schedule details the Company's interest rate sensitivity gaps for different time periods at December 31, 2020:

	Repricing Within
(In Thousands)	Total	0-30 Days	31-90 Days	91-180 Days	181-365 Days	Over 1 Year
Earning assets:
Loans, net of deferred fees	$2,321,305	338,945	48,375	92,247	275,884	1,565,854
Securities	580,543	42,297	32	1,554	1,198	535,462
Loans held for sale	19,474	—	—	—	—	19,474
Interest bearing deposits	304,750	304,750	—	—	—	—
Federal funds sold	675	675	—	—	—	—
Restricted equity securities	5,089	5,089	—	—	—	—
Total earning assets	3,231,836	691,756	48,407	93,801	277,082	2,120,790
Interest-bearing liabilities:
Negotiable order of withdrawal accounts	771,195	771,195	—	—	—	—
Money market demand accounts	984,677	984,677	—	—	—	—
Individual retirement accounts	73,384	2,744	7,086	11,270	20,049	32,235
Other savings	201,984	201,984	—	—	—	—
Certificates of deposit	537,995	33,627	49,274	55,047	163,194	236,853
FHLB	3,638	—	—	—	—	3,638
	2,572,873	1,994,227	56,360	66,317	183,243	272,726
Interest-sensitivity gap	$658,963	(1,302,471)	(7,953)	27,484	93,839	1,848,064
Cumulative gap		(1,302,471)	(1,310,424)	(1,282,940)	(1,189,101)	658,963
Interest-sensitivity gap as % of total assets		(38.7)%	(0.2)%	0.8%	2.8%	54.8%
Cumulative gap as % of total assets		(38.7)%	(38.9)%	(38.1)%	(35.3)%	19.6%

As detailed in the chart, as of December 31, 2020, the Company is forecasted to maintain a liability sensitive position over the next twelve months. However, management expects that liabilities of a demand nature will renew and that it will not be necessary to replace them with significantly higher cost funds.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The Company also uses simulation modeling to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. The Asset Liability Committee meets quarterly to analyze the interest rate shock simulation. The interest rate simulation model is based on a number of assumptions. The assumptions relate primarily to loan and deposit growth, asset and liability prepayments, the call features of investment securities, interest rates and balance sheet management strategies. The Company also uses Economic Value of Equity (“EVE”) sensitivity analysis to understand the impact of changes in interest rates on long-term cash flows, income and capital. EVE is calculated by discounting the cash flows for all balance sheet instruments under different interest rate scenarios. The EVE is a longer term view of interest rate risk because it measures the present value of the future cash flows. Presented below is the estimated impact on Wilson Bank’s net interest income and EVE as of December 31, 2020, assuming an immediate shift in interest rates:

	% Change from Base Case for Immediate Parallel Changes in Rates
	-200 BP(1)	-100 BP(1)	+100 BP	+200 BP	+300 BP
Net interest income	(4.75)%	(3.42)%	(0.48)%	3.10%	4.52%
EVE	(13.05)	(11.83)	4.36	7.49	8.76

(1) Currently, some short term interest rates are below the standard down rate scenarios (100, 200, 300 bps). The asset liability model does not calculate negative interest rates and will floor any index at 0.

Each of the above analyses may not, on its own, be an accurate indicator of how our net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as interest rate caps and floors) which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the maturity of certain instruments. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates. We review each of the above interest rate sensitivity analyses along with several different interest rate scenarios as part of our responsibility to seek to provide a satisfactory, consistent level of profitability within the framework of established liquidity, loan, investment, borrowing, and capital policies.

Management believes that with present maturities, the anticipated growth in deposit base, and the efforts of management in its asset/liability management program, liquidity will not pose a problem in the near term future. The COVID-19 pandemic has presented overall uncertainty in the financial markets and Wilson Bank has seen an increase in deposits as some customers have shifted funds from market based products to more stable FDIC insured options. In addition, the CARES Act and the Coronavirus Relief Act included an economic stimulus package for individuals who met the federal income qualifications in the form of a direct payment. Further stimulus checks may have the effect of further increasing the Bank's deposit accounts, thus increasing liquidity. At the present time, management does not believe that the COVID-19 pandemic will result in the Company’s liquidity changing in a materially adverse way other than the potential negative impact of the maintenance of higher levels of on-balance sheet liquidity.

Impact of Inflation

Although interest rates are significantly affected by inflation, for the fiscal years ended December 31, 2020, 2019, and 2018, the inflation rate is believed to have had an immaterial impact on the Company’s results of operations.

Capital Resources, Capital Position and Dividends

At December 31, 2020, total stockholders’ equity was $380,121,000, or 11.28% of total assets, which compares with $336,984,000, or 12.06% of total assets, at December 31, 2019, and $295,667,000, or 11.62% of total assets, at December 31, 2018. The dollar increase in the Company’s stockholders’ equity during 2020 reflects (i) net income of $38,492,000 less cash dividends of $1.20 per share totaling $13,013,000, (ii) the issuance of 180,424 shares of common stock for $10,056,000, as reinvestment of cash dividends, (iii) the issuance of 19,981 shares of common stock pursuant to exercise of stock options for $718,000, (iv) the net change in unrealized gain on available-for-sale securities of $6,472,000, and (v) a stock-based compensation expense of $412,000.

For a discussion of the Company's and Wilson Bank's capital levels and required minimum levels of capital each is required to maintain under applicable regulatory requirements see Note 17, Regulatory Matters and Restrictions on Dividends in the notes to the Company's consolidated financial statements appearing elsewhere in this report.

Holding Company & Stock Information

Wilson Bank Holding Company Directors

James Anthony Patton, Chairman; James F. Comer; J. Randall Clemons; Jack W. Bell; William P. Jordan;  John C. McDearman III; H. Elmer Richerson; Clinton M. Swain; Michael G. Maynard; and Deborah Varallo.

Common Stock Market Information

The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at February 19, 2021 was 4,464. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company’s common stock during the years 2019 and 2020.

On January 2, 2019, a $.55 per share cash dividend was declared and on July 1, 2019, a $.55 per share cash dividend was declared and paid to shareholders of record on those dates. On January 2, 2020, a $.60 per share cash dividend was declared and on July 1, 2020, a $.60 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent upon the Company’s profitability, its capital needs, overall financial condition and economic and regulatory considerations.

Stock Prices

2019	High		Low
First Quarter	$51.00		$49.75
Second Quarter	$52.25		$51.00
Third Quarter	$53.50		$52.25
Fourth Quarter	$54.75		$53.50
2020	High		Low
First Quarter	$55.75		$54.75
Second Quarter	$56.75		$54.75
Third Quarter	$60.00	*	$56.75
Fourth Quarter	$58.75		$56.75

*Represents one transaction of 377 shares during the third quarter of 2020 of which the Company is aware where the sale price was at least $2.25 higher than any other trade during the quarter.  The volume weighted average stock price during the third quarter of 2020 was $56.83.

Annual Meeting and Information Contacts

The 2021 Annual Meeting of Shareholders will be held virtually at 7:00 P.M., April 27, 2021. Additional details on attending the Annual Meeting virtually will be included in the proxy material distributed in advance of the Annual Meeting.

For further information concerning Wilson Bank Holding Company or Wilson Bank & Trust, or to obtain a copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, which is available without charge to shareholders, please contact Lisa Pominski, CFO, Wilson Bank & Trust, P.O. Box 768, Lebanon, Tennessee 37088-0768, phone (615) 443-6612.

WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

	In Thousands, Except Per Share Information
	As Of December 31,
	2020	2019	2018	2017	2016
CONSOLIDATED BALANCE SHEETS:
Total assets end of year	$3,369,604	2,794,209	2,543,682	2,317,033	2,198,051
Loans, net	$2,282,766	2,057,175	2,016,005	1,727,253	1,667,088
Securities	$580,543	421,145	285,252	365,196	349,209
Deposits	$2,960,595	2,417,605	2,235,655	2,037,745	1,942,135
Stockholders’ equity	$380,121	336,984	295,667	267,730	244,620

	Years Ended December 31,
	2020	2019	2018	2017	2016
CONSOLIDATED STATEMENTS OF EARNINGS:
Interest income	$122,968	118,077	103,525	91,020	84,746
Interest expense	17,383	22,647	14,018	8,889	8,284
Net interest income	105,585	95,430	89,507	82,131	76,462
Provision for loan losses	9,696	2,040	4,298	1,681	379
Net interest income after provision for loan losses	95,889	93,390	85,209	80,450	76,083
Non-interest income	33,140	28,349	25,248	22,821	21,654
Non-interest expense	80,919	74,628	69,080	60,391	57,263
Earnings before income taxes	48,110	47,111	41,377	42,880	40,474
Income taxes	9,618	11,067	8,783	19,354	14,841
Net earnings	$38,492	36,044	32,594	23,526	25,633
Cash dividends declared	$13,013	11,725	9,447	6,729	5,756
PER SHARE DATA:
Basic earnings per common share	$3.52	3.36	3.09	2.26	2.49
Diluted earnings per common share	$3.51	3.35	3.08	2.26	2.49
Cash dividends	$1.20	1.10	0.90	0.65	0.56
Book value	$34.58	31.24	27.83	25.62	23.71
RATIOS:
Return on average stockholders’ equity	10.65%	11.31	11.70	9.06	10.80
Return on average assets	1.24%	1.34	1.35	1.04	1.21
Total capital to assets	11.28%	12.06	11.62	11.55	11.13
Dividends declared per share as a percentage of basic earnings per share	34.09%	32.74	29.13	28.76	22.49

WILSON BANK HOLDING COMPANY

Consolidated Financial Statements

December 31, 2020 and 2019

(With Independent Auditor’s Report Thereon)

Stephen M. Maggart, CPA, ABV, CFF
J. Mark Allen, CPA
Joshua K. Cundiff, CPA
Michael T. Holland, CPA, ABV, CFF
M. Todd Maggart, CPA, ABV, CFF
Michael F. Murphy, CPA
P. Jason Ricciardi, CPA, CGMA
David B. von Dohlen, CPA
T. Keith Wilson, CPA, CITP

To the Shareholders and the Board of Directors of

Wilson Bank Holding Company

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 12, 2021 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

1201 DEMONBREUN STREET ▪ SUITE 1220 ▪ NASHVILLE, TENNESSEE 37203-3140 ▪ (615) 252-6100 ▪ Fax ▪ (615) 252-6105

www.maggartpc.com

To the Shareholders and the Board of Directors of

Wilson Bank Holding Company

Page Two

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosures to which it relates.

Allowance for Loan Losses

Description of the Matter

The Company’s loan portfolio totaled $2.3 billion as of December 31, 2020 and the associated allowance for loan losses (ALL) was $38.5 million. As discussed in Notes 1 and 2 to the consolidated financial statements, the ALL is established to absorb inherent losses that have been incurred within the existing portfolio of loans. Management’s estimate of inherent losses within the loan portfolio is established using quantitative, as well as qualitative, considerations. The Company’s methodology to determine the ALL considers quantitative calculations including: specific valuation allowances determined in accordance with ASC Topic 310 based on probable losses on specific loans, historical valuation allowances determined in accordance with ASC Topic 450 based on historical loan loss experience for similar loans with similar characteristics and trends, adjusted, as necessary, to reflect the impact of current conditions, and general valuation allowances determined in accordance with ASC Topic 450 based on various risk factors that are internal to the Company. The Company’s ALL methodology also includes qualitative amounts that include valuation allowances based on general economic conditions and other risk factors to the Company.

Management’s estimate of the ALL involves significant estimates and subjective assumptions, which require a high degree of judgment. The level of the allowance is based upon management's evaluation of the loan portfolio, loan loss experience, asset quality trends, known and inherent risks in the loan portfolio, adverse situations that may affect the borrowers' ability to repay the loan (including the timing of future payment), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, industry and peer bank loan quality indications and other pertinent factors, including regulatory recommendations. Changes in these assumptions could have a material effect on the Company’s financial results.

How We Addressed the Matter in Our Audit

We obtained an understanding of the Company’s process for establishing the ALL, including the qualitative valuation allowances of the ALL. We evaluated the design and tested the operating effectiveness of related controls over the reliability and accuracy of data used to calculate and estimate the various components of the ALL, the accuracy of the calculation of the ALL, management’s review and approval of methodologies used to establish the ALL, analysis of changes in various components of the ALL relative to changes in the Company’s loan portfolio and economy and evaluation of the overall reasonableness and appropriateness of the ALL. In doing so, we tested the operating effectiveness of review and approval controls in the Company’s governance process designed to identify and assess the qualitative valuation allowances which is meant to measure inherent loan losses associated with factors not captured fully in the other components of the ALL.

To the Shareholders and the Board of Directors of

Wilson Bank Holding Company

Page Three

To test the reasonableness of the qualitative valuation allowances, we performed audit procedures that included, among others testing the appropriateness of the methodologies used by the Company to estimate the ALL, testing the completeness and accuracy of data and information used by the Company in estimating the components of the ALL, evaluating the appropriateness of assumptions used in estimating the qualitative valuation allowances, analyzing the changes in assumptions and various components of the ALL relative to changes in the Company’s loan portfolio and the economy and evaluating the appropriateness and level of the qualitative valuation allowances. For example, specific to the qualitative valuation allowances, we 1) analyzed the changes, assumptions and adjustments made to the qualitative valuation allowances; and 2) evaluated the appropriateness and completeness of risk factors used in determining the amount of the qualitative valuation allowances. We also evaluated the data and information utilized by management to estimate the qualitative valuation allowances by independently obtaining internal and external data and information to assess the appropriateness of the data and information used by management. In addition, we evaluated the overall ALL amount, inclusive of the adjustments for the qualitative valuation allowances, and whether the amount appropriately reflects losses incurred in the loan portfolio as of the consolidated balance sheet date by comparing the overall ALL to those established by similar banking institutions with similar loan portfolios. We also reviewed subsequent events and transactions and considered whether they corroborate or contradict the Company’s conclusion.

/s/ MAGGART & ASSOCIATES, P.C.

We have served as the Company’s auditor since 1987.

Nashville, Tennessee

February 12, 2021

Stephen M. Maggart, CPA, ABV, CFF
J. Mark Allen, CPA
Joshua K. Cundiff, CPA
Michael T. Holland, CPA, ABV, CFF
M. Todd Maggart, CPA, ABV, CFF
Michael F. Murphy, CPA
P. Jason Ricciardi, CPA, CGMA
David B. von Dohlen, CPA
T. Keith Wilson, CPA, CITP

To the Shareholders and the Board of Directors of

Wilson Bank Holding Company

Opinion on Internal Control over Financial Reporting

We have audited Wilson Bank Holding Company’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Wilson Bank Holding Company (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2020 and 2019, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes and our report dated February 12, 2021 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

1201 DEMONBREUN STREET ▪ SUITE 1220 ▪ NASHVILLE, TENNESSEE 37203-3140 ▪ (615) 252-6100 ▪ Fax ▪ (615) 252-6105

www.maggartpc.com

To the Shareholders and the Board of Directors of

Wilson Bank Holding Company

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

/s/ MAGGART & ASSOCIATES, P.C.

Nashville, Tennessee

February 12, 2021

WILSON BANK HOLDING COMPANY

Consolidated Balance Sheets

December 31, 2020 and 2019

	Dollars in thousands
	2020	2019
ASSETS

Loans, net of allowance for loan losses of $38,539 and $28,726, respectively	$2,282,766	2,057,175
Available-for-sale securities, at market (amortized cost $570,842 and $420,207, respectively)	580,543	421,145
Loans held for sale	19,474	18,179
Interest bearing deposits	304,750	126,827
Federal funds sold	675	20,000
Restricted equity securities, at cost	5,089	4,680
Total earning assets	3,193,297	2,648,006
Cash and due from banks	33,431	12,943
Premises and equipment, net	58,202	60,295
Accrued interest receivable	7,516	5,945
Deferred income taxes	7,089	6,136
Other real estate	—	697
Bank owned life insurance	35,197	31,762
Goodwill	4,805	4,805
Other assets	30,067	23,620
Total assets	$3,369,604	2,794,209
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$2,960,595	2,417,605
Federal Home Loan Bank advances	3,638	23,613
Accrued interest and other liabilities	25,250	16,007
Total liabilities	2,989,483	2,457,225
Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 50,000,000 shares, 10,993,404 and 10,792,999 shares issued and outstanding, respectively	21,987	21,586
Additional paid-in capital	93,034	82,249
Retained earnings	257,935	232,456
Net unrealized gains on available-for-sale securities, net of taxes of $2,536 and $245, respectively	7,165	693
Total stockholders’ equity	380,121	336,984
COMMITMENTS AND CONTINGENCIES
Total liabilities and stockholders’ equity	$3,369,604	2,794,209

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Earnings

Three Years Ended December 31, 2020

	Dollars In Thousands (except per share data)
	2020	2019	2018
Interest income:
Interest and fees on loans	$113,224	105,783	94,917
Interest and dividends on securities:
Taxable securities	7,272	8,559	6,158
Exempt from Federal income taxes	1,102	773	1,020
Interest on loans held for sale	616	325	184
Interest on Federal funds sold	56	275	83
Interest on interest bearing deposits	582	2,164	979
Interest and dividends on restricted equity securities	116	198	184
Total interest income	122,968	118,077	103,525
Interest expense:
Interest on negotiable order of withdrawal accounts	1,314	2,311	1,823
Interest on money market accounts and other savings accounts	4,163	6,855	4,231
Interest on certificates of deposit and individual retirement accounts	10,939	12,896	7,944
Interest on securities sold under repurchase agreements	—	—	16
Interest on Federal funds purchased	—	4	4
Interest on Federal Home Loan Bank advances	967	581	—
Total interest expense	17,383	22,647	14,018
Net interest income before provision for loan losses	105,585	95,430	89,507
Provision for loan losses	9,696	2,040	4,298
Net interest income after provision for loan losses	95,889	93,390	85,209
Non-interest income	33,140	28,349	25,248
Non-interest expense	80,919	74,628	69,080
Earnings before income taxes	48,110	47,111	41,377
Income taxes	9,618	11,067	8,783
Net earnings	$38,492	36,044	32,594
Basic earnings per common share	$3.52	3.36	3.09
Diluted earnings per common share	$3.51	3.35	3.08
Weighted average common shares outstanding:
Basic	10,927,065	10,743,269	10,564,172
Diluted	10,953,746	10,761,467	10,572,221

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Comprehensive Earnings

Three Years Ended December 31, 2020

	Dollars In Thousands
	2020	2019	2018
Net earnings	$38,492	36,044	32,594
Other comprehensive earnings (losses), net of tax:
Net unrealized gains (losses) on available-for-sale securities arising during period, net of taxes of $2,522, $2,901, and $1,398, respectively	7,123	8,200	(3,950)
Reclassification adjustment for net losses (gains) included in net earnings, net of taxes of $231, $70, and $170, respectively	(651)	198	480
Other comprehensive earnings (losses)	6,472	8,398	(3,470)
Comprehensive earnings	$44,964	44,442	29,124

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Changes in Stockholders’ Equity

Three Years Ended December 31, 2020

	Dollars In Thousands
	Common Stock	Additional Paid In Capital	Retained Earnings	Net Unrealized Gain (Loss) On Available For Sale Securities	Total
Balance December 31, 2017	$20,901	66,047	185,017	(4,235)	267,730
Cash dividends declared, $.90 per share	—	—	(9,447)	—	(9,447)
Issuance of 161,514 shares of common stock pursuant to dividend reinvestment plan	324	7,146	—	—	7,470
Issuance of 11,585 shares of common stock pursuant to exercise of stock options	23	371	—	—	394
Share based compensation expense	—	396	—	—	396
Net change in fair value of available-for-sale securities during the year, net of taxes of $1,228	—	—	—	(3,470)	(3,470)
Net earnings for the year	—	—	32,594	—	32,594
Balance December 31, 2018	21,248	73,960	208,164	(7,705)	295,667
Cash dividends declared, $1.10 per share	—	—	(11,725)	—	(11,725)
Issuance of 179,199 shares of common stock pursuant to dividend reinvestment plan	358	8,776	—	—	9,134
Issuance of 21,764 shares of common stock pursuant to exercise of stock options	44	731	—	—	775
Share based compensation expense	—	347	—	—	347
Net change in fair value of available-for-sale securities during the year, net of taxes of $2,971	—	—	—	8,398	8,398
Reclassification adjustment for the adoption of lease standard	—	—	(27)	—	(27)
Repurchase of 31,774 common shares	(64)	(1,565)	—	—	(1,629)
Net earnings for the year	—	—	36,044	—	36,044
Balance December 31, 2019	21,586	82,249	232,456	693	336,984
Cash dividends declared, $1.20 per share	—	—	(13,013)	—	(13,013)
Issuance of 180,424 shares of common stock pursuant to dividend reinvestment plan	361	9,695	—	—	10,056
Issuance of 19,981 shares of common stock pursuant to exercise of stock options	40	678	—	—	718
Share based compensation expense	—	412	—	—	412
Net change in fair value of available-for-sale securities during the year, net of taxes of $2,291	—	—	—	6,472	6,472
Net earnings for the year	—	—	38,492	—	38,492
Balance December 31, 2020	$21,987	93,034	257,935	7,165	380,121

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Cash Flows

Three Years Ended December 31, 2020

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2020	2019	2018
Cash flows from operating activities:
Interest received	$126,194	121,366	105,318
Fees and other income received	21,284	21,185	20,503
Proceeds from sales of loans	221,748	157,028	131,321
Origination of loans held for sale	(213,483)	(160,921)	(129,060)
Interest paid	(18,146)	(21,966)	(12,565)
Cash paid to suppliers and employees	(75,082)	(69,412)	(64,351)
Income taxes paid	(12,106)	(10,934)	(10,558)
Net cash provided by operating activities	50,409	36,346	40,608
Cash flows from investing activities:
Purchase of available-for-sale securities	(409,996)	(255,432)	(9,118)
Proceeds from calls, maturities and paydowns of available-for-sale securities	200,785	90,805	36,955
Proceeds from sale of available-for-sale securities	54,870	37,325	35,093
Purchase of restricted equity securities	(409)	(1,668)	—
Proceeds from maturities and paydowns of held-to-maturity securities	—	—	4,651
Proceeds from sale of held-to-maturity securities	—	—	4,764
Loans made to customers, net of repayments	(236,402)	(43,568)	(293,655)
Purchase of bank owned life insurance and annuity contracts	(6,867)	—	(4,301)
Purchase of premises and equipment	(2,220)	(6,044)	(7,752)
Proceeds from sale of other assets	9	14	4
Proceeds from sale of other real estate	2,307	952	796
Net cash used in investing activities	(397,923)	(177,616)	(232,563)
Cash flows from financing activities:
Net increase in non-interest bearing, savings, NOW and money market deposit accounts	563,605	163,720	101,248
Net increase (decrease) in time deposits	(20,615)	18,230	96,662
Net decrease in securities sold under agreements to repurchase	—	—	(864)
Net increase (decrease) in Federal Home Loan Bank advances	(19,975)	23,613	—
Escrow payable, net	5,824	(269)	165
Common stock dividends paid	(13,013)	(11,725)	(9,447)
Proceeds from sale of common stock pursuant to dividend reinvestment	10,056	9,134	7,470
Proceeds from sale of common stock pursuant to exercise of stock options	718	775	394
Repurchase of common stock	—	(1,629)	—
Net cash provided by financing activities	526,600	201,849	195,628
Net increase in cash and cash equivalents	179,086	60,579	3,673
Cash and cash equivalents at beginning of year	159,770	99,191	95,518
Cash and cash equivalents at end of year	$338,856	159,770	99,191

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Cash Flows, Continued

Three Years Ended December 31, 2020

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2020	2019	2018
Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$38,492	36,044	32,594
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	8,838	6,494	5,853
Provision for loan losses	9,696	2,040	4,298
Equity-based compensation expense	1,180	786	1,237
Provision for deferred tax benefit	(3,304)	(478)	(248)
Loss (gain) on sales of other real estate, net	(658)	48	80
Loss on sales of other assets	4	4	3
Loss on sales of premises and equipment	63	128	2
Security loss (gain)	(882)	268	650
Increase in derivative liability, net	209	—	—
Increase in loans held for sale	(1,295)	(10,695)	(2,378)
Increase (decrease) in taxes payable	756	339	(1,526)
Increase in other assets, bank owned life insurance and annuity contract earnings	(3,023)	(194)	(1,684)
Decrease (increase) in accrued interest receivable	(1,571)	779	(458)
Increase (decrease) in interest payable	(763)	682	1,453
Increase in other liabilities	2,667	101	732
Total adjustments	11,917	302	8,014
Net cash provided by operating activities	$50,409	36,346	40,608
Supplemental Schedule of Non-Cash Activities:
Change in fair value of securities available-for-sale, net of taxes of $2,291 in 2020, $2,971 in 2019, and $1,228 in 2018	$6,472	8,398	(3,470)
Non-cash transfers from held-to-maturity to available-for-sale securities	$—	—	22,800
Non-cash transfers from loans to other real estate	$992	884	693
Non-cash transfers from other real estate to loans	$40	544	95
Non-cash transfers from loans to other assets	$5	18	7

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

(1)	Summary of Significant Accounting Policies

The accounting and reporting policies of Wilson Bank Holding Company (“the Company”) and Wilson Bank & Trust (“Wilson Bank” or "the Bank") are in accordance with accounting principles generally accepted in the United States of America (“U.S.”) and conform to general practices within the banking industry. The following is a brief summary of the significant policies.

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Wilson Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Nature of Operations

Wilson Bank operates under a state bank charter and provides full banking services. As a state-chartered bank that is not a member of the Federal Reserve, Wilson Bank is subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation (“FDIC”). The areas served by Wilson Bank include Wilson County, DeKalb County, Rutherford County, Smith County, Trousdale County, Putnam County, Sumner County, Davidson County and Williamson County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the main office and twenty-seven branch locations.

(c)	Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets and other real estate, other-than-temporary impairments of securities, and the fair value of financial instruments.

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

Residential 1-4 family, commercial real estate and construction mortgage loans, represented 23%, 36% and 21% and 24%, 38% and 20% of the loan portfolio at  December 31, 2020 and 2019, respectively.

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

As part of its routine credit monitoring process, the Company performs regular credit reviews of the loan portfolio and loans receive risk ratings by the assigned credit officer, which are subject to validation by the Company's independent loan review department. Risk ratings are categorized as pass, special mention, substandard or doubtful. The Company believes that its categories follow those outlined by the FDIC, Wilson Bank's primary federal regulator.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

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

Management provides for loan losses by establishing an allowance. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a quarterly basis by management and is based upon management’s quarterly review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

In addition to the independent loan review process, the aforementioned risk ratings are subject to continual review by loan officers to determine that the appropriate risk ratings are being utilized in our allowance for loan loss process. Each risk rating is also subject to review by our independent loan review department. Currently, our independent loan review department targets reviews of 100% of existing loan relationships with aggregate debt of $2.0 million and greater and new loans with aggregate debt of $500,000 and greater. In addition, our independent loan review department targets particular portfolio segments, loans assigned to a particular lending officer, past due loans, and loans with four or more renewals.

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

December 31, 2020, 2019 and 2018

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

Other-than-temporary Impairment—Impaired securities are assessed quarterly for the presence of other-than-temporary impairment (“OTTI”). A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in the carrying amount of the security. To determine whether OTTI has occurred, management considers factors such as (1) length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) Wilson Bank’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value. If management deems a security to be OTTI, management reviews the present value of the future cash flows associated with the security. A shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is referred to as a credit loss. If a credit loss is identified, the credit loss is recognized as a charge to earnings and a new cost basis for the security is established. If management concludes that no credit loss exists and it is not “more-likely-than-not” that the Company will be required to sell the security before the recovery of the security’s cost basis, then the security is not deemed OTTI and the shortfall is recorded as a component of equity.

No securities have been classified as trading securities or held-to-maturity securities at December 31, 2020 or 2019.

(h)	Federal Home Loan Bank Stock

The Company, as a member of the Federal Home Loan Bank (“FHLB”) Cincinnati system, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at par value, which approximates its fair value. Management reviews the investment for impairment based on the ultimate recoverability of the cost basis in the FHLB stock. As of December 31, 2020, this minimum required investment was valued at approximately $4.4 million. Stock redemptions are at the discretion of the FHLB.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

(l)	Goodwill and Intangible Assets

The Financial Accounting Standards Board “FASB” Accounting Standards Codification “ASC” 350, Goodwill and Other Intangible Assets requires that management determine the allocation of intangible assets into identifiable groups at the date of acquisition and that appropriate amortization periods be established. Under the provisions of FASB ASC 350, goodwill is not to be amortized; rather, it is to be monitored for impairment and written down to the impairment value at the time impairment occurs. The Company determined that no impairment loss needs to be recognized related to its goodwill at  December 31, 2020 and December 31, 2019.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

(q)	Derivatives

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

Fair Value Hedges

For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged asset or liability attributable to the hedged risk are recognized in current earnings. The gain or loss on the derivative instrument is presented on the same income statement line item as the earnings effect of the hedged item. The Company utilizes interest rate swaps designated as fair value hedges to mitigate the effect of changing interest rates on the fair values of fixed rate loans. The hedging strategy on loans converts the fixed interest rates to LIBOR-based variable interest rates. These derivatives are designated as partial term hedges of selected cash flows covering specified periods of time prior to the maturity dates of the hedged loans.

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

Advertising costs are expensed as incurred by the Company and totaled $2,487,000, $2,498,000 and $2,552,000 for 2020, 2019 and 2018, respectively.

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

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 22 - Disclosures About Fair Value of Financial Instruments of the consolidated financial statements. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

(v)	Reclassification

Certain reclassifications have been made to the 2019 and 2018 figures to conform to the presentation for 2020.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

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

(x)	Accounting Standard Updates

ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 along with several other subsequent codification updates related to accounting for credit losses, requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts and requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration.

ASU 2016-13 was originally to become effective for the Company on January 1, 2020. On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security ("CARES") Act. The law contains several provisions applicable to companies like the Company. Among others, it gives lenders, including the Company, the option to defer the implementation of ASU 2016-13, which is known as the Current Expected Credit Losses (CECL) standard, until 60 days after the declaration of the end of the public health emergency related to the COVID-19 pandemic or December 31, 2020, whichever comes first. On December 27, 2020, President Trump signed into law the Coronavirus Response and Relief Supplemental Appropriations Act. The law contains several provisions applicable to companies like the Company. Among them, it gives lenders, including the Company, the option to further defer the implementation of ASU 2016-13, until January 1, 2022. In addition, the Securities and Exchange Commission (SEC) staff has stated that opting to delay the implementation of CECL shall be considered to be in accordance with generally accepted accounting principles. As a result, the Company has elected to delay implementation of CECL until January 1, 2022.

We currently believe the adoption of ASU 2016-13 would have resulted in an approximately 4 - 6% increase in our allowance for loan losses as of January 1, 2020. That expected increase is a result of changing from an “incurred loss” model, which encompasses allowances for current known and inherent losses within the portfolio, to an “expected loss” model, which encompasses allowances for losses expected to be incurred over the life of the portfolio. As of December 31, 2020, we currently believe the adoption of ASU 2016-13 would have resulted in an approximately 4 - 6% increase in our allowance for loan losses over the level recorded at December 31, 2020.

Prior to the CARES Act being signed and the Company’s decision to delay the implementation of CECL, the Company was completing its CECL implementation plan with a cross-functional working group, under the direction of the Chief Credit Officer along with our Chief Financial Officer. The working group also included individuals from various functional areas including credit, risk management, accounting and information technology, among others. The Company’s implementation plan included assessment and documentation of processes, internal controls and data sources; model development, documentation and validation; and system configuration, among other things. The Company contracted with a third-party vendor to assist it in the implementation of CECL. Implementation efforts have been finalized and controls and processes are in place. The ultimate impact of the adoption of ASU 2016-13 could differ from our current expectation. Furthermore, ASU 2016-13 will necessitate that we establish an allowance for expected credit losses for available-for-sale securities and other financial assets and it also applies to off-balance sheet credit exposure like loan commitments and other investments; however, we do not expect these allowances to be significant. Pursuant to an interim final rule issued on March 27, 2020 by the federal banking regulatory agencies, the Company has the option to phase in over a three-year period the transition adjustments to capital resulting from the adoption of CECL for regulatory capital purposes. If adopted, the cumulative amount of the transition adjustments will become fixed at the start of the three-year period, and will be phased out of the regulatory capital calculations evenly over such period, with 75% recognized in year one, 50% recognized in year two, and 25% recognized in year three. The Company has not yet decided if it will take advantage of this option. The adoption of ASU 2016-13 is not expected to have a significant impact on our regulatory capital ratios.

ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350) - Simplifying the Test for Goodwill Impairment.” ASU 2017-04 eliminates Step 2 from the goodwill impairment test which required entities to compute the implied fair value of goodwill. Under ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 became effective for us on January 1, 2020, and did not have a significant impact on our financial statements.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

ASU 2018-13, "Fair Value Measurement (Topic 820) - Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement." ASU 2018-13 modifies the disclosure requirements on fair value measurements in Topic 820. The amendments in this update remove disclosures that no longer are considered cost beneficial, modify/clarify the specific requirements of certain disclosures, and add disclosure requirements identified as relevant. ASU 2018-13 became effective for us on January 1, 2020 and did not have a significant impact on our financial statements.

ASU 2020-4, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” ASU 2020-4 provides optional expedients and exceptions for accounting related to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. ASU 2020-04 applies only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform and do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. ASU 2020-4 was effective upon issuance and generally can be applied through December 31, 2022. The adoption of ASU 2020-4 did not significantly impact our financial statements.

Other than those previously discussed, there were no other recently issued accounting pronouncements that are expected to materially impact the Company.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

(2)	Loans and Allowance for Loan Losses

The classification of loans at  December 31, 2020 and 2019 is as follows:

	In Thousands
	2020	2019
Mortgage loans on real estate:
Residential 1-4 family	$535,994	511,250
Multifamily	111,646	97,104
Commercial	837,766	793,379
Construction	488,626	425,185
Farmland	15,429	19,268
Second mortgages	8,433	10,760
Equity lines of credit	78,889	72,379
Total mortgage loans on real estate	2,076,783	1,929,325
Commercial loans	172,811	98,265
Agricultural loans	1,206	1,569
Consumer installment loans:
Personal	66,193	50,532
Credit cards	4,324	4,302
Total consumer installment loans	70,517	54,834
Other loans	9,283	9,049
	2,330,600	2,093,042
Net deferred loan fees	(9,295)	(7,141)
Total loans	2,321,305	2,085,901
Less: Allowance for loan losses	(38,539)	(28,726)
Loans, net	$2,282,766	2,057,175

At December 31, 2020, variable rate and fixed rate loans totaled $1,777,303,000 and $553,297,000, respectively. At December 31, 2019, variable rate and fixed rate loans totaled $1,640,991,000 and $452,051,000, respectively.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

Commercial and industrial: The commercial and industrial loan portfolio segment includes commercial and industrial loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases or other expansion projects. Also included in this category are PPP loans guaranteed by the SBA, which totaled $62.4 million at December 31, 2020. Collection risk in this portfolio is driven by the creditworthiness of underlying borrowers, particularly cash flow from customers’ business operations. Commercial and industrial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and usually incorporates a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

The following tables present the Company’s nonaccrual loans, credit quality indicators and past due loans as of  December 31, 2020 and 2019.

Loans on Nonaccrual Status

	In Thousands
	2020	2019
Residential 1-4 family	$1,022	949
Multifamily	—	—
Commercial real estate	311	1,661
Construction	—	—
Farmland	—	—
Second mortgages	—	—
Equity lines of credit	—	—
Commercial	—	—
Agricultural, installment and other	—	—
Total	$1,333	2,610

At December 31, 2020, the Company had two impaired loans totaling $1,333,000 which were on non-accruing interest status. At  December 31, 2019, the Company had three impaired loans totaling $2,610,000 which were on non-accruing interest status. In each case, at the date such loans were placed on nonaccrual status, the Company reversed all previously accrued interest income.

The impact on net interest income for these loans was not material to the Company’s results of operations for the years ended December 31, 2020, 2019 and 2018.

Potential problem loans, which include nonperforming loans, amounted to approximately $8.2 million at  December 31, 2020 compared to $10.7 million at December 31, 2019. Potential problem loans represent those loans with a well defined weakness and where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower’s ability to comply with present repayment terms. This definition is believed to be substantially consistent with the standards established by the FDIC, the Company’s primary federal regulator, for loans classified as special mention, substandard, or doubtful, excluding the impact of nonperforming loans.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

Credit Quality Indicators

The following table presents loan balances classified within each risk rating category by primary loan type as of December 31, 2020 and December 31, 2019.

	In Thousands
									Agricultural,
	Residential 1-4		Commercial			Second	Equity Lines		Installment and
	Family	Multifamily	Real Estate	Construction	Farmland	Mortgages	of Credit	Commercial	Other	Total
Credit Risk Profile by Internally Assigned Grade
December 31, 2020
Pass	$529,546	111,646	837,028	488,571	15,301	8,148	78,565	172,779	80,770	2,322,354
Special mention	2,745	—	149	27	79	169	314	—	156	3,639
Substandard	3,703	—	589	28	49	116	10	32	80	4,607
Total	$535,994	111,646	837,766	488,626	15,429	8,433	78,889	172,811	81,006	2,330,600
December 31, 2019
Pass	$503,861	97,104	791,610	424,517	19,106	10,458	72,237	98,243	65,255	2,082,391
Special mention	2,923	—	—	635	103	174	—	—	101	3,936
Substandard	4,466	—	1,769	33	59	128	142	22	96	6,715
Total	$511,250	97,104	793,379	425,185	19,268	10,760	72,379	98,265	65,452	2,093,042

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

Age Analysis of Past Due Loans

	In Thousands
	30-59 Days Past Due	60-89 Days Past Due	Nonaccrual and Greater Than 90 Days	Total Nonaccrual and Past Due	Current	Total Loans	Recorded Investment Greater Than 90 Days and Accruing
December 31, 2020
Residential 1-4 family	$2,634	511	1,818	4,963	531,031	535,994	$796
Multifamily	—	—	—	—	111,646	111,646	—
Commercial real estate	—	—	460	460	837,306	837,766	149
Construction	768	—	44	812	487,814	488,626	44
Farmland	—	—	—	—	15,429	15,429	—
Second mortgages	265	—	—	265	8,168	8,433	—
Equity lines of credit	31	302	—	333	78,556	78,889	—
Commercial	114	104	—	218	172,593	172,811	—
Agricultural, installment and other	363	81	60	504	80,502	81,006	60
Total	$4,175	998	2,382	7,555	2,323,045	2,330,600	$1,049
December 31, 2019
Residential 1-4 family	$4,760	799	2,336	7,895	503,355	511,250	$1,387
Multifamily	—	—	—	—	97,104	97,104	—
Commercial real estate	500	—	1,661	2,161	791,218	793,379	—
Construction	1,535	147	594	2,276	422,909	425,185	594
Farmland	57	—	8	65	19,203	19,268	8
Second mortgages	—	—	100	100	10,660	10,760	100
Equity lines of credit	143	—	372	515	71,864	72,379	372
Commercial	71	30	—	101	98,164	98,265	—
Agricultural, installment and other	517	116	46	679	64,773	65,452	46
Total	$7,583	1,092	5,117	13,792	2,079,250	2,093,042	$2,507

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

Transactions in the allowance for loan losses for the years ended  December 31, 2020 and 2019 are summarized as follows:

	In Thousands
									Agricultural,
	Residential 1-4		Commercial			Second	Equity Lines		Installment and
	Family	Multifamily	Real Estate	Construction	Farmland	Mortgages	of Credit	Commercial	Other	Total
December 31, 2020
Allowance for loan losses:
Beginning balance	$7,144	1,117	11,114	5,997	187	123	889	1,044	1,111	28,726
Provision	920	424	5,388	1,766	(33)	(37)	74	343	851	9,696
Charge-offs	—	—	—	—	—	—	(7)	(9)	(898)	(914)
Recoveries	34	—	300	173	—	19	41	—	464	1,031
Ending balance	$8,098	1,541	16,802	7,936	154	105	997	1,378	1,528	38,539
Ending balance individually evaluated for impairment	$594	—	148	—	—	—	—	—	—	742
Ending balance collectively evaluated for impairment	$7,504	1,541	16,654	7,936	154	105	997	1,378	1,528	37,797
Loans:
Ending balance	$535,994	111,646	837,766	488,626	15,429	8,433	78,889	172,811	81,006	2,330,600
Ending balance individually evaluated for impairment	$2,399	—	970	—	—	—	—	—	—	3,369
Ending balance collectively evaluated for impairment	$533,595	111,646	836,796	488,626	15,429	8,433	78,889	172,811	81,006	2,327,231

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

The following tables present the Company’s impaired loans (including loans on nonaccrual status and loans past due 90 days or more) at  December 31, 2020 and 2019:

In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2020
With no related allowance recorded:
Residential 1-4 family	$1,162	1,507	—	395	26
Multifamily	—	—	—	—	—
Commercial real estate	311	311	—	311	—
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$1,473	1,818	—	706	26
With allowance recorded:
Residential 1-4 family	$1,242	1,240	594	1,273	66
Multifamily	—	—	—	—	—
Commercial real estate	662	659	148	676	22
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$1,904	1,899	742	1,949	88
Total:
Residential 1-4 family	$2,404	2,747	594	1,668	92
Multifamily	—	—	—	—	—
Commercial real estate	973	970	148	987	22
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$3,377	3,717	742	2,655	114

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

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

The following table summarizes the carrying balances of TDRs at  December 31, 2020 and  December 31, 2019 (dollars in thousands):

	2020	2019
Performing TDRs	$2,147	3,080
Nonperforming TDRs	529	1,467
Total TDRs	$2,676	4,547

The following table outlines the amount of each TDR categorized by loan classification for the years ended  December 31, 2020 and 2019 (dollars in thousands):

	December 31, 2020			December 31, 2019
	Number of Contracts	Pre Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment, Net of Related Allowance	Number of Contracts	Pre Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment, Net of Related Allowance
Residential 1-4 family	—	$—	$—	1	$1,338	$619
Multifamily	—	—	—	—	—	—
Commercial real estate	1	111	132	4	2,677	2,399
Construction	—	—	—	—	—	—
Farmland	—	—	—	—	—	—
Second mortgages	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—	—
Total	1	$111	$132	5	$4,015	$3,018

As of  December 31, 2020 and 2019 the Company did not have any loan previously classified as a TDR default within twelve months of the restructuring. A default is defined as an occurrence which violates the terms of the receivable’s contract.

In response to the COVID-19 pandemic and its economic impact to the Bank’s customers, the Bank proactively began providing relief to its customers in the middle of March 2020 through a 90-day interest-only payment option or a full 90-day payment deferral option. Following the passage of the CARES Act, the Bank expanded this program to provide a six-month interest only payment option in an effort to provide flexibility to its customers as they navigate uncertainties resulting from the pandemic. Pursuant to interagency regulatory guidance and the CARES Act, the Bank may elect to not classify loans as troubled debt restructurings for which these deferrals are granted between March 1, 2020 and the earlier of (i) January 1, 2022 or (ii) 60 days after the end of the COVID-19 national emergency. As of December 31, 2020, the Bank had 13 loans, totaling $36.4 million in aggregate principal amount for which principal or both principal and interest were being deferred and not classified as TDRs. Under the applicable guidance, none of these deferrals required a troubled debt restructuring designation as of December 31, 2020.

As of  December 31, 2020 the Bank had $301,000 of consumer mortgage loans in the process of foreclosure. As of December 31, 2019 the Bank did not have any consumer mortgage loans in the process of foreclosure.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

The Company’s principal customers are primarily in the Middle Tennessee area with a concentration in Wilson County, Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral vary depending upon the purpose of the credit and the borrower’s financial condition.

In the normal course of business, Wilson Bank has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $7,675,000 and $12,878,000 at  December 31, 2020 and 2019, respectively. None of these loans were restructured, charged-off or involved more than the normal risk of collectibility or presented other unfavorable features during the three years ended December 31, 2020.

An analysis of the activity with respect to such loans to related parties is as follows:

	In Thousands
	December 31,
	2020	2019
Balance, January 1	$12,878	13,019
New loans and renewals during the year	11,153	31,548
Repayments (including loans paid by renewal) during the year	(16,356)	(31,689)
Balance, December 31	$7,675	12,878

In 2020, 2019 and 2018, Wilson Bank originated mortgage loans for sale into the secondary market of $213,483,000, $160,921,000 and $129,060,000, respectively. The fees and gain on sale of these loans totaled $9,560,000, $6,802,000 and $4,639,000 in 2020, 2019 and 2018, respectively. All of these loan sales transfer servicing rights to the buyer.

In some instances, Wilson Bank sells loans that contain provisions which permit the buyer to seek recourse against Wilson Bank in certain circumstances. At  December 31, 2020 and 2019, total mortgage loans sold with recourse in the secondary market aggregated $181,700,000 and $115,789,000, respectively. At December 31, 2020, Wilson Bank has not been required to repurchase a significant amount of the mortgage loans originated by Wilson Bank and sold in the secondary market. Management expects no material losses to result from these recourse provisions.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

(3)	Debt and Equity Securities

Debt and equity securities have been classified in the consolidated balance sheet according to management’s intent. Debt and equity securities at  December 31, 2020 consist of the following:

	Securities Available-For-Sale
	In Thousands
		Gross Unrealized	Gross Unrealized	Estimated Market
	Amortized Cost	Gains	Losses	Value
Government-sponsored enterprises (GSEs)	$125,712	328	135	125,905
Mortgage-backed securities	258,774	5,636	620	263,790
Asset-backed securities	36,394	582	19	36,957
Corporate bonds	2,500	100	—	2,600
Obligations of states and political subdivisions	147,462	4,229	400	151,291
	$570,842	10,875	1,174	580,543

The Company’s classification of securities at  December 31, 2019 was as follows:

	Securities Available-For-Sale
	In Thousands
		Gross Unrealized	Gross Unrealized	Estimated Market
	Amortized Cost	Gains	Losses	Value
Government-sponsored enterprises (GSEs)	$59,735	48	204	59,579
Mortgage-backed securities	265,648	2,300	635	267,313
Asset-backed securities	27,531	1	303	27,229
Corporate bonds	—	—	—	—
Obligations of states and political subdivisions	67,293	559	828	67,024
	$420,207	2,908	1,970	421,145

Included in mortgage-backed securities are collateralized mortgage obligations totaling $88,472,000 (fair value of $89,116,000) and $46,994,000 (fair value of $47,442,000) at  December 31, 2020 and 2019, respectively.

The amortized cost and estimated market value of debt securities at December 31, 2020, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities of mortgage and asset-backed securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	In Thousands
Securities Available-For-Sale	Amortized Cost	Estimated Market Value
Due in one year or less	$1,196	1,198
Due after one year through five years	26,325	26,542
Due after five years through ten years	107,341	108,184
Due after ten years	140,812	143,872
	275,674	279,796
Mortgage and asset-backed securities	295,168	300,747
	$570,842	580,543

Results from sales of debt and equity securities are as follows:

	In Thousands
	2020	2019	2018
Gross proceeds	$54,870	37,325	39,857
Gross realized gains	$901	75	102
Gross realized losses	(19)	(343)	(752)
Net realized gains (losses)	$882	(268)	(650)

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

Securities carried on the balance sheet of approximately $282,028,000 (approximate market value of $288,013,000) and $256,300,000 (approximate market value of $256,598,000) were pledged to secure public deposits and for other purposes as required or permitted by law at  December 31, 2020 and 2019, respectively.

Included in the securities above are $78,931,000 (approximate market value of $80,713,000) at December 31, 2020 in obligations of political subdivisions located within the states of Tennessee, Alabama, and Texas.

Securities that have rates that adjust prior to maturity totaled $48,215,000 (approximate market value of $48,439,000) and $48,018,000 (approximate market value of $47,784,000) at  December 31, 2020 and 2019, respectively.

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of the Company’s available-for-sale securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at  December 31, 2020 and 2019.

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number of			Number of
		Unrealized	Securities		Unrealized	Securities		Unrealized
2020	Fair Value	Losses	Included	Fair Value	Losses	Included	Fair Value	Losses
Available-for-Sale Securities:
Debt securities:
GSEs	$47,991	$135	18	$—	$—	—	$47,991	$135
Mortgage-backed securities	78,381	573	29	6,776	47	12	85,157	620
Asset-backed securities	4,950	19	3	—	—	—	4,950	19
Corporate bonds	—	—	—	—	—	—	—	—
Obligations of states and political subdivisions	44,061	394	33	689	6	1	44,750	400
	$175,383	$1,121	83	$7,465	$53	13	$182,848	$1,174

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number of			Number of
		Unrealized	Securities		Unrealized	Securities		Unrealized
2019	Fair Value	Losses	Included	Fair Value	Losses	Included	Fair Value	Losses
Available-for-Sale Securities:
Debt securities:
GSEs	$16,507	$114	5	$24,658	$90	9	$41,165	$204
Mortgage-backed securities	45,862	182	21	56,917	453	52	102,779	635
Asset-backed securities	17,807	161	10	7,317	142	4	25,124	303
Corporate bonds	—	—	—	—	—	—	—	—
Obligations of states and political subdivisions	30,423	783	26	3,858	45	10	34,281	828
	$110,599	$1,240	62	$92,750	$730	75	$203,349	$1,970

As of December 31, 2020, management does not have the intent to sell any of the securities classified as available-for-sale in the table above and believes that it is more likely than not the Company will not have to sell any such securities before a recovery of cost. Any unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the bonds approach their maturity date or repricing date or if market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality. Accordingly, as of December 31, 2020, management believes the impairments detailed in the table above are temporary and no impairment loss has been realized in our consolidated statement of earnings.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

(4)	Leases

Lessee Accounting

The majority of leases in which the Company is the lessee are comprised of real estate property for branches and office space and are recorded as operating leases with terms extending beyond 2025. These leases are classified as operating leases at commencement. Right-of-use assets representing the right to use the underlying asset and lease liabilities representing the obligation to make future lease payments are recognized on the balance sheet. These assets and liabilities are estimated based on the present value of future lease payments discounted using the Company's incremental secured borrowing rates as of the commencement date of the lease. Certain lease agreements contain renewal options which are considered in the determination of the lease term if they are deemed reasonably certain to be exercised. The Company has elected not to recognize leases with an original term of less than 12 months on the balance sheet.

The following table represents lease assets and lease liabilities as of  December 31, 2020 and December 31, 2019 (in thousands).

Lease right-of-use assets	Classification	December 31, 2020	December 31, 2019
Operating lease right-of-use assets	Other Assets	$3,825	2,573

Lease liabilities	Classification	December 31, 2020	December 31, 2019
Operating lease liabilities	Other Liabilities	$3,947	2,614

The total lease cost related to operating leases and short term leases is recognized on a straight-line basis over the lease term. The components of the Bank's total least cost were as follows for the year ended  December 31, 2020 and 2019.

	In Thousands
	2020	2019
Operating lease cost	$535	372
Short-term lease cost	4	21
Net lease cost	$539	393

The weighted average remaining lease term and weighted average discount rate for operating leases at  December 31, 2020 and 2019 were as follows:

	2020	2019
Operating Leases
Weighted average remaining lease term (in years)	11.31	11.79
Weighted average discount rate	4.00%	4.00%

Cash flows related to operating leases during the year ended  December 31, 2020 and 2019 were as follows:

	In Thousands
	2020	2019
Operating cash flows related to operating leases	$426	360

Future undiscounted lease payments for operating leases with initial terms of more than 12 months at  December 31, 2020 and 2019 were as follows:

In Thousands
2020
2021	$494
2022	463
2023	471
2024	485
2025	490
Thereafter	2,521
Total undiscounted lease payments	4,924
Less: imputed interest	(977)
Net lease liabilities	$3,947

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

(5)	Restricted Equity Securities

Restricted equity securities consists of stock of the FHLB of Cincinnati amounting to $5,089,000 and $4,680,000 at December 31, 2020 and 2019, respectively. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

(6)	Premises and Equipment

The detail of premises and equipment at  December 31, 2020 and 2019 is as follows:

	In Thousands
	2020	2019
Land	$17,093	17,093
Buildings	46,584	46,389
Leasehold improvements	573	533
Furniture and equipment	13,861	13,000
Automobiles	175	243
Construction-in-progress	317	1,339
	78,603	78,597
Less accumulated depreciation	(20,401)	(18,302)
	$58,202	60,295

During 2020, 2019 and 2018, payments of $571,000, $2,207,000 and $2,633,000, respectively, were made to an entity owned by a director for the construction of buildings and repair work on existing buildings.

Depreciation expense was $4,250,000, $3,984,000 and $3,602,000 for the years ended December 31, 2020, 2019 and 2018, respectively.

(7)	Goodwill

The Company's intangible assets result from the excess of purchase price over the applicable book value of the net assets acquired related to outside ownership of two previously 50% owned subsidiaries that the Company acquired 100% of in 2005.

	In Thousands
	2020	2019
Goodwill:
Balance at January 1,	$4,805	4,805
Goodwill acquired during year	—	—
Impairment loss	—	—
Balance at December 31,	$4,805	4,805

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

(8)	Deposits

Deposits at  December 31, 2020 and 2019 are summarized as follows:

	In Thousands
	2020	2019
Demand deposits	$391,360	284,611
Savings accounts	201,984	140,270
Negotiable order of withdrawal accounts	771,195	558,745
Money market demand accounts	984,677	801,986
Certificates of deposit $250,000 or greater	112,696	131,899
Other certificates of deposit	425,299	425,222
Individual retirement accounts $250,000 or greater	10,323	10,646
Other individual retirement accounts	63,061	64,226
	$2,960,595	2,417,605

Principal maturities of certificates of deposit and individual retirement accounts at  December 31, 2020 are as follows:

(In Thousands)
Maturity	Total
2021	$342,291
2022	138,959
2023	87,243
2024	23,157
2025	19,271
Thereafter	458
$611,379

The aggregate amount of overdrafts reclassified as loans receivable was $284,000 and $529,000 at  December 31, 2020 and 2019, respectively.

As of  December 31, 2020 and 2019, Wilson Bank was not required to maintain a cash balance with the Federal Reserve.

(9)	Federal Home Loan Bank Advances

At December 31, 2020 and 2019, the Company had $3,638,000 and $23,613,000 in outstanding advances from the FHLB of Cincinnati. Each advance is amortized and payable monthly with a prepayment penalty for fixed rate advances. The weighted average rate of the total borrowings at December 31, 2020 was 2.68%. The advances are collateralized by a blanket security agreement which includes Wilson Bank's 1-4 family loans. The Company’s additional borrowing capacity was $336,432,000 at December 31, 2020.

Required future principal payments on Federal Home Loan Bank borrowings are as follows:

(In Thousands)
Maturity	Total
2021	$1,350
2022	1,350
2023	788
2024	150
2025	—
Thereafter	—
Total	$3,638

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

(10)	Non-Interest Income and Non-Interest Expense

The significant components of non-interest income and non-interest expense for the years ended December 31, 2020, 2019 and 2018 are presented below:

	In Thousands
	2020	2019	2018
Non-interest income:
Service charges on deposits	$5,659	6,952	6,799
Brokerage income	4,837	4,411	4,255
Debit and credit card interchange income	9,187	8,301	7,325
Other fees and commissions	1,540	1,521	2,124
BOLI and annuity earnings	823	810	841
Security gain (loss), net	882	(268)	(650)
Fees and gains on sales of mortgage loans	9,560	6,802	4,639
Gain (loss) on sale of other real estate, net	658	(48)	(80)
Loss on sale of fixed assets, net	(63)	(128)	(2)
Loss on sale of other assets, net	(4)	(4)	(3)
Other income	61	—	—
	$33,140	28,349	25,248

	In Thousands
	2020	2019	2018
Non-interest expense:
Employee salaries and benefits	$45,661	42,541	39,590
Equity-based compensation	1,180	786	1,237
Occupancy expenses	5,216	4,789	4,403
Furniture and equipment expenses	3,267	3,110	2,767
Data processing expenses	5,101	4,495	2,900
Advertising expenses	2,487	2,498	2,552
ATM & interchange fees	3,880	3,439	3,091
Accounting, legal & consulting expenses	909	1,382	977
FDIC insurance	598	373	843
Directors’ fees	634	586	543
Other operating expenses	11,986	10,629	10,177
	$80,919	74,628	69,080

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

(11)	Income Taxes

The components of the net deferred tax asset are as follows:

	In Thousands
	2020	2019
Deferred tax asset:
Federal	$9,500	7,444
State	2,913	2,240
	12,413	9,684
Deferred tax liability:
Federal	(4,000)	(2,666)
State	(1,324)	(882)
	(5,324)	(3,548)
Net deferred tax asset	$7,089	6,136

The tax effects of each type of significant item that gave rise to deferred tax assets (liabilities) are:

	In Thousands
	2020	2019
Financial statement allowance for loan losses in excess of tax allowance	$9,840	7,283
Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(2,461)	(2,976)
Financial statement deduction for deferred compensation in excess of deduction for tax purposes	1,253	1,193
Writedown of other real estate not deductible for income tax purposes until sold	—	157
Financial statement income on FHLB stock dividends not recognized for tax purposes	(327)	(327)
Unrealized gain on securities available-for-sale	(2,535)	(245)
Equity based compensation	854	625
Other items, net	465	426
Net deferred tax asset	$7,089	6,136

The components of income tax expense (benefit) are summarized as follows:

	In Thousands
	Federal	State	Total
2020
Current	$11,383	1,539	12,922
Deferred	(2,503)	(801)	(3,304)
Total	$8,880	738	9,618
2019
Current	$10,134	1,411	11,545
Deferred	(335)	(143)	(478)
Total	$9,799	1,268	11,067
2018
Current	$8,310	721	9,031
Deferred	(136)	(112)	(248)
Total	$8,174	609	8,783

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

A reconciliation of actual income tax expense of $9,618,000, $11,067,000 and $8,783,000 for the years ended December 31, 2020, 2019 and 2018, respectively, to the “expected” tax expense (computed by applying the statutory rate of 21% for 2020, 2019 and 2018 to earnings before income taxes) is as follows:

	In Thousands
	2020	2019	2018
Computed “expected” tax expense	$10,103	9,893	8,689
State income taxes, net of Federal income tax benefit	552	1,056	432
Tax exempt interest, net of interest expense exclusion	(245)	(186)	(226)
Earnings on cash surrender value of life insurance	(173)	(170)	(177)
Expenses not deductible for tax purposes	14	37	16
Equity based compensation	(6)	15	(39)
Other	(627)	422	88
	$9,618	11,067	8,783

Total income tax expense for 2020, 2019 and 2018, includes $231,000, $70,000 and $170,000 of benefit related to the realized gain and loss on sale of securities, respectively.

As of December 31, 2020, 2019 and 2018 the Company has not accrued or recognized interest or penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

There were no unrecognized tax benefits at December 31, 2020.

Wilson Bank does not expect that unrecognized tax benefits will significantly increase or decrease within the next 12 months. Included in the balance at December 31, 2020, were approximately $12.4 million of tax positions (deferred tax assets) for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company and Wilson Bank file income tax returns in the United States (“U.S.”), as well as in the State of Tennessee. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2017. The Company’s Federal tax returns have been audited through December 31, 2005 with no changes.

(12)	Commitments and Contingent Liabilities

The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's consolidated financial position.

At December 31, 2020 and 2019, respectively, the Company has lines of credit with other correspondent banks totaling $95,488,000 and $93,616,000. At December 31, 2020 and 2019, respectively, there was no balance outstanding under these lines of credit.

The Company also has a Cash Management Advance ("CMA") Line of Credit agreement. The CMA is a component of the Company's Blanket Agreement for advances with the FHLB. The purpose of the CMA is to assist with short-term liquidity management. Under the terms of the CMA, the Company may borrow a maximum of $25,000,000, selecting a variable rate of interest for up to 90 days or a fixed rate for a maximum of 30 days. There were no borrowings outstanding under the CMA at  December 31, 2020 or December 31, 2019.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

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

	In Thousands
	Contract or Notional Amount
	2020	2019
Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit	$851,196	632,686
Standby letters of credit	81,952	72,901
Total	$933,148	705,587

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present creditworthiness of such counterparties. Such commitments have been made on terms which are competitive in the markets in which the Company operates; thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $81,952,000 at December 31, 2020.

(14)	Concentration of Credit Risk

Practically all of the Company’s loans, commitments, and commercial and standby letters of credit have been granted to customers in the Company’s market area. Practically all such customers are depositors of Wilson Bank. The concentrations of credit by type of loan are set forth in note 2 - Loans and Allowance for Loan Losses.

Interest bearing deposits totaling $238,226,000 were deposited with five commercial banks at December 31, 2020. Included in interest bearing deposits is $1,200,000 of collateral deposits related to our fixed rate loan hedging program deposited with one commercial bank. In addition, the Bank has funds deposited with the Federal Home Loan Bank (FHLB) in the amount of $313,000. Funds deposited with the FHLB are not insured by the FDIC.

Federal funds sold in the amount of $675,000 were deposited with one commercial bank at December 31, 2020.

(15)	Employee Benefit Plan

Wilson Bank has in effect a 401(k) plan (the “401(k) Plan”) which covers eligible employees. To be eligible an employee must have obtained the age of 18. The provisions of the 401(k) Plan provide for both employee and employer contributions. For the years ended December 31, 2020, 2019 and 2018, Wilson Bank contributed $2,926,000, $2,540,000 and $2,383,000, respectively, to the 401(k) Plan.

(16)	Dividend Reinvestment Plan

Under the terms of the Company’s dividend reinvestment plan (the “DRIP”) holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 180,424 in 2020, 179,199 in 2019 and 161,514 in 2018 were sold to participants under the terms of the DRIP.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

(17)	Regulatory Matters and Restrictions on Dividends

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. Banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019.

Under the Basel III rules, in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a capital conservation buffer composed of Common Equity Tier 1 Capital above its minimum risk-based capital requirements. The buffer is measured relative to risk weighted assets. Phase-in of the capital conservation buffer requirements began on January 1, 2016 and the requirements were fully phased in on January 1, 2019. The capital conservation buffer threshold for 2019 and 2020 was 2.5%. A banking organization with a buffer greater than 2.5% will not be subject to limits on capital distributions or discretionary bonus payments; however, a banking organization with a buffer of less than 2.5% will be subject to increasingly stringent limitations as the buffer approaches zero. The rule also prohibits a banking organization from making distributions or discretionary bonus payments during any quarter if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5% at the beginning of the quarter. The eligible retained income of a banking organization is defined as its net income for the four calendar quarters preceding the current calendar quarter, based on the organization's quarterly regulatory reports, net of any distributions and associated tax effects not already reflected in net income. The minimum capital requirements plus the capital conservation buffer now exceed the prompt corrective action ("PCA") well-capitalized thresholds. PCA regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2019, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

The Company's and Wilson Bank's actual capital amounts and ratios as of December 31, 2019 are presented in the following table:

	Actual		Regulatory Minimum Capital Requirement with Basel III Capital Conservation Buffer

	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2019
Total capital to risk weighted assets:
Consolidated	$360,645	15.0%	$253,215	10.5%
Wilson Bank	359,576	14.9	252,675	10.5
Tier 1 capital to risk weighted assets:
Consolidated	331,485	13.7	204,984	8.5
Wilson Bank	330,416	13.7	204,547	8.5
Common equity Tier 1 capital to risk weighted assets:
Consolidated	331,485	13.7	168,810	7.0
Wilson Bank	330,416	13.7	168,451	7.0
Tier 1 capital to average assets:
Consolidated	331,485	12.4	106,565	4.0
Wilson Bank	330,416	11.9	110,764	4.0

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

In 2018, the U.S. Congress passed, and the President signed into law, the Economic Growth, Regulatory Relief, and Consumer Protection Act of 2018 (the "Growth Act"). The Growth Act, among other things, requires the federal banking agencies to issue regulations allowing community bank organizations with total assets of less than $10.0 billion in assets and limited amounts of certain assets and off-balance sheet exposures to access a simpler capital regime focused on a bank's Tier 1 leverage capital levels rather than risk-based capital levels that are the focus of the capital rules issued under the Dodd-Frank Act implementing Basel III.

In October 2019, the federal banking agencies approved final rules under the Growth Act that exempt a qualifying community bank and its holding company that have Community Bank Leverage Ratios, calculated as Tier 1 capital over average total consolidated assets (the "Community Bank Leverage Ratio"), of greater than 9 percent from the risk-based capital requirements of the capital rules issued under the Dodd-Frank Act. A qualifying community banking organization and its holding company that have chosen the proposed framework are not required to calculate the existing risk-based and leverage capital requirements. Such a bank would also be considered to have met the capital ratio requirements to be well capitalized for the agencies' prompt corrective action rules provided it has a Community Bank Leverage Ratio greater than 9 percent. Tier 1 capital for purposes of calculating the Community Bank Leverage Ratio is defined as total equity less accumulated other comprehensive income, less goodwill, less all other intangible assets, less deferred tax assets that arise from net operating loss and tax carryforwards, net of any related valuation allowances. Institutions seeking to utilize the Community Bank Leverage Ratio must not have total off-balance sheet exposures equal to 25% or more of total consolidated assets. For purposes of this test, off-balance sheet exposures include, among other items, unused portions of commitments, securities lent or borrowed, credit enhancements and financial standby letters of credit. The federal regulators when establishing the Community Bank Leverage Ratio also established a grace period of two fiscal quarters during which a qualifying financial institution that temporarily failed to meet any of the qualifying criteria for use of the Community Bank Leverage Ratio would nonetheless be considered well capitalized so long as the institution maintained a Community Bank Leverage Ratio of greater than 7%.

Pursuant to the CARES Act the required Community Bank Leverage Ratio was lowered to 8% until the earlier of December 31, 2020 and 60 days following the end of the national emergency declared with respect to COVID-19. A banking organization that temporarily failed to meet this, or any other requirement necessary to qualify to utilize the Community Bank Leverage Ratio, would still be considered well capitalized so long as it maintained a Community Bank Leverage Ratio of at least 7%.

The Company opted to take advantage of this rule effective January 1, 2020. As a result, the capital conservation buffer applicable under the Basel III capital guidelines was not applicable to the Company or the Bank as of December 31, 2020.

Effective November 9, 2020, the federal banking regulatory agencies approved rules raising the Community Bank Leverage Ratio to 8.5% for 2021 and 9% thereafter. The regulatory agencies also modified the two-quarter grace period to require a Community Bank Leverage Ratio of 7.5% or greater in 2021 and 8% thereafter.

The Company and the Bank may subsequently opt out of utilizing the Community Bank Leverage Ratio and again calculate their capital ratios under those ratios that the Company and the Bank utilized prior to January 1, 2020.

Failure to meet statutorily mandated capital guidelines or more restrictive ratios separately established for a financial institution could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting or renewing brokered deposits, limitations on the rates of interest that the institution may pay on its deposits, and other restrictions on its business.

The Company's and Wilson Bank's Community Bank Leverage Ratio as of December 31, 2020 are presented in the following table:

			Regulatory Minimum Capital Requirement
	Actual		Community Bank Leverage Ratio
	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2020
Community Bank Leverage Ratio:
Consolidated	$368,150	11.2%	$230,993	7.0%
Wilson Bank	364,976	11.1	230,929	7.0

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

(18)	Salary Deferral Plans

The Company provides some of its officers certain non-qualified pension benefits through an Executive Salary Continuation Plan ("the Plan") and Supplemental Executive Retirement Plan (SERP) Agreements ("SERP Agreements"). The Plan and SERP agreements were established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. The Plan and SERP Agreements generally provide executives with benefits of a portion of their salary beginning at retirement through life. As a result, the Company has accrued a liability for future obligations under the Plan and SERP Agreements. At  December 31, 2020 and 2019, the liability related to the Plan totaled $1,742,000 and $1,786,000, respectively. At  December 31, 2020 and 2019 the liability related to the SERP Agreements totaled $3,052,000 and $2,778,000, respectively.

The Company has purchased life insurance policies to provide the benefits related to the Plan, which at  December 31, 2020 and 2019 had an aggregate cash surrender value of $5,547,000 and $4,657,000, respectively, and an aggregate face value of insurance policies in force of $15,499,000 and $13,526,000, respectively. The life insurance policies remain the sole property of the Company and are payable to the Company.

The Company has also purchased bank owned life insurance policies on some of its officers. The insurance policies remain the sole property of the Company and are payable to the Company. The cash surrender value of the life insurance contracts totaled $29,650,000 and $27,105,000 and the face amount of the insurance policies in force approximated $68,827,000 and $61,067,000 at  December 31, 2020 and 2019, respectively.

The Company has also purchased Flexible Premium Indexed Deferred Annuity Contracts (“Annuity Contracts”) to provide benefits related to the SERP Agreements. The Annuity Contracts remain the sole property of the Company and are payable to the Company. Included in other assets at  December 31, 2020 and 2019 are the Annuity Contracts with an aggregate value of $18,682,000 and $14,471,000, respectively.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

(19)	Equity Incentive Plan

In April 2009, the Company’s shareholders approved the Wilson Bank Holding Company 2009 Stock Option Plan (the “2009 Stock Option Plan”). The 2009 Stock Option Plan was effective as of April 14, 2009. Under the 2009 Stock Option Plan, awards could be in the form of options to acquire common stock of the Company. Subject to adjustment as provided by the terms of the 2009 Stock Option Plan, the maximum number of shares of common stock with respect to which awards could be granted under the 2009 Stock Option Plan was 100,000 shares. The 2009 Stock Option Plan terminated on April 13, 2019, and no additional awards may be issued under the 2009 Stock Option Plan. The awards granted under the 2009 Stock Option Plan prior to the Plan's expiration will remain outstanding until exercised or otherwise terminated. As of December 31, 2020, the Company had outstanding 12,436 options under the 2009 Stock Option Plan with a weighted average exercise price of $33.99.

During the second quarter of 2016, the Company’s shareholders approved the Wilson Bank Holding Company 2016 Equity Incentive Plan, which authorizes awards of up to 750,000 shares of common stock. The 2016 Equity Incentive Plan was approved by the Board of Directors and effective as of January 25, 2016 and approved by the Company’s shareholders on April 12, 2016. On September 26, 2016, the Board of Directors approved an amendment and restatement of the 2016 Equity Incentive Plan (as amended and restated the “2016 Equity Incentive Plan”) to make clear that directors who are not also employees of the Company may be awarded stock appreciation rights. The primary purpose of the 2016 Equity Incentive Plan is to promote the interest of the Company and its shareholders by, among other things, (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its subsidiaries and affiliates, (ii) motivating those individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking their compensation to the long-term interests of the Company and its shareholders. Except for certain limitations, awards can be in the form of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted shares and restricted share units, performance awards and other stock-based awards. As of December 31, 2020, the Company had 430,271 shares remaining available for issuance under the 2016 Equity Incentive Plan. As of December 31, 2020, the Company had outstanding 141,007 stock options with a weighted average exercise price of $45.41 and 131,148 cash-settled stock appreciation rights with a weighted average exercise price of $42.80.

As of December 31, 2020 the Company had outstanding 153,443 stock options with a weighted average exercise price of $44.49 and 131,148 cash-settled stock appreciation rights with a weighted average exercise price of $42.80. Included in other liabilities at  December 31, 2020 and 2019 were $2,303,000 and $1,587,000 in accrued stock appreciation rights, respectively.

The fair value of each stock option and cash-settled SAR grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2020, 2019 and 2018:

	2020	2019	2018
Expected dividends	1.56%	1.60%	1.22%
Expected term (in years)	7.38	7.14	9.35
Expected stock price volatility	31%	25%	24%
Risk-free rate	0.52%	1.90%	2.83%

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

A summary of the stock option and cash-settled SAR activity for 2020, 2019 and 2018 is as follows:

	2020		2019		2018
		Weighted Average		Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price
Outstanding at beginning of year	273,039	$41.19	277,820	$40.11	285,780	$39.31
Granted	43,833	55.72	17,833	51.16	21,666	46.59
Exercised	(24,881)	37.84	(22,614)	35.78	(22,460)	37.07
Forfeited or expired	(7,400)	41.70	—	—	(7,166)	37.53
Outstanding at end of year	284,591	$43.71	273,039	$41.19	277,820	$40.11
Options and cash-settled SARs exercisable at year end	151,695	$40.89	122,932	$40.19	94,951	$39.14

The weighted average fair value at the grant date of options and cash-settled SARs granted during the years 2020, 2019 and 2018 was $14.92, $13.43 and $14.41, respectively. The total intrinsic value of options and cash-settled SARs exercised during the years 2020, 2019 and 2018 was $463,000, $369,000 and $200,000, respectively.

The following table summarizes information about outstanding and exercisable stock options and cash-settled SARs at  December 31, 2020:

	Options and Cash-Settled SARs Outstanding			Options and Cash-Settled SARs Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/20	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Number Outstanding at 12/31/20	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)
$29.81 - $44.75	205,692	$40.26	4.96	141,195	$40.34	4.64
$46.00 - $69.00	78,899	$52.68	8.67	10,500	$48.32	7.53
	284,591			151,695
Aggregate intrinsic value (in thousands)	$4,281			$2,709

As of December 31, 2020, there was $1,477,000 of total unrecognized cost related to non-vested share-based compensation arrangements granted under the Company’s equity incentive plans. The cost is expected to be recognized over a weighted-average period of 2.70 years.

(20)	Earnings Per Share

The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share for the Company begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options.

The following is a summary of the components comprising basic and diluted earnings per share (“EPS”):

	Years Ended December 31,
	2020	2019	2018
Basic EPS Computation:
Numerator – Earnings available to common stockholders	$38,492	36,044	32,594
Denominator – Weighted average number of common shares outstanding	10,927,065	10,743,269	10,564,172
Basic earnings per common share	$3.52	3.36	3.09
Diluted EPS Computation:
Numerator – Earnings available to common stockholders	$38,492	36,044	32,594
Denominator – Weighted average number of common shares outstanding	10,927,065	10,743,269	10,564,172
Dilutive effect of stock options	26,681	18,198	8,049
	10,953,746	10,761,467	10,572,221
Diluted earnings per common share	$3.51	3.35	3.08

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

(21)	Derivatives

Derivatives Designated as Fair Value Hedges

For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged asset or liability attributable to the hedged risk are recognized in current earnings. The gain or loss on the derivative instrument is presented on the same income statement line item as the earnings effect of the hedged item. The Company utilizes interest rate swaps designated as fair value hedges to mitigate the effect of changing interest rates on the fair values of fixed rate loans. The hedging strategy on loans converts the fixed interest rates to LIBOR-based variable interest rates. These derivatives are designated as partial term hedges of selected cash flows covering specified periods of time prior to the maturity dates of the hedged loans.

During the second quarter of 2020, the Company entered into one swap transaction with a notional amount of $30,000,000 pursuant to which the Company pays the counter-party a fixed interest rate and receives a floating rate equal to 1 month LIBOR. The derivative transaction is designated as a fair value hedge.

A summary of the Company's fair value hedge relationships as of December 31, 2020 and December 31, 2019 are as follows (in thousands):

					December 31, 2020		December 31, 2019
	Balance Sheet Location	Weighted Average Remaining Maturity (In Years)	Weighted Average Pay Rate	Receive Rate	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
Liability derivative
Interest rate swap agreements - loans	Other liabilities	9.42	0.65%	1 month LIBOR	$29,575	(51)	—	—

The effects of fair value hedge relationships reported in interest income on loans on the consolidated statements of income for the twelve months ended December 31, 2020 and 2019 were as follows (in thousands):

	Twelve Months Ended December 31,
Gain (loss) on fair value hedging relationship	2020	2019
Interest rate swap agreements - loans:
Hedged items	$(158)	—
Derivative designated as hedging instruments	(51)	—

The following amounts were recorded on the balance sheet related to cumulative basis adjustments for fair value hedges at December 31, 2020 and December 31, 2019 (in thousands):

	Carrying Amount of the Hedged Assets		Cumulative Amount of Fair Value Hedging Adjustment Included in the Carrying Amount of the Hedged Assets
Line item on the balance sheet	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Loans	$29,575	—	(158)	—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

Mortgage Banking Derivatives

Commitments to fund certain mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third party investors are considered derivatives. It is the Company's practice to enter into forward commitments for the future delivery of residential mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates resulting from its commitments to fund the loans. At  December 31, 2020 and  December 31, 2019, the Company had approximately $20,981,000 and $10,307,000, respectively, of interest rate lock commitments and approximately $21,250,000 and $14,000,000, respectively, of forward commitments for the future delivery of residential mortgage loans. The fair value of these mortgage banking derivatives was reflected by derivative assets of $714,000 and $328,000 and derivative liabilities of $157,000 and $23,000, respectively, at  December 31, 2020 and  December 31, 2019. Changes in the fair values of these mortgage-banking derivatives are included in net gains on sale of loans.

The net gains (losses) relating to free-standing derivative instruments used for risk management is summarized below (in thousands):

	In Thousands
	2020	2019
Interest rate contracts for customers	$386	(7)
Forward contracts related to mortgage loans held for sale and interest rate contracts	(134)	65

The following table reflects the amount and fair value of mortgage banking derivatives included in the consolidated balance sheet as of  December 31, 2020 and  December 31, 2019 (in thousands):

	In Thousands
	2020		2019
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other assets (liabilities):
Interest rate contracts for customers	$20,981	714	10,307	328
Forward contracts related to mortgage loans held-for-sale	21,250	(157)	14,000	(23)

(22)	Disclosures About Fair Value of Financial Instruments

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

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

Hedged Loans - The fair value of our hedged loan portfolio is intended to approximate the fair value that a market participant would realize in a hypothetical orderly transaction.

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

Other real estate owned - Other real estate owned (“OREO”) represents real estate foreclosed upon by the Company through loan defaults by customers or acquired in lieu of foreclosure. Upon acquisition, the property is recorded at the lower of cost or fair value, based on appraised value, less selling costs estimated as of the date acquired with any loss recognized as a charge-off through the allowance for loan losses. Additional OREO losses for subsequent valuation downward adjustments are determined on a specific property basis and are included as a component of noninterest expense along with holding costs. Any gains or losses realized at the time of disposal are also reflected in noninterest income. OREO is included in Level 3 of the valuation hierarchy due to the lack of observable market inputs into the determination of fair value. Appraisal values are property-specific and sensitive to the changes in the overall economic environment.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

The following tables present the financial instruments carried at fair value as of  December 31, 2020 and December 31, 2019, by caption on the consolidated balance sheet and by FASB ASC 820 valuation hierarchy (as described above) (in thousands):

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2020
Hedged Loans	$29,417	—	29,417	—
Investment securities available-for-sale:
U.S. Government sponsored enterprises	125,905	—	125,905	—
Mortgage-backed securities	263,790	—	263,790	—
Asset-backed securities	36,957	—	36,957	—
Corporate bonds	2,600	—	2,600	—
State and municipal securities	151,291	—	151,291	—
Total investment securities available-for-sale	580,543	—	580,543	—
Mortgage loans held for sale	19,474	—	19,474	—
Derivatives	714	—	714	—
Bank owned life insurance	35,197	—	—	35,197
Total assets	$665,345	---	630,148	35,197

Derivatives	$208	—	208	—
Total liabilities	$208	—	208	—

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2019
Hedged Loans	$—	—	—	—
Investment securities available-for-sale:
U.S. Government sponsored enterprises	59,579	—	59,579	—
Mortgage-backed securities	267,313	—	267,313	—
Asset-backed securities	27,229	—	27,229	—
Corporate bonds	—	—	—	—
State and municipal securities	67,024	—	67,024	—
Total investment securities available-for-sale	421,145	—	421,145	—
Mortgage loans held for sale	18,179	—	18,179	—
Derivatives	328	—	328	—
Bank owned life insurance	31,762	—	—	31,762
Total assets	$471,414	---	439,652	31,762

Derivatives	$23	—	23	—
Total liabilities	$23	—	23	—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

	Measured on a Non-Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2020
Other real estate owned	$—	—	—	—
Impaired loans, net (¹)	2,635	—	—	2,635
Total	$2,635	—	—	2,635
December 31, 2019
Other real estate owned	$697	—	—	697
Impaired loans, net (¹)	3,916	—	—	3,916
Total	$4,613	—	—	4,613

(1)	Amount is net of a valuation allowance of $742,000 at December 31, 2020 and $1,136,000 at December 31, 2019 as required by ASC 310, “Receivables.”

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which we have utilized Level 3 inputs to determine fair value at  December 31, 2020 and 2019:

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

In the case of its investment securities portfolio, the Company monitors the valuation technique utilized by various pricing agencies to ascertain when transfers between levels have been affected. The nature of the remaining assets and liabilities is such that transfers in and out of any level are expected to be rare. For the twelve months ended December 31, 2020, there were no transfers between Levels 1, 2 or 3.

The table below includes a rollforward of the balance sheet amounts for the year ended  December 31, 2020 and 2019 (including the change in fair value) for financial instruments classified by the Company within Level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology (in thousands):

	For the Year Ended December 31,
	2020	2019
	Other Assets	Other Assets
Fair value, January 1	$31,762	$30,952
Total realized gains included in income	823	810
Change in unrealized gains/losses included in other comprehensive income for assets and liabilities still held at December 31	—	—
Purchases, issuances and settlements, net	2,612	—
Transfers out of Level 3	—	—
Fair value, December 31	$35,197	$31,762
Total realized gains included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31	$823	$810

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments that are not measured at fair value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates, estimates of future cash flows and borrower creditworthiness. The fair value estimates presented herein are based on pertinent information available to management as of  December 31, 2020 and December 31, 2019. Such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

Deposits and Federal Home Loan Bank advances - Fair values for deposits are estimated using discounted cash flow models, using current market interest rates offered on deposits with similar remaining maturities.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

The following table presents the carrying amounts, estimated fair value and placement in the fair value hierarchy of the Company’s financial instruments at  December 31, 2020 and December 31, 2019. This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization.

(in Thousands)	Carrying/Notional Amount	Estimated Fair Value (¹)	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2020
Financial assets:
Cash and cash equivalents	$338,856	338,856	338,856	—	—
Loans, net	2,282,766	2,302,530	—	—	2,302,530
Restricted equity securities	5,089	NA	NA	NA	NA
Accrued interest receivable	7,516	7,516	1	2,210	5,305
Financial liabilities:
Deposits	2,960,595	2,796,339	—	—	2,796,339
Federal Home Loan Bank borrowings	3,638	3,755	—	—	3,755
Accrued interest payable	3,051	3,051	—	—	3,051

December 31, 2019
Financial assets:
Cash and cash equivalents	$159,770	159,770	159,770	—	—
Loans, net	2,057,175	2,053,212	—	—	2,053,212
Restricted equity securities	4,680	NA	NA	NA	NA
Accrued interest receivable	5,945	5,945	5	1,647	4,293
Financial liabilities:
Deposits	2,417,605	2,210,038	—	—	2,210,038
Federal Home Loan Bank borrowings	23,613	23,860	—	—	23,860
Accrued interest payable	3,814	3,814	—	—	3,814

(1)

Estimated fair values are consistent with an exit-price concept. The assumptions used to estimate the fair values are intended to approximate those that a market-participant would realize in a hypothetical orderly transaction.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

(23)	Pandemic Impact (COVID-19)

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic, which continues to spread throughout the United States. On April 2, 2020 the Governor of Tennessee declared a health emergency and issued an order to close all nonessential businesses until further notice. As a financial institution, Wilson Bank was deemed to be an essential business and accordingly, our operations were sustained. Nonetheless, out of concerns for our employees and customers and pursuant to government orders, branch operations were temporarily limited to drive through access and in-person appointments only. To the extent possible, a portion of our staff was moved to remote working locations and video and teleconferencing practices were established. Starting in late May 2020, the governor of Tennessee and mayors and county executives of the communities in which we operate issued procedures to begin a phased reopening for nonessential businesses. As a part of this reopening our bank transitioned branch operations back to normal procedures. To date, the operations of our company and the services offered to our customers have not been adversely affected in a material manner. The extent to which COVID-19 impacts our future operations will depend on further developments, which remain highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak and the actions that may be required to contain COVID-19 or treat its impact, including potential new shutdowns or strict social distancing measures, and the speed with which vaccines can be widely distributed, those vaccines' efficacy against the virus and public acceptance of the vaccines. The coronavirus outbreak and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak has had and  may continue to have a material adverse impact on economic and market conditions and trigger a prolonged period of global economic slowdown. While the Company believes this matter could negatively impact its results of operations, cash flows and financial position, the related impact cannot be reasonably estimated at this time. Nevertheless, the outbreak continues to present uncertainty and risk with respect to the Company, its performance and its financial results. Management's ongoing evaluation of the events and conditions as well as management's plans to continue to mitigate these matters are described in the Management's Discussion and Analysis section elsewhere in this report.

As a result of the pandemic, many states and municipalities are facing a strain on resources and a reduction in tax collections. As a result, certain states and municipalities have asked for potential assistance from the Federal government to cover the cost of resource depletion and tax shortfalls. The ability of states and municipalities to fund shortfalls could have an effect on their ability to sustain debt maintenance, which would consequently impact the value of our municipal bond portfolio.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

(24)	Wilson Bank Holding Company -

Parent Company Financial Information

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Balance Sheets

December 31, 2020 and 2019

	Dollars In Thousands
	2020		2019
ASSETS
Cash	$4,381	*	1,899	*
Investment in wholly-owned commercial bank subsidiary	376,947		335,915
Deferred income taxes	854		625
Refundable income taxes	242		132
Total assets	$382,424		338,571
LIABILITIES AND STOCKHOLDERS’ EQUITY
Stock appreciation rights payable	$2,303		1,587
Total liabilities	2,303		1,587

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 50,000,000 shares, 10,993,404 and 10,792,999 shares issued and outstanding, respectively	21,987		21,586
Additional paid-in capital	93,034		82,249
Retained earnings	257,935		232,456
Net unrealized gains on available-for-sale securities, net of income taxes of $2,536 and $245, respectively	7,165		693
Total stockholders’ equity	380,121		336,984
Total liabilities and stockholders’ equity	$382,424		338,571

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Earnings

Three Years Ended  December 31, 2020

	Dollars In Thousands
	2020		2019		2018
Income:
Dividends from commercial bank subsidiary	$5,000		2,800		3,000
Other income	61		—		—
	5,061		2,800		3,000
Expenses:
Directors’ fees	335		283		254
Other	1,264		885		1,351
	1,599		1,168		1,605
Income before Federal income tax benefits and equity in undistributed earnings of commercial bank subsidiary	3,462		1,632		1,395
Federal income tax benefits	471		287		468
	3,933		1,919		1,863
Equity in undistributed earnings of commercial bank subsidiary	34,559	*	34,125	*	30,731	*
Net earnings	$38,492		36,044		32,594

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Cash Flows

Three Years Ended  December 31, 2020

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2020	2019	2018
Cash flows from operating activities:
Other income received	$61	—	—
Cash paid to suppliers and other	(418)	(383)	(367)
Tax benefits received	131	177	181
Net cash used in operating activities	(226)	(206)	(186)
Cash flows from investing activities:
Dividends received from commercial bank subsidiary	5,000	2,800	3,000
Net cash provided by investing activities	5,000	2,800	3,000
Cash flows from financing activities:
Payments made to stock appreciation rights holders	(53)	(9)	(61)
Dividends paid	(13,013)	(11,725)	(9,447)
Proceeds from sale of stock pursuant to dividend reinvestment plan	10,056	9,134	7,470
Proceeds from exercise of common shares	718	775	394
Repurchase of stock options	—	(1,629)	—
Net cash used in financing activities	(2,292)	(3,454)	(1,644)
Net increase (decrease) in cash and cash equivalents	2,482	(860)	1,170
Cash and cash equivalents at beginning of year	1,899	2,759	1,589
Cash and cash equivalents at end of year	$4,381	1,899	2,759

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Cash Flows, Continued

Three Years Ended  December 31, 2020

Increase (Decrease) in Cash and Cash Equivalents

	Dollars in Thousands
	2020	2019	2018
Reconciliation of net earnings to net cash used in operating activities:
Net earnings	$38,492	36,044	32,594
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in earnings of commercial bank subsidiary	(39,559)	(36,925)	(33,731)
Decrease (increase) in refundable income taxes	(110)	45	5
Increase in deferred taxes	(229)	(156)	(291)
Share based compensation expense	1,180	786	1,237
Total adjustments	(38,718)	(36,250)	(32,780)
Net cash used in operating activities	$(226)	(206)	(186)

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

(25)	Quarterly Financial Data (Unaudited)

Selected quarterly results of operations for the four quarters ended December 31 are as follows:

	(In Thousands, except per share data)
	2020				2019				2018
	Fourth	Third	Second	First	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$30,351	30,961	31,569	30,087	$29,897	30,329	29,567	28,284	$27,585	26,298	25,548	24,094
Interest expense	3,969	4,112	4,308	4,994	5,522	5,991	5,923	5,211	4,606	3,656	3,097	2,659
Net interest income	26,382	26,849	27,261	25,093	24,375	24,338	23,644	23,073	22,979	22,642	22,451	21,435
Provision for loan losses	3,065	1,038	4,124	1,469	686	167	154	1,033	1,097	1,088	1,090	1,023
Earnings before income taxes	10,771	14,669	11,313	11,357	10,222	13,556	12,451	10,882	10,708	10,718	9,798	10,153
Net earnings	8,902	11,532	9,027	9,031	7,972	10,266	9,516	8,290	9,833	7,972	7,309	7,480
Basic earnings per common share	0.81	1.05	0.83	0.83	0.74	0.95	0.89	0.77	0.93	0.75	0.69	0.71
Diluted earnings per common share	0.81	1.05	0.83	0.83	0.74	0.95	0.89	0.77	0.92	0.75	0.69	0.71

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2020, 2019 and 2018

(26)	Subsequent Events

ASC Topic 855, Subsequent Events, as amended by ASU No. 2010-90, establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company evaluated all events or transactions that occurred after December 31, 2020, through the date of the issued financial statements. During this period there were no material recognizable subsequent events that required recognition in the disclosures to the Company's  December 31, 2020 financial statements.

This financial information has not been reviewed for accuracy or relevance by the FDIC.