Form 10-K, Exhibit 13
period 2021-12-31
WILSON BANK HOLDING CO
filed 2022-03-15
CIK 885275

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

The Company cautions investors that future financial and operating results may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company. The words “expect,” “intend,” “should,” “may,” “could,” “believe,” “suspect,” “anticipate,” “seek,” “plan,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical fact may also be considered forward-looking. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and also include, without limitation, (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for these losses, (ii) the effects of new outbreaks of COVID-19, including actions taken by governmental officials to curb the spread of the virus, and the resulting impact on general economic and financial market conditions and on the Company's and its customers' business, results of operations, asset quality and financial condition; (iii) further public acceptance of the booster shots of the vaccines that were developed against the virus as well as the decisions of governmental agencies with respect to vaccines including recommendations related to booster shots and requirements that seek to mandate that individuals receive or employers require that their employees receive the vaccine, (iv) those vaccines' efficacy in reducing the severity of outcomes for individuals contracting the virus, including new variants, (v) fluctuations or differences in interest rates on earning assets and interest bearing liabilities from those that the Company is modeling or anticipating, including as a result of the Bank's inability to maintain deposit rates at current levels in a rising rate environment or overcome the impact of loan floors embedded in variable rate loans as quickly as deposit costs increase, or that affect the yield curve, (vi) the effect on our allowance for loan losses and provisioning expense as a result of our decision to defer the implementation of CECL, (vii) deterioration in the real estate market conditions in the Company’s market areas, (viii) the impact of increased competition with other financial institutions, including pricing pressures on loans and deposits, and the resulting impact on the Company's results, including as a result of compression to net interest margin, (ix) deterioration of the economy in the Company’s market areas, (x) the ability to grow and retain low-cost core deposits, (xi) significant downturns in the business of one or more large customers, (xii) the inability of the Company to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels, or regulatory requests or directives, (xiii) changes in state or Federal regulations, policies, or legislation applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, including implementation of the new regulations implemented by federal regulatory agencies who are experiencing changes in senior leadership, (xiv) changes in capital levels and loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments, (xv) inadequate allowance for credit losses, (xvi) the effectiveness of the Company’s activities in improving, resolving or liquidating lower quality assets, (xvii) the Company's adoption as of January 1, 2022 of ASU 2016-13, the current expected credit losses standard applicable to the Company's allowance for credit losses, (xviii) results of regulatory examinations, (xix) the vulnerability of the Company's network and online banking portals, and the systems of parties with whom the Company contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss, and other security breaches, (xx) the possibility of additional increases to compliance costs or other operational expenses as a result of increased regulatory oversight, (xxi) loss of key personnel and increased costs of human capital resulting from the competitive labor market in the Company's market areas, and (xxii) adverse results (including costs, fines, reputational harm and/or other negative effects) from current or future litigation, examinations or other legal and/or regulatory actions, including as a result of the Company's participation in and execution of government progress related to the COVID-19 pandemic. These risks and uncertainties may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. The Company’s future operating results depend on a number of factors which were derived utilizing numerous assumptions that could cause actual results to differ materially from those projected in forward-looking statements.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Impact of COVID-19

The outbreak and spread of the novel Coronavirus Disease 2019 (“COVID-19”) in 2020 created a global public health crisis that has periodically contributed to uncertainty, volatility and deterioration in financial markets and in governmental, commercial and consumer activity including in the United States, where we conduct substantially all of our activity. Though progress has been made in responding to the pandemic, the emergence of new variants of the virus and public reaction thereto has continued to cause disruption to our operations and the economies in the markets where we operate.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security ("CARES") Act was signed into law. It contained substantial tax and spending provisions intended to address the impact of the COVID-19 pandemic. The CARES Act included the Paycheck Protection Program ("PPP"), a nearly $659 billion program designed to aid small and medium-sized businesses and sole proprietors through federally guaranteed loans distributed through banks. These loans were intended to guarantee eight weeks of payroll and other costs to help those businesses remain viable and allow their workers to pay their bills. On December 21, 2020, the Coronavirus Response and Relief Supplemental Appropriations Act ("Coronavirus Relief Act") was signed into law. The Coronavirus Relief Act earmarked an additional $284 billion for a new round of PPP loans. The Company funded $125.2 million of PPP loans to our small business and other eligible customers, $5.0 million of which remained outstanding as of December 31, 2021.

In response to the COVID-19 pandemic and its economic impact to our customers, we proactively began providing relief to our customers in the middle of March 2020 through a 90 day interest only payment option or a full 90 day payment deferral option. Following the passage of the CARES Act we expanded this program to provide a six-month interest only payment option in an effort to provide flexibility to our customers as they sought to navigate the uncertainty caused by the pandemic. Pursuant to interagency regulatory guidance and the CARES Act, we could elect to not classify loans for which these deferrals are granted between March 1, 2020 and the earlier of (i) January 1, 2022 or (ii) 60 days after the end of the COVID-19 national emergency as troubled debt restructurings.

As of December 31, 2021, the Bank had no loans for which principal or both principal and interest were being deferred. As of December 31, 2020, the Bank had 13 loans, totaling $36.4 million in aggregate principal amount for which principal or both principal and interest were being deferred. Under the applicable guidance, none of these deferrals required a troubled debt restructuring designation as of December 31, 2021 and December 31, 2020.

In connection with our initial response to COVID-19, we took deliberate actions to try to ensure that we had the balance sheet strength to serve our clients and communities, including maintaining increased liquidity and reserves supported by a strong capital position. We currently expect our levels of liquidity and reserves to remain above historical levels through 2022.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

General

The Company is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust (“Wilson Bank”), a Tennessee state-chartered bank headquartered in Lebanon, Tennessee. The Company was formed in 1992. Wilson Bank commenced operations in 1987.

Wilson Bank is a community bank headquartered in Lebanon, Tennessee, serving Wilson County, DeKalb County, Smith County, Trousdale County, Rutherford County, Davidson County, Putnam County, Sumner County, and Williamson County, Tennessee as its primary market areas. Generally, this market is the Nashville-Davidson-Murfreesboro-Franklin, Tennessee metropolitan statistical area. At December 31, 2021, Wilson Bank had twenty-eight locations in Wilson, Davidson, DeKalb, Smith, Sumner, Rutherford, Putnam, Trousdale and Williamson Counties. Management believes that these counties offer an environment for continued growth, and the Company’s target market is local consumers, professionals and small businesses. Wilson Bank offers a wide range of banking services, including checking, savings and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers an investment center which offers a full line of investment services to its customers.

The following discussion and analysis is designed to assist readers in their analysis of the Company’s consolidated financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto.

Critical Accounting Estimates

The accounting principles we follow and our methods of applying these principles conform with U.S. generally accepted accounting principles and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates which, in the case of the determination of our allowance for loan losses have been critical to the determination of our financial position and results of operations. Additional information regarding significant accounting policies is described in Note 1 to the Company's consolidated financial statements for the year ended December 31, 2021 included in the Company’s Annual Report on Form 10-K.

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

The estimated loan loss allocation for all twelve loan portfolio segments is then adjusted for several qualitative factors. The allocation for qualitative factors is particularly subjective and does not lend itself to exact mathematical calculation. This amount represents estimated inherent credit losses which exist, but have not yet been identified, as of the balance sheet date, and are based upon quarterly trend assessments in delinquent and nonaccrual loans, unanticipated charge-offs, credit concentration changes, prevailing economic conditions, changes in lending personnel experience, changes in lending policies or procedures, changes in interest rate, and other influencing factors. These qualitative factors are considered for each of the twelve loan segments, and the allowance allocation, as determined by the processes noted above for each component, is increased or decreased based on the incremental assessment of these various qualitative factors.

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

ASU 2016-13, which is known as the Current Expected Credit Losses (CECL) standard, had an effective date of January 1, 2020. Pursuant to the CARES Act, lenders, like us, were given the option to defer the implementation of ASU 2016-13 until 60 days after the declaration of the end of the public health emergency related to the COVID-19 pandemic or December 31, 2020, whichever came first. On December 27, 2020, President Trump signed into law the Coronavirus Response and Relief Supplemental Appropriations Act. The law contained a provision that allowed lenders, including us, the option to further defer the implementation of ASU 2016-13 until the fiscal year beginning after January 1, 2022. In addition, the Securities and Exchange Commission (SEC) staff has stated that opting to delay the implementation of CECL shall be considered to be in accordance with generally accepted accounting principles. As a result, we elected to delay implementation of CECL until January 1, 2022. Our implementation of CECL as of January 1, 2022 will modify the accounting for the allowance for loan losses from an incurred loss model to an expected loss model. See Note 1. Recently Issued Accounting Pronouncements in the Notes to our Consolidated Financial Statements elsewhere in this Form 10-K for further information regarding our implementation of CECL.

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

Fair Value of Financial Instruments - Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 22 to the Company's consolidated financial statements for the year ended  December 31, 2021 included in the Company's Annual Report on Form 10-K. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Selected Financial Information

The Executive management and Board of Directors of the Company evaluate key performance indicators (KPIs) on a continuing basis. These KPIs serve as benchmarks of Company performance and are used in making strategic decisions. The following table represents the KPIs that management has determined to be important in making decisions for the Bank, in each case as of and for the year ended December 31, 2021, 2020 and 2019:

	2021	2020	2019
Return on average assets (Net income divided by average total assets)	1.35%	1.24%	1.34%
Return on average stockholders' equity (Net income divided by average stockholders' equity)	12.45%	10.65%	11.31%
Dividend payout ratio (Dividends declared per share divided by net income per share)	30.41%	34.09%	32.74%
Equity to asset ratio (Average equity divided by average total assets)	10.86%	11.68%	11.88%
Leverage capital ratio (Equity excluding the net unrealized gain (loss) on available-for-sale securities and intangible assets divided by average total assets)	10.77%	11.16%	12.44%
Efficiency ratio (Non-interest expense divided by net-interest income plus non-interest income)	58.22%	58.33%	60.29%
Non-performing asset ratio (Loans greater than 90 days past due and accruing interest, non-accrual loans, other real estate owned, and nonperforming TDRs divided by total assets)	0.01%	0.08%	0.22%

Results of Operations

Net earnings for the year ended December 31, 2021 were $49,426,000, an increase of $10,934,000, or 28.41%, compared to net earnings of $38,492,000 for the year ended December 31, 2020. Our 2020 net earnings were 6.79%, or $2,448,000, above our net earnings of $36,044,000 for 2019. Basic earnings per share were $4.44 in 2021, compared with $3.52 in 2020 and $3.36 in 2019. Diluted earnings per share were $4.43 in 2021, compared to $3.51 in 2020 and $3.35 in 2019. The increase in net earnings and diluted and basic earnings per share during the year ended December 31, 2021 as compared to the year ended December 31, 2020 was primarily due to an increase in net interest income, an increase in non-interest income and a reduction in provision expense, partially offset by an increase in non-interest expense. The increase in net interest income was due to an increase in average interest earning asset balances between the relevant periods, an increase in SBA fees earned on PPP loans and a decrease in cost of funds, partially offset by decreased net interest margin. Net interest margin for the year ended December 31, 2021 was 3.47%, compared to 3.63% and 3.81% for the years ended December 31, 2020 and December 31, 2019, respectively. Net interest spread for the year ended December 31, 2021 was 3.39%, compared to 3.48% and 3.60% for the years ended December 31, 2020 and December 31, 2019, respectively. The increase in non-interest expense resulted from the Company's continued growth as well as rising costs of employees' salaries and benefits as a result of competition we are experiencing for human capital in our market areas. See below for further discussion regarding variances related to net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense and income taxes.

The increase in Return on Average Assets (ROA) for the year ended December 31, 2021 when compared to December 31, 2020 and December 31, 2019 as set forth in the table above was primarily attributable to an increase in net interest income, an increase in debit and credit card interchange income, an increase in brokerage income, and a decrease in provision expense when compared to the year ended December 31, 2020, in which we had an increased level of provision expense driven by the COVID-19 pandemic, offset in part by an increase in employee salaries and benefits. Also negatively impacting our ROA was an increase in average deposits of $544,464,000 and a decline in our average loan to deposit ratio of 9.49% in each case from the levels at December 31, 2020.

Net Interest Income

The schedule which follows indicates the average balances for each major balance sheet item, an analysis of net interest income and net interest expense and the change in interest income and interest expense attributable to changes in volume and changes in rates.

The difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities is net interest income, which is the Company's gross margin. Analysis of net interest income is more meaningful when income from tax-exempt earning assets is adjusted to a tax equivalent basis. Accordingly, the following schedule includes a tax equivalent adjustment of tax-exempt earning assets, assuming a weighted average Federal income tax rate of 21% for 2021, 2020 and 2019.

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	Dollars In Thousands
	2021			2020			2021/2020 Change
	Average		Income/	Average		Income/	Due to	Due to		Percent
	Balance	Rates/Yields	Expense	Balance	Rates/Yields	Expense	Volume	Rate	Total	Change
Loans, net of unearned interest (2) (3)	$2,382,262	5.07%	118,676	$2,236,815	5.16%	113,224	$7,484	(2,032)	5,452
Investment securities—taxable	645,513	1.38	8,922	430,349	1.69	7,272	3,151	(1,501)	1,650
Investment securities—tax exempt	79,096	1.55	1,229	67,333	1.64	1,102	185	(58)	127
Taxable equivalent adjustment (1)	—	0.41	327	—	0.44	293	49	(15)	34
Total tax-exempt investment securities	79,096	1.97	1,556	67,333	2.08	1,395	234	(73)	161
Total investment securities	724,609	1.45	10,478	497,682	1.74	8,667	3,385	(1,574)	1,811
Loans held for sale	16,478	2.66	438	22,432	2.75	616	(159)	(19)	(178)
Federal funds sold	31,083	0.04	13	7,183	0.78	56	49	(92)	(43)
Interest bearing deposits	349,000	0.13	445	206,281	0.28	582	280	(417)	(137)
Restricted equity securities	5,089	2.32	118	4,939	2.35	116	3	(1)	2
Total earning assets	3,508,521	3.77	130,168	2,975,332	4.22	123,261	11,042	(4,135)	6,907	5.60%
Cash and due from banks	31,225			19,145
Allowance for loan losses	(39,194)			(32,360)
Bank premises and equipment	59,772			59,353
Other assets	93,204			74,114
Total assets	$3,653,528			$3,095,584

	Dollars In Thousands
	2021			2020			2021/2020 Change
	Average		Income/	Average		Income/	Due to	Due to		Percent
	Balance	Rates/Yields	Expense	Balance	Rates/Yields	Expense	Volume	Rate	Total	Change
Deposits:
Negotiable order of withdrawal accounts	$852,110	0.10%	878	$669,224	0.20%	1,314	$297	(733)	(436)
Money market demand accounts	1,079,002	0.14	1,547	881,669	0.40	3,496	653	(2,602)	(1,949)
Time deposits	605,162	1.26	7,610	619,387	1.77	10,939	(246)	(3,083)	(3,329)
Other savings deposits	253,265	0.19	480	171,849	0.39	667	238	(425)	(187)
Total interest-bearing deposits	2,789,539	0.38	10,515	2,342,129	0.70	16,416	942	(6,843)	(5,901)
Federal Home Loan Bank advances	858	15.50	133	18,858	5.13	967	581	(1,415)	(834)
Total interest-bearing liabilities	2,790,397	0.38	10,648	2,360,987	0.74	17,383	1,523	(8,258)	(6,735)	(38.74)%
Demand deposits	445,731			348,677
Other liabilities	20,521			24,376
Stockholders’ equity	396,879			361,544
Total liabilities and stockholders’ equity	$3,653,528			$3,095,584
Net interest income			$119,520			$105,878	$9,519	$4,123	$13,642	12.88%
Net interest margin (4)		3.47%			3.63%
Net interest spread (5)		3.39%			3.48%
(1)	The tax equivalent adjustment for 2021 and 2020 have been computed using a 21% Federal tax rate.
(2)

Yields on loans and total earning assets include the impact of State income tax credits related incentive loans at below market rates and tax exempt loans to municipalities of $2.1 million and $2.2 million for the years ended December 31, 2021 and 2020.

(3)

Loan fees of $16.1 million are included in interest income in 2021, inclusive of $3.6 million in SBA fees related to PPP loans. Loan fees of $12.0 million are included in interest income in 2020, inclusive of $3.2 million in SBA fees related to PPP loans.

(4)	Annualized net interest income on a tax equivalent basis divided by average interest-earning assets.
(5)	Average interest rate on interest-earning assets less average interest rate on interest-bearing liabilities.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	Dollars In Thousands
	2020			2019			2020/2019 Change
	Average		Income/	Average		Income/	Due to	Due to		Percent
	Balance	Rates/Yields	Expense	Balance	Rates/Yields	Expense	Volume	Rate	Total	Change
Loans, net of unearned interest (2) (3)	$2,236,815	5.16%	113,224	$2,030,861	5.31%	105,783	$10,685	(3,244)	7,441
Investment securities—taxable	430,349	1.69	7,272	347,873	2.46	8,559	1,755	(3,042)	(1,287)
Investment securities—tax exempt	67,333	1.64	1,102	38,859	1.99	773	485	(156)	329
Taxable equivalent adjustment (1)	—	0.44	293	—	0.53	205	130	(42)	88
Total tax-exempt investment securities	67,333	2.08	1,395	38,859	2.52	978	615	(198)	417
Total investment securities	497,682	1.74	8,667	386,732	2.47	9,537	2,370	(3,240)	(870)
Loans held for sale	22,432	2.75	616	9,613	3.38	325	362	(71)	291
Federal funds sold	7,183	0.78	56	14,645	1.88	275	(102)	(117)	(219)
Interest bearing deposits	206,281	0.28	582	121,399	1.78	2,164	935	(2,517)	(1,582)
Restricted equity securities	4,939	2.35	116	4,241	4.67	198	29	(111)	(82)
Total earning assets	2,975,332	4.22	123,261	2,567,491	4.69	118,282	14,279	(9,300)	4,979	4.21%
Cash and due from banks	19,145			10,480
Allowance for loan losses	(32,360)			(28,073)
Bank premises and equipment	59,353			58,545
Other assets	74,114			72,487
Total assets	$3,095,584			$2,680,930

	Dollars In Thousands
	2020			2019			2020/2019 Change
	Average		Income/	Average		Income/	Due to	Due to		Percent
	Balance	Rates/Yields	Expense	Balance	Rates/Yields	Expense	Volume	Rate	Total	Change
Deposits:
Negotiable order of withdrawal accounts	$669,224	0.20%	1,314	$526,026	0.44%	2,311	$514	(1,511)	(997)
Money market demand accounts	881,669	0.40	3,496	749,366	0.80	6,030	926	(3,460)	(2,534)
Time deposits	619,387	1.77	10,939	642,513	2.01	12,896	(451)	(1,506)	(1,957)
Other savings deposits	171,849	0.39	667	136,912	0.60	825	180	(338)	(158)
Total interest-bearing deposits	2,342,129	0.70	16,416	2,054,817	1.07	22,062	1,169	(6,815)	(5,646)
Federal Home Loan Bank advances	18,858	5.13	967	21,712	2.68	581	581	(195)	386
Federal funds purchased	—	—	—	597	0.67	4	(4)	—	(4)
Total interest-bearing liabilities	2,360,987	0.74	17,383	2,077,126	1.09	22,647	1,746	(7,010)	(5,264)	(23.24)%
Demand deposits	348,677			270,136
Other liabilities	24,376			14,994
Stockholders’ equity	361,544			318,674
Total liabilities and stockholders’ equity	$3,095,584			$2,680,930
Net interest income			$105,878			$95,635	$12,533	$(2,290)	$10,243	10.71%
Net interest margin (4)		3.63%			3.81%
Net interest spread (5)		3.48%			3.60%
(1)	The tax equivalent adjustment for 2020 and 2019 have been computed using a 21% Federal tax rate.
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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company’s earnings. Total interest income in 2021 was $129,841,000, up 5.59% when compared with $122,968,000 in 2020, which was up 4.14% when compared to $118,077,000 in 2019, in each case excluding tax exempt adjustments relating to tax exempt securities and loans. The increase in total interest income in 2021 when compared to 2020 was primarily attributable to an increase in interest and fees earned on loans as well as an increase in interest and dividends earned on securities. The increase in interest and fees earned on loans resulted from an overall increase in average loans, a resulting increase in origination fees earned on loans, an increase in SBA fees earned on PPP loans from loans originated in 2020 and 2021, and an increase in prepayment fees earned from the early payoff of loans. The increase in interest and dividends earned on securities resulted from an overall increase in the average balance of securities, due to management's decision to purchase additional securities to utilize a portion of the Company's excess liquidity. The Federal Reserve influences the general market rates of interest, including the deposit and loan rates offered by many financial institutions. Our loan portfolio is significantly affected by changes in the prime interest rate, which is the rate offered on loans to borrowers with strong credit. The prime interest rate did not change during 2021, decreased 150 basis points during 2020, and decreased 75 basis points in 2019 as a result of corresponding changes in the federal funds rate by the Federal Reserve. The direction and speed with which short-term interest rates move has an impact on our net interest income. In the fourth quarter of 2021, the Federal Reserve announced it expected to raise rates three times in 2022; however, the exact number, magnitude and timing of any rate increases remains uncertain. If short-term interest rates are increased and we remain liability-sensitive at that time, those increases could put pressure on our net interest margin and net interest spread, and consequently our net interest income, if we are unable to raise rates on our loans faster than we are required to raise rates on our deposits, including as a result of competitive pricing pressures in our markets. Similarly, in a rising rate environment, loan floors that we have embedded in our floating rate loans may cause a lag in our ability to capture the benefit of rising rates on our loan products. The yield on loans decreased in 2021 from 2020 due to the declining rate environment discussed above, which was partially offset by an increase in loan volume, an increase in fees earned on PPP loans from loans originated in 2020 and 2021, an increase in origination fees on loans, and prepayment fees earned from the early payoff of loans. Fees earned on loans totaled $16,085,000, $12,043,000 and $7,751,000 for the years ended 2021, 2020 and 2019, respectively. The total amount of state income tax credits included in our loan yields were $2,092,000, $2,191,000 and $2,154,000 for the years ended 2021, 2020 and 2019, respectively. The yield on securities decreased due to the declining rate environment discussed above, in which higher yielding securities were called by issuers and were replaced with securities yielding lower market rates. In addition, excess liquidity on the Company's balance sheet led to additional investment purchases that had lower yields due to the current rate environment.

The ratio of average earning assets to total average assets was 96.0%, 96.1% and 95.8% for each of the years ended December 31, 2021, 2020 and 2019, respectively. Average earning assets increased $533,189,000 from December 31, 2020 toDecember 31, 2021. The average rate earned on earning assets for 2021 was 3.77%, compared with 4.22% in 2020 and 4.69% in 2019. The increase in average earning assets was largely due to an increase in the average balance of investment securities, interest bearing deposits, and federal funds sold, which resulted from increased liquidity due to increased deposit balances during the pandemic. This increase was also attributable to an increase in the average balance of loans due to loan growth. The decrease in the average rate earned on earning assets resulted from the historically low interest rate environment we experienced in 2021 and the deployment of some of our excess liquidity in lower yielding assets as compared to loans.

Total interest expense for 2021 was $10,648,000, a decrease of $6,735,000, or 38.74%, compared to total interest expense of $17,383,000 in 2020. Average interest-bearing deposits increased to $2,789,539,000 for 2021 compared to $2,342,129,000 for 2020. The average rate paid on interest-bearing deposits was 0.38% for 2021 compared to 0.70% for 2020. Total interest expense decreased from $22,647,000 in 2019 to $17,383,000 in 2020, a decrease of $5,264,000, or 23.24%. The decrease in total interest expense in 2021 resulted primarily from a decrease in the rates on average interest bearing deposits, reflecting the declining rate environment that we have experienced since the first quarter of 2020, partially offset by an overall increase in the volume of average interest-bearing deposits and a pre-payment penalty related to the early payoff of our FHLB advances. The decrease in total interest expense in 2020 resulted primarily from a decrease in the rates on interest bearing deposits, as we decreased the rates on several of our deposit products in response to decreases in short-term rates throughout 2019 and the first quarter of 2020, partially offset by an overall increase in the volume of average interest-bearing deposits.

Net interest income for 2021 totaled $119,193,000 as compared to $105,585,000 and $95,430,000 in 2020 and 2019, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), decreased to 3.39% in 2021 from 3.48% in 2020. The net interest spread was 3.60% in 2019. Net interest margin decreased to 3.47% in 2021 from 3.63% in 2020. The net interest margin was 3.81% in 2019. The decrease in net interest margin was due to a decrease in the yield earned on all earning assets that outpaced the decrease in rates paid on our interest-bearing liabilities, in each case for the reasons discussed above. Changes in interest rates paid on products such as interest checking, savings, and money market accounts will generally increase or decrease in a manner that is consistent with changes in the short-term environment, but are also impacted by competitive market conditions. The Company’s liabilities are positioned to re-price faster than its assets such that a short-term declining rate environment could have a positive impact on the Company’s earnings as its interest expense decreases faster than interest income. Conversely, a rising rate environment (like the one currently contemplated) could have a short-term negative impact on margins, as deposits would likely re-price faster than assets. Management regularly monitors the deposit rates of the Company’s competitors and these rates continue to put pressure on the Company’s deposit pricing, just as loan pricing pressure from competition within our markets continues to negatively impact loan yields. This pressure could negatively impact the Company’s net interest margin and earnings in 2022 if short-term rates begin to rise. Elevated levels of on-balance sheet liquidity resulting from government stimulus programs will also likely continue to negatively impact our net interest margin in 2022.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Provision for Loan Losses

The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, is adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The 2021 provision for loan losses was $1,143,000, a decrease of $8,553,000 from the provision of $9,696,000 in 2020, which was $7,656,000 higher than the provision in 2019. The decrease in the provision for the year ended December 31, 2021 was attributable to returning to a more normalized level in 2021, as the economic impacts of the COVID-19 pandemic waned, after an extraordinary increased provision in 2020 due to the COVID-19 pandemic and its economic impact. The provision for loan losses recorded during 2021 was primarily the result of loan growth. The increased levels in the provision for loan losses for the year ended December 31, 2020 can be primarily attributed to the pandemic and the impact it had on the local and national economy. While the local and national economic outlooks improved in 2021, we believe the ultimate impact of the pandemic remains uncertain due to the lingering effects of COVID-19, and challenges affecting supply chains globally and labor shortages that are impacting our clients. In addition, inflation remains a risk to the economic recovery. Loan loss provisions recorded during the twelve months ended December 31, 2021, were largely the result of our loan portfolio growth. Gross loan growth totaled $165,338,000 ($5,020,000 of which was attributable to PPP loans), $237,558,000 ($62,437,000 of which was attributable to PPP loans) and $42,843,000 for the years ended 2021, 2020 and 2019, respectively. Management continues to fund the allowance for loan losses through provisions based on management’s calculation of the allowance for loan losses. The provision for loan losses is based on past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating loan losses. Such factors include growth and composition of the loan portfolio, review of specific problem loans, past due and nonperforming loans, change in lending staff, the recommendations of the Company’s regulators, and current economic conditions that may affect the borrowers’ ability to repay. Beginning in 2022, the Company will recalculate its allowance for loan losses under ASU 2016-13, which is known as the Current Expected Credit Losses (CECL) model.

Wilson Bank’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged-off in the month when a determination is made that the loan is uncollectible. Net charge-offs increased to $50,000 in 2021 from net recoveries of $117,000 in 2020. Net charge-offs in 2019 totaled $488,000. The ratio of net charge-offs to average total outstanding loans was 0.00% in 2021, (0.01%) in 2020 and 0.02% in 2019. Overall, the Bank experienced minimal charge-offs during 2021.

Provision for loan losses in 2021 resulted in an increase of the allowance for loan losses (net of charge-offs and recoveries) to $39,632,000 at December 31, 2021 from $38,539,000 at December 31, 2020 and $28,726,000 at December 31, 2019. The allowance for loan losses increased 2.84% between December 31, 2020 and December 31, 2021 as compared to the 7.01% increase in total loans (including PPP loans) over the same period. The allowance for loan losses was 1.60% of total loans outstanding at December 31, 2021 compared to 1.66% at December 31, 2020 and 1.38% at December 31, 2019. As a percentage of nonperforming loans at December 31, 2021, 2020 and 2019, the allowance for loan losses represented 7,154%, 1,482% and 359%, respectively. The internally classified loans as a percentage of the allowance for loan losses were 19.4% and 21.4%, respectively, at December 31, 2021 and 2020. We believe the overall allowance for credit losses will increase slightly upon the adoption of CECL in order to provide for expected credit losses over the life of the loan portfolio. This is primarily resulting from the impact of adjusting from the incurred loss model to the expected loss model. Once finalized, the cumulative effect adjustment of our adoption of CECL will be recorded, net of tax, as an adjustment to retained earnings effective January 1, 2022. This estimate is subject to change as key assumptions are refined and model validations are finalized.

The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared quarterly by the Chief Financial Officer and Chief Credit Officer and is provided to the Board of Directors to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of non-performing and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous assessment, reports prepared by the Company's independent Loan Review Department, consideration of current economic conditions and other pertinent information. The level of the allowance to net loans outstanding will vary depending on the overall results of this quarterly assessment. See the discussion above under “Critical Accounting Estimates” for more information. Management believes the allowance for loan losses at December 31, 2021 to be adequate, but if economic conditions deteriorate beyond management’s current expectations and additional charge-offs are incurred, the allowance for loan losses may require an increase through additional provision for loan losses expense which would negatively impact earnings.

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

The following is a summary of our non-interest income for the years ended December 31, 2021, 2020 and 2019 (in thousands):

	Twelve Months Ended December 31,				Twelve Months Ended December 31,
	2021	2020	$ Increase (Decrease)	% Increase (Decrease)	2020	2019	$ Increase (Decrease)	% Increase (Decrease)
Service charges on deposits	$6,137	$5,659	$478	8.45%	$5,659	$6,952	$(1,293)	(18.60%)
Brokerage income	6,368	4,837	1,531	31.65	4,837	4,411	426	9.66
Debit and credit card interchange income	12,029	9,187	2,842	30.94	9,187	8,301	886	10.67
Other fees and commissions	1,446	1,404	42	2.99	1,404	1,608	(204)	(12.69)
BOLI and annuity earnings	1,109	959	150	15.64	959	723	236	32.64
Security gain (losses), net	28	882	(854)	(96.83)	882	(268)	1,150	(429.10)
Fees and gains on sales of mortgage loans	9,997	9,560	437	4.57	9,560	6,802	2,758	40.55
Gain (loss) on sale of other real estate, net	(15)	658	(673)	(102.28)	658	(48)	706	(1,470.83)
Loss on the sale of fixed assets, net	(43)	(63)	20	(31.75)	(63)	(128)	65	(50.78)
Gain (loss) on sale of other assets, net	6	(4)	10	(250.00)	(4)	(4)	—	0.00
Other income	34	61	(27)	(44.26)	61	—	61	100.00
Total non-interest income	$37,096	$33,140	$3,956	11.94%	$33,140	$28,349	$4,791	16.90%

2021 v. 2020

The increase in non-interest income for the year ended December 31, 2021 when compared to the year ended December 31, 2020 is primarily attributable to an increase in debit and credit card interchange income, an increase in brokerage income, an increase in service charges on deposits, and an increase in fees and gains on sales of mortgage loans, offset in part by a decrease in gain on sale of securities and an increase in loss on sale of other real estate.

Debit and credit card interchange income primarily increased due to an increase in the number and volume of debit card and credit card holders and transactions. The increase in the volume of transactions was partially attributable to an increase in economic activity as many businesses reopened and mitigation efforts were relaxed, which resulted in increased consumer spending.

Brokerage income primarily increased due to the opening of new investment accounts, which was aided by the hiring of new investment managers and an increase in estate planning and trust asset accounts. Brokerage income was also aided by the continued strong recovery in the stock market from the lows of the first quarter of 2020 resulting from the COVID-19 pandemic.

Service charges on deposit accounts primarily increased due to an increase in service charges earned on overdraft fees, fees for paper statements, analysis charges, and fees from ATM transactions. The increase in service charges earned on overdraft fees and ATM transactions resulted from increased consumer spending resulting from the increase in economic activity. The increase in analysis charges resulted from an increase in monthly maintenance fees resulting from an increase in business customers.

The fees and gains on sales of mortgage loans primarily increased due to the continued influx of refinance volume as a result of continued low interest rates due to ongoing pandemic stimulus efforts. Rates have started their expected upward climb as a result of inflationary pressure and tapering of the Federal Reserve's purchase of mortgage backed securities from quantitative easing which may reduce growth on fees and gains on sale of mortgage loans in 2022.

The decrease in the gain on sale of securities for the year ended December 31, 2021 when compared to December 31, 2020 was due to management's opportunistic trading in 2020 to recognize additional income and management's strategy to sell securities in the fourth quarter of 2020 and use the gain to pay down Federal Home Loan Bank advances.

2020 v. 2019

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

The following is a summary of the Company's non-interest expense for the years ended December 31, 2021, 2020 and 2019 (in thousands):

	Twelve Months Ended December 31,				Twelve Months Ended December 31,
	2021	2020	$ Increase (Decrease)	% Increase (Decrease)	2020	2019	$ Increase (Decrease)	% Increase (Decrease)
Employee salaries and benefits	$52,722	$45,661	$7,061	15.46%	$45,661	$42,541	$3,120	7.33%
Equity-based compensation	1,428	1,180	248	21.02	1,180	786	394	50.13
Occupancy expenses	5,473	5,216	257	4.93	5,216	4,789	427	8.92
Furniture and equipment expenses	3,323	3,267	56	1.71	3,267	3,110	157	5.05
Data processing expenses	6,079	5,101	978	19.17	5,101	4,495	606	13.48
Advertising expenses	2,736	2,487	249	10.01	2,487	2,498	(11)	(0.44)
ATM & interchange fees	4,783	3,880	903	23.27	3,880	3,439	441	12.82
Accounting, legal & consulting expenses	988	909	79	8.69	909	1,382	(473)	(34.23)
FDIC insurance	1,130	598	532	88.96	598	373	225	60.32
Directors’ fees	686	634	52	8.20	634	586	48	8.19
Other operating expenses	11,640	11,986	(346)	(2.89)	11,986	10,629	1,357	12.77
Total non-interest expense	$90,988	$80,919	$10,069	12.44%	$80,919	$74,628	$6,291	8.43%

2021 v. 2020

The increase in non-interest expenses for the year ended December 31, 2021 when compared to the year ended December 31, 2020 is primarily attributable to a year-over-year increase in salaries and employee benefits, equity-based compensation, occupancy expenses, data processing expenses, ATM and interchange fees, FDIC insurance, and advertising expenses, partially offset by a decrease in other operating expenses.

The increase in salaries and employee benefits for the year ended December 31, 2021 when compared to the year ended December 31, 2020 is primarily attributable to an increase in the number of employees necessary to support the Company’s growth in operations as well as an increase in salaries for employees including as a result of increased levels of competition for talent in our market areas. The increase was also due to increases in incentives and commissions, due to an increase in the volume of booked mortgage loans and the success of new additional investment advisor personnel. This increase also resulted from the payment of a $812,000, in the aggregate, mid-year bonus paid to employees in the second quarter of 2021 to acknowledge their hard work and perseverance throughout the pandemic and implementation of PPP. The increase in equity-based compensation is due to equity awards granted to certain of our directors, senior executive officers and other officers, in connection with their assumption of additional responsibilities and an increase in the weighted average grant date value of those awards. The increase in occupancy expense is primarily attributable to an increase in maintenance and repairs on buildings, an increase in property taxes, an increase in depreciation expense on buildings resulting from improvements, an increase in lease expense due to an increase in leased branches, and an increase in utility expense due to a transition back to the office by employees. The Company anticipates that salaries and employee benefits expense and occupancy expense will continue to increase as the Company's operations grow particularly if competition for talent remains strong in our markets and if inflationary pressures continue to impact our markets.

The increase in data processing expenses is primarily attributable to an increase in computer maintenance and computer licenses. These expenses included upgrades of our current systems as well as additional investments in computer software, an increase in I.T. consulting expense and an increase in information security expenses. The Company anticipates that data processing expenses will continue to increase as the Company's operations grow and the focus on the acceleration of digital product offerings and on data security increases.

The increase in ATM and interchange fees is primarily attributable to an increase in debit card interchange fee expense due to the volume of transactions, and the increase in economic activity.

The increase in FDIC insurance is primarily attributable an increase in deposit account balances resulting from economic growth and stimulus programs.

The increase in advertising expenses is primarily attributable to targeted marketing efforts in order to increase our market share in existing markets.

The decrease in other operating expenses is primarily attributable to a decrease in professional fees on loans and a decrease in state bank assessment fees, partially offset by an increase in telephone expense, cash back expense, and fees and licenses expense. The decrease in professional fees on loans resulted from the investment in required software to facilitate participation in PPP lending that occurred in June 2020. The increase in telephone expense resulted from a one-time setup fee resulting from a conversion to a new vendor. The increase in cash back expense resulted from growth in market share that resulted in the opening of new deposit accounts.

2020 v. 2019

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

The efficiency ratio is a common and comparable KPI used in the banking industry. The Company uses this metric to monitor how effective management is at using our internal resources. It is calculated by taking our non-interest expense divided by our net-interest income plus non-interest income. Our efficiency ratio for the years ended 2021, 2020 and 2019 was 58.22%, 58.33% and 60.29%, respectively.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Income Taxes

The Company’s income tax expense was $14,732,000 for 2021, an increase of $5,114,000 from $9,618,000 for 2020, which was down by $1,449,000 from the 2019 total of $11,067,000. The percentage of income tax expense to earnings before taxes was 23.0% in 2021, 20.0% in 2020 and 23.5% in 2019. The increase in income tax expense in 2021 from 2020 was due to an increase in earnings before income taxes and the decrease in 2020 from 2019 was due to additional state tax credits that lowered our effective tax rate. Our effective tax rate represents our blended federal and state rate of 26.135% affected by the impact of anticipated favorable permanent differences between our book and taxable income such as bank-owned life insurance, income earned on tax-exempt securities and certain federal and state tax credits.

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Financial Condition

Balance Sheet Summary

The Company’s total assets increased in 2021 by $619,992,000 or 18.40%, to $3,989,596,000 at December 31, 2021, after increasing 20.59% in 2020 to $3,369,604,000 at December 31, 2020. Loans, net of allowance for loan losses, totaled $2,444,282,000 at December 31, 2021, a $161,516,000, or 7.08%, increase compared to December 31, 2020. In 2020, management focused on growing all segments of our loan portfolio as we managed through the COVID-19 pandemic. In 2021, management targeted owner-occupied commercial real estate, residential real estate lending and consumer lending as areas of focus. The increase in loans in 2021 resulted from an overall increase in loan demand in the housing market, as well as other sectors in which we lend money, along with continued demand during the first part of 2021 for PPP loans by small businesses and individuals as a result of the COVID-19 pandemic. At year end 2021, securities totaled $897,585,000, an increase of54.61% from $580,543,000 at December 31, 2020, primarily as a result of management's decision to invest excess liquidity. The current rate environment also caused the fair market value on the securities portfolio to decrease. As a result of deposit growth that outpaced loan growth, interest bearing deposits at other financial institutions increased by $96,190,000, to $400,940,000 at December 31, 2021. Deferred income taxes totaled $12,792,000 at December 31, 2021, a $5,703,000, or 80.45%, increase compared to December 31, 2020. The increase in deferred income taxes was largely attributable to a decline in the unrealized gains on our available-for-sale securities of $18,251,000.

Total liabilities increased by $586,396,000, or 19.62%, to $3,575,879,000 at December 31, 2021 compared to $2,989,483,000 at December 31, 2020. This increase was composed primarily of the $594,476,000 increase in total deposits to $3,555,071,000, a 20.08% increase from December 31, 2020. The increase in total deposits since December 31, 2020 was primarily attributable to growth in market share that resulted in the opening of new accounts, increased economic activity and economic stimulus programs. Federal Home Loan Bank advances decreased to $0 from $3,638,000 at respective year ends 2021 and 2020. The decrease in Federal Home Loan Bank advances was due to management's strategic decision to utilize excess liquidity to pay off these advances and a lack of need for such advances in 2021 due to increased liquidity/deposit balances.

Stockholders’ equity increased $33,596,000, or 8.84%, in 2021, due to net earnings, the issuance of stock pursuant to the Company’s Dividend Reinvestment Plan, and the exercise of stock options, offset by dividends paid on the Company’s common stock and a decrease in the fair value of available-for-sale securities. The change in stockholders’ equity includes a $13,480,000 decrease in net unrealized gains on available-for-sale securities, net of taxes during the period. A more detailed discussion of assets, liabilities and capital follows.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Loans

The following schedule details the loans and percentage of loans in each category of the Company at December 31, 2021 and 2020 (dollars in thousands):

	December 31, 2021		December 31, 2020
	AMOUNT	%	AMOUNT	%
Mortgage loans on real estate:
Residential 1-4 family	$679,536	27.2%	$535,994	23.0%
Multifamily	29,300	1.2	111,646	4.8
Commercial real estate	879,373	35.2	837,766	35.9
Construction and land development	603,292	24.2	488,626	21.0
Farmland	9,367	0.4	15,429	0.7
Second mortgages	10,043	0.4	8,433	0.4
Equity lines of credit	92,229	3.7	78,889	3.4
Total mortgage loans on real estate	2,303,140	92.3	2,076,783	89.1

Commercial loans	116,717	4.7	172,811	7.4

Agricultural loans	1,438	0.1	1,206	0.1

Consumer installment loans:
Personal	59,513	2.4	66,193	2.8
Credit cards	5,281	0.2	4,324	0.2
Total consumer installment loans	64,794	2.6	70,517	3.0

Other loans	9,849	0.4	9,283	0.4
	2,495,938	100.0%	2,330,600	100.0%

Net deferred loan fees	(12,024)		(9,295)

Total loans	2,483,914		2,321,305

Less: Allowance for loan losses	(39,632)		(38,539)

Net loans	$2,444,282		$2,282,766

Loans are the largest component of the Company’s assets and are its primary source of income. The Company’s loan portfolio, net of allowance for loan losses, increased 7.1% at year end 2021 when compared to year end 2020. The table above sets forth the loan categories and the percentage of such loans in the portfolio as of December 31, 2021 and 2020.

As represented in the table, Wilson Bank experienced loan growth for the year ended December 31, 2021 in residential 1-4 family loans and construction and land development loans; partially offset by a decrease in multifamily loans and commercial loans. Residential 1-4 family loans increased 26.8% in 2021 and comprised 27.2% of the total loan portfolio at December 31, 2021, compared to 23.0% at December 31, 2020. Management believes the increase in residential 1-4 family loans was primarily due to an increase in demand for such loans due to, among other things, favorable interest rates resulting from the declining rate environment that started in the third and fourth quarters of 2019 and throughout much of 2020, as well as the completion of some construction projects which transitioned to permanent financing and continued increased population growth in some of our markets. Construction and land development loans increased 23.5% in 2021 and comprised 24.2% of the total loan portfolio at December 31, 2021, compared to 21.0% at December 31, 2020. The increase in construction and land development loans reflected the overall increase in demand for such loans in the overall economy and our markets. Because the construction portfolio remains a meaningful portion of our portfolio, Wilson Bank actively monitors these loans as it seeks to avoid advancing funds that exceed the present value of the collateral securing the loan. The responsibility for monitoring percentage of completion and distribution of funds tied to these completion percentages are monitored and administered by a credit administration department independent of the lending function. Multifamily loans decreased 73.8% in 2021 and comprised 1.2% of the portfolio at December 31, 2021, compared to 4.8% at December 31, 2020. The decrease in multifamily loans was largely due to the payoff of several large loan relationships. Commercial loans decreased 32.5% in 2021 and comprised 4.7% of the total loan portfolio at December 31, 2021, compared to 7.4% at December 31, 2020. The decrease in commercial loans is largely attributable to the forgiveness or repayment of PPP loans we previously made to small businesses and individuals as a result of the COVID-19 pandemic and the payoff of several other large loan relationships. In total, we funded $125.2 million of PPP loans, $5.0 million of which remained outstanding as of December 31, 2021. Wilson Bank continues to seek to diversify its real estate portfolio as it seeks to lessen concentrations in any one type of loan.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2021, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods. As of December 31, 2021, the Company had not underwritten any loans in connection with capital leases.

The following table classifies the Company's fixed and variable rate loans at December 31, 2021 according to contractual maturities of: (1) one year or less, (2) after one year through five years, (3) after five years through fifteen years, and (4) after fifteen years (dollars in thousands):

	December 31, 2021
	One Year or Less	After One Year Through Five Years	After Five Years Through Fifteen Years	After Fifteen Years	Total
Residential 1-4 family	$29,662	$78,645	$108,828	$462,401	$679,536
Multifamily	491	842	6,856	21,111	29,300
Commercial real estate	12,833	95,967	203,674	566,899	879,373
Construction and land development	181,343	179,259	49,269	193,421	603,292
Farmland	1,858	2,056	4,376	1,077	9,367
Second mortgages	304	5,281	3,548	910	10,043
Equity lines of credit	4,520	797	86,912	—	92,229
Commercial loans	12,061	44,254	32,185	28,217	116,717
Agriculture, installment and other	18,384	42,322	8,752	—	76,081
Total	$261,456	$449,423	$504,400	$1,280,659	$2,495,938
Loans with fixed interest rates:
Residential 1-4 family	$25,714	$55,267	$24,405	$27,350	$132,736
Multifamily	36	—	—	—	36
Commercial real estate	4,310	70,391	12,529	5,439	92,669
Construction and land development	124,102	89,240	317	20,859	234,518
Farmland	1,137	995	—	—	2,132
Second mortgages	133	581	110	—	824
Equity lines of credit	2,556	—	—	—	2,556
Commercial loans	8,271	37,444	8,524	—	54,239
Agriculture, installment and other	8,216	41,441	8,748	863	59,268
Total	$174,475	$295,359	$54,633	$54,511	$578,978
Loans with variable interest rates:
Residential 1-4 family	$3,948	$23,378	$84,423	$435,051	$546,800
Multifamily	455	842	6,856	21,111	29,264
Commercial real estate	8,523	25,576	191,145	561,460	786,704
Construction and land development	57,241	90,019	48,952	172,562	368,774
Farmland	721	1,061	4,376	1,077	7,235
Second mortgages	171	4,700	3,438	910	9,219
Equity lines of credit	1,964	797	86,912	—	89,673
Commercial loans	3,790	6,810	23,661	28,217	62,478
Agriculture, installment and other	10,168	881	4	5,760	16,813
Total	$86,981	$154,064	$449,767	$1,226,148	$1,916,960

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following schedule provides an allocation of the year-end allowance for loan losses on loans by portfolio segment for the Company as of and for the fiscal years ended December 31, 2021 and 2020:

	In Thousands, Except Percentages
	Amount of Allowance Allocated	Percent of Loans in Each Category to Total Loans	Total Loans	Ratio of Allowance Allocated to Loans in Each Category
December 31, 2021
Mortgage Loans on real estate
Residential 1-4 family	$9,124	27.2%	$679,536	1.34%
Multifamily	396	1.2	29,300	1.35
Commercial real estate	16,450	35.2	879,373	1.87
Construction and land development	9,663	24.2	603,292	1.60
Farmland	94	0.4	9,367	1.00
Second mortgage	118	0.4	10,043	1.17
Equity lines of credit	1,098	3.7	92,229	1.19
Total mortgage loans on real estate	36,943	92.3	2,303,140	1.60

Commercial loans	1,314	4.7	116,717	1.13

Agriculture, installment and other	1,375	3.0	76,081	1.81
	$39,632	100.0%	2,495,938	1.59
Net deferred loan fees			(12,024)
			$2,483,914	1.60%
December 31, 2020
Mortgage Loans on real estate
Residential 1-4 family	$8,098	23.0%	$535,994	1.51%
Multifamily	1,541	4.8	111,646	1.38
Commercial real estate	16,802	35.9	837,766	2.01
Construction and land development	7,936	21.0	488,626	1.62
Farmland	154	0.7	15,429	1.00
Second mortgage	105	0.4	8,433	1.25
Equity lines of credit	997	3.4	78,889	1.26
Total mortgage loans on real estate	35,633	89.1	2,076,783	1.72

Commercial loans	1,378	7.4	172,811	0.80

Agriculture, installment and other	1,528	3.5	81,006	1.89
	$38,539	100.0%	2,330,600	1.65
Net deferred loan fees			(9,295)
			$2,321,305	1.66%

The allowance for loan losses is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible. The allowance for loan losses as a percentage of total loans outstanding at December 31, 2021 , net of deferred fees, decreased from the year ended  December 31, 2020 . This decrease was largely due to decreased provision expense when compared to the year ended December 31, 2020, that was driven by the COVID-19 pandemic, as well as (i) the small amount of charge-offs, (ii) a decrease in non-performing loans, internally classified loans and impaired loans, (iii) loan growth, and (iv) management's evaluation of the overall credit quality of the loan portfolio.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following detail provides a breakdown of the provision for loan loss expense and net (charge-offs) recoveries at  December 31, 2021, 2020 and 2019 :

	In Thousands, Except Percentages
	Provision for Loan Loss Expense (Benefit)	Net (Charge-Offs) Recoveries	Average Loans	Ratio of Net (Charge-offs) Recoveries to Average Loans

December 31, 2021
Residential 1-4 family	$958	$68	$599,956	0.01%
Multifamily	(1,145)	—	69,568	—
Commercial real estate	(352)	—	847,538	—
Construction and land development	1,356	371	538,944	0.07
Farmland	(60)	—	12,239	—
Second mortgage	13	—	9,119	—
Equity lines of credit	101	—	84,460	—
Commercial loans	(37)	(27)	142,904	(0.02)
Agriculture, installment and other	309	(462)	77,534	(0.60)
Total	$1,143	$(50)	$2,382,262	0.00%
December 31, 2020
Residential 1-4 family	$920	$34	$529,539	0.01%
Multifamily	424	—	105,554	—
Commercial real estate	5,388	300	824,789	0.04
Construction and land development	1,766	173	462,068	0.04
Farmland	(33)	—	17,544	0.00
Second mortgage	(37)	19	9,705	0.20
Equity lines of credit	74	34	76,489	0.04
Commercial loans	343	(9)	137,070	(0.01)
Agriculture, installment and other	851	(434)	74,057	(0.59)
Total	$9,696	$117	$2,236,815	0.01%
December 31, 2019
Residential 1-4 family	$838	$9	$476,409	—%
Multifamily	(364)	—	113,579	—
Commercial real estate	1,484	(123)	732,515	(0.02)
Construction and land development	(1,510)	423	462,434	0.09
Farmland	(34)	—	21,243	—
Second mortgage	5	—	10,763	—
Equity lines of credit	158	—	65,874	—
Commercial loans	422	—	86,519	—
Agriculture, installment and other	1,041	(797)	61,525	(1.30)
Total	$2,040	$(488)	$2,030,861	(0.02%)

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table details selected information as to non-accrual loans of the Company at December 31, 2021, 2020 and 2019:

	In Thousands, Except Percentages
	December 31, 2021			December 31, 2020			December 31, 2019
		Non-Accrual Loans			Non-Accrual Loans			Non-Accrual Loans
	Total Loans	Amount	Percent of Loans in Category	Total Loans	Amount	Percent of Loans in Category	Total Loans	Amount	Percent of Loans in Category

Residential 1-4 family	$679,536	$—	—%	$535,994	$1,022	0.19%	$511,250	$949	0.19%
Multifamily	29,300	—	—	111,646	—	—	97,104	—	—
Commercial real estate	879,373	—	—	837,766	311	0.04	793,379	1,661	0.21
Construction and land development	603,292	—	—	488,626	—	—	425,185	—	—
Farmland	9,367	—	—	15,429	—	—	19,268	—	—
Second mortgage	10,043	—	—	8,433	—	—	10,760	—	—
Equity lines of credit	92,229	—	—	78,889	—	—	72,379	—	—
Commercial loans	116,717	—	—	172,811	—	—	98,265	—	—
Agriculture, installment and other	76,081	—	—	81,006	—	—	65,452	—	—
Total	$2,495,938	$—		$2,330,600	$1,333		$2,093,042	$2,610
Allowance for loan losses on loans		$39,632			$38,539			$28,726
Ratio of non-accrual loans to total loans outstanding			—%			0.06%			0.12%
Ratio of allowance for credit losses on loans to non-accrual loans		—%			2,891.15%			1,100.61%

The accrual of interest income is discontinued when it is determined that collection of interest is less than probable or the collection of any amount of principal is doubtful. The decision to place a loan on a non-accrual status is based on an evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors that affect the borrower’s ability to pay. At the time a loan is placed on a non-accrual status, the accrued but unpaid interest is also evaluated as to collectability. If collectability is doubtful, the unpaid interest is charged off. Thereafter, interest on non-accrual loans is recognized only as received. There were no non-accrual loans at December 31, 2021. Non-accrual loans totaled $1,333,000 at December 31, 2020. For the years ended December 31, 2021 and 2020, the amount of interest income on non-accrual loans that would have been recognized if loans were on accruing status was insignificant. The amount of interest and fee income recognized on total loans during 2021 totaled $118,676,000 as compared to $113,224,000 in 2020.

The Company’s loan portfolio includes certain loans that have been modified in a troubled debt restructuring (TDR), where economic, or other, concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. The concessions typically result from the Company’s loss mitigation activities and could include reduction in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months. Nonperforming TDRs as of December 31, 2021 decreased $364,000 to $165,000 at December 31, 2021 when compared to December 31, 2020 due to the payoff of two TDR loan relationships and the pay down of one TDR loan relationship that were non-performing at December 31, 2020, partially offset by one TDR loan relationship that was performing at December 31, 2020 that is now classified as non-performing at December 31, 2021. Total TDRs decreased $1,635,000 to $1,041,000 from December 31, 2020 to December 31, 2021 due the payoff of 4 loan relationships that were classified as TDRs in 2020.

The CARES Act and interagency guidance provided financial institutions the option to temporarily suspend certain requirements under GAAP related to TDRs through January 1, 2022 to account for those loans which have been granted deferrals due to the effects of COVID-19. For more information regarding the deferrals we offered to our customers, see "Impact of COVID-19" above.

At December 31, 2021, real estate construction and mortgage loans made up 24.2% and 68.1%, respectively, of the Company’s loan portfolio.

At December 31, 2021, and December 31, 2020, there was no other real estate owned outstanding.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table sets forth for the reported periods loans that were at least 30 days but less than 60 days past due, 60 days but less than 90 days past due and nonaccrual loans and those loans past due greater than 90 days:

	(In thousands)
	30-59 Days Past Due	60-89 Days Past Due	Nonaccrual and Greater Than 90 Days Past Due	Past Due	Current	Total Loans	Loans Greater Than 90 Days Past Due and Accruing Interest
December 31, 2021
Residential 1-4 family	$1,951	169	357	2,477	677,059	679,536	$357
Multifamily	—	—	—	—	29,300	29,300	—
Commercial real estate	—	—	—	—	879,373	879,373	—
Construction	1,154	215	—	1,369	601,923	603,292	—
Farmland	—	—	—	—	9,367	9,367	—
Second mortgages	121	—	—	121	9,922	10,043	—
Equity lines of credit	170	—	9	179	92,050	92,229	9
Commercial	58	81	—	139	116,578	116,717	—
Agricultural, installment and other	288	99	23	410	75,671	76,081	23
Total	$3,742	564	389	4,695	2,491,243	2,495,938	$389
December 31, 2020
Residential 1-4 family	$2,634	511	1,818	4,963	531,031	535,994	$796
Multifamily	—	—	—	—	111,646	111,646	—
Commercial real estate	—	—	460	460	837,306	837,766	149
Construction	768	—	44	812	487,814	488,626	44
Farmland	—	—	—	—	15,429	15,429	—
Second mortgages	265	—	—	265	8,168	8,433	—
Equity lines of credit	31	302	—	333	78,556	78,889	—
Commercial	114	104	—	218	172,593	172,811	—
Agricultural, installment and other	363	81	60	504	80,502	81,006	60
Total	$4,175	998	2,382	7,555	2,323,045	2,330,600	$1,049

Past due loans, which include nonaccrual loans and loans 90 days past due, totaled $389,000 at December 31, 2021, a decrease from $2,382,000 at December 31, 2020, resulting from a $1,333,000, or 100.00%, decrease in nonaccrual loans and a $660,000, or 62.92%, decrease in 90 day past due and accruing loans. The decrease in nonaccrual and greater than 90 days past due loans during the year ended December 31, 2021 of $1,993,000 was due primarily to the removal of one large residential 1-4 family real estate nonaccrual loan that was upgraded due to payment performance, the payoff of one large commercial real estate loan relationship that was on nonaccrual status, and the payoff of two large residential 1-4 family real estate loan relationships; partially offset by the addition of one large residential 1-4 family real estate loan relationship that was greater than 90 days past due. Management believes that it is probable that it will incur losses on nonaccrual and greater than 90 days past due loans but believes that these losses should not exceed the amount in the allowance for loan losses already allocated to these loans, unless there is a deterioration of local real estate values.

The net non-performing asset ratio (NPA) is used as a measure of the overall quality of the Company's assets. Our NPA ratio is calculated by taking the total of our loans greater than 90 days past due and accruing interest, non-accrual loans, nonperforming TDRs, and other real estate owned divided by our total assets outstanding. Our NPA ratios for the periods ended December 31, 2021 and December 31, 2020 were 0.01% and 0.08%, respectively. The NPA ratio was favorably impacted by decreases in loans greater than 90 days past due and accruing interest, non-accrual loans, and nonperforming TDRs, as well as an increase in our total assets, including as a result of loan growth (including from the PPP) and the increase in deposits associated with the pandemic.

The internally classified loans as a percentage of the allowance for loan losses were 19.4% and 21.4%, respectively, at December 31, 2021 and 2020. At December 31, 2021, loans totaling $7,686,000 were included in the Company’s internal classified loan list. Of these loans $7,459,000 are real estate secured and $227,000 are secured by various other types of collateral. The value collateralizing these loans is estimated by management to be approximately $21,833,000 ($21,437,000 related to real property securing real estate loans and $396,000 related to the various other types of loans). Such loans are listed as classified when information obtained about possible credit problems of the borrowers has prompted management to question the ability of the borrower to comply with the repayment terms of the loan agreement. The loan classifications do not represent or result from trends or uncertainties which management expects will materially impact future operating results, liquidity or capital resources.

The allowance for loan losses is discussed under “Critical Accounting Estimates” and “Provision for Loan Losses.” The Company maintains its allowance for loan losses at an amount believed by management to be adequate to absorb probable loan losses inherent in the loan portfolio as of December 31, 2021.

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

The Company’s management believes there is an opportunity to increase the loan portfolio in 2022 as economic conditions in the Company's primary market areas continue to perform well. The Company will target owner-occupied commercial real estate, residential real estate lending and consumer lending as areas of emphasis in 2022. At December 31, 2021, the Company’s total loans equaled 69.9% of its total deposits. As a practice, the Company generally generates its own loans and does not buy participations from other institutions. The Company may sell portions of the loans it generates to other financial institutions for cash in order to improve the liquidity of the Company’s loan portfolio or extend its lending capacity.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Securities

Securities increased 54.61% to $897,585,000 at December 31, 2021 from $580,543,000 at December 31, 2020, and comprised the second largest and other primary component of the Company’s earning assets. Securities increased as the result of deposit growth that outpaced loan growth and management's decision to invest increased liquidity resulting from the pandemic. The average yield, excluding tax equivalent adjustment, of the securities portfolio at December 31, 2021 was 1.59% with a weighted average life of 8.17 years, as compared to an average yield of 1.63% and a weighted average life of 8.00 years at December 31, 2020. The weighted average lives on mortgage-backed securities reflect the repayment rate used for book value calculations.

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

No securities have been classified as trading securities or held-to-maturity at December 31, 2021, December 31, 2020, or December 31, 2019.

Investment securities at December 31, 2021 and December 31, 2020 consisted of the following:

	December 31, 2021
	Securities Available-For-Sale
	(In Thousands)
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. government agencies	$7,320	—	99	7,221
U.S. Government-sponsored enterprises (GSEs)	163,700	20	4,490	159,230
Mortgage-backed securities	465,588	2,726	6,537	461,777
Asset-backed securities	46,583	213	83	46,713
Corporate bonds	2,500	75	—	2,575
Obligations of states and political subdivisions	220,444	2,611	2,986	220,069
	$906,135	5,645	14,195	897,585

	December 31, 2020
	Securities Available-For-Sale
	(In Thousands)
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Government-sponsored enterprises (GSEs)	$125,712	328	135	125,905
Mortgage-backed securities	258,774	5,636	620	263,790
Asset-backed securities	36,394	582	19	36,957
Corporate bonds	2,500	100	—	2,600
Obligations of states and political subdivisions	147,462	4,229	400	151,291
	$570,842	10,875	1,174	580,543

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table details the contractual maturities and weighted average yields of investment securities of the Company. Actual maturities may differ from contractual maturities of mortgage and asset-backed securities because the mortgages or other assets underlying such securities may be called or prepaid with or without penalty. Therefore, these securities are not included in the maturity categories noted below as of December 31, 2021:

	December 31, 2021
Available-For-Sale Securities	Estimated Market Value	Weighted Average Yields
	(In Thousands, Except Yields)
Mortgage and asset-backed securities
One year or less	22	1.50
After one year through five years	25,489	1.97
After five years through ten years	62,167	1.51
After ten years	420,812	1.46
Total Mortgage and asset backed securities	$508,490	1.49%
U.S. Treasury and other U.S. government agencies:
One year or less	—	—
After one year through five years	2,429	0.77
After five years through ten years	4,792	1.12
After ten years	—	—
Total U.S. Treasury and other U.S. government agencies:	7,221	1.00
U.S. Government-sponsored enterprises (GSEs):
One year or less	—	—
After one year through five years	16,131	0.58
After five years through ten years	117,887	1.16
After ten years	25,212	1.34
Total U.S. Government-sponsored enterprises (GSEs)	159,230	1.13
Obligations of states and political subdivisions*:
One year or less	—	—
After one year through five years	10,817	2.15
After five years through ten years	51,037	1.80
After ten years	158,215	2.30
Total obligations of states and political subdivisions	220,069	2.18
Corporate bonds:
One year or less	—	—
After one year through five years	2,575	4.25
After five years through ten years	—	—
After ten years	—	—
Total corporate bonds	2,575	4.25
Total available-for-sale securities	$897,585	1.60%

*	Weighted average yield on tax-exempt obligations is stated on a tax-equivalent basis, assuming a weighted average Federal income tax rate of 21%.

We computed weighted average yields using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. We computed the weighted average yield for each maturity range using the fair value of each security in that range.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Deposits

The increases in assets in 2021 and 2020 were funded primarily by increases in deposits and the Company’s earnings. Total deposits, which are the principal source of funds for the Company, totaled $3,555,071,000 at December 31, 2021 compared to $2,960,595,000 at December 31, 2020, an increase of 20.08%. The Company has targeted local consumers, professionals and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the Wilson County, Davidson County, DeKalb County, Putnam County, Smith County, Sumner County, Rutherford County, Trousdale County and Williamson County areas are attractive economic markets offering growth opportunities for the Company; however, the Company competes with several larger banks and community banks that have bank offices in these counties which may negatively impact market growth or maintenance of current market share. Even though the Company is in a very competitive market, management currently believes that its market share can be maintained or expanded.

The $594,476,000, or 20.08%, growth in deposits in 2021 was due to a $216,558,000, or 21.99%, increase in money market accounts, a $114,898,000, or 29.36%, increase in demand deposit accounts, a $186,790,000, or 24.22%, increase in NOW accounts, and a $94,450,000, or 46.76%, increase in savings accounts, partially offset by a decrease in certificates of deposits of $14,848,000, or 2.76%, and a decrease in individual retirement accounts of $3,372,000, or 4.60%. The decrease in certificates of deposits and the decrease in individual retirement accounts reflect the reduction in short-term interest rates and a shift in deposits to lower paying transaction and money market accounts. The average rate paid on average total interest-bearing deposits was 0.38% for 2021 compared to 0.70% for 2020. The average rate paid in 2019 was 1.07%. The increase in total deposits since December 31, 2020 is primarily attributable to the government issued economic stimulus relief programs associated with COVID-19 as well as growth in market share which resulted in the opening of new accounts. Deposit growth was also the result of PPP loan proceeds being deposited in the Bank pending use of the funds by the borrower, advance child tax credit payments, and other government stimulus programs. Competitive pressure from other banks in our market area relating to deposit pricing could adversely affect the rates paid on deposit accounts as it limits our ability to lower deposit rates as short-term interest rates fall. It’s these same competitive pressures that may cause our deposit rates to rise more quickly than we are able to increase the rates we earn on loans in a rising rate environment. If either of these scenarios were to happen, our net interest margin would experience compression and our results of operations would be negatively impacted. The ratio of average loans to average deposits was 73.6% in 2021, 83.1% in 2020, and 87.4% in 2019.

The average amounts and average interest rates for deposits for 2021 and 2020 are detailed in the following schedule:

	2021		2020
	Average		Average
	Balance		Balance
	In	Average	In	Average
	Thousands	Rate	Thousands	Rate
Non-interest bearing deposits	$445,731	—%	$348,677	—%
Interest-bearing deposits:
Negotiable order of withdrawal accounts	852,110	0.10	669,224	0.20
Money market demand accounts	1,079,002	0.14	881,669	0.40
Time deposits	605,162	1.26	619,387	1.77
Other savings	253,265	0.19	171,849	0.39
Total interest-bearing deposits	2,789,539	0.38%	2,342,129	0.70%
Total deposits	$3,235,270	0.33%	$2,690,806	0.61%

At December 31, 2021 and 2020, we estimate that we had approximately $1.084 million and $804.6 million, respectively, in uninsured deposits, which are the portion of deposit amounts that exceed the FDIC insurance limit.

The following schedule details the maturities of uninsured time deposits greater than $250,000 at December 31, 2021:

In Thousands
Time deposits otherwise uninsured with a maturity of:
Three months or less	$29,811
Over three through six months	19,345
Over six through twelve months	41,969
Over twelve months	42,343
Portion of U.S. time deposits in excess of insurance limit	$133,468

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Off Balance Sheet Arrangements

At December 31, 2021, the Company had unfunded lines of credit of $1,148 million and outstanding standby letters of credit of $91 million. Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. If needed to fund these outstanding commitments, the Company’s bank subsidiary has the ability to access interest-bearing deposits in other financial institutions, liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Company’s bank subsidiary could sell participations in these or other loans to correspondent banks. As mentioned below, Wilson Bank has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, its investment security maturities, and short-term borrowings.

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Liquidity and Asset Management

The Company’s management seeks to maximize net interest income by managing the Company’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. Higher levels of liquidity, like those we built up in response to the COVID-19 pandemic, bear corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash, due from banks, interest bearing deposits in other financial institutions and unpledged investment securities. At December 31, 2021, the Company’s liquid assets totaled approximately $985.9 million. Additionally, as of December 31, 2021, the Company had available approximately $99.8 million in unused federal funds lines of credit and, subject to certain restrictions and collateral requirements, approximately $426.3 million of borrowing capacity with the Federal Home Loan Bank of Cincinnati to meet short term funding needs.

The Company maintains a formal asset and liability management process to quantify, monitor and control interest rate risk, and to assist management in maintaining stability in the net interest margin under varying interest rate environments. The Company accomplishes this process through the development and implementation of lending, funding and pricing strategies designed to maximize net interest income under varying interest rate environments subject to specific liquidity and interest rate risk guidelines and competitive market conditions.

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

The Company’s primary source of liquidity is a stable core deposit base. In addition, short-term borrowings, loan payments and investment security maturities provide a secondary source. At December 31, 2021, the Company had a liability sensitive position (a negative gap). Liability sensitivity means that more of the Company’s liabilities are capable of re-pricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing. Liability sensitivity generally should lead to an expansion in net interest margin in a declining rate environment, but for that to occur the Bank will need to reprice its deposits more quickly than it reprices rates it earns on loans. Conversely, a rising rate environment could have a short-term negative impact on net interest margin, as deposits would likely re-price faster than assets and rates would need to rise above those loan floors that we have included in certain of our variable rate loans before we begin to see the benefit of rising rates on those loans. Management regularly monitors the deposit rates of the Company’s competitors and these rates continue to put pressure on the Company’s deposit pricing, just as loan pricing pressure from competition within our markets continues to negatively impact loan yields. This pressure could continue to negatively impact the Company’s net interest margin and earnings if short-term rates begin to rise as we anticipate will be the case in 2022 or these competitive pressures limit the Company's ability to lower deposit rates in a declining rate environment. As discussed elsewhere herein, the Bank anticipates that its net interest margin is likely to contract during 2022 because of such competitive pressures in its markets, continued excess on-balance sheet liquidity and the expected short-term impact of the anticipated increases in federal funds rate due to the Company's liability sensitive position.

The Company’s securities portfolio consists of earning assets that provide interest income. Securities classified as available-for-sale include securities intended to be used as part of the Company’s asset/liability strategy and/or securities that may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase capital and similar economic factors. At December 31, 2021, securities totaling approx imately $39.6 million mature or will be subject to rate adjustments within the next twelve months.

A secondary source of liquidity is the Company’s loan portfolio. At December 31, 2021, loans totaling app roximately $784.5 million either will become due or will be subject to rate adjustments within twelve months from that date. Continued emphasis will be placed on structuring adjustable rate loans.

As for liabilities, certificates of deposit and individual retirement accounts of $250,000 or greater totaling approximately $98.9 million will become due or reprice during the next twelve months. Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal accounts, money market demand accounts, demand deposit accounts and regular savings accounts. Management anticipates that there will be no significant withdrawals from these accounts in the future.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Interest Rate Sensitivity Gaps

The following schedule details the Company's interest rate sensitivity gaps for different time periods at December 31, 2021:

	Repricing Within
(In Thousands)	Total	0-30 Days	31-90 Days	91-180 Days	181-365 Days	Over 1 Year
Earning assets:
Loans, net of deferred fees	$2,483,914	372,071	59,171	106,170	247,057	1,699,445
Securities	897,585	26,113	2,507	6,055	4,878	858,032
Loans held for sale	11,843	—	—	—	—	11,843
Interest bearing deposits	400,940	400,940	—	—	—	—
Federal funds sold	27,055	27,055	—	—	—	—
Restricted equity securities	5,089	5,089	—	—	—	—
Total earning assets	3,826,426	831,268	61,678	112,225	251,935	2,569,320
Interest-bearing liabilities:
Negotiable order of withdrawal accounts	957,985	957,985	—	—	—	—
Money market demand accounts	1,201,235	1,201,235	—	—	—	—
Individual retirement accounts	70,012	4,274	8,861	9,423	15,818	31,636
Other savings	296,434	296,434	—	—	—	—
Certificates of deposit	523,147	33,312	63,411	76,402	127,591	222,431
	3,048,813	2,493,240	72,272	85,825	143,409	254,067
Interest-sensitivity gap	$777,613	(1,661,972)	(10,594)	26,400	108,526	2,315,253
Cumulative gap		(1,661,972)	(1,672,566)	(1,646,166)	(1,537,640)	777,613
Interest-sensitivity gap as % of total assets		(41.7)%	(0.3)%	0.7%	2.7%	58.1%
Cumulative gap as % of total assets		(41.7)%	(42.0)%	(41.3)%	(38.6)%	19.5%

As detailed in the chart, as of December 31, 2021, the Company is forecasted to maintain a liability sensitive position over the next twelve months. However, management expects that liabilities of a demand nature will renew and that it will not be necessary to replace them with significantly higher cost funds.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The Company also uses simulation modeling to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. The Asset Liability Committee meets quarterly to analyze the interest rate shock simulation. The interest rate simulation model is based on a number of assumptions. The assumptions relate primarily to loan and deposit growth, asset and liability prepayments, the call features of investment securities, interest rates and balance sheet management strategies. The Company also uses Economic Value of Equity (“EVE”) sensitivity analysis to understand the impact of changes in interest rates on long-term cash flows, income and capital. EVE is calculated by discounting the cash flows for all balance sheet instruments under different interest rate scenarios. The EVE is a longer term view of interest rate risk because it measures the present value of the future cash flows. Presented below is the estimated impact on Wilson Bank’s net interest income and EVE as of December 31, 2021, assuming an immediate shift in interest rates:

	% Change from Base Case for Immediate Parallel Changes in Rates
	-200 BP(1)	-100 BP(1)	+100 BP	+200 BP	+300 BP
Net interest income	(7.62)%	(4.07)%	0.67%	1.96%	3.14%
EVE	(18.26)	(8.79)	0.63	0.33	(1.06)

(1) Currently, some short term interest rates are below the standard down rate scenarios (100, 200 bps). The asset liability model does not calculate negative interest rates and will floor any index at 0.

Each of the above analyses may not, on its own, be an accurate indicator of how our net interest income or EVE will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as interest rate caps and floors) which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the maturity of certain instruments. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates. We review each of the above interest rate sensitivity analyses along with several different interest rate scenarios as part of our responsibility to seek to provide a satisfactory, consistent level of profitability within the framework of established liquidity, loan, investment, borrowing, and capital policies.

Management believes that with present maturities, the anticipated growth in deposit base, and the efforts of management in its asset/liability management program, liquidity will not pose a problem in the near term future.

Impact of Inflation

Although interest rates are significantly affected by inflation, for the fiscal years ended December 31, 2021, 2020, and 2019, the inflation rate is believed to have had an immaterial impact on the Company’s results of operations. While inflation has increased to date in 2022 and is forecasted to remain at elevated levels through the rest of the year, outside of its potential impact on our customers, we do not expect such increased inflation to have a material impact on our operations in 2022 other than any effect it may have on interest rates. Continued elevated levels of inflation could also negatively impact our non-interest expense.

Capital Resources, Capital Position and Dividends

At December 31, 2021, total stockholders’ equity was $413,717,000, or 10.37% of total assets, which compares with $380,121,000, or 11.28% of total assets, at December 31, 2020, and $336,984,000, or 12.06% of total assets, at December 31, 2019. The dollar increase in the Company’s stockholders’ equity during 2021 reflects (i) net income of $49,426,000 less cash dividends of $1.35 per share totaling $14,909,000, (ii) the issuance of 186,583 shares of common stock for $11,188,000, as reinvestment of cash dividends, (iii) the issuance of 21,517 shares of common stock pursuant to exercise of stock options for $862,000, (iv) the net change in unrealized loss on available-for-sale securities of $13,480,000, and (v) a stock-based compensation expense of $509,000.

For a discussion of the Company's and Wilson Bank's capital levels and required minimum levels of capital each is required to maintain under applicable regulatory requirements see Note 17, Regulatory Matters and Restrictions on Dividends in the notes to the Company's consolidated financial statements appearing elsewhere in this report.

Holding Company & Stock Information

Wilson Bank Holding Company Directors

James Anthony Patton; James F. Comer; J. Randall Clemons; Jack W. Bell; William P. Jordan, Chairman;  John C. McDearman III; H. Elmer Richerson; Clinton M. Swain; Michael G. Maynard; and Deborah Varallo.

Common Stock Market Information

The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of stockholders of record at February 24, 2022 was 4,563. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company’s common stock during the years 2020 and 2021.

On January 2, 2020, a $.60 per share cash dividend was declared and on July 1, 2020, a $.60 per share cash dividend was declared and paid to shareholders of record on those dates. On January 1, 2021, a $.60 per share cash dividend was declared and on July 1, 2021, a $.75 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent upon the Company’s profitability, its capital needs, overall financial condition and economic and regulatory considerations.

Stock Prices

2020	High		Low
First Quarter	$55.75		$54.75
Second Quarter	$56.75		$54.75
Third Quarter	$60.00	*	$56.75
Fourth Quarter	$58.75		$56.75

2021	High	Low
First Quarter	$59.80	$58.75
Second Quarter	$60.95	$59.80
Third Quarter	$62.10	$60.95
Fourth Quarter	$63.25	$62.10

*Represents one transaction of 377 shares during the third quarter of 2020 of which the Company is aware where the sale price were at least $2.25 higher than any other trade during the quarter.  The volume weighted average stock price during the third quarter of 2020 was $56.83.

Annual Meeting and Information Contacts

The Annual Meeting of Shareholders of Wilson Bank Holding Company will be held on Thursday, April 28, 2022 at 6:00 p.m. (CDT) at the Clemons-Richerson Operations Center, located at 105 North Castle Heights Avenue, Lebanon, TN 37087.

For further information concerning Wilson Bank Holding Company or Wilson Bank & Trust, or to obtain a copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, which is available without charge to shareholders, please contact Lisa Pominski, CFO, Wilson Bank & Trust, P.O. Box 768, Lebanon, Tennessee 37088-0768, phone (615) 443-6612.

WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

	In Thousands, Except Per Share Information
	As Of December 31,
	2021	2020	2019	2018	2017
CONSOLIDATED BALANCE SHEETS:
Total assets end of year	$3,989,596	3,369,604	2,794,209	2,543,682	2,317,033
Loans, net	$2,444,282	2,282,766	2,057,175	2,016,005	1,727,253
Securities	$897,585	580,543	421,145	285,252	365,196
Deposits	$3,555,071	2,960,595	2,417,605	2,235,655	2,037,745
Stockholders’ equity	$413,717	380,121	336,984	295,667	267,730

	Years Ended December 31,
	2021	2020	2019	2018	2017
CONSOLIDATED STATEMENTS OF EARNINGS:
Interest income	$129,841	122,968	118,077	103,525	91,020
Interest expense	10,648	17,383	22,647	14,018	8,889
Net interest income	119,193	105,585	95,430	89,507	82,131
Provision for loan losses	1,143	9,696	2,040	4,298	1,681
Net interest income after provision for loan losses	118,050	95,889	93,390	85,209	80,450
Non-interest income	37,096	33,140	28,349	25,248	22,821
Non-interest expense	90,988	80,919	74,628	69,080	60,391
Earnings before income taxes	64,158	48,110	47,111	41,377	42,880
Income taxes	14,732	9,618	11,067	8,783	19,354
Net earnings	$49,426	38,492	36,044	32,594	23,526
Cash dividends declared	$14,909	13,013	11,725	9,447	6,729
PER SHARE DATA:
Basic earnings per common share	$4.44	3.52	3.36	3.09	2.26
Diluted earnings per common share	$4.43	3.51	3.35	3.08	2.26
Cash dividends	$1.35	1.20	1.10	0.90	0.65
Book value	$36.93	34.58	31.24	27.83	25.62
RATIOS:
Return on average stockholders’ equity	12.45%	10.65	11.31	11.70	9.06
Return on average assets	1.35%	1.24	1.34	1.35	1.04
Total capital to assets	10.37%	11.28	12.06	11.62	11.55
Dividends declared per share as a percentage of basic earnings per share	30.41%	34.09	32.74	29.13	28.76

WILSON BANK HOLDING COMPANY

Consolidated Financial Statements

December 31, 2021 and 2020

(With Independent Auditor’s Report Thereon)

Stephen M. Maggart, CPA, ABV, CFF
J. Mark Allen, CPA
Joshua K. Cundiff, CPA
Michael T. Holland, CPA, ABV, CFF
M. Todd Maggart, CPA, ABV, CFF
James M. Moorehead, CPA
P. Jason Ricciardi, CPA, CGMA
David B. von Dohlen, CPA
T. Keith Wilson, CPA, CITP

To the Shareholders and the Board of Directors of

Wilson Bank Holding Company

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company (the Company) as of December 31, 2021 and 2020, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated March 4, 2022 expressed an unqualified opinion thereon.

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

Allowance for Loan Losses

Description of the Matter

The Company’s loan portfolio totaled $2.5 billion as of December 31, 2021 and the associated allowance for loan losses (ALL) was $39.6 million. As discussed in Notes 1 and 2 to the consolidated financial statements, the ALL is established to absorb inherent losses that have been incurred within the existing portfolio of loans. Management’s estimate of inherent losses within the loan portfolio is established using quantitative, as well as qualitative, considerations. The Company’s methodology to determine the ALL considers quantitative calculations including: specific valuation allowances determined in accordance with ASC Topic 310 based on probable losses on specific loans, historical valuation allowances determined in accordance with ASC Topic 450 based on historical loan loss experience for similar loans with similar characteristics and trends, adjusted, as necessary, to reflect the impact of current conditions, and general valuation allowances determined in accordance with ASC Topic 450 based on various risk factors that are internal to the Company. The Company’s ALL methodology also includes qualitative amounts that include valuation allowances based on general economic conditions and other risk factors to the Company.

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

Nashville, Tennessee (PCAOB 763)

March 4, 2022

Stephen M. Maggart, CPA, ABV, CFF
J. Mark Allen, CPA
Joshua K. Cundiff, CPA
Michael T. Holland, CPA, ABV, CFF
M. Todd Maggart, CPA, ABV, CFF
James M. Moorehead, CPA
P. Jason Ricciardi, CPA, CGMA
David B. von Dohlen, CPA
T. Keith Wilson, CPA, CITP

To the Shareholders and the Board of Directors of

Wilson Bank Holding Company

Opinion on Internal Control over Financial Reporting

We have audited Wilson Bank Holding Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Wilson Bank Holding Company (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2021 and 2020, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes and our report dated March 4, 2022 expressed an unqualified opinion thereon.

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

/s/ MAGGART & ASSOCIATES, P.C.

Nashville, Tennessee (PCAOB 763)

March 4, 2022

WILSON BANK HOLDING COMPANY

Consolidated Balance Sheets

December 31, 2021 and 2020

	Dollars in thousands
	2021	2020
ASSETS

Loans, net of allowance for loan losses of $39,632 and $38,539, respectively	$2,444,282	2,282,766
Available-for-sale securities, at market (amortized cost $906,135 and $570,842, respectively)	897,585	580,543
Loans held for sale	11,843	19,474
Interest bearing deposits	400,940	304,750
Federal funds sold	27,055	675
Restricted equity securities, at cost	5,089	5,089
Total earning assets	3,786,794	3,193,297
Cash and due from banks	25,423	33,431
Premises and equipment, net	62,846	58,202
Accrued interest receivable	7,641	7,516
Deferred income taxes	12,792	7,089
Bank owned life insurance	46,206	35,197
Goodwill	4,805	4,805
Other assets	43,089	30,067
Total assets	$3,989,596	3,369,604
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$3,555,071	2,960,595
Federal Home Loan Bank advances	—	3,638
Accrued interest and other liabilities	20,808	25,250
Total liabilities	3,575,879	2,989,483
Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 50,000,000 shares, 11,201,504 and 10,993,404 shares issued and outstanding, respectively	22,403	21,987
Additional paid-in capital	105,177	93,034
Retained earnings	292,452	257,935
Net unrealized gains (losses) on available-for-sale securities, net of taxes of $2,235 and $2,536, respectively	(6,315)	7,165
Total stockholders’ equity	413,717	380,121
Total liabilities and stockholders’ equity	$3,989,596	3,369,604

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Earnings

Three Years Ended December 31, 2021

	Dollars In Thousands (except per share data)
	2021	2020	2019
Interest income:
Interest and fees on loans	$118,676	113,224	105,783
Interest and dividends on securities:
Taxable securities	8,922	7,272	8,559
Exempt from Federal income taxes	1,229	1,102	773
Interest on loans held for sale	438	616	325
Interest on Federal funds sold	13	56	275
Interest on interest bearing deposits	445	582	2,164
Interest and dividends on restricted equity securities	118	116	198
Total interest income	129,841	122,968	118,077
Interest expense:
Interest on negotiable order of withdrawal accounts	878	1,314	2,311
Interest on money market accounts and other savings accounts	2,027	4,163	6,855
Interest on certificates of deposit and individual retirement accounts	7,610	10,939	12,896
Interest on Federal funds purchased	—	—	4
Interest on Federal Home Loan Bank advances	133	967	581
Total interest expense	10,648	17,383	22,647
Net interest income before provision for loan losses	119,193	105,585	95,430
Provision for loan losses	1,143	9,696	2,040
Net interest income after provision for loan losses	118,050	95,889	93,390
Non-interest income	37,096	33,140	28,349
Non-interest expense	90,988	80,919	74,628
Earnings before income taxes	64,158	48,110	47,111
Income taxes	14,732	9,618	11,067
Net earnings	$49,426	38,492	36,044
Basic earnings per common share	$4.44	3.52	3.36
Diluted earnings per common share	$4.43	3.51	3.35
Weighted average common shares outstanding:
Basic	11,131,897	10,927,065	10,743,269
Diluted	11,162,956	10,953,746	10,761,467

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Comprehensive Earnings

Three Years Ended December 31, 2021

	Dollars In Thousands
	2021	2020	2019
Net earnings	$49,426	38,492	36,044
Other comprehensive earnings (losses):
Unrealized gains (losses) on available-for-sale securities	(18,223)	9,645	11,101
Reclassification adjustment for net losses (gains) included in net earnings	(28)	(882)	268
Tax effect	4,771	(2,291)	(2,971)
Other comprehensive earnings (losses)	(13,480)	6,472	8,398
Comprehensive earnings	$35,946	44,964	44,442

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Changes in Stockholders’ Equity

Three Years Ended December 31, 2021

	Dollars In Thousands
	Common Stock	Additional Paid In Capital	Retained Earnings	Net Unrealized Gain (Loss) On Available For Sale Securities	Total
Balance December 31, 2018	$21,248	73,960	208,164	(7,705)	295,667
Cash dividends declared, $1.10 per share	—	—	(11,725)	—	(11,725)
Issuance of 179,199 shares of common stock pursuant to dividend reinvestment plan	358	8,776	—	—	9,134
Issuance of 21,764 shares of common stock pursuant to exercise of stock options	44	731	—	—	775
Share based compensation expense	—	347	—	—	347
Net change in fair value of available-for-sale securities during the year, net of taxes of $(2,971)	—	—	—	8,398	8,398
Reclassification adjustment for the adoption of lease standard	—	—	(27)	—	(27)
Repurchase of 31,774 common shares	(64)	(1,565)	—	—	(1,629)
Net earnings for the year	—	—	36,044	—	36,044
Balance December 31, 2019	21,586	82,249	232,456	693	336,984
Cash dividends declared, $1.20 per share	—	—	(13,013)	—	(13,013)
Issuance of 180,424 shares of common stock pursuant to dividend reinvestment plan	361	9,695	—	—	10,056
Issuance of 19,981 shares of common stock pursuant to exercise of stock options	40	678	—	—	718
Share based compensation expense	—	412	—	—	412
Net change in fair value of available-for-sale securities during the year, net of taxes of $(2,291)	—	—	—	6,472	6,472
Net earnings for the year	—	—	38,492	—	38,492
Balance December 31, 2020	21,987	93,034	257,935	7,165	380,121
Cash dividends declared, $1.35 per share	—	—	(14,909)	—	(14,909)
Issuance of 186,583 shares of common stock pursuant to dividend reinvestment plan	373	10,815	—	—	11,188
Issuance of 21,517 shares of common stock pursuant to exercise of stock options	43	819	—	—	862
Share based compensation expense	—	509	—	—	509
Net change in fair value of available-for-sale securities during the year, net of taxes of $4,771	—	—	—	(13,480)	(13,480)
Net earnings for the year	—	—	49,426	—	49,426
Balance December 31, 2021	$22,403	105,177	292,452	(6,315)	413,717

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Cash Flows

Three Years Ended December 31, 2021

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2021	2020	2019
OPERATING ACTIVITIES
Consolidated net income	$49,426	$38,492	$36,044
Adjustments to reconcile consolidated net income to net cash provided by operating activities
Provision for loan losses	1,143	9,696	2,040
Deferred income taxes provision	(932)	(3,304)	(478)
Depreciation and amortization of premises and equipment	4,235	4,250	3,984
Loss on disposal of premises and equipment	43	63	128
Net amortization of securities	5,377	4,588	2,510
Net realized losses (gains) on sales of securities	(28)	(882)	268
Gains on mortgage loans sold, net	(9,997)	(9,560)	(6,802)
Stock-based compensation expense	1,428	1,180	786
Loss (gain) on other real estate	15	(658)	48
Loss (gain) on sale of repossessed assets	(6)	4	4
Increase in value of life insurance and annuity contracts	(1,109)	(959)	(723)
Mortgage loans originated for resale	(215,813)	(213,483)	(160,921)
Proceeds from sale of mortgage loans	233,441	221,748	157,028
Gain on lease modification	—	(29)	—
Right of use asset amortization	387	376	268
Change in
Accrued interest receivable	(125)	(1,571)	779
Other assets	(4,458)	(805)	258
Accrued interest payable	(1,458)	(763)	682
Other liabilities	(121)	1,855	443
TOTAL ADJUSTMENTS	12,022	11,746	302
NET CASH PROVIDED BY OPERATING ACTIVITIES	61,448	50,238	36,346
INVESTING ACTIVITIES
Activities in available for sale securities
Purchases	(530,155)	(409,996)	(255,432)
Sales	39,652	54,870	37,325
Maturities, prepayments and calls	149,861	200,785	90,805
Purchase of restricted equity securities	—	(409)	(1,668)
Net increase in loans	(164,095)	(236,411)	(43,568)
Purchase of buildings, leasehold improvements, and equipment	(8,922)	(2,220)	(6,044)
Proceeds from sale of other assets	109	9	14
Proceeds from sale of other real estate	167	2,307	952
Purchase of life insurance and annuity contracts	(15,079)	(6,687)	—
Increase in other investments	(2,000)	—	—
NET CASH USED IN INVESTING ACTIVITIES	(530,462)	(397,752)	(177,616)
FINANCING ACTIVITIES
Net change in deposits - non-maturing	612,696	563,605	163,721
Net change in deposits - time	(18,220)	(20,615)	18,229
Net change in Federal Home Loan Bank Advances	(3,638)	(19,975)	23,613
Change in escrow balances	(4,403)	5,824	(269)
Issuance of common stock related to exercise of stock options	862	718	775
Issuance of common stock pursuant to dividend reinvestment plan	11,188	10,056	9,134
Repurchase of common stock	—	—	(1,629)
Cash dividends paid on common stock	(14,909)	(13,013)	(11,725)
NET CASH PROVIDED BY FINANCING ACTIVITIES	583,576	526,600	201,849
NET CHANGE IN CASH AND CASH EQUIVALENTS	114,562	179,086	60,579
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	338,856	159,770	99,191
CASH AND CASH EQUIVALENTS - END OF YEAR	$453,418	$338,856	$159,770

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Cash Flows, Continued

Three Years Ended December 31, 2021

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2021	2020	2019
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$12,106	$18,146	$21,965
Taxes	$16,827	$13,156	$11,731
Non-cash investing and financing activities:
Change in fair value of securities available-for-sale, net of taxes of $4,771 in 2021, $(2,291) in 2020, and $(2,971) in 2019	$(13,480)	$6,472	$8,398
Non-cash transfers from loans to other real estate	$182	$992	$884
Non-cash transfers from other real estate to loans	$-	$40	$544
Non-cash transfers from loans to other assets	$129	$14	$18

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

(1)	Summary of Significant Accounting Policies

The accounting and reporting policies of Wilson Bank Holding Company (“the Company”) and its wholly owned subsidiary, Wilson Bank & Trust (“Wilson Bank” or "the Bank"), are in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and conform to general practices within the banking industry. The following is a brief summary of the significant policies.

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Wilson Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Nature of Operations

Wilson Bank operates under a state bank charter and provides full banking services. As a Tennessee state-chartered bank that is not a member of the Federal Reserve, Wilson Bank is subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation (“FDIC”). The areas served by Wilson Bank include Wilson County, DeKalb County, Rutherford County, Smith County, Trousdale County, Putnam County, Sumner County, Davidson County and Williamson County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the main office and twenty-seven branch locations.

(c)	Use of Estimates

In preparing consolidated financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets and other real estate, other-than-temporary impairments of securities, and the fair value of financial instruments.

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

Residential 1-4 family, commercial real estate and construction mortgage loans, represented 27%, 35% and 24% and 23%, 36% and 21% of the loan portfolio at  December 31, 2021 and 2020, respectively.

(e)	Loans

The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Middle Tennessee. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for unearned income, the allowance for loan losses, and any unamortized deferred fees or costs on originated loans, and premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance.

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

December 31, 2021, 2020 and 2019

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

In addition to the independent loan review process, the aforementioned risk ratings are subject to continual review by loan officers to determine that the appropriate risk ratings are being utilized in our allowance for loan loss process. Each risk rating is also subject to review by our independent loan review department. Currently, our independent loan review department targets reviews of 100% of existing loan relationships with aggregate debt of $2.0 million and greater and new loans with aggregate debt of $500,000 and greater. In addition, our independent loan review department periodically targets particular portfolio segments, loans assigned to a particular lending officer, past due loans, and loans with four or more renewals.

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

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower. All other loans and troubled debt restructurings over $500,000 and $100,000, respectively are individually evaluated for impairment.

Troubled debt restructurings greater than $100,000 are individually evaluated for impairment and included in the separately identified impairment disclosures. TDRs are measured at the present value of estimated future cash flows using the loan's effective rate at inception. If a TDR is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For TDRs that subsequently default, the Company determines the amount of the allowance on that loan in accordance with the accounting policy for the allowance for loan losses on loans individually identified as impaired. The Company incorporates recent historical experience related to TDRs, including the performance of TDRs that subsequently default, into the calculation of the allowance by loan portfolio segment.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

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

No securities have been classified as trading securities or held-to-maturity securities at December 31, 2021 or 2020.

(h)	Equity Securities

Equity securities are carried at fair value, with changes in fair value reported in net income. Equity securities without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment.

(i)	Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

(j)	Federal Home Loan Bank Stock

The Company, as a member of the Federal Home Loan Bank (“FHLB”) Cincinnati system, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at par value, which approximates its fair value. Management reviews the investment for impairment based on the ultimate recoverability of the cost basis in the FHLB stock. As of December 31, 2021, this minimum required investment was valued at approximately $3.4 million. Stock redemptions are at the discretion of the FHLB.

(k)	Loans Held for Sale

Mortgage loans held for sale are carried at fair value. The fair value of loans held for sale is determined using quoted prices for similar assets, adjusted for specific attributes of that loan. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

(l)	Premises and Equipment

Premises and equipment are stated at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the related assets ranging from 3 to 40 years. Gains or losses realized on items retired and otherwise disposed of are credited or charged to operations and cost and related accumulated depreciation are removed from the asset and accumulated depreciation accounts.

Expenditures for major renovations and improvements of premises and equipment are capitalized and those for maintenance and repairs are charged to earnings as incurred.

(m)	Foreclosed Assets

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

(n)	Goodwill and Intangible Assets

The Financial Accounting Standards Board “FASB” Accounting Standards Codification “ASC” 350, Goodwill and Other Intangible Assets requires that management determine the allocation of intangible assets into identifiable groups at the date of acquisition and that appropriate amortization periods be established. Under the provisions of FASB ASC 350, goodwill is not to be amortized; rather, it is to be monitored for impairment and written down to the impairment value at the time impairment occurs. The Company determined that no impairment loss needed to be recognized related to its goodwill at  December 31, 2021 and December 31, 2020.

(o)	Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, interest-bearing deposits with maturities fewer than 90 days, amounts due from banks and Federal funds sold. Generally, Federal funds sold are purchased and sold for one day periods. Management makes deposits only with financial institutions it considers to be financially sound.

(p)	Long-Term Assets

Premises and equipment, intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

(q)	Bank Owned Life Insurance

The Bank has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

(r)	Income Taxes

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

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

(s)	Derivatives

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

(t)	Equity-Based Incentives

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

(u)	Retirement Plans

Employee 401(k) and profit sharing plan expense is the amount of matching contributions. Deferred compensation and supplemental retirement plan expense allocates the benefits over years of service.

(v)	Advertising Costs

Advertising costs are expensed as incurred by the Company and totaled $2,736,000, $2,487,000 and $2,498,000 for 2021, 2020 and 2019, respectively.

(w)	Earnings Per Share

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

(x)	Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, net of taxes, which are also recognized as separate components of equity.

(y)	Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

(z)	Restrictions on Cash

Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements.

(aa)	Segment Reporting

Management analyzes the operations of the Company assuming one operating segment, community lending services.

(bb)	Fair Value of Financial Instruments

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

(cc)	Reclassification

Certain reclassifications have been made to the 2020 and 2019 figures to conform to the presentation for 2021.

(dd)	Off-Balance-Sheet Financial Instruments

In the ordinary course of business, Wilson Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

(ee)	Accounting Standard Updates

ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 along with several other subsequent codification updates related to accounting for credit losses, requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts and requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. In addition, ASU 2016- 13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration.

ASU 2016-13 was originally to become effective for the Company on January 1, 2020. On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security ("CARES") Act. The law contains several provisions applicable to companies like the Company. Among others, it gives lenders, including the Company, the option to defer the implementation of ASU 2016-13, which is known as the Current Expected Credit Losses (CECL) standard, until 60 days after the declaration of the end of the public health emergency related to the COVID-19 pandemic or December 31, 2020, whichever comes first. On December 27, 2020, President Trump signed into law the Coronavirus Response and Relief Supplemental Appropriations Act. The law contains several provisions applicable to companies like the Company. Among them, it gives lenders, including the Company, the option to further defer the implementation of ASU 2016-13, until the fiscal year beginning after January 1, 2022. In addition, the Securities and Exchange Commission (SEC) staff has stated that opting to delay the implementation of CECL shall be considered to be in accordance with U.S. GAAP. As a result, the Company has elected to delay implementation of CECL until January 1, 2022.

We currently believe the adoption of ASU 2016-13 would have resulted in an approximately 2 - 6% increase in our allowance for loan losses as of January 1, 2020. That estimated increase is a result of changing from an “incurred loss” model, which encompasses allowances for current known and inherent losses within the portfolio, to an “expected loss” model, which encompasses allowances for losses expected to be incurred over the life of the portfolio. As of December 31, 2021, we currently believe the adoption of ASU 2016-13 would have resulted in a slight increase in our allowance for loan losses over the level recorded at December 31, 2021.

Prior to the CARES Act being signed and the Company’s decision to delay the implementation of CECL, the Company was completing its CECL implementation plan with a cross-functional working group, under the direction of the Chief Credit Officer along with our Chief Financial Officer. The working group also included individuals from various functional areas including credit, risk management, accounting and information technology, among others. The Company’s implementation plan included assessment and documentation of processes, internal controls and data sources; model development, documentation and validation; and system configuration, among other things. The Company contracted with a third-party vendor to assist it in the implementation of CECL. Implementation efforts have been finalized and controls and processes are in place. The ultimate impact of the adoption of ASU 2016-13 could differ from our current expectation. Furthermore, ASU 2016- 13 will necessitate that we establish an allowance for expected credit losses for available-for-sale securities and other financial assets and it also applies to off-balance sheet credit exposure like loan commitments and other investments; however, we do not expect these allowances to be significant. Pursuant to an interim final rule issued on March 27, 2020 by the federal banking regulatory agencies, the Company has the option to phase in over a three-year period the transition adjustments to capital resulting from the adoption of CECL for regulatory capital purposes. If adopted, the cumulative amount of the transition adjustments will become fixed at the start of the three-year period, and will be phased out of the regulatory capital calculations evenly over such period, with 75% recognized in year one, 50% recognized in year two, and 25% recognized in year three. The Company will not need to take advantage of this option. The adoption of ASU 2016-13 is not expected to have a significant impact on our regulatory capital ratios.

ASU 2020-4, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” ASU 2020-4 provides optional expedients and exceptions for accounting related to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. ASU 2020-04 applies only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform and do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. ASU 2020-4 was effective upon issuance and generally can be applied through December 31, 2022. The adoption of ASU 2020- 4 did not significantly impact our financial statements.

ASU 2020-08, “Codification Improvements to Subtopic 310-20, Receivables - Nonrefundable Fees and Other Costs.” ASU 2020-08 clarifies the accounting for the amortization of purchase premiums for callable debt securities with multiple call dates. ASU 2020-8 was effective for us on January 1, 2021 and did not have a significant impact on our financial statements.

ASU 2021-01, “Reference Rate Reform (Topic 848): Scope.” ASU 2021-01 clarifies that certain optional expedients and exceptions in ASC 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. ASU 2021-01 also amends the expedients and exceptions in ASC 848 to capture the incremental consequences of the scope clarification and to tailor the existing guidance to derivative instruments affected by the discounting transition. ASU 2021-01 was effective upon issuance and generally can be applied through December 31, 2022. The adoption of ASU 2021-01 did not significantly impact our financial statements.

Other than those previously discussed, there were no other recently issued accounting pronouncements that are expected to materially impact the Company.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

(2)	Loans and Allowance for Loan Losses

The classification of loans at  December 31, 2021 and 2020 is as follows:

	In Thousands
	2021	2020
Mortgage loans on real estate:
Residential 1-4 family	$679,536	535,994
Multifamily	29,300	111,646
Commercial	879,373	837,766
Construction	603,292	488,626
Farmland	9,367	15,429
Second mortgages	10,043	8,433
Equity lines of credit	92,229	78,889
Total mortgage loans on real estate	2,303,140	2,076,783
Commercial loans	116,717	172,811
Agricultural loans	1,438	1,206
Consumer installment loans:
Personal	59,513	66,193
Credit cards	5,281	4,324
Total consumer installment loans	64,794	70,517
Other loans	9,849	9,283
	2,495,938	2,330,600
Net deferred loan fees	(12,024)	(9,295)
Total loans	2,483,914	2,321,305
Less: Allowance for loan losses	(39,632)	(38,539)
Loans, net	$2,444,282	2,282,766

At December 31, 2021, variable rate and fixed rate loans totaled $1,916,960,000 and $578,978,000, respectively. At December 31, 2020, variable rate and fixed rate loans totaled $1,777,303,000 and $553,297,000, respectively.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

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

Commercial and industrial: The commercial and industrial loan portfolio segment includes commercial and industrial loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases or other expansion projects. Also included in this category are PPP loans guaranteed by the SBA, which totaled $5.0 million at December 31, 2021. Collection risk in this portfolio is driven by the creditworthiness of underlying borrowers, particularly cash flow from customers’ business operations. Commercial and industrial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and usually incorporates a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

The following tables present the Company’s nonaccrual loans, credit quality indicators and past due loans as of  December 31, 2021 and 2020.

Loans on Nonaccrual Status

	In Thousands
	2021	2020
Residential 1-4 family	$—	1,022
Multifamily	—	—
Commercial real estate	—	311
Construction	—	—
Farmland	—	—
Second mortgages	—	—
Equity lines of credit	—	—
Commercial	—	—
Agricultural, installment and other	—	—
Total	$—	1,333

At December 31, 2021, the Company had no impaired loans on non-accruing interest status. At  December 31, 2020, the Company had two impaired loans totaling $1,333,000 that were on non-accruing interest status. In each case, at the date such loans were placed on nonaccrual status, the Company reversed all previously accrued interest income.

The impact on net interest income for these loans was not material to the Company’s results of operations for the years ended December 31, 2021, 2020 and 2019.

Potential problem loans, which include nonperforming loans, amounted to approximately $7.7 million at  December 31, 2021 compared to $8.2 million at December 31, 2020. Potential problem loans represent those loans with a well defined weakness and where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower’s ability to comply with present repayment terms. This definition is believed to be substantially consistent with the standards established by the FDIC, the Company’s primary federal regulator, for loans classified as special mention, substandard, or doubtful, excluding the impact of nonperforming loans.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

Credit Quality Indicators

The following table presents loan balances classified within each risk rating category by primary loan type as of December 31, 2021 and December 31, 2020.

	In Thousands
									Agricultural,
	Residential 1-4		Commercial			Second	Equity Lines		Installment and
	Family	Multifamily	Real Estate	Construction	Farmland	Mortgages	of Credit	Commercial	Other	Total
Credit Risk Profile by Internally Assigned Grade
December 31, 2021
Pass	$672,676	29,300	879,109	603,267	9,270	9,851	92,208	116,668	75,903	2,488,252
Special mention	5,405	—	—	25	68	161	11	49	136	5,855
Substandard	1,455	—	264	—	29	31	10	—	42	1,831
Total	$679,536	29,300	879,373	603,292	9,367	10,043	92,229	116,717	76,081	2,495,938
December 31, 2020
Pass	$529,546	111,646	837,028	488,571	15,301	8,148	78,565	172,779	80,770	2,322,354
Special mention	2,745	—	149	27	79	169	314	—	156	3,639
Substandard	3,703	—	589	28	49	116	10	32	80	4,607
Total	$535,994	111,646	837,766	488,626	15,429	8,433	78,889	172,811	81,006	2,330,600

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

Age Analysis of Past Due Loans

	In Thousands
	30-59 Days Past Due	60-89 Days Past Due	Nonaccrual and Greater Than 90 Days	Total Nonaccrual and Past Due	Current	Total Loans	Recorded Investment Greater Than 90 Days and Accruing
December 31, 2021
Residential 1-4 family	$1,951	169	357	2,477	677,059	679,536	$357
Multifamily	—	—	—	—	29,300	29,300	—
Commercial real estate	—	—	—	—	879,373	879,373	—
Construction	1,154	215	—	1,369	601,923	603,292	—
Farmland	—	—	—	—	9,367	9,367	—
Second mortgages	121	—	—	121	9,922	10,043	—
Equity lines of credit	170	—	9	179	92,050	92,229	9
Commercial	58	81	—	139	116,578	116,717	—
Agricultural, installment and other	288	99	23	410	75,671	76,081	23
Total	$3,742	564	389	4,695	2,491,243	2,495,938	$389
December 31, 2020
Residential 1-4 family	$2,634	511	1,818	4,963	531,031	535,994	$796
Multifamily	—	—	—	—	111,646	111,646	—
Commercial real estate	—	—	460	460	837,306	837,766	149
Construction	768	—	44	812	487,814	488,626	44
Farmland	—	—	—	—	15,429	15,429	—
Second mortgages	265	—	—	265	8,168	8,433	—
Equity lines of credit	31	302	—	333	78,556	78,889	—
Commercial	114	104	—	218	172,593	172,811	—
Agricultural, installment and other	363	81	60	504	80,502	81,006	60
Total	$4,175	998	2,382	7,555	2,323,045	2,330,600	$1,049

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

Transactions in the allowance for loan losses for the years ended  December 31, 2021 and 2020 are summarized as follows:

	In Thousands
									Agricultural,
	Residential 1-4		Commercial			Second	Equity Lines		Installment and
	Family	Multifamily	Real Estate	Construction	Farmland	Mortgages	of Credit	Commercial	Other	Total
December 31, 2021
Allowance for loan losses:
Beginning balance	$8,098	1,541	16,802	7,936	154	105	997	1,378	1,528	38,539
Provision	958	(1,145)	(352)	1,356	(60)	13	101	(37)	309	1,143
Charge-offs	—	—	—	(23)	—	—	—	(33)	(992)	(1,048)
Recoveries	68	—	—	394	—	—	—	6	530	998
Ending balance	$9,124	396	16,450	9,663	94	118	1,098	1,314	1,375	39,632
Ending balance individually evaluated for impairment	$—	—	—	—	—	—	—	—	—	—
Ending balance collectively evaluated for impairment	$9,124	396	16,450	9,663	94	118	1,098	1,314	1,375	39,632
Loans:
Ending balance	$679,536	29,300	879,373	603,292	9,367	10,043	92,229	116,717	76,081	2,495,938
Ending balance individually evaluated for impairment	$134	—	531	—	—	—	—	—	—	665
Ending balance collectively evaluated for impairment	$679,402	29,300	878,842	603,292	9,367	10,043	92,229	116,717	76,081	2,495,273

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

The following tables present the Company’s impaired loans (including loans on nonaccrual status and loans past due 90 days or more) at  December 31, 2021 and 2020:

In Thousands
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2021
With no related allowance recorded:
Residential 1-4 family	$136	134	—	614	7
Multifamily	—	—	—	—	—
Commercial real estate	532	531	—	303	25
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$668	665	—	917	32
With allowance recorded:
Residential 1-4 family	$—	—	—	602	—
Multifamily	—	—	—	—	—
Commercial real estate	—	—	—	342	—
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$—	—	—	944	—
Total:
Residential 1-4 family	$136	134	—	1,216	7
Multifamily	—	—	—	—	—
Commercial real estate	532	531	—	645	25
Construction	—	—	—	—	—
Farmland	—	—	—	—	—
Second mortgages	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—
	$668	665	—	1,861	32

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

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

December 31, 2021, 2020 and 2019

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

The following table summarizes the carrying balances of TDRs at  December 31, 2021 and  December 31, 2020 (dollars in thousands):

	2021	2020
Performing TDRs	$876	2,147
Nonperforming TDRs	165	529
Total TDRs	$1,041	2,676

The following table outlines the amount of each TDR categorized by loan classification for the years ended  December 31, 2021, 2020  and 2019 (dollars in thousands):

	December 31, 2021			December 31, 2020
	Number of Contracts	Pre Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment, Net of Related Allowance	Number of Contracts	Pre Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment, Net of Related Allowance
Residential 1-4 family	—	$—	$—	—	$—	$—
Multifamily	—	—	—	—	—	—
Commercial real estate	—	—	—	1	111	132
Construction	—	—	—	—	—	—
Farmland	—	—	—	—	—	—
Second mortgages	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Agricultural, installment and other	—	—	—	—	—	—
Total	—	$—	$—	1	$111	$132

December 31, 2019
	Number of Contracts	Pre Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment, Net of Related Allowance
Residential 1-4 family	1	$1,338	$619
Multifamily	—	—	—
Commercial real estate	4	2,677	2,399
Construction	—	—	—
Farmland	—	—	—
Second mortgages	—	—	—
Equity lines of credit	—	—	—
Commercial	—	—	—
Agricultural, installment and other	—	—	—
Total	5	$4,015	$3,018

As of  December 31, 2021, 2020 and 2019 the Company did not have any loan previously classified as a TDR default within twelve months of the restructuring. A default is defined as an occurrence which violates the terms of the receivable’s contract.

In response to the COVID-19 pandemic and its economic impact to the Bank’s customers, the Bank proactively began providing relief to its customers in the middle of March 2020 through a 90-day interest-only payment option or a full 90-day payment deferral option. Following the passage of the CARES Act, the Bank expanded this program to provide a six-month interest only payment option in an effort to provide flexibility to its customers as they navigated uncertainties resulting from the pandemic. Pursuant to interagency regulatory guidance and the CARES Act, the Bank may elect to not classify loans as troubled debt restructurings for which these deferrals are granted between March 1, 2020 and the earlier of (i) January 1, 2022 or (ii) 60 days after the end of the COVID-19 national emergency. As of December 31, 2021, the Bank had no loans for which principal or both principal and interest were being deferred.

As of  December 31, 2021 the Bank had $262,000 of consumer mortgage loans in the process of foreclosure. As of December 31, 2020 the Bank had $301,000 of consumer mortgage loans in the process of foreclosure.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

The Company’s principal customers are primarily in Middle Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral vary depending upon the purpose of the credit and the borrower’s financial condition.

In the normal course of business, Wilson Bank has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $5,725,000 and $7,675,000 at  December 31, 2021 and 2020, respectively. None of these loans were restructured, charged-off or involved more than the normal risk of collectibility or presented other unfavorable features during the three years ended December 31, 2021.

An analysis of the activity with respect to such loans to related parties is as follows:

	In Thousands
	December 31,
	2021	2020
Balance, January 1	$7,675	12,878
New loans and renewals during the year	11,009	11,153
Repayments (including loans paid by renewal) during the year	(12,959)	(16,356)
Balance, December 31	$5,725	7,675

In 2021, 2020 and 2019, Wilson Bank originated mortgage loans for sale into the secondary market of $215,813,000, $213,483,000 and $160,921,000, respectively. The fees and gain on sale of these loans totaled $9,997,000, $9,560,000 and $6,802,000 in 2021, 2020 and 2019, respectively. All of these loan sales transfer servicing rights to the buyer.

In some instances, Wilson Bank sells loans that contain provisions which permit the buyer to seek recourse against Wilson Bank in certain circumstances. At  December 31, 2021 and 2020, total mortgage loans sold with recourse in the secondary market aggregated $165,061,000 and $181,700,000, respectively. At December 31, 2021, Wilson Bank has not been required to repurchase a significant amount of the mortgage loans originated by Wilson Bank and sold in the secondary market. Management expects no material losses to result from these recourse provisions.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

(3)	Debt and Equity Securities

Debt and equity securities have been classified in the consolidated balance sheet according to management’s intent. Debt and equity securities at  December 31, 2021 consist of the following:

	Securities Available-For-Sale
	In Thousands
		Gross Unrealized	Gross Unrealized	Estimated Market
	Amortized Cost	Gains	Losses	Value
U.S. Treasury and other U.S. government agencies	$7,320	—	99	7,221
U.S. Government-sponsored enterprises (GSEs)	163,700	20	4,490	159,230
Mortgage-backed securities	465,588	2,726	6,537	461,777
Asset-backed securities	46,583	213	83	46,713
Corporate bonds	2,500	75	—	2,575
Obligations of states and political subdivisions	220,444	2,611	2,986	220,069
	$906,135	5,645	14,195	897,585

The Company’s classification of securities at  December 31, 2020 was as follows:

	Securities Available-For-Sale
	In Thousands
		Gross Unrealized	Gross Unrealized	Estimated Market
	Amortized Cost	Gains	Losses	Value
U.S. Government-sponsored enterprises (GSEs)	$125,712	328	135	125,905
Mortgage-backed securities	258,774	5,636	620	263,790
Asset-backed securities	36,394	582	19	36,957
Corporate bonds	2,500	100	—	2,600
Obligations of states and political subdivisions	147,462	4,229	400	151,291
	$570,842	10,875	1,174	580,543

Included in mortgage-backed securities are collateralized mortgage obligations totaling $130,594,000 (fair value of $128,281,000) and $88,472,000 (fair value of $89,116,000) at  December 31, 2021 and 2020, respectively.

The amortized cost and estimated market value of debt securities at December 31, 2021, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities of mortgage and asset-backed securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	In Thousands
Securities Available-For-Sale	Amortized Cost	Estimated Market Value
Due in one year or less	$22	22
Due after one year through five years	57,492	57,441
Due after five years through ten years	240,922	235,883
Due after ten years	607,699	604,239
	$906,135	897,585

Results from sales of debt and equity securities are as follows:

	In Thousands
	2021	2020	2019
Gross proceeds	$39,652	54,870	37,325
Gross realized gains	$137	901	75
Gross realized losses	(109)	(19)	(343)
Net realized gains (losses)	$28	882	(268)

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

Securities carried on the balance sheet of approximately $368,718,000 (approximate market value of $364,893,000) and $282,028,000 (approximate market value of $288,013,000) were pledged to secure public deposits and for other purposes as required or permitted by law at  December 31, 2021 and 2020, respectively.

Included in the securities above are $111,103,000 (approximate market value of $110,384,000) and $78,931,000 (approximate market value of $80,713,000) at December 31, 2021 and 2020, respectively, in obligations of political subdivisions located within the states of Tennessee, Alabama, and Texas.

Securities that have rates that adjust prior to maturity totaled $102,590,000 (approximate market value of $101,315,000) and $48,215,000 (approximate market value of $48,439,000) at  December 31, 2021 and 2020, respectively.

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of the Company’s available-for-sale securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at  December 31, 2021 and 2020.

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number of			Number of
		Unrealized	Securities		Unrealized	Securities		Unrealized
2021	Fair Value	Losses	Included	Fair Value	Losses	Included	Fair Value	Losses
Available-for-Sale Securities:
Debt securities:
U.S. Treasury and other U.S. government agencies	$7,221	$99	3	$—	$—	—	$7,221	$99
U.S. Government-sponsored enterprises (GSEs)	110,981	2,466	33	45,725	2,024	19	156,706	4,490
Mortgage-backed securities	317,211	4,644	96	54,692	1,893	33	371,903	6,537
Asset-backed securities	17,945	67	9	484	16	1	18,429	83
Corporate bonds	—	—	—	—	—	—	—	—
Obligations of states and political subdivisions	83,510	1,460	74	36,225	1,526	32	119,735	2,986
	$536,868	$8,736	215	$137,126	$5,459	85	$673,994	$14,195

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number of			Number of
		Unrealized	Securities		Unrealized	Securities		Unrealized
2020	Fair Value	Losses	Included	Fair Value	Losses	Included	Fair Value	Losses
Available-for-Sale Securities:
Debt securities:
U.S. Government-sponsored enterprises (GSEs)	$ 47,991	$ 135	18	$ —	$ —	—	$ 47,991	$ 135
Mortgage-backed securities	78,381	573	29	6,776	47	12	85,157	620
Asset-backed securities	4,950	19	3	—	—	—	4,950	19
Corporate bonds	—	—	—	—	—	—	—	—
Obligations of states and political subdivisions	44,061	394	33	689	6	1	44,750	400
	$ 175,383	$ 1,121	83	$ 7,465	$ 53	13	$ 182,848	$ 1,174

As of December 31, 2021, management does not have the intent to sell any of the securities classified as available-for-sale in the table above and believes that it is more likely than not the Company will not have to sell any such securities before a recovery of cost. Any unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the bonds approach their maturity date or repricing date or if market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality. Accordingly, as of December 31, 2021, management believes the impairments detailed in the table above are temporary and no impairment loss has been realized in our consolidated statement of earnings.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

(4)	Leases

Lessee Accounting

The majority of leases in which the Company is the lessee are comprised of real estate property for branches and office space and are recorded as operating leases with terms extending beyond 2026. These leases are classified as operating leases at commencement. Right-of-use assets representing the right to use the underlying asset and lease liabilities representing the obligation to make future lease payments are recognized on the balance sheet. These assets and liabilities are estimated based on the present value of future lease payments discounted using the Company's incremental secured borrowing rates as of the commencement date of the lease. Certain lease agreements contain renewal options which are considered in the determination of the lease term if they are deemed reasonably certain to be exercised. The Company has elected not to recognize leases with an original term of less than 12 months on the balance sheet.

The following table represents lease assets and lease liabilities as of  December 31, 2021 and December 31, 2020 (in thousands).

Lease right-of-use assets	Classification	December 31, 2021	December 31, 2020
Operating lease right-of-use assets	Other Assets	$4,110	3,825

Lease liabilities	Classification	December 31, 2021	December 31, 2020
Operating lease liabilities	Other Liabilities	$4,247	3,947

The total lease cost related to operating leases and short term leases is recognized on a straight-line basis over the lease term. The components of the Bank's total least cost were as follows for the year ended  December 31, 2021 and 2020.

	In Thousands
	2021	2020
Operating lease cost	$550	535
Short-term lease cost	40	4
Net lease cost	$590	539

The weighted average remaining lease term and weighted average discount rate for operating leases at  December 31, 2021 and 2020 were as follows:

	2021	2020
Operating Leases
Weighted average remaining lease term (in years)	10.42	11.31
Weighted average discount rate	4.00%	4.00%

Cash flows related to operating leases during the year ended  December 31, 2021 and 2020 were as follows:

	In Thousands
	2021	2020
Operating cash flows related to operating leases	$535	426

Future undiscounted lease payments for operating leases with initial terms of more than 12 months at  December 31, 2021 and 2020 were as follows:

In Thousands
2021
2022	$544
2023	553
2024	566
2025	571
2026	576
Thereafter	2,392
Total undiscounted lease payments	5,202
Less: imputed interest	(955)
Net lease liabilities	$4,247

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

(5)	Restricted Equity Securities

Restricted equity securities consists of stock of the FHLB of Cincinnati amounting to $5,089,000 at December 31, 2021 and 2020, respectively. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

(6)	Premises and Equipment

The detail of premises and equipment at  December 31, 2021 and 2020 is as follows:

	In Thousands
	2021	2020
Land	$20,156	17,093
Buildings	46,112	46,584
Leasehold improvements	1,155	573
Furniture and equipment	14,705	13,861
Automobiles	241	175
Construction-in-progress	3,335	317
	85,704	78,603
Less accumulated depreciation	(22,858)	(20,401)
	$62,846	58,202

During 2021, 2020 and 2019, payments of $1,227,000, $571,000 and $2,207,000, respectively, were made to an entity owned by a director for the construction of buildings and repair work on existing buildings.

Depreciation expense was $4,235,000, $4,250,000 and $3,984,000 for the years ended December 31, 2021, 2020 and 2019, respectively.

(7)	Goodwill

The Company's intangible assets result from the excess of purchase price over the applicable book value of the net assets acquired related to outside ownership of two previously 50% owned subsidiaries that the Company acquired 100% of in 2005.

	In Thousands
	2021	2020
Goodwill:
Balance at January 1,	$4,805	4,805
Goodwill acquired during year	—	—
Impairment loss	—	—
Balance at December 31,	$4,805	4,805

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

(8)	Deposits

Deposits at  December 31, 2021 and 2020 are summarized as follows:

	In Thousands
	2021	2020
Demand deposits	$506,258	391,360
Savings accounts	296,434	201,984
Negotiable order of withdrawal accounts	957,985	771,195
Money market demand accounts	1,201,235	984,677
Certificates of deposit $250,000 or greater	123,297	112,696
Other certificates of deposit	399,850	425,299
Individual retirement accounts $250,000 or greater	8,618	10,323
Other individual retirement accounts	61,394	63,061
	$3,555,071	2,960,595

Principal maturities of certificates of deposit and individual retirement accounts at  December 31, 2021 are as follows:

(In Thousands)
Maturity	Total
2022	$339,093
2023	137,141
2024	71,616
2025	21,398
2026	23,898
Thereafter	13
$593,159

The aggregate amount of overdrafts reclassified as loans receivable was $529,000 and $284,000 at  December 31, 2021 and 2020, respectively.

The aggregate balances of related party deposits at  December 31, 2021 and 2020 were $5,806,000 and $3,786,000, respectively.

As of  December 31, 2021 and 2020, Wilson Bank was not required to maintain a cash balance with the Federal Reserve.

(9)	Federal Home Loan Bank Advances

At December 31, 2021 the Company had no outstanding advances from the FHLB of Cincinnati, compared to $3,638,000 in outstanding advances from the FHLB of Cincinnati at December 31, 2020. During the year ended December 31, 2021, management made a strategic decision to utilize excess liquidity to pay off these advances. The weighted average rate of the total borrowings at December 31, 2020 was 2.68%. Advances from the FHLB of Cincinnati are collateralized by a blanket security agreement which includes Wilson Bank's 1-4 family loans. The Company’s additional borrowing capacity from the FHLB of Cincinnati was $426,347,000 at December 31, 2021.

Required future principal payments on Federal Home Loan Bank borrowings for the year ended  December 31, 2020 were as follows:

(In Thousands)
Maturity	Total
2021	$1,350
2022	1,350
2023	788
2024	150
2025	—
Thereafter	—
Total	$3,638

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

(10)	Non-Interest Income and Non-Interest Expense

The significant components of non-interest income and non-interest expense for the years ended December 31, 2021, 2020 and 2019 are presented below:

	In Thousands
	2021	2020	2019
Non-interest income:
Service charges on deposits	$6,137	5,659	6,952
Brokerage income	6,368	4,837	4,411
Debit and credit card interchange income	12,029	9,187	8,301
Other fees and commissions	1,446	1,404	1,608
BOLI and annuity earnings	1,109	959	723
Security gain (loss), net	28	882	(268)
Fees and gains on sales of mortgage loans	9,997	9,560	6,802
Gain (loss) on sale of other real estate, net	(15)	658	(48)
Loss on sale of fixed assets, net	(43)	(63)	(128)
Gain (loss) on sale of other assets, net	6	(4)	(4)
Other income	34	61	—
	$37,096	33,140	28,349

	In Thousands
	2021	2020	2019
Non-interest expense:
Employee salaries and benefits	$52,722	45,661	42,541
Equity-based compensation	1,428	1,180	786
Occupancy expenses	5,473	5,216	4,789
Furniture and equipment expenses	3,323	3,267	3,110
Data processing expenses	6,079	5,101	4,495
Advertising expenses	2,736	2,487	2,498
ATM & interchange fees	4,783	3,880	3,439
Accounting, legal & consulting expenses	988	909	1,382
FDIC insurance	1,130	598	373
Directors’ fees	686	634	586
Other operating expenses	11,640	11,986	10,629
	$90,988	80,919	74,628

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

(11)	Income Taxes

The components of the net deferred tax asset at  December 31, 2021 and 2020 were as follows:

	In Thousands
	2021	2020
Deferred tax asset:
Federal	$11,604	9,500
State	3,613	2,913
	15,217	12,413
Deferred tax liability:
Federal	(1,822)	(4,000)
State	(603)	(1,324)
	(2,425)	(5,324)
Net deferred tax asset	$12,792	7,089

The tax effects of each type of significant item that gave rise to deferred tax assets (liabilities) at  December 31, 2021 and 2020 were:

	In Thousands
	2021	2020
Financial statement allowance for loan losses in excess of tax allowance	$10,129	9,840
Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(2,098)	(2,461)
Financial statement deduction for deferred compensation in excess of deduction for tax purposes	1,347	1,253
Writedown of other real estate not deductible for income tax purposes until sold	—	—
Financial statement income on FHLB stock dividends not recognized for tax purposes	(327)	(327)
Unrealized loss (gain) on securities available-for-sale	2,235	(2,535)
Equity based compensation	1,028	854
Other items, net	478	465
Net deferred tax asset	$12,792	7,089

The components of income tax expense (benefit) at  December 31, 2021, 2020 and 2019 are summarized as follows:

	In Thousands
	Federal	State	Total
2021
Current	$13,580	2,084	15,664
Deferred	(698)	(234)	(932)
Total	$12,882	1,850	14,732
2020
Current	$11,383	1,539	12,922
Deferred	(2,503)	(801)	(3,304)
Total	$8,880	738	9,618
2019
Current	$10,134	1,411	11,545
Deferred	(335)	(143)	(478)
Total	$9,799	1,268	11,067

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

A reconciliation of actual income tax expense of $14,732,000, $9,618,000 and $11,067,000 for the years ended December 31, 2021, 2020 and 2019, respectively, to the “expected” tax expense (computed by applying the statutory rate of 21% for 2021, 2020 and 2019 to earnings before income taxes) is as follows:

	In Thousands
	2021	2020	2019
Computed “expected” tax expense	$13,473	10,103	9,893
State income taxes, net of Federal income tax benefit	1,584	552	1,056
Tax exempt interest, net of interest expense exclusion	(237)	(245)	(186)
Earnings on cash surrender value of life insurance	(205)	(173)	(170)
Expenses not deductible for tax purposes	12	14	37
Equity based compensation	(28)	(6)	15
Other	133	(627)	422
	$14,732	9,618	11,067

Total income tax expense for 2021, 2020 and 2019, includes $7,000, $231,000 and $(70,000) of expense (benefit) related to the realized gain and loss on sale of securities, respectively.

As of December 31, 2021, 2020 and 2019 the Company has not accrued or recognized interest or penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

No valuation allowance for deferred tax assets was recorded at December 31, 2021 and 2020 as management believes it is more likely than not that all of the deferred tax assets will be realized against deferred tax liabilities and projected future taxable income. There were no unrecognized tax benefits during any of the reported periods.

The Company and Wilson Bank file income tax returns in the United States (“U.S.”), as well as in the State of Tennessee. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2018. The Company’s Federal tax returns have been audited through December 31, 2005 with no changes.

(12)	Commitments and Contingent Liabilities

The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's consolidated financial position.

At December 31, 2021 and 2020, respectively, the Company has lines of credit with other correspondent banks totaling $74,817,000 and $70,488,000. At December 31, 2021 and 2020, respectively, there was no balance outstanding under these lines of credit.

The Company also has a Cash Management Advance ("CMA") Line of Credit agreement. The CMA is a component of the Company's Blanket Agreement for advances with the FHLB of Cincinnati. The purpose of the CMA is to assist with short-term liquidity management. Under the terms of the CMA, the Company may borrow a maximum of $25,000,000, selecting a variable rate of interest for up to 90 days or a fixed rate for a maximum of 30 days. There were no borrowings outstanding under the CMA at  December 31, 2021 or December 31, 2020.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

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

	In Thousands
	Contract or Notional Amount
	2021	2020
Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit	$1,147,654	851,196
Standby letters of credit	90,929	81,952
Total	$1,238,583	933,148

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present creditworthiness of such counterparties. Such commitments have been made on terms which are competitive in the markets in which the Company operates; thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $90,929,000 at December 31, 2021.

(14)	Concentration of Credit Risk

Practically all of the Company’s loans, commitments, and commercial and standby letters of credit have been granted to customers in the Company’s market area. Practically all such customers are depositors of Wilson Bank. The concentrations of credit by type of loan are set forth in note 2 - Loans and Allowance for Loan Losses.

Interest bearing deposits totaling $164,587,000 were deposited with five commercial banks at December 31, 2021. Included in interest bearing deposits is $1,200,000 of collateral deposits related to our fixed rate loan hedging program deposited with one commercial bank. In addition, the Bank has funds deposited with the  FHLB of Cincinnati in the amount of $414,000. Funds deposited with the FHLB of Cincinnati are not insured by the FDIC.

Federal funds sold in the amount of $27,055,000 were deposited with one commercial bank at December 31, 2021.

(15)	Employee Benefit Plan

Wilson Bank has in effect a 401(k) plan (the “401(k) Plan”) which covers eligible employees. To be eligible an employee must have obtained the age of 18. The provisions of the 401(k) Plan provide for both employee and employer contributions. For the years ended December 31, 2021, 2020 and 2019, Wilson Bank contributed $3,120,000, $2,926,000 and $2,540,000, respectively, to the 401(k) Plan.

(16)	Dividend Reinvestment Plan

Under the terms of the Company’s dividend reinvestment plan (the “DRIP”) holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants. Original issue shares of 186,583 in 2021, 180,424 in 2020 and 179,199 in 2019 were sold to participants under the terms of the DRIP.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

(17)	Regulatory Matters and Restrictions on Dividends

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2021, the Bank and the Company meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If an institution is classified as adequately capitalized or lower, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is growth and expansion, and capital restoration plans are required. As of December 31, 2021, and 2020, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

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

The Company and the Bank each opted to take advantage of this rule effective  January 1, 2020. During the year ended December 31, 2021, the Company determined its total off balance sheet exposures, calculated in accordance with applicable regulations, exceeded 25% of its total consolidated assets during the period of time it had opted to utilize the Community Bank Leverage Ratio, and as a result, neither the Company nor the Bank was able to take advantage of the Community Bank Leverage Ratio rules. The Company has reported its and the Bank's December 31, 2020 capital ratios herein as if they had not elected the Community Bank Leverage Ratio rule for comparative purposes. The Company and the Bank have been well-capitalized under all applicable capital regulations as of the period ends for each relevant period since January 1, 2020, including as of December 31, 2021, in each case, applying the Basel III capital guidelines that were applicable to it as a result of its not qualifying for the Community Bank Leverage Ratio.

The Company's and Wilson Bank's actual capital amounts and ratios as of December 31, 2021 and  December 31, 2020 are presented in the following tables. The capital conservation buffer of 2.5% is not included in the required minimum ratios of the tables presented below.

					For Classification Under
			Minimum		Corrective Action Plan
	Actual		Capital Adequacy		as Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2021
Total capital to risk weighted assets:
Consolidated	$455,813	13.9%	$261,404	8.0%	$326,755	10.0%
Wilson Bank	452,130	13.8	261,317	8.0	326,646	10.0
Tier 1 capital to risk weighted assets:
Consolidated	415,226	12.7	196,052	6.0	261,403	8.0
Wilson Bank	411,543	12.6	195,987	6.0	261,316	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	415,226	12.7	147,039	4.5	N/A	N/A
Wilson Bank	411,543	12.6	146,990	4.5	212,319	6.5
Tier 1 capital to average assets:
Consolidated	415,226	10.8	154,280	4.0	N/A	N/A
Wilson Bank	411,543	10.7	154,230	4.0	192,787	5.0

					For Classification Under
	Actual		Minimum		Corrective Action Plan
			Capital Adequacy		as Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2020
Total capital to risk weighted assets:
Consolidated	$403,419	14.3%	$225,405	8.0%	$281,757	10.0%
Wilson Bank	400,235	14.2	225,337	8.0	281,671	10.0
Tier 1 capital to risk weighted assets:
Consolidated	368,150	13.1	169,055	6.0	225,406	8.0
Wilson Bank	364,976	13.0	169,003	6.0	225,337	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	368,150	13.1	126,791	4.5	N/A	N/A
Wilson Bank	364,976	13.0	126,752	4.5	183,087	6.5
Tier 1 capital to average assets:
Consolidated	368,150	11.2	131,996	4.0	N/A	N/A
Wilson Bank	364,976	11.1	131,959	4.0	164,949	5.0

Dividend Restrictions

The Company and the Bank are subject to dividend restrictions set forth by the Tennessee Department of Financial Institutions and federal banking agencies, as applicable. Additional restrictions may be imposed by the Tennessee Department of Financial Institutions and federal banking agencies under the powers granted to them by law.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

(18)	Salary Deferral Plans

The Company provides some of its officers non-qualified pension benefits through an Executive Salary Continuation Plan ("the Plan") and Supplemental Executive Retirement Plan (SERP) Agreements ("SERP Agreements"). The Plan and SERP Agreements were established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. The Plan and SERP Agreements generally provide executives with benefits of a portion of their salary beginning at retirement through life. As a result, the Company has accrued a liability for future obligations under the Plan and SERP Agreements. At  December 31, 2021 and 2020, the liability related to the Plan totaled $1,660,000 and $1,742,000, respectively. At  December 31, 2021 and 2020 the liability related to the SERP Agreements totaled $3,496,000 and $3,052,000, respectively. The expense incurred for these plans totaled $705,000, $575,000 and $438,000 for the year ended  December 31, 2021, 2020 and 2019, respectively.

The Company has purchased life insurance policies to provide the benefits related to the Plan, which at  December 31, 2021 and 2020 had an aggregate cash surrender value of $5,669,000 and $5,$5,547,000, respectively, and an aggregate face value of insurance policies in force of $15,497,000 and $15,499,000, respectively. The life insurance policies remain the sole property of the Company and are payable to the Company.

The Company has also purchased bank owned life insurance policies on some of its officers. The insurance policies remain the sole property of the Company and are payable to the Company. The cash surrender value of the life insurance contracts totaled $40,536,000 and $29,650,000 and the face amount of the insurance policies in force approximated $98,879,000 and $68,827,000 at  December 31, 2021 and 2020, respectively.

The Company has also purchased Flexible Premium Indexed Deferred Annuity Contracts (“Annuity Contracts”) to provide benefits related to the SERP Agreements. The Annuity Contracts remain the sole property of the Company and are payable to the Company. Included in other assets at  December 31, 2021 and 2020 are the Annuity Contracts with an aggregate value of $23,861,000 and $18,682,000, respectively.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

(19)	Equity Incentive Plan

In April 2009, the Company’s shareholders approved the Wilson Bank Holding Company 2009 Stock Option Plan (the “2009 Stock Option Plan”). The 2009 Stock Option Plan was effective as of April 14, 2009. Under the 2009 Stock Option Plan, awards could be in the form of options to acquire common stock of the Company. Subject to adjustment as provided by the terms of the 2009 Stock Option Plan, the maximum number of shares of common stock with respect to which awards could be granted under the 2009 Stock Option Plan was 100,000 shares. The 2009 Stock Option Plan terminated on April 13, 2019, and no additional awards may be issued under the 2009 Stock Option Plan. The awards granted under the 2009 Stock Option Plan prior to the Plan's expiration will remain outstanding until exercised or otherwise terminated. As of December 31, 2021, the Company had outstanding 8,475 options under the 2009 Stock Option Plan with a weighted average exercise price of $35.00.

During the second quarter of 2016, the Company’s shareholders approved the Wilson Bank Holding Company 2016 Equity Incentive Plan, which authorizes awards of up to 750,000 shares of common stock. The 2016 Equity Incentive Plan was approved by the Board of Directors and effective as of January 25, 2016 and approved by the Company’s shareholders on April 12, 2016. On September 26, 2016, the Board of Directors approved an amendment and restatement of the 2016 Equity Incentive Plan (as amended and restated the “2016 Equity Incentive Plan”) to make clear that directors who are not also employees of the Company may be awarded stock appreciation rights. The primary purpose of the 2016 Equity Incentive Plan is to promote the interest of the Company and its shareholders by, among other things, (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its subsidiaries and affiliates, (ii) motivating those individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking their compensation to the long-term interests of the Company and its shareholders. Except for certain limitations, awards can be in the form of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted shares and restricted share units, performance awards and other stock-based awards. As of December 31, 2021, the Company had 362,096 shares remaining available for issuance under the 2016 Equity Incentive Plan. As of December 31, 2021, the Company had outstanding under the 2016 Equity Incentive Plan 195,157 stock options with a weighted average exercise price of $51.63 and 153,622 cash-settled stock appreciation rights with a weighted average exercise price of $49.17.

As of December 31, 2021, under all of its equity incentive plans, the Company had outstanding 203,632 stock options with a weighted average exercise price of $50.94 and 153,622 cash-settled stock appreciation rights with a weighted average exercise price of $49.17. Included in other liabilities at  December 31, 2021 and 2020 were $2,708,000 and $2,303,000 in accrued stock appreciation rights, respectively.

The fair value of each stock option and cash-settled SAR grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2021, 2020 and 2019:

	2021	2020	2019
Expected dividends	1.53%	1.56%	1.60%
Expected term (in years)	9.13	7.38	7.14
Expected stock price volatility	36%	31%	25%
Risk-free rate	1.45%	0.52%	1.90%

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

A summary of the stock option and cash-settled SAR activity for 2021, 2020 and 2019 is as follows:

	2021		2020		2019
		Weighted Average		Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price
Outstanding at beginning of year	284,591	$43.71	273,039	$41.19	277,820	$40.11
Granted	121,830	61.48	43,833	55.72	17,833	51.16
Exercised	(48,867)	40.76	(24,881)	37.84	(22,614)	35.78
Forfeited or expired	(300)	37.60	(7,400)	41.70	—	—
Outstanding at end of year	357,254	$50.18	284,591	$43.71	273,039	$41.19
Options and cash-settled SARs exercisable at year end	159,560	$41.93	151,695	$40.89	122,932	$40.19

The weighted average fair value at the grant date of options and cash-settled SARs granted during the years 2021, 2020 and 2019 was $22.10, $14.92 and $13.43, respectively. The total intrinsic value of options and cash-settled SARs exercised during the years 2021, 2020 and 2019 was $962,000, $463,000 and $369,000, respectively.

The following table summarizes information about outstanding and exercisable stock options and cash-settled SARs at  December 31, 2021:

	Options and Cash-Settled SARs Outstanding			Options and Cash-Settled SARs Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/21	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Number Outstanding at 12/31/21	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)
$31.31 - $47.25	178,380	$41.09	4.86	147,782	$40.98	4.81
$51.00 - $63.25	178,874	$59.24	9.15	11,778	$53.55	7.88
	357,254			159,560
Aggregate intrinsic value (in thousands)	$4,670			$3,406

As of December 31, 2021, there was $3,358,000 of total unrecognized cost related to non-vested share-based compensation arrangements granted under the Company’s equity incentive plans. The cost is expected to be recognized over a weighted-average period of 4.22 years.

A summary of restricted stock shares activity is as follows:

	Restricted Stock Shares
	Shares	Weighted Average Grant-Date Fair Value
Outstanding at December 31, 2020	—	$—
Granted	1,250	62.10
Vested	—	—
Forfeited	—	—
Outstanding at December 31, 2021	1,250	$62.10

The shares vest over three years. As of December 31, 2021, there was $64,000 of unrecognized compensation cost related to non-vested restricted share awards. The cost is expected to be charged over a weighted-average period of 1.82 years for the restricted stock share awards.

(20)	Earnings Per Share

The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share for the Company begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options.

The following is a summary of the components comprising basic and diluted earnings per share (“EPS”):

	Years Ended December 31,
	2021	2020	2019
Basic EPS Computation:
Numerator – Earnings available to common stockholders	$49,426	38,492	36,044
Denominator – Weighted average number of common shares outstanding	11,131,897	10,927,065	10,743,269
Basic earnings per common share	$4.44	3.52	3.36
Diluted EPS Computation:
Numerator – Earnings available to common stockholders	$49,426	38,492	36,044
Denominator – Weighted average number of common shares outstanding	11,131,897	10,927,065	10,743,269
Dilutive effect of stock options and restricted stock shares	31,059	26,681	18,198
	11,162,956	10,953,746	10,761,467
Diluted earnings per common share	$4.43	3.51	3.35

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

(21)	Derivatives

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

A summary of the Company's fair value hedge relationships as of December 31, 2021 and December 31, 2020 are as follows (in thousands):

December 31, 2021
	Balance Sheet Location	Weighted Average Remaining Maturity (In Years)	Weighted Average Pay Rate	Receive Rate	Notional Amount	Estimated Fair Value
Interest rate swap agreements - loans	Other assets	8.42	0.65%	1 month LIBOR	$30,000	1,192

December 31, 2020
	Balance Sheet Location	Weighted Average Remaining Maturity (In Years)	Weighted Average Pay Rate	Receive Rate	Notional Amount	Estimated Fair Value
Interest rate swap agreements - loans	Other liabilities	9.42	0.65%	1 month LIBOR	$30,000	(51)

The effects of fair value hedge relationships reported in interest income on loans on the consolidated statements of income for the twelve months ended December 31, 2021 and 2020 were as follows (in thousands):

	Twelve Months Ended December 31,
Gain (loss) on fair value hedging relationship	2021	2020
Interest rate swap agreements - loans:
Hedged items	$(1,125)	(158)
Derivative designated as hedging instruments	1,243	(51)

The following amounts were recorded on the balance sheet related to cumulative basis adjustments for fair value hedges at December 31, 2021 and December 31, 2020 (in thousands):

	Carrying Amount of the Hedged Assets		Cumulative Amount of Fair Value Hedging Adjustment Included in the Carrying Amount of the Hedged Assets
Line item on the balance sheet	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Loans	$28,875	29,842	(1,283)	(158)

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

Mortgage Banking Derivatives

Commitments to fund certain mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third party investors are considered derivatives. It is the Company's practice to enter into forward commitments for the future delivery of residential mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates resulting from its commitments to fund the loans. At  December 31, 2021 and  December 31, 2020, the Company had approximately $20,340,000 and $20,981,000, respectively, of interest rate lock commitments and approximately $20,500,000 and $21,250,000, respectively, of forward commitments for the future delivery of residential mortgage loans. The fair value of these mortgage banking derivatives was reflected by derivative assets of $657,000 and $714,000 and derivative assets of $6,000 and derivative liabilities of $157,000, respectively, at  December 31, 2021 and  December 31, 2020. Changes in the fair values of these mortgage-banking derivatives are included in net gains on sale of loans.

The net gains (losses) relating to free-standing derivative instruments used for risk management is summarized below (in thousands):

	In Thousands
	2021	2020
Interest rate contracts for customers	$(57)	386
Forward contracts related to mortgage loans held for sale and interest rate contracts	163	(134)

The following table reflects the amount and fair value of mortgage banking derivatives included in the consolidated balance sheet as of  December 31, 2021 and  December 31, 2020 (in thousands):

	In Thousands
	2021		2020
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other assets (liabilities):
Interest rate contracts for customers	$20,340	657	20,981	714
Forward contracts related to mortgage loans held-for-sale	20,500	6	21,250	(157)

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

Asset

Securities available-for-sale - Where quoted prices are available for identical securities in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government securities and certain other financial products. If quoted market prices are not available, then fair values are estimated by using pricing models that use observable inputs or quoted prices of securities with similar characteristics and are classified within Level 2 of the valuation hierarchy. In certain cases where there is limited activity or less transparency around inputs to the valuation and more complex pricing models or discounted cash flows are used, securities are classified within Level 3 of the valuation hierarchy. Quarterly we will validate prices supplied by our third party vendor by comparison to prices obtained from third parties.

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

Other investments — Included in other investments are investments recorded at fair value primarily in certain nonpublic investments and funds. The valuation of these nonpublic investments requires management judgment due to the absence of observable quoted market prices, inherent lack of liquidity and the long-term nature of such assets. These investments are valued initially based upon transaction price. The carrying values of other investments are adjusted either upwards or downwards from the transaction price to reflect expected exit values as evidenced by financing and sale transactions with third parties. These investments are included in Level 3 of the valuation hierarchy if the entities and funds are not widely traded and the underlying investments are in privately-held and/or start-up companies for which market values are not readily available.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

The following tables present the financial instruments carried at fair value as of  December 31, 2021 and December 31, 2020, by caption on the consolidated balance sheet and by FASB ASC 820 valuation hierarchy (as described above) (in thousands):

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2021
Hedged Loans	$28,875	—	28,875	—
Investment securities available-for-sale:
U.S. Treasury and other U.S. government agencies	7,221	7,221	—	—
U.S. Government sponsored enterprises	159,230	—	159,230	—
Mortgage-backed securities	461,777	—	461,777	—
Asset-backed securities	46,713	—	46,713	—
Corporate bonds	2,575	—	2,575	—
State and municipal securities	220,069	—	220,069	—
Total investment securities available-for-sale	897,585	7,221	890,364	—
Mortgage loans held for sale	11,843	—	11,843	—
Derivatives	1,855	—	1,855	—
Other investments	2,034	—	—	2,034
Total assets	$942,192	7,221	932,937	2,034

Derivatives	$—	—	—	—
Total liabilities	$—	—	—	—

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2020
Hedged Loans	$29,842	—	29,842	—
Investment securities available-for-sale:
U.S. Government sponsored enterprises	125,905	—	125,905	—
Mortgage-backed securities	263,790	—	263,790	—
Asset-backed securities	36,957	—	36,957	—
Corporate bonds	2,600	—	2,600	—
State and municipal securities	151,291	—	151,291	—
Total investment securities available-for-sale	580,543	—	580,543	—
Mortgage loans held for sale	19,474	—	19,474	—
Derivatives	714	—	714	—
Total assets	$630,573	—	630,573	—

Derivatives	$208	—	208	—
Total liabilities	$208	—	208	—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

	Measured on a Non-Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2021
Other real estate owned	$—	—	—	—
Impaired loans, net (¹)	668	—	—	668
Total	$668	—	—	668
December 31, 2020
Other real estate owned	$—	—	—	—
Impaired loans, net (¹)	2,635	—	—	2,635
Total	$2,635	—	—	2,635

(1)	As of December 31, 2021 no valuation allowance was recorded. Amount is net of a valuation allowance of $742,000 at December 31, 2020 as required by ASC 310, “Receivables.”

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which we have utilized Level 3 inputs to determine fair value at  December 31, 2021 and 2020:

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

In the case of its investment securities portfolio, the Company monitors the valuation technique utilized by various pricing agencies to ascertain when transfers between levels have been affected. The nature of the remaining assets and liabilities is such that transfers in and out of any level are expected to be rare. For the twelve months ended December 31, 2021, there were no transfers between Levels 1, 2 or 3.

The table below includes a rollforward of the balance sheet amounts for the year ended  December 31, 2021 and 2020 (including the change in fair value) for financial instruments classified by the Company within Level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology (in thousands):

	For the Year Ended December 31,
	2021	2020
	Other Assets	Other Assets
Fair value, January 1	$—	$—
Total realized gains included in income	34	—
Change in unrealized gains/losses included in other comprehensive income for assets and liabilities still held at December 31	—	—
Purchases, issuances and settlements, net	2,000	—
Transfers out of Level 3	—	—
Fair value, December 31	$2,034	$—
Total realized gains included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31	$34	$—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments that are not measured at fair value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates, estimates of future cash flows and borrower creditworthiness. The fair value estimates presented herein are based on pertinent information available to management as of  December 31, 2021 and December 31, 2020. Such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

The following table presents the carrying amounts, estimated fair value and placement in the fair value hierarchy of the Company’s financial instruments at  December 31, 2021 and December 31, 2020. This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization.

(in Thousands)	Carrying/Notional Amount	Estimated Fair Value (¹)	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2021
Financial assets:
Cash and cash equivalents	$453,418	453,418	453,418	—	—
Loans, net	2,444,282	2,439,539	—	—	2,439,539
Restricted equity securities	5,089	NA	NA	NA	NA
Financial liabilities:
Deposits	3,555,071	3,227,520	—	—	3,227,520

December 31, 2020
Financial assets:
Cash and cash equivalents	$338,856	338,856	338,856	—	—
Loans, net	2,282,766	2,302,530	—	—	2,302,530
Restricted equity securities	5,089	NA	NA	NA	NA
Financial liabilities:
Deposits	2,960,595	2,796,339	—	—	2,796,339
Federal Home Loan Bank borrowings	3,638	3,755	—	—	3,755

(1)

Estimated fair values are consistent with an exit-price concept. The assumptions used to estimate the fair values are intended to approximate those that a market-participant would realize in a hypothetical orderly transaction.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

(23)	Wilson Bank Holding Company -

Parent Company Financial Information

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Balance Sheets

December 31, 2021 and 2020

	Dollars In Thousands
	2021		2020
ASSETS
Cash	$5,113	*	4,381	*
Investment in wholly-owned commercial bank subsidiary	410,034		376,947
Deferred income taxes	1,028		854
Refundable income taxes	362		242
Total assets	$416,537		382,424
LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$2,820		2,303
Total liabilities	2,820		2,303

Stockholders’ equity:
Common stock, par value $2.00 per share, authorized 50,000,000 shares, 11,201,504 and 10,993,404 shares issued and outstanding, respectively	22,403		21,987
Additional paid-in capital	105,177		93,034
Retained earnings	292,452		257,935
Net unrealized gains on available-for-sale securities, net of income taxes of $2,235 and $2,536, respectively	(6,315)		7,165
Total stockholders’ equity	413,717		380,121
Total liabilities and stockholders’ equity	$416,537		382,424

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Earnings

Three Years Ended  December 31, 2021

	Dollars In Thousands
	2021		2020		2019
Income:
Dividends from commercial bank subsidiary	$4,300		5,000		2,800
Other income	—		61		—
	4,300		5,061		2,800
Expenses:
Directors’ fees	341		335		283
Other	1,575		1,264		885
	1,916		1,599		1,168
Income before Federal income tax benefits and equity in undistributed earnings of commercial bank subsidiary	2,384		3,462		1,632
Federal income tax benefits	475		471		287
	2,859		3,933		1,919
Equity in undistributed earnings of commercial bank subsidiary	46,567	*	34,559	*	34,125	*
Net earnings	$49,426		38,492		36,044

*	Eliminated in consolidation.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Cash Flows

Three Years Ended  December 31, 2021

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2021	2020	2019
Cash flows from operating activities:
Net earnings	$49,426	38,492	36,044
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in earnings of commercial bank subsidiary	(50,867)	(39,559)	(36,925)
Decrease (increase) in refundable income taxes	(120)	(110)	45
Increase in deferred taxes	(174)	(229)	(156)
Share based compensation expense	1,428	1,180	786
Increase in other liabilities	113	—	—
Total adjustments	(49,620)	(38,718)	(36,250)
Net cash used in operating activities	(194)	(226)	(206)
Cash flows from investing activities:
Dividends received from commercial bank subsidiary	4,300	5,000	2,800
Net cash provided by investing activities	4,300	5,000	2,800
Cash flows from financing activities:
Payments made to stock appreciation rights holders	(515)	(53)	(9)
Dividends paid	(14,909)	(13,013)	(11,725)
Proceeds from sale of stock pursuant to dividend reinvestment plan	11,188	10,056	9,134
Proceeds from exercise of stock options	862	718	775
Repurchase of stock options	—	—	(1,629)
Net cash used in financing activities	(3,374)	(2,292)	(3,454)
Net increase (decrease) in cash and cash equivalents	732	2,482	(860)
Cash and cash equivalents at beginning of year	4,381	1,899	2,759
Cash and cash equivalents at end of year	$5,113	4,381	1,899

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

(24)	Quarterly Financial Data (Unaudited)

Selected quarterly results of operations for the four quarters ended December 31 are as follows:

	(In Thousands, except per share data)
	2021				2020				2019
	Fourth	Third	Second	First	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$33,810	33,719	31,570	30,742	$30,351	30,961	31,569	30,087	$29,897	30,329	29,567	28,284
Interest expense	2,249	2,586	2,780	3,033	3,969	4,112	4,308	4,994	5,522	5,991	5,923	5,211
Net interest income	31,561	31,133	28,790	27,709	26,382	26,849	27,261	25,093	24,375	24,338	23,644	23,073
Provision for loan losses	131	130	55	827	3,065	1,038	4,124	1,469	686	167	154	1,033
Earnings before income taxes	17,512	17,405	14,449	14,792	10,771	14,669	11,313	11,357	10,222	13,556	12,451	10,882
Net earnings	13,801	13,342	11,139	11,144	8,902	11,532	9,027	9,031	7,972	10,266	9,516	8,290
Basic earnings per common share	1.23	1.19	1.00	1.01	0.81	1.05	0.83	0.83	0.74	0.95	0.89	0.77
Diluted earnings per common share	1.23	1.19	1.00	1.00	0.81	1.05	0.83	0.83	0.74	0.95	0.89	0.77

(25)	Revenue from Contracts with Customers

All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within noninterest income. The following table presents the Company’s sources of non-interest income for the periods presented. Items outside the scope of ASC Topic 606 are noted as such.

	Years ended December 31,
	2021	2020	2019
	(dollars in thousands)

Fees and gains on sales of mortgage loans(1)	$9,997	$9,560	$6,802
Service charges on deposits	6,137	5,659	6,952
Debit and credit card interchange income	12,029	9,187	8,301
Brokerage income	6,368	4,837	4,411
BOLI and annuity earnings(1)	1,109	959	723
Security gain (loss), net(1)	28	882	(268)
Other non-interest income	1,428	2,056	1,428
Total non-interest income	$37,096	$33,140	$28,349

(1)Not within the scope of ASC Topic 606.

A description of the Company's revenue streams accounted for under ASC Topic 606 follows:

Service charges on deposit accounts - The Company earns fees on its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as ATM usage fees, stop payment charges, statement rendering, and ACH fees are recognized at the time the transaction is executed and the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Account maintenance fees are recognized in the same month the Company earns and satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.

Debit and credit card interchange income - The Company earns interchange fees from debit and credit cardholder transactions conducted through the Mastercard payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder.

Brokerage income - The Company earns fees from investment brokerage services provided to its customers by a third-party service provider. The Company receives commissions from the third-party service provider on a bi-monthly basis based upon customer activity for the month. The fees are recognized monthly when the Company satisfies the performance obligation. Because the Company (1) acts as an agent in arranging the relationship between the customer and third-party service provider and (2) does not control the services rendered to the customer, investment brokerage fees are presented net of related servicing and administration costs.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2021, 2020 and 2019

(26)	Subsequent Events

ASC Topic 855, Subsequent Events, as amended by ASU No. 2010-90, establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company evaluated all events or transactions that occurred after December 31, 2021, through the date of the issued financial statements. During this period there were no material recognizable subsequent events that required recognition in the disclosures to the Company's  December 31, 2021 financial statements.