Form 10-K, Exhibit 13
period 2023-12-31
WILSON BANK HOLDING CO
filed 2024-02-28
CIK 885275

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

The Company cautions investors that future financial and operating results may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company. The words “expect,” “intend,” “should,” “may,” “could,” “believe,” “suspect,” “anticipate,” “seek,” “plan,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical fact may also be considered forward-looking. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and also include, without limitation, (i) deterioration in the financial condition of borrowers resulting in significant increases in credit losses and provisions for these losses, (ii) deterioration in the real estate market conditions in the Company’s market areas including demand for residential real estate loans as a result of elevated rates on residential real estate mortgage loans, (iii) the impact of increased competition with other financial institutions, including pricing pressures on loans and deposits, and the resulting impact on the Company's results, including as a result of compression to net interest margin, (iv) adverse conditions in local or national economies, including the economy in the Company’s market areas, including as a result of the impact of escalating geopolitical tensions (including hostilities in the Middle East), inflationary pressures and the elevated rate environment, supply chain disruptions and labor shortages on our customers and on their businesses, (v) fluctuations or differences in interest rates on earning assets and interest bearing liabilities from those that the Company is modeling or anticipating, including as a result of the Bank's inability to maintain deposit rates or defer increases to those rates in an elevated rate environment or lower rates in a falling rate environment, (vi) the ability to grow and retain low-cost core deposits, (vii) significant downturns in the business of one or more large customers, (viii) the inability of the Company to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels, or regulatory requests or directives, (ix) changes in state or Federal regulations, policies, or legislation applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, (x) changes in capital levels and loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments, (xi) inadequate allowance for credit losses, (xii) the effectiveness of the Company’s activities in improving, resolving or liquidating lower quality assets, (xiii) results of regulatory examinations, (xiv) the vulnerability of the Company's network and online banking portals, and the systems of parties with whom the Company contracts, to unauthorized access, computer viruses, phishing schemes, social engineering, fraud, spam attacks, ransomware attacks, human error, natural disasters, power loss, and other security breaches, (xv) the possibility of additional increases to compliance costs or other operational expenses as a result of increased regulatory oversight, (xvi) loss of key personnel, and (xvii) adverse results (including costs, fines, reputational harm and/or other negative effects) from current or future litigation, examinations or other legal and/or regulatory actions. These risks and uncertainties may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. The Company’s future operating results depend on a number of factors which were derived utilizing numerous assumptions that could cause actual results to differ materially from those projected in forward-looking statements

General

The Company is a registered bank holding company that owns 100% of the common stock of Wilson Bank and Trust (“Wilson Bank” or “the Bank”), a Tennessee state-chartered bank headquartered in Lebanon, Tennessee. The Company was formed in 1992. Wilson Bank commenced operations in 1987.

Wilson Bank is a community bank headquartered in Lebanon, Tennessee, principally serving Wilson County, DeKalb County, Smith County, Trousdale County, Rutherford County, Davidson County, Putnam County, Sumner County, Hamilton County, and Williamson County, Tennessee as its primary market areas. The markets served by the Bank are largely within the Nashville-Davidson-Murfreesboro-Franklin, Tennessee metropolitan statistical area. At December 31, 2023, Wilson Bank had thirty-one locations in Wilson, Davidson, DeKalb, Smith, Sumner, Rutherford, Putnam, Trousdale, Hamilton, and Williamson Counties, though Wilson Bank closed one of its locations in Wilson County in January 2024. Management believes that these counties offer an environment for continued growth, and the Company’s target market is local consumers, professionals and small businesses. Wilson Bank offers a wide range of banking services,

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

including checking, savings and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. The Company also offers an investment center which offers a full line of investment services to its customers.

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The non-GAAP measures in this Annual Report include “pre-tax pre-provision income,” “pre-tax pre-provision basic earnings per share,” “pre-tax pre-provision annualized return on average shareholders' equity,” and “pre-tax pre-provision annualized return on average assets.” A reconciliation of these measures to the comparable GAAP measures is included below.

Selected Financial Information

The executive management and Board of Directors of the Company evaluate key performance indicators (KPIs) on a continuing basis. These KPIs serve as benchmarks of Company performance and are used in making strategic decisions and, in some cases, are utilized for purposes of setting performance targets for our executive officers' incentive-based cash compensation. The following table represents the KPIs that management has determined to be important in making decisions for the Bank, in each case as of and for the year ended December 31, 2023, 2022 and 2021:

	2023	2022	2021
PER SHARE DATA:
Basic earnings per common share (GAAP)	$4.21	$4.66	$4.44
Pre-tax pre-provision basic earnings per share (1)	$5.70	$6.66	$5.89
Diluted earnings per common share (GAAP)	$4.20	$4.65	$4.43
Cash dividends per common share	$1.50	$1.85	$1.35
Dividends declared per common share as a percentage of basic earnings per common share	35.63%	39.70%	30.41%

(1)
Excludes income tax expense, and for 2023 and 2022 provision for credit losses-loans, provision for credit losses-available for sale securities, and provision for credit losses on off-balance sheet exposures. For 2021 excludes income tax expense, provision for loan losses, and provision for off-balance sheet exposures.

	2023	2022	2021
PERFORMANCE RATIOS:
Return on average shareholders' equity (GAAP) (1)	12.47%	14.36%	12.45%
Pre-tax pre-provision return on average shareholders' equity (2)	16.86%	20.51%	16.52%
Return on average assets (GAAP) (3)	1.08%	1.29%	1.35%
Pre-tax pre-provision return on average assets (2)	1.47%	1.84%	1.79%
Efficiency ratio (GAAP) (4)	60.38%	55.11%	56.60%

(1)
Return on average shareholders' equity is the result of net income divided by average shareholders' equity.
(2)
Excludes income tax expense, and for 2023 and 2022 provision for credit losses-loans, provision for credit losses-available for sale securities, and provision for credit losses on off-balance sheet exposures. For 2021 excludes income tax expense, provision for loan losses, and provision for off-balance sheet exposures.
(3)
Return on average assets is the result of net income divided by average assets.
(4)
Efficiency ratio is the ratio of noninterest expense to the sum of net interest income and non-interest income.

	December 31, 2023	December 31, 2022
BALANCE SHEET RATIOS:
Total capital to assets ratio	8.86%	8.41%
Equity to asset ratio (Average equity divided by average total assets)	8.69%	8.99%
Tier 1 capital to average assets	10.60%	11.18%
Non-performing asset ratio	0.03%	0.02%
Book value per common share	$36.74	$31.42

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Reconciliation of Non-GAAP Financial Measures

	December 31, 2023	December 31, 2022	December 31, 2021
Pre-tax pre-provision income:
Net income attributable to common shareholders (GAAP)	$48,938	$53,042	$49,426
Add: provision for credit losses - loans	6,300	8,656	1,143
Add: provision expense (benefit) for credit losses on off-balance sheet exposures	(2,989)	(1,014)	262
Add: Provision for credit losses - available-for-sale securities	—	—	—
Add: income tax expense	13,939	15,056	14,732
Pre-tax pre-provision income	$66,188	$75,740	$65,563

Pre-tax pre-provision basic earnings per share:
Pre-tax pre-provision income	$66,188	$75,740	$65,563
Weighted average shares	11,611,690	11,377,617	11,131,897

Basic earnings per common share (GAAP)	$4.21	$4.66	$4.44
Provision for credit losses - loans	$0.54	$0.76	$0.10
Provision expense (benefit) for credit losses on off-balance sheet exposures	$(0.26)	$(0.09)	$0.02
Provision for credit losses - available-for-sale securities	$—	$—	$—
Income tax expense	$1.21	$1.33	$1.33
Pre-tax pre-provision basic earnings per common share	$5.70	$6.66	$5.89

Pre-tax pre-provision return on average assets:
Pre-tax pre-provision income	$66,188	$75,740	$65,563
Average assets	4,517,697	4,107,738	3,653,528

Return on average assets (GAAP)	1.08%	1.29%	1.35%
Provision for credit losses - loans	0.14%	0.21%	0.03%
Provision expense (benefit) for credit losses on off-balance sheet exposures	(0.07)%	(0.02)%	0.01%
Provision for credit losses - available-for-sale securities	—%	—%	—%
Income tax expense	0.32%	0.36%	0.40%
Pre-tax pre-provision return on average assets	1.47%	1.84%	1.79%

Pre-tax pre-provision return on average shareholders' equity:
Pre-tax pre-provision income	$66,188	$75,740	$65,563
Average total shareholders' equity	392,466	369,314	396,879

Return on average shareholders' equity (GAAP)	12.47%	14.36%	12.45%
Provision for credit losses - loans	1.61%	2.34%	0.29%
Provision expense (benefit) for credit losses on off-balance sheet exposures	(0.76)%	(0.27)%	0.07%
Provision for credit losses - available-for-sale securities	—%	—%	—%
Income tax expense	3.54%	4.08%	3.71%
Pre-tax pre-provision return on average shareholders' equity	16.86%	20.51%	16.52%

Results of Operations

Net earnings for the year ended December 31, 2023 were $48,938,000, a decrease of $4,104,000, or 7.74%, compared to net earnings of $53,042,000 for the year ended December 31, 2022. Our 2022 net earnings were 7.32%, or $3,616,000, higher than our net earnings of $49,426,000 for 2021. Basic earnings per share were $4.21 in 2023, compared with $4.66 in 2022 and $4.44 in 2021. Diluted earnings per share were $4.20 in 2023, compared to $4.65 in 2022 and $4.43 in 2021. The decrease in net earnings and diluted and basic earnings per share during the year ended December 31, 2023 as compared to the year ended December 31, 2022 was primarily due to a decrease in net

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

interest income before provision for credit losses and an increase in non-interest expense, partially offset by an increase in non-interest income and a decrease in provision for credit losses - loans. The decrease in net interest income was due to an increase in cost of funds between the relevant periods, partially offset by an increase in average interest earning asset balances and an increase in the yield earned on interest earning assets. Net interest margin for the year ended December 31, 2023 was 3.30%, compared to 3.70% and 3.44% for the years ended December 31, 2022 and December 31, 2021, respectively. Net interest spread for the year ended December 31, 2023 was 2.97%, compared to 3.62% and 3.36% for the years ended December 31, 2022 and December 31, 2021, respectively. The increase in non-interest expense largely resulted from the Company's continued growth as well as rising costs of employees' salaries and benefits as a result of competition we are experiencing for human capital in our market areas. See below for further discussion regarding variances related to net interest income, provision for credit losses, non-interest income, non-interest expense and income taxes.

The decrease in Return on Average Assets (ROA) for the year ended December 31, 2023 when compared to December 31, 2022 as set forth in the table above was primarily attributable to an increase in average assets, interest expense, salaries and employee benefits, and FDIC insurance and data processing costs; partially offset by a decrease in the loss on sale of securities, an increase in service charges on deposit accounts, an increase in interest income and a decrease in the provision for credit losses.

The decrease in ROA for the year ended December 31, 2022 when compared to December 31, 2021 as set forth in the table above was primarily attributable to an increase in average assets, an increase in provision expense, a decrease in fees and gains on sales of mortgage loans, a loss on sale of securities, and an increase in employee salaries and benefits, partially offset by an increase in net interest income.

The increase in the total capital to assets ratio for the year ended December 31, 2023 when compared to December 31, 2022 as set forth in the table above was primarily attributable to a decrease in the unrealized loss of our available-for-sale securities as a result of an improvement in underlying market conditions. The equity to asset ratio declined as a result of a higher average of unrealized losses on our available-for-sale securities.

Net Interest Income

The schedule which follows indicates the average balances for each major balance sheet item, an analysis of net interest income and net interest expense and the change in interest income and interest expense attributable to changes in volume and changes in rates.

The difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities is net interest income, which is the Company's gross margin. An analysis of net interest income is more meaningful when income from tax-exempt earning assets is adjusted to a tax equivalent basis. Accordingly, the following schedule includes a tax equivalent adjustment of tax-exempt earning assets, assuming a weighted average Federal income tax rate of 21% for 2023, 2022 and 2021.

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

Non-accrual loans have been included in the loan category.

	Dollars In Thousands
	2023			2022			2023/2022 Change
	Average	Rates/	Income/	Average	Rates/	Income/	Due to	Due to		Percent
	Balance	Yields	Expense	Balance	Yields	Expense	Volume	Rate	Total	Change
Loans, net of unearned interest (1) (2)	$3,398,070	5.93%	198,739	$2,796,301	5.05%	138,161	$33,519	27,059	60,578
Investment securities—taxable	731,172	2.41	17,597	814,716	1.95	15,902	(1,747)	3,442	1,695
Investment securities—tax exempt	66,600	2.36	1,574	72,724	1.91	1,392	(124)	306	182
Taxable equivalent adjustment (3)	—	0.63	418	—	0.51	370	(33)	81	48
Total tax-exempt investment securities	66,600	2.99	1,992	72,724	2.42	1,762	(157)	387	230
Total investment securities	797,772	2.46	19,589	887,440	1.99	17,664	(1,904)	3,829	1,925
Loans held for sale	4,637	5.26	244	7,131	3.70	264	(110)	90	(20)
Federal funds sold	8,157	5.16	421	15,486	0.72	111	(76)	386	310
Interest bearing deposits	92,655	3.99	3,697	204,548	0.74	1,522	(1,238)	3,413	2,175
Restricted equity securities	3,551	8.76	311	4,768	3.94	188	(58)	181	123
Total earning assets	4,304,842	5.24	223,001	3,915,674	4.11	157,910	30,133	34,958	65,091	41.22%
Cash and due from banks	25,066			24,087
Allowance for credit losses - loans	(42,214)			(36,444)
Bank premises and equipment	62,013			61,807
Other assets	167,990			142,614
Total assets	$4,517,697			$4,107,738

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	Dollars In Thousands
	2023			2022			2023/2022 Change
	Average	Rates/	Income/	Average	Rates/	Income/	Due to	Due to		Percent
	Balance	Yields	Expense	Balance	Yields	Expense	Volume	Rate	Total	Change
Deposits:
Negotiable order of withdrawal accounts	$976,154	0.60%	5,847	$1,083,028	0.24%	2,546	$(274)	3,575	3,301
Money market demand accounts	1,123,482	2.03	22,769	1,250,916	0.47	5,905	(661)	17,524	16,863
Time deposits	1,264,602	3.98	50,341	601,100	1.08	6,486	12,762	31,094	43,856
Other savings deposits	322,458	1.43	4,625	332,918	0.34	1,116	(36)	3,545	3,509
Total interest-bearing deposits	3,686,696	2.27	83,582	3,267,962	0.49	16,053	11,791	55,738	67,529
Federal Home Loan Bank advances	63	3.05	2	—	—	—	2	—	2
Fed funds purchased	541	4.48	24	256	5.47	14	13	(3)	10
Finance leases	2,266	3.14	71	1,928	3.43	66	11	(6)	5
Total interest-bearing liabilities	3,689,566	2.27	83,679	3,270,146	0.49	16,133	11,817	55,729	67,546	418.68%
Demand deposits	399,683			434,443
Other liabilities	35,982			33,835
Shareholders’ equity	392,466			369,314
Total liabilities and shareholders’ equity	$4,517,697			$4,107,738
Net interest income			$139,322			$141,777	$18,316	$(20,771)	$(2,455)	(1.73%)
Net interest margin (4)		3.30%			3.70%
Net interest spread (5)		2.97%			3.62%

(1)
Yields on loans and total earning assets include the impact of State income tax credits related to incentive loans at below market rates and tax exempt loans to municipalities of $2.7 million and $3.0 million for the years ended December 31, 2023 and 2022, respectively.
(2)
Loan fees of $12.0 million are included in interest income in 2023. Loan fees of $12.9 million are included in interest income in 2022, inclusive of $139,000 in SBA fees related to PPP loans.
(3)
The tax equivalent adjustments have been computed using a 21% Federal tax rate.
(4)
Net interest income on a tax equivalent basis divided by average interest-earning assets.
(5)
Average interest rate on interest-earning assets less average interest rate on interest-bearing liabilities.

	Dollars In Thousands
	2022			2021			2022/2021 Change
	Average	Rates/	Income/	Average	Rates/	Income/	Due to	Due to		Percent
	Balance	Yields	Expense	Balance	Yields	Expense	Volume	Rate	Total	Change
Loans, net of unearned interest (1) (2)	$2,796,301	5.05%	138,161	$2,382,262	5.07%	118,676	$20,079	(594)	19,485
Investment securities—taxable	814,716	1.95	15,902	645,513	1.38	8,922	2,714	4,266	6,980
Investment securities—tax exempt	72,724	1.91	1,392	79,096	1.55	1,229	(105)	268	163
Taxable equivalent adjustment (3)	—	0.51	370	—	0.41	327	(27)	70	43
Total tax-exempt investment securities	72,724	2.42	1,762	79,096	1.97	1,556	(132)	338	206
Total investment securities	887,440	1.99	17,664	724,609	1.45	10,478	2,582	4,604	7,186
Loans held for sale	7,131	3.70	264	16,478	2.66	438	(306)	132	(174)
Federal funds sold	15,486	0.72	111	31,083	0.04	13	(10)	108	98
Interest bearing deposits	204,548	0.74	1,522	349,254	0.13	445	(256)	1,333	1,077
Restricted equity securities	4,768	3.94	188	5,089	2.32	118	(7)	77	70
Total earning assets	3,915,674	4.11	157,910	3,508,775	3.77	130,168	22,082	5,660	27,742	21.31%
Cash and due from banks	24,087			30,971
Allowance for credit losses - loans	(36,444)			(39,194)
Bank premises and equipment	61,807			59,772
Other assets	142,614			93,204
Total assets	$4,107,738			$3,653,528

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

	Dollars In Thousands
	2022			2021			2022/2021 Change
	Average	Rates/	Income/	Average	Rates/	Income/	Due to	Due to		Percent
	Balance	Yields	Expense	Balance	Yields	Expense	Volume	Rate	Total	Change
Deposits:
Negotiable order of withdrawal accounts	$1,083,028	0.24%	2,546	$912,577	0.20%	1,866	$378	302	680
Money market demand accounts	1,250,916	0.47	5,905	1,079,002	0.14	1,547	283	4,075	4,358
Time deposits	601,100	1.08	6,486	605,162	1.26	7,610	(51)	(1,073)	(1,124)
Other savings deposits	332,918	0.34	1,116	253,265	0.19	480	185	451	636
Total interest-bearing deposits	3,267,962	0.49	16,053	2,850,006	0.40	11,503	795	3,755	4,550
Federal Home Loan Bank advances	—	—	—	858	15.50	133	(133)	—	(133)
Fed funds purchased	256	5.47	14	—	—	—	14	—	14
Finance leases	1,928	3.43	66	—	—	—	66	—	66
Total interest-bearing liabilities	3,270,146	0.49	16,133	2,850,864	0.41	11,636	742	3,755	4,497	38.65%
Demand deposits	434,443			385,264
Other liabilities	33,835			20,521
Shareholders’ equity	369,314			396,879
Total liabilities and shareholders’ equity	$4,107,738			$3,653,528
Net interest income			$141,777			$118,532	$21,340	$1,905	$23,245	19.61%
Net interest margin (4)		3.70%			3.44%
Net interest spread (5)		3.62%			3.36%

(1)
Yields on loans and total earning assets include the impact of State income tax credits related to incentive loans at below market rates and tax exempt loans to municipalities of $3.0 million and $2.1 million for the years ended December 31, 2022 and 2021, respectively.
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
(5)
Average interest rate on interest-earning assets less average interest rate on interest-bearing liabilities.

The components of our loan yield, a key driver to our net interest margin for the years ended December 31, 2023, 2022, and 2021 were as follows:

	December 31, 2023		December 31, 2022		December 31, 2021
	Interest Income	Average Yield	Interest Income	Average Yield	Interest Income	Average Yield
Loan yield components:
Contractual interest rates	186,754	5.50%	125,281	4.48%	102,592	4.31%
Origination and other fee income	11,985	0.35%	12,741	0.46%	12,476	0.52%
PPP loan fee income	—	—%	139	—%	3,608	0.15%
Loan tax credits and tax-exempt loan interest	2,677	0.08%	2,953	0.11%	2,112	0.09%
Total	$201,416	5.93%	$141,114	5.05%	$120,788	5.07%

Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company’s earnings. Total interest income in 2023 was $222,583,000, up 41.29% when compared with $157,540,000 in 2022, which was up 21.33% when compared to $129,841,000 in 2021, in each case excluding tax exempt adjustments relating to tax exempt securities and loans. The increase in total interest income in 2023 when compared to 2022 was primarily attributable to an increase in interest earned on loans, an increase in interest and dividends earned on securities, and an increase in interest earned on interest bearing deposits. The increase in interest earned on loans resulted from an overall increase in average loan balances and an increase in the average yield earned on loans, which was primarily due to the elevated short term interest rate environment in 2023, as new loans were put on at higher contractual interest rates and a portion of the Bank's variable loan portfolio repriced to current market rates. Approximately eighty two percent of the loans in our loan portfolio are variable rate loans, primarily indexed to the Federal Reserve prime rate. Fees earned on loans totaled $11,985,000, $12,880,000 and $16,084,000 for the years ended 2023, 2022, and 2021, respectively. The decrease in fees earned on loans for the year ended 2023 when compared to the year ended 2022 was attributable to a decrease in the absolute number of loan originations. The total amount of state income tax credits and tax-exempt loan interest included in our loan yields were $2,677,000, $2,953,000 and $2,112,000 for the years ended 2023, 2022 and 2021, respectively. The increase in interest and dividends earned on securities in 2023 when compared to 2022 resulted from higher yields earned on the securities purchased throughout 2022 as management invested liquid funds into the securities portfolio. The increase in interest earned on interest bearing deposits over the same period resulted from an increase in the yield earned due to the increased rate

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

environment offset in part by declining average balances. The direction and speed with which short-term interest rates move has an impact on our net interest income. The Bank anticipates that its net interest margin is likely to continue to contract during 2024 because of the competitive pressures in its markets, which put pressure on the Bank's deposit and loan pricing which may contribute to a compression of its margin.

The ratio of average earning assets to total average assets was 95.3%, 95.3% and 96.0% for each of the years ended December 31, 2023, 2022 and 2021, respectively. Average earning assets increased $389,168,000 from $3,915,674,000 at December 31, 2022 to $4,304,842,000 at December 31, 2023. For the year ended December 31, 2021, average earning assets were $3,508,775,000. The average rate earned on earning assets for 2023 was 5.24%, compared with 4.11% in 2022 and 3.77% in 2021. The increase in average earning assets was largely due to an increase in the average balance of loans due to loan growth. This was partially offset by a decrease in the average balance of interest bearing deposits and a decrease in the average balance of securities. The increase in the average rate earned on earning assets resulted from the higher interest rate environment and the repricing of a portion of the bank's variable rate loan portfolio as mentioned previously.

Total interest expense for 2023 was $83,679,000, an increase of $67,546,000, or 418.68%, compared to total interest expense of $16,133,000 in 2022. For 2021, total interest expense totaled $11,636,000. Average interest-bearing deposits increased to $3,686,696,000 for 2023 compared to $3,267,962,000 for 2022. The average rate paid on interest-bearing deposits was 2.27% for 2023 compared to 0.49% for 2022. The increase in total interest expense in 2023 resulted from an increase in the volume and rate paid on average interest bearing deposits. Competitive pressures in the rising and subsequent elevated short-term interest rate environment required the Bank to raise, and then subsequently maintain, rates paid on deposits as well as the Bank's customers shifting deposits from lower rate earning or non-interest bearing accounts to higher rate earning accounts, and the Bank utilizing increased levels of brokered deposits. The Company was able to maintain its deposit rates at or below 2021 levels during the first two quarters of 2022 despite the rising rate environment. However, during the second half of 2022 the Company raised its time deposit rates to maintain liquidity levels and offer competitive rates in our markets. This continued throughout 2023 resulting in the increase in interest expense. the increase in brokered deposits, which typically carry higher rates than core deposits, that we experienced in 2023 also contributed to the increase in interest expense. Should our liquidity decrease, including as a result of loan growth that outpaces deposit growth, the rates we pay on our deposits may increase and we may have to further increase our use of brokered deposits. In addition, if interest rates remain elevated when those time deposits that were priced during the lower interest rate environment mature in 2024, our interest expense will likely increase if such deposits are renewed and repriced at current market rates.

Net interest income for 2023 totaled $138,904,000 as compared to $141,407,000 and $118,205,000 in 2022 and 2021, respectively. The net interest spread, defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds (calculated on a fully taxable equivalent basis), decreased to 2.97% in 2023 from 3.62% in 2022. The net interest spread was 3.36% in 2021. Net interest margin decreased to 3.30% in 2023 from 3.70% in 2022. The net interest margin was 3.44% in 2021. The decrease in net interest margin in 2023 was due to the increase in rates paid on our interest bearing liabilities outpacing the increase in the yield earned on all earning assets for the reasons discussed above. Changes in interest rates paid on products such as interest checking, savings, and money market accounts will generally increase or decrease in a manner that is consistent with changes in the short-term environment, but are also impacted by competitive market conditions.

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

The provision for credit losses-loans in 2023 and 2022 was $6,300,000 and $8,656,000 calculated under the CECL methodology. The provision for loan losses in 2021 was $1,143,000 under the incurred loss methodology. The benefit for the allowance for credit losses on off-balance sheet exposures in 2023 and 2022 were $2,989,000 and $1,014,000 calculated under the CECL methodology. In 2021, there was a provision of $262,000 under the incurred loss methodology.

The decrease in the provision for credit losses-loans for the year ended December 31, 2023 was primarily attributable to a decrease in the volume of loans originated during the period, partially offset by the macroeconomic forecast in our CECL model reflecting the potential for a recession. The increase in the provision for credit losses-loans for the year ended December 31, 2022 was primarily attributable to an increase in the volume of loans originated during the period. The provision for loan losses recorded during 2021 was primarily the result of loan growth.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

As discussed below under Financial Condition-Loans, loan growth tapered for the twelve months ended December 31, 2023 compared to the same period in 2022. Gross loan growth totaled $440,839,000, $671,824,000 and $165,338,000 for the years ended 2023, 2022 and 2021, respectively.

The increase in the benefit for credit losses on off-balance sheet credit exposures was the result of a decrease in our off-balance sheet commitments and an increase in our unconditionally cancellable commitments as a percentage of our off-balance sheet commitments, which are excluded from the calculation of the allowance of credit losses on off-balance sheet credit exposures under ASC 326.

The following detail provides a breakdown of the provision for credit loss-loans expense and net (charge-offs) recoveries at and for the twelve months ended December 31, 2023, 2022 and 2021:

	In Thousands, Except Percentages
	Provision for Credit Loss - Loans Expense (Benefit)	Net (Charge-Offs) Recoveries	Average Loans	Ratio of Net (Charge-offs) Recoveries to Average Loans

December 31, 2023
Residential 1-4 family real estate	$1,435	$20	909,742	—
Commercial and multi-family real estate	2,123	—	1,192,260	—
Construction, land development and farmland	702	20	893,031	—
Commercial, industrial and agricultural	125	(29)	126,499	(0.02)
1-4 family equity lines of credit	639	—	177,398	—
Consumer and other	1,276	(1,276)	99,141	(1.29)
Total	$6,300	$(1,265)	$3,398,070	(0.04)%
December 31, 2022
Residential 1-4 family real estate	$1,353	$108	$762,580	0.01%
Commercial and multi-family real estate	1,886	—	974,101	—
Construction, land development and farmland	3,795	19	736,728	—
Commercial, industrial and agricultural	(117)	6	119,855	0.01
1-4 family equity lines of credit	396	—	120,104	—
Consumer and other	1,343	(1,044)	82,933	(1.26)
Total	$8,656	$(911)	$2,796,301	(0.03)%
December 31, 2021
Residential 1-4 family real estate	$971	$68	$609,075	0.01%
Commercial and multi-family real estate	(1,497)	—	917,106	—
Construction, land development and farmland	1,296	371	551,183	0.07
Commercial, industrial and agricultural	(35)	(27)	144,209	(0.02)
1-4 family equity lines of credit	101	—	84,460	—
Consumer and other	307	(462)	76,229	(0.61)
Total	$1,143	$(50)	$2,382,262	—%

Following our adoption of CECL, the provision for credit losses - loans charged to operating expense requires us to estimate all expected credit losses over the remaining life of our loan portfolio. Other factors which, in management’s judgment, deserve current recognition in estimating expected credit losses - loans include growth and composition of the loan portfolio, review of specific problem loans, the relationship of the allowance for credit losses - loans to outstanding loans, adverse situations that may affect our borrowers' ability to repay, the estimated value of any underlying collateral and current economic conditions that may affect our borrowers' ability to pay.

Credit loss expense related to off-balance sheet exposures was previously reported as a component of other non-interest expense for the fiscal year ended December 31, 2021. Such amounts have been reclassified to credit loss expense to make prior periods comparable to the current presentation. See the section captioned "Allowance for Credit Losses" elsewhere in this discussion for further analysis of credit loss expense related to loans and off-balance sheet credit exposures.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

There was no provision for credit losses on available-for-sale securities for the twelve months ended December 31, 2023 or 2022, respectively.

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

The following is a summary of our non-interest income for the years ended December 31, 2023, 2022 and 2021 (in thousands):

	Twelve Months Ended December 31,				Twelve Months Ended December 31,
	2023	2022	$ Increase (Decrease)	% Increase (Decrease)	2022	2021	$ Increase (Decrease)	% Increase (Decrease)
Service charges on deposits	$7,890	$7,382	$508	6.88%	$7,382	$6,137	$1,245	20.29%
Brokerage income	7,184	6,929	255	3.68	6,929	6,368	561	8.81
Debit and credit card interchange income, net	8,490	8,416	74	0.88	8,416	7,783	633	8.13
Other fees and commissions	1,408	1,653	(245)	(14.82)	1,653	1,446	207	14.32
BOLI and annuity earnings	1,667	1,346	321	23.85	1,346	1,109	237	21.37
Gain (loss) on sale of securities, net	(1,009)	(1,620)	611	37.72	(1,620)	28	(1,648)	(5,885.71)
Fees and gains on sales of mortgage loans	2,635	2,973	(338)	(11.37)	2,973	9,997	(7,024)	(70.26)
Mortgage servicing income (loss), net	9	(28)	37	132.14	(28)	—	(28)	(100.00)
Loss on sale of other real estate, net	—	—	—	—	—	(15)	15	100.00
Gain (loss) on the sale of fixed assets, net	(55)	291	(346)	(118.90)	291	(43)	334	776.74
Gain (loss) on sale of other assets, net	(10)	8	(18)	(225.00)	8	6	2	33.33
Other income (loss)	80	(69)	149	215.94	(69)	34	(103)	(302.94)
Total non-interest income	$28,289	$27,281	$1,008	3.69%	$27,281	$32,850	$(5,569)	(16.95%)

2023 v. 2022

The increase in non-interest income for the year ended December 31, 2023 when compared to the year ended December 31, 2022 is primarily attributable to increases in service charges on deposits, brokerage income, BOLI and annuity earnings, and a decrease in the realized loss on the sale of securities, partially offset by a decrease in fees and gains on sale of mortgage loans and a decrease in the gain on the sale of fixed assets.

The increase in service charges on deposits is primarily due to an increase in non-sufficient funds due to an increase in the number of customers and the more challenging economic environment in 2023.

The increase in brokerage income is primarily due to a strong fourth quarter of 2023, driven by multiple client acquisitions and an increase of overall market share in our market areas as well as the positive performance of financial markets during such quarter.

The increase in BOLI and annuity earnings is primarily attributable to an increase in rates in the market.

The loss on sale of securities for 2023 and 2022 was due to the Company selling securities in order to restructure the securities portfolio into higher yielding securities offsetting securities pricing in future periods. In 2023, the Company was able to take advantage of the improvement in underlying market conditions to limit the amount of realized losses.

The decrease in fees and gains on sale of mortgage loans was due to the higher interest rate environment which contributed to weakened demand for purchase money mortgage loans and refinancing transactions. The volume of mortgage loans originated for 2023 was $73,984,000 compared to $106,601,000 for 2022.

The loss on sale of fixed assets in 2023 is primarily due to the sale of a company vehicle. The gain on sale of fixed assets in 2022 was attributable to the sale of a lot which was originally purchased for a future branch location.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

2022 v. 2021

The decrease in non-interest income for the year ended December 31, 2022 when compared to the year ended December 31, 2021 was primarily attributable to a decrease in security gain (losses), net and a decrease in fees and gains on sales of mortgage loans, offset in part by an increase in service charges on deposit accounts, an increase in debit and credit card interchange income, an increase in brokerage income, and an increase in the gain on sale of fixed assets.

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

Brokerage income primarily increased due to the opening of new investment accounts as well as growth in assets under management, attributable to marketing efforts and overall population growth of the middle Tennessee markets. In addition, the increase in interest rates has increased customers' interest in opportunities to capitalize on products and services provided.

Non-Interest Expenses

Non-interest expenses consist primarily of employee costs, FDIC premiums, occupancy expenses, furniture and equipment expenses, advertising and public relations expenses, data processing expenses, directors’ fees, audit, legal and consulting fees, and other operating expenses.

The following is a summary of the Company's non-interest expense for the years ended December 31, 2023, 2022 and 2021 (in thousands):

	Twelve Months Ended December 31,				Twelve Months Ended December 31,
	2023	2022	$ Increase (Decrease)	% Increase (Decrease)	2022	2021	$ Increase (Decrease)	% Increase (Decrease)
Employee salaries and benefits	$59,501	$56,707	$2,794	4.93%	$56,707	$52,722	$3,985	7.56%
Equity-based compensation	1,528	1,864	(336)	(18.03)	1,864	1,428	436	30.53
Occupancy expenses	6,532	5,563	969	17.42	5,563	5,473	90	1.64
Furniture and equipment expenses	3,202	3,389	(187)	(5.52)	3,389	3,323	66	1.99
Data processing expenses	8,810	7,337	1,473	20.08	7,337	5,780	1,557	26.94
Advertising expenses	3,714	3,455	259	7.50	3,455	2,736	719	26.28
Accounting, legal & consulting expenses	1,789	1,409	380	26.97	1,409	1,287	122	9.48
FDIC insurance	3,120	1,527	1,593	104.35	1,527	1,130	397	35.13
Directors’ fees	713	650	63	9.69	650	686	(36)	(5.25)
Other operating expenses	12,042	11,069	973	8.79	11,069	10,927	142	1.30
Total non-interest expense	$100,951	$92,970	$7,981	8.58%	$92,970	$85,492	$7,478	8.75%

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

2023 v. 2022

The increase in non-interest expenses for the year ended December 31, 2023 when compared to the year ended December 31, 2022 was primarily attributable to an increase in salaries and employee benefits, occupancy expenses, data processing expenses, FDIC insurance, other operating expenses, and advertising expenses.

Salaries and employee benefits increased for the year ended December 31, 2023 compared to the comparable period in 2022 primarily due to an increase in the number of employees necessary to support the Company’s growth in operations and branch count.

The increase in occupancy expense is primarily due to multiple branch renovations, repairs, ongoing branch maintenance, and costs associated with the termination of a lease associated with the branch closed in January 2024.

Data processing expenses increased due to an increase in computer maintenance, consumer and business online banking, and computer hardware/license expenses. The computer maintenance expenses increased as a result of, among other items, expenses associated with additional software applications and the number of open accounts. Enhanced business digital solutions, improved digital security for consumers, and an increase in the number of customers using digital services accounted for other increases. The Company anticipates that data processing expenses will continue to increase as the Company’s operations grow, the demand for digital products and services from customers increases, and the cyber threat environment grows.

FDIC assessment expense increased due to the Company's growth in 2022 as well as an increase in the assessment rate administered by the FDIC.

The increase in other operating expenses is primarily due to an increase in employee engagement and development, ATM servicing costs, and write-offs on customer deposit accounts resulting from fraudulent transactions.

The increase in advertising expenses is primarily attributable to an increase in customer acquisition costs, marketing expenses associated with the opening of two new branches, the advertising of new products, as well as an overall increase in the cost of marketing resources.

The efficiency ratio is a common and comparable KPI used in the banking industry. The Company uses this metric to monitor how effective management is at using our internal resources. It is calculated by taking our non-interest expense divided by our net-interest income plus non-interest income. Our efficiency ratio for the years ended 2023, 2022 and 2021 was 60.38%, 55.11% and 56.60%, respectively. The increase in the efficiency ratio in 2023 when compared to 2022 was due to higher non-interest expense and lower net interest income, partially offset by an increase in non-interest income, in each case for the reasons discussed above.

The Company expects non-interest expense will continue to increase in 2024, including as a result of increased salary and benefits expense and increased occupancy costs associated with our continued growth.

2022 v. 2021

The increase in non-interest expenses for the year ended December 31, 2022 when compared to the year ended December 31, 2021 was primarily attributable to a year-over-year increase in salaries and employee benefits, equity-based compensation, data processing expenses, advertising expenses, and FDIC insurance.

The increase in salaries and employee benefits for the year ended December 31, 2022 when compared to the year ended December 31, 2021 was primarily attributable to an increase in the number of employees necessary to support the Company’s growth in operations and branch count as well as an increase in incentives and temporary salaries, offset by a decrease in commission salaries and mortgage lender compensation. The increase in equity-based compensation was due to equity awards granted to certain of our directors, senior executive officers and other officers and an increase in the weighted average grant date value of those awards.

The increase in data processing expenses was primarily attributable to an increase in computer maintenance, computer license expense, and call center expense. The computer maintenance and license expenses included movement of in-house systems to cloud servers, additional investments in digital banking solutions, and an increase in information security expenses. The increase in call center expense resulted from the call center extending their operating hours.

The increase in advertising expenses was primarily attributable to the opening of a new branch which included targeted marketing efforts to drive traffic and awareness for the new location, as well as additional targeted marketing efforts to help increase market share in our growth areas. We also saw an increase in expenses related to the return of in-person events as COVID-19 restrictions continued to loosen.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The Company was also the sole sponsor for a Habitat for Humanity home build as well as a sponsor for several other community events for the markets we serve.

The increase in FDIC insurance was primarily attributable to the Company's growth.

The increase in other operating expenses was related to meals and entertainment, supplies, and debit and credit card losses.

Income Taxes

The Company’s income tax expense was $13,939,000 for 2023, a decrease of $1,117,000 from $15,056,000 for 2022, which was up by $324,000 from the 2021 total of $14,732,000. The percentage of income tax expense to earnings before taxes was 22.1% in 2023, 22.1% in 2022 and 23.0% in 2021. The decrease in income tax expense in 2023 from 2022 was due to a decrease in earnings before income taxes. The increase in 2022 from 2021 was due to an increase in earnings before income taxes, partially offset by additional state tax credits that lowered our effective tax rate. Our effective tax rate represents our blended statutory federal and state rate of 26.135% affected by the impact of anticipated favorable permanent differences between our book and taxable income such as earnings on bank-owned life insurance, income earned on tax-exempt securities and loans, and certain federal and state tax credits.

Our income tax expense, deferred tax assets and liabilities reflect management’s best assessment of estimated future taxes to be paid. We are subject to income taxes at both the federal and state level. Significant judgments and estimates are required in determining the consolidated income tax expense.

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, we begin with historical results adjusted for changes in accounting policies and incorporate assumptions including the amount of future state and federal pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, we consider three years of cumulative operating income. Changes in current tax laws and rates could also affect recorded deferred tax assets and liabilities in the future as was the case with the passage of the Tax Cuts and Jobs Act in 2017.

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

We recognize tax liabilities in accordance with ASC Topic 740, and we adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.

Financial Condition

Balance Sheet Summary

The Company’s total assets increased in 2023 by $560,826,000 or 13.09%, to $4,846,476,000 at December 31, 2023, after increasing 7.42% in 2022 to $4,285,650,000 at December 31, 2022. Loans, net of allowance for credit losses, totaled $3,550,675,000 at December 31, 2023, a $436,879,000, or 14.03%, increase compared to December 31, 2022. In 2023, management targeted owner-occupied commercial real estate, residential real estate lending and small business lending as areas of focus. The increase in loans in 2023 resulted from the continued population growth and corporate relocations in the Bank's primary market areas, the opening of new branches, and increased marketing efforts. Although the Company continued to grow loans in 2023, the rate at which it grew loans slowed compared to 2022. The Company expects to experience slower loan growth in 2024 as elevated interest rates are expected to continue to dampen loan demand, particularly if a recessionary economic environment develops. In addition, we expect to continue to moderate the extent of our lending in 2024 to ensure adequate liquidity. At year-end 2023, securities totaled $811,081,000, a decrease of 1.43% from $822,812,000 at December 31, 2023, primarily due to a run-off of declining balance securities and the selling of securities, partially offset by the purchase of new securities and an improvement in the unrealized losses associated with our available-for-sale securities portfolio. As a result of deposit growth that outpaced loan growth, interest bearing deposits at other financial institutions increased by $135,007,000, to $213,701,000 at December 31, 2023. Deferred income taxes totaled $45,473,000 at December 31, 2023, a $5,850,000, or 11.40%, decrease

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

compared to December 31, 2022. The decrease in deferred income taxes was largely attributable to a decrease in the unrealized losses on our available-for-sale securities portfolio of $30,145,000.

Total liabilities increased by $491,873,000, or 12.53%, to $4,417,071,000 at December 31, 2023 compared to $3,925,198,000 at December 31, 2022. This increase was composed primarily of the $474,401,000 increase in total deposits to $4,367,106,000, a 12.19% increase from December 31, 2022. The increase in total deposits since December 31, 2022 was primarily attributable to growth in market share, branching and brokered deposit activities, and concerted marketing efforts to drive deposit growth which resulted in the opening of new deposit accounts. Accrued interest and other liabilities increased to $49,965,000 from $32,493,000 at respective year ends 2023 and 2022. The increase in accrued interest and other liabilities was due to an increase in interest payable on CDs as customers moved from lower earning and non-interest earning accounts to take advantage of the higher rates, an increase in interest payable on brokered CDs, and an increase in reserve for income taxes, partially offset by a decrease in reserve for off-balance sheet commitments, a decrease in escrow payable, and a decrease in operating lease liability in connection with the branch closure in January 2024.

Shareholders’ equity increased $68,953,000, or 19.13%, in 2023, due to an increase in the fair value of available-for-sale securities net of taxes, net earnings, the issuance of common stock pursuant to the Company’s Dividend Reinvestment Plan and the exercise of stock options. This increase in equity was partially offset by dividends paid on the Company’s common stock. A more detailed discussion of assets, liabilities and capital follows.

Loans

The following schedule details the loans and percentage of loans in each category of the Company at December 31, 2023 and 2022 (dollars in thousands):

	December 31, 2023		December 31, 2022
	AMOUNT	%	AMOUNT	%
Residential 1-4 family real estate	$959,218	26.6%	$854,970	27.0%
Commercial and multi-family real estate	1,313,284	36.4	1,064,297	33.6
Construction, land development and farmland	901,336	25.0	879,528	27.8
Commercial, industrial and agricultural	127,659	3.5	124,603	3.9
1-4 family equity lines of credit	202,731	5.6	151,032	4.8
Consumer and other	104,373	2.9	93,332	2.9
Total loans before net deferred loan fees	3,608,601	100.0%	3,167,762	100.0%
Net deferred loan fees	(13,078)		(14,153)
Total loans	3,595,523		3,153,609
Less: Allowance for credit losses	(44,848)		(39,813)
Net loans	$3,550,675		$3,113,796

Loans are the largest component of the Company’s assets and are its primary source of income. The Company’s loan portfolio, net of allowance for credit losses, increased 14.03% at year-end 2023 when compared to year-end 2022. Overall, the Bank's loan demand and related new loan production has continued to be steady, though loan demand slightly slowed in 2023. The net loan growth of 14.03% from December 31, 2022 reflects the continued emphasis of management on growing the loan portfolio. The table above sets forth the loan categories and the percentage of such loans in the portfolio as of December 31, 2023 and 2022.

As represented in the above table, Wilson Bank experienced loan growth for the year ended December 31, 2023 in all loan categories. Contributing to the Company's loan growth in 2023 were the continued population growth and corporate relocations in the Bank's primary market areas, the opening of new branches, and increased marketing efforts. Residential 1-4 family real estate loans increased 12.2% in 2023 and comprised 26.6% of the total loan portfolio at December 31, 2023, compared to 27.0% at December 31, 2022. The increase in residential 1-4 family real estate loans is attributable to the Bank successfully growing its residential portfolio through enhanced marketing efforts directed at homebuilders in the Company's market areas, and the increase the Company is seeing in the investor sector of 1-4 family. Commercial and multi-family real estate loans increased 23.4% in 2023 and comprised 36.4% of the total loan portfolio at December 31, 2023, compared to 33.6% at December 31, 2022. Construction, land development and farmland loans increased 2.5% in 2023 and comprised 25.0% of the total loan portfolio at December 31, 2023, compared to 27.8% at December 31, 2022. One-to-four family equity lines of credit loans increased 34.2% in 2023 and comprised 5.6% of the total loan portfolio at December 31, 2023, compared to 4.8% at December 31, 2022. The increase in commercial and multi-family real estate, construction, land development and farmland loans, and 1-4 family equity lines of credit is primarily attributable to continued economic growth and expansion in the Bank's primary market areas. Wilson Bank continues to seek to diversify its real estate portfolio over the long term as it seeks to lessen concentrations in

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

any one type of loan. As noted above, the Company expects loan growth to further slow in 2024 as a result of the elevated interest rate environment and the potential challenging economic conditions, as well as the Company's continued moderation of its lending as it seeks to preserve adequate liquidity.

Because construction loans remain a meaningful portion of our portfolio, the Bank has implemented an additional layer of monitoring as it seeks to avoid advancing funds that exceed the present value of the collateral securing the loan. The responsibility for monitoring percentage of completion and distribution of funds tied to these completion percentages is now monitored and administered by a Credit Administration Department independent of the lending function. The Bank continues to seek to diversify its real estate portfolio as it seeks to lessen concentrations in any one type of loan.

Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2023, the Company had no highly leveraged transactions, and there were no foreign loans outstanding during any of the reporting periods. As of December 31, 2023, the Company had not underwritten any loans in connection with capital leases.

The following table classifies the Company's fixed and variable rate loans at December 31, 2023 according to contractual maturities of: (1) one year or less, (2) after one year through five years, (3) after five years through fifteen years, and (4) after fifteen years (dollars in thousands):

	December 31, 2023
	One Year or Less	After One Year Through Five Years	After Five Years Through Fifteen Years	After Fifteen Years	Total
Residential 1-4 family real estate	$55,621	$15,689	$118,908	$769,000	$959,218
Commercial and multi-family real estate	34,976	79,687	252,214	946,407	1,313,284
Construction, land development and farmland	278,891	217,707	116,411	288,327	901,336
Commercial, industrial and agricultural	17,940	40,231	40,506	28,982	127,659
1-4 family equity lines of credit	17,108	26,592	156,232	2,799	202,731
Consumer and other	26,783	47,993	9,492	20,105	104,373
Total	$431,319	$427,899	$693,763	$2,055,620	$3,608,601
Loans with fixed interest rates:
Residential 1-4 family real estate	$48,758	$2,969	$18,423	$108,665	$178,815
Commercial and multi-family real estate	23,016	16,521	17,546	5,283	62,366
Construction, land development and farmland	168,562	64,977	17,298	7,832	258,669
Commercial, industrial and agricultural	13,356	28,990	8,724	11	51,081
1-4 family equity lines of credit	6,566	999	25	—	7,590
Consumer and other	15,017	44,090	6,732	6,323	72,162
Total	$275,275	$158,546	$68,748	$128,114	$630,683
Loans with variable interest rates:
Residential 1-4 family real estate	$6,863	$12,720	$100,485	$660,335	$780,403
Commercial and multi-family real estate	11,960	63,166	234,668	941,124	1,250,918
Construction, land development and farmland	110,329	152,730	99,113	280,495	642,667
Commercial, industrial and agricultural	4,584	11,241	31,782	28,971	76,578
1-4 family equity lines of credit	10,542	25,593	156,207	2,799	195,141
Consumer and other	11,766	3,903	2,760	13,782	32,211
Total	$156,044	$269,353	$625,015	$1,927,506	$2,977,918

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table details selected information as to non-accrual loans of the Company at December 31, 2023, 2022 and 2021:

	In Thousands, Except Percentages
	December 31, 2023			December 31, 2022			December 31, 2021
		Non-Accrual Loans			Non-Accrual Loans			Non-Accrual Loans
	Total Loans	Amount	Percent of Loans in Category	Total Loans	Amount	Percent of Loans in Category	Total Loans	Amount	Percent of Loans in Category

Residential 1-4 family real estate	$959,218	$—	—%	$854,970	$—	—%	$689,579	$—	—%
Commercial and multi-family real estate	1,313,284	—	—	1,064,297	—	—	908,673	—	—
Construction, land development and farmland	901,336	—	—	879,528	—	—	612,659	—	—
Commercial, industrial and agricultural	127,659	—	—	124,603	—	—	118,155	—	—
1-4 family equity lines of credit	202,731	—	—	151,032	—	—	92,229	—	—
Consumer and other	104,373	—	—	93,332	—	—	74,643	—	—
Total	$3,608,601	$—		$3,167,762	$—		$2,495,938	$—
Allowance for credit losses on loans		$44,848			$39,813			$39,632
Ratio of non-accrual loans to total loans outstanding			—%			—%			—%
Ratio of allowance for credit losses on loans to non-accrual loans		—%			—%			—%

The accrual of interest income is discontinued when it is determined that collection of interest is less than probable or the collection of any amount of principal is doubtful. The decision to place a loan on non-accrual status is based on an evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors that affect the borrower’s ability to pay. At the time a loan is placed on non-accrual status, the accrued but unpaid interest is also evaluated as to collectability. If collectability is doubtful, the unpaid interest is charged off. Thereafter, interest on non-accrual loans is recognized only as received. There were no non-accrual loans at December 31, 2023, 2022, or 2021.

At December 31, 2023, there were four outstanding loan modifications made to borrowers experiencing financial difficulty totaling $3,446,000, all of which were on accrual status.

At December 31, 2023, and December 31, 2022, there was no other real estate owned outstanding.

The following table sets forth for the reported periods loans that were at least 30 days but less than 60 days past due, 60 days but less than 90 days past due and nonaccrual loans and those loans past due greater than 89 days:

	(In thousands)
	30-59 Days Past Due	60-89 Days Past Due	Nonaccrual and Greater Than 89 Days Past Due	Past Due	Current	Total Loans	Loans Greater Than 89 Days Past Due and Accruing Interest
December 31, 2023
Residential 1-4 family real estate	$1,544	552	1,178	3,274	955,944	959,218	$1,178
Commercial and multi-family real estate	5,846	—	—	5,846	1,307,438	1,313,284	—
Construction, land development and farmland	2,959	1	—	2,960	898,376	901,336	—
Commercial, industrial and agricultural	52	—	7	59	127,600	127,659	7
1-4 family equity lines of credit	571	209	106	886	201,845	202,731	106
Consumer and other	350	78	118	546	103,827	104,373	118
Total	$11,322	840	1,409	13,571	3,595,030	3,608,601	$1,409
December 31, 2022
Residential 1-4 family real estate	$2,046	1,080	426	3,552	851,418	854,970	$426
Commercial and multi-family real estate	397	1,626	400	2,423	1,061,874	1,064,297	400
Construction, land development and farmland	591	—	—	591	878,937	879,528	—
Commercial, industrial and agricultural	49	62	—	111	124,492	124,603	—
1-4 family equity lines of credit	74	77	—	151	150,881	151,032	—
Consumer and other	403	184	43	630	92,702	93,332	43
Total	$3,560	3,029	869	7,458	3,160,304	3,167,762	$869

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Past due loans, which include nonaccrual loans and loans greater than 89 days past due, totaled $13,571,000 at December 31, 2023, an increase from $7,458,000 at December 31, 2022. The increase in 30-59 days past due loans during the year ended December 31, 2023 of $7,762,000 was primarily due to the additions of one large commercial real estate relationship, one large construction loan relationship, and several 1-4 family equity lines of credit. The increase in nonaccrual and greater than 89 days past due loans during the year ended December 31, 2023 of $540,000 was due primarily to the addition of one large residential 1-4 family real estate loan relationship that was greater than 89 days past due and the addition of one large 1-4 family equity line of credit loan relationship that was greater than 89 days past due. Management believes that it is probable that it will incur losses on nonaccrual and greater than 89 days past due loans but believes that these losses should not exceed the amount in the allowance for credit losses already allocated to these loans, unless there is a severe deterioration of local real estate values.

The net non-performing asset ratio (NPA) is used as a measure of the overall quality of the Company's assets. Our NPA ratio is calculated by dividing the total of our loans greater than 89 days past due and accruing interest, non-accrual loans, and other real estate owned by our total assets outstanding. Our NPA ratios for the periods ended December 31, 2023 and December 31, 2022 were 0.03% and 0.02%, respectively. The increase in our NPA ratio was impacted by increases in loans greater than 89 days past due and accruing interest as described above.

Other loans may be classified as collateral dependent when the current net worth and financial capacity of the borrower or of the collateral pledged, if any, is viewed as inadequate and it is probable that the Company will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. Such loans generally have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Company will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Company’s criteria for nonaccrual status. Collateral dependent loans are measured at the fair value of the collateral less estimated selling costs. If the fair value of the collateral dependent loan less estimated selling costs is less than the recorded investment in the loan, the Company shall recognize impairment by creating a valuation allowance with a corresponding charge to the provision for credit losses or by adjusting an existing valuation allowance for the collateral dependent loan with a corresponding charge or credit to the provision for credit losses.

At December 31, 2023, the Company had a recorded investment in collateral dependent loans totaling $4,838,000, an increase from a recorded investment in collateral dependent loans totaling $638,000 at December 31, 2022. The increase during the year ended December 31, 2023 as compared to December 31, 2022 is primarily due to the addition of two 1-4 family real estate relationships and the addition of two commercial real estate relationships. As of December 31, 2023 and December 31, 2022, no valuation allowance was recorded on collateral dependent loans. The allowance for credit losses for loans related to collateral dependent loans was measured based upon the estimated fair value of related collateral.

The internally classified loans as a percentage of the allowance for credit losses were 13.2% and 16.0%, respectively, at December 31, 2023 and 2022. At December 31, 2023, loans totaling $5,900,000 were included in the Company’s internal classified loan list compared to $6,376,000 at December 31, 2022. Of these loans, $5,493,000 are real estate secured and $407,000 are secured by various other types of collateral. Classified loan balances have remained relatively consistent due to the stable markets in which we operate; however, if short-term rates continue to remain elevated for a significant period of time and economic conditions worsen, our classified loan balances could increase. Such loans are listed as classified when information obtained about possible credit problems of the borrowers has prompted management to question the ability of the borrower to comply with the repayment terms of the loan agreement.

The allowance for credit losses is discussed under “Critical Accounting Estimates”, “Provision for Credit Losses”, and "Summary of Significant Accounting Policies." The Company maintains its allowance for credit losses at an amount believed by management to be adequate to absorb expected credit losses inherent in the loan portfolio as of December 31, 2023.

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

The Company will target owner-occupied commercial real estate, residential real estate lending and consumer lending as areas of emphasis in 2024. At December 31, 2023, the Company’s total loans equaled 82.3% of its total deposits as compared to 81.0% at December 31, 2022. The Company may sell portions of the loans it generates to other financial institutions for cash in order to improve the liquidity of the Company’s loan portfolio or extend its lending capacity.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Allowance for Credit Losses

On January 1, 2022, we adopted FASB ASU 2016-13, which introduces the current expected credit losses (CECL) methodology and requires us to estimate all expected credit losses over the remaining life of our financial instrument portfolios. The provision for credit losses represents a charge to earnings necessary to establish an allowance for credit losses that, in management’s evaluation, is adequate to provide coverage for all expected credit losses.

The allowance for credit losses for loans represents the portion of the loan's amortized cost basis that we do not expect to collect due to credit losses over the loan's life, considering past events, current conditions, and reasonable and supportable forecasts of future economic conditions considering macroeconomic forecasts. Loan losses are charged against the allowance when we believe the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for credit losses for loans is based on the loan's amortized cost basis, excluding accrued interest receivable, as we promptly charge off accrued interest receivable determined to be uncollectible. We determine the appropriateness of the allowance through quarterly discounted cash flow modeling of the loan portfolio which considers lending-related commitments and other relevant factors, including macroeconomic forecasts and historical loss rates. In future quarters, we may update information and forecasts that may cause significant changes in the estimate in those future quarters.

Our allowance for credit losses for loans at December 31, 2023 reflects an amount deemed appropriate to adequately cover all expected future losses as of the date the allowance is determined based on our allowance for credit losses for loans assessment methodology. Provision for credit losses for loans in 2023 resulted in an increase of the allowance for credit losses for loans (net of charge-offs and recoveries) to $44,848,000 at December 31, 2023 from $39,813,000 at December 31, 2022 and $39,632,000 at December 31, 2021. The allowance for credit losses for loans increased 12.65% from December 31, 2022 to December 31, 2023 as compared to the 14.01% increase in total loans over the same period. The allowance for credit losses for loans was 1.25% of total loans outstanding at December 31, 2023 compared to 1.26% at December 31, 2022. The allowance for loan losses was 1.60% at December 31, 2021. The internally classified loans as a percentage of the allowance for credit losses for loans were 13.2% and 16.0%, respectively, at December 31, 2023 and 2022.

The following schedule provides an allocation of the year-end allowance for credit losses for loans by portfolio segment for the Company as of and for the fiscal years ended December 31, 2023 and 2022:

	In Thousands, Except Percentages
	Amount of Allowance Allocated	Percent of Loans in Each Category to Total Loans	Total Loans	Ratio of Allowance Allocated to Loans in Each Category
December 31, 2023
Residential 1-4 family real estate	$8,765	26.6%	$959,218	0.91%
Commercial and multi-family real estate	17,422	36.4	1,313,284	1.33
Construction, land development and farmland	14,027	25.0	901,336	1.56
Commercial, industrial and agricultural	1,533	3.5	127,659	1.20
1-4 family equity lines of credit	1,809	5.6	202,731	0.89
Consumer and other	1,292	2.9	104,373	1.24
Total	$44,848	100.0%	3,608,601	1.24
Net deferred loan fees			(13,078)
			$3,595,523	1.25%
December 31, 2022
Residential 1-4 family real estate	$7,310	27.0%	$854,970	0.86%
Commercial and multi-family real estate	15,299	33.6	1,064,297	1.44
Construction, land development and farmland	13,305	27.8	879,528	1.51
Commercial, industrial and agricultural	1,437	3.9	124,603	1.15
1-4 family equity lines of credit	1,170	4.8	151,032	0.77
Consumer and other	1,292	2.9	93,332	1.38
Total	$39,813	100.0%	3,167,762	1.26
Net deferred loan fees			(14,153)
			$3,153,609	1.26%

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The allowance for credit losses for loans is an amount that management believes will be adequate to absorb expected losses on existing loans that may become uncollectible. The allowance for credit losses for loans as a percentage of total loans outstanding at December 31, 2023, net of deferred fees, decreased slightly from the year ended December 31, 2022. This decrease was due to the movement of loans out of the construction and land development pools, which had higher reserve rates, and into various other loan pools within the portfolio that had lower reserve rates, and a reduced provision expense due to slowing loan growth. This was offset in part by the increase in our historical modeled loss rates during the twelve months ended December 31, 2023 due to changes in our macroeconomic forecasts, which are discussed below in more detail, capturing the potential for a recession, that was not captured in our forecast at December 31, 2022.

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

In estimating expected credit losses as of December 31, 2023, we utilized the Moody’s Analytics December 2023 Next-Cycle Recession Scenario (the “December N-CR Scenario”) to forecast the macroeconomic variables used in our models. The December NC-R Scenario was based on the review of a variety of surveys of forecasts of the U.S. economy. The December NC-R Scenario projections included, among other things, (i) U.S. Gross Domestic Product (“GDP”) annualized quarterly growth rates in the range of approximately (1.07)% to 1.64% during 2024 and 0.03% to 3.15% through the end of the forecast period in the fourth quarter of 2025; (ii) a U.S. unemployment rate in the range of approximately 4.78% to 6.11% during 2024 and 4.47% to 5.21% through the end of the forecast period in the fourth quarter of 2025; and (iii) a Home Price Index annualized quarterly growth rates in the range of approximately (6.50)% to 2.76% during 2024 and (4.55)% to 0.90% through the end of the forecast period in the fourth quarter of 2025.

We adjust model results using qualitative factor ("Q-factor") adjustments. Q-Factor adjustments are based upon management judgment and current assessment as to the impact of risks related to changes in lending policies and procedures; economic and business conditions; loan portfolio attributes and credit concentrations; and external factors, among other things, that are not already captured within the modeling inputs, assumptions and other processes. Management assesses the potential impact of such items within a range of major risk to improvement and adjusts the modeled expected credit loss by an aggregate adjustment percentage based upon the assessment.

Our charge-off policy for collateral dependent loans is similar to our charge-off policy for all loans in that loans are charged-off in the month when a determination is made that the loan is uncollectible. Net charge-offs increased to $1,265,000 in 2023 from net charge-offs of $911,000 in 2022 and net charge-offs of $50,000 in 2021. The ratio of net charge-offs to average total outstanding loans was 0.04% in 2023, 0.03% in 2022 and 0.00% in 2021. Overall, the Bank experienced minimal charge-offs during 2023. It is expected that charge-offs will be modest for 2024; however, a deterioration in local economic conditions more severe than currently expected may negatively impact charge-offs in the future.

We also maintain an allowance for credit losses on off-balance sheet exposures, which decreased $2,989,000 from December 31, 2022 to $3,147,000 at December 31, 2023 as a result of a decrease in our off-balance sheet commitments and an increase in our unconditionally cancellable commitments as a percentage of our off-balance sheet commitments, which are excluded from the calculation of the allowance for credit losses on off-balance credit exposure under ASC 326.

The level of the allowance and the amount of the provision for credit losses involve evaluation of uncertainties and matters of judgment. The Company maintains an allowance for credit losses - loans which management believes is adequate to absorb losses in the loan portfolio. A formal calculation is prepared quarterly by the Company's Chief Financial Officer and provided to the Board of Directors to determine the adequacy of the allowance for credit losses. The calculation includes an evaluation of historical default and loss experience, current and forecasted economic conditions, an evaluation of qualitative factors, industry and peer bank loan quality indicators and other factors. See the discussion above under “Application of Critical Accounting Policies and Accounting Estimates” for more information. Management believes the allowance for credit losses at December 31, 2023 to be adequate, but if forecasted economic conditions do not meet management’s current expectations, the allowance for credit losses may require an increase through additional provision for credit loss expense which would negatively impact earnings.

For a detailed discussion regarding our allowance for credit losses, see "Provision for Credit Losses and Allowance for Credit Losses" elsewhere in this document.

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Securities

Securities decreased 1.43% to $811,081,000 at December 31, 2023 from $822,812,000 at December 31, 2022, and comprised the second largest and other primary component of the Company’s earning assets. Securities decreased due to the sale of securities and the run-off of our declining balance securities in 2023, partially offset by an increase in the fair market value of our securities portfolio due to a decline in interest rates that caused the fair market value of our securities portfolio to increase and by the purchase of new securities with higher yields. The average yield, including tax equivalent adjustment, of the securities portfolio at December 31, 2023 was 2.33% with a weighted average life of 8.25 years, as compared to an average yield of 2.15% and a weighted average life of 8.25 years at December 31, 2022. The weighted average lives on mortgage-backed securities reflect the repayment rate used for book value calculations.

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and recorded at amortized cost. Trading securities are recorded at fair value with changes in fair value included in earnings. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses on our available-for-sale securities excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Upon and subsequent to adoption of CECL, for available-for-sale debt securities in an unrealized loss position, we evaluate the securities at each measurement date to determine whether the decline in the fair value below the amortized cost basis is due to credit-related factors or noncredit-related factors. Any impairment that is not credit related is recognized in other comprehensive income, net of applicable taxes. Credit-related impairment is recognized through the allowance for credit losses on the balance sheet, limited to the amount by which the amortized cost basis exceeds the fair value, with a corresponding adjustment to earnings via provision for credit loss. At December 31, 2023 and December 31, 2022, we determined that available-for-sale securities that experienced a decline in fair value below the amortized cost basis were driven by changes in interest rates and not due to credit-related factors. Therefore, there was no provision for credit loss recognized during the twelve months ended December 31, 2023 with respect to our available-for-sale securities.

No securities have been classified as trading securities or held-to-maturity at December 31, 2023, December 31, 2022, or December 31, 2021.

Investment securities at December 31, 2023 and December 31, 2022 consisted of the following:

	December 31, 2023
	Securities Available-For-Sale
	(In Thousands)
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. government agencies	$4,901	—	472	4,429
U.S. Government-sponsored enterprises (GSEs)	167,738	—	23,570	144,168
Mortgage-backed securities	480,759	230	63,959	417,030
Asset-backed securities	51,183	193	1,403	49,973
Corporate bonds	2,500	—	77	2,423
Obligations of states and political subdivisions	223,358	397	30,697	193,058
	$930,439	820	120,178	811,081

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table details the contractual maturities and weighted average yields of investment securities of the Company. Actual maturities may differ from contractual maturities of mortgage and asset-backed securities because the mortgages or other assets underlying such securities may be called or prepaid with or without penalty. Therefore, these securities are not included in the maturity categories noted below as of December 31, 2023:

	December 31, 2023
Available-For-Sale Securities	Estimated Market Value	Weighted Average Yields
	(In Thousands, Except Yields)
Mortgage and asset-backed securities
One year or less	$13	3.98%
After one year through five years	24,584	1.44
After five years through ten years	88,445	3.69
After ten years	353,961	2.45
Total Mortgage and asset backed securities	467,003	2.63
U.S. Treasury and other U.S. government agencies:
One year or less	—	—
After one year through five years	4,429	1.11
After five years through ten years	—	—
After ten years	—	—
Total U.S. Treasury and other U.S. government agencies:	4,429	1.11
U.S. Government-sponsored enterprises (GSEs):
One year or less	—	—
After one year through five years	43,500	0.93
After five years through ten years	85,426	1.54
After ten years	15,242	2.14
Total U.S. Government-sponsored enterprises (GSEs)	144,168	1.42
Obligations of states and political subdivisions*:
One year or less	289	0.71
After one year through five years	15,123	1.86
After five years through ten years	70,113	1.93
After ten years	107,533	2.98
Total obligations of states and political subdivisions	193,058	2.51
Corporate bonds:
One year or less	—	—
After one year through five years	2,423	4.25
After five years through ten years	—	—
After ten years	—	—
Total corporate bonds	2,423	4.25
Total available-for-sale securities	$811,081	2.33%

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Premises and Equipment, net

Premises and equipment increased $367,000, or 0.59%, from December 31, 2022 to December 31, 2023. The primary reason for the increase was due to the purchase of equipment and furniture and fixtures, the remodeling of several branches, and an increase in computer software, substantially offset by current year depreciation and amortization of $4,313,000.

Bank Owned Life Insurance

Bank owned life insurance increased $1,638,000, or 2.82%, from December 31, 2022 to December 31, 2023. This increase was due to an increase in the overall cash surrender value.

Deposits

The increases in assets in 2023 and 2022 were funded primarily by increases in deposits and the Company’s earnings. Total deposits, which are the principal source of funds for the Company, totaled $4,367,106,000 at December 31, 2023 compared to $3,892,705,000 at December 31, 2022, an increase of 12.19%. Included in deposits at December 31, 2023 were $69,135,000 in brokered deposits, compared to $35,024,000 at December 31, 2022. The increase in brokered deposits from December 31, 2022 to December 31, 2023 was the result of management's decision to increase liquidity to fund anticipated loan growth during 2023. The increase in total deposits since December 31, 2022 was primarily attributable to growth in market share which resulted in the opening of new deposit accounts, a targeted effort to increase customer time deposits and the increase in brokered deposits mentioned above. The Company has targeted local consumers, professionals and small businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers. Management believes the markets in which it operates are attractive economic markets offering growth opportunities for the Company; however, the Company competes with several larger banks and community banks that have bank offices in these areas which may negatively impact market growth or maintenance of current market share. Even though the Company is in a very competitive market, management currently believes that its deposit market share can be maintained or expanded, though, as discussed below, such competition may force the Company to further increase the rates it pays on deposits.

The $474,401,000, or 12.19%, growth in deposits in 2023 was due to a $788,958,000, or 112.44%, increase in certificates of deposits and a $9,860,000, or 15.12%, increase in individual retirement accounts. This was partially offset by a $144,655,000, or 11.12%, decrease in money market accounts, a $135,920,000, or 12.70%, decrease in NOW accounts, a $25,180,000, or 6.07%, decrease in demand deposit accounts, and a $18,662,000, or 5.51%, decrease in savings accounts. The increase in time deposits is due to the Bank increasing rates to remain competitive in our market areas and customers shifting to these products from lower earning and non-interest earning accounts to take advantage of higher rates. The average rate paid on average total interest-bearing deposits was 2.27% for 2023 compared to 0.49% for 2022. The average rate paid in 2021 was 0.40%. Competitive pressure from other banks in our market area relating to deposit pricing could adversely affect the rates paid on deposit accounts as it limits our ability to lower deposit rates should short-term interest rates fall. It’s these same competitive pressures that may cause our deposit rates to continue to rise in an elevated rate environment. If either of these scenarios were to happen, our net interest margin would experience compression and our results of operations would be negatively impacted. As noted above, we raised rates on deposits to maintain liquidity levels and offer competitive rates in our markets. The ratio of average loans to average deposits was 83.2% in 2023, 75.5% in 2022, and 73.6% in 2021.

The average amounts and average interest rates for deposits for 2023 and 2022 are detailed in the following schedule:

	2023		2022
	Average		Average
	Balance		Balance
	In	Average	In	Average
	Thousands	Rate	Thousands	Rate
Non-interest bearing deposits	$399,683	—%	$434,443	—%
Interest-bearing deposits:
Negotiable order of withdrawal accounts	976,154	0.60	1,083,028	0.24
Money market demand accounts	1,123,482	2.03	1,250,916	0.47
Time deposits	1,264,602	3.98	601,100	1.08
Other savings	322,458	1.43	332,918	0.34
Total interest-bearing deposits	3,686,696	2.27%	3,267,962	0.49%
Total deposits	$4,086,379	2.05%	$3,702,405	0.43%

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

At December 31, 2023 and 2022, we estimate that we had approximately $1.2 billion in uninsured deposits, which are the portion of deposit amounts that exceed the FDIC insurance limit. Approximately 28% of our total deposits exceeded the FDIC deposit insurance limits at December 31, 2023 while approximately 31% exceeded the FDIC deposit insurance limits at December 31, 2022. However, we offer large depositors access to the Certificate of Deposit Account Registry Service (“CDARS”) and the Insured Cash Sweep (“ICS Product”), which allows us to divide customers' deposits that exceed the FDIC insurance limits into smaller amounts, below the FDIC insurance limits, and place those excess deposits in other participating FDIC insured institutions with the convenience of managing all deposit accounts through our Bank. Our total deposits in CDARS and the ICS Products increased to $104,204,000, or 2.39% of total deposits, at December 31, 2023, compared to $4,730,000, or 0.12% of total deposits, at December 31, 2022.

The following schedule details the maturities of estimated uninsured time deposits greater than $250,000 at December 31, 2023:

In Thousands
Time deposits otherwise uninsured with a maturity of:
Three months or less	$105,037
Over three through six months	74,366
Over six through twelve months	160,802
Over twelve months	64,246
Portion of U.S. time deposits in excess of insurance limit	$404,451

Off Balance Sheet Arrangements

At December 31, 2023, the Company had unfunded lines of credit of $1.0 billion and outstanding standby letters of credit of $106 million, compared to unfunded lines of credit of $1.2 billion and outstanding standby letters of credit of $118 million at December 31, 2022. Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. If needed to fund these outstanding commitments, the Bank has the ability to access interest-bearing deposits in other financial institutions, liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Bank could sell participations in these or other loans to correspondent banks. Liquidation of securities available-for-sale could trigger recognition of losses by the Bank if those securities sold to meet these commitments were in a loss position when sold. As mentioned below, Wilson Bank has been able to fund its ongoing liquidity needs through its stable core deposit base, brokered deposits, loan repayments, its investment security maturities, and short-term borrowings.

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

Liquidity and Asset Liability Management

Liquidity

The Company’s management seeks to maximize net interest income by managing the Company’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is a measure of our ability to meet our cash flow requirements, including inflows and outflows of cash for depositors and borrowers, while at the same time meeting our operating, capital and strategic cash flow needs. Several factors influence our liquidity needs, including depositor and borrower activity, interest rate trends, changes in the economy, maturities, re-pricing and interest rate sensitivity of our debt securities, loan portfolio and deposits. We strive to maintain appropriate levels of liquidity. We calculate our liquidity ratio by taking cash and due from banks, interest bearing deposits, federal funds sold, and available-for-sale debt securities not pledged as collateral and dividing by total assets. Our total liquidity ratios were 13.09% at December 31, 2023 and 12.21% at December 31, 2022. The increase in our liquidity ratio is primarily attributable to an increase in cash

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

and due from banks, interest bearing deposits, and federal funds sold, partially offset by a decrease in the amount of available-for-sale securities not pledged as collateral.

The Company’s primary source of liquidity is a stable core deposit base. In addition, federal funds purchased, advances from the Federal Home Loan Bank of Cincinnati, and brokered deposits provide a secondary source. These sources of liquidity are generally short-term in nature and are used to fund asset growth and meet other short-term liquidity needs. Liquidity needs can also be met from loan payments and investment security sales or maturities. While maturities and scheduled amortization of loans and debt securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions, and competition. At December 31, 2023, the Company’s liquid assets totaled approximately $634.0 million, an increase from $522.7 million at December 31, 2022, though a portion of these liquid assets include available-for-sale securities that are in an unrealized loss position at December 31, 2023. If the Company was required to sell any of these securities, including to meet liquidity needs, while they are in an unrealized loss position the Company would be required to recognize the loss on those securities through the income statement when they are sold. Recognition of these losses would negatively impact the Bank's and the Company's regulatory capital levels. Additionally, as of December 31, 2023, the Company had available approximately $127.5 million in unused federal funds lines of credit with regional banks and, subject to certain restrictions and collateral requirements, approximately $539.4 million of borrowing capacity with the Federal Home Loan Bank of Cincinnati to meet short term funding needs. The Company maintains a formal asset and liability management process in an effort to quantify, monitor and control interest rate risk, and to assist management as management seeks to maintain stability in the net interest margin under varying interest rate environments. The Company accomplishes this process through the development and implementation of lending, funding and pricing strategies designed to maximize net interest income under varying interest rate environments subject to specific liquidity and interest rate risk guidelines and competitive market conditions.

The Company’s securities portfolio consists of earning assets that provide interest income. Securities classified as available-for-sale include securities intended to be used as part of the Company’s asset/liability strategy and/or securities that may be sold in response to changes in interest rates, prepayment risk, or the need to fund loan demand or other liquidity needs. At December 31, 2023, securities totaling approximately $40.2 million mature or will be subject to rate adjustments within the next twelve months.

A secondary source of liquidity is the Company’s loan portfolio. At December 31, 2023, loans totaling approximately $1.2 billion either will become due or will be subject to rate adjustments within twelve months from that date.

As for liabilities, at December 31, 2023, certificates of deposit and individual retirement accounts of $250,000 or greater totaling approximately $510.7 million will become due or reprice during the next twelve months. Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal accounts, money market demand accounts, demand deposit accounts and regular savings accounts. Management does not anticipate that there will be significant withdrawals from these accounts in the next twelve months.

Management believes that with present maturities, borrowing capacity in unused federal funds lines of credit and with the Federal Home Loan Bank of Cincinnati and the efforts of management in its asset/liability management program, the Company should be able to meet its liquidity needs in the near term future.

Asset Liability Management

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

WILSON BANK HOLDING COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Interest Rate Sensitivity Gaps

The following schedule details the Company's interest rate sensitivity gaps for different time periods at December 31, 2023:

	Repricing Within
(In Thousands)	Total	0-30 Days	31-90 Days	91-180 Days	181-365 Days	Over 1 Year
Earning assets:
Loans, net of deferred fees	$3,595,523	620,510	107,913	147,565	289,298	2,430,237
Securities	811,081	37,630	1,793	452	288	770,918
Loans held for sale	2,294	—	—	—	—	2,294
Interest bearing deposits	213,701	213,701	—	—	—	—
Federal funds sold	10,159	10,159	—	—	—	—
Restricted equity securities	3,436	3,436	—	—	—	—
Total earning assets	4,636,194	885,436	109,706	148,017	289,586	3,203,449
Interest-bearing liabilities:
Negotiable order of withdrawal accounts	934,709	934,709	—	—	—	—
Money market demand accounts	1,156,694	1,156,694	—	—	—	—
Individual retirement accounts	75,062	1,883	6,208	7,621	14,694	44,656
Other savings	320,301	320,301	—	—	—	—
Certificates of deposit	1,490,615	65,228	284,631	187,504	660,729	292,523
Finance leases	2,251	—	—	—	—	2,251
	3,979,632	2,478,815	290,839	195,125	675,423	339,430
Interest-sensitivity gap	$656,562	(1,593,379)	(181,133)	(47,108)	(385,837)	2,864,019
Cumulative gap		(1,593,379)	(1,774,512)	(1,821,620)	(2,207,457)	656,562
Interest-sensitivity gap as % of total assets		(32.9)%	(3.7)%	(1.0)%	(8.0)%	59.1%
Cumulative gap as % of total assets		(32.9)%	(36.6)%	(37.6)%	(45.5)%	13.5%

As detailed in the chart, as of December 31, 2023, the Company is forecasted to maintain a liability sensitive position over the next twelve months, meaning that its liabilities should reprice faster than its assets in a changing interest rate environment. However, management expects that liabilities of a demand nature will renew and that it will not be necessary to replace them with significantly higher cost of funds.

The Company also uses simulation modeling to evaluate both the level of interest rate sensitivity as well as potential balance sheet strategies. The Company's Asset Liability Committee meets quarterly to analyze the interest rate shock simulation. The interest rate shock simulation model is based on a number of assumptions. The assumptions include, but are not limited to, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment and replacement of asset and liability cash flows and balance sheet management strategies. We model instantaneous change in interest rates using a growth in the balance sheet as well as a flat balance sheet to understand the impact to earnings and capital. Based on the Company's IRR simulation, the Company had a neutral interest-rate risk position as of December 31, 2023, though the Company’s net interest margin and earnings could be negatively impacted if short-term rates continue to rise or remain elevated and competitive pressures in the Company's market areas force the Company to increase deposit rates faster than it is able to increase yields on loans. If short term rates begin to decline, as the Company expects may begin to happen in the second half of 2024, the Company’s net interest margin and earnings could be negatively impacted if the yields on loans decrease faster than the Company is able to lower deposit rates. As discussed elsewhere herein, the Bank anticipates that its net interest margin is likely to contract during 2024 because of such competitive pressures, and the elevated rate environment we are currently experiencing that is expected to continue in the near term. The Company also uses Economic Value of Equity (“EVE”) sensitivity analysis to understand the impact of changes in interest rates on long-term cash flows, income and capital. EVE is calculated by discounting the cash flows for all balance sheet instruments under different interest rate scenarios. The EVE is a longer term view of interest rate risk because it measures the present value of the future cash flows. Presented below is the estimated impact on the Bank’s net interest income and EVE as of December 31, 2023, assuming an immediate shift in interest rates:

	% Change from Base Case for Immediate Parallel Changes in Rates
	-300 BP	-200 BP	-100 BP	+100 BP	+200 BP	+300 BP
Net interest income	(6.65)%	(4.61)%	(2.18)%	(1.95)%	(3.87)%	(5.94)%
EVE	(13.47)%	(5.29)%	(1.20)%	(3.05)%	(6.55)%	(10.65)%

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

In addition to the ALCO, the Audit Committee as well as the Chief Risk Officer are all responsible for the “risk management framework” of the Company. The ALCO meets monthly and the Audit Committee meets quarterly, with the authority to convene additional meetings, as circumstances require.

Impact of Inflation

Although interest rates are significantly affected by inflation, for the fiscal years ended December 31, 2023, 2022 and 2021, the inflation rate is believed to have had an immaterial impact on the Company’s results of operations. Outside of its potential impact on our customers and their ability to make loan payments, we do not expect such inflation to have a material impact on our operations in 2024 other than any effect it may have on interest rates, though continued elevated levels of inflation could also negatively impact our non-interest expense.

Capital Resources, Capital Position and Dividends

At December 31, 2023, total shareholders’ equity was $429,405,000, or 8.86% of total assets, which compares with $360,452,000, or 8.41% of total assets, at December 31, 2022, and $413,717,000, or 10.37% of total assets, at December 31, 2021. The dollar increase in the Company’s shareholders’ equity during 2023 reflects (i) net income of $48,938,000, (ii) less cash dividends of $1.50 per share totaling $17,303,000, (iii) the issuance of 189,471 shares of common stock for $12,979,000, as reinvestment of cash dividends, (iv) the issuance of 24,711 shares of common stock pursuant to exercise of stock options for $1,044,000, (v) the net positive change in unrealized loss on available-for-sale securities of $22,267,000, (vi) stock-based compensation expense of $974,000, and (vii) $54,000 of net income attributable to the other members of Encompass.

For a discussion of the Company's and Wilson Bank's capital levels and required minimum levels of capital each is required to maintain under applicable regulatory requirements see Note 17, Regulatory Matters and Restrictions on Dividends in the notes to the Company's consolidated financial statements appearing elsewhere in this report.

Holding Company & Stock Information

Wilson Bank Holding Company Directors

J. Randall Clemons, Chairman; James Anthony Patton; James F. Comer; Jack W. Bell; William P. Jordan; John C. McDearman III; Clinton M. Swain; Michael G. Maynard; H. Elmer Richerson and Deborah Varallo.

Common Stock Market Information

The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. The number of shareholders of record at February 23, 2024 was 4,797. Based solely on information made available to the Company from limited numbers of buyers and sellers, the Company believes that the following table sets forth the quarterly range of sale prices for the Company’s common stock during the years 2022 and 2023.

On January 1, 2022, a $.75 per share cash dividend was declared, on April 11, 2022, a $.35 per share cash dividend was declared, and on July 1, 2022, a $.75 per share cash dividend was declared and thereafter paid to shareholders of record as of those dates. On January 1, 2023, a $.75 per share cash dividend was declared and on July 1, 2023, a $.75 per share cash dividend was declared and paid to shareholders of record on those dates. Future dividends will be dependent upon the Company’s profitability, its capital needs, overall financial condition and economic and regulatory considerations.

Stock Prices

2022	High		Low
First Quarter	$64.40		$63.25
Second Quarter	$65.55		$63.25	[1]
Third Quarter	$70.00	[2]	$65.55
Fourth Quarter	$67.85		$65.55	[1]

2023	High		Low
First Quarter	$69.00		$67.85
Second Quarter	$70.00		$67.85	[1]
Third Quarter	$75.00	[3]	$70.00
Fourth Quarter	$71.75	[4]	$70.00	[5]

1. Represents one transaction of 712 shares during the second quarter of 2022, one transaction of 500 shares during the fourth quarter of 2022, and one transaction of 303 shares during the second quarter of 2023 of which the Company is aware where the sale price was at least $1.15 lower than any other trade during the quarter. The volume weighted average stock price during the second quarter of 2022 was $64.44, the volume weighted average stock price during the fourth quarter of 2022 was $67.36, and the volume weighted average stock price during the second quarter of 2023 was $69.21.

2. Represents one transaction of 2,429 shares during the third quarter of 2022 of which the Company is aware where the sale price was at least $3.30 higher than any other trade during the quarter. The volume weighted average stock price during the third quarter of 2022 was $66.14.

3. Represents one transaction of 102 shares during the third quarter of 2023 of which the Company is aware where the sale price was at least $4.25 higher than any other trade during the quarter. The volume weighted average stock price during the third quarter of 2023 was $70.07.

4. Represents one transaction of 50 shares during the fourth quarter of 2023 of which the Company is aware where the sale price was at least $0.25 higher than any other trade during the quarter. The volume weighted average stock price during the fourth quarter of 2023 was $70.90.

5. Represents one transaction of 406 shares and one transaction of 311 shares during the fourth quarter of 2023 of which the Company is aware where the sale price was at least $.75 lower than any other trade during the quarter. The volume weighted average stock price during the fourth quarter of 2023 was $70.90.

Annual Meeting and Information Contacts

The Annual Meeting of Shareholders of Wilson Bank Holding Company will be held on Thursday, April 25, 2024 at 5:00 p.m. (CDT) at the Clemons-Richerson Operations Center, located at 105 North Castle Heights Avenue, Lebanon, TN 37087.

For further information concerning Wilson Bank Holding Company or Wilson Bank & Trust, or to obtain a copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, which is available without charge to shareholders, please contact Kayla Hawkins at Wilson Bank & Trust, P.O. Box 768, Lebanon, Tennessee 37088-0768, phone (615) 443-5901.

WILSON BANK HOLDING COMPANY FINANCIAL HIGHLIGHTS (UNAUDITED)

	In Thousands, Except Per Share Information
	As Of December 31,
	2023	2022	2021	2020	2019
CONSOLIDATED BALANCE SHEETS:
Total assets end of year	$4,846,476	4,285,650	3,989,596	3,369,604	2,794,209
Loans, net	$3,550,675	3,113,796	2,444,282	2,282,766	2,057,175
Securities	$811,081	822,812	897,585	580,543	421,145
Deposits	$4,367,106	3,892,705	3,555,071	2,960,595	2,417,605
Shareholders’ equity	$429,405	360,452	413,717	380,121	336,984

	Years Ended December 31,
	2023	2022	2021	2020	2019
CONSOLIDATED STATEMENTS OF EARNINGS:
Interest income	$222,583	157,540	129,841	122,968	118,077
Interest expense	83,679	16,133	11,636	18,219	23,379
Net interest income	138,904	141,407	118,205	104,749	94,698
Provision for credit losses - loans	6,300	8,656	1,143	9,696	2,040
Provision for credit losses - off-balance sheet exposures	(2,989)	(1,014)	262	259	75
Net interest income after provision for credit losses	135,593	133,765	116,800	94,794	92,583
Non-interest income	28,289	27,281	32,850	29,795	25,410
Non-interest expense	100,951	92,970	85,492	76,479	70,882
Earnings before income taxes	62,931	68,076	64,158	48,110	47,111
Income taxes	13,939	15,056	14,732	9,618	11,067
Net earnings	48,992	53,020	49,426	38,492	36,044
Net loss (gain) attributable to noncontrolling interest	(54)	22	—	—	—
Net earnings attributable to Wilson Bank Holding Company	$48,938	53,042	49,426	38,492	36,044
Cash dividends declared	$17,303	20,880	14,909	13,013	11,725
PER SHARE DATA:
Basic earnings per common share	$4.21	4.66	4.44	3.52	3.36
Diluted earnings per common share	$4.20	4.65	4.43	3.51	3.35
Cash dividends	$1.50	1.85	1.35	1.20	1.10
Book value	$36.74	31.42	36.93	34.58	31.24
RATIOS:
Return on average shareholders’ equity	12.47%	14.36	12.45	10.65	11.31
Return on average assets	1.08%	1.29	1.35	1.24	1.34
Total capital to assets	8.86%	8.41	10.37	11.28	12.06
Dividends declared per share as a percentage of basic earnings per share	35.63%	39.70	30.41	34.09	32.74

WILSON BANK HOLDING COMPANY

Consolidated Financial Statements

December 31, 2023 and 2022

(With Independent Auditor’s Report Thereon)

Stephen M. Maggart, CPA, ABV, CFF J. Mark Allen, CPA Chris Conro, CPA Michael T. Holland, CPA, ABV, CFF M. Todd Maggart, CPA, ABV, CFF P. Jason Ricciardi, CPA, CGMA David B. von Dohlen, CPA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Wilson Bank Holding Company

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Wilson Bank Holding Company (the Company) as of December 31, 2023 and 2022, and the related consolidated statements of earnings, comprehensive earnings, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2023, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 28, 2024 expressed an unqualified opinion thereon.

Change in Accounting Principle

As discussed in Note 1 to the financial statements, the Company changed its method for accounting for allowance or credit losses effective January 1, 2022, due to the adoption of Financial Accounting Standards Board Accounting Standards Codification No. 326, Financial Instrument - Credit Losses (“ASC 326”). The Company adopted the new credit loss standard using the ;modified retrospective method provided in Accounting Standards Update No. 2016-13 such that prior period amounts are not adjusted and continue to be reported in accordance with previously applicable generally accepted accounting principles.

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

1201 DEMONBREUN STREET • SUITE 1220 • NASHVILLE, TENNESSEE 37203-3140 • (615) 252-6100 • Fax • (615) 252-6105

www.maggartpc.com

To the Shareholders and the Board of Directors of

Wilson Bank Holding Company

Page Two

Basis for Opinion, Continued

We conducted our audits in accordance with the standards of the PCAOB. Those standard require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosure in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

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

Allowance for Credit Losses on Loans - Reasonable and Supportable Forecasts and Qualitative Adjustments

The Company adopted ASC 326, Financial Instruments - Credit Losses, as of January 1, 2022, which, among other things, required that the Company recognize expected credit loses over the contractual life of financial assets utilizing the Current Expected Credit Losses (“CECL”) methodology. The Company’s allowance for credit losses on loans (“ACL”) was $44.8 as of December 31, 2023 and the provision for credit losses on loans was $6.3 million for the year ended December 31, 2023. Loans were $3.6 billion at December 31, 2023. The Company disclosed information regarding the adoption of the standard and the Company’s financial assets and allowance for credit losses in Note 1. Summary of Significant accounting Policies and Note 2 Loans and Allowance for Credit Losses to the consolidated financial statements.

The Company primarily used a discounted cash flow (DCF) model to calculate its ACL. DCF calculates the present value of the future expected cash flows for all loans included in the analysis at the loan’s effective interest rate. The analysis was performed using a bottom-up approach with the loan-level data. The loan-level calculations were rolled up to the pool level to get the total amortized cost of cash flow loans by each pool. The amortized cost is then discounted back to the present value. The total dollar reserve applied to the pool is the total amortized cost net present value.

Within its DCF model, the Company primarily employed a probability of default (“PD”) and loss given default (“LGD”) modeling approach. The PD assumption of the Company’s ACL model utilized historical correlations between default experience and certain macroeconomic factors as determined through a statistical regression analysis. Losses are forecasted over a period of time determined to be reasonable and supportable, and then reverted to long term historical averages. The Company adjusted it overall ACL with qualitative adjustment that are not inherently considered in the quantitative component of the methodology.

To the Shareholders and the Board of Directors of

Wilson Bank Holding Company

Page Three

While the qualitative categories and the measurements utilized to quantify the risks associated with each of the qualitative adjustments are built primarily upon objective measurements where applicable, they are subjectively developed and interpreted by management.

The audit procedures over the reasonable and supportable forecast scenarios and qualitative adjustments utilized in management's methodology involved challenging and subjective auditor judgment. Therefore, we identified auditing the reasonable and supportable forecast scenarios and qualitative adjustments applied as a critical audit matter.

The primary audit procedures we performed to address this critical audit matter included the following:

•
Tested the operating effectiveness of controls specific to:
o
Determining the reasonableness of the forecasted macroeconomic scenarios used in the model.

o
The identification and application of qualitative adjustments to the ACL model.

o
The relevance and reliability of data used by the Company’s third-party vendor to develop forecast scenarios.

o
The Company’s allowance committee’s oversight and review of the overall ACL.

•
Performed substantive testing over the qualitative adjustments including:
o
Evaluated the reasonableness and appropriateness of the policies and methodologies employed including, but not limited to, evaluating their conceptual soundness and inspecting and testing significant assumptions and judgments.

o
Evaluated management’s judgments in the selection and application of the forecasted macroeconomic scenarios.

o
Evaluated management's rationale for determining qualitative adjustments were relevant and warranted for each loan segment and assessed the measurement of qualitative factor adjustments applied by management.

o
Assessed changes in qualitative factors year-over-year against overall trends in credit quality within the Company and broader trends within the industry and local and national economies to evaluate reasonableness of management’s qualitative factor adjustments.

/s/ MAGGART & ASSOCIATES, P.C.

We have served as the Company’s auditor since 1987.

Nashville, Tennessee (PCAOB 763)
February 28, 2024

Stephen M. Maggart, CPA, ABV, CFF J. Mark Allen, CPA Chris Conro, CPA Michael T. Holland, CPA, ABV, CFF M. Todd Maggart, CPA, ABV, CFF P. Jason Ricciardi, CPA, CGMA David B. von Dohlen, CPA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Wilson Bank Holding Company

Opinion on Internal Control over Financial Reporting

We have audited Wilson Bank Holding Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Wilson Bank Holding Company (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2023 and 2022, and the related consolidated statements of earnings, comprehensive earnings, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2023, and the related notes and our report dated February 28, 2024 expressed an unqualified opinion thereon.

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

1201 DEMONBREUN STREET • SUITE 1220 • NASHVILLE, TENNESSEE 37203-3140 • (615) 252-6100 • Fax • (615) 252-6105

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

/s/ MAGGART & ASSOCIATES, P.C.

Nashville, Tennessee (PCAOB 763)
February 28, 2024

WILSON BANK HOLDING COMPANY

Consolidated Balance Sheets

December 31, 2023 and 2022

	Dollars in thousands
	2023	2022
ASSETS

Loans, net of allowance for credit losses of $44,848 and $39,813, respectively	$3,550,675	3,113,796
Available-for-sale securities, at market (amortized cost $930,439 and $972,315, respectively)	811,081	822,812
Loans held for sale	2,294	3,355
Interest bearing deposits	213,701	78,694
Federal funds sold	10,159	308
Restricted equity securities, at cost	3,436	4,357
Total earning assets	4,591,346	4,023,322
Cash and due from banks	28,775	25,787
Premises and equipment, net	62,398	62,031
Accrued interest receivable	15,197	11,397
Deferred income taxes	45,473	51,323
Bank owned life insurance	59,645	58,007
Goodwill	4,805	4,805
Other assets	38,837	48,978
Total assets	$4,846,476	4,285,650
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$389,725	414,905
Interest bearing	3,977,381	3,477,800
Total deposits	4,367,106	3,892,705
Accrued interest and other liabilities	49,965	32,493
Total liabilities	4,417,071	3,925,198
Shareholders’ equity:
Common stock, par value $2.00 per share, authorized 50,000,000 shares, 11,686,363 and 11,472,181 shares issued and outstanding, respectively	23,373	22,944
Additional paid-in capital	136,866	122,298
Retained earnings	357,260	325,625
Noncontrolling interest in consolidated subsidiary	69	15
Accumulated other comprehensive losses, net of taxes of $31,195 and $39,073, respectively	(88,163)	(110,430)
Total shareholders’ equity	429,405	360,452
Total liabilities and shareholders’ equity	$4,846,476	4,285,650

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Earnings

Three Years Ended December 31, 2023

	Dollars In Thousands (except per share data)
	2023	2022	2021
Interest income:
Interest and fees on loans	$198,739	138,161	118,676
Interest and dividends on securities:
Taxable securities	17,597	15,902	8,922
Exempt from Federal income taxes	1,574	1,392	1,229
Interest on loans held for sale	244	264	438
Interest on Federal funds sold	421	111	13
Interest on interest bearing deposits	3,697	1,522	445
Interest and dividends on restricted equity securities	311	188	118
Total interest income	222,583	157,540	129,841
Interest expense:
Interest on negotiable order of withdrawal accounts	5,847	2,546	1,866
Interest on money market accounts and other savings accounts	27,394	7,021	2,027
Interest on certificates of deposit and individual retirement accounts	50,341	6,486	7,610
Interest on Federal funds purchased	24	14	—
Interest on Federal Home Loan Bank advances	2	—	133
Interest on finance leases	71	66	—
Total interest expense	83,679	16,133	11,636
Net interest income before provision for credit losses	138,904	141,407	118,205
Provision for credit losses - loans	6,300	8,656	1,143
Provision for credit losses - off-balance sheet exposures	(2,989)	(1,014)	262
Net interest income after provision for credit losses	135,593	133,765	116,800
Non-interest income	28,289	27,281	32,850
Non-interest expense	100,951	92,970	85,492
Earnings before income taxes	62,931	68,076	64,158
Income taxes	13,939	15,056	14,732
Net earnings	48,992	53,020	49,426
Net loss (gain) attributable to noncontrolling interest	(54)	22	—
Net earnings attributable to Wilson Bank Holding Company	$48,938	53,042	49,426
Basic earnings per common share	$4.21	4.66	4.44
Diluted earnings per common share	$4.20	4.65	4.43
Weighted average common shares outstanding:
Basic	11,611,690	11,377,617	11,131,897
Diluted	11,641,366	11,408,924	11,162,956

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Comprehensive Earnings

Three Years Ended December 31, 2023

	Dollars In Thousands
	2023	2022	2021
Net earnings	$48,992	53,020	49,426
Other comprehensive earnings (losses):
Unrealized gains (losses) on available-for-sale securities	29,136	(142,573)	(18,223)
Reclassification adjustment for net losses (gains) included in net earnings	1,009	1,620	(28)
Tax effect	(7,878)	36,838	4,771
Other comprehensive earnings (losses)	22,267	(104,115)	(13,480)
Comprehensive earnings (losses)	71,259	(51,095)	35,946
Comprehensive (earnings) losses attributable to noncontrolling interest	(54)	22	—
Comprehensive earnings (losses) attributable to Wilson Bank Holding Company	$71,205	(51,073)	35,946

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Changes in Shareholders’ Equity

Three Years Ended December 31, 2023

	Dollars In Thousands
	Common Stock	Additional Paid In Capital	Retained Earnings	Noncontrolling Interest	Accumulated Other Comprehensive Earnings (Loss)	Total
Balance January 1, 2021	$21,987	93,034	257,935	—	7,165	380,121
Cash dividends declared, $1.35 per share	—	—	(14,909)	—	—	(14,909)
Issuance of 186,583 shares of common stock pursuant to dividend reinvestment plan	373	10,815	—	—	—	11,188
Issuance of 21,517 shares of common stock pursuant to exercise of stock options	43	819	—	—	—	862
Share based compensation expense	—	509	—	—	—	509
Net change in fair value of available-for-sale securities during the year, net of taxes of $4,771	—	—	—	—	(13,480)	(13,480)
Net earnings for the year	—	—	49,426	—	—	49,426
Balance December 31, 2021	22,403	105,177	292,452	—	(6,315)	413,717
Cash dividends declared, $1.85 per share	—	—	(20,880)	—	—	(20,880)
Issuance of 250,365 shares of common stock pursuant to dividend reinvestment plan	501	15,616	—	—	—	16,117
Issuance of 19,687 shares of common stock pursuant to exercise of stock options	39	596	—	—	—	635
Vesting of 625 restricted share awards	1	(1)	—	—	—	—
Share based compensation expense	—	910	—	—	—	910
Net change in fair value of available-for-sale securities during the year, net of taxes of $36,838	—	—	—	—	(104,115)	(104,115)
Cumulative effect of change in accounting principle from the adoption of ASC 326	—	—	1,011	—	—	1,011
Noncontrolling interest contribution	—	—	—	37	—	37
Net earnings for the year	—	—	53,042	(22)	—	53,020
Balance December 31, 2022	22,944	122,298	325,625	15	(110,430)	360,452
Cash dividends declared, $1.50 per share	—	—	(17,303)	—	—	(17,303)
Issuance of 189,471 shares of common stock pursuant to dividend reinvestment plan	379	12,600	—	—	—	12,979
Issuance of 24,711 shares of common stock pursuant to exercise of stock options	50	994	—	—	—	1,044
Share based compensation expense	—	974	—	—	—	974
Net change in fair value of available-for-sale securities during the year, net of taxes of $(7,878)	—	—	—	—	22,267	22,267
Net earnings for the year	—	—	48,938	54	—	48,992
Balance December 31, 2023	$23,373	136,866	357,260	69	(88,163)	429,405

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Cash Flows

Three Years Ended December 31, 2023

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2023	2022	2021
OPERATING ACTIVITIES
Consolidated net income	$48,992	53,020	49,426
Adjustments to reconcile consolidated net income to net cash provided by operating activities
Provision for credit losses	3,311	7,642	1,405
Deferred income taxes provision	(2,029)	(2,051)	(932)
Depreciation and amortization of premises and equipment	4,313	4,462	4,235
Loss (gain) on disposal of premises and equipment	55	(291)	43
Net amortization of securities	2,879	4,003	5,377
Net realized losses (gains) on sales of securities	1,009	1,620	(28)
Gains on mortgage loans sold, net	(2,635)	(2,973)	(9,997)
Stock-based compensation expense	1,948	1,864	1,428
Loss on other real estate	—	—	15
Loss (gain) on sale of other assets	10	(8)	(6)
Increase in value of life insurance and annuity contracts	(1,667)	(1,345)	(1,109)
Mortgage loans originated for resale	(73,984)	(106,601)	(215,813)
Proceeds from sale of mortgage loans	77,680	118,062	233,441
Gain on lease modification	(1,463)	—	—
Right of use asset amortization	29	397	387
Change in
Accrued interest receivable	(3,800)	(3,756)	(125)
Other assets	9,373	248	(4,458)
Accrued interest payable	21,055	1,516	(1,458)
Other liabilities	1,028	(2,602)	(383)
TOTAL ADJUSTMENTS	37,112	20,187	12,022
NET CASH PROVIDED BY OPERATING ACTIVITIES	86,104	73,207	61,448
INVESTING ACTIVITIES
Activities in available for sale securities
Purchases	(51,116)	(200,075)	(530,155)
Sales	32,740	42,728	39,652
Maturities, prepayments and calls	56,364	85,544	149,861
Redemptions of restricted equity securities	921	732	—
Net increase in loans	(442,452)	(673,871)	(164,095)
Purchase of buildings, leasehold improvements, and equipment	(4,643)	(5,022)	(8,922)
Proceeds from sale of premises and equipment	—	1,758	—
Proceeds from sale of other assets	49	34	109
Proceeds from sale of other real estate	—	—	167
Purchase of life insurance and annuity contracts	—	(10,978)	(15,079)
Redemption of annuity contracts	419	248	—
Increase in other investments	—	—	(2,000)
NET CASH USED IN INVESTING ACTIVITIES	(407,718)	(758,902)	(530,462)
FINANCING ACTIVITIES
Net change in deposits - non-maturing	(324,417)	163,933	612,696
Net change in deposits - time	798,818	173,701	(18,220)
Net change in Federal Home Loan Bank Advances	—	—	(3,638)
Change in escrow balances	(1,631)	3,549	(4,403)
Repayment of finance lease obligation	(30)	(26)	—
Noncontrolling interest contributions	—	37	—
Issuance of common stock related to exercise of stock options	1,044	635	862
Issuance of common stock pursuant to dividend reinvestment plan	12,979	16,117	11,188
Cash dividends paid on common stock	(17,303)	(20,880)	(14,909)
NET CASH PROVIDED BY FINANCING ACTIVITIES	469,460	337,066	583,576
NET CHANGE IN CASH AND CASH EQUIVALENTS	147,846	(348,629)	114,562
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	104,789	453,418	338,856
CASH AND CASH EQUIVALENTS - END OF YEAR	$252,635	104,789	453,418

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Consolidated Statements of Cash Flows, Continued

Three Years Ended December 31, 2023

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2023	2022	2021
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$62,624	$14,617	$12,106
Taxes	$16,511	$19,446	$16,827
Non-cash investing and financing activities:
Change in fair value of securities available-for-sale, net of taxes of $(7,878) in 2023, $36,838 in 2022, and $4,771 in 2021,	$22,267	$(104,115)	$(13,480)
Non-cash transfers from loans to other real estate	$—	$—	$182
Non-cash transfers from loans to other assets	$—	$—	$129

See accompanying notes to consolidated financial statements.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements

December 31, 2023, 2022 and 2021

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

(a)
Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, Wilson Bank, and Wilson Bank's 51% owned subsidiary, Encompass Home Lending, LLC ("Encompass"). On June 1, 2022, the Bank began operations with a newly-formed joint venture, Encompass Home Lending, LLC. Encompass offers residential mortgage banking services to customers of certain home builders in the Company's markets. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)
Nature of Operations

Wilson Bank operates under a state bank charter and provides full banking services. As a Tennessee state-chartered bank that is not a member of the Federal Reserve, Wilson Bank is subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation (“FDIC”). The areas served by Wilson Bank include Wilson County, DeKalb County, Rutherford County, Smith County, Trousdale County, Putnam County, Sumner County, Hamilton County, Davidson County and Williamson County, Tennessee and surrounding counties in Middle Tennessee. As of December 31, 2023, services were provided at the main office, twenty-nine branch locations and one loan production office. In January 2024, Wilson Bank closed one of its branch locations.

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

December 31, 2023, 2022 and 2021

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

(f)
Allowance for Credit Losses - Loans

On January 1, 2022, the Company adopted Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” as subsequently updated for certain clarifications, targeted relief and codification improvements. Accounting Standards Codification (“ASC”) Topic 326 (“ASC 326”) replaces the previous “incurred loss” model for measuring credit losses, which encompassed allowances for current known and inherent losses within the portfolio, with an “expected loss” model, which encompasses allowances for losses expected to be incurred over the life of the portfolio. The new current expected credit loss (“CECL”) model requires the measurement of all expected credit losses for financial assets measured at amortized cost and certain off-balance-sheet credit exposures based on historical experience, current conditions, and reasonable and supportable forecasts. ASC 326 also requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. In addition, ASC 326 includes certain changes to the accounting for available-for-sale securities including the requirement to present credit losses as an allowance rather than as a direct write-down for available-for-sale securities management does not intend to sell or believes that it is more likely than not they will not be required to sell.

Effective January 1, 2022, the Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost and off- balance-sheet credit exposures. Upon adoption, the Company recognized an after-tax cumulative effect increase to retained earnings totaling $1.0 million. Operating results for periods after January 1, 2022 are presented in accordance with ASC 326 while prior period amounts continue to be reported in accordance with previously applicable standards and the accounting policies described below.

In connection with the adoption of ASC 326, the Company revised certain accounting policies and implemented certain accounting policy elections. Further information regarding our policies and methodology used to estimate the allowance for credit losses on loans is presented in Note 2 - Loans and Allowance for Credit Losses.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

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

(h)
Allowance for Credit Losses - Off-Balance Sheet Credit Exposures

The allowance for credit losses on off-balance sheet credit exposures is a liability account, calculated in accordance with ASC 326, representing expected credit losses over the contractual period for which the Company is exposed to credit risk resulting from a contractual obligation to extend credit. No allowance is recognized if the Company has the unconditional right to cancel the obligation. Off-balance sheet credit exposures primarily consist of amounts available under outstanding lines of credit and letters of credit. For the period of exposure, the estimate of expected credit losses considers both the likelihood that funding will occur and the amount expected to be funded over the estimated remaining life of the commitment or other off-balance sheet exposure. The likelihood and expected amount of funding are based on historical utilization rates. The amount of the allowance represents management's best estimate of expected credit losses on commitments expected to be funded over the contractual life of the commitment. The allowance is reported as a component of accrued interest and other liabilities in the Company's consolidated balance sheets. Adjustments to the allowance are reported in the Company's income statement as a component of provision for credit losses - off-balance sheet exposures.

Estimating credit losses on amounts expected to be funded uses the same methodology as described for loans in note 1 - Summary of Significant Accounting Policies, letter (f) Allowance for Credit Losses - Loans as if such commitments were funded.

(i)
Debt Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and recorded at amortized cost. Trading securities are recorded at fair value with changes in fair value included in earnings. Securities not classified as held-to-maturity or trading, including equity securities with readily determinable fair values, are classified as “available-for-sale” and recorded at fair value based on available market prices, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss) on an after-tax basis. Securities classified as “available- for-sale” are held for indefinite periods of time and may be sold in response to movements in market interest rates, changes in the maturity or mix of Company assets and liabilities or demand for liquidity. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

A debt security is placed on nonaccrual status at the time any principal and interest payments become 90 days delinquent. Interest accrued but not received for a security placed on nonaccrual is reversed against interest income.

No securities have been classified as trading securities or held-to-maturity securities at December 31, 2023 or 2022.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

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

(m)
Federal Home Loan Bank (FHLB) Stock

The Company is a member of the FHLB system. Members are required to own a certain amount of stock in the FHLB based on the level of borrowings and other factors and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

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

(q)
Goodwill and Other Intangible Assets

Goodwill arises from business combinations and is determined as the excess of fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed. The Company has selected September 30th as the date to perform the annual impairment test. No impairment was determined as a result of the test performed by the Company on September 30, 2023. Intangible assets with finite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on our balance sheet.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

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

Operating lease expense consists of a single lease cost allocated over the remaining lease term on a straight-line bases, variable lease payments not included in the lease liability, and any impairment of the right-of-use asset. Rent expense and variable lease expense are included in occupancy and equipment expense on the Company’s consolidated statements of earnings. The Company’s variable lease expense include rent escalators that are based on market conditions and include items such as common area maintenance, utilities, parking, property taxes, insurance and other costs associated with the lease. The amortization of the right-of- use asset arising from finance leases is expensed through occupancy and equipment expense and the interest on the related lease liability is expenses through interest expense on borrowings on the Company’s consolidated statements of earnings.

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

Servicing fee income, which is reported on the income statement as mortgage servicing income, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against servicing fee income. Servicing fees totaled $9,000 for the year ended December 31, 2023. Late fees and ancillary fees related to loan servicing are not significant.

(t)
Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, interest-bearing deposits with maturities fewer than 90 days, amounts due from banks and Federal funds sold. Generally, Federal funds sold are purchased and sold for one day periods. Management makes deposits only with financial institutions it believes to be financially sound.

(u)
Long-Term Assets

Premises and equipment, intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

(v)
Bank Owned Life Insurance

The Bank has purchased life insurance policies on certain current and former key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

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

Fair Value Hedges

For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged asset or liability attributable to the hedged risk are recognized in current earnings. The gain or loss on the derivative instrument is presented on the same income statement line item as the earnings effect of the hedged item. The Company utilizes interest rate swaps designated as fair value hedges to mitigate the effect of changing interest rates on the fair values of fixed rate loans. The hedging strategy on loans converts the fixed interest rates to SOFR-based variable interest rates. These derivatives are designated as partial term hedges of selected cash flows covering specified periods of time prior to the maturity dates of the hedged loans.

(y)
Stock-Based Compensation

Stock compensation accounting guidance (FASB ASC 718, “Compensation—Stock Compensation”) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share awards, restricted share unit awards, performance-based

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

awards, cash-settled stock appreciation rights (SARs), and employee share purchase plans. Because cash-settled SARs do not give the grantee the choice of receiving stock, all cash-settled SARs are accounted for as liabilities, not equity, as expense is accrued over the requisite service period.

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

(z)
Retirement Plans

Employee 401(k) and profit sharing plan expense is the amount of matching contributions and profit sharing contributions. Deferred compensation and supplemental retirement plan expense allocates the benefits over years of service.

(aa) Advertising Costs

Advertising costs are expensed as incurred by the Company and totaled $3,714,000, $3,455,000 and $2,736,000 for 2023, 2022 and 2021, respectively.

(bb) Earnings Per Share

Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, restricted share units, and performance share units and are determined using the treasury stock method.

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

(hh) Reclassification

Certain reclassifications have been made to the 2022 and 2021 figures to conform to the presentation for 2023.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

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

(jj) Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through February 28, 2024, which is the date the financial statements were available to be issued.

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

ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” In March 2020, the FASB issued this ASU and has issued subsequent amendments thereto, which provides temporary optional guidance to ease the potential burden in accounting for reference rate reform. The ASU provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference the London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued. It is intended to help stakeholders during the global market-wide reference rate transition period. The guidance was effective for all entities as of March 12, 2020 through December 31, 2022. In December 2022, the FASB issued an update to Accounting Standards Update 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting with Accounting Standards Update 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, which updated the effective date to be March 12, 2020 through December 31, 2024. The Company has implemented a transition plan to identify and modify its loans and other financial instruments, including certain indebtedness, with attributes that are either directly or indirectly influenced by LIBOR. The Company has moved substantially all of its LIBOR-based loans to its preferred replacement index, a Secured Overnight Financing Rate ("SOFR") based index as of December 31, 2023. For the Company’s currently outstanding LIBOR-based loan, the timing and manner in which such customer's interest rate transitions to a replacement index should occur at the next repricing date for such loan.

ASU 2022-01, “Derivatives and Hedging (Topic 815): Fair Value Hedging - Portfolio Layer Method.” ASU 2022-01 was issued to expand the scope of assets eligible for portfolio layer method hedging to include all financial assets. The update also expanded the then current last-of-layer method that permitted only one hedged layer to allow multiple hedged layers of a single closed portfolio. The last-of-layer method is renamed the portfolio layer method, because more than the last layer of a portfolio could be hedged. The guidance is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The adoption of ASU 2022-01 did not have a significant impact on the Company's financial statements.

ASU 2022-02, “Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures.” ASU 2022-02 was issued to respond to feedback received from post-implementation review of Topic 326. The amendments eliminate the troubled debt restructuring (TDR) recognition and measurement guidance and now require that an entity evaluate whether the modification represents a new loan or a continuation of an existing loan. The amendments enhance existing disclosures and include new disclosure requirements related to certain modifications of receivables made to borrowers experiencing financial difficulty. To improve consistency for vintage disclosures, the ASU requires that public business entities disclose current-period gross write-offs by year of origination for financing receivables and net investments in leases within the scope of Subtopic 326-20. The guidance is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The adoption of ASU-2022-02 did not have a significant impact on the Company's financial statements.

Other than those previously discussed, there were no other recently issued accounting pronouncements that are expected to materially impact the Company.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021
(2)
Loans and Allowance for Credit Losses

Loans are reported at their outstanding principal balances less unearned income, the allowance for credit losses and any deferred fees or costs on originated loans. Interest income on loans is accrued based on the principal balance outstanding. Loan origination fees, net of certain loan origination costs, are deferred and recognized as an adjustment to the related loan yield using a method which approximates the interest method.

For financial reporting purposes, the Company classifies its loan portfolio based on the underlying collateral utilized to secure each loan. This classification is consistent with that utilized in the Quarterly Report of Condition and Income filed by the Bank with the Federal Deposit Insurance Corporation (“FDIC”).

The classification of loans at December 31, 2023 and 2022 is as follows:

	In Thousands
	2023	2022
Residential 1-4 family real estate	$959,218	$854,970
Commercial and multi-family real estate	1,313,284	1,064,297
Construction, land development and farmland	901,336	879,528
Commercial, industrial and agricultural	127,659	124,603
1-4 family equity lines of credit	202,731	151,032
Consumer and other	104,373	93,332
Total loans before net deferred loan fees	3,608,601	3,167,762
Net deferred loan fees	(13,078)	(14,153)
Total loans	3,595,523	3,153,609
Less: Allowance for credit losses	(44,848)	(39,813)
Net loans	$3,550,675	3,113,796

At December 31, 2023, variable rate and fixed rate loans totaled $2,977,918,000 and $630,683,000, respectively. At December 31, 2022, variable rate and fixed rate loans totaled $2,546,325,000 and $621,437,000, respectively.

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

December 31, 2023, 2022 and 2021

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

Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type. This diversity helps reduce the Company’s exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. The Company also utilizes third-party experts to provide insight and guidance about economic conditions and trends affecting the market areas it serves. In addition, management tracks the level of owner- occupied commercial real estate loans versus non-owner occupied loans. Non-owner occupied commercial real estate loans are loans secured by multifamily and commercial properties where the primary source of repayment is derived from rental income associated with the property (that is, loans for which 50 percent or more of the source of repayment comes from third party, nonaffiliated rental income) or the proceeds of the sale, refinancing, or permanent financing of the property. These loans are made to finance income-producing properties such as apartment buildings, office and industrial buildings, and retail properties. Owner-occupied commercial real estate loans are loans where the primary source of repayment is the cash flow from the ongoing operations and business activities conducted by the party, or affiliate of the party, who owns the property.

Commercial and industrial: The commercial and industrial loan portfolio segment includes commercial and industrial loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases or other expansion projects. Collection risk in this portfolio is driven by the creditworthiness of underlying borrowers, particularly cash flow from customers’ business operations. Commercial and industrial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral, if any, provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans, if any, may fluctuate in value. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and usually incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Consumer: The consumer loan portfolio segment includes non-real estate secured direct loans to consumers for household, family, and other personal expenditures. Consumer loans may be secured or unsecured and are usually structured with short or medium term maturities. These loans are underwritten and approved based on a number of consumer credit quality criteria including limits on maximum LTV on secured consumer loans, minimum credit scores, and maximum debt to income levels. Many traditional forms of consumer installment credit have standard monthly payments and fixed repayment schedules of one to five years. These loans are made with either fixed or variable interest rates that are based on specific indices. Installment loans fill a variety of needs, such as financing the purchase of an automobile, a boat, a recreational vehicle or other large personal items, or for consolidating debt. These loans may be unsecured or secured by an assignment of title, as in an automobile loan, or by money in a bank account. In addition to consumer installment loans, this portfolio segment also includes secured and unsecured personal lines of credit as well as overdraft protection lines. Loans in this portfolio segment are sensitive to unemployment and other key consumer economic measures.

The following tables present the Company’s nonaccrual loans, certain credit quality indicators and past due loans as of December 31, 2023 and 2022.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

Loans on Nonaccrual Status

In Thousands
	2023	2022
Residential 1-4 family real estate	$—	$—
Commercial and multi-family real estate	—	—
Construction, land development and farmland	—	—
Commercial, industrial and agricultural	—	—
1-4 family equity lines of credit	—	—
Consumer and other	—	—
Total	$—	$—

Loans are placed on nonaccrual status when there is a significant deterioration in the financial condition of the borrower, which often is determined when the principal or interest on the loan is more than 90 days past due, unless the loan is both well-secured and in the process of collection. Generally, all interest accrued but not collected for loans that are placed on nonaccrual status, is reversed against current income. Interest income is subsequently recognized only to the extent cash payments are received while the loan is classified as nonaccrual, but interest income recognition is reviewed on a case-by-case basis. A nonaccrual loan is returned to accruing status once the loan has been brought current and collection is reasonably assured or the loan has been “well-secured” through other techniques. Past due status is determined based on the contractual due date per the underlying loan agreement.

At December 31, 2023 and December 31, 2022 the Company had no collateral dependent loans that were on non-accruing interest status. Accordingly, there was no impact on net interest income given the lack of these types of loans for the years ended December 31, 2023, December 31, 2022, and December 31, 2021.

Potential problem loans, which include nonperforming loans, amounted to approximately $5.9 million at December 31, 2023 compared to $6.4 million at December 31, 2022. Potential problem loans represent those loans with a well-defined weakness and where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower’s ability to comply with present repayment terms. This definition is believed to be substantially consistent with the standards established by the FDIC, Wilson Bank’s primary federal regulator, for loans classified as special mention, substandard, or doubtful, excluding the impact of nonperforming loans.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

Credit Quality Indicators

The following table presents loan balances classified within each risk rating category by primary loan type and based on year of origination as well as current period gross charge-offs by primary loan type and based on year of origination as of December 31, 2023.

	In Thousands
							Revolving
	2023	2022	2021	2020	2019	Prior	Loans	Total
December 31, 2023
Residential 1-4 family real estate:
Pass	$165,655	297,535	239,035	89,563	56,092	90,119	16,585	954,584
Special mention	76	859	225	876	137	1,558	—	3,731
Substandard	—	—	—	—	128	775	—	903
Total Residential 1-4 family real estate	$165,731	298,394	239,260	90,439	56,357	92,452	16,585	959,218
Residential 1-4 family real estate:
Current-period gross charge-offs	$—	—	—	—	—	—	—	—
Commercial and multi-family real estate:
Pass	$103,050	321,767	378,418	143,178	91,640	217,645	57,320	1,313,018
Special mention	—	—	155	—	—	31	—	186
Substandard	—	—	—	—	—	80	—	80
Total Commercial and multi-family real estate	$103,050	321,767	378,573	143,178	91,640	217,756	57,320	1,313,284
Commercial and multi-family real estate:
Current-period gross charge-offs	$—	—	—	—	—	—	—	—
Construction, land development and farmland:
Pass	$231,337	306,056	99,456	26,710	7,586	10,141	219,999	901,285
Special mention	—	—	—	—	—	51	—	51
Substandard	—	—	—	—	—	—	—	—
Total Construction, land development and farmland	$231,337	306,056	99,456	26,710	7,586	10,192	219,999	901,336
Construction, land development and farmland:
Current-period gross charge-offs	$—	—	—	—	—	—	—	—
Commercial, industrial and agricultural:
Pass	$16,811	34,507	7,460	12,272	17,066	7,593	31,832	127,541
Special mention	93	7	6	—	—	—	12	118
Substandard	—	—	—	—	—	—	—	—
Total Commercial, industrial and agricultural	$16,904	34,514	7,466	12,272	17,066	7,593	31,844	127,659
Commercial, industrial and agricultural:
Current-period gross charge-offs	$—	30	—	—	—	—	—	30
1-4 family equity lines of credit:
Pass	$—	—	—	—	—	—	202,189	202,189
Special mention	—	—	—	—	—	—	404	404
Substandard	—	—	—	—	—	—	138	138
Total 1-4 family equity lines of credit	$—	—	—	—	—	—	202,731	202,731
1-4 family equity lines of credit:
Current-period gross charge-offs	$—	—	—	—	—	—	—	—
Consumer and other:
Pass	$27,998	15,511	5,331	14,497	4,728	6,381	29,638	104,084
Special mention	4	52	57	7	—	—	—	120
Substandard	51	106	—	11	—	1	—	169
Total Consumer and other	$28,053	15,669	5,388	14,515	4,728	6,382	29,638	104,373
Consumer and other:
Current-period gross charge-offs	$1,843	213	98	22	—	—	151	2,328

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

The following table presents loan balances classified within each risk rating category based on year of origination as of December 31, 2023.

	In Thousands
	2023	2022	2021	2020	2019	Prior	Revolving Loans	Total
December 31, 2023
Pass	$544,851	975,376	729,700	286,220	177,112	331,879	557,563	3,602,701
Special mention	173	918	443	883	137	1,640	416	4,610
Substandard	51	106	—	11	128	856	138	1,290
Total	$545,075	976,400	730,143	287,114	177,377	334,375	558,117	3,608,601

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

The following table presents loan balances classified within each risk rating category by primary loan type and based on year of origination as well as current period gross charge-offs by primary loan type and based on year of origination as of December 31, 2022.

	In Thousands

	2022	2021	2020	2019	2018	Prior	Revolving Loans	Total
December 31, 2022
Residential 1-4 family real estate:
Pass	$290,315	262,690	106,107	61,984	29,526	81,229	17,751	849,602
Special mention	245	300	885	62	115	1,955	349	3,911
Substandard	—	—	—	131	—	1,326	—	1,457
Total Residential 1-4 family real estate	$290,560	262,990	106,992	62,177	29,641	84,510	18,100	854,970
Residential 1-4 family real estate:
Current-period gross charge-offs	$—	—	—	—	—	8	—	8
Commercial and multi-family real estate:
Pass	$271,403	246,265	161,326	107,908	74,494	166,267	36,342	1,064,005
Special mention	—	—	162	—	—	40	—	202
Substandard	—	—	—	—	—	90	—	90
Total Commercial and multi- family real estate	$271,403	246,265	161,488	107,908	74,494	166,397	36,342	1,064,297
Commercial and multi-family real estate:
Current-period gross charge-offs	$—	—	—	—	—	—	—	—
Construction, land development and farmland:
Pass	$364,681	237,051	90,341	9,648	5,212	9,445	163,076	879,454
Special mention	—	—	—	—	—	60	—	60
Substandard	—	—	—	—	—	14	—	14
Total Construction, land development and farmland	$364,681	237,051	90,341	9,648	5,212	9,519	163,076	879,528
Construction, land development and farmland:
Current-period gross charge-offs	$—	—	—	—	—	1	—	1
Commercial, industrial and agricultural:
Pass	$39,222	10,812	15,743	20,441	5,062	4,641	28,567	124,488
Special mention	7	44	17	—	—	47	—	115
Substandard	—	—	—	—	—	—	—	—
Total Commercial, industrial and agricultural	$39,229	10,856	15,760	20,441	5,062	4,688	28,567	124,603
Commercial, industrial and agricultural:
Current-period gross charge-offs	$21	—	—	—	—	—	—	21
1-4 family equity lines of credit:
Pass	$—	—	—	—	—	—	150,849	150,849
Special mention	—	—	—	—	—	—	67	67
Substandard	—	—	—	—	—	—	116	116
Total 1-4 family equity lines of credit	$—	—	—	—	—	—	151,032	151,032
1-4 family equity lines of credit:
Current-period gross charge-offs	$—	—	—	—	—	—	—	—
Consumer and other:
Pass	$28,487	11,163	18,075	5,995	345	6,757	22,166	92,988
Special mention	74	130	20	2	—	—	—	226
Substandard	74	19	13	—	11	1	—	118
Total Consumer and other	$28,635	11,312	18,108	5,997	356	6,758	22,166	93,332
Consumer and other:
Current-period gross charge-offs	$66	74	41	1	—	—	1,345	1,527

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

The following table presents loan balances classified within each risk rating category based on year of origination as of December 31, 2022.

	In Thousands
	2022	2021	2020	2019	2018	Prior	Revolving Loans	Total
December 31, 2022
Pass	$994,108	767,981	391,592	205,976	114,639	268,339	418,751	3,161,386
Special mention	326	474	1,084	64	115	2,102	416	4,581
Substandard	74	19	13	131	11	1,431	116	1,795
Total	$994,508	768,474	392,689	206,171	114,765	271,872	419,283	3,167,762

Age Analysis of Past Due Loans

	In Thousands
	30-59 Days Past Due	60-89 Days Past Due	Nonaccrual and Greater Than 89 Days	Total Nonaccrual and Past Due	Current	Total Loans	Recorded Investment Greater Than 89 Days and Accruing
December 31, 2023
Residential 1-4 family real estate	$1,544	552	1,178	3,274	955,944	959,218	$1,178
Commercial and multi-family real estate	5,846	—	—	5,846	1,307,438	1,313,284	—
Construction, land development and farmland	2,959	1	—	2,960	898,376	901,336	—
Commercial, industrial and agricultural	52	—	7	59	127,600	127,659	7
1-4 family equity lines of credit	571	209	106	886	201,845	202,731	106
Consumer and other	350	78	118	546	103,827	104,373	118
Total	$11,322	840	1,409	13,571	3,595,030	3,608,601	$1,409
December 31, 2022
Residential 1-4 family real estate	$2,046	1,080	426	3,552	851,418	854,970	$426
Commercial and multi-family real estate	397	1,626	400	2,423	1,061,874	1,064,297	400
Construction, land development and farmland	591	—	—	591	878,937	879,528	—
Commercial, industrial and agricultural	49	62	—	111	124,492	124,603	—
1-4 family equity lines of credit	74	77	—	151	150,881	151,032	—
Consumer and other	403	184	43	630	92,702	93,332	43
Total	$3,560	3,029	869	7,458	3,160,304	3,167,762	$869

Allowance for Credit Losses ("ACL") - Loans

The allowance for credit losses on loans is a contra-asset valuation account, calculated in accordance with ASC 326 that is deducted from the amortized cost basis of loans to present the net amount expected to be collected. The amount of the allowance represents management's best estimate of current expected credit losses on loans considering available information from internal and external sources, relevant to assessing collectability over the loans' contractual terms, adjusted for expected prepayments when appropriate. Relevant available information includes historical credit loss experience, current conditions and reasonable and supportable forecasts. While historical credit loss experience provides the basis for the estimation of expected credit losses, adjustments to historical loss information may be made for differences in current portfolio-specific risk characteristics, environmental conditions or other relevant factors. The allowance for credit losses is measured on a collective basis for portfolios of loans when similar risk characteristics exist. Loans that do not share risk characteristics are evaluated for expected credit losses on an individual basis and excluded from the collective evaluation. Expected credit losses for collateral dependent loans, including loans where the borrower is experiencing financial difficulty but foreclosure is not probable, are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate.

The Company’s discounted cash flow methodology incorporates a probability of default and loss given default model, as well as expectations of future economic conditions, using reasonable and supportable forecasts. Together, the probability of default and loss given default models with the use of reasonable and supportable forecasts generate estimates for cash flows expected and not expected to be collected over the estimated life of a loan. Estimates of future expected cash flows ultimately reflect assumptions made

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

concerning net credit losses over the life of a loan. The use of reasonable and supportable forecasts requires significant judgment. Management leverages economic projections from reputable and independent third parties to inform and provide its reasonable and supportable economic forecasts. The Company’s model reverts to a straight line basis for purposes of estimating cash flows beyond a period deemed reasonable and supportable. The Company forecasts probability of default and loss given default based on economic forecast scenarios over an eight quarter time period before reverting to a straight line basis for a four quarter time period. The duration of the forecast horizon, the period over which forecasts revert to a straight line basis, the economic forecasts that management utilizes, as well as additional internal and external indicators of economic forecasts that management considers, may change over time depending on the nature and composition of our loan portfolio. Changes in economic forecasts, in conjunction with changes in loan specific attributes, impact a loan’s probability of default and loss given default, which can drive changes in the determination of the ACL. Expectations of future cash flows are discounted at the loan’s effective interest rate. The resulting ACL represents the amount by which the loan’s amortized cost exceeds the net present value of a loan’s discounted cash flows expected to be collected. The ACL is recorded through a charge to provision for credit losses and is reduced by charge-offs, net of recoveries on loans previously charged-off. It is the Company’s policy to charge-off loan balances at the time they have been deemed uncollectible.

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

Loans that do not share similar risk characteristics with the collectively evaluated pools are evaluated on an individual basis and are excluded from the collectively evaluated pools. Individual evaluations are generally performed for loans greater than $500,000 which have experienced significant credit deterioration. Such loans are evaluated for credit losses based on either discounted cash flows or the fair value of collateral. When management determines that foreclosure is probable, expected credit losses are based on the fair value of the collateral, less selling costs. For loans for which foreclosure is not probable, but for which repayment is expected to be provided substantially through the operation or sale of the collateral, the Company has elected the practical expedient under ASC 326 to estimate expected credit losses based on the fair value of collateral, with selling costs considered in the event sale of the collateral is expected. Loans greater than $100,000 for which terms have been modified either through principal forgiveness, payment delay, term extension, or interest rate reduction are evaluated using these same individual evaluation methods.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

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

In accordance with CECL, losses are estimated over the remaining contractual terms of loans, adjusted for prepayments and curtailment. The contractual term excludes expected extensions, renewals and modifications.

Credit losses are estimated on the amortized cost basis of loans, which includes the principal balance outstanding and deferred loan fees and costs.

While management utilizes its best judgment and information available, the ultimate appropriateness of the allowance is dependent upon a variety of factors beyond management's control, including the performance of the loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications.

Loans are charged off when management believes that the full collectability of the loan is unlikely. As such, a loan may be partially charged-off after a “confirming event” has occurred which serves to validate that full repayment pursuant to the terms of the loan is unlikely.

Transactions in the allowance for credit losses for the years ended December 31, 2023 and 2022 are summarized as follows:

	In Thousands
	Residential 1-4 Family Real Estate	Commercial and Multi-family Real Estate	Construction, Land Development and Farmland	Commercial, Industrial and Agricultural	1-4 family Equity Lines of Credit	Consumer and Other	Total
December 31, 2023
Allowance for credit losses - loans:
Beginning balance	$7,310	15,299	13,305	1,437	1,170	1,292	39,813
Provision	1,435	2,123	702	125	639	1,276	6,300
Charge-offs	—	—	—	(30)	—	(2,328)	(2,358)
Recoveries	20	—	20	1	—	1,052	1,093
Ending balance	$8,765	17,422	14,027	1,533	1,809	1,292	44,848

	In Thousands
	Residential 1-4 Family Real Estate	Commercial and Multi-family Real Estate	Construction, Land Development and Farmland	Commercial, Industrial and Agricultural	1-4 family Equity Lines of Credit	Consumer and Other	Total
December 31, 2022
Allowance for credit losses - loans:
Beginning balance	$9,242	16,846	9,757	1,329	1098	1,360	39,632
Impact of adopting ASC 326	(3,393)	(3,433)	(266)	219	(324)	(367)	(7,564)
Provision	1,353	1,886	3,795	(117)	396	1,343	8,656
Charge-offs	(8)	—	(1)	(21)	—	(1,527)	(1,557)
Recoveries	116	—	20	27	—	483	646
Ending balance	$7,310	15,299	13,305	1,437	1,170	1,292	39,813

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

The following tables detail the allowance for loan losses and recorded investment in loans by loan classification and by impairment evaluation method as of December 31, 2021, as determined in accordance with ASC 310 prior to the adoption of ASC 326:

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

The following tables present the amortized cost basis of collateral dependent loans at December 31, 2023 and December 31, 2022 which are individually evaluated to determine expected credit losses:

	In Thousands
	Real Estate	Other	Total
December 31, 2023
Residential 1-4 family real estate	$1,949	—	1,949
Commercial and multi-family real estate	2,889	—	2,889
Construction, land development and farmland	—	—	—
Commercial, industrial and agricultural	—	—	—
1-4 family equity lines of credit	—	—	—
Consumer and other	—	—	—
	$4,838	—	4,838

	In Thousands
	Real Estate	Other	Total
December 31, 2022
Residential 1-4 family real estate	$130	—	130
Commercial and multi-family real estate	508	—	508
Construction, land development and farmland	—	—	—
Commercial, industrial and agricultural	—	—	—
1-4 family equity lines of credit	—	—	—
Consumer and other	—	—	—
	$638	—	638

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

Loan Modifications to Borrowers Experiencing Financial Difficulty

Effective January 1, 2023, the Company adopted ASU 2022-02 which eliminated the accounting guidance for TDRs and requires disclosures for certain loan modifications when a borrower is experiencing financial difficulty.

Occasionally, the Company modifies loans to borrowers in financial distress by providing, principal forgiveness, term extension, an other-than-insignificant payment delay or interest rate reduction. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses.

In some cases, the Company provides multiple types of concessions on one loan. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted. For the loans included in the "combination" columns below, multiple types of modifications have been made on the same loan within the current reporting period. The combination is at least two of the following: a term extension, principal forgiveness, an other-than-insignificant payment delay and/or an interest rate reduction.

The following table presents the amortized cost basis of loans at December 31, 2023 that were both experiencing financial difficulty and modified during the twelve months ended December 31, 2023, by class and type of modification. The percentage of the amortized cost basis of loans that were modified to borrowers in financial distress as compared to the amortized cost basis of each class of financing receivable is also presented below.

	(In Thousands)
	Principal Forgiveness	Payment Delay	Term Extension	Interest Rate Reduction	Combination Term Extension and Principal Forgiveness	Combination Term Extension and Interest Rate Reduction	Total Class of Financing Receivable
Residential 1-4 family real estate	$—	$947	$—	$—	$—	$—	0.10%
Commercial and multi-family real estate	—	2,406	—	—	—	—	0.18%
Construction, land development and farmland	—	—	—	—	—	—	—%
Commercial, industrial and agricultural	—	—	93	—	—	—	0.07%
1-4 family equity lines of credit	—	—	—	—	—	—	—%
Consumer and other	—	—	—	—	—	—	—%
Total	$—	$3,353	$93	$—	$—	$—	0.10%

The Company has not committed to lend additional amounts to the borrowers included in the previous table.

The Company closely monitors the performance of loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. The following table presents the performance of such loans that have been modified within the last 12 months and that are at least 30 days past due.

In Thousands
December 31, 2023	30-59 Days Past Due	60-89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due
Residential 1-4 family real estate	$—	$—	$—	$—
Commercial and multi-family real estate	—	—	—	—
Construction, land development and farmland	—	—	—	—
Commercial, industrial and agricultural	—	—	—	—
1-4 family equity lines of credit	—	—	—	—
Consumer and other	—	—	—	—
Total	$—	$—	$—	$—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

As evidenced above, no such loans that have been modified within the last 12 months were thirty days or more past due at December 31, 2023.

The following table presents the financial effect of the loan modifications presented above to borrowers experiencing financial difficulty for the twelve months ended December 31, 2023 (dollars in thousands):

Twelve Months Ended December 31, 2023	Principal Forgiveness	Weighted-Average Interest Rate Reduction	Weighted-Average Months of Term Extension
Residential 1-4 family real estate	$—	—%	—
Commercial and multi-family real estate	—	—	—
Construction, land development and farmland	—	—	—
Commercial, industrial and agricultural	—	—	37
1-4 family equity lines of credit	—	—	—
Consumer and other	—	—	—
Total	$—	—%	37

The following table presents the amortized cost basis of loans that had a payment default during the twelve months ended December 31, 2023 and were modified in the twelve months prior to that default to borrowers experiencing financial difficulty.

In Thousands
Twelve Months Ended December 31, 2023	Principal Forgiveness	Payment Delay	Term Extension	Interest Rate Reduction
Residential 1-4 family real estate	$—	$—	$—	$—
Commercial and multi-family real estate	—	—	—	—
Construction, land development and farmland	—	—	—	—
Commercial, industrial and agricultural	—	—	—	—
1-4 family equity lines of credit	—	—	—	—
Consumer and other	—	—	—	—
Total	$—	$—	$—	$—

There were no payment defaults during the twelve months ended December 31, 2023 on loans that had been modified in the twelve months prior to December 31, 2023.

Upon the Company's determination that a modified loan (or a portion of a loan) has subsequently been deemed uncollectible, the loan (or a portion of the loan) is written off. Therefore, the amortized costs basis of the loan is reduced by the amount deemed uncollectible and the allowance for credit losses is adjusted by the same amount.

TDR Disclosures Prior to Adoption of ASU 2022-02

Prior to the adoption of ASU 2022-02 the restructuring of a loan was considered a TDR if both (i) the borrower was experiencing financial difficulties and (ii) the creditor had granted a concession. Concessions may have included interest rate reductions or below market interest rates, principal forgiveness, extension of terms and other actions intended to minimize potential losses.

The Company did not modify any loan that was considered a TDR during the twelve months ended December 31, 2022.

The following table summarizes the carrying balances of TDRs at December 31, 2022 (dollars in thousands):

2022
Performing TDRs	$778
Nonperforming TDRs	150
Total TDRs	$928

The following table outlines the amount of each TDR categorized by loan classification for the years ended December 31, 2022 and 2021 (dollars in thousands):

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

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

As of December 31, 2022 and 2021 the Company did not have any loan previously classified as a TDR default within twelve months of the restructuring. A default is defined as an occurrence which violates the terms of the receivable’s contract.

As of December 31, 2023 the Bank had no consumer mortgage loans in the process of foreclosure. As of December 31, 2022 the Bank had $11,000 of consumer mortgage loans in the process of foreclosure.

The Company’s principal customers are primarily in Middle Tennessee. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral vary depending upon the purpose of the credit and the borrower’s financial condition. In the normal course of business, Wilson Bank has made loans at prevailing interest rates and terms to directors and executive officers of the Company and to their affiliates. The aggregate amount of these loans was $7,768,000 and $6,859,000 at December 31, 2023 and 2022, respectively. None of these loans were restructured, charged-off or involved more than the normal risk of collectibility or presented other unfavorable features during the three years ended December 31, 2023.

An analysis of the activity with respect to such loans to related parties is as follows:

	In Thousands
	December 31,
	2023	2022
Balance, January 1	$6,859	$5,725
New loans and renewals during the year	9,860	13,379
Repayments (including loans paid by renewal) during the year	(8,951)	(12,245)
Balance, December 31	$7,768	$6,859

In 2023, 2022 and 2021, Wilson Bank originated mortgage loans for sale into the secondary market of $73,984,000, $106,601,000 and $215,813,000, respectively. The fees and gain on sale of these loans totaled $2,635,000, $2,973,000 and $9,997,000 in 2023, 2022 and 2021, respectively.

In some instances, Wilson Bank sells loans that contain provisions which permit the buyer to seek recourse against Wilson Bank in certain circumstances. At December 31, 2023 and 2022, total mortgage loans sold with recourse in the secondary market aggregated $69,308,000 and $84,162,000, respectively. At December 31, 2023, Wilson Bank has not been required to repurchase a significant amount of the mortgage loans originated by Wilson Bank and sold in the secondary market. Management expects no significant losses to result from these recourse provisions.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

(3)
Debt Securities

Debt securities have been classified in the consolidated balance sheet according to management’s intent. Debt securities at December 31, 2023 consist of the following:

	Securities Available-For-Sale
	In Thousands
		Gross Unrealized	Gross Unrealized	Fair
	Amortized Cost	Gains	Losses	Value
U.S. Treasury and other U.S. government agencies	$4,901	—	472	4,429
U.S. Government-sponsored enterprises (GSEs)	167,738	—	23,570	144,168
Mortgage-backed securities	480,759	230	63,959	417,030
Asset-backed securities	51,183	193	1,403	49,973
Corporate bonds	2,500	—	77	2,423
Obligations of states and political subdivisions	223,358	397	30,697	193,058
	$930,439	820	120,178	811,081

The Company’s classification of securities at December 31, 2022 was as follows:

	Securities Available-For-Sale
	In Thousands
		Gross Unrealized	Gross Unrealized	Fair
	Amortized Cost	Gains	Losses	Value
U.S. Treasury and other U.S. government agencies	$7,353	—	856	6,497
U.S. Government-sponsored enterprises (GSEs)	177,261	—	32,049	145,212
Mortgage-backed securities	518,727	1	74,290	444,438
Asset-backed securities	47,538	—	2,288	45,250
Corporate bonds	2,500	—	97	2,403
Obligations of states and political subdivisions	218,936	—	39,924	179,012
	$972,315	1	149,504	822,812

As of December 31, 2023, there was no allowance for credit losses on available-for-sale securities.

Included in mortgage-backed securities are collateralized mortgage obligations totaling $145,179,000 (fair value of $124,005,000) and $148,460,000 (fair value of $126,190,000) at December 31, 2023 and 2022, respectively.

The amortized cost and estimated market value of debt securities at December 31, 2023, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities of mortgage and asset-backed securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	In Thousands
Securities Available-For-Sale	Amortized Cost	Fair Value
Due in one year or less	$308	302
Due after one year through five years	99,749	90,059
Due after five years through ten years	279,313	243,984
Due after ten years	551,069	476,736
	$930,439	811,081

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

Results from sales of debt securities are as follows:

	In Thousands
	2023	2022	2021
Gross proceeds	$32,740	42,728	39,652
Gross realized gains	$17	—	137
Gross realized losses	(1,026)	(1,620)	(109)
Net realized gains (losses)	$(1,009)	(1,620)	28

Securities carried on the balance sheet of approximately $500,046,000 (approximate market value of $429,705,000) and $477,051,000 (approximate market value of $405,043,000) were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2023 and 2022, respectively.

At December 31, 2023, there were no holdings of securities of any one issuer, other than U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.

Included in the securities above are $116,000,000 (approximate market value of $99,000,000) and $111,505,000 (approximate market value of $90,008,000) at December 31, 2023 and 2022, respectively, in obligations of political subdivisions located within the states of Tennessee, Alabama, and Texas.

The following table shows the gross unrealized losses and fair value of the Company’s available-for-sale securities with unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2023 and 2022.

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number of			Number of
		Unrealized	Securities		Unrealized	Securities		Unrealized
2023	Fair Value	Losses	Included	Fair Value	Losses	Included	Fair Value	Losses
Available-for-Sale Securities:
Debt securities:
U.S. Treasury and other U.S. government agencies	$—	$—	—	$4,429	$472	2	$4,429	$472
U.S. Government-sponsored enterprises (GSEs)	—	—	—	144,169	23,569	55	144,169	23,569
Mortgage-backed securities	8,889	63	7	390,557	63,897	221	399,446	63,960
Asset-backed securities	2,500	44	1	30,666	1,359	26	33,166	1,403
Corporate bonds	—	—	—	2,423	77	1	2,423	77
Obligations of states and political subdivisions	5,375	14	2	171,157	30,683	193	176,532	30,697
	$16,764	$121	10	$743,401	$120,057	498	$760,165	$120,178

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number of			Number of
		Unrealized	Securities		Unrealized	Securities		Unrealized
2022	Fair Value	Losses	Included	Fair Value	Losses	Included	Fair Value	Losses
Available-for-Sale Securities:
Debt securities:
U.S. Treasury and other U.S. government agencies	$—	$—	—	$6,497	$856	—	$6,497	$856
U.S. Government-sponsored enterprises (GSEs)	9,747	872	4	135,465	31,177	54	145,212	32,049
Mortgage-backed securities	148,441	14,601	113	295,431	59,689	136	443,872	74,290
Asset-backed securities	35,276	1,607	21	9,974	681	11	45,250	2,288
Corporate bonds	2,403	97	1	—	—	—	2,403	97
Obligations of states and political subdivisions	58,567	6,056	76	120,445	33,868	128	179,012	39,924
	$254,434	$23,233	215	$567,812	$126,271	332	$822,246	$149,504

The applicable date for determining when securities are in an unrealized loss position is December 31, 2023 and 2022. As such, it is possible that a security had a market value less than its amortized cost on other days during the twelve-month periods ended December 31, 2023 and 2022, but is not in the "Investments with an Unrealized Loss of less than 12 months" category above.

As shown in the tables above, at December 31, 2023 and 2022, the Company had unrealized losses of $120.2 million and $149.5 million on $760.2 million and $822.2 million, respectively, of securities in an unrealized loss position at those dates. As described in Note 1. Summary of Significant Accounting Policies, for any security classified as available-for-sale that is in an unrealized loss position at the balance sheet date, the Company assesses whether or not it intends to sell the security, or more-likely-than-not will be required to sell the security, before recovery of its amortized cost basis which would require a write-down to fair value through net income. Because the Company currently does not intend to sell those securities that have an unrealized loss at December 31, 2023, and it is likely that the Company will not be required to sell the securities before recovery of their amortized cost bases, which may be maturity, the Company has determined that no write-down is necessary. In addition, the Company evaluates whether any portion of the decline in fair value is the result of credit deterioration, which would require the recognition of an allowance for credit losses. Such evaluations consider the extent to which the amortized cost of the security exceeds its fair value, changes in credit ratings and any other known adverse conditions related to the specific security. The unrealized losses associated with securities at December 31, 2023 are driven by changes in interest rates and not due to the credit quality of the securities, and accordingly, no allowance for credit losses is considered necessary related to available-for- sale securities at December 31, 2023. These securities will continue to be monitored as a part of the Company's ongoing evaluation of credit quality.

Mortgage-Backed Securities

At December 31, 2023, approximately 97% of the mortgage-backed securities held by the Company were issued by U.S. government-sponsored entities and agencies. Because the decline in fair value is largely attributable to interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired (OTTI) at December 31, 2023.

The Company's mortgage-backed securities portfolio includes non-agency collateralized mortgage obligations with a fair value of $11.5 million which had unrealized losses of approximately $1.5 million at December 31, 2023. These non-agency mortgage-backed securities were rated A or higher at December 31, 2023. The Company monitors to ensure it has adequate credit support and as of December 31, 2023, the Company believes there is no OTTI and does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery. The issuers continue to make timely principal and interest payments on the bonds.

Obligations of States and Political Subdivisions

Unrealized losses on municipal bonds have not been recognized into income because the issuers' bonds are of high credit quality (rated A or higher), management does not intend to sell the securities and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

conditions. The issuers continue to make timely principal and interest payments on the bonds. The fair value is expected to recover as the bonds approach maturity.

Asset-Backed Securities

The Company's asset-backed securities portfolio includes agency and non-agency asset backed and other amortizing debt securities with a fair value of $50.0 million which had unrealized losses of approximately $1.4 million at December 31, 2023. The Company monitors these securities to ensure it has adequate credit support and as of December 31, 2023, the Company believes there is no OTTI and does not have the intent to sell these securities and it is not more likely than not that it will be required to sell the securities before their anticipated recovery. The issuers continue to make timely principal and interest payments on the bonds.

Corporate Bonds

The Company's lone corporate debt security with a fair value of $2.4 million had an unrealized loss of approximately $0.1 million at December 31, 2023. The Company monitors this security to ensure it has adequate credit support and as of December 31, 2023, the Company believes there is no OTTI and does not have the intent to sell this security and it is not more likely than not that it will be required to sell the security before its anticipated recovery. The issuer continues to make timely principal and interest payments on the bond.

(4)
Restricted Equity Securities

Restricted equity securities consists of stock of the FHLB of Cincinnati amounting to $3,436,000 and $4,357,000 at December 31, 2023 and 2022, respectively. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

(5)
Premises and Equipment

The detail of premises and equipment at December 31, 2023 and 2022 is as follows:

	In Thousands
	2023	2022
Land	$20,822	$20,822
Buildings	49,784	46,579
Leasehold improvements	1,710	1,621
Furniture and equipment	16,524	14,858
Automobiles	345	373
Construction-in-progress	2,469	2,711
	91,654	86,964
Less accumulated depreciation	(29,256)	(24,933)
	$62,398	$62,031

During 2023, 2022 and 2021, payments of $1,442,000, $379,000 and $1,227,000, respectively, were made to an entity owned by a director for the construction of buildings utilized by Wilson Bank and repair work on existing buildings utilized by Wilson Bank.

Depreciation expense was $4,221,000, $4,370,000 and $4,235,000 for the years ended December 31, 2023, 2022 and 2021, respectively.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

(6)
Goodwill

The Company's intangible assets result from the excess of purchase price over the applicable book value of the net assets acquired related to outside ownership of two previously 50% owned subsidiaries that the Company acquired 100% of in 2005.

	In Thousands
	2023	2022
Goodwill:
Balance at January 1,	$4,805	4,805
Goodwill acquired during year	—	—
Impairment loss	—	—
Balance at December 31,	$4,805	4,805

(7)
Leases

Lessee Accounting

The majority of leases in which the Company is the lessee are comprised of real estate property for branches and office space and are recorded as operating leases with terms extending beyond 2028. The Company has one finance lease, which it entered into in 2022, with a lease term through 2046. These leases are classified as operating or finance leases at commencement. Right-of-use assets representing the right to use the underlying asset and lease liabilities representing the obligation to make future lease payments are recognized on the balance sheet. These assets and liabilities are estimated based on the present value of future lease payments discounted using the Company's incremental secured borrowing rates as of the commencement date of the lease. Certain lease agreements contain renewal options which are considered in the determination of the lease term if they are deemed reasonably certain to be exercised. The Company has elected not to recognize leases with an original term of less than 12 months on the balance sheet.

The following table represents lease assets and lease liabilities as of December 31, 2023 and 2022 (in thousands).

Lease right-of-use assets	Classification	December 31, 2023	December 31, 2022
Operating lease right-of-use assets	Other Assets	$3,542	4,519
Finance lease right-of-use assets	Other Assets	2,123	2,215

Lease liabilities	Classification	December 31, 2023	December 31, 2022
Operating lease liabilities	Other Liabilities	$3,736	4,671
Finance lease liabilities	Other Liabilities	2,251	2,281

The total lease cost related to operating leases and short term leases is recognized on a straight-line basis over the lease term. For finance leases, right-of-use assets are amortized on a straight-line basis over the lease term and interest imputed on the lease liability is recognized using the effective interest method. The components of the Bank's total lease cost were as follows for the years ended December 31, 2023 and 2022.

	In Thousands
	2023	2022
Operating lease cost	$637	563
Finance lease cost	158	159
Short-term lease cost	—	—
Net lease cost	$795	722

The weighted average remaining lease term and weighted average discount rate for operating leases at December 31, 2023 and 2022 were as follows:

	2023	2022
Operating Leases
Weighted average remaining lease term (in years)	10.10	10.53
Weighted average discount rate	4.31%	4.25%

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

The weighted average remaining lease term and weighted average discount rate for finance leases at December 31, 2023 and 2022 were as follows:

	2023	2022
Finance Leases
Weighted average remaining lease term (in years)	23.34	24.35
Weighted average discount rate	2.90%	2.90%

Cash flows related to operating and finance leases during the year ended December 31, 2023 and 2022 were as follows:

	In Thousands
	2023	2022
Operating cash flows related to operating leases	$595	547
Operating cash flows related to finance leases	66	66
Financing cash flows related to finance leases	30	26

Future undiscounted lease payments for operating leases with initial terms of more than 12 months at December 31, 2023 and 2022 were as follows:

	In Thousands
	2023	2022
Operating Leases
2024	$553	595
2025	560	635
2026	568	642
2027	576	649
2028	547	657
Thereafter	1,854	2,686
Total undiscounted lease payments	4,658	5,864
Less: imputed interest	(922)	(1,193)
Net lease liabilities	$3,736	$4,671

Future undiscounted lease payments for finance leases with initial terms of more than 12 months at December 31, 2023 and 2022 were as follows:

	In Thousands
	2023	2022
Finance Leases
2024	$98	$96
2025	101	98
2026	105	101
2027	108	105
2028	111	108
Thereafter	2,676	2,787
Total undiscounted lease payments	3,199	3,295
Less: imputed interest	(948)	(1,014)
Net lease liabilities	$2,251	$2,281

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

(8)
Mortgage Servicing Rights

During the first quarter of 2022, the Company began selling a portfolio of residential mortgage loans to a third party, while retaining the rights to service the loans. Mortgage loans serviced for others are not reported as assets. The principal balances of these loans as of December 31, 2023 and December 31, 2022 are as follows:

	In Thousands
	December 31, 2023	December 31, 2022
Mortgage loan portfolios serviced for:
FHLMC	$99,441	85,742

For the years ended December 31, 2023 and 2022, the change in carrying value of the Company's mortgage servicing rights accounted for under the amortization method was as follows:

	In Thousands
	December 31, 2023	December 31, 2022
Balance at beginning of period	$1,065	—
Servicing rights retained from loans sold	245	1,597
Amortization	(227)	(532)
Valuation Allowance Provision	—	—
Balance at end of period	$1,083	1,065
Fair value, end of period	$1,398	1,252

The key data and assumptions used in estimating the fair value of the Company's mortgage servicing rights as of December 31, 2023 and 2022 were as follows:

	December 31, 2023	December 31, 2022
Prepayment speed	7.92%	7.18%
Weighted-average life (in years)	8.55	8.98
Weighted-average note rate	4.73%	4.34%
Weighted-average discount rate	9.00%	9.00%

(9)
Deposits

Deposits at December 31, 2023 and 2022 are summarized as follows:

	In Thousands
	2023	2022
Demand deposits	$389,725	414,905
Savings accounts	320,301	338,963
Negotiable order of withdrawal accounts	934,709	1,070,629
Money market demand accounts	1,156,694	1,301,349
Certificates of deposit $250,000 or greater	548,269	230,408
Other certificates of deposit	942,346	471,249
Individual retirement accounts $250,000 or greater	11,018	7,727
Other individual retirement accounts	64,044	57,475
Total	$4,367,106	3,892,705

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2023 are as follows:

(In Thousands)
Maturity	Total
2024	$1,228,675
2025	258,962
2026	38,934
2027	22,734
2028	15,579
Thereafter	793
$1,565,677

The aggregate amount of overdrafts reclassified as loans receivable was $858,000 and $1,453,000 at December 31, 2023 and 2022, respectively. The aggregate balances of related party deposits at December 31, 2023 and 2022 were $15,640,000 and $11,823,000, respectively.

As of December 31, 2023 and 2022, Wilson Bank was not required to maintain a cash balance with the Federal Reserve.

(10)
Non-Interest Income and Non-Interest Expense

The significant components of non-interest income and non-interest expense for the years ended December 31, 2023, 2022 and 2021 are presented below:

	In Thousands
	2023	2022	2021
Non-interest income:
Service charges on deposits	$7,890	7,382	6,137
Brokerage income	7,184	6,929	6,368
Debit and credit card interchange income, net	8,490	8,416	7,783
Other fees and commissions	1,408	1,653	1,446
BOLI and annuity earnings	1,667	1,346	1,109
Gain (loss) on sale of securities, net	(1,009)	(1,620)	28
Fees and gains on sales of mortgage loans	2,635	2,973	9,997
Mortgage servicing income (loss), net	9	(28)	—
Loss on sale of other real estate, net	—	—	(15)
Gain (loss) on sale of fixed assets, net	(55)	291	(43)
Gain (loss) on sale of other assets, net	(10)	8	6
Other income (loss)	80	(69)	34
	$28,289	27,281	32,850

	In Thousands
	2023	2022	2021
Non-interest expense:
Employee salaries and benefits	$59,501	56,707	52,722
Equity-based compensation	1,528	1,864	1,428
Occupancy expenses	6,532	5,563	5,473
Furniture and equipment expenses	3,202	3,389	3,323
Data processing expenses	8,810	7,337	5,780
Advertising expenses	3,714	3,455	2,736
Accounting, legal & consulting expenses	1,789	1,409	1,287
FDIC insurance	3,120	1,527	1,130
Directors’ fees	713	650	686
Other operating expenses	12,042	11,069	10,927
	$100,951	92,970	85,492

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

(11)
Income Taxes

The components of the net deferred tax asset at December 31, 2023 and 2022 were as follows:

	In Thousands
	2023	2022
Deferred tax asset:
Federal	$36,034	40,690
State	11,641	13,095
	47,675	53,785
Deferred tax liability:
Federal	(1,654)	(1,850)
State	(548)	(612)
	(2,202)	(2,462)
Net deferred tax asset	$45,473	51,323

The tax effects of each type of significant item that gave rise to deferred tax assets (liabilities) at December 31, 2023 and 2022 were:

	In Thousands
	2023	2022
Financial statement allowance for credit losses in excess of tax allowance	$11,509	10,128
Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(1,546)	(1,801)
Financial statement deduction for deferred compensation in excess of deduction for tax purposes	1,487	1,464
Financial statement income on FHLB stock dividends not recognized for tax purposes	(327)	(327)
Financial statement off-balance sheet exposure allowance for credit losses in excess of tax allowance	822	1,604
Unrealized loss on securities available-for-sale	31,195	39,073
Equity based compensation	1,355	1,224
Other items, net	978	(42)
Net deferred tax asset	$45,473	51,323

The components of income tax expense (benefit) at December 31, 2023, 2022 and 2021 are summarized as follows:

	In Thousands
	Federal	State	Total
2023
Current	$14,023	1,945	15,968
Deferred	(1,458)	(571)	(2,029)
Total	$12,565	1,374	13,939
2022
Current	$15,096	2,011	17,107
Deferred	(1,565)	(486)	(2,051)
Total	$13,531	1,525	15,056
2021
Current	$13,580	2,084	15,664
Deferred	(698)	(234)	(932)
Total	$12,882	1,850	14,732

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

A reconciliation of actual income tax expense of $13,939,000, $15,056,000 and $14,732,000 for the years ended December 31, 2023, 2022 and 2021, respectively, to the “expected” tax expense (computed by applying the statutory rate of 21% for 2023, 2022 and 2021 to earnings before income taxes) is as follows:

	In Thousands
	2023	2022	2021
Computed “expected” tax expense	$13,204	14,301	13,473
State income taxes, net of Federal income tax benefit	1,120	1,117	1,584
Tax exempt interest, net of interest expense exclusion	(190)	(274)	(237)
Earnings on cash surrender value of life insurance	(344)	(273)	(205)
Expenses not deductible for tax purposes	74	23	12
Equity based compensation	(46)	(55)	(28)
Other	121	217	133
	$13,939	15,056	14,732

Total income tax expense (benefit) for 2023, 2022 and 2021, includes $(264,000), $(423,000) and $7,000 of expense (benefit) related to the realized gain and loss on sale of securities, respectively.

As of December 31, 2023, 2022 and 2021 the Company has not accrued or recognized interest or penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

No valuation allowance for deferred tax assets was recorded at December 31, 2023 and 2022 as management believes it is more likely than not that all of the deferred tax assets will be realized against deferred tax liabilities and projected future taxable income. There were no unrecognized tax benefits during any of the reported periods.

The Company and Wilson Bank file income tax returns in the United States (“U.S.”), as well as in the State of Tennessee. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2020.

(12)
Commitments and Contingent Liabilities

The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's consolidated financial position.

At December 31, 2023 and 2022, respectively, the Company has lines of credit with other correspondent banks totaling $102,485,000 and $101,208,000. At December 31, 2023 and 2022, respectively, there was no balance outstanding under these lines of credit.

The Company also has a Cash Management Advance ("CMA") Line of Credit agreement. The CMA is a component of the Company's Blanket Agreement for advances with the FHLB of Cincinnati. The purpose of the CMA is to assist with short-term liquidity management. Under the terms of the CMA, the Company may borrow a maximum of $25,000,000, selecting a variable rate of interest for up to 90 days or a fixed rate for a maximum of 30 days. There were no borrowings outstanding under the CMA at December 31, 2023 or December 31, 2022.

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

December 31, 2023, 2022 and 2021

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	In Thousands
	Contract or Notional Amount
	2023	2022
Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit	$1,010,899	1,217,963
Standby letters of credit	106,420	118,064
Total	$1,117,319	1,336,027

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present creditworthiness of such counterparties. Such commitments have been made on terms which are competitive in the markets in which the Company operates; thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $106,420,000 at December 31, 2023.

Allowance For Credit Losses - Off-Balance-Sheet Credit Exposures. The allowance for credit losses on off-balance-sheet credit exposures is a liability account, calculated in accordance with ASC 326, representing expected credit losses over the contractual period for which we are exposed to credit risk resulting from a contractual obligation to extend credit. No allowance is recognized if we have the unconditional right to cancel the obligation. Off-balance-sheet credit exposures primarily consist of amounts available under outstanding lines of credit and letters of credit detailed in the table above. For the period of exposure, the estimate of expected credit losses considers both the likelihood that funding will occur and the amount expected to be funded over the estimated remaining life of the commitment or other off-balance-sheet exposure. The likelihood and expected amount of funding are based on historical utilization rates. The amount of the allowance represents management's best estimate of expected credit losses on commitments expected to be funded over the contractual life of the commitment.

Estimating credit losses on amounts expected to be funded uses the same methodology as described for loans in Note 2 - Loans and Allowance for Credit Losses as if such commitments were funded.

The following table details activity in the allowance for credit losses on off-balance-sheet credit exposures for the years ended December 31, 2023, 2022 and 2021.

	(In Thousands)
	2023	2022	2021
Beginning balance, January 1	$6,136	955	693
Impact of adopting ASC 326	—	6,195	—
Credit loss expense (benefit)	(2,989)	(1,014)	262
Ending balance, December 31,	$3,147	6,136	955

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

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

Various legal claims also arise from time to time in the normal course of business. In the opinion of management, the resolution of these claims outstanding at December 31, 2023 will not have a material impact on the Company’s consolidated financial statements.

(14)
Concentration of Credit Risk

Practically all of the Company’s loans, commitments, and commercial and standby letters of credit have been granted to customers in the Company’s market area. Practically all such customers are depositors of Wilson Bank. The concentrations of credit by type of loan are set forth in Note 2 - Loans and Allowance for Credit Losses.

Interest bearing deposits totaling $63,870,000 were deposited with five commercial banks at December 31, 2023. In addition, the Bank has funds deposited with the FHLB of Cincinnati in the amount of $902,000. Funds deposited with the FHLB of Cincinnati are not insured by the FDIC.

Federal funds sold in the amount of $10,159,000 were deposited with one commercial bank at December 31, 2023.

(15)
Employee Benefit Plan

Wilson Bank has in effect a 401(k) plan (the “401(k) Plan”) which covers eligible employees. To be eligible an employee must have obtained the age of 18. The provisions of the 401(k) Plan provide for both employee and employer contributions. For the years ended December 31, 2023, 2022 and 2021, Wilson Bank contributed $3,662,000, $3,309,000, and $3,120,000, respectively, to the 401(k) Plan.

(16)
Dividend Reinvestment Plan

Under the terms of the Company’s dividend reinvestment plan (the “DRIP”) holders of common stock may elect to automatically reinvest cash dividends in additional shares of common stock. The Company may elect to sell original issue shares or to purchase shares in the open market for the account of participants in the DRIP. Original issue shares of 189,471 in 2023, 250,365 in 2022 and 186,583 in 2021 were sold to participants under the terms of the DRIP.

(17)
Regulatory Matters and Restrictions on Dividends

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2023, the Bank and the Company met all capital adequacy requirements to which they are subject.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If an institution is classified as adequately capitalized or lower, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is growth and expansion, and capital restoration plans are required. As of December 31, 2023 and 2022, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Company's and Wilson Bank's actual capital amounts and ratios as of December 31, 2023 and 2022 are presented in the following tables. The capital conservation buffer of 2.5% is not included in the required minimum ratios of the tables presented below.

					For Classification Under
			Minimum		Corrective Action Plan
	Actual		Capital Adequacy		as Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2023
Total capital to risk weighted assets:
Consolidated	$560,757	14.5%	$308,449	8.0%	$385,562	10.0%
Wilson Bank	559,224	14.5	308,333	8.0	385,417	10.0
Tier 1 capital to risk weighted assets:
Consolidated	512,762	13.3	231,337	6.0	308,449	8.0
Wilson Bank	511,229	13.3	231,250	6.0	308,334	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	512,693	13.3	173,503	4.5	N/A	N/A
Wilson Bank	511,160	13.3	173,438	4.5	250,521	6.5
Tier 1 capital to average assets:
Consolidated	512,762	10.6	193,564	4.0	N/A	N/A
Wilson Bank	511,229	10.6	193,492	4.0	241,865	5.0

					For Classification Under
			Minimum		Corrective Action Plan
	Actual		Capital Adequacy		as Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2022
Total capital to risk weighted assets:
Consolidated	$512,025	13.5%	$303,440	8.0%	$379,300	10.0%
Wilson Bank	509,169	13.4	303,334	8.0	379,168	10.0
Tier 1 capital to risk weighted assets:
Consolidated	466,076	12.3	227,580	6.0	303,440	8.0
Wilson Bank	463,220	12.2	227,500	6.0	303,333	8.0
Common equity Tier 1 capital to risk weighted assets:
Consolidated	466,061	12.3	170,685	4.5	N/A	N/A
Wilson Bank	463,205	12.2	170,625	4.5	246,458	6.5
Tier 1 capital to average assets:
Consolidated	466,076	11.2	166,712	4.0	N/A	N/A
Wilson Bank	463,220	11.1	166,648	4.0	208,310	5.0

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

Dividend Restrictions

The Company and the Bank are subject to dividend restrictions set forth by the Tennessee Department of Financial Institutions and federal banking agencies, as applicable. Additional restrictions may be imposed by the Tennessee Department of Financial Institutions and federal banking agencies under the powers granted to them by law.

(18)
Salary Deferral Plans

The Company provides some of its officers non-qualified pension benefits through an Executive Salary Continuation Plan ("the Plan") and Supplemental Executive Retirement Plan (SERP) Agreements ("SERP Agreements"). The Plan and SERP Agreements were established by the Board of Directors to reward executive management for past performance and to provide additional incentive to retain the service of executive management. The Plan and SERP Agreements generally provide executives with benefits of a portion of their salary beginning at retirement through life. As a result, the Company has accrued a liability for future obligations under the Plan and SERP Agreements. At December 31, 2023 and 2022, the liability related to the Plan totaled $1,475,000 and $1,575,000, respectively. At December 31, 2023 and 2022 the liability related to the SERP Agreements totaled $4,219,000 and $4,026,000 respectively. The expense incurred for these plans totaled $547,000, $789,000 and $705,000 for the year ended December 31, 2023, 2022 and 2021, respectively.

The Company has purchased life insurance policies to provide the benefits related to the Plan, which at December 31, 2023 and 2022 had an aggregate cash surrender value of $6,462,000 and $6,306,000, respectively, and an aggregate face value of insurance policies in force of $16,407,000 and $16,377,000, respectively. The life insurance policies remain the sole property of the Company and are payable to the Company.

The Company has also purchased bank owned life insurance policies on some of its current and former officers. The insurance policies remain the sole property of the Company and are payable to the Company. The cash surrender value of the life insurance contracts totaled $53,183,000 and $51,701,000 and the face amount of the insurance policies in force approximated $122,010,000 and $121,634,000 at December 31, 2023 and 2022, respectively.

The Company has also purchased Flexible Premium Indexed Deferred Annuity Contracts (“Annuity Contracts”) to provide benefits related to the SERP Agreements. The Annuity Contracts remain the sole property of the Company and are payable to the Company. Included in other assets at December 31, 2023 and 2022 are the Annuity Contracts with an aggregate value of $23,745,000 and $24,135,000, respectively.

(19)
Equity Incentive Plan

In April 2009, the Company’s shareholders approved the Wilson Bank Holding Company 2009 Stock Option Plan (the “2009 Stock Option Plan”). The 2009 Stock Option Plan was effective as of April 14, 2009. Under the 2009 Stock Option Plan, awards could be in the form of options to acquire common stock of the Company. Subject to adjustment as provided by the terms of the 2009 Stock Option Plan, the maximum number of shares of common stock with respect to which awards could be granted under the 2009 Stock Option Plan was 100,000 shares. The 2009 Stock Option Plan terminated on April 13, 2019, and no additional awards may be issued under the 2009 Stock Option Plan. The awards granted under the 2009 Stock Option Plan prior to the Plan's expiration will remain outstanding until exercised or otherwise terminated. As of December 31, 2023, the Company had outstanding 2,433 options under the 2009 Stock Option Plan with a weighted average exercise price of $35.96.

During the second quarter of 2016, the Company’s shareholders approved the Wilson Bank Holding Company 2016 Equity Incentive Plan, which authorizes awards of up to 750,000 shares of common stock. The 2016 Equity Incentive Plan was approved by the Board of Directors and effective as of January 25, 2016 and approved by the Company’s shareholders on April 12, 2016. On September 26, 2016, the Board of Directors approved an amendment and restatement of the 2016 Equity Incentive Plan (as amended and restated the “2016 Equity Incentive Plan”) to make clear that directors who are not also employees of the Company may be awarded stock appreciation rights. The primary purpose of the 2016 Equity Incentive Plan is to promote the interest of the Company and its shareholders by, among other things, (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its subsidiaries and affiliates, (ii) motivating those individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking their compensation to the long-term interests of the Company and its shareholders. Except for certain limitations, awards can be in the form of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted shares and restricted share units, performance awards and other stock-based awards. As of December 31, 2023, the Company had 175,045 shares remaining available for issuance under the 2016 Equity Incentive Plan. As of December 31, 2023, the Company had outstanding under the 2016 Equity Incentive Plan 212,541 stock options with a weighted average exercise price of $57.32, 157,020 cash-settled stock appreciation rights

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

with a weighted average exercise price of $54.88, and 15,866 restricted share awards, restricted share unit awards, and performance share unit awards.

Stock Options and Stock Appreciation Rights

As of December 31, 2023, the Company had outstanding 214,974 stock options with a weighted average exercise price of $57.08 and 157,020 cash-settled stock appreciation rights with a weighted average exercise price of $54.88. Included in other liabilities at December 31, 2023 and 2022 were $3,297,000 and $3,020,000 in accrued cash-settled stock appreciation rights, respectively.

The fair value of each stock option and cash-settled SAR grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2023, 2022 and 2021:

	2023	2022	2021
Expected dividends	2.38%	1.85%	1.53%
Expected term (in years)	8.25	7.78	9.13
Expected stock price volatility	38%	37%	36%
Risk-free rate	3.54%	3.03%	1.45%

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

A summary of the stock option and cash-settled SAR activity for 2023, 2022 and 2021 is as follows:

	2023		2022		2021
		Weighted Average		Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price
Outstanding at beginning of year	414,778	$55.13	357,254	$50.18	284,591	$43.71
Granted	5,000	69.00	117,665	64.13	121,830	61.48
Exercised	(42,617)	47.23	(58,841)	43.27	(48,867)	40.76
Forfeited or expired	(5,167)	60.35	(1,300)	45.50	(300)	37.60
Outstanding at end of year	371,994	$56.15	414,778	$55.13	357,254	$50.18
Options and cash-settled SARs exercisable at year end	186,431	$50.22	167,918	$46.09	159,560	$41.93

The weighted average fair value at the grant date of options and cash-settled SARs granted during the years 2023, 2022 and 2021 was $24.76, $22.64 and $22.10, respectively. The total intrinsic value of options and cash-settled SARs exercised during the years 2023, 2022 and 2021 was $959,000, $1,310,000 and $962,000, respectively.

The following table summarizes information about outstanding and exercisable stock options and cash-settled SARs at December 31, 2023:

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

	Options and Cash-Settled SARs Outstanding			Options and Cash-Settled SARs Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/23	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Number Outstanding at 12/31/23	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)
$34.31 - $54.75	112,500	$42.30	3.27	108,368	$42.14	3.24
$55.75 - $69.00	259,494	$62.16	7.62	78,063	$61.43	7.00
	371,994			186,431
Aggregate intrinsic value (in thousands)	$5,710			$3,968

As of December 31, 2023, there was $3,497,000 of total unrecognized cost related to non-vested stock options and cash-settled SARs granted under the Company’s equity incentive plans. The cost is expected to be recognized over a weighted-average period of 2.88 years.

Time-Based Vesting Restricted Shares and Restricted Share Units

A summary of restricted share awards and restricted shares unit awards activity for the twelve months ended December 31, 2023 is as follows:

	Restricted Share Awards		Restricted Share Units
	Shares	Weighted Average Grant-Date Fair Value	Shares	Weighted Average Grant-Date Fair Value
December 31, 2022	1,075	$64.03	—	$—
Granted	—	—	14,833	69.00
Vested	(774)	62.99	—	—
Forfeited	—	—	(375)	69.00
Outstanding at December 31, 2023	301	$66.70	14,458	$69.00

The restricted shares and restricted share units vest over various time periods. As of December 31, 2023, there was $18,000 of unrecognized compensation cost related to non-vested restricted share awards. The cost is expected to be expensed over a weighted-average period of 1.88 years. As of December 31, 2023, the fair value of restricted share awards vested totaled $55,000. As of December 31, 2023, there was $805,000 of unrecognized compensation cost related to non-vested restricted share units, all of which were granted to employees of the Bank in the second quarter of 2023. The cost is expected to be expensed over a weighted-average period of 4.38 years.

Performance-Based Vesting Restricted Stock Units ("PSUs")

The Company awards performance-based restricted stock units to officers and other employees of the Bank. Under the terms of the awards, the number of units that will be earned and thereafter settled in shares of common stock will be based on the employee's performance against certain performance metrics over a fixed three-year performance period. Compensation expense for PSUs is estimated each period based on the fair value of the Company's common stock at the grant date and the most probable outcome of the performance condition, adjusted for the passage of time within the performance period of the awards.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

The following tables detail the PSUs outstanding at December 31, 2023.

	Performance Stock Units Outstanding	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2022	—	$—
Granted	1,107	67.85
Vested	—	—
Forfeited or expired	—	—
Outstanding at December 31, 2023	1,107	$67.85

Grant Year	Grant Price	Applicable Performance Period	Period in which units to be settled	PSUs Outstanding
2023	$67.85	2023-2025	2024-2026	1,107

As of December 31, 2023, there was $50,000 of total unrecognized cost related to non-vested performance based restricted share units. The cost is expected to be expensed over a weighted-average period of 2.09 years.
(20)
Earnings Per Share

The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share for the Company begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options, restricted share units and performance share units.

The following is a summary of the components comprising basic and diluted earnings per share (“EPS”):

	Years Ended December 31,
	2023	2022	2021
Basic EPS Computation:
Numerator – Earnings available to common shareholders	$48,938	53,042	49,426
Denominator – Weighted average number of common shares outstanding	11,611,690	11,377,617	11,131,897
Basic earnings per common share	$4.21	4.66	4.44
Diluted EPS Computation:
Numerator – Earnings available to common shareholders	$48,938	53,042	49,426
Denominator – Weighted average number of common shares outstanding	11,611,690	11,377,617	11,131,897
Dilutive effect of stock options, RSUs and PSUs	29,676	31,307	31,059
	11,641,366	11,408,924	11,162,956
Diluted earnings per common share	$4.20	4.65	4.43

(21)
Derivatives

Derivatives Designated as Fair Value Hedges

For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged asset or liability attributable to the hedged risk are recognized in current earnings. The gain or loss on the derivative instrument is presented on the same income statement line item as the earnings effect of the hedged item. The Company utilizes interest rate swaps designated as fair value hedges to mitigate the effect of changing interest rates on the fair values of fixed rate loans. The hedging strategy on loans converts the fixed interest rates to variable interest rates tied to the applicable reference rate. These derivatives are designated as partial term hedges of selected cash flows covering specified periods of time prior to the maturity dates of the hedged loans.

During the second quarter of 2020, the Company entered into one swap transaction with a notional amount of $30,000,000 pursuant to which the Company paid the counter-party a fixed interest rate and received a floating rate, which until August 31, 2023 equaled

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

1 month LIBOR. On September 1, 2023, the Company began receiving a daily compounded SOFR rate plus a spread adjustment in lieu of 1 month LIBOR as part of the LIBOR transition event. The derivative transaction was designated as a fair value hedge.

During the fourth quarter of 2023 the Company voluntarily terminated the interest rate swap as the market indicated that rates had peaked, further rate increases were unlikely, and the Company’s balance sheet could support the market’s current demand for fixed rate loans without the interest rate swap. The termination of the fair value hedge resulted in an unrealized gain totaling $3,747,000 which is being reclassified to increase interest income over the original term of the swap contract.

A summary of the Company's fair value hedge relationships as of December 31, 2023 and December 31, 2022 are as follows (in thousands):

December 31, 2023
	Balance Sheet Location	Weighted Average Remaining Maturity (In Years)	Weighted Average Pay Rate	Receive Rate	Notional Amount	Estimated Fair Value
Interest rate swap agreements - loans	Other assets	—	—%	—	$—	—

December 31, 2022
	Balance Sheet Location	Weighted Average Remaining Maturity (In Years)	Weighted Average Pay Rate	Receive Rate	Notional Amount	Estimated Fair Value
Interest rate swap agreements - loans	Other assets	7.42	0.65%	1 month LIBOR	$30,000	4,520

The effects of fair value hedge relationships reported in interest income on loans on the consolidated statements of income for the twelve months ended December 31, 2023 and 2022 were as follows (in thousands):

	Twelve Months Ended December 31,
Gain (loss) on fair value hedging relationship	2023	2022	2021
Interest rate swap agreements - loans:
Hedged items	$—	(3,265)	(1,125)
Derivative designated as hedging instruments	—	3,328	1,243

The following amounts were recorded on the balance sheet related to cumulative basis adjustments for fair value hedges at December 31, 2023 and December 31, 2022 (in thousands):

	Carrying Amount of the Hedged Assets		Cumulative Amount of Fair Value Hedging Adjustment Included in the Carrying Amount of the Hedged Assets
Line item on the balance sheet	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Loans	$—	25,452	—	(4,548)

The following table presents the net effects of derivative hedging instruments on the Company's consolidated statements of income for twelve months ended December 31, 2023 and 2022. The effects are presented as an increase to income before taxes in the relevant caption of the Company's consolidated statements of income.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

		In Thousands
		2023	2022	2021
Location in the Consolidated Statements of Income
Interest income	Interest and fees on loans	$271	63	118
Net increase (decrease) to income before taxes		$271	63	118

Mortgage Banking Derivatives

Commitments to fund certain mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third party investors are considered derivatives. It is the Company's practice to enter into forward commitments for the future delivery of residential mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates resulting from its commitments to fund the loans. At December 31, 2023 and December 31, 2022, the Company had approximately $2,265,000 and $6,923,000, respectively, of interest rate lock commitments and approximately $2,500,000 and $6,250,000, respectively, of forward commitments for the future delivery of residential mortgage loans. The fair value of these mortgage banking derivatives was reflected by derivative assets of $65,000 and $123,000 and a derivative liability of $13,000 and derivative asset of $62,000, respectively, at December 31, 2023 and December 31, 2022. Changes in the fair values of these mortgage-banking derivatives are included in net gains on sale of loans.

The net gains (losses) relating to free-standing derivative instruments used for risk management is summarized below:

	In Thousands
	2023	2022
Interest rate contracts for customers	$(58)	(535)
Forward contracts related to mortgage loans held for sale and interest rate contracts	(75)	56

The following table reflects the amount and fair value of mortgage banking derivatives included in the consolidated balance sheet as of December 31, 2023 and December 31, 2022:

	In Thousands
	2023		2022
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other assets (liabilities):
Interest rate contracts for customers	$2,265	65	6,923	123
Forward contracts related to mortgage loans held-for-sale	2,500	(13)	6,250	62

(22)
Disclosures About Fair Value of Financial Instruments

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), which defines fair value, establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. The definition of fair value focuses on the exit price, i.e., the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, not the entry price, i.e., the price that would be paid to acquire the asset or received to assume the liability at the measurement date. The statement emphasizes that fair value is a market-based measurement; not an entity-specific measurement. Therefore, the fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.

Valuation Hierarchy

FASB ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

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

Asset

Securities available-for-sale - Where quoted prices are available for identical securities in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government securities and certain other financial products. If quoted market prices are not available, then fair values are estimated by using pricing models that use observable inputs or quoted prices of securities with similar characteristics and are classified within Level 2 of the valuation hierarchy. In certain cases where there is limited activity or less transparency around inputs to the valuation and more complex pricing models or discounted cash flows are used, securities are classified within Level 3 of the valuation hierarchy. Quarterly, the Company will validate prices supplied by its third party vendor by comparison to prices obtained from third parties.

Hedged loans - The fair value of the Company's hedged loan portfolio is intended to approximate the fair value that a market participant would realize in a hypothetical orderly transaction.

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

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

The following tables present the financial instruments carried at fair value as of December 31, 2023 and December 31, 2022, by caption on the consolidated balance sheet and by FASB ASC 820 valuation hierarchy (as described above) (in thousands):

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2023
Investment securities available-for-sale:
U.S. Treasury and other U.S. government agencies	$4,429	4,429	—	—
U.S. Government sponsored enterprises	144,168	—	144,168	—
Mortgage-backed securities	417,030	—	417,030	—
Asset-backed securities	49,973	—	49,973	—
Corporate bonds	2,423	—	2,423	—
State and municipal securities	193,058	—	193,058	—
Total investment securities available-for-sale	811,081	4,429	806,652	—
Mortgage loans held for sale	2,294	—	2,294	—
Derivative instruments	52	—	52	—
Other investments	2,045	—	—	2,045
Total assets	$815,472	4,429	808,998	2,045

Derivative instruments	$—	—	—	—
Total liabilities	$—	—	—	—

	Measured on a Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2022
Hedged Loans	$25,452	—	25,452	—
Investment securities available-for-sale:
U.S. Treasury and other U.S. government agencies	6,497	6,497	—	—
U.S. Government sponsored enterprises	145,212	—	145,212	—
Mortgage-backed securities	444,438	—	444,438	—
Asset-backed securities	45,250	—	45,250	—
Corporate bonds	2,403	—	2,403	—
State and municipal securities	179,012	—	179,012	—
Total investment securities available-for-sale	822,812	6,497	816,315	—
Mortgage loans held for sale	3,355	—	3,355	—
Derivative instruments	4,705	—	4,705	—
Other investments	1,965	—	—	1,965
Total assets	$858,289	6,497	849,827	1,965

Derivative instruments	$—	—	—	—
Total liabilities	$—	—	—	—

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

	Measured on a Non-Recurring Basis
	Total Carrying Value in the Consolidated Balance Sheet	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2023
Other real estate owned	$—	—	—	—
Collateral dependent loans (¹)	4,838	—	—	4,838
Total	$4,838	—	—	4,838
December 31, 2022
Other real estate owned	$—	—	—	—
Collateral dependent loans (¹)	638	—	—	638
Total	$638	—	—	638

(1)
As of December 31, 2023 and December 31, 2022 no reserve was recorded on collateral dependent loans.

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level 3 inputs to determine fair value at December 31, 2023 and 2022:

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

In the case of its investment securities portfolio, the Company monitors the valuation technique utilized by various pricing agencies to ascertain when transfers between levels have been affected. The nature of the remaining assets and liabilities is such that transfers in and out of any level are expected to be rare. For the twelve months ended December 31, 2023, there were no transfers between Levels 1, 2 or 3.

The table below includes a rollforward of the balance sheet amounts for the year ended December 31, 2023 and 2022 (including the change in fair value) for financial instruments classified by the Company within Level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology (in thousands):

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

	For the Year Ended December 31,
	2023	2022
	Other Assets	Other Assets
Fair value, January 1	$1,965	$2,034
Total realized gains (losses) included in income	80	(69)
Change in unrealized gains/losses included in other comprehensive income for assets and liabilities still held at December 31	—	—
Purchases, issuances and settlements, net	—	—
Transfers out of Level 3	—	—
Fair value, December 31	$2,045	$1,965
Total realized gains (losses) included in income related to financial assets and liabilities still on the consolidated balance sheet at December 31	$80	$(69)

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments that are not measured at fair value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates, estimates of future cash flows and borrower creditworthiness. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2023 and December 31, 2022. Such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Cash and cash equivalents - The carrying amounts of cash and short-term instruments approximate fair values and are classified as Level 1.

Loans - The fair value of the Company's loan portfolio includes a credit risk factor in the determination of the fair value of its loans. This credit risk assumption is intended to approximate the fair value that a market participant would realize in a hypothetical orderly transaction. The Company's loan portfolio is initially fair valued using a segmented approach. The Company divides its loan portfolio into the following categories: variable rate loans, collateral dependent loans and all other loans. The results are then adjusted to account for credit risk.

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

The following table presents the carrying amounts, estimated fair value and placement in the fair value hierarchy of the Company’s financial instruments at December 31, 2023 and December 31, 2022. This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

(in Thousands)	Carrying/Notional Amount	Estimated Fair Value (¹)	Quoted Market Prices in an Active Market (Level 1)	Models with Significant Observable Market Parameters (Level 2)	Models with Significant Unobservable Market Parameters (Level 3)
December 31, 2023
Financial assets:
Cash and cash equivalents	$252,635	252,635	252,635	—	—
Loans, net	3,550,675	3,372,666	—	—	3,372,666
Mortgage servicing rights	1,083	1,398	—	1,398	—
Financial liabilities:
Deposits	4,367,106	3,885,724	—	—	3,885,724

December 31, 2022
Financial assets:
Cash and cash equivalents	$104,789	104,789	104,789	—	—
Loans, net	3,088,344	2,992,161	—	—	2,992,161
Mortgage servicing rights	1,065	1,252	—	1,252	—
Financial liabilities:
Deposits	3,892,705	3,210,581	—	—	3,210,581

(1)
Estimated fair values are consistent with an exit-price concept. The assumptions used to estimate the fair values are intended to approximate those that a market- participant would realize in a hypothetical orderly transaction.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

(23)
Wilson Bank Holding Company -

Parent Company Financial Information

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Balance Sheets

December 31, 2023 and 2022

	Dollars In Thousands
	2023		2022
ASSETS
Cash	$3,134	*	4,241	*
Investment in wholly-owned commercial bank subsidiary	427,872	*	357,596	*
Deferred income taxes	1,356		1,223
Refundable income taxes	485		538
Total assets	$432,847		363,598
LIABILITIES AND SHAREHOLDERS’ EQUITY
Other liabilities	$3,442		3,146
Total liabilities	3,442		3,146

Shareholders’ equity:
Common stock, par value $2.00 per share, authorized 50,000,000 shares, 11,686,363 and 11,472,181 shares issued and outstanding, respectively	23,373		22,944
Additional paid-in capital	136,866		122,298
Retained earnings	357,260		325,625
Noncontrolling interest in consolidated subsidiary	69		15
Accumulated other comprehensive losses, net of taxes of $31,195 and $39,073, respectively	(88,163)		(110,430)
Total shareholders’ equity	429,405		360,452
Total liabilities and shareholders’ equity	$432,847		363,598

* Eliminated in consolidation.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Earnings

Three Years Ended December 31, 2023

	Dollars In Thousands
	2023		2022		2021
Income:
Dividends from Wilson Bank (commercial bank subsidiary)	$2,500	*	4,200	*	4,300	*
Other income	—		—		—
	2,500		4,200		4,300
Expenses:
Directors’ fees	387		355		341
Other	1,747		2,187		1,575
	2,134		2,542		1,916
Income before Federal income tax benefits and equity in undistributed earnings of Wilson Bank	366		1,658		2,384
Federal income tax benefits	617		733		475
	983		2,391		2,859
Equity in undistributed earnings of Wilson Bank	47,955	*	50,651	*	46,567	*
Net earnings	$48,938		53,042		49,426

* Eliminated in consolidation.

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

WILSON BANK HOLDING COMPANY

(Parent Company Only)

Statements of Cash Flows

Three Years Ended December 31, 2023

Increase (Decrease) in Cash and Cash Equivalents

	Dollars In Thousands
	2023	2022	2021
Cash flows from operating activities:
Net earnings	$48,938	53,042	49,426
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in earnings of commercial bank subsidiary	(50,455)	(54,851)	(50,867)
Decrease (increase) in refundable income taxes	53	(176)	(120)
Increase in deferred taxes	(133)	(195)	(174)
Share based compensation expense	1,528	1,866	1,428
Increase in other liabilities	19	14	113
Total adjustments	(48,988)	(53,342)	(49,620)
Net cash used in operating activities	(50)	(300)	(194)
Cash flows from investing activities:
Dividends received from commercial bank subsidiary	2,500	4,200	4,300
Net cash provided by investing activities	2,500	4,200	4,300
Cash flows from financing activities:
Payments made to stock appreciation rights holders	(277)	(644)	(515)
Dividends paid	(17,303)	(20,880)	(14,909)
Proceeds from sale of stock pursuant to dividend reinvestment plan	12,979	16,117	11,188
Proceeds from exercise of stock options	1,044	635	862
Net cash used in financing activities	(3,557)	(4,772)	(3,374)
Net increase (decrease) in cash and cash equivalents	(1,107)	(872)	732
Cash and cash equivalents at beginning of year	4,241	5,113	4,381
Cash and cash equivalents at end of year	$3,134	4,241	5,113

WILSON BANK HOLDING COMPANY

Notes to Consolidated Financial Statements, Continued

December 31, 2023, 2022 and 2021

(24)
Quarterly Financial Data (Unaudited)

Selected quarterly results of operations for the four quarters ended December 31 are as follows:

	(In Thousands, except per share data)
	2023				2022				2021
	Fourth	Third	Second	First	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$61,809	57,857	53,987	48,930	$44,920	42,024	37,097	33,499	$33,810	33,719	31,570	30,742
Interest expense	26,548	23,697	19,934	13,500	7,855	3,894	2,240	2,144	2,507	2,840	3,031	3,258
Net interest income	35,261	34,160	34,053	35,430	37,065	38,130	34,857	31,355	31,303	30,879	28,539	27,484
Provision for credit losses - loans	619	1,641	2,078	1,962	2,596	2,543	1,625	1,892	131	130	55	827
Earnings before income taxes	14,220	14,745	16,039	17,927	15,342	19,706	18,484	14,544	17,512	17,405	14,449	14,792
Net earnings attributable to Wilson Bank Holding Company	11,222	11,486	12,389	13,841	12,340	15,190	14,139	11,373	13,801	13,342	11,139	11,144
Basic earnings per common share	0.96	0.99	1.07	1.20	1.08	1.33	1.25	1.01	1.23	1.19	1.00	1.01
Diluted earnings per common share	0.95	0.98	1.07	1.20	1.07	1.33	1.24	1.00	1.23	1.19	1.00	1.00

(25)
Revenue from Contracts with Customers

All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within noninterest income. The following table presents the Company’s sources of non-interest income for the periods presented. Items outside the scope of ASC Topic 606 are noted as such.

	Years ended December 31,
	2023	2022	2021
	(dollars in thousands)

Fees and gains on sales of mortgage loans(1)	$2,635	$2,973	$9,997
Service charges on deposits	7,890	7,382	6,137
Debit and credit card interchange income, net	8,490	8,416	7,783
Brokerage income	7,184	6,929	6,368
BOLI and annuity earnings(1)	1,667	1,346	1,109
Security gain (loss), net(1)	(1,009)	(1,620)	28
Other non-interest income	1,432	1,855	1,428
Total non-interest income	$28,289	$27,281	$32,850

(1)
Not within the scope of ASC Topic 606.

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